Form 10-K405, Exhibit 13
period 1999-12-31
CITIZENS HOLDING CO /MS/
filed 2000-03-29
CIK 1075706

                                  EXHIBIT 13

                      1999 ANNUAL REPORT TO SHAREHOLDERS



                           CITIZENS HOLDING COMPANY

                                     1999

                                 Annual Report

TABLE OF CONTENTS

     Message to Stockholders...........................    2

     Committed to Service..............................    4

     Management's Discussion and Analysis..............    6

     Consolidated Financial Statements.................   28

     Citizens Holding Company Officers and Directors...   56

     Bank Officers.....................................   57

     Locations.........................................   58

     Financial Information.............................   59

Message to Stockholders

Dear Stockholder:

As you can tell when you look over this report, it is much longer and is in more detail than any annual report you have received in the past. This expanded report is the direct result of the increased disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. This has been a busy year for Citizens Holding Company and one that can be best described as a learning experience.

It has been a good year as we increased assets 8.51% and increased net profit by 19.29%. We had record earnings in 1999 of $5,621,356.14 although rising interest rates made it difficult to maintain our net interest spread. We had good results with our efforts to control expenses and in the process maintained an excellent efficiency ratio of 45.48%. We had a return on average assets
(ROA) of 1.62% and a return on average equity (ROE) of 14.95%. Because of our increased profits, we raised our dividend 33% to $.32 per share. According to an independent financial institution appraiser, we are one of the top-performing banks in the southeastern United States.

You must be asking if we are performing so well, why has our stock price declined since being listed on the AMEX in October 1999? As I previously stated, listing our stock has been a learning experience for us. We have come to realize that forces over which we have no control affect the price of our stock. Most, if not all bank stocks have declined in price lately under the threat of rising interest rates. Even though we cannot control these outside influences on our stock price, we have to find ways to make our company more attractive to the investors who are looking for value in the stock market.

In order to broaden the purchases of our stock and give more depth to the market, we must get our message out about our sustained high performance. Although we have consistently outperformed 90% of the banks in our peer group, the market has not given us credit for our performance. In order to make your company stand out from the rest, your staff has begun to schedule meetings with analysts of various brokerage firms, both regional and national. We are well known in East Central Mississippi but you who live outside our market area can also help by spreading the good news about your Bank.

We are constantly expanding the products we offer to our customers. In the past we have initiated full service Internet banking, 24-hour phone teller, ATM's and a variety of other deposit services. We have invested in a credit life insurance company and this last year began offering title insurance services.
As we go forward in the year 2000, we will continue to seek other opportunities to increase other non-interest income.

While we are not satisfied with the current stock price and trading volume, we know that our stock is selling for more per share and more shares are being traded now than before we went on the exchange, in fact, a lot more. We previously stated our reasons for going on the exchange was to make your investment more liquid and to ultimately enhance the value of your stock. We feel that this goal has been accomplished.

Even though we are pleased with reaching these objectives, we cannot rest on what we have accomplished but must work hard toward having a great year in 2000. I would like to again thank you for your interest in Citizens Holding Company.

Sincerely
/s/ Steve Webb
Steve Webb
Chairman, President and Chief Executive Officer

Committed to Service

Our customers are not just faces we see everyday, but are individuals we value as friends. We respond to our customers needs with integrity and a professional manner.

For 91 years, we've invested our energy and resources to help build a financial institution that you can be proud of. We strive to continue to be the best community bank in Mississippi, and to increase the value of your investment as a stockholder.

In addition to our focus on community banking, we continue to provide our customers with the latest in banking technology. Customers can access their accounts through our Internet web site, ATM's, Citizens Bank Visa debit card, or by calling our 24 hour PhoneTeller.

Our nHome Internet banking site has been highly successful, and usage has exceeded our expectations. Our customers enjoy the freedom to access their accounts, transfer funds, pay bills or reorder checks in the privacy of their home or office.

We also offer nBusiness an effective Internet cash management tool for our business customers. Business customers armed only with an Internet browser can securely access all business account information, disburse funds, draft customers, anticipate account debits, stop payments, pay employees, and view graphic presentations of the company's cash position. Importantly, the business owner systems managers can restrict access to specified functions, reports, and accounts, as well as create special profiles to share confidential information with those with privileged access.

You can visit us at www.thecitizensbankphila.com.

Customers don't have to worry about getting to the bank before it closes anymore. They can access their bank accounts anywhere in the world 24 hours a day, 7 days a week.

The Bank has thirteen full service banking locations in six counties in East Central Mississippi and a loan production office located in Meridian, Mississippi. During 1999 we purchased Three D Mortgage Company and began offering long-term mortgage loans. The Bank now offers title insurance services through its subsidiary, Title Services, LLC. We also offer commercial lending, consumer lending, credit cards, merchant credit card services, discount brokerage service, trust service, and ACH origination.

The Citizens Bank is committed to making a difference in our communities. We accomplish this goal through employee volunteerism and contributions. Our staff members participate annually in many worthwhile charities and community projects including but not limited to:

     American Cancer Society                     United Way
     American Heart Association                  Mississippi Blood Services
     4-H Club                                    Special Olympics
     American Diabetic Association               Cystic Fibrosis Foundation
     Annual Christmas Parades                    Local Chamber of Commerce
     Rotary Club                                 Shriners
     Lions Club                                  Business Professional

                                                 Women's Club

The Citizens Bank offers an annual scholarship to East Central Community College and academic scholarships to local Junior Miss programs. The Bank also sponsors students to Boys State and Girls State. We also conduct educational seminars on student loan services at local high schools. We provide educational information on mortgages, IRAs and trust services to the communities we serve.

Local elementary teachers bring students to the bank each year on field trips. The Bank provides each elementary student with coin savers to emphasize the importance of saving money. High school students visit the bank during regular classroom hours and meet with bank officers and account service representatives. Students are instructed on how to open checking accounts, balance their checkbook and the importance of maintaining good credit ethics. They are encouraged to ask open-end questions about checking accounts and student loan products that are available.

Our philosophy is to give of our selves and our resources to make better communities for generations to come.

On October 19, 1999, Steve Webb sounded the bell to begin trading of Citizens Holding Company Stock on the American Stock Exchange. The trading or "ticker" symbol is "CIZ". We have a very strong capital position and the decision to go public was made to offer liquidity to our stockholders.

Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 1999, 1998 and 1997

     OVERVIEW

     The Company achieved improved levels of financial performance again in 1999 that included increased profits and asset growth for the period. Total assets at the end of 1999 were $362,789,702, an increase of 8.5% over 1998.

     Net income after taxes of the Company  for 1999 increased by 19.29% over
1998 to $5,621,356.   For the last ten years the Company has experienced a
continued trend of increased earnings. This record income for 1999 produced diluted earnings per share of $1.70 compared to $1.42 for 1998 and $1.36 for 1997.

     The Company's Return on Average Assets (ROA) and Return on Equity (ROE) compare favorably with regional and national peer groups. ROA was 1.62% in 1999 compared to 1.50% in 1998 and 1.60% in 1997. ROE was 14.95% in 1999, 14.08% in
1998 and 15.24% in 1997. ROA and ROE increased in 1999 due in large part to an increase in net interest earnings. ROE had declined for the last three years prior to 1999 due to the impact of increased retained earnings that caused the capital levels to rise. During this period, the leverage capital ratio increased from 9.43% in 1996 to 11.06% in 1999.

     FORWARD LOOKING STATEMENTS

     This Annual Statement made by the Company, as well as other filings, reports and press releases made or issued by the Company and the Bank, and oral statements made by executive officers of the Company and Bank, may include forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business, and (b) expectations for increased revenues and earnings for the Company and Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk.

     To comply with the terms of a "safe harbor" provision provided by the Private Securities Litigation Reform Act of 1995 that protects the making of such forward-looking statements from liability under certain circumstances, but which does not apply to initial public offerings, the Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and Bank's business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; and (e) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forwarding-looking statements subsequent to the date on which they are made.

     The following selected data has been taken from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere. The major components of the Company's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary. All dollar references in this report are in thousands except for per share data.

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS (amounts in thousands, except percent and per share data)

                                                   1999        1998        1997        1996        1995
                                                 ---------   ---------   ---------   ---------   ---------
SUMMARY OF EARNINGS
-------------------
Total Interest Income                            $ 25,024    $ 23,551    $ 21,506    $ 20,255    $ 17,945

Total Interest Expense                             10,974      10,860       9,659       8,684       7,727
Provision for loan losses                             849         846         740         791         604
Non-interest income                                 3,574       3,320       2,990       2,686       2,433
Non-interest expense                                8,361       7,966       7,046       6,665       6,379
Income tax expense                                  2,793       2,487       2,561       2,407       2,046
Net Income                                          5,621       4,712       4,490       4,394       3,622

PER SHARE DATA
Earnings-basic and diluted                       $   1.70    $   1.42    $   1.36    $   1.33    $   1.15
Cash dividends                                       0.32        0.24        0.17        0.15        0.14
Book value at year end                              11.35       10.72        9.44        8.09        7.25

SELECTED YEAR END ACTUAL BALANCES
Loans, net of unearned income                    $234,349    $211,349    $194,304    $177,005    $154,380
Allowance for possible loan losses                 (3,100)     (2,900)     (2,700)     (2,500)     (2,300)
Investment securities                             102,451      91,539      67,292      72,472      76,022
Total assets                                      362,790     334,232     286,634     270,679     264,453
Deposits                                          284,462     282,242     248,984     229,443     238,677
Long term borrowings                               10,000      10,000           0          33          65
Shareholders' equity                               37,546      35,455      31,220      26,758      22,858

SELECTED YEAR END AVERAGE BALANCES
Loans, net of unearned income                    $221,165    $202,228    $186,843    $168,542    $141,192
Allowance for possible loan losses                 (2,974)     (2,701)     (2,523)     (2,342)     (2,103)
Investment securities                              97,219      79,401      70,023      76,138      75,847
Total assets                                      347,613     314,896     279,961     271,241     242,024
Deposits                                          288,176     268,514     242,459     238,358     216,479
Long term borrowings                               10,000       7,630           3          35         127
Shareholders' equity                               37,603      33,513      28,920      24,610      21,195

SELECTED RATIOS
Return on average assets                             1.62%       1.50%       1.60%       1.62%       1.50%
Return on average equity                            14.95%      14.08%      15.24%      17.77%      17.15%
Dividend payout                                     18.84%      16.85%      12.52%      11.29%      12.15%
Equity to year end assets                           10.35%      10.61%      10.89%       9.89%       8.64%
Total risk-based capital to
  risk-adjusted assets                              18.81%      18.13%      17.02%      15.84%      14.78%
Leverage capital ratio                              11.06%      10.61%      10.46%       9.43%       8.38%
Efficiency ratio                                    45.48%      48.01%      45.56%      45.29%      49.02%

     NET INTEREST INCOME

     Net interest income is the most significant component of the Company's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities and interest rates.

     Net interest income or margin improved $1,357,977 in 1999 over 1998. This increase was caused by a combination of lower rates paid on interest bearing accounts during the first part of the year and an increase in the volume of higher yielding assets such as loans. Loan demand during 1999 was exceptionally strong and allowed the Company to move surplus liquidity out of typically lower yielding Federal Funds Sold to fund increases in the loan portfolio.

              TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES



                                                  Average Balance                Income/Expense                Yield/Rate
                                           1999       1998       1997      1999      1998      1997      1999     1998     1997
                                         --------   --------   --------   -------   -------   -------   ------   ------   ------
Loans:
  Commercial Loans                       $199,537   $181,931   $167,628   $17,138   $16,122   $15,033    8.59%    8.86%    8.97%
  Installment Loans (Net)                  20,751     20,297     19,552     2,199     2,185     2,073   10.60%   10.77%   10.60%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----
    Total Loans                           220,288    202,228    187,180    19,337    18,307    17,106    8.78%    9.05%    9.14%

Investment Securities
  Taxable                                  80,074     70,801     63,333     4,729     4,213     4,117    5.91%    5.95%    6.50%
  Tax-exempt                               16,143      8,600      5,345     1,191       565       350    7.38%    6.57%    6.55%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----
    Total Investment Securities            96,218     79,401     68,678     5,920     4,778     4,467    6.15%    6.02%    6.50%

Federal Funds Sold and Other                3,541     11,380      2,190       172       614       129    4.78%    5.32%    5.81%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----

  Total Interest Earning Assets           320,047    293,009    258,048    25,429    23,699    21,702    7.94%    8.09%    8.41%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----

Non-Earning Assets                         27,566     21,887     21,913
                                         --------   --------   --------

    Total Assets                         $347,613   $314,896   $279,961
                                         ========   ========   ========

Deposits:
  Interest-bearing Demand Dep            $ 77,820   $ 68,330   $ 57,281   $ 2,099   $ 1,958   $ 1,590    2.70%    2.87%    2.78%
  Savings                                  19,481     18,201     17,313       603       678       675    3.10%    3.72%    3.90%
  Time                                    153,497    147,074    132,742     7,385     7,761     7,192    4.81%    5.28%    5.42%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----

    Total Deposits                        250,799    233,605    207,336    10,087    10,397     9,457    4.02%    4.45%    4.56%

Borrowed Funds
  Short-term Borrowings                     5,805        635      4,148       323        33       202    5.49%    5.13%    4.80%
  Long-term Borrowings                     10,000      7,630          0       564       430         0    5.56%    5.56%    0.00%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----

Total Borrowed Funds                       15,805      8,265      4,148       887       463       202    5.53%    5.53%    4.80%
                                         --------   --------   --------   -------   -------   -------   -----    -----    -----

   Total Interest-Bearing
        Liabilities                       266,604    241,870    211,484    10,974    10,860     9,659    4.11%    4.49%    4.57%

Non-Interest Bearing Liabilities
   Demand Deposits                         37,378     34,909     34,995
   Other Liabilities                        6,028      4,604      4,562
   Shareholder's Equity                    37,603     33,513     28,920
                                         --------   --------   --------
     Total Liabilities and
       Shareholder's Equity              $347,613   $314,896   $279,961
                                         ========   ========   ========

INTEREST RATE SPREAD                                                                                     3.83%    3.60%    3.84%
                                                                                                        =====    =====    =====

NET INTEREST INCOME                                                       $14,454   $12,839   $12,043
                                                                          =======   =======   =======

NET INTEREST MARGIN                                                                                      4.52%    4.38%    4.67%
                                                                                                        =====    =====    =====


Table 3 - Net Interest Earning Assets illustrates net interest earning assets and liabilities for 1999, 1998 and 1997.


                     TABLE 3 - NET INTEREST EARNING ASSETS

                                                                 1999            1998           1997
                                                             -------------   ------------   ------------
Average interest earning assets                                   $320,047       $293,009       $258,048
Average interest bearing liabilities                               269,280        241,870        211,484
                                                                  --------       --------       --------

   Net interest earning assets                                    $ 50,767       $ 51,139       $ 46,564
                                                                  ========       ========       ========


Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1997 through 1999. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans were included in the average loan balances used in determining
the yields.   Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.


                                                  TABLE 4 - VOLUME/RATE ANALYSIS

                                                    1999 change from 1998                   1998 change from 1997
                                           Volume          Rate          Total        Volume         Rate          Total
                                         -----------   ------------   -----------   -----------   -----------   -----------
INTEREST INCOME
Loans                                        $1,576          ($546)       $1,030        $1,367         ($166)       $1,201
Taxable Securities                              546            (30)          516           448          (352)           96
Non-Taxable Securities                          556             70           626           213             2           215
FHLB Account                                    (42)           (14)          (56)           77            10            87
Federal Funds Sold                             (333)           (53)         (386)          410           (12)          398
                                             ------         ------        ------        ------         -----        ------
   TOTAL INTEREST INCOME                      2,303           (573)        1,730         2,515          (518)        1,997
                                             ------         ------        ------        ------         -----        ------
INTEREST EXPENSE
Interest-bearing demand  deposits               256           (115)          141           317            51           368
Savings Deposits                                 39           (114)          (75)           33           (30)            3
Time Deposits                                   309           (685)         (376)          756          (187)          569
Short-term borrowings                           179             10           189          (183)           14          (169)
Long-term borrowings                            230              5           235           430             0           430
                                             ------         ------        ------        ------         -----        ------
   TOTAL INTEREST EXPENSE                     1,013           (899)          114         1,353          (152)        1,201
                                             ------         ------        ------        ------         -----        ------
NET INTEREST INCOME                          $1,290         $  326        $1,616        $1,162         ($366)       $  796
                                             ======         ======        ======        ======         =====        ======


     PROVISION FOR LOAN LOSSES AND ASSET QUALITY

     The provision for possible loan losses represents charges against operations to establish reserves for possible loan losses contained in the Company's loan portfolio. This expense is determined by a number of factors including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. The provision was $849,344 in 1999, $846,466 in 1998 and $740,309 in 1997. At the
end of 1999, the reserve for loan losses was $3,100,000, an amount that management considers to be sufficient to protect against future loan losses.

     Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The Corporation's policy is to charge-off loans, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.


                                 TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


                                                 1999            1998            1997            1996            1995
                                             -------------   -------------   -------------   -------------   -------------
BALANCE AT BEGINNING OF YEAR                     $  2,900        $  2,700        $  2,500        $  2,300        $  2,100

LOANS CHARGED-OFF
     Commercial and agricultural                      320             364             326             287             163
     Real estate                                       74              10              13              41              72
     Consumer                                         460             434             383             377             350
     Credit card                                       62              71              66              51              17
                                                 --------        --------        --------        --------        --------
          TOTAL CHARGE-OFFS                           916             879             788             756             602

CHARGE-OFFS RECOVERED
     Commercial and agricultural                      122              55              89              41              76
     Real estate                                        0               3               0               0              22
     Consumer                                         130             147             145             115             100
     Credit card                                       15              28              14               9               0
                                                 --------        --------        --------        --------        --------
          TOTAL RECOVERIES                            267             233             248             165             198
                                                 --------        --------        --------        --------        --------

Net loans charged-off                                 649             646             540             591             404
Current year provision                                849             846             740             791             604
                                                 --------        --------        --------        --------        --------
BALANCE AT END OF YEAR                           $  3,100        $  2,900        $  2,700        $  2,500        $  2,300
                                                 ========        ========        ========        ========        ========

Loans at year end                                $234,349        $211,349        $191,605        $177,005        $154,380

Ratio of allowance to loans
  at year end                                        1.32%           1.37%           1.41%           1.41%           1.49%

Average loans                                    $220,288        $202,228        $187,180        $168,542        $141,192

Ratio of net loans charged-off
  to average loans                                   0.29%           0.32%           0.29%           0.35%           0.29%


            ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,


                                                         1999          1998          1997          1996          1995
                                                      -----------   -----------   -----------   -----------   -----------
Commercial and Agricultural                                $  550        $  500        $  450        $  400        $  350
Real Estate                                                   350           300           300           250           200
Consumer                                                      900           800           750           700           650
Unallocated                                                 1,300         1,300         1,200         1,150         1,100
                                                           ------        ------        ------        ------        ------
          Total                                            $3,100        $2,900        $2,700        $2,500        $2,300
                                                           ======        ======        ======        ======        ======

             COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

                                                  1999            1998            1997            1996            1995
                                              -------------   -------------   -------------   -------------   -------------
Commercial and agricultural                      15.64%          15.34%          13.15%          13.75%          15.72%
Real estate                                      62.32%          60.80%          62.81%          63.08%          60.60%
Consumer                                         21.03%          22.74%          23.25%          22.41%          22.99%
Other                                             1.01%           1.12%           0.79%           0.76%           0.69%
                                                ------          ------          ------          ------          ------
                                                100.00%         100.00%         100.00%         100.00%         100.00%
                                                ======          ======          ======          ======          ======

     Nonperforming assets and relative percentages to loan balances are presented in Table 6 - Nonperforming Assets. Nonperforming loans include non-accrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as non-accrual when management believes that collection of interest is doubtful, typically when payments are past due over 90 days, unless well secured and in the process of collection. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Corporation through loan defaults by customers.

                                        TABLE 6 - NONPERFORMING ASSETS

                                              As of December 31,


                                                        1999       1998       1997       1996       1995
                                                      --------   --------   --------   --------   --------
Non-accrual loans                                     $   390    $   649    $   344    $   171    $    91
Loans 90 days or more past due                          1,643      1,641      1,862      1,731      1,303
                                                      -------    -------    -------    -------    -------
     TOTAL NONPERFORMING LOANS                        $ 2,033    $ 2,290    $ 2,206    $ 1,902    $ 1,394
                                                      =======    =======    =======    =======    =======

Nonperforming as a percent of loans                      0.87%      1.08%      1.15%      1.07%      0.90%

Other real estate owned                                   292         57         10        132        217

OREO as a percent of loans                               0.15%      0.03%      0.01%      0.07%      0.14%

Allowance as a percent of
  nonperforming loans                                  152.48%    126.64%    122.39%    131.44%    164.99%

     Statements of Financial Accounting Standard No. 114 and 118, "Accounting by Creditors for Impairment of a Loan," became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that all principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management has not recognized any loans as being impaired in conformity with FASB 114 and 118 for the years 1999, 1998, and 1997.

     Management believes loans classified for regulatory purposes as loss, doubtful or substandard that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.
In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

     NON-INTEREST INCOME AND EXPENSE

     A listing of non-interest income and expense from 1997 through 1999 and percentage changes between years is included in Table 7 - Non-interest Income and Expense.

                                 TABLE 7 - NON-INTEREST INCOME & EXPENSE


                                                                        % CHANGE                     % CHANGE
                                                           1999         FROM '98        1998         FROM '97        1997
                                                        ---------     ------------   -----------   ------------   -----------
NON-INTEREST INCOME
Income from fiduciary activities                           $    2        100.00%        $    1        -66.67%        $    3
Service charges on deposit accounts                         2,372          8.91%         2,178         12.62%         1,934
Other operating income                                      1,200          5.17%         1,141          8.36%         1,053
                                                           ------        ------         ------        ------         ------
     TOTAL NON-INTEREST INCOME                             $3,574          7.65%        $3,320         11.04%        $2,990
                                                           ======        ======         ======        ======         ======

NON-INTEREST EXPENSE
Salaries and employee benefits                             $4,656         -0.17%        $4,664         15.82%        $4,027
Occupancy expense                                           1,365         11.34%         1,226         27.05%           965
Other operating expense                                     2,340         12.72%         2,076          1.07%         2,054
                                                           ------        ------         ------        ------         ------
     TOTAL NON-INTEREST EXPENSE                            $8,361          4.96%        $7,966         13.06%        $7,046
                                                           ======        ======         ======        ======         ======

     Non-interest income typically consists of service charges on checking accounts and other financial services. With continued pressure on net interest income, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company's main sources of non-interest income are service charges on checking, safe deposit box rentals, credit life insurance premiums, and income contributions from the Company's credit life insurance subsidiary.

     Non-interest income for 1999 was $3,574,259, an increase of $253,609 or 7.65% over 1998. This increase was attributable to increases in checking account service charges related to volume increases, an increase in the number of safe deposit boxes rented, and another year of increased income from its credit life subsidiary.

     Similarly, non-interest income rose by $330,524 or 11.04% in 1998 over 1997. This increase was also due to increased fees from the addition of more deposit accounts and good earnings growth from the credit life subsidiary.

     Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. Non-interest expense rose $393,850 or 4.95% in 1999 over 1998 and rose $920,272 in 1998 over 1997. In part the unusual increase in 1998 was due to the expense of Year 2000 preparations and related actions, and the effect of an extra biweekly payroll incurred in 1998 due to the timing of the payroll periods.

     In 1999 the Company's efficiency ratio was 45.48% compared to 48.01% in 1998 and 45.56% in 1997. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The ability to control overhead expenses, while at the same time increasing earning assets, has contributed to the increased net income levels enjoyed by the Company.

     INCOME TAXES

     The Corporation records a provision for income taxes currently payable, along with a provision for those taxes in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans.

     The Corporation's effective tax rate was 33.19%, 34.54% and 36.32% in 1999, 1998 and 1997, respectively. Further tax information regarding the Corporation is disclosed in Note 5 to the consolidated financial statements.

     SECURITIES

     On January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly classified certain of its securities as available-for-sale. In December 1995, the Corporation transferred the remainder of its held-to-maturity securities to available-for-sale during the moratorium period granted by FASB. At December 1999, the Corporation classified all of its securities as available-for-sale.

Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not maintain any securities for trading purposes.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, " Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In 1999, SFAS No. 133 was amended to extend its effective date such that it is applicable to financial statements for all fiscal quarters beginning after June 15, 1999. Management does not believe that the implementation of SFAS No. 133 will have any impact on the financial statements of the Company because the Company does not engage in derivative or hedging activities.

     Table 8 - Securities and Security Maturity Schedule summarizes the carrying value of securities from 1997 through 1999 and the maturity distribution at December 31, 1999, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% and a state tax rate of 5% for all years.

                              TABLE 8 - SECURITIES

                                                                      1999            1998            1997
                                                                  -------------   -------------   -------------
SECURITIES AVAILABLE FOR SALE

   U. S. Treasuries                                                    $ 41,428         $37,879         $31,345
   U. S. Agencies                                                        18,670          15,757          15,261
   Mortgage Backed                                                       19,466          23,556          14,336
   States, municipals and other                                          22,887          14,347           6,350
                                                                       --------         -------         -------
       TOTAL SECURITIES AVAILABLE-FOR-SALE                             $102,451         $91,539         $67,292
                                                                       --------         -------         -------

SECURITIES HELD-TO-MATURITY

     TOTAL SECURITIES HELD-TO-MATURITY                                 $      0         $     0         $     0
                                                                       --------         -------         -------
            TOTAL SECURITIES                                           $102,451         $91,539         $67,292
                                                                       ========         =======         =======

                                                   SECURITIES MATURITY SCHEDULE


                                               1 year and less     1 to 5 years      5 to 10 years    over 10 years
                                               Balance   Rate    Balance   Rate    Balance   Rate    Balance   Rate
                                               -------   -----   -------   -----   -------   -----   -------   -----
AVAILABLE-FOR-SALE
     U. S. Treasury                            $13,987   5.99%   $27,441   5.94%   $     0   0.00%   $     0   0.00%
     U. S. Agencies                                  0   0.00%     6,046   6.27%    10,794   6.48%     1,830   6.47%
     Mortgage-backed                                 0   0.00%       127   5.62%     1,838   6.44%    17,501   5.57%
     States, municipal and other (1)             2,805   8.08%     4,383   7.14%     2,627   7.47%    13,072   7.95%
                                               -------   ----    -------   ----    -------   ----    -------   ----
TOTAL AVAILABLE-FOR-SALE                       $16,792   6.34%   $37,997   6.13%   $15,259   6.65%   $32,403   6.58%
                                               =======   ====    =======   ====    =======   ====    =======   ====
TOTAL HELD-TO-MATURITY                               0   0.00%         0   0.00%         0   0.00%         0   0.00%
                                               =======   ====    =======   ====    =======   ====    =======   ====

(1) Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

     Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 1999 and 1998 was a result of the swing in the interest rate environment during that period, in conjunction with the change in the portfolio mix.

     LOANS

     The loan portfolio constitutes the major earning asset of the Company and in the opinion of management offers the best alternative for maximizing interest spread above the cost of funds. The Company's loan personnel has the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit which exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various directors, including the Chairman. All aggregate credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

     The Corporation has stated in its Loan Policy the following objectives for its loan portfolio: (a) to make loans on sound and thorough credit analysis,
(b) proper documentation of all loans, (c) to eliminate loans from the portfolio that are under-priced, high risk or difficult and costly to administer, (d) to seek good relationships with the customer, (e) to avoid undue concentrations of loans, and (f) to keep non-accrual loans to a minimum by aggressive collection policies.

     In general, the loan growth experienced in 1999 was due to a continuation of the overall growth in the area that is served by the Company. The continued success of the Casino on the Choctaw Indian Reservation caused an increase in the number of businesses to serve the visitors drawn by the Casino. The increase of jobs in the area also helped to tighten the housing market in the area and caused a large number of new houses to be built. This is evidenced by the fact that real estate mortgage loans grew by $8,738,416 or 14.90% in 1999, $4,518,516 or 8.35% in 1998, and $3,203,000 or 6.29% in 1997.

     Commercial and agricultural loans also showed large growth during this period. These loans grew $13,678,000 or 13.8% in 1999, $8,266,000 or 9.11% in
1998, and $9,601,000 or 11.84% in 1997. This increase was not caused solely by the influence of the Casino in the area, but was due in part to an increase in the number of chicken house loans made in this period.

     Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management is aware of the growth of loans in this category and believes the lending practices, policies, and procedures surrounding this loan category are adequate to manage this risk.

     Table 9 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4 to the consolidated financial statements.

                                                    TABLE 9 - LOANS OUTSTANDING

                                                          AT DECEMBER 31,


                                                 1999           1998           1997           1996          1995
                                             ------------   ------------   ------------   ------------   -----------
Commercial and agricultural                      $112,634       $ 98,956       $ 90,690       $ 81,089      $ 66,781
Real estate - construction                          7,157          6,645          4,533          5,826         6,174
Real estate - mortgage                             67,376         58,637         54,119         50,916        47,481
Consumer                                           49,840         49,734         47,466         44,015        38,482
                                                 --------       --------       --------       --------      --------
          TOTAL LOANS                            $237,007       $213,972       $196,808       $181,846      $158,918
                                                 ========       ========       ========       ========      ========

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also indicated are fixed and variable rate loans maturing after one year for all loans.

                           TABLE 10 - LOAN LIQUIDITY

                     LOAN MATURITIES AT DECEMBER 31, 1999

                                                                   1 YEAR       1 - 5         OVER 5
                                                                  AND LESS      YEARS          YEARS          Total
                                                                   -------   ------------   ------------   ------------
All loans-net of unearned                                          $93,607       $123,171        $17,571       $234,349
                                                                   =======       ========        =======       ========

                    SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                                 1 - 5        OVER 5
                                                                                 YEARS         YEARS
                                                                              -----------   ------------
     Fixed rates                                                                $112,201       $12,444
     Variable rates                                                               10,970         5,127
                                                                                --------       -------
                                                                                $123,171       $17,571
                                                                                ========       =======

     DEPOSITS

     The Corporation offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Time deposits continue to be the largest single source of the Corporation's deposit base.

     A three year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.

                                 TABLE 11 - DEPOSIT INFORMATION

                                             1999              1998             1997
                                          ---------           -------          -------

                                           Average            Average          Average
                                      Balance    Rate     Balance   Rate   Balance   Rate
                                    ----------  -------   -------   ----   -------   ----
Non-interest-bearing                 $ 37,378           $ 34,909           $ 34,995
Interest-bearing demand                77,820   2.69%     68,330   2.87%     57,281   2.78%
Savings                                19,481   3.09%     18,201   3.73%     17,313   3.90%
Certificates of deposit               153,497   4.81%    147,074   5.28%    132,742   5.42%
                                     --------   ----    --------   ----    --------   ----
     Total Deposits                  $288,176   3.50%   $268,514   3.88%   $242,331   3.90%
                                     ========   ====    ========   ====    ========   ====


                                MATURITY RANGES OF TIME DEPOSITS
                       WITH BALANCES OF $100K OR MORE AT DECEMBER 31, 1999

                                                                                        1999
                                                                                    ------------
3 months or less                                                                         $23,543
3 through 6 months                                                                        12,281
6 through 12 months                                                                       18,807
over 12 months                                                                             1,290
                                                                                         -------
                                                                                         $55,921
                                                                                         =======

The Corporation in its normal course of business will acquire large certificates of deposit, generally from public entities, for a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Corporation.

     BORROWINGS

     Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, short-term borrowings from the Federal Home Loan Bank of Dallas (FHLB), and U.S. Treasury demand notes for treasury, tax and loan (TT&L).

                                 TABLE 12 - SHORT-TERM BORROWINGS

                                                                              As of December 31,
                                                                    1999             1998            1997
                                                               --------------   --------------   -------------
Year-end balance of federal funds purchased                          $10,600            $   0          $    0
Year-end balance of FHLB borrowings                                   13,100                0               0
Year-end balance of treasury tax and loan note                           700              700             700
                                                                     -------            -----          ------
                                                                     $24,400            $ 700          $  700
                                                                     =======            =====          ======

Maximum month-end balance of federal
  funds purchased                                                    $13,500            $ 300          $4,300
Maximum month-end balance of Federal
  Home Loan Bank borrowings                                          $13,100            $   0          $8,600
Maximum month-end balance of Treasury
  Tax and Loan Note                                                  $   700            $ 700          $  700

Average balance of short term borrowings                             $ 5,805            $ 635          $4,148

Weighted average rate of borrowings                                     5.48%            5.20%           4.87%

     The Corporation foresees short-term borrowings to be a continued source of liquidity and will continue to use these borrowings as a method to fund short-term needs. The Corporation has the capacity to borrow up to $85,948,000 million from the FHLB and other financial institutions in the form of federal funds purchased and will use these borrowings if circumstances warrant such action.

     The Corporation, at the end of 1999, had long-term debt in the amount of $10,000,000 to the Federal Home Loan Bank for advances and $2,727,004 payable to the State of Mississippi for advances under the Agribusiness Enterprise Loan program. This program provides monies to banks to be extended to qualifying farmers at no interest. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State receives its pro-rata share of 20% of the principal payment. The last of the Corporation's debentures matured on January 31, 1997 in the amount of $32,695. The remaining maturity schedule of the long-term debt at December 31, 1999 is listed below.

          Less than one year                                   $     0
          One year to three years                                    1
          Over three years                                      12,726

     LIQUIDITY AND RATE SENSITIVITY

     Liquidity management is the process by which the Corporation ensures that adequate liquid funds are available to meet financial commitments on a timely
basis.   These commitments include honoring withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, making shareholder dividend payments, paying operating expenses, funding capital expenditures, and maintaining reserve requirements.

     Interest rate risk is the exposure to Corporation earnings and capital from changes in future interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of the Corporation's interest margin regarding swings in interest rates to assuring that there are sufficient capital and liquidity to support future balance sheet growth.

     The Bank's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, federal funds purchased, and long-term borrowing from the FHLB. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. All of the investment securities portfolio are classified in the available-for-sale category, and are available to be sold, should liquidity needs arise. Table 13
- Funding Uses and Sources details the main components of cash flows for 1999 and 1998.


                                 TABLE 13 - FUNDING USES AND SOURCES

                                                    1999                                 1998
                                                 ----------                           ----------
                                      Average    Increase/    (Decrease)   Average    Increase/    (Decrease)
                                      Balance      Amount      Percent     Balance      Amount      Percent
                                      --------   ----------   ----------   --------   ----------   ----------
FUNDING USES

   Loans                              $220,288     $18,060         8.93%   $202,228    $ 33,686        19.99%
   Taxable securities                   80,074       9,273        13.10%     70,801       1,500         2.16%
   Tax-exempt securities                16,143       7,543        87.71%      8,600       2,584        42.95%

   Federal Home Loan Bank stock          1,002        (140)      -12.26%      1,142         321        39.10%
   Federal funds sold                    2,823      (6,981)      -71.21%      9,804       4,092        71.64%
                                      --------     -------       ------    --------    --------     --------
                                      $320,330     $27,755         9.49%   $292,575    $ 42,183        16.85%
                                      ========     =======       ======    ========    ========     ========

FUNDING SOURCES

   Non-interest-bearing deposits      $ 37,378     $ 2,469         7.07%   $ 34,909     ($2,985)       -7.88%
   Interest-bearing demand and
     savings deposits                   97,301      10,770        12.45%     86,531       1,814         2.14%
   Time Deposits                       153,497       6,423         4.37%    147,074      31,327        27.07%
   Short-term borrowings                 5,805       5,170       814.17%        635      (2,694)      -80.93%
   Long-term debt                       12,676       5,046        66.13%      7,630       7,595     21700.00%
                                      --------     -------       ------    --------    --------     --------
                                      $306,657     $29,878        10.79%   $276,779    $ 35,057        14.50%
                                      ========     =======       ======    ========    ========     ========

     Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Corporation's interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.


                                        TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY
                                                       At December 31, 1999

                                                     1 - 90          91 - 365           1 - 5           Over
                                                       Days            Days             Years          5 years          Total
                                                     --------        --------           -----          --------         -----
INTEREST EARNING ASSETS
   Loans                                             $  60,356        $  52,779        $104,846         $ 9,337        $227,318
   Investment securities                                11,416           21,236          40,163          27,099          99,914
   Federal Home Loan Bank Account                          182                0               0               0               0
   Federal Funds Sold                                        0                0               0               0               0
                                                     ---------        ---------        --------         -------        --------
                                                     $  71,954        $  74,015        $145,009         $36,436        $327,232
                                                     =========        =========        ========         =======        ========

INTEREST BEARING LIABILITIES
   Interest bearing demand deposits                  $  74,860        $       0        $      0         $     0        $ 74,860
   Savings deposits                                     19,949                0               0               0          19,949
   Time deposits                                        62,507           85,226           4,989               0         152,722
   Short term borrowings                                24,400                0               0               0          24,400
   Long term borrowings                                      0                0               0          10,000          10,000
                                                     ---------        ---------        --------         -------        --------
TOTAL INTEREST BEARING LIABILITIES                   $ 181,716        $  85,226        $  4,989         $10,000        $281,931
                                                     =========        =========        ========         =======        ========

Rate sensitive gap                                    (109,762)         (11,211)        140,020          26,436          45,301
Rate sensitive cumulative gap                         (109,762)        (120,973)         19,047          45,483

Cumulative gap as a percentage of
  total earning assets                                  -33.54%          -36.97%           5.82%          13.90%

     The purpose of the above table is to measure interest rate risk utilizing the repricing intervals of interest sensitive assets and liabilities. Rate sensitive gaps constantly change as funds are acquired and invested and as rates change. Rising interest rates are likely to increase net interest income in a positive gap position while falling interest rates are beneficial in a negative gap position.

     The above rate sensitivity analysis places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of the Corporation's deposit base history, the shortfall of the negative rate sensitive gap position would be reduced in the 1-to-90 day time frame.

     The Corporation's large negative cumulative gap position in the one year time period as of December 31, 1999 was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 97% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Corporation's loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

     CAPITAL RESOURCES

     The Company and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal regulatory agencies to define capital tiers. These are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Corporation's financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

     Management believes the Company and the Bank meet all the capital requirements as of December 31, 1999, as noted below in Table 15 - Capital Ratios, and are well-capitalized under the guidelines established by the banking regulators. To be well-capitalized, the Company and Bank must maintain the prompt corrective action capital guidelines described above.

                                 TABLE 15 - CAPITAL RATIOS

                                                                               At December 31,
                                                                1999                 1998                 1997
                                                         ------------------   ------------------   ------------------
Tier 1 capital
     Shareholders' equity                                         $ 37,546             $ 35,456             $ 31,221
     Less:  Intangibles                                               (650)                (717)                (784)
     Add/less:    Unrealized loss/(gain) on securities               1,542                 (930)                (613)
     Add:  Minority interest in equity accounts of
           unconsolidated subsidiaries                               1,261                1,200                1,106
                                                                  --------             --------             --------
     TOTAL TIER 1 CAPITAL                                         $ 39,699             $ 35,009             $ 30,930
                                                                  ========             ========             ========

Total capital
     Tier 1 capital                                                 39,699               35,009               30,930
     Allowable allowance for loan losses                             2,826                2,597                2,356
                                                                  --------             --------             --------
     TOTAL CAPITAL                                                $ 42,525             $ 37,606             $ 33,286
                                                                  ========             ========             ========
RISK WEIGHTED ASSETS                                              $226,078             $207,437             $188,098
                                                                  ========             ========             ========
AVERAGE ASSETS  (FOURTH QUARTER)                                  $358,940             $330,079             $283,195
                                                                  ========             ========             ========

RISK BASED RATIOS
     TIER 1                                                          17.56%               16.88%               16.44%
                                                                  ========             ========             ========
     TOTAL CAPITAL                                                   18.81%               18.13%               17.70%
                                                                  ========             ========             ========
LEVERAGE RATIOS                                                      11.06%               10.61%               10.92%
                                                                  ========             ========             ========

     INFLATION

     For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of the industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

     During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operation expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.

     CHANGE IN ACCOUNTANTS

     Effective December 31, 1998, A. T. Williams, CPA, declined to stand as external auditor based solely on his opinion that it would be in the best interest of the Company to engage an accounting firm experienced with the accounting and reporting requirements of the Securities and Exchange Commission and The American Stock Exchange. Therefore, on December 31, 1998 Horne CPA Group was engaged to provide audit and tax services for the Company beginning with the audit and tax returns for the year ended December 31, 1998.

     Management is not aware of any disagreements with either of the accountants for the period of time covered by the financials included in this report. The Horne CPA Group was selected by the Audit Committee after evaluating several firms with SEC experience and was approved by the Board of Directors of the Company.

     STOCK DIVIDEND AND PRICE INFORMATION

     The Company's common stock is listed on the American Stock Exchange (AMEX) under the symbol "CIZ". The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold by private transactions between a buyer and a seller. At December 31, 1999, the Company's common stock closing price was $21.00. Since listing with AMEX, the stock has traded as high as $29.25 and as low as $20.00. The high price of $29.25 occurred on October 19, 1999.

     Book value for a share of the Company's common stock at December 31, 1999 was $11.35, up from $10.72 in 1998 and $9.44 in 1997. The year-end market price for the Company's common stock of $21.00 per share represents 185% of the Company's book value at the end of the year and reflects a total market capitalization of $69.5 million. Using the year-end market price and 1999 earnings per share, the Company's common stock closed the year trading at a price/earnings multiple of 12.4.

Consolidated Financial Statements for
Years Ended December 31, 1999, 1998 and 1997



                            CITIZENS HOLDING COMPANY
                                 AND SUBSIDIARY

                           Philadelphia, Mississippi

                   Consolidated Audited Financial Statements

                 Years Ended December 31, 1999, 1998, and 1997

                                    CONTENTS

Independent Auditor's Report                                                1

Consolidated Financial Statements

 Consolidated Balance Sheets                                                2

 Consolidated Statements of Income                                          3

 Consolidated Statements of Comprehensive Income                            4

 Consolidated Statements of Stockholders' Equity                            5

 Consolidated Statements of Cash Flows                                  6 - 7

 Notes to Consolidated Financial Statements                            8 - 27

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Citizens Holding Company
Philadelphia, Mississippi

We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated balance sheet of Citizens Holding Company and Subsidiary at December 31, 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended were audited by other auditors whose report, dated July 2, 1998, expressed an unqualified opinion on those financial statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1999 and 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


Jackson, Mississippi
January 28, 2000

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                          Consolidated Balance Sheets
                           December 31, 1999 and 1998

                                                                        1999                      1998
-----------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $ 13,312,028              $ 15,234,594
Interest bearing deposits with other banks                                182,042                 1,063,244
Federal funds sold                                                              -                 4,500,000
Securities Available for Sale, at Fair Value (amortized
 cost of $104,799,083 in 1999, and $90,079,947 in 1998)               102,451,360                91,538,504
Loans, net of allowance for loan losses of
  $3,100,000 in 1999 and $2,900,000 in 1998                           231,248,551               208,449,416
Bank premises, furniture, fixtures and equipment, net                   4,410,976                 4,433,652
Real estate acquired by foreclosure                                       291,508                    57,094
Accrued interest receivable                                             3,683,849                 3,697,109
Cash value of life insurance                                            2,828,265                 2,516,361
Goodwill (net)                                                            649,854                   716,862
Other assets                                                            3,731,269                 2,024,973
                                                                     --------------------------------------
      Total Assets                                                   $362,789,702              $334,231,809
                                                                     ======================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing demand deposits                               $ 37,090,779              $ 37,983,554
  Interest bearing NOW and money market accounts                       74,616,711                68,391,505
  Interest bearing time deposits                                      152,722,496               156,760,846
  Interest bearing savings deposits                                    20,031,653                19,106,323
                                                                     --------------------------------------
     Total deposits                                                   284,461,639               282,242,228

Federal funds purchased                                                10,600,000                10,000,000
Federal Home Loan Bank advances                                        23,100,000                         -
Accrued interest payable                                                1,242,916                 1,274,059
Directors deferred compensation payable                                   812,130                   718,868
Treasury tax & loan                                                       700,000                   700,000
ABE loans                                                               2,727,004                 2,416,327
Other Liabilities                                                         339,403                   225,389
                                                                     --------------------------------------
Total Liabilities                                                     323,983,092               297,576,871
                                                                     --------------------------------------
Minority interest                                                       1,260,649                 1,199,628

Stockholders' Equity
  Common stock, $.20 par value, authorized
    15,000,000 shares; 3,353,750 shares issued                            670,750                   670,750
  Additional paid in capital                                            3,353,127                 3,353,127
  Accumulated other comprehensive income, net of income
   taxes (tax benefit) of $(821,577) in 1999 and $495,909 in 1998      (1,542,020)                  929,885
  Retained earnings                                                    35,303,504                30,740,948
                                                                     --------------------------------------
                                                                       37,785,361                35,694,710
  Less cost of treasury stock - 45,000 shares
    in 1999 and 1998                                                     (239,400)                 (239,400)

Total Stockholders' Equity                                             37,545,961                35,455,310
                                                                     --------------------------------------
Total Liabilities and Stockholders' Equity                           $362,789,702              $334,231,809
                                                                     ======================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                       Consolidated Statements of Income
                 Years Ended December 31, 1999, 1998, and 1997

                                                   1999                      1998                      1997
----------------------------------------------------------------------------------------------------------------
Interest Income
 Loans                                           $19,336,895               $18,305,619               $17,104,693
 Investment securities
  Taxable                                          4,728,655                 4,212,634                 4,034,214
  Non-taxable                                        786,337                   418,787                   238,050
  Other                                              171,683                   614,469                   129,141
                                                 ---------------------------------------------------------------
   Total Interest Income                          25,023,570                23,551,509                21,506,098
                                                 ---------------------------------------------------------------
Interest Expense
 Deposits                                         10,087,438                10,397,077                 9,659,139
 Other borrowed funds                                886,774                   463,051                       333
                                                 ---------------------------------------------------------------
   Total Interest Expense                         10,974,212                10,860,128                 9,659,472
                                                 ---------------------------------------------------------------
         Net Interest Income                      14,049,358                12,691,381                11,846,626
Provision for loan losses                           (849,344)                 (846,466)                 (740,309)
                                                 ---------------------------------------------------------------
         Net Interest Income After
         Provision for Loan Losses                13,200,014                11,844,915                11,106,317
                                                 ---------------------------------------------------------------
Non-Interest Income
 Service charges on deposit accounts               2,371,809                 2,177,631                 1,933,769
 Other service charges and fees                      560,049                   427,008                   263,137
 Other income                                        642,401                   716,011                   793,220
                                                 ---------------------------------------------------------------
   Total Non-Interest Income                       3,574,259                 3,320,650                 2,990,126
                                                 ---------------------------------------------------------------
Non-Interest Expense
 Salaries and employee benefits                    4,656,363                 4,663,908                 4,027,335
 Occupancy expense                                   552,348                   533,091                   339,234
 Equipment expense                                   813,000                   693,107                   626,165
 Net bond losses                                          55                    18,941                   116,859
 Earnings applicable to minority                     196,475                   163,662                   165,121
 Other expense                                     2,142,056                 1,893,738                 1,771,461
                                                 ---------------------------------------------------------------
   Total Non-Interest Expense                      8,360,297                 7,966,447                 7,046,175
                                                 ---------------------------------------------------------------
Income before income taxes                         8,413,976                 7,199,118                 7,050,268

Income tax expense                                 2,792,620                 2,486,682                 2,560,695
                                                 ---------------------------------------------------------------
   Net Income                                    $ 5,621,356               $ 4,712,436               $ 4,489,573
                                                 ===============================================================
         Net Income Per Share of
            Common stock (Basic and
            Diluted)                             $      1.70               $      1.42               $      1.36
                                                 ===============================================================
         Average Shares Outstanding:

             Basic                                 3,308,750                 3,308,750                 3,308,750
                                                 ===============================================================
             Diluted                               3,316,023                 3,308,750                 3,308,750
                                                 ===============================================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                Consolidated Statements of Comprehensive Income
                 Years Ended December 31, 1999, 1998, and 1997



                                                      1999                     1998                    1997
---------------------------------------------------------------------------------------------------------------
NET INCOME                                          $ 5,621,356             $ 4,712,436             $ 4,489,573
                                                    -----------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS)
 NET OF TAX
 UNREALIZED HOLDING GAINS (LOSSES)
  DURING YEAR                                        (2,471,959)                297,552                 418,185
 LESS RECLASSIFICATION ADJUSTMENT FOR
  LOSSES INCLUDED IN NET INCOME                             (54)                (18,941)               (116,849)
                                                    -----------------------------------------------------------
   TOTAL OTHER COMPREHENSIVE INCOME
     INCOME (LOSS)                                   (2,471,905)                316,493                 535,034
                                                    -----------------------------------------------------------
         COMPREHENSIVE INCOME                       $ 3,149,451             $ 5,028,929             $ 5,024,607
                                                    ===========================================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                Consolidated Statements of Stockholders' Equity
                 Years Ended December 31, 1999, 1998, and 1997

                                                                Accumulated
                            Number of            Additional        Other
                             Shares     Common    Paid-In      Comprehensive      Retained      Treasury
                             Issued      Stock    Capital          Income         Earnings        Stock         Total
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996    670,750  $670,750  $3,353,127      $ 78,358      $ 22,895,526    $(239,400)   $26,758,361
  Net income                        -         -           -                       4,489,573                   4,489,573
  Dividends paid                    -         -           -             -          (562,487)           -       (562,487)
  Other comprehensive
      income                        -         -           -       535,034                 -            -        535,034
                            -------------------------------------------------------------------------------------------
Balance, December 31, 1997    670,750   670,750   3,353,127       613,392        26,822,612     (239,400)    31,220,481
  Net income                        -         -           -             -         4,712,436            -      4,712,436
  Dividends paid                    -         -           -             -          (794,100)           -       (794,100)
  Other comprehensive
    income                          -         -           -       316,493                 -            -        316,493
                            -------------------------------------------------------------------------------------------
Balance, December 31, 1998    670,750   670,750   3,353,127       929,885        30,740,948     (239,400)    35,455,310
  Net income                        -         -           -                       5,621,356            -      5,621,356
  Dividends paid                    -         -           -                      (1,058,800)           -     (1,058,800)
  5 for 1 stock split       2,683,000         -           -             -                 -            -              -
  Other comprehensive
    income (loss)                   -         -           -    (2,471,905)                -            -     (2,471,905)

                            -------------------------------------------------------------------------------------------
Balance, December 31, 1999  3,353,750   670,750   3,353,127    (1,542,020)    $  35,303,504  $  (239,400) $  37,545,961
                            ===========================================================================================

See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1999, 1998, and 1997

                                                                 1999                1998                1997
----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income                                               $  5,621,356        $  4,712,436        $  4,489,573
   Adjustments to reconcile net income to net
    cash provided by operating activities
     Depreciation                                                526,778             450,039             402,071
     Amortization of goodwill                                     67,008              67,008              67,008
     Amortization of premiums and accretion
      of discounts on investment securities                      (68,773)            (46,683)           (106,504)
     Provision for loan losses                                   849,345             846,466             740,309
     Investment securities losses                                     54              18,940             116,859
     Deferred income tax benefit                                 (49,041)           (113,214)           (117,793)
     Net earnings applicable to minority interest                 61,021              93,876             142,120
     (Increase) decrease in real estate
      acquired by foreclosure                                   (234,414)            (47,174)            122,306
     (Increase) decrease in accrued interest                      13,260            (543,241)           (264,105)
      receivable
     Increase in cash value of life insurance                   (311,904)           (298,748)           (309,709)
     Increase in other assets                                   (322,880            (439,529)           (491,427)
     Increase (decrease) in income taxes payable                       -             (34,029)           (132,429)
     Increase (decrease) in accrued interest payable             (31,143)            (41,998)            189,296
     Increase in directors deferred compensation                  93,262              88,557              64,304
     Increase in other liabilities                               114,014              69,882              13,275
                                                            ----------------------------------------------------
        Net Cash Provided by Operating Activities              6,327,943           4,782,588           4,925,154
                                                            ----------------------------------------------------
Cash Flows from Investing Activities
   Proceeds from maturities of securities available
    for sale                                                  19,931,583          18,965,865          11,911,072
   Proceeds from sales of securities available for
    sale                                                       3,998,853          11,812,981          23,211,856
   Purchases of investment securities                        (38,580,853)        (54,505,473)        (29,112,960)
   Purchases of bank premises, furniture, fixtures
    and equipment                                               (504,102)           (632,872)           (873,137)
   Decrease (increase) in interest bearing deposits
    with other banks                                             881,202            (915,803)           (114,017)
   Net (increase) decrease in federal funds sold               4,500,000           1,000,000          (5,400,000)
   Net decrease in loans                                     (23,648,480)        (17,691,166)        (15,078,380)
                                                            ----------------------------------------------------

     Net Cash Used by Investing Activities                   (33,421,797)        (41,966,468)        (15,455,566)
                                                            ----------------------------------------------------
Cash Flows from Financing Activities
   Net increase (decrease) in federal funds purchased            600,000          10,000,000          (8,800,000)
   Net increase (decrease) in deposits                         2,219,411          33,258,683          19,540,826
   Net increase (decrease) in ABE loans                          310,677             (71,992)            226,740
   Dividends paid to stockholders                             (1,058,800)           (794,100)           (562,487)
   Redeemed debentures                                                                     -             (32,696)
   Net increase in Federal Home Loan Bank advances            23,100,000
                                                            ----------------------------------------------------
     Net Cash Provided by Financing Activities                25,171,288          42,392,591          10,372,383
                                                            ----------------------------------------------------
           Net Increase (Decrease) in Cash
              and Due from Banks                              (1,922,566)          5,208,711            (158,029)

Cash and due from banks, beginning of year                    15,234,594          10,025,883          10,183,912
                                                            ----------------------------------------------------
Cash and due from banks, end of year                        $ 13,312,028        $ 15,234,594        $ 10,025,883
                                                            ====================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1999, 1998, and 1997


                                                                 1999                1998                1997
----------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash paid for
  Interest                                                  $ 11,005,355        $ 10,902,126        $  9,470,176
                                                            ====================================================
  Income taxes                                              $  2,923,786        $  2,647,655        $  2,810,917
                                                            ====================================================
Supplemental Schedule of Noncash Activities
 Unrealized gain (loss)on securities
  available for sale                                        $ (3,806,280)       $    494,841        $    840,556
                                                            ====================================================
 Increase (decrease) in deferred income tax asset on
  unrealized gain on securities                             $  1,317,486        $   (168,246)       $   (285,790)
                                                            ====================================================
 Minority interest on unrealized (gain) loss on
  securities                                                $     16,889        $    (10,102)       $    (19,732)
                                                            ====================================================



See accompanying notes.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Basis of Financial Statement Presentation

  The accounting policies of Citizens Holding Company and Subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. At December 31, 1999, 1998, and 1997, the consolidated financial statements of Citizens Holding Company include the accounts of its
  96.62 percent owned subsidiary, The Citizens Bank (collectively referred to as "the Company"). All significant intercompany transactions have been eliminated in consolidation.

  Nature of Business

  Citizens Bank operates under a state bank charter and provides general banking services. As a state bank, the bank is subject to regulations of the Mississippi Department of Banking and Consumer finance and the Federal Deposit Insurance Corporation. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by Citizens Bank is Neshoba County, Mississippi, and the immediately surrounding areas. Services are provided at several branch offices.

  Fair Value of Financial Instruments

  Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements.
  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

  Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  CONTINUED

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

A portion of the Company's loan portfolio consists of loans secured by residential property in the east central Mississippi area. The regional economy depends heavily on light industry, agriculture, and the gaming industry. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Trust Assets

Assets held by the Trust Department of The Citizens Bank in fiduciary or agency capacities are not assets of the Bank and are not included in these statements of financial condition.

Cash and Due from Banks

Cash and due from banks consist of cash on hand, demand deposits with banks, and time deposits maturing within three months. Cash flows from loans originated by the Bank, deposits, and federal funds purchased and sold are reported at net in the statement of cash flows.

Securities Available for Sale

Securities available for sale are reported at fair value with unrealized gains and losses net of income taxes reported as other comprehensive income. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. The bank classifies its portfolio of U.S. Treasury notes, U.S. Government and Agency securities, taxable state and municipal obligations, and mortgage-backed securities as securities available for sale.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  CONTINUED

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income, using the interest method.

Loans and Allowances for Loan Losses

Loans are reported at the principal amount outstanding, net of unearned discounts and unearned finance charges. Unearned discounts on installment loans are recognized as income over the terms of the loans by a method which approximates the interest method. Unearned finance charges and interest on commercial loans are recognized based on the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and a review of specific problem loans.

The Bank generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income to charges to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The fair values of loans, as disclosed in Note 15, are estimated for portfolios of loans with similar financial characteristics. The fair values of certain mortgage loans, such as one-to-four family residential properties, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  CONTINUED

Bank Premises, Furniture, Fixtures, and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation computed on the straight-line basis for buildings and on an accelerated method for fixtures and equipment.

Real Estate Acquired by Foreclosure

Real estate acquired by foreclosure consists of properties repossessed by the Company on foreclosed loans. These assets are stated at the lower of the outstanding loan amount (including accrued interest, if any) or fair value based on appraised value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the allowance for loan losses; declines in value resulting from subsequent reappraisals or losses resulting from disposition of such property are expensed.

Deposits

The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, MMDA products and savings accounts are, by definition, equal to the amount payable on demand. This amount is commonly referred to as the carrying value. Fair values for certificates of deposit approximate carrying value.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as described in FASB Statement No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes.

The Company and its subsidiary file a consolidated Federal income tax return. Its subsidiary provides for income taxes on a separate return basis, and remits to the Company amounts determined to be currently payable.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  CONTINUED

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding was 3,308,750 for each of the years ended December 31, 1999, 1998 and 1997. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including dilutive potential common equivalent shares which reflect the dilutive effect of the Company's outstanding stock options. Dilutive common equivalent shares for the year ended December 31, 1999 were 7,273, all attributable to stock options. There were no common equivalent shares outstanding in 1998 or 1997.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Goodwill

Goodwill, which resulted from the acquisition of the Kosciusko and Scooba branches, is being amortized over an estimated useful life of 15 years.

Investment - Insurance Company

The Company is accounting for its investment in New South Life Insurance Company, a 20 percent owned affiliate, by the equity method of accounting. The Company's share of the net income of the affiliate is recognized as income in the Company's income statement and added to the investment account, and dividends received from the affiliate are treated as a reduction of the investment account.

The fiscal year of New South Life Insurance Company ends on November 30, and the Company follows the practice of recognizing the net income of the affiliate on that basis.

The investment, which is included in other assets, totaled $1,110,278 and $895,443 at December 31, 1999 and 1998, respectively. Income from the investment for the years ended December 31, 1999, 1998, and 1997 included in other income totaled $214,835, $190,011, and $176,114, respectively.

Reclassifications

Certain reclassifications were made to the financial statement amounts from the prior year in order to facilitate comparability.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY

                 Years Ended December 31, 1999, 1998, and 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the consolidated statements of financial condition and their market values at December 31 were as follows:

                                                                                 1999
                                              --------------------------------------------------------------------------------
                                                                         Gross                 Gross                Estimated
                                              Amortized                Unrealized            Unrealized                Fair
AVAILABLE FOR SALE                               Cost                    Gains                 Losses                 Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Direct                          $ 41,601,900            $   98,168            $  271,728            $ 41,428,340
U.S. Agency                                     19,275,580                21,994               627,733              18,669,841
Mortgage-backed securities                      19,940,076                40,789               515,006              19,465,859
State, county and municipals                    22,697,527                29,515             1,123,722              21,603,320
Federal Home Loan Bank stock                     1,284,000                     -                                     1,284,000
                                              --------------------------------------------------------------------------------
                                              $104,799,083            $  190,466            $2,538,189            $102,451,360
                                              ================================================================================

                                                                                   1998
                                             ---------------------------------------------------------------------------------
                                                                       Gross                   Gross                Estimated
                                              Amortized              Unrealized              Unrealized                Fair
AVAILABLE FOR SALE                               Cost                  Gains                   Losses                 Value
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Direct                          $ 36,837,158            $1,042,087            $      110            $ 37,879,135
U.S. Agency                                     15,637,483               119,048                     -              15,756,531
Mortgage-backed securities                      23,424,118               161,449                29,365              23,556,202
State, county and municipals                    13,262,688               201,894                36,446              13,428,136
Federal Home Loan Bank stock                       918,500                     -                     -                 918,500
                                              --------------------------------------------------------------------------------
                                              $ 90,079,947            $1,524,478            $   65,921            $ 91,538,504
                                              ================================================================================

U.S. Government and municipal securities with a carrying amount of $83,889,814 (market value $82,166,708) December 31, 1999, and $72,253,231
(market value $73,659,355) at December 31, 1998, were pledged to secure public and trust deposits and for other purposes as required by law.

Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

                                        1999                      1998                      1997
--------------------------------------------------------------------------------------------------
Gross realized gains                   $ 3,713                  $  3,408                 $  51,990
Gross realized losses                   (3,767)                  (22,349)                 (168,849)
                                       -----------------------------------------------------------
                                       $   (54)                 $(18,941)                $(116,859)
                                       ===========================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  CONTINUED

The carrying amounts and fair values of the maturities of investment securities at December 31, 1999, were as follows:

                                                      Carrying                     Fair
                                                       Amount                      Value
-------------------------------------------------------------------------------------------
Due in one year or less                             $ 26,997,011               $ 26,509,321
Due in one to five years                              47,436,007                 47,008,298
Due from five to ten years                            14,978,095                 14,448,579
Due after ten years                                   15,387,970                 14,485,162
                                                    ---------------------------------------
                                                    $104,799,083               $102,451,360
                                                    =======================================

The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


NOTE 3.  LOANS

The components of loans in the consolidated balance sheets were as follows:

                                                                               1999                        1998
                                                                             CARRYING                    Carrying
                                                                              AMOUNT                      Amount
--------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                      $112,634,451                $ 98,956,147
Real estate - construction                                                     7,156,904                   6,644,663
Real estate - mortgage                                                        67,376,020                  58,637,604
Consumer                                                                      49,839,705                  49,733,697
                                                                            ----------------------------------------
                                                                             237,007,080                 213,972,111
Unearned discount                                                             (2,658,529)                 (2,622,695)
Allowance for loan losses                                                     (3,100,000)                 (2,900,000)
                                                                            ----------------------------------------
     Loans, Net                                                             $231,248,551                $208,449,416
                                                                            ========================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  CONTINUED

Changes in the reserve for possible loan losses were summarized as follows:

                                                              1999                    1998                    1997
----------------------------------------------------------------------------------------------------------------------
Balance at January 1                                        $2,900,000              $2,700,000              $2,500,000
Recoveries on loans previously charged-off                     267,311                 233,278                 247,689
Loans charged-off                                             (916,656)               (879,744)               (787,998)
Provision charged to expense                                   849,345                 846,466                 740,309
                                                            ----------------------------------------------------------
     Balance at December 31                                 $3,100,000              $2,900,000              $2,700,000
                                                            ==========================================================

Loans on nonaccrual status amounted to approximately $389,876, $649,353, and $344,000 at December 31, 1999, 1998, and 1997, respectively. The effect of such loans was to reduce net income by approximately $109,970, $135,049, and $32,305 in 1999, 1998, and 1997, respectively. No loans have been recognized as impaired in conformity with FASB Statement 114 for 1999 and 1998.


NOTE 4.  PREMISES, FURNITURE, FIXTURES AND EQUIPMENT

Components of premises, furniture, fixtures and equipment included in the consolidated balance sheets at December 31, 1999 and 1998, were as follows:

                                                             1999                       1998
----------------------------------------------------------------------------------------------
Cost
  Land                                                   $  792,918                 $  746,968
  Buildings                                               4,767,375                  4,506,080
  Furniture and equipment                                 4,326,548                  4,129,692
                                                       ---------------------------------------
     Total Cost                                           9,886,841                  9,382,740

  Less accumulated depreciation                           5,475,865                  4,949,088
                                                       ---------------------------------------
     Bank Premises, Furniture, Fixtures
        and Equipment, Net                               $4,410,976                 $4,433,652
                                                       =======================================

Depreciation expense amounted to $526,778, $450,039, and $402,071 for the years ended December 31, 1999, 1998, and 1997, respectively.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.  INCOME TAXES

The consolidated provision for income taxes consisted of the following:

                                                                1999                     1998                     1997
---------------------------------------------------------------------------------------------------------------------------
Currently payable
  Federal                                                      $2,590,386               $2,370,478               $2,422,779
  State                                                           251,275                  229,418                  255,709
                                                               ------------------------------------------------------------
                                                                2,841,661                2,599,896                2,678,488
Deferred federal (benefit)                                        (49,041)                (113,214)                (117,793)
                                                               ------------------------------------------------------------
     Total Income Tax Expense                                  $2,792,620               $2,486,682               $2,560,695
                                                               ============================================================

The differences between the federal statutory rate and the effective tax rates for 1999, 1998, and 1997, were as follows:

                                                              1999                    1998                    1997
----------------------------------------------------------------------------------------------------------------------
Federal tax based on statutory rate                         $2,860,752              $2,447,700              $2,310,150
State income tax                                               165,841                 151,416                 255,708
Change due to
  Tax-exempt investment interest                              (301,076)               (146,507)                (82,050)
  Minority interest                                             66,801                  46,424                  56,141
  Other, net                                                       302                 (12,351)                 20,745
                                                            ----------------------------------------------------------
     Income Taxes                                           $2,792,620              $2,486,682              $2,560,695
                                                            ==========================================================

The net deferred tax asset at December 31 consisted of the following:

                                                                               1999                        1998
--------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                                     $  823,642                  $  763,493
Deferred compensation liability                                                  276,124                     244,415
Other real estate                                                                 18,650                       7,401
Investment securities basis                                                     (196,116)                   (141,037)
Unrealized gain or loss on available
  for sale securities                                                            821,577                    (495,909)
                                                                              --------------------------------------
                                                                              $1,743,877                  $  378,363
                                                                              ======================================

The net deferred tax assets are included in other assets. A valuation allowance was not considered necessary at December 31, 1999 and 1998.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $55,921,436 and $59,600,591 in 1999 and 1998, respectively.

The scheduled maturities of time deposits are as follows:


Year Ending
December 31,                                      Amount
-----------------------------------------------------------
2000                                           $140,714,009
2001                                              8,371,936
2002                                              3,518,442
2003                                                 87,854
2004                                                 30,255
                                               ------------
                                               $152,722,496
                                               ============


NOTE 7.  FEDERAL HOME LOAN BANK ADVANCES

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all the Bank's stock in the FHLB and qualifying first mortgage loans. Advances at December 31, 1999 consist of $13.1 million repayable in 90 days or less at interest rates of 5.85 percent to 5.96 percent and $10 million in long-term advances due in 2008, callable in 5 years at the rate of 5.457 percent to 5.66 percent.


NOTE 8.  INVESTMENT IN NEW SOUTH LIFE INSURANCE COMPANY

Condensed financial information of New South Life Insurance Company as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998, and 1997, was as follows:

                                                         1999                       1998
--------------------------------------------------------------------------------------------
Assets
 Cash                                                  $  260,856                 $  358,153
 Investments                                            5,438,949                  4,846,909
 Deferred acquisition costs                               700,460                    781,928
 Other assets                                               7,748                        835
                                                       -------------------------------------
   Total Assets                                        $6,408,013                 $5,987,825
                                                       =====================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  CONTINUED

                                                                         1999                     1998
----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
 Unearned premium reserves                                             $1,688,368               $1,885,097
 Claims liability                                                         150,751                  135,613
 Income taxes payable                                                      50,372                  139,678
 Other liabilities                                                          6,080                   48,617
                                                                       -----------------------------------
                                                                        1,895,571                2,209,005
                                                                       -----------------------------------
 Common stock                                                             250,000                  250,000
 Preferred stock                                                          400,000                  400,000
 Paid-in capital                                                          600,000                  600,000
 Retained earnings                                                      3,262,442                2,528,820
                                                                       -----------------------------------
                                                                        4,512,442                3,778,820
                                                                       -----------------------------------
   Total Liabilities and Stockholders' Equity                          $6,408,013               $5,987,825
                                                                       ===================================

                                                            1999                    1998                     1997
---------------------------------------------------------------------------------------------------------------------
Income
 Insurance premiums earned                                $1,309,027              $1,446,975               $1,402,455
 Investment income                                           307,820                 269,637                  227,066
                                                          -----------------------------------------------------------
   Total Income                                            1,616,847               1,716,612                1,629,521
                                                          -----------------------------------------------------------
Expenses
 Claims incurred                                             249,230                 216,568                  311,134
 Commissions and service
  fees incurred                                              617,445                 412,283                  466,469
 Other expenses                                               91,292                  76,639                   63,999
 Income taxes                                                (74,742)                217,391                  166,300
                                                          -----------------------------------------------------------
   Total Expenses                                            883,225                 922,881                1,007,902
                                                          -----------------------------------------------------------
   Net Income                                             $  733,622              $  793,731               $  621,619
                                                          ===========================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  SUMMARIZED FINANCIAL INFORMATION OF CITIZENS HOLDING COMPANY

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998, and 1997, was as follows:

                                 Balance Sheets
                           December 31, 1999 and 1998

                                                                              1999                       1998
-------------------------------------------------------------------------------------------------------------------
Assets
 Cash                                                                        $   245,872                $   278,156
 Investment securities available for sale                                      1,253,316                  1,308,605
 Investment in bank subsidiary                                                36,077,743                 33,975,863
 Other assets                                                                     34,775                     21,235
                                                                             --------------------------------------
  Total Assets                                                               $37,611,706                $35,583,859
                                                                             ======================================
Liabilities
 Income taxes payable - current                                              $    60,745                $    50,424
 Other liabilities                                                                 5,000                     78,126
                                                                             --------------------------------------
                                                                                  65,745                    128,550
Stockholders' equity                                                          37,545,961                 35,455,309
                                                                             --------------------------------------
    Total Liabilities and Stockholders' Equity                               $37,611,706                $35,583,859
                                                                             ======================================

                               Income Statements
                 Years Ended December 31, 1999, 1998, and 1997

                                                           1999                   1998                   1997
------------------------------------------------------------------------------------------------------------------
Interest income                                           $   81,743             $   88,827             $   81,086
Interest expense                                                   -                  1,151                    333
                                                          --------------------------------------------------------
   Net Interest Income                                        81,743                 87,676                 80,753
                                                          --------------------------------------------------------
Other Income
 Other                                                        54,701                114,201                 31,504
 Equity in undistributed earnings
  of subsidiary                                            5,592,799              4,634,119              4,462,364
                                                          --------------------------------------------------------
   Total Other Income                                      5,647,500              4,748,320              4,493,868
                                                          --------------------------------------------------------
Other expense                                                 93,566                 77,138                 18,228
                                                          --------------------------------------------------------
         Income before Income Taxes                        5,635,677              4,758,858              4,556,393
Income tax benefit                                            14,321                 46,423                 66,820
                                                          --------------------------------------------------------
   Net Income                                             $5,621,356             $4,712,435             $4,489,573
                                                          ========================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  CONTINUED

                            Statements of Cash Flows
                 Years Ended December 31, 1999, 1998, and 1997

                                                            1999                    1998                    1997
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                                               $5,621,356              $4,712,435              $4,489,573
 Adjustments to reconcile net income to
  net cash provided by operating
  activities
   (Increase) decrease in other assets                       (13,540)                  3,502                  (3,948)
   Increase (decrease) in income
     taxes payable                                            10,321                 (16,396)                 43,782
   Increase (decrease) in other
     liabilities                                             (73,126)                 57,605                 (32,174)
                                                          ----------------------------------------------------------
             Net Cash Provided by Operating
              Activities                                   5,545,011               4,757,146               4,497,233
                                                          ----------------------------------------------------------

                            Statements of Cash Flows
                 Years Ended December 31, 1999, 1998, and 1997

                                                            1999                    1998                    1997
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Increase in investment securities
  available for sale                                     $(2,416,615)            $   209,138             $   381,777
 Increase in investment in bank subsidiary                (2,101,880)             (4,093,057)             (4,374,032)
                                                         -----------------------------------------------------------
             Net Cash Used by Operating
              Activities                                  (4,518,495)             (3,883,919)             (3,992,255)
                                                         -----------------------------------------------------------
Cash Flows from Financing Activities
 Dividends paid to stockholders                           (1,058,800)               (794,100)               (562,488)
                                                         -----------------------------------------------------------
         Net Increase (Decrease) in Cash                     (32,284)                 79,127                 (57,510)

Cash, beginning of year                                      278,156                 199,029                 256,539
                                                         -----------------------------------------------------------
Cash, end of year                                        $   245,872             $   278,156             $   199,029
                                                         ===========================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  LEASES

The Bank leases computer equipment and some branch facilities under operating leases. Rent expense was $48,000, $43,767, and $43,611 for 1999, 1998, and
1997, respectively. At December 31, 1999, the future minimum lease commitments for leases which have terms in excess of one year are:

Year Ending
December 31,                             Amount
------------------------------------------------
2000                                    $ 54,000
2001                                      54,000
2002                                      54,000
2003                                      54,000
2004                                      14,000
                                        --------
                                        $230,000
                                        ========


NOTE 11.  RELATED PARTY TRANSACTIONS

During the ordinary course of business, the Bank has made loans to its directors and significant stockholders and their 10 percent or more owned businesses. As of December 31, 1999 and 1998, these loans totaled $1,177,156 and $2,412,957, respectively. During 1999, new loans to such related parties amounted to $2,724,776, and repayments amounted to $4,071,705. The Bank has received commissions related to credit life insurance for the years ended December 31, 1999, 1998, and 1997, totaling $107,331, $108,382, and $61,686, respectively.


NOTE 12.  PROFIT SHARING PLAN

The Bank has a profit sharing and savings plan in effect for substantially all full-time employees.

Under the profit sharing and savings plan, the Bank automatically contributes an amount equal to 2.7 percent of each participant's base salary to the plan. A participant may elect to make contributions to the plan. The Bank matches 100 percent of employee contributions up to a limit of 6 percent of each employee's salary.

The Bank's contributions to the profit sharing plan and savings plan in 1999, 1998, and 1997, totaled $251,875, $238,104, and $217,932, respectively.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  CONCENTRATIONS OF CREDIT RISK

All of the Bank's loans, commitments, and letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

At times the Bank has balances in due from bank accounts in excess of federal deposit insurance limits.


NOTE 14.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit that are not reflected in the accompanying consolidated financial statements. At December 31, 1999, 1998, and 1997, a summary of such commitments and contingent liabilities is as follows:

                                          1999                   1998                   1997
------------------------------------------------------------------------------------------------
Commitments to extend credit           $19,964,616            $20,702,966            $16,283,342
Letters of credit                          334,025                290,025                362,000
                                       ---------------------------------------------------------
     Total                             $20,298,641            $20,992,991            $16,645,342
                                       =========================================================

Commitments to extend credit, and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank's experience has been that approximately 54 percent of loan commitments are drawn upon by customers. When letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in 1999, 1998, or 1997.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the institution's category.

                                                                                                        To Be Well
                                                                                                  Capitalized Under Prompt
                                                                              For Capital            Corrective Action
                                                   Actual                   Adequacy Purposes            Provisions
--------------------------------------------------------------------------------------------------------------------------
                                             Amount         Ratio          Amount        Ratio          Amount     Ratio
--------------------------------------------------------------------------------------------------------------------------
As of December 31, 1999
  Total Capital
      (to Risk-Weighted Assets)           $42,525,339       18.81%      $18,090,000        8.0%      $22,612,512    10.0%
  Tier I Capital
      (to Risk-Weighted Assets)           $39,698,775       17.56%      $ 9,045,005        4.0%      $13,567,508     6.0%
  Tier I Capital
      (to average Assets)                 $39,698,775       11.06%      $14,359,801        4.0%      $17,949,751     5.0%

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value estimates, methods and assumptions used by the Bank in estimating its fair value disclosures for financial instruments were:

                                                           1999                                       1998
                                           -------------------------------------------------------------------------------
                                             Carrying                Fair                Carrying                Fair
                                              Amount                 Value                Amount                 Value
--------------------------------------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks                   $ 13,312,028          $ 13,312,028          $ 15,234,594          $ 15,234,594
  Interest bearing
    deposits with banks                          182,042               182,042             1,063,244             1,063,244
  Federal funds sold                                   -                     -             4,500,000             4,500,000
  Securities available for sale              102,451,360           102,451,360            91,538,504            91,538,504
  Loans receivable                           231,248,551           228,248,614           208,449,416           209,080,983
  Accrued interest receivable                  3,683,849             3,683,849             3,697,109             3,697,109
Financial Liabilities
  Deposits                                  $284,461,639          $284,461,639          $282,942,228          $282,942,228
  Federal funds purchased                     10,600,000            10,600,000            10,000,000            10,000,000
  Federal Home Loan Bank
    advances                                  23,100,000            23,100,000                     -                     -
  ABE loans                                    2,727,004             2,727,004             2,416,327             2,416,327

Off-Balance-Sheet
  Instruments
    Commitments to extend
      credit                                           -                     -                     -                     -
    Letters of credit                                  -                     -                     -                 2,900

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

Investment securities (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  CONTINUED

Deposit liabilities: The fair values for demand deposits, NOW and money market accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and time deposits approximate their fair values at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Long-term borrowings: The fair values of the Bank's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Short-term borrowings: The carrying amounts of other borrowed funds approximate their fair values.

Off-balance-sheet instruments: The fair value of commitments to extend credit and letters of credit are estimated using fees currently charged to enter into similar agreements.


NOTE 17.  YEAR 2000 ISSUE

January 1, 2000, passed without the Company experiencing any significant Year 2000 related disruptions or financial data processing problems. The Company continues to diligently monitor its computer systems and computer-generated data, as well as its interactions with outside service organizations, correspondent banks, and customers for indications of erroneous information on other Year 2000 issues.


NOTE 18.  COMMON STOCK SPLIT

On January 1, 1999, the Company reduced the par value of its common stock from $1 per share to $.20 per share and issued the 2,683,000 additional shares necessary to effect a 5-for-1 common stock split. The earnings per common share for the years ended December 31, 1998 and 1997 have been retroactively adjusted for this split as if it occurred on January 1, 1997.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.  STOCK OPTIONS

The Company has a directors' stock compensation plan and employees' long-term incentive plan. Under the directors' plan the Company may grant options up to 70,000 shares of common stock. The price of each option shall be equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and shall expire after 10 years. Under the employees' incentive plan the Company may grant options up to 7 percent of the total number of shares of common stock which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and shall expire no later than 10 years from the grant date. The exercise price shall be equal to the market price of the Company's stock on the date of grant.

The Company applies APB Opinion 25 in accounting for the compensation and long-term incentive plan. Accordingly, compensation cost related to options granted during the year ending December 31, 1999 was immaterial. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123 using publicly traded share prices as a basis of determining fair values, net income and earnings per share would have been reduced as follows:

                                                    1999
-----------------------------------------------------------
Net Income
  As reported                                    $5,621,356
  Proforma                                       $5,482,356
Basic Earnings Per Share
  As reported                                    $     1.70
  Proforma                                       $     1.66
Diluted Earnings Per Share
  As reported                                    $     1.70
  Proforma                                       $     1.65

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair value:


Assumption                                           Directors' Plan
------------------------------------------------------------------------
Dividend yield                                              1.5%
Risk-free interest rate                                    6.25%
Expected life                                            5 years
Expected volatility                                       20.43%

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 1999, 1998, and 1997


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.  CONTINUED

Following is a summary of the status of the plans for the year ending December 31, 1999.

                                                    Directors' Plan                           Employees' Plan
                                             ----------------------------------       ------------------------------------
                                                                   Weighted                                   Weighted
                                               Number               Average               Number               Average
                                                 Of                Exercise                 Of                Exercise
                                               Shares                Price                Shares                Price
--------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1999                     -                  $    -                  -                 $   -
  Granted                                      15,400                  10.90              3,900                 10.80
  Exercised                                         -                      -                  -                     -
  Forfeited                                         -                      -                  -                     -
                                              ------------------------------------------------------------------------------
Outstanding at December 31, 1999               15,400                   10.90              3,900                10.80
                                              ==============================================================================
Options exercisable at December 31,
  1999                                         15,400                  $10.90              3,900               $10.80
                                              ==============================================================================
Weighted average fair value of
  options granted during year
  ended December 31, 1999                                              $11.22                                  $11.22
                                                                       ======                                  ======

Citizens Holding Company Officers and Directors:

Officers:

     Steve Webb - Chairman & President
     Carolyn K. Mckee - Secretary
     Robert T. Smith - Treasurer

Directors:

     M. G. Bond
     William M. Mars
     Steve Webb
     Willis W. Dungan
     George R. Mars
     David P. Webb
     Karl Brantley
     Herbert A. King
     Don L. Fulton
     David A. King

BANK OFFICERS

Steve Webb
Chairman & President

Danny Hicks
Vice President

Robert T. Smith
Vice President & Controller

Erdis Chaney
Vice President & Cashier

Tim Lofton
Vice President

Greg McKee
Vice President

Randy Cheatham
Vice President

Mike Guthrie
Vice President

Joe Foster
Vice President & Trust Officer

Murray Johnson
Vice President

Jackie Hester
Vice President & Marketing

Kaye Johnson
Vice President

Darrell Bates
Assistant Vice President

David Sharp
Assistant Vice President

Jean T. Fulton
Assistant Cashier

Lucille M. Myatt
Assistant to the President

Carolyn K. McKee
Student Loan Officer

Gayle Sharp
Assistant Cashier

Mark Majure
Assistant Cashier

Beth Branning
Assistant Cashier

Pat Stokes
Assistant Cashier

Adriana Burt
Assistant Cashier

CARTHAGE BRANCH

Mike Brooks
President

Billie Nell Dowdle
Vice President

Byron Hines
Vice President

Margaret Thompson
Assistant Cashier

Judy Kuntz
Assistant Cashier

Carol Wright
Assistant Cashier

SEBASTOPOL BRANCH

Linda Bennett
President

UNION BRANCH

Robert C. Palmer, Jr.
President

Karen Hatch
Assistant Cashier

DEKALB BRANCH

Howard Hutcherson
President

Steven Lockley
Vice President

KOSCIUSKO BRANCH

Steve Cain
President

SCOOBA BRANCH

Fran Knight
Vice President

MERIDIAN LOAN PRODUCTION OFFICE

Charles Young
Vice President & Manager

MORTGAGE LOAN DEPARTMENT

David Blair, Jr.
Vice President & Manager

LOCATIONS:

THE CITIZENS BANK
MAIN OFFICE
521 Main Street
Philadelphia, MS 39350
601.656.4692

WESTSIDE BRANCH
912 West Beacon Street
Philadelphia, MS 39350
601.656.4978

NORTHSIDE BRANCH
720 Pecan Avenue
Philadelphia, MS 39350
601.656.4977

EASTSIDE BRANCH
585 East Main Street
Philadelphia, MS 39350
601.656.4976

PEARL RIVER BRANCH
Choctaw Shopping Center
Highway 16 West
Philadelphia, MS 39350
601.656.4971

UNION BRANCH
Corner of Horne & Bank Street
Union, MS 39365
601.656.4879
601.774.9231

CARTHAGE MAIN OFFICE
219 West Main Street
Carthage, MS 39051
601.267.4525

CROSSROADS BRANCH
Intersection of Highways 35 & 16
Carthage, MS 39051
601.267.4525

MADDEN BRANCH
Highway 488
Madden, MS 39109
601.267.7366

SEBASTOPOL BRANCH
17561 Highway 21
Sebastopol, MS 39359
601.625.7447

DEKALB BRANCH
Corner of Main & Bell Street
Dekalb, MS 39328
601.743.2115

KOSCIUSKO BRANCH
775 North Jackson Street
Kosciusko, MS 39090
601.289.4356

SCOOBA BRANCH
1048 Johnson Street
Scooba, MS 39358
601.476.8431

MERIDIAN LOAN PRODUCTION OFFICE
1821 Highway 39 North
Meridian, MS 39301
601.693.8367

INTERNET BANKING
http://www.thecitizensbankphila.com

PHONE TELLER
1.800.397.0344

FINANCIAL INFORMATION:

  CORPORATE HEADQUARTERS
  521 Main Street
  P. O. Box 209
  Philadelphia, MS 39350
  601.656.4692

  ANNUAL STOCKHOLDERS MEETING
  The Annual Stockholders meeting of Citizens Holding Company, Inc. will be held Tuesday, April 25, 2000 at 3:30 P.M. at the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

  STOCK REGISTRAR AND TRANSFER AGENT
  American Stock Transfer & Trust Company
  40 Wall Street - 46th Floor
  New York, NY 10005

  FORM 10-K
  The Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to stockholders upon request to the Treasurer of Citizens Holding Company.

  FINANCIAL CONTACT
  Robert T. Smith
  Treasurer
  P.O. Box 209
  Philadelphia, MS 39350
  601.656.4692