Form 10-K, Exhibit 13
period 2000-12-31
CITIZENS HOLDING CO /MS/
filed 2001-03-28
CIK 1075706

                                                                      EXHIBIT 13



Dreams Dreams do come true



Citizens Holding Company 2000 Annual Report

                                     THREE
                               DIFFERENT COUPLES

                                     THREE
                                 STAGES OF LIFE

                             THREE DIFFERENT DREAMS

                                 JON AND JAMIE
                                 OUT OF COLLEGE
                               DREAMS OF MARRIAGE
                                  LOW ON FUNDS

                                  YOU PROVIDE
                                   THE DREAMS
                                   WE PROVIDE
                                   THE FUNDS

                                 MAX AND KAREN
                                RAISING TWO KIDS
                              DREAMS OF A NEW HOME
                                  LOW ON FUNDS

                                  YOU PROVIDE
                                   THE DREAMS
                                   WE PROVIDE
                                   THE FUNDS

                                 BILL AND IRENE
                                 ENTREPRENEURS
                              DREAMS OF A BUSINESS
                                  LOW ON FUNDS

                                  YOU PROVIDE
                                   THE DREAMS
                                   WE PROVIDE
                                   THE FUNDS

Dear Stockholder:

The year 2000 was a challenging year for financial institutions and we are fortunate that our earnings remained strong in an environment of rising interest rates and increased competition for deposits. If you have examined the earnings statement, you can see that net interest income increased slightly and non-interest earnings increased by $162,598. Non-interest expense only increased by a small amount but the increase in interest expense was significant due to the rapid increase in interest rates during the year. We could not re-price our loans and investments as rapidly as the rise in the cost of funding. This was the case with the entire industry and the effect has been decreased profits for most banks in the year 2000. Due in large part to our above average efficiency rating, we held up well with a 1.48% return on assets.

Dividends paid to you in 2000, increased by 33% from the previous year, to $.42 1/2 per share. This increase reflects a positive trend during which your dividends have increased 300% since 1994. Although our dividend payout ratio of 25.4% of earnings in 2000 is conservative, it is more than double the ratio in 1996. This earnings retention has allowed us to build equity needed to cover our normal asset growth and strategic acquisitions.

Total assets in 2000 grew $20,010,707 or 5.5% to $382,800,409 from $362,789,702 in 1999. Total deposits for the year advanced $5,446,118 or 1.9% for the year to $289,907,757. Net loans increased $17,448,204 or 7.5% to end the year at $248,696,755. Although loan demand continued to be strong due to the favorable economic conditions of our area, deposit growth was basically flat, consistent with an industry trend that reflects increased competition for deposits. Book value per share rose to $13.11 at year-end from $11.35 the previous year.

During 2001 we will complete or have already completed several projects designed to enhance and expand our Bank operations. We expect to complete the acquisition of the Forest and Decatur branches of Union Planters Bank by the second quarter of this year. We are in the process of constructing a new building in Sebastopol to replace our existing Branch building. We have opened our new branch in Meridian and are expanding our services in that area.

During the past year bank stocks in general have not performed well. In fact, many bank stocks are at their lowest levels in recent times. Our efforts to promote our stock were hampered by the overall financial stock environment and therefore we elected to conserve our promotional funds during this period and utilize them when economic conditions became more favorable for financial institutions.

During 2000, management made presentations to brokerage firms and instituted a Dividend Reinvestment Plan. We are continuing to explore every opportunity to bring your company to the attention of the investing public. By second quarter 2001, we will have a Citizens Holding Company website that have financial statements, links to SEC filings, press releases, the Bank website and other information about the Company.

As I review our past stock transaction activity, it was interesting to note that our stock sold for $7.00 to $9.00 per share during 1997. Recently our stock has been selling for approximately double that amount. Even though our stock price has doubled in this three-year period, we continue to believe that our stock at the current price is a bargain.

I would like to discuss what I see in the future for the Bank as this to me is of the utmost importance and your incentive to continue to own stock in this company. We are investing in technology and smart people, most of them smarter than I, you will be happy to hear. We offer banking on the Internet, which has no physical boundaries and this has been a learning experience. When we first established Internet banking, there were less than two hundred banks in the country that had Internet banking available to their customers. The last count I am aware of indicated there were over 1600 banks on the Internet and over 60 million people using Internet banking services.

We have kept a strong capital base in order to take advantage of acquisitions as they present themselves and to allow for growth. I mentioned the acquisition of the two branches from Union Planters. We have done this with hardly a blip to our capital structure. We will continue to do this not just to get larger but when we see that we can prosper from it. I see abundant opportunity for this organization because we have a growing economy in which we can participate and an outstanding and loyal group of employees.

I have attempted to write a little about where we have been, where we are now and where we are going. To quote someone, "The greatest thing in this world is not so much where we are, but in what direction we are going".

Sincerely,

MANAGEMENT'S DISCUSSION AND ANALYSIS

Operations as of
31, December 2000, 1999 & 1998  13  Overview
                                15  Net Interest Income
                                18 Provision for Loan Losses and Assets Quality 22 Non-Interest Income and Expense
                                23  Income Taxes
                                23  Securities
                                25  Loans
                                27  Deposits
                                28  Borrowings
                                29  Liquidity and Rate Sensitivity
                                32  Capital Resources
                                34  Inflation
                                35  Forward Looking Statements

Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2000, 1999 and 1998

     BACKGROUND

     Citizens Holding Company (the "Company") is a one-bank holding company that holds 96.64% of the outstanding shares of The Citizens Bank of Philadelphia, Mississippi (the "Bank"). The Company was incorporated under Mississippi law on February 16, 1982.

     The Bank was opened on February 8, 1908 as The First National Bank of Philadelphia. In 1917 the Bank surrendered its national charter and obtained a state charter at which time the name of the Bank was changed to The Citizens Bank of Philadelphia, Mississippi. At December 31, 2000, the Bank was the largest bank headquartered in Neshoba County with total assets of $381,557,740 and total deposits of $290,268,948. The principal executive office for both the Company and the Bank is located at 521 Main Street, Philadelphia, Mississippi 39350 and its telephone number is (601) 656-4692. All references hereinafter to the activities or operations of the Company reflect the Company's acting or operating through the Bank.

     OVERVIEW

     The Company continued in 2000 to show good growth for the period in assets and loans. Total assets at the end of 2000 were $382,800,409, an increase of 5.5% over 1999; net loans were $248,696,755, an increase of 7.5% and deposits increased to $289,907,757, an increase of 1.9%.

     Net income after taxes of the Company for 2000 decreased by 1.6% from 1999
to $5,534,365.   Net income was affected in 2000 by an increase in interest paid on deposits and other borrowed money. Net income for 1999 and 1998 was up 19.3% and 4.9%, respectively, both years' net income being the result of a favorable interest rate environment and asset and loan growth. Net income for 2000 produced, on a fully diluted basis, earnings per share of $1.67 compared to $1.70 for 1999 and $1.42 for 1998.

     The Company's Return on Average Assets (ROA) was 1.48% in 2000 compared to 1.62% in 1999 and 1.50% in 1998 and our Return on Average Equity (ROE) was 13.60% in 2000, 14.95% in 1999 and 14.08% in 1998. ROA and ROE decreased in
2000 due mainly to the increase in interest costs. In 1999, ROE and ROA increased due to an increase in net interest income that was the result of a larger growth in interest earning assets than interest bearing liabilities and a larger decrease in the rates paid on interest bearing liabilities than interest earning assets. ROE has declined over the last five years due to the retention of retained earnings that caused our capital percentages to rise. During this period, leverage capital ratios increased from 9.43% in 1996 to 11.61% in 2000.

     SELECTED DATA

     The following selected data has been taken from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere. The major components of the Company's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary. All dollar references in the following tables are in thousands except for per share data.

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS (amounts in thousands, except percent and per share data)

                                                      2000             1999             1998             1997             1996
                                          ------------------------------------------------------------------------------------
SUMMARY OF EARNINGS
------------------------------------------
Total interest income                             $ 28,638         $ 25,476         $ 23,956         $ 21,588         $ 20,369
Total interest expense                              14,064           10,974           10,860            9,659            8,684
Provision for loan losses                              918              849              846              740              791
Non-interest income                                  3,285            3,122            2,897            2,990            2,686
Non-interest expense                                 8,772            8,360            7,948            7,046            6,665
Income tax expense                                   2,635            2,793            2,487            2,561            2,407
Net Income                                           5,534            5,621            4,712            4,490            4,394

Per Share Data
Earnings-basic and diluted                        $   1.67         $   1.70         $   1.42         $   1.36         $   1.33
Cash dividends                                       0.425             0.32             0.24             0.17             0.15
Book value at year end                               13.11            11.35            10.72             9.44             8.09

SELECTED YEAR END ACTUAL BALANCES
------------------------------------------

Loans, net of unearned income                     $252,022         $234,349         $211,349         $194,304         $177,005
Allowance for possible loan losses                  -3,325           -3,100           -2,900           -2,700           -2,500
Investment securities                              103,533          102,451           91,539           67,292           72,472
Total assets                                       382,800          362,790          334,232          286,634          270,679
Deposits                                           289,908          284,462          282,242          248,984          229,443
Long term borrowings                                10,000           10,000           10,000                0               33
Shareholders' equity                                43,377           37,546           35,455           31,220           26,758

SELECTED YEAR END AVERAGE BALANCES
------------------------------------------

Loans, net of unearned income                     $244,307         $221,165         $202,228         $186,843         $168,542
Allowance for possible loan losses                  -3,198           -2,974           -2,701           -2,523           -2,342
Investment securities                              102,325           97,219           79,401           70,023           76,138
Total assets                                       374,439          347,613          314,896          279,961          271,241
Deposits                                           290,704          288,176          268,514          242,459          238,358
Long term borrowings                                10,000           10,000            7,630                3               35
Shareholders' equity                                40,701           37,603           33,513           28,920           24,610

SELECTED RATIOS
------------------------------------------

Return on average assets                              1.48%            1.62%            1.50%            1.60%            1.62%
Return on average equity                             13.60%           14.95%           14.08%           15.24%           17.77%
Dividend payout                                      25.41%           18.84%           16.85%           12.52%           11.29%
Equity to year end assets                            11.33%           10.35%           10.61%           10.89%            9.89%
Total risk-based capital to
  risk-adjusted assets                               18.88%           18.52%           18.13%           17.02%           15.84%
Leverage capital ratio                               11.61%           11.06%           10.61%           10.46%            9.43%
Efficiency ratio                                     47.20%           45.48%           48.01%           45.56%           45.29%

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

     Net interest income on a tax equivalent basis was $14,403,000, $14,455,000 and $12,839,000 and the net interest margin percentage was 4.16%, 4.52% and 4.38% for the years 2000, 1999 and 1998, respectively. In 2000, the yield on earnings assets increased to 8.20% from 7.94% and the rate on interest-bearing liabilities increased to 4.82% from 4.11%. Earnings assets increased 8.2% while interest-bearing liabilities increased 8.8% in 2000. The larger increases in both volume and rate of interest-bearing liabilities combined to cause lower net interest income in 2000.

     In 1999, the yield on earning assets declined 15 basis points from 1998 but was overcome by a 38 basis point decline in the rate on interest-bearing liabilities. This combination was the main reason that the net interest margin increased to 4.52% in 1999.

     The net interest margin in 1998 declined from 1997 to 4.38% from 4.67% in 1997. The yield on earnings assets decreased to 8.09% from 8.41% and the rate on interest bearing liabilities declined to 4.49% from 4.57%. Again, the main reason for the change in the net interest margin was the change in interest rates.

     During this three year period loan demand has remained strong and has allowed the Company to continue to invest its available funds in loans that provide the Company with yields that are greater than the yields on investment securities. Since deposit growth has been relatively flat during this same period, a large part of this growth was funded by the use of wholesale funding such as Federal Home loan Bank advances and Federal Funds Purchased.

    TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

                                            Average Balance                Income/Expense           Average Yield/Rate
                                      2000       1999       1998      2000      1999      1998    2000     1999     1998
                                  =========================================================================================
Loans:
  Commercial Loans                $221,671   $199,537   $181,931   $19,568   $17,138   $16,122    8.83%    8.59%    8.86%
  Installment Loans (Net)           21,572     20,751     20,297     2,319     2,199     2,185   10.75%   10.60%   10.77%
                                  -----------------------------------------------------------------------------------------
    Total Loans                    243,243    220,288    202,228    21,887    19,337    18,307    9.00%    8.78%    9.05%

Investment Securities
  Taxable                           79,533     80,075     70,801     5,067     4,729     4,213    6.37%    5.91%    5.95%
  Tax-exempt                        22,370     16,143      8,600     1,438     1,191       565    6.43%    7.38%    6.57%
                                  -----------------------------------------------------------------------------------------
    Total Investment Securities    101,903     96,218     79,401     6,505     5,920     4,778    6.38%    6.15%    6.02%

Federal Funds Sold and Other         1,181      3,541     11,380        75       172       614    6.31%    4.78%    5.32%
                                  -----------------------------------------------------------------------------------------

  Total Interest Earning Assets    346,327    320,047    293,009    28,467    25,429    23,699    8.20%    7.94%    8.09%
                                  -----------------------------------------------------------------------------------------

Non-Earning Assets                  28,112     27,566     21,887
                                  ---------------------------------

    Total Assets                  $374,439   $347,613   $314,896
                                  =================================

Deposits:
  Interest-bearing Demand Dep     $ 75,810   $ 77,820   $ 68,330   $ 2,333   $ 2,099   $ 1,958    3.08%    2.70%    2.87%
  Savings                           19,271     19,481     18,201       672       603       678    3.44%    3.10%    3.72%
  Time                             158,185    153,497    147,074     8,747     7,385     7,761    5.53%    4.81%    5.28%
                                  -----------------------------------------------------------------------------------------
    Total Deposits                 253,266    250,799    233,605    11,752    10,087    10,397    4.63%    4.02%    4.45%

Borrowed Funds
  Short-term Borrowings             26,696      5,805        635     1,748       323        33    6.55%    5.49%    5.20%
  Long-term Borrowings              10,000     10,000      7,630       564       564       430    5.56%    5.56%    5.64%
                                  -----------------------------------------------------------------------------------------
Total Borrowed Funds                36,696     15,805      8,265     2,312       887       463    6.30%    5.53%    5.60%
                                  -----------------------------------------------------------------------------------------
   Total Interest-Bearing
        Liabilities                289,962    266,604    241,870    14,064    10,974    10,860    4.82%    4.11%    4.49%

Non-Interest Bearing
 Liabilities
   Demand Deposits                  37,439     37,377     34,909
   Other Liabilities                 6,334      6,029      4,604
   Shareholders' Equity             40,704     37,603     33,513
                                  ---------------------------------
     Total Liabilities and
       Shareholders' Equity       $374,439   $347,613   $314,896
                                  =================================

INTEREST RATE SPREAD                                                                              3.38%    3.83%    3.60%
                                                                                                 ==========================

NET INTEREST INCOME                                                $14,403   $14,455   $12,839
                                                                   ==============================

NET INTEREST MARGIN                                                                               4.16%    4.52%    4.38%
                                                                                                 ==========================

Table 3 - Net Interest Earning Assets illustrates net interest earning assets and liabilities for 2000, 1999, and 1998.

                 TABLE 3 - NET AVERAGE INTEREST EARNING ASSETS

                                                    2000              1999              1998
                                         ------------------------------------------------------
Average interest earning assets                    $346,327          $320,047          $293,009
Average interest bearing liabilities                289,962           266,604           241,870
                                         ------------------------------------------------------

   Net average interest earning assets             $ 56,365          $ 53,443          $ 51,139
                                         ======================================================


Table 4 - Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1998 through 2000. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans were included in the average loan balances used in determining
the yields.   Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.

                        TABLE 4 - VOLUME/RATE ANALYSIS

                                                   2000 change from 1999                        1999 change from 1998
                                            Volume          Rate          Total          Volume          Rate          Total
                                      ------------------------------------------------------------------------------------------
INTEREST INCOME

Loans                                           2,066            484          2,550          1,576           -546          1,030
Taxable Securities                                -34            372            338            546            -30            516
Non-Taxable Securities                            400           -153            247            556             70            626
FHLB Account                                        4              9             13            -42            -14            -56
Federal Funds Sold                               -161             51           -110           -333            -53           -386
                                      ------------------------------------------------------------------------------------------

   TOTAL INTEREST INCOME                       $2,275         $  763         $3,038         $2,303          -$573         $1,730
                                      ------------------------------------------------------------------------------------------

INTEREST EXPENSE

Interest-bearing demand
   deposits                                       -62            296            234            256           -115            141
Savings Deposits                                   -7             76             69             39           -114            -75
Time Deposits                                     259          1,103          1,362            309           -685           -376
Short-term borrowings                           1,368             57          1,425            179             10            189
Long-term borrowings                                0              0              0            230              5            235
                                      ------------------------------------------------------------------------------------------

   TOTAL INTEREST EXPENSE                       1,558          1,532          3,090          1,013           -899            114
                                      ------------------------------------------------------------------------------------------


NET INTEREST INCOME                            $  717          -$769           -$52         $1,290         $  326         $1,616
                                      ==========================================================================================


     PROVISION FOR LOAN LOSSES AND ASSET QUALITY

     The provision for loan losses represents charges against operations to establish reserves for probable loan losses inherent in the Company's loan portfolio. This expense is determined by a number of factors including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. The ratio of net loans charged off to average loans was .28% in 2000, .29% in 1999, .32% in 1998, .29% in 1997 and .35% in 1996. These
percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of our economy. Management evaluates the adequacy of the allowance for loan loss on a quarterly basis and makes provisions to the allowance based on this analysis.

     The provision was $917,519 in 2000, $849,344 in 1999, $846,466 in 1998,
$740,309 in 1997 and $790,761 in 1996. At the end of 2000, the allowance for loan losses was $3,325,000, an amount that management considers to be sufficient to protect against future loan losses.

     Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The Company's policy is to charge-off loans, when, in management's opinion, the loan is deemed uncollectable, although concerted efforts are made to maximize recovery of the loan after it is charged off.

                TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                    2000             1999             1998             1997             1996
                                        ------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                    $  3,100         $  2,900         $  2,700         $  2,500         $  2,300

LOANS CHARGED-OFF

     Commercial, financial and
      agricultural                                   186              320              364              326              287
     Real estate - construction                        0                0                0                0                0
     Real estate - mortgage                           26               74               10               13               41
     Consumer                                        801              522              505              449              428
                                        ------------------------------------------------------------------------------------

          TOTAL CHARGE-OFFS                        1,013              916              879              788              756
                                        ------------------------------------------------------------------------------------

CHARGE-OFFS RECOVERED

     Commercial, financial and
      agricultural                                   121              122               55               89               41
     Real estate - construction                        0                0                0                0                0
     Real estate - mortgage                           24                0                3                0                0
     Consumer                                        175              145              175              159              124
                                        ------------------------------------------------------------------------------------

          TOTAL RECOVERIES                           320              267              233              248              165
                                        ------------------------------------------------------------------------------------


Net loans charged-off                                693              649              646              540              591
Current year provision                               918              849              846              740              791
                                        ------------------------------------------------------------------------------------


BALANCE AT END OF YEAR                          $  3,325         $  3,100         $  2,900         $  2,700         $  2,500
                                        ====================================================================================


Loans at year end                               $252,022         $234,349         $211,349         $191,605         $177,005

Ratio of allowance to loans
     at year end                                    1.32%            1.32%            1.37%            1.41%            1.41%

Average loans - net of unearned                 $244,307         $221,165         $202,228         $186,843         $168,542

Ratio of net loans charged-off
     to average loans                               0.28%            0.29%            0.32%            0.29%            0.35%

            ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,

                                                    2000            1999            1998            1997            1996
                                        --------------------------------------------------------------------------------
Commercial, financial and agricultural            $1,000          $  900          $  850          $  800          $  700
Real estate - construction                           250             225             225             225             200
Real estate - mortgage                               650             600             575             550             525
Consumer                                            1075            1050             950             850             825
Unallocated                                          350             325             300             275             250
                                        --------------------------------------------------------------------------------

          Total                                   $3,325          $3,100          $2,900          $2,700          $2,500
                                        ================================================================================

             COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

                                                    2000             1999             1998             1997             1996
                                        ------------------------------------------------------------------------------------
Commercial, financial and agricultural             48.02%           47.52%           46.25%           46.08%           44.59%
Real estate - construction                          2.08%            3.02%            3.11%            2.30%            3.20%
Real estate - mortgage                             29.35%           28.43%           27.40%           27.50%           28.00%
Consumer                                           20.55%           21.03%           23.24%           24.12%           24.21%
                                        ------------------------------------------------------------------------------------

                                                  100.00%          100.00%          100.00%          100.00%          100.00%
                                        ====================================================================================

     Non-performing assets and relative percentages to loan balances are presented in Table 6 - Non-performing Assets. Non-performing loans include non-accrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as non-accrual when management believes that collection of interest is doubtful, typically when payments are past due over 90 days, unless well secured and in the process of collection. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Company through loan defaults by customers.

     Loans on non-accrual status amounted to $589,788 in 2000 and the effect of such loan classification was to reduce interest income by $146,797. All interest accrued on these loans at the time they are classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms.

                        TABLE 6 - NON-PERFORMING ASSETS

                            As of December 31,

                                                  2000       1999       1998       1997       1996
                                            ------------------------------------------------------
PRINCIPAL BALANCE - DOMESTIC

Non-accrual                                    $   590    $   390    $   649    $   344    $   171
90 days or more past due                         1,746      1,643      1,641      1,862      1,731
Troubled debt restructuring                          0          0          0          0          0
                                            ------------------------------------------------------

     TOTAL DOMESTIC LOANS                      $ 2,336    $ 2,033    $ 2,290    $ 2,206    $ 1,902
                                            ------------------------------------------------------


PRINCIPAL BALANCE - FOREIGN

Non-accrual                                    $     0    $     0    $     0    $     0    $     0
90 days or more past due                             0          0          0          0          0
Troubled debt restructuring                          0          0          0          0          0
                                            ------------------------------------------------------

     TOTAL FOREIGN LOANS                       $     0    $     0    $     0    $     0    $     0
                                            ------------------------------------------------------


   TOTAL NON-PERFORMING LOANS                  $ 2,336    $ 2,033    $ 2,290    $ 2,206    $ 1,902
                                            ======================================================


Income on non-accrual loans not recorded       $   147    $   110    $   135    $    32    $    21

Non-performing as a percent of loans              0.93%      0.87%      1.08%      1.15%      1.07%

Other real estate owned                        $   133    $   292    $    57    $    10    $   132

OREO as a percent of loans                        0.05%      0.15%      0.03%      0.01%      0.07%

Allowance as a percent of
     non-performing loans                       142.34%    152.48%    126.64%    122.39%    131.44%

     Statements of Financial Accounting Standard No. 114 and 118, "Accounting by Creditors for Impairment of a Loan," became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management has not recognized any loans as being impaired in conformity with FASB 114 and 118 for the years 2000, 1999, 1998, 1997 and 1996.

     Management believes loans classified for regulatory purposes as loss, doubtful or substandard that are not included in non-performing or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.
In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

     NON-INTEREST INCOME AND EXPENSE

     A listing of non-interest income and expense from 1998 through 2000 and percentage changes between years is included in Table 7 - Non-interest Income and Expense.

                    TABLE 7 - NON-INTEREST INCOME & EXPENSE

                                                              % CHANGE                         % CHANGE
                                                    2000     FROM '99                1999     FROM '98                1998
                                        ----------------------------------------------------------------------------------
NON-INTEREST INCOME
Income from fiduciary activities                  $    2           50.00%          $    2          100.00%          $    1
Service charges on deposit accounts                2,470            4.13%           2,372            8.91%           2,178
Other operating income                               813            8.69%             748            4.18%             718
                                        ----------------------------------------------------------------------------------

     TOTAL NON-INTEREST INCOME                    $3,285            5.22%          $3,122            7.77%          $2,897
                                        ==================================================================================


NON-INTEREST EXPENSE
Salaries and employee benefits                    $4,902            5.28%          $4,656           -0.17%          $4,664
Occupancy expense                                  1,386            1.54%           1,365           11.34%           1,226
Other operating expense                            2,484            6.20%           2,339           13.65%           2,058
                                        ----------------------------------------------------------------------------------

     TOTAL NON-INTEREST EXPENSE                   $8,772            4.93%          $8,360            5.18%          $7,948
                                        ==================================================================================

     Non-interest income typically consists of service charges on checking accounts and other financial services. With continued pressure on net interest income, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company's main sources of non-interest income are service charges on checking, safe deposit box rentals, credit life insurance premiums, title insurance service fees and income contributions from the Company's credit life insurance subsidiary.

     Non-interest income for 2000 was $3,284,820, an increase of $162,598 or 5.2% over 1999. This increase was attributable to increases in checking account service charges related to volume increases, an increase in the number of safe deposit boxes rented, and another year of increased income from its credit life and title insurance subsidiaries and fees from its mortgage origination department.

     Similarly, non-interest income rose by $225,649 or 7.8% in 1999 over 1998. This increase was also due to increased fees from the addition of more deposit accounts and good earnings growth from the credit life subsidiary.

     Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. Non- interest expense increased $411,663 or 4.9% in 2000 over 1999 and increased $412,736 in 1999 over 1998. The increases in both years were from normal growth activity in the Company.

     In 2000 the Company's efficiency ratio was 47.20% compared to 45.48% in 1999 and 48.01% in 1998. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

     INCOME TAXES

     The Corporation records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans.

     The Corporation's effective tax rate was 32.26%, 33.19%, and 34.54% in 2000, 1999 and 1998, respectively. Further tax information regarding the Corporation is disclosed in Note 5 to the consolidated financial statements.

     SECURITIES

     At December 2000, the Corporation classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not classify any securities as held to maturity or held for trading purposes.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In 1999, SFAS No. 133 was amended to extend its effective date such that it is applicable to financial statements for all fiscal quarters beginning after June 15, 1999. Management does not believe that the implementation of SFAS No. 133 will have any impact on the financial statements of the Company because the Company does not engage in derivative or hedging activities.

     Table 8 - Securities and Security Maturity Schedule summarizes the carrying value of securities from 1998 through 2000 and the maturity distribution at December 31, 2000, by classification.

                              TABLE 8 - SECURITIES

                                                                2000            1999            1998
                                                    ------------------------------------------------
SECURITIES AVAILABLE FOR SALE
U. S. Treasuries                                            $ 41,341        $ 41,428         $37,879
U. S. Agencies                                                20,147          18,670          15,757
Mortgage Backed                                               15,925          19,466          23,556
States, Municipals and Other                                  26,120          22,887          14,347
                                                    ------------------------------------------------

   TOTAL SECURITIES AVAILABLE FOR SALE                      $103,533        $102,451         $91,539
                                                    ------------------------------------------------

SECURITIES HELD TO MATURITY

   TOTAL SECURITIES HELD TO MATURITY                        $      0        $      0         $     0
                                                    ------------------------------------------------


       TOTAL SECURITIES                                     $103,533        $102,451         $91,539
                                                    ================================================

                         SECURITIES MATURITY SCHEDULE

                                      1 year and less        1 to 5 years        5 to 10 years        over 10 years
                                     Actual    Average    Actual    Average    Actual    Average    Actual    Average
                                     Balance    Yield     Balance    Yield     Balance    Yield     Balance    Yield
                                  -----------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
   U. S. Treasuries                  $27,622      6.04%   $13,719      6.16%   $     0      0.00%   $     0      0.00%
   U. S. Agencies                          0      0.00%     9,248      6.62%     8,999      6.83%     1,913      7.35%
   Mortgage Backed                         0      0.00%     1,464      6.41%     2,319      7.18%    12,129      6.88%
   States, Municipal and Other (1)     1,020      6.54%     6,878      6.67%     4,082      7.24%    14,140      7.48%
                                  -----------------------------------------------------------------------------------

TOTAL AVAILABLE-FOR-SALE             $28,642      6.06%   $31,309      6.42%   $15,400      6.99%   $28,182      7.21%
                                  ===================================================================================


TOTAL HELD-TO-MATURITY               $     0      0.00%   $     0      0.00%   $     0      0.00%   $     0      0.00%
                                  ===================================================================================

(1) Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

     Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 2000 and 1999 was a result of the changing in the interest rate environment during that period, in conjunction with the change in the portfolio mix.

     LOANS

     The loan portfolio constitutes the major earning asset of the Company and in the opinion of management offers the best alternative for maximizing interest spread above the cost of funds. The Company's loan personnel has the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various directors, including the Chairman. All aggregate credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

     The Company has stated in its Loan Policy the following objectives for its loan portfolio: (a) to make loans on sound and thorough credit analysis, (b) proper documentation of all loans, (c) to eliminate loans from the portfolio that are under-priced, high risk or difficult and costly to administer, (d) to seek good relationships with the customer, (e) to avoid undue concentrations of loans, and (f) to keep non-accrual loans to a minimum by aggressive collection policies.

     In general, the loan growth experienced in 2000 was due to a continuation of the overall growth in the area that is served by the Company. The continued success of the casino on the nearby Choctaw Indian Reservation caused an increase in the number of businesses to serve the visitors drawn by the casino. The increase of jobs in the area also helped to tighten the housing market in the area and caused a large number of new houses to be built. This is evidenced by the fact that real estate mortgage loans grew by $7,447,552 or 11.1% in 2000, $8,738,416 or 14.90% in 1999, and $4,518,516 or 8.35% in 1998.

     Commercial and agricultural loans also showed large growth during this period. These loans grew $9,777,317 or 8.7% in 2000, $13,678,304 or 13.8% in
1999, and $8,265,632 or 9.1% in 1998. This increase was not caused solely by the influence of the casino in the area, but was due in part to an increase in the number of loans to poultry producers originated during this period.

     Consumer loans have shown moderate growth during the period. This category increased $2,554,094 or 5.1% in 2000, $106,008 or .2% in 1999 and $2,268,148 or
4.78% in 1998. Changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Low unemployment has insured that more people have jobs and that some people have improved their employment and in turn has lessened the dependence on consumer loans for some purchases.

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

                          TABLE 9 - LOANS OUTSTANDING
                                AT DECEMBER 31,

                                                2000           1999           1998           1997           1996
                                     ---------------------------------------------------------------------------
Commercial, financial and
 agricultural                               $122,412       $112,634       $ 98,956       $ 90,690       $ 81,089
Real estate - construction                     5,310          7,157          6,645          4,533          5,826
Real estate - mortgage                        74,824         67,376         58,637         54,119         50,916
Consumer                                      52,394         49,840         49,734         47,466         44,015
                                     ---------------------------------------------------------------------------

          TOTAL LOANS                       $254,940       $237,007       $213,972       $196,808       $181,846
                                     ===========================================================================

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also indicated are fixed and variable rate loans maturing after one year for all loans.

                           TABLE 10 - LOAN LIQUIDITY
                     LOAN MATURITIES AT DECEMBER 31, 2000

                                                   1 YEAR           1 - 5           OVER 5
                                                  AND LESS          YEARS           YEARS           Total
                                             ----------------------------------------------------------------
Commercial, financial and agricultural                $40,936        $ 50,845         $30,631        $122,412
Real estate - construction                              4,434             716             161           5,311
Real estate - mortgage                                  8,999          58,354           7,471          74,824
Consumer                                               22,844          28,785             764          52,393
                                             ----------------------------------------------------------------

   Total loans                                        $77,213        $138,700         $39,027        $254,940
                                             ================================================================


                    SENSITIVITY TO CHANGES IN INTEREST RATES

                                          1 - 5      OVER 5
                                          YEARS       YEARS
                               --------------------------------

Fixed rates                            $136,622         $24,000
Variable rates                            2,078          15,027
                               --------------------------------

   Total loans                         $138,700         $39,027
                               ================================


     DEPOSITS

     The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Time deposits continue to be the largest single source of the Company's deposit base.

     A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.

                                 TABLE 11 - DEPOSIT INFORMATION

                                       2000                             1999                          1998
                           -----------------------------------------------------------------------------------------
                                 Average       Average        Average        Average        Average        Average
                                 Balance         Rate         Balance         Rate          Balance         Rate
                           -----------------------------------------------------------------------------------------

Noninterest-bearing                $ 37,438                     $ 37,378                      $ 34,909
Interest-bearing demand              75,810         3.08%         77,820          2.69%         68,330          2.87%
Savings                              19,271         3.43%         19,481          3.09%         18,201          3.73%
Certificates of deposit             158,185         5.53%        153,497          4.81%        147,074          5.28%
                           -----------------------------------------------------------------------------------------

                                   $290,704         3.50%       $288,176          3.50%       $268,514          3.88%
                           =========================================================================================


             MATURITY RANGES OF TIME DEPOSITS OF $100,000 OR MORE
                                AT DECEMBER 31,

                                                              2000
                                                     -------------

3 months or less                                           $23,754
3 through 6 months                                          33,101
6 through 12 months                                          6,542
over 12 months                                                 615
                                                     -------------

                                                           $64,012
                                                     =============

     The Company in its normal course of business will acquire large certificates of deposit, generally from public entities, for a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.



     BORROWINGS

     Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, short-term and long-term borrowings from the Federal Home Loan Bank of Dallas (FHLB), and U.S. Treasury demand notes for treasury, tax and loan (TT&L).

                                 TABLE 12 - SHORT-TERM BORROWINGS


                                                                       As of December 31,
                                                             2000             1999              1998
                                                 ---------------------------------------------------
Federal Home Loan Bank borrowings
     Year-end balance                                     $32,000          $13,100             $   0
     Weighted average rate                                   6.39%            5.93%             0.00%

     Maximum month-end balance                            $32,000          $13,100             $   0

     Year to date average balance                         $14,389          $ 1,762             $   0
     Weighted average rate                                   6.61%            5.58%             0.00%

     The Company foresees short-term borrowings to be a continued source of liquidity and will continue to use these borrowings as a method to fund short-term needs. The Company has the capacity to borrow up to $92,171,500 from the FHLB and other financial institutions in the form of federal funds purchased and will use these borrowings if circumstances warrant such action.

     The Company, at the end of 2000, had long-term debt in the amount of $10,000,000 to the Federal Home Loan Bank for advances and $2,520,290 payable to the State of Mississippi for advances under the Agribusiness Enterprise Loan program. This program provides monies to banks to be extended to qualifying farmers at no interest. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State receives its pro-rata share of 20% of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2000 is listed below.



                                                             2000
                                                 ----------------
Less than one year                                        $     0
One year to three years                                        20
Over three years                                           12,500
                                                 ----------------

   Total Long-term borrowings                             $12,520
                                                 ================


     LIQUIDITY AND RATE SENSITIVITY

     Liquidity management is the process by which the Company ensures that adequate liquid funds are available to meet financial commitments on a timely
basis.   These commitments include honoring withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, making shareholder dividend payments, paying operating expenses, funding capital expenditures, and maintaining reserve requirements.

     Interest rate risk is the exposure of Company earnings and capital to changes in interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of the Company's interest margin to swings in interest rates to assuring that there are sufficient capital and liquidity to support future balance sheet growth.

     The Bank's source of funding is predominantly core deposits consisting of both commercial and individual deposits, proceeds from maturities of securities, repayments of loan principal and interest, federal funds purchased, and short-term and long-term borrowing from the FHLB. The growth of core deposits has been at a lower growth rate than that of loans. As a result, the Company is increasingly dependent upon non-core sources of funding such as federal funds purchased and short and long term borrowings from the FHLB.

     The deposit base is diversified between individual and commercial accounts which help avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. All of the investment securities portfolio are classified in the available-for-sale category, and are available to be sold, should liquidity needs arise.

     Table 13 - Funding Uses and Sources details the main components of cash flows for 2000 and 1999.

                                 TABLE 13 - FUNDING USES AND SOURCES

                                                        2000                                       1999
                                    --------------------------------------------------------------------------------------
                                         Average     Increase/(decrease)            Average     Increase/(decrease)
                                         Balance       Amount        Percent        Balance       Amount        Percent
                                    --------------------------------------------------------------------------------------
FUNDING USES
------------------------------------

   Loans, net of unearned                 $244,307       $23,142         10.46%      $221,165       $18,937           9.36%
   Taxable securities                       79,533          -541          0.68%        80,074         9,273          13.10%
   Tax-exempt securities                    22,370         6,227         38.57%        16,143         7,543          87.71%
   Federal funds sold and other              1,181        -2,360        -66.60%         3,541        -6,263         -63.88%
                                    --------------------------------------------------------------------------------------

   TOTAL USES                             $347,391       $26,468          8.49%      $320,923       $29,490          10.03%
                                    ======================================================================================

FUNDING SOURCES
------------------------------------

   Noninterest-bearing deposits           $ 37,439       $    62          0.17%      $ 37,377       $ 2,468           7.07%
   Interest-bearing demand and
     savings deposits                       95,081        -2,220         -2.28%        97,301        10,770          12.45%
   Time Deposits                           158,185         4,688          3.05%       153,497         6,423           4.37%
   Short-term borrowings                    26,696        20,891        359.88%         5,805         5,170         814.17%
   Long-term debt                           12,671            -5         -0.04%        12,676         5,046          66.13%
                                    --------------------------------------------------------------------------------------

   TOTAL SOURCES                          $330,072       $23,416          7.64%      $306,656       $29,877          10.79%
                                    ======================================================================================

     Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company's interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2000. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

              TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY

                                                                           AT DECEMBER 31, 2000

                                                      1 - 90        91 - 365           1 - 5       Over
                                                       Days           Days             Years      5 years         Total
                                             ----------------------------------------------------------------------------
INTEREST EARNING ASSETS
---------------------------------------------

   Loans                                          $   59,062       $  63,896        $112,450       $13,288       $248,696
   Investment securities                               5,548          24,644          28,076        42,766        101,034
   Federal Home Loan Bank Account                        863               0               0             0            863
   Federal Funds Sold                                  3,100               0               0             0          3,100
                                             ----------------------------------------------------------------------------

TOTAL INTEREST BEARING ASSETS                     $   68,573       $  88,540        $140,526       $56,054       $353,693
                                             ============================================================================

INTEREST BEARING LIABILITIES
---------------------------------------------

   Interest bearing demand deposits               $   68,499       $       0        $      0       $     0       $ 68,499
   Savings deposits                                   19,054               0               0             0         19,054
   Time deposits                                      61,520          90,628          13,245             0        165,393
   Short term borrowings                              32,700               0               0             0         32,700
   Long term borrowings                                    0              20          12,500             0         12,520
                                             ----------------------------------------------------------------------------

TOTAL INTEREST BEARING LIABILITIES                $  181,773       $  90,648        $ 25,745       $     0       $298,166
                                             ============================================================================


Rate sensitive gap                                 -$113,200         -$2,108        $114,781       $56,054       $ 55,527
Rate sensitive cumulative gap                       -113,200        -115,308            -527        55,527
Cumulative gap as a percentage of
  total earning assets                                -32.01%         -32.60%          -0.15%        15.70%

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

     The above rate sensitivity analysis places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of the Company's deposit base history, the shortfall of the negative rate sensitive gap position would be reduced in the 1-to-90 day time frame.

     The Company's large negative cumulative gap position in the one year time period as of December 31, 2000 was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 92% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company's loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

     CAPITAL RESOURCES

     The Company and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (AFDICIA@) requires federal regulatory agencies to define capital tiers. These are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Company's financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, in addition to the institution being required to submit a capital restoration plan.

     Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by the banking regulators as of December 31, 2000, as noted below in Table 15 - Capital Ratios. To be well-capitalized, the Company and Bank must maintain the prompt corrective action capital guidelines described above.

     Management has sought in the past to maintain a high level of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Although the Company has not made an acquisition since 1995, we remain committed to acquire banks or branches that fit into our banking plan. Because the Company has been able to increase capital through the retention of earnings, the Company has not implemented a plan to raise additional capital at this time nor does it have any plans to do so.

                                 TABLE 15 - CAPITAL RATIOS

                                                                           At December 31,
                                                                 2000             1999             1998
                                                            -------------------------------------------
Tier 1 capital
     Shareholders' equity                                    $ 43,377         $ 37,546         $ 35,456
     Less:  Intangibles                                          -654             -650             -717
     Add/less:    Unrealized loss/(gain) on                      -161            1,542             -930
      securities
     Add:  Minority interest in equity accounts of
          unconsolidated subsidiaries                           1,452            1,261            1,200
                                                             ------------------------------------------

     TOTAL TIER 1 CAPITAL                                    $ 44,014         $ 39,699         $ 35,009
                                                             ==========================================


Total capital
     Tier 1 capital                                          $ 44,014         $ 39,699         $ 35,009
     Allowable allowance for loan losses                        3,124            2,876            2,597
                                                             ------------------------------------------

     TOTAL CAPITAL                                           $ 47,138         $ 42,575         $ 37,606
                                                             ==========================================


RISK WEIGHTED ASSETS                                         $249,683         $229,898         $207,437
                                                             ==========================================


AVERAGE ASSETS  (FOURTH QUARTER)                             $379,130         $358,995         $330,079
                                                             ==========================================


RISK BASED RATIOS
     TIER 1                                                     17.63%           17.27%           16.88%
                                                             ==========================================


     TOTAL CAPITAL                                              18.88%           18.52%           18.13%
                                                             ==========================================


LEVERAGE RATIOS                                                 11.61%           11.06%           10.61%
                                                             ==========================================

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

     During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operating expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.


     FORWARD LOOKING STATEMENTS

     The discussion in this Management's Discussion and Analysis of Financial Condition and Results of Operations may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business, and (b) expectations for increased revenues and earnings for the Company and Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk.

     The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and Bank's business include, but are limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates;
(b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company's market area and (h) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forwarding-looking statements subsequent to the date on which they are made.

                            CITIZENS HOLDING COMPANY
                                 AND SUBSIDIARY

                           Philadelphia, Mississippi

                   Audited Consolidated Financial Statements

                 Years Ended December 31, 2000, 1999, and 1998

     CONTENTS




-----------------------------------------------------------------------------
Independent Auditor's Report                                               37
-----------------------------------------------------------------------------


Consolidated Financial Statements

 Consolidated Balance Sheets                                               38

 Consolidated Statements of Income                                         39

 Consolidated Statements of Comprehensive Income                           40

 Consolidated Statements of Changes in Stockholders' Equity                41

 Consolidated Statements of Cash Flows                                     42

 Notes to Consolidated Financial Statements                                44
-----------------------------------------------------------------------------

[HORNE CPA GROUP - LOGO]


     INDEPENDENT AUDITOR'S REPORT



Board of Directors
Citizens Holding Company
Philadelphia, Mississippi


We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Citizens Holding Company and Subsidiary and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Horne CPA Group
------------------------------
    Horne CPA Group



Jackson, Mississippi
January 18, 2001

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                          Consolidated Balance Sheets
                           December 31, 2000 and 1999

                                                                                             2000                          1999
-------------------------------------------------------------------------------------------------------------------------------
          ASSETS
Cash and due from banks                                                   $            10,415,155          $         13,312,028
Interest bearing deposits with other banks                                                863,371                       182,042
Federal funds sold                                                                      3,100,000                             -
Securities Available for Sale, at Fair Value (amortized cost
  of $103,281,306 in 2000, and $104,799,083 in 1999)                                  103,533,174                   102,451,360
Loans, net of allowance for loan losses of
  $3,325,000 in 2000 and $3,100,000 in 1999                                           248,696,755                   231,248,551
Bank premises, furniture, fixtures and equipment, net                                   4,362,206                     4,410,976
Real estate acquired by foreclosure                                                       133,325                       291,508
Accrued interest receivable                                                             4,726,113                     3,683,849
Cash value of life insurance                                                            3,019,454                     2,828,265
Goodwill, net                                                                             654,160                       649,854
Other assets                                                                            3,296,696                     3,731,269
                                                                       --------------------------------------------------------
      Total Assets                                                        $           382,800,409          $        362,789,702
                                                                       ========================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing demand deposits                                    $            36,961,489          $         37,090,779
  Interest bearing NOW and money market accounts                                       68,499,167                    74,616,711
  Interest bearing time deposits                                                      165,393,512                   152,722,496
  Interest bearing savings deposits                                                    19,053,589                    20,031,653
                                                                       --------------------------------------------------------
     Total deposits                                                                   289,907,757                   284,461,639
Federal funds purchased                                                                         -                    10,600,000
Federal Home Loan Bank advances                                                        42,000,000                    23,100,000
Treasury tax and loan advances                                                            700,000                       700,000
Accrued interest payable                                                                1,597,445                     1,242,916
Directors deferred compensation payable                                                   916,256                       812,130
Other Liabilities                                                                       2,849,999                     3,066,407
                                                                       --------------------------------------------------------
Total Liabilities                                                                     337,971,457                   323,983,092
                                                                       --------------------------------------------------------

Commitments and Contingencies
Minority interest                                                                       1,451,991                     1,260,649

Stockholders' Equity
  Common stock, $.20 par value, authorized 15,000,000
    shares; 3,353,750 shares issued at 2000 and 1999                                      670,750                       670,750
  Additional paid in capital                                                            3,353,127                     3,353,127
  Accumulated other comprehensive income (loss), net of
    deferred tax asset (liability) of $(85,635) in 2000 and
    $821,577 in 1999                                                                      160,834                    (1,542,020)
  Retained earnings                                                                    39,431,650                    35,303,504
                                                                       --------------------------------------------------------
                                                                                       43,616,361                    37,785,361
  Less cost of treasury stock - 45,000 shares
    at 2000 and 1999                                                                     (239,400)                     (239,400)
                                                                       --------------------------------------------------------
Total Stockholders' Equity                                                             43,376,961                    37,545,961
                                                                       --------------------------------------------------------
Total Liabilities and Stockholders' Equity                                $           382,800,409          $        362,789,702
                                                                       ========================================================

The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                       Consolidated Statements of Income
                 Years Ended December 31, 2000, 1999, and 1998


                                                          2000             1999             1998
-----------------------------------------------------------------------------------------------------
Interest Income
 Interest and fees on loans                        $   22,280,018     $  19,607,524     $  18,472,801
 Interest on securities
  Taxable                                               5,066,547         4,840,807         4,424,809
  Non-taxable                                           1,073,142           799,867           444,566
 Other interest                                           218,392           227,354           614,469
                                                -----------------------------------------------------
   Total Interest Income                               28,638,099        25,475,552        23,956,645
                                                -----------------------------------------------------
Interest Expense
 Deposits                                              11,751,889        10,087,438        10,397,077
 Other borrowed funds                                   2,312,030           886,774           463,051
                                                -----------------------------------------------------
   Total Interest Expense                              14,063,919        10,974,212        10,860,128
                                                -----------------------------------------------------
   Net Interest Income                                 14,574,180        14,501,340        13,096,517
Provision for loan losses                                (917,519)         (849,344)         (846,466)
                                                -----------------------------------------------------
   Net Interest Income After
     Provision for Loan Losses                         13,656,661        13,651,996        12,250,051
                                                -----------------------------------------------------
Non-Interest Income
 Service charges on deposit accounts                    2,470,018         2,371,809         2,177,631
 Other service charges and fees                           383,558           289,420           259,826
 Other income                                             431,244           460,993           459,116
                                                -----------------------------------------------------
   Total Non-Interest Income                            3,284,820         3,122,222         2,896,573
                                                -----------------------------------------------------
Non-Interest Expense
 Salaries and employee benefits                         4,901,589         4,656,363         4,663,908
 Occupancy expense                                        654,037           552,348           533,091
 Equipment expense                                        731,878           813,000           693,107
 Earnings applicable to minority                          190,393           196,475           163,662
 Other expense                                          2,294,008         2,142,056         1,893,738
                                                 -----------------------------------------------------
   Total Non-Interest Expense                           8,771,905         8,360,242         7,947,506
                                                -----------------------------------------------------

     Income before income taxes                         8,169,576         8,413,976         7,199,118
Income tax expense                                      2,635,211         2,792,620         2,486,682
   Net Income                                      $    5,534,365     $   5,621,356     $   4,712,436
                                                =====================================================
   Net Income Per Share - Basic
      and Diluted                                  $         1.67     $        1.70     $        1.42
                                                =====================================================

 Average Shares Outstanding:
   Basic                                                3,308,750         3,308,750         3,308,750
                                                =====================================================
   Diluted                                              3,316,834         3,316,023         3,308,750
                                                =====================================================

The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                Consolidated Statements of Comprehensive Income
                 Years Ended December 31, 2000, 1999, and 1998


                                                           2000             1999             1998
---------------------------------------------------------------------------------------------------
Net Income                                        $   5,534,365   $    5,621,356     $  4,712,436
                                               --------------------------------------------------

Other Comprehensive Income (Loss),
  Net of Tax
    Unrealized holding gains (losses)
     during year                                      1,748,548       (2,471,959)         297,553

 Less reclassification adjustment for
  gains (losses) included in net
  income                                                 45,694              (54)         (18,940)
                                               --------------------------------------------------
   Total Other Comprehensive
     Income (Loss)                                    1,702,854       (2,471,905)         316,493
                                               --------------------------------------------------

   Comprehensive Income                           $   7,237,219   $    3,149,451     $  5,028,929
                                               ==================================================



The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 2000, 1999, and 1998

                                                                        Accumulated
                                Number                  Additional         Other
                               of Shares    Common       Paid-In       Comprehensive     Retained       Treasury
                                Issued       Stock       Capital       Income (Loss)     Earnings         Stock            Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997       670,750 $  670,750  $   3,353,127  $        613,39  $  26,822,612   $  (239,400)       31,220,481

  Net income                           -          -              -                       4,712,436             -         4,712,436

  Dividends paid                       -          -              -                        (794,100)            -          (794,100)

Other comprehensive
  income, net                          -          -              -           316,49              -             -           316,493
                            ------------------------------------------------------------------------------------------------------

Balance, December 31, 1998       670,750    670,750      3,353,127           929,88     30,740,948      (239,400)       35,455,310

  Net income                           -          -              -                       5,621,356             -         5,621,356

  Dividends paid                       -          -              -                      (1,058,800)            -        (1,058,800)

  5 for 1 stock split          2,683,000          -              -                               -             -                 -

Other comprehensive
  loss, net                            -          -              -        (2,471,90)             -             -        (2,471,905)
                            ------------------------------------------------------------------------------------------------------

Balance, December 31, 1999     3,353,750    670,750      3,353,127        (1,542,02     35,303,504      (239,400)       37,545,961

  Net income                           -          -              -                       5,534,365             -         5,534,365

  Dividends paid                       -          -              -                      (1,406,219)            -        (1,406,219)

Other comprehensive
  income, net                          -          -              -         1,702,85              -             -         1,702,854
                            ------------------------------------------------------------------------------------------------------

Balance, December 31, 2000     3,353,750 $  670,750  $   3,353,127  $        160,83  $  39,431,650   $  (239,400)    $  43,376,961
                            =====================================================================================================

The accompanying notes are an integral part of these statements.

                                                                     Page 1 of 2
                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 2000, 1999, and 1998

                                                                   2000               1999               1998
-------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                                             $     5,534,365    $     5,621,356     $    4,712,436
 Adjustments to reconcile net income to net
  cash provided by operating activities
   Depreciation                                                 476,585            526,778            450,039
   Amortization of goodwill                                      72,110             67,008             67,008
   Amortization of premiums and accretion
    of discounts on investment securities                      (108,863)           (68,773)           (46,683)
   Provision for loan losses                                    917,519            849,344            846,466
   Investment securities (gains) losses                         (45,694)                54             18,940
   Deferred income tax benefit                                  (79,528)           (49,041)          (113,214)
   Net earnings applicable to
    minority interest                                           190,343             61,021             93,876
   (Increase) decrease in real estate
    acquired by foreclosure                                     158,183           (234,414)           (47,174)
   (Increase) decrease in accrued
    interest receivable                                      (1,042,264)            13,260           (543,241)
   Increase in cash value of life insurance                    (191,189)          (311,904)          (298,748)
   Increase in other assets                                    (302,250)          (322,880)          (439,529)
   Increase (decrease) in income
    taxes payable                                                30,577                  -            (34,029)
   Increase (decrease) in accrued
    interest payable                                            354,529            (31,143)           (41,998)
   Increase in directors deferred
    compensation                                                104,126             93,262             88,557
   Increase (decrease) in other liabilities                    (398,390)           424,692             (2,110)
                                                     --------------------------------------------------------

      Net Cash Provided by
        Operating Activities                                  5,670,159          6,638,620          4,710,596
                                                     --------------------------------------------------------

Cash Flows from Investing Activities
 Proceeds from maturities of securities
  available for sale                                         15,705,000         19,931,583         18,965,865
 Proceeds from sales of securities
  available for sale                                         12,442,879          3,998,853         11,812,981
 Purchases of investment securities                         (26,479,943)       (38,580,853)       (54,505,473)
 Purchases of bank premises, furniture,
  fixtures and   equipment                                     (427,815)          (504,102)          (632,872)
 Decrease (increase) in interest
  bearing deposits with other banks                            (681,329)           881,202           (915,803)
 Net (increase) decrease in
  federal funds sold                                         (3,100,000)         4,500,000          1,000,000
 Net increase in loans                                      (18,365,723)       (23,648,480)       (17,691,166)
                                                     --------------------------------------------------------

       Net Cash Used by Investing Activities                (20,906,931)       (33,421,797)       (41,966,468)
                                                     --------------------------------------------------------

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 2000, 1999, and 1998

                                                               2000              1999              1998
-----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
 Net increase (decrease) in federal funds
  purchased                                             $   (10,600,000)   $      600,000     $  10,000,000
 Net increase in deposits                                     5,446,118         2,219,411        33,258,683
 Dividends paid to stockholders                              (1,406,219)       (1,058,800)         (794,100)
 Net increase in Federal Home Loan Bank
  advances                                                   18,900,000        23,100,000                 -
                                                     ------------------------------------------------------

   Net Cash Provided by Financing
    Activities                                               12,339,899        24,860,611        42,464,583
                                                     ------------------------------------------------------

   Net Increase (Decrease) in Cash
     and Due from Banks                                      (2,896,873)       (1,922,566)        5,208,711

Cash and due from banks, beginning of year                   13,312,028        15,234,594        10,025,883
                                                     ------------------------------------------------------


Cash and due from banks, end of year                    $    10,415,155    $   13,312,028     $  15,234,594
                                                     ======================================================


Supplemental Disclosures of Cash Flow
 Information
  Cash paid for Interest                                $    13,717,444    $   11,005,355     $  10,902,126
                                                     ======================================================


  Income taxes                                          $     2,744,590    $    2,923,786     $   2,647,655
                                                     ======================================================


Supplemental Schedule of Noncash Activities
 Unrealized gain (loss) on securities
  available for sale                                    $     2,594,194    $   (3,806,280)    $     494,841
                                                     ======================================================


 Increase (decrease) in deferred income tax
  liability on unrealized gain (loss) on securities     $      (891,340)   $    1,317,486     $    (168,246)
                                                     ======================================================


 Minority interest on unrealized gain (loss) on
  securities                                            $        87,113    $      (16,889)    $      10,102
                                                     ======================================================


The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Basis of Financial Statement Presentation
-----------------------------------------

The accounting policies of Citizens Holding Company and Subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its approximately 97 percent owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as "the Company"). All significant intercompany transactions have been eliminated in consolidation.

Nature of Business
------------------

The Citizens Bank of Philadelphia, Mississippi ("Citizens Bank") operates under a state bank charter and provides general banking services. As a state bank, the bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by Citizens Bank is Neshoba County, Mississippi, and the immediately surrounding areas. Services are provided at several branch offices.

Fair Value of Financial Instruments
-----------------------------------

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


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

Trust Assets
------------

Assets held by the Trust Department of Citizens Bank in fiduciary or agency capacities are not assets of the Company and are not included in the financial statements.

Cash and Due from Banks
-----------------------

Cash and due from banks consist of cash on hand and demand deposits with banks. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported at net in the statements of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves for the year ended December 31, 2000 was $1,500,000.

Securities Available for Sale
-----------------------------

Securities available for sale are reported at fair value with unrealized gains and losses net of income taxes reported as other comprehensive income. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The Company classifies all of its portfolio, which consists of U.S. Treasury notes, U.S. Government and Agency securities, taxable state and municipal obligations, and mortgage-backed securities, as securities available for sale.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in other income. The amortization of premiums and accretion of discounts are recognized in interest income, using the interest method.

Loans and Allowances for Loan Losses
------------------------------------

Loans are reported at the principal amount outstanding, net of unearned discounts and unearned finance charges. Unearned discounts on installment loans are recognized as income over the terms of the loans by a method which approximates the interest method. Unearned finance charges and interest on commercial loans are recognized based on the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans declared to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are
credited to the allowance.   The allowance represents an amount which, in
management's judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as the Company's past loan loss experience, composition of the loan portfolio, adverse situations that may affect the borrowers' ability to pay, the estimated value of any underlying collateral, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The Company generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income to charges to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Bank Premises, Furniture, Fixtures, and Equipment
-------------------------------------------------

Bank premises and equipment are stated at cost less accumulated depreciation computed on the straight-line basis for buildings and on an accelerated method for fixtures and equipment.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


Real Estate Acquired by Foreclosure
-----------------------------------

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

Income Taxes
------------

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as described in SFAS No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Citizens Holding Company files a consolidated Federal income tax return. Citizen Bank remits to Citizens Holding Company amounts determined to be currently payable.

Net Income Per Share
--------------------

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding was 3,308,750 for each of the years ended December 31, 2000, 1999 and 1998. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including dilutive potential common equivalent shares which reflect the dilutive effect of the Company's outstanding stock options. Dilutive common equivalent shares for the years ended December 31, 2000 and 1999 were 8,084 and 7,273, respectively, all attributable to stock options. There were no common equivalent shares outstanding in 1998.

Off-Balance Sheet Financial Instruments
---------------------------------------

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


Goodwill
--------

Goodwill is amortized over an estimated useful life of 15 years.

Investment - Insurance Company
------------------------------

The Company is accounting for its investment in New South Life Insurance Company ("New South"), a 20 percent owned affiliate, by the equity method of accounting. The Company's share of the net income of the affiliate is recognized as income in the Company's income statement and added to the investment account, and dividends received from New South would be treated as a reduction of the investment account. New South has not paid dividends.

The fiscal year of New South ends on November 30, and the Company follows the practice of recognizing the net income of New South on that basis.

The investment, which is included in other assets, totaled $1,238,205 and $1,110,278 at December 31, 2000 and 1999, respectively. Income from the investment for the years ended December 31, 2000, 1999, and 1998 included in other income totaled $127,927, $214,835, and $190,011, respectively.

Reclassifications
-----------------

Certain reclassifications were made to the financial statement amounts from the prior year in order to facilitate comparability.


Recent Pronouncements
---------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. During 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133," which concluded that it was appropriate to defer the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of this statement will have a material effect on its financial position or results of operations.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125)." SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this statement will not have a material effect on the Company's financial position or results of operations.


NOTE 2.  INVESTMENT SECURITIES

The amortized cost of investment securities and their market values at December 31, 2000 and 1999, were as follows:

                                                                      2000
                                       -------------------------------------------------------------------
                                                               GROSS            GROSS           ESTIMATED
                                            AMORTIZED        UNREALIZED       UNREALIZED          FAIR
AVAILABLE FOR SALE                            COST             GAINS            LOSSES            VALUE
----------------------------------------------------------------------------------------------------------
U.S. Treasury Direct                   $    41,101,850    $     271,274    $      31,994    $   41,341,130
U.S. Agency                                 20,068,853          149,635           71,523        20,146,965
Mortgage-backed securities                  15,937,226           89,029          101,599        15,924,656
State, county and municipals                23,674,377          284,577          337,531        23,621,423
Federal Home Loan Bank stock                 2,499,000                -                -         2,499,000
                                       -------------------------------------------------------------------

                                       $   103,281,306    $     794,515    $     542,647    $  103,533,174
                                       ===================================================================

                                                                      1999
                                       -------------------------------------------------------------------
                                                               GROSS            GROSS           ESTIMATED
                                            AMORTIZED        UNREALIZED       UNREALIZED          FAIR
AVAILABLE FOR SALE                            COST             GAINS            LOSSES            VALUE
----------------------------------------------------------------------------------------------------------
U.S. Treasury Direct                   $    41,601,900    $      98,168    $     271,728    $   41,428,340
U.S. Agency                                 19,275,580           21,994          627,733        18,669,841
Mortgage-backed securities                  19,940,076           40,789          515,006        19,465,859
State, county and municipals                22,697,527           29,515        1,123,722        21,603,320
Federal Home Loan Bank stock                 1,284,000                -                          1,284,000
                                       -------------------------------------------------------------------

                                       $   104,799,083    $     190,466    $   2,538,189    $  102,451,360
                                       ===================================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 2.  CONTINUED


U.S. Government and municipal securities with an amortized cost of $87,690,044 (market value $87,852,839) at December 31, 2000, and $83,889,814 (market value $82,166,708) at December 31, 1999, were pledged to secure public and trust deposits and for other purposes as required by law.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31, were:

                                         2000          1999           1998
---------------------------------------------------------------------------
Gross realized gains              $    64,880    $    3,713     $    3,409
Gross realized losses                 (19,186)       (3,767)       (22,349)
                                  -----------------------------------------

                                  $    45,694    $      (54)    $  (18,940)
                                  =========================================

The amortized cost and fair values of the maturities of investment securities at December 31, 2000, were as follows:

                                             AMORTIZED               Fair
                                               COST                  Value
--------------------------------------------------------------------------------
Due in one year or less                  $    30,823,967     $      30,876,353
Due in one to five years                      43,166,286            43,371,792
Due from five to ten years                    13,150,060            13,264,471
Due after ten years                           16,140,993            16,020,558


                                         $   103,281,306     $     103,533,174
                                         =====================================


The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 3.  LOANS

The components of loans in the consolidated balance sheets were as follows:

                                                  2000               1999
                                                CARRYING           CARRYING
                                                 AMOUNT             AMOUNT
------------------------------------------------------------------------------
Commercial, financial and agricultural       $  122,411,768     $  112,634,451
Real estate - construction                        5,310,937          7,156,904
Real estate - mortgage                           74,823,572         67,376,020
Consumer                                         52,393,799         49,839,705
                                             ---------------------------------
                                                254,940,076        237,007,080
Unearned discount                                (2,918,321)        (2,658,529)
Allowance for loan losses                        (3,325,000)        (3,100,000)
                                             ---------------------------------

     Loans, Net                              $  248,696,755     $  231,248,551
                                             =================================

Changes in the allowance for loan losses were summarized as follows:

                                                                2000             1999             1998
------------------------------------------------------------------------------------------------------
Balance at January 1                                  $    3,100,000    $   2,900,000     $  2,700,000
Recoveries on loans previously charged-off                   319,887          267,311          233,278
Loans charged-off                                         (1,012,406)        (916,656)        (879,744)
Provision charged to expense                                 917,519          849,345          846,466
                                                      ------------------------------------------------

     Balance at December 31                           $    3,325,000    $   3,100,000     $  2,900,000
                                                      ================================================

Loans on nonaccrual status amounted to approximately $589,788, $389,876, and $649,353 at December 31, 2000, 1999, and 1998, respectively. The effect of such loans was to reduce net income by approximately $146,797, $109,970 and $135,049 in 2000, 1999, and 1998, respectively. No loans have been recognized as impaired in conformity with SFAS No. 114 for 2000 and 1999.


NOTE 4.  PREMISES, FURNITURE, FIXTURES AND EQUIPMENT

Components of premises, furniture, fixtures and equipment included in the consolidated balance sheets at December 31, 2000 and 1999, were as follows:

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 4.  CONTINUED


                                                  2000                   1999
-------------------------------------------------------------------------------
Cost
  Land                                       $      792,918      $      792,918
  Buildings                                       4,888,045           4,767,375
  Furniture and equipment                         4,633,693           4,326,548
                                             ----------------------------------
     Total Cost                                  10,314,656           9,886,841

  Less accumulated depreciation                   5,952,450           5,475,865
                                             ----------------------------------

     Bank Premises, Furniture, Fixtures
        and Equipment, Net                   $    4,362,206      $    4,410,976
                                             ==================================

Depreciation expense was $476,585, $526,778, and $450,039 for the years ended December 31, 2000, 1999, and 1998, respectively.


The consolidated provision for income taxes consisted of the following:

                                    2000             1999             1998
-------------------------------------------------------------------------------
Currently payable
  Federal                       $   2,491,383    $   2,590,386     $  2,370,478
  State                               223,356          251,275          229,418
                                -----------------------------------------------

                                    2,714,739        2,841,661        2,599,896
Deferred tax benefit                  (79,528)         (49,041)        (113,214)
                                -----------------------------------------------

     Income Tax Expense         $   2,635,211    $   2,792,620     $  2,486,682
                                ===============================================

The differences between the federal statutory rate and the effective tax rates for 2000, 1999, and 1998, were as follows:

                                           2000           1999          1998
-------------------------------------------------------------------------------
Federal tax based on statutory rate    $ 2,777,656    $ 2,860,752  $  2,447,700
State income tax                           147,415        165,841       151,416
Change due to
  Tax-exempt investment interest          (303,191)      (301,076)     (146,507)
  Minority interest                         64,734         66,801        46,424
  Other, net                               (51,403)           302       (12,351)
                                       -----------------------------------------
     Income Tax Expense                $ 2,635,211    $ 2,792,620  $  2,486,682
                                       =========================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 5.  CONTINUED

At December 31, 2000 and 1999, net deferred tax asset consisted of the following:

                                                   2000                1999
-------------------------------------------------------------------------------
Allowance for loan losses                     $     886,157      $      823,642
Deferred compensation liability                     311,527             276,124
Other real estate                                    13,447              18,650
Investment securities basis                        (209,303)           (196,116)
Unrealized gain or loss on available
  for sale securities                               (85,635)            821,577
                                              ---------------------------------

                                              $     916,193      $    1,743,877
                                              =================================

The net deferred tax assets are included in other assets. The Company has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.


NOTE 6.  DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $64,012,405 and $55,921,436 at December 31, 2000 and
1999, respectively.

The scheduled maturities of time deposits are as follows:

YEAR ENDING
DECEMBER 31,                                                        Amount
-----------------------------------------------------------------------------

2001                                                          $   142,683,623
2002                                                               15,510,910
2003                                                                6,561,563
2004                                                                   20,178
2005                                                                  617,238
                                                              ---------------
                                                              $   165,393,512
                                                              ===============


NOTE 7.  FEDERAL HOME LOAN BANK ADVANCES

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all the Company's stock in the FHLB and qualifying first mortgage loans. Advances at December 31, 2000 consist of $32,000,000 repayable in 90 days or less at an interest rate of 6.39 percent and $10,000,000 in long-term advances due in 2008, callable in 5 years at rates ranging from 5.457 percent to 5.66 percent.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 8.  INVESTMENT IN NEW SOUTH LIFE INSURANCE COMPANY


Condensed unaudited financial information of New South Life Insurance Company as of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999, and 1998, was as follows:

                                                           2000            1999
                                                        (Unaudited)      (Unaudited)
-------------------------------------------------------------------------------------
Assets
 Cash                                                 $     464,910     $    260,856
 Investments                                              5,587,154        5,438,949
 Deferred acquisition costs                                 636,205          700,460
 Other assets                                                22,526            7,748
                                                      ------------------------------

   Total Assets                                       $   6,710,795     $  6,408,013
                                                      ==============================
Liabilities and Stockholders' Equity
 Unearned premium reserves                            $   1,533,364     $  1,688,368
 Claims liability                                           179,988          150,751
 Income taxes payable                                        11,427           50,372
 Other liabilities                                           34,098            6,080
                                                      ------------------------------
                                                          1,758,877        1,895,571
                                                      ------------------------------

 Common stock                                               250,000          250,000
 Preferred stock                                            400,000          400,000
 Paid-in capital                                            600,000          600,000
 Retained earnings                                        3,701,918        3,262,442
                                                      ------------------------------
                                                          4,951,918        4,512,442
                                                      ------------------------------
   Total Liabilities and Stockholders' Equity         $   6,710,795     $  6,408,013
                                                      ==============================

                                        2000             1999              1998
                                    (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
------------------------------------------------------------------------------------
Income
 Insurance premiums earned         $   1,143,990     $   1,309,027     $   1,446,975
 Investment income                       323,738           307,820           269,637
                                   -------------------------------------------------
   Total Income                        1,467,728         1,616,847         1,716,612
                                   -------------------------------------------------
Expenses
 Claims incurred                         296,919           249,230           216,568
 Commissions and service
  fees incurred                          541,464           617,445           412,283
 Other expenses                           83,412            91,292            76,639
 Income taxes                            106,457           (74,742)          217,391
                                   -------------------------------------------------

   Total Expenses                      1,028,252           883,225           922,881
                                   -------------------------------------------------
   Net Income                      $     439,476     $     733,622     $     793,731
                                   =================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 9.  SUMMARIZED FINANCIAL INFORMATION OF CITIZENS HOLDING COMPANY


Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999, and 1998, was as follows:

                                 Balance Sheets
                           December 31, 2000 and 1999

                                                               2000               1999
----------------------------------------------------------------------------------------------
Assets
 Cash                                                      $       361,191     $       245,872
 Securities available for sale, at fair value                    1,308,357           1,253,316
 Investment in bank subsidiary                                  41,783,101          36,077,743
 Other assets                                                       18,901              34,775
                                                        --------------------------------------
  Total Assets                                             $    43,471,550     $    37,611,706
                                                        ======================================
Liabilities
 Income taxes payable - current                            $        81,747     $        60,745
 Other liabilities                                                  12,842               5,000
                                                        --------------------------------------
                                                                    94,589              65,745
Stockholders' equity                                            43,376,961          37,545,961
                                                        --------------------------------------
    Total Liabilities and Stockholders' Equity             $    43,471,550     $    37,611,706
                                                        ======================================


                               Income Statements
                 Years Ended December 31, 2000, 1999, and 1998

                                              2000           1999              1998
------------------------------------------------------------------------------------------
                                                                               >
Interest income                           $      86,053   $      81,743     $       88,827

Interest expense                                      -               -              1,151
                                       ---------------------------------------------------
   Net Interest Income                           86,053          81,743             87,676
                                       ---------------------------------------------------
Other Income
 Other                                           46,062          54,701            114,201
   Dividends from bank subsidiary             1,406,219       1,058,800            794,100
 Equity in undistributed earnings
  of bank subsidiary                          4,069,658       4,533,999          3,840,019
                                       ---------------------------------------------------
   Total Other Income                         5,521,939       5,647,500          4,748,320
                                       ---------------------------------------------------
Other expense                                    42,625          93,566             77,138
                                       ---------------------------------------------------
         Income before Income Taxes           5,565,367       5,635,677          4,758,858
Income tax expense                               31,002          14,321             46,422
                                       ---------------------------------------------------
   Net Income                             $   5,534,365   $   5,621,356     $    4,712,436
                                       ===================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 9.  CONTINUED


                            Statements of Cash Flows
                 Years Ended December 31, 2000, 1999, and 1998

                                                              2000              1999              1998
------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                                         $    5,534,365    $    5,621,356     $   4,712,436
 Adjustments to reconcile net income to
   net cash provided by operating
   activities
     (Increase) decrease in other assets                    15,874           (13,540)            3,501
     Increase (decrease) in income
       taxes payable                                        21,002            10,321           (16,396)
     Increase (decrease) in other
       liabilities                                           7,842           (73,126)           57,605
                                                    --------------------------------------------------
       Net Cash Provided by Operating
          Activities                                     5,579,083         5,545,011         4,757,146
                                                    --------------------------------------------------
Cash Flows from Investing Activities
 Change in investment securities
   available for sale                                      (55,041)       (2,416,615)          209,138
 Increase in investment in bank subsidiary              (4,002,504)       (2,101,880)       (4,093,057)
                                                    --------------------------------------------------
       Net Cash Used by Operating
         Activities                                     (4,057,545)       (4,518,495)       (3,883,919)
                                                    --------------------------------------------------


Cash Flows from Financing Activities
 Dividends paid to stockholders                         (1,406,219)       (1,058,800)         (794,100)
                                                    --------------------------------------------------


       Net Increase (Decrease) in Cash                     115,319           (32,284)           79,127

Cash, beginning of year                                    245,872           278,156           199,029
                                                    --------------------------------------------------

Cash, end of year                                   $      361,191    $      245,872     $     278,156
                                                    ==================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 10.  LEASES


The Company leases computer equipment and some branch facilities under operating leases. Rent expense was $30,120, $48,000, and $43,767 for 2000, 1999, and
1998, respectively. At December 31, 2000, the future minimum lease commitments for leases which have terms in excess of one year are:

YEAR ENDING
DECEMBER 31,                                                    AMOUNT
-----------------------------------------------------------------------
2001                                                        $   107,100
2002                                                            107,100
2003                                                            107,100
2004                                                             67,100
2005                                                             53,100
                                                           ------------
                                                            $   441,500
                                                           ============


NOTE 11.  RELATED PARTY TRANSACTIONS

During the ordinary course of business, the Company has made loans to its directors and significant stockholders and their 10 percent or more owned businesses. As of December 31, 2000 and 1999, these loans totaled $1,196,032 and $1,177,156, respectively. During 2000, new loans to such related parties amounted to $1,908,104, and repayments amounted to $1,889,228.

The Company has received commissions related to credit life insurance for the years ended December 31, 2000, 1999, and 1998, totaling $84,364, $107,331, and
$108,382, respectively.


NOTE 12.  BENEFIT PLANS

Profit Sharing Plan
-------------------

The Company has a profit sharing and savings plan in effect for substantially all full-time employees. Under the profit sharing and savings plan, the Company automatically contributes an amount equal to 2.7 percent of each participant's base salary to the plan. A participant may elect to make contributions to the plan. The Company matches 100 percent of employee contributions up to a limit of 6 percent of each employee's salary.

The Company's contributions to the profit sharing plan and savings plan in 2000, 1999, and 1998, totaled $261,153, $251,875, and $238,104, respectively.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 12.  CONTINUED


Deferred Compensation Plan
--------------------------

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after retirement. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $74,972 in 2000, $42,096 in 1999 and $36,697 in 1998.


NOTE 13.  CONCENTRATIONS OF CREDIT RISK

All of the Company's loans, commitments, and letters of credit have been granted to customers in the Company's market area. All such customers are depositors of the Company. Investments in state and municipal securities also involve governmental entities within the Company's market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers.

At times the Company has balances in due from bank accounts in excess of federal deposit insurance limits.

At December 31, 2000, 9.7% of the Company's deposits were from one entity.


NOTE 14.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit that are not reflected in the accompanying consolidated financial statements. At December 31, 2000 and 1999, a summary of such commitments and contingent liabilities is as follows:

                                                    2000           1999
-----------------------------------------------------------------------------
Commitments to extend credit                   $   13,745,594   $  19,964,616
Letters of credit                                     452,825         334,025
                                               ------------------------------

     Total                                     $   14,198,419   $  20,298,641
                                               ==============================

Commitments to extend credit, and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated balance sheets. Because these instruments have fixed maturity

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 14.  CONTINUED


dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company. The Company's experience has been that approximately 54 percent of loan commitments are drawn upon by customers. When letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in 2000, 1999, or 1998.

Legal Proceedings
-----------------

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. At the present time, management believes, based on the advice of legal counsel, that the final resolution of pending legal proceedings will not have a material impact on the Company's financial position or results of operations.

NOTE 15.  REGULATORY MATTERS

The Company is subject to the various regulatory capital requirements of the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject.

At its most recent notification from the Federal Deposit Insurance Corporation, the Company was categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized," the Company must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notification that management believes have changed the Company's prompt corrective action category.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 15.  CONTINUED


                                                                                                    TO BE WELL
                                                                    FOR CAPITAL           CAPITALIZED UNDER PROMPT
                                          ACTUAL                 ADEQUACY PURPOSES      CORRECTIVE ACTION PROVISIONS
                           ----------------------------------------------------------------------------------------
                                 AMOUNT        RATIO        AMOUNT        RATIO            AMOUNT       Ratio
-------------------------------------------------------------------------------------------------------------------
As of December 31, 2000
  Total Capital
  (to Risk-Weighted Assets)
    Citizens Holding          $   47,137,511   18.88%    $  19,974,622    8.00%         $         N/A      - %
     Company
    Citizens Bank                 45,541,318   18.25        19,958,747    8.00             24,948,434    10.00
  Tier I Capital
  (to Risk-Weighted Assets)
    Citizens Holding              44,013,958   17.63         9,987,311    4.00%                   N/A      -
     Company
    Citizens Bank                 42,420,215   17.00         9,979,374    4.00             14,969,060     6.00
  Tier I Capital
  (to average Assets)
    Citizens Holding              44,013,958   11.61        15,165,218    4.00%                   N/A      -
     Company
    Citizens Bank                 42,420,215   11.24        15,092,240    4.00             18,865,300     5.00

--------------------------------------------------------------------------------


                                                                                                    TO BE WELL
                                                                    FOR CAPITAL           CAPITALIZED UNDER PROMPT
                                          ACTUAL                 ADEQUACY PURPOSES      CORRECTIVE ACTION PROVISIONS
                           ----------------------------------------------------------------------------------------
                                 AMOUNT        RATIO          AMOUNT        RATIO             AMOUNT       Ratio
-------------------------------------------------------------------------------------------------------------------
As of December 31, 1999
  Total Capital
  (to Risk-Weighted Assets)
    Citizens Holding          $   42,575,291   18.52%    $  18,391,823    8.00%         $         N/A      - %
     Company
    Citizens Bank                 41,125,499   17.91        18,368,702    8.00             22,960,878    10.00
  Tier I Capital
  (to Risk-Weighted Assets)
    Citizens Holding              39,698,775   17.27         9,195,911    4.00%                   N/A      -
     Company
    Citizens Bank                 38,252,551   16.66         9,184,351    4.00             13,776,527     6.00
  Tier I Capital
  (to average Assets)
    Citizens Holding              39,698,775   11.06        14,359,801    4.00%                   N/A      -
     Company
    Citizens Bank                 38,252,551   10.70        14,300,800    4.00             17,876,000     5.00

--------------------------------------------------------------------------------

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

                                                      2000                               1999
                                        --------------------------------    --------------------------------
                                            CARRYING            FAIR            CARRYING            FAIR
                                             AMOUNT             VALUE            AMOUNT             VALUE
------------------------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks              $    10,415,155    $   10,415,155   $    13,312,028    $   13,312,028
  Interest bearing
    deposits with banks                        863,371           863,371           182,042           182,042
  Federal funds sold                         3,100,000         3,100,000                 -                 -
  Securities available for sale            103,533,174       103,533,174       102,451,360       102,451,360
  Net loans                                248,696,755       247,046,384       231,248,551       228,248,614
Financial Liabilities
  Deposits                             $   290,268,948    $  289,481,457   $   284,461,639    $  284,461,639
  Federal funds purchased                            -                 -        10,600,000        10,600,000
  Federal Home Loan Bank
    advances                                42,000,000        42,000,000        23,100,000        23,100,000

Cash and due from banks, Interest bearing deposits with banks and Federal funds sold: The carrying amounts reported in the balance sheet for these instruments approximate those assets' fair values because of their immediate and shorter-term maturities.

Securities available for sale: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Net Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Deposits: The fair values for demand deposits, NOW and money market accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and time deposits approximate their fair values at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 16.  CONTINUED

Federal funds purchased: The carrying amounts of Federal funds purchased approximate their fair values because of their short term maturities.

Federal Home Loan Bank advances: The fair value of the portion of Federal Home Loan Bank advances that matures within 90 days approximates its fair value. For longer term maturities, the fair value is based on discounted cash flow analysis.

Off-balance-sheet instruments: The fair value of commitments to extend credit and letters of credit are estimated using fees currently charged to enter into similar agreements. The fees associated with these financial instruments are not material.


NOTE 17.  COMMON STOCK SPLIT

On January 1, 1999, the Company reduced the par value of its common stock from $1 per share to $.20 per share and issued the 2,683,000 additional shares necessary to effect a 5-for-1 common stock split. The earnings per common share for the years ended December 31, 1998 and 1997, have been retroactively adjusted for this split as if it occurred on January 1, 1997.


NOTE 18.  STOCK OPTIONS

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

The Company applies APB Opinion 25 in accounting for the compensation and long-term incentive plan. Accordingly, there was no compensation cost related to options granted during the year ending December 31, 2000 and compensation cost related to options granted during the year ended December 31, 1999 was immaterial. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123 using publicly traded share prices as a basis of determining fair values, net income and earnings per share would have been reduced as follows:

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 18.  CONTINUED

                                                   2000                1999
--------------------------------------------------------------------------------
Net Income
  As reported                                  $   5,534,365       $   5,621,356
  Proforma                                         5,451,393       $   5,482,356

Basic Earnings Per Share
  As reported                                  $        1.67       $        1.70
  Proforma                                     $        1.65       $        1.60

Diluted Earnings Per Share
  As reported                                  $        1.67       $        1.70
  Proforma                                     $        1.64       $        1.65

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values in 2000 and 1999:

ASSUMPTION                                         2000                1999
--------------------------------------------------------------------------------

Dividend yield                                         1.5 %              1.5 %
Risk-free interest rate                                6.25%              6.25%
Expected life                                       10 years            5 years
Expected volatility                                   22.80%             20.43%

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2000, 1999, and 1998


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 18.  CONTINUED

Following is a summary of the status of the plans for the year ending December 31, 2000 and 1999:

                                                         Directors' Plan                             Employees' Plan
                                             ------------------------------------      ----------------------------------------
                                                                      Weighted                                    Weighted
                                                  Number               Average              Number                 Average
                                                    Of                Exercise                Of                  Exercise
                                                  Shares                Price               Shares                  Price
-------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1999                       -         $          -                    -         $            -
  Granted                                         15,400                 10.90               3,900                  10.80
  Exercised                                          -                     -                   -                      -
  Forfeited                                          -                     -                   -                      -
                                             ----------------------------------------------------------------------------------


Outstanding at December 31, 1999                  15,400                 10.90               3,900                  10.80
  Granted                                         10,000                 16.50               9,900                  15.50
  Exercised                                          -                     -                   -                      -
  Forfeited                                          -                     -                   -                      -
                                             ----------------------------------------------------------------------------------


Outstanding at December 31, 2000                  25,400       $         13.10              13,800       $          14.17
                                             ==================================================================================


Options exercisable at:
  December 31, 1999                               15,400   $             10.90               3,000   $              10.80
                                             ==================================================================================
  December 31, 2000                               25,400   $             13.10              13,800   $              14.17
                                             ==================================================================================

Weighted average fair value of
  options granted during year ended:
    December 31, 1999                                         $          11.22                       $              11.22
                                                              ================                       =======================
    December 31, 2000                                         $           6.51                       $               6.12
                                                              ================                       =======================

                                  INFORMATION

                         66 Citizens Holding Company Officers and Directors 67 The Citizens Bank Officers
                         68  Locations
                         69  Financial Information

      CITIZENS HOLDING COMPANY OFFICERS AND DIRECTORS

      Officers:
                  Steve Webb - Chairman & President
                  Carolyn K. McKee - Secretary
                  Robert T. Smith - Treasurer

      Directors:
                  M. G. Bond
                  Retired Mississippi State Senator

                  Karl Brantley
                  Plant Manager
                  U. S. Electric Motors

                  W. W. Dungan
                  Partner
                  McDaniel Timber Company

                  Don L. Fulton
                  President and General Manager
                  Nemanco, Inc.

                  David A. King
                  Proprietor
                  Philadelphia Motor Company

                  Herbert A. King
                  Civil Engineer
                  King Engineering Associates, Inc.

                  George R. Mars
                  Retired Proprietor
                  Mars Department Store

                  William M. Mars
                  Attorney
                  Mars, Mars and Mars P. A.

                  David P. Webb
                  Attorney
                  Phelps Dunbar LLP

                  Steve Webb
                  Chairman, President and CEO
                  Citizens Holding Company and The Citizens Bank of Philadelphia

    THE CITIZENS BANK OFFICERS

    Steve Webb                       Mark Majure          KOSCIUSKO OFFICE
    Chairman & President             Asst. Cashier
                                                          Steve Cain
    Danny Hicks                      Beth Branning        President
    Sr. Vice-President               Asst. Cashier
                                                          SCOOBA OFFICE
    Greg McKee                       Adriana Burt
    Sr. Vice-President               Asst. Cashier        Fran Knight
                                                          Vice-President
    Robert T. Smith                  Mitch Peden
    Vice-President & Controller      Asst. Cashier        MERIDIAN OFFICE

    Erdis Chaney                     CARTHAGE OFFICE      Charles Young
    Vice-President & Cashier                              Vice-President
                                     Mike Brooks
    Tim Lofton                       President            MORTGAGE LOAN DEPARTMENT
    Vice-President & CIO
                                     Billie Nell Dowdle   David Blair, Jr.
    Randy Cheatham                   Vice-President       Vice-President & Manager
    Vice-President
                                     Byron Hines
    Mike Guthrie                     Vice-President
    Vice-President
                                     Mike Ellis
    Joe Foster                       Vice-President
    Vice-President & Trust Officer
                                     Margaret Thompson
    Murray Johnson                   Asst. Cashier
    Vice-President
                                     Judy Kuntz
    Jackie Hester                    Asst. Cashier
    Vice-President & Marketing
                                     Carol Wright
    Kaye Johnson                     Asst. Cashier
    Vice-President
                                     SEBASTOPOL OFFICE
    Darrell Bates
    Asst. Vice-President             Linda Bennett
                                     President
    David Sharp
    Asst. Vice-President             UNION OFFICE

    Gayle Sharp                      Robert C. Palmer, Jr.
    Asst. Vice-President             President

    Jean T. Fulton                   Karen Foster
    Asst. Cashier                    Asst. Vice-President

    Lucille M. Myatt                 DEKALB OFFICE
    Asst. to President
                                     Steven Lockley
    Carolyn K. McKee                 Vice-President
    Student Loan Officer


    CITIZENS HOLDING COMPANY - 2000 ANNUAL REPORT

    LOCATIONS

    The Citizens Bank                Crossroads Office
    Main Office                      501 Highway 35 South
    521 Main Street                  Carthage, MS 39051
    Philadelphia, MS 39350           601.267.4525
    601.656.4692
                                      Madden Office
    Westside Office                   53 Dr. Brantley Road
    912 West Beacon Street            Madden, MS 39109
    Philadelphia, MS 39350            601.267.7366
    601.656.4978
                                      Sebastopol Office
    Northside Office                  17651 Highway 21
    802 Pecan Avenue                  Sebastopol, MS 39359
    Philadelphia, MS 39350            601.625.7447
    601.656.4977
                                      DeKalb Office
                                      Corner of Main & Bell Street
    Eastside Office                   DeKalb, MS 39328
    599 East Main Street              601.743.2115
    Philadelphia, MS 39350
    601.656.4976                      Kosciusko Office
                                      775 North Jackson Street
                                      Kosciusko, MS 39090
    Pearl River Office                662.289.4356
    110 Choctaw Town Center
    Highway 16 West                   Scooba Office
    Philadelphia, MS 39350            1048 Johnson Street
    601.656.4971                      Scooba, MS 39358
                                      662.476.8431

    Union Office                      Meridian Office
    502 Bank Street                   2209 Highway 45 North
    Union, MS 39365                   Suite E
    601.656.4879                      Meridian, MS 39301
    601.774.9231                      601.693.8367

    Carthage Main Office              Internet Banking
    219 West Main Street              http://www.thecitizensbankphila.com
    Carthage, MS 39051                -----------------------------------
    601.267.4525
                                      PhoneTeller
                                      1.800.397.0344


FINANCIAL INFORMATION

CORPORATE HEADQUARTERS                        STOCK REGISTRAR AND TRANSFER
521 Main Street                               AGENT
P. O. Box 209                                 American Stock Transfer & Trust
Philadelphia, MS 39350                        40 Wall Street - 46th Floor
601.656.4692                                  New York, NY 10005

ANNUAL STOCKHOLDERS MEETING                   Form 10-K
The Annual Stockholder Meeting of             The Corporation's most recent Annual Report
The Citizens Holding Company, Inc.            on Form 10-K, as filed with the Securities and
will be held Tuesday, May 1, 2001 at          Exchange Commission, is available to
3:30 P.M. at the main office of The           stockholders upon request to the
Citizens Bank, 521 Main Street,               Treasurer of the Citizens Holding
Philadelphia, Mississippi.                    Company.

                                              FINANCIAL CONTACT
                                              Robert T. Smith
                                              Treasurer
                                              P. O. Box 209
                                              Philadelphia, Mississippi 39350
                                              601.656.4692

                      MARKET PRICE AND DIVDEND INFORMATION


     MARKET PRICE.

     The Corporation's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "CIZ." The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold by private transactions between parties. At December 31, 2000, the Common Stock's closing price was $17.00.


                                                                            Dividends Declared
                    1999                  High               Low            (per common share)
------------------------------------------------------------------------------------------------
January - March                            N/A               N/A                            0.00
April - June                               N/A               N/A                            0.15
July - September                           N/A               N/A                            0.00
October - December                             29.25             21.00                      0.17

                                                                           Dividends Declared
                    2000                  High               Low           (per common share)
------------------------------------------------------------------------------------------------

January - March                                20.50             16.75                      0.10
April - June                                   16.75             15.19                      0.10
July - September                               18.00             16.13                      0.10
October - December                             17.38             16.38                     0.125

     On March 9, 2001, Shares of Common Stock were held of record by approximately 466 shareholders.

     DIVIDENDS

     Dividends for 2000 totaled $.425 per share compared to $.32 in 1999 and $.24 in 1998. These dividends reflect a 33% increase in 2000 over 1999 and a 33% increase in 1999 over 1998.

     The Corporation declares dividends on a quarterly basis in March, June, September and December with payment following at the end of that month.

Funds for the payment by the Corporation of cash dividends are obtained from dividends received by the Corporation from the Bank. Accordingly, the declaration and payment of dividends by the Corporation depend upon the Bank's earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors.

                                                         QUARTERLY FINANCIAL TRENDS

                                                                      2000
                                   --------------------------------------------------------------------------------
                                          First          Second           Third          Fourth           Year
                                         Quarter         Quarter         Quarter         Quarter         to Date
                                   --------------------------------------------------------------------------------
Interest Income                              $6,792          $7,010          $7,353          $7,483         $28,638
Interest Expense                              3,131           3,437           3,627           3,869          14,064
                                   --------------------------------------------------------------------------------
Net Interest Income                           3,661           3,573           3,726           3,614          14,574
Provision for Loan Losses                        86             197             316             319         $   918
Non-interest Income                             762             855             796             872         $ 3,285
Non-interest Expense                          2,226           2,131           2,178           2,237         $ 8,772
Income Taxes                                    739             723             680             493         $ 2,635
                                   --------------------------------------------------------------------------------
Net Income                                   $1,372          $1,377          $1,348          $1,437         $ 5,534
                                   ================================================================================
Per common share:
     Basic                                   $ 0.41          $ 0.42          $ 0.41          $ 0.43         $  1.67
     Diluted                                 $ 0.41          $ 0.42          $ 0.41          $ 0.43         $  1.67
                                   --------------------------------------------------------------------------------
     Cash Dividends                          $ 0.10          $ 0.10          $ 0.10          $0.125         $ 0.425


                                                                      1999
                                   --------------------------------------------------------------------------------
                                          First          Second           Third          Fourth           Year
                                         Quarter         Quarter         Quarter         Quarter         to Date
                                   --------------------------------------------------------------------------------
Interest Income                              $6,007          $6,121          $6,718          $6,629         $25,475
Interest Expense                              2,639           2,648           2,729           2,958          10,974
                                   --------------------------------------------------------------------------------
Net Interest Income                           3,368           3,473           3,989           3,671          14,501
Provision for Loan Losses                       146             237             156             310             849
Non-interest Income                             848             919             554             801           3,122
Non-interest Expense                          2,007           1,851           2,247           2,255           8,360
Income Taxes                                    740             747             723             583           2,793
                                   --------------------------------------------------------------------------------
Net Income                                   $1,323          $1,557          $1,417          $1,324         $ 5,621
                                   ================================================================================
Per common share:
     Basic                                   $ 0.40          $ 0.47          $ 0.43          $ 0.40         $  1.70
     Diluted                                 $ 0.40          $ 0.47          $ 0.43          $ 0.40         $  1.70
                                   --------------------------------------------------------------------------------
     Cash Dividends                          $ 0.00          $ 0.15          $ 0.00          $ 0.17         $  0.32
                                   --------------------------------------------------------------------------------

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Overview

The definition of market risk is the possibility of loss that could result from adverse changes in market prices and rates. The Company has taken steps to assess the amount of risk that is associated with its asset and liability structure. The Company measures the potential risk on a regular basis and makes changes to its strategies to manage these risks. The Board of Directors reviews important policy limits each month with a more detailed risk analysis completed on a quarterly basis. These measurement tools are important in allowing the Company to manage market risk and to plan effective strategies to respond to any adverse changes in risk. The Company does not participate in some of the financial instruments that are inherently subject to substantial market risk.

Market/Interest Rate Risk Management

The primary purpose in managing interest rate risk is to effectively invest capital and preserve the value created by the core banking business. The Company utilizes an investment portfolio to manage the interest rate risk naturally created through its business activities. The quarterly interest rate risk report is used to evaluate exposure to interest rate risk, project earnings and manage the composition of the balance sheet and its growth. This report utilizes a 200 basis point rate shock up and down and measures the effect on earnings and the value of equity.

Static gap analysis is also used in measuring interest rate risk. Although management believes that this does not provide a complete picture of the Company's exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company's rate sensitivity static gap analysis at December 31, 2000 ($ in thousands):

                                                Interest Sensitive Within
                                        --------------------------------------
                                                90 days            One year
                                        --------------------------------------

Total rate sensitive assets                       $   68,573          $ 88,540
Total rate sensitive liabilities                     181,773            90,648
                                        --------------------------------------

     Net gap                                       ($113,200)          ($2,108)
                                        ======================================


The analysis indicates a negative gap position over the next three- and twelve - month periods which indicates that the Company would benefit somewhat from a decrease in market interest rates. Although rate increases would be detrimental to the interest rate risk of the Company, management believes there is adequate flexibility to alter the overall rate sensitivity structure as necessary to minimize exposure to these changes.

The static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. The interest rate sensitivity table that follows provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in management's expectations or intentions. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, they certainly have the opportunity to do so. Weighted average floating rates are based on the rate for that product as of December 31, 2000.

INTEREST RATE SENSITIVITY
DECEMBER 31, 2000

                                                                                              Carrying      Fair
                            2001       2002       2003       2004       2005    Thereafter     Value       Value
                     ---------------------------------------------------------------------------------------------
Loans
   Fixed Rate           $ 63,476    $19,973    $30,894    $48,129    $37,626       $24,000    $224,098    $217,675
     Average Int Rate       9.81%     10.14%      8.94%      8.43%      8.94%         7.83%       9.06%
   Floating Rate        $ 12,602    $   589    $   610    $   234    $   645       $15,027    $ 29,707    $ 29,371
     Average Int Rate       9.88%     10.00%     10.23%      9.74%     10.42%        10.49%      10.21%
Investment securities
   Fixed Rate           $ 28,642    $17,123    $ 7,091    $ 1,498    $ 5,597       $43,582    $103,533    $103,533
     Average Int Rate       6.06%      6.31%      6.49%      6.16%      6.75%         7.13%       6.62%
   Floating Rate
     Average Int Rate
Other earning assets
   Fixed Rate           $  3,100                                                              $  3,100    $  3,100
     Average Int Rate       6.06%                                                                 6.06%
   Floating Rate
     Average Int Rate

Interest-bearing
deposits
   Fixed Rate           $225,978    $ 8,412    $ 4,218               $   616                  $239,224    $238,575
     Average Int Rate       4.82%      6.56%      6.72%                 6.00%                     6.09%
   Floating Rate        $  4,258    $ 7,099    $ 2,344    $    20    $     2                  $ 13,723    $ 13,686
     Average Int Rate       6.11%      6.11%      6.11%      6.11%      6.11%                     6.11%
Other int-bearing
     liabilities
   Fixed Rate           $ 32,700               $10,000                                        $ 42,700    $ 42,700
     Average Int Rate       6.39%                 5.56%                                           6.20%
   Floating Rate
     Average Int Rate