Form 10-K, Exhibit 13
period 2001-12-31
CITIZENS HOLDING CO /MS/
filed 2002-03-28
CIK 1075706

                                                                      EXHIBIT 13

                                  Traditions



                  CITIZENS HOLDING COMPANY 2001 ANNUAL REPORT

                              To our Stockholders



Dear Stockholder:

The year 2001 was a wild one as far as financial companies were concerned. We experienced unprecedented swings in interest rates that peaked in February 2001 and by the end of the year were the lowest we can remember. This year was also a sad and tragic year, as we all know. On September 11th, I was attending a meeting in the FDIC Building in Washington when the Pentagon was hit. I walked out to the street and saw smoke coming from the Pentagon and witnessed the pandemonium taking place. Little did I realize the impact this would have on the world and on Citizens Holding Company.

The year has also brought wide swings in the stock market and unbelievable losses of market values. I feel good that our company again was more profitable in 2001 than any year in its existence. Our stock price has also advanced and seems to be holding well. We have increased cash dividends in the first quarter of 2002 to $0.12 per share or $0.48 per share when annualized. This is an increase of 25% over 2001. This represents a cash payment of about 40% of projected earnings. We feel that we can sustain this dividend and continue to have capital to support future growth.

On the subject of growth, we acquired branches in Decatur and Forest, Mississippi from Union Planters Bank during the year 2001 and added over $30,000,000 in assets. We are in the process of acquiring Citizens Bank and Trust Company in Louisville and Noxapater, Mississippi, and when this is completed will add another $70,000,000 in assets. All of these acquisitions are in close proximity to our home base and we think we know how to operate in these areas.

Additional investments in personnel have been made in the area of management infrastructure. Terry Woods, the former President of Inter-City Federal Bank in Louisville and Stanley Salter, former Branch Manager of the Philadelphia Operations of National Bank of Commerce, have joined us as Vice-Presidents of the Bank. These along with other highly professional officers will assure a continuity of management of your company.

We continue to upgrade our computer technology and are installing document imaging in the second quarter of this year. We will be moving the entire computer operations to a different building, which was purchased a few years ago with such a plan in mind.

It is fortunate that our operating area is experiencing growth due largely to the expansion of the casino and water park at the Pearl River Resort. We will also have a positive impact from the new Nissan Plant in Canton. The job market in this area is in for a big upward movement starting in the second half of 2002 and should really take off in 2003. We are in position to grow with this expansion in our economy.

We know that our primary job is to maximize stockholder value and we are convinced that a big part of this is through maximizing performance of The Citizens Bank.

On behalf of the Directors and Employees, we want you to know that we will continue to do our best and we thank the stockholders for allowing us to represent them through Citizens Holding Company.



"We know that our primary job is to maximize stockholder value and we are convinced that a big part of this is through maximizing performance of The Citizens Bank."



"I feel good that our company again was more profitable in 2001 than any year in its existence."

MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE.

     The Corporation's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "CIZ." The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold by private transactions between parties. On December 31, 2001, the Common Stock's closing price was $16.60.

                                                           Dividends Declared
      2000                        High          Low        (per common share)
------------------------------------------------------------------------------
January - March                   13.67        11.17             0.067
April - June                      11.17        10.13             0.067
July - September                  12.00        10.75             0.067
October - December                11.59        10.92             0.083


                                                           Dividends Declared
      2001                        High          Low        (per common share)
------------------------------------------------------------------------------

January - March                   11.17        10.33             0.083
April - June                      11.83        10.77             0.100
July - September                  13.17        11.50             0.100
October - December                16.60        12.17             0.100

     Per share information included in the above table has been adjusted to reflect the three-for-two (3:2) common stock split effective January 2, 2002.

     On March 11, 2002, the shares of Common Stock were held of record by approximately 458 shareholders.

     DIVIDENDS

     Dividends, retroactively adjusted to give effect to the three-for-two stock split, totaled $0.383 per share for 2001 compared to $0.284 in 2000 and $.213 in 1999. These dividends reflect a 35% increase in 2001 over 2000 and a 33% increase in 2000 over 1999.

     The Corporation declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared.

     Funds for the payment by the Corporation of cash dividends are obtained from dividends received by the Corporation from the Bank. Accordingly, the declaration and payment of dividends by the Corporation depend upon the Bank's earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors.

Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2001, 2000 and 1999

     BACKGROUND

     Citizens Holding Company (the "Company") is a one-bank holding company that holds 97.44% of the outstanding shares of The Citizens Bank of Philadelphia, Mississippi (the "Bank"). The Company was incorporated under Mississippi law on February 16, 1982.

     The Bank was opened on February 8, 1908 as The First National Bank of Philadelphia. In 1917, the Bank surrendered its national charter and obtained a state charter at which time the name of the Bank was changed to The Citizens Bank of Philadelphia, Mississippi. At December 31, 2001, the Bank was the largest bank headquartered in Neshoba County with total assets of $426,684,787 and total deposits of $360,065,165. The principal executive offices of both the Company and the Bank are located at 521 Main Street, Philadelphia, Mississippi 39350 and its telephone number is (601) 656-4692. All references hereinafter to the activities or operations of the Company reflect the Company's acting or operating through the Bank.

     OVERVIEW

     The Company continued in 2001 to show good growth for the period in assets and loans. Total assets at the end of 2001 were $427,212,874, an increase of 11.6% over 2000; net loans were $260,903,091, an increase of 4.9% over 2000 and deposits increased to $359,309,007, an increase of 24.9% over 2000. This increase was aided by the acquisition in July 2001 of the two Union Planters branches in Forest and Decatur which added $30,506,745 in assets, including $11,703,517 in loans and $30,284,185 in deposits.

     Net income after taxes of the Company for 2001 increased by 3.2% from 2000
to $5,710,898.   Net income was affected in 2001 by a decrease in interest paid on deposits and other borrowed money. Net income for 2000 and 1999 was down 1.6% and up 19.3%, respectively, both years' increases in net income being influenced greatly by the fluctuating interest rate environment and asset and loan growth. Net income for 2001 produced, on a fully diluted basis, earnings per share of $1.15 compared to $1.11 for 2000 and $1.13 for 1999.

     The Company's Return on Average Assets (ROA) was 1.41% in 2001, compared to 1.48% in 2000 and 1.62% in 1999, and our Return on Average Equity (ROE) was 11.98% in 2001, 13.60% in 2000 and 14.95% in 1999. Although net income increased in 2001, ROA and ROE decreased because net income increased at a lower rate than average assets and average equity. In 2000, ROE and ROA also decreased due to a larger growth in assets and equity at the same time when earnings were relatively flat. ROE has declined over the last five years due to the retention of retained earnings that caused our capital percentages to rise. During this period, leverage capital ratios increased from 10.46% in 1997 to 10.51% in 2001 even though assets increased 49%.

     SELECTED DATA

     The following selected data has been taken from the Company's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere. The major components of the Company's operating results for the past five years are summarized in Table 1 - Five Year Financial Summary of Consolidated Statements and Related Statistics. All dollar references in the following tables are in thousands
except for per share data.   All per share data has been adjusted to give effect
to the three-for-two stock split of January 2, 2002.

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS (amounts in thousands, except percent and per share data)

                                           2001           2000           1999           1998           1997
                                         --------------------------------------------------------------------
SUMMARY OF EARNINGS

Total Interest Income                    $ 29,119       $ 28,638       $ 25,476       $ 23,956       $ 21,588
Total Interest Expense                     13,399         14,064         10,974         10,860          9,659
Provision for loan losse                    1,123            918            849            846            740
Non-interest income                         3,980          3,285          3,122          2,897          2,990
Non-interest expense                       10,308          8,772          8,361          7,948          7,046
Income tax expense                          2,558          2,635          2,793          2,487          2,561
Net Income                                  5,711          5,534          5,621          4,712          4,490

PER SHARE DATA

Earnings-basic                           $   1.15       $   1.12       $   1.13       $   0.95       $   0.91
Earnings-diluted                         $   1.15       $   1.11       $   1.13       $   0.95       $   0.91
Cash dividends                           $  0.383       $  0.283       $  0.213       $  0.160       $  0.113
Book value at year end                   $   9.51       $   8.74       $   7.57       $   7.15       $   6.29

SELECTED YEAR END ACTUAL BALANCES

Loans, net of unearned income            $264,278       $252,022       $234,349       $211,349       $194,304
Allowance for possible loan losses         (3,375)        (3,325)        (3,100)        (2,900)        (2,700)
Investment securities                     122,567        103,533        102,451         91,539         67,292
Total assets                              427,213        382,800        362,790        334,232        286,634
Deposits                                  359,309        289,908        284,462        282,242        248,984
Long term borrowings                       14,629         10,000         10,000         10,000              -
Shareholders' equity                       47,182         43,377         37,546         35,455         31,220



SELECTED YEAR END AVERAGE BALANCES

Loans, net of unearned income            $255,185       $244,307       $221,165       $202,228       $186,843
Allowance for possible loan losses         (3,335)        (3,198)        (2,974)        (2,701)        (2,523)
Investment securities                     106,632        102,325         97,219         79,401         70,023
Total assets                              403,881        374,439        347,613        314,896        279,961
Deposits                                  327,536        290,704        288,176        268,514        242,459
Long term borrowings                       14,815         10,000         10,000          7,630              3
Shareholders' equity                       47,664         40,701         37,603         33,513         28,920

SELECTED RATIOS

Return on average assets                     1.41%          1.48%          1.62%          1.50%          1.60%
Return on average equity                    11.98%         13.60%         14.95%         14.08%         15.24%
Dividend payout ratio                       33.31%         25.41%         18.84%         16.85%         12.52%
Equity to year end assets                   11.04%         11.33%         10.35%         10.61%         10.89%
Total risk-based capital to
  risk-adjusted assets                      18.40%         18.88%         18.52%         18.13%         17.02%
Leverage capital ratio                      10.51%         11.61%         11.06%         10.61%         10.46%
Efficiency ratio                            51.32%         47.20%         45.48%         48.01%         45.56%

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

     Net interest income on a tax equivalent basis was $16,047,000, $14,403,000 and $14,455,000 and the net interest margin percentage was 4.32%, 4.16% and 4.52% for the years 2001, 2000 and 1999, respectively. In 2001, the yield on earnings assets decreased to 7.91% from 8.22% and the rate on interest-bearing liabilities decreased to 4.35% from 4.85%. Earning assets volume increased 7.4% while interest-bearing liabilities volume increased 6.2% in 2001. The larger increases in volume of interest-bearing assets and the smaller interest rate reduction combined to cause the rise in net interest income in 2001.

     In 2000, the yield on earning assets increased to 8.22% from 7.94% and the rate on interest-bearing liabilities increased to 4.85% from 4.11%. Total volume of earning assets increased 8.2% while interest-bearing liabilities increased 8.8% in 2000.

     In 1999, the yield on earning assets declined 15 basis points from 1998 but was overcome by a 38 basis point decline in the rate on interest-bearing liabilities. This combination was the main reason that the net interest margin increased to 4.52% in 1999.

     During this three year period, loan demand has remained strong and has allowed the Company to continue to invest its available funds in loans that provide the Company with yields that are greater than the yields on investment securities. Strong deposit growth in 2001 allowed the Company to reduce its dependence on wholesale funding such as advances from the Federal Home Loan Bank and federal funds purchased.

              TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

                                            Average Balance                Income/Expense           Average Yield/Rate
                                      2001       2000       1999      2001      2000      1999    2001     2000     1999
                               =========================================================================================
Loans:
  Commercial Loans                $232,424   $221,671   $199,537   $20,275   $19,568   $17,138    8.72%    8.83%    8.59%
  Installment Loans (Net)           21,521     21,572     20,751     2,503     2,319     2,199   11.63%   10.75%   10.60%
                               -----------------------------------------------------------------------------------------
    Total Loans                    253,945    243,243    220,288    22,778    21,887    19,337    8.97%    9.00%    8.78%

Investment Securities
  Taxable                           78,423     79,533     80,075     4,671     5,067     4,729    5.96%    6.37%    5.91%
  Tax-exempt                        23,952     22,370     16,143     1,498     1,438     1,191    6.25%    6.43%    7.38%
                               -----------------------------------------------------------------------------------------
    Total Investment Securities    102,375    101,903     96,218     6,169     6,505     5,920    6.03%    6.38%    6.15%

Federal Funds Sold and Other        15,681      1,181      3,541       487        75       172    3.11%    6.35%    4.86%
                               -----------------------------------------------------------------------------------------

  Total Interest Earning Assets    372,001    346,327    320,047    29,434    28,467    25,429    7.91%    8.22%    7.95%
                               -----------------------------------------------------------------------------------------

Non-Earning Assets                  31,880     28,112     27,566
                               ---------------------------------

    Total Assets                  $403,881   $374,439   $347,613
                               =================================

Deposits:
  Interest-bearing Demand Dep     $ 82,127   $ 75,810   $ 77,821   $ 1,930   $ 2,333   $ 2,099    2.35%    3.08%    2.70%
  Savings                           19,828     19,271     19,481       521       672       603    2.63%    3.49%    3.10%
  Time                             183,883    158,185    153,497     9,727     8,747     7,385    5.29%    5.53%    4.81%
                               -----------------------------------------------------------------------------------------
    Total Deposits                 285,838    253,266    250,799    12,178    11,752    10,087    4.26%    4.64%    4.02%

Borrowed Funds
  Short-term Borrowings              9,721     26,696      5,805       544     1,748       323    5.60%    6.55%    5.56%
  Long-term Borrowings              12,407     10,000     10,000       665       564       564    5.36%    5.64%    5.64%
                               -----------------------------------------------------------------------------------------
Total Borrowed Funds                22,128     36,696     15,805     1,209     2,312       887    5.46%    6.30%    5.61%
                               -----------------------------------------------------------------------------------------
   Total Interest-Bearing
     Liabilities                   307,966    289,962    266,604    13,387    14,064    10,974    4.35%    4.85%    4.12%

Non-Interest Bearing
 Liabilities
   Demand Deposits                  41,368     37,439     37,377
   Other Liabilities                 6,883      6,334      6,029
   Shareholders' Equity             47,664     40,704     37,603
                               ---------------------------------
     Total Liabilities and
       Shareholders' Equity       $403,881   $374,439   $347,613
                               =================================

INTEREST RATE SPREAD                                                                              3.56%    3.37%    3.83%
                                                                                              ==========================

NET INTEREST INCOME                                                $16,047   $14,403   $14,455
                                                                ==============================

NET INTEREST MARGIN                                                                               4.32%    4.16%    4.52%
                                                                                              ==========================


Table 3 - Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2001, 2000, and 1999.

                 TABLE 3 - NET AVERAGE INTEREST EARNING ASSETS

                                                       2001              2000              1999
                                         ------------------------------------------------------

Average interest earning assets                    $372,001          $346,327          $320,047
Average interest bearing liabilities                307,966           289,962           266,604
                                         ------------------------------------------------------

   Net average interest earning assets             $ 64,035          $ 56,365          $ 53,443
                                         ======================================================


Table 4 - Volume/Rate Analysis depicts the dollar effect of volume and rate changes from 1999 through 2001. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans were included in the average loan balances used in determining
the yields.   Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.

                        TABLE 4 - VOLUME/RATE ANALYSIS

                                                    2001 Change from 2000                        2000 Change from 1999
                                            Volume           Rate          Total          Volume           Rate          Total
                                      -------------------------------------------------------------------------------------------
INTEREST INCOME

Loans                                              960            -69            891           2,066            484         2,550
Taxable Securities                                 -66           -330           -396             -34            372           338
Non-Taxable Securities                              99            -39             60           1,332         -1,085           247
Federal Funds Sold and Other                       450            -38            412            -157             60           -97
                                      -------------------------------------------------------------------------------------------

   TOTAL INTEREST INCOME                        $1,443          -$476        $   967          $3,207          -$169        $3,038
                                      -------------------------------------------------------------------------------------------

INTEREST EXPENSE

Interest-bearing demand
   deposits                                        148           -551           -403             -62            296           234
Savings Deposits                                    15           -166           -151              -7             76            69
Time Deposits                                    1,359           -379            980             259          1,103         1,362
Short-term borrowings                             -950           -254         -1,204           1,368             57         1,425
Long-term borrowings                               129            -28            101               0              0             0
                                      -------------------------------------------------------------------------------------------

   TOTAL INTEREST EXPENSE                          701         -1,378           -677           1,558          1,532         3,090
                                      -------------------------------------------------------------------------------------------


NET INTEREST INCOME                             $  742        $   902        $ 1,644          $1,649        -$1,701          -$52
                                      ===========================================================================================


     PROVISION FOR LOAN LOSSES AND ASSET QUALITY

     The provision for loan losses represents charges against operations to establish reserves for probable loan losses inherent in the Company's loan portfolio. This expense is determined by a number of factors including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. The ratio of net loans charged off to average loans was .42% in 2001, ..28% in 2000, .29% in 1999, .32% in 1998 and .29% in 1997. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of our economy. Management evaluates the adequacy of the allowance for loan loss on a quarterly basis and makes provisions to the allowance based on this analysis.

     The provision was $1,123,166 in 2001, $917,519 in 2000, $849,344 in 1999,
$846,466 in 1998 and $740,309 in 1997. At the end of 2001, the allowance for loan losses was $3,375,000, an amount that management considers to be sufficient to protect against future loan losses.

     Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The Company's policy is to charge-off loans, when, in management's opinion, the loan is deemed uncollectable, although concerted efforts are made to maximize recovery of the loan after it is charged off.

                TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                    2001             2000             1999             1998             1997
                                        ------------------------------------------------------------------------------------

BALANCE AT BEGINNING OF YEAR                    $  3,325         $  3,100         $  2,900         $  2,700         $  2,500

LOANS CHARGED-OFF

     Commercial, financial and
      agricultural                                   612              186              320              364              326
     Real estate - construction                        0                0                0                0                0
     Real estate - mortgage                           36               26               74               10               13
     Consumer                                        675              801              522              505              449
                                        ------------------------------------------------------------------------------------

          TOTAL CHARGE-OFFS                        1,323            1,013              916              879              788
                                        ------------------------------------------------------------------------------------

CHARGE-OFFS RECOVERED

     Commercial, financial and
      agricultural                                    22              121              122               55               89
     Real estate - construction                        0                0                0                0                0
     Real estate - mortgage                           26               24                0                3                0
     Consumer                                        202              175              145              175              159
                                        ------------------------------------------------------------------------------------

          TOTAL RECOVERIES                           250              320              267              233              248
                                        ------------------------------------------------------------------------------------


Net loans charged-off                              1,073              693              649              646              540
Current year provision                             1,123              918              849              846              740
                                        ------------------------------------------------------------------------------------


BALANCE AT END OF YEAR                          $  3,375         $  3,325         $  3,100         $  2,900         $  2,700
                                        ====================================================================================


Loans at year end                               $264,278         $252,022         $234,349         $211,349         $191,605

Ratio of allowance to loans
     at year end                                    1.28%            1.32%            1.32%            1.37%            1.41%

Average loans - net of unearned                 $255,185         $244,307         $221,165         $202,228         $186,843

Ratio of net loans charged-off
     to average loans                               0.42%            0.28%            0.29%            0.32%            0.29%

            ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,

                                              2001               2000                1999                1998                1997
                                        -----------------------------------------------------------------------------------------

Commercial, financial and agricultural      $1,200             $1,000              $  900              $  850              $  800
Real estate - construction                     250                250                 225                 225                 225
Real estate - mortgage                         700                650                 600                 575                 550
Consumer                                     1,175              1,075               1,050                 950                 850
Unallocated                                     50                350                 325                 300                 275
                                        -----------------------------------------------------------------------------------------

          Total                             $3,375             $3,325              $3,100              $2,900              $2,700
                                        =========================================================================================


             COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

                                                    2001             2000             1999             1998             1997
                                        ------------------------------------------------------------------------------------

Commercial, financial and agricultural             47.25%           48.02%           47.52%           46.25%           46.08%
Real estate - construction                          2.26%            2.08%            3.02%            3.11%            2.30%
Real estate - mortgage                             30.18%           29.35%           28.43%           27.40%           27.50%
Consumer                                           20.31%           20.55%           21.03%           23.24%           24.12%
                                        ------------------------------------------------------------------------------------

                                                  100.00%          100.00%          100.00%          100.00%          100.00%
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

     Loans on non-accrual status amounted to $418,813 in 2001 and the effect of such loan classification was to reduce interest income by $123,804. All interest accrued on these loans at the time they are classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms.

                        TABLE 6 - NON-PERFORMING ASSETS

                              As of December 31,

                                                  2001       2000       1999       1998       1997
                                            ------------------------------------------------------
PRINCIPAL BALANCE - DOMESTIC

Non-accrual                                    $   419    $   590    $   390    $   649    $   344
90 days or more past due                         2,918      1,746      1,643      1,641      1,862
Troubled debt restructuring                          0          0          0          0          0
                                            ------------------------------------------------------

     TOTAL DOMESTIC LOANS                      $ 3,337    $ 2,336    $ 2,033    $ 2,290    $ 2,206
                                            ------------------------------------------------------


PRINCIPAL BALANCE - FOREIGN

Non-accrual                                    $     0    $     0    $     0    $     0    $     0
90 days or more past due                             0          0          0          0          0
Troubled debt restructuring                          0          0          0          0          0
                                            ------------------------------------------------------

     TOTAL FOREIGN LOANS                       $     0    $     0    $     0    $     0    $     0
                                            ------------------------------------------------------


   TOTAL NON-PERFORMING LOANS                  $ 3,337    $ 2,336    $ 2,033    $ 2,290    $ 2,206
                                            ======================================================


Income on non-accrual loans not recorded       $    31    $   147    $   110    $   135    $    32

Non-performing as a percent of loans              1.27%      0.93%      0.87%      1.08%      1.15%

Other real estate owned                        $   340    $   133    $   292    $    57    $    10

OREO as a percent of loans                        0.13%      0.05%      0.15%      0.03%      0.01%

Allowance as a percent of
     non-performing loans                       101.14%    142.34%    152.48%    126.64%    122.39%


     Statements of Financial Accounting Standard No. 114 and 118, "Accounting by Creditors for Impairment of a Loan," became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management has not recognized any loans as being impaired in conformity with FASB 114 and 118 for the years 2001, 2000, 1999, 1998 and 1997.

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

     NON-INTEREST INCOME AND EXPENSE

     A listing of non-interest income and expense from 1999 through 2001 and percentage changes between years is included in Table 7 - Non-interest Income and Expense.

                    TABLE 7 - NON-INTEREST INCOME & EXPENSE

                                                            % CHANGE                          % CHANGE
                                               2001         FROM '00           2000            FROM '99         1999
                                        -------------------------------------------------------------------------------

NON-INTEREST INCOME
Income from fiduciary activities            $     2            0.00%           $    2            0.00%           $    2
Service charges on deposit accounts           2,810           13.77%            2,470            4.13%            2,372
Other operating income                        1,168           43.79%              813            8.69%              748
                                        -------------------------------------------------------------------------------

     TOTAL NON-INTEREST INCOME              $ 3,980           21.19%           $3,285            5.22%           $3,122
                                        ===============================================================================



NON-INTEREST EXPENSE
Salaries and employee benefits              $ 5,597           14.18%           $4,902            5.28%           $4,656
Occupancy expense                             1,631           17.68%            1,386            1.54%            1,365
Other operating expense                       3,080           23.99%            2,484            6.20%            2,340
                                        -------------------------------------------------------------------------------

     TOTAL NON-INTEREST EXPENSE             $10,308           17.51%           $8,772            4.93%           $8,361
                                        ===============================================================================

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

     Non-interest income for 2001 was $3,980,612, an increase of $695,792 or 21.2% over 2000. This increase was attributable to increases in checking account service charges related to volume increases, an increase in the number of safe deposit boxes rented, and another year of increased income from its credit life and title insurance subsidiaries and fees from its mortgage origination department.

     Similarly, non-interest income rose by $162,598 or 5.2% in 2000 over 1999. This increase was also due to increased fees from the addition of more deposit accounts and good earnings growth from the credit life subsidiary.

     Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. Non-interest expense increased $1,536,558 or 17.5% in 2001 over 2000 and increased $411,663 in 2000 over 1999. The increases in both years were mainly from normal growth activity in the Company although the purchase of the Union Planters branches contributed significantly to the increase in 2001.

     In 2001, the Company's efficiency ratio was 51.32% compared to 47.20% in 2000 and 45.48% in 1999. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

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

     The Corporation's effective tax rate was 30.93%, 32.26% and 33.19% in 2001, 2000 and 1999, respectively. Further tax information regarding the Corporation is disclosed in Note 5 to the consolidated financial statements.

     SECURITIES

     At December 2001, the Corporation classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not classify any securities as held to maturity or held for trading purposes.

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

     Table 8 - Securities and Securities Maturity Schedule summarizes the carrying value of securities from 1999 through 2001 and the maturity distribution at December 31, 2001, by classification.

                              TABLE 8 - SECURITIES

                                                         2001           2000           1999
                                                    ------------------------------------------
SECURITIES AVAILABLE FOR SALE

U. S. Treasury                                        $ 31,014        $ 41,341        $ 41,428
U. S. Agencies                                          10,676          20,147          18,670
Mortgage Backed                                         52,362          15,925          19,466
State, Municipal and Other                              28,515          26,120          22,887
                                                    ------------------------------------------

   TOTAL SECURITIES AVAILABLE FOR SALE                $122,567        $103,533        $102,451
                                                    ------------------------------------------

SECURITIES HELD TO MATURITY

   TOTAL SECURITIES HELD TO MATURITY                  $      0        $      0        $      0
                                                    ------------------------------------------

       TOTAL SECURITIES                               $122,567        $103,533        $102,451
                                                    ==========================================

                         SECURITIES MATURITY SCHEDULE

                                       1 year or less        1 to 5 years        5 to 10 years       over 10 years
                                     Actual    Average    Actual    Average    Actual    Average    Actual    Average
                                     Balance    Yield     Balance    Yield     Balance    Yield     Balance    Yield
                                  -----------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
   U. S. Treasury                    $12,279      6.18%   $18,735      4.47%   $     0      0.00%   $     0      0.00%
   U. S. Agencies                          0      0.00%     6,114      6.66%     4,142      6.55%       420      7.23%
   Mortgage Backed                       536      5.44%     6,038      5.91%    10,855      5.80%    34,690      6.14%
   State, Municipal and Other (1)      1,817      7.77%     5,063      6.59%     6,636      7.07%    15,242      7.50%
                                  -----------------------------------------------------------------------------------

TOTAL AVAILABLE-FOR-SALE             $14,632      6.35%   $35,950      5.38%   $21,633      6.33%   $50,352      6.56%
                                  ===================================================================================


TOTAL HELD-TO-MATURITY               $     0      0.00%   $     0      0.00%   $     0      0.00%   $     0      0.00%
                                  ===================================================================================

(1) Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

     Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 2001 and 2000 was a result of the changing in the interest rate environment during that period, in conjunction with the change in the portfolio mix.

     LOANS

     The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing interest spread above the cost of funds. The Company's loan personnel has the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various directors, including the Chairman. All aggregate credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

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

     In general, the loan growth experienced in 2001 was due to a continuation of the overall growth in the area that is served by the Company. The acquisition of the Union Planters branches added approximately $11,703,517 in loans in the second quarter of 2001. The continued success of the casino on the nearby Choctaw Indian Reservation caused an increase in the number of businesses to serve the visitors drawn by the casino. The increase of jobs in the area also helped to tighten the housing market in the area and caused a large number of new houses to be built. This is evidenced by the fact that real estate mortgage loans grew by $5,724,725 or 7.7% in 2001, $7,447,552 or 11.1% in 2000
and $8,738,416 or 14.9% in 1999.

     Commercial and agricultural loans also showed large growth during this period. These loans grew $3,718,912 or 3.0% in 2001, $9,777,317 or 8.7% in 2000 and $13,678,304 or 13.8% in 1999. This increase was not caused solely by the influence of the casino in the area, but was due in part to an increase in the number of loans to poultry producers originated during this period.

     Consumer loans have shown moderate growth during the period. This category increased $1,824,679 or 3.5% in 2001, $2,554,094 or 5.1% in 2000 and $106,008 or
..2% in 1999. Changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Low unemployment has insured that more people have jobs and that some people have improved their employment and in turn has lessened the dependence on consumer loans for some purchases.

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

                          TABLE 9 - LOANS OUTSTANDING
                                AT DECEMBER 31,

                                           2001           2000           1999           1998           1997
                                     ------------------------------------------------------------------------

Commercial, financial and                $126,131       $122,412       $112,634       $ 98,956       $ 90,690
 agricultural
Real estate - construction                  6,036          5,310          7,157          6,645          4,533
Real estate - mortgage                     80,548         74,824         67,376         58,637         54,119
Consumer                                   54,218         52,394         49,840         49,734         47,466
                                     ------------------------------------------------------------------------

          TOTAL LOANS                    $266,933       $254,940       $237,007       $213,972       $196,808
                                     ========================================================================

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also indicated are fixed and variable rate loans maturing after one year for all loans.

                           TABLE 10 - LOAN LIQUIDITY
                     LOAN MATURITIES AT DECEMBER 31, 2001

                                                   1 YEAR           1 - 5           OVER 5
                                                   OR LESS          YEARS           YEARS          TOTAL
                                             -------------------------------------------------------------
Commercial, financial and agricultural             $35,641        $ 38,787         $51,703        $126,131
Real estate - construction                           5,245             743              48           6,036
Real estate - mortgage                               8,199          58,360          13,989          80,548
Consumer                                            23,287          29,436           1,495          54,218
                                             -------------------------------------------------------------

   Total loans                                     $72,372        $127,326         $67,235        $266,933
                                             =============================================================


                   SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                   1 - 5          OVER 5
                                                                   YEARS          YEARS
                                                             ----------------------------
Fixed rates                                                       $126,345      $54,927
Variable rates                                                         981       12,308
                                                             ----------------------------

   Total loans                                                    $127,326      $67,235
                                                             ============================

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

     A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.

                        TABLE 11 - DEPOSIT INFORMATION

                                       2001                          2000                       1999
                           --------------------------------------------------------------------------------------
                              Average       Average         Average       Average        Average        Average
                              Balance         Rate          Balance         Rate         Balance         Rate
                           --------------------------------------------------------------------------------------
Noninterest-bearing          $ 41,698                      $ 37,438                     $ 37,378
Interest-bearing demand        82,127        2.35%           75,810         3.08%         77,820          2.69%
Savings                        19,828        2.63%           19,271         3.43%         19,481          3.09%
Certificates of deposit       183,883        5.29%          158,185         5.53%        153,497          4.81%
                           -------------------------------------------------------------------------------------

                             $327,536        3.72%         $290,704         4.04%       $288,176          3.50%
                           =====================================================================================


             MATURITY RANGES OF TIME DEPOSITS OF $100,000 OR MORE
                                AT DECEMBER 31,

                                                                               2001
                                                                           ----------
3 months or less                                                              $28,609
3 through 6 months                                                             18,277
6 through 12 months                                                            18,893
over 12 months                                                                  7,468
                                                                           ----------

                                                                              $73,247
                                                                           ==========

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

                       TABLE 12 - SHORT-TERM BORROWINGS

                              As of December 31,

                                                  2001             2000             1999
                                         -----------------------------------------------
Federal Home Loan Bank borrowings
     Year-end balance                          $     0          $32,000          $13,100
     Weighted average rate                        0.00%            6.39%            5.93%

     Maximum month-end balance                 $34,300          $32,000          $13,100

     Year to date average balance              $ 7,862          $14,389          $ 1,762
     Weighted average rate                        5.38%            6.61%            5.58%

     The Company foresees short-term borrowings to be a continued source of liquidity and will continue to use these borrowings as a method to fund short-term needs. The Company has the capacity to borrow up to $92,171,500 from the FHLB and other financial institutions in the form of federal funds purchased and will use these borrowings if circumstances warrant such action.

     The Company, at the end of 2001, had long-term debt in the amount of $14,628,788 to the Federal Home Loan Bank for advances and $2,057,402 payable to the State of Mississippi for advances under the Agribusiness Enterprise Loan Program. This program provides monies to banks to be extended to qualifying farmers at no interest. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State receives its pro-rata share of 20% of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2001 is listed below.



                                                     2001
                                                   --------
Less than one year                                  $   923
One year to three years                               2,028
Over three years                                     13,735
                                                   --------

   Total Long-term borrowings                       $16,686
                                                   ========


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

     Interest rate risk is the exposure of Company earnings and capital to changes in interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of the Company's interest margin to swings in interest rates to assuring that there is sufficient capital and liquidity to support future balance sheet growth.

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

     Table 13 - Funding Uses and Sources details the main components of cash flows for 2001 and 2000.

                                 TABLE 13 - FUNDING USES AND SOURCES

                                                        2001                                            2000
                                    --------------------------------------------------------------------------------------

                                         Average        Increase/(decrease)         Average        Increase/(decrease)
                                         Balance         Amount     Percent         Balance        Amount      Percent
                                    --------------------------------------------------------------------------------------
FUNDING USES

   Loans, net of unearned                 $255,185      $ 10,878       4.45%         $244,307       $23,142      10.46%
   Taxable securities                       78,423        -1,110      -1.40%           79,533          -541       0.68%
   Tax-exempt securities                    23,952         1,582       7.07%           22,370         6,227      38.57%
   Federal funds sold and other             15,681        14,500    1227.77%            1,181        -2,360     -66.60%
                                    --------------------------------------------------------------------------------------

   TOTAL USES                             $373,241      $ 25,850       7.44%         $347,391       $26,468       8.49%
                                    ======================================================================================

FUNDING SOURCES

   Noninterest-bearing deposits           $ 41,698      $  3,929      10.49%         $ 37,439       $    62       0.17%
   Interest-bearing demand and
     savings deposits                      101,955         6,874       7.23%           95,081        -2,220      -2.28%
   Time Deposits                           183,883        25,698      16.25%          158,185         4,688       3.05%
   Short-term borrowings                     9,721       -16,975     -63.59%           26,696        20,891     359.88%
   Long-term debt                           16,956         4,285      33.82%           12,671            -5      -0.04%
                                    --------------------------------------------------------------------------------------

   TOTAL SOURCES                          $354,213      $ 23,811          7.21%      $330,072       $23,416       7.64%
                                    ======================================================================================

     Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company's interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2001. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

              TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY

                                                                           AT DECEMBER 31, 2001

                                                    1 - 90        91 - 365          1 - 5        Over
                                                     Days           Days            Years       5 years         Total
                                             ---------------------------------------------------------------------------
INTEREST EARNING ASSETS

   Loans                                          $   62,502       $  64,799       $124,658       $ 5,863       $257,822
   Investment securities                               5,437          11,011         31,517        73,012        120,977
   Federal Home Loan Bank Account                      5,421               0              0             0          5,421
   Federal Funds Sold                                  6,100               0              0             0          6,100
                                             ---------------------------------------------------------------------------

TOTAL INTEREST BEARING ASSETS                     $   79,460       $  75,810       $156,175       $78,875       $390,320
                                             ===========================================================================

INTEREST BEARING LIABILITIES

   Interest bearing demand deposits               $   80,006       $       0       $      0       $     0       $ 80,006
   Savings deposits                                   22,376               0              0             0         22,376
   Time deposits                                      77,051         103,446         14,139             0        194,636
   Short term borrowings                                   0               0              0             0              0
   Long term borrowings                                  226             697         15,763             0         16,686
                                             ---------------------------------------------------------------------------

TOTAL INTEREST BEARING LIABILITIES                $  179,659       $ 104,143       $ 29,902       $     0       $313,704
                                             ===========================================================================

Rate sensitive gap                                 -$100,199        -$28,333       $126,273       $78,875       $ 76,616
Rate sensitive cumulative gap                       -100,199        -128,532         -2,259        76,616
Cumulative gap as a percentage of
     total earning assets                             -25.67%         -32.93%         -0.58%        19.63%

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

     The Company's large negative cumulative gap position in the one-year period ending December 31, 2001 was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 93% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company's loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

     CAPITAL RESOURCES

     The Company and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal regulatory agencies to define capital tiers. These are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Company's financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, and the institution is required to submit a capital restoration plan.

     Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by the banking regulators as of December 31, 2001, as noted below in Table 15 - Capital Ratios. To be well-capitalized, the Company and Bank must maintain the prompt corrective action capital guidelines described above.

     Management has sought in the past to maintain a high level of capital to allow the Company to respond to growth and acquisition opportunities in our service area. This strategy has allowed us to purchase the two branches from Union Planters in 2001 without having to raise capital. The Company has signed an Agreement and Plan of Share Exchange to purchase CB&T Capital Corporation and Citizens Bank & Trust Company in Louisville, Mississippi in the second quarter of 2002, again without having to raise capital. Because the Company has been able to increase capital through the retention of earnings, the Company has not implemented a plan to raise additional capital at this time nor does it have any plans to do so.

                           TABLE 15 - CAPITAL RATIOS

                                                                           At December 31,
                                                                 2001             2000             1999
                                                           --------------------------------------------
Tier 1 capital
     Shareholders' equity                                    $ 47,182         $ 43,377         $ 37,546
     Less:  Intangibles                                        -2,974             -654             -650
     Add/less:    Unrealized loss/(gain) on                      -157             -161            1,542
      securities
     Add:  Minority interest in equity accounts of
          unconsolidated subsidiaries                           1,212            1,452            1,261
                                                     --------------------------------------------------

     TOTAL TIER 1 CAPITAL                                    $ 45,263         $ 44,014         $ 39,699
                                                     ==================================================

Total capital
     Tier 1 capital                                          $ 45,263         $ 44,014         $ 39,699
     Allowable allowance for loan losses                        3,299            3,124            2,876
                                                     --------------------------------------------------

     TOTAL CAPITAL                                           $ 48,562         $ 47,138         $ 42,575
                                                     ==================================================


RISK WEIGHTED ASSETS                                         $263,901         $249,683         $229,898
                                                     ==================================================


AVERAGE ASSETS  (FOURTH QUARTER)                             $430,607         $379,130         $358,995
                                                     ==================================================

RISK BASED RATIOS
     TIER 1                                                     17.15%           17.63%           17.27%
                                                     ==================================================


     TOTAL CAPITAL                                              18.40%           18.88%           18.52%
                                                     ==================================================


LEVERAGE RATIOS                                                 10.51%           11.61%           11.06%
                                                     ==================================================

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

     RECENT PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. During 2000, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133," which concluded that it was appropriate to defer the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2001. The Company does not expect that the adoption of this statement will have a material effect on its financial position or results of operations.

     In September 2001, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125)." SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2001. The adoption of this statement will not have a material effect on the Company's financial position or results of operations.

     During 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets". SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that all intangible assets, including goodwill, that result from business combinations be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for according to SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to June 30, 2001 will be discontinued effective, for the Company, January 1, 2002. The Company will adopt the provisions of SFAS No. 141 immediately and the provisions of SFAS No. 142 related to discontinuation of goodwill amortization effective January 1, 2002.

     Also during 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 143 requires estimated future asset retirement costs to be are recognized as a liability, recorded at their fair value and capitalized as part of the asset and depreciated. Under the new pronouncement, the resulting retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk- free interest rate. The pronouncement is effective for years beginning after June 15, 2002 although early application is permitted. The Company will adopt the provisions of SFAS No. 143 effective January 1, 2003. Management does not expect the adoption of this pronouncement to have a material effect on the Company's financial statements.

     SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was also issued by the FASB during 2001 and is effective for years beginning after December 31, 2001. The new pronouncement sets forth requirements for testing and accounting for impairment or disposal of assets to be held and used, assets to be disposed of other than by sale, and assets to be sold. The Company will adopt SFAS No. 144 on January 1,2002. Its adoption is not expected to have a material impact on the Company's financial statements.


     FORWARD-LOOKING STATEMENTS

       In addition to historical information, this report contains statements which constitute forward-looking statements and information which are based on management's beliefs, plans, expectations, assumptions and on information
currently  available  to  management.   The  words  "may,"  "should,"  "expect,"
"anticipate," "intend," "plan," "continue," "believe," "seek," "estimate," and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report. The Corporation notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Corporation's and the Bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Corporation operates; (b) changes in the legislative and regulatory environment that negatively impact the Corporation and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;
(f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economy in the Corporation's market area; and (h) other risks detailed from time to time in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

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

Static gap analysis is also used in measuring interest rate risk. Although management believes that this does not provide a complete picture of the Company's exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company's rate sensitivity static gap analysis at December 31, 2001 ($ in thousands):

                                                                Interest Sensitive Within
                                                        --------------------------------------
                                                                90 days            One year
                                                        --------------------------------------

Total rate sensitive assets                                      $   79,460          $  75,810
Total rate sensitive liabilities                                    179,659            104,143
                                                        --------------------------------------

     Net gap                                                      ($100,199)          ($28,333)
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

The static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. The interest rate sensitivity table that follows provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in management's expectations or intentions. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, they certainly have the opportunity to do so. Weighted average floating rates are based on the rate for that product as of December 31, 2001 and 2000.

INTEREST RATE SENSITIVITY

December 31, 2001

                                                                                              Carrying      Fair
                            2002       2003       2004       2005       2006    Thereafter     Value       Value
                     ---------------------------------------------------------------------------------------------
Loans
   Fixed Rate           $ 91,835    $35,445    $33,870    $23,071    $27,102       $27,820    $239,143    $237,451
     Average Int Rate       8.30%      8.15%      7.95%      8.09%      7.66%         7.50%       8.04%
   Floating Rate        $  8,912    $ 4,222    $ 2,520    $ 2,649    $ 2,004       $ 4,828    $ 25,135    $ 24,957
     Average Int Rate       5.34%      6.04%      6.15%      6.12%      6.16%         6.13%       5.84%
Investment securities
   Fixed Rate           $ 14,632    $10,709    $13,021    $ 6,008    $ 6,212       $71,985    $122,567    $122,567
     Average Int Rate       6.35%      6.18%      4.41%      5.76%      5.66%         6.49%       6.15%
   Floating Rate
     Average Int Rate
Other earning assets
   Fixed Rate           $  6,100                                                              $  6,100    $  6,100
     Average Int Rate       1.63%                                                                 1.63%
   Floating Rate
     Average Int Rate

Interest-bearing deposits
   Fixed Rate           $272,200    $19,298    $ 1,735    $   181    $    11                  $293,425    $294,221
     Average Int Rate       3.00%      4.65%      4.89%      5.85%      4.56%                     3.12%
   Floating Rate        $  6,513    $ 5,414    $ 3,401    $     9    $    11                  $ 15,348    $ 15,390
     Average Int Rate       3.15%      3.15%      3.15%      3.15%      3.15%                     3.15%
Other int-bearing
     liabilities
   Fixed Rate           $    923    $10,969    $ 1,018    $ 1,070    $   649                  $ 14,629    $ 14,629
     Average Int Rate       4.94%      5.51%      4.94%      4.94%      4.94%                     5.36%
   Floating Rate
     Average Int Rate

December 31, 2000

                                                                                              Carrying      Fair
                            2001       2002       2003       2004       2005    Thereafter     Value       Value
                     ---------------------------------------------------------------------------------------------
Loans
   Fixed Rate           $ 63,476    $19,973    $30,894    $48,129    $37,626       $24,000    $224,098    $217,675
     Average Int Rate       9.81%     10.14%      8.94%      8.43%      8.94%         7.83%       9.06%
   Floating Rate        $ 12,602    $   589    $   610    $   234    $ 1,176       $15,027    $ 30,238    $ 29,371
     Average Int Rate       9.88%     10.00%     10.23%      9.74%     10.42%        10.49%      10.21%
Investment securities
   Fixed Rate           $ 28,642    $17,123    $ 7,091    $ 1,498    $ 5,597       $43,582    $103,533    $103,533
     Average Int Rate       6.06%      6.31%      6.49%      6.16%      6.75%         7.13%       6.62%
   Floating Rate
     Average Int Rate
Other earning assets
   Fixed Rate           $  3,100                                                              $  3,100    $  3,100
     Average Int Rate       6.06%                                                                 6.06%
   Floating Rate
     Average Int Rate

Interest-bearing
deposits
   Fixed Rate           $225,978    $ 8,412    $ 4,218               $   616                  $239,224    $238,575
     Average Int Rate       4.82%      6.56%      6.72%                 6.00%                     6.09%
   Floating Rate        $  4,258    $ 7,099    $ 2,344    $    20    $     2                  $ 13,723    $ 13,686
     Average Int Rate       6.11%      6.11%      6.11%      6.11%      6.11%                     6.11%
Other int-bearing
     liabilities
   Fixed Rate           $ 32,700               $10,000                                        $ 42,700    $ 42,700
     Average Int Rate       6.39%                 5.56%                                           6.20%
   Floating Rate
     Average Int Rate

QUARTERLY FINANCIAL TRENDS

                                                                        2001
                                   --------------------------------------------------------------------------------
                                          First          Second           Third          Fourth           Year
                                         Quarter         Quarter         Quarter         Quarter         to Date
                                   --------------------------------------------------------------------------------
Interest Income                              $7,259          $7,184          $7,399          $7,277         $29,119
Interest Expense                              3,620           3,354           3,417           3,008          13,399
                                   --------------------------------------------------------------------------------
Net Interest Income                           3,639           3,830           3,982           4,269          15,720
Provision for Loan Losses                       120             449             174             380         $ 1,123
Non-interest Income                             905           1,123           1,066             886         $ 3,980
Non-interest Expense                          2,417           2,405           2,533           2,953         $10,308
Income Taxes                                    633             613             781             531         $ 2,558
                                   --------------------------------------------------------------------------------
Net Income                                   $1,374          $1,486          $1,560          $1,291         $ 5,711
                                   ================================================================================
Per common share:
     Basic                                   $ 0.28          $ 0.30          $ 0.31          $ 0.26         $  1.15
     Diluted                                 $ 0.28          $ 0.30          $ 0.31          $ 0.26         $  1.15
                                   --------------------------------------------------------------------------------
     Cash Dividends                          $0.083          $0.100          $0.100          $0.100         $ 0.383


                                                                          2000
                                   --------------------------------------------------------------------------------
                                          First          Second           Third          Fourth           Year
                                         Quarter         Quarter         Quarter         Quarter         to Date
                                   --------------------------------------------------------------------------------
Interest Income                              $6,792          $7,010          $7,353          $7,483         $28,638
Interest Expense                              3,131           3,437           3,627           3,869          14,064
                                   --------------------------------------------------------------------------------
Net Interest Income                           3,661           3,573           3,726           3,614          14,574
Provision for Loan Losses                        86             197             316             319         $   918
Non-interest Income                             762             855             796             872         $ 3,285
Non-interest Expense                          2,226           2,131           2,178           2,237         $ 8,772
Income Taxes                                    739             723             680             493         $ 2,635
                                   --------------------------------------------------------------------------------
Net Income                                   $1,372          $1,377          $1,348          $1,437         $ 5,534
                                   ================================================================================
Per common share:
     Basic                                   $ 0.28          $ 0.28          $ 0.27          $ 0.29         $  1.12
     Diluted                                 $ 0.27          $ 0.28          $ 0.27          $ 0.29         $  1.11
                                   --------------------------------------------------------------------------------
     Cash Dividends                          $0.067          $0.067          $0.067          $0.082         $ 0.283

                           CITIZENS HOLDING COMPANY
                                AND SUBSIDIARY

                           Philadelphia, Mississippi

                   Audited Consolidated Financial Statements

                 Years Ended December 31, 2001, 2000, and 1999

     CONTENTS


-----------------------------------------------------------------------------------------------
Independent Auditor's Report                                                                  1
-----------------------------------------------------------------------------------------------


Consolidated Financial Statements

 Consolidated Balance Sheets                                                                  2

 Consolidated Statements of Income                                                            3

 Consolidated Statements of Comprehensive Income                                              4

 Consolidated Statements of Changes in Stockholders' Equity                                   5

 Consolidated Statements of Cash Flows                                                    6 - 7

 Notes to Consolidated Financial Statements                                              8 - 30
-----------------------------------------------------------------------------------------------

   INDEPENDENT AUDITOR'S REPORT



Board of Directors
Citizens Holding Company
Philadelphia, Mississippi


We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/  Horne CPA Group
----------------------------

Jackson, Mississippi
January 18, 2002

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                          Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                                                                2001                    2000
-----------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                              $         12,713,482    $         10,415,155
Interest bearing deposits with other banks                                      5,421,241                 863,371
Federal funds sold                                                              6,100,000               3,100,000
Securities Available for Sale, at Fair Value (amortized cost
  of $122,304,542 in 2001, and $103,281,306 in 2000)                          122,567,180             103,533,174
Loans, net of allowance for loan losses of
  $3,375,000 in 2001 and $3,325,000 in 2000                                   260,903,091             248,696,755
Bank premises, furniture, fixtures and equipment, net                           5,143,535               4,362,206
Real estate acquired by foreclosure                                               340,657                 133,325
Accrued interest receivable                                                     4,121,922               4,726,113
Cash value of life insurance                                                    2,809,410               3,019,454
Intangible assets, net                                                          2,974,023                 654,160
Other assets                                                                    4,118,333               3,296,696
                                                                  -----------------------------------------------
      Total Assets                                                   $        427,212,874    $        382,800,409
                                                                  ===============================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing demand deposits                               $         50,535,929    $         36,961,489
  Interest bearing NOW and money market accounts                               91,656,150              68,499,167
  Interest bearing time deposits                                              194,635,343             165,393,512
  Interest bearing savings deposits                                            22,481,585              19,053,589
                                                                  -----------------------------------------------
       Total deposits                                                         359,309,007             289,907,757
Federal Home Loan Bank advances                                                14,628,788              42,000,000
Treasury tax and loan advances                                                          -                 700,000
Accrued interest payable                                                        1,415,513               1,597,445
Directors deferred compensation payable                                         1,079,191                 916,256
Other Liabilities                                                               2,386,608               2,849,999
                                                                  -----------------------------------------------
      Total Liabilities                                                       378,819,107             337,971,457
                                                                  -----------------------------------------------
Commitments and Contingencies
Minority interest                                                               1,212,199               1,451,991
                                                                  -----------------------------------------------

Stockholders' Equity
  Common stock, $.20 par value, authorized 22,500,000
    shares; 4,963,125 shares issued at 2001and 3,353,750 in 2000                  992,625                 670,750
  Additional paid in capital                                                    3,031,252               3,353,127
  Accumulated other comprehensive income (loss), net of
    deferred tax asset (liability) of $(89,295) in 2001 and                       157,074                 160,834
     $(85,635)
  in 2000
  Retained earnings                                                            43,240,017              39,431,650
                                                                  -----------------------------------------------
                                                                               47,420,968              43,616,361
  Less cost of treasury stock - 67,500 shares
    at 2001 and 2000                                                             (239,400)               (239,400)
                                                                  -----------------------------------------------
      Total Stockholders' Equity                                               47,181,568              43,376,961
                                                                  -----------------------------------------------
      Total Liabilities and Stockholders' Equity                     $        427,212,874    $        382,800,409
                                                                  ===============================================

The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                       Consolidated Statements of Income
                 Years Ended December 31, 2001, 2000, and 1999

                                                          2001                    2000                      1999
--------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                      $       22,770,622       $      22,280,018       $        19,607,524
Interest on securities
  Taxable                                                4,670,987               5,066,547                 4,840,807
  Non-taxable                                            1,117,874               1,073,142                   799,867
Other interest                                             558,961                 218,392                   227,354
                                               ---------------------------------------------------------------------
        Total Interest Income                           29,118,444              28,638,099                25,475,552
                                               ---------------------------------------------------------------------

Interest Expense
  Deposits                                              12,189,194              11,751,889                10,087,438
  Other borrowed funds                                   1,209,409               2,312,030                   886,774
                                               ---------------------------------------------------------------------

        Total Interest Expense                          13,398,603              14,063,919                10,974,212
                                               ---------------------------------------------------------------------
Net Interest Income                                     15,719,841              14,574,180                14,501,340
Provision for loan losses                               (1,123,166)               (917,519)                 (849,344)
                                               ---------------------------------------------------------------------
  Net Interest Income After Provision                   14,596,675              13,656,661                13,651,996
   for Loan Losses                             ---------------------------------------------------------------------
Non-Interest Income
Service charges on deposit accounts                      2,810,403               2,470,018                 2,371,809
  Other service charges and fees                           572,187                 383,558                   289,420
  Other income                                             598,022                 431,244                   460,993
                                               ---------------------------------------------------------------------
        Total Non-Interest Income                        3,980,612               3,284,820                 3,122,222
                                               ---------------------------------------------------------------------
Non-Interest Expense
  Salaries and employee benefits                         5,597,105               4,901,589                 4,656,363
  Occupancy expense                                        741,912                 654,037                   552,348
  Equipment expense                                        888,648                 731,878                   813,000
  Earnings applicable to minority interest                 166,196                 190,393                   196,475
  Other expense                                          2,914,602               2,294,008                 2,142,056
                                               ---------------------------------------------------------------------
        Total Non-Interest Expense                      10,308,463               8,771,905                 8,360,242
                                               ---------------------------------------------------------------------
Income before income taxes                               8,268,824               8,169,576                 8,413,976
Income tax expense                                       2,557,926               2,635,211                 2,792,620
                                               ---------------------------------------------------------------------
Net Income                                      $        5,710,898       $       5,534,365       $         5,621,356
                                               =====================================================================
Net Income Per Share - Basic                    $             1.15       $            1.12       $              1.13
                                               =====================================================================
Net Income Per Share - Diluted                  $             1.15       $            1.11       $              1.13
                                               =====================================================================
Average Shares Outstanding:
 Basic                                                   4,963,125               4,963,125                 4,963,125
                                               =====================================================================
 Diluted                                                 4,980,568               4,975,232                 4,974,035
                                               =====================================================================

The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                Consolidated Statements of Comprehensive Income
                 Years Ended December 31, 2001, 2000, and 1999

                                                            2001                   2000                  1999
------------------------------------------------------------------------------------------------------------------
Net Income                                          $       5,710,898      $       5,534,365     $       5,621,356
                                               -------------------------------------------------------------------

Other Comprehensive Income (Loss), Net of Tax
    Unrealized holding gains (losses)
        during year                                            (3,760)             1,748,548            (2,471,959)
    Less reclassification adjustment for gains
        (losses) included in net income                             -                 45,694                   (54)
                                               -------------------------------------------------------------------
      Total Other Comprehensive Income (Loss)                  (3,760)             1,702,854            (2,471,905)
                                               -------------------------------------------------------------------

       Comprehensive Income                         $       5,707,138      $       7,237,219     $       3,149,451
                                               ===================================================================

The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                 Years Ended December 31, 2001, 2000, and 1999

                                                                     ACCUMULATED
                                  NUMBER                ADDITIONAL      OTHER
                                OF SHARES    COMMON      PAID-IN    COMPREHENSIVE    RETAINED      TREASURY
                                 ISSUED       STOCK      CAPITAL    INCOME (LOSS)    EARNINGS        STOCK         TOTAL
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998        670,750   $670,750   $3,353,127    $   929,885    $30,740,948    $(239,400)   $35,455,310
  Net income                            -          -            -              -      5,621,356            -      5,621,356
  Dividends paid                        -          -            -              -     (1,058,800)           -     (1,058,800)
  5 for 1 stock split           2,683,000          -            -              -              -            -              -
  Other comprehensive         ----------------------------------------------------------------------------------------------
     income (loss), net                 -          -            -     (2,471,905)             -            -     (2,471,905)
                              ----------------------------------------------------------------------------------------------

Balance, December 31, 1999      3,353,750    670,750    3,353,127     (1,542,020)    35,303,504     (239,400)    37,545,961
  Net income                            -          -            -              -      5,534,365            -      5,534,365
  Dividends paid                        -          -            -              -     (1,406,219)           -     (1,406,219)
  Other comprehensive         ----------------------------------------------------------------------------------------------
     income (loss), net                 -          -            -      1,702,854              -            -      1,702,854
                              ----------------------------------------------------------------------------------------------

Balance, December 31, 2000     3,353,750    670,750    3,353,127        160,834     39,431,650     (239,400)    43,376,961
  Net income                           -          -            -              -      5,710,898            -      5,710,898
  Dividends paid                       -          -            -              -     (1,902,531)           -     (1,902,531)
  3 for 2 stock split          1,609,375    321,875     (321,875)             -              -            -              -
  Other comprehensive         ----------------------------------------------------------------------------------------------
     income (loss), net                -          -            -         (3,760)             -            -         (3,760)
                              ----------------------------------------------------------------------------------------------

Balance, December 31, 2001     4,963,125   $992,625   $3,031,252    $   157,074    $43,240,017    $(239,400)   $47,181,568
                              ==============================================================================================

       The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 2001, 2000, and 1999
                                    1 of 2

                                                              2001                    2000                    1999
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                        $       5,710,898    $          5,534,365       $        5,621,356
  Adjustments to reconcile net income to net
    cash provided by operating activities
      Depreciation                                            546,479                 476,585                  526,778
      Amortization of intangibles                             193,109                  72,110                   67,008
      Amortization of premiums and accretion
        of discounts on investment securities                (131,470)               (108,863)                 (68,773)
      Provision for loan losses                             1,123,166                 917,519                  849,344
      Investment securities (gains) losses                          -                 (45,694)                      54
      Deferred income tax benefit                              23,188                 (79,528)                 (49,041)
      Net earnings applicable to minority                    (239,792)                190,343                   61,021
       interest
      (Increase) decrease in real estate
        acquired by foreclosure                              (207,332)                158,183                 (234,414)
      (Increase) decrease in accrued interest                 604,191              (1,042,264)                  13,260
       receivable
      Increase in cash value of life insurance                210,044                (191,189)                (311,904)
      Increase in other assets                               (577,722)               (302,250)                (322,880)
      Increase (decrease) in income taxes                    (224,387)                 30,577                        -
       payable
      Increase (decrease) in accrued interest                (181,932)                354,529                  (31,143)
       payable
      Increase in directors deferred                          162,935                 104,126                   93,262
       compensation
      Increase (decrease) in other liabilities               (463,391)               (398,390)                 424,692
                                               -----------------------------------------------------------------------

    Net Cash Provided by Operating Activities               6,547,984               5,670,159                6,638,620
                                               -----------------------------------------------------------------------

Cash Flows from Investing Activities
  Proceeds from maturities of securities                   56,903,832              15,705,000               19,931,583
   available for sale
  Proceeds from sales of securities available                       -              12,442,879                3,998,853
   for sale
  Purchases of investment securities                      (75,852,844)            (26,479,943)             (38,580,853)
  Purchases of bank premises, furniture,
   fixtures and equipment                                  (1,327,808)               (427,815)                (504,102)
  Decrease (increase) in interest bearing
   deposits with other banks                               (4,557,870)               (681,329)                 881,202
  Net (increase) decrease in federal funds sold            (3,000,000)             (3,100,000)               4,500,000
  Net increase in loans                                   (13,329,502)            (18,365,723)             (23,648,480)
  Premium paid on branch acquisition                       (2,512,972)                      -                        -
                                               -----------------------------------------------------------------------

        Net Cash Used by Investing Activities             (43,677,164)            (20,906,931)             (33,421,797)
                                               -----------------------------------------------------------------------

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 2001, 2000, and 1999
                                    2 of 2

                                                              2001                    2000                    1999
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in federal funds
    purchased                                       $               -    $        (10,600,000)      $          600,000
  Net increase in deposits                                 69,401,250               5,446,118                2,219,411
  Net decrease in Treasury tax and loan                      (700,000)                      -                        -
   advances
  Dividends paid to stockholders                           (1,902,531)             (1,406,219)              (1,058,800)
  Net increase in Federal Home Loan Bank
    advances                                              (27,371,212)             18,900,000               23,100,000
                                               -----------------------------------------------------------------------

      Net Cash Provided by Financing
        Activities                                         39,427,507              12,339,899               24,860,611
                                               -----------------------------------------------------------------------

      Net Increase (Decrease) in Cash
        and Due from Banks                                  2,298,327              (2,896,873)              (1,922,566)

Cash and due from banks, beginning of year                 10,415,155              13,312,028               15,234,594
                                               -----------------------------------------------------------------------

Cash and due from banks, end of year                $      12,713,482    $         10,415,155       $       13,312,028
                                               =======================================================================

Supplemental Disclosures of Cash Flow
   Information
     Cash paid for
     Interest                                       $      13,580,534    $         13,717,444       $       11,005,355
                                               =======================================================================

     Income taxes                                   $       2,805,550    $          2,744,590       $        2,923,786
                                               =======================================================================

Supplemental Schedule of Noncash Activities
  Unrealized gain (loss) on securities
    available for sale                              $         (46,476)   $          2,594,194       $       (3,806,280)
                                               =======================================================================

Increase (decrease) in deferred income tax
  liability on unrealized gain (loss) on            $          42,716    $           (891,340)      $        1,317,486
   securities
                                               =======================================================================

Minority interest in unrealized gain (loss) on
  securities                                        $          (1,194)   $             87,113       $          (16,889)
                                               =======================================================================

The accompanying notes are an integral part of these statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


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

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


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

Cash and Due from Banks
-----------------------

Cash and due from banks consist of cash on hand and demand deposits with banks. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported at net in the statements of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average amount of those reserves for the year ended December 31, 2001 was $227,000.

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

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


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

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


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

Stock Split
-----------

In October 2001, the Board of Directors of the Company declared a three-for-two stock split for all shareholders of record as of December 14, 2001, and increased the number of authorized shares of common stock to 22,500,000. Accordingly, all share and per share information in these financial statements and related footnotes has been restated to give effect to the three-for-two split.

Net Income Per Share
--------------------

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding was 4,963,125 for each of the years ended December 31, 2001, 2000 and 1999. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including dilutive potential common equivalent shares which reflect the dilutive effect of the Company's outstanding stock options. Dilutive common equivalent shares for the years ended December 31, 2001, 2000 and 1999 were 17,443, 12,126 and 10,910, respectively, all attributable to stock options.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


Off-Balance Sheet Financial Instruments
---------------------------------------

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Intangible Assets
-----------------

Intangible assets consists of approximately $2,392,000 of primarily core deposit intangible related to the acquisition of two bank branches in July 2001, and approximately $582,000 of goodwill related to several branch acquisitions in l994 and 1995, and the acquisition of a mortgage company in 2000. The goodwill related to the pre-2001 acquisitions was being amortized over 15 years prior to the adoption of Statement of Financial Accounting Standard No. 142 (FAS No 142). The core deposit intangible resulting from the July 2001 branch acquisitions is being amortized in over an average life of approximately 10 years. Amortization expense for the years ended December 31, 2001 and 2000 was $193,000 and $72,000, respectively.

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

The fiscal year of New South ends on November 30 and the Company follows the practice of recognizing the net income of New South on that basis.

The investment, which is included in other assets, totaled $1,389,795 and $1,238,205 at December 31, 2001 and 2000, respectively. Income from the investment for the years ended December 31, 2001, 2000, and 1999 included in other income totaled $151,590, $127,927, and $214,835, respectively.

Branch Acquisitions
-------------------

In July 2001, the Company acquired branch banks in Forest and Decatur, Mississippi from Union Planters National Bank. The Company acquired substantially all of the loans and assumed substantially all of the deposits of the two branches. In addition, the Company acquired certain real estate and related furniture and fixes. The following is a recap of the assets and liabilities acquired in the branch acquisitions.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED
--------------------------------------------------------------------------------

Assets Acquired
  Cash                                               $         15,589,000
  Loans                                                        11,685,000
  Accrued interest                                                106,000
  Real estate and equipment                                       622,000
                                                     --------------------


      Total Assets Acquired                          $         28,002,000
                                                     ====================

Liabilities Assumed
  Deposits                                           $         30,284,000
  Accrued interest                                                228,000
  Other                                                             3,000
                                                     --------------------


      Total Liabilities Assumed                      $         30,515,000
                                                     ====================


      Excess of Liabilities Assumed                  $          2,513,000
                                                     ====================

The excess of liabilities assumed over assets acquired is being accounted for primarily as a core deposit intangible asset.


Reclassifications
-----------------

Certain reclassifications were made to the financial statement amounts from the prior year in order to facilitate comparability.


Recent Pronouncements
---------------------

In June 1999, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. During 2000, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133," which concluded that it was appropriate to defer the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2001. The Company does not expect that the adoption of this statement will have a material effect on its financial position or results of operations.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 1.  CONTINUED


In September 2001, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125)." SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2001. The adoption of this statement will not have a material effect on the Company's financial position or results of operations.

During 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets". SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that all intangible assets, including goodwill, that result from business combinations be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for according to SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to June 30, 2001 will be discontinued effective, for the Company, January 1, 2002. The Company will adopt the provisions of SFAS No. 141 immediately and the provisions of SFAS No. 142 related to discontinuation of goodwill amortization effective January 1, 2002.

Also during 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 143 requires estimated future asset retirement costs to be are recognized as a liability, recorded at their fair value and capitalized as part of the asset and depreciated. Under the new pronouncement, the resulting retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk- free interest rate. The pronouncement is effective for years beginning after June 15, 2002 although early application is permitted. The Company will adopt the provisions of SFAS No. 143 effective January 1, 2003. Management does not expect the adoption of this pronouncement to have a material effect on the Company's financial statements.

SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was also issued by the FASB during 2001 and is effective for years beginning after December 31, 2001. The new pronouncement sets forth requirements for testing and accounting for impairment or disposal of assets to be held and used, assets to be disposed of other than by sale, and assets to be sold. The Company will adopt SFAS No. 144 on January 1,2002. Its adoption is not expected to have a material impact on the Company's financial statements.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 2.  INVESTMENT SECURITIES

The amortized cost of investment securities and their market values at December 31, 2001 and 2000, were as follows:

                                                                             2001
                                     -------------------------------------------------------------------------------------
                                                                   GROSS                 GROSS                ESTIMATED
                                          AMORTIZED              UNREALIZED            UNREALIZED                FAIR
AVAILABLE FOR SALE                           COST                  GAINS                 LOSSES                 VALUE
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Direct               $        30,438,629       $       575,151       $             -       $      31,013,780
U.S. Agency                                 10,397,698               290,959                12,131              10,676,526
Mortgage-backed securities                  52,741,929               204,137               583,891              52,362,175
State, county and municipals                27,135,986               332,578               544,165              26,924,399
Other securities                             1,590,300                     -                     -               1,590,300
                                ------------------------------------------------------------------------------------------
                                   $       122,304,542       $     1,402,825       $     1,140,187       $     122,567,180
                                ==========================================================================================

                                                                             2000
                                ------------------------------------------------------------------------------------------
                                                                   GROSS                 GROSS                ESTIMATED
                                          AMORTIZED              UNREALIZED            UNREALIZED                FAIR
AVAILABLE FOR SALE                           COST                  GAINS                 LOSSES                 VALUE
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Direct               $        41,101,850       $       271,274       $        31,994       $      41,341,130
U.S. Agency                                 20,068,853               149,635                71,523              20,146,965
Mortgage-backed securities                  15,937,226                89,029               101,599              15,924,656
State, county and municipals                23,674,377               284,577               337,531              23,621,423
Other securities                             2,499,000                     -                     -               2,499,000
                                ------------------------------------------------------------------------------------------
                                   $       103,281,306       $       794,515       $       542,647       $     103,533,174
                                ==========================================================================================

U.S. Government and municipal securities with an amortized cost of $83,607,360 (market value $84,485,282) at December 31, 2001, and $87,690,044 (market value $87,852,839) at December 31, 2000, were pledged to secure public and trust deposits and for other purposes as required by law.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31, were:

                                                        2001             2000                 1999
-----------------------------------------------------------------------------------------------------
Gross realized gains                         $             -   $         64,880        $        3,713
Gross realized losses                                      -            (19,186)               (3,767)
                                          -----------------------------------------------------------

                                             $             -   $         45,694        $          (54)
                                          ===========================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 2.  CONTINUED
The amortized cost and fair values of the maturities of investment securities at December 31, 2001, were as follows:

                                                                     AMORTIZED               FAIR
                                                                       COST                  VALUE
----------------------------------------------------------------------------------------------------------
Due in one year or less                                         $   14,340,627         $   14,632,250
Due in one to five years                                            35,487,198             35,950,056
Due from five to ten years                                          21,475,278             21,632,626
Due after ten years                                                 51,001,439             50,352,248
                                                              --------------------------------------------

                                                                 $  122,304,542         $  122,567,180
                                                              ============================================

The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


NOTE 3.  LOANS

The components of loans in the consolidated balance sheets were as follows:

                                                                            2001                        2000
                                                                          CARRYING                    CARRYING
                                                                           AMOUNT                      AMOUNT
-----------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                          $         126,130,680          $      122,411,768
Real estate - construction                                                  6,035,511                   5,310,937
Real estate - mortgage                                                     80,548,297                  74,823,572
Consumer                                                                   54,218,478                  52,393,799
                                                             ----------------------------------------------------

                                                                          266,932,966                 254,940,076
Unearned discount                                                          (2,654,875)                 (2,918,321)
Allowance for loan losses                                                  (3,375,000)                 (3,325,000)
                                                             ----------------------------------------------------

     Loans, Net                                                 $         260,903,091          $      248,696,755
                                                             ====================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 3.  CONTINUED

Changes in the allowance for loan losses were summarized as follows:

                                                            2001                    2000                    1999
-------------------------------------------------------------------------------------------------------------------
Balance at January 1                            $         3,325,000    $          3,100,000        $      2,900,000
Recoveries on loans previously charged-off                  249,548                 319,887                 267,312
Loans charged-off                                        (1,322,714)             (1,012,406)               (916,656)
Provision charged to expense                              1,123,166                 917,519                 849,344
                                             ----------------------------------------------------------------------

     Balance at December 31                     $         3,375,000    $          3,325,000        $      3,100,000
                                             ======================================================================

Loans on nonaccrual status amounted to approximately $418,813, $589,788, and $389,876 at December 31, 2001, 2000, and 1999, respectively. The effect of such loans was to reduce net income by approximately $123,804, $146,797 and $109,970 in 2001, 2000, and 1999, respectively. No loans have been recognized as impaired in conformity with SFAS No. 114 for 2001 and 2000.


NOTE 4.  PREMISES, FURNITURE, FIXTURES AND EQUIPMENT

Components of premises, furniture, fixtures and equipment included in the consolidated balance sheets at December 31, 2001 and 2000, were as follows:

                                                                             2001                       2000
----------------------------------------------------------------------------------------------------------------
Cost
  Land                                                          $             792,918         $          792,918
  Buildings                                                                 5,453,559                  4,888,045
  Furniture and equipment                                                   5,395,987                  4,633,693
                                                             ---------------------------------------------------
     Total Cost                                                            11,642,464                 10,314,656

  Less accumulated depreciation                                             6,498,929                  5,952,450
                                                             ---------------------------------------------------

     Bank Premises, Furniture, Fixtures
        and Equipment, Net                                      $           5,143,535         $        4,362,206
                                                             ===================================================

Depreciation expense was $546,479, $476,585, and $526,778 for the years ended December 31, 2001, 2000, and 1999, respectively.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 5.  INCOME TAXES
The consolidated provision for income taxes consisted of the following:

                                                             2001                     2000                     1999
-----------------------------------------------------------------------------------------------------------------------
Currently payable
  Federal                                        $          2,356,645    $           2,491,383        $       2,590,386
  State                                                       224,469                  223,356                  251,275
                                              -------------------------------------------------------------------------

                                                            2,581,114                2,714,739                2,841,661
Deferred tax benefit                                          (23,188)                 (79,528)                 (49,041)
                                              -------------------------------------------------------------------------

     Income Tax Expense                          $          2,557,926    $           2,635,211        $       2,792,620
                                              =========================================================================


The differences between the federal statutory rate and the effective tax rates for 2001, 2000, and 1999, were as follows:

                                                            2001                     2000                     1999
-----------------------------------------------------------------------------------------------------------------------
Federal tax based on statutory rate              $          2,924,413    $           2,777,656        $       2,860,752
State income tax                                              157,142                  147,415                  165,841
Change due to
  Tax-exempt investment interest                             (321,389)                (303,191)                (301,076)
  Minority interest                                           (56,507)                  64,734                   66,801
  Other, net                                                 (145,733)                 (51,403)                     302
                                              -------------------------------------------------------------------------

     Income Tax Expense                          $          2,557,926    $           2,635,211        $       2,792,620
                                              =========================================================================

At December 31, 2001 and 2000, net deferred tax asset consisted of the following:

                                                                            2001                        2000
-----------------------------------------------------------------------------------------------------------------
Allowance for loan losses                                       $             863,225          $          886,157
Deferred compensation liability                                               366,925                     311,527
Other real estate                                                              11,735                      13,447
Investment securities basis                                                  (216,869)                   (209,303)
Unrealized gain or loss on available
  for sale securities                                                         (89,295)                    (85,635)

                                                             ----------------------------------------------------
                                                                $             935,721          $          916,193
                                                             ====================================================

The net deferred tax assets are included in other assets. The Company has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 6.  DEPOSITS

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was approximately $73,246,704 and $64,012,405 at December 31, 2001 and
2000, respectively.

The scheduled maturities of time deposits are as follows:

YEAR ENDING
DECEMBER 31,                                                                               AMOUNT
----------------------------------------------------------------------------------------------------
2002                                                                                 $   172,134,654
2003                                                                                      17,005,927
2004                                                                                       4,670,549
2005                                                                                         798,419
2006                                                                                          25,794
                                                                                  ------------------
                                                                                     $   194,635,343
                                                                                  ==================



NOTE 7.  FEDERAL HOME LOAN BANK ADVANCES

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all the Company's stock in the FHLB and qualifying first mortgage loans. Advances at December 31, 2001 consist of $4,628,788 in five year amortizing advances at an interest rate of 4.941 percent and $10,000,000 in long-term advances due in 2008, callable in 5 years at rates ranging from 5.457 percent to 5.660 percent.


NOTE 8.  INVESTMENT IN NEW SOUTH LIFE INSURANCE COMPANY

Condensed unaudited financial information of New South Life Insurance Company as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000, and 1999, was as follows:

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 8.  CONTINUED

                                                                            2001                        2000
                                                                        (UNAUDITED)                 (UNAUDITED)
------------------------------------------------------------------------------------------------------------------
Assets
 Cash                                                           $             417,856          $          464,910
 Investments                                                                5,960,912                   5,587,154
 Deferred acquisition costs                                                   537,939                     636,205
 Other assets                                                                   9,255                      22,526
                                                             ----------------------------------------------------
   Total Assets                                                 $           6,925,962          $        6,710,795
                                                             ====================================================
Liabilities and Stockholders' Equity
 Unearned premium reserves                                      $           1,296,453          $        1,533,364
 Claims liability                                                             140,494                     179,988
 Income taxes payable                                                          26,578                      11,427
 Other liabilities                                                             67,687                      34,098
                                                             ----------------------------------------------------
                                                                            1,531,212                   1,758,877
                                                             ----------------------------------------------------


 Common stock                                                                 400,000                     400,000
 Preferred stock                                                              150,000                     250,000
 Paid-in capital                                                              700,000                     600,000
 Retained earnings                                                          4,144,750                   3,701,918
                                                             ----------------------------------------------------
                                                                            5,394,750                   4,951,918
                                                             ----------------------------------------------------
   Total Liabilities and Stockholders' Equity                   $           6,925,962          $        6,710,795
                                                             ====================================================


                                                           2001                     2000                      1999
                                                       (UNAUDITED)              (UNAUDITED)               (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------
Income
 Insurance premiums earned                      $          1,033,106        $       1,143,990        $        1,309,027
 Investment income                                           358,562                  323,738                   307,820
                                             --------------------------------------------------------------------------
   Total Income                                            1,391,668                1,467,728                 1,616,847
                                             --------------------------------------------------------------------------
Expenses
 Claims incurred                                             241,588                  296,919                   249,230
 Commissions and service
  fees incurred                                              488,822                  541,464                   617,445
 Other expenses                                              114,949                   83,412                    91,292
 Income taxes                                                103,476                  106,457                   (74,742)
                                             --------------------------------------------------------------------------

   Total Expenses                                            948,835                1,028,252                   883,225
                                             --------------------------------------------------------------------------

   Net Income                                   $            442,833        $         439,476        $          733,622
                                             ==========================================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 9.  SUMMARIZED FINANCIAL INFORMATION OF CITIZENS HOLDING COMPANY


Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000, and 1999, was as follows:

                                 Balance Sheets
                           December 31, 2001 and 2000

                                                                         2001                       2000
-------------------------------------------------------------------------------------------------------------
Assets
 Cash                                                        $             756,159         $          361,191
 Securities available for sale, at fair value                              524,530                  1,308,357
 Investment in bank subsidiary                                          45,907,322                 41,783,101
 Other assets                                                               11,897                     18,901
                                                          ---------------------------------------------------
  Total Assets                                               $          47,199,908         $       43,471,550
                                                          ===================================================
Liabilities
 Income taxes payable - current                              $                   -         $           81,747
 Other liabilities                                                          18,340                     12,842
                                                          ---------------------------------------------------
                                                                            18,340                     94,589
Stockholders' equity                                                    47,181,568                 43,376,961
                                                          ---------------------------------------------------
    Total Liabilities and Stockholders' Equity               $          47,199,908         $       43,471,550
                                                          ===================================================


                               Income Statements
                 Years Ended December 31, 2001, 2000, and 1999

                                                             2001                    2000                   1999
----------------------------------------------------------------------------------------------------------------
Interest income                               $            74,085    $             86,053       $         81,743

Interest expense                                                -                       -                      -
                                           ---------------------------------------------------------------------
   Net Interest Income                                     74,085                  86,053                 81,743
                                           ---------------------------------------------------------------------

Other Income
 Other                                                     34,815                  46,062                 54,701
 Dividends from bank subsidiary                         1,986,540               1,406,219              1,058,800
 Equity in undistributed earnings
  of bank subsidiary                                    3,721,802               4,069,658              4,533,999
                                           ---------------------------------------------------------------------
   Total Other Income                                   5,743,157               5,521,939              5,647,500
                                           ---------------------------------------------------------------------
Other expense                                             107,824                  42,625                 93,566
                                           ---------------------------------------------------------------------
         Income before Income Taxes                     5,709,418               5,565,367              5,635,677
Income tax expense (benefit)                               (1,480)                 31,002                 14,321
                                           ---------------------------------------------------------------------
   Net Income                                 $         5,710,898    $          5,534,365       $      5,621,356
                                           =====================================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 9.  CONTINUED


                            Statements of Cash Flows
                 Years Ended December 31, 2001, 2000, and 1999

                                                         2001                    2000                    1999
-----------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities
 Net income                                   $         5,710,898    $          5,534,365        $      5,621,356
 Adjustments to reconcile net income to
  net cash provided by operating
  activities
   (Increase) decrease in other assets                      7,004                  15,874                 (13,540)
   Increase (decrease) in income
     taxes payable                                        (81,747)                 21,002                  10,321
   Increase (decrease) in other
     liabilities                                            5,498                   7,842                 (73,126)
                                           ----------------------------------------------------------------------

             Net Cash Provided by Operating
               Activities                               5,641,653               5,579,083               5,545,011
                                           ----------------------------------------------------------------------
Cash Flows from Investing Activities
 Change in investment securities
  available for sale                                      783,827                 (55,041)             (2,416,615)
 Increase in investment in bank subsidiary             (4,127,979)             (4,002,504)             (2,101,880)
                                           ----------------------------------------------------------------------
             Net Cash Used by Investing
               Activities                              (3,344,152)             (4,057,545)             (4,518,495)
                                           ----------------------------------------------------------------------

Cash Flows from Financing Activities
 Dividends paid to stockholders                        (1,902,533)             (1,406,219)             (1,058,800)
                                           ----------------------------------------------------------------------

         Net Increase (Decrease) in Cash                  394,968                 115,319                 (32,284)
                                           ----------------------------------------------------------------------

Cash, beginning of year                                   361,191                 245,872                 278,156
                                           ----------------------------------------------------------------------

Cash, end of year                             $           756,159    $            361,191        $        245,872
                                           ======================================================================

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 10.  LEASES


The Company leases computer equipment and some branch facilities under operating leases. Rent expense was $66,692, $30,120, and $48,000 for 2001, 2000, and
1999, respectively. At December 31, 2001, the future minimum lease commitments for leases which have terms in excess of one year are:

YEAR ENDING
DECEMBER 31,                                 AMOUNT
----------------------------------------------------
2002                                     $    66,420
2003                                          66,420
2004                                          66,420
2005                                          66,420
2006                                          55,350
                                      --------------
                                         $   321,030
                                      ==============


NOTE 11.  RELATED PARTY TRANSACTIONS

During the ordinary course of business, the Company has made loans to its directors and significant stockholders and their 10 percent or more owned businesses. As of December 31, 2001 and 2000, these loans totaled $1,943,408 and $1,196,032, respectively. During 2001, new loans to such related parties amounted to $2,805,378, and repayments amounted to $2,058,002.

The Company has received commissions related to credit life insurance for the years ended December 31, 2001, 2000, and 1999, totaling $64,502, $84,364, and
$107,331, respectively.


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

The Company's contributions to the profit sharing plan and savings plan in 2001, 2000, and 1999, totaled $288,283, $261,153, and $251,875, respectively.

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 12.  CONTINUED

Deferred Compensation Plan
--------------------------

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after retirement. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $81,456 in 2001, $74,972 in 2000 and $42,096 in 1999.


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

At December 31, 2001, 10 percent of the Company's deposits were from one entity.


NOTE 14.  COMMITMENTS AND CONTINGENCIES

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit that are not reflected in the accompanying consolidated financial statements. At December 31, 2001 and 2000, a summary of such commitments and contingent liabilities is as follows:

                                                  2001                   2000
----------------------------------------------------------------------------------

Commitments to extend credit            $        12,155,738   $         13,745,594
Letters of credit                                   444,500                452,825
                                      --------------------------------------------

     Total                              $        12,600,238   $         14,198,419
                                      ============================================

Commitments to extend credit, and letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded in the consolidated balance sheets. Because these instruments have fixed maturity

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 14.  CONTINUED


dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Company. The Company's experience has been that approximately 54 percent of loan commitments are drawn upon by customers. When letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in 2001, 2000, or 1999.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

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

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 15.  CONTINUED



                                                                                                     TO BE WELL
                                                                        FOR CAPITAL           CAPITALIZED UNDER PROMPT
                                              ACTUAL                 ADEQUACY PURPOSES      CORRECTIVE ACTION PROVISIONS
                               ----------------------------------------------------------------------------------------
                                        AMOUNT        RATIO          AMOUNT        RATIO       AMOUNT       RATIO
-----------------------------------------------------------------------------------------------------------------------

As of December 31, 2001
  Total Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company      $   48,562,374      18.40%    $  21,112,077       8.00%      $  N/A           - %
    Citizens Bank                     47,286,697      17.93        21,103,291       8.00       26,379,114    10.00
  Tier I Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company          45,262,671      17.15        10,556,038       4.00          N/A           -
    Citizens Bank                     43,988,350      16.68        10,551,646       4.00       15,827,468     6.00
  Tier I Capital
  (to average Assets)
    Citizens Holding Company          45,262,671      10.51        17,224,286       4.00          N/A           -
    Citizens Bank                     43,988,350      10.33        17,028,839       4.00       21,286,049     5.00



                                                                                                    TO BE WELL
                                                                        FOR CAPITAL           CAPITALIZED UNDER PROMPT
                                              ACTUAL                 ADEQUACY PURPOSES      CORRECTIVE ACTION PROVISIONS
                               ----------------------------------------------------------------------------------------
                                        AMOUNT        RATIO          AMOUNT        RATIO             AMOUNT       RATIO
-----------------------------------------------------------------------------------------------------------------------

As of December 31, 2000
  Total Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company      $   47,137,511      18.88%    $  19,974,622       8.00%      $  N/A                - %
    Citizens Bank                     45,541,318      18.25        19,958,747       8.00            24,948,434    10.00
  Tier I Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company          44,013,958      17.63         9,987,311       4.00%         N/A                 -
    Citizens Bank                     42,420,215      17.00         9,979,374       4.00            14,969,060     6.00
  Tier I Capital
  (to average Assets)
    Citizens Holding Company          44,013,958      11.61        15,165,218       4.00%         N/A                 -
    Citizens Bank                     42,420,215      11.24        15,092,240       4.00            18,865,300     5.00

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  FAIR VALUES OF FINANCIAL INSTRUMENTS


The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

                                                       2001                                        2000
                                     ----------------------------------------------------------------------------------
                                          CARRYING                FAIR                CARRYING                FAIR
                                           AMOUNT                 VALUE                AMOUNT                 VALUE
-----------------------------------------------------------------------------------------------------------------------

Financial Assets
  Cash and due from banks         $        12,713,482      $     12,713,482   $        10,415,155      $     10,415,155
  Interest bearing
    deposits with banks                     5,421,241             5,421,241               863,371               863,371
  Federal funds sold                        6,100,000             6,100,000             3,100,000             3,100,000
  Securities available for sale           122,567,180           122,567,180           103,533,174           103,533,174
  Net loans                               260,903,091           262,408,345           248,696,755           247,046,384
Financial Liabilities
  Deposits                        $       359,309,007      $    360,147,682   $       289,907,757      $    290,268,948
  Federal Home Loan Bank
    advances                               14,628,788            14,628,788            42,000,000            42,000,000

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

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


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


NOTE 17.  STOCK OPTIONS

The Company has a directors' stock compensation plan and employees' long-term incentive plan. Under the directors' plan the Company may grant options up to 105,000 shares of common stock. The price of each option shall be equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and shall expire after 10 years. Under the employees' incentive plan the Company may grant options up to 7 percent of the total number of shares of common stock which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and shall expire no later than 10 years from the grant date. The exercise price shall be equal to the market price of the Company's stock on the date of grant.

The Company applies APB Opinion 25 in accounting for the compensation and long-term incentive plan. Accordingly, there was no compensation cost related to options granted during the years ending December 31, 2001 and 2000 and compensation cost related to options granted during the year ended December 31, 1999 was immaterial. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123 using publicly traded share prices as a basis of determining fair values, net income and earnings per share would have been reduced as follows:

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 17.  CONTINUED


                                                 2001                       2000
-------------------------------------------------------------------------------------

Net Income
  As reported                        $           5,710,898         $        5,534,365
  Proforma                           $           5,657,245         $        5,451,393

Basic Earnings Per Share
  As reported                        $                1.15         $             1.67
  Proforma                           $                1.14         $             1.65

Diluted Earnings Per Share
  As reported                        $                1.15         $             1.67
  Proforma                           $                1.14         $             1.64

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values in 2001 and 2000:

ASSUMPTION                                   2001                        2000
-----------------------------------------------------------------------------

Dividend yield                                1.5%                      1.5  %
Risk-free interest rate                      6.25%                       6.25%
Expected life                               10 years                    10 years
Expected volatility                         16.05                       22.80%

                    CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Years Ended December 31, 2001, 2000, and 1999


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
NOTE 17.  CONTINUED

Following is a summary of the status of the plans for the year ending December 31, 2001 and 2000:

                                                    Directors' Plan                             Employees' Plan
                                        -------------------------------------      --------------------------------------
                                                                 Weighted                                    Weighted
                                              Number              Average                Number               Average
                                                of               Exercise                  of                Exercise
                                              Shares               Price                 Shares                Price
-------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1, 2000                   27,300   $              7.25               5,850    $               7.20
  Granted                                        13,500                 11.00              16,350                   10.33
  Exercised                                           -                     -                   -                       -
  Forfeited                                           -                     -                   -                       -
                                        ---------------------------------------------------------------------------------

Outstanding at December 31, 2000                 40,800   $              8.49              22,200                    9.51
  Granted                                        15,000                 10.83               6,000                   11.25
  Exercised                                           -                     -                   -                       -
  Forfeited                                           -                     -              (1,500)                  10.33
                                        ---------------------------------------------------------------------------------

Outstanding at December 31, 2001                 55,800   $              9.12              26,700                    9.85
                                        =================================================================================

Options exercisable at:
  December 31, 2000                              40,800   $              8.43              22,200    $               9.52
                                        =================================================================================
  December 31, 2001                              55,800   $              9.12              26,700    $               9.85
                                        =================================================================================

Weighted average fair value of
  options granted during year ended:
    December 31, 2000                                     $              4.34                        $               4.08
                                                       ======================                    ========================
    December 31, 2001                                     $              3.83                        $               4.13
                                                       ======================                    ========================


Financial Information:



Corporate Headquarters
521 Main Street
P. O. Box 209
Philadelphia, MS 39350
601-656-4692


Annual Stockholders Meeting

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 23, 2002 at 3:30 P.M. at the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.


Stock Registrar and Transfer Agent
American Stock Transfer & Trust Company
40 Wall Street - 46th Floor
New York, NY  10005


Form l0-K

The Corporation's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to stockholders upon request to the Treasurer of the Citizens Holding Company.


Financial Contact

Robert T. Smith
Treasurer
P.O. Box 209
Philadelphia, MS 39350
601-656-4692



                BANK OFFICERS

Steve Webb                      Carolyn K. McKee       DEKALB BRANCH
Chairman, President & CEO       Student Loan Officer   Steve Lockley
                                                       Vice-President
Greg McKee                      Mark Majure
Executive Vice President        Assistant Cashier      KOSCIUSKO BRANCH

Danny Hicks                     Beth Branning          Charles Hudson
Sr. Vice President              Assistant Cashier      Vice-President

Robert T. Smith                 Pat Stokes             Joannne Sanders
Sr.Vice President & CFO         Assistant Cashier      Assistant Cashier

Erdis Chaney                    Adriana Burt           SCOOBA BRANCH
Vice President & Cashier        Assistant Cashier
                                                       Fran Knight
Tim Lofton                      Mitch Peden            Vice-President
Vice President & CIO            Assistant Cashier
                                                       MERIDIAN BRANCH
Randy Cheatham                  Brad Copeland
Vice President                  Assistant Cashier      Charles Young
                                                       Vice-President
Mike Guthrie                    Sommer Vick
Vice President                  Accounting Officer     FOREST BRANCH

Joe Foster                      CARTHAGE BRANCH        Richard Latham
Vice President & Trust                                 Vice-President
                                Mike Brooks
Murray Johnson                  President              Dymple Winstead
Vice President                                         Asst. Vice-President
                                J. Michael Ellis
Jackie Hester                   Vice-President         DECATUR BRANCH
Vice President & Marketing
                                Billie Nell Dowdle     Ken Jones
Kaye Johnson                    Vice-President         Vice-President
Vice President

                                Byron Hines            MORTGAGE LOAN DEPT.
Terry Woods                     Vice-President
Vice President                                         David Blair, Jr.
                                Margaret Thompson
Stanley Salter                  Assistant Cashier
Vice President
                                Judy Kuntz
Darrell Bates                   Assistant Cashier

Asst. Vice President
David Sharp                     Carol Wright
Asst. Vice President            Assistant Cashier

Gayle Sharp                     SEBASTOPOL BRANCH
Assistant Vice President
                                Linda Bennett
Jean T. Fulton                  President
Assistant Cashier
                                UNION BRANCH
Lucille M. Myatt
Assistant to the President      Robert C. Palmer, Jr.
                                President

                                Karen Foster
                                Asst. Vice-President

CITIZENS HOLDING COMPANY
OFFICERS:

STEVE WEBB
CHAIRMAN, PRESIDENT & CEO

CAROLYN K. MCKEE
SECRETARY

ROBERT SMITH
TREASURER

DIRECTORS:

M. G. BOND
RETIRED MISSISSIPPI STATE SENATOR

KARL BRANTLEY
PLANT MANAGER
U.S. ELECTRIC MOTORS

DON L. KILGORE
ATTORNEY
THOMAS AND KILGORE P.A.

W. W. DUNGAN
PARTNER
MCDANIEL TIMBER COMPANY

DON FULTON
PRESIDENT AND GENERAL MANAGER
NEMANCO, INC.

DAVID A. KING
PROPRIETOR
PHILADELPHIA MOTOR COMPANY

HERBERT A. KING
CIVIL ENGINEER
KING ENGINEERING ASSOCIATES, INC.

GEORGE R. MARS
RETIRED PROPRIETOR
MARS DEPARTMENT STORE

WILLIAM M. MARS

ATTORNEY
MARS, MARS, MARS & CHALMERS P.A.

GREG MCKEE
EXECUTIVE VICE PRESIDENT
THE CITIZENS BANK

DAVID P. WEBB
ATTORNEY
PHELPS DUNBAR LLP

STEVE WEBB
CHAIRMAN, PRESIDENT & CEO
CITIZENS HOLDING COMPANY AND THE CITIZENS BANK OF PHILADELPHIA

Locations

THE CITIZENS BANK                          CROSSROADS BRANCH              DECATUR BRANCH
Main Office                                501 Hwy 35 south               15330 Hwy 15 South
521 Main Street                            Carthage, MS 39051             Decatur, MS 39327
Philadelphia, MS 39350                     601.267.4525                   601.635.2321
601.656.4692

WESTSIDE BRANCH                            MADDEN BRANCH                  FOREST BRANCH
912 West Beacon Street                     53 Dr. Brantley Road           247 Woodland Drive
Philadelphia, MS 39350                     Madden, MS 39109               Forest, MS 39074
601.656.4978                               601.267.7366                   601.469.3424

NORTHSIDE BRANCH                           SEBASTOPOL BRANCH
802 Pecan Avenue                           17561 Highway 21
Philadelphia, MS 39350                     Sebastopol, MS 39359
601.656.4977                               601. 625.7447

EASTSIDE BRANCH                            DEKALB BRANCH
599 East Main Street                       Corner of Main & Bell Street
Philadelphia, MS 39350                     DeKalb, MS 39328
601.656.4976                               601.743.2115

PEARL RIVER BRANCH                         KOSCIUSKO BRANCH
110 Choctaw Town Center                    775 North Jackson Street
Philadelphia, MS 39350                     Kosciusko, MS 39090
601.656.4971                               601.289.4356

UNION BRANCH                               SCOOBA BRANCH
502 Bank Street                            1048 Johnson Street

Union, MS 39365                            Scooba, MS 39358
601.656.4879                               601.476-8431
601.774.9231

CARTHAGE MAIN OFFICE                       MERIDIAN BRANCH
219 West Main Street                       2209 Highway 45 North
Carthage, MS 39051                         Suite E
601.267.4525                               Meridian, MS 39301
                                           601.693.8367

PHONE TELLER        INTERNET BANKING
1.800.397.0344      http://www.thecitizensbankphila.com