Form 10-K, Exhibit 13
period 2002-12-31
CITIZENS HOLDING CO /MS/
filed 2003-03-31
CIK 1075706

                                   EXHIBIT 13

                            CITIZENS HOLDING COMPANY

                               2002 ANNUAL REPORT



                                   INTEGRITY

Dear Stockholder:

Let me begin by thanking you for the opportunity to serve as the Chief Executive Officer of this great company.

I recently stated that, "To have a great bank, you must have great stockholders, great customers and great employees." We certainly enjoy all three of these within our company.

Your management team is excited about the opportunities available to us in the future. We are operational in our new branch in Sebastopol and are expecting good returns on our investment in that community. We are extremely pleased with the results thus far from our new Meridian Branch. The Lauderdale County market is very active, and we intend to pursue our share of this activity. After ten months of operation in the Winston County market, we are beginning to establish a strong presence in this market. This acquisition continues our growth strategy into contiguous markets which have historically proven successful.

Across the nation, many companies are suffering from deteriorating confidence in their abilities and integrity. Sadly much of this deterioration has been caused by their own actions. I take great comfort in the confidence I have in the integrity of our company and the abilities of our employees.

I feel very honored to have been chosen to lead our company into the future. I am very much aware of my responsibility to serve our communities while maximizing the value of your investment. I assure you this responsibility will never be taken lightly.

Thank you for your support.


Greg L. McKee
President and Chief Executive Officer

Dear Stockholder:

My journey as your Chief Executive Officer ended December 31, 2002 as I passed the title of Chief Executive Officer to Greg McKee. I am confident that he will continue the growth of your company and take us to new highs in the future. Even though I have retired from the day-to-day operations, I will remain on the Board as Chairman and will be available for consultation when needed.

The past year presented us with the continued decline of the stock market, a drop in interest rates to a level not seen for many years and the lack of integrity in a few public companies. These factors along with the fear of terrorism and the possibility of war have caused some uncertainty in our economy.

I am most troubled by the apparent lack of integrity in some publicly traded companies. Although when you look at The Wall Street Journal and see the numerous pages of publicly traded companies, you realize that the percentage of companies that have allegedly misstated their financials is very small. In the past, some stocks were overpriced without real fundamentals to provide a basis for being as highly priced as they were. The recent adjustment in stock prices was going to happen at some point and hopefully that is now behind us.

I am pleased that with all of the negative factors affecting our economy, we were able to increase our 2002 earnings 10.3% over 2001, increasing basic per share earnings from $1.15 in 2001 to $1.27 in 2002. Our assets grew 21.4%, deposits grew 20.4% and loans increased 16.6%. In 2002 we continued a long tradition of improving performance every year.

During the past year, we acquired Citizens Bank & Trust Company in Louisville and expanded our Meridian presence with the completion of our new branch building. This rapid growth had some impact on our earnings this year but we expect these investments to have a positive impact on earnings in the future. Loan losses in 2002 were higher than last year, a reflection of the national economy. There is continuing growth at the Pearl River Resort and the Nissan Plant in Madison County will begin operation in 2003. We have increased our presence in this area and I believe this will present a great opportunity for the growth of our Bank.

Thank you for allowing me to serve in this great organization.


Steve Webb
Chairman of the Board

Management's Discussion and Analysis of Financial Condition and Results of
--------------------------------------------------------------------------
Operations as of December 31, 2002, 2001 and 2000
-------------------------------------------------

         BACKGROUND

         Citizens Holding Company (the "Company") is a one-bank holding company that holds 97.52% of the outstanding shares of The Citizens Bank of Philadelphia, Mississippi (the "Bank"). The Company was incorporated under Mississippi law on February 16, 1982.

         The Bank was opened on February 8, 1908 as The First National Bank of Philadelphia. In 1917, the Bank surrendered its national charter and obtained a state charter at which time the name of the Bank was changed to The Citizens Bank of Philadelphia, Mississippi. At December 31, 2002, the Bank was the largest bank headquartered in Neshoba County with total assets of $517,895,699 and total deposits of $433,674,581. The principal executive offices of both the Company and the Bank are located at 521 Main Street, Philadelphia, Mississippi 39350 and its telephone number is (601) 656-4692. All references hereinafter to the activities or operations of the Company reflect the Company's acting or operating through the Bank.

         OVERVIEW

         In 2002, the Company had significant growth in assets, loans and deposits in large part due to the acquisition of CB&T Capital Corporation and it's subsidiary, Citizens Bank and Trust Company ("CB&T") in Louisville, Mississippi for a net purchase price of $4,300,300. Assets increased $91,237,244 or 21.4%, net loans increased $43,049,436 or 16.5% and deposits increased $73,459,168 or 20.4% over 2001 with $71.7 million of the increase in assets, including $15.0 million in net loans and $57.9 million of the increase in deposits attributable to the Louisville purchase.

         The Company also showed good growth in assets and loans for 2001. Total assets at the end of 2001 were $427,212,874, an increase of 11.6% over 2000; net loans were $260,903,091, an increase of 4.9% over 2000; and deposits increased to $359,309,007, an increase of 24.9% over 2000. This increase was aided by the acquisition in July 2001 of the two Union Planters branches in Forest and Decatur for a net purchase price of $2,453,390; which added $30,506,745 in assets, including $11,703,517 in loans and $30,284,185 in deposits.

         Net income after taxes of the Company for 2002 increased by 10.3% from 2001 to $6,297,500. Net income was affected in 2002 by a decrease in interest paid on deposits and other borrowed money. Net income for 2001 and 2000 was up 3.2% and down 1.6%, respectively, both years' changes in net income being influenced greatly by the fluctuating interest rate environment and asset and loan growth. Net income for 2002 produced, on a fully diluted basis, earnings per share of $1.26 compared to $1.15 for 2001 and $1.11 for 2000.

         The Company's Return on Average Assets (ROA) was 1.28% in 2002, compared to 1.41% in 2001 and 1.48% in 2000, and our Return on Average Equity
(ROE) was 12.28% in 2002, 11.98% in 2001 and 13.60% in 2000. Although net income increased in each year, ROA decreased because net income increased at a lower rate than average assets and average equity. In 2000, ROE and ROA also decreased due to a larger growth in assets and equity at the same time when earnings were relatively flat. Although ROE increased somewhat in 2002, ROE has generally declined over the last five years due to the retention of retained earnings that caused our capital percentages to rise. During this period, leverage capital ratios increased from 10.61% in 1998 to 10.51% in 2001 but declined to 8.83% in 2002. The decline in leverage capital in 2002 relates to the significant increase in assets related to the acquisition of CB&T and an increase in the Company's dividend payout ratio from approximately 33% to 41%.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS (amounts in thousands, except percent and per share data)

                                         2002          2001         2000          1999          1998
                                     -----------------------------------------------------------------
Summary of Earnings
-------------------

Total Interest Income                $  30,197     $  29,119     $  28,638     $  25,476     $  23,956
Total Interest Expense                   9,746        13,399        14,064        10,974        10,860
Provision for loan losses                1,758         1,123           918           849           846
Non-interest income                      4,435         3,980         3,285         3,122         2,897
Non-interest expense                    13,865        10,308         8,772         8,361         7,948
Income tax expense                       2,965         2,558         2,635         2,793         2,487
Net Income                               6,298         5,711         5,534         5,621         4,712

Per Share Data
--------------

Earnings-basic                       $    1.27     $    1.15     $    1.12     $    1.13     $    0.95
Earnings-diluted                          1.26          1.15          1.11          1.13          0.95
Cash dividends                           0.520         0.383         0.283         0.213         0.160
Book value at year end                   10.81          9.51          8.74          7.57          7.15

Selected Year End Actual Balances
---------------------------------

Loans, net of unearned income        $ 308,175     $ 264,278     $ 252,022     $ 234,349     $ 211,349
Allowance for possible loan losses      (4,222)       (3,375)       (3,325)       (3,100)       (2,900)
Investment securities                  162,276       122,567       103,533       102,451        91,539
Total assets                           518,450       427,213       382,800       362,790       334,232
Deposits                               432,768       359,309       289,908       284,462       282,242
Long term borrowings                    24,606        14,629        10,000        10,000        10,000



Shareholders' equity                    53,783        47,182        43,377        37,546        35,455

Selected Year End Average Balances
----------------------------------

Loans, net of unearned income        $ 289,407     $ 255,185     $ 244,307     $ 221,165     $ 202,228
Allowance for possible loan losses      (3,905)       (3,335)       (3,198)       (2,974)       (2,701)
Investment securities                  153,726       106,632       102,325        97,219        79,401
Total assets                           491,833       403,881       374,439       347,613       314,896
Deposits                               414,135       327,536       290,704       288,176       268,514
Long term borrowings                    19,301        14,815        10,000        10,000         7,630
Shareholders' equity                    51,304        47,664        40,701        37,603        33,513

Selected Ratios
---------------

Return on average assets                  1.28%         1.41%         1.48%         1.62%         1.50%
Return on average equity                 12.28%        11.98%        13.60%        14.95%        14.08%
Dividend payout ratio                    40.98%        33.31%        25.41%        18.84%        16.85%
Equity to year end assets                10.37%        11.04%        11.33%        10.35%        10.61%
Total risk-based capital to
    risk-adjusted assets                 15.57%        18.40%        18.88%        18.52%        18.13%
Leverage capital ratio                    8.83%        10.51%        11.61%        11.06%        10.61%
Efficiency ratio                         54.51%        51.32%        47.20%        45.48%        48.01%


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

         Net interest income on a tax equivalent basis was $21,014,000, $16,047,000 and $14,403,000 and the net interest margin percentage was 4.67%, 4.32% and 4.16% for the years 2002, 2001, and 2000, respectively. In 2002, the yield on earnings assets decreased to 6.83% from 7.91% in 2001 while the rate on interest-bearing liabilities decreased to 2.59% from 4.35% in 2001. Earning assets volume increased 21.0% while interest-bearing liabilities volume increased 21.8% in 2002. The increases in volume of interest-bearing assets combined with a smaller interest rate reduction on loans than deposits combined to cause the rise in net interest income in 2002.

         For 2001, the yield on earning assets decreased to 7.91% from 8.22% in 2000 while the earning asset volume increased 7.4%. The rate on interest bearing liabilities decreased to 4.35% in 2001 from 4.85% in 2000 and the interest bearing volume increased 6.2% in 2001.

         In 2000, the yield on earning assets increased to 8.22% from 7.94% in 1999 and the rate on interest-bearing liabilities increased to 4.85% from 4.11% in 1999. Total volume of earning assets increased 8.2% while interest-bearing liabilities increased 8.8% in 2000.

         During this three-year period, loan demand has remained strong and has allowed the Company to continue to invest its available funds in loans that provide the Company with yields that are greater than the yields on investment securities. The volume increases in both interest bearing assets and liabilities was aided by the acquisitions of CB&T in May 2002 and the Union Planters branch acquisitions in July 2001.


               TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

                                           Average Balance            Income/Expense          Average Yield/Rate
                                      2002     2001      2000      2002    2001    2000      2002    2001    2000
                                   ===============================================================================
Loans:
  Commercial Loans                 $265,178  $232,424  $221,671  $20,130 $20,275  $19,568    7.59%   8.72%    8.83%
  Installment Loans (Net)            22,747    21,521    21,572    2,506   2,503    2,319   11.02%  11.63%   10.75%
                                   -------------------------------------------------------------------------------
    Total Loans                     287,925   253,945   243,243   22,636  22,778   21,887    7.86%   8.97%    9.00%

Investment Securities
  Taxable                           115,510    78,423    79,533    5,772   4,671    5,067    5.00%   5.96%    6.37%
  Tax-exempt                         34,166    23,952    22,370    2,143   1,498    1,438    6.27%   6.25%    6.43%
                                   -------------------------------------------------------------------------------
    Total Investment Securities     149,676   102,375   101,903    7,915   6,169    6,505    5.29%   6.03%    6.38%

Federal Funds Sold and Other         12,428    15,681     1,181      198     487       75    1.59%   3.11%    6.35%
                                   -------------------------------------------------------------------------------

  Total Interest Earning Assets     450,029   372,001   346,327   30,749  29,434   28,467    6.83%   7.91%    8.22%
                                   -------------------------------------------------------------------------------

Non-Earning Assets                   41,804    31,880    28,112
                                   ----------------------------

    Total Assets                   $491,833  $403,881  $374,439
                                   ============================

Deposits:
  Interest-bearing Demand Dep      $117,989  $ 82,127  $ 75,810  $ 1,499 $ 1,930  $ 2,333    1.27%   2.35%    3.08%
  Savings                            27,653    19,828    19,271      483     521      672    1.75%   2.63%    3.49%
  Time                              209,610   183,883   158,185    6,702   9,727    8,747    3.20%   5.29%    5.53%
                                   -------------------------------------------------------------------------------
    Total Deposits                  355,252   285,838   253,266    8,684  12,178   11,752    2.44%   4.26%    4.64%

Borrowed Funds
  Short-term Borrowings                 659     9,721    26,696       12     544    1,748    1.82%   5.60%    6.55%
  Long-term Borrowings               19,301    12,407    10,000    1,039     665      564    5.38%   5.36%    5.64%
                                   -------------------------------------------------------------------------------
Total Borrowed Funds                 19,960    22,128    36,696    1,051   1,209    2,312    5.27%   5.46%    6.30%
                                   -------------------------------------------------------------------------------
   Total Interest-Bearing
        Liabilities                 375,212   307,966   289,962    9,735  13,387   14,064    2.59%   4.35%    4.85%

Non-Interest Bearing Liabilities
   Demand Deposits                   58,883    41,368    37,439
   Other Liabilities                  6,434     6,883     6,334
   Shareholders' Equity              51,304    47,664    40,704
                                   ----------------------------
     Total Liabilities and
       Shareholders' Equity        $491,833  $403,881  $374,439
                                   ============================

Interest Rate Spread                                                                         4.24%   3.56%    3.37%
                                                                                           =======================

Net Interest Income                                              $21,014 $16,047  $14,403
                                                                 ========================

Net Interest Margin                                                                          4.67%   4.32%    4.16%
                                                                                           =======================

Table 3 - Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2002, 2001, and 2000.

                  TABLE 3 - NET AVERAGE INTEREST EARNING ASSETS

                                                              2002        2001        2000
                                                           ----------------------------------
              Average interest earning assets              $450,029     $372,001     $346,327
              Average interest bearing liabilities          375,212      307,966      289,962
                                                           ----------------------------------

              Net average interest earning assets          $ 74,817     $ 64,035     $ 56,365
                                                           ==================================


Table 4 - Volume/Rate Analysis depicts the dollar effect of volume and rate changes from 2000 through 2002. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans were included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.

                         TABLE 4 - VOLUME/RATE ANALYSIS

                                     2002 change from 2001             2001 change from 2000
                                 Volume    Rate        Total       Volume        Rate      Total
                               ------------------------------------------------------------------
INTEREST INCOME

Loans                             2,671    -2,813        -142         960         -69         891
Taxable Securities                1,854      -753       1,101         -66        -330        -396
Non-Taxable Securities              640         5         645          99         -39          60
Federal Funds Sold and Other        -51      -238        -289         450         -38         412
                               ------------------------------------------------------------------

   TOTAL INTEREST INCOME       $  5,114   -$3,799    $  1,315    $  1,443       -$476    $    967
                               ------------------------------------------------------------------
INTEREST EXPENSE

Interest-bearing demand
   deposits                         456      -887        -431         148        -551        -403
Savings Deposits                    137      -175         -38          15        -166        -151
Time Deposits                       823    -3,848      -3,025       1,359        -379         980
Short-term borrowings              -165      -367        -532        -950        -254      -1,204
Long-term borrowings                371         3         374         129         -28         101
                               ------------------------------------------------------------------

   TOTAL INTEREST EXPENSE         1,622    -5,274      -3,652         701      -1,378        -677
                               ------------------------------------------------------------------

NET INTEREST INCOME            $  3,492  $  1,475    $  4,967    $    742    $    902    $  1,644
                               ==================================================================

         PROVISION FOR LOAN LOSSES AND ASSET QUALITY

         The provision for loan losses represents charges against operations to establish reserves for probable loan losses inherent in the Company's loan portfolio. This expense is determined by a number of factors including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. The ratio of net loans charged off to average loans was .61% in 2002, .42% in 2001, .28% in 2000, .29% in 1999 and .32% in 1998. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of our economy. Management evaluates the adequacy of the allowance for loan loss on a quarterly basis and makes provisions to the allowance based on this analysis.

         The provision was $1,757,516 in 2002, $1,123,166 in 2001, $917,519 in
2000, $849,344 in 1999 and $846,466 in 1998. At the end of 2002, the allowance for loan losses was $4,222,342, an amount that management believes to be sufficient to protect against future loan losses.

         Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The Company's policy is to charge-off loans, when, in management's opinion, the loan is deemed uncollectable, although concerted efforts are made to maximize recovery of the loan after it is charged off.


                 TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                               2002        2001        2000        1999       1998
                                            --------------------------------------------------------
BALANCE AT BEGINNING OF YEAR                $  3,375    $  3,325    $  3,100    $  2,900    $  2,700

LOANS CHARGED-OFF

     Commercial, financial and
     agricultural                                935         612         186         320         364
     Real estate - construction                   23           0           0           0           0
     Real estate - mortgage                      122          36          26          74          10
     Consumer                                    957         675         801         522         505
                                            --------------------------------------------------------

          TOTAL CHARGE-OFFS                    2,037       1,323       1,013         916         879
                                            --------------------------------------------------------
CHARGE-OFFS RECOVERED

     Commercial, financial and
     agricultural                                 54          22         121         122          55
     Real estate - construction                    0           0           0           0           0
     Real estate - mortgage                        4          26          24           0           3
     Consumer                                    221         202         175         145         175
                                            --------------------------------------------------------

          TOTAL RECOVERIES                       279         250         320         267         233
                                            --------------------------------------------------------

Net loans charged-off                          1,758       1,073         693         649         646
Current year provision                         1,758       1,123         918         849         846
Other increases attributed to acquisition        847           0           0           0           0
                                            --------------------------------------------------------

BALANCE AT END OF YEAR                      $  4,222    $  3,375    $  3,325    $  3,100    $  2,900
                                            ========================================================

Loans at year end                           $308,175    $264,278    $252,022    $234,349    $211,349

Ratio of allowance to loans
     at year end                               1.37%       1.28%       1.32%       1.32%       1.37%

Average loans - net of unearned             $289,407    $255,185    $244,307    $221,165    $202,228

Ratio of net loans charged-off
     to average loans                          0.61%       0.42%       0.28%       0.29%       0.32%


             ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,

                                           2002     2001       2000      1999      1998
                                         ----------------------------------------------
Commercial, financial and agricultural   $1,700    $1,200    $1,000    $  900    $  850
Real estate - construction                  200       250       250       225       225
Real estate - mortgage                      800       700       650       600       575
Consumer                                  1,475     1,175     1,075     1,050       950
Unallocated                                  47        50       350       325       300
                                         ----------------------------------------------

          Total                          $4,222    $3,375    $3,325    $3,100    $2,900
                                         ==============================================


              COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

                                           2002     2001       2000      1999      1998
                                         ----------------------------------------------
Commercial, financial and agricultural    48.22%    47.25%    48.02%    47.52%    46.25%
Real estate - construction                 3.77%     2.26%     2.08%     3.02%     3.11%
Real estate - mortgage                    28.80%    30.18%    29.35%    28.43%    27.40%
Consumer                                  19.21%    20.31%    20.55%    21.03%    23.24%
                                         ----------------------------------------------

                                         100.00%   100.00%   100.00%   100.00%   100.00%
                                         ==============================================


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

         Loans on non-accrual status amounted to $357,640 in 2002. Interest income forgone on loans classified as non-accrual is $69,888. All interest accrued on these loans at the time they are classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms.


                         TABLE 6 - NON-PERFORMING ASSETS

                               As of December 31,

                                            2002      2001       2000     1999      1998
                                           ----------------------------------------------
PRINCIPAL BALANCE - DOMESTIC

Non-accrual                                $  358    $  419    $  590    $  390    $  649
90 days or more past due                    5,117     2,918     1,746     1,643     1,641
Troubled debt restructuring                     0         0         0         0         0
                                           ----------------------------------------------

     TOTAL DOMESTIC LOANS                  $5,475    $3,337    $2,336    $2,033    $2,290
                                           ----------------------------------------------


PRINCIPAL BALANCE - FOREIGN

Non-accrual                                $    0    $    0    $    0    $    0    $    0
90 days or more past due                        0         0         0         0         0
Troubled debt restructuring                     0         0         0         0         0
                                           ----------------------------------------------

     TOTAL FOREIGN LOANS                   $    0    $    0    $    0    $    0    $    0
                                           ----------------------------------------------


   TOTAL NON-PERFORMING LOANS              $5,475    $3,337    $2,336    $2,033    $2,290
                                           ==============================================


Income on non-accrual loans not recorded   $   69    $   31    $  147    $  110    $  135

Non-performing as a percent of loans        1.78%     1.27%     0.93%     0.87%     1.08%

Other real estate owned                    $1,286    $  340    $  133    $  292    $   57

OREO as a percent of loans                  0.42%     0.13%     0.05%     0.15%     0.03%

Allowance as a percent of
     non-performing loans                  77.11%   101.14%   142.34%   152.48%   126.64%


         Statements of Financial Accounting Standard No. 114 and 118, "Accounting by Creditors for Impairment of a Loan," became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management has not recognized any loans as being impaired in conformity with FASB 114 and 118 for the years 2002, 2001, 2000, 1999 and 1998.

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

         NON-INTEREST INCOME AND EXPENSE

         A listing of non-interest income and expense from 2000 through 2002 and percentage changes between years is included in Table 7 - Non-interest Income and Expense.

                     TABLE 7 - NON-INTEREST INCOME & EXPENSE

                                              % CHANGE           % CHANGE
                                        2002   FROM '01    2001   FROM '00    2000
                                      ---------------------------------------------
NON-INTEREST INCOME
Income from fiduciary activities      $     3   50.00%   $     2    0.00%   $     2
Service charges on deposit accounts     3,027    7.72%     2,810   13.77%     2,470
Other operating income                  1,405   20.29%     1,168   43.79%       813
                                      ---------------------------------------------

     TOTAL NON-INTEREST INCOME        $ 4,435   11.43%   $ 3,980   21.19%   $ 3,285
                                      =============================================

NON-INTEREST EXPENSE
Salaries and employee benefits        $ 7,103   26.91%   $ 5,597   14.18%   $ 4,902
Occupancy expense                       2,312   41.75%     1,631   17.68%     1,386
Other operating expense                 4,450   44.48%     3,080   23.99%     2,484
                                      ---------------------------------------------

     TOTAL NON-INTEREST EXPENSE       $13,865   34.51%   $10,308   17.51%   $ 8,772
                                      =============================================

         Non-interest income typically consists of service charges on checking accounts and other financial services. With continued pressure on interest rates, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company's main sources of non-interest income are service charges on checking, safe deposit box rentals, credit life insurance premiums, title insurance service fees and income contributions from the Company's credit life insurance subsidiary.

         Non-interest income for 2002 increased 11.43% over 2001. The increase in the customer base and the resulting fee income was the main reason for the increase. The acquisition of

CB&T in May 2002 and the effect of a full year's income from the Decatur and Forest branches acquired in July 2001 are responsible for this increase.

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

         Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. Non-interest expense increased $3,556,715 or 34.51% in 2002 and $1,536,558 or 17.5% in 2001 over 2000. The increases in both years were mainly from normal growth activity in the Company although the purchase of the Decatur and Forest branches acquired in July 20001 contributed significantly to the increase in 2001 and the acquisition of CB&T in May 2002 contributed to the increase in 2002.

         In 2002, the Company's efficiency ratio was 54.51% compared to 51.32% in 2001 and 47.20% in 2000. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The increase in the efficiency ratio over the past three years reflects the increases in non-interest expense required to manage the growth in assets during the period and the additional personnel costs associated with the CB&T and Union Planters branch acquisitions.

         INCOME TAXES

         The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Company's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans.

         The Company's effective tax rate was 32.01%, 30.93% and 32.26% in 2002, 2001, and 2000, respectively. Further tax information is disclosed in Note 5 to the consolidated financial statements.

         SECURITIES

         At December 2002, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not classify any securities as held to maturity or held for trading purposes.

         Table 8 - Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2000 through 2002 and the maturity distribution at December 31, 2002, by classification.

                              TABLE 8 - SECURITIES

                                                     2002       2001        2000
                                                   ------------------------------
         SECURITIES AVAILABLE FOR SALE

         U. S. Treasury                            $ 19,093   $ 31,014   $ 41,341
         U. S. Agencies                              11,921     10,676     20,147
         Mortgage Backed                             87,687     52,362     15,925
         State, Municipal and Other                  43,575     28,515     26,120
                                                   ------------------------------

            TOTAL SECURITIES AVAILABLE FOR SALE    $162,276   $122,567   $103,533
                                                   ------------------------------
         SECURITIES HELD TO MATURITY

            TOTAL SECURITIES HELD TO MATURITY      $      0   $      0   $      0
                                                   ------------------------------

                TOTAL SECURITIES                   $162,276   $122,567   $103,533
                                                   ==============================


                          SECURITIES MATURITY SCHEDULE


                                      1 year or less      1 to 5 years     5 to 10 years    over 10 years
                                      Actual   Average  Actual   Average  Actual  Average  Actual  Average
                                      Balance   Yield   Balance   Yield   Balance  Yield   Balance   Yield
                                      -------------------------------------------------------------------
AVAILABLE-FOR-SALE
   U. S. Treasury                     $3,083    4.98%  $16,010    4.36% $     0    0.00%  $      0   0.00%
   U. S. Agencies                         37    9.56%    1,631    6.00%   9,691    6.16%       562   5.39%
   Mortgage Backed                        17    5.91%      800    7.14%   2,897    5.03%    83,973   5.29%
   State, Municipal and Other (1)      3,408    4.02%    5,917    5.99%  10,392    6.62%    23,858   7.38%
                                      -------------------------------------------------------------------

TOTAL AVAILABLE-FOR-SALE              $6,545    4.51%  $24,358    4.96% $22,980    6.23%  $108,393   5.75%
                                      ===================================================================

TOTAL HELD-TO-MATURITY                $    0    0.00%  $     0    0.00% $     0    0.00%  $      0   0.00%
                                      ===================================================================


(1) Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

         Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 2002 and 2001 was a result of the changing in the interest rate environment during that period, in conjunction with the change in the portfolio mix.

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

         Loan demand has remained strong in the Company's market area over the past three years. In general, the loan growth experienced in 2002 and 2001 was due to a continuation of the overall growth in the area that is served by the Company. However, the acquisitions of CB&T in 2002 and the Decatur and Forest branches in 2001 added approximately $15.0 million and $11.7 million in loans, respectively. The continued success of the casino on the nearby Choctaw Indian Reservation caused an increase in the number of businesses to serve the visitors drawn by the casino. The increase of jobs in the area also helped to tighten the housing market in the area and caused a large number of new houses to be built. This is evidenced by the fact that real estate mortgage loans grew by $8,904,468 or 11.1% in 2002, $5,724,725 or 7.7% in 2001 and $7,447,552 or 11.1% in 2000.

         Commercial and agricultural loans also showed large growth during this period. These loans grew $23,630,697 or 18.7% in 2002, $3,718,912 or 3.0% in
2001, and $9,777,317 or 8.7% in 2000. This increase was not caused solely by the influence of the casino in the area, but was due in part to an increase in the number of loans to poultry producers originated during this period.

         Consumer loans have shown moderate growth during the period. This category increased $5,441,264 or 10.0% in 2002, $1,824,679 or 3.5% in 2001 and
$2,554,094 or 5.1% in 2000. Changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Low unemployment has insured that more people have jobs and that some people have improved their employment and in turn has lessened the dependence on consumer loans for some purchases.

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

                           TABLE 9 - LOANS OUTSTANDING
                                 AT DECEMBER 31,

                                              2002         2001        2000         1999        1998
                                            ---------------------------------------------------------
Commercial, financial and agricultural      $149,762    $126,131     $122,412    $112,634    $ 98,956
Real estate - construction                    11,708       6,036        5,310       7,157       6,645
Real estate - mortgage                        89,452      80,548       74,824      67,376      58,637
Consumer                                      59,660      54,218       52,394      49,840      49,734
                                            ---------------------------------------------------------

          TOTAL LOANS                       $310,582    $266,933     $254,940    $237,007    $213,972
                                            =========================================================

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also indicated are fixed and variable rate loans maturing after one year for all loans.

                            TABLE 10 - LOAN LIQUIDITY
                      LOAN MATURITIES AT DECEMBER 31, 2002

                                          1 YEAR     1 - 5      OVER 5
                                          OR LESS    YEARS      YEARS      Total
                                         -----------------------------------------
Commercial, financial and agricultural   $ 47,712   $ 77,191   $ 24,859   $149,762
Real estate - construction                 11,102        565         41   $ 11,708
Real estate - mortgage                      9,427     58,889     21,136   $ 89,452
Consumer                                   25,128     32,192      2,340   $ 59,660
                                         -----------------------------------------

   Total loans                           $ 93,369   $168,837   $ 48,376   $310,582
                                         =========================================

                    SENSITIVITY TO CHANGES IN INTEREST RATES

                                                      1 - 5      OVER 5
                                                      YEARS      YEARS
                                                    -------------------

Fixed rates                                         $164,970   $ 35,244
Variable rates                                         3,867     13,132
                                                    -------------------

   Total loans                                      $168,837   $ 48,376
                                                    ===================

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

         A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.


                         TABLE 11 - DEPOSIT INFORMATION

                                          2002                     2001                    2000
                                   --------------------------------------------------------------------
                                    Average    Average       Average     Average     Average    Average
                                    Balance     Rate         Balance      Rate       Balance     Rate
                                   --------------------------------------------------------------------
Noninterest-bearing                $ 58,883                 $ 41,698                $ 37,438
Interest-bearing demand             117,989      1.27%        82,127      2.35%       75,810       3.08%
Savings                              27,653      1.75%        19,828      2.63%       19,271       3.43%
Certificates of deposit             209,610      3.20%       183,883      5.29%      158,185       5.53%
                                   --------------------------------------------------------------------

                                   $414,135      2.10%      $327,536      3.72%     $290,704       4.04%
                                   ====================================================================

              MATURITY RANGES OF TIME DEPOSITS OF $100,000 OR MORE
                                 AT DECEMBER 31,

                                                                                      2002
                                                                                    --------
             3 months or less                                                        $36,644
             3 through 6 months                                                       15,152
             6 through 12 months                                                      19,055
             over 12 months                                                            6,548
                                                                                    --------

                                                                                     $77,399
                                                                                    ========

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

                        TABLE 12 - SHORT-TERM BORROWINGS

                                          As of December 31,
                                       2002      2001      2000
                                    -----------------------------
Federal Home Loan Bank borrowings
  Year-end balance                  $     0    $     0    $32,000
  Weighted average rate               0.00%      0.00%      6.39%

  Maximum month-end balance         $     0    $34,300    $32,000

  Year to date average balance      $     0    $ 7,862    $14,389
  Weighted average rate               0.00%      5.38%      6.61%

         The Company foresees short-term borrowings to be a continued source of liquidity and will continue to use these borrowings as a method to fund short-term needs. The Company has the capacity to borrow up to $176,959,051 from the FHLB and other financial institutions in the form of federal funds purchased and will use these borrowings if circumstances warrant such action.

         The Company, at the end of 2002, had long-term debt in the amount of $24,606,135 to the Federal Home Loan Bank for advances and $2,319,558 payable to the State of Mississippi for advances under the Agribusiness Enterprise Loan Program. This program provides monies to banks to be extended to qualifying farmers at no interest. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State receives its pro-rata share of 20% of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2002 is listed below.



                                                  2002
                                               -------
         Less than one year                    $   969
         One year to three years                 2,132
         Over three years                       23,825
                                               -------

            Total Long-term borrowings         $26,926
                                               =======


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

         Table 13 - Funding Uses and Sources details the main components of cash flows for 2002 and 2001.


                       TABLE 13 - FUNDING USES AND SOURCES

                                                 2002                            2001
                                   ---------------------------------------------------------------

                                   Average   Increase/(decrease)     Average    Increase/(decrease)
                                   Balance    Amount      Percent    Balance    Amount    Percent
                                   ---------------------------------------------------------------
FUNDING USES
------------

   Loans, net of unearned income   $289,407   $ 34,222      13.41%   $255,185   $ 10,878      4.45%
   Taxable securities               115,510   $ 37,087      47.29%     78,423     -1,110     -1.40%
   Tax-exempt securities             34,166   $ 10,214      42.64%     23,952      1,582      7.07%
   Federal funds sold and other      12,428    -$3,253     -20.74%     15,681     14,500   1227.77%
                                   ---------------------------------------------------------------

   TOTAL USES                      $451,511   $ 78,270      20.97%   $373,241   $ 25,850      7.44%
                                   ===============================================================

FUNDING SOURCES
---------------

   Noninterest-bearing deposits    $ 58,452   $ 16,754      40.18%   $ 41,698   $  3,929     10.49%
   Interest-bearing demand and
     savings deposits               145,642   $ 43,687      42.85%    101,955      6,874      7.23%
   Time Deposits                    209,610   $ 25,727      13.99%    183,883     25,698     16.25%
   Short-term borrowings                659    -$9,062     -93.22%      9,721    -16,975    -63.59%
   Long-term debt                    19,301   $  2,345      13.83%     16,956      4,285     33.82%
                                   ---------------------------------------------------------------

   TOTAL SOURCES                   $433,664   $ 79,451      22.43%   $354,213   $ 23,811      7.21%
                                   ===============================================================

         Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company's interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2002. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.


               TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY

                                                                      AT DECEMBER 31, 2002

                                         1 - 90   91 - 365    1 - 5       Over
                                          Days      Days      Years      5 years     Total
                                       ------------------------------------------------------
INTEREST EARNING ASSETS
-----------------------

   Loans                               $ 69,790   $ 75,635   $143,940    $ 10,692    $300,057
   Investment securities                  4,320     10,789    111,203      33,957     160,269
   Federal Home Loan Bank Account         1,366          0          0           0       1,366
   Federal Funds Sold                     2,300          0          0           0       2,300
                                       ------------------------------------------------------

TOTAL INTEREST BEARING ASSETS          $ 77,776   $ 86,424   $255,143    $ 44,649    $463,992
                                       ======================================================

INTEREST BEARING LIABILITIES
----------------------------

   Interest bearing demand deposits    $107,439   $      0   $      0    $      0    $107,439
   Savings and Money Market deposits     48,351          0          0           0      48,351
   Time deposits                         89,018    108,859     19,195           0     217,072
   Short term borrowings                                                                    0
   Long term borrowings                     238        731     17,737       5,900      24,606
                                       ------------------------------------------------------

TOTAL INTEREST BEARING LIABILITIES     $245,046   $109,590   $ 36,932    $  5,900    $397,468
                                       ======================================================

Rate sensitive gap                    -$167,270   -$23,166   $218,211    $ 38,749    $ 66,524
Rate sensitive cumulative gap          -167,270   -190,436     27,775      66,524
Cumulative gap as a percentage of
     total earning assets               -36.05%    -41.04%      5.99%      14.34%


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

         The Company's large negative cumulative gap position in the one-year period ending December 31, 2002 was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 91% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company's loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

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

         Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by the banking regulators as of December 31, 2002, as noted below in Table 15 - Capital Ratios. To be well-capitalized, the Company and Bank must maintain the prompt corrective action capital guidelines described above.

         Management has sought in the past to maintain a high level of capital to allow the Company to respond to growth and acquisition opportunities in our service area. This strategy has allowed us to purchase the Decatur and Forest branches from Union Planters in July 2001 and to purchase CB&T in May 2002 without having to raise additional capital. Because the Company has been able to increase capital through the retention of earnings, the Company has not implemented a plan to raise additional capital at this time nor does it have any plans to do so.

                            TABLE 15 - CAPITAL RATIOS

                                                               At December 31,
                                                        2002        2001        2000
                                                      --------------------------------
Tier 1 capital
     Shareholders' equity                             $ 53,783    $ 47,182    $ 43,377
     Less:  Intangibles                                 -6,814      -2,974        -654
     Add/less: Unrealized loss/(gain) on securities     -2,931        -157        -161
     Add:  Minority interest in equity accounts of
          unconsolidated subsidiaries                    1,376       1,212       1,452
                                                      --------------------------------

     TOTAL TIER 1 CAPITAL                             $ 45,414    $ 45,263    $ 44,014
                                                      ================================

Total capital
     Tier 1 capital                                   $ 45,414    $ 45,263    $ 44,014
     Allowable allowance for loan losses                 3,849       3,299       3,124
                                                      --------------------------------

     TOTAL CAPITAL                                    $ 49,263    $ 48,562    $ 47,138
                                                      ================================

RISK WEIGHTED ASSETS                                  $307,573    $263,901    $249,683
                                                      ================================

AVERAGE ASSETS  (FOURTH QUARTER)                      $514,249    $430,607    $379,130
                                                      ================================

RISK BASED RATIOS
     TIER 1                                             14.77%      17.15%      17.63%
                                                      ================================

     TOTAL CAPITAL                                      16.02%      18.40%      18.88%
                                                      ================================

LEVERAGE RATIOS                                          8.83%      10.51%      11.61%
                                                      ================================

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

         RECENT PRONOUNCEMENTS

         In September 2001, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125)." SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2001. The adoption of this statement did not have a material effect on the Company's financial position or results of operations.

         During 2001, the FASB issued SFAS No. 141 "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets". SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that all intangible assets, including goodwill, that result from business combinations be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for according to SFAS No. 141 is not amortized, and the amortization of goodwill related to business combinations entered into prior to June 30, 2001 was discontinued effective, for the Company, January 1, 2002. The Company adopted the provisions of SFAS No. 141 immediately and the provisions of SFAS No. 142 related to discontinuation of goodwill amortization effective January 1, 2002. See Note 2 to the Company's consolidated financial statements for additional information concerning the Company's goodwill and other intangible assets.

         Also during 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 requires estimated future asset retirement costs to be are recognized as a liability, recorded at their fair value and capitalized as part of the asset and depreciated. Under the new pronouncement, the resulting retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk- free interest rate. The pronouncement is effective for years beginning after June 15, 2002 although early application is permitted. The Company will adopt the provisions of SFAS No. 143 effective January 1, 2003. Management does not expect the adoption of this pronouncement to have a material effect on the Company's financial statements.

         SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was also issued by the FASB during 2001 and is effective for years beginning after December 31, 2001. The new pronouncement sets forth requirements for testing and accounting for impairment or disposal of assets to be held and used, assets to be disposed of other than by sale, and assets to be sold. The Company adopted SFAS No. 144 on January 1, 2002. Its adoption did not have a material impact on the Company's financial statements.

         In October 2002, the FASB issued Standard No. 147 related to Acquisitions of Certain Financial Institutions. The standard clarifies the requirements of Standards No. 141 and 142 as they relate to business combinations between financial institutions and makes the provisions of Standard No. 144 applicable to long-term customer relationship intangible assets. The standard is effective for transactions on or after October 1, 2002. Adopting the standard by the Company did not have a material effect on the Company's financial statements.

         FORWARD-LOOKING STATEMENTS

         In addition to historical information, this report contains statements which constitute forward-looking statements and information which are based on management's beliefs, plans, expectations, assumptions and on information currently available to management. The words "may," "should," "expect," "anticipate," "intend," "plan," "continue," "believe," "seek," "estimate," and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report. The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and the Bank's business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economy in the Company's market area; and (h) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

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

Static gap analysis is also used in measuring interest rate risk. Although management believes that this does not provide a complete picture of the Company's exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company's rate sensitivity static gap analysis at December 31, 2002 ($ in thousands):

                                       Interest Sensitive Within
                                       ------------------------
                                         90 days       One year
                                       ------------------------

Total rate sensitive assets            $  77,776      $  86,424
Total rate sensitive liabilities         245,046        109,590
                                       ------------------------

     Net gap                           ($167,270)     ($ 23,166)
                                       ========================

The analysis indicates a negative gap position over the next three- and twelve -month periods which indicates that the Company would benefit somewhat from a decrease in market interest rates. Although rate increases would be detrimental to the interest rate risk of the Company, management believes there is adequate flexibility to alter the overall rate sensitivity structure as necessary to minimize exposure to these changes.

The static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. The interest rate sensitivity table that follows provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in management's expectations or intentions. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, they certainly have the opportunity to do so. Weighted average floating rates are based on the rate for that product as of December 31, 2002 and 2001.

                            INTEREST RATE SENSITIVITY

December 31, 2002
                                                                                                                Carrying     Fair
                                  2003         2004         2005         2006         2007       Thereafter      Value       Value
                             -------------------------------------------------------------------------------------------------------
Loans
   Fixed Rate                $   111,290   $    48,344    $ 34,487   $   33,729    $   31,801    $    12,297    $271,948    $273,472
     Average Int Rate              7.46%         7.97%       7.82%        7.49%         7.02%          7.31%       7.54%
   Floating Rate             $    15,325   $     5,067    $  3,570   $    3,149    $    2,955    $     8,568    $ 38,634    $ 38,634
     Average Int Rate              5.07%         5.15%       5.31%        5.31%         5.39%          5.12%       5.16%
Investment securities
   Fixed Rate                $     6,545   $    13,734    $  4,816   $    4,007    $    1,801    $   131,373    $162,276    $162,276
     Average Int Rate              4.51%         4.54%       5.11%        5.61%         6.27%          5.84%       5.65%
   Floating Rate
     Average Int Rate
Other earning assets
   Fixed Rate                $     2,300                                                                        $  2,300    $  2,300
     Average Int Rate              1.13%                                                                           1.13%
   Floating Rate
     Average Int Rate

Interest-bearing  deposits
   Fixed Rate                $   324,420   $    18,691    $  8,092   $    1,362    $    1,235    $         0    $353,800    $354,591
     Average Int Rate              1.81%         3.10%       3.83%        5.39%         4.47%          0.00%       1.95%
   Floating Rate             $     4,991   $     6,704    $  7,475   $       12    $       22    $         3    $ 19,207    $ 19,207
     Average Int Rate              3.00%         3.00%       3.00%        3.00%          3.00%         3.00%       3.00%
Other int-bearing
     liabilities
   Fixed Rate                $    10,969   $     6,018    $  1,070   $      649    $        0    $     5,900    $ 24,606    $ 24,606
     Average Int Rate              5.50%         5.21%       4.94%        4.94%          0.00%         4.65%       5.03%
   Floating Rate
     Average Int Rate



December 31, 2001
                                                                                                                Carrying     Fair
                                  2003         2004         2005         2006         2007       Thereafter      Value       Value
                             -------------------------------------------------------------------------------------------------------
Loans
   Fixed Rate                $    91,835   $    35,445    $ 33,870   $   23,071    $   27,102    $    27,820    $239,143    $237,451
     Average Int Rate              8.30%         8.15%       7.95%        8.09%         7.66%          7.50%       8.04%
   Floating Rate             $     8,912   $     4,222    $  2,520   $    2,649    $    2,004    $     4,828    $ 25,135    $ 24,957
     Average Int Rate              5.34%         6.04%       6.15%        6.12%         6.16%          6.13%       5.84%
Investment securities
   Fixed Rate                $    14,632   $    10,709    $ 13,021   $    6,008    $    6,212    $    71,985    $122,567    $122,567
     Average Int Rate              6.35%         6.18%       4.41%        5.76%         5.66%          6.49%       6.15%
   Floating Rate
     Average Int Rate
Other earning assets
   Fixed Rate                $     6,100                                                                        $  6,100    $  6,100
     Average Int Rate              1.63%                                                                           1.63%
   Floating Rate
     Average Int Rate

Interest-bearing  deposits
   Fixed Rate                $   272,200   $    19,298    $  1,735   $      181    $       11                   $293,425    $294,221
     Average Int Rate              3.00%         4.65%       4.89%        5.85%         4.56%                      3.12%
   Floating Rate             $     6,513   $     5,414    $  3,401   $        9    $       11                   $ 15,348    $ 15,390
     Average Int Rate              3.15%         3.15%       3.15%        3.15%         3.15%                      3.15%
Other int-bearing
     liabilities
   Fixed Rate                $       923   $    10,969    $  1,018   $    1,070    $      649                   $ 14,629    $ 14,629
     Average Int Rate              4.94%         5.51%       4.94%        4.94%         4.94%                      5.36%
   Floating Rate
     Average Int Rate

QUARTERLY FINANCIAL TRENDS

                                                2002
                            -----------------------------------------------
                              First    Second    Third    Fourth     Year
                             Quarter   Quarter   Quarter  Quarter   to Date
                            -----------------------------------------------
Interest Income             $ 7,030   $ 7,574   $ 7,891   $ 7,702   $30,197
Interest Expense              2,465     2,380     2,507     2,394     9,746
                            -----------------------------------------------
Net Interest Income           4,565     5,194     5,384     5,308    20,451
Provision for Loan Losses       234       436       337       751   $ 1,758
Non-interest Income           1,006     1,043     1,154     1,232   $ 4,435
Non-interest Expense          3,043     3,364     3,721     3,737   $13,865
Income Taxes                    749       775       800       641   $ 2,965
                            -----------------------------------------------
Net Income                  $ 1,545   $ 1,662   $ 1,680   $ 1,411   $ 6,298
                            ===============================================
Per common share:
     Basic                  $  0.31   $  0.33   $  0.34   $  0.28   $  1.27
     Diluted                $  0.31   $  0.33   $  0.34   $  0.28   $  1.26
                            -----------------------------------------------
     Cash Dividends         $  0.12   $  0.12   $  0.14   $  0.14   $  0.52


                                                2001
                            -----------------------------------------------
                              First    Second    Third    Fourth     Year
                             Quarter   Quarter   Quarter  Quarter   to Date
                            -----------------------------------------------
Interest Income             $ 7,259   $ 7,184   $ 7,399   $ 7,277   $29,119
Interest Expense              3,620     3,354     3,417     3,008    13,399
                            -----------------------------------------------
Net Interest Income           3,639     3,830     3,982     4,269    15,720
Provision for Loan Losses       120       449       174       380   $ 1,123
Non-interest Income             905     1,123     1,066       886   $ 3,980
Non-interest Expense          2,417     2,405     2,533     2,953   $10,308
Income Taxes                    633       613       781       531   $ 2,558
                            -----------------------------------------------
Net Income                  $ 1,374   $ 1,486   $ 1,560   $ 1,291   $ 5,711
                            ===============================================
Per common share:
     Basic                  $  0.28   $  0.30   $  0.31   $  0.26   $  1.15
     Diluted                $  0.28   $  0.30   $  0.31   $  0.26   $  1.15
                            -----------------------------------------------
     Cash Dividends         $ 0.083   $ 0.100   $ 0.100   $ 0.100   $ 0.383

MARKET PRICE AND DIVIDEND INFORMATION

Market Price.

         The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "CIZ". The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold by private transactions between parties. On December 31, 2002, the Common Stock's closing price was $16.00.

                                                            Dividends Declared
      2001                     High              Low         (per common share)
-------------------------------------------------------------------------------

January - March                11.17            10.33            0.083
April - June                   11.83            10.77            0.100
July - September               13.17            11.50            0.100
October - December             16.60            12.17            0.100


                                                            Dividends Declared
      2002                     High              Low         (per common share)
-------------------------------------------------------------------------------

January - March                16.26            14.25            0.120
April - June                   16.00            14.65            0.120
July - September               16.85            15.75            0.140
October - December             17.35            15.70            0.140


         Per share information included in the above table has been adjusted to reflect the three-for-two (3:2) common stock split effective January 2, 2002.

         On March 10, 2003, the shares of Common Stock were held of record by approximately 454 shareholders.

         Dividends

         Dividends, retroactively adjusted to give effect to the three-for-two stock split, totaled $0.52 per share for 2002 compared to $0.383 in 2001 and $.283 in 2000. These dividends reflect a 36% increase in 2002 over 2001 and a 35% increase in 2001 over 2000.

         The Company declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared.

         Funds for the payment by the Company of cash dividends are obtained from dividends received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank's earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors.

                                     NOTES

                            CITIZENS HOLDING COMPANY
                                 AND SUBSIDIARY

                           Philadelphia, Mississippi

                       Consolidated Financial Statements

                  Years Ended December 31, 2002, 2001 and 2000

         CONTENTS


--------------------------------------------------------------------------------

Independent Auditor's Report                                                  1

--------------------------------------------------------------------------------

Consolidated Financial Statements

  Consolidated Balance Sheets                                                 2

  Consolidated Statements of Income                                           3

  Consolidated Statements of Comprehensive Income                             4

  Consolidated Statements of Changes in Stockholders' Equity                  5

  Consolidated Statements of Cash Flows                                   6 - 7

  Notes to Consolidated Financial Statements                             8 - 32

--------------------------------------------------------------------------------

         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Citizens Holding Company and Subsidiary
Philadelphia, Mississippi


We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.



/s/ HOWE CPA GROUP


Jackson, Mississippi
January 31, 2003

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2002 and 2001

                                                                         2002           2001
-----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                             $ 19,769,712   $ 12,713,482

Interest bearing deposits with other banks                             1,365,649      5,421,241

Federal funds sold                                                     2,300,000      6,100,000
Securities available for sale, at fair value (amortized cost

  of $157,718,929 in 2002 and $122,304,542 in 2001)                  162,276,305    122,567,180
Loans, net of allowance for loan losses of

  $4,222,342 in 2002 and $3,375,000 in 2001                          303,952,527    260,903,091

Bank premises, furniture, fixtures and equipment, net                  9,399,942      5,143,535

Real estate acquired by foreclosure                                    1,286,409        340,657

Accrued interest receivable                                            4,111,199      4,121,922

Cash value of life insurance                                           3,162,848      2,809,410
Intangible assets, net of accumulated amortization of

  $1,081,027 in 2002 and $620,480 in 2001                              6,813,774      2,974,023

Other assets                                                           4,011,753      4,118,333
                                                                    ------------   ------------
      Total Assets                                                  $518,450,118   $427,212,874
                                                                    ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits

  Non-interest bearing demand deposits                              $ 59,761,550   $ 50,535,929

  Interest bearing NOW and money market accounts                     122,717,966     91,656,150

  Interest bearing time deposits                                     217,072,653    194,635,343

  Interest bearing savings deposits                                   33,216,006     22,481,585
                                                                    ------------   ------------
       Total Deposits                                                432,768,175    359,309,007

Federal Home Loan Bank advances                                       24,606,135     14,628,788


Accrued interest payable                                                 955,720      1,415,513

Directors deferred compensation payable                                1,182,406      1,079,191

Other liabilities                                                      3,779,163      2,386,608
                                                                    ------------   ------------
      Total Liabilities                                              463,291,599    378,819,107
                                                                    ------------   ------------

Commitments and Contingencies


Minority interest                                                      1,375,960      1,212,199
                                                                    ------------   ------------

Stockholders' Equity
  Common stock, $.20 par value, authorized 22,500,000
  shares; 4,974,578 shares issued at 2002 and 4,963,028 at 2001          994,916        992,606

  Additional paid-in capital                                           2,899,331      2,791,871
  Accumulated other comprehensive income, net of
  deferred tax liability of $1,549,508 in 2002 an $89,295 in 2001      2,931,674        157,074

  Retained earnings                                                   46,956,638     43,240,017
                                                                    ------------   ------------

      Total Stockholders' Equity                                      53,782,559     47,181,568
                                                                    ------------   ------------

      Total Liabilities and Stockholders' Equity                    $518,450,118   $427,212,874
                                                                    ============   ============

The accompanying notes are an integral part of these statements.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                        Consolidated Statements of Income
                  Years Ended December 31, 2002, 2001, and 2000

                                                 2002            2001            2000
----------------------------------------------------------------------------------------
Interest Income

 Interest and fees on loans                 $ 22,628,364    $ 22,770,622    $ 22,280,018
 Interest on securities

  Taxable                                      5,771,707       4,670,987       5,066,547

  Non-taxable                                  1,598,983       1,117,874       1,073,142

   Other interest                                197,476         558,961         218,392
                                            ------------    ------------    ------------
        Total Interest Income                 30,196,530      29,118,444      28,638,099
                                            ------------    ------------    ------------

Interest Expense

 Deposits                                      8,696,134      12,189,194      11,751,889

 Other borrowed funds                          1,050,209       1,209,409       2,312,030
                                            ------------    ------------    ------------

    Total Interest Expense                     9,746,343      13,398,603      14,063,919
                                            ------------    ------------    ------------

    Net Interest Income                       20,450,187      15,719,841      14,574,180

Provision for loan losses                     (1,757,516)     (1,123,166)       (917,519)
                                            ------------    ------------    ------------

    Net Interest Income After Provision

     for Loan Losses                          18,692,671      14,596,675      13,656,661
                                            ------------    ------------    ------------

Non-Interest Income

 Service charges on deposit accounts           3,026,976       2,810,403       2,470,018

 Other service charges and fees                  749,786         572,187         383,558

 Other income                                    658,400         598,022         431,244
                                            ------------    ------------    ------------

    Total Non-Interest Income                  4,435,162       3,980,612       3,284,820
                                            ------------    ------------    ------------

Non-Interest Expense

 Salaries and employee benefits                7,102,641       5,597,105       4,901,589
 Occupancy expense                             1,014,510         741,912         654,037


 Equipment expense                             1,297,232         888,648         731,878

 Earnings applicable to minority interest        172,196         166,196         190,393

 Other expense                                 4,278,599       2,914,602       2,294,008
                                            ------------    ------------    ------------

    Total Non-Interest Expense                13,865,178      10,308,463       8,771,905
                                            ------------    ------------    ------------

Income before income taxes                     9,262,655       8,268,824       8,169,576

Income tax expense                             2,965,155       2,557,926       2,635,211
                                            ------------    ------------    ------------

    Net Income                              $  6,297,500    $  5,710,898    $  5,534,365
                                            ============    ============    ============

    Net Income Per Share - Basic            $       1.27    $       1.15    $       1.12
                                            ============    ============    ============

    Net Income Per Share - Diluted          $       1.26    $       1.15    $       1.11
                                            ============    ============    ============

    Average Shares Outstanding

         Basic                                 4,963,448       4,963,028       4,963,028
                                            ============    ============    ============
         Diluted                               4,999,168       4,980,568       4,975,232
                                            ============    ============    ============


The accompanying notes are an integral part of these statements.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                 Consolidated Statements of Comprehensive Income
                  Years Ended December 31, 2002, 2001, and 2000

                                                      2002           2001           2000
-------------------------------------------------------------------------------------------
Net Income                                        $ 6,297,500    $ 5,710,898    $ 5,534,365
                                                  -----------    -----------    -----------

Other Comprehensive Income (Loss), Net of Tax

    Unrealized holding gains (losses)
                                                                                  1,748,548
        during year                                 2,933,318         (3,760)
    Reclassification adjustment for (gains)
                                                                          --
        losses included in net income                (158,718)                      (45,694)
                                                  -----------    -----------    -----------


        Total Other Comprehensive Income (Loss)     2,774,600         (3,760)     1,702,854
                                                  -----------    -----------    -----------


        Comprehensive Income                      $ 9,072,100    $ 5,707,138    $ 7,237,219
                                                  ===========    ===========    ===========

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 2002, 2001, and 2000

                                                                                     Accumulated
                                           Number                     Additional       Other
                                          of Shares      Common         Paid-In      Comprehensive     Retained
                                           Issued         Stock         Capital      Income (Loss)     Earnings          Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                3,353,750   $    670,750   $  3,113,727    $ (1,542,020)   $ 35,303,504    $ 37,545,961


  Net income                                     --             --             --              --       5,534,365       5,534,365


  Dividends paid                                 --             --             --              --      (1,406,219)     (1,406,219)


  Other comprehensive income, net                --             --             --       1,702,854              --       1,702,854
                                       ------------   ------------   ------------    ------------    ------------    ------------

Balance, December 31, 2000                3,353,750        670,750      3,113,727         160,834      39,431,650      43,376,961


  Net income                                     --             --             --              --       5,710,898       5,710,898


                                                 --             --             --              --      (1,902,531)     (1,902,531)

  Dividends paid 3 for 2 stock split      1,609,278        321,856       (321,856)             --              --              --


  Other comprehensive (loss), net                --             --             --          (3,760)             --          (3,760)
                                       ------------   ------------   ------------    ------------    ------------    ------------

Balance, December 31, 2001                4,963,028        992,606      2,791,871         157,074      43,240,017      47,181,568

  Net income                                     --             --             --              --       6,297,500       6,297,500


  Dividends paid                                 --             --             --              --      (2,580,879)     (2,580,879)


  Options exercised                          11,550          2,310        107,460              --              --         109,770


  Other comprehensive income, net                --                                     2,774,600              --       2,774,600
                                       ------------   ------------   ------------    ------------    ------------    ------------

Balance, December 31, 2002                4,974,578   $    994,916   $  2,899,331    $  2,931,674    $ 46,956,638    $ 53,782,559
                                       ============   ============   ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2002, 2001, and 2000
                                     1 of 2

                                                           2002             2001             2000
----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                         $   6,297,500    $   5,710,898    $   5,534,365
  Adjustments to reconcile net income to net
    cash provided by operating activities
      Depreciation                                         851,977          546,479          476,585
      Amortization of intangibles                          460,548          193,109           72,110
      Amortization of premiums and accretion
        of discounts on investment securities             (119,776)        (131,470)        (108,863)
      Provision for loan losses                          1,757,516        1,123,166          917,519
      Investment securities (gains) losses                (158,718)              --          (45,694)
      Deferred income tax benefit                          (99,596)          23,188          (79,528)
      Net earnings applicable to minority interest         172,196          166,196          190,393
      (Increase) decrease in real estate
        acquired by foreclosure                           (945,752)        (207,332)         158,183
      (Increase) decrease in accrued interest
        receivable                                         505,876          604,191       (1,042,264)
      (Increase) decrease in cash value of life
        insurance                                         (353,438)         210,044         (191,189)
      (Increase) decrease in other assets                  129,726         (577,722)        (302,300)
      Increase (decrease) in income taxes
        payable                                           (568,552)        (224,387)          30,577
      Increase (decrease) in accrued interest
        payable                                           (582,954)        (181,932)         354,529
      Increase in directors deferred
        compensation                                       103,215          162,935          104,126
      Increase (decrease) in other liabilities             433,132         (463,391)        (398,390)
                                                     -------------    -------------    -------------
        Net Cash Provided by Operating Activities        7,882,900        6,953,972        5,670,159
                                                     -------------    -------------    -------------

Cash Flows from Investing Activities
  Proceeds from maturities of securities
     available-for-sale                                 75,936,011       56,903,832       15,705,000
  Proceeds from sales of securities
     available-for-sale                                 38,131,901               --       12,442,879
  Purchases of investment securities
    available-for-sale                                (100,225,119)     (75,852,844)     (26,479,943)
  Purchases of bank premises, furniture,
    fixtures and equipment                              (3,458,384)      (1,327,808)        (427,815)
  Net decrease (increase) in interest bearing
     deposits with other banks                           4,055,592       (4,557,870)        (681,329)
  Net (increase) decrease in federal funds sold          5,900,000       (3,000,000)      (3,100,000)
  Net increase in loans                                (29,787,550)     (13,329,502)     (18,365,723)
  Cash acquired in CB&T acquisition                      2,879,581               --               --
  Cash  paid for acquisitions                          (12,284,319)      (2,918,960)              --
  Proceeds from exercise of stock options                  109,770               --               --
                                                     -------------    -------------    -------------
      Net Cash Used by Investing Activities            (18,742,517)     (44,083,152)     (20,906,931)
                                                     -------------    -------------    -------------

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2002, 2001, and 2000
                                     2 of 2

                                                             2002            2001            2000
----------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in federal funds
    purchased                                           $         --    $         --    $(10,600,000)
  Net increase in deposits                                15,519,379      69,401,250       5,446,118
  Net decrease in Treasury tax and loan advances                  --        (700,000)             --
  Dividends paid to stockholders                          (2,580,879)     (1,902,531)     (1,406,219)
  Net increase in Federal Home Loan Bank
    advances                                               4,977,347     (27,371,212)     18,900,000
                                                        ------------    ------------    ------------

      Net Cash Provided by Financing
        Activities                                        17,915,847      39,427,507      12,339,899
                                                        ------------    ------------    ------------

      Net Increase (Decrease) in Cash
        and Due from Banks                                 7,056,230       2,298,327      (2,896,873)

Cash and due from banks, beginning of year                12,713,482      10,415,155      13,312,028
                                                        ------------    ------------    ------------

Cash and due from banks, end of year                    $ 19,769,712    $ 12,713,482    $ 10,415,155
                                                        ============    ============    ============

Supplemental Disclosures of Cash Flow
   Information
     Cash paid for
       Interest                                         $ 10,206,139    $ 13,580,534    $ 13,717,444
                                                        ============    ============    ============

       Income taxes                                     $  3,390,278    $  2,805,550    $  2,744,590
                                                        ============    ============    ============

Supplemental Schedule of Noncash Activities
  Unrealized gain (loss) on securities
    available-for-sale                                  $  4,294,738    $    (46,476)   $  2,594,191
                                                        ============    ============    ============

  Increase (decrease) in deferred income tax
    liability on unrealized gain (loss) on securities   $ (1,462,213)   $     42,716    $   (891,340)
                                                        ============    ============    ============

  Minority interest in unrealized gain (loss) on
    securities                                          $    114,670    $     (1,194)   $     87,113
                                                        ============    ============    ============

The accompanying notes are an integral part of these financial statements.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY

                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies

Basis of Financial Statement Presentation
-----------------------------------------

The accounting policies of Citizens Holding Company and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its approximately 97 percent-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as "the Company"). All significant intercompany transactions have been eliminated in consolidation.

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

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and valuation of foreclosed real estate may change materially in the near term.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY

                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

Cash and Due from Banks
-----------------------

For the purpose of reporting cash flows, cash and due from banks include cash on hand, demand deposits and interest bearing deposits with banks. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported at net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The total of those reserves for the years ended December 31, 2002 and 2001 was $616,000 and $227,000, respectively.

At December 31, 2002, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

Investment Securities
---------------------

In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," securities are classified as available-for-sale, held-to-maturity or trading. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method.

Securities Available-for-Sale
-----------------------------

Securities available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. Securities that are held for indefinite periods of time or used as part of the Company's asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital, and other similar factors are classified as available-for-sale. The Company classifies its portfolio of U.S. Treasury notes, U.S. Government and Agency securities, taxable state and municipal obligations, and mortgage-backed securities as securities available-for-sale.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

Securities Held-to-Maturity

The Company has no held-to-maturity securities.

Trading Securities
------------------

The Company has no trading securities.

                     CITIZENS HOLDING COMPANYAND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

Loans Held-for-Sale
-------------------

Loans held-for-sale are those loans the Company has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse.

Effective for reporting periods beginning with the quarter ending September 30, 2002, commitments to originate or acquire mortgage loans that will be held-for-sale must be accounted for as derivative financial instruments under FAS No. 133. Therefore, the fair value of the commitments must be determined and recorded in the Company's financial statements at the end of each reporting period. As of December 31, 2002, the Company had no loans held-for-sale.

Loans and Allowance for Loan Losses
-----------------------------------

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned discounts and unearned finance charges.

Loan origination and commitment fees and direct loan origination costs attributable to loans held with a maturity of more than one year are not significant and are, therefore, recognized as income or expense, as applicable in the period received or incurred.

Unearned discounts on installment loans are recognized as income over the terms of the loans by a method that approximates the interest method. Unearned finance charges and interest on commercial loans are recognized based on the principal amount outstanding. For all other loans, interest is accrued daily on the outstanding balances. For impaired loans, interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected. The Company generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans declared to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which in management's judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and prior loss experience. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, review of specific problem loans, the Company's past loan loss experience, adverse situations that may affect the borrowers' ability to pay, the estimated value of any underlying collateral, current economic conditions, and other relevant factors. While management uses the best information available to make its evaluation, this evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change. As a result, future adjustments may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require additions to the allowance based on their judgment about information available to them at the time of their examinations.

Premises and Equipment
----------------------

The Company's premises and equipment are stated at cost less accumulated depreciation computed primarily by straight-line methods over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Real Estate Acquired by Foreclosure
-----------------------------------

Real estate acquired by foreclosure consists of properties repossessed by the Company on foreclosed loans. These assets are stated at the lower of the outstanding loan amount (including accrued interest, if any) or fair value based on the fair value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Declines in value resulting from subsequent revaluation of the property or losses resulting from disposition of such property are expensed. Revenue and expenses from operations of other real estate owned are reflected as other income (expense). At December 31, 2002 and 2001, real estate acquired by foreclosure totaled $1,286,409 and $340,657, respectively.

Intangibles

Intangibles include core deposits purchased and goodwill. Core deposits intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. Prior to 2002, goodwill was amortized over 40 years. Effective in 2002, pursuant to Statement of Financial Accounting Standards No. 142, goodwill and other intangible assets with indefinite

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

lives are not amortized, but are tested at least annually for impairment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

Trust Assets
------------

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

Income Taxes
------------

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as described in SFAS No. 109, "Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Advertising Costs
-----------------

Advertising costs are charged to expense when incurred. Advertising expense was $331,239, $228,078 and $211,011 for the years ended December 31, 2002, 2001 and
2000, respectively.

Comprehensive Income
--------------------

Comprehensive income includes net earnings reported in the statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders' equity. Unrealized gain on securities available-for-sale, net of related deferred income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share
--------------------

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding was 4,963,448 for the year ended December 31, 2002 and 4,963,028 for each of the years ended December 31, 2001 and 2000. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company's outstanding stock options. Dilutive common equivalent shares

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

for the years ended December 31, 2002, 2001 and 2000 were 35,720, 17,540 and 12,204, respectively, all attributable to stock options.

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

Stock Based Compensation

Stock option grants are accounted for in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, no compensation expense is recognized for stock options granted. See Note 16.

Fair Value of Financial Instruments
-----------------------------------

Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of financial instruments' fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated in
Note 15. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

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

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

The investment, which is included in other assets, totaled $1,499,679 and $1,389,795 at December 31, 2002 and 2001, respectively. Income from the investment for the years ended December 31, 2002, 2001, and 2000 included in other income totaled $109,884, $151,590 and $127,927, respectively.

Reclassifications
-----------------

Certain reclassifications were made to the financial statement amounts from the prior year in order to facilitate comparability.

Recent Pronouncements
---------------------

In September 2000 the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of SFAS No. 125)." SFAS No. 140 replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 revises the standard for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. The Company adopted this statement effective January 1, 2001. The adoption had no effect on the Company's financial statements.

During 2001, the FASB issued SFAS No. 141 "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations entered into after June 30, 2001 be accounted for under the purchase method. SFAS No. 142 requires that all intangible assets, including goodwill, that result from business combinations be periodically (at least annually) evaluated for impairment, with any resulting impairment loss being charged against earnings. Also, under SFAS No. 142, goodwill resulting from any business combination accounted for according to SFAS No. 141 will not be amortized, and the amortization of goodwill related to business combinations entered into prior to June 30, 2001 will be discontinued effective, for the Company, January 1, 2002. The Company adopted the provisions of SFAS No. 141 immediately and the provisions of SFAS No. 142 related to discontinuation of goodwill amortization effective January 1, 2002. Amortization of goodwill for the years ended December 31, 2001 and 2000 was not material to the Company's financial statements. Therefore, the effect on previously reported net income for those periods was not material.

Also during 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations", SFAS No. 143 requires estimated future asset retirement costs to be recognized as a liability, recorded at their fair value and capitalized as part of the asset and depreciated. Under the new statement, the resulting retirement obligation liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate. The statement is effective for years beginning after June 15, 2001 although early application is permitted. The Company adopted the provisions of SFAS No. 143 effective January 1, 2002. The adoption of this statement did not have a material effect on the Company's financial statements.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was also issued by the FASB during 2001 and is effective for years beginning after December 31, 2001. The new statement sets forth requirements for testing and accounting for impairment or disposal of assets to be held and used, assets to be disposed of other than by sale, and assets to be sold. The Company adopted SFAS No. 144 on January 1, 2002. Its adoption did not have a material impact on the Company's financial statements.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions", which clarifies the requirements of SFAS No. 141 and 142 as they relate to business combinations between financial institutions and makes the provisions of SFAS No. 144 applicable to long-term customer relationship intangible assets. The standard is effective for transactions on or after October 1, 2002. The Company's adoption of this statement did not have a material effect on the Company's financial statements.


Note 2.  Acquisitions

In May 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, MS. The acquisition was undertaken by the Company in order to gain entry into a geographic section of the State of Mississippi that is contiguous to the Company's current markets and in which the Company had very little market presence. The purchase price of the net assets totaled approximately $12.3 million cash and was based on a multiple of approximately 1.505 times the book value, subject to certain adjustments, of the acquired company. The Company based its purchase price on several factors, including comparable transactions and management's estimate of the value of entry into a strategically targeted geographic area.

The following is a summary of the assets and liabilities acquired:

                                                                    In Thousands
--------------------------------------------------------------------------------

Cash                                                                 $    2,880
Investments                                                              50,620
Loans                                                                    15,019
Bank premises and other assets                                            3,137
Deposits                                                                (57,939)
Other liabilities                                                        (5,814)
                                                                     ----------
Net assets acquired                                                       7,903
Goodwill and other intangible assets                                      4,381
                                                                     ----------

Purchase price                                                       $   12,284
                                                                     ==========

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.  Continued

The Company has completed its evaluation of the assets and liabilities acquired and has allocated $1,846,909 of the $4,380,869 total intangible asset to core deposit intangibles and the remaining $2,533,960 to goodwill. The core deposit intangible is to be amortized at the rate of $15,391 per month until fully amortized, representing an estimated economic life of 10 years. The amount of core deposit amortization expense related to the Louisville purchase was $107,736 through December 31, 2002. The operations of CB&T Capital Corporation are included in the consolidated financial statements since the acquisition date. The pro forma effect, had the acquisition occurred on January 1, 2001, is not significant to the operation of the Company.

In July 2001, the Company completed the acquisition of two bank branches located in Forest and Decatur, Mississippi from Union Planters Bank. The Company acquired approximately $30.3 million in deposits, $11.7 million in loans, and $15.4 million in cash and short-term investments. The $2.5 million purchase price was allocated primarily to a core deposit intangible asset.

Total amortization expense related to intangible assets for the years ended December 31, 2002, 2001 and 2000 was $460,548, $193,109 and $72,110,
respectively.

Amortization expense attributable to core deposit intangible assets is estimated to be approximately $537,000 for each of the next five years.


Note 3.  Investment Securities

The amortized cost and estimated fair value of investment securities at December 31, 2002 is as follows:

                                                    Gross          Gross
                                   Amortized      Unrealized     Unrealized    Estimated
                                      Cost          Gains          Losses      Fair Value
------------------------------------------------------------------------------------------
Securities Available-for-Sale
    Obligations of U.S.
      Government agencies        $ 11,261,352   $    660,005   $         --   $ 11,921,357
    U.S. Treasuries                18,280,614        812,656             --     19,093,270
    Mortgage-backed securities     85,828,126      1,871,959         13,223     87,686,862
    Other investments              42,348,837      1,299,090         73,111     43,574,816
                                 ------------   ------------   ------------   ------------

        Total                    $157,718,929   $  4,643,710   $     86,334   $162,276,305
                                 ============   ============   ============   ============

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

The amortized cost and estimated fair value of investment securities at December 31, 2001 is as follows:

                                                    Gross          Gross
                                   Amortized      Unrealized     Unrealized    Estimated
                                      Cost          Gains          Losses      Fair Value
------------------------------------------------------------------------------------------
Securities Available-for-Sale
    Obligations of U.S.
      Government agencies        $ 10,397,698   $    290,959   $     12,131   $ 10,676,526
    U.S. Treasuries                30,438,629        575,151             --     31,013,780
    Mortgage-backed securities     52,741,929        204,137        583,891     52,362,175
    Other investments              28,726,286        332,578        544,165     28,514,699
                                 ------------   ------------   ------------   ------------

        Total                    $122,304,542   $  1,402,825   $  1,140,187   $122,567,180
                                 ============   ============   ============   ============

The amortized cost and estimated fair value of securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Amortized       Estimated
                                                        Cost         Fair Value
--------------------------------------------------------------------------------

Securities Available-for-Sale
  Due in one year or less                          $  6,450,167     $  6,544,985
  Due after one year through five years              23,183,733       24,357,914
  Due after five years through ten years             21,953,333       22,980,407
  Due after ten years                               106,131,696      108,392,999
                                                   ------------     ------------

        Total                                      $157,718,929     $162,276,305
                                                   ============     ============

Investment securities with carrying values of $95,774,053 and $84,485,282 at December 31, 2002 and 2001, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

                                          2002           2001            2000
--------------------------------------------------------------------------------

Gross realized gains                   $ 164,364       $      --      $  64,880
Gross realized losses                     (5,646)             --        (19,186)
                                       ---------       ---------      ---------

                                       $ 158,718       $      --      $  45,694
                                       =========       =========      =========

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 4.  Loans

The composition of net loans at December 31, 2002 and 2001 is as follows:

                                                        2002           2001
                                                   (In Thousands) (In Thousands)
--------------------------------------------------------------------------------

Commercial, financial and agricultural loans        $   149,762    $   126,131
Real estate - construction loans                         11,708          6,036
Real estate - mortgage loans                             89,452         80,548
Consumer loans                                           59,660         54,218
                                                    -----------    -----------
                                                        310,582        266,933
      Unearned discount                                  (2,407)        (2,655)
      Allowance for loan losses                          (4,222)        (3,375)
                                                    -----------    -----------

      Loans, net                                    $   303,953    $   260,903
                                                    ===========    ===========

Changes in the allowance for loan losses at December 31, 2002, 2001 and 2000 is as follows:

                                                     2002           2001           2000
------------------------------------------------------------------------------------------
Balance, beginning of year                       $ 3,375,000    $ 3,325,000    $ 3,100,000
Provision for loan losses                          1,757,516      1,123,166        917,519
Loans charged off                                 (2,036,933)    (1,322,714)    (1,012,406)
Recoveries of loans previously charged off           279,417        249,548        319,887
Other increases attributed to Bank acquisition       847,341             --             --
                                                 -----------    -----------    -----------

Balance, end of year                             $ 4,222,341    $ 3,375,000    $ 3,325,000
                                                 ===========    ===========    ===========

Loans on nonaccrual status were $357,640, $418,413 and $589,788 at December 31, 2002, 2001 and 2000, respectively. Interest income forgone on loans classified as non-accrued during the years ended December 31, 2002, 2001 and 2000 was $69,888, $123,804 and $146,797, respectively.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 5.  Premises and Equipment

Premises and equipment consists of the following at December 31, 2002 and 2001:

                                                       2002              2001
--------------------------------------------------------------------------------

Land and buildings                                 $ 9,643,349       $ 6,246,477
Furniture, fixtures and equipment                    7,107,499         5,395,987
                                                   -----------       -----------
                                                    16,750,848        11,642,464
  Less accumulated depreciation                      7,350,906         6,498,929
                                                   -----------       -----------

     Total                                         $ 9,399,942       $ 5,143,535
                                                   ===========       ===========

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $851,977, $546,479 and $476,585, respectively.


Note 6.   Deposits

The composition of deposits is as follows:

                                                      2002              2001
--------------------------------------------------------------------------------

Non-interest bearing                              $ 59,761,550      $ 50,535,929
NOW and money market accounts                      122,717,966        91,656,150
Savings deposits                                    33,216,006        22,481,585
Time certificates, $100,000 or more                 77,399,749        73,246,704
Other time certificates                            139,672,904       121,388,939
                                                  ------------      ------------
      Total                                       $432,768,175      $359,309,307
                                                  ============      ============

The scheduled maturities of certificates of deposit at December 31, 2002 are as follows:

Year Ending                                                           Amount
December 31,                                                            (In
                                                                     Thousands)
--------------------------------------------------------------------------------

2003                                                                $    184,215
2004                                                                      16,938
2005                                                                      13,300
2006                                                                       1,369
2007                                                                       1,251
                                                                    ------------

                                                                    $    217,073
                                                                    ============

Interest expense for certificates of deposit over $100,000 was $2,346,000, $4,094,000 and $3,453,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 7.  Federal Home Loan Bank Borrowings

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all the Company's stock, FHLB Securities ($7,726,135 included in securities available-for-sale at December 31, 2002) and qualifying first mortgage loans. As of December 31, 2002 the balance in qualifying first mortgage loans was $124,241,623. Advances at December 31, 2002 consist of the following:


                             Interest
       Amount                  Rate                               Maturity
-------------------------------------------------------------------------------

 $   5,000,000                 5.457%                         February 26, 2008
     5,000,000                 6.600%                            April 28, 2008
     6,706,135                 4.941%                              July 3, 2006
     3,000,000                 5.240%                            April 20, 2009
     2,000,000                 5.290%                            April 20, 2009
     2,000,000                 4.880%                           August 22, 2011
     1,000,000                 4.759%                           August 29, 2011
     2,000,000                 4.470%                         September 7, 2010
       900,000                 4.430%                        September 19, 2011

The scheduled payments for the next five years are as follows:

Year
Due                                                                    Payment
--------------------------------------------------------------------------------

2003                                                                 $   969,288
2004                                                                   1,018,280
2005                                                                   1,069,749
2006                                                                     648,818
2007                                                                          --
Thereafter                                                            20,900,000
                                                                     -----------

                                                                     $24,606,135
                                                                     ===========

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 8.  Income Taxes

The consolidated provision for income taxes consists of the following:

                                           2002          2001           2000
--------------------------------------------------------------------------------

Currently payable
  Federal                              $ 2,556,030   $ 2,356,645    $ 2,491,383
  State                                    309,529       224,469        223,356
                                       -----------   -----------    -----------
                                         2,865,559     2,581,114      2,714,739
Deferred tax expense (benefit)              99,596       (23,188)       (79,528)
                                       -----------   -----------    -----------

     Income Tax Expense                $ 2,965,155   $ 2,557,926    $ 2,635,211
                                       ===========   ===========    ===========

The differences between the federal statutory rate and the effective tax rates were as follows:

                                          2002           2001           2000
--------------------------------------------------------------------------------

Federal tax based on statutory rate   $ 3,149,303    $ 2,811,400    $ 2,777,656
State income tax                          204,690        157,142        147,415
Change due to
  Tax-exempt investment interest         (495,872)      (321,389)      (303,191)
  Other, net                              107,034        (89,227)        13,331
                                      -----------    -----------    -----------

     Income Tax Expense               $ 2,965,155    $ 2,557,926    $ 2,635,211
                                      ===========    ===========    ===========

At December 31, 2002 and 2001, net deferred tax asset consists of the following:

                                                          2002           2001
--------------------------------------------------------------------------------

Deferred Tax Assets
  Allowance for loan losses                           $   992,501    $   863,225
  Deferred compensation liability                         402,018        366,925
  Other real estate                                       181,270         11,735
  Other                                                    46,824             --
                                                      -----------    -----------

      Total                                           $ 1,622,613    $ 1,241,885
                                                      -----------    -----------

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 8.  Continued

                                                        2002             2001
--------------------------------------------------------------------------------

Deferred Tax Liabilities
  Investment securities basis                       $    32,118      $   216,869
  Unrealized gain on available
    for sale securities                               1,549,508           89,295
  Premises and equipment                                396,988               --
  Intangible assets                                     591,319               --
                                                    -----------      -----------

     Total                                            2,569,933          306,164
                                                    -----------      -----------
     Net Deferred Tax Asset (Liability)             $  (947,320)     $   935,721
                                                    ===========      ===========

The net deferred tax liability at December 31, 2002 of $947,320 is included in other liabilities. At December 31, 2001, the net deferred tax asset of $935,721 is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.


Note 9.  Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000, is as follows:

                                 Balance Sheets
                           December 31, 2002 and 2001

                                                           2002          2001
--------------------------------------------------------------------------------

Assets
   Cash                                                $   906,403   $   756,159
   Securities available-for-sale, at fair value            548,750       524,530
   Investment in bank subsidiary                        52,360,312    45,907,322
   Other assets                                             10,417        11,897
                                                       -----------   -----------

     Total Assets                                      $53,825,882   $47,199,908
                                                       ===========   ===========

Liabilities                                            $    43,323   $    18,340


Stockholders' equity                                    53,782,559    47,181,568
                                                       -----------   -----------

      Total Liabilities and Stockholders' Equity       $53,825,882   $47,199,908
                                                       ===========   ===========

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 9.  Continued

                                Income Statements
                  Years Ended December 31, 2002, 2001 and 2000

                                            2002          2001           2000
--------------------------------------------------------------------------------

Interest income                         $    42,465   $    74,085    $    86,053
                                        -----------   -----------    -----------

Other Income
   Other                                     35,843        34,815         46,062
   Dividends from bank subsidiary         2,592,317     1,986,540      1,406,219
   Equity in undistributed earnings
     of bank subsidiary                   3,693,570     3,721,802      4,069,658
                                        -----------   -----------    -----------
       Total Other Income                 6,321,730     5,743,157      5,521,939
                                        -----------   -----------    -----------
Other expense                                61,030       107,824         42,625
                                        -----------   -----------    -----------
         Income before Income Taxes       6,303,165     5,709,418      5,565,367
Income tax expense (benefit)                  5,665        (1,480)        31,002
                                        -----------   -----------    -----------
       Net Income                       $ 6,297,500   $ 5,710,898    $ 5,534,365
                                        ===========   ===========    ===========

                            Statements of Cash Flows
                  Years Ended December 31, 2002, 2001 and 2000

                                                      2002           2001           2000
-------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
   Net income                                     $ 6,297,500    $ 5,710,898    $ 5,534,365
   Adjustments to reconcile net income to
     net cash provided by operating
     activities
       Equity in undistributed earnings of
         Bank                                      (3,693,570)    (3,721,802)    (4,069,658)
       Decrease in other assets                         1,480          7,004         15,874
       Increase (decrease) in other liabilities        24,983        (76,249)       (28,844)
                                                  -----------    -----------    -----------
             Net Cash Provided by Operating
            Activities                              2,630,393      1,919,851      1,451,737
                                                  -----------    -----------    -----------
Cash Flows from Investing Activities
   Proceeds from sale of investments                       --        800,000             --
   Other                                               (9,040)      (422,352)        69,801
                                                  -----------    -----------    -----------
             Net Cash Provided (Used) by
            Investing Activities                  $    (9,040)   $   377,648    $    69,801
                                                  -----------    -----------    -----------

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 9.  Continued

                                              2002           2001           2000
-----------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Dividends paid to stockholders         $(2,580,879)   $(1,902,531)   $(1,406,219)
   Exercise of stock options                  109,770             --             --
                                          -----------    -----------    -----------
             Net Cash Used by Financing
               Activities                  (2,471,109)    (1,902,531)    (1,406,219)
                                          -----------    -----------    -----------
             Net Increase in Cash             150,244        394,968        115,319
                                          -----------    -----------    -----------

Cash, beginning of year                       756,159        361,191        245,872
                                          -----------    -----------    -----------

Cash, end of year                         $   906,403    $   756,159    $   361,191
                                          ===========    ===========    ===========

The Company is required to obtain approval from state regulators before paying dividends. The Citizens Bank paid dividends of $2,592,317, $1,986,540 and $1,406,219 to the Company during the years ended December 31, 2002, 2001 and 2000, respectively.


Note 10.  Related Party Transactions

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management's opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and does not involve more than the normal risk of collectibility at the time of the transaction.

The balance of loans made to related parties at December 31, 2002 and 2001 was $1,740,496 and $2,068,168, respectively. Advances to related parties during the year ended December 31, 2002 totaled $3,168,658. Payments received from related parties during the year ended December 31, 2002 totaled $3,496,330.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 11. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit
----------------------------

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2002 and 2001, commitments related to unused lines of credit were $29,079,857 and standby letters of credit were $479,850 and $444,500, respectively. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Interest Rate Risk
------------------

The Company is principally engaged in providing short-term and medium-term installment, commercial and agricultural loans with interest rates that are fixed or fluctuate with the prime lending rate. These assets are primarily funded through short-term demand deposits and long-term certificates of deposit with variable and fixed rates. Accordingly, the Company is exposed to interest rate risk because, in changing interest rate environments, interest rate adjustments on assets and liabilities may not occur at the same time or in the same amount. The Company manages the overall rate sensitivity and mix of its asset and liability portfolio and attempts to minimize the effects that interest rate fluctuations will have on its net interest margin.

Legal Proceedings

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. While management believes that the final resolution of pending legal proceedings will not have a material impact on the Company's financial position or results of operations, the final resolution of such proceedings could have a material adverse effect on the Company's financial position or results of operations.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 11.  Continued

Concentration of Risk
---------------------

The Company makes agricultural, agribusiness, commercial, residential and consumer loans primarily in the eastern region of Mississippi. A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the business and agricultural economy in that area.

Although the Company's loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company's lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans includes equipment, crops, livestock, and land. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

See Note 3 for a summary of loans by type.

The nature of the Company's business requires that it maintain amounts due from banks, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.


Note 12.  Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending
December 31,                                                           Amounts
--------------------------------------------------------------------------------

2003                                                                 $    62,604
2004                                                                      62,604
2005                                                                      62,604
2006                                                                      62,604
2007                                                                      58,644
                                                                     -----------

                                                                     $   309,060
                                                                     ===========

The total rental expense included in the income statements for the years ended December 31, 2002, 2001 and 2000 is $64,281, and $66,962 and $26,913,
respectively.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 13.  Benefit Plan

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant's compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2002, 2001 and 2000, the Company's contributions were $358,520, $288,283 and $261,153, respectively.

Deferred Compensation Plan
--------------------------

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after retirement. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $103,570, $81,456 and $74,972 for the plan years ended December 31, 2002, 2001 and 2000, respectively.


Note 14.  Regulatory Matters

The Company is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation
(FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations).

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 14.  Continued

To be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

                                                                                               To Be Well
                                                                     For Capital       Capitalized under Prompt
                                          Actual                  Adequacy Purposes   Corrective Action Provisions
                               -----------------------------------------------------------------------------------
                                  Amount          Ratio        Amount          Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2002
  Total Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company   $ 49,262,962       16.02%    $ 24,605,856        8.00%   $         N/A        --%
    Citizens Bank                47,794,683       15.55       24,596,462        8.00       30,745,577     10.00
  Tier I Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company     45,413,634       14.77       12,302,928        4.00              N/A        --
    Citizens Bank                43,946,805       14.29       12,298,231        4.00       18,447,346      6.00
  Tier I Capital
  (to average Assets)
    Citizens Holding Company     45,413,634        8.83       20,569,960        4.00              N/A        --
    Citizens Bank                43,946,805        8.59       20,474,027        4.00       25,592,534      5.00


                                                                                               To Be Well
                                                                     For Capital       Capitalized under Prompt
                                          Actual                  Adequacy Purposes   Corrective Action Provisions
                               -----------------------------------------------------------------------------------
                                  Amount          Ratio        Amount          Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2001
  Total Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company   $ 48,562,374       18.40%    $ 21,112,077        8.00%   $         N/A        --%
    Citizens Bank                47,286,697       17.93       21,103,291        8.00       26,379,114     10.00
  Tier I Capital
  (to Risk-Weighted Assets)
    Citizens Holding Company     45,262,671       17.15       10,556,038        4.00              N/A        --
    Citizens Bank                43,988,350       16.68       10,551,646        4.00       15,827,468      6.00
  Tier I Capital
  (to average Assets)
    Citizens Holding Company     45,262,671       10.51       17,224,286        4.00              N/A        --
    Citizens Bank                43,988,350       10.33       17,028,839        4.00       21,286,049      5.00

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 15.  Fair Values of Financial Instruments

The following represents the carrying value and estimated fair market value of the Company's financial instruments at December 31, 2002 and 2001:

                                              2002                          2001
                                  ---------------------------   ---------------------------
                                     Carrying        Fair          Carrying        Fair
                                      Amount         Value          Amount         Value
-------------------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks         $ 19,769,712   $ 19,769,712   $ 12,713,482   $ 12,713,482
  Interest bearing deposits
    with banks                       1,365,649      1,365,649      5,421,241      5,421,241
  Securities available-for-sale    162,276,305    162,276,305    122,567,180    122,567,180
  Net loans                        303,952,527    305,656,861    260,903,091    262,408,345
  Federal funds sold                 2,300,000      2,300,000      6,100,000      6,100,000

Financial Liabilities
  Deposits                        $432,768,175   $433,735,968   $359,309,007   $360,147,682
  Federal Home Loan Bank
    borrowings                      24,606,135     24,606,135     14,628,788     14,628,788

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

Cash and Due from Banks
-----------------------

The carrying amounts reported in the balance sheet for these instruments approximate those assets' fair values because of their immediate and shorter-term maturities.

Securities Available-for-Sale
-----------------------------

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Net Loans
---------

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans (i.e., commercial real estate and rental property mortgage loans, commercial and industrial loans, financial institution loans, and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 15.  Continued

Deposits
--------

The fair values for demand deposits, NOW and money market accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and time deposits approximate their fair values at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amount of accrued interest payable approximates its fair value.

Federal Home Loan Bank Borrowings
---------------------------------

The fair value of the portion of Federal Home Loan Bank advances that matures within 90 days approximates its fair value. For longer term maturities, the fair value is based on discounted cash flow analysis.

Off-Balance Sheet Instruments
-----------------------------

The fair value of commitments to extend credit and letters of credit are estimated using fees currently charged to enter into similar agreements. The fees associated with these financial instruments are not material.


Note 16.  Stock Options

The Company has a directors' stock compensation plan and employees' long-term incentive plan. Under the directors' plan the Company may grant options up to 105,000 shares of common stock. The price of each option shall be equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and shall expire after 10 years. Under the employees' incentive plan the Company may grant options up to 7 percent of the total number of shares of common stock, which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and shall expire no later than 10 years from the grant date. The exercise price shall be equal to the market price of the Company's stock on the date of grant.

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 16.  Continued

The Company applies APB Opinion 25 in accounting for the compensation and long-term incentive plan. Accordingly, there was no compensation cost related to options granted during the years ending December 31, 2002, 2001 and 2000. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123 using publicly traded share prices as a basis of determining fair values, net income and earnings per share would have been reduced as follows:

                                                        2002             2001
--------------------------------------------------------------------------------

Net Income
  As reported                                     $   6,298,064    $   5,710,898
  Pro forma                                       $   6,187,674    $   5,657,245

Basic Earnings Per Share
  As reported                                     $        1.27    $        1.15
  Pro forma                                       $        1.25    $        1.14

Diluted Earnings Per Share
  As reported                                     $        1.26    $        1.15
  Pro forma                                       $        1.24    $        1.14

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values in 2002 and 2001:

Assumption                                              2002            2001
--------------------------------------------------------------------------------

Dividend yield                                           1.5%           1.5%
Risk-free interest rate                                    4%           6.25%
Expected life                                           7 years        10 years
Expected volatility                                    15.00%          16.05%

                     CITIZENS HOLDING COMPANY AND SUBSIDIARY
                  Years Ended December 31, 2002, 2001 and 2000


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 16.  Continued

Following is a summary of the status of the plans for the years ending December 31, 2002 and 2001:

                                              Directors' Plan               Employees' Plan
                                        ---------------------------   ----------------------------
                                                         Weighted                       Weighted
                                             Number      Average          Number        Average
                                               of        Exercise           of          Exercise
                                             Shares       Price           Shares         Price
--------------------------------------------------------------------------------------------------
Outstanding at January 1, 2001                40,800   $       8.49         22,950    $       9.51
  Granted                                     15,000          10.83          6,000           11.25
  Exercised                                       --             --             --              --
  Forfeited                                       --             --         (1,500)          10.33
                                        ------------   ------------   ------------    ------------

Outstanding at December 31, 2001              55,800   $       9.12         27,450    $       9.85
  Granted                                     15,000          15.00         38,000           14.68
  Exercised                                       --             --        (11,550)           9.51
  Forfeited                                       --                            --              --
                                        ------------   ------------   ------------    ------------

Outstanding at December 31, 2002              70,800   $      10.37         53,900    $      13.33

Options exercisable at:
  December 31, 2001                           55,800   $       9.12         26,700    $       9.85
                                        ============   ============   ============    ============

  December 31, 2002                           70,800   $      10.37         53,900    $      13.33
                                        ============   ============   ============    ============

Weighted average fair value of
  options granted during years ended:
    December 31, 2001                                  $       3.83                   $       4.13
                                                       ============                   ============

    December 31, 2002                                  $       5.22                   $       5.10
                                                       ============                   ============

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


Financial Contact

Robert T. Smith
Treasurer
P.O. Box 209
Philadelphia, MS 39350
601-656-4692

Bank Officers


Greg McKee
President & CEO

Danny Hicks
Sr. Vice President

Robert T. Smith
Sr.Vice President & CFO

Erdis Chaney
Vice President  & Cashier

Tim Lofton
Vice President  & CIO

Randy Cheatham
Vice President

Mike Guthrie
Vice President

Joe Foster
Vice President & Trust

Murray Johnson
Vice President

Jackie Hester
Vice President & Marketing

Kaye Johnson
Vice President

Stanley Salter
Vice President

Darrell Bates
Vice President

David Sharp
Vice President

Jean T. Fulton
Vice President

Gayle Sharp
Vice President

Lucille M. Myatt
Assistant to the President

Carolyn K. McKee
Student Loan Officer

Mark Majure
Assistant Cashier

Beth Branning
Assistant Cashier

Pat Stokes
Assistant Cashier

Adriana Burt
Assistant Cashier

Mitch Peden
Data Processing Officer

Brad Copeland
Assistant Cashier

Sommer Vick
Accounting Officer

Mark Flake
Data Processing Officer

Barbara Lewis
         Assistant Cashier

         Carthage Branch

Mike Brooks
President

J. Michael Ellis
Vice President

Billie Nell Dowdle
Vice President

Byron Hines
Vice President

Margaret Thompson
Assistant Cashier

Carol Wright
Assistant Cashier


Sebastopol Branch

Linda Bennett
         President

         Union Branch

Robert C. Palmer, Jr.
President

Karen Foster
Assistant Vice President


         DeKalb Branch

Steven Lockley
Vice President

         Kosciusko Branch

Charlie Hudson
 President

Joanne Sanders
Assistant Cashier

         Scooba Branch

Fran Knight
Vice President

Meridian Branch

Charles Young
President

Mac Hodges
Vice President

         Forest Branch

Richard Latham
Vice President

Dymple Winstead
Assistant Vice President

         Decatur Branch

Ken Jones
Vice President

Louisville Branch

Terry Woods
President

Edna Bell
Vice President

Marion Gardner
Assistant Cashier

Danny Parker
Assistant Cashier

Bruce Lee
Assistant Cashier

Mortgage Loan Department

David Blair, Jr.
Vice President

Citizens Holding Company Officers:

Steve Webb
Chairman

Greg McKee
President & CEO

Carolyn K. McKee
Secretary

Robert T. Smith
Treasurer

Directors:

M. G. Bond
Retired Mississippi State Senator

Karl Brantley
Plant Manager
U. S. Electrical Motors

W. W. Dungan
Partner
McDaniel Timber Company

Don Fulton
President & General Manager
Nemanco, Inc.

Don L. Kilgore
Attorney
Alford, Thomas & Kilgore, P.A.

David A. King
Proprietor
Philadelphia Motor Company

Herbert A. King
Civil Engineer
King Engineering Associates, Inc.

George R. Mars
Retired Proprietor
Mars Department Store

William M. Mars
Attorney
Mars, Mars, Mars & Chalmers,  P.A.

Greg McKee
President & CEO
Citizens Holding Company and
The Citizens Bank

David P. Webb
Attorney
Phelps Dunbar, LLP

Steve Webb
Chairman
Citizens Holding Company and
The Citizens Bank