Form 10-K, Exhibit 13
period 2003-12-31
CITIZENS HOLDING CO /MS/
filed 2004-03-26
CIK 1075706

EXHIBIT 13

Dear Stockholder:

I am very pleased to report your Company’s accomplishments for 2003. We can point to many positive factors that include earnings, asset growth and infrastructure improvements. These factors all work together to enhance the value of your investment.

In summary, we were able to increase earnings 10.7% over 2002, while maintaining adequate reserves for an increase in net loans of 15%. This equates to basic per share earnings of 1.40, compared to 1.27 for 2002. The assets of the bank increased approximately 6%. We have made adjustments in processes, procedures, technology and employee training that significantly strengthens our infrastructure. While growth is a positive factor in the health of the Company, we continually strive to be sure that the growth is fueled by quality assets being managed by quality employees. To that end, we have instituted a new training program that gives all employees the knowledge and tools necessary to do their jobs and give top quality customer service.

It is obvious that we are no longer a small bank in asset size, but we continually strive to maintain the culture of a small bank by giving our employees the flexibility necessary to profitably meet the customers’ needs.

Because of the continuing growth and expansion of the Company, we have started an intense campaign throughout the entire organization that clarifies our vision for the future. This vision includes the goals and priorities necessary to further grow the size and earnings of an already great Company.

Overall, we are obviously pleased with the Company’s accomplishments this year. With the continued support of great stockholders, great customers and great employees, we embrace an exciting future for our Company.

As always, thank you for your support and the opportunity to serve in this capacity.

/s/ Greg L. McKee

Greg L. McKee

President and Chief Executive Officer

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2003, 2002 and 2001

BACKGROUND

Citizens Holding Company (the “Company”) is a one-bank holding company that holds 97.53% of the outstanding shares of The Citizens Bank of Philadelphia, Mississippi (the “Bank”). The Company was incorporated under Mississippi law on February 16, 1982.

The Bank was opened on February 8, 1908 as The First National Bank of Philadelphia. In 1917, the Bank surrendered its national charter and obtained a state charter at which time the name of the Bank was changed to The Citizens Bank of Philadelphia, Mississippi. At December 31, 2003, the Bank was the largest bank headquartered in Neshoba County with total assets of $550,222,207 and total deposits of $439,603,847. The principal executive offices of both the Company and the Bank are located at 521 Main Street, Philadelphia, Mississippi 39350 and its telephone number is (601) 656-4692. All references hereinafter to the activities or operations of the Company reflect the Company’s acting or operating through the Bank.

OVERVIEW

Over the past three years, the Bank has experienced growth in asset size and earnings as management has capitalized on opportunities for strategic acquisitions and on natural economic growth within our market area. In 2001, branches in Forest and Decatur, Mississippi were acquired from Union Planters Bank that added approximately $30.5 million in assets; in 2002, the acquisition of CB&T Capital Corporation and its subsidiary, Citizens Bank and Trust Company (“CB&T”) in Louisville, Mississippi added $71.7 million in assets. Growth in 2003 is attributable to steady loan demand fueled by continued low interest rates. Much of the loan growth in 2003 was funded by low interest rate borrowings from the Federal Home Loan Bank. Earnings have increased steadily over the three-year period as management utilized low costs of funds to increase net interest income. At the same time, management made appropriate provisions for potential loan losses caused primarily by general economic conditions in our market area.

The Company in 2003 experienced normal growth in assets without any acquisitions, relying on the continued growth of the market area served by the Company. Total assets for the year increased 6.2% from 2002 to $550,761,143, and loans increased 15.8% from 2002 to $351,937,005. Deposit growth for the year was 1.4% to $438,697,298.

In 2002, the Company had significant growth in assets, loans and deposits, in large part due to the acquisition of CB&T for a net purchase price of $4,300,300. Assets increased $91,237,244, or 21.4%, over 2001, net loans increased $43,049,436, or 16.5%, over 2001, and deposits increased $73,459,168, or 20.4%, over 2001, with $71.7 million of the increase in assets, including $15.0 million in net loans and $57.9 million of the increase in deposits attributable to the Louisville purchase.

The Company also experienced positive growth in assets and loans for 2001. Total assets at the end of 2001 were $427,212,874, an increase of 11.6% over 2000; net loans were $260,903,091, an increase of 4.9% over 2000; and deposits increased to $359,309,007, an increase of 24.9% over 2000. These increases were aided by the acquisition in July 2001 of the two Union Planters branches in Forest and Decatur for a net purchase price of $2,453,390; this acquisition added $30,506,745 in assets, including $11,703,517 in loans and $30,284,185 in deposits.

Net income after taxes of the Company for 2003 increased 10.7% over 2002 to $6,970,929. Net income after taxes of the Company for 2002 increased by 10.3% over 2001 to $6,297,500. Net income was positively affected in both 2003 and 2002 by a decrease in interest paid on deposits and other borrowed money. Net income after taxes for 2001 was up 3.2%, also due to the falling interest rate environment, as well to asset and loan growth. Net income for 2003 produced, on a fully diluted basis, earnings per share of $1.39 compared to $1.26 in 2002 and $1.15 for 2001.

The Company’s Return on Average Assets (ROA) was 1.27% in 2003, compared to 1.28% in 2002 and 1.41% in 2001, and its Return on Average Equity (ROE) was 12.42% in 2003, 12.28% in 2002 and 11.98% in 2001. During these periods, leverage capital ratios decreased from 10.51% in 2001 to 8.83% in 2002 but increased to 9.11% in 2003. While ROA has declined somewhat over the past three years, ROE has increased. This indicates that the Company has better utilized its capital to support growth in both assets and earnings, which has allowed the Company to increase the dividend payout rate from approximately 33% to 41%. These changes caused a slight decline in the leverage capital ratio; however, the 2003 ratio of 9.11% is still well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (FDIC) guidelines.

CRITICAL ACCOUNTING POLICIES

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans declared to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and is also a factor in the determination of the bank’s capital adequacy. The estimation of potential losses in the bank’s loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers, economic conditions in the Bank’s market area and general economic conditions in the area.

RECENT PRONOUNCEMENTS

In November 2002, FASB Interpretation (“FIN”) No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements regarding its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies the requirement of the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation were adopted by the Company effective January 1, 2003. The adoption of FIN No. 45 did not have any material impact on the financial statements of the Company.

In January 2003, FIN No. 46, “Consolidation of Variable Interest Entities,” was issued. FIN No. 46 sets forth the criteria used in determining whether an investment in a variable interest entity (“VIE”) should be consolidated. FIN No. 46 (as revised in December 2003) is effective for interest in VIE’s created or obtained by publicly traded entities after January 31, 2003. For variable interests in VIE’s created before February 1, 2003, the provisions of FIN No. 46 must be applied in the first interim or annual period ending after March 15, 2004. The adoption of FIN No. 46 by the Company is not expected to have a material impact on the financial position or results of operations of the Company.

In April 2003, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 was adopted by the Company effective June 30, 2003 and had no material impact on the financial position or results of operations of the Company.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” was issued in May 2003. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Since its issuance, the effective date of certain provisions of SFAS No. 150 has been extended. SFAS No. 150 establishes standards for an issuer’s classification and measurement of certain financial instruments with characteristics of both liabilities and equity. While the impact of the provisions of SFAS No. 150 has not been finalized, adoption of SFAS No. 150 is not expected to have a significant impact on the Company’s financial statements.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements which constitute forward-looking statements and information which are based on management’s beliefs, plans, expectations, and assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report. The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g)

expectations about overall economic strength and the performance of the economy in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

SELECTED DATA

The following selected data has been taken from the Company’s consolidated financial statements and should be read in conjunction with such consolidated financial statements and related notes included elsewhere. The major components of the Company’s operating results for the past five years are summarized in Table 1 - Five Year Financial Summary of Consolidated Statements and Related Statistics. All dollar references in the following tables are in thousands except for per share data. All per share data has been adjusted to give effect to the three-for-two stock split effective January 2, 2002.

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS

(amounts in thousands, except percent and per share data)

	2003	2002	2001	2000	1999
Summary of Earnings

Total Interest Income	$29,725	$30,197	$29,119	$28,638	$25,476
Total Interest Expense	8,188	9,746	13,399	14,064	10,974
Provision for loan losses	2,003	1,758	1,123	918	849
Non-interest income	5,324	4,435	3,980	3,285	3,122
Non-interest expense	15,042	13,865	10,308	8,772	8,361
Income tax expense	2,845	2,965	2,558	2,635	2,793
Net Income	6,971	6,298	5,711	5,534	5,621

Per Share Data

Earnings-basic	$1.40	$1.27	$1.15	$1.12	$1.13
Earnings-diluted	1.39	1.26	1.15	1.11	1.13
Cash dividends	0.570	0.520	0.383	0.283	0.213
Book value at year end	11.35	10.81	9.51	8.74	7.57

Selected Year End Actual Balances

Loans, net of unearned income	$357,064	$308,175	$264,278	$252,022	$234,349
Allowance for possible loan losses	5,127	4,222	3,375	3,325	3,100
Investment securities	143,181	162,276	122,567	103,533	102,451
Total assets	550,761	518,450	427,213	382,800	362,790
Deposits	438,697	432,768	359,309	289,908	284,462

Long term borrowings	47,637	24,606	14,629	10,000	10,000
Shareholders’ equity	56,502	53,783	47,182	43,377	37,546

Selected Year End Average Balances

Loans, net of unearned income	$337,763	$289,407	$255,185	$244,307	$221,165
Allowance for possible loan losses	4,495	3,905	3,335	3,198	2,974
Investment securities	164,371	153,726	106,632	102,325	97,219
Total assets	549,520	491,833	403,881	374,439	347,613
Deposits	447,188	414,135	327,536	290,704	288,176
Long term borrowings	35,314	19,301	14,815	10,000	10,000
Shareholders’ equity	56,121	51,304	47,664	40,701	37,603

Selected Ratios

Return on average assets	1.27%	1.28%	1.41%	1.48%	1.62%
Return on average equity	12.42%	12.28%	11.98%	13.60%	14.95%
Dividend payout ratio	40.71%	40.98%	33.31%	25.41%	18.84%
Equity to year end assets	10.26%	10.37%	11.04%	11.33%	10.35%
Total risk-based capital to risk-adjusted assets	14.94%	15.57%	18.40%	18.88%	18.52%
Leverage capital ratio	9.11%	8.83%	10.51%	11.61%	11.06%
Efficiency ratio	54.45%	54.51%	51.32%	47.20%	45.48%

NET INTEREST INCOME

Net interest income is the most significant component of the Company’s earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is affected by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates.

Net interest income on a tax equivalent basis was $22,317,000, $21,014,000 and $16,047,000 and the net interest margin was 4.49%, 4.67% and 4.32% for the years 2003, 2002, and 2001, respectively. In 2003, the average yield on earnings assets decreased to 6.13% from 6.83% in 2002 while the average rate on interest-bearing liabilities decreased to 1.94% from 2.59% in 2002. Earning assets volume increased 10.6% while interest-bearing liabilities volume increased 12.0% in 2003. The increase in the volume of interest-bearing assets, combined with a smaller interest rate reduction on loans than deposits, caused the rise in net interest income in 2003.

For 2002, the average yield on earning assets decreased to 6.83% from 7.91% in 2001 while the earning asset volume increased 21.0% over 2001. The average rate on interest bearing liabilities decreased to 2.59% in 2002 from 4.35% in 2001 and the interest bearing volume increased 21.8% in 2002.

During this three-year period, loan demand has remained strong and has allowed the Company to continue to invest its available funds in loans that provide the Company with yields that are greater than the yields on typical investment securities. The volume increases in both interest bearing assets and liabilities was aided by the acquisition of CB&T in May 2002 and the Union Planters branch acquisitions in July 2001.

Also, during 2003, the Company purchased $12 million additional Bank owned life insurance, resulting in a total investment of approximately $14.9 million at December 31, 2003. The additional purchases were made to providing a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yield than other investment securities.

TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

	Average Balance			Income/Expense			Average Yield/Rate
	2003	2002	2001	2003	2002	2001	2003	2002	2001
Loans:
Commercial Loans	$313,599	$265,178	$232,424	$21,347	$20,130	$20,275	6.81%	7.59%	8.72%
Installment Loans (Net)	22,676	22,747	21,521	2,350	2,506	2,503	10.36%	11.02%	11.63%

Total Loans	336,275	287,925	253,945	23,697	22,636	22,778	7.05%	7.86%	8.97%

Investment Securities
Taxable	108,695	115,510	78,423	3,761	5,772	4,671	3.39%	5.00%	5.96%
Tax-exempt	49,183	34,166	23,952	2,998	2,143	1,498	6.10%	6.27%	6.25%

Total Investment Securities	157,878	149,676	102,375	6,759	7,915	6,169	4.28%	5.29%	6.03%

Federal Funds Sold and Other	3,575	12,428	15,681	34	198	487	0.95%	1.59%	3.11%

Total Interest Earning Assets	497,728	450,029	372,001	30,490	30,749	29,434	6.13%	6.83%	7.91%

Non-Earning Assets	51,792	41,804	31,880

Total Assets	$549,520	$491,833	$403,881

Deposits:
Interest-bearing Demand Deposits	$123,338	$117,989	$82,127	$1,212	$1,499	$1,930	0.98%	1.27%	2.35%
Savings	34,696	27,653	19,828	354	483	521	1.02%	1.75%	2.63%
Time	222,695	209,610	183,883	5,024	6,702	9,727	2.26%	3.20%	5.29%

Total Deposits	380,729	355,252	285,838	6,590	8,684	12,178	1.73%	2.44%	4.26%

Borrowed Funds
Short-term Borrowings	4,065	659	9,721	56	12	544	1.37%	1.82%	5.60%
Long-term Borrowings	35,314	19,301	12,407	1,527	1,039	665	4.32%	5.38%	5.36%

Total Borrowed Funds	39,379	19,960	22,128	1,583	1,051	1,209	4.02%	5.27%	5.46%

Total Interest-Bearing Liabilities	420,108	375,212	307,966	8,173	9,735	13,387	1.94%	2.59%	4.35%

Non-Interest Bearing Liabilities
Demand Deposits	65,985	58,883	41,368
Other Liabilities	7,306	6,434	6,883
Shareholders’ Equity	56,121	51,304	47,664

Total Liabilities and Shareholders’ Equity	$549,520	$491,833	$403,881

Interest Rate Spread							4.19%	4.24%	3.56%

Net Interest Income				$22,317	$21,014	$16,047

Net Interest Margin							4.49%	4.67%	4.32%

Table 3 - Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2003, 2002, and 2001.

TABLE 3 - NET AVERAGE INTEREST EARNING ASSETS

	2003	2002	2001
Average interest earning assets	$497,728	$450,029	$372,001
Average interest bearing liabilities	420,108	375,212	307,966

Net average interest earning assets	$77,620	$74,817	$64,035

Table 4 – Volume/Rate Analysis depicts the dollar effect of volume and rate changes from 2001 through 2003. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans were included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.

TABLE 4 - VOLUME/RATE ANALYSIS

	2003 Change from 2002					2002 Change from 2001
	Volume	Rate		Total		Volume	Rate		Total
INTEREST INCOME

Loans	$3,407	-$	2,346		$1,061	$2,671	-$	2,813	-$	142
Taxable Securities	-236		-1,775		-2,011	1,854		-753		1,101
Non-Taxable Securities	916		-61		855	640		5		645
Federal Funds Sold and Other	-84		-80		-164	-51		-238		-289

TOTAL INTEREST INCOME	$4,003	-$	4,262	-$	259	$5,114	-$	3,799		$1,315

INTEREST EXPENSE

Interest-bearing demand deposits	$52	-$	339	-$	287	$456	-$	887	-$	431
Savings Deposits	71		-200		-129	137		-175		-38
Time Deposits	295		-1,973		-1,678	823		-3,848		-3,025
Short-term borrowings	47		-3		44	-165		-367		-532
Long-term borrowings	692		-204		488	371		3		374

TOTAL INTEREST EXPENSE	$1,157	-$	2,719	-$	1,562	$1,622	-$	5,274	-$	3,652

NET INTEREST INCOME	$2,846	-$	1,543		$1,303	$3,492		$1,475		$4,967

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents charges against operations to establish reserves for probable loan losses inherent in the Company’s loan portfolio. This expense is determined by a number of factors including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. These factors were employed by management to determine the provision for loan losses for each of 2001, 2002 and 2003. The ratio of net loans charged off to average loans was .33% in 2003, .61% in 2002 and .42% in 2001. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of our economy. Management evaluates the adequacy of the allowance for loan loss on a quarterly basis and makes provisions to the allowance based on this analysis.

The provision for loan losses was $2,002,570 in 2003, $1,757,516 in 2002 and $1,123,166 in 2001. At the end of 2003, the total allowance for loan losses was $5,126,735, an amount that management believes to be sufficient to protect against future loan losses.

Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans, when, in management’s opinion, the loan is deemed uncollectable, although the Company makes concerted efforts to maximize recovery of the loan after it is charged off.

TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2003	2002	2001	2000	1999
BALANCE AT BEGINNING OF YEAR	$4,222	$3,375	$3,325	$3,100	$2,900

LOANS CHARGED-OFF
Commercial, financial and agricultural	700	935	612	186	320
Real estate - construction	0	23	0	0	0
Real estate - mortgage	145	122	36	26	74
Consumer	555	957	675	801	522

TOTAL CHARGE-OFFS	1,400	2,037	1,323	1,013	916

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	65	54	22	121	122
Real estate - construction	0	0	0	0	0
Real estate - mortgage	2	4	26	24	0
Consumer	235	221	202	175	145

TOTAL RECOVERIES	302	279	250	320	267

Net loans charged-off	1,098	1,758	1,073	693	649
Additions charged to operating expense	2,003	1,758	1,123	918	849
Other increases attributed to acquisition	0	847	0	0	0

BALANCE AT END OF YEAR	$5,127	$4,222	$3,375	$3,325	$3,100

Loans at year end	$357,064	$308,175	$264,278	$252,022	$234,349

Ratio of allowance to loans at year end	1.44%	1.37%	1.28%	1.32%	1.32%

Average loans - net of unearned	$337,763	$289,407	$255,185	$244,307	$221,165

Ratio of net loans charged-off to average loans	0.33%	0.61%	0.42%	0.28%	0.29%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,

	2003	2002	2001	2000	1999
Commercial, financial and agricultural	$2,300	$1,700	$1,200	$1,000	$900
Real estate - construction	300	200	250	250	225
Real estate - mortgage	900	800	700	650	600
Consumer	1,550	1,475	1,175	1,075	1,050
Unallocated	77	47	50	350	325

Total	$5,127	$4,222	$3,375	$3,325	$3,100

COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

	2003	2002	2001	2000	1999
Commercial, financial and agricultural	52.06%	48.22%	47.25%	48.02%	47.52%
Real estate - construction	4.29%	3.77%	2.26%	2.08%	3.02%
Real estate - mortgage	25.74%	28.80%	30.18%	29.35%	28.43%
Consumer	17.91%	19.21%	20.31%	20.55%	21.03%

	100.00%	100.00%	100.00%	100.00%	100.00%

While the loan portfolio has increased steadily in the past three years, the mix of loan types within the portfolio has not changed significantly. The portion of the allowance for loan losses allocated to commercial, financial and agricultural loans has increased at a faster rate than the other portions of the allowance. This increase reflects the significant growth in the commercial loan portfolio and the higher risks associated with commercial lending as compared to real estate and consumer loans.

Non-performing assets and relative percentages to loan balances are presented in Table 6 - Non-performing Assets. Non-performing loans include non-accrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as non-accrual when management believes that collection of interest is doubtful, typically because payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through loan defaults by customers; the percentage of OREO to loans is .19% in 2003.

Loans on non-accrual status amounted to $1,502,971 in 2003 as compared to $357,640 in 2002 and $418,813 in 2001. Interest income forgone on loans classified as non-accrual in 2003 was $169,135 as compared to $69,888 in 2002 and $123,804 in 2001. All interest accrued on these loans at the time they are classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms.

TABLE 6 - NON-PERFORMING ASSETS

	As of December 31,
	2003	2002	2001	2000	1999
PRINCIPAL BALANCE - DOMESTIC

Non-accrual	$1,503	$358	$419	$590	$390
90 days or more past due	4,396	5,117	2,918	1,746	1,643
Troubled debt restructuring	0	0	0	0	0

TOTAL DOMESTIC LOANS	$5,899	$5,475	$3,337	$2,336	$2,033

TOTAL NON-PERFORMING LOANS	$5,899	$5,475	$3,337	$2,336	$2,033

Income on non-accrual loans not recorded	$169	$69	$31	$147	$110

Non-performing as a percent of loans	1.65%	1.78%	1.27%	0.93%	0.87%

Other real estate owned	$695	$1,286	$340	$133	$292

OREO as a percent of loans	0.19%	0.42%	0.13%	0.05%	0.15%

Allowance as a percent of non-performing loans	86.91%	77.11%	101.14%	142.34%	152.48%

Statements of Financial Accounting Standard No. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management has not recognized any loans as being impaired in conformity with FASB 114 and 118 for the years 2003, 2002, 2001, 2000 and 1999.

Management believes loans classified under FDIC regulations as loss, doubtful or substandard, but which are not included in non-performing or impaired loans, do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources. In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a “watch” category. Loans may be placed on management’s watch list as a result of delinquent status, management’s concern about the borrower’s financial condition or the value of the collateral securing the loan, a substandard classification during regulatory examinations, or simply as a result of management’s desire to monitor more closely a borrower’s financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers’ ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower. At December 31, 2003, loans totaling $15,927,063 were included on the watch list of the Company. The majority of these loans were real estate loans that are adequately collateralized but the customer is frequently delinquent in making scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

NON-INTEREST INCOME AND EXPENSE

A listing of non-interest income and expense from 2001 through 2003 and percentage changes between years is included in Table 7 - Non-interest Income and Expense.

TABLE 7 - NON-INTEREST INCOME & EXPENSE

	2003	% CHANGE FROM ‘02	2002	% CHANGE FROM ‘01	2001
NON-INTEREST INCOME
Income from fiduciary activities	$2	-33.33%	$3	50.00%	$2
Service charges on deposit accounts	3,235	6.87%	3,027	7.72%	2,810
Other operating income	2,087	48.54%	1,405	20.29%	1,168

TOTAL NON-INTEREST INCOME	$5,324	20.05%	$4,435	11.43%	$3,980

NON-INTEREST EXPENSE
Salaries and employee benefits	$7,926	11.59%	$7,103	26.91%	$5,597
Occupancy expense, including equipment	2,745	18.73%	2,312	41.75%	1,631
Other operating expense	4,371	-1.78%	4,450	44.48%	3,080

TOTAL NON-INTEREST EXPENSE	$15,042	8.49%	$13,865	34.51%	$10,308

Non-interest income typically consists of service charges on checking accounts and other financial services. With continued pressure on interest rates, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company’s main sources of non-interest income are service charges on checking, safe deposit box rentals, credit life insurance premiums, title insurance service fees and income contributions from the Company’s credit life insurance subsidiary.

During 2003 non-interest income increased to $5,323,698, an increase of $888,536, or 20.05%, over 2002. The mortgage re-financing boom during 2003 contributed to the increased non-interest income, as did the receipt of insurance proceeds from the untimely death of one of our longtime directors.

Non-interest income for 2002 increased to $4,435,162, an increase of $454,550, or 11.43% over 2001. The increase in the customer base and the resulting fee income associated with the acquisition of CB&T in May 2002 and the effect of a full year’s income from the Decatur and Forest branches acquired in July 2001 are responsible for this increase.

Non-interest income for 2001 was $3,980,612, an increase of $695,792, or 21.2%, over 2000. This increase was attributable to increases in checking account service charges related to volume increases, an increase in the number of safe deposit boxes rented, and another year of increased income from the Company’s credit life and title insurance subsidiaries and increased fees from its mortgage origination department.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. Non-interest expense for 2003 increased $1,177,370, or 8.49%, to $15,041,985 from 2002. This increase is due mainly to normal growth of the Company.

Non-interest expense increased $3,556,715, or 34.51%, to $13,865,178 in 2002 and $1,536,558, or 17.5%, in 2001 over 2000. The increases in both years were mainly from normal growth activity in the Company, although the purchase of the Decatur and Forest branches acquired in July 2001 contributed significantly to the increase in 2001 and the acquisition of CB&T in May 2002 contributed to the increase in 2002.

In 2003, the Company’s efficiency ratio was 54.45% compared to 54.51% in 2002 and 51.32% in 2001. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The increase in the efficiency ratio over the past three years reflects the increases in non-interest expense required to manage the growth in assets during the period and the additional personnel costs associated with the CB&T and Union Planters branch acquisitions.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans.

The Company’s effective tax rate was 28.98%, 32.01% and 30.93% in 2003, 2002, and 2001, respectively. Further tax information is disclosed in Note 8 to the consolidated financial statements.

SECURITIES

At December 31, 2003, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not classify any securities as held to maturity or held for trading purposes.

Table 8 - Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2001 through 2003 and the maturity distribution at December 31, 2003, by classification.

TABLE 8 - SECURITIES

	2003	2002	2001
SECURITIES AVAILABLE FOR SALE

U. S. Treasury	$15,528	$19,093	$31,014
U. S. Agencies	5,679	11,921	10,676
Mortgage Backed	59,368	87,687	52,362
State, Municipal and Other	62,606	43,575	28,515

TOTAL SECURITIES AVAILABLE FOR SALE	$143,181	$162,276	$122,567

SECURITIES HELD TO MATURITY

TOTAL SECURITIES HELD TO MATURITY	$0	$0	$0

TOTAL SECURITIES	$143,181	$162,276	$122,567

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Treasury	$11,253	4.33%	$4,274	4.36%	$0	0.00%	$0	0.00%
U. S. Agencies	517	6.00%	1,070	6.00%	3,554	6.10%	540	5.37%
Mortgage Backed	0	0.00%	31	7.00%	731	5.68%	58,605	5.14%
State, Municipal and Other (1)	5,028	5.22%	6,154	5.94%	12,028	6.56%	39,396	6.41%

TOTAL AVAILABLE-FOR-SALE	$16,798	4.50%	$11,529	5.35%	$16,313	6.42%	$98,541	5.66%

TOTAL HELD-TO-MATURITY	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%

(1)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 2003 and 2002 was a result of the changing in the interest rate environment during that period, in conjunction with the change in the portfolio mix.

LOANS

The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing interest spread above the cost of funds. The Company’s loan personnel has the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various directors, including the Chairman. All aggregate credits which exceed the loan committee’s lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company’s loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

The Company has stated in its Loan Policy the following objectives for its loan portfolio: (a) to make loans on sound and thorough credit analysis, (b) to properly document all loans, (c) to eliminate loans from the portfolio that are under-priced, high risk or difficult and costly to administer, (d) to seek good relationships with the customer, (e) to avoid undue concentrations of loans, and (f) to keep non-accrual loans to a minimum by aggressive collection policies.

Loan demand has remained strong in the Company’s market area over the past three years. In general, the loan growth experienced in 2003, 2002 and 2001 was due to a continuation of the overall growth in the area that is served by the Company. However, the acquisitions of CB&T in 2002 and the Decatur and Forest branches in 2001 added approximately $15.0 million and $11.7 million in loans, respectively. The continued success of the casino on the nearby Choctaw Indian Reservation caused an increase in the number of businesses and jobs in the area. Consequently, the housing market in the area tightened, causing a large number of new houses to be built. Real estate mortgage loans originated by the Company grew by $2,959,217, or 3.3%, in 2003, $8,904,468, or 11.1%, in 2002 and $5,724,725, or 7.7%, in 2001.

Commercial and agricultural loans also showed large growth during this period. These loans grew $37,188,745, or 24.8%, in 2003, $23,630,697, or 18.7%, in 2002 and $3,718,912, or 3.0%, in 2001. This increase was caused by the influence of the casino in the area and by an increase in the number of loans to poultry producers originated during these years.

Consumer loans have shown moderate growth during the period. This category increased $4,649,580, or 7.8%, $5,441,264, or 10.0%, in 2002 and $1,824,679, or 3.5%, in 2001. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment may also have lessened the dependence on consumer loans for some purchases.

Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies, and procedures surrounding this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Table 9 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4 to the consolidated financial statements.

TABLE 9 - LOANS OUTSTANDING

AT DECEMBER 31,

	2003	2002	2001	2000	1999
Commercial, financial and agricultural	$186,950	$149,762	$126,131	$122,412	$112,634
Real estate - construction	15,409	11,708	6,036	5,310	7,157
Real estate - mortgage	92,412	89,452	80,548	74,824	67,376
Consumer	64,309	59,660	54,218	52,394	49,840

TOTAL LOANS	$359,080	$310,582	$266,933	$254,940	$237,007

Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also indicated are fixed and variable rate loans maturing after one year for all loans.

TABLE 10 - LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2003

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$49,922	$107,697	$29,331	$186,950
Real estate - construction	14,909	465	35	$15,409
Real estate - mortgage	12,345	56,087	23,980	$92,412
Consumer	26,971	34,382	2,956	$64,309

Total loans	$104,147	$198,631	$56,302	$359,080

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$171,864	$36,823
Variable rates	26,767	19,479

Total loans	$198,631	$56,302

Each loan either has a stated maturity as to when the loan is to be repaid or is subject to an agreement between the Bank and the customer governing its progressive reduction. The Company’s policy is that every loan is to be repaid by its stated maturity and not carried as a continuing debt. All loans must have principal reductions starting prior to the second renewal date.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base is the Company’s major funding source for earning assets. Time deposits continue to be the largest single source of the Company’s deposit base.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 - Deposit Information.

TABLE 11 - DEPOSIT INFORMATION

	2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$65,985		$58,883		$41,698
Interest-bearing demand	123,338	0.98%	117,989	1.27%	82,127	2.35%
Savings	34,696	1.02%	27,653	1.75%	19,828	2.63%
Certificates of deposit	222,695	2.26%	209,610	3.20%	183,883	5.29%

	$446,714	1.48%	$414,135	2.10%	$327,536	3.72%

MATURITY RANGES OF TIME CERTIFICATES OF DEPOSIT

OF $100,000 OR MORE AT DECEMBER 31,

2003
3 months or less	$39,505
3 through 6 months	15,844
6 through 12 months	20,621
over 12 months	12,003

$87,973

The Company in its normal course of business will acquire large certificates of deposit, generally from public entities, with a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.

BORROWINGS

Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources utilized by the Company include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, short-term and long-term borrowings from the Federal Home Loan Bank of Dallas (FHLB), and U.S. Treasury demand notes for treasury, tax and loan (TT&L).

TABLE 12 - SHORT-TERM BORROWINGS

	As of December 31,
	2003	2002	2001
Federal Home Loan Bank borrowings
Year-end balance	$14,000	$0	$0
Weighted average rate	1.11%	0.00%	0.00%

Maximum month-end balance	$15,000	$0	$34,300

Year to date average balance	$1,229	$0	$7,862
Weighted average rate	1.15%	0.00%	5.38%

The Company has borrowed funds from the Federal Home Loan Bank as an alternative to Federal Funds Purchased for short periods of time. The $14,000,000 in short-term borrowings at December 31, 2003 was for a period of 14 days and had a maturity date of January 9, 2004. At its maturity on January 9, 2004, this advance was renewed for another 14 days at an interest rate of 1.01%. The Company continues to renew this advance for successive 14 days periods and as of March 8, 2004 had reduced the amount of this advance to $10,000,000.

The Company foresees short-term borrowings to be a continued source of liquidity and will continue to use these borrowings as a method to fund short-term needs. The Company has the capacity to borrow up to $179,959,475 from the FHLB and other financial institutions in the form of federal funds purchased and will use these borrowings if circumstances warrant such action.

The Company, at the end of 2003, had long-term debt in the amount of $33,636,847 to the Federal Home Loan Bank for advances and $1,998,174 payable to the State of Mississippi for advances under the Agribusiness Enterprise Loan Program. This program provides monies to banks to be extended to qualifying farmers at no interest. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State receives its pro-rata share of 20% of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2003 is listed below.

2003
Less than one year	$1,035
One year to three years	1,761
Over three years	32,839

Total Long-term borrowings	$35,635

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

Interest rate risk is the exposure of Company earnings and capital to changes in interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of the Company’s interest margin to swings in interest rates to assuring that there is sufficient capital and liquidity to support future balance sheet growth.

The Bank’s predominant sources of funding are core deposits consisting of both commercial and individual deposits, proceeds from maturities of securities, repayments of loan principal and interest, federal funds purchased, and short-term and long-term borrowing from the FHLB. In 2003, the growth of core deposits has been at a lower growth rate than that of loans. As a result, the Company is increasingly dependent upon non-core sources of funding such as federal funds purchased and short and long term borrowings from the FHLB. While the strategy of using wholesale funding is adequate to cover liquidity deficiencies in the short term, the Company strives to increase core deposits as a source of long term funding.

The deposit base is diversified between individual and commercial accounts; this helps avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. All of the investment securities portfolio are classified in the available-for-sale category, and are available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (ALCO), and the Board reviews the Company’s liquidity position on a monthly basis. At December 31, 2003, both the ALCO and the Board determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2003 and 2002.

TABLE 13 - FUNDING USES AND SOURCES

	2003 Average Balance	Percent Change	2002 Average Balance	Percent Change	2001 Average Balance
FUNDING USES

Loans, net of unearned income	$337,763	16.71%	$289,407	13.41%	$255,185
Taxable securities	108,695	-5.90%	115,510	47.29%	78,423
Tax-exempt securities	49,183	43.95%	34,166	42.64%	23,952
Federal funds sold and other	3,575	-71.23%	12,428	-20.74%	15,681

TOTAL USES	$499,216	10.57%	$451,511	20.97%	$373,241

FUNDING SOURCES

Noninterest-bearing deposits	$65,985	12.89%	$58,452	40.18%	$41,698
Interest-bearing demand and savings deposits	158,034	8.51%	145,642	42.85%	101,955
Time Deposits	222,695	6.24%	209,610	13.99%	183,883
Short-term borrowings	4,065	516.84%	659	-93.22%	9,721
Long-term debt	35,314	82.96%	19,301	13.83%	16,956

TOTAL SOURCES	$486,093	12.09%	$433,664	22.43%	$354,213

Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2003. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY

	AT DECEMBER 31, 2003
	1 - 90 Days		91 - 365 Days		1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS
Loans		$113,008		$71,783	$150,799	$10,948	$346,538
Investment securities		946		13,536	91,179	33,932	139,593
Federal Home Loan Bank Account		98		0	0	0	98
Federal Funds Sold		0		0	0	0	0

TOTAL INTEREST BEARING ASSETS		$114,052		$85,319	$241,978	$44,880	$486,229

INTEREST BEARING LIABILITIES
Interest bearing demand deposits		$100,245		$0	$0	$0	$100,245
Savings and Money Market deposits		53,471		0	0	0	53,471
Time deposits		92,452		102,680	26,627	0	221,759
Federal Funds Purchased		1,500		0	0	0	1,500
Short term borrowings		14,000		0	0	0	14,000
Long term borrowings		267		768	1,761	32,839	35,635

TOTAL INTEREST BEARING LIABILITIES		$261,935		$103,448	$28,388	$32,839	$426,610

Rate sensitive gap	-$	147,883	-$	18,129	$213,590	$12,041	$59,619
Rate sensitive cumulative gap		-147,883		-166,012	47,578	59,619
Cumulative gap as a percentage of total earning assets		-30.41%		-34.14%	9.79%	12.26%

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

The above rate sensitivity analysis places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of the Company’s deposit base history, the shortfall of the negative rate sensitive gap position would be reduced in the 1-to-90 day time frame.

The Company’s large negative cumulative gap position in the one-year period ending December 31, 2003 was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 91% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

CAPITAL RESOURCES

The Company and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires federal regulatory agencies to define capital tiers. These tiers are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a “well-capitalized” institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Company’s financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, and the institution is required to submit a capital restoration plan.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by the banking regulators as of December 31, 2003, as noted below in Table 15 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

Management has sought in the past to maintain a sufficient level of capital to allow the Company to respond to growth and acquisition opportunities in our service area. This strategy has allowed us to purchase the Decatur and Forest branches from Union Planters in July 2001 and to purchase CB&T in May 2002 without having to raise additional capital. The Company has been able to increase capital through retention of earnings, while still increasing the dividend payout ratio to over 40% for the last two years. The Company does not have any commitments for capital expenditures that would require the Company to raise additional capital at this time by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

TABLE 15 - CAPITAL RATIOS

	At December 31,
	2003	2002	2001
Tier 1 capital
Shareholders’ equity	$56,502	$53,783	$47,182
Less: Intangibles	-6,390	-6,814	-2,974
Add/less: Unrealized loss/(gain) on securities	-1,470	-2,931	-157
Add: Minority interest in equity accounts of unconsolidated subsidiaries	1,383	1,376	1,212

TOTAL TIER 1 CAPITAL	$50,025	$45,414	$45,263

Total capital
Tier 1 capital	$50,025	$45,414	$45,263
Allowable allowance for loan losses	4,577	3,849	3,299

TOTAL CAPITAL	$54,602	$49,263	$48,562

RISK WEIGHTED ASSETS	$365,589	$307,573	$263,901

AVERAGE ASSETS (FOURTH QUARTER)	$549,314	$514,249	$430,607

RISK BASED RATIOS
TIER 1	13.68%	14.77%	17.15%

TOTAL CAPITAL	14.94%	16.02%	18.40%

LEVERAGE RATIOS	9.11%	8.83%	10.51%

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Overview

The definition of market risk is the possibility of loss that could result from adverse changes in market prices and rates. The Company has taken steps to assess the amount of risk that is associated with its asset and liability structure. The Company measures the potential risk on a regular basis and makes changes to its strategies to manage these risks. The Board of Directors reviews important policy limits each month with a more detailed risk analysis completed on a quarterly basis. These measurement tools are important in allowing the Company to manage market risk and to plan effective strategies to respond to any adverse changes in risk. The Company does not participate in some of the financial instruments that are inherently subject to substantial market risk. All of the financial instruments entered into by the Company are for purposes other than trading.

Market/Interest Rate Risk Management

Interest rate risk is the primary market risk that management must address. The primary purpose in managing interest rate risk is to effectively invest capital and preserve the value created by the core banking business of the Company. The Company utilizes an investment portfolio to manage the interest rate risk naturally created through its business activities. The quarterly interest rate risk report is used to evaluate exposure to interest rate risk, project earnings and manage the composition of the balance sheet and its growth. This report utilizes an immediate 200 basis point rate movement up and down and measures the effect this change has on earnings and the value of equity.

Static gap analysis is also used in measuring interest rate risk. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2003 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$114,052	$85,319
Total rate sensitive liabilities	261,935	103,448

Net gap	$(147,883)	$(18,129)

The analysis shows a negative gap position over the next three- and twelve –month periods which indicates that the Company would benefit somewhat from a decrease in market interest rates. Although rate increases would be detrimental to the interest rate risk of the Company, management believes there is adequate flexibility to alter the overall rate sensitivity structure as necessary to minimize exposure to these changes.

The static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. The interest rate sensitivity table that follows provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2003 and 2002.

INTEREST RATE SENSITIVITY

As of December 31, 2003

	2004	2005	2006	2007	2008	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$118,504	$46,225	$39,860	$40,912	$33,480	$12,491	$291,472	$284,743
Average Int Rate	7.21%	7.68%	7.31%	6.98%	6.59%	6.58%	7.16%
Floating Rate	$26,221	$7,230	$5,973	$5,401	$15,293	$7,490	$67,608	$67,608
Average Int Rate	4.74%	4.70%	4.69%	4.70%	4.40%	4.90%	4.67%
Investment Securities
Fixed Rate	$13,210	$4,828	$3,739	$1,379	$1,584	$118,441	$143,181	$143,181
Average Int Rate	4.50%	5.21%	4.85%	6.14%	6.40%	5.76%	5.61%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$319,614	$29,517	$3,059	$1,361	$325	$0	$353,876	$353,946
Average Int Rate	1.22%	2.59%	3.57%	4.23%	4.88%	0.00%	1.37%
Floating Rate	$6,045	$11,084	$4,434	$25	$135	$28	$21,751	$21,751
Average Int Rate	1.85%	1.85%	1.85%	1.85%	1.85%	1.85%	1.85%
Other int-bearing liabilities
Fixed Rate	$16,519	$1,070	$648	$0	$10,000	$20,900	$49,137	$49,137
Average Int Rate	1.36%	4.94%	4.94%	0.00%	5.56%	4.32%	3.60%
Floating Rate
Average Int Rate

As of December 31, 2002

	2003	2004	2005	2006	2007	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$111,290	$48,344	$34,487	$33,729	$31,801	$12,297	$271,948	$273,472
Average Int Rate	7.46%	7.97%	7.82%	7.49%	7.02%	7.31%	7.54%
Floating Rate	$15,325	$5,067	$3,570	$3,149	$2,955	$8,568	$38,634	$38,634
Average Int Rate	5.07%	5.15%	5.31%	5.31%	5.39%	5.12%	5.16%
Investment securities
Fixed Rate	$6,545	$13,734	$4,816	$4,007	$1,801	$131,373	$162,276	$162,276
Average Int Rate	4.51%	4.54%	5.11%	5.61%	6.27%	5.84%	5.65%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate	$2,300						$2,300	$2,300
Average Int Rate	1.13%						1.13%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$324,420	$18,691	$8,092	$1,362	$1,235	$0	$353,800	$354,591
Average Int Rate	1.81%	3.10%	3.83%	5.39%	4.47%	0.00%	1.95%
Floating Rate	$4,991	$6,704	$7,475	$12	$22	$3	$19,207	$19,207
Average Int Rate	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%
Other int-bearing liabilities
Fixed Rate	$10,969	$6,018	$1,070	$649	$0	$5,900	$24,606	$24,606
Average Int Rate	5.50%	5.21%	4.94%	4.94%	0.00%	4.65%	5.03%
Floating Rate
Average Int Rate

QUARTERLY FINANCIAL TRENDS

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Interest Income	$7,339	$7,407	$7,511	$7,468	$29,725
Interest Expense	2,174	2,076	2,028	1,910	8,188

Net Interest Income	5,165	5,331	5,483	5,558	21,537
Provision for Loan Losses	375	375	717	536	$2,003
Non-interest Income	1,105	1,353	1,674	1,192	$5,324
Non-interest Expense	3,703	3,683	3,821	3,835	$15,042
Income Taxes	672	855	706	612	$2,845

Net Income	$1,520	$1,771	$1,913	$1,767	$6,971

Per common share:
Basic	$0.31	$0.36	$0.38	$0.36	$1.40
Diluted	$0.30	$0.35	$0.38	$0.35	$1.39

Cash Dividends	$0.14	$0.14	$0.14	$0.15	$0.57

	2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Interest Income	$7,030	$7,574	$7,891	$7,702	$30,197
Interest Expense	2,465	2,380	2,507	2,394	9,746

Net Interest Income	4,565	5,194	5,384	5,308	20,451
Provision for Loan Losses	234	436	337	751	$1,758
Non-interest Income	1,006	1,043	1,154	1,232	$4,435
Non-interest Expense	3,043	3,364	3,721	3,737	$13,865
Income Taxes	749	775	800	641	$2,965

Net Income	$1,545	$1,662	$1,680	$1,411	$6,298

Per common share:
Basic	$0.31	$0.33	$0.34	$0.28	$1.27
Diluted	$0.31	$0.33	$0.34	$0.28	$1.26

Cash Dividends	$0.12	$0.12	$0.14	$0.14	$0.52

MARKET PRICE AND DIVIDEND INFORMATION

Market Price.

The Company’s Common Stock is traded on the American Stock Exchange (“AMEX”) under the symbol “CIZ”. The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold by private transactions between parties. On December 31, 2003, the Common Stock’s closing price was $22.85.

2002	High	Low	Dividends Declared (per common share)
January - March	$16.26	$14.25	$0.12
April - June	16.00	14.65	0.12
July - September	16.85	15.75	0.14
October - December	17.35	15.70	0.14

2003	High	Low	Dividends Declared (per common share)
January - March	$16.10	$14.35	$0.14
April - June	17.00	14.75	0.14
July - September	19.00	16.00	0.14
October - December	24.75	18.25	0.15

Per share information included in the above table has been adjusted to reflect the three-for-two (3:2) common stock split effective January 2, 2002.

On March 14, 2004, the shares of Common Stock were held of record by approximately 462 shareholders.

Dividends

Dividends, retroactively adjusted to give effect to the three-for-two stock split, totaled $0.57 per share for 2003 compared to $0.52 per share for 2002. These dividends reflect a 10% increase in 2003 over 2002.

The Company declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared. Funds for the payment by the Company of cash dividends are obtained from dividends received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank’s earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors.

Information regarding equity compensation plans can be found under the heading “Executive Compensation” in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on March 23, 2004, relating to its 2004 Annual Meeting of Shareholders. Such information is incorporated herein by reference.

THE CITIZENS BANK OFFICERS

Greg McKee

President & CEO

Danny Hicks

Sr. Vice President

Robert T. Smith

Sr. Vice President & CFO

Erdis Chaney

Vice President & Cashier

Tim Lofton

Vice President & CIO

Randy Cheatham

Vice President

Mike Guthrie

Vice President

Joe Foster

Vice President & Trust

Murray Johnson

Vice President

Jackie Hester

Vice President & Marketing

Kaye Johnson

Vice President

Stanley Salter

Vice President

Darrell Bates

Vice President

David Sharp

Vice President & Compliance

Jean T. Fulton

Vice President & Auditor

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

Greg Jackson

Accounting Officer

Carthage Branch

Mike Brooks

President

J. Michael Ellis

Vice President

Billie Nell Dowdle

Vice President

Byron Hines

Vice President

Margaret Thompson

Assistant Cashier

Carol Wright

Assistant Cashier

Sebastopol Branch

Linda Bennett

President

Union Branch

Robert C. Palmer , Jr.

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

Stan Acy

Vice President

Marion Gardner

Assistant Cashier

Danny Parker

Assistant Cashier

Bruce Lee

Assistant Cashier

Mortgage Loan Department

David Blair

Vice President

Linda Stribling

Mortgage Loan Officer

CITIZENS HOLDING COMPANY

Steve Webb

Chairman of the Board

Greg L. McKee

President and CEO

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and CFO

BOARD OF DIRECTORS

M. G. Bond

Retired Mississippi State Senator

Karl Brantley

Plant Manager

U. S. Electrical Motors

W. W. Dungan

Partner

McDaniel Timber Company

Don Fulton

President & General Manager

Nemanco, Inc.

Don L. Kilgore

Attorney

Alford, Thomas & Kilgore, P.A.

David A. King

Proprietor

Philadelphia Motor Company

Herbert A. King

Civil Engineer

King Engineering Associates, Inc.

William M. Mars

Retired Attorney

Mars, Mars, Mars & Chalmers, P.A.

Greg McKee

President & CEO

Citizens Holding Company and The Citizens Bank

David P. Webb

Attorney

Phelps Dunbar, LLP

Steve Webb

Chairman

Citizens Holding Company and The Citizens Bank

BANKING LOCATIONS

The Citizens Bank	Crossroads Branch	Decatur Branch
Main Office	501 Hwy 35 south	15330 Hwy 15 South
521 Main Street	Carthage, MS 39051	Decatur, MS 39327
Philadelphia, MS 39350	601.267.4525	601.635.2321
601.656.4692

Westside Branch	Madden Branch	Forest Branch
912 West Beacon Street	53 Dr. Brantley Road	247 Woodland Drive North
Philadelphia, MS 39350	Madden, MS 39109	Forest, MS 39074
601.656.4978	601.267.7366	601.469.3424

Northside Branch	Sebastopol Branch	Louisville Branch
802 Pecan Avenue	24 Pine Street	100 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4977	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
585 East Main Street	Corner of Main & Bell St.	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4976	601.743.2115	662.724.4261

Pearl River Branch	Kosciusko Branch	Industrial Branch
110 Choctaw Town Center	775 North Jackson Street	803 South Church Street
Philadelphia, MS 39350	Kosciusko, MS 39090	Louisville, MS 39339
601.656.4971	662.289.4356	662.773.6261

Union Branch	Scooba Branch
502 Bank Street	1048 Johnson Street
Union, MS 39365	Scooba, MS 39358
601.656.4879	662.476-8431
601.774.9231

Carthage Main Office	Meridian Branch
219 West Main Street	1825 Hwy 39 North
Carthage, MS 39051	Meridian, MS 39301
601.257.4525	601.693.8367

Phone Teller	Internet Banking
1.800.397.0344	http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 27, 2004, at 3:30 P.M. at the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

STOCK REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

FORM 10-K

The Corporation’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available to stockholder’s upon request to the Treasurer of the Citizens Holding Company.

FINANCIAL CONTACT

Robert T. Smith

Treasurer and Chief Financial Officer

P.O. 209

Philadelphia, Mississippi 39350

601.656.4692

www.thecitizensbankphila.com

NOTES

CITIZENS HOLDING COMPANY

AND SUBSIDIARY

Philadelphia, Mississippi

Consolidated Financial Statements

Years Ended December 31, 2003, 2002 and 2001

CONTENTS

Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Comprehensive Income	4

Consolidated Statements of Changes in Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6 – 7

Notes to Consolidated Financial Statements	8 – 33

Members of the American Institute of Certified Public Accountants Mississippi Society of Certified Public Accountants Tennessee Society of Certified Public Accountants

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Citizens Holding Company and Subsidiary

Philadelphia, Mississippi

We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Jackson, Mississippi

February 6, 2004

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and due from banks	$15,101,810	$19,769,712
Interest bearing deposits with other banks	98,036	1,365,649
Federal funds sold	—	2,300,000
Securities available for sale, at fair value (amortized cost of $140,899,486 in 2003 and $157,718,929 in 2002)	143,181,383	162,276,305
Loans, net of allowance for loan losses of $5,126,735 in 2003 and $4,222,341 in 2002	351,937,005	303,952,527
Bank premises, furniture, fixtures and equipment, net	9,998,973	9,399,942
Real estate acquired by foreclosure	695,018	1,286,409
Accrued interest receivable	4,206,104	4,111,199
Cash value of life insurance	14,880,618	3,162,848
Intangible assets, net of accumulated amortization of $1,618,530 in 2003 and $1,081,027 in 2002	6,390,480	6,813,774
Other assets	4,271,716	4,011,753

Total assets	$550,761,143	$518,450,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand deposits	$63,070,459	$59,761,550
Interest bearing NOW and money market accounts	117,431,141	122,717,966
Interest bearing savings deposits	36,436,696	33,216,006
Interest bearing time deposits	221,759,002	217,072,653

Total deposits	438,697,298	432,768,175

Federal Home Loan Bank advances	47,636,847	24,606,135
Accrued interest payable	668,538	955,720
Deferred compensation payable	1,832,211	1,182,406
Federal funds purchased	1,500,000	—
Other liabilities	2,540,822	3,779,163

Total liabilities	492,875,716	463,291,599

Commitments and contingencies

Minority interest	1,383,351	1,375,960

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,979,628 shares issued at 2003 and 4,974,578 at 2002	995,926	994,916
Additional paid-in capital	2,944,314	2,899,331
Accumulated other comprehensive income, net of deferred tax liability of $764,050 in 2003 and $1,549,508 in 2002	1,470,038	2,931,674
Retained earnings	51,091,798	46,956,638

Total stockholders’ equity	56,502,076	53,782,559

Total liabilities and stockholders’ equity	$550,761,143	$518,450,118

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income
Interest and fees on loans	$23,693,234	$22,628,364	$22,770,622
Interest on securities
Taxable	3,760,630	5,771,707	4,670,987
Non-taxable	2,237,257	1,598,983	1,117,874
Other interest	33,814	197,476	558,961

Total interest income	29,724,935	30,196,530	29,118,444

Interest expense
Deposits	6,605,373	8,696,134	12,189,194
Other borrowed funds	1,583,075	1,050,209	1,209,409

Total interest expense	8,188,448	9,746,343	13,398,603

Net Interest Income	21,536,487	20,450,187	15,719,841
Provision for loan losses	(2,002,570)	(1,757,516)	(1,123,166)

Net interest income after provision for loan losses	19,533,917	18,692,671	14,596,675

Non-interest income
Service charges on deposit accounts	3,235,400	3,026,976	2,810,403
Other service charges and fees	895,375	749,786	572,187
Other income	1,192,923	658,400	598,022

Total non-interest income	5,323,698	4,435,162	3,980,612

Non-interest expense
Salaries and employee benefits	7,925,908	7,102,641	5,597,105
Occupancy expense	1,177,346	1,014,510	741,912
Equipment expense	1,567,289	1,297,232	888,648
Earnings applicable to minority interest	167,730	172,196	166,196
Other expense	4,203,714	4,278,599	2,914,602

Total non-interest expense	15,041,987	13,865,178	10,308,463

Income before income taxes	9,815,628	9,262,655	8,268,824
Income tax expense	2,844,699	2,965,155	2,557,926

Net income	$6,970,929	$6,297,500	$5,710,898

Net income per share – basic	$1.40	$1.27	$1.15

Net income per share – diluted	$1.39	$1.26	$1.15

Average shares outstanding
Basic	4,974,910	4,963,448	4,963,028

Diluted	5,019,759	4,999,168	4,980,568

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Net income	$6,970,929	$6,297,500	$5,710,898

Other comprehensive income (loss)
Unrealized holding (losses) gains during year	(1,808,269)	4,453,456	10,770
Reclassification adjustment for gains included in net income	(467,210)	(158,718)	—
Income tax effect	785,458	(1,460,213)	(3,660)
Change in minority interest in net unrealized gains	28,385	(59,925)	(10,870)

Total other comprehensive income (loss)	(1,461,636)	2,774,600	(3,760)

Comprehensive income	$5,509,293	$9,072,100	$5,707,138

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2003 and 2002

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2000	3,353,750	$670,750	$3,113,727	$160,834	$39,431,650	$43,376,961
Net income	—	—	—	—	5,710,898	5,710,898
3 for 2 stock split	1,609,278	321,856	(321,856)	—	—	—
Dividends paid ($0.383 per share)	—	—	—	—	(1,902,531)	(1,902,531)
Other comprehensive loss, net	—	—	—	(3,760)	—	(3,760)

Balance, December 31, 2001	4,963,028	992,606	2,791,871	157,074	43,240,017	47,181,568
Net income	—	—	—	—	6,297,500	6,297,500
Dividends paid ($0.52 per share)	—	—	—	—	(2,580,879)	(2,580,879)
Options exercised	11,550	2,310	107,460	—	—	109,770
Other comprehensive income, net	—	—	—	2,774,600	—	2,774,600

Balance, December 31, 2002	4,974,578	994,916	2,899,331	2,931,674	46,956,638	53,782,559
Net income	—	—	—	—	6,970,929	6,970,929
Dividends paid ($0.57 per share)	—	—	—	—	(2,835,769)	(2,835,769)
Options exercised	5,050	1,010	44,983	—	—	45,993
Other comprehensive income, net	—	—	—	(1,461,636)	—	(1,461,636)

Balance, December 31, 2003	4,979,628	$995,926	$2,944,314	$1,470,038	$51,091,798	$56,502,076

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002	2001
Cash flows from operating activities
Net income	$6,970,929	$6,297,500	$5,710,898
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,020,645	851,977	546,479
Amortization of intangibles	537,503	460,548	193,109
Amortization of premiums and accretion of discounts on investment securities	(55,128)	(119,776)	(131,470)
Provision for loan losses	2,002,570	1,757,516	1,123,166
Realized investment securities gains	(467,210)	(158,718)	—
Deferred income tax (benefit) expense	(472,691)	99,596	(23,188)
Net earnings applicable to minority interest	167,730	172,196	166,196
Write down of real estate acquired by foreclosure	149,605	143,365	27,517
(Increase) decrease in accrued interest receivable	(94,905)	505,876	604,191
(Increase) decrease in cash value of life insurance	(313,618)	(353,438)	210,044
Decrease in accrued interest payable	(287,182)	(582,954)	(181,932)
Increase in deferred compensation liability	649,805	103,215	162,935
Change in other assets and liabilities	(240,155)	(204,886)	(1,219,124)

Net cash provided by operating activities	9,567,898	8,972,017	7,188,821

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	62,778,307	75,936,011	56,903,832
Proceeds from sales of securities available-for-sale	58,103,673	38,131,901	—
Purchases of investment securities available-for-sale	(103,672,153)	(100,225,119)	(75,852,844)
Purchases of bank premises, furniture, fixtures and equipment	(1,619,676)	(3,458,384)	(1,327,808)
Sale of real estate acquired by foreclosure	733,274	5,991	133,323
Net decrease (increase) in interest bearing deposits with other banks	1,267,613	4,055,592	(4,557,870)
Net (increase) decrease in federal funds sold	2,300,000	5,900,000	(3,000,000)
Net increase in federal funds purchased	1,500,000	—	—
Net increase in loans	(50,278,536)	(30,882,658)	(13,697,674)
Cash acquired in CB&T acquisition	—	2,879,581	—
Cash paid for acquisitions	—	(12,284,319)	(2,918,960)
Increase in intangible assets	(114,209)	—	—
Purchase of company owned life insurance	(11,404,152)	—	—
Proceeds from exercise of stock options	45,993	109,770	—

Net cash used by investing activities	(40,359,866)	(19,831,634)	(44,318,001)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2003 and 2002

	2003	2002	2001
Cash flows from financing activities
Net increase in deposits	$5,929,123	$15,519,379	$69,401,250
Net decrease in Treasury tax and loan advances	—	—	(700,000)
Dividends paid to stockholders	(2,835,769)	(2,580,879)	(1,902,531)
Net increase (decrease) in Federal Home Loan Bank advances	23,030,712	4,977,347	(27,371,212)

Net cash provided by financing activities	26,124,066	17,915,847	39,427,507

Net (decrease) increase in cash And due from banks	(4,667,902)	7,056,230	2,298,327

Cash and due from banks, beginning of year	19,769,712	12,713,482	10,415,155

Cash and due from banks, end of year	$15,101,810	$19,769,712	$12,713,482

Supplemental disclosures of cash flow information
Cash paid for
Interest	$8,475,630	$10,206,139	$13,580,534

Income taxes	$2,478,332	$3,390,278	$2,805,550

Real estate acquired by foreclosure	$291,488	$1,095,108	$368,172

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2003, 2002 and 2001

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its 97.53 percent-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as “the Company”). All significant intercompany transactions have been eliminated in consolidation.

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (“Citizens Bank”) operates under a state bank charter and provides general banking services. As a state bank, the bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by the Citizens Bank is Neshoba County, Mississippi, and the immediately surrounding areas. Services are provided at several branch offices.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and valuation of foreclosed real estate may change materially in the near term.

Note 1. Continued

Cash and Due from Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand, demand deposits and interest bearing deposits with banks. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported at net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The total of those reserves for the years ended December 31, 2003 and 2002 was $587,000 and $616,000, respectively.

Interest-bearing deposits in banks mature within one year and are carried at cost.

At December 31, 2003, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

Investment Securities

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” securities are classified as “available-for-sale,” “held-to-maturity” or trading. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method.

Securities Available-for-Sale

Securities available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital, and other similar factors are classified as available-for-sale. The Company classifies its portfolio of U.S. Treasury notes, U.S. Government and Agency securities, taxable state and municipal obligations, and mortgage-backed securities as securities available-for-sale.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

Securities Held-to-Maturity

The Company has no held-to-maturity securities.

Note 1. Continued

Trading Securities

The Company has no trading securities.

Loans Held-for-Sale

Loans held-for-sale are those loans the Company has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans. All sales are made without recourse.

Effective for reporting periods beginning with the quarter ending September 30, 2002, commitments to originate or acquire mortgage loans that will be held-for-sale must be accounted for as derivative financial instruments under FAS No. 133. Therefore, the fair value of the commitments must be determined and recorded in the Company’s financial statements at the end of each reporting period. As of December 31, 2003, the Company had no loans held-for-sale and no material commitments to originate or acquire mortgage loans.

Loans and Allowance for Loan Losses

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

Unearned discounts on installment loans are recognized as income over the terms of the loans by a method that approximates the interest method. Unearned finance charges and interest on commercial loans are recognized based on the principal amount outstanding. For all other loans, interest is accrued daily on the outstanding balances. For impaired loans, interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected. The Company generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest income on other nonaccrual loans is recognized only to the extent of interest payments. Upon discontinuance of the accrual of interest on a loan, any previously accrued but unpaid interest is reversed against interest income.

Note 1. Continued

A loan is impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and prior loss experience. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, review of specific problem loans, the Company’s past loan loss experience, adverse situations that may affect the borrowers’ ability to pay, the estimated value of any underlying collateral, current economic conditions, and other relevant factors. While management uses the best information available to make its evaluation, this evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant change. As a result, future adjustments may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative and other factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Large groups of small balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Note 1. Continued

Premises and Equipment

The Company’s premises and equipment are stated at cost less accumulated depreciation computed primarily by straight-line methods over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Real Estate Acquired by Foreclosure

Real estate acquired by foreclosure consists of properties repossessed by the Company on foreclosed loans. These assets are stated at the lower of the outstanding loan amount (including accrued interest, if any) or fair value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Declines in value resulting from subsequent revaluation of the property or losses resulting from disposition of such property are expensed. Revenue and expenses from operations of other real estate owned are reflected as other income (expense). At December 31, 2003 and 2002, real estate acquired by foreclosure totaled $695,018 and $1,286,409, respectively.

Cash Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired pursuant to “split-dollar” arrangements with employees whereby the Company is entitled to recover the total amount of premiums paid by the Company under the policy. The cash surrender value of such “split-dollar” policies as well as other Company owned policies is carried at the lower of the actual cash value of the policy or the amount recoverable by the Company at the balance sheet date.

Intangibles

Intangibles include core deposits purchased and goodwill. Core deposits intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. Prior to 2002, goodwill was amortized over 40 years. Effective in 2002, pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense. Amortization of goodwill for the year ended December 31, 2001 was not material to the Company’s financial statements. Therefore, the effect of adopting SFAS No. 142 on previously reported net income for those periods was not material.

Note 1. Continued

Investment – Insurance Company

The Company accounts for its investment in New South Life Insurance Company (“New South”), a 20 percent owned affiliate, by the equity method of accounting. The Company’s share of the net income of New South is recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South would be treated as a reduction of the investment account. New South has not paid dividends.

The fiscal year of New South ends on November 30 and the Company follows the practice of recognizing the net income of New South on that basis.

The investment in New South, which is included in other assets, totaled $1,578,068 and $1,499,679 at December 31, 2003 and 2002, respectively. Income from the investment for the years ended December 31, 2003, 2002, and 2001 included in other income totaled $78,389, $109,884 and $151,590, respectively.

Trust Assets

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as described in SFAS No. 109, “Accounting for Income Taxes.” As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock Split

In October 2001, the Board of Directors of the Company declared a three-for-two stock split for all shareholders of record as of December 14, 2001, and increased the number of authorized shares of common stock to 22,500,000. Accordingly, all share and per share information in these financial statements and related footnotes has been restated to give effect to the three-for-two split.

Note 1. Continued

Comprehensive Income

Comprehensive income includes net earnings reported in the statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain on securities available-for-sale, net of related deferred income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding was 4,974,910 for the year ended December 31, 2003 and 4,963,448 for the year ended December 31, 2002 and 4,963,028 for the year ended December 31, 2001. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. Dilutive common equivalent shares for the years ended December 31, 2003, 2002 and 2001 were 44,849, 35,720 and 17,540, respectively, all attributable to stock options.

Stock Based Compensation

Stock option grants are accounted for in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense is recognized for stock options granted if the option price is not less than the fair market value of the underlying stock at the grant date. For each of the years ended December 31, 2003, 2002 and 2001, no stock based compensation expense was included in the determination of net income as all options granted during the years had an exercise price equal to the market value of the stock on the date of grant.

Had compensation expense been determined on the basis of fair value pursuant to FASB Statement No. 123 using publicly traded share prices as a basis of determining fair values, net income and earnings per share would have been reduced as follows:

	2003	2002	2001
Net income
As reported	$6,970,930	$6,297,500	$5,710,898
Stock based employee compensation expense included in reported net income	—	—	—
Less stock based compensation expense determined under fair value method for all stock options, net of related income tax benefit	(143,654)	(109,826)	(43,653)

Pro forma net income	$6,827,276	$6,187,674	$5,667,245

Note 1. Continued

	2003	2002	2001
Basic earnings per share
As reported	$1.40	$1.27	$1.15
Pro forma	$1.37	$1.25	$1.14
Diluted earnings per share
As reported	$1.39	$1.26	$1.15
Pro forma	$1.36	$1.24	$1.14

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values in 2003, 2002 and 2001:

	2003	2002	2001
Assumption
Dividend yield	1.5%	1.5%	1.5%
Risk-free interest rate	4%	4%	6.25%
Expected life	7 years	7 years	10 years
Expected volatility	20.40%	15.00%	16.05%

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $379,319, $331,239 and $228,078 for the years ended December 31, 2003, 2002 and 2001, respectively.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of financial instruments’ fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated in Note 15. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Note 1. Continued

Recent Accounting Pronouncements

In November 2002, FASB Interpretation (“FIN”) No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements regarding its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies the requirement of the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation were adopted by the Company effective January 1, 2003. The adoption of FIN No. 45 did not have any material impact on the financial statements of the Company.

In January 2003, FIN No. 46, “Consolidation of Variable Interest Entities,” was issued. FIN No. 46 sets forth the criteria used in determining whether an investment in a variable interest entity (“VIE”) should be consolidated. FIN No. 46 (as revised in December 2003) is effective for interest in VIE’s created or obtained by publicly traded entities after January 31, 2003. For variable interests in VIE’s created before February 1, 2003, the provisions of FIN No. 46 must be applied in the first interim or annual period ending after March 15, 2004. The adoption of FIN No. 46 by the Company is not expected to have a material impact on the financial position or results of operations of the Company.

In April 2003, SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 was adopted by the Company effective June 30, 2003 and had no material impact on the financial position or results of operations of the Company.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” was issued in May 2003. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Since its issuance, the effective date of certain provisions of SFAS No. 150 has been extended. SFAS No. 150 establishes standards for an issuer’s classification and measurement of certain financial instruments with characteristics of both liabilities and equity. While the impact of the provisions of SFAS No. 150 have not been finalized, adoption of SFAS No. 150 is not expected to have a significant impact on the Company’s financial statements.

Note 2. Acquisition

In May 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, MS. The acquisition was undertaken by the Company in order to gain entry into a geographic section of the State of Mississippi that is contiguous to the Company’s current markets and in which the Company had very little market presence. The purchase price of the net assets totaled approximately $12.3 million in cash and was based on a multiple of approximately 1.505 times the book value, subject to certain adjustments, of the acquired company. The Company based its purchase price on several factors, including comparable transactions and management’s estimate of the value of entry into a strategically targeted geographic area.

The following is a summary of the assets acquired and liabilities assumed:

In Thousands
Cash	$2,880
Investments	50,620
Loans	15,019
Bank premises and other assets	3,137
Deposits	(57,939)
Other liabilities	(5,814)

Net assets acquired	7,903
Goodwill and other intangible assets	4,381

Purchase price	$12,284

The Company allocated $1,846,909 of the $4,380,869 total intangible assets to core deposit intangibles and the remaining $2,533,960 to goodwill. The core deposit intangible is amortized on a straight-line method over its estimated economic life of 10 years. The operations of CB&T Capital Corporation are included in the consolidated financial statements since the acquisition date. The pro forma effect, had the acquisition occurred on January 1, 2002, is not significant to the operation of the Company.

Total amortization expense related to all intangible assets for the years ended December 31, 2003, 2002 and 2001 was $537,503, $460,548 and $193,109, respectively.

Amortization expense attributable to core deposit intangible assets is estimated to be approximately $537,000 for each of the next five years.

Note 3. Investment Securities

The amortized cost and estimated fair value of investment securities at December 31, 2003 is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$5,400,582	$278,530	$—	$5,679,112
U.S. Treasuries	15,130,106	397,434	—	15,527,540
Mortgage-backed securities	58,804,116	748,853	184,771	59,368,198
Other investments	61,564,682	1,675,912	634,061	62,606,533

Total	$140,899,486	$3,100,729	$818,832	$143,181,383

The aggregate fair value of securities with unrealized losses at December 31, 2003 was $36,994,916. Of that amount, securities with a fair value of $1,068,392 have been in an unrealized loss position for more than twelve months. The aggregate unrealized loss on such securities at December 31, 2003 was $819,102.

The amortized cost and estimated fair value of investment securities at December 31, 2002 is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$11,261,352	$660,005	$—	$11,921,357
U.S. Treasuries	18,280,614	812,656	—	19,093,270
Mortgage-backed securities	85,828,126	1,871,959	13,223	87,686,862
Other investments	42,348,837	1,299,090	73,111	43,574,816

Total	$157,718,929	$4,643,710	$86,334	$162,276,305

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in such organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,338,900 and $2,008,700 at December 31, 2003 and 2002, respectively, and is included in other investments.

Note 3. Continued

The amortized cost and estimated fair value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Securities available-for-sale
Due in one year or less	$16,578,097	$16,798,716
Due after one year through five years	10,948,627	11,529,615
Due after five years through ten years	15,549,754	16,312,592
Due after ten years	97,823,008	98,540,460

Total	$140,899,486	$143,181,383

Investment securities with carrying values of $86,599,561 and $95,774,053 at December 31, 2003 and 2002, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2003	2002	2001
Gross realized gains	$780,705	$164,364	$—
Gross realized losses	(313,495)	(5,646)	—

	$467,210	$158,718	$—

Note 4. Loans

The composition of net loans at December 31, 2003 and 2002 is as follows:

	2003	2002
	(In Thousands)
Commercial, financial and agricultural loans	$186,950	$149,762
Real estate – construction loans	15,409	11,708
Real estate – mortgage loans	92,412	89,452
Consumer loans	64,309	59,660

	359,080	310,582
Unearned discount	(2,016)	(2,407)
Allowance for loan losses	(5,127)	(4,222)

Loans, net	$351,937	$303,953

Note 4. Continued

Loans are made principally to customers in the Bank’s trade area. The Bank’s lending policy provides that loans collateralized by real estate are normally made with loan-to-loan value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Personal loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $67,608,000 and $31,068,000 of the loans outstanding at December 31, 2003 and 2002, respectively, were variable rate loans.

Changes in the allowance for loan losses at December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
Balance, beginning	$4,222,341	$3,375,000	$3,325,000
Provision for loan losses	2,002,570	1,757,516	1,123,166
Loans charged off	(1,399,947)	(2,036,933)	(1,322,714)
Recoveries of loans previously charged off	301,771	279,417	249,548
Other increases attributed to Bank acquisition	—	847,341	—

Balance, end of year	$5,126,735	$4,222,341	$3,375,000

Loans on nonaccrual status were $1,502,971, $357,640 and $418,413 at December 31, 2003, 2002 and 2001, respectively. Interest income forgone on loans classified as non-accrued during the years ended December 31, 2003, 2002 and 2001 was $169,135, $69,888 and $123,804, respectively.

Note 5. Premises and Equipment

Premises and equipment consists of the following at December 31, 2003 and 2002:

	2003	2002
Land and buildings	$10,413,679	$9,643,349
Furniture, fixtures and equipment	7,956,845	7,107,499

	18,370,524	16,750,848
Less accumulated depreciation	8,371,551	7,350,906

Total	$9,998,973	$9,399,942

Note 5. Continued

Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $1,020,645, $851,977 and $546,479, respectively.

Note 6. Deposits

The composition of deposits is as follows:

	2003	2002
Non-interest bearing	$63,070,459	$59,761,550
NOW and money market accounts	117,431,141	122,717,966
Savings deposits	36,436,696	33,216,006
Time certificates, $100,000 or more	88,184,262	77,399,749
Other time certificates	133,574,740	139,672,904

Total	$438,697,298	$432,768,175

The scheduled maturities of certificates of deposit at December 31, 2003 are as follows:

Year Ending December 31,	Amount
2004	$179,771,733
2005	34,146,595
2006	6,403,650
2007	1,264,332
2008	172,692

$221,759,002

Interest expense for certificates of deposit over $100,000 was approximately $1,997,000, $2,346,000 and $4,094,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 7. Federal Home Loan Bank Borrowings

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all the Company’s stock, FHLB Securities ($3,338,900 included in securities available-for-sale at December 31, 2003) and qualifying first mortgage loans. As of December 31, 2003 the balance in qualifying first mortgage loans was $289,048,000. At December 31, 2003, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity
2003	2002
$14,000,000	$—	1.11%	January 19, 2004
2,736,847	3,706,135	4.94	July 3, 2006
5,000,000	5,000,000	5.46	February 26, 2008
5,000,000	5,000,000	5.66	April 28, 2008
3,000,000	3,000,000	5.24	April 20, 2009
2,000,000	2,000,000	5.29	April 20, 2009
2,000,000	2,000,000	4.47	September 7, 2010
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	—	3.66	June 17, 2013

$47,636,847	$24,606,135

The scheduled payments for the next five years are as follows:

Year Due	Payment
2004	$15,018,280
2005	1,069,749
2006	648,818
2007	—
2008	10,000,000
Thereafter	20,900,000

$47,636,847

Note 8. Income Taxes

The consolidated provision for income taxes consists of the following:

	2003	2002	2001
Currently payable
Federal	$2,939,498	$2,556,030	$2,356,645
State	377,892	309,529	224,469

	3,317,390	2,865,559	2,581,114
Deferred tax expense (benefit)	(472,691)	99,596	(23,188)

Income tax expense	$2,844,699	$2,965,155	$2,557,926

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2003	2002	2001
Federal taxes based on statutory rate	$3,337,314	$3,149,303	$2,811,400
State income taxes, net of Federal benefit	249,409	204,690	157,142
Tax-exempt investment interest	(714,510)	(495,872)	(321,389)
Other, net	(27,514)	107,034	(89,227)

Income tax expense	$2,844,699	$2,965,155	$2,557,926

At December 31, 2003 and 2002, net deferred tax assets (liability) consist of the following:

	2003	2002
Deferred tax assets
Allowance for loan losses	$1,477,660	$992,501
Deferred compensation liability	683,415	402,018
Other	—	195,976

Total	2,161,075	1,590,495

Deferred tax liabilities
Unrealized gain on available-for-sale securities	764,050	1,549,508
Premises and equipment	528,276	396,988
Intangible assets	427,711	591,319
Other	130,209	—

Total	1,850,246	2,537,815

Net deferred tax asset (liability)	$310,829	$(947,320)

Note 8. Continued

The net deferred tax asset at December 31, 2003 of $310,829 is included in other assets. At December 31, 2002, the net deferred tax liability of $947,320 is included in other liabilities. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

Note 9. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, is as follows:

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash	$906,547	$906,403
Securities available-for-sale, at fair value	534,690	548,750
Investment in bank subsidiary	55,094,596	52,360,312
Other assets	10,417	10,417

Total assets	$56,546,250	$53,825,882

Liabilities	$44,174	$43,323

Stockholders’ equity	56,502,076	53,782,559

Total liabilities and stockholders’ equity	$56,546,250	$53,825,882

Note 9. Continued

Income Statements

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Interest income	$38,706	$42,465	$74,085

Other income
Other	14,426	35,843	34,815
Dividends from bank subsidiary	2,918,280	2,592,317	1,986,540
Equity in undistributed earnings of bank subsidiary	4,066,482	3,693,570	3,721,802

Total other income	6,999,188	6,321,730	5,743,157

Other expense	76,771	61,030	107,824

Income before income taxes	6,961,123	6,303,165	5,709,418
Income tax expense (benefit)	(9,806)	5,665	(1,480)

Net income	$6,970,929	$6,297,500	$5,710,898

Statements of Cash Flows

Years Ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities
Net income	$6,970,929	$6,297,500	$5,710,898
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(4,066,482)	(3,693,570)	(3,721,802)
Decrease in other assets	—	1,480	7,004
Increase (decrease) in other liabilities	851	24,983	(76,249)

Net cash provided by operating activities	2,905,298	2,630,393	1,919,851

Cash flows from investing activities
Proceeds from sale of investments	—	—	800,000
Other	(115,378)	(9,040)	(422,352)

Net cash (used) provided by investing activities	(115,378)	(9,040)	377,648

Note 9. Continued

	2003	2002	2001
Cash flows from financing activities
Dividends paid to stockholders	$(2,835,769)	$(2,580,879)	$(1,902,531)
Exercise of stock options	45,993	109,770	—

Net cash used by financing activities	(2,789,776)	(2,471,109)	(1,902,531)

Net increase in cash	144	150,244	394,968

Cash, beginning of year	906,403	756,159	361,191

Cash, end of year	$906,547	$906,403	$756,159

The Bank is required to obtain approval from state regulators before paying dividends. The Citizens Bank paid dividends of $2,835,769, $2,592,317 and $1,986,540 to the Company during the years ended December 31, 2003, 2002 and 2001, respectively.

Note 10. Related Party Transactions

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management’s opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and does not involve more than the normal risk of collectibility at the time of the transaction.

The balance of loans made to related parties at December 31, 2003 and 2002 was $2,758,253 and $1,740,496, respectively. Advances to related parties during the year ended December 31, 2003 totaled $3,615,969. Payments received from related parties during the year ended December 31, 2003 totaled $2,598,212.

Deposits from related parties at December 31, 2003 and 2002 approximated $3,326,000 and $2,865,000, respectively.

Note 11. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2003 and 2002, commitments related to unused lines of credit were $20,445,500 and $29,079,857 and standby letters of credit were $1,199,800 and $479,850, respectively. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Legal Proceedings

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. While management believes that the final resolution of pending legal proceedings will not have a material impact on the Company’s financial position or results of operations, the final resolution of such proceedings could have a material adverse effect on the Company’s financial position or results of operations.

Note 11. Continued

Concentration of Risk

The Company makes agricultural, agribusiness, commercial, residential and consumer loans primarily in the eastern region of Mississippi. A substantial portion of the Company’s customers’ abilities to honor their contracts is dependent on the business and agricultural economy in that area.

Although the Company’s loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans includes equipment, crops, livestock, and land. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses.

See Note 4 for a summary of loans by type.

The nature of the Company’s business requires that it maintain amounts due from banks, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Note 12. Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2004	$65,318
2005	54,669
2006	9,744
2007	7,773
2008	617

$138,121

The total rental expense included in the income statements for the years ended December 31, 2003, 2002 and 2001 is $59,330, and $64,281 and $66,962, respectively.

Note 13. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2003, 2002 and 2001, the Company’s contributions were $407,577, $358,520 and $288,283, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after retirement. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $137,364, $103,570 and $81,456 for the plan years ended December 31, 2003, 2002 and 2001, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased which may be used to fund payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are on a systematic basis over the remaining expected service period of the individual directors and officers.

During 2003, the Company surrendered certain life insurance policies that were acquired pursuant to “split-dollar” arrangements with employees and settled the Company’s obligations to such employees under such arrangements. The impact of such transactions on the Company’s financial statements was not significant.

Also during 2003, one of the Company’s directors died and the Company received life insurance proceeds of approximately $600,000 in excess of the carrying amount of the related policy. In addition, as a result of the untimely death, the Company’s liability for amounts due under the deferred compensation agreement increased by approximately the same amount. Accordingly, the Company did not realize a significant gain or loss. The Company did, however, realize an income tax benefit as the proceeds received from the life insurance policy are not subject to income taxes.

Note 14. Regulatory Matters

The Company is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the

Note 14. Continued

Company. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations).

As of December 31, 2003 and 2002, the most recent regulatory notification categorized the Bank as well capitalized. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2003
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$54,602,000	14.94%	$29,247,000	8%	$	N/A	—
Citizens Bank	53,180,000	14.55%	29,238,080	8%		36,547,600	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	50,025,000	13.68%	14,624,000	4%		N/A	—
Citizens Bank	48,605,000	13.30%	14,619,040	4%		21,928,560	6%
Tier I Capital (to Average Assets)
Citizens Holding Company	50,025,000	9.11%	21,973,000	4%		N/A	—
Citizens Bank	48,605,000	8.86%	21,943,160	4%		27,428,950	5%

Note 14. Continued

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2002
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$49,262,962	16.02%	$24,605,856	8.00%	$	N/A	—%
Citizens Bank	47,794,683	15.55	24,596,462	8.00		30,745,577	10.00
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	45,413,634	14.77	12,302,928	4.00		N/A	—
Citizens Bank	43,946,805	14.29	12,298,231	4.00		18,447,346	6.00
Tier I Capital (to Average Assets)
Citizens Holding Company	45,413,634	8.83	20,569,960	4.00		N/A	—
Citizens Bank	43,946,805	8.59	20,474,027	4.00		25,592,534	5.00

Note 15. Fair Values of Financial Instruments

The following represents the carrying value and estimated fair market value of the Company’s financial instruments at December 31, 2003 and 2002:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$15,101,810	$15,101,810	$19,769,712	$19,769,712
Interest bearing deposits with banks	98,036	98,036	1,365,649	1,365,649
Securities available-for-sale	143,181,383	143,181,383	162,276,305	162,276,305
Net loans	351,937,005	352,350,667	303,952,527	305,656,861
Accrued interest receivable	4,206,104	4,206,104	4,111,119	4,111,110
Federal funds sold	—	—	2,300,000	2,300,000

Financial liabilities
Deposits	$438,697,298	$438,767,465	$432,768,175	$433,735,968
Federal Home Loan Bank borrowings	47,636,847	47,456,140	24,606,135	24,606,135
Accrued interest payable	668,538	668,538	995,720	995,720
Federal funds purchased	1,500,000	1,500,000	—	—

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

Note 15. Continued

Cash and Due from Banks and Interest Bearing Deposits with Banks

The carrying amounts reported in the balance sheet for these instruments approximate those assets’ fair values because of their immediate and shorter-term maturities.

Securities Available-for-Sale

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

Federal Funds Sold and Purchased

Due to the short term nature of these instruments, the carrying amount is equal to the fair value.

Deposits

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

Note 16. Stock Options

The Company has a directors’ stock compensation plan and employees’ long-term incentive plan. Under the directors’ plan the Company may grant options up to 105,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and expire after 10 years. Under the employees’ incentive plan the Company may grant options up to 7 percent of the total number of shares of common stock, which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and expire no later than 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

Following is a summary of the status of the plans for the years ending December 31, 2003, 2002 and 2001:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2001	40,800	$8.49	22,950	$9.51
Granted	15,000	10.83	6,000	11.25
Exercised	—	—	—	—
Forfeited	—	—	(1,500)	10.33

Outstanding at December 31, 2001	55,800	$9.12	27,450	$9.85
Granted	15,000	15.00	38,000	14.68
Exercised	—	—	(11,550)	9.51
Forfeited	—	—	—	—

Outstanding at December 31, 2002	70,800	$10.37	53,900	$13.33
Granted	16,500	16.40	41,500	14.57
Exercised	(3,300)	7.15	(1,750)	12.80
Forfeited	—	—	—	—

Outstanding at December 31, 2003	84,000	$11.68	93,650	$13.89
Options exercisable at:
December 31, 2002	70,800	$10.37	53,900	$13.33

December 31, 2003	84,000	$11.68	93,650	$13.89

Weighted average fair value of options granted during years ended
December 31, 2002		$3.85		$3.76

December 31, 2003		$4.21		$3.74