Form 10-K, Exhibit 13
period 2004-12-31
CITIZENS HOLDING CO /MS/
filed 2005-03-16
CIK 1075706

Exhibit 13 – 2005 Annual Report to Shareholders

CITIZENS HOLDING COMPANY

AND SUBSIDIARY

Philadelphia, Mississippi

Consolidated Financial Statements

Years Ended December 31, 2004, 2003 and 2002

CONTENTS

Report of Independent Registered Public Accounting Firm (Financial Statements)	1

Report of Independent Registered Public Accounting Firm (Internal Control)	2 –3

Management’s Assessment of Internal Control over Financial Reporting	4

Consolidated Financial Statements

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Comprehensive Income	7

Consolidated Statements of Changes in Stockholders’ Equity	8

Consolidated Statements of Cash Flows	9 – 10

Notes to Consolidated Financial Statements	11 – 40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Citizens Holding Company

Philadelphia, Mississippi

We have audited the consolidated balance sheets of Citizens Holding Company and Subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Citizens Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 25, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of Citizens Holding Company and Subsidiary’s internal control over financial reporting and an unqualified opinion on the effectiveness of Citizens Holding Company and Subsidiary’s internal control over financial reporting.

Jackson, Mississippi

February 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Citizens Holding Company

Philadelphia, Mississippi

We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting, that Citizens Holding Company and Subsidiary (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those polices and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors for the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

To the Board of Directors

Citizens Holding Company

Page Two

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Citizens Holding Company and Subsidiary maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by COSO. Also in our opinion, Citizens Holding Company and Subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Citizens Holding Company and Subsidiary and our report dated February 25, 2005 expressed an unqualified opinion.

Jackson, Mississippi

February 25, 2005

[Citizens Holding Company Letterhead]

MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Citizens Holding Company (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed under the supervision of the Company’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

Management assessed the Company’s internal control over financial reporting as of December 31, 2004 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2004, the Company maintained effective internal control over financial reporting.

The Company’s internal control over financial reporting includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited management’s assessment of the Company’s internal control over financial reporting as of December 31, 2004, as stated in their report, appearing on pages 2 and 3, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

/s/ Greg L. McKee	/s/ Robert T. Smith
Greg L. McKee President and Chief Executive Officer	Robert T. Smith Treasurer and Chief Financial Officer

February 25, 2005

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash and due from banks	$16,837,433	$15,101,810
Interest bearing deposits with other banks	818,716	98,036
Federal funds sold	11,000,000	—
Securities available for sale, at fair value (amortized cost of $151,095,249 in 2004 and $140,899,486 in 2003)	151,716,083	143,181,383
Loans, net of allowance for loan losses of $4,720,875 in 2004 and $5,126,735 in 2003	364,868,117	351,937,005
Bank premises, furniture, fixtures and equipment, net	9,772,213	9,998,973
Real estate acquired by foreclosure	2,786,716	695,018
Accrued interest receivable	4,385,892	4,206,104
Cash value of life insurance	15,504,829	14,880,618
Intangible assets, net of accumulated amortization of $2,156,034 in 2004 and $1,618,530 in 2003	5,827,579	6,390,480
Other assets	3,721,413	4,271,716

Total assets	$587,238,991	$550,761,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand deposits	$78,070,820	$63,070,459
Interest bearing NOW and money market accounts	148,617,480	117,431,141
Interest bearing savings deposits	38,151,914	36,436,696
Interest bearing time deposits	209,623,530	221,759,002

Total deposits	474,463,744	438,697,298

Federal Home Loan Bank advances	46,118,566	47,636,847
Accrued interest payable	620,590	668,538
Deferred compensation payable	2,157,041	1,832,211
Federal funds purchased	—	1,500,000
Other liabilities	2,221,390	2,540,822

Total liabilities	525,581,331	492,875,716

Commitments and contingencies
Minority interest	1,466,435	1,383,351

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,000,278 shares issued at 2004 and 4,979,628 at 2003	1,000,056	995,926
Additional paid-in capital	3,150,246	2,944,314
Accumulated other comprehensive income, net of taxes of $211,084 in 2004 and $764,050 in 2003	399,921	1,470,038
Retained earnings	55,641,002	51,091,798

Total stockholders’ equity	60,191,225	56,502,076

Total liabilities and stockholders’ equity	$587,238,991	$550,761,143

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income
Interest and fees on loans	$24,159,391	$23,693,234	$22,628,364
Interest on securities
Taxable	2,846,951	3,760,630	5,771,707
Non-taxable	2,882,402	2,237,257	1,598,983
Other	82,967	33,814	197,476

Total interest income	29,971,711	29,724,935	30,196,530

Interest expense
Deposits	5,772,547	6,605,373	8,696,134
Other borrowed funds	1,764,422	1,583,075	1,050,209

Total interest expense	7,536,969	8,188,448	9,746,343

Net interest income	22,434,742	21,536,487	20,450,187
Provision for loan losses	(1,067,443)	(2,002,570)	(1,757,516)

Net interest income after provision for loan losses	21,367,299	19,533,917	18,692,671

Non-interest income
Service charges on deposit accounts	3,391,188	3,235,400	3,026,976
Other service charges and fees	670,582	895,375	749,786
Net gains on investment securities sales	7,020	467,210	158,718
Other income	1,505,841	725,713	499,682

Total non-interest income	5,574,631	5,323,698	4,435,162

Non-interest expense
Salaries and employee benefits	8,607,066	7,925,908	7,102,641
Occupancy expense	1,199,437	1,177,346	1,014,510
Equipment expense	1,738,348	1,567,289	1,297,232
Earnings applicable to minority interest	189,395	167,730	172,196
Other expense	4,978,710	4,203,714	4,278,599

Total non-interest expense	16,712,956	15,041,987	13,865,178

Income before income taxes	10,228,974	9,815,628	9,262,655
Income tax expense	2,682,889	2,844,699	2,965,155

Net income	$7,546,085	$6,970,929	$6,297,500

Net income per share – basic	$1.51	$1.40	$1.27

Net income per share – diluted	$1.49	$1.39	$1.26

Average shares outstanding
Basic	4,992,792	4,974,910	4,963,448

Diluted	5,056,637	5,019,759	4,999,168

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Net income	$7,546,085	$6,970,929	$6,297,500

Other comprehensive income (loss)
Unrealized holding gains (losses) during year	(1,661,064)	(1,808,269)	4,453,456
Income tax effect	562,385	624,185	(1,514,176)

Net unrealized gains (losses)	(1,098,679)	(1,184,084)	2,939,280

Reclassification adjustment for gains included in net income	(7,020)	(467,210)	(158,718)
Income tax effect	2,377	161,273	53,963

Net gains included in net income	(4,643)	(305,937)	(104,755)

Change in minority interest in net unrealized gains	33,205	28,385	(59,925)

Total other comprehensive income (loss)	(1,070,117)	(1,461,636)	2,774,600

Comprehensive income	$6,475,968	$5,509,293	$9,072,100

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2004, 2003 and 2002

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2001	4,963,028	$992,606	$2,791,871	$157,074	$43,240,017	$47,181,568
Net income	—	—	—	—	6,297,500	6,297,500
Dividends paid ($0.52 per share)	—	—	—	—	(2,580,879)	(2,580,879)
Options exercised	11,550	2,310	107,460	—	—	109,770
Other comprehensive income (loss), net	—	—	—	2,774,600	—	2,774,600

Balance, December 31, 2002	4,974,578	994,916	2,899,331	2,931,674	46,956,638	53,782,559
Net income	—	—	—	—	6,970,929	6,970,929
Dividends paid ($0.57 per share)	—	—	—	—	(2,835,769)	(2,835,769)
Options exercised	5,050	1,010	44,983	—	—	45,993
Other comprehensive income (loss), net	—	—	—	(1,461,636)	—	(1,461,636)

Balance, December 31, 2003	4,979,628	995,926	2,944,314	1,470,038	51,091,798	56,502,076
Net income	—	—	—	—	7,546,085	7,546,085
Dividends paid ($0.60 per share)	—	—	—	—	(2,996,881)	(2,996,881)
Options exercised	20,650	4,130	205,932	—	—	210,062
Other comprehensive income (loss), net	—	—	—	(1,070,117)	—	(1,070,117)

Balance, December 31, 2004	5,000,278	$1,000,056	$3,150,246	$399,921	$55,641,002	$60,191,225

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$7,546,085	$6,970,929	$6,297,500
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,056,647	1,020,645	851,977
Amortization of intangibles	537,503	537,503	460,548
Amortization of premiums and accretion of discounts on investment securities	1,387,598	(55,128)	(119,776)
Provision for loan losses	1,067,443	2,002,570	1,757,516
Realized investment securities gains	(7,020)	(467,210)	(158,718)
Deferred income tax expense (benefit)	11,432	(472,691)	99,596
Net earnings applicable to minority interest	189,395	167,730	172,196
Earnings from unconsolidated subsidiary	(188,911)	(78,389)	(109,884)
Write downs of real estate acquired by foreclosure	233,610	149,605	143,365
(Increase) decrease in accrued interest Receivable	(179,788)	(94,905)	505,876
Increase in cash value life insurance	(624,211)	(313,618)	(353,438)
Decrease in accrued interest payable	(47,948)	(287,182)	(582,954)
Increase in deferred compensation liability	324,830	649,805	103,215
Net change in other assets and liabilities	973,112	(161,766)	(95,002)

Net cash provided by operating activities	12,279,777	9,567,898	8,972,017

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	38,276,877	62,778,307	75,936,011
Proceeds from sales of securities available-for-sale	22,515,102	58,103,673	38,131,901
Purchases of securities available-for-sale	(72,448,447)	(103,672,153)	(100,225,119)
Purchases of bank premises, furniture, fixtures and equipment	(829,887)	(1,619,676)	(3,458,384)
Proceeds from sale of real estate acquired by Foreclosure	1,381,344	733,274	5,991
Net (increase) decrease in interest bearing deposits with other banks	(720,680)	1,267,613	4,055,592
Net increase in loans	(17,705,207)	(50,278,536)	(30,882,658)
Net (increase) decrease in federal funds sold	(11,000,000)	2,300,000	5,900,000
Cash paid for acquisitions, net	25,398	(114,209)	(9,404,738)
Purchase of company owned life insurance	—	(11,404,152)	—

Net cash used by investing activities	(40,505,500)	(41,905,859)	(19,941,404)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from financing activities
Net increase in deposits	$35,766,446	$5,929,123	$15,519,379
Net increase (decrease) in federal funds Purchased	(1,500,000)	1,500,000	—
Proceeds from exercise of stock options	210,062	45,993	109,770
Dividends paid to stockholders	(2,996,881)	(2,835,769)	(2,580,879)
Net increase (decrease) in Federal Home Loan Bank advances	(1,518,281)	23,030,712	4,977,347

Net cash provided by financing Activities	29,961,346	27,670,059	18,025,617

Net increase (decrease) in cash and due from banks	1,735,623	(4,667,902)	7,056,230

Cash and due from banks, beginning of year	15,101,810	19,769,712	12,713,482

Cash and due from banks, end of year	$16,837,433	$15,101,810	$19,769,712

Supplemental disclosures of cash flow Information
Cash paid for
Interest	$7,584,917	$8,475,630	$10,206,139
Income taxes	$2,762,059	$2,478,332	$3,390,278

Non-cash disclosures
Real estate acquired by foreclosure	$3,706,652	$291,488	$1,095,108

Unrealized gain (loss) on investments	$611,005	$2,234,088	$4,481,182

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2003, 2002 and 2001

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its 97.56 percent-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation.

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (the “Bank”) operates under a state bank charter and provides general banking services. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by the Bank is Neshoba County, Mississippi and the immediately surrounding areas. Services are provided at several branch offices.

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

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for loan losses and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash and Due from Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The total of those reserves for the years ended December 31, 2004 and 2003 was $911,000 and $587,000, respectively.

Interest-bearing deposits in banks mature within one year and are carried at cost.

At December 31, 2004 and 2003, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

Investment Securities

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” securities are classified as “available-for-sale,” “held-to-maturity” or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no held-to-maturity or trading securities.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Loans and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned discounts and unearned finance charges. The Company has no loans held-for-sale.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

A loan is impaired when management determines that it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention as well as loans considered impaired. For such loans that are also classified as impaired, a specific allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative and other factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Large groups of small-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Bank Premises, Furniture, Fixtures and Equipment

The Company’s premises, furniture, fixtures and equipment are stated at cost less accumulated depreciation computed primarily by straight-line methods over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

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

Cash Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired pursuant to “split-dollar” arrangements with employees. During 2004 and 2003, several of these policies were converted to bank owned policies and the remainder was surrendered for cash. The cash surrender value of the remaining “split-dollar” policies as well as other Company owned policies is carried at the actual cash surrender value of the policy at the balance sheet date.

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposits intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. Prior to 2002, goodwill was amortized over 40 years. Effective in 2002, pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Investment – Insurance Company

The Company accounts for its investment in New South Life Insurance Company (“New South”), a 37 percent owned affiliate, by the equity method of accounting. The Company’s share of the net income of New South is recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South would be treated as a reduction of the investment account. New South has not paid dividends.

The fiscal year of New South ends on November 30 and the Company follows the practice of recognizing the net income of New South on that basis.

The investment in New South, which is included in other assets, totaled $1,766,979 and $1,578,068 at December 31, 2004 and 2003, respectively. Income from the investment for the years ended December 31, 2004, 2003, and 2002 included in other income totaled $188,911, $78,389 and $109,884, respectively.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Comprehensive Income

Comprehensive income includes net earnings reported in the statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain on securities available-for-sale, net of related income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2004, 2003 and 2002 is illustrated in the following table.

	2004	2003	2002
Basic weighted average shares outstanding	4,992,792	4,974,910	4,963,448
Dilutive effect of stock options	63,845	44,849	35,720

Dilutive weighted average shares outstanding	5,056,637	5,019,759	4,999,168

Net income	$7,546,085	$6,970,929	$6,297,500

Net income per share-basic	$1.51	$1.40	$1.27
Net income per share-diluted	$1.49	$1.39	$1.26

Stock Based Compensation

Stock option grants are accounted for in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense is recognized for stock options granted if the option price is not less than the fair market value of the underlying stock at the grant date. For each of the years ended December 31, 2004, 2003 and 2002, no stock based compensation expense was included in the determination of net income as all options granted during the years had an exercise price equal to the market value of the stock on the date of grant.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Had compensation expense been determined on the basis of fair value pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation,” using publicly traded share prices as a basis of determining fair values, net income and earnings per share would have been reduced as follows:

	2004	2003	2002
Net income
As reported	$7,546,085	$6,970,929	$6,297,500
Stock based employee compensation expense included in reported net income	—	—	—
Less stock based compensation expense determined under fair value method for all stock options, net of related income tax benefit	(201,610)	(143,654)	(109,826)

Pro forma net income	$7,344,475	$6,827,275	$6,187,674

	2004	2003	2002
Basic earnings per share
As reported	$1.51	$1.40	$1.27
Pro forma	$1.47	$1.37	$1.25

Diluted earnings per share
As reported	$1.49	$1.39	$1.26
Pro forma	$1.45	$1.36	$1.24

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values in 2004, 2003 and 2002:

Assumption	2004	2003	2002
Dividend yield	3.0%	1.5%	1.5%
Risk-free interest rate	4%	4%	4%
Expected life	7 years	7 years	7 years
Expected volatility	28.21%	20.40%	15.00%

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $440,538, $379,319 and $331,239 for the years ended December 31, 2004, 2003 and 2002, respectively.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of financial instruments’ fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated in Note 15. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share Based Payment”. SFAS 123(R) is effective for public companies at the beginning of the first interim or annual period after June 15, 2005. This statement prohibits the use of the intrinsic value-based method under APB Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for share-based compensation. SFAS 123(R) requires the Company to calculate equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. Currently, the Company discloses the pro forma net income (loss) and the related pro forma income (loss) per share information in accordance with SFAS 123 and SFAS 148, “Accounting for Stock-Based Compensation Costs-Transition and Disclosure.”

Reclassifications

Certain information for 2003 and 2002 have been reclassified to conform to the financial presentation for 2004. Such reclassifications are not considered material and had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Acquisition and Intangible Assets

In May 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, Mississippi. The Company acquired CB&T Capital Corporation to gain entry into a geographic section of the State of Mississippi that is contiguous to the Company’s current markets and in which the Company had very little market presence. The purchase price of the net assets totaled approximately $12.3 million in cash and was based on a multiple of approximately 1.505 times the book value, subject to certain adjustments, of the acquired company. The Company based its purchase price on several factors, including comparable transactions and management’s estimate of the value of entry into a strategically targeted geographic area.

The following is a summary of the assets acquired and liabilities assumed:

In Thousands
Cash	$2,880
Investments	50,620
Loans	15,019
Bank premises and other assets	3,137
Deposits	(57,939)
Other liabilities	(5,848)

Net assets acquired	7,869
Goodwill and other intangible assets	4,415

Purchase price	$12,284

The Company allocated $1,846,909 of the $4,414,509 total intangible assets to core deposit intangibles and the remaining $2,567,600 to goodwill. The core deposit intangible is amortized on a straight-line method over its estimated economic life of 10 years. The operations of CB&T Capital Corporation are included in the consolidated financial statements since the acquisition date. The pro forma effect, had the acquisition occurred on January 1, 2002, is not significant to the operations of the Company.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

In addition to the intangible assets related to the purchase of CB&T Capital Corporation, the Company incurred intangible assets from the purchase of branches located in Kosciusko, Scooba, Forest and Decatur, Mississippi along with the purchase of Three D Mortgage Company. The following table details the goodwill associated with each purchase which is no longer being amortized.

Purchase	Total	Life to Date Amortization	Unamortized
Kosciusko Branch	$605,122	$309,285	$295,837
Scooba Branch	400,000	180,000	220,000
Three D Mortgage Company	76,408	10,188	66,220
CB&T Capital Corporation	2,567,600	—	2,567,600

Total goodwill	$3,649,130	$499,473	$3,149,657

The Company has also allocated intangible assets to be recognized as core deposit intangibles on the acquisition of the Forest and Decatur branches and the CB&T Capital Corporation acquisition. These transactions are detailed in the following.

Purchase	Total	Current Amortization Per Year	Life to Date Amortization	Unamortized
Decatur and Forest branches	$2,487,574	$352,812	$1,179,443	$1,308,131
CB&T Capital Corporation	1,846,909	184,691	477,118	1,369,791

Total core deposit intangible	$4,334,483	$537,503	$1,656,561	$2,677,922

Total amortization expense related to all intangible assets for the years ended December 31, 2004, 2003 and 2002 was $537,503, $537,503 and $460,548, respectively. Estimated amortization expense attributable to core deposit intangible assets for the next five years is detailed in the table below.

Year Ending December 31,	Amount
2005	$537,503
2006	537,503
2007	537,503
2008	434,386
2009	184,691

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2004 is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$17,981,545	$120,640	$—	$18,102,185
U.S. Treasuries	4,031,294	71,826	—	4,103,120
Mortgage-backed securities	49,420,029	299,317	315,176	49,404,170
Other investments	79,662,381	1,345,248	901,021	80,106,608

Total	$151,095,249	$1,837,031	$1,216,197	$151,716,083

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government Agencies	$—	$—	$—	$—	$—	$—
U. S. Treasuries	—	—	—	—	—	—
Mortgage-backed securities	36,000	315	—	—	36,000	315
Other Investments	33,680	850	661	51	34,341	901

Total	$69,680	$1,165	$661	$51	$70,341	$1,216

Mortgage-backed Securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed either by the full faith and credit of the United States or by an agency of the United States Government and it is not expected that the securities would be settled at a price less than the amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds that have seen a decline in value due to changes in interest rates. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004.

The amortized cost and fair value of investment securities at December 31, 2003 is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale Obligations of U.S. Government agencies	$5,400,582	$278,530	$—	$5,679,112
U.S. Treasuries	15,130,106	397,434	—	15,527,540
Mortgage-backed securities	58,804,116	748,853	184,771	59,368,198
Other investments	61,564,682	1,675,912	634,061	62,606,533

Total	$140,899,486	$3,100,729	$818,832	$143,181,383

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government Agencies	$—	$—	$—	$—	$—	$—
U. S. Treasuries	—	—	—	—	—	—
Mortgage-backed securities	20,370	185	—	—	20,370	185
Other Investments	15,557	633	1,068	1	16,625	634

Total	$35,927	$818	$1,068	$1	$36,995	$819

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in such organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,227,300 and $3,338,900 at December 31, 2004 and 2003, respectively, and is included in other investments.

The amortized cost and estimated fair value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$7,666,128	$7,722,649
Due after one year through five years	10,349,356	10,584,681
Due after five years through ten years	31,584,898	32,120,324
Due after ten years	101,494,867	101,288,429

Total	$151,095,249	$151,716,083

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

Investment securities with carrying values of $74,620,615 and $86,599,561 at December 31, 2004 and 2003, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2004	2003	2002
Gross realized gains	$10,141	$780,705	$164,364
Gross realized losses	(3,121)	(313,495)	(5,646)

	$7,020	$467,210	$158,718

Note 4. Loans

The composition of net loans at December 31, 2004 and 2003 is as follows:

	2004	2003
	(In Thousands)
Commercial, financial and agricultural loans	$201,424	$186,950
Real estate – construction loans	10,706	15,409
Real estate – mortgage loans	92,503	92,412
Consumer loans	66,666	64,309

	371,299	359,080
Unearned discount	(1,710)	(2,016)
Allowance for loan losses	(4,721)	(5,127)

Loans, net	$364,868	$351,937

Loans are made principally to customers in the Company’s trade area. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-loan value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $87,127,000 and $67,608,000 of the loans outstanding at December 31, 2004 and 2003, respectively, were variable rate loans.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Changes in the allowance for loan losses at December 31, 2003, 2002 and 2001 are as follows:

	2004	2003	2002
Balance, beginning	$5,126,735	$4,222,341	$3,375,000
Provision for loan losses	1,067,443	2,002,570	1,757,516
Loans charged off	(1,799,687)	(1,399,947)	(2,036,933)
Recoveries of loans previously charged off	326,384	301,771	279,417
Other increases attributed to Bank Acquisition	—	—	847,341

Balance, end of year	$4,720,875	$5,126,735	$4,222,341

Loans on nonaccrual (impaired) status were $3,146,041, $1,502,971 and $357,640 at December 31, 2004, 2003 and 2002, respectively. Allowance for loan losses attributable to the entire balance of nonaccrual (impaired) loans totaled $1,451,357 and $225,446 at December 31, 2004 and 2003, respectively. Interest income forgone on loans classified as nonaccrual (impaired) during the years ended December 31, 2004, 2003 and 2002 was $229,286, $169,135 and $69,888, respectively. No interest income is recognized on loans after being placed on nonaccrual status until all principal balances are collected.

Note 5. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2004 and 2003:

	2004	2003
Land and buildings	$10,545,802	$10,413,679
Furniture, fixtures and equipment	8,626,549	7,956,845

	19,172,351	18,370,524
Less accumulated depreciation	9,400,138	8,371,551

Total	$9,772,213	$9,998,973

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $1,056,647, $1,020,645 and $851,977, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

The composition of deposits is as follows:

	2004	2003
Non-interest bearing	$78,070,820	$63,070,459
NOW and money market accounts	148,617,480	117,431,141
Savings deposits	38,151,914	36,436,696
Time certificates, $100,000 or more	82,016,625	88,184,262
Other time certificates	127,606,905	133,574,740

Total	$474,463,744	$438,697,298

The scheduled maturities of certificates of deposit at December 31, 2004 are as follows:

Year Ending December 31,	Amount
2005	$162,038,111
2006	41,877,074
2007	5,473,189
2008	181,408
2009	53,748

$209,623,530

Interest expense for certificates of deposit over $100,000 was approximately $1,691,000, $1,997,000 and $2,346,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the Federal Home Loan Bank (FHLB), advances are collateralized by all the Company’s stock, FHLB securities ($3,227,300 included in securities available-for-sale at December 31, 2004) and qualifying first mortgage loans. As of December 31, 2004, the balance in qualifying first mortgage loans was $89,987,724. At December 31, 2004, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,
2004	2003	Interest Rate	Final Maturity
$—	14,000,000	1.11%	January 19, 2004
10,000,000	—	2.13	May 24, 2005
1,718,566	2,736,847	4.94	July 3, 2006
5,000,000	5,000,000	5.46	February 26, 2008
5,000,000	5,000,000	5.66	April 28, 2008
3,000,000	3,000,000	5.24	April 20, 2009
2,000,000	2,000,000	5.29	April 20, 2009
2,000,000	2,000,000	4.47	September 7, 2010
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
3,500,000	—	4.67	December 16, 2014

$46,118,566	47,636,847

The scheduled payments for the next five years are as follows:

Year Due	Payment

2005	$11,069,748
2006	648,818
2007	—
2008	10,000,000
2009	5,000,000
Thereafter	19,400,000

$46,118,566

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Income Taxes

The consolidated provision for income taxes consists of the following:

	2004	2003	2002
Currently payable
Federal	$2,297,257	$2,939,498	$2,556,030
State	374,200	377,892	309,529

	2,671,457	3,317,390	2,865,559
Deferred tax expense (benefit)	11,432	(472,691)	99,596

Income tax expense	$2,682,889	$2,844,699	$2,965,155

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2004	2003	2002
Federal taxes based on statutory rate	$3,477,851	$3,337,314	$3,149,303
State income taxes, net of federal benefit	246,972	249,409	204,289
Tax-exempt investment interest	(922,520)	(714,510)	(495,872)
Other, net	(119,414)	(27,514)	107,435

Income tax expense	$2,682,889	$2,844,699	$2,965,155

At December 31, 2004 and 2003, net deferred tax assets consist of the following:

	2004	2003
Deferred tax assets
Allowance for loan losses	$1,427,477	$1,477,660
Deferred compensation liability	804,577	683,415
Other	102,271	—

Total	2,334,325	2,161,075

Deferred tax liabilities
Unrealized gain on available-for-sale securities	211,084	764,050
Premises and equipment	650,656	528,276
Intangible assets	280,238	427,711
Other	339,984	130,209

Total	1,478,242	1,850,246

Net deferred tax asset	$852,363	$310,829

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Continued

The net deferred tax asset of $852,363 and $310,829 at December 31, 2004 and 2003, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

Note 9. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, is as follows:

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash	$1,110,270	$906,547
Securities available-for-sale, at fair value	510,940	534,690
Investment in bank subsidiary	58,584,644	55,094,596
Other assets	25,091	10,417

Total assets	$60,230,945	$56,546,250

Liabilities
Other liabilities	$39,720	$44,174

Stockholders’ equity	60,191,225	56,502,076

Total liabilities and stockholders’ equity	$60,230,945	$56,546,250

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

Income Statements

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income	$38,994	$38,706	$42,465

Other income
Other	—	14,426	35,843
Dividends from bank subsidiary	3,017,969	2,918,280	2,592,317
Equity in undistributed earnings of bank subsidiary	4,540,676	4,066,482	3,693,570

Total other income	7,558,645	6,999,188	6,321,730

Other expense	60,605	76,771	61,030

Income before income taxes	7,537,034	6,961,123	6,303,165
Income tax expense (benefit)	(9,051)	(9,806)	5,665

Net income	$7,546,085	$6,970,929	$6,297,500

Statements of Cash Flows

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$7,546,085	$6,970,929	$6,297,500
Adjustments to reconcile net income to net cash provided by operating Activities
Equity in undistributed earnings of Bank	(4,540,676)	(4,066,482)	(3,693,570)
(Increase) decrease in other assets	(9,051)	—	1,480
Increase (decrease) in other liabilities	(10,075)	851	24,983

Net cash provided by operating Activities	2,986,283	2,905,298	2,630,393

Cash flows from investing activities
Other	4,259	(115,378)	(9,040)

Net cash provided by (used by) Investing activities	4,259	(115,378)	(9,040)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

	2004	2003	2002
Cash flows from financing activities
Dividends paid to stockholders	$(2,996,881)	$(2,835,769)	$(2,580,879)
Exercise of stock options	210,062	45,993	109,770

Net cash used by financing Activities	(2,786,819)	(2,789,776)	(2,471,109)

Net increase in cash	203,723	144	150,244

Cash, beginning of year	906,547	906,403	756,159

Cash, end of year	$1,110,270	$906,547	$906,403

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $3,017,969, $2,918,280 and $2,592,317 to the Citizens Holding Company during the years ended December 31, 2004, 2003 and 2002, respectively.

Note 10. Related Party Transactions

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management’s opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility at the time of the transaction.

The balance of loans made to related parties at December 31, 2004 and 2003 was $1,133,660 and $2,758,253, respectively. Advances to related parties during the year ended December 31, 2004 totaled $4,325,624. Payments received from related parties during the year ended December 31, 2004 totaled $5,949,444 and $773 of loans at December 31, 2003 relate to a director that retired during 2004.

Deposits from related parties at December 31, 2004 and 2003 approximated $3,025,996 and $3,326,000, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2004 and 2003, commitments related to unused lines of credit were $19,832,752 and $20,445,500 and standby letters of credit were $4,250,996 and $1,199,800, respectively. The fair value of such commitments is not material. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Legal Proceedings

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. While management believes that the final resolution of pending legal proceedings will not have a material impact on the Company’s financial position or results of operations, the final resolution of such proceedings could have such a material adverse effect.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Note 12. Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2005	$78,440
2006	68,355
2007	20,392
2008	944
2009	—

$168,131

The total rental expense included in the income statements for the years ended December 31, 2004, 2003 and 2002 is $58,847, and $59,330 and $64,281, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2004, 2003 and 2002, the Company’s contributions were $448,334, $407,577 and $358,520, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after retirement. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $131,120, $137,364 and $103,570 for the plan years ended December 31, 2004, 2003 and 2002, respectively.

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

During 2004 and 2003, the Company surrendered certain life insurance policies that were acquired pursuant to “split-dollar” arrangements with employees and settled the Company’s obligations to such employees under such arrangements. The impact of such transactions on the Company’s financial statements was not significant.

Also during 2003, one of the Company’s directors died and the Company received life insurance proceeds of approximately $600,000 in excess of the carrying amount of the related policy. In addition, as a result of the untimely death, the Company’s liability for amounts due under the deferred compensation agreement increased by approximately the same amount. Accordingly, the Company did not realize a significant gain or loss. The Company did, however, realize an income tax benefit as the proceeds received from the life insurance policy was not subject to income taxes.

Note 14. Regulatory Matters

The Company is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (“FDIC”). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Continued

Company. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations).

As of December 31, 2004 and 2003, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2004
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$60,327,088	15.39%	$31,354,423	8%	$	N/A	—
Citizens Bank	58,716,354	14.99	31,344,415	8		39,180,519	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	55,430,160	14.14	15,677,212	4		N/A	—
Citizens Bank	53,820,971	13.74	15,672,207	4		23,508,311	6
Tier I Capital (to Average Assets)
Citizens Holding Company	55,430,160	9.72	22,813,669	4		N/A	—
Citizens Bank	53,820,971	9.46	22,745,381	4		28,431,727	5

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Continued

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2003
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$54,602,000	14.94%	$29,247,000	8%	$	N/A	—
Citizens Bank	53,180,000	14.55	29,238,080	8		36,547,600	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	50,025,000	13.68	14,624,000	4		N/A	—
Citizens Bank	48,605,000	13.30	14,619,040	4		21,928,560	6
Tier I Capital (to Average Assets)
Citizens Holding Company	50,025,000	9.11	21,973,000	4		N/A	—
Citizens Bank	48,605,000	8.86	21,943,160	4		27,428,950	5

Note 15. Fair Values of Financial Instruments

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2004 and 2003:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$16,837,433	$16,837,433	$15,101,810	$15,101,810
Interest bearing deposits with banks	818,716	818,716	98,036	98,036
Federal funds sold	11,000,000	11,000,000	—	—
Securities available-for-sale	151,716,083	151,716,083	143,181,383	143,181,383
Net loans	364,868,117	363,276,796	351,937,005	352,350,667
Accrued interest receivable	4,385,892	4,385,892	4,206,104	4,206,104

Financial liabilities
Deposits	$474,463,744	$474,627,262	$438,697,298	$438,767,465
Federal Home Loan Bank Advances	46,118,566	46,711,095	47,636,847	47,456,140
Accrued interest payable	620,590	620,590	668,538	668,538
Federal funds purchased	—	—	1,500,000	1,500,000

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Stock Options

The Company has a directors’ stock compensation plan and employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and expire after 10 years. Under the employees’ incentive plan the Company may grant options up to 7 percent of the total number of shares of common stock, which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and expire no later than 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

Following is a summary of the status of the plans for the years ending December 31, 2004, 2003 and 2002:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2002	55,800	$9.12	27,450	$9.85
Granted	15,000	15.00	38,000	14.68
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at December 31, 2002	70,800	$10.37	53,900	$13.33
Granted	16,500	16.40	41,500	14.57
Exercised	(3,300)	7.15	(1,750)	12.80
Forfeited	—	—	—	—

Outstanding at December 31, 2003	84,000	$11.68	93,650	$13.89
Granted	13,500	22.25	43,500	21.85
Exercised	(19,650)	9.94	(1,000)	14.65
Forfeited	—	—	—	—

Outstanding at December 31, 2004	77,850	$13.95	136,150	$16.43

Options exercisable at:
December 31, 2004	77,850	$13.95	136,150	$16.43

Weighted average fair value of Options granted during years ended
December 31, 2002		$3.85		$3.76

December 31, 2003		$4.21		$3.74

December 31, 2004		$5.69		$5.59

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2004, 2003 and 2002

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$0 to $10.00	14,850	$7.27	4 years, 2 months
$10.01 to $15.00	125,650	13.48	7 years, 1 month
$15.01 to $20.00	16,500	16.40	8 years, 4 months
$20.01 and above	57,000	21.94	9 years, three months

Total	214,000	$15.53	7 years, 7 months

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2004, 2003 and 2002

OVERVIEW

Over the past three years, the Bank has experienced growth in asset size and earnings as management has capitalized on opportunities for strategic acquisitions and on natural economic growth within our market area. Growth in 2004 and 2003 is attributable to steady loan demand fueled by continued low interest rates. In 2002, the Company acquired CB&T Capital Corporation and its subsidiary, Citizens Bank and Trust Company (“CB&T”) in Louisville, Mississippi, which added $71.7 million in assets. Earnings have increased steadily over the three-year period as management utilized low costs of funds to increase net interest income. At the same time, management believes it has made appropriate provisions for potential loan losses.

Total assets for 2004 increased 6.6% from 2003 to $587,238,991, and net loans increased 3.7% from 2003 to $364,868,117. The loan growth in 2004 was funded in part by an increase in demand deposit accounts. Deposit growth for 2004 was 8.2% to $474,463,744 even though certificates of deposits declined by $12,135,472 or 5.5%. The Company’s growth in 2004 resulted from normal expansion within its markets. The Company did not make any acquisitions in 2004.

In 2003, the Company experienced normal growth in assets without any acquisitions. The continued growth of the Company’s market area fueled the Company’s growth. Total assets for the year increased 6.2% from 2002 to $550,761,143, and net loans increased 15.8% from 2002 to $351,937,005. Much of the loan growth in 2003 was funded by low interest rate borrowings from the Federal Home Loan Bank. Deposit growth for the year was 1.4% to $438,697,298.

In 2002, the Company had significant growth in assets, loans and deposits, in large part due to the acquisition of CB&T. The net purchase price of this acquisition was $4,300,300. Assets increased $91,237,244, or 21.4%, over 2001, net loans increased $43,049,436, or 16.5%, over 2001, and deposits increased $73,459,168, or 20.4%, over 2001, with $71.7 million of the increase in assets, including $15.0 million in net loans, and $57.9 million of the increase in deposits attributable to the CB&T purchase.

The Company’s 2004 net income after taxes increased 8.25% over 2003 to $7,546,085. Although interest rates rose in 2004, the Company was able to take advantage of low interest rates on its sources of investible funds to increase net income. Net income for 2004 produced, on a fully diluted basis, earnings per share of $1.49, compared to $1.39 in 2003 and $1.26 for 2002.

Net income after taxes of the Company for 2003 increased 10.7% over 2002 to $6,970,929. Net income after taxes of the Company for 2002 increased by 10.3% over 2001 to $6,297,500. Net income was positively affected in both 2003 and 2002 by a decrease in interest rates paid on deposits and other borrowed money.

The Company’s Return on Average Assets (ROA) was 1.33% in 2004, compared to 1.27% in 2003 and 1.28% in 2002. Its Return on Average Equity (ROE) was 12.84% in 2004, 12.42% in

2003 and 12.28% in 2002. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 8.83% in 2002 to 9.11% in 2003 and to 9.72% in 2004. The increase in ROE indicates that the Company has been successful in using its capital to support growth in both assets and earnings. This growth has enabled the Company to increase the annual dividend payout rate to approximately 40% of 2004 earnings per share. Even though the dividend payout ratio has increased, the leverage capital ratio increased to 9.72% in 2004, which is well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

CRITICAL ACCOUNTING POLICIES

The allowance for loan losses is established through a provision for loan losses charged against net income. The allowance represents an amount, which in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and is also a factor in the FDIC’s determination of the Bank’s capital adequacy. The estimation of potential losses in the Bank’s loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers, economic conditions in the Bank’s market area and general economic conditions in the area.

RECENT PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share Based Payment”. SFAS 123(R) is effective for public companies at the beginning of the first interim or annual period after June 15, 2005. This statement prohibits the use of the intrinsic value-based method described under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for share-based compensation. SFAS 123(R) requires the Company to calculate equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. Currently, the Company discloses the pro forma net income (loss) and the related pro forma income (loss) per share information in accordance with SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation Costs-Transition and Disclosure.” The adoption of SFAS 123(R) is not expected to have a material impact on the Company’s financial statements.

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

•	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates;

•	changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses;

•	increased competition from other financial institutions;

•	the impact of technological advances;

•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

•	changes in asset quality and loan demand;

•	expectations about overall economic strength and the performance of the economy in the Company’s market area; and

•	other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

SELECTED FINANCIAL DATA

The following selected financial data has been taken from the Company’s Consolidated Financial Statements and related notes included in this Annual Report and should be read in conjunction with such consolidated financial statements and related notes. Dollar references in all of the following tables are in thousands except for per share data. All per share data has been adjusted to give effect to the three-for-two stock split effective January 2, 2002.

The major components of the Company’s operating results for the past five years are summarized in Table 1 - Five Year Financial Summary of Consolidated Statements and Related Statistics.

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS

	2004	2003	2002	2001	2000
Summary of Earnings

Total Interest Income	$29,972	$29,725	$30,197	$29,119	$28,638
Total Interest Expense	7,537	8,188	9,746	13,399	14,064
Provision for loan losses	1,067	2,003	1,758	1,123	918
Non-interest income	5,574	5,324	4,435	3,980	3,285
Non-interest expense	16,713	15,042	13,865	10,308	8,772
Income tax expense	2,683	2,845	2,965	2,558	2,635
Net Income	7,546	6,971	6,298	5,711	5,534

Per Share Data

Earnings-basic	$1.51	$1.40	$1.27	$1.15	$1.12
Earnings-diluted	1.49	1.39	1.26	1.15	1.11
Cash dividends	0.600	0.570	0.520	0.383	0.283
Book value at year end	12.04	11.35	10.81	9.51	8.74

Selected Year End Actual Balances

Loans, net of unearned income	$369,589	$357,064	$308,175	$264,278	$252,022
Allowance for possible loan losses	4,721	5,127	4,222	3,375	3,325
Investment securities	151,716	143,181	162,276	122,567	103,533
Total assets	587,239	550,761	518,450	427,213	382,800
Deposits	474,464	438,697	432,768	359,309	289,908
Long term borrowings	46,119	47,637	24,606	14,629	10,000
Shareholders’ equity	60,191	56,502	53,783	47,182	43,377

Selected Year End Average Balances

Loans, net of unearned income	$364,922	$337,763	$289,407	$255,185	$244,307
Allowance for possible loan losses	5,532	4,495	3,905	3,335	3,198
Investment securities	142,994	164,371	153,726	106,632	102,325
Total assets	565,892	549,520	491,833	403,881	374,439
Deposits	457,510	447,188	414,135	327,536	290,704
Long term borrowings	41,607	35,314	19,301	14,815	10,000
Shareholders’ equity	58,750	56,121	51,304	47,664	40,701

Selected Ratios

Return on average assets	1.33%	1.27%	1.28%	1.41%	1.48%
Return on average equity	12.84%	12.42%	12.28%	11.98%	13.60%
Dividend payout ratio	39.71%	40.71%	40.98%	33.31%	25.41%
Equity to year end assets	10.25%	10.26%	10.37%	11.04%	11.33%
Total risk-based capital to risk-adjusted assets	15.39%	14.94%	15.57%	18.40%	18.88%
Leverage capital ratio	9.72%	9.11%	8.83%	10.51%	11.61%
Efficiency ratio	57.65%	54.45%	54.51%	51.32%	47.20%

The year-end and average balances for 2002 reflect the increase in loans, assets and deposits that resulted from the May 2002 acquisition of CB&T and its bank subsidiary, Citizens Bank and Trust Company of Louisville. Similarly, the balances in 2001 increased in part by the acquisition of two Union Planters branches located in Forest and Decatur, Mississippi in July 2001.

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

Net interest income on a tax equivalent basis was $23,435,000, $22,317,000 and $21,014,000 for the years 2004, 2003 and 2002, respectively. Net interest margin was 4.61%, 4.49% and 4.67% for the same periods. The increase in net interest income in 2004 was due to the increases in the volume and yield of interest-bearing assets exceeding the increases in the volume of and rates paid on deposits. For the year ended December 31, 2004, the average yield on earnings assets decreased 4 basis points to 6.09% from 2003 and the average rate paid on interest-bearing liabilities decreased 18 basis points to 1.76% from 2003. The volume of earning assets increased 2.1% while the volume of interest-bearing liabilities increased 1.7% in 2004.

In 2003, the increase in the volume of interest-bearing assets, partially offset by the slightly larger decrease in the interest rate charged on loans than the decrease in the interest rate paid on deposits, caused the rise in net interest income in 2003. The average yield on earnings assets in 2003 decreased to 6.13% from 6.83% in 2002, while the average rate on interest-bearing liabilities decreased to 1.94% from 2.59% in 2002. Earning assets volume increased 10.6% while interest-bearing liabilities volume increased 12.0% in 2003.

During this three-year period, loan demand has remained strong and has allowed the Company to continue to invest its available funds in loans. Loans generally provide the Company with yields that are greater than the yields on typical investment securities. The volume increases in both interest bearing assets and liabilities was aided by the acquisition of CB&T in May 2002.

Also, during 2003, the Company purchased $11.4 million of additional bank-owned life insurance, which, coupled with increases due to income on these policies, increased the Bank’s total investment in such insurance to approximately $15.5 million at December 31, 2004. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yield than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2004, 2003 and 2002.

TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

	Average Balance			Income/Expense			Average Yield/Rate
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Loans:
Commercial Loans	$345,375	$313,599	$265,178	$22,405	$21,347	$20,130	6.48%	6.81%	7.59%
Installment Loans (Net)	18,030	22,676	22,747	1,757	2,350	2,506	9.74%	10.36%	11.02%

Total Loans	363,405	336,275	287,925	24,162	23,697	22,636	6.65%	7.05%	7.86%

Investment Securities
Taxable	72,023	108,695	115,510	2,847	3,761	5,772	3.95%	3.39%	5.00%
Tax-exempt	66,542	49,183	34,166	3,863	2,998	2,143	5.80%	6.10%	6.27%

Total Investment Securities	138,565	157,878	149,676	6,710	6,759	7,915	4.84%	4.28%	5.29%

Federal Funds Sold and Other	6,031	3,575	12,428	83	34	198	1.38%	0.95%	1.59%

Total Interest Earning Assets	508,001	497,728	450,029	30,955	30,490	30,749	6.09%	6.13%	6.83%

Non-Earning Assets	57,891	51,792	41,804

Total Assets	$565,892	$549,520	$491,833

Deposits:
Interest-bearing Demand Deposits	$127,902	$123,338	$117,989	$1,372	$1,212	$1,499	1.07%	0.98%	1.27%
Savings	37,591	34,696	27,653	319	354	483	0.85%	1.02%	1.75%
Time	219,150	222,695	209,610	4,065	5,024	6,702	1.85%	2.26%	3.20%

Total Deposits	384,643	380,729	355,252	5,756	6,590	8,684	1.50%	1.73%	2.44%

Borrowed Funds
Short-term Borrowings	1,113	4,065	659	18	56	12	1.62%	1.37%	1.82%
Long-term Borrowings	41,607	35,314	19,301	1,746	1,527	1,039	4.20%	4.32%	5.38%

Total Borrowed Funds	42,720	39,379	19,960	1,764	1,583	1,051	3.70%	4.02%	5.27%

Total Interest-Bearing Liabilities	427,363	420,108	375,212	7,520	8,173	9,735	1.76%	1.94%	2.59%
Non-Interest Bearing Liabilities
Demand Deposits	72,867	65,985	58,883
Other Liabilities	6,912	7,306	6,434
Shareholders’ Equity	58,750	56,121	51,304

Total Liabilities and Shareholders’ Equity	$565,892	$549,520	$491,833

Interest Rate Spread							4.33%	4.19%	4.24%

Net Interest Income				$23,435	$22,317	$21,014

Net Interest Margin							4.61%	4.49%	4.67%

Table 3 - Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2004, 2003, and 2002.

TABLE 3 - NET AVERAGE INTEREST EARNING ASSETS

	2004	2003	2002
Average interest earning assets	$508,001	$497,728	$450,029
Average interest bearing liabilities	427,363	420,108	375,212

Net average interest earning assets	$80,638	$77,620	$74,817

Table 4 – Volume/Rate Analysis depicts the dollar effect on interest income and interest expense of changes in volume and changes in rate from 2002 through 2004. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%.

TABLE 4 - VOLUME/RATE ANALYSIS

	2004 Change from 2003			2003 Change from 2002
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$1,804	$(1,339)	$465	$3,407	$(2,346)	$1,061
Taxable Securities	(1,449)	536	(913)	(236)	(1,775)	(2,011)
Non-Taxable Securities	1,007	(143)	864	916	(61)	855
Federal Funds Sold and Other	34	15	49	(84)	(80)	(164)

TOTAL INTEREST INCOME	$626	$(161)	$465	$4,003	$(4,262)	$(259)

INTEREST EXPENSE

Interest-bearing demand deposits	$49	$111	$160	$52	$(339)	$(287)
Savings Deposits	25	(60)	(35)	71	(200)	(129)
Time Deposits	(66)	(893)	(959)	295	(1,973)	(1,678)
Short-term borrowings	(48)	10	(38)	47	(3)	44
Long-term borrowings	264	(45)	219	692	(204)	488

TOTAL INTEREST EXPENSE	$224	$(877)	$(653)	$1,157	$(2,719)	$(1,562)

NET INTEREST INCOME	$402	$716	$1,118	$2,846	$(1,543)	$1,303

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

The Company has stated in its Loan Policy the following objectives for its loan portfolio:

•	to make loans on sound and thorough credit analysis;

•	to properly document all loans;

•	to eliminate loans from the portfolio that are under-priced, high risk or difficult and costly to administer;

•	to seek good relationships with the customer;

•	to avoid undue concentrations of loans; and

•	to keep non-accrual loans to a minimum by aggressive collection policies.

Loan demand has remained strong in the Company’s market area over the past three years. In general, the loan growth experienced in 2004, 2003 and 2002 was due to a continuation of the overall growth in the market area served by the Company. The acquisition of CB&T in 2002 added approximately $15.0 million in loans. The impact on housing caused by the opening of a casino on the nearby Choctaw Indian Reservation is beginning to show less of an impact on the housing market in the area. Real estate mortgage loans originated by the Company grew by $500,699, or .5%, in 2004, $2,959,217, or 3.3%, in 2003 and $8,904,468, or 11.1%, in 2002.

Commercial and agricultural loans also showed large growth during this period. These loans grew $14,317,978, or 7.7%, in 2004, $37,188,745, or 24.8%, in 2003 and $23,630,697, or 18.7%, in 2002. This increase was caused by the influence of the casino in the area and by an increase in the number of loans to poultry producers originated during these years. Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies, and procedures surrounding this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans have shown moderate growth during the period. This category increased $1,919,155, or 3.2%, in 2004, $4,649,580, or 7.8%, in 2003 and $5,441,264, or 10.0%, in 2002. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment may also have lessened the dependence on consumer loans for some purchases.

Table 5 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4 to the consolidated financial statements.

TABLE 5 - LOANS OUTSTANDING

AT DECEMBER 31,

	2004	2003	2002	2001	2000
Commercial, financial and agricultural	$201,424	$186,950	$149,762	$126,131	$122,412
Real estate – construction	10,706	15,409	11,708	6,036	5,310
Real estate – mortgage	92,503	92,412	89,452	80,548	74,824
Consumer	66,666	64,309	59,660	54,218	52,394

TOTAL LOANS	$371,299	$359,080	$310,582	$266,933	$254,940

Table 6 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year for all loans.

TABLE 6 - LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2004

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$99,232	$93,173	$9,019	$201,424
Real estate - construction	9,869	767	70	$10,706
Real estate - mortgage	12,520	56,090	23,893	$92,503
Consumer	27,366	35,667	3,633	$66,666

Total loans	$148,987	$185,697	$36,615	$371,299

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS

Fixed rates	$170,622	$35,766
Variable rates	15,075	849

Total loans	$185,697	$36,615

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

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents a charge against operations to establish reserves for probable loan losses inherent in the Company’s loan portfolio. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2002, 2003 and 2004. The ratio of net loans charged off to average loans was .40% in 2004, .33% in 2003 and .61% in 2002. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of the Company’s market. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses was $1,067,443 in 2004, $2,002,570 in 2003 and $1,757,516 in 2002. At the end of 2004, the total allowance for loan losses was $4,720,875, an amount that management believes to be sufficient to protect against future loan losses.

Activity in the allowance for loan losses is reflected in Table 7 - Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectable. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2004	2003	2002	2001	2000
BALANCE AT BEGINNING OF YEAR	$5,127	$4,222	$3,375	$3,325	$3,100

LOANS CHARGED-OFF

Commercial, financial and agricultural	1394	700	935	612	186
Real estate - construction	—	—	23	—	—
Real estate - mortgage	15	145	122	36	26
Consumer	390	555	957	675	801

TOTAL CHARGE-OFFS	1,799	1,400	2,037	1,323	1,013

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	144	65	54	22	121
Real estate - construction	—	—	—	—	—
Real estate - mortgage	11	2	4	26	24
Consumer	171	235	221	202	175

TOTAL RECOVERIES	326	302	279	250	320

Net loans charged-off	1,473	1,098	1,758	1,073	693
Additions charged to operating expense	1,067	2,003	1,758	1,123	918
Other increases attributed to acquisition	—	—	847	—	—

BALANCE AT END OF YEAR	$4,721	$5,127	$4,222	$3,375	$3,325

Net loans at year end	$369,589	$357,064	$308,175	$264,278	$252,022

Ratio of allowance to loans at year end	1.28%	1.44%	1.37%	1.28%	1.32%

Average loans - net of unearned income	$364,922	$337,763	$289,407	$255,185	$244,307

Ratio of net loans charged-off to average loans	0.40%	0.33%	0.61%	0.42%	0.28%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

AT DECEMBER 31,

	2004	2003	2002	2001	2000
Commercial, financial and agricultural	$1,872	$2,300	$1,700	$1,200	$1,000
Real estate - construction	300	300	200	250	250
Real estate - mortgage	900	900	800	700	650
Consumer	1,550	1,550	1,475	1,175	1,075
Unallocated	99	77	47	50	350

Total	$4,721	$5,127	$4,222	$3,375	$3,325

COMPOSITION OF LOAN PORTFOLIO BY TYPE

AT DECEMBER 31,

	2004	2003	2002	2001	2000
Commercial, financial and agricultural	54.25%	52.06%	48.22%	47.25%	48.02%
Real estate - construction	2.88%	4.29%	3.77%	2.26%	2.08%
Real estate - mortgage	24.91%	25.74%	28.80%	30.18%	29.35%
Consumer	17.96%	17.91%	19.21%	20.31%	20.55%

	100.00%	100.00%	100.00%	100.00%	100.00%

The loan portfolio has increased steadily in the past three years, with the most significant portion of the growth occurring in the commercial, financial and agricultural loan category, as reflected in the above table. As a result, the portion of the allowance for loan losses allocated to commercial, financial and agricultural loans has increased at a faster rate over the past five years than the other portions of the allowance. This increase reflects the significant growth in the commercial loan portfolio and the higher risks associated with commercial lending as compared to real estate and consumer loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 - Non-performing Assets. Non-performing loans include non-accrual loans, restructured loans, and loans delinquent 90 days or more. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers; the percentage of OREO to total loans is .75% in 2004. OREO increased in 2004 due to the foreclosure on several loans that were collateralized by real estate. These loans were reported in the 90 days or more past due category in 2003.

Loans on non-accrual status amounted to $3,146,041 in 2004 as compared to $1,502,971 in 2003 and $357,640 in 2002. Non-accrual loans increased in 2004 as management reclassified certain performing as non-accrual loans. These loans were reclassified on account of management’s uncertainty as to whether the Company would fully collect all principal and accrued interest due on these loans. Interest income forgone on loans classified as non-accrual in 2004 was $229,286, as compared to $169,135 in 2003 and $69,888 in 2002. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms.

TABLE 8 - NON-PERFORMING ASSETS

AS OF DECEMBER 31,

	2004	2003	2002	2001	2000
PRINCIPAL BALANCE - DOMESTIC

Non-accrual	$3,146	$1,503	$358	$419	$590
90 days or more past due	904	4,396	5,117	2,918	1,746
Troubled debt restructurings	—	—	—	—	—

TOTAL DOMESTIC LOANS	$4,050	$5,899	$5,475	$3,337	$2,336

TOTAL NON-PERFORMING LOANS	$4,050	$5,899	$5,475	$3,337	$2,336

Income on non-accrual loans not recorded	$229	$169	$69	$31	$147

Non-performing as a percent of loans	1.10%	1.65%	1.78%	1.27%	0.93%

Other real estate owned	$2,787	$695	$1,286	$340	$133

OREO as a percent of loans	0.75%	0.19%	0.42%	0.13%	0.05%

Allowance as a percent of non-performing loans	116.57%	86.91%	77.11%	101.14%	142.34%

SFAS Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” was effective January 1, 1995. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under FASB 114 and 118. The balance of nonaccrual (impaired) loans for the years 2004, 2003, 2002 were $3,146,041, $1,502,971 and $357,640, respectively.

Management monitors any loans which are classified under FDIC regulations as loss, doubtful or substandard, even if management has not classified the loans as non-performing or impaired. In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a “watch” category. Loans may be placed on management’s watch list as a result of delinquent status, management’s concern about the borrower’s financial condition or the value of the collateral securing the loan, a substandard classification during regulatory examinations, or simply as a result of management’s desire to monitor more closely a borrower’s financial condition and performance. Watch category loans may include loans that are still performing and accruing interest and may be current under the terms of the loan agreement but about which management has a significant degree of concern about the borrowers’ ability to continue to perform according to the terms of the loan agreement. Watch category loans may also include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan.

At December 31, 2004, loans totaling $16,291,783 were included on the watch list of the Company. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2004, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not classify any securities as held to maturity or held for trading purposes.

Table 9 - Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2002 through 2004 and the maturity distribution at December 31, 2004, by classification.

TABLE 9 – SECURITIES

	2004	2003	2002
SECURITIES AVAILABLE FOR SALE

U. S. Treasury	$4,103	$15,528	$19,093
U. S. Agencies	18,102	5,679	11,921
Mortgage Backed	49,404	59,368	87,687
State, Municipal and Other	80,107	62,606	43,575

TOTAL SECURITIES AVAILABLE FOR SALE	$151,716	$143,181	$162,276

SECURITIES HELD TO MATURITY

TOTAL SECURITIES HELD TO MATURITY	N/A	N/A	N/A

TOTAL SECURITIES	$151,716	$143,181	$162,276

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Treasury	$2,055	4.24%	$2,048	4.49%	—	0.00%	—	0.00%
U. S. Agencies	1,021	6.00%	—	0.00%	16,575	4.68%	506	5.37%
Mortgage Backed	2	7.00%	467	5.71%	—	0.00%	48,935	5.03%
State, Municipal and Other (1)	4,644	6.24%	8,069	5.45%	15,546	6.80%	51,848	6.58%

TOTAL AVAILABLE-FOR-SALE	$7,722	5.21%	$10,584	5.28%	$32,121	5.71%	$101,289	5.83%

TOTAL HELD-TO-MATURITY	N/A	0.00%	N/A	0.00%	N/A	0.00%	N/A	0.00%

(1)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2004. This change is not used in the Tier 1 capital calculation.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base is the Company’s major funding source for earning assets. Although time deposits declined in 2004, they continue to be the largest single segment of the Company’s total deposits. Time deposits declined because management did not aggressively price time deposits in the Company’s markets, as management believed the Company had sufficient funds to meet loan demand.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 - Deposit Information.

TABLE 10 - DEPOSIT INFORMATION

	2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$72,867	—	$65,985	—	$58,883	—
Interest-bearing demand	127,902	1.07%	123,338	0.98%	117,989	1.27%
Savings	37,591	0.85%	34,696	1.02%	27,653	1.75%
Certificates of deposit	219,150	1.85%	222,695	2.26%	209,610	3.20%

	$457,510	1.44%	$446,714	1.48%	$414,135	2.10%

MATURITY RANGES OF TIME CERTIFICATES OF DEPOSIT

OF $100,000 OR MORE,

December 31, 2004
3 months or less	$29,928
3 through 6 months	17,761
6 through 12 months	19,410
over 12 months	14,918

$82,017

The Company in its normal course of business will acquire large certificates of deposit, generally from public entities, with a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.

BORROWINGS

Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources utilized by the Company include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis and short-term advances from the Federal Home Loan Bank of Dallas (“FHLB”). Long-term borrowings are advances from the FHLB with an initial maturity of greater than one year.

TABLE 11 - SHORT-TERM BORROWINGS

	As of December 31,
	2004	2003	2002
Federal Home Loan Bank borrowings
Year-end balance	$0	$14,000	$0
Weighted average rate	0.00%	1.11%	0.00%

Maximum month-end balance	$12,000	$15,000	$0

Year to date average balance	$2,907	$1,229	$0
Weighted average rate	1.05%	1.15%	0.00%

The Company borrows funds for short periods of time from the Federal Home Loan Bank as an alternative to Federal Funds Purchased. At December 31, 2004, the Company did not have any short term borrowings.

The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2004, the Company had the capacity to borrow up to $173,374,180 from the FHLB and other financial institutions in the form of federal funds purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits.

The Company, at the end of 2004, had long-term debt in the amount of $46,118,566 to the FHLB for advances and $1,472,929 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2004 is listed below.

2004
Less than one year	$10,268
One year to three years	852
Over three years	36,471

Total Long-term borrowings	$47,591

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-interest Income and Expense illustrates the Company’s non-interest income and expense from 2002 through 2004 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

	2004	% CHANGE FROM ‘03	2003	% CHANGE FROM ‘02	2002

NON-INTEREST INCOME
Service charges on deposit accounts	$3,391	4.82%	$3,235	7.72%	$3,027
Other operating income	2,184	4.55%	2,089	20.29%	1,408

TOTAL NON-INTEREST INCOME	$5,575	4.71%	$5,324	11.43%	$4,435

NON-INTEREST EXPENSE
Salaries and employee benefits	$8,607	8.59%	$7,926	26.91%	$7,103
Occupancy expense, including equipment	2,938	7.03%	2,745	41.75%	2,312
Other operating expense	5,168	18.23%	4,371	44.48%	4,450

TOTAL NON-INTEREST EXPENSE	$16,713	11.11%	$15,042	34.51%	$13,865

Non-interest income typically consists of service charges on checking accounts and other financial services. With continued pressure on interest rates, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company’s main sources of non-interest income are service charges on checking accounts, safe deposit box rentals, credit life insurance premiums, title insurance service fees and income contributions from the Company’s credit life insurance subsidiary.

For the year 2004, non-interest income increased $250,933, or 4.71%, when compared to the same period in 2003. This increase was due mainly to an increase in income derived from the purchase of $12 million in bank-owned life insurance in November, 2003.

During 2003, non-interest income increased to $5,323,698 from 2002, an increase of $888,536, or 20.05%. The significant increase in mortgage re-financings, which resulted in an increase in mortgage origination fee income during 2003 contributed to the increased non-interest income as did the receipt of $600,000 of insurance proceeds from the untimely death of one of our longtime directors.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. For 2004, non-interest expenses increased $1,670,969, or 11.1%, to $16,712,956. This increase was caused mainly by increases in salaries and benefits and normal growth in other operating expenses. Legal, audit and accounting expenses increased $222,456, or 96%, in large part to efforts undertaken by the Company to comply with the Sarbanes-Oxley Act of 2002.

Non-interest expense for 2003 increased $1,177,370, or 8.49%, to $15,041,985 from 2002. This increase was due mainly to normal growth of the Company.

In 2004, the Company’s efficiency ratio was 57.65%, compared to 54.45% in 2003 and 54.51% in 2002. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period and incorporating the personnel added in connection with the CB&T acquisition.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting.

The Company’s effective tax rate was 26.23%, 28.98% and 32.01% in 2004, 2003, and 2002, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 8 to the consolidated financial statements.

LIQUIDITY AND RATE SENSITIVITY

Liquidity management is the process by which the Company ensures that adequate liquid funds are available to meet its financial commitments on a timely basis. These commitments include honoring withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, making shareholder dividend payments, paying operating expenses, funding capital expenditures and maintaining reserve requirements.

The Bank’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits), proceeds from maturities of securities, repayments of loan principal and interest, federal funds purchased, and short-term and long-term borrowing from the FHLB. In 2004, the Company experienced good growth in deposits (an increase of 8.2% over 2003) and was able to reduce the amount of short term borrowings necessary to fund loan growth. The Company relies upon non-core sources of funding, such as federal funds purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (ALCO), and the Board reviews the Company’s liquidity position on a monthly basis. At December 31, 2004, both the ALCO and the Board determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2004 and 2003.

TABLE 13 - FUNDING USES AND SOURCES

	2004			2003
	Average Balance	Increase/(decrease)		Average Balance	Increase/(decrease)
		Amount	Percent		Amount	Percent
FUNDING USES

Loans, net of unearned income	$364,922	$27,159	8.04%	$337,763	$48,356	16.71%
Taxable securities	72,023	(36,672)	-33.74%	108,695	(6,815)	-5.90%
Tax-exempt securities	66,542	17,359	35.29%	49,183	15,017	43.95%
Federal funds sold and other	6,031	2,456	68.70%	3,575	(8,853)	-71.23%

TOTAL USES	$509,518	$10,302	2.06%	$499,216	$47,705	10.57%

FUNDING SOURCES

Noninterest-bearing deposits	$72,867	$6,882	10.43%	$65,985	$7,533	12.89%
Interest-bearing demand and savings deposits	165,493	7,459	4.72%	158,034	12,392	8.51%
Time Deposits	219,150	(3,545)	-1.59%	222,695	13,085	6.24%
Short-term borrowings	1,113	(2,952)	-72.62%	4,065	3,406	516.84%
Long-term debt	41,607	6,293	17.82%	35,314	16,013	82.96%

TOTAL SOURCES	$500,230	$14,137	2.91%	$486,093	$52,429	12.09%

The Company’s liquidity depends substantially on the ability of the Bank to transfer funds to the Company in the form of dividends. The information under the heading “Market Price and Dividend Information” discusses federal and state statutory and regulatory restrictions on the ability of the Bank to transfer funds to the Company in the form of dividends.

CAPITAL RESOURCES

The Company and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required federal regulatory agencies to define capital tiers. These tiers are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, a “well-capitalized” institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, a leverage ratio of at least 5.00% and not be under a capital directive order. These ratios generally measure the percentage of a bank’s capital to all or certain categories of assets. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Company’s financial statements. If a bank is only adequately capitalized, regulatory approval is required before the bank may accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, and the institution is required to submit a capital restoration plan.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2004, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 - CAPITAL RATIOS

	At December 31,
	2004	2003	2002
Tier 1 capital
Shareholders’ equity	$60,191	$56,502	$53,783
Less: Intangibles	(5,827)	(6,390)	(6,814)
Add/less: Unrealized loss/(gain) on securities	(400)	(1,470)	(2,931)
Add: Minority interest in equity accounts of unconsolidated subsidiaries	1,466	1,383	1,376

TOTAL TIER 1 CAPITAL	$55,430	$50,025	$45,414

Total capital
Tier 1 capital	$55,430	$50,025	$45,414
Allowable allowance for loan losses	4,721	4,577	3,849

TOTAL CAPITAL	$60,151	$54,602	$49,263

RISK WEIGHTED ASSETS	$391,754	$365,589	$307,573

AVERAGE ASSETS (FOURTH QUARTER)	$570,342	$549,314	$514,249

RISK BASED RATIOS TIER 1	14.14%	13.68%	14.77%

TOTAL CAPITAL	15.39%	14.94%	16.02%

LEVERAGE RATIOS	9.72%	9.11%	8.83%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. By following this strategy, the Company was able to purchase CB&T in May, 2002, without having to raise additional capital. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 40% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance sheet arrangements are further detailed in Note 11, “Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentration of Risks,” in the notes to the Company’s financial statements.

CONTRACTUAL OBLIGATIONS

The Company’s long term contractual obligations, comprised entirely of obligations under operating lease agreements, can be found in Note 12, “Lease Commitments and Total Rental Expense,” in the notes to the Company’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

OVERVIEW

The definition of market risk is the possibility of loss that could result from adverse changes in market prices and/or interest rates. The Company has taken steps to assess the amount of risk that is associated with its asset and liability structure. The Company measures the potential risk on a regular basis and makes changes to its strategies to manage these risks. The Board of Directors reviews important policy limits each month, with a more detailed risk analysis completed on a quarterly basis. These measurement tools are important in allowing the Company to manage market risk and to plan effective strategies to respond to any adverse changes in risk. The Company does not participate in some of the financial instruments that are inherently subject to substantial market risk. All of the financial instruments entered into by the Company are for purposes other than trading.

MARKET/INTEREST RATE RISK MANAGEMENT

Interest rate risk is the primary market risk that management must address. Interest rate risk is the exposure of Company earnings and capital to changes in interest rates. All financial institutions assume interest rate risk as an integral part of normal operations.

The primary purpose in managing interest rate risk is to effectively invest capital and preserve the value created by the core banking business of the Company. The Company utilizes an investment portfolio to manage the interest rate risk naturally created through its business activities. The process of managing interest rate risk generally involves both reducing the exposure of the Company’s net interest margin to swings in interest rates and concurrently ensuring that there is sufficient capital and liquidity to support balance sheet growth. The Company uses a quarterly interest rate risk report to evaluate its exposure to interest rate risk, project earnings and manage the composition of the balance sheet and its growth. This report utilizes an immediate 200 basis point rate movement up and down and measures the effect this change has on earnings and the value of equity.

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2004 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$125,242	$50,542
Total rate sensitive liabilities	247,883	111,845

Net gap	$(122,641)	$(61,303)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2004 and 2003.

TABLE 15 - INTEREST RATE SENSITIVITY

As of December 31, 2004

INTEREST RATE SENSITIVITY

DECEMBER 31, 2004

	2005	2006	2007	2008	2009	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$25,404	$19,812	$42,054	$72,809	$62,573	$55,089	$277,741	$276,150
Average Int Rate	9.21%	8.63%	7.68%	6.40%	6.59%	6.69%	7.09%
Floating Rate	$71,933	$6,454	$4,302	$2,160	$1,296	$982	$87,127	$87,127
Average Int Rate	5.65%	5.55%	5.32%	5.41%	5.30%	5.35%	5.61%
Investment securities
Fixed Rate	$7,723	$3,606	$8,153	$25,418	$17,178	$89,638	$151,716	$151,716
Average Int Rate	5.17%	4.91%	5.26%	4.95%	4.94%	6.05%	5.63%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate	$11,000						$11,000	$11,000
Average Int Rate	2.06%						2.06%
Floating Rate
Average Int Rate

Interest-bearing deposits
Fixed Rate	$338,117	$34,271	$1,663	$10			$374,061	$374,224
Average Int Rate	1.37%	2.38%	3.97%	2.65%
Floating Rate	$10,691	$7,606	$3,810	$171	$54		$22,332	$22,332
Average Int Rate	2.45%	2.45%	2.45%	2.45%	2.45%		2.45%
Other int-bearing liabilities
Fixed Rate	$11,070	$649		$10,000	$5,000	$19,400	$46,119	$46,711
Average Int Rate	2.40%	4.94%		5.56%	5.26%	4.14%	4.16%
Floating Rate
Average Int Rate

As of December 31, 2003

	2004	2005	2006	2007	2008	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$118,504	$46,225	$39,860	$40,912	$33,480	$12,491	$291,472	$284,743
Average Int Rate	7.21%	7.68%	7.31%	6.98%	6.59%	6.58%	7.16%
Floating Rate	$26,221	$7,230	$5,973	$5,401	$15,293	$7,490	$67,608	$67,608
Average Int Rate	4.74%	4.70%	4.69%	4.70%	4.40%	4.90%	4.67%
Investment Securities
Fixed Rate	$13,210	$4,828	$3,739	$1,379	$1,584	$118,441	$143,181	$143,181
Average Int Rate	4.50%	5.21%	4.85%	6.14%	6.40%	5.76%	5.61%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate
Average Int Rate

Interest-bearing deposits
Fixed Rate	$319,614	$29,517	$3,059	$1,361	$325	$0	$353,876	$353,946
Average Int Rate	1.22%	2.59%	3.57%	4.23%	4.88%	0.00%	1.37%
Floating Rate	$6,045	$11,084	$4,434	$25	$135	$28	$21,751	$21,751
Average Int Rate	1.85%	1.85%	1.85%	1.85%	1.85%	1.85%	1.85%
Other int-bearing liabilities
Fixed Rate	$16,519	$1,070	$648	$0	$10,000	$20,900	$49,137	$48,956
Average Int Rate	1.36%	4.94%	4.94%	0.00%	5.56%	4.32%	3.60%
Floating Rate
Average Int Rate

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2004.

Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP

AT DECEMBER 31, 2004

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total

INTEREST EARNING ASSETS

Loans	$106,406	$35,672	$182,481	$36,029	$360,588
Investment securities	7,017	14,870	79,742	46,610	148,239
Federal Home Loan Bank Account	819	—	—	—	819
Federal Funds Sold	11,000	—	—	—	11,000

TOTAL INTEREST BEARING ASSETS	$125,242	$50,542	$262,223	$82,639	$520,646

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$129,814	$—	$—	$—	$129,814
Savings and Money Market deposits	56,804	—	—	—	56,804
Time deposits	61,001	101,038	47,585	—	209,624
Federal Funds Purchased	—	—	—	—	—
Short term borrowings	—	—	—	—	—
Long term borrowings	264	10,807	29,147	5,900	46,118

TOTAL INTEREST BEARING LIABILITIES	$247,883	$111,845	$76,732	$5,900	$442,360

Rate sensitive gap	$(122,641)	$(61,303)	$185,491	$76,739	$78,286
Rate sensitive cumulative gap	(122,641)	(183,944)	1,547	78,286
Cumulative gap as a percentage of total earning assets	-23.56%	-35.33%	0.30%	15.04%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period ending December 31, 2004. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 77% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a liability sensitive position when evaluating the maturities of interest bearing items. Thus, a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The Company has attempted to mitigate the impact of its interest rate position. The Company has increased the amount of its variable rate loans and also has lengthened the maturities of some of its interest bearing deposits. The Company has also increased the amount of its transaction accounts by paying a competitive rate on those accounts; at the same time, it has not participated in the higher yielding certificates of deposit. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Although short and medium term interest rates rose in 2004 in connection with increases in the Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2004 rose 12 basis points to 4.61%. Even as rates were rising, the Company’s rate paid on liabilities declined to 1.76% in 2004. This decrease was caused by a lower rate paid on certificates of deposit, a shift in deposit mix from certificates of deposit to interest bearing transaction accounts and a lower rates paid on long-term borrowings.

Quarterly Financial Trends

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date

Interest Income	$7,233	$7,366	$7,502	$7,871	$29,972
Interest Expense	1,824	1,807	1,908	1,998	$7,537

Net Interest Income	5,409	5,559	5,594	5,873	$22,435
Provision for Loan Losses	450	450	122	45	$1,067
Non-interest Income	1,261	1,531	1,365	1,418	$5,575
Non-interest Expense	3,977	4,145	4,190	4,402	$16,714
Income Taxes	570	693	709	712	$2,683

Net Income	$1,673	$1,802	$1,938	$2,132	$7,546

Per common share:
Basic	$0.34	$0.36	$0.39	$0.43	$1.51
Diluted	$0.33	$0.36	$0.38	$0.42	$1.49

Cash Dividends	$0.15	$0.15	$0.15	$0.15	$0.60

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date

Interest Income	$7,339	$7,407	$7,511	$7,468	$29,725
Interest Expense	2,174	2,076	2,028	1,910	8,188

Net Interest Income	5,165	5,331	5,483	5,558	21,537
Provision for Loan Losses	375	375	717	536	$2,003
Non-interest Income	1,105	1,353	1,674	1,192	$5,324
Non-interest Expense	3,703	3,683	3,821	3,835	$15,042
Income Taxes	672	855	706	612	$2,845

Net Income	$1,520	$1,771	$1,913	$1,767	$6,971

Per common share:
Basic	$0.31	$0.36	$0.38	$0.36	$1.40
Diluted	$0.30	$0.35	$0.38	$0.35	$1.39

Cash Dividends	$0.14	$0.14	$0.14	$0.15	$0.57

Market Price and Dividend Information

Market Price.

The Company’s Common Stock is traded on the American Stock Exchange (“AMEX”) under the symbol “CIZ”. The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold in private transactions between parties. On December 31, 2004, the Common Stock’s closing price was $20.50. The following table sets forth the high and low sales prices for the common stock, as well as the dividends declared, in each quarter in the past two fiscal years.

2003	High	Low	Dividends Declared (per common share)
January - March	$16.10	$14.35	$0.14
April - June	17.00	14.75	0.14
July - September	19.00	16.00	0.14
October - December	24.75	18.25	0.15

2004	High	Low	Dividends Declared (per common share)
January - March	$22.95	$21.12	$0.15
April - June	23.45	20.80	0.15
July - September	21.65	20.05	0.15
October - December	21.75	19.90	0.15

Per share information included in the above table has been adjusted to reflect the three-for-two (3:2) common stock split effective January 2, 2002.

On March 14, 2005, the shares of Common Stock were held of record by approximately 475 shareholders.

Dividends

Dividends, retroactively adjusted to give effect to the three-for-two stock split, totaled $0.60 per share for 2004 compared to $0.57 per share for 2003. These dividends reflect a 5.3% increase in 2004 over 2003.

The Company declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared. Funds for the payment by the Company of cash dividends are obtained from dividends, loans or advances received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank’s earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors. The Bank must also receive the approval of the Mississippi Department of Banking and Consumer Finance prior to the payment of a dividends; the amount of any dividend is limited to earned surplus in excess of three times its capital stock. At December 31, 2004, the maximum amount available for transfer from the Bank in the form of cash dividends 9% of its consolidated net assets.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specific obligations. At December 31, 2004, the maximum amount available for transfer from the Bank in the form of cash dividends and loans was 19% of its consolidated net assets.

THE CITIZENS BANK OFFICERS

Greg McKee	Mitch Peden	Scooba Branch
President & CEO	Data Processing Officer
Fran Knight
Danny Hicks	Sommer Vick	Vice President
Sr. Vice President	Accounting Officer
Kosciusko Branch
Robert T. Smith	Mark Flake
Sr.Vice President & CFO	Data Processing Officer	Charlie Hudson
President
Erdis Chaney	Barbara Lewis
Vice President & Cashier	Assistant Cashier	David Blair
Vice-President
Tim Lofton	Greg Jackson
Vice President & CIO	Accounting Officer	Joanne Sanders
Assistant Cashier
Randy Cheatham	Patsy Smith
Vice President	Assistant Cashier	Meridian Branch

Mike Guthrie	Carthage Branch	Charles Young
Vice President		President
Mike Brooks
Joe Foster	President	Mac Hodges
Vice President & Trust		Vice President
J. Michael Ellis
Murray Johnson	Vice President	Forest Branch
Vice President
	Billie Nell Dowdle	Richard Latham
Jackie Hester	Vice President	Vice President
Vice President & Marketing
	Byron Hines	Dymple Winstead
Kaye Johnson	Vice President	Assistant Vice President
Vice President
	Margaret Thompson	Decatur Branch
Stanley Salter	Assistant Cashier
Vice President		Ken Jones
	Carol Wright	Vice President
Darrell Bates	Assistant Cashier
Vice President		Louisville Branch
Sebastopol Branch
David Sharp		Terry Woods
Vice President & Compliance	Linda Bennett	President
President
Jean T. Fulton		Edna Bell
Vice President & Auditor	Union Branch	Vice President

Gayle Sharp	Robert C. Palmer, Jr.	Stan Acy
Vice President	President	Vice President

Mark Majure	Karen Foster	Marion Gardner
Assistant Vice-President	Assistant Vice President	Assistant Cashier

Brad Copeland	Deborah Rigdon	Danny Parker
Assistant Vice-President	Assistant Cashier	Assistant Cashier

Carolyn K. McKee	DeKalb Branch	Bruce Lee
Student Loan Officer		Assistant Cashier
Steven Lockley
Beth Branning	Vice President	Stanley Cunningham
Assistant Cashier		Loan Officer

Pat Stokes		Mortgage Loan Department
Assistant Cashier
Linda Stribling
Adriana Burt		Mortgage Loan Officer
Assistant Cashier

BOARD OF DIRECTORS

Karl Brantley	David A. King
Retired Plant Manager	Proprietor
U. S. Electrical Motors	Philadelphia Motor Company

W. W. Dungan	Herbert A. King
Partner	Civil Engineer
McDaniel Timber Company	King Engineering Associates, Inc.

Don Fulton	William M. Mars
President & General Manager	Retired Attorney
Nemanco, Inc.	Mars, Mars, Mars & Chalmers, P. A.

Don L. Kilgore	Greg L. McKee
Attorney	President & CEO
Alford, Thomas & Kilgore, P.A.	Citizens Holding Company and
The Citizens Bank

Steve Webb
Chairman	David P. Webb
Citizens Holding Company and	Attorney
The Citizens Bank	Phelps Dunbar, LLP

CITIZENS HOLDING COMPANY OFFICERS

Steve Webb

Chairman

Greg L. McKee

President and CEO

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

The Citizens Bank	Crossroads Branch	Decatur Branch
Main Office	501 Hwy 35 south	15330 Hwy 15 South
521 Main Street	Carthage, MS 39051	Decatur, MS 39327
Philadelphia, MS 39350	601.267.4525	601.635.2321
601.656.4692

Westside Branch	Madden Branch	Forest Branch
912 West Beacon Street	53 Dr. Brantley Road	247 Woodland Drive North
Philadelphia, MS 39350	Madden, MS 39109	Forest, MS 39074
601.656.4978	601.267.7366	601.469.3424

Northside Branch	Sebastopol Branch	Louisville Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4977	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	Corner of Main & Bell St.	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4976	601.743.2115	662.724.4261

Pearl River Branch	Kosciusko Branch	Industrial Branch
110 Choctaw Town Center	775 North Jackson Street	803 South Church Street
Philadelphia, MS 39350	Kosciusko, MS 39090	Louisville, MS 39339
601.656.4971	662.289.4356	662.773.6261

Union Branch	Scooba Branch
502 Bank Street	1048 Johnson Street
Union, MS 39365	Scooba, MS 39358
601.656.4879	662.476-8431
601.774.9231

Carthage Main Office	Meridian Branch
219 West Main Street	1825 Hwy 39 North
Carthage, MS 39051	Meridian, MS 39301
601.257.4525	601.693.8367

Phone Teller	Internet Banking
1.800.397.0344	http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 26, 2005, at 3:30 P.M. at the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

STOCK REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

FORM 10-K

The Corporation’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available without charge to stockholder’s upon request to the Treasurer of the Citizens Holding Company.

FINANCIAL CONTACT

Robert T. Smith

Treasurer and Chief Financial Officer

P.O. 209

Philadelphia, Mississippi 39350

601.656.4692

www.thecitizensbankphila.com

NOTES

