Form 10-K, Exhibit 13
period 2005-12-31
CITIZENS HOLDING CO /MS/
filed 2006-03-13
CIK 1075706

Exhibit 13

Exhibit 13 – 2005 Annual Report to Shareholders

Dear Stockholder:

As we look back at 2005, it is obvious that many of our neighbors and colleagues within our markets and across our state suffered grievously this year. A natural disaster such as Hurricane Katrina affects many facets of many lives. I am thankful that as a company we were fortunate to be able to offer assistance to many of these individuals and financial institutions. I am glad we were able to consider positive changes and remodeling instead of replacing destroyed properties. I would like to mention a few of the things that have been done to better employ our capital and further maximize the value of your investment.

We are in the process of remodeling the Main Office in order to make our facility more up-to-date in regard to customer service. The Eastside Branch has been remodeled and enlarged to be a full-service branch. This branch will now have a lender, ATM and other services available as we attempt to provide service to the prevailing traffic flows in our markets. We have the architect’s renderings of our new branch in Starkville, Ms. This project will soon be underway. We are anxious to offer our type of full-service banking in this dynamic, growing market.

The past year brought about changes, not only in buildings but in personnel and their functions. We continue to realign employees and functions that make for a stronger, more efficient organization.

During the year, the composition of your Board of Directors changed. Two long-time, devoted directors retired from their positions. Steve Webb served many years as a Director, CEO and finally as Chairman of the Board. W. W. Dungan also served many years as a Director and an active participant on various board committees. I personally thank these men for their time and efforts that have helped make this company what it is today.

The Board’s newest member, A. T. (Tommy) Williams, has a background of bank accounting that will provide sound, prudent advice in the years to come. We thank Tommy for his willingness to serve.

The attached financials show net income increased by 5.6% over 2004. This equates to a basic per share earnings of $1.59 compared to $1.51 for 2004. The assets of The Citizens Bank grew approximately 3.5%. We are very pleased to report these positive trends.

It is obvious we are pleased with the Company’s accomplishments for the year 2005. With your continued interest and support, we will attempt to maximize your investment in this great company with every decision made and every action taken.

/s/ Greg L. McKee
Greg L. McKee
President and Chief Executive Officer

CITIZENS HOLDING COMPANY

AND SUBSIDIARY

Philadelphia, Mississippi

Consolidated Financial Statements

Years Ended December 31, 2005, 2004 and 2003

CONTENTS

Report of Independent Registered Public Accounting Firm (Financial Statements)	1

Report of Independent Registered Public Accounting Firm (Internal Control)	2 – 3

Management’s Assessment of Internal Control over Financial Reporting	4

Consolidated Financial Statements

Consolidated Balance Sheets	5

Consolidated Statements of Income	6

Consolidated Statements of Comprehensive Income	7

Consolidated Statements of Changes in Stockholders’ Equity	8

Consolidated Statements of Cash Flows	9 – 10

Notes to Consolidated Financial Statements	11 –42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors & Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the consolidated balance sheets of Citizens Holding Company and Subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Citizens Holding Company and Subsidiary’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 2,2006 expressed an unqualified opinion on management’s assessment of the effectiveness of Citizens Holding Company and Subsidiary’s internal control over financial reporting and an unqualified opinion on the effectiveness of Citizens Holding Company and Subsidiary’s internal control over financial reporting.

/s/ Horne LLP

Jackson, Mississippi

March 2, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors & Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting, that Citizens Holding Company and Subsidiary (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those polices and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

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

In our opinion, management’s assessment that Citizens Holding Company and Subsidiary maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by COSO. Also in our opinion, Citizens Holding Company and Subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Citizens Holding Company and Subsidiary and our report dated March 2, 2006 expressed an unqualified opinion.

/s/ Horne LLP

Jackson, Mississippi

March 2, 2006

Citizens Holding Company

Philadelphia, MS 39350

MANAGEMENT’S ASSESSMEMT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

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

Management assessed the Company’s internal control over financial reporting as of December 31, 2004 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2005, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited management’s assessment of the Company’s internal control over financial reporting as of December 31, 2005, as stated in their report, appearing on pages 2 and 3, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

/s/ Greg L. McKee	/s/ Robert T. Smith
Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 2, 2006

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$26,743,200	$16,837,433
Interest bearing deposits with other banks	312,825	818,716
Federal funds sold	—	11,000,000
Securities available for sale, at fair value (amortized cost of $163,778,332 in 2005 and $151,095,249 in 2004)	162,203,117	151,716,083
Loans, net of allowance for loan losses of $4,561,817 in 2005 and $4,720,875 in 2004	374,964,316	364,868,117
Bank premises, furniture, fixtures and equipment, net	9,894,215	9,772,213
Real estate acquired by foreclosure	2,975,047	2,786,716
Accrued interest receivable	4,695,147	4,385,892
Cash value of life insurance	16,045,673	15,504,829
Intangible assets	5,290,076	5,827,579
Other assets	4,585,520	3,721,413

Total assets	$607,709,136	$587,238,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing demand deposits	$87,333,891	$78,070,820
Interest bearing NOW and money market accounts	148,434,618	148,617,480
Interest bearing savings deposits	35,579,157	38,151,914
Interest bearing time deposits	202,464,568	209,623,530

Total deposits	473,812,234	474,463,744

Federal funds purchased	1,600,000	—
Federal Home Loan Bank advances	60,048,818	46,118,566
Accrued interest payable	798,667	620,590
Deferred compensation payable	2,366,592	2,157,041
Other liabilities	3,950,890	2,221,390

Total liabilities	542,577,201	525,581,331

Commitments and contingencies	—	—

Minority interest	1,357,830	1,466,435

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,009,278 shares issued at 2005 and 5,000,278 at 2004	1,001,856	1,000,056
Additional paid-in capital	3,386,248	3,150,246
Accumulated other comprehensive income (loss), net of taxes of ($587,555) in 2005 and $211,084 in 2004	(966,542)	399,921
Retained earnings	60,352,543	55,641,002

Total stockholders’ equity	63,774,105	60,191,225

Total liabilities and stockholders’ equity	$607,709,136	$587,238,991

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest income
Interest and fees on loans	$26,435,191	$24,159,391	$23,693,234
Interest on securities
Taxable	3,022,520	2,846,951	3,760,630
Non-taxable	3,406,130	2,882,402	2,237,257
Other	179,863	82,967	33,814

Total interest income	33,043,704	29,971,711	29,724,935

Interest expense
Deposits	7,431,479	5,772,547	6,605,373
Other borrowed funds	2,415,801	1,764,422	1,583,075

Total interest expense	9,847,280	7,536,969	8,188,448

Net interest income	23,196,424	22,434,742	21,536,487
Provision for loan losses	(1,084,326)	(1,067,443)	(2,002,570)

Net interest income after provision for loan losses	22,112,098	21,367,299	19,533,917

Non-interest income
Service charges on deposit accounts	3,556,824	3,391,188	3,235,400
Other service charges and fees	585,288	670,582	895,375
Net gains on investment securities sales	—	7,020	467,210
Other income	1,594,811	1,505,841	725,713

Total non-interest income	5,736,923	5,574,631	5,323,698

Non-interest expense
Salaries and employee benefits	9,523,367	8,607,066	7,925,908
Occupancy expense	1,163,219	1,199,437	1,177,346
Equipment expense	1,739,751	1,738,348	1,567,289
Earnings applicable to minority interest	198,872	189,395	167,730
Other expense	4,891,696	4,978,710	4,203,714

Total non-interest expense	17,516,905	16,712,956	15,041,987

Income before income taxes	10,332,116	10,228,974	9,815,628
Income tax expense	2,365,984	2,682,889	2,844,699

Net income	$7,966,132	$7,546,085	$6,970,929

Net income per share – basic	$1.59	$1.51	$1.40

Net income per share – diluted	$1.57	$1.49	$1.39

Average shares outstanding
Basic	5,006,493	4,992,792	4,974,910

Diluted	5,066,165	5,056,637	5,019,759

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Net income	$7,966,132	$7,546,085	$6,970,929

Other comprehensive income (loss)
Unrealized holding gains (losses) during year	(2,196,048)	(1,661,064)	(1,808,269)
Income tax effect	798,637	562,385	624,185

Net unrealized gains (losses)	(1,397,411)	(1,098,679)	(1,184,084)

Reclassification adjustment for gains included in net income	—	(7,020)	(467,210)
Income tax effect	—	2,377	161,273

Net gains included in net income	—	(4,643)	(305,937)

Change in minority interest in net unrealized gains	30,948	33,205	28,385

Total other comprehensive loss	(1,366,463)	(1,070,117)	(1,461,636)

Comprehensive income	$6,599,669	$6,475,968	$5,509,293

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2005, 2004 and 2003

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2002	4,974,578	$994,916	$2,899,331	$2,931,674	$46,956,638	$53,782,559
Net income	—	—	—	—	6,970,929	6,970,929
Dividends paid ($0.57 per share)	—	—	—	—	(2,835,769)	(2,835,769)
Options exercised	5,050	1,010	44,983	—	—	45,993
Other comprehensive (loss), net	—	—	—	(1,461,636)	—	(1,461,636)

Balance, December 31, 2003	4,979,628	995,926	2,944,314	1,470,038	51,091,798	56,502,076
Net income	—	—	—	—	7,546,085	7,546,085
Dividends paid ($0.60 per share)	—	—	—	—	(2,996,881)	(2,996,881)
Options exercised	20,650	4,130	205,932	—	—	210,062
Other comprehensive (loss), net	—	—	—	(1,070,117)	—	(1,070,117)

Balance, December 31, 2004	5,000,278	1,000,056	3,150,246	399,921	55,641,002	60,191,225
Net income	—	—	—	—	7,966,132	7,966,132
Dividends paid ($0.65 per share)	—	—	—	—	(3,254,591)	(3,254,591)
Options exercised, including tax benefit of $106,192	9,000	1,800	236,002	—	—	237,802
Other comprehensive (loss), net	—	—	—	(1,366,463)	—	(1,366,463)

Balance, December 31, 2005	5,009,278	$1,001,856	$3,386,248	$(966,542)	$60,352,543	$63,774,105

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$7,966,132	$7,546,085	$6,970,929
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,024,320	1,056,647	1,020,645
Amortization of intangibles	537,503	537,503	537,503
Amortization of premiums and accretion of discounts on investment securities	1,182,298	1,387,598	(55,128)
Provision for loan losses	1,084,326	1,067,443	2,002,570
Realized investment securities gains	—	(7,020)	(467,210)
Deferred income tax expense (benefit)	(310,432)	11,432	(472,691)
Net earnings applicable to minority interest	198,872	189,395	167,730
Earnings from equity method of investment	(131,664)	(188,911)	(78,389)
Write downs of real estate acquired by foreclosure	—	233,610	149,605
Increase in accrued interest receivable	(309,255)	(179,788)	(94,905)
Increase in cash value life insurance	(540,844)	(624,211)	(313,618)
Increase (decrease) in accrued interest payable	178,077	(47,948)	(287,182)
Increase in deferred compensation liability	209,551	324,830	649,805
Net change in other operating assets and liabilities	2,212,319	973,112	(161,766)

Net cash provided by operating activities	13,301,203	12,279,777	9,567,898

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	37,496,514	38,276,877	62,778,307
Proceeds from sales of securities available-for-sale	—	22,515,102	58,103,673
Purchases of securities available-for-sale	(51,638,423)	(72,448,447)	(103,672,153)
Purchases of bank premises, furniture, fixtures and equipment	(1,146,322)	(829,887)	(1,619,676)
Proceeds from sale of real estate acquired by foreclosure	2,043,687	1,381,344	733,274
Net (increase) decrease in interest bearing deposits with other banks	505,891	(720,680)	1,267,613
Net increase in loans	(13,412,543)	(17,705,207)	(50,278,536)
Net (increase) decrease in federal funds sold	11,000,000	(11,000,000)	2,300,000
Cash paid for acquisitions, net	—	25,398	(114,209)
Purchase of company owned life insurance	—	—	(11,404,152)

Net cash used by investing activities	(15,151,196)	(40,505,500)	(41,905,859)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from financing activities
Net increase in deposits	$(651,511)	$35,766,446	$5,929,123
Net increase (decrease) in federal funds purchased	1,600,000	(1,500,000)	1,500,000
Proceeds from exercise of stock options	131,610	210,062	45,993
Dividends paid to stockholders	(3,254,591)	(2,996,881)	(2,835,769)
Federal Home Loan Bank advance proceeds	25,000,000	13,500,000	24,000,000
Federal Home Loan Bank advance payments	(11,069,748)	(15,018,281)	(969,288)

Net cash provided by financing activities	11,755,760	29,961,346	27,670,059

Net increase (decrease) in cash and due from banks	9,905,767	1,735,623	(4,667,902)

Cash and due from banks, beginning of year	16,837,433	15,101,810	19,769,712

Cash and due from banks, end of year	$26,743,200	$16,837,433	$15,101,810

Supplemental disclosures of cash flow information
Cash paid for Interest	$9,669,203	$7,584,917	$8,475,630

Income taxes	$786,026	$2,762,059	$2,478,332

Non-cash disclosures
Real estate acquired by foreclosure	$2,232,018	$3,706,652	$291,488

Unrealized loss on investments	$(2,196,048)	$(1,661,064)	$(1,808,269)

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its 97.86 percent-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash and Due from Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2005 and 2004 was $837,000 and $911,000, respectively.

Interest-bearing deposits in banks mature within one year and are carried at cost.

At December 31, 2005 and 2004, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

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

Cash Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired pursuant to “split-dollar” arrangements with employees. During 2004 and 2003, several of these policies were converted to bank owned policies and the remainder of each policy was surrendered for cash. The cash surrender value of the remaining “split-dollar” policies as well as other Company owned policies is carried at the actual cash surrender value of the policy at the balance sheet date.

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposits intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. Prior to 2002, goodwill was amortized over 40 years. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Investment – Insurance Company

The Company accounts for its investment in New South Life Insurance Company (“New South”), a 33 percent owned affiliate, by the equity method of accounting. The Company’s share of the net income of New South is recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South would be treated as a reduction of the investment account. New South has not paid dividends.

The fiscal year of New South ends on November 30, and the Company follows the practice of recognizing the net income of New South on that basis.

The investment in New South, which is included in other assets, totaled $1,898,643 and $1,766,979 at December 31, 2005 and 2004, respectively. Income from the investment for the years ended December 31, 2005, 2004, and 2003 included in other income totaled $131,664, $188,911 and $78,389, respectively.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Comprehensive Income

Comprehensive income includes net earnings reported in the statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2005, 2004 and 2003 is illustrated in the following table.

	2005	2004	2003
Basic weighted average shares outstanding	5,006,493	4,992,792	4,974,910
Dilutive effect of stock options	59,672	63,845	44,849

Dilutive weighted average shares outstanding	5,066,165	5,056,637	5,019,759

Net income	$7,966,132	$7,546,085	$6,970,929

Net income per share-basic	$1.59	$1.51	$1.40
Net income per share-diluted	$1.57	$1.49	$1.39

Stock Based Compensation

Stock option grants are accounted for in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense is recognized for stock options granted if the option price is not less than the fair market value of the underlying stock at the grant date. For each of the years ended December 31, 2005, 2004 and 2003, no stock based compensation expense was included in the determination of net income as all options granted during the years had an exercise price equal to the market value of the stock on the date of grant.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Had compensation expense been determined on the basis of fair value pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation,” net income and earnings per share would have been reduced as follows:

	2005	2004	2003
Net income
As reported	$7,966,132	$7,546,085	$6,970,929
Stock based employee compensation expense included in reported net income	—	—	—
Less stock based compensation expense determined under fair value method for all stock options, net of related income tax benefit	(55,340)	(201,610)	(143,654)

Pro forma net income	$7,910,792	$7,344,475	$6,827,275

	2005	2004	2003
Basic earnings per share
As reported	$1.59	$1.51	$1.40
Pro forma	$1.58	$1.47	$1.37

Diluted earnings per share
As reported	$1.57	$1.49	$1.39
Pro forma	$1.56	$1.45	$1.36

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following weighted average assumptions were made in estimating fair values in 2005, 2004 and 2003:

Assumption	2005	2004	2003
Dividend yield	3.0%	3.0%	1.5%
Risk-free interest rate	4.0%	4.0%	4.0%
Expected life	7 years	7 years	7 years
Expected volatility	5.36%	20.40%	15.00%

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $495,579, $440,538 and $379,319 for the years ended December 31, 2005, 2004 and 2003, respectively.

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

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), “Share Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) is effective for public companies at the beginning of the first interim or annual period after December 15, 2005. This statement prohibits the use of the intrinsic value-based method under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for share-based compensation. SFAS No. 123(R) requires the Company to calculate equity-based compensation expense for stock options and employee stock purchase plan rights granted to employees based on the fair value of the equity instrument at the time of grant. Currently, the Company discloses the pro forma net income (loss) and the related pro forma income (loss) per share information in accordance with SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation Costs-Transition and Disclosure.” The Company will record compensation expense for stock options granted to employees after January 1, 2006 as all outstanding options of the Company at December 31, 2005 are fully vested. SFAS No. 123(R) is not expected to have a material impact on the Company’s results of operations or financial condition. Additionally, on March 29, 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment”. SAB No. 107 provides companies implementation guidance for the adoption of SFAS No. 123(R), including valuation methodologies to determine the fair value of stock based grants.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

FASB Staff Position No. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” the (“FSP”), was issued in November 2005 and addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and to measure an impairment loss. The FSP also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP replaces the impairment guidance in Emerging Issues Task Force Issue No. 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally SFAS No. 115 and SEC Staff Accounting Bulletin 59). Under the FSP, impairment losses must be recognized in earnings in an amount equal to the entire difference between the security’s cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. The FSP also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. The FSP is effective for reporting periods beginning after December 15, 2005. The Company does not expect that the adoption of the FSP will have a material impact on its financial condition, results of operations or financial statement disclosures.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” or SFAS No. 154, which replaces APB Opinion No. 20, “Accounting Changes” or APB No. 20, and SFAS No. 3, “Reporting Account Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement when the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods’ financial statements unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. APB No. 20 previously required that most voluntary changes in accounting principles be recognized by including the cumulative effect of the change in net income for the period of the change in accounting principle. SFAS No. 154 carries forward without change the guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 also carries forward the guidance in APB No. 20 requiring justification of a change in accounting principle on the basis of preferability. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with early adoption permitted. The adoption of this statement is not expected to have an impact on the Company’s financial conditions or results of operations.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

In December 2003, the Accounting Standards Executive Committee issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP applies to loans acquired in business combinations but does not apply to loans originated by the Company. Management does not believe the provisions of this standard will have a material impact on the Company’s results of operations or financial condition.

On March 9, 2004, the SEC issued Staff Accounting Bulletin (“SAB”) No. 105, Application of Accounting Principles to Loan Commitments. SAB No. 105 requires that when a company is recognizing and valuing a loan commitment at fair value, only differences between the guaranteed interest rate in the loan commitment and a market interest rate should be included. Any expected future cash flows related to the customer relationships or loan servicing should be excluded from the fair value measurement. The expected future cash flows that are excluded from the fair-value determination include anticipated fees for servicing the funded loan, late-payment charges, other ancillary fees, or other cash flows form the servicing rights. The guidance in SAB No. 105 is effective for mortgage-loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The adoption of the provisions of this standard did not have any impact on the Company’s results of operations or financial condition.

Reclassifications

Certain information for 2004 and 2003 have been reclassified to conform to the financial presentation for 2005. Such reclassifications are not considered material and had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Intangible Assets

In 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, Mississippi. In addition to the intangible assets related to the purchase of CB&T Capital Corporation, the Company recorded intangible assets from the purchase of branches located in Kosciusko, Scooba, Forest and Decatur, Mississippi along with the purchase of Three D Mortgage Company. The following table details the goodwill associated with each purchase which is no longer being amortized.

Purchase	Total	Life to Date Amortization	Unamortized
Kosciusko Branch	$605,122	$309,285	$295,837
Scooba Branch	400,000	180,000	220,000
Three D Mortgage Company	76,408	10,188	66,220
CB&T Capital Corporation	2,567,600	—	2,567,600

Total goodwill	$3,649,130	$499,473	$3,149,657

The Company has also allocated intangible assets to be recognized as core deposit intangibles on the acquisition of the Forest and Decatur branches and the CB&T Capital Corporation acquisition. These transactions are detailed in the following table.

Purchase	Total	Current Amortization Per Year	Life to Date Amortization	Unamortized
Decatur and Forest branches	$2,487,574	$352,812	$1,532,255	$955,319
CB&T Capital Corporation	1,846,909	184,691	661,809	1,185,100

Total core deposit intangible	$4,334,483	$537,503	$2,194,064	$2,140,419

Total amortization expense related to all intangible assets for the years ended December 31, 2005, 2004 and 2003 was $537,503, $537,503 and $537,503, respectively. Estimated amortization expense attributable to core deposit intangible assets for the next five years is detailed in the table below.

Year Ending December 31,	Amount
2006	$537,503
2007	537,503
2008	434,386
2009	184,691
2010	184,691

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2005 is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale Obligations of U.S.
Government agencies	$12,200,149	$27,462	$255,547	$11,972,064
U.S. Treasuries	2,000,836	1,664	—	2,002,500
Mortgage-backed securities	58,096,368	122,317	948,220	57,270,465
Other investments	91,480,979	1,054,497	1,577,388	90,958,088

Total	$163,778,332	$1,205,940	$2,781,155	$162,203,117

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government agencies	$10,806	$256	$—	$—	$10,806	$256
U. S. Treasuries	—	—	—	—	—	—
Mortgage-backed securities	25,877	507	25,420	441	51,297	948
Other investments	24,260	822	20,499	755	44,759	1,577

Total	$60,943	$1,585	$45,919	$1,196	$106,862	$2,781

Mortgage-backed Securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed either by the full faith and credit of the United States or by an agency of the United States Government and it is not expected that the securities would be settled at a price less than the amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds that have seen a decline in value due to changes in interest rates. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2005.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

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

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in such organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,497,400 and $3,227,300 at December 31, 2005 and 2004, respectively, and is included in other investments.

The amortized cost and estimated fair value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$7,258,741	$7,261,706
Due after one year through five years	8,915,058	8,958,974
Due after five years through ten years	20,149,428	20,318,487
Due after ten years	127,455,105	125,663,950

Total	$163,778,332	$162,203,117

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

Investment securities with carrying values of $98,540,046 and $74,620,615 at December 31, 2005 and 2004, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2005	2004	2003
Gross realized gains	$—	$10,141	$780,705
Gross realized losses	—	(3,121)	(313,495)

	$—	$7,020	$467,210

Note 4. Loans

The composition of net loans at December 31, 2005 and 2004 is as follows:

	2005	2004
	(In Thousands)
Commercial, financial and agricultural loans	$213,444	$201,424
Real estate – construction loans	8,779	10,706
Real estate – mortgage loans	90,952	92,503
Consumer loans	67,712	66,666

	380,887	371,299
Unearned discount	(1,361)	(1,710)
Allowance for loan losses	(4,562)	(4,721)

Loans, net	$374,964	$364,868

Loans are made principally to customers in the Company’s trade area. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-loan value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $87,198,406 and $87,127,000 of the loans outstanding at December 31, 2005 and 2004, respectively, were variable rate loans.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Changes in the allowance for loan losses at December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Balance, beginning	$4,720,875	$5,126,735	$4,222,341
Provision for loan losses	1,084,326	1,067,443	2,002,570
Loans charged off	(1,567,186)	(1,799,687)	(1,399,947)
Recoveries of loans previously charged off	323,802	326,384	301,771

Balance, end of year	$4,561,817	$4,720,875	$5,126,735

Loans on nonaccrual (impaired) status were $4,346,512, $3,146,041 and $1,502,971 at December 31, 2005, 2004 and 2003, respectively. Allowance for loan losses attributable to the entire balance of nonaccrual (impaired) loans totaled $883,041 and $1,451,357 at December 31, 2005 and 2004, respectively. Interest income forgone on loans classified as nonaccrual (impaired) during the years ended December 31, 2005, 2004 and 2003 was $348,804, $229,286 and $169,135, respectively.

Note 5. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2005 and 2004:

	2005	2004
Land and buildings	$11,357,801	$10,545,802
Furniture, fixtures and equipment	8,901,348	8,626,549

	20,259,149	19,172,351
Less accumulated depreciation	10,364,934	9,400,138

Total	$9,894,215	$9,772,213

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $1,024,320, $1,056,647 and $1,020,645, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

The composition of deposits is as follows:

	2005	2004
Non-interest bearing	$87,333,891	$78,070,820
NOW and money market accounts	148,434,618	148,617,480
Savings deposits	35,579,157	38,151,914
Time certificates, $100,000 or more	79,393,146	82,016,625
Other time certificates	123,071,422	127,606,905

Total	$473,812,234	$474,463,744

The scheduled maturities of certificates of deposit at December 31, 2005 are as follows:

Year Ending December 31,	Amount
2006	$157,037,228
2007	36,987,203
2008	8,080,136
2009	165,258
2010	194,743

$202,464,568

Interest expense for certificates of deposit over $100,000 was approximately $2,074,000, $1,691,000 and $1,997,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company’s stock, FHLB securities ($3,497,400 included in securities available-for-sale at December 31, 2005) and qualifying first mortgage and other loans. As of December 31, 2005, the balance in qualifying first mortgage loans was $88,653,972. At December 31, 2005, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity
2005	2004
$10,000,000	$10,000,000	3.76	May 24, 2006
648,818	1,718,566	4.94	July 3, 2006
5,000,000	5,000,000	5.46	February 26, 2008
5,000,000	5,000,000	5.66	April 28, 2008
15,000,000	—	4.50	June 23, 2008
3,000,000	3,000,000	5.24	April 20, 2009
2,000,000	2,000,000	5.29	April 20, 2009
2,000,000	2,000,000	4.47	September 7, 2010
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
3,500,000	3,500,000	4.67	December 16, 2014

$60,048,818	$46,118,566

The scheduled payments for the next five years are as follows:

Year Due	Payment
2006	$10,648,818
2007	—
2008	25,000,000
2009	5,000,000
2010	2,000,000
Thereafter	17,400,000

$60,048,818

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Other Income and Other Expense

The following is a detail of the major income classifications that are included in Other Income under Non-Interest income on the income statement.

Other Income	2005	2004	2003
BOLI Insurance	$485,890	$410,436	$—
Mortgage Loan Origination Fees	380,049	328,295	324,791
Other Income	728,872	767,110	400,922

Total Other Income	$1,594,811	$1,505,841	$725,713

The following is a detail of the major expense classifications that make up the Other Expense line item in the income statement.

Other Expense	2005	2004	2003
Intangible Amortization	$537,503	$537,503	$537,503
Advertising	495,579	440,538	379,319
Office Supplies	559,442	535,628	581,673
Legal and Audit Fees	404,183	454,131	231,675
Telephone Expense	398,435	394,270	343,165
Other Expenses	2,496,554	2,616,640	2,130,379

Total Other Expense	$4,891,696	$4,978,710	$4,203,714

Note 9. Income Taxes

The consolidated provision for income taxes consists of the following:

	2005	2004	2003
Currently payable
Federal	$2,250,896	$2,297,257	$2,939,498
State	425,520	374,200	377,892

	2,676,416	2,671,457	3,317,390
Deferred tax expense (benefit)	(310,432)	11,432	(472,691)

Income tax expense	$2,365,984	$2,682,889	$2,844,699

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2005	2004	2003
Federal taxes based on statutory rate	$3,512,919	$3,477,851	$3,337,314
State income taxes, net of federal benefit	280,843	246,972	249,409
Tax-exempt investment interest	(1,067,853)	(922,520)	(714,510)
Other, net	(359,925)	(119,414)	(27,514)

Income tax expense	$2,365,984	$2,682,889	$2,844,699

At December 31, 2005 and 2004, net deferred tax assets consist of the following:

	2005	2004
Deferred tax assets
Allowance for loan losses	$1,511,038	$1,427,477
Deferred compensation liability	882,739	804,577
Unrealized loss on available-for-sale securities	587,555	—
Other	86,123	102,271

Total	3,067,455	2,334,325

Deferred tax liabilities
Unrealized gain on available-for-sale securities	—	211,084
Premises and equipment	553,955	650,656
Intangible assets	151,712	280,238
Other	400,354	339,984

Total	1,106,021	1,478,242

Net deferred tax asset	$1,961,434	$852,363

The net deferred tax asset of $1,961,434 and $852,363 at December 31, 2005 and 2004, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, is as follows:

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash (a)	$1,514,327	$1,110,270
Securities available-for-sale, at fair value	—	510,940
Investment in bank subsidiary (a)	62,144,841	58,584,644
Other assets (a)	117,338	25,091

Total assets	$63,776,506	$60,230,945

Liabilities
Other liabilities	$2,401	$39,720

Stockholders’ equity	63,774,105	60,191,225

Total liabilities and stockholders’ equity	$63,776,506	$60,230,945

(a)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

Income Statements

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest income	$30,359	$38,994	$38,706

Other income
Other	—	—	14,426
Dividends from bank subsidiary (a)	3,265,783	3,017,969	2,918,280
Equity in undistributed earnings of bank subsidiary (a)	4,717,327	4,540,676	4,066,482

Total other income	7,983,110	7,558,645	6,999,188

Other expense	58,468	60,605	76,771

Income before income taxes	7,955,001	7,537,034	6,961,123
Income tax expense (benefit)	(11,131)	(9,051)	(9,806)

Net income	$7,966,132	$7,546,085	$6,970,929

Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$7,966,132	$7,546,085	$6,970,929
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(4,717,327)	(4,540,676)	(4,066,482)
(Increase) decrease in other assets	13,961	(9,051)	—
Increase (decrease) in other liabilities	(36,603)	(10,075)	851

Net cash provided by operating activities	3,226,163	2,986,283	2,905,298

Cash flows from investing activities
Other	300,890	4,259	(115,378)

Net cash provided by (used by) investing activities	300,890	4,259	(115,378)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

	2005	2004	2003
Cash flows from financing activities
Dividends paid to stockholders	$(3,254,591)	$(2,996,881)	$(2,835,769)
Proceeds from exercise of stock options	131,595	210,062	45,993

Net cash used by financing activities	(3,122,996)	(2,786,819)	(2,789,776)

Net increase in cash	404,057	203,723	144

Cash, beginning of year	1,110,270	906,547	906,403

Cash, end of year	$1,514,327	$1,110,270	$906,547

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $3,265,783, $3,017,969 and $2,918,280 to the Citizens Holding Company during the years ended December 31, 2005, 2004 and 2003, respectively.

Note 11. Related Party Transactions

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

The balance of loans made to related parties at December 31, 2005 and 2004 was $355,698 and $1,133,660, respectively. Advances to related parties during the year ended December 31, 2005 totaled $2,342,859. Payments received from related parties during the year ended December 31, 2005 totaled $2,562,619.

Deposits from related parties at December 31, 2005 and 2004 approximated $2,469,000 and $3,026,000, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2005 and 2004, commitments related to unused lines of credit were $21,477,893 and $19,832,752 and standby letters of credit were $1,261,236 and $4,250,996, respectively. The fair value of such commitments is not material. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Continued

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

Note 13. Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2006	$84,048
2007	80,335
2008	60,534
2009	58,531
2010	58,531

$341,979

The total rental expense included in the income statements for the years ended December 31, 2005, 2004 and 2003 is $63,398, $58,847, and $59,330, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2005, 2004 and 2003, the Company’s contributions were $516,555, $448,334 and $407,577, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $144,158, $131,120 and $137,364 for the plan years ended December 31, 2005, 2004 and 2003, respectively.

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

Also during 2003, one of the Company’s directors died and the Company received life insurance proceeds of approximately $600,000 in excess of the carrying amount of the related policy. In addition, as a result of the death, the Company’s liability for amounts due under the deferred compensation agreement increased by approximately the same amount. Accordingly, the Company did not realize a significant gain or loss. The Company did, however, realize an income tax benefit as the proceeds received from the life insurance policy was not subject to income taxes.

Note 15. Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005 and 2004, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total Capital
(to Risk-Weighted Assets)
Citizens Holding Company	$65,370,218	16.20%	$32,279,732	8%	$ N/A	—
Citizens Bank	63,762,072	15.80	32,279,732	8	40,349,665	10%
Tier I Capital
(to Risk-Weighted Assets)
Citizens Holding Company	60,808,401	15.07	16,139,866	4	N/A	—
Citizens Bank	59,200,255	14.67	16,139,866	4	24,209,799	6
Tier I Capital
(to Average Assets)
Citizens Holding Company	60,808,401	10.11	24,064,264	4	N/A	—
Citizens Bank	59,200,255	9.84	24,066,894	4	30,083,618	5

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital
(to Risk-Weighted Assets)
Citizens Holding Company	$60,327,088	15.39%	$31,354,423	8%	$ N/A	—
Citizens Bank	58,716,354	14.99	31,344,415	8	39,180,519	10%
Tier I Capital
(to Risk-Weighted Assets)
Citizens Holding Company	55,430,160	14.14	15,677,212	4	N/A	—
Citizens Bank	53,820,971	13.74	15,672,207	4	23,508,311	6
Tier I Capital
(to Average Assets)
Citizens Holding Company	55,430,160	9.72	22,813,669	4	N/A	—
Citizens Bank	53,820,971	9.46	22,745,381	4	28,431,727	5

Note 16. Fair Values of Financial Instruments

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2005 and 2004:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$26,743,200	$26,743,200	$16,837,433	$16,837,433
Interest bearing deposits with banks	312,825	312,825	818,716	818,716
Federal funds sold	—	—	11,000,000	11,000,000
Securities available-for-sale	162,203,117	162,203,117	151,716,083	151,716,083
Net loans	374,964,316	372,219,005	364,868,117	363,276,796
Accrued interest receivable	4,695,147	4,695,147	4,385,892	4,385,892

Financial liabilities
Deposits	$473,812,234	$473,587,831	$474,463,744	$474,627,262
Federal Home Loan Bank advances	60,048,818	59,344,446	46,118,566	46,711,095
Accrued interest payable	798,667	798,667	620,590	620,590
Federal funds purchased	1,600,000	1,600,000	—	—

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

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

Federal Home Loan Bank Borrowings

The fair value of the portion of FHLB advances that matures within 90 days approximates its fair value. For longer term maturities, the fair value is based on discounted cash flow analysis.

Off-Balance Sheet Instruments

The fair value of commitments to extend credit and letters of credit are estimated using fees currently charged to enter into similar agreements. The fees associated with these financial instruments are not material.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock Options

The Company has a directors’ stock compensation plan and employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and expire after 10 years. Under the employees’ incentive plan the Company may grant options for up to 7 percent of the total number of shares of common stock, which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and expire no later than 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

Following is a summary of the status of the plans for the years ending December 31, 2005, 2004 and 2003:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2003	70,800	$10.37	53,900	$13.33
Granted	16,500	16.40	41,500	14.57
Exercised	(3,300)	7.15	(1,750)	12.80
Forfeited	—	—	—	—

Outstanding at December 31, 2003	84,000	$11.68	93,650	$13.89
Granted	13,500	22.25	43,500	21.85
Exercised	(19,650)	9.94	(1,000)	14.65
Forfeited	—	—	—	—

Outstanding at December 31, 2004	77,850	$13.95	136,150	$16.43
Granted	12,000	20.00	43,500	21.05
Exercised	(6,000)	14.66	(3,000)	14.55
Forfeited	—	—	(4,450)	17.24

Outstanding at December 31, 2005	83,850	$14.77	172,200	$17.60

Options exercisable at:
December 31, 2005	83,850	$14.77	172,200	$17.60

Weighted average fair value of Options granted during years ended
December 31, 2003		$4.21		$3.74

December 31, 2004		$5.69		$5.59

December 31, 2005		$1.48		$1.56

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2005, 2004 and 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$7.15 to $10.00	14,850	$7.27	3 years, 2 months
$10.01 to $15.00	117,200	13.46	6 years, 1 month
$15.01 to $20.00	25,500	18.09	8 years, 3 months
$20.01 and above	98,500	21.56	8 years, 8 months

Total	256,050	$16.68	7 years, 1 month

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2005, 2004 and 2003

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2005, 2004 and 2003. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its majority-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in asset size and earnings as management has capitalized on opportunities for natural economic growth within our market area. Growth in 2004 and 2003 is attributable to steady loan demand fueled by continued low interest rates. Much of the loan growth in 2003 was funded by low interest rate borrowings from the Federal Home Loan Bank, while the loan growth in 2004 was funded in part by an increase in demand deposit accounts. In 2005, both an increase in demand deposits and an increase in Federal Home Loan Bank borrowings funded the growth in loans despite a decrease in certificate of deposit balances. Earnings have increased steadily over the three-year period as management utilized low cost funds to increase net interest income. At the same time, management believes it has made appropriate provisions for loan losses.

In 2005, the Company continued to grow although the growth rate was less than the two previous years. The Company’s assets grew to $607,709,136, or 3.5% from 2004, loans increased to $374,964,316, or 2.8% and deposits decreased $651,511, or .1%. The decrease in savings accounts and certificates of deposit were the primary reason for the decrease in deposits as they ended 2005 at $9,731,729, or 3.9% lower than 2004. Demand, NOW and money market accounts grew $9,080,209, or 4.0% to $235,768,509, at December 31, 2005.

In 2004, the Company grew through the expansion of its existing customer base within the Company’s market area. Total assets for the year increased 6.6% from 2003 to $587,238,991, and net loans increased 3.7% from 2003 to $364,868,117. The loan growth in 2004 was funded in part by an increase in demand deposit accounts. Deposits grew 8.2% in 2004 to $474,463,744 even though certificates of deposits declined by $12,135,472, or 5.5%.

In 2003, the Company experienced normal growth in assets without any acquisitions, relying on the continued growth of the Company’s market area. Total assets for the year increased 6.2% from 2002 to $550,761,143, and net loans increased 15.8% from 2002 to $351,937,005. Deposit growth for the year was 1.4% to $438,697,298.

The Company’s net income after taxes for 2005 increased 5.6% to $7,966,132 over 2004. Interest rates continued to rise in 2005 resulting in a higher cost of investible funds for the Company. This increase was offset by a corresponding increase in interest rates on loans and investments. Net income for 2005 produced, on a fully diluted basis, earnings per share of $1.57 compared to $1.49 in 2004 and $1.39 for 2003.

Net income after taxes of the Company for 2004 increased 8.3% over 2003 to $7,546,085. Net income after taxes of the Company for 2003 increased by 10.7% over 2002 to $6,970,929. Net income was positively affected in both 2004 and 2003 by a decrease in interest paid on deposits and other borrowed money.

The Company’s Return on Average Assets (ROA) was 1.35% in 2005, compared to 1.33% in 2004 and 1.27% in 2003. Its Return on Average Equity (ROE) was 12.63% in 2005, 12.84% in 2004 and 12.42% in 2003. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 9.11% in 2003 to 9.72% in 2004 and to 10.11% in 2005. The increase in ROE indicates that the Company has been successful in using its capital to support growth in both assets and earnings. This growth has enabled the Company to increase the annual dividend payout rate to approximately 40.9% of 2005 earnings per share. Even though the dividend payout ratio has increased, the leverage capital ratio increased to 10.11% in 2005, which is well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

CRITICAL ACCOUNTING POLICIES

The allowance for loan losses is established through a provision for loan losses charged against net income. The allowance represents an amount, which in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and the Mississippi Department of Banking and Consumer Finance and is also a factor in their determination of capital adequacy. The estimation of losses in our loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers and economic conditions in the Company’s market area.

Prior to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R),” effective January 1, 2006), the Company accounted for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). APB No. 25 did not require the Company to recognize compensation expense for stock options granted to employees if the option price was not less than the fair market value of the underlying stock at the grant date. Accordingly, the Company did not recognize compensation expense for the 55,500, 57,000 and 58,000 options granted to employees and directors for 2005, 2004 and 2003, respectively. If the Company had applied the provisions of SFAS No. 123(R) for the options granted, the Company would have reported compensation expense of $55,340, $201,610 and $143,654 for 2005, 2004, and 2003, respectively.

Generally, all options granted to employees and directors have become fully vested at the date of grant rather than a vesting period. Since all options outstanding at December 31, 2005 are fully vested, no future compensation expense will be required upon the adoption of SFAS No. 123(R). Furthermore, no cumulative effect of the adoption will be recorded by the Company for options granted prior to December 31, 2005. The Company has not changed the amount or terms of any outstanding option arrangements in anticipation of the adoption of SFAS No. 123(R).

In future periods, the Company will be required to expense the fair value of options granted; the Company intends to use the Black-Scholes valuation model to determine the fair value. The Black-Scholes model requires the use of certain assumptions, including the volatility of the Company’s stock price (the Company has used the historical volatility in prior periods to determine the estimated compensation expense), the expected life of the option, the expected dividend rate and the discount rate. The Company does not expect to change the methods in determining the assumptions underlying the valuation of future stock option grants.

Accordingly, the Company does not expect the adoption of SFAS No. 123(R) to have a material impact on the Company’s income or financial position. For more information on the Company’s stock options, please refer to Notes 1 and 17 to the Company’s Consolidated Financial Statements included in this Annual Report.

Please refer to Note 1, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements of the Company included in this Annual Report for a detailed discussion of recent account pronouncements affecting the Company.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements which constitute forward-looking statements and information which are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report, including, but not limited to, statements found in Item 1, “Business,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Bank, include, but are not limited to, the following:

•	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates;

•	changes in the legislative and regulatory environment that negatively impact the Company and the Bank through increased operating expenses;

•	increased competition from other financial institutions;

•	the impact of technological advances;

•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

•	changes in asset quality and loan demand;

•	expectations about overall economic strength and the performance of the economy in the Company’s market area; and

•	other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

SELECTED FINANCIAL DATA

The following selected financial data has been taken from the Company’s Consolidated Financial Statements and related notes included in this Annual Report and should be read in conjunction with such consolidated financial statements and related notes. Dollar references in all of the following tables are in thousands except for per share data. All per share data has been adjusted to give effect to the three-for-two stock split effected January 2, 2002.

The major components of the Company’s operating results for the past five years are summarized in Table 1—Five Year Financial Summary of Consolidated Statements and Related Statistics.

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS

(in 000’s except for per share data)

	2005	2004	2003	2002	2001
Summary of Earnings

Total interest income	$33,043	$29,972	$29,725	$30,197	$29,119
Total interest expense	9,847	7,537	8,188	9,746	13,399
Provision for loan losses	1,084	1,067	2,003	1,758	1,123
Non-interest income	5,737	5,574	5,324	4,435	3,980
Non-interest expense	17,517	16,713	15,042	13,865	10,308
Income tax expense	2,366	2,683	2,845	2,965	2,558
Net income	7,966	7,546	6,971	6,298	5,711

Per Share Data

Earnings-basic	$1.59	$1.51	$1.40	$1.27	$1.15
Earnings-diluted	1.57	1.49	1.39	1.26	1.15
Cash dividends	0.65	0.60	0.57	0.52	0.38
Book value at year end	12.73	12.04	11.35	10.81	9.51

Selected Year End Actual Balances

Loans, net of unearned income	$379,526	$369,589	$357,064	$308,175	$264,278
Allowance for loan losses	4,562	4,721	5,127	4,222	3,375
Securities available for sale	162,203	151,716	143,181	162,276	122,567

Earning assets	535,322	525,155	493,209	468,592	394,315
Total assets	607,709	587,239	550,761	518,450	427,213
Deposits	473,812	474,464	438,697	432,768	359,309
Long term borrowings	60,049	46,119	47,637	24,606	14,629
Shareholders’ equity	63,774	60,191	56,502	53,783	47,182

Selected Year End Average Balances

Loans, net of unearned income	$371,925	$364,922	$337,763	$289,407	$255,185
Allowance for loan losses	4,646	5,532	4,495	3,905	3,335
Securities available for sale	156,333	142,994	164,371	153,726	106,632
Earning assets	528,562	506,898	499,726	450,174	372,923
Total assets	591,872	565,892	549,520	491,833	403,881
Deposits	464,629	457,510	447,188	414,135	327,536
Long term borrowings	54,823	41,607	35,314	19,301	14,815
Shareholders’ equity	63,068	58,750	56,121	51,304	47,664

Selected Ratios

Return on average assets	1.35%	1.33%	1.27%	1.28%	1.41%
Return on average equity	12.63%	12.84%	12.42%	12.28%	11.98%
Dividend payout ratio	40.86%	39.71%	40.71%	40.98%	33.31%
Equity to year end assets	10.49%	10.25%	10.26%	10.37%	11.04%
Total risk-based capital to risk-adjusted assets	16.20%	15.35%	14.94%	15.57%	18.40%
Leverage capital ratio	10.11%	9.72%	9.11%	8.83%	10.51%
Efficiency ratio	58.14%	57.65%	54.45%	54.51%	51.32%

The year-end and average balances for 2002 reflect the increase in loans, assets and deposits that resulted from the May 2002 acquisition of CB&T Capital Corporation and its bank subsidiary, Citizens Bank and Trust Company of Louisville. Similarly, the balances in 2001 increased in part by the acquisition of two Union Planters branches located in Forest and Decatur, Mississippi in July 2001.

NET INTEREST INCOME

Net interest income is the most significant component of the Company’s earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is affected by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities, and interest rates. The discussion below is presented on a tax equivalent basis which management believes to be the best way to analyze net interest income.

Net interest income on a tax equivalent basis was $24,373,000, $23,435,000 and $22,317,000 for the years 2005, 2004 and 2003, respectively. Net interest margin was 4.61%, 4.61% and 4.49% for the same periods. During 2005, the rates on interest earning assets and interest bearing liabilities both rose to the extent that the net interest margin in 2005 was unchanged from 2004. Both volume and rates increased on both interest bearing assets and liabilities.

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

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance, increasing the Company’s investment in such insurance to $14.9 million at December 31, 2003. The income received by the Company on these policies increased the Company’s total investment from $14.9 million at December 31, 2003 to approximately $15.5 million at December 31, 2004 and $16.0 million at December 31, 2005. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2005, 2004 and 2003.

TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

	Average Balance			Income/Expense			Average Yield/Rate
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Loans:
Loans, net of unearned	$370,982	$363,405	$336,275	$25,435	$24,162	$23,697	7.13%	6.65%	7.05%

Investment Securities
Taxable	71,916	72,023	108,695	3,023	2,847	3,761	4.20%	3.95%	3.39%
Tax-exempt	80,728	66,542	49,183	4,564	3,863	2,998	5.65%	5.80%	6.10%

Total Investment Securities	152,644	138,565	157,878	7,587	6,710	6,759	4.97%	4.84%	4.28%

Federal Funds Sold and Other	5,891	6,031	3,575	180	83	34	3.06%	1.38%	0.95%

Total Interest Earning Assets	529,517	508,001	497,728	34,202	30,955	30,490	6.46%	6.09%	6.13%

Non-Earning Assets	62,355	57,891	51,792

Total Assets	$591,872	$565,892	$549,520

Deposits:
Interest-bearing Demand Deposits	$144,134	$127,902	$123,338	$2,098	$1,372	$1,212	1.46%	1.07%	0.98%
Savings	35,494	37,591	34,696	301	319	354	0.89%	0.85%	1.02%
Time	204,265	219,150	222,695	5,014	4,065	5,024	2.45%	1.85%	2.26%

Total Deposits	383,893	384,643	380,729	7,413	5,756	6,590	1.93%	1.50%	1.73%

Borrowed Funds
Short-term Borrowings	2,344	1,113	4,065	84	18	56	3.58%	1.62%	1.37%
Long-term Borrowings	54,823	41,607	35,314	2,332	1,746	1,527	4.25%	4.20%	4.32%

Total Borrowed Funds	57,167	42,720	39,379	2,416	1,764	1,583	4.23%	3.70%	4.02%

Total Interest-Bearing Liabilities	441,060	427,363	420,108	9,829	7,520	8,173	2.22%	1.76%	1.94%

Non-Interest Bearing Liabilities
Demand Deposits	80,737	72,867	65,985
Other Liabilities	7,007	6,912	7,306
Shareholders’ Equity	63,068	58,750	56,121

Total Liabilities and Shareholders’ Equity	$591,872	$565,892	$549,520

Interest Rate Spread							4.24%	4.33%	4.19%

Net Interest Margin				$24,373	$23,435	$22,317	4.61%	4.61%	4.49%

Less
Tax Equivalent Adjustment				1,177	1,000	781

Reported Net Interest Income				$23,196	$22,435	$21,536

Table 3 - Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2005, 2004, and 2003.

TABLE 3 - NET AVERAGE INTEREST EARNING ASSETS

	2005	2004	2003
Average interest earning assets	$529,517	$508,001	$497,728
Average interest bearing liabilities	441,614	427,363	420,108

Net average interest earning assets	$87,903	$80,638	$77,620

Table 4 – Volume/Rate Analysis depicts the dollar effect on interest income and interest expense of changes in volume and changes in rate from 2003 through 2005. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 - VOLUME/RATE ANALYSIS

	2005 Change from 2004			2004 Change from 2003
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$540	$1,733	$2,273	$1,804	$(1,339)	$465
Taxable Securities	(4)	180	176	(1,449)	536	(913)
Non-Taxable Securities	801	(100)	701	1,007	(143)	864
Federal Funds Sold and Other	(4)	101	97	34	15	49

TOTAL INTEREST INCOME	$1,333	$1,914	$3,247	$626	$(161)	$465

INTEREST EXPENSE

Interest-bearing demand deposits	$237	$489	726	$49	$111	$160
Savings Deposits	(18)	—	(18)	25	(60)	(35)
Time Deposits	(365)	1,314	949	(66)	(893)	(959)
Short-term borrowings	44	22	66	(48)	10	(38)
Long-term borrowings	562	24	586	264	(45)	219

TOTAL INTEREST EXPENSE	$460	$1,849	2,309	$224	$(877)	$(653)

NET INTEREST INCOME	$873	$65	$938	$402	$716	$1,118

LOANS

The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing interest spread above the cost of funds. The Company’s loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the Board’s loan committee for approval. The loan committee is composed of various directors, including the Chairman. All aggregate credits which exceed the loan committee’s lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company’s loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

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

Loan demand has remained strong in the Company’s market area over the past three years. In general, the loan growth experienced in 2005, 2004 and 2003 was due to a continuation of the overall growth in the market area served by the Company. The impact on housing caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact on the housing market in the area. Real estate mortgage loans originated by the Company declined by 1.7%, or $1,550,809, in 2005, after having increased by .5%, or $500,699, in 2004 and 3.3%, or $2,959,217, in 2003.

Commercial and agricultural loans showed significant growth during this period. These loans grew $12,019,676, or 6.0%, in 2005, $14,317,978, or 7.7%, in 2004 and $37,188,745, or 24.8%, in 2003. This increase was caused by the influence of the casino in the area and by an increase in the number of loans originated during these years to poultry producers. Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies, and procedures surrounding this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans have shown moderate growth during the period. This category increased $1,046,248, or 1.6%, in 2005, $1,919,155, or 3.2%, in 2004 and $4,649,580, or 7.8%, in 2003. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment may also have lessened the dependence on consumer loans for some purchases.

Table 5 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4 to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 - LOANS OUTSTANDING

	AT DECEMBER 31,
	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$213,444	$201,424	$186,950	$149,762	$126,131
Real estate – construction	8,779	10,706	15,409	11,708	6,036
Real estate – mortgage	90,952	92,503	92,412	89,452	80,548
Consumer	67,712	66,666	64,309	59,660	54,218

TOTAL LOANS	$380,887	$371,299	$359,080	$310,582	$266,933

Table 6 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year for all loans.

TABLE 6 - LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2005

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$62,910	$126,327	$24,207	$213,444
Real estate - construction	8,595	184	—	$8,779
Real estate - mortgage	12,165	55,031	23,756	$90,952
Consumer	25,722	37,147	4,843	$67,712

Total loans	$109,392	$218,689	$52,806	$380,887

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$193,965	$36,446
Variable rates	24,724	16,360

Total loans	$218,689	$52,806

Each loan either has a stated maturity as to when the loan is to be repaid or is subject to an agreement between the Company and the customer governing its progressive reduction. The Company’s policy is that every loan is to be repaid by its stated maturity and not carried as a continuing debt. Generally, the Company requires that principal reductions on a loan must have begun prior to the second renewal date of the loan.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses represents a charge against operations to establish reserves for probable loan losses inherent in the Company’s loan portfolio. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2003, 2004 and 2005. The ratio of net loans charged off to average loans was .33% in 2005, .40% in 2004 and .33% in 2003. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of the Company’s market. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses was $1,084,326 in 2005, $1,067,443 in 2004 and $2,002,570 in 2003. At the end of 2005, the total allowance for loan losses was $4,561,817, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 - Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2005	2004	2003	2002	2001
BALANCE AT BEGINNING OF YEAR	$4,721	$5,127	$4,222	$3,375	$3,325

LOANS CHARGED-OFF

Commercial, financial and agricultural	861	1,394	700	935	612
Real estate – construction	—	—	—	23	—
Real estate – mortgage	64	15	145	122	36
Consumer	642	390	555	957	675

TOTAL CHARGE-OFFS	1,567	1,799	1,400	2,037	1,323

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	189	144	65	54	22
Real estate – construction	—	—	—	—	—
Real estate – mortgage	2	11	2	4	26
Consumer	133	171	235	221	202

TOTAL RECOVERIES	324	326	302	279	250

Net loans charged-off	1,243	1,473	1,098	1,758	1,073
Additions charged to operating expense	1,084	1,067	2,003	1,758	1,123
Other increases attributed to acquisition	—	—	—	847	—

BALANCE AT END OF YEAR	$4,562	$4,721	$5,127	$4,222	$3,375

Loans, net of unearned interest, at year end	$379,526	$369,589	$357,064	$308,175	$264,278

Ratio of allowance to loans at year end	1.20%	1.28%	1.44%	1.37%	1.28%

Average loans - net of unearned interest	$371,925	$364,922	$337,763	$289,407	$255,185

Ratio of net loans charged-off to average loans	0.33%	0.40%	0.33%	0.61%	0.42%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	AT DECEMBER 31,
	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$1,713	$1,872	$2,300	$1,700	$1,200
Real estate – construction	300	300	300	200	250
Real estate – mortgage	900	900	900	800	700
Consumer	1,550	1,550	1,550	1,475	1,175
Other	99	99	77	47	50

Total	$4,562	$4,721	$5,127	$4,222	$3,375

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2005	2004	2003	2002	2001
Commercial, financial and agricultural	56.04%	54.25%	52.06%	48.22%	47.25%
Real estate – construction	2.30%	2.88%	4.29%	3.77%	2.26%
Real estate – mortgage	23.88%	24.91%	25.74%	28.80%	30.18%
Consumer	17.78%	17.96%	17.91%	19.21%	20.31%

	100.00%	100.00%	100.00%	100.00%	100.00%

The loan portfolio has increased steadily in the past three years, with the most significant portion of the growth occurring in the commercial, financial and agricultural loan category, as reflected in the above table. A larger portion of the allowance for loan losses is allocated to commercial, financial and agricultural loans and consumer loans. This reflects the higher risks associated with commercial and consumer lending as compared to real estate mortgages and construction loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 - Non-performing Assets. Non-performing loans include non-accrual loans, troubled debt restructurings, and loans delinquent 90 days or more based on contractual terms. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers; the percentage of OREO to total loans is ..78% in 2005. OREO increased in 2005 due to the foreclosure on several loans that were collateralized by real estate. These loans were reported in the 90 days or more past due category in 2004.

Loans on non-accrual status amounted to $4,346,512 in 2005 as compared to $3,146,041 in 2004 and $1,502,971 in 2003. Non-accrual loans increased in the fourth quarter of 2005 as management reclassified certain performing loans as non-accrual loans. Included in these reclassified loans was a single loan in the amount of $2.33 million, to a single borrower that filed for bankruptcy protection. Although management believes that this loan is adequately collateralized, the Company has allocated a loan loss reserve equal to 5% of the outstanding balance of this loan. These loans were reclassified based on management’s uncertainty as to whether the Company would fully collect all principal and accrued interest due on these loans. Interest income forgone on loans classified as non-accrual in 2005 was $348,804 as compared to $229,286 in 2004 and $169,135 in 2003. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and/or deemed collectable.

TABLE 8 - NON-PERFORMING ASSETS

	AS OF DECEMBER 31,
	2005	2004	2003	2002	2001
PRINCIPAL BALANCE - DOMESTIC

Non-accrual	$4,347	$3,146	$1,503	$358	$419
Accruing loans 90 days or more past due	911	904	4,396	5,117	2,918
Troubled debt restructuring	—	—	—	—	—

TOTAL DOMESTIC LOANS	$5,258	$4,050	$5,899	$5,475	$3,337

TOTAL NON-PERFORMING LOANS	$5,258	$4,050	$5,899	$5,475	$3,337

Income on non-accrual loans not recorded	$349	$229	$169	$69	$31

Non-performing as a percent of loans	1.39%	1.10%	1.65%	1.78%	1.27%

Other real estate owned	$2,975	$2,787	$695	$1,286	$340

OREO as a percent of loans	0.78%	0.75%	0.19%	0.42%	0.13%

Allowance as a percent of non-performing loans	86.76%	116.57%	86.91%	77.11%	101.14%

SFAS Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” was effective January 1, 1995. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under FASB 114 and 118. The balances of nonaccrual (impaired) loans for the years 2005, 2004, 2003 were $4,346,512, $3,146,041 and $1,502,971, respectively.

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

At December 31, 2005, loans totaling $18,431,504 were included on the watch list of the Company compared to $16,291,783 at December 31, 2004. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2005, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 - Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2003 through 2005 and the maturity distribution at December 31, 2005, by classification.

TABLE 9 – SECURITIES

	2005	2004	2003
SECURITIES AVAILABLE FOR SALE

U. S. Treasury	$2,003	$4,103	$15,528
U. S. Agencies	11,972	18,102	5,679
Mortgage Backed	57,270	49,404	59,368
State, Municipal and Other	90,958	80,107	62,606

TOTAL SECURITIES AVAILABLE FOR SALE	$162,203	$151,716	$143,181

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Treasury	$2,003	4.49%	$0	0.00%	$0	0.00%	$0	0.00%
U. S. Agencies	0	0.00%	0	0.00%	2,181	4.63%	9,791	4.76%
Mortgage Backed (1)	0	0.00%	288	5.67%	67	8.06%	56,915	5.28%
State, Municipal and Other (2)	5,259	5.48%	8,671	5.43%	18,070	6.34%	58,958	6.22%

TOTAL AVAILABLE-FOR-SALE	$7,262	5.21%	$8,959	5.44%	$20,318	6.16%	$125,664	5.68%

(1)	The maturities for mortgage backed securities in the above table are based on final maturity.
(2)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2005. This change is not used in the Tier 1 capital calculation.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base is the Company’s major funding source for earning assets. Although time deposits declined in 2005, they continue to be the largest single segment of the Company’s total deposits. Time deposits declined because management did not aggressively price time deposits in the Company’s markets, as management believed the Company had sufficient funds to meet loan demand.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10—Deposit Information.

TABLE 10 - DEPOSIT INFORMATION

	2005		2004		2003
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$80,183		$72,867		$65,985
Interest-bearing demand	144,134	1.46%	127,902	1.07%	123,338	0.98%
Savings	36,048	0.83%	37,591	0.85%	34,696	1.02%
Certificates of deposit	204,265	2.45%	219,150	1.85%	222,695	2.26%

	$464,630	1.59%	$457,510	1.44%	$446,714	1.48%

MATURITY RANGES OF TIME CERTIFICATES OF DEPOSIT

OF $100,000 OR MORE,

as of December 31, 2005
3 months or less	$21,293
3 through 6 months	10,500
6 through 12 months	33,894
over 12 months	13,706

$79,393

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

TABLE 11 - SHORT-TERM BORROWINGS

	As of December 31,
	2005	2004	2003
Short-term borrowings
Year-end balance	$1,600	$0	$14,000
Weighted average rate	4.20%	0.00%	1.11%

Maximum month-end balance	$12,600	$12,000	$15,000

Year to date average balance	$2,344	$2,907	$1,229
Weighted average rate	3.54%	1.05%	1.15%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2005, the Company had the capacity to borrow up to $151,773,280 from the FHLB and other financial institutions in the form of federal funds purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits.

The Company, at the end of 2005, had long-term debt in the amount of $60,048,818 to the FHLB for advances and $1,521,521 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2005 is listed below.

2005
Less than one year	$10,655
One year to three years	25,044
Over three years	25,871

Total Long-term borrowings	$61,570

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-interest Income and Expense illustrates the Company’s non-interest income and expense from 2003 through 2005 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

	2005	% CHANGE FROM 2004	2004	% CHANGE FROM 2003	2003
NON-INTEREST INCOME
Service charges on deposit accounts	$3,557	4.90%	$3,391	4.82%	$3,235
Other operating income	2,180	-0.18%	2,184	4.55%	2,089

TOTAL NON-INTEREST INCOME	$5,737	2.91%	$5,575	4.71%	$5,324

NON-INTEREST EXPENSE
Salaries and employee benefits	$9,523	10.64%	$8,607	8.59%	$7,926
Occupancy expense, including equipment	2,903	-1.19%	2,938	7.03%	2,745
Other operating expense	5,091	-1.49%	5,168	18.23%	4,371

TOTAL NON-INTEREST EXPENSE	$17,517	4.81%	$16,713	11.11%	$15,042

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

During the year of 2005, non-interest income increased $162,292, or 2.91% when compared to the year of 2004. The majority of this increase came from service charge income from checking accounts.

For the year 2004, non-interest income increased $250,933, or 4.71%, when compared to the same period in 2003. This increase was due mainly to an increase in income derived from the purchase of $11.4 million in bank-owned life insurance in November, 2003.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2005, non-interest expenses increased $803,949, or 4.81%, to $17,516,905. The main reason for this increase was a $916,301 increase in salaries and benefits. At the same time, the Company was able to decrease the amount of other operating expenses.

For 2004, non-interest expenses increased $1,670,969, or 11.1%, to $16,712,956. This increase was caused mainly by increases in salaries and benefits and normal growth in other operating expenses. Legal, audit and accounting expenses increased $222,456, or 96%, in large part to efforts undertaken by the Company to comply with the Sarbanes-Oxley Act of 2002.

In 2005, the Company’s efficiency ratio was 58.14%, compared to 57.65% in 2004 and 54.45% in 2003. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period and incorporating the personnel added in connection with the CB&T acquisition.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,961,434 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 22.90%, 26.23% and 28.98% in 2005, 2004 and 2003, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 9 to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits), proceeds from maturities of securities, repayments of loan principal and interest, federal funds purchased, and short-term and long-term borrowing from the FHLB. In 2005, the Company’s growth in deposits, on average, was less than the growth in loans and securities and the Company was required to use long and short term borrowings to fund loan and security growth. The Company relies upon non-core sources of funding, such as federal funds purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (ALCO), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2005, both the ALCO and the Board determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2005 and 2004.

TABLE 13 - FUNDING USES AND SOURCES

	2005			2004
	Average Balance	Increase/(decrease)		Average Balance	Increase/(decrease)
		Amount	Percent		Amount	Percent
FUNDING USES

Loans, net of unearned income	$371,925	$7,003	1.92%	$364,922	$27,159	8.04%
Taxable securities	71,608	(415)	-0.58%	72,023	(36,672)	-33.74%
Tax-exempt securities	81,134	14,592	21.93%	66,542	17,359	35.29%
Federal funds sold and other	5,891	(140)	-2.32%	6,031	2,456	68.70%

TOTAL USES	$530,558	$21,040	4.13%	$509,518	$10,302	2.06%

FUNDING SOURCES

Noninterest-bearing deposits	$80,183	$7,316	10.04%	$72,867	$6,882	10.43%
Interest-bearing demand and savings deposits	180,181	14,688	8.88%	165,493	7,459	4.72%
Time Deposits	204,265	(14,885)	-6.79%	219,150	(3,545)	-1.59%
Short-term borrowings	2,344	1,231	110.60%	1,113	(2,952)	-72.62%
Long-term debt	54,823	13,216	31.76%	41,607	6,293	17.82%

TOTAL SOURCES	$521,796	$21,566	4.31%	$500,230	$14,137	2.91%

The Company’s liquidity depends substantially on the ability of the Bank to transfer funds to the Company in the form of dividends. The information under the heading “Market Price and Dividend Information” in this Annual Report discusses federal and state statutory and regulatory restrictions on the ability of the Bank to transfer funds to the Company in the form of dividends.

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

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2005, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 - CAPITAL RATIOS

	At December 31,
	2005	2004	2003
Tier 1 capital
Shareholders’ equity	$63,774	$60,191	$56,502
Less: Intangibles	(5,290)	(5,827)	(6,390)
Add/less: Unrealized loss/(gain) on securities	966	(400)	(1,470)
Add: Minority interest in equity accounts of unconsolidated subsidiaries	1,358	1,466	1,383

TOTAL TIER 1 CAPITAL	$60,808	$55,430	$50,025

Total capital
Tier 1 capital	$60,808	$55,430	$50,025
Allowable allowance for loan losses	4,562	4,721	4,577

TOTAL CAPITAL	$65,370	$60,151	$54,602

RISK WEIGHTED ASSETS	$403,497	$391,754	$365,589

AVERAGE ASSETS (FOURTH QUARTER)	$601,607	$570,342	$549,314

RISK BASED RATIOS
TIER 1	15.07%	14.14%	13.68%

TOTAL CAPITAL	16.20%	15.39%	14.94%

LEVERAGE RATIOS	10.11%	9.72%	9.11%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 40.9% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance sheet arrangements are further detailed in Note 12, “Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentration of Risks,” in the notes to the Company’s Consolidated Financial Statements included in this Annual Report.

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2005.

	Payments Due by Period
	(amounts in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 Years	3 - 5 Years	Over 5 Years
Long Term Debt	$60,049	$10,649	$25,000	$7,000	$17,400
Operating Leases	344,697	84,048	140,871	117,062	2,716
Other Long-term Liabilities	1,472	6	44	643	779

Total	$406,218	$94,703	$165,915	$124,705	$20,895

Long-term debt obligations represent borrowings from the FHLB that have an original maturity in excess of one (1) year. Operating leases are primarily for a lease on a branch and other leases for mailing equipment. The branch lease is for 60 months and the equipment leases are for various terms. The other long-term liabilities are those obligations of the Company under the Agribusiness Enterprise Loan Program of the State of Mississippi.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2005 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$93,996	$61,679
Total rate sensitive liabilities	238,835	114,291

Net gap	($144,839)	($52,612)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2005 and 2004.

TABLE 15 - INTEREST RATE SENSITIVITY

As of December 31, 2005

	2006	2007	2008	2009	2010	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$73,937	$41,158	$48,459	$54,767	$49,607	$36,446	$304,374	$301,629
Average Int Rate	7.29%	7.46%	7.00%	6.89%	7.23%	7.12%	7.16%
Floating Rate	$29,506	$864	$17,464	$3,331	$3,065	$16,360	$70,590	$70,590
Average Int Rate	7.58%	6.99%	6.92%	7.36%	7.00%	7.66%	7.39%
Investment securities
Fixed Rate	$3,514	$2,920	$2,537	$4,824	$11,911	$132,750	$158,456	$158,456
Average Int Rate	4.91%	4.52%	5.10%	5.37%	5.57%	5.79%	5.71%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate
Average Int Rate

Interest-bearing deposits
Fixed Rate	$333,954	$27,508	$3,870	$114	$168		$365,614	$365,390
Average Int Rate		3.73%	2.88%	4.00%	5.00%
Floating Rate	$7,097	$13,689	$78				$20,864	$20,864
Average Int Rate	3.30%	3.30%	3.30%				3.30%
Other int-bearing liabilities
Fixed Rate	$12,249		$25,000	$5,000	$2,000	$17,400	$61,649	$60,944
Average Int Rate	3.88%		4.92%	5.26%	4.47%	4.11%	4.50%
Floating Rate
Average Int Rate

As of December 31, 2004

	2005	2006	2007	2008	2009	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$25,404	$19,812	$42,054	$72,809	$62,573	$55,089	$277,741	$276,150
Average Int Rate	9.21%	8.63%	7.68%	6.40%	6.59%	6.69%	7.09%
Floating Rate	$71,933	$6,454	$4,302	$2,160	$1,296	$982	$87,127	$87,127
Average Int Rate	5.65%	5.55%	5.32%	5.41%	5.30%	5.35%	5.61%
Investment securities
Fixed Rate	$7,723	$3,606	$8,153	$25,418	$17,178	$89,638	$151,716	$151,716
Average Int Rate	5.17%	4.91%	5.26%	4.95%	4.94%	6.05%	5.63%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate	$11,000						$11,000	$11,000
Average Int Rate	2.06%						2.06%
Floating Rate
Average Int Rate

Interest-bearing deposits
Fixed Rate	$338,117	$34,271	$1,663	$10			$374,061	$374,224
Average Int Rate	1.37%	2.38%	3.97%	2.65%
Floating Rate	$10,691	$7,606	$3,810	$171	$54		$22,332	$22,332
Average Int Rate	2.45%	2.45%	2.45%	2.45%	2.45%		2.45%
Other int-bearing liabilities
Fixed Rate	$11,070	$649		$10,000	$5,000	$19,400	$46,119	$46,711
Average Int Rate	2.40%	4.94%		5.56%	5.26%	4.14%	4.16%
Floating Rate
Average Int Rate

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2005. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP

	AT DECEMBER 31, 2005
	1 - 90 Days	91 - 365 Days	1 – 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$92,389	$47,021	$193,321	$35,829	$368,560
Investment securities	1,294	14,658	47,839	94,665	158,456
Federal Home Loan Bank Account	313	—	—	—	313
Federal Funds Sold	—	—	—	—	—

TOTAL INTEREST BEARING ASSETS	$93,996	$61,679	$241,160	$130,494	$527,329

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$130,939	$—	$—	$—	$130,939
Savings and Money Market deposits	52,902	—	—	—	52,902
Time deposits	53,118	103,918	45,428	—	202,464
Federal Funds Purchased	1,600	—	—	—	1,600
Short term borrowings	—	—	—	—	—
Long term borrowings	276	10,373	32,000	17,400	60,049

TOTAL INTEREST BEARING LIABILITIES	$238,835	$114,291	$77,428	$17,400	$447,954

Rate sensitive gap	$(144,839)	$(52,612)	$163,732	$113,094	$79,375
Rate sensitive cumulative gap	(144,839)	(197,451)	(33,719)	79,375
Cumulative gap as a percentage of total earning assets	-27.47%	-37.44%	-6.39%	15.05%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period ending December 31, 2005. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 78% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a liability sensitive position when evaluating the maturities of interest bearing items. Thus a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by increasing the amount of its transaction accounts by paying a competitive rate on those accounts. At the same time, it has not participated in the higher yielding certificates of deposit. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Although short and medium term interest rates increased again in 2005 in connection with increases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2005 and 2004 was 4.61%. Even as rates were rising, the Company lessened the impact of higher rates because of a shift in deposits from certificates of deposit to interest bearing transaction accounts.

Quarterly Financial Trends

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Interest Income	$8,016	$8,072	$8,449	$8,506	$33,043
Interest Expense	2,098	2,278	2,588	2,883	$9,847

Net Interest Income	5,918	5,794	5,861	5,623	$23,196
Provision for Loan Losses	163	343	541	38	$1,084
Non-interest Income	1,321	1,577	1,554	1,285	$5,737
Non-interest Expense	4,556	4,400	4,370	4,191	$17,517
Income Taxes	600	602	572	592	$2,366

Net Income	$1,920	$2,026	$1,932	$2,087	$7,966

Per common share:
Basic	$0.38	$0.40	$0.39	$0.42	$1.59
Diluted	$0.38	$0.40	$0.38	$0.41	$1.57

Cash Dividends	$0.16	$0.16	$0.16	$0.17	$0.65

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Interest Income	$7,233	$7,366	$7,502	$7,871	$29,972
Interest Expense	1,824	1,807	1,908	1,998	$7,537

Net Interest Income	5,409	5,559	5,594	5,873	$22,435
Provision for Loan Losses	450	450	122	45	$1,067
Non-interest Income	1,261	1,531	1,365	1,418	$5,575
Non-interest Expense	3,977	4,145	4,190	4,402	$16,714
Income Taxes	570	693	709	712	$2,683

Net Income	$1,673	$1,802	$1,938	$2,132	$7,546

Per common share:
Basic	$0.34	$0.36	$0.39	$0.43	$1.51
Diluted	$0.33	$0.36	$0.38	$0.42	$1.49

Cash Dividends	$0.15	$0.15	$0.15	$0.15	$0.60

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “CIZ”. The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold in private transactions between parties. On December 31, 2005, the common stock’s closing price was $22.55. The following table sets forth the high and low sales prices for the common stock, as well as the dividends declared, in each quarter in the past two fiscal years.

2004	High	Low	Dividends Declared (per common share)
January - March	$22.95	$21.12	$0.15
April - June	23.45	20.80	0.15
July - September	21.65	20.05	0.15
October - December	21.75	19.90	0.15

2005	High	Low	Dividends Declared (per common share)
January - March	$21.40	$19.70	$0.16
April - June	23.05	20.00	0.16
July - September	23.75	21.47	0.16
October - December	22.85	21.30	0.17

On March 3, 2006, shares of our common stock were held of record by approximately 475 shareholders.

DIVIDENDS

Dividends totaled $0.65 per share for 2005 compared to $0.60 per share for 2004. These dividends reflect an 8.3% increase in 2005 over 2004.

If funds are available, the Company typically declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared. Funds for the payment by the Company of cash dividends are obtained from dividends, loans or advances received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank’s earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors. The Bank must also receive the approval of the Mississippi Department of Banking and Consumer Finance prior to the payment of a dividends; the amount of any dividend is limited to earned surplus in excess of three times its capital stock. At December 31, 2005, the maximum amount available for transfer from the Bank in the form of cash dividends 10% of its consolidated net assets.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specific obligations. At December 31, 2005, the maximum amount available for transfer from the Bank in the form of cash dividends and loans was 20% of its consolidated net assets.

THE CITIZENS BANK OFFICERS

Greg McKee	Adriana Burt	Kosciusko Branch
President & CEO	Assistant Cashier
Charlie Hudson
Danny Hicks	Mitch Peden	President
Sr. Vice President	Data Processing Officer
David Blair
Robert T. Smith	Sommer Vick	Vice President
Sr.Vice President & CFO	Accounting Officer
Joanne Sanders
Erdis Chaney	Mark Flake	Assistant Cashier
Vice President & Cashier	Data Processing Officer

Tim Lofton	Barbara Lewis	Scooba Branch
Vice President & CIO	Assistant Cashier
Fran Knight
Randy Cheatham	Greg Jackson	Vice President
Vice President	Accounting Officer

Mike Guthrie	Patsy Smith	Meridian Branch
Vice President & Senior Credit Officer	Assistant Cashier
Charles Young
Joe Foster	Camp Keith	President
Vice President & Trust	Assistant Cashier
Mac Hodges
Murray Johnson	Vicki Brown	Vice President
Vice President	Assistant Cashier

Jackie Hester		Forest Branch
Vice President & Marketing	Carthage Branch
Richard Latham
Kaye Johnson	Mike Brooks	Vice President
Vice President	President
Dymple Winstead
Stanley Salter	J. Michael Ellis	Assistant Vice President
Vice President	Vice President

Darrell Bates	Billie Nell Dowdle	Decatur Branch
Vice President	Vice President
Ken Jones
David Sharp	Byron Hines	Vice President
Vice President	Vice President

Jean T. Fulton	Margaret Thompson	Louisville Branch
Vice President	Assistant Cashier
Terry Woods
Gayle Sharp	Carol Wright	President
Vice President	Assistant Cashier
Edna Bell
Brad Copeland		Vice President
Vice President	Sebastopol Branch
Stan Acy
Mark Majure	Linda Bennett	Vice President
Assistant Vice President	President
Marion Gardner
Carolyn K. McKee	Union Branch	Assistant Cashier
Student Loan Officer
	Robert C. Palmer, Jr.	Danny Parker
Beth Branning	President	Assistant Cashier
Assistant Vice President
	Karen Foster	Bruce Lee
Tommie Jackson	Assistant Vice President	Assistant Vice President
Assistant Vice President
	Deborah Rigdon	Mortgage Loan Department
Pat Stokes	Assistant Cashier
Assistant Cashier		Linda Stribling
Mortgage Loan Officer

BOARD OF DIRECTORS

Karl Brantley	William M. Mars
Retired Plant Manager	Retired Attorney
U. S. Electrical Motors	Mars, Mars, Mars & Chalmers

Don Fulton	Greg L. McKee
President & General Manager	President & CEO
Nemanco, Inc.	Citizens Holding Company and
The Citizens Bank
Donald L. Kilgore
Attorney General	David P. Webb
Mississippi Band of Choctaw Indians	Attorney
Phelps Dunbar, LLP
David A. King
Proprietor	A. T. Williams
Philadelphia Motor Company	Certified Public Accountant
A. T. Williams, CPA
Herbert A. King
Civil Engineer
King Engineering Associates, Inc.

CITIZENS HOLDING COMPANY OFFICERS

William M. Mars
Chairman

Greg L. McKee
President and CEO

Carolyn K. McKee
Secretary

Robert T. Smith
Treasurer and Chief Financial Officer

BANKING LOCATIONS

The Citizens Bank	Crossroads Branch	Decatur Branch
Main Office	501 Hwy 35 south	15330 Hwy 15 South
521 Main Street	Carthage, MS 39051	Decatur, MS 39327
Philadelphia, MS 39350	601.267.4525	601.635.2321
601.656.4692

Westside Branch	Madden Branch	Forest Branch
912 West Beacon Street	Highway 488	247 Woodland Drive North
Philadelphia, MS 39350	Madden, MS 39109	Forest, MS 39074
601.656.4978	601.267.7366	601.469.3424

Northside Branch	Sebastopol Branch	Louisville Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4977	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
585 East Main Street	Corner of Main & Bell St.	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4976	601.743.2115	662.724.4261

Pearl River Branch	Kosciusko Branch	Industrial Branch
110 Choctaw Town Center	775 North Jackson Street	803 South Church Street
Philadelphia, MS 39350	Kosciusko, MS 39090	Louisville, MS 39339
601.656.4971	662.289.4356	662.773.6261

Union Branch	Scooba Branch
502 Bank Street	1048 Johnson Street
Union, MS 39365	Scooba, MS 39358
601.656.4879	662.476-8431
601.774.9231

Carthage Main Office	Meridian Branch
219 West Main Street	1825 Hwy 39 North
Carthage, MS 39051	Meridian, MS 39301
601.257.4525	601.693.8367

Phone Teller	Internet Banking
1.800.397.0344	http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 25, 2006, at 4:30P.M. at the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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