Form 10-K, Exhibit 13
period 2006-12-31
CITIZENS HOLDING CO /MS/
filed 2007-03-15
CIK 1075706

Exhibit 13

Dear Stockholder:

The past year was challenging for many financial institutions due to rising interest rates and increasing competitive pressures in the marketplace. We are fortunate that our earnings and market share remained strong in this economic climate. The year 2006 will be remembered for many positive factors and accomplishments concerning your company.

The attached financials show that we were able to increase earnings 5.37% over 2005. This equates to basic per share earnings of $1.67 compared to $1.59 per share for 2005. This increase was primarily due to improved credit quality and management’s efforts to maintain a very healthy net interest margin and to control expense.

During the year, we determined that our stockholders would be best served by discontinuing the listing of our common stock on the American Stock Exchange and listing it on The NASDAQ Global Market. We feel that NASDAQ offers a more transparent and progressive market, utilizing more market makers that, hopefully, will generate more trading activity in our common stock than in the past. We believe that this change should translate into enhanced value for stockholders.

Within the bank, we are constantly seeking ways to improve our existing operations while expanding into new markets. All efforts in this regard are geared toward a balance of better service and increased revenues. To this end, we are eagerly awaiting the completion of our new branch in Starkville, Mississippi. This branch will be our first eco-friendly building equipped with many energy saving features that will result in long-term cost savings to us. In addition, we have purchased property in Lauderdale County, where we hope to open our second location in this market. With the proper personnel, we feel that these branches have tremendous potential for asset and revenue growth while providing service and convenience to our customer base.

In closing, senior management and the Board of Directors recognize that we have a very strong and healthy capital position. Our intention is to deploy this capital in a well-prepared growth strategy that may include moving into new markets and taking advantage of any opportunities that may become available.

I am thankful to have a strong, diversified Board of Directors that gives counsel in regard to policy and direction for the company. Along with this Board, great stockholders, great customers and great employees provide the components for a great company. Thank you for the opportunity to lead this company, as we serve our communities and seek to maximize your investment.

As always, thank you for your interest and supporting a great company.

Sincerely,

Greg McKee
President & CEO

CITIZENS HOLDING COMPANY

AND SUBSIDIARY

Philadelphia, Mississippi

Consolidated Financial Statements

Years Ended December 31, 2006, 2005 and 2004

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8 – 9

Notes to Consolidated Financial Statements	10 – 40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the consolidated balance sheets of Citizens Holding Company and Subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the each of the three years in the period ended December 31, 2006. We also have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

To the Board of Directors and Stockholders

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management’s assessment that Citizens Holding Company and Subsidiary maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by COSO. Furthermore, in our opinion, Citizens Holding Company and Subsidiary maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by COSO.

Jackson, Mississippi

March 12, 2007

Citizens Holding Company

Philadelphia, MS 39350

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2006 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2006, the Company maintained effective internal control over financial reporting.

The Company’s internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited management’s assessment of the Company’s internal control over financial reporting as of December 31, 2006, as stated in their report, beginning on page 1, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 12, 2007

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$15,449,434	$26,743,200
Interest bearing deposits with other banks	396,811	312,825
Federal funds sold	15,200,000	—
Securities available for sale, at fair value (amortized cost of $175,450,210 in 2006 and $170,896,605 in 2005)	174,617,149	169,321,390
Loans, net of allowance for loan losses of $3,712,375 in 2006 and $4,561,817 in 2005	369,280,664	374,964,316
Bank premises, furniture, fixtures and equipment, net	12,106,456	9,894,215
Real estate acquired by foreclosure	2,707,885	2,975,047
Accrued interest receivable	5,015,574	4,695,147
Cash value of life insurance	16,846,557	16,045,673
Intangible assets	4,752,573	5,290,076
Other assets	4,824,393	4,585,520

Total assets	$621,197,496	$614,827,409

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$82,867,220	$87,333,891
Interest bearing time deposits	388,980,036	386,478,343

Total deposits	471,847,256	473,812,234

Federal funds purchased	—	1,600,000
Sweep account liability	12,767,483	7,344,496
Federal Home Loan Bank advances	59,400,000	60,048,818
Accrued interest payable	1,153,890	798,667
Deferred compensation payable	2,699,783	2,366,592
Other liabilities	2,181,742	3,724,667

Total liabilities	550,050,154	549,695,474

Commitments and contingencies	—	—
Minority interest	1,482,069	1,357,830

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,020,228 shares issued at 2006 and 5,009,278 at 2005	1,004,046	1,001,856
Additional paid-in capital	3,886,830	3,386,248
Accumulated other comprehensive loss, net of taxes of $304,082 in 2006 and $574,981 in 2005	(511,161)	(966,542)
Retained earnings	65,285,558	60,352,543

Total stockholders’ equity	69,665,273	63,774,105

Total liabilities and stockholders’ equity	$621,197,496	$614,827,409

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income
Interest and fees on loans	$28,914,226	$26,435,191	$24,159,391
Interest on securities
Taxable	3,651,802	3,022,520	2,846,951
Non-taxable	3,514,524	3,406,130	2,882,402
Other	406,842	179,863	82,967

Total interest income	36,487,394	33,043,704	29,971,711

Interest expense
Deposits	10,314,943	7,431,479	5,772,547
Other borrowed funds	2,866,762	2,415,801	1,764,422

Total interest expense	13,181,705	9,847,280	7,536,969

Net interest income	23,305,689	23,196,424	22,434,742
Provision for loan losses	360,910	(1,084,326)	(1,067,443)

Net interest income after provision for loan losses	23,666,599	22,112,098	21,367,299

Non-interest income
Service charges on deposit accounts	3,816,473	3,556,824	3,391,188
Other service charges and fees	567,320	585,288	670,582
Net gains (losses) on securities sales	(12,318)	—	7,020
Other income	1,816,046	1,594,811	1,505,841

Total non-interest income	6,187,521	5,736,923	5,574,631

Non-interest expense
Salaries and employee benefits	9,980,336	9,523,367	8,607,066
Occupancy expense	1,395,498	1,163,219	1,199,437
Equipment expense	1,614,969	1,739,751	1,738,348
Earnings applicable to minority interest	185,409	198,872	189,395
Other expense	5,446,971	4,891,696	4,978,710

Total non-interest expense	18,623,183	17,516,905	16,712,956

Income before income taxes	11,230,937	10,332,116	10,228,974
Income tax expense	2,836,413	2,365,984	2,682,889

Net income	$8,394,524	$7,966,132	$7,546,085

Net income per share – basic	$1.67	$1.59	$1.51

Net income per share – diluted	$1.65	$1.57	$1.49

Average shares outstanding
Basic	5,016,257	5,006,493	4,992,792

Diluted	5,080,755	5,066,165	5,056,637

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Net income	$8,394,524	$7,966,132	$7,546,085

Other comprehensive income (loss)
Unrealized holding gains (losses) during year	729,836	(2,196,048)	(1,661,064)
Income tax effect	(272,229)	798,637	562,385

Net unrealized gains (losses)	457,607	(1,397,411)	(1,098,679)

Reclassification adjustment for (gains) losses included in net income	12,318	—	(7,020)
Income tax effect	(4,594)	—	2,377

Net (gains) losses included in net income	7,724	—	(4,643)

Change in minority interest in net unrealized gains (losses)	(9,950)	30,948	33,205

Total other comprehensive income (loss)	455,381	(1,366,463)	(1,070,117)

Comprehensive income	$8,849,905	$6,599,669	$6,475,968

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2006, 2005 and 2004

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total

Balance, December 31, 2003	4,979,628	$995,926	$2,944,314	$1,470,038	$51,091,798	$56,502,076
Net income	—	—	—	—	7,546,085	7,546,085
Dividends paid ($0.60 per share)	—	—	—	—	(2,996,881)	(2,996,881)
Options exercised	20,650	4,130	205,932	—	—	210,062
Other comprehensive loss, net	—	—	—	(1,070,117)	—	(1,070,117)

Balance, December 31, 2004	5,000,278	1,000,056	3,150,246	399,921	55,641,002	60,191,225
Net income	—	—	—	—	7,966,132	7,966,132
Dividends paid ($0.65 per share)	—	—	—	—	(3,254,591)	(3,254,591)
Options exercised, including tax benefit of $106,792	9,000	1,800	236,002	—	—	237,802
Other comprehensive loss, net	—	—	—	(1,366,463)	—	(1,366,463)

Balance, December 31, 2005	5,009,278	1,001,856	3,386,248	(966,542)	60,352,543	63,774,105
Net income	—	—	—	—	8,394,524	8,394,524
Dividends paid ($0.69 per share)	—	—	—	—	(3,461,509)	(3,461,509)
Options exercised, including tax benefit of $12,287	10,950	2,190	196,421	—	—	198,611
Stock compensation expense	—	—	304,161	—	—	304,161
Other comprehensive income, net	—	—	—	455,381	—	455,381

Balance, December 31, 2006	5,020,228	$1,004,046	$3,886,830	$(511,161)	$65,285,558	$69,665,273

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$8,394,524	$7,966,132	$7,546,085
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	950,340	1,024,320	1,056,647
Amortization of intangibles	537,503	537,503	537,503
Amortization of premiums and accretion of discounts on investment securities	697,003	1,182,298	1,387,598
Stock compensation expense	304,161	—	—
Provision for loan losses	(360,910)	1,084,326	1,067,443
Realized investment securities gains	12,318	—	(7,020)
Deferred income tax expense (benefit)	(169,994)	(310,432)	11,432
Net earnings applicable to minority interest	108,975	198,872	189,395
Earnings from equity method of investment	(102,411)	(131,664)	(188,911)
Write downs of real estate acquired by foreclosure	—	—	233,610
Increase in accrued interest receivable	(320,427)	(309,255)	(179,788)
Increase in cash value of life insurance	(800,884)	(540,844)	(624,211)
Increase (decrease) in accrued interest payable	355,223	178,077	(47,948)
Increase in deferred compensation liability	333,191	209,551	324,830
Net change in other operating assets and liabilities	3,642,085	2,212,319	973,112

Net cash provided by operating activities	13,580,697	13,301,203	12,279,777

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	15,451,326	37,496,514	38,276,877
Proceeds from sales of securities available-for-sale	18,132,710	—	22,515,102
Purchases of securities available-for-sale	(38,846,962)	(51,638,423)	(72,448,447)
Purchases of bank premises, furniture, fixtures and equipment	(3,162,581)	(1,146,322)	(829,887)
Proceeds from sale of real estate acquired by foreclosure	691,132	2,043,687	1,381,344
Net (increase) decrease in interest bearing deposits with other banks	(83,986)	505,891	(720,680)
Net decrease (increase) in loans	5,620,592	(13,412,543)	(17,705,207)
Net (increase) decrease in federal funds sold	(15,200,000)	11,000,000	(11,000,000)
Cash paid for acquisitions, net	—	—	25,398

Net cash used by investing activities	(17,397,769)	(15,151,196)	(40,505,500)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from financing activities
Net increase in deposits	$(1,964,978)	$(651,511)	$35,766,446
Net increase (decrease) in federal funds purchased	(1,600,000)	1,600,000	(1,500,000)
Proceeds from exercise of stock options	186,324	131,610	210,062
Excess tax benefits on stock option exercises	12,287	—	—
Dividends paid to stockholders	(3,461,509)	(3,254,591)	(2,996,881)
Federal Home Loan Bank advance proceeds	15,000,000	25,000,000	13,500,000
Federal Home Loan Bank advance payments	(15,648,818)	(11,069,748)	(15,018,281)

Net cash (used) provided by financing activities	(7,476,694)	11,755,760	29,961,346

Net increase (decrease) in cash and due from banks	(11,293,766)	9,905,767	1,735,623
Cash and due from banks, beginning of year	26,743,200	16,837,433	15,101,810

Cash and due from banks, end of year	$15,449,434	$26,743,200	$16,837,433

Supplemental disclosures of cash flow Information
Cash paid for Interest	$12,826,482	$9,669,203	$7,584,917

Income taxes	$4,711,328	$786,026	$2,762,059

Non-cash disclosures
Real estate acquired by foreclosure	$480,646	$2,232,018	$3,706,652

Unrealized gain (loss) on investments	$729,836	$(2,196,048)	$(1,661,064)

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its 97.86 percent-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation. As the result of a 1-for-1,000 reverse stock split on January 2, 2007, Citizens Holding Company became the sole owner of The Citizens Bank of Philadelphia, Mississippi.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance or adjustments to the valuation may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and valuations of foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance or to make adjustments to the valuation based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Cash and Due from Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2006 and 2005 was $812,000 and $837,000, respectively.

Interest-bearing deposits with other banks mature within one year and are carried at cost.

At December 31, 2006 and 2005, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

Investment Securities

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, securities are classified as “available-for-sale,” “held-to-maturity” or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no held-to-maturity or trading securities.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

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

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and prior loss experience. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, review of specific problem loans, the Company’s past loan loss experience, adverse situations that may affect the borrowers’ ability to pay, the estimated value of any underlying collateral, current economic conditions, and other relevant factors.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. Prior to 2002, goodwill was amortized over 40 years. Goodwill and other intangible assets with indefinite lives are no longer amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

Investment – Insurance Company

The Company accounts for its investment in New South Life Insurance Company (“New South”), a 36% owned affiliate, by the equity method of accounting. The Company’s share of the net income of New South is recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South would be treated as a reduction of the investment account. New South has not paid dividends.

The fiscal year of New South ends on November 30, and the Company follows the practice of recognizing the net income of New South on that basis.

The investment in New South, which is included in other assets, totaled $1,924,196 and $1,898,643 at December 31, 2006 and 2005, respectively. Income from the investment for the years ended December 31, 2006, 2005, and 2004 included in other income totaled $102,411, $131,664 and $188,911, respectively.

Trust Assets

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

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

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2006, 2005 and 2004 is illustrated in the following table.

	2006	2005	2004
Basic weighted average shares outstanding	5,016,257	5,006,493	4,992,792
Dilutive effect of stock options	64,498	59,672	63,845

Dilutive weighted average shares outstanding	5,080,755	5,066,165	5,056,637

Net income	$8,394,524	$7,966,132	$7,546,085

Net income per share-basic	$1.67	$1.59	$1.51
Net income per share-diluted	$1.65	$1.57	$1.49

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Stock-Based Compensation

At December 31, 2006, the Corporation had two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan and the 1999 Directors’ Stock Compensation Plan. Effective January 1, 2006, the Corporation began accounting for these plans under the recognition and measurement principles of fair value set forth in SFAS No. 123R, Share-Based Payment, (“SFAS No. 123R”) and the Securities and Exchange Commission Staff Accounting Bulletin 107 (“SAB 107”). SAB 107 provides guidance related to share-based payment transactions, including valuation methods (including assumptions such as expected volatility and expected term), the classification of compensation expense, non-GAAP financial measures, first time adoption of SFAS No. 123R in an interim period and disclosure in Management’s Discussion and Analysis subsequent to the adoption of SFAS No. 123R. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective transition method. Under that method of transition, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. At the date of adoption, there were no unvested share-based payments outstanding. Also, given the limited historical amount of forfeited options, the Company has not reduced compensation expense for estimated forfeitures. The adoption of SFAS No.123R increased stock compensation expense by $304,161 in 2006.

Prior to January 1, 2006, the Corporation accounted for options in accordance with Accounting Principles Board (“APB”) Opinion No. 25, which results in no compensation cost recognized for grants prior to December 31, 2005. Accordingly, no compensation expense was recognized for stock options granted if the option price is not less than the fair market value of the underlying stock at the grant date. For each of the years ended December 31, 2005 and 2004, no stock based compensation expense was included in the determination of net income as all options granted during the years had an exercise price equal to the market value of the stock on the date of grant.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Had compensation expense been determined on the basis of fair value pursuant to SFAS No. 123R, net income and earnings per share would have been reduced as follows:

	2005	2004
Net income
As reported	$7,966,132	$7,546,085
Stock based employee compensation expense included in reported net income	—	—
Less stock based compensation expense determined under fair value method for all stock options, net of related income tax benefit	(55,340)	(201,610)

Pro forma net income	$7,910,792	$7,344,475

	2005	2004
Basic earnings per share
As reported	$1.59	$1.51
Pro forma	$1.58	$1.47

Diluted earnings per share
As reported	$1.57	$1.49
Pro forma	$1.56	$1.45

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following weighted average assumptions were made in estimating fair values:

Assumption	2006	2005	2004
Dividend yield	2.9%	3.0%	3.0%
Risk-free interest rate	4.65%	4.0%	4.0%
Expected life	5.3 years	7 years	7 years
Expected volatility	28.86%	5.36%	20.40%
Forfeitures	0%	0%	0%

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $482,540, $495,579 and $440,538 for the years ended December 31, 2006, 2005 and 2004, respectively.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of financial instruments’ fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated in Note 1. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”) which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective January 1, 2007. The Company is in the process of determining the impact of this interpretation; however the Company does not expect such adoption will have a material impact on its results of operation or financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not determined the impact of adopting SFAS No. 157 on its financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R) (“SFAS No. 158”), requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement by SFAS No. 158 to recognize the funded status of a benefit plan and the disclosure requirements of SFAS No. 158 are effective as of the end of the first fiscal year ending after December 15, 2006 for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of SFAS No. 158 did not have a material effect on the financial position or results of operation of the Company at December 31, 2006.

In February 2007, the FASB issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities (“SFAS No. 159”). The FASB has issued SFAS No. 159 to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, “Fair Value Measurements.” An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. SFAS No. 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). The Company does not expect the adoption of SFAS No. 159 to have a material effect on the Company’s financial condition or results of operations.

Reclassifications

Certain information for 2005 and 2004 has been reclassified to conform to the financial presentation for 2006. Such reclassifications are not considered material and had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

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

Purchase	Total	Current Amortization Per Year	Life to Date Amortization	Unamortized

Decatur and Forest branches	$2,487,574	$352,812	$1,885,067	$602,507
CB&T Capital Corporation	1,846,909	184,691	846,500	1,000,409

Total core deposit intangible	$4,334,483	$537,503	$2,731,567	$1,602,916

Total amortization expense related to all intangible assets for the years ended December 31, 2006, 2005 and 2004 was $537,503, $537,503 and $537,503, respectively. Estimated amortization expense attributable to core deposit intangible assets for the next five years is detailed in the table below. The Company has not added any intangibles during the last three years except for a 2004 adjustment to the intangible for the Forest acquisition of $25,398.

Year Ending December 31,	Amount
2007	$537,503
2008	434,386
2009	184,691
2010	184,691
2011	184,691

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Investment Securities

The amortized cost and fair value of investment securities at December 31, 2006 and 2005 are as follows:

2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$11,935,669	$21,078	$243,627	$11,713,120
Mortgage-backed securities	69,853,177	29,971	938,531	68,944,617
Other investments	93,661,364	1,043,934	745,886	93,959,412

Total	$175,450,210	$1,094,983	$1,928,044	$174,617,149

2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$12,200,149	$27,462	$255,547	$11,972,064
U.S. Treasuries	2,000,836	1,664	—	2,002,500
Mortgage-backed securities	58,096,368	122,317	948,220	57,270,465
Other investments	98,599,252	1,054,497	1,577,388	98,076,361

Total	$170,896,605	$1,205,940	$2,781,155	$169,321,390

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005, in thousands.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

December 31, 2006	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government agencies	$—	$—	$10,761	$244	$10,761	$244
Mortgage-backed securities	24,310	164	38,475	774	62,785	938
Other investments	7,085	164	26,070	582	33,155	746

Total	$31,395	$328	$75,306	$1,600	$106,701	$1,928

December 31, 2005	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government agencies	$10,806	$256	$—	$—	$10,806	$256
Mortgage-backed securities	25,877	507	25,420	441	51,297	948
Other investments	24,260	822	20,499	755	44,759	1,577

Total	$60,943	$1,585	$45,919	$1,196	$106,862	$2,781

Mortgage-backed Securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed either by the full faith and credit of the United States or by an agency of the United States Government and it is not expected that the securities would be settled at a price less than the amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2006 or 2005.

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds that have seen a decline in value due to changes in interest rates. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2006 or 2005.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

The amortized cost and estimated fair value of securities at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$18,424,868	18,427,651
Due after one year through five years	10,545,428	10,572,590
Due after five years through ten years	21,932,315	22,143,734
Due after ten years	124,547,599	123,473,174

Total	$175,450,210	174,617,149

Investment securities with carrying values of $107,357,331 and $98,540,046 at December 31, 2006 and 2005, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2006	2005	2004
Gross realized gains	$12,917	$—	$10,141
Gross realized losses	(25,235)	—	(3,121)

	$(12,318)	$—	$7,020

Note 4.	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in such organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,301,100 and $3,497,400 at December 31, 2006 and 2005, respectively, and is included in other investments.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Loans

The composition of net loans at December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)
Commercial, financial and agricultural loans	$186,202	$213,444
Real estate – construction loans	11,047	8,779
Real estate – mortgage loans	115,203	90,952
Consumer loans	61,572	67,712

	374,024	380,887
Unearned discount	(1,031)	(1,361)
Allowance for loan losses	(3,712)	(4,562)

Loans, net	$369,281	$374,964

Loans are made principally to customers in the Company’s trade area. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-loan value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $58.4 million and $87.2 million of the loans outstanding at December 31, 2006 and 2005, respectively, were variable rate loans.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

Changes in the allowance for loan losses at December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004
Balance, beginning	$4,561,817	$4,720,875	$5,126,735
Provision for loan losses	(360,910)	1,084,326	1,067,443
Loans charged off	(780,040)	(1,567,186)	(1,799,687)
Recoveries of loans previously charged off	291,508	323,802	326,384

Balance, end of year	$3,712,375	$4,561,817	$4,720,875

Loans on nonaccrual (impaired) status were $1,628,651, $4,346,512 and $3,146,041 at December 31, 2006, 2005 and 2004, respectively. Allowance for loan losses attributable to the entire balance of nonaccrual (impaired) loans totaled $491,301 and $883,041 at December 31, 2006 and 2005, respectively. Interest income forgone on loans classified as nonaccrual (impaired) during the years ended December 31, 2006, 2005 and 2004 was $122,706, $348,804 and $229,286, respectively.

Note 6.	Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2006 and 2005:

	2006	2005
Land and buildings	$13,635,092	$11,357,801
Furniture, fixtures and equipment	9,758,542	8,901,348

	23,393,634	20,259,149
Less accumulated depreciation	11,287,178	10,364,934

Total	$12,106,456	$9,894,215

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $950,340, $1,024,320 and $1,056,647, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Deposits

The composition of deposits is as follows:

	2006	2005
Non-interest bearing	$82,867,220	$87,333,891
NOW and money market accounts	152,988,036	148,434,618
Savings deposits	32,636,927	35,579,157
Time certificates, $100,000 or more	76,352,424	79,393,146
Other time certificates	127,002,649	123,071,422

Total	$471,847,256	$473,812,234

The scheduled maturities of certificates of deposit at December 31, 2006 are as follows:

Year Ending December 31,	Amount
2007	$167,959,276
2008	31,041,846
2009	4,137,505
2010	195,621
2011	20,825

$203,355,073

Interest expense for certificates of deposit over $100,000 was approximately $2,902,000, $2,074,000 and $1,691,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company’s stock, FHLB securities ($3,301,100 included in securities available-for-sale at December 31, 2006) and qualifying first mortgage and other loans. As of December 31, 2006, the balance in qualifying first mortgage loans was $113,738,070. At December 31, 2006, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity

2006	2005
$—	$10,000,000	3.76%	May 24, 2006
—	648,818	4.94	July 3, 2006
10,000,000	—	5.37	May 25, 2007
5,000,000	5,000,000	5.46	February 26, 2008
5,000,000	5,000,000	5.66	April 28, 2008
15,000,000	15,000,000	4.50	June 23, 2008
3,000,000	3,000,000	5.24	April 20, 2009
2,000,000	2,000,000	5.29	April 20, 2009
2,000,000	2,000,000	4.47	September 7, 2010
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
3,500,000	3,500,000	4.67	December 16, 2014

$59,400,000	$60,048,818

The scheduled payments for the next five years are as follows:

Year Due	Payment

2007	$10,000,000
2008	25,000,000
2009	5,000,000
2010	2,000,000
2011	3,900,000
Thereafter	13,500,000

$59,400,000

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Other Income and Other Expense

The following is a detail of the major income classifications that are included in Other Income under Non-Interest income on the income statement.

Other Income	2006	2005	2004
BOLI Insurance	$553,477	$485,890	$410,436
Mortgage Loan Origination Fees	407,426	380,049	328,295
Other Income	855,143	728,872	767,110

Total Other Income	$1,816,046	$1,594,811	$1,505,841

The following is a detail of the major expense classifications that make up the Other Expense line item in the income statement.

Other Expense	2006	2005	2004
Intangible Amortization	$537,503	$537,503	$537,503
Advertising	482,540	495,579	440,538
Office Supplies	515,958	559,442	535,628
Legal and Audit Fees	452,064	404,183	454,131
Telephone Expense	377,716	398,435	394,270
Other Expenses	3,081,190	2,496,554	2,616,640

Total Other Expense	$5,446,971	$4,891,696	$4,978,710

Note 10.	Income Taxes

The consolidated provision for income taxes consists of the following:

	2006	2005	2004
Currently payable
Federal	$2,559,846	$2,250,896	$2,297,257
State	446,561	425,520	374,200

	3,006,407	2,676,416	2,671,457
Deferred tax expense (benefit)	(169,994)	(310,432)	11,432

Income tax expense	$2,836,413	$2,365,984	$2,682,889

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Continued

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2006	2005	2004
Federal taxes based on statutory rate	$3,818,519	$3,512,919	$3,477,851
State income taxes, net of federal benefit	294,730	280,843	246,972
Tax-exempt investment interest	(1,070,432)	(1,067,853)	(922,520)
Other, net	(206,404)	(359,925)	(119,414)

Income tax expense	$2,836,413	$2,365,984	$2,682,889

At December 31, 2006 and 2005, net deferred tax assets consist of the following:

	2006	2005
Deferred tax assets
Allowance for loan losses	$1,384,716	$1,511,038
Deferred compensation liability	1,007,020	882,739
Unrealized loss on available-for-sale securities	310,732	587,555
Other	67,728	86,123

Total	2,770,196	3,067,455
Deferred tax liabilities
Premises and equipment	507,826	553,955
Intangible assets	13,713	151,712
Other	717,424	400,354

Total	1,238,963	1,106,021

Net deferred tax asset	$1,531,233	$1,961,434

The net deferred tax asset of $1,531,233 and $1,961,434 at December 31, 2006 and 2005, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, is as follows:

Balance Sheets

December 31, 2006 and 2005

	2006	2005
Assets
Cash (1)	$1,783,950	$1,514,327
Investment in bank subsidiary (1)	67,830,998	62,144,841
Other assets (1)	53,925	117,338

Total assets	$69,668,873	$63,776,506

Liabilities
Other liabilities	$3,600	$2,401
Stockholders’ equity	69,665,273	63,774,105

Total liabilities and stockholders’ equity	$69,668,873	$63,776,506

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Continued

Income Statements

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income	$13,577	$30,359	$38,994

Other income
Dividends from bank subsidiary (1)	3,498,167	3,265,783	3,017,969
Equity in undistributed earnings of bank subsidiary (1)	4,987,588	4,717,327	4,540,676

Total other income	8,485,755	7,983,110	7,558,645

Other expense	158,733	58,468	60,605

Income before income taxes	8,340,599	7,955,001	7,537,034
Income tax expense (benefit)	(53,925)	(11,131)	(9,051)

Net income	$8,394,524	$7,966,132	$7,546,085

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$8,394,524	$7,966,132	$7,546,085
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(4,987,588)	(4,717,327)	(4,540,676)
(Increase) decrease in other assets	11,836	13,961	(9,051)
Increase (decrease) in other liabilities	1,200	(36,603)	(10,075)

Net cash provided by operating activities	3,419,972	3,226,163	2,986,283

Cash flows from investing activities
Other	—	300,890	4,259

Net cash provided by (used by) investing activities	—	300,890	4,259

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Continued

	2006	2005	2004
Cash flows from financing activities
Dividends paid to stockholders	$(3,461,509)	$(3,254,591)	$(2,996,881)
Proceeds from exercise of stock options	311,160	131,595	210,062

Net cash used by financing activities	(3,150,349)	(3,122,996)	(2,786,819)

Net increase in cash	269,623	404,057	203,723

Cash, beginning of year	1,514,327	1,110,270	906,547

Cash, end of year	$1,783,950	$1,514,327	$1,110,270

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $3,498,167, $3,265,783 and $3,017,969 to the Citizens Holding Company during the years ended December 31, 2006, 2005 and 2004, respectively.

Note 12.	Related Party Transactions

The Company had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management’s opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and do not involve more than the normal risk of collectibility at the time of the transaction.

The balance of loans made to related parties at December 31, 2006 and 2005 was $336,995 and $355,698, respectively. Advances to related parties during the year ended December 31, 2006 totaled $193,308. Payments received from related parties during the year ended December 31, 2006 totaled $212,011.

Deposits from related parties at December 31, 2006 and 2005 approximated $2,649,575 and $2,469,000, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2006 and 2005, commitments related to unused lines of credit were $22,150,442 and $21,477,893 and standby letters of credit were $955,218 and $1,261,236, respectively. The fair value of such commitments is not material. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Continued

Concentration of Risk

The Company makes agricultural, agribusiness, commercial, residential and consumer loans primarily in the eastern region of Mississippi. A substantial portion of the Company’s customers’ abilities to honor their contracts is dependent on the business and agricultural economy in that area.

Although the Company’s loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans includes equipment, crops, livestock, and land. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses. See Note 5 for a summary of loans by type.

The nature of the Company’s business requires that it maintain amounts due from banks, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Note 14.	Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts

2007	$80,335
2008	60,534
2009	58,531
2010	58,531
2011	55,816

$313,747

The total rental expense included in the income statements for the years ended December 31, 2006, 2005 and 2004 is $65,625, $63,398, and $58,847, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.	Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2006, 2005 and 2004, the Company’s contributions were $523,270, $516,555 and $448,334, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $192,651, $144,158 and $131,120 for the plan years ended December 31, 2006, 2005 and 2004, respectively.

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

Note 16.	Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Continued

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006 and 2005, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2006
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$70,618,305	18.32%	$30,829,550	8%	$	N/A	—
Citizens Bank	68,795,198	17.85	30,825,236	8		38,531,545	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	66,905,930	17.36	15,414,775	4		N/A	—
Citizens Bank	65,082,824	16.89	15,412,618	4		23,118,927	6
Tier I Capital (to Average Assets)
Citizens Holding Company	66,905,930	11.30	23,683,458	4		N/A	—
Citizens Bank	65,082,824	11.00	23,670,190	4		29,587,738	5

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Continued

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2005
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$65,370,218	16.20%	$32,279,732	8%	$	N/A	—
Citizens Bank	63,762,072	15.80	32,279,732	8		40,349,665	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	60,808,401	15.07	16,139,866	4		N/A	—
Citizens Bank	59,200,255	14.67	16,139,866	4		24,209,799	6
Tier I Capital (to Average Assets)
Citizens Holding Company	60,808,401	10.11	24,064,264	4		N/A	—
Citizens Bank	59,200,255	9.84	24,066,894	4		30,083,618	5

Note 17.	Fair Values of Financial Instruments

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2006 and 2005:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and due from banks	$15,449,434	$15,449,434	$26,743,000	$26,743,000
Interest bearing deposits with banks	396,811	396,811	312,825	312,825
Federal funds sold	15,200,000	15,200,000	—	—
Securities available-for-sale	174,617,419	174,617,419	162,203,117	162,203,117
Net loans	369,280,664	368,758,573	374,964,316	372,219,005
Accrued interest receivable	5,015,574	5,015,574	4,695,147	4,695,147

Financial liabilities
Deposits	$471,847,256	$472,088,286	$473,812,234	$473,587,831
Federal Home Loan Bank advances	59,400,000	58,410,468	60,048,818	59,344,446
Accrued interest payable	1,153,890	1,153,890	798,667	798,667
Federal funds purchased	—	—	1,600,000	1,600,000
Sweep account liability	12,767,483	12,767,483	7,344,496	7,344,496

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.	Continued

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

Federal Funds Sold and Purchased; Sweep Account Liability

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.	Stock Options

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

Following is a summary of the status of the plans for the years ending December 31, 2006, 2005 and 2004:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2004	84,000	$11.68	93,650	$13.89
Granted	13,500	22.25	43,500	21.85
Exercised	(19,650)	9.94	(1,000)	14.65
Forfeited	—	—	—	—

Outstanding at December 31, 2004	77,850	$13.95	136,150	$16.43
Granted	12,000	20.00	43,500	21.05
Exercised	(6,000)	14.66	(3,000)	14.55
Forfeited	—	—	(4,450)	17.24

Outstanding at December 31, 2005	83,850	$14.77	172,200	$17.60
Granted	12,000	23.70	40,500	23.46
Exercised	(4,500)	17.88	(6,450)	16.41
Forfeited	(1,500)	22.25	(9,450)	19.68

Outstanding at December 31, 2006	89,850	$15.68	196,800	$18.75

Options exercisable at:
December 31, 2006	89,850	$15.68	196,800	$18.75

Weighted average fair value of Options granted during years ended
December 31, 2004		$5.69		$5.59

December 31, 2005		$1.48		$1.56

December 31, 2006		$6.10		$5.87

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2006, 2005 and 2004

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.	Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining

$7.15 to $10.00	14,850	$7.27	2 years, 2 months
$10.01 to $15.00	108,800	13.41	5 years, 1 month
$15.01 to $20.00	24,000	18.20	7 years, 4 months
$20.01 to $22.50	87,500	21.55	7 years, 8 months
$22.51 and above	51,500	23.52	8 years, 3 months

Total	286,650	$17.79	6 years, 8 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2006 was $599,300 and the intrinsic value of the Employees’ Plan at December 31, 2006 was $708,480 for a total intrinsic value at December 31, 2006 of $1,307,780. Additionally, the total intrinsic value of options exercised during 2006 and 2005 was $93,843 and $57,855, respectively. There was no unrecognized stock-based compensation expense at December 31, 2006.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2006, 2005 and 2004

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2006, 2005 and 2004. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and earnings as management has capitalized on opportunities for organic growth within our market area. Total assets increased over the three-year period by $34.0 million. Earnings have increased steadily over the three-year period as management has utilized low cost funds to increase net interest income. At the same time, management believes it has made appropriate provisions for loan losses although the improving loan portfolio quality has required smaller or negative provisions for loan losses.

During 2006, the Company’s assets grew to $621,197,496, or 1.0%, from 2005, loans decreased to $369,280,664, or 1.5%, and deposits decreased $1,964,978, or .4%. Loans decreased in 2006 due to the repayment of loans related to Hurricane Katrina rebuilding contracts that were made in the fourth quarter of 2005 and repaid in the first quarter of 2006 when the contracts were completed. Decreases in savings accounts and certificates of deposit were the primary reason for the decrease in deposits as they ended 2006 at $2,051,725, or .9%, lower than 2005. Demand, NOW and money market accounts grew $86,747, or .04%, to $235,855,256 at December 31, 2006.

In 2005, the Company experienced growth in its assets and loans as compared to 2004 although the growth rate was less than in 2004. The Company’s assets grew to $607,709,136, or 3.5%, from 2004, loans increased to $374,964,316, or 2.8%, and deposits decreased $651,511, or .1%. Loans increased in 2005 due to the Hurricane Katrina rebuilding contracts. The decrease in savings accounts and certificates of deposit were the primary reason for the decrease in deposits as they ended 2005 at $9,731,729, or 3.9% lower than 2004. Demand, NOW and money market accounts grew $9,080,209, or 4.0% to $235,768,509, at December 31, 2005 compared to the balance at December 31, 2004.

In 2004, the Company grew through the expansion of its existing customer base within the Company’s market area. Total assets for the year were $587,238,991, and net loans were $364,868,117. The loan growth in 2004 was funded in part by an increase in demand deposit accounts. Deposits were $474,463,744 even though certificates of deposits declined by $12,135,472, or 5.5%.

In 2006, the Company’s net income after taxes increased to $8,394,524, an increase of $428,392 over 2005. The increase in the rates paid on deposits was offset by a negative provision for loan losses, which was due to an improvement in the credit quality of the loan portfolio. Net income for 2006 produced, on a fully diluted basis, earnings per share of $1.65 compared to $1.57 in 2005 and $1.49 for 2004.

The Company’s net income after taxes for 2005 increased 5.6% to $7,966,132 over 2004. Interest rates continued to rise in 2005, resulting in a higher cost of investible funds for the Company. This increase was offset by a corresponding increase in interest rates on loans and investments.

The Company’s Return on Average Assets (“ROA”) was 1.39% in 2006, compared to 1.35% in 2005 and 1.33% in 2004. Its Return on Average Equity (“ROE”) was 12.59% in 2006, 12.63% in 2005 and 12.84% in 2004. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 9.72% in 2004 to 10.11% in 2005 and to 11.30% in 2006. The decrease in ROE is a result of the Company’s capital growing at a faster rate than its net income. The increase in ROA indicates that the Company has been successful in using its capital to support growth in both assets and earnings. This growth has enabled the Company to increase the annual dividend payout rate to approximately 41.3% of 2006 earnings per share, as compared to 40.9% in 2005 and 39.7% in 2004. Even though the dividend payout ratio has increased, the leverage capital ratio increased to 11.30% in 2006, which is well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

The critical accounting policy most important to the presentation of our financial statements relates to the allowance for loan loss and the related provision for loan losses. The allowance for loan losses is available to absorb probable credit losses inherent in the entire loan portfolio. The appropriate level of the allowance is based on a quarterly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including collective impairment as recognized under Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 5, “Accounting for Contingencies”. The collective impairment is calculated based on loans grouped by grade. Another component of the allowance is losses on loans assessed as impaired under FASB Statement 114, “Accounting by Creditors for Impairment of a Loan” (“SFAS No. 114”). The balance of these loans determined to be impaired under SFAS No. 114 and their related allowance is included in management’s estimation and analysis of the allowance for loan losses. For a discussion of other considerations in establishing the allowance for loan losses and our loan policies and procedures for addressing credit risk, please refer to the disclosures in this Item under the heading “Provision for Loan Losses and Asset Quality.”

Prior to the adoption of FASB SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”, effective January 1, 2006), the Company accounted for stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). APB No. 25 did not require the Company to recognize compensation expense for stock options granted to employees if the option price was not less than the fair market value of the underlying stock at the grant date. Accordingly, the Company did not recognize compensation expense for the 55,500 and 57,000 options granted to employees and directors for 2005 and 2004, respectively. If the Company had applied the provisions of SFAS No. 123R for the options granted, the Company would have reported compensation expense of $55,340 and $201,610 for 2005 and 2004, respectively, with the decrease in volatility of our stock price used in calculating compensation expense being the primary reason for the decrease in expense from 2004 to 2005.

Generally, all options granted to employees and directors fully vest six months and one day after the date of grant, rather than vesting in tranches over a specified period. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective transition method. Under that method of transition, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. At the date of adoption, there were no unvested share-based payments outstanding. Also, given the limited historical amount of forfeited options, the Company has not reduced compensation expense for estimated forfeitures. The Company did not change the amount or terms of any outstanding option arrangements in anticipation of the adoption of SFAS No. 123R.

The Company utilizes the Black-Scholes valuation model to determine the fair value of stock options. The Black-Scholes model requires the use of certain assumptions, including the volatility of the Company’s stock price (the Company has used the historical volatility in prior periods to determine the estimated compensation expense), the expected life of the option, the expected dividend rate and the discount rate. The Company does not currently expect to change the model or its methods for determining the assumptions underlying the valuation of future stock option grants. For more information on the Company’s stock options and the assumptions used to calculate the expense of such options, please refer to Note 1, “Summary of Significant Accounting Policies,” and Note 18, “Stock Options” to the Company’s Consolidated Financial Statements included in this Annual Report.

Please refer to Note 1, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements of the Company included in this Annual Report for a detailed discussion of recent accounting pronouncements affecting the Company.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements which constitute forward-looking statements and information which are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. The Company notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Bank, include, but are not limited to, the following:

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

The Company undertakes no obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

SELECTED FINANCIAL DATA

The following selected financial data has been taken from the Company’s Consolidated Financial Statements and related notes included in this Annual Report and should be read in conjunction with such consolidated financial statements and related notes. Dollar references in all of the following tables are in thousands except for per share data.

The major components of the Company’s operating results for the past five years are summarized in Table 1 – Five Year Financial Summary of Consolidated Statements and Related Statistics.

TABLE 1 – FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS

	2006	2005	2004	2003	2002
Summary of Earnings

Total interest income	$36,487	$33,044	$29,972	$29,725	$30,197
Total interest expense	13,182	9,847	7,537	8,188	9,746
Provision for loan losses	(361)	1,084	1,067	2,003	1,758
Non-interest income	6,188	5,737	5,575	5,324	4,435
Non-interest expense	18,623	17,517	16,713	15,042	13,865
Income tax expense	2,836	2,366	2,683	2,845	2,965
Net income	8,395	7,966	7,546	6,971	6,298

Per Share Data

Earnings-basic	$1.67	$1.59	$1.51	$1.40	$1.27
Earnings-diluted	1.65	1.57	1.49	1.39	1.26
Cash dividends	0.69	0.65	0.60	0.57	0.52
Book value at year end	13.88	12.73	12.04	11.35	10.81

Selected Year End Actual Balances

Loans, net of unearned income	$372,993	$379,526	$369,589	$357,064	$308,175
Allowance for loan losses	3,712	4,562	4,721	5,127	4,222
Securities available for sale	174,617	169,321	151,716	143,181	162,276

Earning assets	552,843	555,267	525,155	493,209	468,592
Total assets	621,197	614,827	587,239	550,761	518,450
Deposits	471,847	473,812	474,464	438,697	432,768
Long-term borrowings	59,400	60,049	46,119	47,637	24,606
Shareholders’ equity	69,665	63,774	60,191	56,502	53,783

Selected Year End Average Balances

Loans, net of unearned income	$373,729	$371,925	$364,922	$337,763	$289,407
Allowance for loan losses	4,162	4,646	5,532	4,495	3,905
Securities available for sale	160,537	156,333	142,994	164,371	153,726
Earning assets	527,891	528,562	506,898	499,726	450,174
Total assets	604,137	591,872	565,892	549,520	491,833
Deposits	469,460	464,629	457,510	447,188	414,135
Long-term borrowings	59,608	54,823	41,607	35,314	19,301
Shareholders’ equity	66,685	63,068	58,750	56,121	51,304

Selected Ratios

Return on average assets	1.39%	1.35%	1.33%	1.27%	1.28%
Return on average equity	12.59%	12.63%	12.84%	12.42%	12.28%
Dividend payout ratio	41.24%	40.86%	39.71%	40.71%	40.98%
Equity to year end assets	11.21%	10.49%	10.25%	10.26%	10.37%
Total risk-based capital to risk-adjusted assets	17.73%	16.20%	15.35%	14.94%	15.57%
Leverage capital ratio	11.30%	10.11%	9.72%	9.11%	8.83%
Efficiency ratio	60.05%	58.14%	57.65%	54.45%	54.51%

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

Net interest income on a tax equivalent basis was $24,527,000, $24,373,000 and $23,435,000 for the years 2006, 2005 and 2004, respectively. Net interest margin was 4.55%, 4.61% and 4.61% for the same periods. During 2006, the yields on interest earning assets rose less than the rates paid on interest bearing deposits. The largest increase in rates paid was in the rates paid on certificates of deposit. For the year ended December 31, 2006, the average yield on earnings assets was 6.97%, an increase of 51 basis points compared to the average yield at December 31, 2005. The average rate paid on interest-bearing liabilities was 2.98%, an increase of 66 basis points compared to the average rate at December 31, 2005. The effect of increases in rates on net interest margin was offset partially by changes in volume. The volume of earning assets increased 2.1% while the volume of interest-bearing liabilities increased .3% in 2006.

During 2005, the rates on interest earning assets and interest bearing liabilities both rose such that the net interest margin in 2005 was unchanged from 2004. Both volume and rates increased on both interest bearing assets and liabilities. For the year ended December 31, 2005, the average yield on earnings assets was 6.46%, an increase of 37 basis points compared to the average yield at December 31, 2004. The average rate paid on interest-bearing liabilities was 2.22%, an increase of 46 basis points compared to the average rate at December 31, 2004. The volume of earning assets increased 4.6% while the volume of interest-bearing liabilities increased 3.2% in 2005.

The increase in net interest income in 2004 was due to the increases in the volume and yield of interest-bearing assets exceeding the increases in the volume of and rates paid on deposits. For the year ended December 31, 2004, the average yield on earnings assets was 6.09% and the average rate paid on interest-bearing liabilities was 1.76%. The volume of earning assets increased 2.1% while the volume of interest-bearing liabilities increased 1.7% in 2004.

During this three-year period, loan demand has remained steady and has allowed the Company to continue to invest its available funds in loans. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $15.5 million at December 31, 2004, $16.0 million at December 31, 2005 and $16.8 million at December 2006. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2006, 2005 and 2004.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

	Average Balance			Income/Expense			Average Yield/Rate
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Loans:
Loans, net of unearned income	$372,691	$370,982	$363,405	$28,920	$26,435	$24,162	7.76%	7.13%	6.65%

Investment Securities
Taxable	74,846	71,916	72,023	3,652	3,023	2,847	4.88%	4.20%	3.95%
Tax-exempt	84,019	80,728	66,542	4,709	4,582	3,880	5.60%	5.65%	5.80%

Total Investment Securities	158,865	152,644	138,565	8,361	7,605	6,727	5.26%	4.97%	4.84%

Federal Funds Sold and Other	8,825	5,891	6,031	407	180	83	4.61%	3.06%	1.38%

Total Interest Earning Assets	540,381	529,517	508,001	37,688	34,220	30,972	6.97%	6.46%	6.09%

Non-Earning Assets	63,756	62,355	57,891

Total Assets	$604,137	$591,872	$565,892

Deposits:
Interest-bearing Demand Deposits	$144,348	$144,134	$127,902	$2,528	$2,098	$1,372	1.75%	1.46%	1.07%
Savings	34,288	35,494	37,591	313	319	336	0.85%	0.89%	0.85%
Time	202,792	204,265	219,150	7,474	5,014	4,065	3.69%	2.45%	1.85%

Total Deposits	381,428	383,893	384,643	10,315	7,431	5,773	2.70%	1.93%	1.50%

Borrowed Funds
Short-term Borrowings	1,106	2,344	1,113	60	84	18	5.42%	3.58%	1.62%
Long-term Borrowings	59,607	54,823	41,607	2,807	2,332	1,746	4.71%	4.25%	4.20%

Total Borrowed Funds	60,713	57,167	42,720	2,867	2,416	1,764	4.72%	4.23%	3.70%

Total Interest-Bearing Liabilities	442,141	441,060	427,363	13,182	9,847	7,537	2.98%	2.22%	1.76%

Non-Interest Bearing Liabilities
Demand Deposits	87,396	80,737	72,867
Other Liabilities	7,935	7,007	6,912
Shareholders’ Equity	66,665	63,068	58,750

Total Liabilities and Shareholders’ Equity	$604,137	$591,872	$565,892

Interest Rate Spread							3.99%	4.24%	4.33%

Net Interest Margin				$24,506	$24,373	$23,435	4.55%	4.61%	4.61%

Less
Tax Equivalent Adjustment				1,201	1,177	1,000

Reported Net Interest Income				$23,305	$23,196	$22,435

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2006, 2005, and 2004.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	2006	2005	2004
Average interest earning assets	$540,381	$529,517	$508,001
Average interest bearing liabilities	442,141	441,614	427,363

Net average interest earning assets	$98,240	$87,903	$80,638

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2004 through 2006. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

	2006 Change from 2005			2005 Change from 2004
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME
Loans	$133	$2,352	$2,485	$540	$1,733	$2,273
Taxable Securities	143	486	629	(4)	180	176
Non-Taxable Securities	184	(39)	145	801	(100)	701
Federal Funds Sold and Other	135	92	227	(4)	101	97

TOTAL INTEREST INCOME	$595	$2,891	$3,486	$1,333	$1,914	$3,247

INTEREST EXPENSE
Interest-bearing demand deposits	$4	$426	430	$237	$489	726
Savings Deposits	(10)	1	(9)	(18)	—	(18)
Time Deposits	(54)	2,514	2,460	(365)	1,314	949
Short-term borrowings	(67)	43	(24)	44	22	66
Long-term borrowings	225	250	475	562	24	586

TOTAL INTEREST EXPENSE	$98	$3,234	3,332	$460	$1,849	2,309

NET INTEREST INCOME	$693	$6,125	$6,818	$873	$65	$938

LOANS

The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing net interest margin. The Company’s loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the Board’s loan committee for approval. The loan committee is composed of various directors, including the Chairman of the Board. All aggregate credits which exceed the loan committee’s lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company’s loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

The Company has stated in its Loan Policy the following objectives for its loan portfolio:

•	to make loans after sound and thorough credit analysis;

•	to properly document all loans;

•	to eliminate loans from the portfolio that are under-priced, high risk or difficult and costly to administer;

•	to seek good relationships with the customer;

•	to avoid undue concentrations of loans; and

•	to keep non-accrual loans to a minimum by aggressive collection policies.

Loan demand has remained steady in the Company’s market area over the past three years. In general, the loan growth experienced in 2006, 2005 and 2004 was due to a continuation of the overall growth in the market area served by the Company. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. The impact on the loan portfolio attributable to Hurricane Katrina rebuilding contracts has also lessened, as these loans were repaid in early 2006 as the rebuilding contracts were completed. Real estate mortgage loans originated by the Company increased by 26.7%, or $24,250,834, in 2006, declined by 1.7%, or $1,550,809, in 2005, and increased by .5%, or $500,699, in 2004 compared to the prior year. Most of the increase in mortgage loans during 2006 is the result of 1-to-4 family rental property being reclassified from commercial loans to residential real estate. Prior to 2006, 1-to-4 family rental housing had been classified as commercial real estate instead of 1-to-4 family mortgages due to the business nature of the property. After a review of our collateral as part of its normal collateral verification process, The Federal Home Loan Bank of Dallas (“FHLB”) advised that 1-to-4 family rental property should be classified as 1-to-4 family mortgages. This reclassification affected approximately $20 million in commercial real estate loans.

Commercial and agricultural loans declined $27,241,284, or 12.76% in 2006, after having increased by $12,019,676, or 6.0%, in 2005 and $14,317,978, or 7.7%, in 2004. The decrease in 2006 in this category of loans is a result of a transfer of loans from being classified as commercial loans to mortgage loans and reflected in the increase noted above. Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies, and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined $6,140,000, or 9.1% in 2006, increased $1,046,248, or 1.6%, in 2005 and increased $1,919,155, or 3.2%, in 2004 compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment may also have lessened the dependence on consumer loans for some purchases.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

	AT DECEMBER 31,
	2006	2005	2004	2003	2002
Commercial, financial and agricultural	$186,202	$213,444	$201,424	$186,950	$149,762
Real estate – construction	11,047	8,779	10,706	15,409	11,708
Real estate – mortgage	115,203	90,952	92,503	92,412	89,452
Consumer	61,572	67,712	66,666	64,309	59,660

TOTAL LOANS	$374,024	$380,887	$371,299	$359,080	$310,582

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year for all loans.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2006

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total

Commercial, financial and agricultural	$67,744	$97,994	$20,464	$186,202
Real estate – construction	10,878	169	—	$11,047
Real estate – mortgage	19,576	68,872	26,755	$115,203
Consumer	24,284	33,650	3,638	$61,572

Total loans	$122,482	$200,685	$50,857	$374,024

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 – 5 YEARS	OVER 5 YEARS

Fixed rates	$176,601	$35,587
Variable rates	24,084	15,270

Total loans	$200,685	$50,857

Each loan the Company makes either has a stated maturity as to when the loan is to be repaid or is subject to an agreement between the Company and the customer governing its progressive reduction. The Company’s policy is that every loan is to be repaid by its stated maturity and not carried as a continuing debt. Generally, the Company requires that principal reductions on a loan must have begun prior to the second renewal date of the loan.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The allowance for loan losses represents an amount which in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and the Mississippi Department of Banking and Consumer Finance and is also a factor in each agency’s determination of our capital adequacy. The estimation of losses in our loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers and economic conditions in the Company’s market area.

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2004, 2005 and 2006. The ratio of net loans charged off to average loans was .13% in 2006, .33% in 2005 and .40% in 2004. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of the Company’s market. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2006 was a negative provision of $360,910 compared to a positive provision of $1,084,326 in 2005 and $1,067,443 in 2004. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. Using this method, management determined that the Company’s allowance for loan losses was in excess of the allowance for loan losses required by the model. Therefore, a negative provision was required to reduce the allowance to the year end level. At the end of 2006, the total allowance for loan losses was $3,712,375, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2006	2005	2004	2003	2002
BALANCE AT BEGINNING OF YEAR	$4,562	$4,721	$5,127	$4,222	$3,375

LOANS CHARGED-OFF

Commercial, financial and agricultural	101	861	1,394	700	935
Real estate – construction	72	—	—	—	23
Real estate – mortgage	30	64	15	145	122
Consumer	577	642	390	555	957

TOTAL CHARGE-OFFS	780	1,567	1,799	1,400	2,037

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	37	189	144	65	54
Real estate – construction	—	—	—	—	—
Real estate – mortgage	0	2	11	2	4
Consumer	254	133	171	235	221

TOTAL RECOVERIES	291	324	326	302	279

Net loans charged-off	489	1,243	1,473	1,098	1,758
Additions charged to operating expense	(361)	1,084	1,067	2,003	1,758
Other increases attributed to acquisition	—	—	—	—	847

BALANCE AT END OF YEAR	$3,712	$4,562	$4,721	$5,127	$4,222

Loans, net of unearned, at year end	$372,993	$379,526	$369,589	$357,064	$308,175

Ratio of allowance to loans at year end	1.00%	1.20%	1.28%	1.44%	1.37%

Average loans – net of unearned interest	$373,729	$371,925	$364,922	$337,763	$289,407

Ratio of net loans charged-off to average loans	0.13%	0.33%	0.40%	0.33%	0.61%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	AT DECEMBER 31,
	2006	2005	2004	2003	2002
Commercial, financial and agricultural	$1,163	$1,713	$1,872	$2,300	$1,700
Real estate – construction	200	300	300	300	200
Real estate – mortgage	900	900	900	900	800
Consumer	1,350	1,550	1,550	1,550	1,475
Unallocated	99	99	99	77	47

Total	$3,712	$4,562	$4,721	$5,127	$4,222

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2006	2005	2004	2003	2002
Commercial, financial and agricultural	49.79%	56.04%	54.25%	52.06%	48.22%
Real estate – construction	2.95%	2.30%	2.88%	4.29%	3.77%
Real estate – mortgage	30.80%	23.88%	24.91%	25.74%	28.80%
Consumer	16.46%	17.78%	17.96%	17.91%	19.21%

	100.00%	100.00%	100.00%	100.00%	100.00%

As discussed earlier, the loan portfolio has increased steadily in the past three years. The table above illustrates that the most significant portion of the growth occurred in the mortgage real estate category, primarily on account of the reclassification of certain loans into the mortgage real estate category, as discussed above. Notwithstanding this growth, a larger portion of the allowance for loan losses is allocated to commercial, financial and agricultural loans and consumer loans. This reflects the higher risks associated with commercial and consumer lending as compared to real estate mortgages and construction loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings (within the meaning of FASB Statement 15, “ Accounting by Debtors and Creditors for Troubled Debt Restructurings”). Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers; the percentage of OREO to total loans at December 31, 2006 was .73% compared to .78% in 2005. OREO increased in 2005 due to the foreclosure on several loans that were collateralized by real estate. These loans were reported in the 90 days or more past due category in 2004.

Loans on non-accrual status amounted to $1,628,651 in 2006 as compared to $4,346,512 in 2005 and $3,146,041 in 2004. Non-accrual loans decreased in 2006 due to a loan previously on non-accrual status in the amount of $2.33 million moved in 2006 to accruing due to improvements in the payment history of the loan. This loan was made to a single borrower that filed for bankruptcy protection. Although management continues to believe that this loan is adequately collateralized, the Company has allocated a loan loss reserve equal to 5% of the outstanding balance of this loan. Management now believes that both principal and interest on this loan will be fully collected. Interest income forgone on loans classified as non-accrual in 2006 was $122,706 as compared to $348,804 in 2005 and $229,286 in 2004. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and/or deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

	AS OF DECEMBER 31,
	2006	2005	2004	2003	2002
PRINCIPAL BALANCE
Non-accrual	$1,629	$4,347	$3,146	$1,503	$358
Accruing loans 90 days or more past due	1,355	911	904	4,396	5,117
Troubled debt restructuring	—	—	—	—	—

TOTAL LOANS	$2,984	$5,258	$4,050	$5,899	$5,475

TOTAL NON-PERFORMING LOANS	$2,984	$5,258	$4,050	$5,899	$5,475

Income on non-accrual loans not recorded	$123	$349	$229	$169	$69

Non-performing as a percent of loans	0.80%	1.39%	1.10%	1.65%	1.78%

Other real estate owned	$2,708	$2,975	$2,787	$695	$1,286

OREO as a percent of loans	0.73%	0.78%	0.75%	0.19%	0.42%

Allowance as a percent of non-performing loans	124.40%	86.76%	116.57%	86.91%	77.11%

SFAS Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” was effective January 1, 1995. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under FASB 114 and 118. The balances of nonaccrual (impaired) loans for the years 2006, 2005, 2004 were $1,628,651, $4,346,512 and $3,146,041, respectively.

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

At December 31, 2006, loans totaling $16,238,723 were included on the watch list of the Company compared to $18,431,504 at December 31, 2005. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2006, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2004 through 2006 and the maturity distribution at December 31, 2006, by classification.

TABLE 9 – SECURITIES

	2006	2005	2004
SECURITIES AVAILABLE FOR SALE
U. S. Treasury	$0	$2,003	$4,103
U. S. Agencies	11,713	11,972	18,102
Mortgage Backed	68,945	57,270	49,404
State, Municipal and Other	93,959	98,076	80,107

TOTAL SECURITIES AVAILABLE FOR SALE	$174,617	$169,321	$151,716

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Treasury	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
U. S. Agencies	0	0.00%	548	4.65%	1,406	4.61%	9,759	5.50%
Mortgage Backed (1)	0	0.00%	0	0.00%	0	0.00%	68,945	5.41%
State, Municipal and Other (2)	18,428	5.91%	10,024	5.84%	20,738	6.29%	44,769	6.12%

TOTAL AVAILABLE-FOR-SALE	$18,428	5.91%	$10,572	5.78%	$22,144	6.18%	$123,473	5.67%

(1)	The maturities for mortgage backed securities in the above table are based on final maturity.
(2)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2006. This change is not used in the Tier 1 capital calculation.

As the above table illustrates, during the last three years, the Company shifted its investment mix away from lower-yielding U. S. Treasury securities into higher-yielding mortgage-backed securities issued by the Government National Mortgage Agency (“GNMA”) and other agencies of the federal government and higher-yielding securities issued by state and local entities. This move was done mainly to maintain a higher yield on investment securities than the Company could have attained with U. S. Treasury instruments.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base is the Company’s major funding source for earning assets. Although time deposits declined in 2006, they continue to be the largest single segment of the Company’s total deposits. Time deposits declined because management did not aggressively price time deposits in the Company’s markets, as management believed the Company had sufficient funds to meet loan demand.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Noninterest-bearing	$87,396	—	$80,183	—	$72,867	—
Interest-bearing demand	144,348	1.75%	144,134	1.46%	127,902	1.07%
Savings	34,924	0.85%	36,048	0.83%	37,591	0.85%
Certificates of deposit	202,792	3.69%	204,265	2.45%	219,150	1.85%

	$469,460	2.20%	$464,630	1.59%	$457,510	1.44%

MATURITY RANGES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE,

AS OF DECEMBER 31, 2006
3 months or less	$16,653
3 through 6 months	18,558
6 through 12 months	22,171
over 12 months	18,970

$76,352

The Company in its normal course of business will acquire large certificates of deposit, generally from public entities, with a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.

BORROWINGS

Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources utilized by the Company include short-term and long-term borrowings. Short-term borrowings consist of Federal Funds Purchased from other financial institutions on an overnight basis and short-term advances from the FHLB. Long-term borrowings are advances from the FHLB with an initial maturity of greater than one year.

TABLE 11 – SHORT-TERM BORROWINGS

	AS OF DECEMBER 31,
	2006	2005	2004
Short-term borrowings
Year-end balance	$12,767	$1,600	$0
Weighted average rate	4.71%	4.20%	0.00%

Maximum month-end balance	$50,682	$12,600	$12,000

Year to date average balance	$20,796	$2,344	$2,907
Weighted average rate	4.55%	3.54%	1.05%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2006, the Company had the capacity to borrow up to $82,054,921from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits.

The Company at the end of 2006 had long-term debt in the amount of $59,400,000 to the FHLB for advances and $1,260,642 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state; the Company retains the balance of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2006 is listed below.

2006
Less than one year	$10,004
One year to three years	30,101
Over three years	20,556

Total Long-term borrowings	$60,661

NON-INTEREST INCOME AND EXPENSE

Table 12 – Non-interest Income and Expense illustrates the Company’s non-interest income and expense from 2004 through 2006 and percentage changes between such years.

TABLE 12 – NON-INTEREST INCOME & EXPENSE

	2006	% CHANGE FROM 2005	2005	% CHANGE FROM 2004	2004

NON-INTEREST INCOME
Service charges on deposit accounts	$3,816	7.28%	$3,557	4.90%	$3,391
Other operating income	2,372	8.81%	2,180	-0.18%	2,184

TOTAL NON-INTEREST INCOME	$6,188	7.86%	$5,737	2.91%	$5,575

NON-INTEREST EXPENSE
Salaries and employee benefits	$9,980	4.80%	$9,523	10.64%	$8,607
Occupancy expense, including equipment	3,010	3.69%	2,903	-1.19%	2,938
Other operating expense	5,633	10.65%	5,091	-1.49%	5,168

TOTAL NON-INTEREST EXPENSE	$18,623	6.31%	$17,517	4.81%	$16,713

Non-interest income typically consists of service charges on checking accounts, including debit card fees, and other financial services. With continued pressure on interest rates, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company’s main sources of non-interest income are service charges on checking accounts, safe deposit box rentals, credit life insurance premiums, title insurance service fees and income contributions from the Company’s credit life insurance subsidiary.

During 2006, non-interest income increased $450,598, or 7.9%, when compared to year of 2005. Service charge income from checking accounts was the main source of this increase.

During 2005, non-interest income increased $162,292, or 2.91%, when compared to the year of 2004. The majority of this increase came from service charge income from checking accounts.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2006, non-interest expense increased $1,106,278, or 6.3%, to $18,623,183. Included in this was an increase in salaries and benefits in the amount of $456,969, or 4.8%. The remainder of the increase is the result of increased costs in losses on fraudulent checks and charged off checking accounts, building repair costs and normal other expense increases as a result of growth and inflation.

In 2005, non-interest expenses increased $803,949, or 4.81%, to $17,516,905. The main reason for this increase was a $916,301 increase in salaries and benefits. At the same time, the Company was able to decrease the amount of other operating expenses.

In 2006, the Company’s efficiency ratio was 60.05%, compared to 58.14% in 2005 and 57.65% in 2004. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. That is, the ratio is designed to reflect the percentage of one dollar which must be expended to generate one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,531,233 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 25.26%, 22.90% and 26.23% in 2006, 2005 and 2004, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits), proceeds from maturities of securities, repayments of loan principal and interest, Federal Funds Purchased, and short-term and long-term borrowing from the FHLB. In 2006, the Company experienced a decline in deposits and a larger decline in loans outstanding. Since loans declined more than deposits, the Company’s dependence on long and short term borrowings to fund loan and security growth was reduced. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2006, both the ALCO and the Board determined that the Company’s liquidity position was adequate.

Table 13 – Funding Uses and Sources details the main components of cash flows for 2006 and 2005.

TABLE 13 – FUNDING USES AND SOURCES

	2006			2005
	Average Balance	Increase/(decrease)		Average Balance	Increase/(decrease)
		Amount	Percent		Amount	Percent
FUNDING USES
Loans, net of unearned income	$369,567	$(2,358)	-0.63%	$371,925	$7,003	1.92%
Taxable securities	73,170	1,562	2.18%	71,608	(415)	-0.58%
Tax-exempt securities	83,494	2,360	2.91%	81,134	14,592	21.93%
Federal funds sold and other	8,825	2,934	49.80%	5,891	(140)	-2.32%

TOTAL USES	$535,056	$4,498	0.85%	$530,558	$21,040	2.06%

FUNDING SOURCES
Noninterest-bearing deposits	$87,396	$7,213	9.00%	$80,183	$7,316	10.04%
Interest-bearing demand and savings deposits	179,272	(909)	-0.50%	180,181	14,688	8.88%
Time Deposits	202,792	(1,473)	-0.72%	204,265	(14,885)	-6.79%
Short-term borrowings	1,106	(1,238)	-52.82%	2,344	1,231	110.60%
Long-term debt	59,608	4,785	8.73%	54,823	13,216	31.76%

TOTAL SOURCES	$530,174	$8,378	1.61%	$521,796	$21,566	2.91%

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

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) required federal regulatory agencies to define capital tiers. These tiers are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, a “well-capitalized” institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, a leverage ratio of at least 5.00% and not be under a capital directive order. These ratios generally measure the percentage of a bank’s capital to all or certain categories of assets. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Company’s financial statements. If a bank is only adequately capitalized, regulatory approval is required before the bank may accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, and the institution is required to submit a capital restoration plan.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2006, as noted below in Table 14 – Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

	At December 31,
	2006	2005	2004
Tier 1 capital
Shareholders’ equity	$69,665	$63,774	$60,191
Less: Intangibles	(4,753)	(5,290)	(5,827)
Add/less: Unrealized loss/(gain) on securities	511	966	(400)
Add: Minority interest in equity accounts of unconsolidated subsidiaries	1,482	1,358	1,466

TOTAL TIER 1 CAPITAL	$66,905	$60,808	$55,430

Total capital
Tier 1 capital	$66,905	$60,808	$55,430
Allowable allowance for loan losses	3,712	4,562	4,721

TOTAL CAPITAL	$70,617	$65,370	$60,151

RISK WEIGHTED ASSETS	$398,397	$403,497	$391,754

AVERAGE ASSETS (FOURTH QUARTER)	$592,086	$601,607	$570,342

RISK BASED RATIOS
TIER 1	16.79%	15.07%	14.14%

TOTAL CAPITAL	17.73%	16.20%	15.39%

LEVERAGE RATIOS	11.30%	10.11%	9.72%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 41.24% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance sheet arrangements are further detailed in Note 13, “Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentration of Risks,” in the notes to the Company’s Consolidated Financial Statements included in this Annual Report.

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2006.

(amounts in thousands)		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3 - 5 Years	Over 5 Years

Long-term Debt	$59,400	$10,000	$30,000	$5,900	$13,500
Operating Leases	313	80	119	114	—
Branch Construction Contract	1,314	1,314	—	—	—
Other Long-term Liabilities	1,261	4	101	1,156	—

Total	$62,288	$11,398	$30,220	$7,170	$13,500

Long-term debt obligations represent borrowings from the FHLB that have an original maturity in excess of one (1) year. Operating leases are primarily for a lease on one of the Bank’s branches and other leases for mailing equipment. The branch lease is for 60 months and the equipment leases are for various terms. The other long-term liabilities are those obligations of the Company under the Agribusiness Enterprise Loan Program of the State of Mississippi.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2006 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$66,135	$61,502
Total rate sensitive liabilities	234,851	128,546

Net gap	($168,716)	($58,656)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 – Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2006 and 2005.

TABLE 15 – INTEREST RATE SENSITIVITY

As of December 31, 2006

	2007	2008	2009	2010	2011	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$93,932	$41,597	$44,024	$48,114	$42,585	$34,609	$304,861	$368,759
Average Int Rate	8.09%	7.29%	7.33%	7.57%	8.28%	7.59%	7.76%
Floating Rate	$19,040	$16,031	$3,171	$2,333	$2,548	$15,271	$58,394	$58,394
Average Int Rate	8.89%	7.47%	8.44%	7.99%	8.68%	8.68%	8.37%
Investment securities
Fixed Rate	$1,417	$2,173	$3,200	$6,820	$6,737	$137,259	$157,606	$157,606
Average Int Rate	5.91%	5.35%	5.22%	5.21%	5.73%	5.80%	5.76%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate
Average Int Rate

Interest-bearing deposits
Fixed Rate	$344,640	$23,621	$196	$168			$368,625	$368,915
Average Int Rate	1.85%	4.06%	4.28%	4.49%			1.99%
Floating Rate	$8,902	$7,421	$3,942	$20	$21		$20,306	$20,306
Average Int Rate	3.54%	3.54%	3.54%	3.54%	3.54%		3.54%
Other int-bearing liabilities
Fixed Rate	$10,000	$25,000	$5,000	$2,000	$3,900	$13,500	$59,400	$58,410
Average Int Rate	5.37%	4.92%	5.26%	4.47%	4.75%	3.92%	4.77%
Floating Rate
Average Int Rate

As of December 31, 2005

	2006	2007	2008	2009	2010	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$73,937	$41,158	$48,459	$54,767	$49,607	$36,446	$304,374	$301,629
Average Int Rate	7.29%	7.46%	7.00%	6.89%	7.23%	7.12%	7.16%
Floating Rate	$29,506	$864	$17,464	$3,331	$3,065	$16,360	$70,590	$70,590
Average Int Rate	7.58%	6.99%	6.92%	7.36%	7.00%	7.66%	7.39%
Investment securities
Fixed Rate	$3,514	$2,920	$2,537	$4,824	$11,911	$132,750	$158,456	$158,456
Average Int Rate	4.91%	4.52%	5.10%	5.37%	5.57%	5.79%	5.71%
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
Floating Rate
Average Int Rate

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2006. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 – RATE SENSITIVITY GAP

AT DECEMBER 31, 2006

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS
Loans	$53,698	$61,502	$177,814	$38,092	$331,106
Investment securities	12,040	8,388	33,100	104,078	157,606
Federal Home Loan Bank Account	397	—	—	—	397
Federal Funds Sold	—	—	—	—	—

TOTAL INTEREST BEARING ASSETS	$66,135	$69,890	$210,914	$142,170	$489,109

INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$139,953	$—	$—	$—	$139,953
Savings and Money Market deposits	45,484	—	—	—	45,484
Time deposits	49,414	118,546	35,395	—	203,355
Federal Funds Purchased	—	—	—	—	—
Short term borrowings	—	—	—	—	—
Long term borrowings	—	10,000	35,900	13,500	59,400

TOTAL INTEREST BEARING LIABILITIES	$234,851	$128,546	$71,295	$13,500	$448,192

Rate sensitive gap	$(168,716)	$(58,656)	$139,619	$128,670	$40,917
Rate sensitive cumulative gap	(168,716)	(227,372)	(87,753)	40,917
Cumulative gap as a percentage of total earning assets	-34.49%	-46.49%	-17.94%	8.37%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period ending December 31, 2006. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 82.6% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

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

Although short and medium term interest rates increased again in 2006 in connection with increases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2006 was 4.55% and in 2005 was 4.61%. Even as rates were rising, the Company lessened the impact of higher rates because of a shift in deposits from certificates of deposit to interest bearing transaction accounts.

Quarterly Financial Trends

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest Income	$8,660	$9,162	$9,265	$9,400
Interest Expense	2,965	3,283	3,425	3,508

Net Interest Income	5,695	5,879	5,840	5,892
Provision for Loan Losses	(129)	(63)	(111)	(58)
Non-interest Income	1,400	1,664	1,582	1,541
Non-interest Expense	4,643	4,724	4,657	4,599
Income Taxes	656	771	751	658

Net Income	$1,925	$2,111	$2,125	$2,234

Per common share:
Basic	$0.38	$0.42	$0.42	$0.44
Diluted	$0.38	$0.42	$0.42	$0.44

Cash Dividends	$0.17	$0.17	$0.17	$0.18
	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest Income	$8,016	$8,072	$8,449	$8,506
Interest Expense	2,098	2,278	2,588	2,883

Net Interest Income	5,918	5,794	5,861	5,623
Provision for Loan Losses	163	343	541	38
Non-interest Income	1,321	1,577	1,554	1,285
Non-interest Expense	4,556	4,400	4,370	4,191
Income Taxes	600	602	572	592

Net Income	$1,920	$2,026	$1,932	$2,087

Per common share:
Basic	$0.38	$0.40	$0.39	$0.42
Diluted	$0.38	$0.40	$0.38	$0.41

Cash Dividends	$0.16	$0.16	$0.16	$0.17

Market Price and Dividend Information

MARKET PRICE

On November 16, 2006, the Company’s common stock began trading on The NASDAQ Global Market (“Nasdaq”) under the symbol “CIZN”. Prior to that date, the stock was traded on the American Stock Exchange (“AMEX”) under the symbol “CIZ”. The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold in private transactions between parties. On December 31, 2006, the common stock’s closing price on Nasdaq was $22.35. The following table sets forth the high and low sales prices for the common stock as reported on Nasdaq or AMEX, as applicable, as well as the dividends declared, in each quarter in the past two fiscal years.

			Dividends Declared
2005	High	Low	(per common share)
January - March	$21.40	$19.70	$0.16
April - June	23.05	20.00	0.16
July - September	23.75	21.47	0.16
October - December	22.85	21.30	0.17
			Dividends Declared
2006	High	Low	(per common share)
January - March	$24.20	$22.25	$0.17
April - June	24.00	22.15	0.17
July - September	22.75	21.40	0.17
October - December	22.75	21.32	0.18

On March 9, 2007, shares of our common stock were held of record by approximately 475 shareholders.

DIVIDENDS

Dividends totaled $0.69 per share for 2006 compared to $0.65 per share for 2005, an increase of 6.2%.

If funds are available, the Company typically declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared. Funds for the payment by the Company of cash dividends are obtained from dividends, loans or advances received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank’s earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors. The Bank must also receive the approval of the Mississippi Department of Banking and Consumer Finance prior to the payment of a dividends; the amount of any dividend is limited to earned surplus in excess of three times its capital stock. At December 31, 2006, the maximum amount available for transfer from the Bank in the form of cash dividends 10% of its consolidated net assets, or $62,342,000.

Federal Reserve regulations also limit the amount the Bank may loan to the Company unless such loans are collateralized by specific obligations. At December 31, 2006, the maximum amount available for transfer from the Bank in the form of cash dividends and loans was 20% of its consolidated net assets, or $121,461,750.

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the AMEX Market Index and to a peer group of 70 other regional bank holding companies for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2001 and that all dividends were reinvested. All information relating to the Company’s common stock in the performance graph has been adjusted to give effect to the three-for-two stock split of the Company’s common stock effective January 2, 2002.

Although the Company’s stock currently trades on the Nasdaq, this graph reflects a comparison to the AMEX Market Index. This is due to the fact that the Company did not transfer the listing of its common stock to Nasdaq until November 2006. Thus, our stock had traded on the Nasdaq for slightly more than a month prior to the end of the year, and we believe it is more appropriate to compare our stock’s performance to the AMEX Market Index.

Performance Graph

December 31, 2001 – December 31, 2006

	12/29/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/30/2006
Citizens Holding Company	100.00	98.67	145.61	134.39	152.26	155.60
AMEX Market Index	100.00	107.02	136.65	157.12	159.10	187.46
Regional-Southeast Banks	100.00	96.01	130.68	149.65	165.03	184.77

(1)	The bank holding companies included in the peer group are as follows: Alabama National Bancorp, Appalachian Bancshares, Atlantic Southern Financial, Auburn National Banc Inc., Bancorpsouth Inc., Banctrust Financial Group, Bank of the Ozarks Inc., Beach Community Banc, Inc., Beach First National Bankshares, Britton & Koontz Capital Corporation, Cadence Financial Corp., Capital Bancorp Inc., Capitalsouth Bancorp, Cardinal Financial Corp., Centerstate Banks of Florida, Citizens First Corp., Citizens National Corp, Civitas Bankgroup, Inc., Colonial Bancgroup CLA, Community First Bancorp (South Carolina), Community Trust Bancorp Inc., Compass Bancshares Inc., Cornerstone Bancshares, Crescent Banking Company, Eastern Virginia Bankshares, Farmers Capital Bank Corporation, Fauquier Bancshares Inc., First Bancshares Inc. (Mississippi), First Financial Service Corp, First Horizon National, First M&F Corporation, FNB Corporation (Florida), FNB Corporation (Virginia), Four Oaks Fincorp, FPB Bancorp Inc, Freedom Bank Bradenton, Globe Bancorp Inc., Greene County Bancshares, Hancock Holding Co., Heritage Financial Group, Horizon Bancorporation, Iberiabank Corporation, Metairie Bank & Trust (Louisiana), Midsouth Bancorp Inc, Minden Bancorp Inc., Mountain National Banc, Nature Coast Bank Cry RV, NB&T Financial Group, Nexity Financial Corp, Paragon National Bank, Penseco Financial Services Corp., Peoples Banctrust Co., Pinnacle Bancshares Corp., Pinnacle Financial Partners, Premier Financial Bancorp, Regions Financial Corp., Renasant Corporation, Republic Bancorp Inc. CLA, S.Y. Bancorp Inc., Security Bank Corp, Simmons First National. Corp., Southcoast Financial, Southshore Community Bank, Stonegate Bank (Florida), Superior Bancorp, Tennessee Commerce Banc, Trustmark Corp., United Bancorp of Alabama, United Security Bancshares, and Whitney Holding Corporation.

Source: Hemscott, Richmond Virginia

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee	Pat Stokes	Kosciusko Branch
President & CEO	Assistant Cashier
Charlie Hudson
Danny Hicks	Adriana Burt	President
Senior Vice President	Assistant Cashier
David Blair
Robert T. Smith	Mitch Peden	Vice President
Senior Vice President & CFO	Data Processing Officer
Joanne Sanders
Erdis Chaney	Tammy Pope	Assistant Cashier
Vice President & Senior Deposit Officer	Accounting Officer

Tim Lofton	Mark Flake	Scooba Branch
Vice President & CIO	Data Processing Officer
Fran Knight
Randy Cheatham	Barbara Lewis	President
Vice President	Assistant Cashier

Mike Guthrie	Greg Jackson	Meridian Branch
Vice President & Senior Credit Officer	Accounting Officer
Charles Young
Joe Foster	Patsy Smith	President
Vice President & Trust	Assistant Cashier
Vikki Gunter
Murray Johnson	Camp Keith	Assistant Vice President
Vice President	Assistant Cashier

Jackie Hester	Vicki Brown	Forest Branch
Vice President & Marketing	Assistant Cashier & Compliance Officer
Richard Latham
Kaye Johnson	Ashley Peebles	Vice President
Vice President	Assistant Cashier
Dymple Winstead
Stanley Salter		Assistant Vice President
Vice President	Carthage Branch

Darrell Bates	Mike Brooks	Decatur Branch
Vice President	President
Ken Jones
Jean T. Fulton	Margaret Thompson	Vice President
Vice President & Internal Auditor	Assistant Cashier

Gayle Sharp		Louisville Branch
Vice President	Sebastopol Branch
Terry Woods
Brad Copeland	Linda Bennett	President
Vice President	President
Edna Bell
Mark Majure		Vice President
Vice President	Union Branch
Stan Acy
Sommer Vick	Robert C. Palmer, Jr.	Vice President
Assistant Vice President	President
Marion Gardner
Carolyn K. McKee	Karen Foster	Assistant Cashier
Student Loan Officer	Assistant Vice President
Bruce Lee
Beth Branning		Assistant Vice President
Assistant Vice President

Tommy Jackson		Mortgage Loan Department
Assistant Vice President
Linda Stribling
Mortgage Loan Officer

BOARD OF DIRECTORS

Karl Brantley	William M. Mars
Retired Plant Manager	Retired Attorney
U. S. Electrical Motors	Mars, Mars, Mars & Chalmers

Don Fulton	Greg L. McKee
President & General Manager	President & CEO
Nemanco, Inc.	Citizens Holding Company and The Citizens Bank

Donald L. Kilgore	David P. Webb
Attorney General	Attorney
Mississippi Band of Choctaw Indians	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

David A. King	A. T. Williams
Proprietor	Certified Public Accountant
Philadelphia Motor Company	A. T. Williams, CPA

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

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 24, 2007, at 4:30P.M. at the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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