Form 10-K, Exhibit 13
period 2007-12-31
CITIZENS HOLDING CO /MS/
filed 2008-03-12
CIK 1075706

Exhibit 13

Dear Stockholder:

I am pleased to be able to present a summary of what was accomplished during 2007. This past year can be viewed as a period of building and positioning for the future of the company. Many of the endeavors and accomplishments of last year were undertaken with the goal of building and maximizing long-term value to the stockholders. We are satisfied that these achievements will accomplish that in a timely fashion.

We continue to take advantage of any viable opportunities as they are presented. Throughout the past year, several opportunities arose that fit well within our strategic plan. These opportunities included property acquisition, branch development and increased staff in various markets. As always, considerable additional expenses are to be expected during a transition or growth stage. Although this was the case for 2007, our expectations are already beginning to be achieved.

We opened two new branches during the year. Our eco-friendly building in Starkville, Mississippi was opened, and our staff there now offers full service banking to an expanding market. We purchased property and remodeled a building in Collinsville, Mississippi. This branch offers our services to a growing community in Lauderdale County. We hired and trained staff for two additional branches in Meridian, Mississippi, which were fully operational in early 2008. We increased our lending staff at several existing locations during the year. As this staff makes additional loans, this additional payroll expense will become a revenue enhancement. I fully understand what factors caused the company’s net earnings position for 2007; and, while I would certainly have been pleased with better results, I am not discouraged due to the previously mentioned opportunities. We simply experienced some growth pains that have to be endured to achieve the desired long-term value for the stockholders.

We will continue to follow our strategic plan for growth. In so doing, we are constantly evaluating opportunities and ways to leverage our healthy capital position into increased revenues and maximized values for you. During this time of economic uncertainties, we will stay the course with sound, prudent business decisions as we carry our type of customer- friendly banking into new markets.

We continually appreciate the support of a dedicated group of stockholders, customers and employees. Considering the company’s accomplishments during 2007, we are motivated and ready for 2008.

As always, thank you for your interest and support in a great company!

Sincerely,

Greg L. McKee

President & CEO

CITIZENS HOLDING COMPANY

AND SUBSIDIARY

Philadelphia, Mississippi

Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Balance Sheets	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8 – 9

Notes to Consolidated Financial Statements	10 – 42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

March 10, 2008

To the Board of Directors & Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the consolidated balance sheets of Citizens Holding Company and Subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. We also have audited the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial

To the Board of Directors and Stockholders

Citizens Holding Company

Page Two

statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by COSO.

HORNE LLP

Jackson, Mississippi

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2007 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2007, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2007, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2007.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 7, 2008

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2007 and 2006

ASSETS	2007	2006
Cash and due from banks	$18,622,058	$15,449,434
Interest bearing deposits with other banks	612,938	396,811
Federal funds sold	900,000	15,200,000
Securities available for sale, at fair value (amortized cost of $245,410,195 in 2007 and $175,450,210 in 2006)	244,720,367	174,617,149
Loans, net of allowance for loan losses of
$3,967,951 in 2007 and $3,712,375 in 2006	368,025,286	369,280,664
Bank premises, furniture, fixtures and equipment, net	14,288,797	12,106,456
Real estate acquired by foreclosure	2,046,584	2,707,885
Accrued interest receivable	5,210,201	5,015,574
Cash value of life insurance	17,693,476	16,846,557
Intangible assets	4,215,070	4,752,573
Other assets	4,568,854	4,824,393

Total assets	$680,903,631	$621,197,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$78,224,936	$82,867,220
Interest bearing time deposits	399,007,368	388,980,036

Total deposits	477,232,304	471,847,256
Federal funds purchased	4,200,000	—
Sweep account liability	74,963,424	12,767,483
Federal Home Loan Bank advances	49,400,000	59,400,000
Accrued interest payable	1,915,232	1,153,890
Deferred compensation payable	2,989,940	2,699,783
Other liabilities	2,011,299	2,181,742

Total liabilities	612,712,199	550,050,154

Commitments and contingencies	—	—
Minority interest	—	1,482,069

Stockholders’ equity
Common stock, $0.20 par value, authorized 22,500,000 shares; 4,863,242 shares issued at 2007 and 5,020,228 at 2006	972,648	1,004,046
Additional paid-in capital	3,979,717	3,886,830
Accumulated other comprehensive loss, net of taxes of $257,306 in 2007 and $304,082 in 2006	(432,522)	(511,161)
Retained earnings	63,671,589	65,285,558

Total stockholders’ equity	68,191,432	69,665,273

Total liabilities and stockholders’ equity	$680,903,631	$621,197,496

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income
Interest and fees on loans	$28,981,941	$28,914,226	$26,435,191
Interest on securities
Taxable	4,927,774	3,651,802	3,022,520
Non-taxable	3,169,536	3,514,524	3,406,130
Other	1,020,601	406,842	179,863

Total interest income	38,099,852	36,487,394	33,043,704

Interest expense
Deposits	12,814,534	10,314,943	7,431,479
Other borrowed funds	3,948,220	2,866,762	2,415,801

Total interest expense	16,762,754	13,181,705	9,847,280

Net interest income	21,337,098	23,305,689	23,196,424
Provision for loan losses	(784,120)	360,910	(1,084,326)

Net interest income after provision for loan losses	20,552,978	23,666,599	22,112,098

Non-interest income
Service charges on deposit accounts	3,859,598	3,816,473	3,556,824
Other service charges and fees	763,079	567,320	585,288
Net gains (losses) on securities sales	29,339	(12,318)	—
Other income	3,126,633	1,816,046	1,594,811

Total non-interest income	7,778,649	6,187,521	5,736,923

Non-interest expense
Salaries and employee benefits	10,539,810	9,980,336	9,523,367
Occupancy expense	1,688,809	1,395,498	1,163,219
Equipment expense	1,528,841	1,614,969	1,739,751
Earnings applicable to minority interest	—	185,409	198,872
Other expense	5,691,823	5,446,971	4,891,696

Total non-interest expense	19,449,283	18,623,183	17,516,905

Income before income taxes	8,882,344	11,230,937	10,332,116
Income tax expense	1,968,110	2,836,413	2,365,984

Net income	$6,914,234	$8,394,524	$7,966,132

Net income per share – basic	$1.41	$1.67	$1.59

Net income per share – diluted	$1.39	$1.65	$1.57

Average shares outstanding
Basic	4,913,946	5,016,257	5,006,493

Diluted	4,964,475	5,080,755	5,066,165

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Net income	$6,914,234	$8,394,524	$7,966,132

Other comprehensive income (loss)
Unrealized holding gains (losses) during year	172,573	729,836	(2,196,048)
Income tax effect	(64,369)	(272,229)	798,637

Net unrealized gains (losses)	108,204	457,607	(1,397,411)

Reclassification adjustment for (gains) losses included in net income	(29,339)	12,318	—
Income tax effect	10,943	(4,594)	—

Net (gains) losses included in net income	(18,396)	7,724	—

Change in minority interest in net unrealized gains (losses)	(11,169)	(9,950)	30,948

Total other comprehensive income (loss)	78,639	455,381	(1,366,463)

Comprehensive income	$6,992,873	$8,849,905	$6,599,669

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2007, 2006 and 2005

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2004	5,000,278	$1,000,056	$3,150,246	$399,921	$55,641,002	$60,191,225
Net income	—	—	—	—	7,966,132	7,966,132
Dividends paid ($0.65 per share)	—	—	—	—	(3,254,591)	(3,254,591)
Options exercised, net of tax benefit of $106,792	9,000	1,800	236,002	—	—	237,802
Other comprehensive loss, net	—	—	—	(1,366,463)	—	(1,366,463)

Balance, December 31, 2005	5,009,278	1,001,856	3,386,248	(966,542)	60,352,543	63,774,105
Net income	—	—	—	—	8,394,524	8,394,524
Dividends paid ($0.69 per share)	—	—	—	—	(3,461,509)	(3,461,509)
Options exercised, net of tax benefit of $12,287	10,950	2,190	196,421	—	—	198,611
Stock compensation expense	—	—	304,161	—	—	304,161
Other comprehensive loss, net	—	—	—	455,381	—	455,381

Balance, December 31, 2006	5,020,228	1,004,046	3,886,830	(511,161)	65,285,558	69,665,273
Net income	—	—	—	—	6,914,234	6,914,234
Dividends paid ($0.73 per share)	—	—	—	—	(3,576,655)	(3,576,655)
Options exercised, net of tax benefit of $10,927	3,200	640	25,915	—	—	26,555
Shares repurchased	(160,186)	(32,038)	—	—	(3,450,115)	(3,482,153)
Increase investment in subsidiary	—	—	—	—	(1,501,433)	(1,501,433)
Stock compensation expense	—	—	66,972	—	—	66,972
Other comprehensive income, net	—	—	—	78,639	—	78,639

Balance, December 31, 2007	4,863,242	$972,648	$3,979,717	$(432,522)	$63,671,589	$68,191,432

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$6,914,234	$8,394,524	$7,966,132
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,068,377	950,340	1,024,320
Amortization of intangibles	537,503	537,503	537,503
Amortization of premiums and accretion of discounts on investment securities	461,914	697,003	1,182,298
Stock compensation expense	41,994	304,161	—
Provision for loan losses	784,120	(360,910)	1,084,326
Realized investment securities (gains) losses	(29,339)	12,318	—
Deferred income tax benefit	(286,890)	(169,994)	(310,432)
Net earnings applicable to minority interest	—	108,975	198,872
Earnings from equity investment	(112,330)	(102,411)	(131,664)
Increase in accrued interest receivable	(194,627)	(320,427)	(309,255)
Increase in cash value of life insurance	(846,919)	(800,884)	(540,844)
Increase in accrued interest payable	761,342	355,223	178,077
Increase in deferred compensation liability	290,157	333,191	209,551
Net change in other operating assets and liabilities	284,641	3,627,264	2,212,319

Net cash provided by operating activities	9,674,177	13,565,876	13,301,203

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	15,130,290	15,451,326	37,496,514
Proceeds from sales of securities available-for-sale	22,916,630	18,132,710	—
Purchases of securities available-for-sale	(53,312,896)	(38,846,962)	(51,638,423)
Purchases of bank premises, furniture, fixtures and equipment	(3,250,718)	(3,162,581)	(1,146,322)
Proceeds from sale of real estate acquired by foreclosure	2,263,187	691,132	2,043,687
Net (increase) decrease in interest bearing deposits with other banks	(216,127)	(83,986)	505,891
Net (increase) decrease in loans	(1,130,628)	5,620,592	(13,412,543)
Net decrease (increase) in federal funds sold	14,300,000	(15,200,000)	11,000,000
Cash paid for acquisition of subsidiary stock	(2,994,671)	—	—
Net decrease in other securities	7,229,658	—	—

Net cash provided (used) by investing activities	934,725	(17,397,769)	(15,151,196)

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from financing activities
Net increase in deposits	$5,385,048	$(1,964,978)	$(651,511)
Net increase (decrease) in federal funds purchased	4,200,000	(1,600,000)	1,600,000
Proceeds from exercise of stock options	26,555	186,324	131,610
Excess tax benefits on stock option exercises	10,927	27,108	—
Repurchase of company stock	(3,482,153)	—	—
Dividends paid to stockholders	(3,576,655)	(3,461,509)	(3,254,591)
Federal Home Loan Bank advance proceeds	—	15,000,000	25,000,000
Federal Home Loan Bank advance payments	(10,000,000)	(15,648,818)	(11,069,748)

Net cash (used) provided by financing activities	(7,436,278)	(7,461,873)	11,755,760

Net increase (decrease) in cash and due from banks	3,172,624	(11,293,766)	9,905,767
Cash and due from banks, beginning of year	15,449,434	26,743,200	16,837,433

Cash and due from banks, end of year	$18,622,058	$15,449,434	$26,743,200

Supplemental disclosures of cash flow Information
Cash paid for Interest	$16,001,411	$12,826,482	$9,669,203

Income taxes	$1,967,770	$4,711,328	$786,026

Non-cash disclosures
Real estate acquired by foreclosure	$1,601,886	$480,646	$2,232,018

Unrealized gain (loss) on investments	$172,573	$729,836	$(2,196,048)

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006 and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation. As the result of a 1-for-1,000 reverse stock split on January 2, 2007, Citizens Holding Company became the sole owner of The Citizens Bank of Philadelphia, Mississippi.

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

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Cash and Due from Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2007 and 2006 was $749,000 and $812,000, respectively.

Interest-bearing deposits with other banks mature within one year and are carried at cost.

At December 31, 2007 and 2006, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

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

Securities Available-for-Sale

Securities available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders’ equity. Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available-for-sale.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

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

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of loans and prior loss experience. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, review of specific problem loans, the Company’s past loan loss experience, adverse situations that may affect the borrowers’ ability to pay, the estimated value of any underlying collateral, current economic conditions, and other relevant factors.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention, as well as loans considered impaired. For such loans that are also classified as impaired, a specific allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative and other factors. An unallocated component is maintained to address uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Cash Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired pursuant to “split-dollar” arrangements with employees. Several of these policies were subsequently converted to bank owned policies and the remainder of each policy was surrendered for cash. The cash surrender value of the remaining “split-dollar” policies as well as other Company owned policies is carried at the actual cash surrender value of the policy at the balance sheet date.

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

Investment – Insurance Company

The Company accounts for its investment in New South Life Insurance Company (“New South”), a 25% owned affiliate, using the equity method of accounting. The Company’s share of the net income of New South is recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South are used to reduce the investment account. New South has not paid dividends.

The fiscal year of New South ends on November 30, and the Company follows the practice of recognizing the net income of New South on that basis.

The investment in New South, which is included in other assets, totaled $2,035,526 and $1,924,196 at December 31, 2007 and 2006, respectively. Income from the investment for the years ended December 31, 2007, 2006, and 2005 included in other income totaled $112,330, $102,411 and $131,664, respectively.

Trust Assets

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as described in SFAS No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income

Comprehensive income includes net earnings reported in the statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2007, 2006 and 2005 is illustrated in the following table.

	2007	2006	2005
Basic weighted average shares outstanding	4,913,946	5,016,257	5,006,493
Dilutive effect of stock options	50,529	64,498	59,672

Dilutive weighted average shares outstanding	4,964,475	5,080,755	5,066,165

Net income	$6,914,234	$8,394,524	$7,966,132

Net income per share-basic	$1.41	$1.67	$1.59
Net income per share-diluted	$1.39	$1.65	$1.57

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Stock-Based Compensation

At December 31, 2007, the Corporation had two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan and the 1999 Directors’ Stock Compensation Plan. Effective January 1, 2006, the Corporation began accounting for these plans under the recognition and measurement principles of fair value set forth in SFAS No. 123R, Share-Based Payment, (“SFAS No. 123R”) and the Securities and Exchange Commission Staff Accounting Bulletin 107 (“SAB 107”). SAB 107 provides guidance related to share-based payment transactions, including valuation methods (including assumptions such as expected volatility and expected term), the classification of compensation expense, non-GAAP financial measures, first time adoption of SFAS No. 123R in an interim period and disclosure in Management’s Discussion and Analysis subsequent to the adoption of SFAS No. 123R. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective transition method. Under that method of transition, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. At the date of adoption, there were no unvested share-based payments outstanding. Also, given the limited historical amount of forfeited options, the Company has not reduced compensation expense for estimated forfeitures. The adoption of SFAS No. 123R increased stock compensation expense by $304,161 in 2006.

Prior to January 1, 2006, the Corporation accounted for options in accordance with Accounting Principles Board (“APB”) Opinion No. 25, which results in no compensation cost recognized for grants prior to December 31, 2005. Accordingly, no compensation expense was recognized for stock options granted if the option price is not less than the fair market value of the underlying stock at the grant date. For the year ended December 31, 2005, no stock based compensation expense was included in the determination of net income as all options granted during the years had an exercise price equal to the market value of the stock on the date of grant.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

If compensation expense been determined on the basis of fair value pursuant to SFAS No. 123R, net income and earnings per share would have been reduced as follows:

2005
Net income
As reported	$7,966,132
Stock based employee compensation expense included in reported net income	—
Less stock based compensation expense determined under fair value method for all stock options, net of related income tax benefit	(55,340)

Pro forma net income	$7,910,792

2005
Basic earnings per share
As reported	$1.59
Pro forma	$1.58
Diluted earnings per share
As reported	$1.57
Pro forma	$1.56

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following weighted average assumptions were made in estimating fair values:

Assumption	2007	2006	2005
Dividend yield	3.3%	2.9%	3.0%
Risk-free interest rate	4.76%	4.65%	4.0%
Expected life	5.3 years	5.3 years	7 years
Expected volatility	34.88%	28.86%	5.36%
Forfeitures	0%	0%	0%

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $551,998, $482,540 and $495,579 for the years ended December 31, 2007, 2006 and 2005, respectively.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”), requires disclosure of financial instruments’ fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated in Note 1. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation was adopted effective January 1, 2007, and did not have a material impact on results of operation or financial position.

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

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS No. 157 to have a material effect on the Company’s financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities (“SFAS No. 159”). The FASB has issued SFAS No. 159 to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption. SFAS No. 159 also applies to eligible items existing at November 15, 2007 (or early adoption date). The Company does not expect the adoption of SFAS No. 159 to have a material effect on the Company’s financial condition or results of operations.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations (“Statement 141R”) which replaces Statement No. 141, Business Combinations (“Statement 141”). Statement 141R retains the fundamental requirements in Statement 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. Statement 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. Statement 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. Statement 141R requires the acquirer to acquisition related costs and restructuring costs separately from the business combination as period expense. This Statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement will impact the accounting and reporting of acquisitions after January 1, 2008.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

In December 2007, the FASB issued Statement No. 160, Noncontrolling Interest in Consolidated Financial Statements – an Amendment to ARB No 51 (“Statement 160”). Statement 160 establishes new accounting and reporting standards that require the ownership interests in the subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. Statement 160 also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary shall be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment. Statement 160 also clarifies that changes in a parent’s ownership in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. Statement 160 also includes expanded disclosure requirements regarding the interests of the parent and it noncontrolling interest. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently in the process of evaluating the impact of adopting Statement 160 on its financial statements.

Reclassifications

Certain information for 2006 and 2005 has been reclassified to conform to the financial presentation for 2007. Such reclassifications are not considered material and had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2.	Intangible Assets

In 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, Mississippi. In addition to the intangible assets related to the purchase of CB&T Capital Corporation, the Company recorded intangible assets from the purchase of branches located in Kosciusko, Scooba, Forest and Decatur, Mississippi along with the purchase of Three D Mortgage Company. The following table details the goodwill associated with each purchase, which is no longer being amortized.

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

Purchase	Total	Current Amortization Per Year	Life to Date Amortization	Unamortized
Decatur and Forest branches	$2,487,574	$352,812	$2,237,879	$249,695
CB&T Capital Corporation	1,846,909	184,691	1,031,191	815,718

Total core deposit intangible	$4,334,483	$537,503	$3,269,070	$1,065,413

Total amortization expense related to all intangible assets for the years ended December 31, 2007, 2006 and 2005 was $537,503, $537,503 and $537,503, respectively. Estimated amortization expense attributable to core deposit intangible assets for the next five years is detailed in the table below. The Company has not added any intangibles during the last three years.

Year Ending December 31,	Amount
2008	$434,386
2009	184,691
2010	184,691
2011	184,691
2012	76,954

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Investment Securities

The amortized cost and fair value of investment securities at December 31, 2007 and 2006 are as follows:

2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$26,765,446	$276,179	$—	$27,041,625
Mortgage-backed securities	68,642,027	161,228	334,015	68,469,240
Other investments	150,002,722	537,537	1,330,757	149,209,502

Total	$245,410,195	$974,944	$1,664,772	$244,720,367

2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$11,935,669	$21,078	$243,627	$11,713,120
Mortgage-backed securities	69,853,177	29,971	938,531	68,944,617
Other investments	93,661,364	1,043,934	745,886	93,959,412

Total	$175,450,210	$1,094,983	$1,928,044	$174,617,149

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006, in thousands.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

December 31, 2007	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government agencies	$—	$—	$—	$—	$—	$—
Mortgage-backed securities	7,683	37	34,923	297	42,606	334
Other investments	11,857	334	28,659	997	40,516	1,331

Total	$19,540	$371	$63,582	$1,294	$83,122	$1,665

December 31, 2006	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government agencies	$—	$—	$10,761	$244	$10,761	$244
Mortgage-backed securities	24,310	164	38,475	774	62,785	938
Other investments	7,085	164	26,070	582	33,155	746

Total	$31,395	$328	$75,306	$1,600	$106,701	$1,928

Mortgage-backed Securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed either by the full faith and credit of the United States or by an agency of the United States Government and it is not expected that the securities would be settled at a price less than the amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007 or 2006.

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds that have seen a decline in value due to changes in interest rates. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2007 or 2006.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

The amortized cost and estimated fair value of securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$74,293,984	74,295,674
Due after one year through five years	11,584,994	11,659,854
Due after five years through ten years	32,128,595	32,250,254
Due after ten years	127,402,622	126,514,585

Total	$245,410,195	244,720,367

Investment securities with carrying values of $110,510,441 and $107,357,331 at December 31, 2007 and 2006, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2007	2006	2005
Gross realized gains	$192,197	$12,917	$—
Gross realized losses	(162,858)	(25,235)	—

	$29,339	$(12,318)	$—

Note 4.	Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in such organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $2,592,400 and $3,301,100 at December 31, 2007 and 2006, respectively, and is included in other investments.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Loans

The composition of net loans at December 31, 2007 and 2006 is as follows:

	2007	2006
	(In Thousands)
Commercial, financial and agricultural loans	$177,822	$186,202
Real estate – construction loans	18,820	11,047
Real estate – mortgage loans	119,172	115,203
Consumer loans	56,680	61,572

	372,494	374,024
Unearned discount	(501)	(1,031)
Allowance for loan losses	(3,968)	(3,712)

Loans, net	$368,025	$369,281

Loans are made principally to customers in the Company’s trade area. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-loan value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $50.7 million and $58.4 million of the loans outstanding at December 31, 2007 and 2006, respectively, were variable rate loans.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

Changes in the allowance for loan losses at December 31, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Balance, beginning	$3,712,375	$4,561,817	$4,720,875
Provision for loan losses	784,120	(360,910)	1,084,326
Loans charged off	(886,798)	(780,040)	(1,567,186)
Recoveries of loans previously charged off	358,254	291,508	323,802

Balance, end of year	$3,967,951	$3,712,375	$4,561,817

Loans on nonaccrual (impaired) status were $1,441,251, $1,628,651 and $4,346,512 at December 31, 2007, 2006 and 2005, respectively. Allowance for loan losses attributable to the entire balance of nonaccrual (impaired) loans totaled $149,972 and $491,301 at December 31, 2007 and 2006, respectively. Interest income forgone on loans classified as nonaccrual (impaired) during the years ended December 31, 2007, 2006 and 2005 was $102,452, $122,706 and $348,804, respectively.

Note 6.	Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2007 and 2006:

	2007	2006
Land and buildings	$15,977,762	$13,635,092
Furniture, fixtures and equipment	10,666,590	9,758,542

	26,644,352	23,393,634
Less accumulated depreciation	12,355,555	11,287,178

Total	$14,288,797	$12,106,456

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $1,068,377, $950,340 and $1,024,320, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Deposits

The composition of deposits is as follows:

	2007	2006
Non-interest bearing	$78,224,936	$82,867,220
NOW and money market accounts	144,302,273	152,988,036
Savings deposits	29,763,885	32,636,927
Time certificates, $100,000 or more	101,806,688	76,352,424
Other time certificates	123,134,522	127,002,649

Total	$477,232,304	$471,847,256

The scheduled maturities of certificates of deposit at December 31, 2007 are as follows:

Year Ending December 31,	Amount
2008	$207,764,513
2009	10,946,552
2010	6,104,161
2011	77,634
2012	48,350

$224,941,210

Interest expense for certificates of deposit over $100,000 was approximately $4,193,000, $2,902,000 and $2,074,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company’s stock, FHLB securities ($2,592,400 included in securities available-for-sale at December 31, 2007) and qualifying first mortgage and other loans. As of December 31, 2007, the balance in qualifying first mortgage and other loans was $121,841,868. At December 31, 2007, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity
2007	2006
$—	$10,000,000	5.37	May 25, 2007
5,000,000	5,000,000	5.46	February 26, 2008
5,000,000	5,000,000	5.66	April 28, 2008
15,000,000	15,000,000	4.50	June 23, 2008
3,000,000	3,000,000	5.24	April 20, 2009
2,000,000	2,000,000	5.29	April 20, 2009
2,000,000	2,000,000	4.47	September 7, 2010
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
3,500,000	3,500,000	4.67	December 16, 2014

$49,400,000	$59,400,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2008	$25,000,000
2009	5,000,000
2010	2,000,000
2011	3,900,000
2012	—
Thereafter	13,500,000

$49,400,000

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement.

Other Income	2007	2006	2005
BOLI Insurance	$714,601	$553,477	$485,890
Mortgage Loan Origination Fees	319,044	407,426	380,049
Other Income	2,092,988	855,143	728,872

Total Other Income	$3,126,633	$1,816,046	$1,594,811

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement.

Other Expense	2007	2006	2005
Intangible Amortization	$537,503	$537,503	$537,503
Advertising	551,998	482,540	495,579
Office Supplies	576,358	515,958	559,442
Legal and Audit Fees	350,971	452,064	404,183
Telephone Expense	418,681	377,716	398,435
Other Expenses	3,256,312	3,081,190	2,496,554

Total Other Expense	$5,691,823	$5,446,971	$4,891,696

Note 10.	Income Taxes

The consolidated provision for income taxes consists of the following:

	2007	2006	2005
Currently payable
Federal	$1,971,014	$2,559,846	$2,250,896
State	308,964	446,561	425,520

	2,279,978	3,006,407	2,676,416
Deferred tax benefit	(311,868)	(169,994)	(310,432)

Income tax expense	$1,968,110	$2,836,413	$2,365,984

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Continued

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2007	2006	2005
Federal taxes based on statutory rate	$3,019,997	$3,818,519	$3,512,919
State income taxes, net of federal benefit	203,916	294,730	280,843
Tax-exempt investment interest	(940,489)	(1,070,432)	(1,067,853)
Other, net	(315,314)	(206,404)	(359,925)

Income tax expense	$1,968,110	$2,836,413	$2,365,984

At December 31, 2007 and 2006, net deferred tax assets consist of the following:

	2007	2006
Deferred tax assets
Allowance for loan losses	$1,480,046	$1,384,716
Deferred compensation liability	1,115,247	1,007,020
Unrealized loss on available-for-sale securities	257,306	310,732
Intangible assets	127,201	—
Other	72,191	67,728

Total	3,051,991	2,770,196
Deferred tax liabilities
Premises and equipment	1,030,258	507,826
Intangible assets	—	13,713
Other	790,975	717,424

Total	1,821,233	1,238,963

Net deferred tax asset	$1,230,758	$1,531,233

The net deferred tax asset of $1,230,758 and $1,531,233 at December 31, 2007 and 2006, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Continued

FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”), was issued in June 2006 and defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 also provides guidance on the derecognition, measurement and classification for income tax uncertainties, along with any related interest and penalties, and includes guidance concerning accounting for income tax uncertainties in interim periods. The Company adopted the provisions of FIN 48, on January 1, 2007, and determined that were was no need to make an adjustment to retained earnings upon adoption of FIN 48. As of December 31, 2007, the Company has no unrecognized tax benefits related to federal and state income tax matters. If ultimately recognized, the Company does not anticipate any material increase in the effective tax rate during 2007 relative to any tax positions taken prior to January 1, 2007. As of December 31, 2007, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company and its subsidiaries file a consolidated U. S. federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2004 through 2007. The Company and its subsidiaries; state income tax returns are open to audit under the statute of limitations for the year ended December 31, 2004 through 2007.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, is as follows:

Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash (1)	$955,232	$1,783,950
Investment in bank subsidiary (1)	67,157,467	67,830,998
Other assets (1)	78,733	53,925

Total assets	$68,191,432	$69,668,873

Liabilities
Other liabilities	$—	$3,600
Stockholders’ equity	68,191,432	69,665,273

Total liabilities and stockholders’ equity	$68,191,432	$69,668,873

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Continued

Income Statements

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income	$8,889	$13,577	$30,359

Other income
Dividends from bank subsidiary (1)	6,251,760	3,498,167	3,265,783
Equity in undistributed earnings of bank subsidiary (1)	749,262	4,987,588	4,717,327

Total other income	7,009,911	8,485,755	7,983,110

Other expense	147,302	158,733	58,468

Income before income taxes	6,862,609	8,340,599	7,955,001
Income tax expense (benefit)	(51,625)	(53,925)	(11,131)

Net income	$6,914,234	$8,394,524	$7,966,132

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities
Net income	$6,914,234	$8,394,524	$7,966,132
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(749,263)	(4,987,588)	(4,717,327)
Decrease in other assets	42,164	11,836	13,961
(Decrease) increase in other liabilities	(3,600)	1,200	(36,603)

Net cash provided by operating activities	6,203,535	3,419,972	3,226,163

Cash flows from investing activities
Other	—	—	300,890

Net cash provided by investing activities	—	—	300,890

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Continued

	2007	2006	2005
Cash flows from financing activities
Dividends paid to stockholders	$(3,576,655)	$(3,461,509)	$(3,254,591)
Proceeds from exercise of stock options	26,555	311,160	131,595

Net cash used by financing activities	(3,482,153)	(3,150,349)	(3,122,996)

Net increase in cash	(828,718)	269,623	404,057

Cash, beginning of year	1,783,950	1,514,327	1,110,270

Cash, end of year	$955,232	$1,783,950	$1,514,327

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $6,251,760, $3,498,167 and $3,265,783 to the Citizens Holding Company during the years ended December 31, 2007, 2006 and 2005, respectively.

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

The balance of loans made to related parties at December 31, 2007 and 2006 was $309,044 and $336,995, respectively. Advances to related parties during the year ended December 31, 2007 and 2006 totaled $241,864 and $193,308, respectively. Payments received from related parties during the year ended December 31, 2007 and 2006 totaled $269,815 and $212,011.

Deposits from related parties at December 31, 2007 and 2006 approximated $3,239,609 and $2,649,575, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2007 and 2006, commitments related to unused lines of credit were $27,293,147 and $22,150,442, respectively, and standby letters of credit were $437,918 and $955,218, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Continued

Concentration of Risk

The Company makes agricultural, agribusiness, commercial, residential and consumer loans primarily in eastern central Mississippi. A substantial portion of the Company’s customers’ abilities to honor their contracts is dependent on the business and agricultural economy in that area.

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

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2008	$153,534
2009	151,531
2010	151,531
2011	142,816
2012	125,600

$725,012

The total rental expense included in the income statements for the years ended December 31, 2007, 2006 and 2005 is $75,926, $65,625, and $63,398, respectively.

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.	Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2007, 2006 and 2005, the Company’s contributions were $558,340, $523,270 and $516,555, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $127,577, $192,651 and $144,158 for the plan years ended December 31, 2007, 2006 and 2005, respectively.

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

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Continued

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2007, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2007 and 2006, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2007
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$68,376,835	17.06%	$32,066,762	8%	$	N/A	—
Citizens Bank	67,342,869	16.80	32,058,795	8		40,073,493	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	64,408,884	16.07	16,033,381	4		N/A	—
Citizens Bank	63,374,918	15.81	16,029,397	4		24,044,096	6
Tier I Capital (to Average Assets)
Citizens Holding Company	64,408,884	9.98	25,820,254	4		N/A	—
Citizens Bank	63,374,918	9.79	25,894,058	4		32,367,573	5

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Continued

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2006
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$70,618,305	18.32%	$30,829,550	8%	$	N/A	—
Citizens Bank	68,795,198	17.85	30,825,236	8		38,531,545	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	66,905,930	17.36	15,414,775	4		N/A	—
Citizens Bank	65,082,824	16.89	15,412,618	4		23,118,927	6
Tier I Capital (to Average Assets)
Citizens Holding Company	66,905,930	11.30	23,683,458	4		N/A	—
Citizens Bank	65,082,824	11.00	23,670,190	4		29,587,738	5

Note 17.	Fair Values of Financial Instruments

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2007 and 2006:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$18,622,058	$18,622,058	$15,449,434	$15,449,434
Interest bearing deposits with banks	612,938	612,938	396,811	396,811
Federal funds sold	900,000	900,000	15,200,000	15,200,000
Securities available-for-sale	244,720,367	244,720,367	174,617,419	174,617,419
Net loans	368,025,286	367,012,621	369,280,664	368,758,573
Accrued interest receivable	5,210,201	5,210,201	5,015,574	5,015,574
Financial liabilities
Deposits	$477,232,304	$477,627,672	$471,847,256	$472,088,286
Federal Home Loan Bank advances	49,400,000	49,418,909	59,400,000	58,410,468
Accrued interest payable	1,915,232	1,915,232	1,153,890	1,153,890
Federal funds purchased	4,200,000	4,200,000	—	—
Sweep account liability	74,963,424	74,963,424	12,767,483	12,767,483

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

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

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.	Stock Options

The Company has a directors’ stock compensation plan and employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after 6 months and expire after 10 years. Under the employees’ incentive plan, the Company may grant options for up to 7 percent of the total number of shares of common stock, which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and expire no later than 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

Following is a summary of the status of the plans for the years ending December 31, 2007, 2006 and 2005:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2005	77,850	$13.95	136,150	$16.43
Granted	12,000	20.00	43,500	21.05
Exercised	(6,000)	14.66	(3,000)	14.55
Forfeited	—	—	(4,450)	17.24

Outstanding at December 31, 2005	83,850	$14.77	172,200	$17.60
Granted	12,000	23.70	40,500	23.46
Exercised	(4,500)	17.88	(6,450)	16.41
Forfeited	(1,500)	22.25	(9,450)	19.68

Outstanding at December 31, 2006	89,850	$15.68	196,800	$17.60
Granted	13,500	22.00	—	—
Exercised	(2,700)	7.15	(500)	14.50
Forfeited	—	—	(4,000)	20.22

Outstanding at December 31, 2007	100,650	$16.76	192,300	$17.55

Options exercisable at:
December 31, 2007	100,650	$16.76	192,300	$17.55

Weighted average fair value of Options granted during years ended
December 31, 2005		$1.48		$1.56

December 31, 2006		$6.10		$5.87

December 31, 2006		$6.23		$—

CITIZENS HOLDING COMPANY AND SUBSIDIARY

Years Ended December 31, 2007, 2006, and 2005

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.	Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$7.15 to $10.00	12,150	$7.30	1 years, 2 months
$10.01 to $15.00	107,300	13.39	4 years, 1 month
$15.01 to $20.00	24,000	18.20	6 years, 4 months
$20.01 to $22.50	99,000	21.61	7 years, 1 months
$22.51 and above	50,500	23.52	8 years, 3 months

Total	292,950	$18.06	5 years, 10 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2007 was $328,010 and the intrinsic value of the Employees’ Plan at December 31, 2007 was $344,356 for a total intrinsic value at December 31, 2007 of $672,366. Additionally, the total intrinsic value of options exercised during 2007 and 2006 was $32,040 and $93,843, respectively. There was no unrecognized stock-based compensation expense at December 31, 2007.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2007, 2006 and 2005

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2007, 2006 and 2005. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and deposits as management has capitalized on opportunities for organic growth within our market area. Total assets increased over the three-year period by $93.7 million. In the three year period, earnings increased in 2005 and 2006 before decreasing in 2007. Higher costs for deposits and lower loan spreads from increased market competition caused the Company’s net interest margin to compress in 2007. Even during this time of shrinking margins, management believes it has made appropriate provisions for loan losses although the improving loan portfolio quality has required smaller or negative provisions for loan losses.

During 2007, the Company’s assets grew to $680,903,631, or 9.6%, from 2006, loans decreased to $368,025,286, or 0.3%, and deposits increased $5,385,048, or 1.1%. Loans decreased in 2007 due to the repayment of several large loans in the portfolio. At the same time that demand and savings accounts decreased, certificates of deposit increased. Certificates of deposit ended 2007 at $224,941,210, or 10.6%, higher than 2006. Demand, NOW, savings and money market accounts decreased $16,201,089, or 6.0%, to $252,291,094 at December 31, 2007.

During 2006, the Company’s assets grew to $621,197,496, or 1.0%, from 2005, loans decreased to $369,280,664, or 1.5%, and deposits decreased $1,964,978, or 0.4%. Loans decreased in 2006 due to the repayment of loans related to Hurricane Katrina rebuilding contracts that were made in the fourth quarter of 2005 and repaid in the first quarter of 2006 when the contracts were completed. Decreases in savings accounts and certificates of deposit were the primary reason for the decrease in deposits as they ended 2006 at $2,051,725, or 0.9%, lower than 2005. Demand, NOW and money market accounts grew $86,747, or 0.04%, to $235,855,256 at December 31, 2006.

In 2005, the Company experienced growth in its assets and loans as compared to 2004 although the growth rate was less than in 2004. The Company’s assets grew to $607,709,136, or 3.5%, from 2004, loans increased to $374,964,316, or 2.8%, and deposits decreased $651,511, or 0.1%. Loans increased in 2005 due to the Hurricane Katrina rebuilding contracts. The decrease in savings accounts and certificates of deposit were the primary reason for the decrease in deposits as they ended 2005 at $9,731,729, or 3.9% lower than 2004. Demand, NOW and money market accounts grew $9,080,209, or 4.0% to $235,768,509, at December 31, 2005 compared to the balance at December 31, 2004.

In 2007, the Company’s net income after taxes decreased to $6,914,234, a decrease of $1,480,290 over 2006. The increase in the rates paid on deposits was a major cause of the decrease along with the additional costs related to the branch expansion expenses recorded in the fourth quarter. Net income for 2007 produced, on a fully diluted basis, earnings per share of $1.39 compared to $1.65 in 2006 and $1.57 for 2005.

In 2006, the Company’s net income after taxes increased to $8,394,524, an increase of $428,392 over 2005. The increase in the rates paid on deposits was offset by a negative provision for loan losses, which was due to an improvement in the credit quality of the loan portfolio.

The Company’s net income after taxes for 2005 increased 5.6% to $7,966,132, an increase of $420,047 over 2004. Interest rates continued to rise in 2005, resulting in a higher cost of investible funds for the Company. This increase was offset by a corresponding increase in interest rates on loans and investments.

The Company’s Return on Average Assets (“ROA”) was 1.08% in 2007, compared to 1.39% in 2006 and 1.35% in 2005. Its Return on Average Equity (“ROE”) was 10.26% in 2007, 12.59% in 2006 and 12.63% in 2005. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 10.11% in 2005 to 11.30% in 2006 before decreasing to 9.98% in 2007. The decrease in ROE was the result of the Company’s capital growing at a faster rate than its net income. The decrease in ROA was also a result of the Company’s assets growing at a faster rate than its net income. The Company to increase the annual dividend payout rate to approximately 51.77% of 2007 earnings per share, as compared to 41.3% in 2006 and 40.9% in 2005. Even though the dividend payout ratio has increased, the leverage capital ratio was 9.98% in 2007, which is well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

Generally, all options granted to employees and directors fully vest six months and one day after the date of grant, rather than vesting in tranches over a specified period. Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective transition method. Under that method of transition, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123; and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. At the date of adoption, there were no unvested share-based payments outstanding. Also, given the limited historical amount of forfeited options, the Company has not reduced compensation expense for estimated forfeitures. The Company did not change the amount or terms of any outstanding option arrangements in anticipation of the adoption of SFAS No. 123R.

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

TABLE 1 – FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED STATISTICS

	2007	2006	2005	2004	2003
Summary of Earnings

Total Interest Income	$38,100	$36,487	$33,044	$29,972	$29,725
Total Interest Expense	16,763	13,181	9,847	7,537	8,188
Provision for loan losses	784	(361)	1,084	1,067	2,003
Non-interest income	7,779	6,187	5,737	5,574	5,324
Non-interest expense	19,449	18,623	17,517	16,713	15,042
Income tax expense	1,968	2,836	2,366	2,683	2,845
Net Income	6,914	8,395	7,966	7,546	6,971
Per Share Data
Earnings-basic	$1.41	$1.67	$1.59	$1.51	$1.40
Earnings-diluted	1.39	1.65	1.57	1.49	1.39
Cash dividends	0.73	0.69	0.65	0.60	0.57
Book value at year end	14.02	13.88	12.73	12.04	11.35

Selected Year End Actual Balances

Loans, net of unearned income	$371,993	$372,993	$379,526	$369,589	$357,064
Allowance for loan losses	3,968	3,712	4,562	4,721	5,127
Securities available for sale	244,720	174,617	162,203	151,716	143,181
Earning assets	613,756	552,843	542,441	525,155	493,209
Total assets	680,904	621,197	614,827	587,239	550,761
Deposits	477,232	471,847	473,812	474,464	438,697
Long term borrowings	49,400	59,400	60,049	46,119	47,637
Shareholders’ equity	68,191	69,665	63,774	60,191	56,502

Selected Year End Average Balances

Loans, net of unearned income	$358,178	$373,729	$371,925	$364,922	$337,763
Allowance for loan losses	3,688	4,162	4,646	5,532	4,495
Securities available for sale	201,620	160,537	156,333	142,994	164,371
Earning assets	575,262	527,891	528,562	506,898	499,726
Total assets	639,305	604,137	591,872	565,892	549,520
Deposits	480,191	469,460	464,629	457,510	447,188
Long term borrowings	54,634	59,608	54,823	41,607	35,314
Shareholders’ equity	67,377	66,685	63,068	58,750	56,121

Selected Ratios

Return on average assets	1.08%	1.39%	1.35%	1.33%	1.27%
Return on average equity	10.26%	12.59%	12.63%	12.84%	12.42%
Dividend payout ratio	51.77%	41.32%	40.86%	39.71%	40.71%
Equity to year end assets	10.01%	11.21%	10.49%	10.25%	10.26%
Total risk-based capital to risk-adjusted assets	17.06%	17.73%	16.20%	15.35%	14.94%
Leverage capital ratio	9.98%	11.30%	10.11%	9.72%	9.11%
Efficiency ratio	64.41%	60.05%	58.14%	57.65%	54.45%

NET OPERATING INCOME

Net operating income for 2007 decreased 17.6% to $6,914,234, or $1.41 per share-basic and $1.39 per share-diluted, from the $8,394,524, or $1.67 per share basic and $1.65 per share diluted for 2006. The provision for loan losses for 2007 was $784,120 compared to the negative provision of $360,910 in 2006. Non-interest income increased $1,591,128, or 25.8%, and non-interest expense increased $826,100, or 4.4%, in 2007. Non-interest income for 2007 increased due to an increase in dividends from investments related to a commercial sweep account program and non-interest expense increased mainly due to an increase in salaries and benefits. This increase in salaries and benefits is related to our new branches in Lauderdale and Oktibbeha counties and normal raises for our existing officers and employees.

Net operating income for 2006 increased 5.4% to $8,394,524, or $1.67 per share-basic and $1.65 per share-diluted, from the $7,966,132, $1.59 per share basic and $1.57 per share diluted for 2005. The provision for possible loan losses for the year ended 2006 was a negative provision of $360,910 compared to the provision of $1,084,326 in 2005. This negative provision was the result of improved loan quality, favorable loss experience and a decrease in loans outstanding. Non-interest income increased $450,598 thousand, or 7.8%, and non-interest expense increased $1,106,278, or 6.3%, for 2006.

Net operating income for 2005 increased 5.6% to $7,966,132, or $1.59 per share-basic and $1.57 per share-diluted. The provision for possible loan losses for 2005 was $1,084,326, an increase of $16,883, or 1.6% from 2004. Non-interest income in 2005 increased $162,292, or 2.9%, over 2004 non-interest income due to an increase in service charges and other fees received. Non-interest expense increased $803,949, or 4.8% when compared to the same period in 2004. This increase was due mainly to a $916,301, or 10.6% in salaries and benefits paid.

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

Net interest income on a tax equivalent basis was $23,766,000, $24,506,000 and $24,373,000 for the years 2007, 2006 and 2005, respectively. Net interest margin was 4.34%, 4.55% and 4.61% for the same periods. During 2007, the yields on interest earning assets rose less than the rates paid on interest bearing deposits. The largest increase in rates paid was in the rates paid on certificates of deposit. For the year ended December 31, 2007, the average yield on earnings assets was 7.15%, an increase of 18 basis points compared to the average yield at December 31, 2006. The average rate paid on interest-bearing liabilities was 3.38%, an increase of 40 basis points compared to the average rate at December 31, 2006. The volume of earning assets increased 1.4% while the volume of interest-bearing liabilities increased 3.0% in 2007.

For the year ended December 31, 2006, the average yield on earnings assets was 6.97%, an increase of 51 basis points compared to the average yield at December 31, 2005. The average rate paid on interest-bearing liabilities was 2.98%, an increase of 66 basis points compared to the average rate at December 31, 2005. The effect of increases in rates on net interest margin was offset partially by changes in volume. The volume of earning assets increased 2.1% while the volume of interest-bearing liabilities increased 0.3% in 2006.

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

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $16.0 million at December 31, 2005, $16.8 million at December 31, 2006 and $17.7 million at December 2007. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2007, 2006 and 2005.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

	Average Balance			Income/Expense			Average Yield/Rate
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Loans:
Loans, net of unearned income	$357,323	$372,691	$370,982	$28,985	$28,920	$25,435	8.11%	7.76%	7.13%
Investment Securities
Taxable	93,594	74,846	71,916	4,928	3,652	3,023	5.27%	4.88%	4.20%
Tax-exempt	76,803	84,019	80,728	4,247	4,709	4,564	5.53%	5.60%	5.65%

Total Investment Securities	170,397	158,865	152,644	9,175	8,361	7,587	5.38%	5.26%	4.97%
Federal Funds Sold and Other	19,976	8,825	5,891	1,021	407	180	5.11%	4.61%	3.06%

Total Interest Earning Assets	547,696	540,381	529,517	39,181	37,688	34,202	7.15%	6.97%	6.46%

Non-Earning Assets	91,609	63,756	62,355

Total Assets	$639,305	$604,137	$591,872

Deposits:
Interest-bearing Demand
Deposits	$149,111	$144,348	$144,134	$2,805	$2,528	$2,098	1.88%	1.75%	1.46%
Savings	30,775	34,288	35,494	262	313	301	0.85%	0.85%	0.89%
Time	220,364	202,792	204,265	9,724	7,474	5,014	4.41%	3.69%	2.45%

Total Deposits	400,250	381,428	383,893	12,791	10,315	7,413	3.20%	2.70%	1.93%
Borrowed Funds
Short-term Borrowings	1,892	1,106	2,344	96	60	84	5.07%	5.34%	3.58%
Long-term Borrowings	53,482	59,607	54,823	2,534	2,807	2,332	4.74%	4.64%	4.25%

Total Borrowed Funds	55,374	60,713	57,167	2,630	2,867	2,416	4.75%	4.72%	4.23%

Total Interest-Bearing Liabilities	455,624	442,141	441,060	15,421	13,182	9,829	3.38%	2.97%	2.22%
Non-Interest Bearing Liabilities
Demand Deposits	79,187	87,396	80,737
Other Liabilities	37,117	7,935	7,007
Shareholders’ Equity	67,377	66,665	63,068

Total Liabilities and Shareholders’ Equity	$639,305	$604,137	$591,872

Interest Rate Spread							3.77%	4.00%	4.24%

Net Interest Margin				$23,760	$24,506	$24,373	4.34%	4.55%	4.61%

Less Tax Equivalent Adjustment				1,081	1,201	1,177

Net Interest Income				$22,679	$23,305	$23,196

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2007, 2006, and 2005.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	2007	2006	2005
Average interest earning assets	$547,696	$540,381	$529,517
Average interest bearing liabilities	455,624	442,141	441,614

Net average interest earning assets	$92,072	$98,240	$87,903

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2005 through 2007. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

	2007 Change from 2006			2006 Change from 2005
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME
Loans	$(1,246)	$1,311	$65	$133	$2,352	$2,485
Taxable Securities	988	288	1,276	143	486	629
Non-Taxable Securities	(399)	(63)	(462)	184	(39)	145
Federal Funds Sold and Other	570	44	614	135	92	227

TOTAL INTEREST INCOME	$(87)	$1,580	$1,493	$595	$2,891	$3,486

INTEREST EXPENSE
Interest-bearing demand deposits	$90	$187	277	$4	$426	430
Savings Deposits	(30)	(21)	(51)	(10)	1	(9)
Time Deposits	775	1,475	2,250	(54)	2,514	2,460
Short-term borrowings	40	(4)	36	(67)	43	(24)
Long-term borrowings	(290)	17	(273)	225	250	475

TOTAL INTEREST EXPENSE	$585	$1,654	2,239	$98	$3,234	3,332

NET INTEREST INCOME	$(672)	$(74)	$(746)	$693	$6,125	$6,818

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

Loan demand has weakened in the Company’s market area over the past three years. In general, the change in loan demand experienced in 2007 and 2006 was due to a lack of growth in the market area served by the Company and increased competition from other financial institutions for the available loans. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. The impact on the loan portfolio attributable to Hurricane Katrina rebuilding contracts has also lessened, as these loans were repaid in early 2006 as the rebuilding contracts were completed. Real estate mortgage loans originated by the Company increased by 3.5%, or $3,968,856, in 2007, by 26.7%, or $24,250,834, in 2006, and by 1.7%, or $1,550,809, in 2005 compared to the prior year. The growth in mortgage loans in 2007 was the result of normal growth in our market area. Most of the increase in mortgage loans during 2006 is the result of 1-to-4 family rental property being reclassified from commercial loans to residential real estate. Prior to 2006, 1-to-4 family rental housing had been classified as commercial real estate instead of 1-to-4 family mortgages due to the business nature of the property. After a review of our collateral as part of its normal collateral verification process, The Federal Home Loan Bank of Dallas (“FHLB”) advised that 1-to-4 family rental property should be classified as 1-to-4 family mortgages. This reclassification affected approximately $20 million in commercial real estate loans.

Commercial and agricultural loans declined $8,415,346, or 4.5% in 2007, and $27,241,284, or 12.8%, in 2006 and increased $12,019,676, or 6.0%, in 2005. Several large loans paid off in 2007, which were not replaced with other loans or renewals. The decrease in 2006 in this category of loans is a result of a transfer of loans from being classified as commercial loans to mortgage loans and reflected in the increase noted above. Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies, and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined $4,857,228, or 7.9% in 2007, declined $6,140,000, or 9.1%, in 2006 and increased $1,046,248, or 1.6%, in 2005, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment may also have lessened the dependence on consumer loans for some purchases.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

	AT DECEMBER 31,
	2007	2006	2005	2004	2003
Commercial, financial and agricultural	$177,787	$186,202	$213,444	$201,424	$186,950
Real estate – construction	18,821	11,047	8,779	10,706	15,409
Real estate – mortgage	119,172	115,203	90,952	92,503	92,412
Consumer	56,714	61,572	67,712	66,666	64,309

TOTAL LOANS	$372,494	$374,024	$380,887	$371,299	$359,080

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year for all loans.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2007

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$88,549	$76,003	$13,235	$177,787
Real estate – construction	16,281	2,540		$18,821
Real estate – mortgage	20,233	73,599	25,340	$119,172
Consumer	25,867	27,565	3,282	$56,714

Total loans	$150,930	$179,707	$41,857	$372,494

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 – 5 YEARS	OVER 5 YEARS
Fixed rates	$175,513	$33,989
Variable rates	4,194	7,868

Total loans	$179,707	$41,857

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2005, 2006 and 2007. The ratio of net loans charged off to average loans was 0.15% in 2007, 0.13% in 2006 and 0.33% in 2005. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of the Company’s market. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2007 was $784,120 compared to a negative provision of $360,910 in 2006 and a provision of $1,084,326 in 2005. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2007, the total allowance for loan losses was $3,967,951, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2007	2006	2005	2004	2003
BALANCE AT BEGINNING OF YEAR	$3,712	$4,562	$4,721	$5,127	$4,222

LOANS CHARGED-OFF
Commercial, financial and agricultural	404	101	861	1,394	700
Real estate – construction	—	72	—	—	—
Real estate – mortgage	211	30	64	15	145
Consumer	272	577	642	390	555
TOTAL CHARGE-OFFS	887	780	1,567	1,799	1,400

CHARGE-OFFS RECOVERED
Commercial, financial and agricultural	36	37	189	144	65
Real estate – construction	—	—	—	—	—
Real estate – mortgage	63	—	2	11	2
Consumer	259	254	133	171	235

TOTAL RECOVERIES	358	291	324	326	302

Net loans charged-off	529	489	1,243	1,473	1,098
Additions charged to operating expense	784	(361)	1,084	1,067	2,003

BALANCE AT END OF YEAR	$3,967	$3,712	$4,562	$4,721	$5,127

Loans, net of unearned, at year end	$371,993	$372,993	$379,526	$369,589	$357,064

Ratio of allowance to loans at year end	1.07%	1.00%	1.20%	1.28%	1.44%

Average loans – net of unearned	$358,178	$373,729	$371,925	$364,922	$337,763

Ratio of net loans charged-off to average loans	0.15%	0.13%	0.33%	0.40%	0.33%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	AT DECEMBER 31,
	2007	2006	2005	2004	2003
Commercial, financial and agricultural	$2,080	$1,163	$1,713	$1,872	$2,300
Real estate – construction	160	200	300	300	300
Real estate – mortgage	517	900	900	900	900
Consumer	1,211	1,350	1,550	1,550	1,550
Unallocated	—	99	99	99	77

Total	$3,968	$3,712	$4,562	$4,721	$5,127

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2007	2006	2005	2004	2003
Commercial, financial and agricultural	47.72%	49.79%	56.04%	54.25%	52.06%
Real estate – construction	5.05%	2.95%	2.30%	2.88%	4.29%
Real estate – mortgage	31.99%	30.80%	23.88%	24.91%	25.74%
Consumer	15.24%	16.46%	17.78%	17.96%	17.91%

	100.00%	100.00%	100.00%	100.00%	100.00%

After peaking in 2005, loan balances outstanding have declined in the last two years, as our credit standards have tightened and loan demand has decreased. The table above illustrates that while we had growth in the mortgage real estate and construction real estate categories, we have shown declines in the other categories. The most significant portion of the growth occurred in the mortgage real estate category, primarily on account of the reclassification of certain loans into the mortgage real estate category, as discussed above. Notwithstanding this growth, a larger portion of the allowance for loan losses is allocated to commercial, financial and agricultural loans and consumer loans. This reflects the higher risks associated with commercial and consumer lending as compared to real estate mortgages and construction loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings (within the meaning of FASB Statement 15, “ Accounting by Debtors and Creditors for Troubled Debt Restructurings”). Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers; the percentage of OREO to total loans at December 31, 2007 was 0.55% compared to 0.73% in 2006. OREO decreased in 2007 due to the sale of several parcels that were in other real estate.

Loans on non-accrual status amounted to $1,441,251 in 2007 as compared to $1,628,651 in 2006 and $4,346,512 in 2005. Interest income forgone on loans classified as non-accrual in 2007 was $102,452 as compared to $122,706 in 2006 and $348,804 in 2005. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and/or deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

	AS OF DECEMBER 31,
	2007	2006	2005	2004	2003
PRINCIPAL BALANCE
Non-accrual	$1,441	$1,629	$4,347	$3,146	$1,503
Accruing loans 90 days or more past due	526	1,355	911	904	4,396
Troubled debt restructuring	—	—	—	—	—

TOTAL LOANS	$1,967	$2,984	$5,258	$4,050	$5,899

TOTAL NON-PERFORMING LOANS	$1,967	$2,984	$5,258	$4,050	$5,899

Income on non-accrual loans not recorded	$102	$123	$349	$229	$169
Non-performing as a percent of loans	0.53%	0.80%	1.39%	1.10%	1.65%
Other real estate owned	$2,047	$2,708	$2,975	$2,787	$695
OREO as a percent of loans	0.55%	0.73%	0.78%	0.75%	0.19%
Allowance as a percent of non-performing loans	201.73%	124.40%	86.76%	116.57%	86.91%

SFAS Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” was effective January 1, 1995. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under FASB 114 and 118. The balances of nonaccrual (impaired) loans for the years 2007, 2006, 2005 were $1,441,251, $1,628,651 and $4,346,512, respectively.

Management monitors any loans which are classified under FDIC regulations as loss, doubtful or substandard, even if management has not classified the loans as non-performing or impaired. In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a “watch” category. Loans may be placed on management’s watch list as a result of delinquent status, management’s concern about the borrower’s financial condition or the value of the collateral securing the loan, a substandard classification during regulatory examinations, or simply as a result of management’s desire to monitor more closely a borrower’s financial condition and performance. Watch category loans may include loans that are still performing and accruing interest and may be current under the terms of the loan agreement but about which management has a significant degree of concern about the borrowers’ ability to continue to perform according to the terms of the loan agreement. Watch category loans may also include credits, which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan.

At December 31, 2007, loans totaling $12,966,807 were included on the watch list of the Company compared to $16,238,723 at December 31, 2006. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2007, the Company classified all of its securities as available-for-sale.

Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2005 through 2007 and the maturity distribution at December 31, 2007, by classification.

TABLE 9 – SECURITIES

	2007	2006	2005
SECURITIES AVAILABLE FOR SALE
U. S. Government Agencies	$95,511	$0	$2,003
State, County and Municipal Obligations	77,072	11,713	11,972
Other Securities	72,137	93,959	98,076

TOTAL SECURITIES AVAILABLE FOR SALE	$244,720	$174,617	$169,321

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies (1)	$0	0.00%	$831	5.42%	$10,002	5.50%	$84,678	5.57%
State, County and Municipal (2)	2,158	5.34%	10,829	5.93%	22,248	6.08%	41,837	5.94%
Other Securities	72,137	4.26%	0	0.00%	0	0.00%	0	0.00%

TOTAL AVAILABLE-FOR-SALE	$74,295	4.29%	$11,660	5.89%	$32,250	5.90%	$126,515	5.69%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2007. This change is not used in the Tier 1 capital calculation.

As the above table illustrates, during the last three years, the Company shifted its investment mix away from lower-yielding U. S. Treasury securities into higher-yielding mortgage-backed securities issued by the Government National Mortgage Agency (“GNMA”) and other agencies of the federal government and higher-yielding securities issued by state and local entities. This move was done mainly to maintain a higher yield on investment securities than the Company could have attained with U. S. Treasury instruments. Also during 2007, the Company reduced its Federal Funds Sold by $14,300,000 and invested these funds in higher yielding securities

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base is the Company’s major funding source for earning assets. Time deposits increased in 2007, as the Company began to aggressively price time deposits to maintain its market share. During this time all other segments of deposits declined.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	2007		2006		2005
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$78,225		$87,396		$80,183
Interest-bearing demand	149,111	1.89%	144,348	1.75%	144,134	1.46%
Savings	29,764	0.85%	34,924	0.85%	36,048	0.83%
Certificates of deposit	224,941	4.41%	202,792	3.69%	204,265	2.45%

	$482,041	2.70%	$469,460	2.20%	$464,630	1.59%

MATURITY RANGES OF TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE,

AS OF DECEMBER 31, 2007
3 months or less	$39,123
3 through 6 months	26,291
6 through 12 months	33,835
over 12 months	2,557

$101,806

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

TABLE 11 - SHORT-TERM BORROWINGS

	AS OF DECEMBER 31,
	2007	2006	2005
Short-term borrowings
Year-end balance	$79,163	$12,767	$1,600
Weighted average rate	3.96%	4.71%	4.20%

Maximum month-end balance	$79,163	$50,682	$12,600

Year to date average balance	$31,916	$20,796	$2,344
Weighted average rate	4.43%	4.55%	3.54%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2007, the Company had the capacity to borrow up to $139,341,868 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2007, the Company decreased its borrowings from the FHLB by $10,000,000 and increased its Federal Funds Purchased by $4,200,000. In 2007, the sweep account liability increased to $74,963,424 from $12,195,941, an increase of $62,195,941, or 510%. This increase was the result of both additional accounts being opened and increased balances in the existing accounts.

The Company at the end of 2007 had long-term debt in the amount of $49,400,000 to the FHLB for advances and $1,018,273 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state; the Company retains the balance of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2007 is listed below.

2007
Less than one year	$25,010
One year to three years	11,008
Over three years	14,400

Total Long-term borrowings	$50,418

NON-INTEREST INCOME AND EXPENSE

Table 12 – Non-interest Income and Expense illustrates the Company’s non-interest income and expense from 2005 through 2007 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

	2007	% CHANGE FROM ‘06	2006	% CHANGE FROM ‘05	2005
NON-INTEREST INCOME
Service charges on deposit accounts	$3,860	1.15%	$3,816	7.28%	$3,557
Other operating income	3,919	65.22%	2,372	8.81%	2,180

TOTAL NON-INTEREST INCOME	$7,779	25.71%	$6,188	7.86%	$5,737

NON-INTEREST EXPENSE
Salaries and employee benefits	$10,540	5.61%	$9,980	4.80%	$9,523
Occupancy expense, including equipment	3,217	6.88%	3,010	3.69%	2,903
Other operating expense	5,692	1.05%	5,633	10.65%	5,091

TOTAL NON-INTEREST EXPENSE	$19,449	4.44%	$18,623	6.31%	$17,517

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

During 2007, non-interest income increased $1,591,128, or 25.7%, when compared to year of 2006. Service charge income from checking accounts and an increase in dividends received from our sweep program assets were the main sources of this increase.

During 2006, non-interest income increased $450,598, or 7.9%, when compared to year of 2005. Service charge income from checking accounts was the main source of this increase.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2007, non-interest expense increased $826,100, or 4.4%, to $19,449,283. Included in this was an increase in salaries and benefits in the amount of $559,474, or 5.6%.

In 2006, non-interest expenses increased $1,106,278, or 6.3%, to $18,623,183. The main reason for this increase was a $456,969 increase in salaries and benefits. The remainder of the increase is the result of increased costs in losses on fraudulent checks and charged off checking accounts, building repair costs and normal other expense increases as a result of growth and inflation.

In 2007, the Company’s efficiency ratio was 64.41%, compared to 60.05% in 2006 and 58.14% in 2005. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. This ratio is designed to reflect the percentage of one dollar which must be expended to generate one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,230,758 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 22.15%, 25.26% and 22.90% in 2007, 2006 and 2005, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits), proceeds from maturities of securities, repayments of loan principal and interest, Federal Funds Purchased, and short-term and long-term borrowing from the FHLB. In 2007, the Company experienced an increase in deposits and a smaller decline in loans outstanding. Since deposits increased and loans declined, the Company’s dependence on long and short term borrowings to fund loan and security growth was reduced. As a result, the Company was able to reduce its balances in FHLB advances by $10 million. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2007, both the ALCO and the Board determined that the Company’s liquidity position was adequate.

Table 13 – Funding Uses and Sources details the main components of cash flows for 2007 and 2006.

TABLE 13 - FUNDING USES AND SOURCES

	2007			2006
	Average Balance	Increase/(decrease)		Average Balance	Increase/(decrease)
		Amount	Percent		Amount	Percent
FUNDING USES
Loans, net of unearned income	$357,323	$(12,244)	-3.31%	$369,567	$(2,358)	-0.63%
Taxable securities	93,594	20,424	27.91%	73,170	1,562	2.18%
Tax-exempt securities	76,803	(6,691)	-8.01%	83,494	2,360	2.91%
Federal funds sold and other	19,976	11,151	126.36%	8,825	2,934	49.80%

TOTAL USES	$547,696	$12,640	2.36%	$535,056	$4,498	0.85%

FUNDING SOURCES
Noninterest-bearing deposits	$79,187	$(8,209)	-9.39%	$87,396	$7,213	9.00%
Interest-bearing demand and savings deposits	179,886	614	0.34%	179,272	(909)	-0.50%
Time Deposits	220,364	17,572	8.67%	202,792	(1,473)	-0.72%
Short-term borrowings	1,892	786	71.07%	1,106	(1,238)	-52.82%
Long-term debt	53,482	(6,126)	-10.28%	59,608	4,785	8.73%

TOTAL SOURCES	$534,811	$4,637	0.87%	$530,174	$8,378	1.61%

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

During 2007, total capital decreased due to the implementation of a stock repurchase program and an increase in the ownership of the Company’s subsidiary. The Company put a plan in place to purchase up to 250,000 shares of its stock on the open market. During 2007, this plan purchased 160,186 at a total cost of $3,482,153. Also during 2007, the Company increased its ownership in The Citizens Bank of Philadelphia to 100% at a net cost of $1,501,433. This decrease in capital was partially offset by earnings that were in excess of dividends.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2007, as noted below in Table 14 – Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 - CAPITAL RATIOS

	At December 31,
	2007	2006	2005
Tier 1 capital
Shareholders’ equity	$68,191	$69,665	$63,774
Less: Intangibles	(4,215)	(4,753)	(5,290)
Add/less: Unrealized loss/(gain) on securities	433	511	966
Add: Minority interest in equity accounts of unconsolidated subsidiaries	—	1,482	1,358

TOTAL TIER 1 CAPITAL	$64,409	$66,905	$60,808

Total capital
Tier 1 capital	$64,409	$66,905	$60,808
Allowable allowance for loan losses	3,968	3,712	4,562

TOTAL CAPITAL	$68,377	$70,617	$65,370

RISK WEIGHTED ASSETS	$400,835	$398,397	$403,497

AVERAGE ASSETS (FOURTH QUARTER)	$645,506	$592,086	$601,607

RISK BASED RATIOS
TIER 1	16.07%	16.79%	15.07%

TOTAL CAPITAL	17.06%	17.73%	16.20%

LEVERAGE RATIOS	9.98%	11.30%	10.11%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 51.77 % of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2007. (amounts in thousands)

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	Over 5 Years
Long-term Debt	$49,400	$25,000	$7,000	$3,900	$13,500
Operating Leases	725	154	303	268	—
Other Long-term Liabilities	1,018	10	108	900	—

Total	$51,143	$25,164	$7,411	$5,068	$13,500

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

Quantitative and Qualitative Disclosures about Market Risk

OVERVIEW

The definition of market risk is the possibility of loss that could result from adverse changes in market prices or interest rates. The Company has taken steps to assess the amount of risk that is associated with its asset and liability structure. The Company measures the potential risk on a regular basis and makes changes to its strategies to manage these risks. The Board of Directors reviews important policy limits each month, with a more detailed risk analysis completed on a quarterly basis. These measurement tools are important in allowing the Company to manage market risk and to plan effective strategies to respond to any adverse changes in risk. The Company does not participate in some of the financial instruments that are inherently subject to substantial market risk. All of the financial instruments entered into by the Company are for purposes other than trading.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2007 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$178,311	$84,151
Total rate sensitive liabilities	344,175	146,479

Net gap	$(165,864)	$(62,328)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2007 and 2006.

TABLE 15 – INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2007

	2008	2009	2010	2011	2012	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$139,042	$44,119	$48,148	$42,734	$7,160	$28,427	$309,630	$308,618
Average Int Rate	7.84%	7.32%	7.56%	8.26%	7.41%	7.38%	7.73%
Floating Rate	$35,072	$3,171	$2,333	$2,548	$671	$14,600	$58,395	$58,395
Average Int Rate	8.24%	8.45%	7.99%	8.68%	8.47%	8.66%	8.37%
Investment securities
Fixed Rate	$74,295	$1,593	$2,121	$7,731	$4,998	$153,982	$244,720	$244,720
Average Int Rate	4.31%	5.87%	6.31%	5.11%	6.01%	5.76%	5.31%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$373,216	$4,474	$866	$56			$378,612	$379,008
Average Int Rate	3.25%	4.06%	3.89%	5.34%			3.26%
Floating Rate	$9,064	$6,023	$5,238	$22	$48		$20,395	$20,395
Average Int Rate	3.92%	3.53%	3.54%	3.54%	3.54%		3.71%
Other int-bearing Liabilities
Fixed Rate	$25,000	$5,000	$2,000	$3,900	$0	$13,500	$49,400	$49,419
Average Int Rate	4.92%	5.26%	4.47%	4.75%	0.00%	3.92%	4.65%
Floating Rate
Average Int Rate

AS OF DECEMBER 31, 2006

	2007	2008	2009	2010	2011	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$93,932	$41,597	$44,024	$48,114	$42,585	$34,609	$304,861	$368,759
Average Int Rate	8.09%	7.29%	7.33%	7.57%	8.28%	7.59%	7.76%
Floating Rate	$19,040	$16,031	$3,171	$2,333	$2,548	$15,271	$58,394	$58,394
Average Int Rate	8.89%	7.47%	8.44%	7.99%	8.68%	8.68%	8.37%
Investment securities
Fixed Rate	$1,417	$2,173	$3,200	$6,820	$6,737	$137,259	$157,606	$157,606
Average Int Rate	5.91%	5.35%	5.22%	5.21%	5.73%	5.80%	5.76%
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
Floating Rate
Average Int Rate

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 16—Rate Sensitivity Gap reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2007. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 – RATE SENSITIVITY GAP AT DECEMBER 31, 2007

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS
Loans	$89,263	$71,344	$172,997	$32,500	$366,104
Investment securities	87,535	12,807	43,820	97,466	241,628
Federal Home Loan Bank Account	613	—	—	—	613
Federal Funds Sold	900	—	—	—	900

TOTAL INTEREST BEARING ASSETS	$178,311	$84,151	$216,817	$129,966	$609,245

INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$130,868	$—	$—	$—	$130,868
Savings and Money Market deposits	43,199	—	—	—	43,199
Time deposits	81,735	126,479	16,727	—	224,941
Federal Funds Purchased	4,200	—	—	—	4,200
Short term borrowings	79,163	—	—	—	79,163
Long term borrowings	5,010	20,000	11,908	13,500	50,418

TOTAL INTEREST BEARING LIABILITIES	$344,175	$146,479	$28,635	$13,500	$532,789

Rate sensitive gap	$(165,864)	$(62,328)	$188,182	$116,466	$76,456
Rate sensitive cumulative gap	(165,864)	(228,192)	(40,010)	76,456
Cumulative gap as a percentage of total earning assets	-27.22%	-37.45%	-6.57%	12.55%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period ending December 31, 2007. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 92.6% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a liability sensitive position when evaluating the maturities of interest bearing items. Thus a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by structuring deposit rates to entice customers to shortened the maturities of their time deposits. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Although short and medium term interest rates decreased in 2007 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal due to the lateness in the year of the reductions. The Company’s net interest margin in 2007 was 4.34% and in 2006 was 4.55%.

Quarterly Financial Trends

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,445	$9,560	$9,620	$9,475
Interest Expense	3,935	4,179	4,242	4,407

Net Interest Income	5,510	5,381	5,378	5,068
Provision for Loan Losses	77	80	396	231
Non-interest Income	1,639	1,908	2,023	2,208
Non-interest Expense	4,544	4,717	4,895	5,293
Income Taxes	638	632	362	336

Net Income	$1,890	$1,860	$1,748	$1,416

Per common share:
Basic	$0.38	$0.38	$0.36	$0.29
Diluted	$0.37	$0.37	$0.36	$0.29

Cash Dividends	$0.18	$0.18	$0.18	$0.19

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$8,660	$9,162	$9,265	$9,400
Interest Expense	2,965	3,283	3,425	3,508

Net Interest Income	5,695	5,879	5,840	5,892
Provision for Loan Losses	(129)	(63)	(111)	(58)
Non-interest Income	1,400	1,664	1,582	1,541
Non-interest Expense	4,643	4,724	4,657	4,599
Income Taxes	656	771	751	658

Net Income	$1,925	$2,111	$2,125	$2,234

Per common share:
Basic	$0.38	$0.42	$0.42	$0.44
Diluted	$0.38	$0.42	$0.42	$0.44

Cash Dividends	$0.17	$0.17	$0.17	$0.18

Market Price and Dividend Information

MARKET PRICE

On November 16, 2006, the Company’s common stock began trading on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. Prior to that date, the stock was traded on the American Stock Exchange (“AMEX”) under the symbol “CIZ”. The stock began trading on the AMEX on October 19, 1999 and prior to that date was sold in private transactions between parties. On December 31, 2007, the common stock’s closing price on NASDAQ was $18.22. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ or AMEX, as applicable, as well as the dividends declared, in each quarter in the past two fiscal years.

2006	High	Low	Dividends Declared (per common share)
January - March	$24.20	$22.25	$0.17
April - June	24.00	22.15	0.17
July - September	22.75	21.40	0.17
October - December	22.75	21.32	0.18

2007	High	Low	Dividends Declared (per common share)
January - March	$22.50	$20.77	$0.18
April - June	22.95	20.00	0.18
July - September	23.00	19.10	0.18
October - December	22.00	18.00	0.19

On March 7, 2008, shares of our common stock were held of record by approximately 466 shareholders.

DIVIDENDS

Dividends totaled $0.73 per share for 2007 compared to $0.69 per share for 2006, an increase of 5.8%.

If funds are available, the Company typically declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared. Funds for the payment by the Company of cash dividends are obtained from dividends, loans or advances received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank’s earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors. The Bank must also receive the approval of the Mississippi Department of Banking and Consumer Finance prior to the payment of a dividend.

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the AMEX Market Index, the NASDAQ Market Index and to a peer group of 49 other regional bank holding companies for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2002 and that all dividends were reinvested.

Although the Company’s stock currently trades on the NASDAQ, this graph reflects a comparison to the AMEX Market Index in addition to the NASDAQ Market Index. This is due to the fact that the Company did not transfer the listing of its common stock to NASDAQ until November 2006. Thus, our stock has traded on both indexes during the period of this graph and we believe it is more appropriate to compare our stock’s performance to both the AMEX Market Index and the NASDAQ Market Index.

Performance Graph

December 31, 2002—December 31, 2007

	12/31/2002	12/31/2003	12/31/2004	12/30/2005	12/29/2006	12/31/2007
Citizens Holding Company	100.00	147.57	136.20	154.30	157.69	133.12
AMEX Market Index	100.00	136.11	155.86	171.89	192.45	216.06
NASDAQ Market Index	100.00	150.36	163.00	166.58	183.68	201.91
Regional-Southeast Banks	100.00	127.68	146.81	148.65	175.16	119.72

(1)

The bank holding companies included in the peer group are as follows: Appalachian Bancshares, Auburn National Banc Inc., Bancorpsouth Inc., Banctrust Financial Group, Bank of the Ozarks Inc., Beach First National Bankshares, Britton & Koontz Capital Corporation, Cadence Financial Corp., Capitalsouth Bancorp, Cardinal Financial Corp., Centerstate Banks of Florida, Citizens First Corp., Colonial Bancgroup

CLA, Community National Bank Lake, Community Trust Bancorp Inc., Crescent Banking Company, Eastern Virginia Bankshares, Farmers Capital Bank Corporation, Fauquier Bancshares Inc., First Advantage Bancorp, First Bancshares Inc. (Mississippi), First Financial Service Corp, First Horizon National, First M&F Corporation, FNB Corporation (Florida), FNB Corporation (Virginia), FPB Bancorp Inc, Green Bancshares, Inc., Hancock Holding Co., Heritage Financial Group, Iberiabank Corporation, Midsouth Bancorp Inc, NB&T Financial Group, Nexity Financial Corp, Pinnacle Financial Partners, Porter Bancorp, Inc., Premier Financial Bancorp, Regions Financial Corp., Renasant Corporation, Republic Bancorp Inc. CLA, S.Y. Bancorp Inc., Security Bank Corp, Simmons First National Corp., Southcoast Financial Corp, Superior Bancorp, Tennessee Commerce Banc, Trustmark Corp., United Security Bancshares, and Whitney Holding Corporation.

Source: Hemscott, Richmond Virginia

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee

President and CEO

Danny Hicks

Senior Vice President

Robert T. Smith

Senior Vice President and CFO

Erdis Chaney

Vice President & Senior Deposit Officer

Tim Lofton

Vice President and CIO

Randy Cheatham

Vice President

Mike Guthrie

Vice President and Senior Credit Officer

Murray Johnson

Vice President

Jackie Hester

Vice President and Marketing

Kaye Johnson

Vice President

Stanley Salter

Vice President

Darrell Bates

Vice President

Jean T. Fulton

Vice President and Internal Auditor

Gayle Sharp

Vice President

Brad Copeland

Vice President

Mark Majure

Vice President

Vicki Brown

Vice President and Compliance Officer

Mark Taylor

Vice-President and Human Resources

Bob Posey

Vice President

Sommer Vick

Assistant Vice President

Carolyn K. McKee

Student Loan Officer

Beth Branning

Assistant Vice President

Tommy Jackson

Assistant Vice President

Pat Stokes

Assistant Cashier

Adriana Burt

Assistant Cashier

Mitch Peden

Data Processing Officer

Tammy Pope

Accounting Officer

Mark Flake

Data Processing Officer

Barbara Lewis

Assistant Cashier

Greg Jackson

Accounting Officer

Patsy Smith

Assistant Cashier

Ashley Peebles

Assistant Cashier

Deborah Ladd

Item Processing Officer

Linda Goforth

Electronic Banking Officer

Patti Rickles

ACH Officer

Juane Kirkland

Security Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Margaret Thompson

Assistant Cashier

Sebastopol Branch

Linda Bennett

President

Connie Comans

Assistant Cashier

Union Branch

Robert C. Palmer, Jr.

President

Karen Foster

Assistant Vice President

Kosciusko Branch

Charlie Hudson

President

David Blair

Vice President

Joanne Sanders

Assistant Cashier

Scooba and DeKalb Branches

Fran Knight

President

Meridian Branch

Charles Young

President

Vikki Gunter

Assistant Vice President

Forest Branch

Richard Latham

Vice President

Dymple Winstead

Assistant Vice President

Decatur Branch

Ken Jones

Vice President

Louisville Branch

Terry Woods

President

Marion Gardner

Assistant Cashier

Bruce Lee

Assistant Vice President

Starkville Branch

Stan Acy

Vice-President

Charlie Douglas

Vice-President

Rhonda Edmondson

Assistant Cashier

Collinsville Branch

Mike Shelby

Vice-President

Meridian Mid-Town

Jackie Long

Vice-President

Frances Garrett

Assistant Vice President

Meridian Broadmoor

Camp Keith

Assistant Cashier

Mortgage Loan Department

Linda Stribling

Mortgage Loan Officer

BOARD OF DIRECTORS

Don Fulton President & General Manager Nemanco, Inc.	William M. Mars Retired Attorney Mars, Mars, Mars & Chalmers

Donald L. Kilgore Attorney General Mississippi Band of Choctaw Indians	Greg L. McKee President & CEO Citizens Holding Company and The Citizens Bank

David A. King Proprietor Philadelphia Motor Company	David P. Webb Attorney Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Herbert A. King Civil Engineer King Engineering Associates, Inc.	A. T. Williams Certified Public Accountant A. T. Williams, CPA

Adam Mars Business Manager Mars, Mars, Mars & Chalmers	Terrell E. Winstead Chief Financial Officer Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

William M. Mars

Chairman

Greg L. McKee

President and CEO

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office 521 Main Street Philadelphia, MS 39350 601.656.4692	Collinsville Branch 9065 Collinsville Road Collinsville, MS 39325 601.626.7608	Decatur Branch 15330 Hwy 15 South Decatur, MS 39327 601.635.2321

Westside Branch 912 West Beacon Street Philadelphia, MS 39350 601.656.4978	Madden Branch Highway 488 Madden, MS 39109 601.267.7366	Forest Branch 247 Woodland Drive North Forest, MS 39074 601.469.3424

Northside Branch 802 Pecan Avenue Philadelphia, MS 39350 601.656.4977	Sebastopol Branch 24 Pine Street Sebastopol, MS 39359 601.625.7447	Louisville Branch l00 East Main Street Louisville, MS 39339 662.773.6261

Eastside Branch 585 East Main Street Philadelphia, MS 39350 601.656.4976	DeKalb Branch Corner of Main & Bell St. DeKalb, MS 39328 601.743.2115	Noxapater Branch 45 East Main Street Noxapater, MS 39346 662.724.4261

Pearl River Branch 110 Choctaw Town Center Philadelphia, MS 39350 601.656.4971	Kosciusko Branch 775 North Jackson Street Kosciusko, MS 39090 662.289.4356	Industrial Branch 803 South Church Street Louisville, MS 39339 662.773.6261

Union Branch 502 Bank Street Union, MS 39365 601.774.9231	Scooba Branch 1048 Johnson Street Scooba, MS 39358 662.476.8431	Meridian Mid-Town 905 22nd Avenue Meridian, MS 39301 601.482.8858

Carthage Main Office 219 West Main Street Carthage, MS 39051 601.257.4525	Meridian Eastgate 1825 Hwy 39 North Meridian, MS 39301 601.693.8367	Meridian Broadmoor 5015 Highway 493 Meridian. MS 39305 601.581.1541

Starkville Branch 201 Highway 12 Starkville, MS 39759 662.323.1420	Phone Teller 1.800.397.0344	Internet Banking http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 22, 2008, at 4:30P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

STOCK REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

FORM 10-K

The Corporation’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available without charge to stockholder’s upon request to the Treasurer of the Citizens Holding Company.

FINANCIAL CONTACT

Robert T. Smith

Treasurer and Chief Financial Officer

P.O. 209

Philadelphia, Mississippi 39350

Additional information can be obtained from our corporate website at www.citizensholdingcompany.com