Form 10-K, Exhibit 13
period 2008-12-31
CITIZENS HOLDING CO /MS/
filed 2009-03-13
CIK 1075706

Exhibit 13

Dear Stockholder:

I am very thankful to be able to report the accomplishments and financial results for 2008. The company’s earnings and capital levels are very encouraging, considering the state of the nation’s economy and current market conditions.

During 2008, many companies experienced tremendous loss of value in their market capitalization. In the financial industry, much of this decline was due to the imprudent lending and divergence from sound business practices. Unlike many companies, we have not attempted to be all things to all people. As simple as it may sound, we still accept and safeguard deposits, make quality loans and price these functions appropriately. We sharpened our focus and concentrated on doing the things that we do well.

In 2008, we celebrated 100 years since the original 48 stockholders met to form this great company. I attribute much of our continued success to the adherence to the principles of honesty, integrity and service that began in 1908. I can assure you that the current directors, officers and employees understand and take very seriously our place in the history of this company. We have a level of institutional knowledge that allows us to not only survive but prosper in the current market conditions. We work every day to make sure this legacy of service continues.

The attached financials show net income increased by 19.7% over 2007. This equates to basic per share earnings of $1.70 compared to $1.41 for 2007. The assets of The Citizens Bank grew 12.5% with loan growth of 15.2% and deposit growth of 14.4%. I am very pleased to report these positive trends.

Along with these positive financial achievements, we have further deployed our strategic growth plan. We opened two new branch locations in Meridian, MS. The Mid-Town and Broadmoor locations provide additional convenience for our Lauderdale County customers. In September, we opened a new branch in Hattiesburg, MS, which marks our initial move into the south Mississippi market. In November, we moved into our new building in Carthage, MS and based on the dramatically increased traffic count since the move, this has proved to be a wise decision.

In late 2008, after careful analysis and consideration, your Board of Directors deemed it inappropriate to apply for any of the TARP funds. Given the healthy capital position of our bank and the uncertainty about the administration of the program, the Board decided that accepting any of these funds would not be a prudent business decision.

Obviously, I am very pleased with our accomplishments for 2008. At the risk of being repetitive, I realize these accomplishments would not be possible without the wise counsel from a strong Board of Directors. Along with the Board, our stockholders, customers and employees are what make us the strong company that we are.

As we go through 2009, I again pledge to you that all strategies considered and decisions made will be done with the thought of service to our communities and the long-term maximization of your investments.

As always, thank you for your support and interest in this great Company!

Sincerely,

/s/ Greg L. McKee
Greg L. McKee
President & Chief Executive Officer

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

Years Ended December 31, 2008, 2007 and 2006

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8 – 9

Notes to Consolidated Financial Statements	10 – 40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated balance sheets of Citizens Holding Company and Subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the each of the three years in the period ended December 31, 2008. We also have audited the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that

To the Board of Directors and Stockholders

Citizens Holding Company

Page Two

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008 based on criteria established in “Internal Control – Integrated Framework” issued by COSO.

Jackson, Mississippi

March 11, 2009

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2008 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2008, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2008, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2008.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 11, 2009

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2008 and 2007

	2008	2007
ASSETS
Cash and due from banks	$28,844,221	$18,622,058
Interest bearing deposits with other banks	1,001,611	612,938
Federal funds sold	—	900,000
Securities available for sale, at fair value (amortized cost of $260,105,423 in 2008 and $245,410,195 in 2007)	258,023,206	244,720,367
Loans, net of allowance for loan losses of $4,479,585 in 2008 and $3,967,951 in 2007	424,225,671	368,025,286
Bank premises, furniture, fixtures and equipment, net	17,182,082	14,288,797
Real estate acquired by foreclosure	3,374,803	2,046,584
Accrued interest receivable	6,265,797	5,210,201
Cash value of life insurance	17,992,456	17,693,476
Intangible assets	3,780,685	4,215,070
Other assets	5,356,800	4,568,854

Total assets	$766,047,332	$680,903,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$95,650,137	$78,224,936
Interest bearing time deposits	450,277,285	399,007,368

Total deposits	545,927,422	477,232,304

Federal funds purchased	21,000,000	4,200,000
Securities sold under agreement to repurchase	41,441,052	—
Sweep account liability	—	74,963,424
Federal Home Loan Bank advances	79,400,000	49,400,000
Accrued interest payable	1,365,679	1,915,232
Deferred compensation payable	3,257,631	2,989,940
Other liabilities	2,255,910	2,011,299

Total liabilities	694,647,694	612,712,199

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,849,296 shares issued and outstanding at 2008 and 4,863,242 at 2007	969,859	972,648
Additional paid-in capital	3,530,390	3,979,717
Accumulated other comprehensive loss, net of tax benefit of $776,667 in 2008 and $257,306 in 2007	(1,305,550)	(432,522)
Retained earnings	68,204,939	63,671,589

Total stockholders’ equity	71,399,638	68,191,432

Total liabilities and stockholders’ equity	$766,047,332	$680,903,631

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Interest income
Interest and fees on loans	$29,427,687	$28,981,941	$28,914,226
Interest on securities
Taxable	6,578,680	4,927,774	3,651,802
Non-taxable	3,227,403	3,169,536	3,514,524
Other interest	323,793	1,020,601	406,842

Total interest income	39,557,563	38,099,852	36,487,394

Interest expense
Deposits	9,899,741	12,814,534	10,314,943
Other borrowed funds	3,875,063	3,948,220	2,866,762

Total interest expense	13,774,804	16,762,754	13,181,705

Net interest income	25,782,759	21,337,098	23,305,689
Provision for loan losses	(1,223,939)	(784,120)	360,910

Net interest income after provision for loan losses	24,558,820	20,552,978	23,666,599

Non-interest income
Service charges on deposit accounts	4,044,485	3,859,598	3,816,473
Other service charges and fees	1,178,009	763,079	567,320
Net gains (losses) on investment security sales	8,383	29,339	(12,318)
Other income	2,632,182	3,126,633	1,816,046

Total non-interest income	7,863,059	7,778,649	6,187,521

Non-interest expense
Salaries and employee benefits	12,054,144	10,539,810	9,980,336
Occupancy expense	1,824,897	1,688,809	1,395,498
Equipment expense	1,908,785	1,528,841	1,614,969
Earnings applicable to minority interest	—	—	185,409
Other expense	6,071,220	5,691,823	5,446,971

Total non-interest expense	21,859,046	19,449,283	18,623,183

Income before income taxes	10,562,833	8,882,344	11,230,937

Income tax expense	2,289,066	1,968,110	2,836,413

Net income	$8,273,767	$6,914,234	$8,394,524

Net income per share – basic	$1.70	$1.41	$1.67

Net income per share – diluted	$1.69	$1.39	$1.65

Average shares outstanding
Basic	4,860,095	4,913,946	5,006,493

Diluted	4,895,511	4,964,475	5,066,165

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Net income	$8,273,767	$6,914,234	$8,394,524

Other comprehensive (loss) income

Unrealized holding (losses) gains on available for sale securities during year	(1,384,006)	172,573	729,836
Income tax effect	516,234	(64,369)	(272,229)

Net unrealized (losses) gains	(867,772)	108,204	457,607

Reclassification adjustment for (gains) losses included in net income	(8,383)	(29,339)	12,318
Income tax effect	3,127	10,943	(4,594)

Net (gains) losses included in net income	(5,256)	(18,396)	7,724

Change in minority interest in net unrealized gains	—	(11,169)	(9,950)

Total other comprehensive (loss) income	(873,028)	78,639	455,381

Comprehensive income	$7,400,739	$6,992,873	$8,849,905

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2008, 2007, and 2006

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2005	5,009,278	$1,001,856	$3,386,248	$(966,542)	$60,352,543	$63,774,105
Net income	—	—	—	—	8,394,524	8,394,524
Dividends paid ($0.69 per share)	—	—	—	—	(3,461,509)	(3,461,509)
Options exercised, including tax benefit of $12,287	10,950	2,190	196,421	—	—	198,611
Stock compensation expense			304,161			304,161
Other comprehensive income, net	—	—	—	455,381	—	455,381

Balance, December 31, 2006	5,020,228	1,004,046	3,886,830	(511,161)	65,285,558	69,665,273
Net income	—	—	—	—	6,914,234	6,914,234
Dividends paid ($0.73 per share)	—	—	—	—	(3,576,655)	(3,576,655)
Options exercised, including tax benefit of $10,927	3,200	640	25,915	—	—	26,555
Shares repurchased	(160,186)	(32,038)			(3,450,115)	(3,482,153)
Increase investment in subsidiary					(1,501,433)	(1,501,433)
Stock compensation expense			66,972			66,972
Other comprehensive income, net	—	—	—	78,639	—	78,639

Balance, December 31, 2007	4,863,242	972,648	3,979,717	(432,522)	63,671,589	68,191,432
Net income	—	—	—	—	8,273,767	8,273,767
Dividends paid ($0.77 per share)	—	—	—	—	(3,740,417)	(3,740,417)
Options exercised, including tax benefit of $64,283	19,238	3,848	148,180	—	—	152,028
Shares repurchased	(33,184)	(6,637)	(686,101)		—	(692,738)
Stock compensation expense			88,594			88,594
Other comprehensive loss, net	—	—	—	(873,028)	—	(873,028)

Balance, December 31, 2008	4,849,296	$969,859	$3,530,390	$(1,305,550)	$68,204,939	$71,399,638

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$8,273,767	$6,914,234	$8,394,524
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,306,676	1,068,377	950,340
Amortization of intangibles	434,385	537,503	537,503
Amortization of premiums and accretion of discounts on investment securities	622,336	461,914	697,003
Stock compensation expense	50,370	41,994	304,161
Provision for loan losses	1,223,939	784,120	(360,910)
Realized investment securities (gains) losses	(8,383)	(29,339)	12,318
Deferred income tax benefit	(192,426)	(286,890)	(182,281)
Net earnings applicable to minority interest	—	—	108,975
Earnings from unconsolidated subsidiary	(91,006)	(112,330)	(102,411)
Increase in accrued interest receivable	(1,055,596)	(194,627)	(320,427)
Increase in cash value life insurance	(298,980)	(846,919)	(800,884)
(Increase) decrease in accrued interest payable	(549,553)	761,342	355,223
Increase in deferred compensation liability	267,691	290,157	333,191
Net change in other operating assets and liabilities	197,674	284,641	4,295,652

Net cash provided by operating activities	10,180,894	9,674,177	14,221,977

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	18,956,984	15,130,290	15,451,326
Proceeds from sales of securities available-for-sale	22,985,090	22,916,630	17,767,610
Purchases of investment securities available-for-sale	(126,739,986)	(53,312,896)	(38,846,962)
Net change in Shay Investments	69,044,931	(55,835,283)	(6,091,375)
Net change in sweep accounts	(74,963,424)	62,195,941	5,422,987
Net change in securities sold under agreement to repurchase	41,441,052	—	—
Purchases of bank premises, furniture, fixtures and equipment	(4,199,960)	(3,250,718)	(3,162,581)
Sale of real estate acquired by foreclosure	388,069	2,263,187	691,132
Net increase in interest bearing deposits with other banks	(388,673)	(216,127)	(83,986)
Net decrease (increase) in federal funds sold	900,000	14,300,000	(15,200,000)
Redemption of Federal Home Loan Bank Stock	544,300	869,000	365,100
Net (increase) decrease in loans	(59,149,746)	(1,130,628)	5,620,592
Cash paid for acquisition of subsidiary stock	—	(2,994,671)	—

Net cash (used) provided by investing activities	(111,181,363)	934,725	(18,066,157)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2007, and 2006

2 of 2

	2008	2007	2006
Cash flows from financing activities
Net increase (decrease) in deposits	$68,695,118	$5,385,048	$(1,964,978)
Net increase (decrease) in federal funds purchased	16,800,000	4,200,000	(1,600,000)
Proceeds from exercise of stock options	152,028	26,555	198,611
Repurchase of company stock	(692,738)	(3,482,153)	—
Excess tax benefit on stock option exercises	8,641	10,927	27,108
Dividends paid to stockholders	(3,740,417)	(3,576,655)	(3,461,509)
Federal Home Loan Bank advance proceeds	30,000,000	—	15,000,000
Federal Home Loan Bank advance payments	—	(10,000,000)	(15,648,818)

Net cash provided (used) by financing activities	111,222,632	(7,436,278)	(7,449,586)

Net increase (decrease) in cash and due from banks	10,222,163	3,172,624	(11,293,766)

Cash and due from banks, beginning of year	18,622,058	15,449,434	26,743,200

Cash and due from banks, end of year	$28,844,221	$18,622,058	$15,449,434

Supplemental disclosures of cash flow information
Cash paid for
Interest	$14,324,357	$16,001,411	$12,826,482

Income taxes	$2,057,992	$1,967,770	$4,711,328

Noncash disclosures

Real estate acquired by foreclosure	$1,822,423	$1,601,886	$480,646

Change in unrealized gain (loss) on investments, net of taxes	$(1,384,006)	$172,573	$729,836

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation. As the result of a 1- for-1,000 reverse stock split on January 2, 2007, Citizens Holding Company became the sole owner of The Citizens Bank of Philadelphia, Mississippi.

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (the “Bank”) operates under a state bank charter and provides general banking services. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by the Bank is Neshoba County, Mississippi and the immediately surrounding areas. In 2008 the Bank expanded into south Mississippi with its new branch in Hattiesburg. Services are provided at several branch offices.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance or adjustments to the valuation may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and valuations of foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance or to make adjustments to the valuation based on their judgments about information available to them at the time of their examination. Due to these factors, it is reasonably possible that the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash and Due from Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2008 and 2007 was $2,945,000 and $749,000, respectively.

Interest-bearing deposits with other banks mature within one year and are carried at cost.

At December 31, 2008 and 2007, the Company had deposits in financial institutions in excess of federally insured limits. Management monitors the soundness of the financial institutions and believes there is minimal risk.

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

Securities Available-for-Sale

Securities available-for-sale are reported at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity. Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available-for-sale.

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Loans and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned discounts and unearned finance charges. The Company has no loans held-for-sale.

Loan origination and commitment fees and direct loan origination costs attributable to loans held with a maturity of more than one year are recognized as income or expense over the life of the loan.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates an adequate allowance for loan loss by applying the historical charge-off percentage by loan segment over a 20 quarter period of time to the current loan balances in the corresponding loan segment. Additionally, specific reserves on an individual loan basis may be applied in addition to the allowance calculated using the model. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is improved greatly.

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

Real Estate Acquired by Foreclosure

Real estate acquired by foreclosure consists of properties repossessed by the Company on foreclosed loans. These assets are stated at fair value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Declines in value resulting from subsequent revaluation of the property or losses resulting from disposition of such property are expensed as incurred. Revenue and expenses from operations of other real estate owned are reflected as other income (expense).

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired to fund deferred compensation arrangements with employees and directors. The cash surrender value of the Company owned policies is carried at the actual cash surrender value of the policy at the balance sheet date.

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

Investment – Insurance Company

The Company accounts for its investment in New South Life Insurance Company (“New South”), a 25% owned affiliate, using the equity method of accounting. The Company’s share of the net income of New South is recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South are used to reduce the investment account. New South has not paid dividends during the years ended December 31, 2008 and 2007.

The fiscal year of New South ends on November 30, and the Company follows the practice of recognizing the net income of New South on that basis.

The investment in New South, which is included in other assets, totaled $2,127,532 and $2,035,526 at December 31, 2008 and 2007, respectively. Income from the investment for the years ended December 31, 2008, 2007, and 2006 included in other income totaled $91,006, $112,330, and $102,411, respectively.

Trust Assets

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

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

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2008, 2007 and 2006 is illustrated in the following table.

	2008	2007	2006
Basic weighted average shares outstanding	4,860,095	4,913,946	5,016,257
Dilutive effect of stock options	35,416	50,529	64,498

Dilutive weighted average shares outstanding	4,895,511	4,964,475	5,080,755

Net income	$8,273,767	$6,914,234	$8,394,524

Net income per share-basic	$1.70	$1.41	$1.67
Net income per share-diluted	$1.69	$1.39	$1.65

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2008, 2007 and 2006, the Corporation had two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan and the 1999 Directors’ Stock Compensation Plan. As of January 1, 2006, the Corporation began accounting for these plans under the recognition and measurement principles of fair value set forth in Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” (“SFAS 123R”) and the Securities and Exchange Commission Staff Accounting Bulletin 107 (“SAB 107”). SAB 107 provides guidance related to share-based payments transactions, including valuation methods (including assumptions such as expected volatility and expected term), the classification of compensation expense, non-GAAP financial measures, first time adoption of SFAS 123R in an interim period and disclosure in Management’s Discussion and Analysis subsequent to the adoption of SFAS 123R.

To determine the expected term of the options granted, the Corporation chose to use the “simplified” method for “plain vanilla” options as detailed in SAB 107 for those options granted prior to December 31, 2007. The Corporation determined that those options granted comply with the requirements under SAB 107 and used this method for estimating the expected term of the options granted until December 31, 2007. Beginning with options granted after this date, the Corporation will use the methods prescribed by SFAS 123R. Volatility is determined by using the standard deviation of the differences of the closing stock price of the Corporation’s common stock as quoted on the American Stock Exchange (through November 15, 2006, the date of the transfer of the listing of the Corporation’s common stock to The NASDAQ Global Market) or The NASDAQ Global Market (since November 16, 2006) on or about the 15 th of each month starting January 15, 2002. Stock prices prior to that date experienced volatility that is not representative of the volatility experienced since that time and therefore are not used in this calculation.

Although the option grants are not subject to an explicit vesting schedule, the Corporation recognizes that the restriction on exercising options before six months and one day after the grant date constitutes a de facto vesting schedule and must be considered when applying SFAS 123R. SFAS 123R states that a requisite service period may be explicit, implicit or derived and that an implicit service period is one that may be inferred from an analysis of the award’s terms. Based on its analysis of the terms of the option awards, management concluded that the restriction on exercising options until six months and one day have passed since the date of grant constitutes a service period under SFAS 123R and the compensation costs should be amortized over this six month period.

On April 25, 2007, the members of the Board of Directors were granted a total of 13,500 options as specified in the 1999 Directors’ Stock Compensation Plan. These options were granted at an exercise price of $22.00 per option, which was the closing price of Citizens Holding Company stock on that day. These options were first exercisable on October 26, 2007 and must be exercised no later than April 25, 2017. No options were granted to officers during 2007.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

On April 23, 2008, the members of the Board of Directors were granted a total of 13,500 options as specified in the 1999 Directors’ Stock Compensation Plan and 1,500 options were granted to an officer under the 1999 Employees’ Stock Incentive Plan. These options were granted at an exercise price of $18.00 per option, which was the closing price of Citizens Holding Company stock on that day. These options are first exercisable on October 24, 2008 and must be exercised no later than April 23, 2018.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. The following assumptions were used in estimating the fair value of the options granted in 2008, 2007 and 2006.

DIRECTORS

Assumption	2008	2007	2006
Dividend yield	4.1%	3.3%	2.9%
Risk-free interest rate	3.15%	4.76%	4.65%
Expected life	8.5 years	5.3 years	5.3 years
Expected volatility	44.82%	34.88%	28.86%
Calculated value per option	$5.92	$6.23	$6.10
Forfeitures	0%	0%	0%

OFFICERS

Assumption	2008	2007	2006
Dividend yield	4.1%	n/a	2.9%
Risk-free interest rate	3.15%	n/a	4.65%
Expected life	6.8 years	n/a	5.3 years
Expected volatility	44.82%	n/a	28.86%
Calculated value per option	$5.76	n/a	$5.87
Forfeitures	0%	n/a	0%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $772,546, $551,998 and $482,540 for the years ended December 31, 2008, 2007 and 2006, respectively.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”), requires disclosure of financial instruments’ fair values, as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated in Note 17. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a hierarchy to be used in performing measurements of fair value. SFAS No. 157 emphasizes that fair value should be determined from the perspective of a market participant while also indicating that valuation methodologies should first reference available market data before using internally developed assumptions. Additionally, SFAS No. 157 provides expanded disclosure requirements regarding the effects of fair value measurements on the financial statements. This statement applies whenever other standards require or permit assets and liabilities to be measured at fair value. This statement does not mandate the use of fair value in any circumstance. The Corporation adopted SFAS No. 157 on January 1, 2008. The adoption of SFAS No. 157 did not have a material impact on the financial position or results of operations of the Corporation. See Note 17, “Fair Value of Financial Instruments,” for further disclosures in regards to the Corporation’s adoption of SFAS No. 157.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R)” (“SFAS No. 158”), which requires an employer to: (1) recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status; (2) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (3) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement by

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

SFAS No. 158 to recognize the funded status of a benefit plan and the disclosure requirements of SFAS No. 158 are effective as of the end of the first fiscal year ending after December 15, 2006 for entities with publicly traded equity securities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of SFAS No. 158 did not have a material effect on the Corporation’s financial condition or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which allows an irrevocable election to measure certain financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with unrealized gains and losses recognized currently in earnings. Under SFAS No. 159, the fair value option may only be elected at the time of initial recognition of a financial asset or financial liability or upon the occurrence of certain specified events. SFAS No. 159 requires that assets and liabilities which are measured at fair value be reported in the financial statements in a manner that separates those fair values from the carrying amounts of similar assets and liabilities which are measured using another measurement attribute. SFAS No. 159 also provides expanded disclosure requirements regarding the effects of electing the fair value option on the financial statements. The Corporation adopted SFAS No. 159 on January 1, 2008. The adoption of SFAS No. 159 did not have an impact on the financial position or results of operations of the Corporation.

In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“Statement 141R”), which replaces Statement No. 141, “Business Combinations” (“Statement 141”). Statement 141R retains the fundamental requirements in Statement 141 that the acquisition method of accounting (formerly referred to as purchase method) be used for all business combinations and that an acquirer be identified for each business combination. Statement 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as of the date that the acquirer achieves control. Statement 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values. Statement 141R requires the acquirer to account for acquisition related costs and restructuring costs separately from the business combination as period expense. Statement 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of Statement 141R is not expected to have a material impact on the financial position or results of operations of the Corporation.

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interest in Consolidated Financial Statements – an Amendment to ARB No 51” (“Statement 160”). Statement 160 establishes new accounting and reporting standards that require the ownership interests in the subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. Statement 160 requires the amount of consolidated net income attributable

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income. In addition, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary shall be initially measured at fair value, with the gain or loss on the deconsolidation of the subsidiary measured using the fair value of any noncontrolling equity investment rather than the carrying amount of that retained investment. Statement 160 clarifies that changes in a parent’s ownership in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. Statement 160 includes expanded disclosure requirements regarding the interests of the parent and it noncontrolling interest. Statement 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The Corporation is currently in the process of evaluating the impact of adopting Statement 160 on its financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to AU 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Corporation does not expect the implementation of SFAS 162 to have a material impact on its consolidated financial statements.

FASB Interpretation 48, “Accounting for Income Tax Uncertainties” (“FIN 48”), was issued in June 2006 and defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. FIN 48 also provides guidance on the derecognition, measurement and classification for income tax uncertainties, along with any related interest and penalties, and includes guidance concerning accounting for income tax uncertainties in interim periods. The Company adopted the provisions of FIN 48, on January 1, 2007, and determined that were was no need to make an adjustment to retained earnings upon adoption of FIN 48. See Note 10 for further discussion surrounding income tax uncertainties.

Reclassifications

Certain information for 2006 has been reclassified to conform to the financial presentation for 2007 and 2008. Such reclassifications had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Intangible Assets

In 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, Mississippi. In addition to the intangible assets related to the purchase of CB&T Capital Corporation, the Company recorded intangible assets from the purchase of branches located in Kosciusko, Scooba, Forest and Decatur, Mississippi in conjunction with the purchase of Three D Mortgage Company. The following table details the goodwill associated with each purchase, which is no longer being amortized, in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.”

Purchase	Total	Life to Date Amortization	Unamortized Balance
Kosciusko Branch	$605,122	$309,285	$295,837
Scooba Branch	400,000	180,000	220,000
Three D Mortgage Company	76,408	10,188	66,220
CB&T Capital Corporation	2,567,600	—	2,567,600

Total goodwill	$3,649,130	$499,473	$3,149,657

The Company has also allocated intangible assets to be recognized as core deposit intangibles on the acquisition of the Forest and Decatur branches and the CB&T Capital Corporation acquisition. These transactions are detailed as follows:

Purchase	Total	Current Year Amortization	Life to Date Amortization	Unamortized Balance
Decatur and Forest branches	$2,487,574	$249,695	$2,487,574	$0
CB&T Capital Corporation	1,846,909	184,690	1,215,881	631,028

Total core deposit intangible	$4,334,483	$434,385	$3,703,455	$631,028

Total amortization expense related to all intangible assets for the years ended December 31, 2008, 2007 and 2006 was $434,386, $537,503 and $537,503, respectively. Estimated amortization expense attributable to core deposit intangible assets for the next five years is detailed in the table below. The Company has not added any intangibles during the last three years.

Year Ending December 31,	Amount
2009	$184,691
2010	184,691
2011	184,691
2012	76,954
2013	—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2008 and 2007 are as follows:

2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$77,947,911	$733,925	$311	$78,681,525
Mortgage-backed securities	90,868,123	1,024,010	22,001	91,870,132
Other investments	91,289,389	374,182	4,192,022	87,471,549

Total	$260,105,423	$2,132,117	$4,214,334	$258,023,206

2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$26,765,446	$276,179	$—	$27,041,625
Mortgage-backed securities	68,642,027	161,228	334,015	68,469,240
Other investments	150,002,722	537,537	1,330,757	149,209,502

Total	$245,410,195	$974,944	$1,664,772	$244,720,367

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired (in thousands), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007, in thousands.

December 31, 2008	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U. S. Government agencies	$15,038	$—	$—	$—	$15,038	$—
Mortgage-backed securities	3,450	22	—	—	3,450	22
Other investments	44,192	2,658	12,264	1,534	56,456	4,192

Total	$62,680	$2,680	$12,264	$1,534	$74,944	$4,214

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

December 31, 2007	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,683	$37	$34,923	$297	$42,606	$334
Other investments	11,857	334	28,659	997	40,516	1,331

Total	$19,540	$371	$63,582	$1,294	$83,122	$1,665

Mortgage-backed securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed either by the full faith and credit of the United States or by an agency of the United States Government and it is not expected that the securities would be settled at a price less than the amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2008 or 2007.

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds that have seen a decline in value due to changes in interest rates. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2008 or 2007.

The amortized cost and estimated fair value of securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$5,964,038	5,970,703
Due after one year through five years	12,565,986	12,696,827
Due after five years through ten years	62,077,025	61,835,825
Due after ten years	179,498,374	177,519,851

Total	$260,105,423	258,023,206

Investment securities with carrying values of $120,370,045 and $110,510,441 at December 31, 2008 and 2007, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2008	2007	2006
Gross realized gains	$38,082	$192,197	$12,917
Gross realized losses	(29,699)	(162,858)	(25,235)

	$8,383	$29,339	$(12,318)

Note 4. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,888,100 and $2,592,400 at December 31, 2008 and 2007, respectively, and is included in other investments.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans

The composition of net loans at December 31, 2008 and 2007 is as follows:

	2008	2007
	(In Thousands)
Commercial, financial and agricultural loans	$210,272	$177,822
Real estate – construction loans	26,654	18,820
Real estate – mortgage loans	137,410	119,172
Consumer loans	54,714	56,680

	429,050	372,494
Unearned discount	(344)	(501)
Allowance for loan losses	(4,480)	(3,968)

Loans, net	$424,226	$368,025

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $46.2 million and $50.7 million of the loans outstanding at December 31, 2008 and 2007, respectively, were variable rate loans.

Changes in the allowance for loan losses at December 31, 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Balance, beginning	$3,967,951	$3,712,375	$4,561,817
Provision for loan losses	1,223,939	784,120	(360,910)
Loans charged off	(907,946)	(886,798)	(780,040)
Recoveries of loans previously charged off	195,641	358,254	291,508

Balance, end of year	$4,479,585	$3,967,951	$3,712,375

Loans on nonaccrual (impaired) status were $1,396,885, $1,441,251 and $1,628,651 at December 31, 2008, 2007 and 2006, respectively. Allowance for loan losses attributable to the entire balance of nonaccrual (impaired) loans totaled $342,926 and $149,972 at December 31, 2008 and 2007, respectively. Interest income forgone on loans classified as nonaccrual (impaired) during the years ended December 31, 2008, 2007 and 2006 was $105,395, $102,452 and $122,706, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2008 and 2007:

	2008	2007
Land and buildings	$18,911,633	$15,977,762
Furniture, fixtures and equipment	11,932,680	10,666,590

	30,844,313	26,644,352
Less accumulated depreciation	13,662,231	12,355,555

Total	$17,182,082	$14,288,797

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $1,306,676, $1,068,377 and $950,340, respectively.

Note 7. Deposits

The composition of deposits is as follows:

	2008	2007
Non-interest bearing	$95,650,137	$78,224,936
NOW and money market accounts	151,173,161	144,302,273
Savings deposits	32,162,992	29,763,885
Time certificates, $100,000 or more	138,063,237	101,806,688
Other time certificates	128,877,895	123,134,522

Total	$545,927,422	$477,232,304

The scheduled maturities of certificates of deposit at December 31, 2008 are as follows:

Year Ending December 31,	Amount
2009	$229,906,215
2010	34,128,406
2011	2,756,908
2012	47,871
2013	101,732

$266,941,132

Interest expense for certificates of deposit over $100,000 was approximately $2,331,000, $4,193,000 and $2,902,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company’s stock, FHLB securities ($3,888,100 included in securities available-for-sale at December 31, 2008) and qualifying first mortgage and other loans. As of December 31, 2008, the balance in qualifying first mortgage and other loans was $206,685,491. At December 31, 2008, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity
2008	2007
—	5,000,000	5.46	February 26, 2008
—	5,000,000	5.66	April 28, 2008
—	15,000,000	4.50	June 23, 2008
3,000,000	3,000,000	5.24	April 20, 2009
2,000,000	2,000,000	5.29	April 20, 2009
2,000,000	2,000,000	4.47	September 7, 2010
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
15,000,000	—	3.07	June 24, 2013
10,000,000	—	3.24	July 16, 2013
10,000,000	—	3.66	July 16, 2013
3,500,000	3,500,000	4.67	December 16, 2014
20,000,000	—	2.53	January 09, 2018

$79,400,000	$49,400,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2009	5,000,000
2010	2,000,000
2011	3,900,000
2012	—
2013	45,000,000
Thereafter	23,500,000

$79,400,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement.

Other Income	2008	2007	2006
BOLI insurance	$703,596	$714,601	$553,477
Mortgage loan origination fees	275,672	319,044	407,426
Shay Investments income	441,588	1,325,182	904,864
Other income	1,211,326	767,806	(49,721)

Total other income	$2,632,182	$3,126,633	$1,816,046

During the second quarter of 2008, the Bank received proceeds from bank owned life insurance that insured the life of one of its officers. These net proceeds resulted in an additional $772,771 in other income for 2008.

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement.

Other Expense	2008	2007	2006
Intangible amortization	$434,386	$537,503	$537,503
Advertising	772,546	551,998	482,540
Office supplies	599,441	576,358	515,958
Legal and audit fees	378,680	350,971	452,064
Telephone expense	483,960	418,681	377,716
Other expenses	3,402,207	3,256,312	3,081,190

Total other expense	$6,071,220	$5,691,823	$5,446,971

Note 10. Income Taxes

The consolidated provision for income taxes consists of the following:

	2008	2007	2006
Currently payable
Federal	$2,258,575	$1,971,014	$2,559,846
State	336,321	308,964	446,561

	2,594,896	2,279,978	3,006,407
Deferred tax benefit	(305,830)	(311,868)	(169,994)

Income tax expense	$2,289,066	$1,968,110	$2,836,413

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2008	2007	2006
Federal taxes based on statutory rate	$3,591,363	$3,019,997	$3,818,519
State income taxes, net of federal benefit	277,197	203,916	294,730
Tax-exempt investment interest	(991,474)	(940,489)	(1,070,432)
Other, net	(588,020)	(315,314)	(206,404)

Income tax expense	$2,289,066	$1,968,110	$2,836,413

At December 31, 2008 and 2007, net deferred tax assets consist of the following:

	2008	2007
Deferred tax assets
Allowance for loan losses	$1,670,885	$1,480,046
Deferred compensation liability	1,215,096	1,115,247
Unrealized loss on available-for-sale securities	776,667	257,306
Intangible assets	226,738	127,201
Other	109,233	72,191

Total	3,998,619	3,051,991

Deferred tax liabilities
Premises and equipment	1,171,383	1,030,258
Other	855,109	790,975

Total	2,026,492	1,821,233

Net deferred tax asset	$1,972,127	$1,230,758

The net deferred tax asset of $1,972,127 and $1,230,758 at December 31, 2008 and 2007, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

As of December 31, 2008, the Company has no unrecognized tax benefits related to federal and state income tax matters. If ultimately recognized, the Company does not anticipate any material increase in the effective tax rate during 2007 relative to any tax positions taken prior to January 1, 2007. As of December 31, 2008, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company and its subsidiary file a consolidated U. S. federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2005 through 2008. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2005 through 2008.

Note 11. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, is as follows:

Balance Sheets

December 31, 2008 and 2007

	2008	2007
Assets
Cash (1)	$1,583,596	$955,232
Investment in bank subsidiary (1)	69,705,967	67,157,467
Other assets (1)	110,075	78,733

Total assets	$71,399,638	$68,191,432

Liabilities
Other liabilities	$—	$—

Stockholders’ equity	71,399,638	68,191,432

Total liabilities and stockholders’ equity	$71,399,638	$68,191,432

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

Income Statements

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Interest income	$12,211	$8,889	$13,577

Other income
Dividends from bank subsidiary (1)	4,959,000	6,251,760	3,498,167
Equity in undistributed earnings of bank subsidiary (1)	3,412,886	749,263	4,987,588

Total other income	8,371,886	7,001,023	8,485,755

Other expense	168,318	147,303	158,733

Income before income taxes	8,215,779	6,862,609	8,340,599
Income tax benefit	(57,988)	(51,625)	(53,925)

Net income	$8,273,767	$6,914,234	$8,394,524

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities
Net income	$8,273,767	$6,914,234	$8,394,524
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(3,412,886)	(749,263)	(4,987,588)
Stock compensation expense (benefit)	59,011	41,994	(78,684)
(Increase) decrease in other assets	(1,760)	170	90,520
(Decrease) increase in other liabilities	—	(3,600)	1,200

Net cash provided by operating activities	4,918,132	6,203,535	3,419,972

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

	2008	2007	2006
Cash flows from financing activities
Dividends paid to stockholders	$(3,740,417)	$(3,576,655)	$(3,461,509)
Proceeds from exercise of stock options	143,387	26,555	311,160
Repurchase of company stock	(692,738)	(3,482,153)	—

Net cash used by financing activities	(4,289,768)	(7,032,253)	(3,150,349)

Net increase (decrease) in cash	628,364	(828,718)	269,623

Cash, beginning of year	955,232	1,783,950	1,514,327

Cash, end of year	$1,583,596	$955,232	$1,783,950

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $4,959,000, $6,251,760 and $3,498,167 to the Citizens Holding Company during the years ended December 31, 2008, 2007 and 2006, respectively.

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

The balance of loans made to related parties at December 31, 2008 and 2007 was $990,310 and $992,986, respectively. Advances to related parties during the year ended December 31, 2008 and 2007 totaled $253,426 and $241,864, respectively. Payments received from related parties during the year ended December 31, 2008 and 2007 totaled $256,102 and $269,815.

Deposits from related parties at December 31, 2008 and 2007 approximated $1,805,093 and $3,239,609, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2008 and 2007, commitments related to unused lines of credit were $44,441,409 and $27,293,147, respectively, and standby letters of credit were $3,323,809 and $437,918, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Legal Proceedings

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. While management believes that the final resolution of pending legal proceedings will not have a material impact on the Company’s financial position or results of operations, the final resolution of such proceedings could have a material adverse effect.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Continued

Concentration of Risk

The Company makes agricultural, agribusiness, commercial, residential and consumer loans primarily in eastern central Mississippi. A substantial portion of the customers’ abilities to honor their contracts is dependent on their business and the agricultural economy in the area.

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

Note 14. Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2009	$197,211
2010	197,211
2011	165,656
2012	125,600
2013	53,100

$738,778

The total rental expense included in the income statements for the years ended December 31, 2008, 2007 and 2006 is $155,422, $75,926 and $65,625, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2008, 2007 and 2006, the Company’s contributions were $599,643, $558,340 and $523,270, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $83,118, $127,577 and $192,651 for the plan years ended December 31, 2008, 2007 and 2006, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2008, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

As of December 31, 2008 and 2007, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2008
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$73,404,088	15.70%	$37,397,753	8%	$	N/A	—
Citizens Bank	71,710,418	15.35%	37,379,907	8		46,724,884	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$68,924,503	14.74%	$18,698,876	4		N/A	—
Citizens Bank	67,230,832	14.39%	18,689,954	4		28,034,930	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$68,924,503	9.50%	$29,008,490	4		N/A	—
Citizens Bank	67,230,832	9.25%	29,086,979	4		36,358,723	5

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2007
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$68,376,835	17.06%	$32,066,762	8%	$	N/A	—
Citizens Bank	67,342,869	16.80	32,058,795	8		40,073,493	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	64,408,884	16.07	16,033,381	4		N/A	—
Citizens Bank	63,374,918	15.81	16,029,397	4		24,044,096	6
Tier I Capital (to Average Assets)
Citizens Holding Company	64,408,884	9.98	25,820,254	4		N/A	—
Citizens Bank	63,374,918	9.79	25,894,058	4		32,367,573	5

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Fair Values of Financial Instruments

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2008 and 2007:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$28,844,221	$28,844,221	$18,622,058	$18,622,058
Interest bearing deposits with banks	1,001,611	1,001,611	612,938	612,938
Federal funds sold	—	—	900,000	900,000
Securities available-for-sale	258,023,206	258,023,206	244,720,367	244,720,367
Net loans	424,225,671	422,956,707	368,025,286	367,012,621
Accrued interest receivable	6,265,797	6,265,797	5,210,201	5,210,201

Financial liabilities
Deposits	$545,927,422	$546,424,671	$477,232,304	$477,627,672
Federal Home Loan Bank advances	79,400,000	82,644,119	49,400,000	49,418,909
Accrued interest payable	1,365,679	1,365,679	1,915,232	1,915,232
Federal funds purchased	21,000,000	21,000,000	4,200,000	4,200,000
Sweep account liability	41,441,052	41,441,052	74,963,424	74,963,424

The fair value estimates, methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments were:

Cash and Due from Banks and Interest Bearing Deposits with Banks

The carrying amounts reported in the balance sheet for these instruments approximate fair value because of their immediate and shorter-term maturities.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

Following is a summary of the status of the plans for the years ending December 31, 2008, 2007 and 2006:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2006	83,850	$14.77	172,200	$17.60
Granted	12,000	23.70	40,500	23.46
Exercised	(4,500)	17.88	(6,450)	16.41
Expired	(1,500)	22.25	(9,450)	19.68

Outstanding at December 31, 2006	89,850	$15.68	196,800	$17.60
Granted	13,500	22.00	—	—
Exercised	(2,700)	7.15	(500)	14.50
Expired	—	—	(4,000)	20.22

Outstanding at December 31, 2007	100,650	$16.76	192,300	$17.55
Granted	13,500	18.00	1,500	18.00
Exercised	(19,650)	10.65	(7,500)	13.73
Expired	(3,000)	22.98	(9,500)	21.72

Outstanding at December 31, 2008	91,500	$18.05	176,800	$18.63

Options exercisable at:

December 31, 2008	91,500	$18.05	176,800	$18.63

Weighted average fair value of Options granted during years ended
December 31, 2006		$6.10		$5.87

December 31, 2007		$6.23		$—

December 31, 2008		$5.92		$5.76

CITIZENS HOLDING COMPANY

Years Ended December 31, 2008, 2007 and 2006

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$7.15 to $10.00	3,000	$7.35	0 years, 4 months
$10.01 to $15.00	91,800	13.49	3 years, 1 month
$15.01 to $20.00	36,000	18.12	6 years, 11 months
$20.01 to $22.50	91,500	21.61	6 years, 1 month
$22.51 and above	46,000	23.51	7 years, 3 months

Total	268,300	$18.45	5 years, 4 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2008 was $323,505 and the intrinsic value of the Employees’ Plan at December 31, 2008 was $510,438 for a total intrinsic value at December 31, 2008 of $833,943. Additionally, the total intrinsic value of options exercised during 2008 and 2007 was $214,746 and $32,040, respectively. There was no unrecognized stock-based compensation expense at December 31, 2008.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2008, 2007 and 2006

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2008, 2007 and 2006. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and deposits as management has capitalized on opportunities for organic growth within our market area and the addition of two branches in 2007 and three in 2008. Total assets increased over the three-year period by $144.8 million. In the three year period, earnings increased in 2006 before decreasing in 2007 and increasing in 2008. After higher costs for deposits and lower loan spreads from increased market competition caused the Company’s net interest margin to compress in 2007, the Company rebounded and the cost of deposits decreased greater than the interest received on earning assets and the net interest margin increased. Regardless of the fluctuation in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2008, the Company’s assets grew to $766,047,332, or 12.5%, from 2007, loans increased to $424,225,671, or 15.3%, and deposits increased by $68,695,118, or 14.4%. Loans increased in 2008 partially due to the entrance into new markets through the opening of five new branches since the fourth quarter of 2007. All categories of deposit accounts increased during 2008. Certificates of deposit ended 2008 at $266,941,132, or 18.7%, higher than 2007. Demand, NOW, savings and money market accounts increased $26,695,196, or 10.6%, to $278,986,290 at December 31, 2008.

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

In 2008, the Company’s net income after taxes increased to $8,273,767, an increase of $1,359,533 over 2007. The decrease in the rates paid on deposits being greater than the decrease in rates on earning assets and the additional revenue related to the branch expansions that occurred during the fourth quarter of 2008, were the major causes of the increase in net income. Net income for 2008 produced, on a fully diluted basis, earnings per share of $1.69 compared to $1.39 in 2007 and $1.65 for 2006.

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

The Company’s Return on Average Assets (“ROA”) was 1.18% in 2008, compared to 1.08% in 2007 and 1.39% in 2006. Its Return on Average Equity (“ROE”) was 11.80% in 2008, 10.26% in 2007 and 12.59% in 2006. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 11.30% in 2006 to 9.98% in 2007 to 9.50% in 2008. The ROE in 2008, 2007 and 2006 is a function of the level of net income during those years. The changes in ROA were also a result of the Company’s income decreasing in 2007 and increasing in 2008 and also affected by the increase in total assets during this time period. The Company set the annual dividend payout rate to approximately 45.29% of 2008 earnings per share, as compared to 51.77% in 2007 and 41.32% in 2006. The leverage capital ratio of 9.50% in 2008 remains well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

Please refer to Note 1, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements of the Company included in this Annual Report for a detailed discussion of our other significant accounting policies affecting the Company.

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

TABLE 1 – FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS

	2008	2007	2006	2005	2004
Summary of Earnings

Total Interest Income	$39,558	$38,100	$36,487	$33,044	$29,972
Total Interest Expense	13,775	16,763	13,181	9,847	7,537
Provision for loan losses	1,224	784	(361)	1,084	1,067
Non-interest income	7,863	7,779	6,187	5,737	5,574
Non-interest expense	21,859	19,449	18,623	17,517	16,713
Income tax expense	2,289	1,968	2,836	2,366	2,683
Net Income	8,274	6,914	8,395	7,966	7,546

Per Share Data

Earnings-basic	$1.70	$1.41	$1.67	$1.59	$1.51
Earnings-diluted	1.69	1.39	1.65	1.57	1.49
Cash dividends	0.77	0.73	0.69	0.65	0.60
Book value at year end	14.70	14.02	13.88	12.73	12.04

Selected Year End Actual Balances

Loans, net of unearned income	$428,705	$371,993	$372,993	$379,526	$369,589
Allowance for loan losses	4,480	3,968	3,712	4,562	4,721
Securities available for sale	258,023	244,720	174,617	162,203	151,716
Earning assets	682,747	613,756	552,843	542,441	525,155
Total assets	766,047	680,904	621,197	614,827	587,239
Deposits	545,927	477,232	471,847	473,812	474,464
Long term borrowings	80,211	49,400	59,400	60,049	46,119
Shareholders’ equity	71,400	68,191	69,665	63,774	60,191

Selected Year End Average Balances

Loans, net of unearned income	$398,184	$358,178	$373,729	$371,925	$364,922
Allowance for loan losses	4,084	3,688	4,162	4,646	5,532
Securities available for sale	227,547	201,620	160,537	156,333	142,994
Earning assets	634,012	575,262	527,891	528,562	506,898
Total assets	702,190	639,305	604,137	591,872	565,892
Deposits	495,428	480,191	469,460	464,629	457,510
Long term borrowings	82,382	54,634	59,608	54,823	41,607
Shareholders’ equity	70,112	67,377	66,685	63,068	58,750

	2008	2007	2006	2005	2004
Selected Ratios

Return on average assets	1.18%	1.08%	1.39%	1.35%	1.33%
Return on average equity	11.80%	10.26%	12.59%	12.63%	12.84%
Dividend payout ratio	45.29%	51.77%	41.32%	40.86%	39.71%
Equity to year end assets	9.32%	10.01%	11.21%	10.49%	10.25%
Total risk-based capital to risk-adjusted assets	15.70%	17.06%	17.73%	16.20%	15.35%
Leverage capital ratio	9.50%	9.98%	11.30%	10.11%	9.72%
Efficiency ratio	62.90%	64.41%	60.05%	58.14%	57.65%

NET OPERATING INCOME

Net operating income for 2008 increased by 19.7% to $8,273,767, or $1.70 per share-basic and $1.69 per share-diluted, from the $6,914,234, or $1.41 per share basic and $1.39 per share diluted for 2007. The provision for loan losses for 2008 was $1,223,939 compared to the provision of $784,120 in 2007. The increase in the provision for 2008 was mainly due to the increase in loans outstanding. Non-interest income increased $84,410, or 1.1%, and non-interest expense increased $2,409,763, or 12.4%, in 2008. Non-interest income for 2008 increased due to normal increases in fees and other service charges and non-interest expense increased mainly due to an increase in salaries and benefits. This increase in salaries and benefits is related to our new branches in Lauderdale, Oktibbeha and Lamar counties and normal raises for our existing officers and employees. During the second quarter of 2008, the Bank received proceeds from bank owned life insurance that insured the life of one of its officers. These net proceeds resulted in an additional $772,771 in other income for the second quarter and year to date.

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

Net operating income for 2006 increased 5.4% to $8,394,524, or $1.67 per share-basic and $1.65 per share-diluted, from the $7,966,132, $1.59 per share basic and $1.57 per share diluted for 2005. The provision for possible loan losses for the year ended 2006 was a negative provision of $360,910 compared to the provision of $1,084,326 in 2005. This negative provision was the result of improved loan quality, favorable loss experience and a decrease in loans outstanding. Non-interest income increased $450,598, or 7.8%, and non-interest expense increased $1,106,278, or 6.3%, for 2006.

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

Net interest income on a tax equivalent basis was $27,263,000, $23,760,000 and $24,506,000 for the years 2008, 2007 and 2006, respectively. Net interest margin was 4.41%, 4.34% and 4.55% for the same periods. During 2008, the yields on interest earning assets declined less than the rates paid on interest bearing deposits after an increase in the rates paid on deposits in 2007. The largest change in both years occurred in the rates paid on certificates of deposit. For the year ended December 31, 2008, the average yield on earnings assets was 6.55%, a decrease of 60 basis points compared to the average yield at December 31, 2007. The average rate paid on interest-bearing liabilities was 2.51%, a decrease of 87 basis points compared to the average rate at December 31, 2007. The volume of earning assets increased 3.53% while the volume of interest-bearing liabilities decreased 13.75% in 2008.

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

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $16.8 million at December 31, 2006, $17.7 million at December 31, 2007 and $18.0 million at December 2008. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2008, 2007 and 2006.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

	Average Balance			Income/Expense			Average Yield/Rate
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Loans:
Loans, net of unearned	$397,488	$357,323	$372,691	$29,438	$28,985	$28,920	7.39%	8.11%	7.76%

Investment Securities
Taxable	128,496	93,594	74,846	6,578	4,928	3,652	5.12%	5.27%	4.88%
Tax-exempt	78,843	76,803	84,019	4,325	4,247	4,709	5.49%	5.53%	5.60%

Total Investment Securities	207,339	170,397	158,865	10,903	9,175	8,361	5.26%	5.38%	5.26%

Federal Funds Sold and Other	12,875	19,976	8,825	223	1,021	407	6.55%	5.11%	4.61%

Total Interest Earning Assets	617,702	547,696	540,381	40,564	39,181	37,688	6.55%	7.15%	6.97%

Non-Earning Assets	84,488	91,609	63,756

Total Assets	$702,190	$639,305	$604,137

Deposits:
Interest-bearing Demand Deposits	$154,909	$149,111	$144,348	$1,823	$2,805	$2,528	1.18%	1.88%	1.75%
Savings	31,057	30,775	34,288	264	262	313	0.85%	0.85%	0.85%
Time	227,562	220,364	202,792	7,787	9,724	7,474	3.41%	4.41%	3.69%

Total Deposits	413,528	400,250	381,428	9,874	12,791	10,315	2.38%	3.20%	2.70%

Borrowed Funds
Short-term Borrowings	31,316	1,892	1,106	579	96	60	1.85%	5.07%	5.34%
Long-term Borrowings	81,467	53,482	59,607	2,848	2,534	2,807	3.44%	4.74%	4.64%

Total Borrowed Funds	112,783	55,374	60,713	3,427	2,630	2,867	3.04%	4.75%	4.72%

Total Interest-Bearing Liabilities	526,311	455,624	442,141	13,301	15,421	13,182	2.51%	3.38%	2.97%

Non-Interest Bearing Liabilities
Demand Deposits	79,330	79,187	87,396
Other Liabilities	26,437	37,117	7,935
Shareholders’ Equity	70,112	67,377	66,665

Total Liabilities and Shareholders’ Equity	$702,190	$639,305	$604,137

Interest Rate Spread							4.04%	3.77%	4.00%

Net Interest Margin				$27,263	$23,760	$24,506	4.41%	4.34%	4.55%

Less
Tax Equivalent Adjustment				1,108	1,081	1,201

Net Interest Income				$26,155	$22,679	$23,305

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2008, 2007, and 2008.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	2008	2007	2006
Average interest earning assets	$617,702	$547,696	$540,381
Average interest bearing liabilities	526,311	455,624	442,141

Net average interest earning assets	$91,391	$92,072	$98,240

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2006 through 2008. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

	2008 Change from 2007			2007 Change from 2006
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$2,968	(2,515)	$453	$(1,246)	$1,311	$65
Taxable Securities	1,787	(137)	1,650	988	288	1,276
Non-Taxable Securities	112	(34)	78	(399)	(63)	(462)
Federal Funds Sold and Other	(465)	(333)	(798)	570	44	614

TOTAL INTEREST INCOME	$4,402	$(3,019)	$1,383	$(87)	$1,580	$1,493

INTEREST EXPENSE

Interest-bearing demand deposits	$68	(1,050)	(982)	$90	$187	277
Savings Deposits	2	(0)	2	(30)	(21)	(51)
Time Deposits	245	(2,182)	(1,937)	775	1,475	2,250
Short-term borrowings	544	(61)	483	40	(4)	36
Long-term borrowings	963	(649)	314	(290)	17	(273)

TOTAL INTEREST EXPENSE	$1,823	$(3,943)	(2,120)	$585	$1,654	2,239

NET INTEREST INCOME	$2,579	$924	$3,503	$(672)	$(74)	$(746)

LOANS

The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing net interest margin. The Company’s loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the Board’s loan committee for approval. The loan committee is composed of certain directors, including the Chairman of the Board. All aggregate credits that exceed the loan committee’s lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company’s loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

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

Loan demand in the Company’s market over the past three years declined in 2006 and 2007 before increasing in 2008. In general, the Company’s loan balances increased in 2008 in large part to the expansion into several new markets and the increased presence in the Meridian market. The change in loan demand experienced in 2007 and 2006 was due to a lack of growth in the market area served by the Company and increased competition from other financial institutions for the available loans. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. The impact on the loan portfolio attributable to Hurricane Katrina rebuilding contracts has also lessened, as these loans were repaid in early 2006 as the rebuilding contracts were completed. Real estate mortgage loans originated by the Company increased by 15.3%, or $18,237,568, in 2008, by 3.5%, or $3,968,856, in 2007, and by 26.7%, or $24,250,834, in 2006 compared to the prior year. The growth in mortgage loans in 2007 was the result of normal growth in our market area. Most of the increase in mortgage loans during 2006 is the result of 1-to-4 family rental property being reclassified from commercial loans to residential real estate. Prior to 2006, 1-to-4 family rental housing had been classified as commercial real estate instead of 1-to-4 family mortgages due to the business nature of the property. After a review of our collateral as part of its normal collateral verification process, the Federal Home Loan Bank of Dallas (“FHLB”) advised that 1-to-4 family rental property should be classified as 1-to-4 family mortgages. This reclassification affected approximately $20 million in commercial real estate loans.

Commercial and agricultural loans increased by $32,485,352 or 18.3% in 2008, declined by $8,415,346, or 4.5% in 2007, and declined by $27,241,284, or 12.8%, in 2006. Several large loans were paid off in 2007, which were not replaced with other loans or renewals. The decrease in 2006 in this category of loans was a result of a transfer of loans from being classified as commercial loans to mortgage loans and reflected in the increase noted above. Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies, and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined by $2,000,783, or 3.5% in 2008, declined by $4,857,228, or 7.9% in 2007 and declined by $6,140,000, or 9.1%, in 2006, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment may also have lessened the dependence on consumer loans for some purchases.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

	AT DECEMBER 31,
	2008	2007	2006	2005	2004
Commercial, financial and agricultural	$210,272	$177,787	$186,202	$213,444	$201,424
Real estate - construction	26,654	18,821	11,047	8,779	10,706
Real estate - mortgage	137,410	119,172	115,203	90,952	92,503
Consumer	54,714	56,714	61,572	67,712	66,666

TOTAL LOANS	$429,050	$372,494	$374,024	$380,887	$371,299

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2008

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$62,937	$130,336	$14,990	$208,263
Real estate - construction	16,084	8,003	826	$24,913
Real estate - mortgage	18,797	91,857	30,422	$141,076
Consumer	24,271	28,185	2,341	$54,797

Total loans	$122,089	$258,381	$48,579	$429,049

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$253,004	$35,568
Variable rates	5,377	13,011

Total loans	$258,381	$48,579

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

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The allowance for loan losses represents an amount that in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and the Mississippi Department of Banking and Consumer Finance and is also a factor in each agency’s determination of our capital adequacy. The estimation of losses in our loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers and economic conditions in the Company’s market area.

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2006, 2007 and 2008. The ratio of net loans charged off to average loans was 0.18% in 2008, 0.15% in 2007 and 0.13% in 2006. These percentages are representative of normal loan charge-offs and are not the result of an economic downturn in any particular segment of the Company’s market. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2008 was $1,223,939 compared to $784,120 in 2007 and a negative provision of $360,910 in 2006. The increase in the provision for 2008 was mainly due to the increase in loans outstanding. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2008, the total allowance for loan losses was $4,479,585, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	2008	2007	2006	2005	2004
BALANCE AT BEGINNING OF YEAR	$3,967	$3,712	$4,562	$4,721	$5,127

LOANS CHARGED-OFF

Commercial, financial and agricultural	350	404	101	861	1,394
Real estate - construction	15	—	72	—	—
Real estate - mortgage	198	211	30	64	15
Consumer	345	272	577	642	390

TOTAL CHARGE-OFFS	908	887	780	1,567	1,799

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	57	36	37	189	144
Real estate - construction	2	—	—	—	—
Real estate - mortgage	33	63	—	2	11
Consumer	105	259	254	133	171

TOTAL RECOVERIES	197	358	291	324	326

Net loans charged-off	711	529	489	1,243	1,473
Additions charged to operating expense	1,224	784	(361)	1,084	1,067

BALANCE AT END OF YEAR	$4,480	$3,967	$3,712	$4,562	$4,721

Loans, net of unearned, at year end	$428,705	$371,993	$372,993	$379,526	$369,589

Ratio of allowance to loans at year end	1.05%	1.07%	1.00%	1.20%	1.28%

Average loans - net of unearned	$398,184	$358,178	$373,729	$371,925	$364,922

Ratio of net loans charged-off to average loans	0.18%	0.15%	0.13%	0.33%	0.40%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

	AT DECEMBER 31,
	2008	2007	2006	2005	2004
Commercial, financial and agricultural	$2,588	$2,080	$1,163	$1,713	$1,872
Real estate - construction	224	160	200	300	300
Real estate - mortgage	518	517	900	900	900
Consumer	1,150	1,211	1,350	1,550	1,550
Unallocated	—	—	99	99	99

Total	$4,480	$3,968	$3,712	$4,562	$4,721

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2008	2007	2006	2005	2004
Commercial, financial and agricultural	49.01%	47.72%	49.79%	56.04%	54.25%
Real estate - construction	6.21%	5.05%	2.95%	2.30%	2.88%
Real estate - mortgage	32.03%	31.99%	30.80%	23.88%	24.91%
Consumer	12.75%	15.24%	16.46%	17.78%	17.96%

	100.00%	100.00%	100.00%	100.00%	100.00%

After peaking in 2005, loan balances outstanding declined in 2006 and 2007 before increasing in 2008, even though our credit standards have tightened and the competition for loans has increased. The table above illustrates that we had growth in the mortgage real estate, construction real estate and commercial, financial and agricultural categories; however, we have shown declines in consumer loans, as a percentage of total loans. The most significant portion of the growth occurred in the mortgage real estate category, primarily on account of the reclassification of certain loans into the mortgage real estate category, as discussed previously. Notwithstanding this growth, a larger portion of the allowance for loan losses is allocated to commercial, financial and agricultural loans and consumer loans. This reflects the higher risks associated with commercial and consumer lending as compared to real estate mortgages and construction loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings (within the meaning of FASB Statement 15, “ Accounting by Debtors and Creditors for Troubled Debt Restructurings”). Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers; the percentage of OREO to total loans at December 31, 2008 was 0.79% compared to 0.55% in 2007. OREO increased in 2008 due to the acquisition of several parcels that were acquired in foreclosure.

Loans on non-accrual status amounted to $1,396,885 in 2008 as compared to $1,441,251 in 2007 and $1,628,651 in 2006. Interest income forgone on loans classified as non-accrual in 2008 was $105,395 as compared to $102,452 in 2007 and $122,706 in 2006. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and/or deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

	As of December 31,
	2008	2007	2006	2005	2004
PRINCIPAL BALANCE

Non-accrual	$1,397	$1,441	$1,629	$4,347	$3,146
Accruing loans 90 days or more past due	911	526	1,355	911	904

TOTAL LOANS	$2,308	$1,967	$2,984	$5,258	$4,050

TOTAL NON-PERFORMING LOANS	$2,308	$1,967	$2,984	$5,258	$4,050

Income on non-accrual loans not recorded	$105	$102	$123	$349	$229

Non-performing as a percent of loans	0.54%	0.53%	0.80%	1.39%	1.10%

Other real estate owned	$3,375	$2,047	$2,708	$2,975	$2,787

OREO as a percent of loans	0.79%	0.55%	0.73%	0.78%	0.75%

Allowance as a percent of non-performing loans	194.11%	201.73%	124.40%	86.76%	116.57%

SFAS Nos. 114 and 118, “Accounting by Creditors for Impairment of a Loan,” was effective January 1, 1995. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under FASB 114 and 118. The balances of nonaccrual (impaired) loans for the years 2008, 2007 and 2006 were $1,396,885, $1,441,251 and $1,628,651, respectively.

Management monitors any loans that are classified under FDIC regulations as loss, doubtful or substandard, even if management has not classified the loans as non-performing or impaired. In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a “watch” category. Loans may be placed on management’s watch list as a result of delinquent status, management’s concern about the borrower’s financial condition or the value of the collateral securing the loan, a substandard classification during regulatory examinations, or simply as a result of management’s desire to monitor more closely a borrower’s financial condition and performance. Watch category loans may include loans that are still performing and accruing interest and may be current under the terms of the loan agreement but which management has a significant degree of concern about the borrowers’ ability to continue to perform according to the terms of the loan agreement. Watch category loans may also include loans, which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan.

At December 31, 2008, loans totaling $18,259,591 were included on the watch list of the Company compared to $12,966,807 at December 31, 2007. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management. During 2008, additional loans were added to the watch list due to the uncertainties in the current economic conditions.

SECURITIES

At December 31, 2008, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2006 through 2008 and the maturity distribution at December 31, 2008, by classification.

TABLE 9 – SECURITIES

	2008	2007	2006
SECURITIES AVAILABLE FOR SALE

U. S. Government Agencies	$170,552	$95,511	$80,658
State, County and Muncipal Obligations	80,717	77,072	76,949
Other Securities	6,754	72,137	17,010

TOTAL SECURITIES AVAILABLE FOR SALE	$258,023	$244,720	$174,617

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$0	0.00%	$803	5.42%	$38,308	5.50%	$131,441	5.57%
State, County and Municipal(2)	1,583	5.34%	11,894	5.93%	23,528	6.08%	43,712	5.94%
Other Securities	4,388	4.26%	0	0.00%	0	0.00%	2,366	0.00%

TOTAL AVAILABLE-FOR-SALE	$5,971	4.29%	$12,697	5.89%	$61,836	5.90%	$177,519	5.69%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2008. This change is not used in the Tier 1 capital calculation.

The above table shows a shift from Other Securities into U. S. Government Securities during 2008. This was the result of a termination of the sweep program that utilized investments in Shay Investments, an outside company, and the start up of an in-house, commercial repurchase agreement program with certain customers. As a result of this commercial repurchase agreement program, the Company increased its margin on the balances in this program. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to investment most of it funds not needed for loan demand in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts, and certificates of deposit. The deposit base is the Company’s major funding source for earning assets. Time deposits increased in 2008, as the Company began to aggressively price time deposits to maintain its market share. During this time, all other segments of deposits increased as well.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	2008		2007		2006
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$81,194		$78,225		$87,396
Interest-bearing demand	154,909	1.18%	149,111	1.89%	144,348	1.75%
Savings	31,763	0.85%	29,764	0.85%	34,924	0.85%
Certificates of deposit	227,562	3.41%	224,941	4.41%	202,792	3.69%

	$495,428	1.99%	$482,041	2.70%	$469,460	2.20%

MATURITY RANGES OF TIME CERTIFICATES OF DEPOSIT

OF $100,000 OR MORE

AS OF DECEMBER 31, 2008
3 months or less	$33,473
3 through 6 months	54,242
6 through 12 months	33,693
over 12 months	16,814

$138,222

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

TABLE 11 – SHORT-TERM BORROWINGS

	As of December 31,
	2008	2007	2006
Short-term borrowings
Year-end balance	$62,441	$79,163	$12,767
Weighted average rate	1.46%	3.96%	4.71%

Maximum month-end balance	$62,441	$79,163	$50,682

Year to date average balance	$31,316	$31,916	$20,796
Weighted average rate	1.82%	4.43%	4.55%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2008, the Company had the capacity to borrow up to $247,185,491 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2008, the Company increased its borrowings from the FHLB by $30,000,000 and increased its Federal Funds Purchased by $16,800,000. In 2008, the sweep account liability of $74,963,424 was eliminated with the termination of the old sweep program and replaced with securities sold under agreement to repurchase in the amount of $41,441,052, resulting in a net decrease of $33,522,372, or 44.7%. This decrease was the result of decreased balances in the existing accounts greater than the amount of new accounts added.

The Company at the end of 2008 had long-term debt in the amount of $79,400,000 to the FHLB for advances and $811,110 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2008 is listed below.

2008
Less than one year	$5,031
One year to three years	6,092
Over three years	69,088

Total long-term borrowings	$80,211

NON-INTEREST INCOME AND EXPENSE

Table 12 – Non-interest Income and Expense illustrates the Company’s non-interest income and expense from 2006 through 2008 and percentage changes between such years.

TABLE 12 – NON-INTEREST INCOME & EXPENSE

	2008	% CHANGE FROM ‘07	2007	% CHANGE FROM ‘06	2006
NON-INTEREST INCOME
Service charges on deposit accounts	$4,044	4.77%	$3,860	1.15%	$3,816
Other operating income	3,819	-2.55%	3,919	65.22%	2,372

TOTAL NON-INTEREST INCOME	$7,863	1.08%	$7,779	25.71%	$6,188

NON-INTEREST EXPENSE
Salaries and employee benefits	$12,054	14.36%	$10,540	5.61%	$9,980
Occupancy expense, including equipment	3,734	16.07%	3,217	6.88%	3,010
Other operating expense	6,071	6.66%	5,692	1.05%	5,633

TOTAL NON-INTEREST EXPENSE	$21,859	12.39%	$19,449	4.44%	$18,623

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

During 2008, non-interest income increased by $84,410, or 1.1%, when compared to 2007. An increase in service charge income from checking accounts and proceeds from insurance offset by a decrease in dividends received from our sweep program assets were the main sources of this increase. During the second quarter of 2008, the Bank received proceeds from bank owned life insurance that insured the life of one of its officers. These net proceeds resulted in an additional $772,771 in other income for the year.

During 2007, non-interest income increased by $1,591,128, or 25.7%, when compared to 2006. Service charge income from checking accounts and an increase in dividends received from our sweep program assets were the main sources of this increase.

During 2006, non-interest income increased by $450,598, or 7.9%, when compared to year of 2005. Service charge income from checking accounts was the main source of this increase.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2008, non-interest expense increased by $2,409,763, or 12.4%, to $21,859,046. Included in this was an increase in salaries and benefits in the amount of $1,514,334, or 7.8%.

In 2007, non-interest expense increased by $826,100, or 4.4%, to $19,449,283. Included in this was an increase in salaries and benefits in the amount of $559,474, or 5.6%.

In 2006, non-interest expenses increased by $1,106,278, or 6.3%, to $18,623,183. The main reason for this increase was a $456,969 increase in salaries and benefits. The remainder of the increase is the result of increased costs in losses on fraudulent checks and charged off checking accounts, building repair costs and normal other expense increases as a result of growth and inflation.

In 2008, the Company’s efficiency ratio was 62.90%, compared to 64.41% in 2007 and 60.05% in 2006. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. This ratio is designed to reflect the percentage of one dollar which must be expended to generate one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The overall increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,972,127 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 21.67%, 22.15% and 25.26% in 2008, 2007 and 2006, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. In 2008, the Company received tax free proceeds from an insurance policy on the life of an officer. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2008, the Company experienced an increase in deposits and in loans outstanding. Along with these increases, the balances in investment securities also increased. As a result of these increases, the Company increased its balances in FHLB advances by $30,000,000. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2008, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 – Funding Uses and Sources details the main components of cash flows for 2008 and 2007.

TABLE 13 – FUNDING USES AND SOURCES

	2008			2007
	Average Balance	Increase/(decrease)		Average Balance	Increase/(decrease)
		Amount	Percent		Amount	Percent
FUNDING USES

Loans, net of unearned income	$397,488	$40,165	11.24%	$357,323	$(12,244)	-3.31%
Taxable securities	128,496	34,902	37.29%	93,594	20,424	27.91%
Tax-exempt securities	78,843	2,040	2.66%	76,803	(6,691)	-8.01%
Federal funds sold and other	12,875	(7,101)	-35.55%	19,976	11,151	126.36%

TOTAL USES	$617,702	$70,006	12.78%	$547,696	$12,640	2.36%

FUNDING SOURCES

Noninterest-bearing deposits	$81,194	$2,007	2.53%	$79,187	$(8,209)	-9.39%
Interest-bearing demand and savings deposits	185,966	6,080	3.38%	179,886	614	0.34%
Time deposits	227,562	7,198	3.27%	220,364	17,572	8.67%
Short-term borrowings	3,219	1,327	70.14%	1,892	786	71.07%
Commercial repo	28,097	28,097	n/a	—	—	n/a
Long-term debt	81,467	27,985	52.33%	53,482	(6,126)	-10.28%

TOTAL SOURCES	$607,505	$72,694	13.59%	$534,811	$4,637	0.87%

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

During 2008, total capital increased primarily due to earnings that were in excess of dividends. This was somewhat offset by the continuation of the stock repurchase program. The Company put a plan in place to purchase up to 250,000 shares of its stock on the open market. During 2008, this plan purchased 33,184 shares at a total cost of $692,738.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2008, as noted below in Table 14 – Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

	At December 31,
	2008	2007	2006
Tier 1 capital
Shareholders’ equity	$71,400	$68,191	$69,665
Less: Intangibles	(3,781)	(4,215)	(4,753)
Add/less: Unrealized loss/(gain) on securities	1,306	433	511
Add: Minority interest in equity accounts of unconsolidated subsidiaries	—	—	1,482

TOTAL TIER 1 CAPITAL	$68,925	$64,409	$66,905

Total capital
Tier 1 capital	$68,925	$64,409	$66,905
Allowable allowance for loan losses	4,479	3,968	3,712

TOTAL CAPITAL	$73,404	$68,377	$70,617

RISK WEIGHTED ASSETS	$467,472	$400,835	$398,397

AVERAGE ASSETS (FOURTH QUARTER)	$725,212	$645,506	$592,086

RISK BASED RATIOS
TIER 1	14.74%	16.07%	16.79%

TOTAL CAPITAL	15.70%	17.06%	17.73%

LEVERAGE RATIOS	9.50%	9.98%	11.30%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 45.29% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2008. (amounts in thousands)

	Payments Due by Period
	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	Over 5 Years
Contractual Obligations

Long Term Debt	$79,400	$5,000	$5,900	$45,000	$23,500
Operating Leases	739	197	363	179	—
Other Long-term Liabilities	811	31	192	588	—

Total	$80,950	$5,228	$6,455	$45,767	$23,500

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2008 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$142,964	$84,267
Total rate sensitive liabilities	325,307	190,377

Net gap	$(182,343)	$(106,110)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 – Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2008 and 2007.

TABLE 15 – INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2008

	2009	2010	2011	2012	2013	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$89,470	$35,451	$38,538	$60,064	$118,951	$35,520	$377,994	$376,725
Average Int Rate	6.61%	7.75%	7.81%	7.57%	6.40%	7.35%	7.00%
Floating Rate	$27,843	$815	$721	$799	$2,028	$14,026	$46,232	$46,232
Average Int Rate	4.49%	4.39%	4.80%	4.38%	4.50%	4.68%	4.55%
Investment securities
Fixed Rate	$14,136	$30,340	$45,024	$16,000	$5,037	$147,486	$258,023	$258,023
Average Int Rate	4.45%	4.78%	4.99%	4.35%	5.72%	4.55%	4.74%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate
Average Int Rate

Interest-bearing deposits
Fixed Rate	$401,442	$27,084	$352				$428,878	$429,376
Average Int Rate	2.15%	3.31%	2.23%				2.22%
Floating Rate	$11,803	$7,044	$2,404	$47	$101		$21,399	$21,399
Average Int Rate	2.32%	1.76%	1.75%	1.70%	1.74%		2.07%
Other int-bearing liabilities
Fixed Rate	$61,000	$12,000	$13,900	$0	$10,000	$3,500	$100,400	$103,644
Average Int Rate	2.68%	3.45%	3.96%	0.00%	3.66%	4.67%	3.12%
Floating Rate
Average Int Rate

AS OF DECEMBER 31, 2007

	2008	2009	2010	2011	2012	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$139,042	$44,119	$48,148	$42,734	$7,160	$28,427	$309,630	$308,618
Average Int Rate	7.84%	7.32%	7.56%	8.26%	7.41%	7.38%	7.73%
Floating Rate	$35,072	$3,171	$2,333	$2,548	$671	$14,600	$58,395	$58,395
Average Int Rate	8.24%	8.45%	7.99%	8.68%	8.47%	8.66%	8.37%
Investment securities
Fixed Rate	$74,295	$1,593	$2,121	$7,731	$4,998	$153,982	$244,720	$244,720
Average Int Rate	4.31%	5.87%	6.31%	5.11%	6.01%	5.76%	5.31%
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
Floating Rate
Average Int Rate

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 16 – Rate Sensitivity Gap reflects interest earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2008. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 – RATE SENSITIVITY GAP AT DECEMBER 31, 2008

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$69,002	$63,479	$249,190	$40,674	$422,345
Investment securities	72,960	20,788	124,517	35,370	253,635
Federal Home Loan Bank Account	1,002	—	—	—	1,002
Federal Funds Sold	—	—	—	—	—

TOTAL INTEREST BEARING ASSETS	$142,964	$84,267	$373,707	$76,044	$676,982

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$140,408	$—	$—	$—	$140,408
Savings and Money Market deposits	42,928	—	—	—	42,928
Time deposits	59,530	170,377	37,034	—	266,941
Federal Funds Purchased	21,000	—	—	—	21,000
Short term borrowings	41,441	—	—	—	41,441
Long term borrowings	20,000	20,000	36,711	3,500	80,211

TOTAL INTEREST BEARING LIABILITIES	$325,307	$190,377	$73,745	$3,500	$592,929

Rate sensitive gap	$(182,343)	$(106,110)	$299,962	$72,544	$84,053
Rate sensitive cumulative gap	(182,343)	(288,453)	11,509	84,053
Cumulative gap as a percentage of total earning assets	-26.93%	-42.61%	1.70%	12.42%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period ending December 31, 2008. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 86.1% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a liability sensitive position when evaluating the maturities of interest bearing items. Thus, a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by structuring deposit rates to entice customers to shorten the maturities of their time deposits. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Although short and medium term interest rates decreased in 2008 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2008 was 4.41% and in 2007 was 4.34%.

Quarterly Financial Trends

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,729	$9,715	$9,909	$10,205
Interest Expense	4,187	3,237	3,034	3,317

Net Interest Income	5,542	6,478	6,875	6,888
Provision for Loan Losses	98	559	372	195
Non-interest Income	2,004	2,524	1,783	1,552
Non-interest Expense	5,359	5,461	5,480	5,559
Income Taxes	450	506	702	631

Net Income	$1,639	$2,476	$2,104	$2,055

Per common share:
Basic	$0.34	$0.51	$0.43	$0.42
Diluted	$0.33	$0.51	$0.43	$0.42

Cash Dividends	$0.19	$0.19	$0.19	$0.20

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,445	$9,560	$9,620	$9,475
Interest Expense	3,935	4,179	4,242	4,407

Net Interest Income	5,510	5,381	5,378	5,068
Provision for Loan Losses	77	80	396	231
Non-interest Income	1,639	1,908	2,023	2,208
Non-interest Expense	4,544	4,717	4,895	5,293
Income Taxes	638	632	362	336

Net Income	$1,890	$1,860	$1,748	$1,416

Per common share:
Basic	$0.38	$0.38	$0.36	$0.29
Diluted	$0.37	$0.37	$0.36	$0.29

Cash Dividends	$0.18	$0.18	$0.18	$0.19

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock trades on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On December 31, 2008, the common stock’s closing price on NASDAQ was $21.00. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2007	High	Low	Dividends Declared (per common share)
January - March	$22.50	$20.77	$0.18
April - June	22.95	20.00	0.18
July - September	23.00	19.10	0.18
October - December	22.00	18.00	0.19

2008	High	Low	Dividends Declared (per common share)
January - March	$21.99	$18.22	$0.19
April - June	22.00	19.23	0.19
July - September	22.00	19.24	0.19
October - December	22.00	19.68	0.20

On March 11, 2009, shares of our common stock were held of record by approximately 470 shareholders.

DIVIDENDS

Dividends totaled $0.77 per share for 2008 compared to $0.73 per share for 2007, an increase of 5.5%.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Market Index and the Hemscott Group Index (a peer group of 49 other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2002 and that all dividends were reinvested.

Performance Graph

December 31, 2003 - December 31, 2008

	12/31/2003	12/31/2004	12/30/2005	12/29/2006	12/31/2007	12/31/2008
Citizens Holding Company	100.00	92.29	104.56	106.86	90.21	108.23
NASDAQ Market Index	100.00	108.41	110.79	122.16	134.29	79.25
Hemscott Group Index	100.00	114.98	116.43	137.18	93.76	55.37

(1)

The bank holding companies included in the peer group are as follows: Appalachian Bancshares, Atlantic Coast Fed Corp, Auburn National Banc Inc., Bancorpsouth Inc., Banctrust Financial Group, Bank of the Ozarks Inc., Beach First National Bankshares, Britton & Koontz Capital Corporation, Cadence Financial Corp., Capitalsouth Bancorp, Cardinal Financial Corp., Centerstate Banks of Florida, Citizens First Corp., Colonial Bancgroup CLA, Community Trust Bancorp Inc., Crescent Banking Company, Eastern Virginia Bankshares, Farmers Capital Bank Corporation, Fauquier Bancshares Inc., First Advantage Bancorp, First Bancshares Inc. (Mississippi), First

Financial Service Corp, First Horizon National, First M&F Corporation, FNB Corporation (Florida), FPB Bancorp Inc, Green Bancshares, Inc., Hancock Holding Co., Heritage Financial Group, Home Bancorp Inc, Iberiabank Corporation, Midsouth Bancorp Inc, NB&T Financial Group, Pinnacle Financial Partners, Porter Bancorp, Inc., Premier Financial Bancorp, Regions Financial Corp., Renasant Corporation, Republic Bancorp Inc. CLA, S.Y. Bancorp Inc., Security Bank Corp, Simmons First National Corp., Southcoast Financial Corp, Superior Bancorp, Tennessee Commerce Banc, Trustmark Corp., United Security Bancshares, and Whitney Holding Corporation.

Source: Hemscott, Richmond Virginia

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee	Adriana Burt	Joanne Sanders
President and CEO	Assistant Cashier	Assistant Cashier

Danny Hicks	Mitch Peden	Scooba and DeKalb Branches
Senior Vice President	Data Processing Officer
Fran Knight
Robert T. Smith	Tammy Pope	President
Senior Vice President and CFO	Accounting Officer
Meridian Branch
Erdis Chaney	Mark Flake
Vice President & Senior Deposit Officer	Data Processing Officer	Charles Young
President
Ledale Reynolds	Barbara Lewis
Vice President and CIO	Assistant Cashier	Vikki Gunter
Assistant Vice President
Randy Cheatham	Greg Jackson
Vice President	Accounting Officer	Forest Branch

Mike Guthrie	Patsy Smith	Richard Latham
Vice President and Senior Credit Officer	Assistant Cashier	Vice President

Murray Johnson	Ashley Peebles	Dymple Winstead
Vice President	Assistant Cashier	Assistant Vice President

Jackie Hester	Deborah Ladd	Decatur Branch
Vice President and Marketing	Item Processing Officer
Ken Jones
Kaye Johnson	Linda Goforth	Vice President
Vice President	Electronic Banking Officer
Louisville Branch
Stanley Salter	Patti Rickles
Vice President	ACH Officer	Terry Woods
President
Darrell Bates	Carthage Branch
Vice President		Marion Gardner
	Mike Brooks	Assistant Cashier
Jean T. Fulton	President
Vice President and Internal Auditor		Bruce Lee
	Billy Cook	Assistant Vice President
Gayle Sharp	Vice President
Vice President		Starkville Branch
Margaret Thompson
Brad Copeland	Assistant Cashier	Stan Acy
Vice President		Vice-President
Sue Fisher
Mark Majure	Deposit Operation Officer	Rhonda Edmondson
Vice President		Assistant Cashier
Sebastopol Branch
Vicki Brown		Collinsville Branch
Vice President and BSA Officer	Linda Bennett
	President	Mike Shelby
Mark Taylor		Vice-President
Vice-President and Human Resources	Connie Comans
	Assistant Cashier	Meridian Mid-Town
Bob Posey
Vice President	Union Branch	Frances Garrett
Assistant Vice President
Mike Donald	Robert C. Palmer, Jr.
Vice-President and Compliance Officer	President	Meridian Broadmoor

Sommer Vick	Karen Foster	Camp Keith
Assistant Vice President	Assistant Vice President	Assistant Cashier

Carolyn K. McKee	Marianne Strickland	Hattiesburg Branch
Student Loan Officer	Assistant Cashier
Todd Mixon
Beth Branning	Kosciusko Branch	Regional President
Assistant Vice President
	Charlie Hudson	Mortgage Loan Department
Tommy Jackson	President
Assistant Vice President		Linda Stribling
	David Blair	Mortgage Loan Officer
Pat Stokes	Vice President
Assistant Cashier

BOARD OF DIRECTORS

Don Fulton	Craig Dungan, MD
President & General Manager	Physician
Nemanco, Inc.	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
Attorney General	President & CEO
Mississippi Band of Choctaw Indians	Citizens Holding Company and
The Citizens Bank
David A. King
Proprietor	David P. Webb
Philadelphia Motor Company	Attorney
Baker, Donelson, Bearman, Caldwell &
Herbert A. King	Berkowitz, PC
Civil Engineer
King Engineering Associates, Inc.	A. T. Williams
Certified Public Accountant
Adam Mars	A. T. Williams, CPA
Business Manager
Mars, Mars, Mars & Chalmers	Terrell E. Winstead
Chief Financial Officer
Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and CEO

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Madden Branch	Forest Branch
912 West Beacon Street	Highway 488	247 Woodland Drive North
Philadelphia, MS 39350	Madden, MS 39109	Forest, MS 39074
601.656.4978	601.267.7366	601.469.3424

Northside Branch	Sebastopol Branch	Louisville Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4977	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
585 East Main Street	Corner of Main & Bell St.	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4976	601.743.2115	662.724.4261

Pearl River Branch	Kosciusko Branch	Industrial Branch
110 Choctaw Town Center	775 North Jackson Street	803 South Church Street
Philadelphia, MS 39350	Kosciusko, MS 39090	Louisville, MS 39339
601.656.4971	662.289.4356	662.773.6261

Union Branch	Scooba Branch	Meridian Mid-Town
502 Bank Street	1048 Johnson Street	905 22nd Avenue
Union, MS 39365	Scooba, MS 39358	Meridian, MS 39301
601.774.9231	662.476.8431	601.482.8858

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Starkville Branch	Cypress Lake LPO	Hattiesburg Branch
201 Highway 12	1765 Popps Ferry Road	15 Millbranch Road
Starkville, MS 39759	Biloxi, MS 39532	Hattiesburg, MS 39402
662.323.1420		601.264.4425

	Phone Teller	Internet Banking
	1.800.397.0344	http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 28, 2009, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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