Form 10-K/A, Exhibit 13
period 2009-12-31
CITIZENS HOLDING CO /MS/
filed 2010-03-15
CIK 1075706

Exhibit 13

Dear Stockholder:

The year 2009 will be viewed as a challenging year for the financial services industry. I am very pleased that the bank was able to post positive results as reflected in this annual report.

While much of our industry has encountered many stresses and tests this year, we as a bank have weathered this economic storm very well thus far. Even though the markets we serve have remained relatively stable, there are still economic pressures to be dealt with. Until unemployment has improved and consumer confidence is restored, we cannot expect a thriving, robust economy. Due to these factors, we have attempted to be as prudent, as always, in our strategies and decision making processes. We are in a good financial position relative to our industry and to our peer banks within the region. We are well positioned to be able to continue to take advantage of business opportunities as they become available.

The attached financials show that assets increased by 9.7% and deposits increased by 4.4% during 2009. These financials show a decrease in net income for the year 2009. I am never pleased with decreased earnings. However, with all the economic factors that were prevalent during the year, we posted very respectable numbers. Much of the decrease in earnings is attributable to a dramatic increase in FDIC assessment charges. The charges are based on the size of the bank and do not give us full credit for the safety and soundness of our bank. Earnings were further decreased by a larger than normal provision to allowance for loan losses. While this reserve still belongs to us and has not been used, I felt it prudent to provide adequate reserves against possible losses in the current economic climate. Notwithstanding these two factors, our earnings from basic operations were very good. As always, we recognize and handle any financial issues and do not procrastinate when solving problems. This is not to say that 2009 was a year of negatives for the bank. We have not entered into a cautionary or lock-down mode. Our ordinarily cautious business model and thought processes work well in the stage of the economic cycle that we are currently in.

During the year we have continued to execute our strategic plans. We continue to develop our infrastructure with the staff and processes necessary for proper oversight. We continued with our plans for expansion into south Mississippi with good penetration into the Hattiesburg market. During the year we opened a Loan Production Office in Biloxi, Mississippi. This office has already shown adequate volumes of quality loans that enhance the earnings of the bank. Due to the dynamic economic conditions of this region along with a competent staff, we are already experiencing many positives from this office.

As indicated, the past year brought forth many thought provoking issues that required decisive action from our entire staff. I strongly believe our current position proves that these issues were dealt with in an appropriate manner. It is also evident to me that the year 2010 will not be without challenges and opportunities. Our region did not suffer from the economic downturn as early as some parts of the nation and, subsequently, will not recover as quickly either. However, with our reserve/capital position and staff capabilities, I am excited about the year ahead. We are positioned and poised to analyze any opportunities. We are in this position today due to great stockholders, great customers and great employees. As senior management of this bank I am truly thankful for the efforts of all employees, officers and directors during the past year. I would like to thank all these segments of our company for allowing me to serve you and your needs as we go forward.

As always, thank you for your interest and support in a great company!

Sincerely,

/s/ Greg L. McKee
Greg L. McKee
President & CEO