Form 10-K, Exhibit 13
period 2010-12-31
CITIZENS HOLDING CO /MS/
filed 2011-03-15
CIK 1075706

Exhibit 13 – 2010 Annual Report to Shareholders

Dear Stockholder:

As we look back over the last year, I am pleased that our bank has maintained a constant level of operations. The past year doesn’t indicate tremendous growth in assets, deposits or earnings. Rather, we maintained a consistent level in each of these categories. In the current local, regional, national and global economy, it could be considered remarkable to be able to maintain a constant level of operations. This is certainly not to imply that our company did not experience the same challenges as other companies during 2010. Many factors contributed to these challenges; harsh economic conditions, unprecedented interest rate levels and ever increasing regulatory burdens combined to challenge the traditional thought processes and decisions that we would normally make. Thankfully, we continue to be well positioned to take advantage of any prudent business opportunities. Maintaining a constant level of operations in this changing environment is a testament to our great employees and Board of Directors.

As the attached financials indicate, the past year has truly been a time of maintaining existing business lines while positioning ourselves for more positive, economic growth in the future. As I mentioned to you last year, we planned to further invest in our employees, training and software. Internally, we continue to adapt though training and strategic personnel placement. Without creating a massive bureaucracy, we continually strive to streamline work flows that provide the best customer service available.

Last year, I also mentioned that construction had begun on our new branch in Hattiesburg and I am pleased to report that we recently occupied our beautiful new building. I am very encouraged about the possibilities for this facility located within a very dynamic market. We plan to leverage the use of this location as we avail ourselves of further opportunities in south Mississippi.

As always, existing challenges and upcoming opportunities are met with decisive action by your management team, employees and Board of Directors. We analyze each decision with the maximization of your investments in mind. I look forward to upcoming opportunities to grow and strengthen the bank.

I acknowledge that this company continues to thrive due to the support of great stockholders, great customers and great employees. In closing, I am always grateful to be able to serve each of you as we manage and grow this great company.

Sincerely,

Greg L. McKee

President and CEO

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2010 and 2009 and for the

Years Ended December 31, 2010, 2009 and 2008

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8 – 9

Notes to Consolidated Financial Statements	10 – 55

P.O. Box 22964 Jackson, MS 39225-2964 200 East Capitol Street Suit 1400 Jackson, MS 39201 601.948.0940 tel 601.355.6521 fax www.home-llp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated statements of condition of Citizens Holding Company and Subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. We also have audited the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citizens Holding Company and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010 based on criteria established in “Internal Control – Integrated Framework” issued by COSO.

Ridgeland, Mississippi

March 11, 2011

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2010 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2010, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2010, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2010.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 11, 2011

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2010 and 2009

ASSETS	2010	2009
Cash and due from banks	$16,963,393	$15,365,612
Interest bearing deposits with other banks	1,155,588	5,232,723
Securities available for sale, at fair value (amortized cost of $328,235,771 in 2010 and $319,792,027 in 2009)	324,730,301	318,403,999
Loans, net of allowance for loan losses of $6,379,070 in 2010 and $5,525,927 in 2009	415,496,720	441,694,562
Bank premises, furniture, fixtures and equipment, net	20,751,478	18,124,109
Real estate acquired by foreclosure	3,068,209	3,229,180
Accrued interest receivable	4,823,227	6,048,718
Cash value of life insurance	19,535,300	18,783,333
Intangible assets	3,411,303	3,595,994
Other assets	8,297,213	9,525,598

Total assets	$818,232,732	$840,003,828

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$95,324,759	$87,116,776
Interest bearing deposits	442,104,964	482,685,809

Total deposits	537,429,723	569,802,585

Federal funds purchased	2,500,000	—
Securities sold under agreement to repurchase	110,483,437	114,753,010
Federal Home Loan Bank advances	84,400,000	74,400,000
Accrued interest payable	538,881	778,989
Deferred compensation payable	4,330,069	3,870,344
Other liabilities	2,255,526	1,801,436

Total liabilities	741,937,636	765,406,364

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,838,411 shares issued and outstanding at 2010 and 4,838,187 shares issued and outstanding at 2009	967,682	967,637
Additional paid-in capital	3,061,221	3,087,738
Accumulated other comprehensive loss, net of tax benefit of $1,307,540 in 2010 and $517,734 in 2009	(2,197,930)	(870,294)
Retained earnings	74,464,123	71,412,383

Total stockholders’ equity	76,295,096	74,597,464

Total liabilities and stockholders’ equity	$818,232,732	$840,003,828

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Interest income
Interest and fees on loans	$28,079,331	$29,378,692	$29,427,687
Interest on securities
Taxable	6,261,995	7,875,294	6,578,680
Non-taxable	3,726,993	3,610,650	3,227,403
Other interest	69,936	24,544	323,793

Total interest income	38,138,255	40,889,180	39,557,563

Interest expense
Deposits	5,156,764	7,938,179	9,899,741
Other borrowed funds	3,569,535	3,397,562	3,875,063

Total interest expense	8,726,299	11,335,741	13,774,804

Net interest income	29,411,956	29,553,439	25,782,759

Provision for loan losses	(2,455,790)	(3,013,455)	(1,223,939)

Net interest income after provision for loan losses	26,956,166	26,539,984	24,558,820

Non-interest income
Service charges on deposit accounts	4,001,097	4,110,480	4,044,485
Other service charges and fees	1,530,322	1,374,339	1,178,009
Net gains on sales of securities	664,613	573,385	8,383
Other income	1,212,534	1,999,428	2,632,182

Total non-interest income	7,408,566	8,057,632	7,863,059

Non-interest expense
Salaries and employee benefits	13,780,388	13,257,839	12,054,144
Occupancy expense	1,844,656	1,815,930	1,824,897
Equipment expense	1,959,801	2,366,871	1,908,785
Other expense	7,534,895	8,386,670	6,071,220

Total non-interest expense	25,119,740	25,827,310	21,859,046

Income before income taxes	9,244,992	8,770,306	10,562,833

Income tax expense	2,082,461	1,631,332	2,289,066

Net income	$7,162,531	$7,138,974	$8,273,767

Net income per share – basic	$1.48	$1.47	$1.70

Net income per share – diluted	$1.48	$1.45	$1.69

Average shares outstanding
Basic	4,835,603	4,854,919	4,860,095

Diluted	4,852,705	4,913,627	4,895,511

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Net income	$7,162,531	$7,138,974	$8,273,767

Other comprehensive (loss) income

Unrealized holding (losses) gains on available for sale securities during year	(1,452,828)	1,267,574	(1,384,006)
Income tax effect	541,905	(472,805)	516,234

Net unrealized (losses) gains	(910,923)	794,769	(867,772)

Reclassification adjustment for gains included in net income	(664,613)	(573,385)	(8,383)
Income tax effect	247,900	213,872	3,127

Net gains included in net income	(416,713)	(359,513)	(5,256)

Total other comprehensive (loss) income	(1,327,636)	435,256	(873,028)

Comprehensive income	$5,834,895	$7,574,230	$7,400,739

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2010, 2009, and 2008

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2007	4,863,242	972,648	3,979,717	(432,522)	63,671,589	68,191,432
Net income	—	—	—	—	8,273,767	8,273,767
Dividends paid ($0.77 per share)	—	—	—	—	(3,740,417)	(3,740,417)
Options exercised	19,238	3,848	148,180	—	—	152,028
Shares repurchased	(33,184)	(6,637)	(686,101)	—	—	(692,738)
Stock compensation expense	—	—	88,594	—	—	88,594
Other comprehensive loss, net	—	—	—	(873,028)	—	(873,028)

Balance, December 31, 2008	4,849,296	969,859	3,530,390	(1,305,550)	68,204,939	71,399,638
Net income	—	—	—	—	7,138,974	7,138,974
Dividends paid ($0.81 per share)	—	—	—	—	(3,931,530)	(3,931,530)
Options exercised	36,391	7,278	478,470	—	—	485,748
Shares repurchased	(47,500)	(9,500)	(1,056,074)	—	—	(1,065,574)
Stock compensation expense	—	—	134,952	—	—	134,952
Other comprehensive loss, net	—	—	—	435,256	—	435,256

Balance, December 31, 2009	4,838,187	967,637	3,087,738	(870,294)	71,412,383	74,597,464
Net income	—	—	—	—	7,162,531	7,162,531
Dividends paid ($0.85 per share)	—	—	—	—	(4,110,791)	(4,110,791)
Options exercised	16,350	3,270	185,891	—	—	189,161
Shares repurchased	(16,126)	(3,225)	(363,156)	—	—	(366,381)
Stock compensation expense	—	—	150,748	—	—	150,748
Other comprehensive loss, net	—	—	—	(1,327,636)	—	(1,327,636)

Balance, December 31, 2010	4,838,411	$967,682	3,061,221	(2,197,930)	74,464,123	$76,295,096

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Cash flows from operating activities
Net income	$7,162,531	$7,138,974	$8,273,767
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,108,158	1,376,513	1,306,676
Amortization of intangibles	184,691	184,691	434,385
Amortization of premiums and accretion of discounts on investment securities	3,458,743	2,873,072	622,336
Stock compensation expense	150,748	134,952	88,594
Provision for loan losses	2,455,790	3,013,455	1,223,939
Gain on sale of securities	(664,613)	(573,385)	(8,383)
Deferred income tax benefit	(1,069,820)	(929,720)	(230,650)
Net writedown on Other Real Estate Owned	537,429	1,016,854	—
Earnings from unconsolidated subsidiary	(6,402)	(67,961)	(91,006)
Decrease (increase) in accrued interest receivable	1,225,491	217,079	(1,055,596)
Increase in cash value life insurance	(751,967)	(790,877)	(298,980)
Decrease in accrued interest payable	(240,108)	(586,690)	(549,553)
Increase in deferred compensation liability	459,725	612,713	267,691
Net change in other operating assets and liabilities	3,512,863	(3,799,105)	197,674

Net cash provided by operating activities	17,523,259	9,820,565	10,180,894

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	201,679,871	154,364,170	18,956,984
Proceeds from sales of securities available-for-sale	30,118,800	24,524,623	22,985,090
Purchases of investment securities available-for-sale	(243,202,445)	(240,430,083)	(126,739,986)
Net change in Shay Investments	—	—	69,044,931
Net change in sweep accounts	—	—	(74,963,424)
Purchases of bank premises, furniture, fixtures and equipment	(3,735,527)	(2,318,540)	(4,199,960)
Sale of real estate acquired by foreclosure	1,385,959	1,010,890	388,069
Net decrease (increase) in interest bearing deposits with other banks	4,077,135	(4,231,112)	(388,673)
Net decrease in federal funds sold	—	—	900,000
Redemption of Federal Home Loan Bank Stock	165,900	—	544,300
Purchase of Federal Home Loan Bank Stock	—	(435,100)	—
Net decrease (increase) in loans	21,979,635	(22,495,987)	(59,149,746)

Net cash provided (used) by investing activities	12,469,328	(90,011,139)	(152,622,415)

Years Ended December 31, 2010, 2009, and 2008

2 of 2

	2010	2009	2008
Cash flows from financing activities
Net (decrease) increase in deposits	$(32,372,862)	$23,875,163	$68,695,118
Net increase (decrease) in federal funds purchased	2,500,000	(21,000,000)	16,800,000
Net change in securities sold under agreement to repurchase	(4,269,573)	73,311,958	41,441,052
Proceeds from exercise of stock options	189,161	485,748	152,028
Repurchase of company stock	(366,381)	(1,065,574)	(692,738)
Excess tax benefit on stock option exercises	35,640	36,200	8,641
Dividends paid to stockholders	(4,110,791)	(3,931,530)	(3,740,417)
Federal Home Loan Bank advance proceeds	12,000,000	—	30,000,000
Federal Home Loan Bank advance payments	(2,000,000)	(5,000,000)	—

Net cash (used) provided by financing activities	(28,394,806)	66,711,965	152,663,684

Net increase (decrease) in cash and due from banks	1,597,781	(13,478,609)	10,222,163

Cash and due from banks, beginning of year	15,365,612	28,844,221	18,622,058

Cash and due from banks, end of year	$16,963,393	$15,365,612	$28,844,221

Supplemental disclosures of cash flow information
Cash paid for Interest	$8,966,407	$11,922,341	$14,324,357

Income taxes	$1,482,901	$1,878,868	$2,057,992

Noncash disclosures

Real estate acquired by foreclosure	$1,762,417	$2,013,641	$1,822,423

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

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

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (the “Bank”) operates under a state bank charter and provides general banking services. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. Citizens Holding Company is subject to the regulations of the Federal Reserve. The area served by the Bank is Neshoba County, Mississippi and the immediately surrounding areas. In 2008 the Bank expanded into south Mississippi with its new branch in Hattiesburg. Services are provided at several branch offices. In 2009, the Bank opened a loan production office in Biloxi, Mississippi.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

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

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2010 and 2009 was $1,218,000 and $3,187,000, respectively.

Interest-bearing deposits with other banks mature within one year and are carried at cost.

Investment Securities

In accordance with the investments topic of the Accounting Standards Codification (“ASC”), securities are classified as “available-for-sale,” “held-to-maturity” or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no held-to-maturity or trading securities.

Securities Available-for-Sale

Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses reported, net of related income tax effect, as a separate component of stockholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

Loans and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned income and an allowance for loan losses. The Company has no loans held-for-sale.

Unearned income includes deferred fees net of deferred direct incremental loan origination cost. Unearned income attributable to loans held with a maturity of more than one year are recognized as income or expense over the life of the loan.

Unearned discounts on installment loans are recognized as income over the terms of the loans by a method that approximates the interest method. Unearned income and interest on commercial loans are recognized based on the principal amount outstanding. For all other loans, interest is accrued daily on the outstanding balances. For impaired loans, interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected. The Company generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest income on other nonaccrual loans is recognized only to the extent of interest payments. Upon discontinuance of the accrual of interest on a loan, any previously accrued but unpaid interest is reversed against interest income.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates an adequate allowance for loan loss by applying an average historical charge-off percentage by loan segment and over a 20 quarter period of time to the current loan balances in the corresponding loan segment. Additionally, specific reserves on an individual loan basis may be applied in addition to the allowance calculated using the model. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is improved greatly.

Large groups of small-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Bank Premises, Furniture, Fixtures and Equipment

The Company’s premises, furniture, fixtures and equipment are stated at cost less accumulated depreciation computed by straight-line methods over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired to fund deferred compensation arrangements with employees and directors. The cash surrender value of the Company owned policies is carried at the actual cash surrender value of the policy at the balance sheet date. Changes in the value of the policies are classified in non-interest income.

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

Investment – Insurance Company

During 2010, the board of New South Life Insurance Company (“New South”) voted to liquidate the company and pay the investors their share of the business prior to the end of 2010. On December 29, 2010, the Company received a liquidation payment of $2,201,895 for 100% of its share of the business.

Prior to the liquidation, the Company accounted for its investment in New South using the equity method of accounting. The Company’s share of the net income of New South was recognized as income in the Company’s income statement and added to the investment account, and dividends received from New South were used to reduce the investment account. New South did not pay dividends during the years ended December 31, 2010 and 2009.

The investment in New South, which is included in other assets, totaled $2,195,493 at December 31, 2009. Income from the investment for the years ended December 31, 2010, 2009, and 2008 included in other income totaled $6,402, $67,961 and $91,006, respectively.

Trust Assets

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and the changes in deferred tax assets and liabilities, excluding components of other comprehensive income. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income

Comprehensive income includes net earnings reported in the statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2010, 2009 and 2008 is illustrated in the following table.

	2010	2009	2008

Basic weighted average shares outstanding	4,835,603	4,854,919	4,860,095
Dilutive effect of stock options	17,102	58,708	35,416

Dilutive weighted average shares outstanding	4,852,705	4,913,627	4,895,511

Net income	$7,162,531	$7,138,974	$8,273,767

Net income per share-basic	$1.48	$1.47	$1.70
Net income per share-diluted	$1.48	$1.45	$1.69

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2010, 2009 and 2008, the Company had two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan, which expired in 2009 and the 1999 Directors’ Stock Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. The Company did not estimate any forfeitures for 2010, 2009 or 2008, due to the low historical forfeiture rate. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 18 for further details regarding the Company’s stock-based compensation.

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $669,472, $644,820 and $772,546 for the years ended December 31, 2010, 2009 and 2008, respectively.

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

Recent Accounting Pronouncements

In January 2010, the FASB issued an update to ASC Topic 820, which requires the addition of new disclosures and clarifies existing disclosure requirements already included in the guidance for fair value measurements. The new disclosures related to significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers, as well as the clarifications of existing disclosures are effective for interim or annual reporting periods beginning after December 15, 2009. The new disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for interim or annual reporting periods beginning after December 15, 2010. The adoption did not have a material effect on the Company’s financial position, results of operations or stockholders’ equity. The Company does not believe the disclosures required for annual and interim reporting periods beginning after December 15, 2010 will have a material impact on its financial position or results of operation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

In July 2010, the FASB issued an update to ASC Topic 310, “Receivables”, that requires additional disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses and the changes and reasons for those changes in the allowance for credit losses. The update makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables, the aging of past due financing receivables at the end of the reporting period by class of financing receivables, and the nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. These disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. We do not expect the update to have a material effect on our consolidated financial statements other than the new required disclosures.

Reclassifications

Certain information for 2008 and 2009 has been reclassified to conform to the financial presentation for 2010. Such reclassifications had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Intangible Assets

In 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, Mississippi. In addition to the intangible assets related to the purchase of CB&T Capital Corporation, the Company recorded intangible assets from the purchase of branches located in Kosciusko, Scooba, Forest and Decatur, Mississippi in conjunction with the purchase of Three D Mortgage Company. The following table details the goodwill associated with each purchase, which is no longer being amortized, in accordance with ASC Topic 350, Intangibles- Goodwill and Other.

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

The Company has also allocated intangible assets to be recognized as core deposit intangibles on the acquisition of the Forest and Decatur branches and the CB&T Capital Corporation acquisition. These transactions are detailed as follows:

Purchase	Total	Current Year Amortization	Life to Date Amortization	Unamortized Balance

Decatur and Forest branches	$2,487,574	$—	$2,487,574	$—
CB&T Capital Corporation	1,846,909	184,691	1,585,263	261,646

Total core deposit intangible	$4,334,483	$184,691	$4,072,837	$261,646

Total amortization expense related to all intangible assets for the years ended December 31, 2010, 2009 and 2008 was $184,691, $184,691 and $434,386, respectively. Estimated amortization expense attributable to core deposit intangible assets for the next five years is detailed in the table below.

Year Ending December 31,	Amount
2011	$184,691
2012	76,955

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2010 and 2009 are as follows:

2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S.
Government agencies	$189,562,570	$554,078	$3,958,720	$186,157,928
Mortgage-backed securities	35,705,524	2,084,854	30,435	37,759,943
Other investments	102,967,677	1,064,488	3,219,735	100,812,430

Total	$328,235,771	$3,703,420	$7,208,890	$324,730,301

2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S.
Government agencies	$145,510,118	$151,135	$2,339,021	$143,322,232
Mortgage-backed securities	67,369,229	2,711,951	96,578	69,984,602
Other investments	106,912,680	1,234,642	3,050,157	105,097,165

Total	$319,792,027	$4,097,728	$5,485,756	$318,403,999

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and 2009 (in thousands):

December 31, 2010	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U. S.
Government agencies	$97,618	$3,959	$—	$—	$97,618	$3,959
Mortgage-backed securities	1,033	30	—	—	1,033	30
Other investments	26,730	753	15,575	2,467	42,305	3,220

Total	$125,381	$4,742	$15,575	$2,467	$140,956	$7,209

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

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

Mortgage-backed securities. The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed either by the full faith and credit of the United States or by an agency of the United States Government and it is not expected that the securities would be settled at a price less than the amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell and it is more-likely-than-not that the Company will not be required to sell these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010 or 2009.

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds that have seen a decline in value due to changes in interest rates. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell and it is more-likely-than-not that the Company will not be required to sell these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010 or 2009.

The amortized cost and estimated fair value of securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$7,404,294	7,417,692
Due after one year through five years	12,539,836	12,768,631
Due after five years through ten years	75,541,334	75,090,982
Due after ten years	232,750,307	229,452,996

Total	$328,235,771	324,730,301

Investment securities with carrying values of $119,538,755 and $136,008,031 at December 31, 2010 and 2009, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2010	2009	2008
Gross realized gains	$707,407	$573,385	$38,082
Gross realized losses	(42,794)	—	(29,699)

	$664,613	$573,385	$8,383

Note 4. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $4,167,200 and $4,333,100 at December 31, 2010 and 2009, respectively, and is included in other investments.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans

The composition of net loans at December 31, 2010 and 2009 is as follows:

	2010	2009
	(In Thousands)
Real Estate:
Land Development and Construction	$21,838	$32,599
Farmland	44,734	49,473
1-4 Family Mortgages	143,627	144,332
Commercial Real Estate	139,760	126,731

Total Real Estate Loans	349,959	353,135

Business Loans:
Commercial and Industrial Loans	28,429	38,795
Farm Production and other Farm Loans	2,429	3,317

Total Business Loans	30,858	42,112

Consumer Loans:
Credit Cards	990	965
Other Consumer Loans	40,292	51,308

Total Consumer Loans	41,282	52,273

Total Gross Loans	422,099	447,520

Unearned income	(223)	(299)
Allowance for loan losses	(6,379)	(5,526)

Loans, net	$415,497	$441,695

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews these policies and procedures and submits them to the board of directors for their approval when needed, but no less frequently than annually. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

The Company maintains an independent loan review department that reviews and validates the credit risk program on a periodic basis. Results of this review are presented to management with quarterly reports made to the board of directors. The loan review process complements and reinforces the risk identification and assessment decisions made by the lenders and credit personnel, as well as the Company’s policies and procedures.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $50.8 million and $53.4 million of the loans outstanding at December 31, 2010 and 2009, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2010 is presented in the following table.

Balance outstanding at December 31, 2009	$793,823

Principal additions	716,217

Principal reductions	217,664

Balance outstanding at December 31, 2010	$1,292,376

Loans are considered to be past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status, when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accruals are discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2010	2009
	(in thousands)
Real Estate:
Land Development and Construction	$553	$290
Farmland	581	453
1-4 Family Mortgages	1,741	1,583
Commercial Real Estate	6,590	6,689

Total Real Estate Loans	9,465	9,015

Business Loans:
Commercial and Industrial Loans	1,250	533
Farm Production and other Farm Loans	8	15

Total Business Loans	1,258	548

Consumer Loans:
Credit Cards	—	—
Other Consumer Loans	209	231

Total Consumer Loans	209	231

Total Non-Accrual Loans	$10,932	$9,794

Had non-accrual loans performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $614,511 in 2010, $139,373 in 2009 and $105,395 in 2008.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2010 was as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$312	$808	$1,120	$20,718	$21,838	$447
Farmland	1,675	417	2,092	42,642	44,734	115
1-4 Family Mortgages	5,231	808	6,039	137,588	143,627	63
Commercial Real Estate	1,564	95	1,659	138,101	139,760	—

Total Real Estate Loans	8,782	2,128	10,910	339,049	349,959	625

Business Loans:
Commercial and Industrial Loans	1,763	502	2,265	26,164	28,429	300
Farm Production and other Farm Loans	39	5	44	2,385	2,429	5

Total Business Loans	1,802	507	2,309	28,549	30,858	305

Consumer Loans:
Credit Cards	21	70	91	899	990	70
Other Consumer Loans	2,268	139	2,407	37,885	40,292	23

Total Consumer Loans	2,289	209	2,498	38,784	41,282	93

Total Loans	$12,873	$2,844	$15,717	$406,382	$422,099	$1,023

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2009 was as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$2,524	$650	$3,174	$29,425	$32,599	$650
Farmland	1,221	217	1,438	48,035	49,473	—
1-4 Family Mortgages	7,633	1,089	8,722	135,610	144,332	428
Commercial Real Estate	1,961	241	2,202	124,529	126,731	111

Total Real Estate Loans	13,339	2,197	15,536	337,599	353,135	1,189

Business Loans:
Commercial and Industrial Loans	2,576	190	2,766	36,029	38,795	18
Farm Production and other Farm Loans	128	7	135	3,182	3,317	—

Total Business Loans	2,704	197	2,901	39,211	42,112	18

Consumer Loans:
Credit Cards	36	31	67	899	965	31
Other Consumer Loans	3,087	242	3,329	47,979	51,308	84

Total Consumer Loans	3,123	273	3,396	48,877	52,273	115

Total Loans	$19,166	$2,667	$21,833	$425,687	$447,520	$1,322

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all the amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. In determining which loans to evaluate for impairment, management looks at past due loans, bankruptcy filing and any situation that might lend itself to cause a borrower to be unable to repay the loan according to the original contract terms. If a loan is determined to be impaired and the collateral is deemed to be insufficient to fully repay the loan, a specific reserve will be established. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2010	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$553	$391	$162	$553	$156	$630
Farmland	581	394	187	581	79	534
1-4 Family Mortgages	1,840	967	873	1,840	196	1,801
Commercial Real Estate	6,981	4,443	2,538	6,981	832	6,975

Total Real Estate Loans	9,955	6,195	3,760	9,955	1,263	9,940

Business Loans:
Commercial and Industrial Loans	1,342	1,017	325	1,342	194	1,436
Farm Production and other Farm Loans	7	7	—	7	—	17

Total Business Loans	1,349	1,024	325	1,349	194	1,453

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	209	135	74	209	21	206

Total Consumer Loans	209	135	74	209	21	206

Total Loans	$11,513	$7,354	$4,159	$11,513	$1,478	$11,599

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

2009	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$290	$290	$—	$290	$—	$1,153
Farmland	453	372	81	453	58	1,135
1-4 Family Mortgages	1,680	1,278	402	1,680	104	1,266
Commercial Real Estate	6,688	4,749	1,939	6,688	650	2,430

Total Real Estate Loans	9,111	6,689	2,422	9,111	812	5,984

Business Loans:
Commercial and Industrial Loans	540	393	147	540	72	645
Farm Production and other Farm Loans	15	8	7	15	2	8

Total Business Loans	555	401	154	555	74	653

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	233	171	62	233	42	172

Total Consumer Loans	233	171	62	233	42	172

Total Loans	$9,899	$7,261	$2,638	$9,899	$927	$6,809

The Company utilizes a risk grading matrix to assign a risk grade to each of its loans when originated and is updated as factors related to the strength of the loan changes. Loans are graded on a scale of 1 to 7. A description of the general characteristics of the 7 risk grades is as follows.

Grade 1. PRIME - Prime loans are those loans without loss exposure to the bank. This classification is reserved for only the best, well secured loans to borrowers with significant capital strength, low leverage, stable earnings and growth and other readily available financing alternatives. This type of loan would also include loans secured by a program of the government.

Grade 2. SATISFACTORY - These loans include borrowers with solid credit quality and moderate risk of loss. These loans may be fully secured by certificates of deposit with another reputable financial institution, or secured by readily marketable securities with acceptable margins.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Grade 3. ACCEPTABLE - Grade 3 is the rating assigned to most of the loans held by the Company. This includes loans with average loss exposure and average overall quality. These loans should liquidate through possessing adequate collateral and adequate earnings of the borrower. In addition, these loans are properly documented and are in accordance with all aspects of the current loan policy.

Grade 4. OTHER LOANS ESPECIALLY MENTIONED(OLEM) - Loans in this category are fundamentally sound but possess some weaknesses. OLEM loans have potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the bank’s credit position at some future date. These loans have an identifiable weakness in credit, collateral, or repayment ability but there is no expectation of loss.

Grade 5. SUBSTANDARD ASSETS - Assets classified as Substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as Substandard must have a well-defined weakness based upon objective evidence. Assets classified as Substandard are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a Substandard classification even if there is little likelihood of total loss.

Grade 6. DOUBTFUL - A loan classified as doubtful has all the weaknesses of a substandard classification and the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. A doubtful classification could reflect the fact that the primary source of repayment is gone and serious doubt exists as to the quality of a secondary source of repayment.

Grade 7. LOSS - Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may occur in the future. Also included in this classification is the defined loss portion of loans rated substandard assets and doubtful assets.

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2010.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2010 (in thousands):

Grades	Satisfactory 1, 2, 3	Mention 4	Substandard 5	Doubtful 6	Loss 7	Total Loans
Real Estate:
Land Development and Construction	$20,165	$65	$1,608	$—	$—	$21,838
Farmland	40,462	2,210	2,062	—	—	44,734
1-4 Family Mortgages	128,505	1,966	13,130	26	—	143,627
Commercial Real Estate	127,851	542	11,367	—	—	139,760

Total Real Estate Loans	316,983	4,783	28,167	26	—	349,959

Business Loans:
Commercial and Industrial Loans	26,062	608	1,739	16	4	28,429
Farm Production and other Farm Loans	2,363	14	52	—	—	2,429

Total Business Loans	28,425	622	1,791	16	4	30,858

Consumer Loans:
Credit Cards	920	—	70	—	—	990
Other Consumer Loans	38,674	34	1,571	10	3	40,292

Total Consumer Loans	39,594	34	1,641	10	3	41,282

Total Loans	$385,002	$5,439	$31,599	$52	$7	$422,099

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2009:

Grades	Satisfactory 1, 2, 3	Mention 4	Substandard 5	Doubtful 6	Loss 7	Total Loans
Real Estate:
Land Development and Construction	$32,143	$—	$456	$—	$ —	$32,599
Farmland	45,105	242	4,126	—	—	49,473
1-4 Family Mortgages	132,511	1,681	10,128	12	—	144,332
Commercial Real Estate	117,789	959	7,983	—	—	126,731

Total Real Estate Loans	327,548	2,882	22,693	12	—	353,135

Business Loans:
Commercial and Industrial Loans	37,204	22	1,405	153	11	38,795
Farm Production and other Farm Loans	3,256	14	33	14	—	3,317

Total Business Loans	40,460	36	1,438	167	11	42,112

Consumer Loans:
Credit Cards	945	—	20	—	—	965
Other Consumer Loans	49,373	215	1,643	74	3	51,308

Total Consumer Loans	50,318	215	1,663	74	3	52,273

Total Loans	$418,326	$3,133	$25,794	$253	$14	$447,520

The allowance for loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that will occur within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.

The allowance on the majority of the loan portfolio is calculated using a historical chargeoff percentage applied to the current loan balances by loan segment. This historical period is the average of the previous 5 years with the most current years weighted to show the effect of the most recent chargeoff activity. This percentage is also adjusted for economic factors such as local unemployment and general business conditions, both local and nationwide.

The group of loans that are considered to be impaired are individually evaluated for possible loss and a specific reserve is established to cover any loss contingency. Loans that are determined to be a loss with no benefit of remaining in the portfolio, are charged off to the allowance. These specific reserves are reviewed periodically for continued impairment and adequacy of the specific reserve and adjusted when necessary.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Net (chargeoffs) recoveries, segregated by class of loans, were as follows:

	2010	2009	2008
Real Estate:
Land Development and Construction	$(175,771)	$1,600	$(13,836)
Farmland	(140,866)	(42,576)	(171,841)
1-4 Family Mortgages	(623,445)	(706,767)	(165,130)
Commercial Real Estate	(99,899)	(289,249)	(152,544)

Total Real Estate Loans	(1,039,981)	(1,036,992)	(503,351)

Business Loans:
Commercial and Industrial Loans	(244,382)	(645,851)	31,612
Farm Production and other Farm Loans	(10,487)	(7,799)	—

Total Business Loans	(254,869)	(653,650)	31,612

Consumer Loans:
Credit Cards	(39,881)	(19,115)	(70,379)
Other Consumer Loans	(267,916)	(257,356)	(170,187)

Total Consumer Loans	(307,797)	(276,471)	(240,566)

Total Net Chargeoffs	$(1,602,647)	$(1,967,113)	$(712,305)

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details activity in the allowance for possible loan losses by portfolio segment for the years ended December 31, 2010 and 2009:

2010	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$3,356,197	$1,162,613	$1,007,117	$5,525,927

Provision for possible loan losses	1,990,475	196,962	268,353	2,455,790

Chargeoffs	1,062,599	352,745	399,117	1,814,461

Recoveries	22,618	97,876	91,320	211,814

Net Chargeoffs	1,039,981	254,869	307,797	1,602,647

Ending Balance	$4,306,691	$1,104,706	$967,673	$6,379,070

Period end allowance allocated to:
Loans individually evaluated for impairment	1,263,306	194,301	20,799	1,478,406

Loans collectively evaluated for impairment	3,043,385	910,405	946,874	4,900,664

Ending Balance	$4,306,691	$1,104,706	$967,673	$6,379,070

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

2009	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$2,411,322	$889,510	$1,178,753	$4,479,585

Provision for possible loan losses	1,981,867	926,753	104,835	3,013,455

Chargeoffs	1,092,224	691,611	393,821	2,177,656

Recoveries	55,232	37,961	117,350	210,543

Net Chargeoffs	1,036,992	653,650	276,471	1,967,113

Ending Balance	$3,356,197	$1,162,613	$1,007,117	$5,525,927

Period end allowance allocated to:
Loans individually evaluated for impairment	811,583	73,795	42,014	927,392

Loans collectively evaluated for impairment	2,544,614	1,088,818	965,103	4,598,535

Ending Balance	$3,356,197	$1,162,613	$1,007,117	$5,525,927

Activity in the allowance for possible loan losses during 2008 was as follows:

2008
Balance, beginning	$3,967,951
Provision for loan losses	1,223,939
Loans charged off	(907,946)
Recoveries of loans previously charged off	195,641

Balance, end of year	$4,479,585

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The Company’s recorded investment in loans as of December 31, 2010 and 2009 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2010	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$9,955	$1,349	$209	$11,513

Loans collectively evaluated for impairment	340,004	29,509	41,073	410,586

	$349,959	$30,858	$41,282	$422,099

2009	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$9,111	$555	$233	$9,899

Loans collectively evaluated for impairment	344,025	41,556	52,040	437,621

	$353,136	$42,111	$52,273	$447,520

Note 6. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2010 and 2009:

	2010	2009
Land and buildings	$22,977,919	$19,939,130
Furniture, fixtures and equipment	13,822,478	13,125,740

	36,800,397	33,064,870
Less accumulated depreciation	16,048,919	14,940,761

Total	$20,751,478	$18,124,109

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $1,108,158, $1,376,513 and $1,306,676, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposits

The composition of deposits as of December 31, is as follows:

	2010	2009
Non-interest bearing	$95,324,759	$87,116,776
NOW and money market accounts	164,325,092	183,971,551
Savings deposits	37,778,537	34,466,029
Time deposits, $100,000 or more	115,987,517	142,311,838
Other time deposits	124,013,818	121,936,391

Total	$537,429,723	$569,802,585

The scheduled maturities of certificates of deposit at December 31, 2010 are as follows:

Year Ending December 31,	Amount
2011	$216,666,741
2012	20,042,170
2013	2,898,237
2014	105,657
2015	288,530

$240,001,335

Interest expense for time deposits over $100,000 was approximately $2,172,000, $3,746,000 and $2,331,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company’s stock, FHLB securities ($4,167,200 included in securities available-for-sale at December 31, 2010) and qualifying first mortgages and other loans. As of December 31, 2010, the balance in qualifying first mortgages and other loans was $203,901,966. At December 31, 2010, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity
2010	2009
—	2,000,000	4.47	September 7, 2010
12,000,000	—	0.50	January 14, 2011
2,000,000	2,000,000	4.88	August 22, 2011
1,000,000	1,000,000	4.76	August 29, 2011
900,000	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
15,000,000	15,000,000	3.07	June 24, 2013
10,000,000	10,000,000	3.24	July 16, 2013
10,000,000	10,000,000	3.66	July 16, 2013
3,500,000	3,500,000	4.67	December 16, 2014
20,000,000	20,000,000	2.53	January 09, 2018

$84,400,000	$74,400,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2011	15,900,000
2012	—
2013	45,000,000
2014	3,500,000
2015	—
Thereafter	20,000,000

$84,400,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2010	2009	2008

BOLI insurance	$552,913	$652,423	$703,596
Mortgage loan origination fees	434,734	303,309	275,672
Shay Investments income	—	—	441,588
Other income	224,887	1,043,696	1,211,326

Total other income	$1,212,534	$1,999,428	$2,632,182

During 2009, the Company sold a lot that was formerly a branch site for a gain of $855,537, which was recognized in Other Income. This branch was consolidated with another branch in the same general area.

During the second quarter of 2008, the Bank received proceeds from bank owned life insurance that insured the life of one of its officers. These net proceeds resulted in an additional $772,771 in other income for 2008.

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the year ended December 31:

Other Expense	2010	2009	2008

Intangible amortization	$184,691	$184,691	$434,385
Advertising	669,472	644,820	772,546
Office supplies	486,106	520,958	599,442
Legal and audit fees	419,429	444,264	378,680
FDIC and state assessments	1,030,963	1,030,566	129,136
Telephone expense	529,204	668,296	483,960
Other losses	687,401	1,689,491	384,949
Other expenses	3,527,629	3,203,584	2,888,122

Total other expense	$7,534,895	$8,386,670	$6,071,220

Other losses in 2010 and 2009 include the write-down on Other Real Estate in the amount of $537,429 and $1,016,854, respectively. FDIC and state assessments includes a $373,125 special assessment paid at June 30, 2009.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

The consolidated provision for income taxes consists of the following:

	2010	2009	2008
Currently payable
Federal	$2,788,069	$2,231,112	$2,183,395
State	364,212	329,940	336,321

	3,152,281	2,583,125	2,594,896
Deferred tax benefit	(1,069,820)	(929,720)	(230,650)

Income tax expense	$2,082,461	$1,631,332	$2,289,066

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2010	2009	2008
Federal taxes based on statutory rate	$3,143,298	$2,981,904	$3,591,363
State income taxes, net of federal benefit	240,380	217,760	277,197
Tax-exempt investment interest	(1,222,904)	(1,178,432)	(991,474)
Other, net	(78,313)	(389,900)	(588,020)

Income tax expense	$2,082,461	$1,631,332	$2,289,066

At December 31, 2010 and 2009, net deferred tax assets consist of the following:

	2010	2009
Deferred tax assets
Allowance for loan losses	$2,379,393	$2,061,171
Deferred compensation liability	1,615,116	1,443,638
Unrealized loss on available-for-sale securities	1,307,540	517,734
Intangible assets	239,538	233,138
Other	490,175	530,992

Total	6,031,762	4,786,673

Deferred tax liabilities
Premises and equipment	1,098,487	1,254,508
Other	430,736	889,252

Total	1,529,223	2,143,760

Net deferred tax asset	$4,502,539	$2,642,913

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The net deferred tax asset of $4,502,539 and $2,642,913 at December 31, 2010 and 2009, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2010, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2010, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company and its subsidiary file a consolidated U. S. federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2007 through 2010. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2007 through 2010.

Note 11. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, is as follows:

Balance Sheets

December 31, 2010 and 2009

	2010	2009
Assets
Cash (1)	$1,351,489	$1,065,630
Investment in bank subsidiary (1)	74,719,686	73,369,642
Other assets (1)	224,321	162,192

Total assets	$76,295,496	$74,597,464

Liabilities
Other liabilities	$400	$—

Stockholders’ equity	76,295,096	74,597,464

Total liabilities and stockholders’ equity	$76,295,496	$74,597,464

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

Income Statements

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Interest income	$3,559	$5,887	$12,211

Other income
Dividends from bank subsidiary (1)	4,654,050	4,047,000	4,959,000
Equity in undistributed earnings of bank subsidiary (1)	2,677,680	3,228,419	3,412,886
Other income	115	755	—

Total other income	7,331,845	7,276,174	8,371,886

Other expense	265,594	223,611	168,318

Income before income taxes	7,069,810	7,058,450	8,215,779
Income tax benefit	(92,721)	(80,524)	(57,988)

Net income	$7,162,531	$7,138,974	$8,273,767

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Cash flows from operating activities
Net income	$7,162,531	$7,138,974	$8,273,767
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(2,677,680)	(3,228,419)	(3,412,886)
Stock compensation expense	150,748	134,952	88,594
(Increase) decrease in other assets	(62,129)	(52,118)	(39,983)
(Decrease) increase in other liabilities	400	—	—

Net cash provided by operating activities	4,573,870	3,993,389	4,909,492

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

	2010	2009	2008
Cash flows from financing activities
Dividends paid to stockholders	$(4,110,791)	$(3,931,530)	$(3,740,417)
Proceeds from exercise of stock options	189,161	485,748	152,028
Repurchase of company stock	(366,381)	(1,065,574)	(692,738)

Net cash used by financing activities	(4,288,011)	(4,511,356)	(4,281,127)

Net increase (decrease) in cash	285,859	(517,967)	628,365

Cash, beginning of year	1,065,630	1,583,597	955,232

Cash, end of year	$1,351,489	$1,065,630	$1,583,597

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $4,654,050, $4,047,000 and $4,959,000 to the Citizens Holding Company during the years ended December 31, 2010, 2009 and 2008, respectively.

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

Activity in related party loans is detailed in tabular form in Note 5 of the notes to the Financial Statements.

Deposits from related parties at December 31, 2010 and 2009 approximated $2,565,906 and $1,967,303, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2010 and 2009, commitments related to unused lines of credit were $36,011,792 and $35,605,204, respectively, and standby letters of credit were $3,141,959 and $8,592,050, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

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

Note 14. Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2011	$147,459
2012	123,509
2013	25,584
2014	—
2015	—

$296,552

The total rental expense included in the income statements for the years ended December 31, 2010, 2009 and 2008 is $191,717, $181,148 and $155,422, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2010, 2009 and 2008, the Company’s contributions were $728,650, $672,397 and $599,643, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $81,478, $95,445 and $83,118 for the plan years ended December 31, 2010, 2009 and 2008, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2010, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

As of December 31, 2010 and 2009, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2010
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$81,289,150	16.37%	$39,727,532	8%	$	N/A	—
Citizens Bank	79,710,307	16.07%	39,691,551	8		49,614,439	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$75,081,723	15.12%	$19,863,766	4		N/A	—
Citizens Bank	73,506,314	14.82%	19,845,776	4		29,768,663	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$75,081,723	9.01%	$33,323,659	4		N/A	—
Citizens Bank	73,506,314	8.85%	33,232,633	4		41,540,791	5

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2009
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$77,397,667	14.97%	$41,369,700	8%	$	N/A	—
Citizens Bank	76,169,845	14.73%	41,359,028	8		51,698,785	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$71,871,764	13.90%	$20,684,850	4		N/A	—
Citizens Bank	70,643,942	13.66%	20,679,514	4		31,019,271	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$71,871,764	8.72%	$32,957,706	4		N/A	—
Citizens Bank	70,643,942	8.58%	32,920,495	4		41,150,619	5

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Fair Values of Financial Instruments

Under the authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the three following categories:

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

Cash and Due from Banks and Interest Bearing Deposits with Banks

The carrying amounts reported in the balance sheet for these instruments approximate fair value because of their immediate and shorter-term maturities, which is considered to be three months or less at the time of purchase.

Securities Available-for-Sale

Fair values for investment securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. When neither quoted prices nor comparable instruments are available, unobservable inputs are needed to form an expected future cash flow analysis to establish fair values. Level 2 securities include debt securities which include obligations of U. S. Government agencies and corporations, mortgage-backed securities and state, county and municipal bonds. Level 3 securities consist of a pooled trust preferred security.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Totals
	(Level 1)	(Level 2)	(Level 3)
Securities available for sale
Obligations of U.S. Government agencies	$—	$186,157,928	$—	$186,157,928
Mortgage-backed securities	—	37,759,943	—	37,759,943
Other Investments	—	98,927,753	1,884,677	100,812,430

	$—	$322,845,624	$1,884,677	$324,730,301

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2009:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Totals
	(Level 1)	(Level 2)	(Level 3)
Securities available for sale
Obligations of U.S. Government agencies	$—	$143,322,232	$—	$143,322,232
Mortgage-backed securities	—	69,984,602	—	69,984,602
Other Investments	—	102,951,769	2,145,396	105,097,165

	$—	$316,258,603	$2,145,396	$318,403,999

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2010 and 2009.

	2010	2009
Balance at January 1	$2,145,396	$—
Realized gains (losses)	—	—
Unrealized losses included in other comprehensive income	(260,719)	(179,709)
Purchases, issuances and settlements	—	—
Transfers in and/or out of Level 3	—	2,325,105

Balance at December 31	$1,884,677	$2,145,396

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$—	$—

As of December 31, 2010 and 2009, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Impaired Loans

Loans considered impaired are reserved for at the time the loan is identified as impaired taking into account the fair value of the collateral less estimated selling costs. Collateral may be real estate and/or business assets including but not limited to, equipment, inventory and accounts receivable. The fair value of real estate is determined based on appraisals by qualified licensed appraisers. The fair value of the business assets is generally based on amounts reported on the business’s financial statements. Appraised and reported values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation and management’s knowledge of the client and the client’s business. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified Level 3. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2010 and 2009 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2010
Impaired loans	$—	$—	$2,680,775	$2,680,775
Other real estate owned	—	—	2,172,198	2,172,198

	$—	$—	$4,852,973	$4,852,973

December 31, 2009
Impaired loans	$—	$—	$1,710,523	$1,710,523
Other real estate owned	—	—	2,481,600	2,481,600

	$—	$—	$4,192,123	$4,192,123

Impaired loans with a carrying value of $4,159,181 and $2,637,915 had an allocated allowance for loan losses of $1,478,406 and $927,392 at December 31, 2010 and 2009, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a further fair value adjustment for OREO in the total amount of $537,429 and $1,016,854 was necessary and was recorded during the year ended December 31, 2010 and 2009, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Federal Funds Sold and Securities Sold Under Agreement to Repurchase

Due to the short term nature of these instruments, the carrying amount is equal to the fair value.

Deposits

The fair values for demand deposits, NOW and money market accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and time deposits approximate their fair values at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar deposits to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Borrowings

The fair value of FHLB advances is based on discounted cash flow analysis.

Off-Balance Sheet Instruments

The fair value of commitments to extend credit and letters of credit are estimated using fees currently charged to enter into similar agreements. The fees associated with these financial instruments are not material.

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2010 and 2009:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$16,963,393	$16,963,393	$15,365,612	$15,365,612
Interest bearing deposits with banks	1,155,588	1,155,588	5,232,723	5,232,723
Securities available-for-sale	324,730,301	324,730,301	318,403,999	318,403,999
Net loans	415,496,720	415,605,513	441,694,562	442,075,445

Financial liabilities
Deposits	$537,429,723	$537,751,275	$569,802,585	$570,022,820
Federal Home Loan Bank advances	84,400,000	88,038,797	74,400,000	77,219,245
Federal funds purchased	2,500,000	2,500,000	—	—
Securities Sold under Agreement to Repurchase	110,483,437	110,483,437	114,753,010	114,753,010

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Stock Options

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. Under the employees’ incentive plan, the Company may grant options for up to 7 percent of the total number of shares of common stock, which may be issued and outstanding. Incentive options must be granted within 10 years of the adoption of the plan and expire no later than 10 years from the grant date. The employee plan expired on April 13, 2009 and no options have been granted since this date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. The following assumptions were used in estimating the fair value of the options granted in 2010, 2009 and 2008.

DIRECTORS

Assumption	2010	2009	2008
Dividend yield	4.9%	3.7%	4.1%
Risk-free interest rate	2.24%	2.23%	3.15%
Expected life	7.9 years	7.8 years	8.5 years
Expected volatility	69.40%	64.24%	44.82%
Calculated value per option	$11.17	$9.96	$5.92
Forfeitures	0%	0%	0%

OFFICERS

Assumption	2010	2009	2008
Dividend yield	n/a	n/a	4.1%
Risk-free interest rate	n/a	n/a	3.15%
Expected life	n/a	n/a	6.8 years
Expected volatility	n/a	n/a	44.82%
Calculated value per option	n/a	n/a	$5.76
Forfeitures	n/a	n/a	0%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

Following is a summary of the status of the plans for the years ending December 31, 2010, 2009 and 2008:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2008	100,650	$16.76	192,300	$18.73
Granted	13,500	18.00	1,500	18.00
Exercised	(19,650)	10.65	(7,500)	13.73
Expired	(3,000)	22.98	(9,500)	21.72

Outstanding at December 31, 2008	91,500	$18.05	176,800	$18.78

Granted	13,500	21.75	—	—
Exercised	(12,000)	13.74	(25,150)	13.65
Expired	(4,500)	22.65	—	—

Outstanding at December 31, 2009	88,500	$18.96	151,650	$19.63

Granted	13,500	25.72	—	—
Exercised	(9,000)	11.64	(7,350)	11.49
Expired	—	—	(7,800)	22.26

Outstanding at December 31, 2010	93,000	$20.65	136,500	$19.92

Options exercisable at:
December 31, 2010	93,000	$20.65	136,500	$19.92

Weighted average fair value of Options granted during years ended
December 31, 2008		$5.92		$5.76

December 31, 2009		$9.96		$—

December 31, 2010		$11.17		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2010, 2009 and 2008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$10.01 to $15.00	47,000	$14.27	1 year, 6 months
$15.01 to $20.00	22,500	17.36	5 years, 3 months
$20.01 to $22.50	105,000	21.48	4 years, 6 months
$22.51 and above	55,000	24.05	6 years, 3 months

Total	229,500	$20.22	4 years, 4 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2010 was $157,125 and the intrinsic value of the Employees’ Plan at December 31, 2010 was $263,175 for a total intrinsic value at December 31, 2010 of $420,300. Additionally, the total intrinsic value of options exercised during 2010 and 2009 was $178,440 and $137,805, respectively. There was no unrecognized stock-based compensation expense at December 31, 2010.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2010, 2009 and 2008

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2010, 2009 and 2008. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and deposits as management has capitalized on opportunities for organic growth within our market area and the addition of three branches in 2008 and a loan production office in 2009. Total assets increased over the three-year period by $137.3 million or 20.2%. In the three year period, earnings increased in 2008, decreased in 2009 and increased in 2010. Although the cost of deposits decreased, the interest received on earning assets decreased at a faster rate and the net interest margin decreased each year. Loan loss provisions in 2010 continued to be relatively high and decreased operating expenses caused net income to increase only slightly in 2010. Regardless of the fluctuation in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2010, the Company’s assets declined by $21,771,096, or 2.6%, from 2009, loans decreased by $26,197,842, or 5.9% and deposits decreased by $32,372,862, or 5.7%. Loans decreased in 2010 due to the downturn in national and local economies and the weak loan demand that resulted from the recession. Deposit accounts decreased by $32,372,862, or 5.7% during 2010. Certificates of deposit ended 2010 at $240,001,335, or 9.2% lower than 2009. Demand, NOW, savings and money market accounts decreased $8,125,969, or 2.7%, to $297,428,387 at December 31, 2010.

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

In 2010, the Company’s net income after taxes increased to $7,162,531, an increase of $23,557 over 2009. The decrease in the rates paid on deposits and the decrease in the provision for loan losses and other operating expenses was offset by the decrease in rates on earning assets and caused earnings to increase only slightly. Net income for 2010 produced, on a fully diluted basis, earnings per share of $1.48 compared to $1.45 in 2009 and $1.69 for 2008.

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

The Company’s Return on Average Assets (“ROA”) was 0.85% in 2010, compared to 0.88% in 2009 and 1.18% in 2008. The Company’s Return on Average Equity (“ROE”) was 9.09% in 2010, 9.58% in 2009 and 11.80% in 2008. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 9.50% in 2008 to 8.72% in 2009 and increased again to 9.01% in 2010. The ROE in 2010, 2009 and 2008 is a function of the level of net income during those years. The changes in ROA were also a result of the Company’s income increasing in 2008, decreasing in 2009 and increasing in 2010 and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 57.43% of 2010 earnings per share, as compared to 55.10% in 2009 and 45.29% in 2008. The leverage capital ratio of 9.01% in 2010 remains well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements which constitute forward-looking statements and information that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. The Company notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Bank, include, but are not limited to, the following:

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2010	2009	2008	2007	2006
Summary of Earnings

Total Interest Income	$38,138	$40,889	$39,558	$38,100	$36,487
Total Interest Expense	8,726	11,336	13,775	16,763	13,181
Provision for loan losses	2,456	3,013	1,224	784	(361)
Non-interest income	7,409	8,058	7,863	7,779	6,187
Non-interest expense	25,120	25,827	21,859	19,449	18,623
Income tax expense	2,082	1,631	2,289	1,968	2,836
Net Income	7,163	7,139	8,274	6,914	8,395

Per Share Data

Earnings-basic	$1.48	$1.47	$1.70	$1.41	$1.67
Earnings-diluted	1.48	1.45	1.69	1.39	1.65
Cash dividends	0.85	0.81	0.77	0.73	0.69
Book value at year end	15.77	15.42	14.70	14.02	13.88

Selected Year End Actual Balances

Loans, net of unearned income	$421,876	$447,221	$428,705	$371,993	$372,993
Allowance for loan losses	6,379	5,526	4,480	3,968	3,712
Securities available for sale	324,730	318,404	258,023	244,720	174,617
Earning assets	741,383	764,780	682,747	613,756	552,843
Total assets	818,233	840,004	766,047	680,904	621,197
Deposits	537,430	569,803	545,927	477,232	471,847
Long term borrowings	84,760	74,947	80,211	49,400	59,400
Shareholders’ equity	76,295	74,597	71,400	68,191	69,665

Selected Year End Average Balances

Loans, net of unearned income	$437,563	$441,841	$398,184	$358,178	$373,729
Allowance for loan losses	5,939	4,867	4,084	3,688	4,162
Securities available for sale	309,368	288,777	227,547	201,620	160,537
Earning assets	762,993	732,968	634,012	575,262	527,891
Total assets	839,212	806,213	702,190	639,305	604,137
Deposits	556,798	559,036	495,428	480,191	469,460
Long term borrowings	86,378	79,774	82,382	54,634	59,608
Shareholders’ equity	78,776	74,330	70,112	67,377	66,685

	2010	2009	2008	2007	2006
Selected Ratios

Return on average assets	0.85%	0.88%	1.18%	1.08%	1.39%
Return on average equity	9.09%	9.58%	11.80%	10.26%	12.59%
Dividend payout ratio	57.43%	55.10%	45.29%	51.77%	41.32%
Equity to year end assets	9.32%	8.88%	9.32%	10.01%	11.21%
Total risk-based capital to risk-adjusted assets	16.37%	14.97%	15.70%	17.06%	17.73%
Leverage capital ratio	9.01%	8.72%	9.50%	9.98%	11.30%
Efficiency ratio	65.52%	66.48%	62.90%	64.41%	60.05%

NET OPERATING INCOME

Net operating income for 2010 increased by 0.3% to $7,162,531, or $1.48 per share-basic and diluted, from the $7,138,974, or $1.47 per share basic and $1.45 per share diluted for 2009. The provision for loan losses for 2010 was $2,455,790 compared to the provision of $3,013,455 in 2009. The decrease in the loan loss provision for 2010 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions along with a decrease in loans outstanding. Non-interest income decreased by $649,066, or 8.1%, and non-interest expense decreased by $707,570 or 2.7%, in 2010. Non-interest income for 2010 decreased primarily due to a nonrecurring gain in 2009 from the sale of a parcel of surplus bank property in the amount of $855,537. Non-interest expense decreased mainly due to decrease in occupancy and other operating expenses offset by an increase in salaries and benefits. The increase in salaries and benefits is related to our new staffing for branching and credit administration and normal raises for our existing officers and employees.

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

Net interest income on a tax equivalent basis was $30,719,000, $30,808,000 and $27,263,000 for the years 2010, 2009 and 2008, respectively. Net interest margin was 4.04%, 4.20% and 4.41% for the same periods. During 2010 and 2009, the yields on interest earning assets declined more than the rates paid on interest bearing deposits. The largest change in both years occurred in the rates paid on certificates of deposit. For the year ended December 31, 2010, the average yield on earnings assets was 5.17%, a decrease of 56 basis points compared to the average yield at December 31, 2009. The average rate paid on interest-bearing liabilities was 1.30%, a decrease of 46 basis points compared to the average rate at December 31, 2009. The volume of earning assets increased 3.8% while the volume of interest-bearing liabilities increased 3.7% in 2010.

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

During this three-year period, loan demand was steady in 2008 and 2009 and weak in 2010. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $18.0 million at December 31, 2008, $18.8 million at December 31, 2009 and $19.5 million at December 2010. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2010, 2009 and 2008.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Loans:
Loans, net of unearned	$437,000	$441,247	$397,488	$28,083	$29,388	$29,438	6.43%	6.66%	7.39%

Investment Securities
Taxable	205,539	196,217	128,496	6,190	7,875	6,578	3.01%	3.01%	4.01%
Tax-exempt	97,032	89,386	78,843	5,091	4,838	4,325	5.25%	5.25%	5.41%

Total Investment Securities	302,571	285,603	207,339	11,281	12,713	10,903	3.73%	4.45%	5.26%

Federal Funds Sold and Other	22,344	7,540	12,875	53	15	223	0.24%	0.20%	1.71%

Total Interest Earning Assets	761,915	734,390	617,702	39,417	42,116	40,564	5.17%	5.73%	6.55%

Non-Earning Assets	77,297	71,823	84,488

Total Assets	$839,212	$806,213	$702,190

Deposits:
Interest-bearing Demand
Deposits	$166,595	$161,362	$154,909	$1,067	$1,198	$1,823	0.64%	0.74%	1.18%
Savings	36,127	33,422	31,057	134	182	264	0.37%	0.55%	0.85%
Time	263,156	278,439	227,562	3,927	6,531	7,787	1.49%	2.35%	3.41%

Total Deposits	465,878	473,223	413,528	5,128	7,911	9,874	1.10%	1.67%	2.38%

Borrowed Funds
Short-term Borrowings	111,132	87,169	31,316	1,054	824	579	0.95%	0.95%	1.85%
Long-term Borrowings	85,923	79,079	81,467	2,516	2,573	2,848	2.93%	3.21%	3.44%

Total Borrowed Funds	197,055	166,248	112,783	3,570	3,397	3,427	1.81%	2.04%	3.04%

Total Interest-Bearing
Liabilities	662,933	639,471	526,311	8,698	11,308	13,301	1.31%	1.76%	2.51%

Non-Interest Bearing Liabilities
Demand Deposits	90,163	85,057	79,330
Other Liabilities	7,340	7,355	26,437
Shareholders’ Equity	78,776	74,330	70,112

Total Liabilities and Shareholders’ Equity	$839,212	$806,213	$702,190

Interest Rate Spread							3.86%	3.97%	4.04%

Net Interest Margin				$30,719	$30,808	$27,263	4.04%	4.20%	4.41%

Less
Tax Equivalent Adjustment				1,296	1,237	1,108

Net Interest Income				$29,423	$29,571	$26,155

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2010, 2009, and 2008.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2010	2009	2008
Average interest earning assets	$761,915	$734,390	$617,702
Average interest bearing liabilities	662,933	639,471	526,311

Net average interest earning assets	$98,982	$94,919	$91,391

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2008 through 2010. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2010 Change from 2009			2009 Change from 2008
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(273)	(1,032)	$(1,305)	$2,914	$(2,964)	$(50)
Taxable Securities	281	(1,966)	(1,685)	2,718	(1,421)	1,297
Non-Taxable Securities	401	(148)	253	571	(58)	513
Federal Funds Sold and Other	36	2	38	(11)	(197)	(208)

TOTAL INTEREST INCOME	$444	$(3,143)	$(2,699)	$6,192	$(4,640)	$1,552

INTEREST EXPENSE

Interest-bearing demand deposits	$34	(165)	(131)	$48	$(673)	(625)
Savings Deposits	10	(58)	(48)	13	(95)	(82)
Time Deposits	(228)	(2,376)	(2,604)	1,196	(2,452)	(1,256)
Short-term borrowings	228	2	230	528	(283)	245
Long-term borrowings	201	(258)	(57)	(77)	(198)	(275)

TOTAL INTEREST EXPENSE	$244	$(2,854)	(2,610)	$1,708	$(3,701)	(1,993)

NET INTEREST INCOME	$200	$(289)	$(89)	$4,484	$(939)	$3,545

LOANS

The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing net interest margin. The Company’s loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the Board’s loan committee for approval. The loan committee is composed of certain directors, including the Chairman of the Board of Directors. All aggregate credits that exceed the loan committee’s lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company’s loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

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

Loan demand in the Company’s market over the past three years increased in 2008 and 2009 before declining in 2010. In general, the Company’s loan balances increased in 2008 and 2009 due in large part to the expansion into several new markets and the increased presence in the Meridian market and the addition of the Biloxi loan production office. The change in loan demand experienced in 2010 was due to a lack of growth in the market area served by the Company, poor overall economic conditions and increased competition from other financial institutions for the available loans. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. Real estate mortgage loans originated by the Company increased by 3.1%, or $4,269,248, in 2010, by 1.4%, or $1,947,501, in 2009, and by 15.3%, or $18,237,568, in 2008 compared to the prior year. The growth in mortgage loans in all years was the result of normal growth in our market area.

Commercial and agricultural loans decreased by $9,028,019 or 4.0% in 2010, increased by $15,898,110, or 7.6% in 2009, and increased by $32,485,352, or 18.3%, in 2008. Commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined by $9,901,647, or 20.1% in 2010, declined by $5,320,314, or 9.7% in 2009 and declined by $2,000,783, or 3.5%, in 2008, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans. Sustained low unemployment also has lessened the dependence on consumer loans for some purchases.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2010	2009	2008	2007	2006
Commercial, financial and agricultural	$217,143	$226,171	$210,272	$177,787	$186,202
Real estate - construction	21,838	32,599	26,654	18,821	11,047
Real estate - mortgage	143,627	139,357	137,410	119,172	115,203
Consumer	39,491	49,393	54,714	56,714	61,572

TOTAL LOANS	$422,099	$447,520	$429,050	$372,494	$374,024

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2010

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$31,532	$171,664	$13,946	$217,142
Real estate - construction	11,039	10,361	438	$21,838
Real estate - mortgage	13,949	96,494	33,184	$143,627
Consumer	16,765	21,385	1,342	$39,492

Total loans	$73,285	$299,904	$48,910	$422,099

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$285,173	$31,235
Variable rates	14,731	17,675

Total loans	$299,904	$48,910

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2008, 2009 and 2010. The ratio of net loans charged off to average loans was 0.37% in 2010, 0.45% in 2009 and 0.18% in 2008. The percentage in 2008 is representative of normal loan charge-offs while the charge-offs in 2009 and 2010 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2010 was $2,455,790 compared to $3,013,455 in 2009 and $1,223,939 in 2008. The decrease in the provision for 2010 was mainly due to the decrease in loans outstanding and management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2010, the total allowance for loan losses was $6,379,070, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2010	2009	2008	2007	2006
BALANCE AT BEGINNING OF YEAR	$5,526	$4,480	$3,967	$3,712	$4,562

LOANS CHARGED-OFF

Commercial, financial and agricultural	593	1,038	350	404	101
Real estate - construction	176	—	15	—	72
Real estate - mortgage	636	746	198	211	30
Consumer	410	394	345	272	577

TOTAL CHARGE-OFFS	1,815	2,178	908	887	780

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	108	52	57	36	37
Real estate - construction	-	2	2	—	—
Real estate - mortgage	12	40	33	63	—
Consumer	92	117	105	259	254

TOTAL RECOVERIES	212	211	197	358	291

Net loans charged-off	1,603	1,967	711	529	489
Additions charged to operating expense	2,456	3,013	1,224	784	(361)

BALANCE AT END OF YEAR	$6,379	$5,526	$4,480	$3,967	$3,712

Loans, net of unearned, at year end	$421,876	$447,221	$428,705	$371,993	$372,993

Ratio of allowance to loans at year end	1.51%	1.24%	1.05%	1.07%	1.00%

Average loans - net of unearned	$437,563	$441,841	$398,184	$358,178	$373,729

Ratio of net loans charged-off to average loans	0.37%	0.45%	0.18%	0.15%	0.13%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2010	2009	2008	2007	2006
Commercial, financial and agricultural	$3,047	$2,975	$2,588	$2,080	$1,163
Real estate - construction	434	161	224	160	200
Real estate - mortgage	1,930	1,401	518	517	900
Consumer	968	989	1,150	1,211	1,350
Unallocated	—	—	—	—	99

Total	$6,379	$5,526	$4,480	$3,968	$3,712

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2010	2009	2008	2007	2006
Commercial, financial and agricultural	51.44%	50.54%	49.01%	47.72%	49.79%
Real estate - construction	5.17%	7.28%	6.21%	5.05%	2.95%
Real estate - mortgage	34.03%	31.14%	32.03%	31.99%	30.80%
Consumer	9.36%	11.04%	12.75%	15.24%	16.46%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding increased in 2008 and 2009 before declining in 2010, as our credit standards have tightened, loan demand has weakened and the competition for loans has increased. Table 5 illustrates that we had growth in the mortgage real estate category but showed a decline in consumer loans, construction real estate and commercial, financial and agricultural categories. The highest percentage decrease occurred in the construction real estate category, primarily on account of the lack of demand in this market segment and the Company’s desire to limit its exposure in that category. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings (within the meaning of FASB ASC 310-40-30, Receivables: Troubled Debt Restructuring: Initial Measurement). Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2010 was 0.74% compared to 0.73% in 2009. OREO decreased in 2010 and 2009 due to the sale of several parcels that were acquired in foreclosure and a write-down of several parcels to fair market value during these time periods.

Loans on non-accrual status amounted to $10,931,669 in 2010 as compared to $9,794,154 in 2009 and $1,396,885 in 2008. Interest income forgone on loans classified as non-accrual in 2010 was $614,511 as compared to $139,373 in 2009 and $105,395 in 2008. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2010	2009	2008	2007	2006
PRINCIPAL BALANCE

Non-accrual	$10,932	$9,794	$1,397	$1,441	$1,629
Accruing loans 90 days or more past due	1,023	1,291	911	526	1,355

TOTAL LOANS	$11,955	$11,085	$2,308	$1,967	$2,984

TOTAL NON-PERFORMING LOANS	$11,955	$11,085	$2,308	$1,967	$2,984

Income on non-accrual loans not recorded	$615	$139	$105	$102	$123

Non-performing as a percent of loans	2.86%	2.51%	0.54%	0.53%	0.80%

Other real estate owned	$3,068	$3,229	$3,375	$2,047	$2,708

OREO as a percent of loans	0.74%	0.73%	0.79%	0.55%	0.73%

Allowance as a percent of non-performing loans	53.67%	49.95%	194.11%	201.73%	124.40%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2010, 2009 and 2008 were $11,512,534, $9,899,113 and $1,396,885, respectively.

This table details the impaired loans by category for years ending 2010, 2009 and 2008.

	AT DECEMBER 31,
	2010	2009	2008
Commercial, financial and agricultural	$8,910,818	$7,696,941	$648,547
Real estate - construction	552,867	289,731	—
Real estate - mortgage	1,839,739	1,679,307	675,783
Consumer	209,110	233,134	72,555

Total loans	$11,512,534	$9,899,113	$1,396,885

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

At December 31, 2010, loans totaling $31,586,067 were included on the watch list of the Company compared to $29,160,110 at December 31, 2009. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management. During 2010, additional loans were added to the watch list due to the uncertainties in the current economic conditions.

SECURITIES

At December 31, 2010, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2008 through 2010 and the maturity distribution at December 31, 2010, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2010	2009	2008
SECURITIES AVAILABLE FOR SALE
U. S. Government Agencies	$225,268	$213,307	$170,552
State, County and Muncipal Obligations	95,207	98,119	80,717
Other Securities	7,761	6,978	6,754

TOTAL SECURITIES AVAILABLE FOR SALE	$328,236	$318,404	$258,023

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$0	0.00%	$531	5.14%	$46,825	2.80%	$176,561	3.08%
State, County and Municipal(2)	2,750	5.58%	12,238	5.17%	28,266	5.55%	51,007	5.97%
Other Securities	4,667	3.45%	0	0.00%	0	0.00%	1,885	2.92%

TOTAL AVAILABLE-FOR-SALE	$7,417	4.24%	$12,769	5.17%	$75,091	3.84%	$229,453	3.72%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2010. This change is not used in the Tier 1 capital calculation.

The above table shows an increase in U. S. Government Agencies with decreases in the other investment classifications. The increase in this classification was due to the Company’s effort to increase yields while maintaining credit quality and to purchase securities for our commercial repurchase agreement program with certain customers. As a result of this commercial repurchase agreement program, the Company increased its margin on the balances in this program. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of it funds not needed for loan demand in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2010 due to the pricing strategy of the Company to manage liquidity needs. During this time, all other segments of deposits increased.

A three-year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2010		2009		2008
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$90,163		$85,057		$81,194
Interest-bearing demand	166,595	0.64%	161,362	0.75%	154,909	1.18%
Savings	36,127	0.37%	34,178	0.55%	31,763	0.85%
Time deposits	263,156	1.49%	278,439	2.35%	227,562	3.41%

	$556,041	1.67%	$559,036	1.67%	$495,428	1.99%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2010
3 months or less	$42,844
3 through 12 months	65,796
1 year to 3 years	7,147
over 3 years	200

$115,987

The Company in its normal course of business will acquire large time deposits, generally from public entities, with a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.

BORROWINGS

Aside from the core deposit base and large denomination time deposits mentioned above, the remaining funding sources utilized by the Company include short-term and long-term borrowings. Short-term borrowings consist of Federal Funds Purchased from other financial institutions on an overnight basis, short-term advances from the FHLB and securities sold under agreement to repurchase. Long-term borrowings are advances from the FHLB with an initial maturity of greater than one year.

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2010	2009	2008
Short-term borrowings
Year-end balance	$110,483	$114,753	$62,441
Weighted average rate	0.95%	0.95%	1.46%

Maximum month-end balance	$140,948	$141,588	$62,441

Year to date average balance	$111,132	$87,169	$31,316
Weighted average rate	0.95%	0.95%	1.82%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2010, the Company had the capacity to borrow up to $250,301,966 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2010, the Company increased its borrowing $10,000,000 from the FHLB and increased it Federal Funds Purchased $2,500,000. In 2009, the Company decreased its borrowings from the FHLB by $5,000,000 and decreased its Federal Funds Purchased by $21,000,000. In 2008, the sweep account liability of $74,963,424 was eliminated with the termination of the old sweep program and replaced with securities sold under agreement to repurchase in the amount of $41,441,052, resulting in a net decrease of $33,522,372, or 44.7%. This decrease was the result of decreased balances in the existing accounts greater than the amount of new accounts added. In 2010, these balances decreased to $110,483,437, a decrease of $4,269,573, or 3.7%.

The Company at the end of 2010 had long-term debt in the amount of $84,400,000 to the FHLB for advances and $359,653 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2010 is listed below.

(in thousands)
2010
Less than one year	$15,910
One year to three years	45,042
Over three years	23,808

Total long-term borrowings	$84,760

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2008 through 2010 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2010	FROM ‘09	2009	FROM ‘08	2008
NON-INTEREST INCOME
Service charges on deposit accounts	$4,001	-2.68%	$4,111	1.66%	$4,044
Other operating income	3,408	-13.66%	3,947	3.35%	3,819

TOTAL NON-INTEREST INCOME	$7,409	-8.05%	$8,058	2.48%	$7,863

NON-INTEREST EXPENSE
Salaries and employee benefits	$13,780	3.94%	$13,258	9.99%	$12,054
Occupancy expense, including equipment	3,805	-9.04%	4,183	12.02%	3,734
Other operating expense	7,535	-10.15%	8,386	38.13%	6,071

TOTAL NON-INTEREST EXPENSE	$25,120	-2.74%	$25,827	18.15%	$21,859

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

During 2010, non-interest income decreased by $649,066, or 8.1%, when compared to 2009. An increase in service charge income from checking accounts and proceeds from gains on sales of investment securities offset a decrease in other income that resulted from the one time receipt of proceeds in 2009 from the sale of a parcel of surplus bank property in the amount of $855,537.

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

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2010, non-interest expense decreased by $707,570, or 2.7%, to $25,119,740. Included in this was an increase in salaries and benefits in the amount of $522,549, or 3.9% and a decrease in occupancy expense in the amount of $378,344, or 9.1%.

In 2009, non-interest expense increased by $3,968,264, or 18.2%, to $25,827,310. Included in this was an increase in salaries and benefits in the amount of $1,203,696, or 10.0% and an increase in FDIC and state assessments in the amount of $901,430, or 698.0%. Included in the FDIC assessments was a special assessment of $373,125 paid in June of 2009.

In 2008, non-interest expense increased by $2,409,763, or 12.4%, to $21,859,046. Included in this was an increase in salaries and benefits in the amount of $1,514,334, or 7.8%.

In 2010, the Company’s efficiency ratio was 65.52%, compared to 66.48% in 2009 and 62.90% in 2008. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. This ratio is designed to reflect the percentage of one dollar that must be expended to generate one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The overall increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $4,502,539 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 22.53%, 18.60% and 21.67% in 2010, 2009 and 2008, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. In 2010, the Company incurred taxes on the gain from the liquidation of an unconsolidated subsidiary and in 2008, the Company received tax free proceeds from an insurance policy on the life of an officer. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2010, the Company experienced a decrease in deposits and in loans outstanding. Due in large part to the decrease in loan demand, the balances in investment securities increased. Additionally, the Company increased its balances in FHLB advances by $10,000,000. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2010, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2010 and 2009.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2010			2009
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$437,000	$(4,841)	-1.10%	$441,841	$44,353	11.16%
Taxable securities	205,539	6,178	3.10%	199,361	70,865	55.15%
Tax-exempt securities	97,032	9,732	11.15%	87,300	8,457	10.73%
Federal funds sold and other	22,344	14,533	186.06%	7,811	(5,064)	-39.33%

TOTAL USES	$761,915	$25,602	3.48%	$736,313	$118,611	19.20%

FUNDING SOURCES

Noninterest-bearing deposits	$90,163	$5,106	6.00%	$85,057	$3,863	4.76%
Interest-bearing demand and savings deposits	202,722	7,182	3.67%	195,540	9,574	5.15%
Time deposits	263,156	(15,283)	-5.49%	278,439	50,877	22.36%
Short-term borrowings	1,523	(1,428)	-48.39%	2,951	(268)	-8.33%
Commercial repo	109,609	25,391	30.15%	84,218	56,121	199.74%
Long-term debt	85,923	6,844	8.65%	79,079	(2,388)	-2.93%

TOTAL SOURCES	$753,096	$27,812	3.83%	$725,284	$117,779	22.02%

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

During 2010, total capital increased primarily due to earnings that were in excess of dividends. This was somewhat offset by the continuation of the stock repurchase program through April 2010. During 2010, this plan purchased 16,126 shares at a total cost of $366,381.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2010, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2010	2009	2008
Tier 1 capital
Shareholders’ equity	$76,295	$74,598	$71,400
Less: Intangibles	(3,411)	(3,596)	(3,781)
Add/less: Unrealized loss/(gain) on securities	2,198	870	1,306

TOTAL TIER 1 CAPITAL	$75,082	$71,872	$68,925

Total capital
Tier 1 capital	$75,082	$71,872	$68,925
Allowable allowance for loan losses	6,207	5,526	4,479

TOTAL CAPITAL	$81,289	$77,398	$73,404

RISK WEIGHTED ASSETS	$496,594	$517,121	$467,472

AVERAGE ASSETS (FOURTH QUARTER)	$833,091	$823,943	$725,212

RISK BASED RATIOS TIER 1	15.12%	13.90%	14.74%

TOTAL CAPITAL	16.37%	14.97%	15.70%

LEVERAGE RATIOS	9.01%	8.72%	9.50%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 57.4% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2010. (in thousands)

	Payments Due by Period (in thousands)

Contractual Obligations	Total	Less than 1 year	1-3 Years	3 - 5 Years	Over 5 Years

Long Term Debt	$84,400	$15,900	$45,000	$3,500	$20,000
Operating Leases	297	147	124	26	—
Other Long-term Liabilities	360	10	42	308	—

Total	$85,057	$16,057	$45,166	$3,834	$20,000

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2010 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$97,194	$180,489
Total rate sensitive liabilities	406,726	139,269

Net gap	$(309,532)	$41,220

The analysis shows a negative gap position over the next three-month period, which indicates that the Company would benefit somewhat from a decrease in market interest rates in the very short term. Although rate increases would be detrimental to the interest rate risk of the Company, management believes there is adequate flexibility to alter the overall rate sensitivity structure as necessary to minimize exposure to these changes.

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2010 and 2009.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2010

(in thousands)

	2011	2012	2013	2014	2015	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$55,785	$68,883	$91,274	$100,567	$18,019	$33,843	$368,371	$368,480
Average Int Rate	6.20%	7.09%	6.54%	6.26%	6.37%	7.03%	6.55%
Floating Rate	$16,162	$1,495	$1,419	$10,317	$3,407	$14,326	$47,126	$47,126
Average Int Rate	5.03%	4.91%	4.24%	4.80%	4.50%	4.94%	4.89%
Investment securities
Fixed Rate	$7,417	$3,434	$3,530	$6,023	$11,835	$290,606	$322,845	$322,845
Average Int Rate	5.57%	5.31%	4.83%	5.00%	5.62%	3.94%	4.05%
Floating Rate						$1,885	$1,885	$1,885
Average Int Rate						2.92%	2.92%
Other earning assets	$1,156						$1,156	$1,156
Fixed Rate	0.24%						0.24%
Average Int Rate
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$401,046	$13,068	$695		$260		$415,069	$415,390
Average Int Rate	0.91%	1.30%	1.57%		3.00%		0.92%
Floating Rate	$17,723	$6,974	$2,204	$106	$29		$27,036	$27,036
Average Int Rate	1.34%	1.41%	1.44%	1.45%	1.45%		1.37%
Other int-bearing liabilities
Fixed Rate	$15,900		$45,000	$3,500		$20,000	$84,400	$88,039
Average Int Rate	1.54%		3.37%	4.67%		2.53%	2.88%
Floating Rate	$110,483						$110,483	$110,483
Average Int Rate	0.95%						0.95%

AS OF DECEMBER 31, 2009

(in thousands)

	2010	2011	2012	2013	2014	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$78,447	$31,478	$60,895	$112,686	$71,555	$33,226	$388,287	$388,667
Average Int Rate	6.35%	8.12%	7.36%	6.44%	6.28%	7.27%	6.74%
Floating Rate	$22,443	$6,143	$857	$1,684	$9,275	$13,006	$53,408	$53,408
Average Int Rate	4.33%	5.45%	4.15%	4.35%	4.66%	4.76%	4.62%
Investment securities
Fixed Rate	$12,395	$6,331	$39,919	$15,937	$10,047	$231,630	$316,259	$316,259
Average Int Rate	4.73%	5.01%	5.10%	5.24%	5.54%	4.12%	4.38%
Floating Rate						$2,145	$2,145	$2,145
Average Int Rate						2.69%	2.69%
Other earning assets	$5,233						$5,233	$5,233
Fixed Rate	0.24%						0.24%
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

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2010. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2010

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$39,615	$36,476	$283,883	$44,362	$404,336
Investment securities	47,609	144,013	59,424	69,017	320,063
Interest Bearing Due From Bank Accounts	9,970	—	—	—	9,970

TOTAL INTEREST BEARING ASSETS	$97,194	$180,489	$343,307	$113,379	$734,369

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$152,895	$—	$—	$—	$152,895
Savings and Money Market deposits	50,039	—	—	—	50,039
Time deposits	81,309	135,359	23,333	—	240,001
Short term borrowings	110,483	—	—	—	110,483
Long term borrowings	12,000	3,910	48,840	20,000	84,750

TOTAL INTEREST BEARING LIABILITIES	$406,726	$139,269	$72,173	$20,000	$638,168

Rate sensitive gap	$(309,532)	$41,220	$271,134	$93,379	$96,201
Rate sensitive cumulative gap	(309,532)	(268,312)	2,822	96,201	—
Cumulative gap as a percentage of total earning assets	-42.15%	-36.54%	0.38%	13.10%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period ending December 31, 2010. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 90.3% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

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

Although short and medium term interest rates decreased in 2010 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2010 was 4.04% and in 2009 was 4.20%.

Quarterly Financial Trends

	(in thousands, except per share amounts)
	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,875	$9,452	$9,462	$9,349
Interest Expense	2,310	2,241	2,181	1,994

Net Interest Income	7,565	7,211	7,281	7,355
Provision for Loan Losses	625	695	397	739
Non-interest Income	1,623	1,766	1,720	1,872
Non-interest Expense	6,023	6,169	6,370	6,130
Income Taxes	564	417	453	648

Net Income	$1,976	$1,696	$1,781	$1,710

Per common share:
Basic	$0.41	$0.35	$0.37	$0.35
Diluted	$0.41	$0.35	$0.37	$0.35

Cash Dividends	$0.21	$0.21	$0.21	$0.22

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,983	$10,271	$10,475	$10,160
Interest Expense	3,232	2,880	2,651	2,573

Net Interest Income	6,751	7,391	7,824	7,587
Provision for Loan Losses	316	824	1,124	749
Non-interest Income	1,562	1,879	2,081	2,535
Non-interest Expense	5,624	6,098	6,609	7,496
Income Taxes	514	508	435	174

Net Income	$1,859	$1,840	$1,737	$1,703

Per common share:
Basic	$0.38	$0.38	$0.36	$0.35
Diluted	$0.38	$0.37	$0.35	$0.35

Cash Dividends	$0.20	$0.20	$0.20	$0.21

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock trades on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On December 31, 2010, the common stock’s closing price on NASDAQ was $21.13. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2009	High	Low	Dividends Declared (per common share)
January - March	$24.00	$19.02	$0.20
April - June	36.00	21.09	0.20
July - September	34.85	25.10	0.20
October - December	26.75	20.25	0.21

2010	High	Low	Dividends Declared (per common share)
January - March	$26.00	$19.90	$0.21
April - June	25.72	16.79	0.21
July - September	20.58	17.04	0.21
October - December	21.13	17.96	0.22

On March 14, 2011, shares of the Company’s common stock were held of record by approximately 475 shareholders.

DIVIDENDS

Dividends totaled $0.85 per share for 2010 compared to $0.81 per share for 2009, an increase of 4.9%.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Southeast Banks (a peer group of 44 other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2005 and that all dividends were reinvested.

Performance Graph

December 31, 2005 - December 31, 2010

	12/31/2005	12/30/2006	12/29/2007	12/31/2008	12/31/2009	12/31/2010
Citizens Holding Company	100.00	102.19	86.27	103.51	113.32	111.42
NASDAQ Market Index	100.00	110.25	121.88	73.10	106.22	125.36
Morningstar SE Banks	100.00	117.73	80.60	49.99	42.73	47.81

(1)

The bank holding companies included in the peer group are as follows: American Bancorp, Inc., Appalachian Bancshares, Inc., Athens Bancshares Corporation, Atlantic Coast Federal Corporation, Auburn National Bancorporation, Inc., BancorpSouth Inc., Banctrust Financial Group, Inc., Bank of Kentucky Financial, Bank of the Ozarks Inc., Beach Community Banc Inc., Beach First National Bankshares, Bol Bancshares, Inc., Britton & Koontz Capital Corporation, Cadence Financial Corporation, CapitalSouth Bancorp, Cardinal Financial Corporation, CBC Holding Company, Centerstate Banks of Florida, Inc., Chesapeake Financial Shares, Inc., Citizens First Corporation, Citizens National Corporation, Colonial BancGroup Inc Pref Share, Commerce Union Bank, Community First Bancorporation, Community National Bank of the Lakeway Area, Community Trust Bancorp Inc., Cornerstone Bancshares, Inc., Crescent Banking Company, Eastern Virginia Bankshares, Inc., F.N.B. Corporation, Farmers Capital Bank Corporation, Fauquier Bancshares Inc., First Advantage Bancorp, First Community Corp Tn, First Community Corp Tn Pref Share, First Financial Service Corporation, First Horizon National Corporation, First M&F Corporation, Four Oaks Fincorp, Inc., FPB Bancorp Inc., Freedom Bank Bradenton, Florida, Frontier National Corporation, Globe Bancorp, Inc., Green Bankshares, Inc., Hancock Holding Company, Heritage Bankshares, Inc., Horizon Bancorporation, IBERIABANK Corporation, McIntosh Bancshares, Inc., Metairie Bank & Trust Company, Midsouth Bancorp, Minden Bancorp Inc., Mountain National Bancshares, Inc., Nature Coast Bank Cry Rv, NB&T Financial Group, Inc., NBT Holdings Inc., Nexity Financial Corporation, Paragon National Bank, Penseco Financial Services, Pinnacle Bancshares, Inc., Pinnacle Financial Partners, Inc., Porter Bancorp, Inc., Premier Financial Bancorp, Inc., Regions Financial Corporation, Regions Financing Trust III Pref Share, Renasant Corporation, Republic Bancorp Inc. KY A, S.Y. Bancorp Inc., S.Y. Bancorp, Inc. Pref Share, Security Bank Corporation, Simmons First National Corporation A, Southcoast Financial Corporation, Southshore Community Bk, Stonegate Bank FL, Superior Bancorp, Tennessee Commerce Bancorp, Inc., The First Bancshares, Inc., Thomasville Bancshares, Inc., Trustmark Corporation, United Bancorp of AL A, United Security Bancshares, Inc., Whitney Holding Corporation and Wilson Bank Holding Company.

Source: Morningstar

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee

President and CEO

Danny Hicks

Senior Vice President

Robert T. Smith

Senior Vice President and CFO

Erdis Chaney

Vice President & Senior Deposit Officer

Ledale Reynolds

Vice President and CIO

Ray Stone

Vice President and Senior Credit Officer

Mark Taylor

Vice President and COO

Randy Cheatham

Vice President

Murray Johnson

Vice President

Jackie Hester

Vice President and Marketing

Kaye Johnson

Vice President

Darrel Bates

Vice President

Jean T. Fulton

Vice President and Internal Auditor

Gayle Sharp

Vice President and Loan Operations Manager

Brad Copeland

Vice President

Mark Majure

Vice President

Vicki Brown

Vice President and BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Kevin Eason

Vice President and Loan Review Manager

Sommer Vick

Assistant Vice President

Carolyn K. McKee

Assistant Vice President

Beth Branning

Assistant Vice President

Tommy Jackson

Assistant Vice President

Stacy Arnold

Assistant Vice President and Compliance Officer

Mitch Peden

Assistant Vice President and Information Services Manager

Mark Flake

Assistant Vice President and

Network Services Manager

Joshua Sullivan

Assistant Vice President and Senior Credit Analyst

Tammy Pope

Accounting Officer

Greg Jackson

Accounting Officer

Pat Stokes

Assistant Cashier

Patsy Smith

Assistant Cashier

Ashley Peebles

Assistant Cashier

Elizabeth Owen

Assistant Cashier and Director of Human Resources

Deborah Ladd

Item Processing Officer

Linda Goforth

Electronic Banking Officer

Scott Lewis

Information Security Officer

Patti Rickles

ACH Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Margaret Thompson

Assistant Cashier

Sue Fisher

Assistant Cashier and

Deposit Operation Officer

Sebastopol Branch

Linda Bennett

President

Connie Comans

Assistant Cashier

Union Branch

Robert C. Palmer, Jr.

President

Karen Foster

Assistant Vice President

Marianne Strickland

Assistant Cashier

Kosciusko Branch

Steve Potts

Vice President

David Blair

Vice President

Scooba and DeKalb Branches

Fran Knight

President

Forest Branch

Richard Latham

Vice President

Dymple Winstead

Assistant Vice President

Decatur Branch

Ken Jones

Vice President

Louisville Branch

Terry Woods

President

Marion Gardner

Assistant Cashier

Bruce Lee

Assistant Vice President

Starkville Branch

Stan Acy

President

Charles Byrd

Assistant Cashier

Rhonda Edmondson

Assistant Cashier

Collinsville Branch

Mike Shelby

Vice President

Meridian Eastgate

Charles Young

Regional Commercial Lender

Vikki Gunter

Assistant Vice President

Meridian Mid-Town

Neil Henry

Meridian City President

Meridian Broadmoor

Camp Keith

Assistant Vice President and

Contingency Administrator

Hattiesburg Branch

Todd Mixon

President, Hattiesburg Region

Biloxi Loan Production Office

Travis Moore

President, Gulf Coast Region

Mortgage Loan Department

Linda Stribling

Mortgage Loan Officer

BOARD OF DIRECTORS

Don Fulton	Craig Dungan, MD
Corporate PERT Coordinator	Physician
W. G. Yates and Sons Construction Co.	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
Attorney General	President & Chief Executive Officer
Mississippi Band of Choctaw Indians	Citizens Holding Company and The Citizens Bank

David A. King	David P. Webb
Proprietor	Attorney
Philadelphia Motor Company	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Herbert A. King	A. T. Williams
Civil Engineer	Certified Public Accountant
King Engineering Associates, Inc.	A. T. Williams, CPA

Adam Mars	Terrell E. Winstead
Business Manager	Chief Financial Officer
Mars, Mars, Mars & Chalmers	Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Madden Branch	Forest Branch
912 West Beacon Street	53 Dr Brantley Road	247 Woodland Drive North
Philadelphia, MS 39350	Madden, MS 39109	Forest, MS 39074
601.656.4692	601.267.7366	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Meridian Mid-Town
201 Highway 12 West	27597 Highway 16 East	905 22nd Avenue
Starkville, MS 39759	Scooba, MS 39358	Meridian, MS 39301
662.323.1420	662.476.8431	601.482.8858

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi LPO	Hattiesburg Branch	Phone Teller
1765 Popps Ferry Road	6222 Highway 98	1.800.397.0344
Biloxi, MS 39532	Hattiesburg, MS 39402
228.594.6913	601.264.4425	Internet Banking
http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 26, 2011, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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