Form 10-K, Exhibit 13
period 2011-12-31
CITIZENS HOLDING CO /MS/
filed 2012-03-14
CIK 1075706

Exhibit 13

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2011 and 2010 and for the

Years Ended December 31, 2011, 2010 and 2009

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8 – 9

Notes to Consolidated Financial Statements	10 –55

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated statements of condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. We also have audited the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A

To the Board of Directors and Stockholders

Citizens Holding Company

Page Two

company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Ridgeland, Mississippi

March 9, 2012

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2011 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2011, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2011, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2011.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 9, 2012

I am pleased to be able to present to you some of the accomplishments and financial results for 2011. I am thankful to report that we have weathered the current economic situation well. Due to diligent efforts in our decision-making and with continued strategic plan deployment, we have maintained and achieved respectable results. This was accomplished by the hard work of the entire staff of the bank.

The attached financials show net income increased 0.8% over 2010. This equates to a basic per share earnings of $1.49 compared to $1.48 for 2010. The Bank’s total assets grew by 4.4% and deposits grew by 6.5%. While this may appear to be only a nominal growth rate, it is impressive considering the reality of the current economic conditions.

While we are in a relative non-growth mode, we continue to position our company for better economic conditions. In the past year, we continued to make strategic personnel decisions and invested in new software and training that helps with this positioning. In late 2011, we entered the Rankin County, Mississippi market by opening a branch in Flowood, Mississippi. This branch will allow us to participate in opportunities and service customer needs that cannot be accomplished from our existing branch network. We anticipate this branch will prosper as economic conditions continue to improve. It positions us well for future growth and further market penetration.

I feel that our organization is well positioned for the future. Based on economists’ predictions, much of the economy within the State of Mississippi will continue to struggle for the next few quarters. Hopefully, the economic conditions within the markets we serve will improve quicker than expected. With our stable earnings, current capital levels and prudent strategic plan, I believe we are prepared to maintain our current position until the economy thrives again. Until that time, we will analyze every decision, every reserve allocation and every capital deployment with the caution and integrity that you deserve. I never take lightly the responsibility of the long-term maximization of your investment.

I am truly appreciative of the efforts, loyalty and support of the stockholders, customers and employees of this great company. The support of these three groups is the primary reason for any success we achieve, now and in the future.

Thank you for the opportunity to lead this company. I am grateful to be allowed to serve each of you and look forward to the future.

As always, thank you for your interest and support in a great company.

Sincerely,

Greg McKee

President and CEO

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2011 and 2010

ASSETS	2011	2010
Cash and due from banks	$35,407,715	$16,963,393
Interest bearing deposits with other banks	3,990,521	1,155,588
Securities available for sale, at fair value (amortized cost of $367,421,826 in 2011 and $328,235,771 in 2010)	374,507,805	324,730,301
Loans, net of allowance for loan losses of $6,681,412 in 2011 and $6,379,070 in 2010	382,580,529	415,496,720
Bank premises, furniture, fixtures and equipment, net	20,278,443	20,751,478
Other real estate owned	4,868,653	3,068,209
Accrued interest receivable	4,445,384	4,823,227
Cash surrender value of life insurance	20,382,063	19,535,300
Intangible assets	3,226,612	3,411,303
Other assets	4,257,729	8,297,213

Total assets	$853,945,454	$818,232,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$116,894,676	$95,324,759
Interest bearing deposits	455,443,459	442,104,964

Total deposits	572,338,135	537,429,723

Federal funds purchased	—	2,500,000
Securities sold under agreement to repurchase	120,220,433	110,483,437
Federal Home Loan Bank advances	68,500,000	84,400,000
Accrued interest payable	372,374	538,881
Deferred compensation payable	5,085,935	4,330,069
Other liabilities	1,349,360	2,255,526

Total liabilities	767,866,237	741,937,636

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,843,911 shares issued and outstanding at 2011 and 4,838,411 shares issued and outstanding at 2010 and	968,782	967,682
Additional paid-in capital	3,247,208	3,061,221
Accumulated other comprehensive gain (loss), net of tax expense (benefit) of $2,643,070 in 2011 and ($1,307,540) in 2010	4,442,909	(2,197,930)
Retained earnings	77,420,318	74,464,123

Total stockholders’ equity	86,079,217	76,295,096

Total liabilities and stockholders’ equity	$853,945,454	$818,232,732

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2011, 2010, and 2009

	2011	2010	2009
Interest income
Interest and fees on loans	$25,338,479	$28,079,331	$29,378,692
Interest on securities
Taxable	7,885,853	6,261,995	7,875,294
Non-taxable	3,684,702	3,726,993	3,610,650
Other interest	64,635	69,936	24,544

Total interest income	36,973,669	38,138,255	40,889,180

Interest expense
Deposits	3,210,445	5,156,764	7,938,179
Other borrowed funds	3,431,648	3,569,535	3,397,562

Total interest expense	6,642,093	8,726,299	11,335,741

Net interest income	30,331,576	29,411,956	29,553,439

Provision for loan losses	(2,995,426)	(2,455,790)	(3,013,455)

Net interest income after provision for loan losses	27,336,150	26,956,166	26,539,984

Non-interest income
Service charges on deposit accounts	3,688,615	4,001,097	4,110,480
Other service charges and fees	1,714,411	1,530,322	1,374,339
Net gains on sales of securities	715,223	664,613	573,385
Other income	1,324,130	1,212,534	1,999,428

Total non-interest income	7,442,379	7,408,566	8,057,632

Non-interest expense
Salaries and employee benefits	14,056,536	13,780,388	13,257,839
Occupancy expense	1,926,803	1,844,656	1,815,930
Equipment expense	2,381,842	1,959,801	2,366,871
Other expense	7,878,439	7,534,895	8,386,670

Total non-interest expense	26,243,620	25,119,740	25,827,310

Income before income taxes	8,534,909	9,244,992	8,770,306

Income tax expense	1,317,062	2,082,461	1,631,332

Net income	$7,217,847	$7,162,531	$7,138,974

Net income per share – basic	$1.49	$1.48	$1.47

Net income per share – diluted	$1.49	$1.48	$1.45

Average shares outstanding
Basic	4,842,353	4,835,603	4,854,919

Diluted	4,848,809	4,852,705	4,913,627

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2011, 2010, and 2009

	2011	2010	2009
Net income	$7,217,847	$7,162,531	$7,138,974

Other comprehensive income (loss)

Unrealized holding (losses) gains on available for sale securities during year	11,306,672	(1,452,828)	1,267,574
Income tax effect	(4,217,388)	541,905	(472,805)

Net unrealized gains (losses)	7,089,284	(910,923)	794,769

Reclassification adjustment for gains included in net income	(715,223)	(664,613)	(573,385)
Income tax effect	266,778	247,900	213,872

Net gains included in net income	(448,445)	(416,713)	(359,513)

Total other comprehensive income (loss)	6,640,839	(1,327,636)	435,256

Comprehensive income	$13,858,686	$5,834,895	$7,574,230

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2011, 2010, and 2009

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2008	4,849,296	969,859	3,530,390	(1,305,550)	68,204,939	71,399,638
Net income	—	—	—	—	7,138,974	7,138,974
Dividends paid ($0.81 per share)	—	—	—	—	(3,931,530)	(3,931,530)
Options exercised	36,391	7,278	478,470	—	—	485,748
Shares repurchased	(47,500)	(9,500)	(1,056,074)	—	—	(1,065,574)
Stock compensation expense	—	—	134,952	—	—	134,952
Other comprehensive income, net	—	—	—	435,256	—	435,256

Balance, December 31, 2009	4,838,187	967,637	3,087,738	(870,294)	71,412,383	74,597,464
Net income	—	—	—	—	7,162,531	7,162,531
Dividends paid ($0.85 per share)	—	—	—	—	(4,110,791)	(4,110,791)
Options exercised	16,350	3,270	185,891	—	—	189,161
Shares repurchased	(16,126)	(3,225)	(363,156)	—	—	(366,381)
Stock compensation expense	—	—	150,748	—	—	150,748
Other comprehensive loss, net	—	—	—	(1,327,636)	—	(1,327,636)

Balance, December 31, 2010	4,838,411	967,682	3,061,221	(2,197,930)	74,464,123	76,295,096
Net income	—	—	—	—	7,217,847	7,217,847
Dividends paid ($0.88 per share)	—	—	—	—	(4,261,652)	(4,261,652)
Options exercised	5,500	1,100	62,285	—	—	63,385
Stock compensation expense	—	—	123,702	—	—	123,702
Other comprehensive income, net	—	—	—	6,640,839	—	6,640,839

Balance, December 31, 2011	4,843,911	$968,782	3,247,208	4,442,909	77,420,318	$86,079,217

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010, and 2009

	2011	2010	2009
Cash flows from operating activities
Net income	$7,217,847	$7,162,531	$7,138,974
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,181,257	1,108,158	1,376,513
Amortization of intangibles	184,691	184,691	184,691
Amortization of premiums and accretion of discounts on investment securities, net	1,264,464	3,458,743	2,873,072
Stock compensation expense	123,702	150,748	134,952
Provision for loan losses	2,995,426	2,455,790	3,013,455
Gain on sale of securities	(715,223)	(664,613)	(573,385)
FHLB stock dividend	(15,800)	(16,700)	(9,900)
Deferred income tax benefit	(572,140)	(1,069,820)	(929,720)
Excess tax benefit	(17,347)	(35,640)	(36,200)
Net writedown on other real estate owned	265,876	537,429	1,016,854
Earnings from unconsolidated subsidiary	—	(6,402)	(67,961)
Decrease (increase) in accrued interest receivable	377,843	1,225,491	217,079
Increase in cash surrender value life insurance	(846,763)	(751,967)	(790,877)
Decrease in accrued interest payable	(166,507)	(240,108)	(586,690)
Increase in deferred compensation liabiltiy	755,866	459,725	612,713
Net change in other operating assets and liabilities	(245,152)	3,565,203	(3,753,005)

Net cash provided by operating activities	11,788,040	17,523,259	9,820,565

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	192,942,469	201,679,871	154,364,170
Proceeds from sales of securities available-for-sale	19,864,689	30,118,800	24,524,623
Purchases of investment securities available-for-sale	(253,327,354)	(243,202,445)	(240,430,083)
Purchases of bank premises, furniture,fixtures and equipment	(708,222)	(3,735,527)	(2,318,540)
Sale of other real estate owned	687,095	1,385,959	1,010,890
Net decrease (increase) in interest bearing deposits with other banks	(2,834,933)	4,077,135	(4,231,112)
Redemption of Federal Home Loan Bank Stock	908,700	165,900	—
Purchases of Federal Home Loan Bank Stock	(108,000)	—	(435,100)
Net decrease (increase) in loans	27,167,350	21,979,635	(22,495,987)

Net cash provided (used) by investing activities	(15,408,206)	12,469,328	(90,011,139)

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2010, and 2009

2 of 2

	2011	2010	2009
Cash flows from financing activities
Net (decrease) increase in deposits	$34,908,412	$(32,372,862)	$23,875,163
Net increase (decrease) in federal funds purchased	(2,500,000)	2,500,000	(21,000,000)
Net change in securities sold under agreement to repurchase	9,736,996	(4,269,573)	73,311,958
Proceeds from exercise of stock options	63,385	189,161	485,748
Repurchases of company stock	—	(366,381)	(1,065,574)
Excess tax benefit on stock option exercises	17,347	35,640	36,200
Dividends paid to stockholders	(4,261,652)	(4,110,791)	(3,931,530)
Federal Home Loan Bank advance proceeds	—	12,000,000	—
Federal Home Loan Bank advance payments	(15,900,000)	(2,000,000)	(5,000,000)

Net cash (used) provided by financing activities	22,064,488	(28,394,806)	66,711,965

Net increase (decrease) in cash and due from banks	18,444,322	1,597,781	(13,478,609)

Cash and due from banks, beginning of year	16,963,393	15,365,612	28,844,221

Cash and due from banks, end of year	$35,407,715	$16,963,393	$15,365,612

Supplemental disclosures of cash flow information
Cash paid for Interest	$6,808,600	$8,966,407	$11,922,341

Income taxes	$3,012,862	$1,482,901	$1,878,868

Non cash disclosures

Real estate acquired by foreclosure	$2,753,415	$1,762,417	$2,013,641

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks include cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2011 and 2010 was $1,534,000 and $1,218,000, respectively.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

The Company periodically reviews its securities for impairment based upon a number of factors, including but not limited to, length of time and extent to which the fair value has been less than cost, the likelihood of the security’s ability to recover any decline in its fair value, financial condition of the underlying issuer, ability of the issuer to meet contractual obligations and ability to retain the security for a period of time sufficient to allow for recovery in fair value. Impairments on securities are recognized when management, based on its analysis, deems the impairment to be other-than-temporary. Disclosures about unrealized losses in our securities portfolio that have not been recognized as other-than-temporary impairments are provided in Note 3.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates the allowance for loan loss by applying an average historical charge-off percentage by loan segment and over a 20 quarter period of time to the current loan balances in the corresponding loan segment. Additionally, specific reserves on an individual loan basis may be applied in addition to the allowance calculated using the model. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is greatly improved.

Large groups of small-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Bank Premises, Furniture, Fixtures and Equipment

The Company’s premises, furniture, fixtures and equipment are stated at cost less accumulated depreciation computed by straight-line methods over the estimated useful lives of the assets which range from three to forty years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Other Real Estate Owned

Other real estate owned (“OREO”) consists of properties repossessed by the Company on foreclosed loans. These assets are stated at fair value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the allowance for loan losses. Declines in value resulting from subsequent revaluation of the property or losses resulting from disposition of such property are expensed as incurred. Revenue and expenses from operations of other real estate owned are reflected as other income (expense).

COMPANY NAME

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Month 00, 2004

Note 1. Continued

Cash Surrender Value of Life Insurance

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

The investment in New South, which is included in other assets, totaled $2,195,493 at December 31, 2009. Income from the investment, including the gain from liquidation in 2010, for the years ended December 31, 2010 and 2009 included in other income totaled $6,402 and $67,961, respectively.

Trust Assets

Assets held by the Trust Department of the Company in fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

F-15

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

Comprehensive Income

Comprehensive income includes net earnings reported in the consolidated statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, is the only component of accumulated other comprehensive income for the Company.

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2011, 2010 and 2009 is illustrated in the following table.

	2011	2010	2009

Basic weighted average shares outstanding	4,842,353	4,835,603	4,854,919
Dilutive effect of stock options	6,456	17,102	58,708

Dilutive weighted average shares outstanding	4,848,809	4,852,705	4,913,627

Net income	$7,217,847	$7,162,531	$7,138,974

Net income per share-basic	$1.49	$1.48	$1.47
Net income per share-diluted	$1.49	$1.48	$1.45

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2011, 2010 and 2009, the Company had two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan, which expired in 2009 and the 1999 Directors’ Stock Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. The Company did not estimate any forfeitures for 2011, 2010 or 2009, due to the low historical forfeiture rate. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 18 for further details regarding the Company’s stock-based compensation.

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $730,496, $669,472 and $644,820 for the years ended December 31, 2011, 2010 and 2009, respectively.

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

Recent Accounting Pronouncements

In April 2011, FASB issued an update to ASC Topic 310. The update clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. This update became effective for the Corporation on July 1, 2011, and applies retrospectively to restructurings occurring on or after January 1, 2011. This update has not had a significant impact on the Corporation’s financial position, results of operations or stockholders’ equity.

In April 2011, FASB issued an update to ASC Topic 860 which is intended to improve financial reporting of repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This update removes

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

from the assessment of effective control (i) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (ii) the collateral maintenance guidance related to that criterion. This update will be effective for the Corporation on January 1, 2012 and is not expected to have a significant impact on the Corporation’s consolidated financial statements.

In May 2011, FASB issued an update to ASC Topic 820 to converge the fair value measurement guidance in U.S. generally accepted accounting principles and International Financial Reporting Standards. This update clarifies the application of existing fair value measurement requirements, changes certain principles in Topic 820 and requires additional fair value disclosures. This update will be effective for annual and interim reporting periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

In June 2011, FASB issued an update to ASC Topic 220 to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, the update required entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. However, this reclassification requirement was deferred by FASB in December 2011. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. Both updates are effective for annual periods beginning after December 15, 2011, and are not expected to have an impact on the Corporation’s financial statements.

In September 2011, FASB issued an update to ASC Topic 350 to give entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. This update is effective for annual and interim impairment tests beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

Reclassifications

Certain information for 2009 and 2010 has been reclassified to conform to the financial presentation for 2011. Such reclassifications had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Intangible Assets

In 2002, the Company acquired CB&T Capital Corporation, a one-bank holding company, whose wholly-owned subsidiary was Citizens Bank & Trust Company in Louisville, Mississippi. In addition to the intangible assets related to the purchase of CB&T Capital Corporation, the Company recorded intangible assets from the purchase of branches located in Kosciusko and Scooba, Mississippi and from the purchase of Three D Mortgage Company. The following table details the goodwill associated with each purchase, which is no longer being amortized, in accordance with ASC Topic 350, Intangibles- Goodwill and Other.

Purchase	Total	Life to Date Amortization	Unamortized Balance

Kosciusko Branch	$605,122	$309,285	$295,837
Scooba Branch	400,000	180,000	220,000
Three D Mortgage Company	76,408	10,188	66,220
CB&T Capital Corporation	2,567,600	—	2,567,600

Total goodwill	$3,649,130	$499,473	$3,149,657

The Company has also allocated intangible assets to be recognized as core deposit intangibles from the CB&T Capital Corporation acquisition. The core deposit intangible balance is detailed as follows:

Purchase	Total	Current Year Amortization	Life to Date Amortization	Unamortized Balance

CB&T Capital Corporation	$1,846,909	$184,691	$1,769,954	$76,955

Total core deposit intangible	$4,334,483	$184,691	$4,257,528	$76,955

Total amortization expense related to all intangible assets for the years ended December 31, 2011, 2010 and 2009 was $184,691, $184,691 and $184,691, respectively. Estimated amortization expense attributable to core deposit intangible assets for the remaining life is detailed in the table below.

Year Ending December 31,	Amount
2012	$76,955

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2011 and 2010 are as follows:

2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S.
Government agencies	$234,356,518	$722,520	$140,550	$234,938,488
Mortgage-backed securities	32,434,828	2,683,030	—	35,117,858
Other investments	100,630,480	5,041,716	1,220,737	104,451,459

Total	$367,421,826	$8,447,266	$1,361,287	$374,507,805

2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S.
Government agencies	$189,562,570	$554,078	$3,958,720	$186,157,928
Mortgage-backed securities	35,705,524	2,084,854	30,435	37,759,943
Other investments	102,967,677	1,064,488	3,219,735	100,812,430

Total	$328,235,771	$3,703,420	$7,208,890	$324,730,301

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and 2010 (in thousands):

December 31, 2011	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U. S.
Government agencies	$24,859	$140	$—	$—	$24,859	$140
Other investments	4,583	138	2,991	1,083	7,574	1,221

Total	$29,442	$278	$2,991	$1,083	$32,433	$1,361

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

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

Other investments. The Company’s unrealized loss on other investments relates to state, county and municipal bonds and an investment in a pooled trust preferred security that have seen a decline in value. The decline in value of the state, county and municipal bonds is due to changes in interest rates, resulting in unrealized losses of $156,570 and $2,010,949 in 2011 and 2010, respectively. It is not expected that these securities would be settled at a price less than amortized cost of the Company’s investment. Because the decline in fair value is attributable to changes in interest rates and not credit quality and because the Company does not intend to sell and it is more-likely-than-not that the Company will not be required to sell these investments until a recovery of fair value, which may be at maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2011 or 2010.

The decline in value of the pooled trust preferred security is related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions, resulting in unrealized losses of $1,064,167 and $1,208,785 in 2011 and 2010, respectively. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2011 or 2010.

The amortized cost and estimated fair value of securities at December 31, 2011, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

	Amortized
	Cost	Fair Value
Securities available-for-sale
Due in one year or less	$7,279,053	7,342,506
Due after one year through five years	12,691,967	13,049,436
Due after five years through ten years	60,991,618	62,968,675
Due after ten years	286,459,188	291,147,188

Total	$367,421,826	374,507,805

Investment securities with carrying values of $141,330,905 and $119,538,755 at December 31, 2011 and 2010, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2011	2010	2009
Gross realized gains	$715,223	$707,407	$573,385
Gross realized losses	—	(42,794)	—

	$715,223	$664,613	$573,385

Note 4. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,382,300 and $4,167,200 at December 31, 2011 and 2010, respectively, and is included in other investments.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans

The composition of net loans at December 31, 2011 and 2010 is as follows:

	2011	2010
	(In Thousands)
Real Estate:
Land Development and Construction	$13,480	$21,838
Farmland	35,912	44,734
1-4 Family Mortgages	133,987	143,627
Commercial Real Estate	129,387	139,760

Total Real Estate Loans	312,766	349,959

Business Loans:
Commercial and Industrial Loans	36,581	28,429
Farm Production and other Farm Loans	1,579	2,429

Total Business Loans	38,160	30,858

Consumer Loans:
Credit Cards	995	990
Other Consumer Loans	37,545	40,292

Total Consumer Loans	38,540	41,282

Total Gross Loans	389,466	422,099

Unearned income	(204)	(223)
Allowance for loan losses	(6,681)	(6,379)

Loans, net	$382,581	$415,497

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $50.1 million and $50.8 million of the loans outstanding at December 31, 2011 and 2010, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2011 is presented in the following table.

Balance outstanding at December 31, 2010	$1,292,376

Principal additions	617,474

Principal reductions	782,467

Balance outstanding at December 31, 2011	$1,127,383

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2011	2010
	(in thousands)
Real Estate:
Land Development and Construction	$1,134	$553
Farmland	641	581
1-4 Family Mortgages	1,966	1,741
Commercial Real Estate	6,818	6,590

Total Real Estate Loans	10,559	9,465

Business Loans:
Commercial and Industrial Loans	284	1,250
Farm Production and other Farm Loans	21	8

Total Business Loans	305	1,258

Consumer Loans:
Credit Cards	—	—
Other Consumer Loans	435	209

Total Consumer Loans	435	209

Total Non-Accrual Loans	$11,299	$10,932

Had non-accrual loans performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $673,858 in 2011, $614,511 in 2010 and $139,373 in 2009.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2011 was as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$30	$562	$592	$12,888	$13,480	$39
Farmland	1,061	139	1,200	34,712	35,912	—
1-4 Family Mortgages	5,774	822	6,596	127,391	133,987	80
Commercial Real Estate	4,941	4,855	9,796	119,591	129,387	109

Total Real Estate Loans	11,806	6,378	18,184	294,582	312,766	228

Business Loans:
Commercial and Industrial Loans	294	99	393	36,188	36,581	—
Farm Production and other Farm Loans	13	6	19	1,560	1,579	—

Total Business Loans	307	105	412	37,748	38,160	—

Consumer Loans:
Credit Cards	20	17	37	958	995	17
Other Consumer Loans	1,858	252	2,110	35,435	37,545	24

Total Consumer Loans	1,878	269	2,147	36,393	38,540	41

Total Loans	$13,991	$6,752	$20,743	$368,723	$389,466	$269

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all the amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. In determining which loans to evaluate for impairment, management looks at past due loans, bankruptcy filings and any situation that might lend itself to cause a borrower to be unable to repay the loan according to the original contract terms. If a loan is determined to be impaired and the collateral is deemed to be insufficient to fully repay the loan, a specific reserve will be established. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2011	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$1,134	$992	$142	$1,134	$134	$883
Farmland	641	492	149	641	24	588
1-4 Family Mortgages	2,066	1,297	769	2,066	216	1,933
Commercial Real Estate	6,818	5,042	1,776	6,818	736	6,896

Total Real Estate Loans	10,659	7,823	2,836	10,659	1,110	10,300

Business Loans:
Commercial and Industrial Loans	284	163	121	284	57	860
Farm Production and other Farm Loans	21	21	—	21	—	19

Total Business Loans	305	184	121	305	57	879

Consumer Loans:
Other Consumer Loans	435	430	5	435	—	321

Total Consumer Loans	435	430	5	435	—	321

Total Loans	$11,399	$8,437	$2,962	$11,399	$1,167	$11,500

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

The Corporation utilizes a risk grading matrix to assign a risk grade to each of its loans when originated and is updated as factors related to the strength of the loan changes. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows.

Grade 1. MINIMAL RISK - These loans are without loss exposure to the Corporation. This classification is reserved for only the best, well secured loans to borrowers with significant capital strength, low leverage, stable earnings and growth and other readily available financing alternatives. This type of loan would also include loans secured by a program of the government.

Grade 2. MODEST RISK - These loans include borrowers with solid credit quality and moderate risk of loss. These loans may be fully secured by certificates of deposit with another reputable financial institution, or secured by readily marketable securities with acceptable margins.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Grade 3. AVERAGE RISK - This is the rating assigned to most of the loans held by the Corporation. This includes loans with average loss exposure and average overall quality. These loans should liquidate through possessing adequate collateral and adequate earnings of the borrower. In addition, these loans are properly documented and are in accordance with all aspects of the current loan policy.

Grade 4. ACCEPTABLE RISK - Borrower generates sufficient cash flow to fund debt service but most working asset and capital expansion needs are provided from external sources. Profitability and key balance sheet ratios are usually close to peers but one or more may be higher than peers.

Grade 5. MANAGEMENT ATTENTION - Borrower has significant weaknesses resulting from performance trends or management concerns. The financial condition of the borrower has taken a negative turn and may be temporarily strained. Cash flow is weak but cash reserves remain adequate to meet debt service. Management weakness is evident.

Grade 6. OTHER LOANS ESPECIALLY MENTIONED (OLEM) - Loans in this category are fundamentally sound but possess some weaknesses. OLEM loans have potential weaknesses which may, if not checked or corrected, weaken the asset or inadequately protect the bank’s credit position at some future date. These loans have an identifiable weakness in credit, collateral, or repayment ability but there is no expectation of loss.

Grade 7. SUBSTANDARD ASSETS - Assets classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness based upon objective evidence. Assets classified as substandard are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a substandard classification even if there is little likelihood of total loss.

Grade 8. DOUBTFUL - A loan classified as doubtful has all the weaknesses of a substandard classification and the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable or improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors which may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. A doubtful classification could reflect the fact that the primary source of repayment is gone and serious doubt exists as to the quality of a secondary source of repayment.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Grade 9. LOSS - Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may occur in the future. Also included in this classification is the defined loss portion of loans rated substandard assets and doubtful assets.

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2011.

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2011 (in thousands):

Grades	Satisfactory 1, 2, 3, 4	Special Mention 5, 6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$9,647	$2,290	$1,481	$—	$62	$13,480
Farmland	31,405	3,043	1,464	—	—	35,912
1-4 Family Mortgages	115,365	5,784	12,811	27	—	133,987
Commercial Real Estate	108,347	7,188	3,852	—	—	129,387

Total Real Estate Loans	264,764	18,305	29,608	27	—	312,766

Business Loans:
Commercial and Industrial Loans	27,970	7,712	863	36	—	36,581
Farm Production and other Farm Loans	1,481	8	90	—	—	1,579

Total Business Loans	29,451	7,720	953	36	—	38,160

Consumer Loans:
Credit Cards	978	—	17	—	—	995
Other Consumer Loans	35,859	325	1,304	53	4	37,545

Total Consumer Loans	36,837	325	1,321	53	4	38,540

Total Loans	$331,052	$26,350	$31,882	$116	$66	$389,466

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2010:

Grades	Satisfactory 1, 2, 3, 4	Special Mention 5, 6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$20,165	$65	$1,608	$—	$—	$21,838
Farmland	40,462	2,210	2,062	—	—	44,734
1-4 Family Mortgages	128,505	1,966	13,130	26	—	143,627
Commercial Real Estate	127,851	542	11,367	—	—	139,760

Total Real Estate Loans	316,983	4,783	28,167	26	—	349,959

Business Loans:
Commercial and Industrial Loans	26,062	608	1,739	16	4	28,429
Farm Production and other Farm Loans	2,363	14	52	—	—	2,429

Total Business Loans	28,425	622	1,791	16	4	30,858

Consumer Loans:
Credit Cards	920	—	70	—	—	990
Other Consumer Loans	38,674	34	1,571	10	3	40,292

Total Consumer Loans	39,594	34	1,641	10	3	41,282

Total Loans	$385,002	$5,439	$31,599	$52	$7	$422,099

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Net (chargeoffs) recoveries, segregated by class of loans, were as follows:

	2011	2010	2009
Real Estate:
Land Development and Construction	$(60,964)	$(175,771)	$1,600
Farmland	(423,078)	(140,866)	(42,576)
1-4 Family Mortgages	(911,025)	(623,445)	(706,767)
Commercial Real Estate	(79,236)	(99,899)	(289,249)

Total Real Estate Loans	(1,474,303)	(1,039,981)	(1,036,992)

Business Loans:
Commercial and Industrial Loans	(994,523)	(244,382)	(645,851)
Farm Production and other Farm Loans	(4,671)	(10,487)	(7,799)

Total Business Loans	(999,194)	(254,869)	(653,650)

Consumer Loans:
Credit Cards	(43,763)	(39,881)	(19,115)
Other Consumer Loans	(175,824)	(267,916)	(257,356)

Total Consumer Loans	(219,587)	(307,797)	(276,471)

Total Net Chargeoffs	$(2,693,084)	$(1,602,647)	$(1,967,113)

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2011 and 2010:

2011	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,306,691	$1,104,706	$967,673	$6,379,070

Provision for loan losses	1,344,088	1,566,954	84,384	2,995,426

Chargeoffs	1,500,400	1,011,458	306,123	2,817,981

Recoveries	26,096	12,265	86,536	124,897

Net Chargeoffs	1,474,304	999,193	219,587	2,693,084

Ending Balance	$4,176,475	$1,672,467	$832,470	$6,681,412

Period end allowance allocated to:
Loans individually evaluated for impairment	1,109,209	57,325	—	1,166,595

Loans collectively evaluated for impairment	3,067,266	1,615,142	832,471	5,514,817

Ending Balance	$4,176,475	$1,672,467	$832,471	$6,681,413

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

2010	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$3,356,197	$1,162,613	$1,007,117	$5,525,927

Provision for loan losses	1,990,475	196,962	268,353	2,455,790

Chargeoffs	1,062,599	352,745	399,117	1,814,461

Recoveries	22,618	97,876	91,320	211,814

Net Chargeoffs	1,039,981	254,869	307,797	1,602,647

Ending Balance	$4,306,691	$1,104,706	$967,673	$6,379,070

Period end allowance allocated to:
Loans individually evaluated for impairment	1,263,306	194,301	20,799	1,478,406

Loans collectively evaluated for impairment	3,043,385	910,405	946,874	4,900,664

Ending Balance	$4,306,691	$1,104,706	$967,673	$6,379,070

Activity in the allowance for loan losses during 2009 was as follows:

2009
Balance, beginning	$4,479,585
Provision for loan losses	3,013,455
Loans charged off	(2,177,656)
Recoveries of loans previously charged off	210,543

Balance, end of year	$5,525,927

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The Company’s recorded investment in loans as of December 31, 2011 and 2010 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2011	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$10,659	$305	$435	$11,399

Loans collectively evaluated for impairment	302,107	37,855	38,105	378,067

	$312,766	$38,160	$38,540	$389,466

2010	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$9,955	$1,349	$209	$11,513

Loans collectively evaluated for impairment	340,004	29,509	41,073	410,586

	$349,959	$30,858	$41,282	$422,099

Note 6. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2011 and 2010:

	2011	2010
Land and buildings	$23,199,998	$22,977,919
Furniture, fixtures and equipment	13,714,443	13,822,478

	36,914,441	36,800,397
Less accumulated depreciation	16,635,998	16,048,919

Total	$20,278,443	$20,751,478

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $1,181,257, $1,108,158 and $1,376,513, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposits

The composition of deposits as of December 31, is as follows:

	2011	2010
Non-interest bearing	$116,894,676	$95,324,759
NOW and money market accounts	172,585,498	164,325,092
Savings deposits	41,876,977	37,778,537
Time deposits, $100,000 or more	119,481,007	115,987,517
Other time deposits	121,499,977	124,013,818

Total	$572,338,135	$537,429,723

The scheduled maturities of certificates of deposit at December 31, 2011 are as follows:

Year Ending December 31,	Amount
2012	$212,816,233
2013	25,371,892
2014	2,477,647
2015	300,617
2016	14,595

$240,980,984

Interest expense for time deposits over $100,000 was approximately $1,158,000, $2,172,000 and $3,746,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all the Company’s stock, FHLB securities ($3,882,300 included in securities available-for-sale at December 31, 2011) and qualifying first mortgages and other loans. As of December 31, 2011, the balance in qualifying first mortgages and other loans was $194,973,758. At December 31, 2010, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at December 31,		Interest Rate	Final Maturity
2011	2010
—	12,000,000	0.50	January 14, 2011
—	2,000,000	4.88	August 22, 2011
—	1,000,000	4.76	August 29, 2011
—	900,000	4.43	September 19, 2011
10,000,000	10,000,000	3.66	June 17, 2013
15,000,000	15,000,000	3.07	June 24, 2013
10,000,000	10,000,000	3.24	July 16, 2013
10,000,000	10,000,000	3.66	July 16, 2013
3,500,000	3,500,000	4.67	December 16, 2014
20,000,000	20,000,000	2.53	January 09, 2018

$68,500,000	$84,400,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2012	—
2013	45,000,000
2014	3,500,000
2015	—
2016	—
Thereafter	20,000,000

$68,500,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2011	2010	2009

BOLI insurance	$636,657	$552,913	$652,423
Mortgage loan origination fees	354,407	434,734	303,309
Other income	333,066	224,887	1,043,696

Total other income	$1,324,130	$1,212,534	$1,999,428

During 2009, the Company sold a lot that was formerly a branch site for a gain of $855,537, which was recognized in Other Income. This branch was consolidated with another branch in the same general area.

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the year ended December 31:

Other Expense	2011	2010	2009

Intangible amortization	$184,691	$184,691	$184,691
Advertising	730,496	669,472	644,820
Office supplies	563,611	486,106	520,958
Legal and audit fees	446,699	419,429	444,264
FDIC and state assessments	1,152,049	1,030,963	1,030,566
Telephone expense	435,015	529,204	668,296
Other losses	302,493	687,401	1,689,491
Other expenses	4,063,385	3,527,629	3,203,584

Total other expense	$7,878,439	$7,534,895	$8,386,670

Other losses in 2011 and 2010 include the write-down on Other Real Estate in the amount of $265,876 and $537,429, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

The consolidated provision for income taxes consists of the following:

	2011	2010	2009
Currently payable
Federal	$1,677,406	$2,788,069	$2,231,112
State	211,796	364,212	329,940

	1,889,202	3,152,281	2,583,125
Deferred tax benefit	(572,140)	(1,069,820)	(929,720)

Income tax expense	$1,317,062	$2,082,461	$1,631,332

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2011	2010	2009
Federal taxes based on statutory rate	$2,901,869	$3,143,298	$2,981,904
State income taxes, net of federal benefit	139,785	240,380	217,760
Tax-exempt investment interest	(1,201,271)	(1,222,904)	(1,178,432)
Other, net	(523,321)	(78,313)	(389,900)

Income tax expense	$1,317,062	$2,082,461	$1,631,332

At December 31, 2011 and 2010, net deferred tax assets consist of the following:

	2011	2010
Deferred tax assets
Allowance for loan losses	$2,492,167	$2,379,393
Deferred compensation liability	1,897,054	1,615,116
Unrealized loss on available-for-sale securities	—	1,307,540
Intangible assets	248,854	239,538
Other	620,117	490,175

Total	5,258,192	6,031,762

Deferred tax liabilities
Premises and equipment	1,279,130	1,098,487
Unrealized gain on available-for-sale securities	2,643,070	—
Other	211,923	430,736

Total	4,134,123	1,529,223

Net deferred tax asset	$1,124,069	$4,502,539

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The net deferred tax asset of $1,124,069 and $4,502,539 at December 31, 2011 and 2010, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2011, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2011, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company and its subsidiary file a consolidated U. S. federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2008 through 2011. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2008 through 2011.

Note 11. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009, is as follows:

Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets
Cash (1)	$1,416,801	$1,351,489
Investment in bank subsidiary (1)	84,377,402	74,719,686
Other assets (1)	285,414	224,321

Total assets	$86,079,617	$76,295,496

Liabilities
Other liabilities	$400	$400

Stockholders’ equity	86,079,217	76,295,096

Total liabilities and stockholders’ equity	$86,079,617	$76,295,496

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

Income Statements

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Interest income	$3,264	$3,559	$5,887

Other income
Dividends from bank subsidiary (1)	4,332,000	4,654,050	4,047,000
Equity in undistributed earnings of bank subsidiary (1)	3,016,877	2,677,680	3,228,419
Other income	51	115	755

Total other income	7,348,928	7,331,845	7,276,174

Other expense	236,904	265,594	223,611

Income before income taxes	7,115,288	7,069,810	7,058,450
Income tax benefit	(102,559)	(92,721)	(80,524)

Net income	$7,217,847	$7,162,531	$7,138,974

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
Cash flows from operating activities
Net income	$7,217,847	$7,162,531	$7,138,974
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(3,016,877)	(2,677,680)	(3,228,419)
Stock compensation expense	123,702	150,748	134,952
Increase in other assets	(61,093)	(62,129)	(52,118)
Increase in other liabilities	—	400	—

Net cash provided by operating activities	4,263,579	4,573,870	3,993,389

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

	2011	2010	2009
Cash flows from financing activities
Dividends paid to stockholders	$(4,261,652)	$(4,110,791)	$(3,931,530)
Proceeds from exercise of stock options	63,385	189,161	485,748
Repurchase of company stock	—	(366,381)	(1,065,574)

Net cash used by financing activities	(4,198,267)	(4,288,011)	(4,511,356)

Net increase (decrease) in cash	65,312	285,859	(517,967)

Cash, beginning of year	1,351,489	1,065,630	1,583,597

Cash, end of year	$1,416,801	$1,351,489	$1,065,630

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $4,332,000, $4,654,050 and $4,047,000 to the Citizens Holding Company during the years ended December 31, 2011, 2010 and 2009, respectively.

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

Deposits from related parties at December 31, 2011 and 2010 approximated $3,253,647 and $2,565,906, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2011 and 2010, commitments related to unused lines of credit were $37,703,387 and $36,011,792, respectively, and standby letters of credit were $3,113,225 and $3,141,959, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

Note 14. Lease Commitment and Total Rental Expense

The Company has operating leases under noncancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2012	$233,208
2013	178,301
2014	80,376
2015	54,792
2016	54,792

$601,469

The total rental expense included in the income statements for the years ended December 31, 2011, 2010 and 2009 is $145,207, $191,717 and $181,148, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2011, 2010 and 2009, the Company’s contributions were $786,824, $728,650 and $672,397, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $75,327, $81,478 and $95,445 for the plan years ended December 31, 2011, 2010 and 2009, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased which may be used to fund payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2011, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

As of December 31, 2011 and 2010, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2011
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$84,440,131	17.53%	$38,542,705	8%	$	N/A	—
Citizens Bank	82,742,612	17.16%	38,570,544	8		48,213,180	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$78,409,696	16.27%	$19,271,353	4		N/A	—
Citizens Bank	76,707,881	15.91%	19,285,272	4		28,927,908	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$78,409,696	9.47%	$33,131,789	4		N/A	—
Citizens Bank	76,707,881	9.31%	32,947,256	4		41,184,070	5

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2010
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$81,289,150	16.37%	$39,727,532	8%	$	N/A	—
Citizens Bank	79,710,307	16.07%	39,691,551	8		49,614,439	10%
Tier I Capital
(to Risk-Weighted Assets) Citizens Holding Company	$75,081,723	15.12%	$19,863,766	4		N/A	—
Citizens Bank	73,506,314	14.82%	19,845,776	4		29,768,663	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$75,081,723	9.01%	$33,323,659	4		N/A	—
Citizens Bank	73,506,314	8.85%	33,232,633	4		41,540,791	5

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$234,938,488	$—	$234,938,488
Mortgage-backed securities	—	35,117,858	—	35,117,858
Other Investments	—	102,422,164	2,029,295	104,451,459

	$—	$372,478,510	$2,029,295	$374,507,805

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$186,157,928	$—	$186,157,928
Mortgage-backed securities	—	37,759,943	—	37,759,943
Other Investments	—	98,927,753	1,884,677	100,812,430

	$—	$322,845,624	$1,884,677	$324,730,301

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2011 and 2010.

	2011	2010
Balance at January 1	$1,884,677	$2,145,396
Realized gains (losses)	—	—
Unrealized gains (losses) included in other comprehensive income	144,618	(260,719)
Purchases, issuances and settlements	—	—
Transfers in and/or out of Level 3	—	—

Balance at December 31	$2,029,295	$1,884,677

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$—	$—

As of December 31, 2011 and 2010, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

Other real estate owned

OREO is comprised of commercial and residential real estate obtained in partial and total satisfaction of loan obligations. OREO acquired in settlement of indebtedness is recorded at fair value of the real estate, less costs to sell. Subsequently, it may be necessary to record nonrecurring fair value adjustments for decline in fair value. Fair value, when recorded, is determined based on appraisals by qualified licensed appraisers and adjusted for management’s estimates of costs to sell. As such, values for OREO are classified as Level 3.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2011 and 2010 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2011
Impaired loans	$—	$—	$1,790,135	$1,790,135
Other real estate owned	—	—	3,056,902	3,056,902

	$—	$—	$4,847,037	$4,847,037

December 31, 2010
Impaired loans	$—	$—	$2,680,775	$2,680,775
Other real estate owned	—	—	2,172,198	2,172,198

	$—	$—	$4,852,973	$4,852,973

Impaired loans with a carrying value of $2,956,731 and $4,159,181 had an allocated allowance for loan losses of $1,166,596 and $1,478,406 at December 31, 2011 and 2010, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $265,876 and $537,429 was necessary and was recorded during the year ended December 31, 2011 and 2010, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

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

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2011 and 2010:

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$35,407,715	$35,407,715	$16,963,393	$16,963,393
Interest bearing deposits with banks	3,990,521	3,990,521	1,155,588	1,155,588
Securities available-for-sale	374,507,805	374,507,805	324,730,301	324,730,301
Net loans	382,580,529	382,174,094	415,496,720	415,605,513

Financial liabilities
Deposits	$572,338,135	$572,388,706	$537,429,723	$537,751,275
Federal Home Loan Bank advances	68,500,000	71,950,022	84,400,000	88,038,797
Federal funds purchased	—	—	2,500,000	2,500,000
Securities Sold under Agreement to Repurchase	120,220,433	120,220,433	110,483,437	110,483,437

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Stock Options

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009 and no options have been granted since this date. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. The following assumptions were used in estimating the fair value of the options granted in 2011, 2010 and 2009.

DIRECTORS

Assumption	2011	2010	2009
Dividend yield	4.9%	4.9%	3.7%
Risk-free interest rate	2.24%	2.24%	2.23%
Expected life	8.1 years	7.9 years	7.8 years
Expected volatility	74.47%	69.40%	64.24%
Calculated value per option	$9.16	$11.17	$9.96
Forfeitures	0%	0%	0%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

Following is a summary of the status of the plans for the years ending December 31, 2011, 2010 and 2009:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2009	91,500	$18.05	176,800	$18.78
Granted	13,500	21.75	—	—
Exercised	(12,000)	13.74	(25,150)	13.65
Expired	(4,500)	22.65	—	—

Outstanding at December 31, 2009	88,500	$18.96	151,650	$19.63

Granted	13,500	25.72	—	—
Exercised	(9,000)	11.64	(7,350)	11.49
Expired	—	—	(7,800)	22.26

Outstanding at December 31, 2010	93,000	$20.65	136,500	$19.92

Granted	13,500	20.02	—	—
Exercised	(4,500)	10.83	(1,000)	14.65
Expired	—	—	—	—

Outstanding at December 31, 2011	102,000	$21.00	135,500	$19.96

Options exercisable at:
December 31, 2011	102,000	$21.00	135,500	$19.96

Weighted average fair value of Options granted during years ended
December 31, 2009		$9.96		$—

December 31, 2010		$11.17		$—

December 31, 2011		$9.16		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2011, 2010 and 2009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$10.01 to $15.00	41,500	$14.63	9 months
$15.01 to $20.00	31,500	18.11	4 years, 1 month
$20.01 to $22.50	109,500	21.43	4 years, 3 months
$22.51 and above	55,000	24.05	6 years, 3 months

Total	237,500	$20.41	3 years, 10 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2011 was $19,680 and the intrinsic value of the Employees’ Plan at December 31, 2011 was $110,495 for a total intrinsic value at December 31, 2011 of $130,175. Additionally, the total intrinsic value of options exercised during 2011 and 2010 was $46,505 and $178,440, respectively. There was no unrecognized stock-based compensation expense at December 31, 2011.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2011, 2010 and 2009

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2011, 2010 and 2009. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and deposits as management has capitalized on opportunities for organic growth within our market area and the addition of a loan production office in 2009 and a branch in 2011. Total assets increased over the three-year period by $87.9 million or 11.5%. In the three-year period, earnings decreased in 2009 and increased in 2010 and 2011. Although the cost of deposits decreased in 2010, the interest received on earning assets decreased at a faster rate and the net interest margin decreased that year before rebounding to 2009 levels by the end of 2011. Loan loss provisions in 2011 continued to be relatively high, however, with decreased interest expense net income increased slightly in 2011. Regardless of the fluctuation in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2011, the Company’s assets increased by $35,712,722, or 4.4%, from 2010, loans decreased by $32,916,191, or 7.9% and deposits increased by $34,908,413, or 6.5%. Loans decreased in 2011 due to the downturn in national and local economies and the weak loan demand that resulted from the recession. Certificates of deposit ended 2011 at $240,980,983, or 0.4% lower than 2010. Demand, NOW, savings and money market accounts increased $33,928,766, or 11.4%, to $331,357,152 at December 31, 2011.

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

In 2011, the Company’s net income after taxes increased to $7,217,847, an increase of $55,316 over 2010. The decrease in the rates paid on deposits being greater than the decrease in rates on earning assets was offset by the increase in the provision for loan losses and other operating expenses causing earnings to increase slightly. Net income for 2011 produced, on a fully diluted basis, earnings per share of $1.49 compared to $1.48 in 2010 and $1.45 for 2009.

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

The Company’s Return on Average Assets (“ROA”) was 0.87% in 2011, compared to 0.85% in 2010 and 0.88% in 2009. The Company’s Return on Average Equity (“ROE”) was 8.78% in 2011, 9.09% in 2010 and 9.58% in 2009. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 8.72% in 2009 to 9.01% in 2010 and increased again to 9.47% in 2011. The ROE in 2011, 2010 and 2009 is a function of the level of net income during those years. The changes in ROA were also a result of the Company’s income decreasing in 2009, increasing in 2010 and 2011 and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 59.06% of 2011 earnings per share, as compared to 57.43% in 2010 and 55.10% in 2009. The leverage capital ratio of 9.47% in 2011 remains well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

The accounting policy most important to the presentation of our financial statements relates to the allowance for loan loss and the related provision for loan losses. The allowance for loan losses is available to absorb probable credit losses inherent in the entire loan portfolio. The appropriate level of the allowance is based on a monthly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including collective impairment as recognized under ASC Subtopic 450-20, Loss Contingencies. The collective impairment is calculated based on loans grouped by similar risk characteristics. Another component of the allowance is losses on loans assessed as impaired under ASC Subtopic 310-10, Loan Impairments. The balance of these loans determined to be impaired under ASC Subtopic 310-10 and their related allowance is included in management’s estimation and analysis of the allowance for loan losses. For a discussion of other considerations in establishing the allowance for loan losses and our loan policies and procedures for addressing credit risk, please refer to the disclosures in this Item under the heading “Provision for Loan Losses and Asset Quality.”

The Company recognizes stock compensation expenses in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Generally, all options granted to employees and directors fully vest six months and one day after the date of grant, rather than vesting in tranches over a specified period. Given the limited historical amount of forfeited options, the Company has not reduced compensation expense for estimated forfeitures.

The Company utilizes the Black-Scholes valuation model to determine the fair value of stock options. The Black-Scholes model requires the use of certain assumptions, including the volatility of the Company’s stock price, the expected life of the option, the expected dividend rate and the discount rate. The Company does not currently expect to change the model or its methods for determining the assumptions underlying the valuation of future stock option grants. For more information on the Company’s stock options and the assumptions used to calculate the expense of such options, please refer to Note 1, “Summary of Significant Accounting Policies,” and Note 18, “Stock Options” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2011	2010	2009	2008	2007
Summary of Earnings

Total Interest Income	$36,974	$38,138	$40,889	$39,558	$38,100
Total Interest Expense	6,642	8,726	11,336	13,775	16,763
Provision for loan losses	2,995	2,456	3,013	1,224	784
Non-interest income	7,442	7,409	8,058	7,863	7,779
Non-interest expense	26,244	25,120	25,827	21,859	19,449
Income tax expense	1,317	2,082	1,631	2,289	1,968
Net Income	7,218	7,163	7,139	8,274	6,914

Per Share Data

Earnings-basic	$1.49	$1.48	$1.47	$1.70	$1.41
Earnings-diluted	1.49	1.48	1.45	1.69	1.39
Cash dividends	0.88	0.85	0.81	0.77	0.73
Book value at year end	17.77	15.77	15.42	14.70	14.02

Selected Year End Actual Balances

Loans, net of unearned income	$389,262	$421,876	$447,221	$428,705	$371,993
Allowance for loan losses	6,681	6,379	5,526	4,480	3,967
Securities available for sale	374,508	324,730	318,404	258,023	244,720
Earning assets	760,744	741,383	764,780	682,747	613,756
Total assets	853,945	818,233	840,004	766,047	680,904
Deposits	572,338	537,430	569,803	545,927	477,232
Long term borrowings	68,677	84,760	74,947	80,211	49,400
Shareholders' equity	86,079	76,295	74,597	71,400	68,191

Selected Year End Average Balances

Loans, net of unearned income	$407,748	$437,563	$441,841	$398,184	$358,178
Allowance for loan losses	6,594	5,939	4,867	4,084	3,688
Securities available for sale	332,400	309,368	288,777	227,547	201,620
Earning assets	753,042	762,993	732,968	634,012	575,262
Total assets	829,177	839,212	806,213	702,190	639,305
Deposits	543,711	556,798	559,036	495,428	480,191
Long term borrowings	82,576	86,378	79,774	82,382	54,634
Shareholders' equity	82,254	78,776	74,330	70,112	67,377

	2011	2010	2009	2008	2007
Selected Ratios

Return on average assets	0.87%	0.85%	0.88%	1.18%	1.08%
Return on average equity	8.78%	9.09%	9.58%	11.80%	10.26%
Dividend payout ratio	59.06%	57.43%	55.10%	45.29%	51.77%
Equity to year end assets	10.08%	9.32%	8.88%	9.32%	10.01%
Total risk-based capital to risk-adjusted assets	17.53%	16.37%	14.97%	15.70%	17.06%
Leverage capital ratio	9.47%	9.01%	8.72%	9.50%	9.98%
Efficiency ratio	68.51%	65.52%	66.48%	62.90%	64.41%

NET OPERATING INCOME

Net operating income for 2011 increased by 0.3% to $7,217,847, or $1.49 per share-basic and diluted, from the $7,162,531, or $1.48 per share basic and diluted for 2010. The provision for loan losses for 2011 was $2,995,426 compared to the provision of $2,455,790 in 2010. The increase in the loan loss provision for 2011 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income increased by $33,813, or 0.5%, and non-interest expense increased by $1,123,880 or 4.5%, in 2011. Non-interest income for 2011 increased primarily due to normal growth in other service charges. Non-interest expense increased due to an increase in equipment expenses and increases in salaries and benefits. The increase in salaries and benefits is related to our new staffing for branching and credit administration and normal raises for our existing officers and employees.

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

Net interest income on a tax equivalent basis was $31,563,000, $30,719,000 and $30,808,000 for the years 2011, 2010 and 2009, respectively. Net interest margin was 4.20%, 4.04% and 4.20% for the same periods. During 2011, the yields on interest earning assets declined more than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. In 2011, the rates paid on deposits decreased faster than the decrease in the rates on earning assets. For the year ended December 31, 2011, the average yield on earnings assets was 5.08%, a decrease of 9 basis points compared to the average yield at December 31, 2010. The average rate paid on interest-bearing liabilities was 1.03%, a decrease of 27 basis points compared to the average rate at December 31, 2010. The volume of earning assets decreased 1.3% while the volume of interest-bearing liabilities decreased 3.3% in 2011.

For the year ended December 31, 2010, the average yield on earnings assets was 5.17%, a decrease of 56 basis points compared to the average yield at December 31, 2009. The average rate paid on interest-bearing liabilities was 1.31%, a decrease of 46 basis points compared to the average rate at December 31, 2009. The volume of earning assets increased 3.8% while the volume of interest-bearing liabilities increased 3.7% in 2010.

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

During this three-year period, loan demand was steady in 2009 and weak in 2010 and 2011. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $18.8 million at December 31, 2009, $19.5 million at December 31, 2010 and $20.4 million at December 2011. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2011, 2010 and 2009.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Loans:
Loans, net of unearned	$407,299	$437,000	$441,247	$25,341	$28,083	$29,388	6.22%	6.43%	6.66%

Investment Securities
Taxable	230,777	205,539	196,217	7,911	6,190	7,875	3.43%	3.01%	4.01%
Tax-exempt	94,402	97,032	89,386	4,904	5,091	4,838	5.19%	5.25%	5.41%

Total Investment Securities	325,179	302,571	285,603	12,815	11,281	12,713	3.94%	3.73%	4.45%

Federal Funds Sold and Other	19,821	22,344	7,540	49	53	15	0.25%	0.24%	0.20%

Total Interest Earning Assets	752,299	761,915	734,390	38,205	39,417	42,116	5.08%	5.17%	5.73%

Non-Earning Assets	101,646	77,297	71,823

Total Assets	$853,945	$839,212	$806,213

Deposits:
Interest-bearing Demand
Deposits	$170,323	$166,595	$161,362	$802	$1,067	$1,198	0.47%	0.64%	0.74%
Savings	39,497	36,127	33,422	130	134	182	0.33%	0.37%	0.55%
Time	234,892	263,156	278,439	2,278	3,927	6,531	0.97%	1.49%	2.35%

Total Deposits	444,712	465,878	473,223	3,210	5,128	7,911	0.72%	1.10%	1.67%

Borrowed Funds
Short-term Borrowings	114,000	111,132	87,169	1,075	1,054	824	0.94%	0.95%	0.95%
Long-term Borrowings	82,327	85,923	79,079	2,356	2,516	2,573	2.86%	2.93%	3.21%

Total Borrowed Funds	196,327	197,055	166,248	3,431	3,570	3,397	1.75%	1.81%	2.04%

Total Interest-Bearing
Liabilities	641,039	662,933	639,471	6,641	8,698	11,308	1.03%	1.31%	1.76%

Non-Interest Bearing Liabilities
Demand Deposits	116,895	90,163	85,057
Other Liabilities	9,932	7,340	7,355
Shareholders’ Equity	86,079	78,776	74,330

Total Liabilities and Shareholders’ Equity	$853,945	$839,212	$806,213

Interest Rate Spread							4.05%	3.86%	3.97%

Net Interest Margin				$31,564	$30,719	$30,808	4.20%	4.04%	4.20%

Less
Tax Equivalent Adjustment				1,247	1,296	1,108

Net Interest Income				$30,317	$29,423	$29,571

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2011, 2010, and 2009.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2011	2010	2009
Average interest earning assets	$752,299	$761,915	$734,390
Average interest bearing liabilities	641,039	662,933	639,471

Net average interest earning assets	$111,260	$98,982	$94,919

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2009 through 2011. Variances which were attributable to both volume and rate are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2011 Change from 2010			2010 Change from 2009
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(1,847)	(895)	$(2,742)	$(273)	$(1,032)	$(1,305)
Taxable Securities	865	856	1,721	281	(1,966)	(1,685)
Non-Taxable Securities	(137)	(50)	(187)	401	(148)	253
Federal Funds Sold and Other	(6)	2	(4)	36	2	38

TOTAL INTEREST INCOME	$(1,125)	$(87)	$(1,212)	$445	$(3,144)	$(2,699)

INTEREST EXPENSE

Interest-bearing demand deposits	$18	(283)	(265)	$34	$(165)	(131)
Savings Deposits	11	(15)	(4)	10	(58)	(48)
Time Deposits	(274)	(1,375)	(1,649)	(228)	(2,376)	(2,604)
Short-term borrowings	27	(6)	21	228	2	230
Long-term borrowings	(103)	(57)	(160)	201	(258)	(57)

TOTAL INTEREST EXPENSE	$(321)	$(1,736)	(2,057)	$245	$(2,855)	(2,610)

NET INTEREST INCOME	$(804)	$1,649	$845	$200	$(289)	$(89)

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

Loan demand in the Company’s market over the past three years increased in 2009 before declining in 2010 and 2011. The Company’s loan balances increased in 2009 due in large part to the expansion into several new markets and the increased presence in the Meridian market and the addition of the Biloxi loan production office. The change in loan demand experienced in 2010 and 2011 was due to a lack of growth in the market area served by the Company, poor overall economic conditions and increased competition from other financial institutions for the available loans. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. Real estate mortgage loans originated by the Company decreased by 6.7%, or $9,639,327 in 2011, increased by 3.1%, or $4,269,248, in 2010 and by 1.4%, or $1,947,501, in 2009 compared to the prior year. The decrease in mortgage loans in 2011 and 2010 reflects the weakness in the national and local housing markets after seeing normal growth in the previous years.

Commercial and agricultural loans decreased by $11,625,283, or 5.4% in 2011, $9,028,019 or 4.0% in 2010 and increased by $15,898,110, or 7.6% in 2009. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined by $3,010,288, or 7.6% in 2011, $9,901,647, or 20.1% in 2010 and declined by $5,320,314, or 9.7% in 2009, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2011	2010	2009	2008	2007
Commercial, financial and agricultural	$205,517	$217,143	$226,171	$210,272	$177,787
Real estate - construction	13,481	21,838	32,599	26,654	18,821
Real estate - mortgage	133,987	143,627	139,357	137,410	119,172
Consumer	36,481	39,491	49,393	54,714	56,714

TOTAL LOANS	$389,466	$422,099	$447,520	$429,050	$372,494

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2011

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$61,967	$135,024	$7,457	$204,448
Real estate - construction	8,991	4,141	348	$13,480
Real estate - mortgage	18,930	78,321	35,478	$132,729
Consumer	19,679	18,326	804	$38,809

Total loans	$109,567	$235,812	$44,087	$389,466

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$221,508	$29,314
Variable rates	14,304	14,773

Total loans	$235,812	$44,087

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

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The allowance for loan losses represents an amount that in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and the Mississippi Department of Banking and Consumer Finance and is also a factor in each agency’s determination of our capital adequacy. The estimation of losses in our loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers and economic conditions in the Company’s market area.

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2009, 2010 and 2011. The ratio of net loans charged off to average loans was 0.66% in 2011, 0.37% in 2010 and 0.45% in 2009. The chargeoffs in 2009, 2010 and 2011 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2011 was $2,995,426 compared to $2,455,790 in 2010 and $3,013,455 in 2009. The increase in the provision for 2011 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2011, the total allowance for loan losses was $6,681,412, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2011	2010	2009	2008	2007
BALANCE AT BEGINNING OF YEAR	$6,379	$5,526	$4,480	$3,967	$3,712

LOANS CHARGED-OFF

Commercial, financial and agricultural	1,523	593	1,038	350	404
Real estate - construction	67	176	—	15	—
Real estate - mortgage	922	636	746	198	211
Consumer	306	410	394	345	272

TOTAL CHARGE-OFFS	2,818	1,815	2,178	908	887

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	21	108	52	57	36
Real estate - construction	6	—	2	2	—
Real estate - mortgage	11	12	40	33	63
Consumer	87	92	117	105	259

TOTAL RECOVERIES	125	212	211	197	358

Net loans charged-off	2,693	1,603	1,967	711	529
Additions charged to operating expense	2,995	2,456	3,013	1,224	784

BALANCE AT END OF YEAR	$6,681	$6,379	$5,526	$4,480	$3,967

Loans, net of unearned, at year end	$389,262	$421,876	$447,221	$428,705	$371,993

Ratio of allowance to loans at year end	1.72%	1.51%	1.24%	1.05%	1.07%

Average loans - net of unearned	$407,748	$437,563	$441,841	$398,184	$358,178

Ratio of net loans charged-off to average loans	0.66%	0.37%	0.45%	0.18%	0.15%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2011	2010	2009	2008	2007
Commercial, financial and agricultural	$3,453	$3,047	$2,975	$2,588	$2,080
Real estate - construction	285	434	161	224	160
Real estate - mortgage	2,111	1,930	1,401	518	517
Consumer	832	968	989	1,150	1,211
Unallocated	—	—	—	—	—

Total	$6,681	$6,379	$5,526	$4,480	$3,968

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2011	2010	2009	2008	2007
Commercial, financial and agricultural	52.77%	51.44%	50.54%	49.01%	47.72%
Real estate - construction	3.46%	5.17%	7.28%	6.21%	5.05%
Real estate - mortgage	34.40%	34.03%	31.14%	32.03%	31.99%
Consumer	9.37%	9.36%	11.04%	12.75%	15.24%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, increased in 2009 before declining in 2010 and 2011, as the Company’s credit standards have tightened, loan demand has weakened and the competition for loans has increased. The highest percentage decrease occurred in the construction real estate category, primarily on account of the lack of demand in this market segment and the desire to limit its exposure in that category. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2011 was 1.27% compared to 0.74% in 2010. OREO increased in 2011 after decreasing in 2010 due to a larger amount of foreclosures in 2011 and the sale of several parcels that were acquired in foreclosure and a write-down of several parcels to fair market value during 2010.

Loans on non-accrual status amounted to $11,299,060 in 2011 as compared to $10,931,669 in 2010 and $9,794,154 in 2009. Interest income forgone on loans classified as non-accrual in 2011 was $673,858 as compared to $614,511 in 2010 and $139,373 in 2009. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2011	2010	2009	2008	2007
PRINCIPAL BALANCE

Non-accrual	$11,299	$10,932	$9,794	$1,397	$1,441
Accruing loans 90 days or more past due	269	1,023	1,291	911	526

TOTAL LOANS	$11,568	$11,955	$11,085	$2,308	$1,967

TOTAL NON-PERFORMING LOANS	$11,568	$11,955	$11,085	$2,308	$1,967

Income on non-accrual loans not recorded	$674	$615	$139	$105	$102

Non-performing as a percent of loans	3.02%	2.88%	2.51%	0.54%	0.53%

Other real estate owned	$4,869	$3,068	$3,229	$3,375	$2,047

OREO as a percent of loans	1.27%	0.74%	0.73%	0.79%	0.55%

Allowance as a percent of non-performing loans	57.75%	53.67%	49.95%	194.11%	201.73%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2011, 2010 and 2009 were $11,398,698, $11,512,534 and $9,899,113, respectively.

This table details the impaired loans by category for years ending 2011, 2010 and 2009.

	AT DECEMBER 31,
	2011	2010	2009
Commercial, financial and agricultural	$7,763,051	$8,910,818	$7,696,941
Real estate - construction	1,134,329	552,867	289,731
Real estate - mortgage	2,065,784	1,839,739	1,679,307
Consumer	435,534	209,110	233,134

Total loans	$11,398,698	$11,512,534	$9,899,113

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

At December 31, 2011, loans totaling $43,168,567 were included on the Company’s watch list compared to $31,586,067 at December 31, 2010. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management. During 2011, additional loans were added to the watch list due to the uncertainties in the current economic conditions.

SECURITIES

At December 31, 2011, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2009 through 2011 and the maturity distribution at December 31, 2011, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2011	2010	2009
SECURITIES AVAILABLE FOR SALE
U. S. Government Agencies	$266,791	$225,268	$213,307
State, County and Muncipal Obligations	93,655	95,207	98,119
Other Securities	6,976	7,761	6,978

TOTAL SECURITIES AVAILABLE FOR SALE	$367,422	$328,236	$318,404

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$510	5.14%	$31,466	4.82%	$34,934	3.70%	$203,147	2.95%
State, County and Municipal(2)	1,869	5.00%	13,049	4.84%	31,759	5.59%	51,863	5.88%
Other Securities	3,882	0.60%	—	0.00%	—	0.00%	2,029	3.63%

TOTAL AVAILABLE-FOR-SALE	$6,261	1.95%	$44,515	4.83%	$66,693	4.60%	$257,039	3.55%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average rates were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2011. This change is not used in the Tier 1 capital calculation.

The above table shows an increase in U. S. Government Agencies securities and a decrease in State, County and Municipal and the other securities classifications. The increases were due to the Company’s effort to increase yields while maintaining credit quality and to purchase securities for our commercial repurchase agreement program with certain customers. As a result of this commercial repurchase agreement program, the Company increased its margin on the balances in this program. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of it funds not needed for loan demand in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2010 and 2011 due to the pricing strategy of the Company to manage liquidity needs. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2011		2010		2009
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$98,131		$90,163		$85,057
Interest-bearing demand	170,323	0.47%	166,595	0.64%	161,362	0.75%
Savings	40,365	0.33%	36,884	0.37%	34,178	0.55%
Time deposits	234,892	0.97%	263,156	1.49%	278,439	2.35%

	$543,711	0.59%	$556,798	0.92%	$559,036	1.42%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2011
3 months or less	$31,101
3 through 12 months	78,191
1 year to 3 years	9,989
over 3 years	200

$119,481

The Company, in its normal course of business, will acquire large time deposits, generally from public entities, with a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2011	2010	2009
Short-term borrowings
Year-end balance	$120,220	$110,483	$114,753
Weighted average rate	0.95%	0.95%	0.95%

Maximum month-end balance	$136,110	$140,948	$141,588

Year to date average balance	$114,000	$111,132	$87,169
Weighted average rate	0.94%	0.95%	0.95%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2011, the Company had the capacity to borrow up to $232,473,758 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2011, the Company decreased its borrowings from the FHLB by $15,900,000 and decreased its Federal Funds Purchased by $2,500,000. In 2010, the Company increased its borrowing $10,000,000 from the FHLB and increased it Federal Funds Purchased $2,500,000. In 2011, the balances in Securities Sold Under Agreement to Repurchase increased $9,736,996, or 8.8%. In 2010, these balances decreased to $110,483,437, a decrease of $4,269,573, or 3.7%.

At the end of 2011, the Company had long-term debt in the amount of $68,500,000 to the FHLB for advances and $176,835 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment. The remaining maturity schedule of the long-term debt at December 31, 2011 is listed below.

(in thousands)
2011
Less than one year	$15
One year to three years	48,548
Over three years	20,114

Total long-term borrowings	$68,677

NON-INTEREST INCOME AND EXPENSE

Table 12 – Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2009 through 2011 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2011	FROM ‘10	2010	FROM ‘09	2009
NON-INTEREST INCOME
Service charges on deposit accounts	$3,689	-7.80%	$4,001	-2.68%	$4,111
Other operating income	3,753	10.12%	3,408	-13.66%	3,947

TOTAL NON-INTEREST INCOME	$7,442	0.45%	$7,409	-8.05%	$8,058

NON-INTEREST EXPENSE
Salaries and employee benefits	$14,057	2.01%	$13,780	3.94%	$13,258
Occupancy expense, including equipment	4,309	13.25%	3,805	-9.04%	4,183
Other operating expense	7,878	4.55%	7,535	-10.15%	8,386

TOTAL NON-INTEREST EXPENSE	$26,244	4.47%	$25,120	-2.74%	$25,827

Non-interest income typically consists of service charges on checking accounts, including debit card fees, and other financial services. With continued pressure on interest rates, the Company has sought to increase its non-interest income through the expansion of fee income and the development of new services. Currently, the Company’s main sources of non-interest income are service charges on checking accounts, safe deposit box rentals, credit life insurance premiums and title insurance service fees.

During 2011, non-interest income increased by $33,813, or 0.45%, when compared to 2010. An increase in other income and proceeds from gains on sales of investment securities offset a decrease in service charge income from checking accounts.

During 2010, non-interest income decreased by $649,066, or 8.05%, when compared to 2009. An increase in service charge income from checking accounts and proceeds from gains on sales of investment securities offset a decrease in other income that resulted from the one time receipt of proceeds in 2009 from the sale of a parcel of surplus bank property in the amount of $855,537.

During 2009, non-interest income increased by $194,573, or 2.5%, when compared to 2008. An increase in service charge income from checking accounts and proceeds from gains on sales of investment securities offset a decrease in other income that resulted from the one time receipt of insurance proceeds on the death of a bank officer in 2008.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2011, non-interest expense increased by $1,123,880, or 4.47%, to $26,243,620. Included in this was an increase in salaries and benefits in the amount of $276,148, or 2.0% and an increase in occupancy expense in the amount of $504,188, or 13.3%. The increase in occupancy expense is in part related to the opening of the new branch building in Hattiesburg.

In 2010, non-interest expense decreased by $707,570, or 2.74%, to $25,119,740. Included in this was an increase in salaries and benefits in the amount of $522,549, or 3.9% and a decrease in occupancy expense in the amount of $378,344, or 9.1%.

In 2009, non-interest expense increased by $3,968,264, or 18.2%, to $25,827,310. Included in this was an increase in salaries and benefits in the amount of $1,203,696, or 10.0% and an increase in FDIC and state assessments in the amount of $901,430, or 698.0%. Included in the FDIC assessments was a special assessment of $373,125 paid in June of 2009.

In 2011, the Company’s efficiency ratio was 68.51%, compared to 65.52% in 2010 and 66.48% in 2009. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The overall increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,124,069 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 15.43%, 22.53% and 18.60% in 2011, 2010 and 2009, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. In 2010, the Company incurred taxes on the gain from the liquidation of an unconsolidated subsidiary. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2011, the Company experienced an increase in deposits and a decrease in loans outstanding. Due in large part to the decrease in loan demand and the increase in deposits, the balances in investment securities increased. Also in 2011, the Company decreased its balances in FHLB advances by $15,900,000. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2011, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 – Funding Uses and Sources details the main components of cash flows for 2011 and 2010.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2011			2010
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$407,299	$(29,701)	-6.80%	$437,000	$(4,841)	-1.10%
Taxable securities	230,777	25,238	12.28%	205,539	6,178	3.10%
Tax-exempt securities	94,402	(2,630)	-2.71%	97,032	9,732	11.15%
Federal funds sold and other	19,821	(2,523)	-11.29%	22,344	14,533	186.06%

TOTAL USES	$752,299	$(9,616)	-1.26%	$761,915	$25,602	3.48%

FUNDING SOURCES

Noninterest-bearing deposits	$98,131	$7,968	8.84%	$90,163	$5,106	6.00%
Interest-bearing demand and savings deposits	209,819	7,097	3.50%	202,722	7,182	3.67%
Time deposits	234,892	(28,264)	-10.74%	263,156	(15,283)	-5.49%
Short-term borrowings	2,030	507	33.29%	1,523	(1,428)	-48.39%
Commercial repo	111,970	2,361	2.15%	109,609	25,391	30.15%
Long-term debt	82,502	(3,421)	-3.98%	85,923	6,844	8.65%

TOTAL SOURCES	$739,344	$(13,752)	-1.83%	$753,096	$27,812	3.83%

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

During 2011, total capital increased primarily due to earnings that were in excess of dividends. The Company’s stock repurchase program was terminated in April 2010. During 2010, this plan purchased 16,126 shares at a total cost of $366,381.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2011, as noted below in Table 14—Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2011	2010	2009
Tier 1 capital
Shareholders’ equity	$86,082	$76,295	$74,598
Less: Intangibles	(3,229)	(3,411)	(3,596)
Add/less: Unrealized loss/(gain) on securities	(4,443)	2,198	870

TOTAL TIER 1 CAPITAL	$78,410	$75,082	$71,872

Total capital
Tier 1 capital	$78,410	$75,082	$71,872
Allowable allowance for loan losses	6,030	6,207	5,526

TOTAL CAPITAL	$84,440	$81,289	$77,398

RISK WEIGHTED ASSETS	$481,784	$496,594	$517,121

AVERAGE ASSETS (FOURTH QUARTER)	$828,295	$833,091	$823,943

RISK BASED RATIOS TIER 1	16.27%	15.12%	13.90%

TOTAL CAPITAL	17.53%	16.37%	14.97%

LEVERAGE RATIOS	9.47%	9.01%	8.72%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 59.1% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance sheet arrangements are further detailed in Note 13, “Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks,” in the notes to the Company’s Consolidated Financial Statements included in this Annual Report.

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2011. (in thousands)

	Payments Due by Period (in thousands)

Contractual Obligations	Total	Less than 1 year	1-3 Years	3 - 5 Years	Over 5 Years

Long Term Debt	$68,500	$—	$48,500	$—	$20,000
Operating Leases	602	233	259	110	—
Other Long-term Liabilities	177	15	48	114	—

Total	$69,279	$248	$48,807	$224	$20,000

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2011 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$169,310	$186,298
Total rate sensitive liabilities	395,896	151,347

Net gap	$(226,586)	$34,951

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2011 and 2010.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2011

(in thousands)

	2012	2013	2014	2015	2016	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$84,359	$78,577	$87,105	$41,196	$14,630	$29,314	$335,181	$334,774
Average Int Rate	6.05%	6.61%	6.35%	6.23%	6.31%	6.87%	6.36%
Floating Rate	$18,323	$1,500	$10,309	$2,313	$182	$14,773	$47,400	$47,400
Average Int Rate	4.98%	4.17%	4.82%	4.28%	4.27%	5.06%	4.91%
Investment securities
Fixed Rate	$6,261	$4,331	$3,552	$14,108	$22,524	$321,703	$372,479	$372,479
Average Int Rate	1.95%	4.15%	5.39%	4.55%	5.04%	3.77%	3.84%
Floating Rate						$2,029	$2,029	$2,029
Average Int Rate						3.63%	3.63%
Other earning assets
Fixed Rate	$3,991						$3,991	$3,991
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$427,277	$25,372	$2,478	$301	$15	$0	$455,443	$455,494
Average Int Rate	0.58%	0.98%	0.89%	2.76%	0.85%	0.00%	0.61%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate		$45,000	$3,500			$20,000	$68,500	$71,950
Average Int Rate		3.37%	4.67%			2.53%	3.19%
Floating Rate		$120,220					$120,220	$120,220
Average Int Rate		0.95%					0.95%

AS OF DECEMBER 31, 2010

(in thousands)

	2011	2012	2013	2014	2015	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$55,785	$68,883	$91,274	$100,567	$18,019	$33,843	$368,371	$368,480
Average Int Rate	6.20%	7.09%	6.54%	6.26%	6.37%	7.03%	6.55%
Floating Rate	$16,162	$1,495	$1,419	$10,317	$3,407	$14,326	$47,126	$47,126
Average Int Rate	5.03%	4.91%	4.24%	4.80%	4.50%	4.94%	4.89%
Investment securities
Fixed Rate	$7,417	$3,434	$3,530	$6,023	$11,835	$290,606	$322,845	$322,845
Average Int Rate	5.57%	5.31%	4.83%	5.00%	5.62%	3.94%	4.05%
Floating Rate						$1,885	$1,885	$1,885
Average Int Rate						2.92%	2.92%
Other earning assets
Fixed Rate	$1,156						$1,156	$1,156
Average Int Rate	0.24%						0.24%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$401,046	$13,068	$695		$260		$415,069	$415,390
Average Int Rate	0.91%	1.30%	1.57%		3.00%		0.92%
Floating Rate	$17,723	$6,974	$2,204	$106	$29		$27,036	$27,036
Average Int Rate	1.34%	1.41%	1.44%	1.45%	1.45%		1.37%
Other int-bearing liabilities
Fixed Rate	$15,900		$45,000	$3,500		$20,000	$84,400	$88,039
Average Int Rate	1.54%		3.37%	4.67%		2.53%	2.88%
Floating Rate	$110,483						$110,483	$110,483
Average Int Rate	0.95%						0.95%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16—Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2011. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2011

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$37,813	$65,142	$229,602	$38,594	$371,151
Investment securities	127,506	121,156	71,420	50,544	370,626
Interest Bearing Due From Bank Accounts	3,991	—	—	—	3,991

TOTAL INTEREST BEARING ASSETS	$169,310	$186,298	$301,022	$89,138	$745,768

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$159,752	$—	$—	$—	$159,752
Savings and Money Market deposits	54,439	—	—	—	54,439
Time deposits	61,470	151,347	28,165	—	240,982
Short term borrowings	120,235	—	—	—	120,235
Long term borrowings	—	—	48,500	20,000	68,500

TOTAL INTEREST BEARING LIABILITIES	$395,896	$151,347	$76,665	$20,000	$643,908

Rate sensitive gap	$(226,586)	$34,951	$224,357	$69,138	$101,860
Rate sensitive cumulative gap	(226,586)	(191,635)	32,722	101,860	—
Cumulative gap as a percentage of total earning assets	-30.38%	-25.70%	4.39%	13.66%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period as of December 31, 2011. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 88.3% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

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

Although short and medium term interest rates decreased in 2010 and remained low in 2011 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2011 was 4.20% and in 2010 was 4.04%.

Quarterly Financial Trends

	(in thousands, except per share amounts)
	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,345	$9,444	$9,423	$8,762
Interest Expense	1,767	1,682	1,590	1,603

Net Interest Income	7,578	7,762	7,833	7,159
Provision for Loan Losses	244	683	1,660	408
Non-interest Income	1,574	1,520	2,456	1,892
Non-interest Expense	6,390	6,250	6,709	6,895
Income Taxes	563	495	297	(38)

Net Income	$1,955	$1,854	$1,623	$1,786

Per common share:
Basic	$0.40	$0.38	$0.33	$0.37
Diluted	$0.40	$0.38	$0.33	$0.37

Cash Dividends	$0.22	$0.22	$0.22	$0.22

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,875	$9,452	$9,462	$9,349
Interest Expense	2,310	2,241	2,181	1,994

Net Interest Income	7,565	7,211	7,281	7,355
Provision for Loan Losses	625	695	397	739
Non-interest Income	1,623	1,766	1,720	1,872
Non-interest Expense	6,023	6,169	6,370	6,130
Income Taxes	564	417	453	648

Net Income	$1,976	$1,696	$1,781	$1,710

Per common share:
Basic	$0.41	$0.35	$0.37	$0.35
Diluted	$0.41	$0.35	$0.37	$0.35

Cash Dividends	$0.21	$0.21	$0.21	$0.22

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock trades on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 1, 2012, the common stock’s closing price on NASDAQ was $19.00. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2010	High	Low	Dividends Declared (per common share)
January - March	$26.00	$19.90	$0.21
April - June	25.72	16.79	0.21
July - September	20.58	17.04	0.21
October - December	21.13	17.96	0.22

2011	High	Low	Dividends Declared (per common share)
January - March	$21.20	$19.76	0.22
April - June	21.50	18.00	0.22
July - September	19.90	18.00	0.22
October - December	18.76	16.50	0.22

On March 9, 2012, shares of the Company’s common stock were held of record by approximately 460 shareholders.

DIVIDENDS

Dividends totaled $0.88 per share for 2011 compared to $0.85 per share for 2010, an increase of 3.5%.

If funds are available, the Board of Directors of the Company typically declares dividends on a quarterly basis in March, June, September and December with payment following at the end of the month in which the dividend was declared. Funds for the payment by the Company of cash dividends are obtained from dividends, loans or advances received by the Company from the Bank. Accordingly, the declaration and payment of dividends by the Company depend upon the Bank’s earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors. The Bank must also receive the approval of the Mississippi Department of Banking and Consumer Finance prior to the payment of a dividend.

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of 360 other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2006 and that all dividends were reinvested.

Performance Graph

December 31, 2006 - December 31, 2011

	12/30/2006	12/29/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011
Citizens Holding Company	100.00	84.42	101.31	111.67	109.81	95.44
NASDAQ Market Index	100.00	110.65	66.42	96.54	114.06	113.16
Morningstar Regional Banks	100.00	80.29	54.55	51.44	56.98	45.63

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee

President and CEO

Danny Hicks

Senior Vice President

Robert T. Smith

Senior Vice President, CFO

Erdis Chaney

Vice President, Senior Deposit Officer

Ledale Reynolds

Vice President and CIO

Ray Stone

Vice President, Senior Credit Officer

Mark Taylor

Vice President, COO

Randy Cheatham

Vice President

Jackie Hester

Vice President, Marketing

Darrel Bates

Vice President

Jean T. Fulton

Vice President, Internal Auditor

Gayle Sharp

Vice President, Loan Operations Manager

Brad Copeland

Vice President

Mark Majure

Vice President

Vicki Brown

Vice President, BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Kevin Eason

Vice President, Loan Review Manager

Sommer Vick

Assistant Vice President

Carolyn K. McKee

Assistant Vice President

Beth Branning

Assistant Vice President

Tommy Jackson

Assistant Vice President

Stacy Arnold

Assistant Vice President, Compliance Officer

Mitch Peden

Assistant Vice President, Information Services Manager

Mark Flake

Assistant Vice President,

Network Services Manager

Tammy Pope

Accounting Officer

Joshua Sullivan

Assistant Vice President, Senior Credit Analyst

Greg Jackson

Accounting Officer

Pat Stokes

Assistant Cashier

Patsy Smith

Assistant Cashier

Ashley Peebles

Assistant Cashier

Elizabeth Owen

Assistant Cashier, Director of Human Resources

Deborah Ladd

Item Processing Officer

Linda Goforth

Electronic Banking Officer

Scott Lewis

Information Security Officer

Patti Rickles

ACH Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Margaret Thompson

Assistant Cashier

Sue Fisher

Assistant Cashier

Deposit Operation Officer

Sebastopol Branch

Linda Bennett

President

Connie Comans

Assistant Cashier

Union Branch

Robert C. Palmer, Jr.

President

Karen Foster

Assistant Vice President

Marianne Strickland

Assistant Cashier

Kosciusko Branch

Steve Potts

Vice President

David Blair

Vice President

Scooba and DeKalb Branches

Fran Knight

President

Forest Branch

Richard Latham

Vice President

Dymple Winstead

Assistant Vice President

Decatur Branch

Ken Jones

Vice President

Louisville Branch

Terry Woods

President

Marion Gardner

Assistant Cashier

Bruce Lee

Assistant Vice President

Starkville Branch

Stan Acy

President

Charles Byrd

Assistant Cashier, Appraisal Review Specialist

Rhonda Edmondson

Assistant Cashier

Collinsville Branch

Mike Shelby

Vice President

Meridian Eastgate

Charles Young

Regional Commercial Lender

Vikki Gunter

Assistant Vice President

Meridian Mid-Town

Annette Brooks

Assistant Cashier

Meridian Broadmoor

Camp Keith

Assistant Vice President

Contingency Administrator

Hattiesburg Branch

Todd Mixon

President, Hattiesburg Region

Thomas Brabson

Vice-President, Senior Commercial Lender

Flowood Branc h

Shad Pope

Assistant Vice-President

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

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	5419 Hwy 25 Ste. Q	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Meridian Mid-Town
201 Highway 12 West	27597 Highway 16 East	905 22nd Avenue
Starkville, MS 39759	Scooba, MS 39358	Meridian, MS 39301
662.323.1420	662.476.8431	601.482.8858

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi LPO	Hattiesburg Branch	Phone Teller
1765 Popps Ferry Road	6222 Highway 98	1.800.397.0344
Biloxi, MS 39532	Hattiesburg, MS 39402
228.594.6913	601.264.4425	Internet Banking
http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 24, 2012, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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