Form 10-K, Exhibit 13
period 2012-12-31
CITIZENS HOLDING CO /MS/
filed 2013-03-15
CIK 1075706

Exhibit 13

PRESIDENT’S LETTER

I am pleased to present results for 2012. While the nation has yet to experience a full economic recovery, I am thankful that we have been able to maintain our current levels of earnings, capital and dividend payouts.

To summarize financial results, total assets increased to $880.84 million, up $26.895 million compared to year-end 2011. Deposits increased by $70.211 million or 12.3% and loans net of unearned income decreased by $20.371 million or 5.2% compared to year-end 2011. These larger deposit levels combined with a continuing decline in quality loan requests contributed to a lower net income for 2012. Net income for the year ended December 31, 2012 decreased 7.1% to $6.784 million. While not as good as I would like, this compares very favorably to our peers.

We continue to manage the balance sheet as effectively and efficiently as I deem prudent. Many banks have relaxed credit standards for loan volume sake. Other banks are seemingly pricing loans and buying securities with a short-term view only. We have not nor will we do this. I feel we must practice a balanced strategy that enhances current earnings appropriately while considering that this extremely low rate environment will not last forever.

I read and hear the same economic news that you do. It is difficult to truly know how healthy or how bad the economy really is. In our markets we continue to experience a lack of overall confidence in the economic recovery. However, we continue to adapt processes, strategies and personnel to meet these challenges in ways that maximizes your investment as efficiently and prudently as possible.

I realize that a theme of prudence and caution has evolved in this letter and this was intentional. Until the economy recovers, I intend to maintain adequate capital reserves, appropriate pricing and cautious strategic plans. I don’t think you as an owner of this company would expect anything less.

We continue to positively position ourselves in various ways. During 2012, we made good progress in managing overhead and personnel expenses. We are continually working to improve the credit quality of all assets held by the bank. All strategic decisions are weighed very carefully to determine the most prudent and profitable course of action to take.

I am very appreciative of the efforts, loyalty and support of the stockholders, customers, and employees of this great company. This support is the reason for our success in the past, now, and in the future. I am grateful for the opportunity to lead this company and grateful for your investment in Citizens Holding Company.

Thank you for your interest and support in this great company.

Greg L. McKee

President and Chief Executive Officer

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2012 and 2011 and for the

Years Ended December 31, 2012, 2011 and 2010

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8–9

Notes to Consolidated Financial Statements	10–59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated balance sheets of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. We also have audited the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

To the Board of Directors and Stockholders

Citizens Holding Company

Page Two

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of their operations, changes in stockholders’ equity and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Ridgeland, Mississippi

March 8, 2013

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2012 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 2012, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2012, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2012.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 8, 2013

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2012 and 2011

ASSETS	2012	2011
Cash and due from banks	$21,561,288	$35,407,715
Interest bearing deposits with other banks	16,228,747	3,990,521
Securities available for sale, at fair value (amortized cost of $413,973,929 in 2012 and $363,539,526 in 2011)	420,907,815	370,625,505
Loans, net of allowance for loan losses of $6,954,269 in 2012 and $6,681,412 in 2011	361,936,495	382,580,529
Bank premises, furniture, fixtures and equipment, net	19,425,292	20,278,443
Other real estate owned, net	4,682,255	4,868,653
Accrued interest receivable	4,665,868	4,445,384
Cash surrender value of life insurance	21,191,930	20,382,063
Intangible assets, net	3,149,657	3,226,612
Other assets	7,090,551	8,140,029

Total assets	$880,839,898	$853,945,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$119,946,574	$116,894,676
Interest bearing deposits	522,602,764	455,443,459

Total deposits	642,549,338	572,338,135

Securities sold under agreement to repurchase	73,306,765	120,220,433
Federal Home Loan Bank advances	68,500,000	68,500,000
Accrued interest payable	321,472	372,374
Deferred compensation payable	5,917,662	5,085,935

Other liabilities	1,375,831	1,349,360

Total liabilities	791,971,068	767,866,237

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,861,411 shares issued and outstanding at 2012 and 4,843,911 shares issued and outstanding at 2011	972,282	968,782
Additional paid-in capital	3,620,967	3,247,208
Accumulated other comprehensive gain, net of tax expense of $2,586,340 in 2012 and $2,643,070 in 2011	4,347,546	4,442,909

Retained earnings	79,928,035	77,420,318

Total stockholders’ equity	88,868,830	86,079,217

Total liabilities and stockholders’ equity	$880,839,898	$853,945,454

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2012, 2011, and 2010

	2012	2011	2010
Interest income
Interest and fees on loans	$23,244,808	$25,338,479	$28,079,331
Interest on securities
Taxable	7,326,516	7,885,853	6,261,995
Non-taxable	3,751,909	3,684,702	3,726,993
Other interest	64,580	64,635	69,936

Total interest income	34,387,813	36,973,669	38,138,255

Interest expense
Deposits	2,710,082	3,210,445	5,156,764
Other borrowed funds	2,998,939	3,431,648	3,569,535

Total interest expense	5,709,021	6,642,093	8,726,299

Net interest income	28,678,792	30,331,576	29,411,956

Provision for loan losses	(1,545,797)	(2,995,426)	(2,455,790)

Net interest income after provision for loan losses	27,132,995	27,336,150	26,956,166

Non-interest income
Service charges on deposit accounts	3,702,425	3,688,615	4,001,097
Other service charges and fees	1,840,211	1,714,411	1,530,322
Net gains on sales of securities	459,934	715,223	664,613
Other income	1,399,209	1,324,130	1,212,534

Total non-interest income	7,401,779	7,442,379	7,408,566

Non-interest expense
Salaries and employee benefits	13,736,939	14,056,536	13,780,388
Occupancy expense	2,007,513	1,926,803	1,844,656
Equipment expense	2,480,323	2,381,842	1,959,801
Other expense	7,875,192	7,878,439	7,534,895

Total non-interest expense	26,099,967	26,243,620	25,119,740

Income before income taxes	8,434,807	8,534,909	9,244,992

Income tax expense	1,650,808	1,317,062	2,082,461

Net income	$6,783,999	$7,217,847	$7,162,531

Net income per share – basic	$1.40	$1.49	$1.48

Net income per share – diluted	$1.39	$1.49	$1.48

Average shares outstanding
Basic	4,857,798	4,842,353	4,835,603

Diluted	4,865,865	4,848,809	4,852,705

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011, and 2010

	2012	2011	2010
Net income	$6,783,999	$7,217,847	$7,162,531

Other comprehensive income (loss)

Unrealized holding gains (losses) on available for sale securities during year	307,841	11,306,672	(1,452,828)
Income tax effect	(114,825)	(4,217,388)	541,905

Net unrealized gains (losses)	193,016	7,089,284	(910,923)

Reclassification adjustment for gains included in net income	(459,934)	(715,223)	(664,613)
Income tax effect	171,555	266,778	247,900

Net gains included in net income	(288,379)	(448,445)	(416,713)

Total other comprehensive (loss) income	(95,363)	6,640,839	(1,327,636)

Comprehensive income	$6,688,636	$13,858,686	$5,834,895

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2012, 2011, and 2010

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2009	4,838,187	$967,637	$3,087,738	$(870,294)	$71,412,383	$74,597,464
Net income	—	—	—	—	7,162,531	7,162,531
Dividends paid ($0.85 per share)	—	—	—	—	(4,110,791)	(4,110,791)
Options exercised	16,350	3,270	185,891	—	—	189,161
Shares repurchased	(16,126)	(3,225)	(363,156)	—	—	(366,381)
Stock compensation expense	—	—	150,748	—	—	150,748
Other comprehensive income, net	—	—	—	(1,327,636)	—	(1,327,636)

Balance, December 31, 2010	4,838,411	967,682	3,061,221	(2,197,930)	74,464,123	76,295,096
Net income	—	—	—	—	7,217,847	7,217,847
Dividends paid ($0.88 per share)	—	—	—	—	(4,261,652)	(4,261,652)
Options exercised	5,500	1,100	62,285	—	—	63,385
Stock compensation expense	—	—	123,702	—	—	123,702
Other comprehensive loss, net	—	—	—	6,640,839	—	6,640,839

Balance, December 31, 2011	4,843,911	968,782	3,247,208	4,442,909	77,420,318	86,079,217
Net income	—	—	—	—	6,783,999	6,783,999
Dividends paid ($0.88 per share)	—	—	—	—	(4,276,282)	(4,276,282)
Options exercised	17,500	3,500	253,925	—	—	257,425
Stock compensation expense	—	—	119,834	—	—	119,834
Other comprehensive income, net	—	—	—	(95,363)	—	(95,363)

Balance, December 31, 2012	4,861,411	$972,282	3,620,967	4,347,546	79,928,035	$88,868,830

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011, and 2010

	2012	2011	2010
Cash flows from operating activities
Net income	$6,783,999	$7,217,847	$7,162,531
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,149,029	1,181,257	1,108,158
Amortization of intangibles	76,955	184,691	184,691
Amortization of premiums and accretion of discounts on investment securities, net	850,887	1,264,464	3,458,743
Stock compensation expense	119,834	123,702	150,748
Provision for loan losses	1,545,797	2,995,426	2,455,790
Gain on sale of securities	(459,934)	(715,223)	(664,613)
FHLB stock dividend	(13,100)	(15,800)	(16,700)
Deferred income tax benefit	(536,374)	(572,140)	(1,069,820)
Excess tax benefit	(12,167)	(17,347)	(35,640)
Net writedown on other real estate owned	309,797	265,876	537,429
Earnings from unconsolidated subsidiary	—	—	(6,402)
(Increase) decrease in accrued interest receivable	(220,484)	377,843	1,225,491
Increase in cash surrender value life insurance	(809,867)	(846,763)	(751,967)
Decrease in accrued interest payable	(50,902)	(166,507)	(240,108)
Increase in deferred compensation liability	831,727	755,866	459,725
Net change in other operating assets and liabilities	1,522,053	(245,152)	3,565,203

Net cash provided by operating activities	11,087,250	11,788,040	17,523,259

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	256,825,697	192,942,469	201,679,871
Proceeds from sales of securities available-for-sale	5,583,382	19,864,689	30,118,800
Purchases of investment securities available-for-sale	(313,234,435)	(253,327,354)	(243,202,445)
Purchases of bank premises, furniture, fixtures and equipment	(295,878)	(708,222)	(3,735,527)
Sale of other real estate owned	1,574,051	687,095	1,385,959
Net (increase) decrease in interest bearing deposits with other banks	(12,238,226)	(2,834,933)	4,077,135
Redemption of Federal Home Loan Bank Stock	442,800	908,700	165,900
Purchases of Federal Home Loan Bank Stock	(282,700)	(108,000)	—
Net decrease in loans	17,400,787	27,167,350	21,979,635

Net cash (used) provided by investing activities	(44,224,522)	(15,408,206)	12,469,328

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011, and 2010

2 of 2

	2012	2011	2010
Cash flows from financing activities
Net increase (decrease) in deposits	$70,211,203	$34,908,412	$(32,372,862)
Net (decrease) increase in federal funds purchased	—	(2,500,000)	2,500,000
Net change in securities sold under agreement to repurchase	(46,913,668)	9,736,996	(4,269,573)
Proceeds from exercise of stock options	257,425	63,385	189,161
Repurchases of company stock	—	—	(366,381)
Excess tax benefit on stock option exercises	12,167	17,347	35,640
Dividends paid to stockholders	(4,276,282)	(4,261,652)	(4,110,791)
Federal Home Loan Bank advance proceeds	—	—	12,000,000
Federal Home Loan Bank advance payments	—	(15,900,000)	(2,000,000)

Net cash provided (used) by financing activities	19,290,845	22,064,488	(28,394,806)

Net (decrease) increase in cash and due from banks	(13,846,427)	18,444,322	1,597,781

Cash and due from banks, beginning of year	35,407,715	16,963,393	15,365,612

Cash and due from banks, end of year	$21,561,288	$35,407,715	$16,963,393

Supplemental disclosures of cash flow information

Cash paid for Interest	$5,760,923	$6,808,600	$8,966,407

Income taxes	$2,442,092	$3,012,862	$1,482,901

Noncash disclosures

Real estate acquired by foreclosure	$1,697,450	$2,753,415	$1,762,417

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and its subsidiary conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively referred to as the “Company”). All significant intercompany transactions have been eliminated in consolidation.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

While management uses available information to recognize losses on loans and to value foreclosed real estate, future additions to the allowance or adjustments to the valuation may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and valuations of foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance or to make adjustments to the valuation based on their judgments about information available to them at the time of their examination. Due to these factors, it is reasonably possible that the allowance for loan losses and valuation of foreclosed real estate may change materially in the near term.

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2012 and 2011 was $1,902,000 and $1,534,000, respectively.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

Unearned income includes deferred fees net of deferred direct incremental loan origination cost. Unearned income attributable to loans held with a maturity of more than one year is recognized as income or expense over the life of the loan.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

Restructured loans are those for which concessions have been granted to the borrower due to a deterioration of the borrower’s financial condition. Such concessions may include reduction in interest rates or deferral of interest or principal payments. In evaluating whether to restructure a loan, management analyzes the long-term financial condition of the borrower, including guarantor and collateral support, to determine whether the proposed concessions will increase the likelihood of repayment of principal and interest. Restructured loans are classified as performing, unless they are on nonaccrual status of 90 days or more delinquent, in which case they are considered nonperforming.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Bank Premises, Furniture, Fixtures and Equipment

The Company’s premises, furniture, fixtures and equipment are stated at cost less accumulated depreciation computed by straight-line methods over the estimated useful lives of the assets, which range from three to forty years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2012, all core deposit intangibles had been amortized. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Investment – Insurance Company

During 2010, the Board of Directors of New South Life Insurance Company (“New South”) voted to liquidate the company and pay the investors their share of the business prior to the end of 2010. On December 29, 2010, the Company received a liquidation payment of $2,201,895 for 100% of its share of the business.

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

The investment in New South, which was included in other assets, totaled $2,195,493 at December 31, 2009. Income from the investment, including the gain from liquidation in 2010, for the years ended December 31, 2010 and 2009 included in other income totaled $6,402 and $67,961, respectively.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2012, 2011 and 2010 is illustrated in the following table.

	2012	2011	2010

Basic weighted average shares outstanding	4,857,798	4,842,353	4,835,603
Dilutive effect of stock options	8,067	6,456	17,102

Dilutive weighted average shares outstanding	4,865,865	4,848,809	4,852,705

Net income	$6,783,999	$7,217,847	$7,162,531

Net income per share-basic	$1.40	$1.49	$1.48
Net income per share-diluted	$1.39	$1.49	$1.48

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $636,652, $730,496 and $669,472 for the years ended December 31, 2012, 2011 and 2010, respectively.

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

Reclassifications

Certain information for 2010 and 2011 has been reclassified to conform to the financial presentation for 2012. Such reclassifications had no effect on net income or stockholders’ equity.

Stock-Based Compensation

At December 31, 2012, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan, which expired in 2009, and the 1999 Directors’ Stock Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. The Company did not estimate any forfeitures for 2012, 2011 or 2010, due to the low historical forfeiture rate. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 18 for further details regarding the Company’s stock-based compensation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

The Company has also allocated intangible assets to be recognized as core deposit intangibles from the CB&T Capital Corporation acquisition. The core deposit intangible balance is detailed as follows:

Purchase	Total	Current Year Amortization	Life to Date Amortization	Unamortized Balance

CB&T Capital Corporation	$1,846,909	$76,955	$1,846,909	$—

Total core deposit intangible	$1,846,909	$76,955	$1,846,909	$—

Total amortization expense related to all intangible assets for the years ended December 31, 2012, 2011 and 2010 was $76,955, $184,691 and $184,691, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2012 and 2011 are as follows:

2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$269,193,449	$546,153	$628,701	$269,110,901
Mortgage-backed securities	36,386,126	2,054,119	18,944	38,421,301
State, County, Municipals	105,300,892	5,640,711	372,243	110,569,360
Other investments	3,093,462	—	287,209	2,806,253

Total	$413,973,929	$8,240,983	$1,307,097	$420,907,815

2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$234,356,518	$722,520	$140,550	$234,938,488
Mortgage-backed securities	32,434,828	2,683,030	—	35,117,858
State, County, Municipals	93,654,718	5,041,716	156,570	98,539,864
Other investments	3,093,462	—	1,064,167	2,029,295

Total	$363,539,526	$8,447,266	$1,361,287	$370,625,505

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011 (in thousands):

December 31, 2012	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U. S.
Government agencies	$105,433	$648	$—	$—	$105,433	$648
State, County, Municipal	14,466	371	260	1	14,726	372
Other investments	—	—	2,806	287	2,806	287

Total	$119,899	$1,019	$3,066	$288	$122,965	$1,307

December 31, 2011	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U. S.
Government agencies	$24,859	$140	$—	$—	$24,859	$140
State, County, Municipal	4,583	138	962	19	5,545	157
Other investments	—	—	2029	1,064	2,029	1,064

Total	$29,442	$278	$2,991	$1,083	$32,433	$1,361

Other investments. The Company’s unrealized loss on other investments relates to an investment in a pooled trust preferred security. The decline in value of the pooled trust preferred security is related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions. However, due to the reductions in defaults and deferrals during the year, the unrealised losses have improved from $1,064,167 in 2011 to $287,209 in 2012. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2012 or 2011.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The amortized cost and estimated fair value of securities at December 31, 2012, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$6,806,566	6,978,341
Due after one year through five years	13,589,129	14,043,118
Due after five years through ten years	107,789,931	109,628,438
Due after ten years	285,788,303	290,257,918

Total	$413,973,929	420,907,815

Investment securities with carrying values of $107,788,715 and $141,330,905 at December 31, 2012 and 2011, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in other income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2012	2011	2010
Gross realized gains	$459,934	$715,223	$707,407
Gross realized losses	—	—	(42,794)

	$459,934	$715,223	$664,613

Note 4. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,235,300 and $3,382,300 at December 31, 2012 and 2011, respectively, and is included in other assets.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans

The composition of net loans at December 31, 2012 and 2011 is as follows:

	2012	2011
	(In Thousands)
Real Estate:
Land Development and Construction	$12,755	$13,480
Farmland	31,663	35,912
1-4 Family Mortgages	115,837	133,987
Commercial Real Estate	132,495	129,387

Total Real Estate Loans	292,750	312,766

Business Loans:
Commercial and Industrial Loans	45,564	36,581
Farm Production and other Farm Loans	1,433	1,579

Total Business Loans	46,997	38,160

Consumer Loans:
Credit Cards	1,050	995
Other Consumer Loans	28,341	37,545

Total Consumer Loans	29,391	38,540

Total Gross Loans	369,138	389,466

Unearned income	(248)	(204)
Allowance for loan losses	(6,954)	(6,681)

Loans, net	$361,936	$382,581

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews these policies and procedures and submits them to the Company’s Board of Directors for its approval when needed, but no less frequently than annually. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories and/or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $51.1 million and $50.1 million of the loans outstanding at December 31, 2012 and 2011, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2012 is presented in the following table.

Balance outstanding at December 31, 2011	$1,127,383

Principal additions	1,423,635

Principal reductions	697,796

Balance outstanding at December 31, 2012	$1,853,222

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2012	2011
	(in thousands)
Real Estate:
Land Development and Construction	$142	$1,134
Farmland	1,087	641
1-4 Family Mortgages	2,356	1,966
Commercial Real Estate	10,175	6,818

Total Real Estate Loans	13,760	10,559

Business Loans:
Commercial and Industrial Loans	167	284
Farm Production and other Farm Loans	3	21

Total Business Loans	170	305

Consumer Loans:
Credit Cards	—	—
Other Consumer Loans	212	435

Total Consumer Loans	212	435

Total Non-Accrual Loans	$14,142	$11,299

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $770,509 in 2012, $673,858 in 2011 and $614,511 in 2010.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2012 was as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$2,588	$—	$2,588	$10,167	$12,755	$—
Farmland	786	589	1,375	30,288	31,663	—
1-4 Family Mortgages	8,139	623	8,762	107,075	115,837	32
Commercial Real Estate	3,033	5,013	8,046	124,449	132,495	544

Total Real Estate Loans	14,546	6,225	20,771	271,979	292,750	576

Business Loans:
Commercial and Industrial Loans	3,070	9	3,079	42,485	45,564	—
Farm Production and other Farm Loans	2	—	2	1,431	1,433	—

Total Business Loans	3,072	9	3,081	43,916	46,997	—

Consumer Loans:
Credit Cards	40	30	70	980	1,050	30
Other Consumer Loans	1,711	57	1,768	26,573	28,341	3

Total Consumer Loans	1,751	87	1,838	27,553	29,391	33

Total Loans	$19,369	$6,321	$25,690	$343,448	$369,138	$609

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2012	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$142	$18	$124	$142	$117	$638
Farmland	1,087	947	140	1,087	24	864
1-4 Family Mortgages	2,356	1,740	616	2,356	186	2,211
Commercial Real Estate	10,175	5,954	4,221	10,175	711	8,496

Total Real Estate Loans	13,760	8,659	5,101	13,760	1,038	12,209

Business Loans:
Commercial and Industrial Loans	167	76	91	167	55	226
Farm Production and other Farm Loans	3	3	—	3	—	12

Total Business Loans	170	79	91	170	55	238

Consumer Loans:
Other Consumer Loans	212	212	—	212	—	323

Total Consumer Loans	212	212	—	212	—	323

Total Loans	$14,142	$8,950	$5,192	$14,142	$1,093	$12,770

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table presents restructured loans segregated by class (in thousands, except number of loans):

December 31, 2012	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	4	$6,850	$5,602

Total	4	$6,850	$5,602

December 31, 2011	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	1	$1,699	$1,459

Total	1	$1,699	$1,459

Changes in the Company’s restructured loans are set forth in the table below:

	Number of Loans	Recorded Investment
Totals at January 1, 2012	1	$1,459
Additional loans with concessions	3	4,878
Reductions due to:
Writedown		(634)
Principal paydowns		(101)

Total at December 31, 2012	4	$5,602

The allocated allowance for loan losses attributable to restructured loans was $42,850 and $650,000 at December 31, 2012 and 2011, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

Grade 6. OTHER LOANS ESPECIALLY MENTIONED (OLEM) - Loans in this category are fundamentally sound but possess some weaknesses. OLEM loans have potential weaknesses, which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date. These loans have an identifiable weakness in credit, collateral, or repayment ability but there is no expectation of loss.

Grade 7. SUBSTANDARD ASSETS - Assets classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness based upon objective evidence. Assets classified as substandard are characterized by the distinct possibility that the

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

insured institution will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a substandard classification even if there is little likelihood of total loss.

Grade 8. DOUBTFUL - A loan classified as doubtful has all the weaknesses of a substandard classification and the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable or improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. A doubtful classification could reflect the fact that the primary source of repayment is gone and serious doubt exists as to the quality of a secondary source of repayment.

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2012.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2012 (in thousands):

Grades	Satisfactory 1, 2, 3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$10,596	$1,890	$269	$—	$—	$12,755
Farmland	27,069	2,701	1,893	—	—	31,663
1-4 Family Mortgages	97,630	6,177	12,030	—	—	115,837
Commercial Real Estate	108,914	6,728	16,853	—	—	132,495

Total Real Estate Loans	244,209	17,496	31,045	—	—	292,750

Business Loans:
Commercial and Industrial Loans	41,449	3,486	601	28	—	45,564
Farm Production and other Farm Loans	1,358	26	49	—	—	1,433

Total Business Loans	42,807	3,512	650	28	—	46,997

Consumer Loans:
Credit Cards	1,020	—	30	—	—	1,050
Other Consumer Loans	26,995	287	1,029	28	2	28,341

Total Consumer Loans	28,015	287	1,059	28	2	29,391

Total Loans	$315,031	$21,295	$32,754	$56	$2	$369,138

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2011:

Grades	Satisfactory 1, 2, 3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$9,647	$2,290	$1,481	$—	$62	$13,480
Farmland	31,405	3,043	1,464	—	—	35,912
1-4 Family Mortgages	115,365	5,784	12,811	27	—	133,987
Commercial Real Estate	108,347	7,188	13,852	—	—	129,387

Total Real Estate Loans	264,764	18,305	29,608	27	62	312,766

Business Loans:
Commercial and Industrial Loans	27,970	7,712	863	36	—	36,581
Farm Production and other Farm Loans	1,481	8	90	—	—	1,579

Total Business Loans	29,451	7,720	953	36	—	38,160

Consumer Loans:
Credit Cards	978	—	17	—	—	995
Other Consumer Loans	35,859	325	1,304	53	4	37,545

Total Consumer Loans	36,837	325	1,321	53	4	38,540

Total Loans	$331,052	$26,350	$31,882	$116	$66	$389,466

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Net (chargeoffs) recoveries, segregated by class of loans, were as follows:

	2012	2011	2010
Real Estate:
Land Development and Construction	$(87,917)	$(60,964)	$(175,771)
Farmland	2,386	(423,078)	(140,866)
1-4 Family Mortgages	(220,591)	(911,026)	(623,445)
Commercial Real Estate	(854,847)	(79,236)	(99,899)

Total Real Estate Loans	(1,160,969)	(1,474,304)	(1,039,981)

Business Loans:
Commercial and Industrial Loans	936	(994,522)	(244,382)
Farm Production and other Farm Loans	(3,436)	(4,671)	(10,487)

Total Business Loans	(2,500)	(999,193)	(254,869)

Consumer Loans:
Credit Cards	(9,441)	(43,763)	(39,881)
Other Consumer Loans	(100,030)	(175,824)	(267,916)

Total Consumer Loans	(109,471)	(219,587)	(307,797)

Total Net Chargeoffs	$(1,272,940)	$(2,693,084)	$(1,602,647)

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2012, 2011 and 2010:

2012	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,176,475	$1,672,467	$832,470	$6,681,412

Provision for loan losses	1,614,053	(115,269)	47,013	1,545,797

Chargeoffs	1,218,879	55,390	229,926	1,504,195

Recoveries	57,910	52,890	120,455	231,255

Net Chargeoffs	1,160,969	2,500	109,471	1,272,940

Ending Balance	$4,629,559	$1,554,698	$770,012	$6,954,269

Period end allowance allocated to:
Loans individually evaluated for impairment	1,038,521	54,706	—	1,093,227

Loans collectively evaluated for impairment	3,591,038	1,499,992	770,012	5,861,042

Ending Balance	$4,629,559	$1,554,698	$770,012	$6,954,269

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

2011	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,306,691	$1,104,706	$967,673	$6,379,070

Provision for loan losses	1,344,088	1,566,954	84,384	2,995,426

Chargeoffs	1,500,400	1,011,458	306,123	2,817,981

Recoveries	26,096	12,265	86,536	124,897

Net Chargeoffs	1,474,304	999,193	219,587	2,693,084

Ending Balance	$4,176,475	$1,672,467	$832,470	$6,681,412

Period end allowance allocated to:
Loans individually evaluated for impairment	1,109,209	57,325	—	1,166,594

Loans collectively evaluated for impairment	3,067,266	1,615,142	832,470	5,514,818

Ending Balance	$4,176,475	$1,672,467	$832,470	$6,681,412

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The Company’s recorded investment in loans as of December 31, 2012 and 2011 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2012	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$13,760	$170	$212	$14,142

Loans collectively evaluated for impairment	278,990	46,827	29,179	354,996

	$292,750	$46,997	$29,391	$369,138

2011	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$10,659	$305	$435	$11,399

Loans collectively evaluated for impairment	302,107	37,855	38,105	378,067

	$312,766	$38,160	$38,540	$389,466

Note 6. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2012 and 2011:

	2012	2011
Land and buildings	$23,235,058	$23,199,998
Furniture, fixtures and equipment	13,975,261	13,714,443

	37,210,319	36,914,441

Less accumulated depreciation	17,785,027	16,635,998

Total	$19,425,292	$20,278,443

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $1,149,029, $1,181,257 and $1,108,158, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposits

The composition of deposits as of December 31, is as follows:

	2012	2011
Non-interest bearing	$119,946,574	$116,894,676
NOW and money market accounts	228,111,275	172,585,498
Savings deposits	46,240,652	41,876,977
Time deposits, $100,000 or more	131,935,125	119,481,007
Other time deposits	116,315,712	121,499,977

Total	$642,549,338	$572,338,135

The scheduled maturities of certificates of deposit at December 31, 2012 are as follows:

Year Ending December 31,	Amount
2013	$195,771,306
2014	48,440,344
2015	3,969,729
2016	13,102
2017	56,356

$248,250,837

Interest expense for time deposits over $100,000 was approximately $996,000, $1,158,000 and $2,172,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s stock, FHLB securities ($3,235,300 included in other assets at December 31, 2012) and qualifying first mortgages and other loans. As of December 31, 2012, the balance in qualifying first mortgages and other loans was $164,639,520. At December 31, 2012 and 2011, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at		Interest Rate	Final Maturity
December 31,
2012	2011
10,000,000	10,000,000	3.66	June 17, 2013
15,000,000	15,000,000	3.07	June 24, 2013
10,000,000	10,000,000	3.24	July 16, 2013
10,000,000	10,000,000	3.66	July 16, 2013
3,500,000	3,500,000	4.67	December 16, 2014
20,000,000	20,000,000	2.53	January 09, 2018

$68,500,000	$68,500,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2013	45,000,000
2014	3,500,000
2015	—
2016	—
2017	—
Thereafter	20,000,000

$68,500,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2012	2011	2010
BOLI insurance	$567,440	$636,657	$552,913
Mortgage loan origination fees	486,136	354,407	434,734
Other income	345,633	333,066	224,887

Total other income	$1,399,209	$1,324,130	$1,212,534

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the year ended December 31:

Other Expense	2012	2011	2010
Intangible amortization	$76,955	$184,691	$184,691
Advertising	636,652	730,496	669,472
Office supplies	487,581	563,611	486,106
Legal and audit fees	458,731	446,699	419,429
FDIC and state assessments	1,270,792	1,152,049	1,030,963
Telephone expense	430,695	435,015	529,204
Loan collection expense	378,576	371,071	482,036
Other losses	354,279	302,493	687,401
Debit card / ATM expense	815,960	742,488	579,118
Travel and convention	194,541	278,676	263,586
Other expenses	2,770,430	2,671,150	2,202,889

Total other expense	$7,875,192	$7,878,439	$7,534,895

Other losses in 2012, 2011 and 2010 include the write-down on Other Real Estate in the amount of $309,797, $265,876 and $141,060, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

The consolidated provision for income taxes consists of the following:

	2012	2011	2010
Currently payable
Federal	$1,917,067	$1,677,406	$2,788,069
State	270,114	211,796	364,212

	2,187,181	1,889,202	3,152,281
Deferred tax benefit	(536,373)	(572,140)	(1,069,820)

Income tax expense	$1,650,808	$1,317,062	$2,082,461

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2012	2011	2010
Federal taxes based on statutory rate	$2,867,834	$2,901,869	$3,143,298
State income taxes, net of federal benefit	178,275	139,785	240,380
Tax-exempt investment interest	(1,231,567)	(1,201,271)	(1,222,904)
Other, net	(163,734)	(523,321)	(78,313)

Income tax expense	$1,650,808	$1,317,062	$2,082,461

At December 31, 2012 and 2011, net deferred tax assets consist of the following:

	2012	2011
Deferred tax assets
Allowance for loan losses	$2,593,942	$2,492,167
Deferred compensation liability	2,207,288	1,897,054
Intangible assets	215,797	248,854
Other	678,366	620,117

Total	5,695,393	5,258,192
Deferred tax liabilities
Premises and equipment	1,197,848	1,279,130
Unrealized gain on available-for-sale securities	2,586,339	2,643,070
Other	194,033	211,923

Total	3,978,220	4,134,123

Net deferred tax asset	$1,717,173	$1,124,069

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The net deferred tax asset of $1,717,173 and $1,124,069 at December 31, 2012 and 2011, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2012, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2012, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

The Company and its subsidiary file a consolidated U. S. federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2009 through 2012. The Company and its subsidiary’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2008 through 2012.

Note 11. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, parent company only, at December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010, is as follows:

Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Cash (1)	$1,657,268	$1,416,801
Investment in bank subsidiary (1)	86,885,774	84,377,402
Other assets (1)	326,188	285,414

Total assets	$88,869,230	$86,079,617

Liabilities
Other liabilities	$400	$400

Stockholders’ equity	88,868,830	86,079,217

Total liabilities and stockholders’ equity	$88,869,230	$86,079,617

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

Income Statements

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Interest income	$3,348	$3,264	$3,559

Other income
Dividends from bank subsidiary (1)	4,332,000	4,332,000	4,654,050
Equity in undistributed earnings of bank subsidiary (1)	2,603,735	3,016,877	2,677,680
Other income	—	51	115

Total other income	6,939,083	7,348,928	7,331,845

Other expense	252,278	236,904	265,594

Income before income taxes	6,686,805	7,115,288	7,069,810
Income tax benefit	(97,194)	(102,559)	(92,721)

Net income	$6,783,999	$7,217,847	$7,162,531

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Cash flows from operating activities
Net income	$6,783,999	$7,217,847	$7,162,531
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(2,603,735)	(3,016,877)	(2,677,680)
Stock compensation expense	119,834	123,702	150,748
Decrease (Increase) in other assets	(40,774)	(61,093)	(62,129)
Increase in other liabilities	—	—	400

Net cash provided by operating activities	4,259,324	4,263,579	4,573,870

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

	2012	2011	2010
Cash flows from financing activities
Dividends paid to stockholders	$(4,276,282)	$(4,261,652)	$(4,110,791)
Proceeds from exercise of stock options	257,425	63,385	189,161
Repurchase of company stock	—	—	(366,381)

Net cash used by financing activities	(4,018,857)	(4,198,267)	(4,288,011)

Net increase in cash	240,467	65,312	285,859

Cash, beginning of year	1,416,801	1,351,489	1,065,630

Cash, end of year	$1,657,268	$1,416,801	$1,351,489

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $4,332,000, $4,332,000 and $4,654,050 to the Citizens Holding Company during the years ended December 31, 2012, 2011 and 2010, respectively.

Note 12. Related Party Transactions

The Company had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant stockholders, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In management’s opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and do not involve more than the normal risk of collectability at the time of the transaction.

Activity in related party loans is detailed in tabular form in Note 5 of the notes to the Financial Statements.

Deposits from related parties at December 31, 2012 and 2011 approximated $5,903,725 and $3,253,647, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2012 and 2011, commitments related to unused lines of credit were $45,428,316 and $37,703,387, respectively, and standby letters of credit were $2,892,830 and $3,113,225, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Interest Rate Risk

The Company is principally engaged in providing short-term and medium-term installment, commercial and agricultural loans with interest rates that are fixed or fluctuate with the prime lending rate. These assets are primarily funded through short-term demand deposits and long-term certificates of deposit with variable and fixed rates. Accordingly, the Company is exposed to interest rate risk because in changing interest rate environments interest rate adjustments on assets and liabilities may not occur at the same time or in the same amount. The Company manages the overall rate sensitivity and mix of its asset and liability portfolio and attempts to minimize the effects that interest rate fluctuations will have on its net interest margin.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

Note 14. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2013	$229,580
2014	119,423
2015	57,164
2016	57,164
2017	57,164

$520,495

The total rental expense included in the income statements for the years ended December 31, 2012, 2011 and 2010 is $177,416, $145,207 and $191,717, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 100 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2012, 2011 and 2010, the Company’s contributions were $778,724, $786,824 and $728,650, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $26,862, $75,327 and $81,478 for the plan years ended December 31, 2012, 2011 and 2010, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Net expenses related to this plan were $882,904, $844,184 and $464,202 for the plan years ended December 31, 2012, 2011 and 2010, respectively.

Note 16. Regulatory Matters

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company.

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

As of December 31, 2012 and 2011, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2012
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$87,379,179	18.22%	$38,372,601	8%	$	N/A	—
Citizens Bank	85,392,046	17.81%	38,346,180	8		47,932,725	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$81,371,626	16.96%	$19,271,353	4		N/A	—
Citizens Bank	79,388,571	16.56%	19,173,090	4		28,759,635	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$81,372,626	9.58%	$33,958,656	4		N/A	—
Citizens Bank	79,388,571	9.36%	33,944,452	4		42,430,564	5

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2011
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$84,440,131	17.53%	$38,542,705	8%	$	N/A	—
Citizens Bank	82,742,612	17.16%	38,570,544	8		48,213,180	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$78,409,696	16.27%	$19,271,353	4		N/A	—
Citizens Bank	76,707,881	15.91%	19,285,272	4		28,927,908	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$78,409,696	9.47%	$33,131,789	4		N/A	—
Citizens Bank	76,707,881	9.31%	32,947,256	4		41,184,070	5

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$269,110,901	$—	$269,110,901
Mortgage-backed securities	—	38,421,301	—	38,421,301
State, County, Municipals	—	110,569,360	—	110,569,360
Other Investments	—	—	2,806,253	2,806,253

	$—	$418,101,562	$2,806,253	$420,907,815

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2011:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$234,938,488	$—	$234,938,488
Mortgage-backed securities	—	35,117,858	—	35,117,858
State, County, Municipals	—	98,539,864	—	98,539,864
Other Investments	—	—	2,029,295	2,029,295

	$—	$368,596,210	$2,029,295	$370,625,505

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2012 and 2011.

	2012	2011
Balance at January 1	$2,029,295	$1,884,677
Unrealized gains included in other comprehensive income	776,957	144,618

Balance at December 31	$2,806,252	$2,029,295

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$—	$—

As of December 31, 2012 and 2011, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2012 and 2011 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2012
Impaired loans	$—	$—	$4,099,031	$4,099,031
Other real estate owned	—	—	2,469,110	2,469,110

	$—	$—	$6,568,141	$6,568,141

December 31, 2011
Impaired loans	$—	$—	$1,790,137	$1,790,137
Other real estate owned	—	—	3,056,902	3,056,902

	$—	$—	$4,847,039	$4,847,039

Impaired loans with a carrying value of $5,192,258 and $2,956,731 had an allocated allowance for loan losses of $1,093,227 and $1,166,594 at December 31, 2012 and 2011, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $309,797 and $265,876 was necessary and was recorded during the year ended December 31, 2012 and 2011, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2012:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$21,561,288	$21,561,288	$—	$—	$21,561,288
Interest bearing deposits with banks	16,228,747	16,228,747	—	—	16,228,747
Securities available-for-sale	420,907,815	—	418,101,562	2,806,253	420,907,815
Net loans	361,936,495	—	—	362,114,991	362,114,991

Financial liabilities
Deposits	$642,549,338	$394,298,501	$—	$248,464,899	$642,763,400
Federal Home Loan Bank advances	68,500,000	—	—	70,844,530	70,844,530
Securities Sold under Agreement to Repurchase	73,306,765	73,306,765	—	—	73,306,765

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2011:

	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$35,407,715	$35,407,715
Interest bearing deposits with banks	3,990,521	3,990,521
Securities available-for-sale	370,625,505	370,625,505
Net loans	382,580,529	382,174,094

Financial liabilities
Deposits	$572,338,135	$572,388,706
Federal Home Loan Bank advances	68,500,000	71,950,022
Securities Sold under Agreement to Repurchase	120,220,433	120,220,433

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

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

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. The following assumptions were used in estimating the fair value of the options granted in 2012, 2011 and 2010.

DIRECTORS

Assumption	2012	2011	2010
Dividend yield	4.7%	4.9%	4.9%
Risk-free interest rate	0.78%	2.24%	2.24%
Expected life	8.2 years	8.1 years	7.9 years
Expected volatility	78.29%	74.47%	69.40%
Calculated value per option	$8.88	$9.16	$11.17
Forfeitures	0%	0%	0%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

Following is a summary of the status of the plans for the years ending December 31, 2012, 2011 and 2010:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2010	88,500	$18.96	151,650	$19.63
Granted	13,500	25.72	—	—
Exercised	(9,000)	11.64	(7,350)	11.49
Expired	—	—	(7,800)	22.26

Outstanding at December 31, 2010	93,000	$20.65	136,500	$19.92

Granted	13,500	20.02	—	—
Exercised	(4,500)	10.83	(1,000)	14.65
Expired	—	—	—	—

Outstanding at December 31, 2011	102,000	$21.00	135,500	$19.96

Granted	13,500	18.76	—	—
Exercised	(3,000)	15.00	(14,500)	14.65
Expired	(1,500)	15.00	(13,000)	18.09

Outstanding at December 31, 2012	111,000	$20.97	108,000	$20.90

Options exercisable at:
December 31, 2012	111,000	$20.97	108,000	$20.90

Weighted average fair value of Options granted during years ended
December 31, 2010		$11.17		$—

December 31, 2011		$9.16		$—

December 31, 2012		$8.88		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2012, 2011 and 2010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$10.01 to $15.00	15,500	$14.50	3 months
$15.01 to $20.00	45,000	18.31	4 years, 11 months
$20.01 to $22.50	105,500	21.42	4 years, 3 months
$22.51 and above	53,000	24.08	4 years, 3 months

Total	219,000	$20.94	3 years, 8 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2012 was $49,500 and the intrinsic value of the Employees’ Plan at December 31, 2012 was $83,435 for a total intrinsic value at December 31, 2012 of $132,935. Additionally, the total intrinsic value of options exercised during 2012 and 2011 was $32,620 and $46,505, respectively. There was no unrecognized stock-based compensation expense at December 31, 2012.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2012, 2011 and 2010

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2012, 2011 and 2010. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and total deposits as management has capitalized on opportunities for organic growth within our market area and the addition of a branch in 2011. Total assets increased over the three-year period by $40.836 million or 4.9%. In the three-year period, net income increased in 2010 and 2011 before decreasing in 2012. Although the cost of deposits decreased in 2012, the interest received on earning assets decreased at a faster rate and the net interest margin decreased that year after rebounding by the end of 2011. Loan loss provisions in 2012 continued to be relatively high, although decreased from 2011 and 2010. Regardless of the fluctuation in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2012, the Company’s assets increased by $26,894,444, or 3.1%, from 2011, loans decreased by $20,644,034, or 5.4% and total deposits increased by $70,211,203, or 12.3%. Loans decreased in 2012 due to the continuing downturn in national and local economies and the weak loan demand that resulted from the sluggish economy. Certificates of deposit ended 2012 at $248,250,837, or 3.0% higher than 2011. Demand, NOW, savings and money market accounts increased $62,941,350, or 19.0%, to $394,298,501 at December 31, 2012.

During 2011, the Company’s assets increased by $35,712,722, or 4.4%, from 2010, loans decreased by $32,916,191, or 7.9% and total deposits increased by $34,908,413, or 6.5%. Loans decreased in 2011 due to the downturn in national and local economies and the weak loan demand that resulted from the recession. Certificates of deposit ended 2011 at $240,980,983, or 0.4% lower than 2010. Demand, NOW, savings and money market accounts increased $33,928,766, or 11.4%, to $331,357,152 at December 31, 2011.

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

In 2012, the Company’s net income after taxes decreased to $6,783,999, a decrease of $433,848 from 2011. The decrease in rates on earning assets was greater than the decrease in rates paid on deposits in 2012. This decrease was offset by the decrease in the provision for loan losses and other operating expenses causing earnings to decrease slightly. Net income for 2012 produced, on a fully diluted basis, earnings per share of $1.39 compared to $1.49 in 2011 and $1.48 for 2010.

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

The Company’s return on average assets (“ROA”) was 0.81% in 2012, compared to 0.87% in 2011 and 0.85% in 2010. The Company’s return on average equity (“ROE”) was 7.71% in 2012, 8.78% in 2011 and 9.09% in 2010. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 9.01% in 2010 to 9.47% in 2011 and increased again to 9.58% in 2012. The ROE in 2012, 2011 and 2010 is a function of the level of net income during those years. The changes in ROA were also a result of the Company’s income increasing in 2010 and 2011 before decreasing in 2012 and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 62.86% of 2012 earnings per share, as compared to 59.06% in 2011 and 57.43% in 2010. The leverage capital ratio of 9.58% in 2012 remains well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

The Company currently classifies all of its debt securities as available-for-sale as they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Real estate acquired through foreclosure on a loan or by surrender of the real estate in lieu of foreclosure is called “OREO”. OREO is initially recorded at the fair value of the property less estimated costs to sell, which establishes a new cost basis. OREO is subsequently accounted for at the lower of cost or fair value of the property less estimated costs. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through noninterest expense. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Valuation adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Valuation adjustments are also required when the listing price to sell an OREO has had to be reduced below the current carrying value. If there is a decrease in the fair value of the property from the last valuation, the decrease in value is charged to noninterest expense. All income produced from, changes in fair values in, and gains and losses on OREOs is also included in noninterest expense. During the time the property is held, all related operating and maintenance costs are expensed as incurred.

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the estimated fair value of the net assets acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead reviewed for impairment when there is evidence to suggest that the estimated fair value of the net assets is lower than the carrying value, or at a minimum of once a year. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill was the only intangible asset with an indefinite life on our balance sheet. Other intangible assets consisted of core deposit and acquired customer relationship intangible assets arising from the Company’s acquisition of the Citizens Bank and Trust Company of Louisville, Mississippi. These assets are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which were determined to be 15 years.

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

The Company uses the asset and liability method, which recognizes the future tax consequences attributable to an event or a liability or asset that has been recognized in the consolidated financial statements. Due to tax regulations, several items of income and expense are recognized in different periods for tax return purposes than for financial reporting purposes. These items represent “temporary differences.” Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Deferred tax assets represent future deductions in the Company’s income tax return, while deferred tax liabilities represent future payments to tax authorities. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2012	2011	2010	2009	2008
Summary of Earnings

Total Interest Income	$34,388	$36,974	$38,138	$40,889	$39,558
Total Interest Expense	5,709	6,642	8,726	11,336	13,775
Provision for loan losses	1,546	2,995	2,456	3,013	1,224
Non-interest income	7,402	7,442	7,409	8,058	7,863
Non-interest expense	26,100	26,244	25,120	25,827	21,859
Income tax expense	1,651	1,317	2,082	1,631	2,289
Net Income	6,784	7,218	7,163	7,139	8,274

Per Share Data

Earnings-basic	$1.40	$1.49	$1.48	$1.47	$1.70
Earnings-diluted	1.39	1.49	1.48	1.45	1.69
Cash dividends	0.88	0.88	0.85	0.81	0.77
Book value at year end	18.28	17.77	15.77	15.42	14.70

Selected Year End Actual Balances

Loans, net of unearned income	$368,891	$389,262	$421,876	$447,221	$428,705
Allowance for loan losses	6,954	6,681	6,379	5,526	4,480
Securities available for sale	420,908	374,508	324,730	318,404	258,023
Earning assets	802,220	760,744	741,383	764,780	682,747
Total assets	880,840	853,945	818,233	840,004	766,047
Deposits	642,549	572,338	537,430	569,803	545,927
Long term borrowings	68,674	68,677	84,760	74,947	80,211
Shareholders’ equity	88,869	86,079	76,295	74,597	71,400

Selected Year End Average Balances

Loans, net of unearned income	$381,597	$407,748	$437,563	$441,841	$398,184
Allowance for loan losses	7,056	6,594	5,939	4,867	4,084
Securities available for sale	367,458	332,400	309,368	288,777	227,547
Earning assets	766,663	753,042	762,993	732,968	634,012
Total assets	842,456	829,177	839,212	806,213	702,190
Deposits	592,723	543,711	556,798	559,036	495,428
Long term borrowings	72,553	82,576	86,378	79,774	82,382
Shareholders’ equity	87,972	82,254	78,776	74,330	70,112

Selected Ratios

Return on average assets	0.81%	0.87%	0.85%	0.88%	1.18%
Return on average equity	7.71%	8.78%	9.09%	9.58%	11.80%
Dividend payout ratio	62.86%	59.06%	57.43%	55.10%	45.29%
Equity to year end assets	10.09%	10.08%	9.32%	8.88%	9.32%
Total risk-based capital to risk-adjusted assets	18.22%	17.53%	16.37%	14.97%	15.70%
Leverage capital ratio	9.58%	9.47%	9.01%	8.72%	9.50%
Efficiency ratio	70.73%	68.51%	65.52%	66.48%	62.90%

NET OPERATING INCOME

Net operating income for 2012 decreased by 6.0% to $6,783,999, or $1.40 per share-basic and $1.39 per share-diluted, from $7,217,847, or $1.49 per share basic and diluted for 2011. The provision for loan losses for 2012 was $1,545,797 compared to the provision of $2,995,426 in 2011. The decrease in the loan loss provision for 2012 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income decreased by $40,600, or 0.5%, and non-interest expense decreased by $143,653 or 0.5%, in 2012. Non-interest income for 2012 decreased primarily due to a reduction in the gains from sales of securities. Non-interest expense decreased due to a decrease in salaries and benefits. The decrease in salaries and benefits is related to a reduction in the number of employees and the freezing of salaries for our existing officers and employees.

Net operating income for 2011 increased by 0.3% to $7,217,847, or $1.49 per share-basic and diluted, from $7,162,531, or $1.48 per share basic and diluted for 2010. The provision for loan losses for 2011 was $2,995,426 compared to the provision of $2,455,790 in 2010. The increase in the loan loss provision for 2011 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income increased by $33,813, or 0.5%, and non-interest expense increased by $1,123,880 or 4.5%, in 2011. Non-interest income for 2011 increased primarily due to normal growth in other service charges. Non-interest expense increased due to an increase in equipment expenses and increases in salaries and benefits. The increase in salaries and benefits is related to our new staffing for branching and credit administration and normal raises for our existing officers and employees.

Net operating income for 2010 increased by 0.3% to $7,162,531, or $1.48 per share-basic and diluted, from $7,138,974, or $1.47 per share basic and $1.45 per share diluted for 2009. The provision for loan losses for 2010 was $2,455,790 compared to the provision of $3,013,455 in 2009. The decrease in the loan loss provision for 2010 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions along with a decrease in loans outstanding. Non-interest income decreased by $649,066, or 8.1%, and non-interest expense decreased by $707,570 or 2.7%, in 2010. Non-interest income for 2010 decreased primarily due to a nonrecurring gain in 2009 from the sale of a parcel of surplus bank property in the amount of $855,537. Non-interest expense decreased mainly due to decrease in occupancy and other operating expenses offset by an increase in salaries and benefits. The increase in salaries and benefits is related to our new staffing for branching and credit administration and normal raises for our existing officers and employees.

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

Net interest income on a tax equivalent basis was $29,978,000, $31,563,000 and $30,719,000 for the years 2012, 2011 and 2010, respectively. Net interest margin was 3.93%, 4.20% and 4.04% for the same periods. During 2012, the yields on interest earning assets declined more than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. For the year ended December 31, 2012, the average yield on earnings assets was 4.66%, a decrease of 42 basis points compared to the average yield at December 31, 2011. The average rate paid on interest-bearing liabilities was 0.88%, a decrease of 15 basis points compared to the average rate at December 31, 2011. The volume of earning assets increased 1.4% while the volume of interest-bearing liabilities decreased 0.2% in 2012.

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

During this three-year period, loan demand was weak in all three years. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $19.5 million at December 31, 2010, $20.4 million at December 31, 2011 and $21.2 million at December 2012. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2012, 2011 and 2010.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2012	2011	2010	2012	2011	2010	2012	2011	2010
Loans:
Loans, net of unearned	$381,234	$407,299	$437,000	$23,247	$25,341	$28,083	6.08%	6.22%	6.43%

Investment Securities
Taxable	257,073	230,777	205,539	7,326	7,911	6,190	2.85%	3.43%	3.01%
Tax-exempt	103,648	94,402	97,032	5,028	4,904	5,091	4.85%	5.19%	5.25%

Total Investment Securities	360,721	325,179	302,571	12,354	12,815	11,281	3.42%	3.94%	3.73%

Federal Funds Sold and Other	21,086	19,821	22,344	51	49	53	0.24%	0.25%	0.24%

Total Interest Earning Assets	763,041	752,299	761,915	35,652	38,205	39,417	4.67%	5.08%	5.17%

Non-Earning Assets	79,415	101,646	77,297

Total Assets	$842,456	$853,945	$839,212

Deposits:
Interest-bearing Demand
Deposits	$191,930	$170,323	$166,595	$739	$802	$1,067	0.39%	0.47%	0.64%
Savings	44,777	39,497	36,127	99	130	134	0.22%	0.33%	0.37%
Time	248,886	234,892	263,156	1,838	2,278	3,927	0.74%	0.97%	1.49%

Total Deposits	485,593	444,712	465,878	2,676	3,210	5,128	0.55%	0.72%	1.10%

Borrowed Funds
Short-term Borrowings	79,002	114,000	111,132	754	1,075	1,054	0.95%	0.94%	0.95%
Long-term Borrowings	75,256	82,327	85,923	2,244	2,356	2,516	2.98%	2.86%	2.93%

Total Borrowed Funds	154,258	196,327	197,055	2,998	3,431	3,570	1.94%	1.75%	1.81%

Total Interest-Bearing
Liabilities	639,851	641,039	662,933	5,674	6,641	8,698	0.88%	1.03%	1.31%

Non-Interest Bearing Liabilities
Demand Deposits	107,130	116,895	90,163
Other Liabilities	7,503	9,932	7,340
Shareholders’ Equity	87,972	86,079	78,776

Total Liabilities and Shareholders’ Equity	$842,456	$853,945	$839,212

Interest Rate Spread							3.79%	4.05%	3.86%

Net Interest Margin				$29,978	$31,564	$30,719	3.93%	4.20%	4.04%

Less
Tax Equivalent Adjustment				1,278	1,247	1,296

Net Interest Income				$28,700	$30,317	$29,423

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2012, 2011, and 2010.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2012	2011	2010
Average interest earning assets	$763,041	$752,299	$761,915
Average interest bearing liabilities	639,851	641,039	662,933

Net average interest earning assets	$123,190	$111,260	$98,982

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2010 through 2012. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2012 Change from 2011			2011 Change from 2010
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(1,585)	(509)	$(2,094)	$(1,847)	$(895)	$(2,742)
Taxable Securities	749	(1,334)	(585)	865	856	1,721
Non-Taxable Securities	449	(325)	124	(137)	(50)	(187)
Federal Funds Sold and Other	3	(1)	2	(6)	2	(4)

TOTAL INTEREST INCOME	$(384)	$(2,169)	$(2,553)	$(1,125)	$(87)	$(1,212)

INTEREST EXPENSE

Interest-bearing demand deposits	$83	(146)	(63)	$18	$(283)	(265)
Savings Deposits	12	(43)	(31)	11	(15)	(4)
Time Deposits	103	(543)	(440)	(274)	(1,375)	(1,649)
Short-term borrowings	(334)	13	(321)	27	(6)	21
Long-term borrowings	(211)	99	(112)	(103)	(57)	(160)

TOTAL INTEREST EXPENSE	$(347)	$(620)	(967)	$(321)	$(1,736)	(2,057)

NET INTEREST INCOME	$(37)	$(1,549)	$(1,586)	$(804)	$1,649	$845

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

Loan demand in the Company’s market over the past three years has declined all three years due to the current economic conditions. The change in loan demand was due to a lack of growth in the market area served by the Company, poor overall economic conditions and increased competition from other financial institutions for the available loans. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. Real estate mortgage loans originated by the Company decreased by 13.6%, or $18,150,577 in 2012, and by 6.7%, or $9,639,327, in 2011 and increased by 3.1%, or $4,269,248, in 2010 compared to the prior year. The decrease in mortgage loans in 2012 and 2011 reflects the weakness in the national and local housing markets after seeing normal growth in the previous years.

Commercial and agricultural loans increased by $6,229,238, or 3.0% in 2012, decreased by $11,625,283 or 5.4% in 2011 and decreased by $9,028,019, or 4.0% in 2010. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined by $7,681,230, or 21.1% in 2012, $3,010,288, or 7.6% in 2011 and $9,901,647, or 20.1% in 2010, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2012	2011	2010	2009	2008
Commercial, financial and agricultural	$211,155	$203,458	$217,143	$226,171	$210,272
Real estate - construction	12,755	13,481	21,838	32,599	26,654
Real estate - mortgage	115,837	133,987	143,627	139,357	137,410
Consumer	29,391	38,540	39,491	49,393	54,714

TOTAL LOANS	$369,138	$389,466	$422,099	$447,520	$429,050

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2012

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$54,931	$148,524	$8,291	$211,746
Real estate - construction	5,721	6,630	404	$12,755
Real estate - mortgage	25,900	62,797	27,140	$115,837
Consumer	14,495	13,927	378	$28,800

Total loans	$101,047	$231,878	$36,213	$369,138

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$214,235	$22,162
Variable rates	17,643	14,051

Total loans	$231,878	$36,213

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2010, 2011 and 2012. The ratio of net loans charged off to average loans was 0.33% in 2012, 0.66% in 2011 and 0.37% in 2010. The chargeoffs in 2010, 2011 and 2012 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2012 was $1,545,797 compared to $2,995,426 in 2011 and $2,455,790 in 2010. The decrease in the provision for 2012 was mainly due to management’s assessment of incurred losses in the loan portfolio including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2012, the total allowance for loan losses was $6,954,269, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2012	2011	2010	2009	2008
BALANCE AT BEGINNING OF YEAR	$6,681	$6,379	$5,526	$4,480	$3,967

LOANS CHARGED-OFF

Commercial, financial and agricultural	920	1,523	593	1,038	350
Real estate - construction	99	67	176	—	15
Real estate - mortgage	250	922	636	746	198
Consumer	235	306	410	394	345

TOTAL CHARGE-OFFS	1,504	2,818	1,815	2,178	908

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	69	21	108	52	57
Real estate - construction	11	6	—	2	2
Real estate - mortgage	29	11	12	40	33
Consumer	122	87	92	117	105

TOTAL RECOVERIES	231	125	212	211	197

Net loans charged-off	1,273	2,693	1,603	1,967	711
Additions charged to operating expense	1,546	2,995	2,456	3,013	1,224

BALANCE AT END OF YEAR	$6,954	$6,681	$6,379	$5,526	$4,480

Loans, net of unearned, at year end	$368,890	$389,262	$421,876	$447,221	$428,705

Ratio of allowance to loans at year end	1.89%	1.72%	1.51%	1.24%	1.05%

Average loans - net of unearned	$381,597	$407,748	$437,563	$441,841	$398,184

Ratio of net loans charged-off to average loans	0.33%	0.66%	0.37%	0.45%	0.18%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2012	2011	2010	2009	2008
Commercial, financial and agricultural	$3,965	$3,453	$3,047	$2,975	$2,588
Real estate - construction	351	285	434	161	224
Real estate - mortgage	1,868	2,111	1,930	1,401	518
Consumer	770	832	968	989	1,150

Total	$6,954	$6,681	$6,379	$5,526	$4,480

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2012	2011	2010	2009	2008
Commercial, financial and agricultural	57.20%	52.24%	51.44%	50.54%	49.01%
Real estate - construction	3.46%	3.46%	5.17%	7.28%	6.21%
Real estate - mortgage	31.38%	34.40%	34.03%	31.14%	32.03%
Consumer	7.96%	9.90%	9.36%	11.04%	12.75%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, declined in 2010, 2011 and 2012, as the Company’s credit standards have tightened, loan demand has weakened and the competition for loans has increased. The highest percentage decrease occurred in the construction real estate category, primarily due to the lack of demand in this market segment and the desire to limit its exposure in that category. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2012 was 1.29% compared to 1.27% in 2011. OREO decreased in 2012 after increasing in 2011 due to a larger amount of foreclosures in 2011 and the sale of several parcels that were acquired in foreclosure and a write-down of several parcels to fair market value during 2012.

Loans on non-accrual status amounted to $14,141,887 in 2012 as compared to $11,299,060 in 2011 and $10,931,669 in 2010. Interest income forgone on loans classified as non-accrual in 2012 was $770,509 as compared to $673,858 in 2011 and $614,511 in 2010. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2012	2011	2010	2009	2008
PRINCIPAL BALANCE

Non-accrual	$14,142	$11,299	$10,932	$9,794	$1,397
Accruing loans 90 days or more past due	609	269	1,023	1,291	911

TOTAL LOANS	$14,751	$11,568	$11,955	$11,085	$2,308

TOTAL NON-PERFORMING LOANS	$14,751	$11,568	$11,955	$11,085	$2,308

Income on non-accrual loans not recorded	$771	$674	$615	$139	$105

Non-performing as a percent of loans	4.07%	3.02%	2.88%	2.51%	0.54%

Other real estate owned	$4,682	$4,869	$3,068	$3,229	$3,375

OREO as a percent of loans	1.29%	1.27%	0.74%	0.73%	0.79%

Allowance as a percent of non-performing loans	47.24%	57.75%	53.67%	49.95%	194.11%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2012, 2011 and 2010 were $14,141,887, $11,398,698 and $11,512,534, respectively.

This table details the impaired loans by category for years ending 2012, 2011 and 2010.

	AT DECEMBER 31,
	2012	2011	2010
Commercial, financial and agricultural	$11,431,714	$7,763,051	$8,910,818
Real estate - construction	141,917	1,134,329	552,867
Real estate - mortgage	2,258,167	2,065,784	1,839,739
Consumer	310,089	435,534	209,110

Total loans	$14,141,887	$11,398,698	$11,512,534

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

At December 31, 2012, loans totaling $42,731,860 were included on the Company’s watch list compared to $43,168,567 at December 31, 2011. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management. During 2012, additional loans were added to the watch list due to the uncertainties in the current economic conditions.

SECURITIES

At December 31, 2012, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2010 through 2012 and the maturity distribution at December 31, 2012, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2012	2011	2010
SECURITIES AVAILABLE FOR SALE
U. S. Government Agencies	$269,194	$234,356	$225,268
Mortgage Backed Securities	36,386	32,435
State, County and Muncipal Obligations	105,301	93,655	95,207
Other Securities	3,093	3,093	3,093

TOTAL SECURITIES AVAILABLE FOR SALE	$413,974	$363,539	$323,568

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$34,088	3.96%	$81,516	2.02%	$189,976	2.64%
State, County and Municipal(2)	2,083	3.90%	12,546	4.81%	34,197	5.88%	56,475	5.06%
Other Securities	—	0.00%	—	0.00%	—	0.00%	3,093	4.16%

TOTAL AVAILABLE-FOR-SALE	$2,083	3.90%	$46,634	4.19%	$115,713	3.16%	$249,544	3.21%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2012. This change is not used in the Tier 1 capital calculation.

The above table shows an increase in the U. S. Government Agencies securities and an increase in the State, County and Municipal classifications. The increases were due to the Company’s effort to increase yields while maintaining credit quality and to purchase securities for our commercial repurchase agreement program with certain customers. As a result of this commercial repurchase agreement program, the Company increased its margin on the balances in this program. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of it funds not needed for loan demand in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2011 due to the pricing strategy of the Company to manage liquidity needs and increased in 2012 due to customers desiring to stay short and liquid with their deposits. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2012		2011		2010
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$107,130		$98,131		$90,163
Interest-bearing demand	191,930	0.39%	170,323	0.47%	166,595	0.64%
Savings	44,777	0.22%	40,365	0.33%	36,884	0.37%
Time deposits	248,886	0.74%	234,892	0.97%	263,156	1.49%

	$592,723	0.55%	$543,711	0.59%	$556,798	0.92%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2012
3 months or less	$34,654
3 through 12 months	70,787
1 year to 3 years	26,494
over 3 years	—

$131,935

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2012	2011	2010
Short-term borrowings
Year-end balance	$73,307	$120,220	$110,483
Weighted average rate	0.95%	0.95%	0.95%

Maximum month-end balance	$103,355	$136,110	$140,948

Year to date average balance	$79,002	$114,000	$111,132
Weighted average rate	0.95%	0.94%	0.95%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2012, the Company had the capacity to borrow up to $202,139,520 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2012, the Company maintained its borrowings from the FHLB at $68,500,000 and its Federal Funds Purchased at zero. In 2011, the Company decreased its borrowing $15,900,000 from the FHLB and decreased its Federal Funds Purchased $2,500,000. In 2012, the balances in Securities Sold Under Agreement to Repurchase decreased $46,913,668, or 39.0%. In 2011, these balances increased to $120,220,433, an increase of $9,736,996, or 8.8%.

At the end of 2012, the Company had long-term debt in the amount of $68,500,000 to the FHLB for advances and $174,090 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2012 is listed below.

(in thousands)
2012

Less than one year	$45,000
One year to three years	3,548
Over three years	20,126

Total long-term borrowings	$68,674

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2010 through 2012 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2012	FROM ‘11	2011	FROM ‘10	2010
NON-INTEREST INCOME
Service charges on deposit accounts	$3,702	0.35%	$3,689	-7.80%	$4,001
Other operating income	3,700	-1.41%	3,753	10.12%	3,408

TOTAL NON-INTEREST INCOME	$7,402	-0.54%	$7,442	0.45%	$7,409

NON-INTEREST EXPENSE
Salaries and employee benefits	$13,737	-2.28%	$14,057	2.01%	$13,780
Occupancy expense, including equipment	4,488	4.15%	4,309	13.25%	3,805
Other operating expense	7,875	-0.04%	7,878	4.55%	7,535

TOTAL NON-INTEREST EXPENSE	$26,100	-0.55%	$26,244	4.47%	$25,120

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

During 2012, non-interest income decreased by $40,600, or 0.55%, when compared to 2011. An increase in other income and service charge income from checking accounts was offset by a decrease in proceeds from gains on sales of investment securities.

During 2011, non-interest income increased by $33,813, or 0.45%, when compared to 2010. An increase in other income and proceeds from gains on sales of investment securities was offset by a decrease in service charge income from checking accounts.

During 2010, non-interest income decreased by $649,066, or 8.05%, when compared to 2009. An increase in service charge income from checking accounts and proceeds from gains on sales of investment securities offset a decrease in other income that resulted from the one time receipt of proceeds in 2009 from the sale of a parcel of surplus bank property in the amount of $855,537.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2012, non-interest expense decreased by $143,653, or 0.55%, to $26,099,967. Included in this was a decrease in salaries and benefits in the amount of $319,597, or 2.3% and an increase in occupancy expense in the amount of $80,710, or 4.2%. The increase in occupancy expense is related to cost increases and the addition of a branch in Flowood, Mississippi in 2012.

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

In 2012, the Company’s efficiency ratio was 70.73%, compared to 68.51% in 2011 and 65.52% in 2010. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The overall increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,717,173 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 19.57%, 15.43% and 22.53% in 2012, 2011 and 2010, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. In 2010, the Company incurred taxes on the gain from the liquidation of an unconsolidated subsidiary. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2012, the Company experienced an increase in deposits and a decrease in loans outstanding. Due in large part to the decrease in loan demand and the increase in deposits, the balances in investment securities increased. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

It is management’s intent to pay off the $45 million of FHLB ADVANCES that mature during 2013 if they are no longer needed to maintain the Company’s Liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2012, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2012 and 2011.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2012			2011
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$381,234	$(26,065)	-6.40%	$407,299	$(29,701)	-6.80%
Taxable securities	257,073	26,296	11.39%	230,777	25,238	12.28%
Tax-exempt securities	103,648	9,246	9.79%	94,402	(2,630)	-2.71%
Federal funds sold and other	21,086	1,265	6.38%	19,821	(2,523)	-11.29%

TOTAL USES	$763,041	$10,742	1.43%	$752,299	$(9,616)	-1.26%

FUNDING SOURCES

Noninterest-bearing deposits	$107,130	$8,999	9.17%	$98,131	$7,968	8.84%
Interest-bearing demand and savings deposits	236,707	26,888	12.81%	209,819	7,097	3.50%
Time deposits	248,886	13,994	5.96%	234,892	(28,264)	-10.74%
Short-term borrowings	2,900	870	42.86%	2,030	507	33.29%
Commercial repo	79,002	(32,968)	-29.44%	111,970	2,361	2.15%
Long-term debt	72,356	(10,146)	-12.30%	82,502	(3,421)	-3.98%

TOTAL SOURCES	$746,981	$7,637	1.01%	$753,096	$(13,752)	-1.83%

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

During 2012, total capital increased primarily due to earnings that were in excess of dividends. The Company’s stock repurchase program was terminated in April 2010. During 2010, this plan purchased 16,126 shares at a total cost of $366,381.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2012, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2012	2011	2010
Tier 1 capital
Shareholders’ equity	$88,869	$86,082	$76,295
Less: Intangibles	(3,150)	(3,229)	(3,411)
Add/less: Unrealized loss/(gain) on securities	(4,348)	(4,443)	2,198

TOTAL TIER 1 CAPITAL	$81,371	$78,410	$75,082

Total capital
Tier 1 capital	$81,371	$78,410	$75,082
Allowable allowance for loan losses	6,008	6,030	6,207

TOTAL CAPITAL	$87,379	$84,440	$81,289

RISK WEIGHTED ASSETS	$479,658	$481,784	$496,594

AVERAGE ASSETS (FOURTH QUARTER)	$848,966	$828,295	$833,091

RISK BASED RATIOS TIER 1	16.96%	16.27%	15.12%

TOTAL CAPITAL	18.22%	17.53%	16.37%

LEVERAGE RATIOS	9.58%	9.47%	9.01%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 62.9% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2012. (in thousands)

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	Over 5 Years

Long Term Debt	$68,500	$45,000	$3,500	$—	$20,000
Operating Leases	520	229	177	114	—
Other Long-term Liabilities	174	—	48	126	—

Total	$69,194	$45,229	$3,725	$240	$20,000

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2012 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$160,199	$241,203
Total rate sensitive liabilities	413,668	174,461

Net gap	$(253,469)	$66,742

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2012 and 2011.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2012

(in thousands)

	2013	2014	2015	2016	2017	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$81,620	$70,011	$37,618	$74,860	$31,746	$22,162	$318,017	$318,196
Average Int Rate	6.07%	6.50%	6.33%	5.70%	4.99%	6.68%	6.36%
Floating Rate	$19,427	$12,273	$472	$252	$4,646	$14,051	$51,121	$51,121
Average Int Rate	4.72%	4.74%	4.15%	4.53%	5.71%	5.10%	4.91%
Investment securities
Fixed Rate	$2,083	$2,450	$5,172	$23,569	$15,442	$362,165	$410,880	$418,101
Average Int Rate	3.90%	4.92%	4.88%	3.34%	5.13%	3.19%	3.31%
Floating Rate						$3,093	$3,093	$2,807
Average Int Rate						4.16%	4.16%
Other earning assets
Fixed Rate	$16,229						$16,229	$16,229
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$574,970	$48,440	$3,970	$13	$56	$0	$522,603	$522,816
Average Int Rate	0.31%	0.64%	0.79%	0.60%	0.60%	0.00%	0.41%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate	$45,000	$3,500				$20,000	$68,500	$70,845
Average Int Rate	3.37%	4.67%				2.53%	3.19%
Floating Rate		$73,307					$73,307	$73,307
Average Int Rate		0.95%					0.95%

AS OF DECEMBER 31, 2011

(in thousands)

	2012	2013	2014	2015	2016	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$84,359	$78,577	$87,105	$41,196	$14,630	$29,314	$335,181	$334,774
Average Int Rate	6.05%	6.61%	6.35%	6.23%	6.31%	6.87%	6.36%
Floating Rate	$18,323	$1,500	$10,309	$2,313	$182	$14,773	$47,400	$47,400
Average Int Rate	4.98%	4.17%	4.82%	4.28%	4.27%	5.06%	4.91%
Investment securities
Fixed Rate	$6,261	$4,331	$3,552	$14,108	$22,524	$321,703	$372,479	$372,479
Average Int Rate	1.95%	4.15%	5.39%	4.55%	5.04%	3.77%	3.84%
Floating Rate						$2,029	$2,029	$2,029
Average Int Rate						3.63%	3.63%
Other earning assets
Fixed Rate	$3,991						$3,991	$3,991
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$427,277	$25,372	$2,478	$301	$15	$0	$455,443	$455,494
Average Int Rate	0.58%	0.98%	0.89%	2.76%	0.85%	0.00%	0.61%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate		$45,000	$3,500			$20,000	$68,500	$71,950
Average Int Rate		3.37%	4.67%			2.53%	3.19%
Floating Rate		$120,220					$120,220	$120,220
Average Int Rate		0.95%					0.95%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2012. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2012

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$34,189	$64,385	$216,159	$32,760	$347,493
Investment securities	109,781	176,818	84,864	49,446	420,909
Interest Bearing Due From Bank Accounts	16,229	—	—	—	16,229

TOTAL INTEREST BEARING ASSETS	$160,199	$241,203	$301,023	$82,206	$784,631

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$210,064	$—	$—	$—	$210,064
Savings and Money Market deposits	63,988	—	—	—	63,988
Time deposits	66,309	129,461	52,480	—	248,250
Short term borrowings	73,307	—	—	—	73,307
Long term borrowings	—	45,000	3,500	20,000	68,500

TOTAL INTEREST BEARING LIABILITIES	$413,668	$174,461	$55,980	$20,000	$664,109

Rate sensitive gap	$(253,469)	$66,742	$245,043	$62,206	$120,522
Rate sensitive cumulative gap	(253,469)	(186,727)	58,316	120,522	—
Cumulative gap as a percentage of total earning assets	-32.30%	-23.80%	7.43%	15.36%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period as of December 31, 2012. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 78.9% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a liability sensitive position when evaluating the maturities of interest-bearing items. Thus, a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on the Company’s earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by structuring deposit rates to entice customers to shorten the maturities of their time deposits. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Although short and medium term interest rates decreased in 2011 and remained low in 2012 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank, the effect on the Company was marginal. The Company’s net interest margin in 2012 was 3.93% and in 2011 was 4.20%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$8,899	$9,003	$8,275	$8,211
Interest Expense	1,511	1,457	1,397	1,344

Net Interest Income	7,388	7,546	6,878	6,867
Provision for Loan Losses	536	330	463	217
Non-interest Income	1,610	1,637	1,841	2,314
Non-interest Expense	6,410	6,674	6,273	6,743
Income Taxes	389	427	354	481

Net Income	$1,663	$1,752	$1,629	$1,740

Per common share:
Basic	$0.34	$0.36	$0.34	$0.36
Diluted	$0.34	$0.36	$0.33	$0.36

Cash Dividends	$0.22	$0.22	$0.22	$0.22

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$9,345	$9,444	$9,423	$8,762
Interest Expense	1,767	1,682	1,590	1,603

Net Interest Income	7,578	7,762	7,833	7,159
Provision for Loan Losses	244	683	1,660	408
Non-interest Income	1,574	1,520	2,456	1,892
Non-interest Expense	6,390	6,250	6,709	6,895
Income Taxes	563	495	297	(38)

Net Income	$1,955	$1,854	$1,623	$1,786

Per common share:
Basic	$0.40	$0.38	$0.33	$0.37
Diluted	$0.40	$0.38	$0.33	$0.37

Cash Dividends	$0.22	$0.22	$0.22	$0.22

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock trades on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 1, 2013, the common stock’s closing price on NASDAQ was $18.85. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2011	High	Low	Dividends Declared (per common share)
January - March	$21.20	$19.76	0.22
April - June	21.50	18.00	0.22
July - September	19.90	18.00	0.22
October - December	18.76	16.50	0.22

2012	High	Low	Dividends Declared (per common share)
January - March	$20.63	$17.51	0.22
April - June	19.99	18.01	0.22
July - September	19.90	18.13	0.22
October - December	19.84	17.55	0.22

On March 7, 2013, shares of the Company’s common stock were held of record by approximately 452 shareholders.

DIVIDENDS

Dividends totaled $0.88 per share for 2012 and 2011.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of 360 other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2007 and that all dividends were reinvested.

Performance Graph

December 31, 2007 - December 31, 2012

	12/29/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012
Citizens Holding Company	100.00	120.01	132.29	130.07	113.06	131.36
NASDAQ Market Index	100.00	60.02	87.24	103.08	102.06	120.41
Morningstar Regional Banks	100.00	67.94	64.07	70.97	56.83	76.76

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

Mike Chandler

Vice President

Kevin Eason

Vice President, Loan Review Manager

Stacy Arnold

Vice President, Compliance Officer

Joshua Sullivan

Vice President,

Senior Credit Analyst

Camp Keith

Vice President, Senior Consumer

Credit Officer

Sommer Vick

Assistant Vice President

Carolyn K. McKee

Assistant Vice President

Beth Branning

Assistant Vice President

Tommy Jackson

Assistant Vice President

Mitch Peden

Assistant Vice President, Information Services Manager

Mark Flake

Assistant Vice President,

Network Services Manager

Tammy Pope

Accounting Officer

Greg Jackson

Accounting Officer

Pat Stokes

Assistant Cashier

Patsy Smith

Assistant Cashier

Ashley Peebles

Assistant Cashier

Elizabeth Owen

Assistant Vice-President, Director of Human Resources

Deborah Ladd

Item Processing Officer

Linda Goforth

Electronic Banking Officer

Scott Lewis

Information Security Officer

Patti Rickles

ACH Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Margaret Thompson

Assistant Cashier

Sue Fisher

Assistant Cashier

Deposit Operation Officer

Sebastopol Branch

Connie Comans

Assistant Cashier

Union Branch

Robert C. Palmer, Jr.

President

Marianne Strickland

Assistant Cashier

Kosciusko Branch

Steve Potts

Vice President

David Blair

Vice President

Scooba and DeKalb Branches

Fran Knight

President

Forest Branch

Richard Latham

Vice President

Dymple Winstead

Assistant Vice President

Decatur Branch

Ken Jones

Vice President

Louisville Branch

Bruce Lee

President

Marion Gardner

Assistant Cashier

Lynn Graham

Branch Operations Officer

Starkville Branch

Stan Acy

President

Charles Byrd

Assistant Cashier, Appraisal Review Specialist

Rhonda Edmondson

Assistant Cashier

Collinsville Branch

Mike Shelby

Vice President

Meridian Eastgate

Charles Young

Regional Commercial Lender

Vikki Gunter

Assistant Vice President

Meridian Mid-Town

Annette Brooks

Assistant Cashier

Meridian Broadmoor

Justin Branstetter

Assistant Vice President

Credit Officer

Hattiesburg Branch

Todd Mixon

President, Hattiesburg Region

Flowood Branch

Shad Pope

Assistant Vice President

Biloxi Loan Production Office

Travis Moore

President, Gulf Coast Region

Mortgage Loan Department

Linda Stribling

Assistant Vice President

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

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	5419 Hwy 25 Ste. Q	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Meridian Mid-Town
201 Highway 12 West	27597 Highway 16 East	905 22nd Avenue
Starkville, MS 39759	Scooba, MS 39358	Meridian, MS 39301
662.323.1420	662.476.8431	601.482.8858

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi LPO	Hattiesburg Branch	Flowood Branch
1765 Popps Ferry Road	6222 Highway 98	5419 Highway 25, Suite Q
Biloxi, MS 39532	Hattiesburg, MS 39402	Flowood, MS 39232
228.594.6913	601.264.4425	601.992.7688

Phone Teller	Internet Banking
1.800.397.0344	http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 23, 2013, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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