Form 10-K, Exhibit 13
period 2013-12-31
CITIZENS HOLDING CO /MS/
filed 2014-03-14
CIK 1075706

Exhibit 13

I am pleased to announce that The Citizens Bank enjoyed a successful and profitable year. By virtually any standard, your bank achieved significant success while we continue to embrace timeless values of true community banking in our service to customers and communities.

For fiscal year 2013, The Citizens Bank increased Net Income by 5.4%, while deposits rose 1.9%. Our Total Loans increased 6.3%, testament to our commitment of meeting the financial needs of families and business owners across our market area. In our role as a true community bank, that investment ripples through communities to enhance the quality of life we share. This performance also continues our legacy of strong, consistent stockholder returns and was accomplished in a less-than-perfect national economy.

Your Board and management team believe that our fiscal strength and stability sits at the heart of our mission. Without financial stability, our prominence is diminished and our role diluted. The principles of strength and soundness are the result of the pursuit of integrity in our actions, our plans and our daily performance. I am proud of the leadership your Board has provided, the diligence of our management team in working to foster an environment of respect and service-driven banking to our customers, and to our employees for sharing a common thread of dedication to excellence as we help those customers reach their financial goals. Truly, ours is a team approach that shares common values; values that drive our decisions each and every day.

The Citizens Bank was selected as a Top 200 Community Bank in the United States by the American Banker magazine. While we appreciate the continuing recognition, we will not rest on our laurels as 2014 unfolds and in the years ahead. Our brand of banking and the management model we have created works well.

Personal service is, and will remain, the signature of The Citizens Bank. With that being said, we recognize the need to introduce convenient, safe technologies to enhance our customers’ banking experience. During 2013 we unveiled a new Online Banking system, a more responsive website and Mobile Deposit Capture, which allows customers with smart devices the capability to scan and make non-cash deposits 24/7, from wherever they have internet access.

As always, I appreciate your support in the continuing success of this great company.

Sincerely,

/s/ Greg McKee

Greg McKee

President and CEO

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2013 and 2012 and for the

Years Ended December 31, 2013, 2012 and 2011

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive (Loss) Income	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8–9

Notes to Consolidated Financial Statements	10–61

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated statements of condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. We have also audited the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Ridgeland, Mississippi

March 7, 2014

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2013 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 1992. Based on this assessment, management believes that, as of December 31, 2013, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2013, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2013.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 7, 2014

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2013 and 2012

ASSETS	2013	2012
Cash and due from banks	$16,040,195	$21,561,288
Interest bearing deposits with other banks	684,100	16,228,747
Securities available for sale, at fair value (amortized cost of $432,065,590 in 2013 and $413,973,929 in 2012)	398,176,402	420,907,815
Loans, net of allowance for loan losses of $8,077,499 in 2013 and $6,954,269 in 2012	384,104,766	361,936,495
Bank premises, furniture, fixtures and equipment, net	18,623,154	19,425,292
Other real estate owned, net	3,751,168	4,682,255
Accrued interest receivable	4,132,053	4,665,868
Cash surrender value of life insurance	22,208,962	21,191,930
Intangible assets, net	3,149,657	3,149,657
Other assets	22,198,442	7,090,551

Total assets	$873,068,899	$880,839,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$120,424,895	$119,946,574
Interest bearing deposits	534,204,901	522,602,764

Total deposits	654,629,796	642,549,338

Securities sold under agreement to repurchase	82,420,781	73,306,765
Federal funds purchased	27,500,000	—
Federal Home Loan Bank advances	33,500,000	68,500,000
Accrued interest payable	199,513	321,472
Deferred compensation payable	6,719,948	5,917,662

Other liabilities	1,832,659	1,375,831

Total liabilities	806,802,697	791,971,068

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,870,114 shares issued and outstanding at 2013 and 4,861,411 shares issued and outstanding at 2012	974,023	972,282
Additional paid-in capital	3,748,176	3,620,967
Accumulated other comprehensive (loss) gain, net of tax (benefit) expense of ($12,640,667) in 2013 and $2,586,340 in 2012	(21,248,521)	4,347,546

Retained earnings	82,792,524	79,928,035

Total stockholders’ equity	66,266,202	88,868,830

Total liabilities and stockholders’ equity	$873,068,899	$880,839,898

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2013, 2012, and 2011

	2013	2012	2011
Interest income
Interest and fees on loans	$20,610,580	$23,244,808	$25,338,479
Interest on securities
Taxable	7,949,437	7,326,516	7,885,853
Non-taxable	3,504,084	3,751,909	3,684,702
Other interest	51,994	64,580	64,635

Total interest income	32,116,095	34,387,813	36,973,669

Interest expense
Deposits	1,944,997	2,710,082	3,210,445
Other borrowed funds	2,135,460	2,998,939	3,431,648

Total interest expense	4,080,457	5,709,021	6,642,093

Net interest income	28,035,638	28,678,792	30,331,576

Provision for loan losses	(2,204,366)	(1,545,797)	(2,995,426)

Net interest income after provision for loan losses	25,831,272	27,132,995	27,336,150

Non-interest income
Service charges on deposit accounts	3,884,997	3,702,425	3,688,615
Other service charges and fees	1,953,263	1,840,211	1,714,411
Net gains on sales of securities	423,388	459,934	715,223
Other income	1,554,454	1,399,209	1,324,130

Total non-interest income	7,816,102	7,401,779	7,442,379

Non-interest expense
Salaries and employee benefits	13,110,603	13,736,939	14,056,536
Occupancy expense	2,016,965	2,007,513	1,926,803
Equipment expense	2,379,167	2,480,323	2,381,842
Other expense	7,220,876	7,875,192	7,878,439

Total non-interest expense	24,727,611	26,099,967	26,243,620

Income before income taxes	8,919,763	8,434,807	8,534,909

Income tax expense	1,769,903	1,650,808	1,317,062

Net income	$7,149,860	$6,783,999	$7,217,847

Net income per share – basic	$1.47	$1.40	$1.49

Net income per share – diluted	$1.47	$1.39	$1.49

Average shares outstanding
Basic	4,868,263	4,857,798	4,842,353

Diluted	4,869,767	4,865,865	4,848,809

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive (Loss) Income

Years Ended December 31, 2013, 2012, and 2011

	2013	2012	2011
Net income	$7,149,860	$6,783,999	$7,217,847

Other comprehensive (loss) income

Unrealized holding (losses) gains on available-for-sale securities	(40,399,686)	307,841	11,306,672
Income tax effect	15,069,083	(114,825)	(4,217,388)

Net unrealized (losses) gains	(25,330,603)	193,016	7,089,284

Reclassification adjustment for gains included in net income	(423,388)	(459,934)	(715,223)
Income tax effect	157,924	171,555	266,778

Net gains included in net income	(265,464)	(288,379)	(448,445)

Total other comprehensive (loss) income	(25,596,067)	(95,363)	6,640,839

Comprehensive (loss) income	$(18,446,207)	$6,688,636	$13,858,686

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2013, 2012, and 2011

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2010	4,838,411	$967,682	$3,061,221	$(2,197,930)	$74,464,123	$76,295,096
Net income	—	—	—	—	7,217,847	7,217,847
Dividends paid ($ 0.88 per share)	—	—	—	—	(4,261,652)	(4,261,652)
Options exercised	5,500	1,100	62,285	—	—	63,385
Stock compensation expense	—	—	123,702	—	—	123,702
Other comprehensive income, net	—	—	—	6,640,839	—	6,640,839

Balance, December 31, 2011	4,843,911	968,782	3,247,208	4,442,909	77,420,318	86,079,217
Net income	—	—	—	—	6,783,999	6,783,999
Dividends paid ($ 0.88 per share)	—	—	—	—	(4,276,282)	(4,276,282)
Options exercised	17,500	3,500	253,925	—	—	257,425
Stock compensation expense	—	—	119,834	—	—	119,834
Other comprehensive loss, net	—	—	—	(95,363)	—	(95,363)

Balance, December 31, 2012	4,861,411	972,282	3,620,967	4,347,546	79,928,035	88,868,830
Net income	—	—	—	—	7,149,860	7,149,860
Dividends paid ($ 0.88 per share)	—	—	—	—	(4,285,371)	(4,285,371)
Options exercised	8,703	1,741	127,209	—	—	128,950
Other comprehensive income, net	—	—	—	(25,596,067)	—	(25,596,067)

Balance, December 31, 2013	4,870,114	$974,023	3,748,176	(21,248,521)	82,792,524	$66,266,202

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012, and 2011

	2013	2012	2011
Cash flows from operating activities
Net income	$7,149,860	$6,783,999	$7,217,847
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,140,753	1,149,029	1,181,257
Amortization of intangibles	—	76,955	184,691
Amortization of premiums and accretion of discounts on investment securities, net	717,749	850,887	1,264,464
Stock compensation expense	—	119,834	123,702
Provision for loan losses	2,204,366	1,545,797	2,995,426
Gain on sale of securities	(423,388)	(459,934)	(715,223)
Federal Home Loan Bank stock dividends	(11,400)	(13,100)	(15,800)
Deferred income tax benefit	(850,100)	(536,374)	(572,140)
Excess tax benefit	(14,566)	(12,167)	(17,347)
Net writedown on other real estate owned	276,400	309,797	265,876
Decrease (increase) in accrued interest receivable	533,815	(220,484)	377,843
Increase in cash surrender value life insurance	(1,017,032)	(809,867)	(846,763)
Decrease in accrued interest payable	(121,959)	(50,902)	(166,507)
Increase in deferred compensation liability	802,286	831,727	755,866
Net change in other operating assets and liabilities	824,044	1,522,053	(245,152)

Net cash provided by operating activities	11,210,828	11,087,250	11,788,040

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	81,916,607	256,825,697	192,942,469
Proceeds from sales of securities available-for-sale	41,974,017	5,583,382	19,864,689
Purchases of investment securities available-for-sale	(142,276,646)	(313,234,435)	(253,327,354)
Purchases of bank premises, furniture, fixtures and equipment	(338,615)	(295,878)	(708,222)
Proceeds from sale of other real estate owned	2,091,610	1,574,051	687,095
Net (increase) decrease in interest bearing deposits with other banks	15,544,647	(12,238,226)	(2,834,933)
Proceeds from redemption of
Federal Home Loan Bank Stock	1,052,000	442,800	908,700
Purchases of Federal Home Loan Bank Stock	(438,600)	(282,700)	(108,000)
Net (increase) decrease in loans	(25,809,560)	17,400,787	27,167,350

Net cash used by investing activities	(26,284,540)	(44,224,522)	(15,408,206)

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012, and 2011

2 of 2

	2013	2012	2011
Cash flows from financing activities
Net increase in deposits	$12,080,458	$70,211,203	$34,908,412
Net increase (decrease) in federal funds purchased	27,500,000	—	(2,500,000)
Net change in securities sold under agreement to repurchase	9,114,016	(46,913,668)	9,736,996
Proceeds from exercise of stock options	128,950	257,425	63,385
Excess tax benefit on stock option exercises	14,566	12,167	17,347
Dividends paid to stockholders	(4,285,371)	(4,276,282)	(4,261,652)
Federal Home Loan Bank advance proceeds	10,000,000	—	—
Federal Home Loan Bank advance payments	(45,000,000)	—	(15,900,000)

Net cash provided by financing activities	9,552,619	19,290,845	22,064,488

Net (decrease) increase in cash and due from banks	(5,521,093)	(13,846,427)	18,444,322

Cash and due from banks, beginning of year	21,561,288	35,407,715	16,963,393

Cash and due from banks, end of year	$16,040,195	$21,561,288	$35,407,715

Supplemental disclosures of cash flow information

Cash paid for Interest	$4,202,416	$5,760,923	$6,808,600

Income taxes	$2,357,215	$2,442,092	$3,012,862

Noncash disclosures

Real estate acquired by foreclosure	$1,436,923	$1,697,450	$2,753,415

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The accounting policies of Citizens Holding Company and its subsidiary conform to generally accepted accounting principles (“GAAP”) in the United States of America and to general practices within the banking industry. The consolidated financial statements of Citizens Holding Company include the accounts of its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (collectively, the “Company”). All significant intercompany transactions have been eliminated in consolidation.

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (the “Bank”) operates under a state bank charter and provides general banking services. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. Citizens Holding Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is Neshoba County, Mississippi and the immediately surrounding areas. Services are provided at several branch offices.

Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2013 and 2012 was $2,015,000 and $1,902,000, respectively.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

Troubled debt restructurings are those for which concessions have been granted to the borrower due to a deterioration of the borrower’s financial condition. Such concessions may include reduction in interest rates or deferral of interest or principal payments. In evaluating whether to restructure a loan, management analyzes the long-term financial condition of the borrower, including guarantor and collateral support, to determine whether the proposed concessions will increase the likelihood of repayment of principal and interest. Restructured loans are classified as performing, unless they are on nonaccrual status of 90 days or more delinquent, in which case they are considered nonperforming.

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates the allowance for loan loss by applying an average historical charge-off percentage by loan segment and over a 20 quarter period of time with the most current quarters weighted to show the effect of the most recent chargeoff activity to the current loan balances in the corresponding loan segment. Additionally, specific reserves on an individual loan basis may be applied in addition to the allowance calculated using the model. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is greatly improved.

Large groups of small-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2013, all core deposit intangibles had been fully amortized. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Trust Assets

Assets held by the trust department of the Company in its fiduciary or agency capacities are not assets of the Company and are not included in the consolidated financial statements.

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

Comprehensive (Loss) Income

Comprehensive income includes net earnings reported in the consolidated statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of stockholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, is the only component of accumulated other comprehensive income for the Company.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2013, 2012 and 2011 is illustrated in the following table.

	2013	2012	2011

Basic weighted average shares outstanding	4,868,263	4,857,798	4,842,353
Dilutive effect of stock options	1,504	8,067	6,456

Dilutive weighted average shares outstanding	4,869,767	4,865,865	4,848,809

Net income	$7,149,860	$6,783,999	$7,217,847

Net income per share-basic	$1.47	$1.40	$1.49
Net income per share-diluted	$1.47	$1.39	$1.49

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $621,216, $636,652 and $730,496 for the years ended December 31, 2013, 2012 and 2011, respectively.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold. Securities, generally U. S. Government, federal agency and state county municipal securities, pledged as collateral under these financing arrangements cannot be sold or re-pledged by the secured party.

Reclassifications

Certain information for 2011 and 2012 has been reclassified to conform to the financial presentation for 2013. Such reclassifications had no effect on net income or stockholders’ equity.

Stock-Based Compensation

At December 31, 2013, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan, which expired in 2009, and the 1999 Directors’ Stock Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. The Company did not estimate any forfeitures for 2013, 2012 or 2011, due to the low historical forfeiture rate. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 18 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2011 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

Purchase	Total
Kosciusko Branch	$295,837
Scooba Branch	220,000
Three D Mortgage Company	66,220
CB&T Capital Corporation	2,567,600

Total goodwill	$3,149,657

The Company has also allocated intangible assets to be recognized as core deposit intangibles from the CB&T Capital Corporation acquisition. The core deposit intangible balance is detailed as follows:

Purchase	Total	Life to Date Amortization	Unamortized Balance

CB&T Capital Corporation	$1,846,909	$1,846,909	$—

Total core deposit intangible	$1,846,909	$1,846,909	$—

Total amortization expense related to all intangible assets for the years ended December 31, 2013, 2012 and 2011 was $-0-, $76,955 and $184,691, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and fair value of investment securities at December 31, 2013 and 2012 are as follows:

2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$316,305,125	$98,740	$33,587,465	$282,816,400
Mortgage-backed securities	16,476,430	719,825	29,861	17,166,394
State, County, Municipals	96,258,584	2,309,291	3,140,470	95,427,405
Other investments	3,025,451	—	259,248	2,766,203

Total	$432,065,590	$3,127,856	$37,017,044	$398,176,402

2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$269,196,449	$546,153	$628,701	$269,110,901
Mortgage-backed securities	36,386,126	2,054,119	18,944	38,421,301
State, County, Municipals	105,300,892	5,640,711	372,243	110,569,360
Other investments	3,093,462	—	287,209	2,806,253

Total	$413,973,929	$8,240,983	$1,307,097	$420,907,815

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The following table shows the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 and 2012 (in thousands):

December 31, 2013	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U. S.
Government agencies	$255,350	$29,954	$26,367	$3,633	$281,717	$33,587
Mortgage backed securities	3,581	30	—	—	3,581	30
State, County, Municipal	20,131	1,461	10,014	1,680	30,145	3,141
Other investments	—	—	2,766	259	2,766	259

Total	$279,062	$31,445	$39,147	$5,572	$318,209	$37,017

December 31, 2012	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U. S.
Government agencies	$98,074	$629	$—	$—	$98,074	$629
Mortgage backed securities	7,359	19	—	—	7,359	19
State, County, Municipal	14,466	371	260	1	14,726	372
Other investments	—	—	2,806	287	2,806	287

Total	$119,899	$1,019	$3,066	$288	$122,965	$1,307

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

Investment Securities.

The Company’s unrealized losses on its Obligations of U. S. Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of upward trend in interest rates, mainly in the mid-term sector. None of the unrealized losses disclosed in the previous table are related to credit deterioration. The Company has determined that none of the securities in this classification are other-than-temporarily impaired at December 31, 2013 or 2012.

Other investments. The Company’s unrealized loss on other investments relates to an investment in a pooled trust preferred security. The decline in value of the pooled trust preferred security is related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions. However, due to the reductions in defaults and deferrals during the year, the unrealized losses have improved from $287,209 in 2012 to $259,248 in 2013. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2013 or 2012. This security is not subject to any of the restrictions put forth under the Volcker Rule that was brought about by the passage of the Dodd-Frank Act.

The amortized cost and estimated fair value of securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities available-for-sale
Due in one year or less	$2,429,035	2,448,452
Due after one year through five years	25,040,034	26,060,534
Due after five years through ten years	106,046,230	101,286,491
Due after ten years	298,550,291	268,380,925

Total	$432,065,590	398,176,402

Investment securities with carrying values of $133,977,764 and $107,788,715 at December 31, 2013 and 2012, respectively, were pledged as collateral for public deposits.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2013	2012	2011
Gross realized gains	$1,039,793	$459,934	$715,223
Gross realized losses	616,405	—	—

	$423,388	$459,934	$715,223

Note 4. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $2,633,300 and $3,235,300 at December 31, 2013 and 2012, respectively, and is included in other assets. The Company has purchased stock and had stock redeemed in 2013 and 2012 at the par value of $100 per share.

While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Dallas reported profits for 2013 and 2012, as of 2012 and 2013, was in compliance with its regulatory capital and liquidity requirements, and in 2012 and 2013, continued to pay dividends on its stock and make redemptions at the par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2013 or 2012.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans

The composition of loans, net at December 31, 2013 and 2012 is as follows:

	2013	2012
	(In Thousands)
Real Estate:
Land Development and Construction	$27,224	$12,755
Farmland	29,634	31,663
1-4 Family Mortgages	105,489	115,837
Commercial Real Estate	145,369	132,495

Total Real Estate Loans	307,716	292,750

Business Loans:
Commercial and Industrial Loans	55,813	45,564
Farm Production and other Farm Loans	1,308	1,433

Total Business Loans	57,121	46,997

Consumer Loans:
Credit Cards	1,087	1,050
Other Consumer Loans	26,744	28,341

Total Consumer Loans	27,831	29,391

Total Gross Loans	392,668	369,138

Unearned income	(485)	(248)
Allowance for loan losses	(8,078)	(6,954)

Loans, net	$384,105	$361,936

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with loan-to-value ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with loan-to-value ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $54.8 million and $51.1 million of the loans outstanding at December 31, 2013 and 2012, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2013 is presented in the following table.

Balance outstanding at December 31, 2012	$1,853,223

Principal additions	525,049

Principal reductions	1,051,945

Balance outstanding at December 31, 2013	$1,326,327

Loans are considered to be past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status, when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether such loans are considered past due. When interest accruals are discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2013	2012
	(in thousands)
Real Estate:
Land Development and Construction	$136	$142
Farmland	352	1,087
1-4 Family Mortgages	1,866	2,356
Commercial Real Estate	8,894	10,175

Total Real Estate Loans	11,248	13,760

Business Loans:
Commercial and Industrial Loans	2,224	167
Farm Production and other Farm Loans	—	3

Total Business Loans	2,224	170

Consumer Loans:
Credit Cards	—	—
Other Consumer Loans	120	212

Total Consumer Loans	120	212

Total Non-Accrual Loans	$13,592	$14,142

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $813,710 in 2013, $770,509 in 2012 and $673,858 in 2011.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2013 was as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$170	$—	$170	$27,054	$27,224	$—
Farmland	419	69	488	29,146	29,634	—
1-4 Family Mortgages	4,234	1,088	5,322	100,167	105,489	335
Commercial Real Estate	3,308	9,316	12,624	132,745	145,369	1,750

Total Real Estate Loans	8,131	10,473	18,604	289,112	307,716	2,085

Business Loans:
Commercial and Industrial Loans	248	23	271	55,542	55,813	—
Farm Production and other Farm Loans	5	—	5	1,303	1,308	—

Total Business Loans	253	23	276	56,845	57,121	—

Consumer Loans:
Credit Cards	39	10	49	1,038	1,087	10
Other Consumer Loans	1,105	41	1,146	25,598	26,744	—

Total Consumer Loans	1,144	51	1,195	26,636	27,831	10

Total Loans	$9,528	$10,547	$20,075	$372,593	$392,668	$2,095

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2013	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$136	$25	$111	$136	$103	$278
Farmland	352	220	132	352	24	720
1-4 Family Mortgages	1,866	1,054	812	1,866	202	2,111
Commercial Real Estate	8,894	976	7,918	8,894	896	9,535

Total Real Estate Loans	11,248	2,275	8,973	11,248	1,225	12,644

Business Loans:
Commercial and Industrial Loans	2,224	118	2,106	2,224	1,072	1,195
Farm Production and other Farm Loans	—	—	—	—	—	2

Total Business Loans	2,224	118	2,106	2,224	1,072	1,197

Consumer Loans:
Other Consumer Loans	120	120	—	120	—	166

Total Consumer Loans	120	120	—	120	—	166

Total Loans	$13,592	$2,513	$11,079	$13,592	$2,297	$14,007

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table presents troubled debt restructurings segregated by class (in thousands, except number of loans):

December 31, 2013	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	5	$9,261	$7,119

Total	5	$9,261	$7,119

December 31, 2012	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	4	$6,850	$5,602

Total	4	$6,850	$5,602

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Totals at January 1, 2013	4	$5,602
Additional loans with concessions	12,411
Reductions due to:
Writedown		(333)
Principal paydowns		(561)

Total at December 31, 2013	5	$7,119

The allocated allowance for loan losses attributable to restructured loans was $1,196,274 and $42,850 at December 31, 2013 and 2012, respectively.

The Company had no remaining availability under commitments to lend additional funds on these troubled debt restructurings at December 31, 2013.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2013.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2013 (in thousands):

Grades	Satisfactory 1, 2, 3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$25,165	$192	$1,867	$—	$—	$27,224
Farmland	25,160	744	3,730	—	—	29,634
1-4 Family Mortgages	87,108	4,671	13,710	—	—	105,489
Commercial Real Estate	125,339	5,915	14,115	—	—	145,369

Total Real Estate Loans	262,772	11,522	33,422	—	—	307,716

Business Loans:
Commercial and Industrial Loans	52,871	426	416	2,100	—	55,813
Farm Production and other Farm Loans	1,298	8	2	—	—	1,308

Total Business Loans	54,169	434	418	2,100	—	57,121

Consumer Loans:
Credit Cards	1,077	—	10	—	—	1,087
Other Consumer Loans	25,942	193	564	42	3	26,744

Total Consumer Loans	27,019	193	574	42	3	27,831

Total Loans	$343,960	$12,149	$34,414	$2,142	$3	$392,668

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2012:

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

The allowance on the majority of the loan portfolio is calculated using a historical chargeoff percentage applied to the current loan balances by loan segment. This historical period is the average of the previous 5 years with the most current years weighted to show the effect of the most recent chargeoff activity. This percentage is also adjusted for economic factors such as unemployment and general business conditions, both local and nationwide.

The group of loans that are considered to be impaired are individually evaluated for possible loss and a specific reserve is established to cover any loss contingency. Loans that are determined to be a loss with no benefit of remaining in the portfolio are charged off to the allowance. These specific reserves are reviewed periodically for continued impairment and adequacy of the specific reserve and adjusted when necessary.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Net chargeoffs, segregated by class of loans, were as follows:

	2013	2012	2011
Real Estate:
Land Development and Construction	$15,787	$(87,917)	$(60,964)
Farmland	(14,915)	2,386	(423,078)
1-4 Family Mortgages	(152,756)	(220,591)	(911,026)
Commercial Real Estate	(514,099)	(854,847)	(79,236)

Total Real Estate Loans	(665,983)	(1,160,969)	(1,474,304)

Business Loans:
Commercial and Industrial Loans	(350,740)	936	(994,522)
Farm Production and other Farm Loans	1,700	(3,436)	(4,671)

Total Business Loans	(349,040)	(2,500)	(999,193)

Consumer Loans:
Credit Cards	(17,726)	(9,441)	(43,763)
Other Consumer Loans	(48,387)	(100,030)	(175,824)

Total Consumer Loans	(66,113)	(109,471)	(219,587)

Total Net Chargeoffs	$(1,081,136)	$(1,272,940)	$(2,693,084)

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2013, 2012 and 2011:

2013	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,629,559	$1,554,698	$770,012	$6,954,269

Provision for loan losses	742,177	1 ,561,751	(99,562)	2,204,366

Chargeoffs	763,914	375,498	135,302	1,274,714

Recoveries	97,931	26,458	69,189	193,578

Net Chargeoffs	665,983	349,040	66,113	1,081,136

Ending Balance	$4,705,753	$2,767,409	$604,337	$8,077,499

Period end allowance allocated to:
Loans individually evaluated for impairment	1,224,874	1,071,729	—	2,296,603

Loans collectively evaluated for impairment	3,480,879	1,695,680	604,337	5,780,896

Ending Balance	$4,705,753	$2,767,409	$604,337	$8,077,499

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The Company’s recorded investment in loans as of December 31, 2013 and 2012 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2013	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$11,248	$2,224	$120	$13,592

Loans collectively evaluated for impairment	296,468	54,897	27,711	379,076

	$307,716	$57,121	$27,831	$392,668

2012	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$13,760	$170	$212	$14,142

Loans collectively evaluated for impairment	278,990	46,827	29,179	354,996

	$292,750	$46,997	$29,391	$369,138

Note 6. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2013 and 2012:

	2013	2012
Land and buildings	$23,291,103	$23,235,058
Furniture, fixtures and equipment	14,257,831	13,975,261

	37,548,934	37,210,319

Less accumulated depreciation	18,925,780	17,785,027

Total	$18,623,154	$19,425,292

Depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $1,140,753, $1,149,029 and $1,181,257, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposits

The composition of deposits as of December 31, is as follows:

	2013	2012
Non-interest bearing	$120,424,895	$119,946,574
NOW and money market accounts	248,015,410	228,111,275
Savings deposits	53,745,787	46,240,652
Time deposits, $100,000 or more	124,886,164	131,935,125
Other time deposits	107,557,540	116,315,712

Total	$654,629,796	$642,549,338

The scheduled maturities of time deposits at December 31, 2013 are as follows:

Year Ending December 31,	Amount
2014	$196,696,024
2015	33,234,264
2016	2,359,252
2017	56,684
2018	97,480

$232,443,704

Interest expense for time deposits over $100,000 was approximately $754,000, $996,000 and $1,158,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($2,633,300 included in other assets at December 31, 2013) and qualifying first mortgages and other loans. As of December 31, 2013, the balance in qualifying first mortgages and other loans was $145,282,544. At December 31, 2013 and 2012, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at		Interest Rate	Final Maturity
December 31,
2013	2012
—	10,000,000	3.66	June 17, 2013
—	15,000,000	3.07	June 24, 2013
—	10,000,000	3.24	July 16, 2013
—	10,000,000	3.66	July 16, 2013
10,000,000	—	0.16	January 21, 2014
3,500,000	3,500,000	4.67	December 16, 2014
20,000,000	20,000,000	2.53	January 09, 2018

$33,500,000	$68,500,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2014	13,500,000
2015	—
2016	—
2017	—
2018	20,000,000
Thereafter	—

$33,500,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2013	2012	2011
BOLI insurance	$657,273	$567,440	$636,657
Mortgage loan origination fees	367,573	486,136	354,407
Other income	529,608	345,633	333,066

Total other income	$1,554,454	$1,399,209	$1,324,130

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the year ended December 31:

Other Expense	2013	2012	2011
Intangible amortization	$—	$76,955	$184,691
Advertising	621,216	636,652	730,496
Office supplies	563,706	487,581	563,611
Legal and audit fees	393,997	458,731	446,699
FDIC and state assessments	69,282	1,270,792	1,152,049
Telephone expense	442,781	430,695	435,015
Loan collection expense	554,542	378,576	371,071
Other losses	462,475	354,279	302,493
Debit card / ATM expense	830,396	815,960	742,488
Travel and convention	200,684	194,541	278,676
Other expenses	3,081,797	2,770,430	2,671,150

Total other expense	$7,220,876	$7,875,192	$7,878,439

Other losses in 2013, 2012 and 2011 include the write-down on Other Real Estate Owned in the amount of $276,400, $309,797 and $265,876, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

The consolidated provision for income taxes consists of the following:

	2013	2012	2011
Currently payable
Federal	$2,335,959	$1,917,068	$1,677,406
State	284,044	270,114	211,796

	2,620,003	2,187,182	1,889,202
Deferred tax benefit	(850,100)	(536,374)	(572,140)

Income tax expense	$1,769,903	$1,650,808	$1,317,062

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2013	2012	2011
Federal taxes based on statutory rate	$3,032,719	$2,867,834	$2,901,869
State income taxes, net of federal benefit	187,469	178,275	139,785
Tax-exempt investment interest	(1,159,571)	(1,231,567)	(1,201,271)
Other, net	(290,714)	(163,734)	(523,321)

Income tax expense	$1,769,903	$1,650,808	$1,317,062

At December 31, 2013 and 2012, net deferred tax assets consist of the following:

	2013	2012
Deferred tax assets
Allowance for loan losses	$3,012,907	$2,593,942
Deferred compensation liability	2,506,541	2,207,288
Intangible assets	154,037	215,797
Unrealized loss on available-for-sale securities	12,640,667	—
Other	689,235	678,366

Total	19,003,387	5,695,393
Deferred tax liabilities
Premises and equipment	1,056,263	1,197,848
Unrealized gain on available-for-sale securities	—	2,586,339
Other	152,844	194,033

Total	1,209,107	3,978,220

Net deferred tax asset	$17,794,280	$1,717,173

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The net deferred tax asset of $17,794,280 and $1,717,173 at December 31, 2013 and 2012, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2013, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2013, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated U. S. federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2010 through 2013. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2010 through 2013.

Note 11. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011, is as follows:

Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Cash (1)	$1,750,766	$1,657,268
Investment in bank subsidiary (1)	64,188,216	86,885,774
Other assets (1)	327,220	326,188

Total assets	$66,266,202	$88,869,230

Liabilities
Other liabilities	$—	$400

Stockholders’ equity	66,266,202	88,868,830

Total liabilities and stockholders’ equity	$66,266,202	$88,869,230

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

Income Statements

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Interest income	$2,140	$3,348	$3,264

Other income
Dividends from bank subsidiary (1)	4,332,000	4,332,000	4,332,000
Equity in undistributed earnings of bank subsidiary (1)	2,898,509	2,603,735	3,016,877
Other income	—	—	51

Total other income	7,230,509	6,939,083	7,348,928

Other expense	136,317	252,278	236,904

Income before income taxes	7,096,332	6,686,805	7,115,288
Income tax benefit	(53,528)	(97,194)	(102,559)

Net income	$7,149,860	$6,783,999	$7,217,847

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Cash flows from operating activities
Net income	$7,149,860	$6,783,999	$7,217,847
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(2,898,509)	(2,603,735)	(3,016,877)
Stock compensation expense	—	119,834	123,702
Increase in other assets	(1,032)	(40,774)	(61,093)
Decrease in other liabilities	(400)	—	—

Net cash provided by operating activities	4,249,919	4,259,324	4,263,579

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

	2013	2012	2011
Cash flows from financing activities
Dividends paid to stockholders	$(4,285,371)	$(4,276,282)	$(4,261,652)
Proceeds from exercise of stock options	128,950	257,425	63,385

Net cash used by financing activities	(4,156,421)	(4,018,857)	(4,198,267)

Net increase in cash	93,498	240,467	65,312

Cash, beginning of year	1,657,268	1,416,801	1,351,489

Cash, end of year	$1,750,766	$1,657,268	$1,416,801

The Bank is required to obtain approval from state regulators before paying dividends. The Bank paid dividends of $4,332,000, $4,332,000 and $4,332,000 to the Citizens Holding Company during the years ended December 31, 2013, 2012 and 2011, respectively.

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

Deposits from related parties at December 31, 2013 and 2012 approximated $3,698,844 and $5,903,725, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2013 and 2012, commitments related to unused lines of credit were $40,701,380 and $45,428,316, respectively, and standby letters of credit were $2,809,330 and $2,892,830, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

Note 14. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2014	$452,928
2015	378,444
2016	378,444
2017	378,444
2018	378,444

$1,966,704

The total rental expense included in the income statements for the years ended December 31, 2013, 2012 and 2011 is $150,333, $177,416 and $145,207, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2013, 2012 and 2011, the Company’s contributions were $511,984, $778,724 and $786,824, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $157,017, $26,862 and $75,327 for the plan years ended December 31, 2013, 2012 and 2011, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Net expenses related to this plan were $804,755, $882,904 and $844,184 for the plan years ended December 31, 2013, 2012 and 2011, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2013, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

As of December 31, 2013 and 2012, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2013
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$90,881,652	17.49%	$41,581,280	8%	$	N/A	—
Citizens Bank	88,800,245	17.09%	41,559,111	8		51,948,889	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$84,365,066	16.23%	$20,790,640	4		N/A	—
Citizens Bank	82,287,080	15.84%	20,779,556	4		31,169,333	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$84,365,066	9.63%	$35,026,360	4		N/A	—
Citizens Bank	82,287,080	9.40%	35,013,482	4		43,766,853	5

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2012
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$87,379,179	18.22%	$38,372,601	8%	$	N/A	—
Citizens Bank	85,392,046	17.81%	38,346,180	8		47,932,725	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$81,371,626	16.96%	$19,271,353	4		N/A	—
Citizens Bank	79,388,571	16.56%	19,173,090	4		28,759,635	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$81,372,626	9.58%	$33,958,656	4		N/A	—
Citizens Bank	79,388,571	9.36%	33,944,452	4		42,430,564	5

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Securities Available-for-Sale

Fair values for investment securities are based on quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments (Level 2). When neither quoted prices nor comparable instruments are available, unobservable inputs are needed to form an expected future cash flow analysis to establish fair values (Level 3).

The Company owns certain beneficial interests in one collateralized debt obligation secured by community bank trust preferred securities. These interests do not trade in a liquid market, and therefore, market quotes are not a reliable indicator of their ultimate realizability. The Company utilizes a discounted cash flow model using inputs of (1) market yields of trust-preferred securities as the discount rate and (2) expected cash flows which are estimated using assumptions related to defaults, deferrals and prepayments to determine the fair values of these beneficial interests. Many of the factors that adjust the timing and extent of cash flows are based on judgment and not directly observable in the markets. Therefore, these fair values are classified as Level 3 valuations for accounting and disclosure purposes. Since observable transactions in these securities are extremely rare, the Company uses assumptions that a market participant would use in valuing these instruments. These assumptions primarily include cash flow estimates and market discount rates. The cash flow estimates are sensitive to the assumptions related to the ability of the issuers to pay the underlying trust preferred securities according to their terms. The market discount rates depend on transactions, which are rare given the lack of interest of investors in these types of beneficial interests.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2013:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$282,816,400	$—	$282,816,400
Mortgage-backed securities	—	17,166,394	—	17,166,394
State, County, Municipals	—	95,427,405	—	95,427,405
Other Investments	—	—	2,766,203	2,766,203

	$—	$395,410,199	$2,766,203	$398,176,402

The following table presents assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2012:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$269,110,901	$—	$269,110,901
Mortgage-backed securities	—	38,421,301	—	38,421,301
State, County, Municipals	—	110,569,360	—	110,569,360
Other Investments	—	—	2,806,253	2,806,253

	$—	$418,101,562	$2,806,253	$420,907,815

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2013 and 2012.

	2013	2012
Balance at January 1	$2,806,253	$2,029,295
Principal payments received	(68,012)	—
Unrealized gains included in other comprehensive income	27,962	776,958

Balance at December 31	$2,766,203	$2,806,253

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains

As of December 31, 2013 and 2012, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2013 and 2012 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2013
Impaired loans	$—	$—	$8,782,923	$8,782,923
Other real estate owned	—	—	645,468	645,468

	$—	$—	$9,428,391	$9,428,391

December 31, 2012
Impaired loans	$—	$—	$4,099,031	$4,099,031
Other real estate owned	—	—	2,469,110	2,469,110

	$—	$—	$6,568,141	$6,568,141

Impaired loans with a carrying value of $11,079,526 and $5,192,258 had an allocated allowance for loan losses of $2,296,603 and $1,093,227 at December 31, 2013 and 2012, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $276,400 and $309,797 was necessary and was recorded during the year ended December 31, 2013 and 2012, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2013:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$16,040,195	$16,040,195	$—	$—	$16,040,195
Interest bearing deposits with banks	684,100	684,100	—	—	684,100
Securities available-for-sale	432,065,590	—	395,410,199	2,766,203	398,176,402
Net loans	384,104,766	—	—	385,646,132	385,646,132

Financial liabilities
Deposits	$654,629,796	$422,186,092	$—	$232,602,224	$654,788,316
Federal Home Loan Bank advances	33,500,000	—	—	34,622,359	34,622,359
Securities Sold under Agreement to Repurchase	82,420,781	82,420,781	—	—	82,420,781

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2012:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$21,561,288	$21,561,288	$—	$—	$21,561,288
Interest bearing deposits with banks	16,228,747	16,228,747	—	—	16,228,747
Securities available-for-sale	413,973,929	—	418,101,563	2,806,252	420,907,815
Net loans	361,936,495	—	—	362,114,991	362,114,991

Financial liabilities
Deposits	$642,549,338	$394,298,501	$—	$248,464,899	$642,763,400
Federal Home Loan Bank advances	68,500,000	—	—	70,844,530	70,844,530
Securities Sold under Agreement to Repurchase	73,306,765	73,306,765	—	—	73,306,765

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Stock Options

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009 and no options have been granted since this date. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant. The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”) which the Company intends to use for all future equity grants until the termination of the 2013 Plan. No awards have been granted under the 2013 Plan.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. The following assumptions were used in estimating the fair value of the options granted in 2012 and 2011. No options were granted in 2013 therefore no calculations were required in 2013 to determine fair values.

DIRECTORS

Assumption	2012	2011
Dividend yield	4.7%	4.9%
Risk-free interest rate	0.78%	2.24%
Expected life	8.2 years	8.1 years
Expected volatility	78.29%	74.47%
Calculated value per option	$8.88	$9.16
Forfeitures	0%	0%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

Following is a summary of the status of the plans for the years ending December 31, 2013, 2012 and 2011:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2011	93,000	$20.65	136,500	$19.92
Granted	13,500	20.02	—	—
Exercised	(4,500)	10.83	(1,000)	14.65
Expired	—	—	—	—

Outstanding at December 31, 2011	102,000	$21.00	135,500	$19.96

Granted	13,500	18.76	—	—
Exercised	(3,000)	15.00	(14,500)	14.65
Expired	(1,500)	15.00	(13,000)	18.09

Outstanding at December 31, 2012	111,000	$20.97	108,000	$20.90

Granted	—	—	—	—
Exercised	(3,000)	16.40	(7,000)	14.91
Expired	(4,500)	16.40	(19,000)	18.11

Outstanding at December 31, 2013	103,500	$21.30	82,000	$22.06

Options exercisable at:
December 31, 2013	103,500	$21.30	82,000	$22.06

Weighted average fair value of Options granted during years ended
December 31, 2011		$9.16		$—

December 31, 2012		$8.88		$—

December 31, 2013		$—		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2013, 2012 and 2011

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$15.01 to $20.00	36,000	18.79	5 years, 1 month
$20.01 to $22.50	99,500	21.39	2 years, 5 months
$22.51 and above	50,000	24.11	3 years, 5 months

Total	185,500	$21.64	3 years, 2 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2013 was $7,200 and the intrinsic value of the Employees’ Plan at December 31, 2013 was $900 for a total intrinsic value at December 31, 2013 of $8,100. Additionally, the total intrinsic value of options exercised during 2013 and 2012 was $39,050 and $32,620, respectively. There was no unrecognized stock-based compensation expense at December 31, 2013.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2013, 2012 and 2011

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2013, 2012 and 2011. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and total deposits as management has capitalized on opportunities for organic growth within our market area and the addition of a branch in 2011. The Company has received approval to add two additional branches in 2014. Despite a decrease in 2013, total assets increased over the three-year period by $54.8 million or 6.7%. In the three-year period, net income increased in 2011, decreased in 2012 and then increased again in 2013. Although the cost of deposits decreased in all three years, the interest received on earning assets decreased at a faster rate and the net interest margin decreased in all three years. Loan loss provisions in 2013 increased after decreasing in 2012. Regardless of the decreases in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2013, the Company’s assets decreased by $7,770,999, or 0.9%, from 2012, loans increased by $22,168,271, or 6.1% and total deposits increased by $12,080,458, or 1.9%. Loans increased in 2013 due to the Company’s expansion into new market areas and an increase in loan demand. Certificates of deposit ended 2013 at $232,443,704, or 6.4% lower than 2012. Demand, NOW, savings and money market accounts increased $27,887,591, or 7.1%, to $422,186,092 at December 31, 2013.

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

In 2013, the Company’s net income after taxes increased to $7,149,860, an increase of $365,861 from 2012. The decrease in rates on earning assets was greater than the decrease in rates paid on deposits in 2013. This decrease was offset by the increase in non-interest income and a decrease in other operating expenses. Net income for 2013 produced, on a fully diluted basis, earnings per share of $1.47 compared to $1.39 in 2012 and $1.49 for 2011.

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

The Company’s return on average assets (“ROA”) was 0.81% in 2013, compared to 0.81% in 2012 and 0.87% in 2011. The Company’s return on average equity (“ROE”) was 9.00% in 2013, 7.71% in 2012 and 8.78% in 2011. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 9.47% in 2011 to 9.58% in 2012 and increased again to 9.63% in 2013. The ROE in 2013, 2012 and 2011 is a function of the level of net income during those years. The changes in ROA were also a result of the Company’s income increasing in 2011 before decreasing in 2012 and again increasing in 2013 and also affected by the change in total assets during these time periods. The Company set the annual dividend payout rate to approximately 59.86% of 2013 earnings per share, as compared to 62.86% in 2012 and 59.06% in 2011. The leverage capital ratio of 9.63% in 2013 remains well above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement; and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

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

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Annual Report contains statements which constitute forward-looking statements and information that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. The Company notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Bank, include, but are not limited to, the following:

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2013	2012	2011	2010	2009
Summary of Earnings

Total Interest Income	$32,116	$34,388	$36,974	$38,138	$40,889
Total Interest Expense	4,080	5,709	6,642	8,726	11,336
Provision for loan losses	2,204	1,546	2,995	2,456	3,013
Non-interest income	7,816	7,402	7,442	7,409	8,058
Non-interest expense	24,728	26,100	26,244	25,120	25,827
Income tax expense	1,770	1,651	1,317	2,082	1,631
Net Income	7,150	6,784	7,218	7,163	7,139

Per Share Data

Earnings-basic	$1.47	$1.40	$1.49	$1.48	$1.47
Earnings-diluted	1.47	1.39	1.49	1.48	1.45
Cash dividends	0.88	0.88	0.88	0.85	0.81
Book value at year end	13.61	18.28	17.77	15.77	15.42

Selected Year End Actual Balances

Loans, net of unearned income	$392,183	$368,891	$389,262	$421,876	$447,221
Allowance for loan losses	8,077	6,954	6,681	6,379	5,526
Securities available for sale	398,176	420,908	374,508	324,730	318,404
Earning assets	785,592	802,220	760,744	741,383	764,780
Total assets	873,069	880,840	853,945	818,233	840,004
Deposits	654,630	642,549	572,338	537,430	569,803
Long term borrowings	33,626	68,674	68,677	84,760	74,947
Shareholders’ equity	66,266	88,869	86,079	76,295	74,597

Selected Year End Average Balances

Loans, net of unearned income	$371,200	$381,597	$407,748	$437,563	$441,841
Allowance for loan losses	7,078	7,056	6,594	5,939	4,867
Securities available for sale, amortized cost	419,461	360,721	325,179	302,571	285,603
Earning assets	801,549	766,663	753,042	762,993	732,968
Total assets	882,285	842,456	829,177	839,212	806,213
Deposits	650,931	592,723	543,711	556,798	559,036
Long term borrowings	58,192	72,553	82,576	86,378	79,774
Shareholders’ equity	79,458	87,972	82,254	78,776	74,330

	2013	2012	2011	2010	2009

Selected Ratios

Return on average assets	0.81%	0.81%	0.87%	0.85%	0.88%
Return on average equity	9.00%	7.71%	8.78%	9.09%	9.58%
Dividend payout ratio	59.86%	62.86%	59.06%	57.43%	55.10%
Equity to year end assets	7.59%	10.09%	10.08%	9.32%	8.88%
Total risk-based capital to risk-adjusted assets	17.49%	18.22%	17.53%	16.37%	14.97%
Leverage capital ratio	9.63%	9.58%	9.47%	9.01%	8.72%
Efficiency ratio	67.52%	70.73%	68.51%	65.52%	66.48%

NET OPERATING INCOME

Net operating income for 2013 increased by 6.0% to $7,149,860 or $1.47 per share-basic and -diluted, from $6,783,999, or $1.40 per share-basic and $1.39 per share-diluted for 2012. The provision for loan losses for 2013 was $2,204,366 compared to the provision of $1,545,797 in 2012. The increase in the loan loss provision for 2013 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income increased by $414,323, or 5.6%, and non-interest expense decreased by $1,372,356 or 5.3%, in 2013. Non-interest income for 2013 increased primarily due to an increase in service fees on deposit accounts and other service charges. Non-interest expense decreased due to a decrease in salaries and benefits and a decrease in regulatory costs. The decrease in salaries and benefits is related to a reduction in the number of employees and the reduction in 401-k matching for our officers and employees.

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

Net interest income on a tax equivalent basis was $29,229,000, $29,978,000 and $31,563,000 for the years 2013, 2012 and 2011, respectively. Net interest margin was 3.59%, 3.93% and 4.20% for the same periods. During 2013, the yields on interest earning assets declined more than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. For the year ended December 31, 2013, the average yield on earnings assets was 4.08%, a decrease of 58 basis points compared to the average yield at December 31, 2012. The average rate paid on interest-bearing liabilities was 0.60%, a decrease of 28 basis points compared to the average rate at December 31, 2012. The volume of earning assets increased 6.9% while the volume of interest-bearing liabilities increased 5.2% in 2013.

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

During this three-year period, loan demand was weak in 2011 and 2012 before improving in 2013. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $20.4 million at December 31, 2011, $21.2 million at December 31, 2012 and $22.2 million at December 31, 2013. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2013, 2012 and 2011.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Loans:
Loans, net of unearned(1)	$370,769	$381,234	$407,299	$20,612	$23,247	$25,341	5.56%	6.08%	6.22%

Investment Securities
Taxable	328,797	257,073	230,777	7,949	7,326	7,911	2.42%	2.85%	3.43%
Tax-exempt	101,543	103,648	94,402	4,696	5,028	4,904	4.62%	4.85%	5.19%

Total Investment Securities	430,340	360,721	325,179	12,645	12,354	12,815	2.94%	3.42%	3.94%

Federal Funds Sold and Other	14,882	21,086	19,821	40	51	49	0.27%	0.24%	0.25%

Total Interest Earning Assets(1)(2)	815,991	763,041	752,299	33,297	35,652	38,205	4.08%	4.67%	5.08%

Non-Earning Assets	66,294	79,415	101,646

Total Assets	$882,285	$842,456	$853,945

Deposits:
Interest-bearing Demand
Deposits	$240,524	$191,930	$170,323	$527	$739	$802	0.22%	0.39%	0.47%
Savings	49,933	44,777	39,497	76	99	130	0.15%	0.22%	0.33%
Time	239,104	248,886	234,892	1,307	1,838	2,278	0.55%	0.74%	0.97%

Total Deposits	529,561	485,593	444,712	1,910	2,676	3,210	0.36%	0.55%	0.72%

Borrowed Funds
Short-term Borrowings	85,804	79,002	114,000	666	754	1,075	0.78%	0.95%	0.94%
Long-term Borrowings	58,048	75,256	82,327	1,469	2,244	2,356	2.53%	2.98%	2.86%

Total Borrowed Funds	143,852	154,258	196,327	2,135	2,998	3,431	1.48%	1.94%	1.75%

Total Interest-Bearing
Liabilities	673,413	639,851	641,039	4,045	5,674	6,641	0.60%	0.88%	1.03%

Non-Interest Bearing Liabilities
Demand Deposits	120,457	107,130	116,895
Other Liabilities	8,957	7,503	9,932
Shareholders’ Equity	79,458	87,972	86,079

Total Liabilities and Shareholders’ Equity	$882,285	$842,456	$853,945

Interest Rate Spread							3.48%	3.79%	4.05%

Net Interest Margin				$29,252	$29,978	$30,719	3.58%	3.79%	4.05%

Less
Tax Equivalent Adjustment				1,193	1,278	1,296

Net Interest Income				$28,059	$28,700	$30,317

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.
(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2013, 2012, and 2011.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2013	2012	2011
Average interest earning assets	$815,991	$763,041	$752,299
Average interest bearing liabilities	673,413	639,851	641,039

Net average interest earning assets	$142,578	$123,190	$111,260

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2011 through 2013. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2013 Change from 2012			2012 Change from 2011
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(582)	(2,053)	$(2,635)	$(1,585)	$(509)	$(2,094)
Taxable Securities	1,734	(1,111)	623	749	(1,334)	(585)
Non-Taxable Securities	(97)	(235)	(332)	449	(325)	124
Federal Funds Sold and Other	(17)	6	(11)	3	(1)	2

TOTAL INTEREST INCOME	$1,038	$(3,393)	$(2,355)	$(384)	$(2,169)	$(2,553)

INTEREST EXPENSE

Interest-bearing demand deposits	$106	(318)	(212)	$83	$(146)	(63)
Savings Deposits	8	(31)	(23)	12	(43)	(31)
Time Deposits	(53)	(478)	(531)	103	(543)	(440)
Short-term borrowings	53	(141)	(88)	(334)	13	(321)
Long-term borrowings	(435)	(340)	(775)	(211)	99	(112)

TOTAL INTEREST EXPENSE	$(322)	$(1,307)	(1,629)	$(347)	$(620)	(967)

NET INTEREST INCOME	$1,360	$(2,086)	$(726)	$(37)	$(1,549)	$(1,586)

LOANS

The loan portfolio constitutes the major earning asset of the Company and, in the opinion of management, offers the best alternative for maximizing net interest margin. The Company’s loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit that exceeds the authority of the loan officer is forwarded to the Board’s loan committee for approval. The loan committee is composed of certain directors, including the Chairman of the Board of Directors. All aggregate loans that exceed the loan committee’s lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Company’s loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

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

Loan demand in the Company’s market improved in 2013 after declining in 2012 and 2011 due to economic conditions. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able in 2013 to increase the amount of loans outstanding. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 is beginning to show less of an impact in the area. Real estate mortgage loans originated by the Company decreased by 8.93%, or $10,347,060 in 2013, by 13.6%, or $18,150,577, in 2012 and by 6.7%, or $9,639,327, in 2011 when compared to the prior year. The decrease in mortgage loans in all years reflects the weakness in the national and local housing markets after seeing normal growth in the previous years.

Commercial and agricultural loans increased by $22,476,553, or 10.6% in 2013, and by $6,229,238 or 3.0% in 2012 and decreased by $11,625,283, or 5.4% in 2011. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined by $1,560,119, or 5.3% in 2013, $7,681,230, or 21.1% in 2012 and $3,010,288, or 7.6% in 2011, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2013	2012	2011	2010	2009
Commercial, financial and agricultural	$232,124	$211,155	$203,458	$217,143	$226,171
Real estate - construction	27,224	12,755	13,481	21,838	32,599
Real estate - mortgage	105,489	115,837	133,987	143,627	139,357
Consumer	27,831	29,391	38,540	39,491	49,393

TOTAL LOANS	$392,668	$369,138	$389,466	$422,099	$447,520

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2013

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$67,015	$155,847	$9,262	$232,124
Real estate - construction	12,712	14,181	331	$27,224
Real estate - mortgage	28,214	58,105	19,170	$105,489
Consumer	14,968	12,506	357	$27,831

Total loans	$122,909	$240,639	$29,120	$392,668

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$230,165	$14,795
Variable rates	10,474	14,325

Total loans	$240,639	$29,120

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2011, 2012 and 2013. The ratio of net loans charged off to average loans was 0.29% in 2013, 0.33% in 2012 and 0.66% in 2011. The chargeoffs in 2011, 2012 and 2013 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2013 was $2,204,366 compared to $1,545,797 in 2012 and $2,995,426 in 2011. The increase in the provision for 2013 was mainly due to management’s assessment of incurred losses in the loan portfolio including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2013, the total allowance for loan losses was $8,077,499, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2013	2012	2011	2010	2009
BALANCE AT BEGINNING OF YEAR	$6,954	$6,681	$6,379	$5,526	$4,480

LOANS CHARGED-OFF

Commercial, financial and agricultural	916	920	1,523	593	1,038
Real estate - construction	1	99	67	176	—
Real estate - mortgage	223	250	922	636	746
Consumer	135	235	306	410	394

TOTAL CHARGE-OFFS	1,275	1,504	2,818	1,815	2,178

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	38	69	21	108	52
Real estate - construction	16	11	6	—	2
Real estate - mortgage	71	29	11	12	40
Consumer	69	122	87	92	117

TOTAL RECOVERIES	194	231	125	212	211

Net loans charged-off	1,081	1,273	2,693	1,603	1,967
Additions charged to operating expense	2,204	1,546	2,995	2,456	3,013

BALANCE AT END OF YEAR	$8,077	$6,954	$6,681	$6,379	$5,526

Loans, net of unearned, at year end	$392,183	$368,890	$389,262	$421,876	$447,221

Ratio of allowance to loans at year end	2.06%	1.89%	1.72%	1.51%	1.24%

Average loans - net of unearned	$371,200	$381,597	$407,748	$437,563	$441,841

Ratio of net loans charged-off to average loans	0.29%	0.33%	0.66%	0.37%	0.45%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	203	2012	2011	2010	2009
Commercial, financial and agricultural	$5,565	$3,965	$3,453	$3,047	$2,975
Real estate - construction	495	351	285	434	161
Real estate - mortgage	1,413	1,868	2,111	1,930	1,401
Consumer	604	770	832	968	989

Total	$8,077	$6,954	$6,681	$6,379	$5,526

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2013	2012	2011	2010	2009
Commercial, financial and agricultural	59.11%	57.20%	52.24%	51.44%	50.54%
Real estate - construction	6.93%	3.46%	3.46%	5.17%	7.28%
Real estate - mortgage	26.86%	31.38%	34.40%	34.03%	31.14%
Consumer	7.09%	7.96%	9.90%	9.36%	11.04%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, declined in 2011 and 2012 as the Company’s credit standards tightened, loan demand weakened and the competition for loans increased. In 2013 loans increased due to increased loan demand even though the Company maintained its tightened credit standards and competition for available loans was still present. The highest percentage increase in 2013 occurred in the construction real estate category, primarily due to an increase in the demand in this market. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is other real estate owned (OREO), which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2013 was 0.98% compared to 1.29% in 2012. OREO decreased in 2013 after increasing in 2012 and 2011 due to a larger amount of foreclosures in 2011 and the sale of several parcels that were acquired in foreclosure and a write-down of several parcels to fair market value during 2012 and 2013.

Loans on non-accrual status amounted to $13,591,793 in 2013 as compared to $14,141,887 in 2012 and $11,299,060 in 2011. Interest income forgone on loans classified as non-accrual in 2013 was $813,710 as compared to $770,509 in 2012 and $673,858 in 2011.

Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2013	2012	2011	2010	2009
PRINCIPAL BALANCE

Non-accrual	$13,592	$14,142	$11,299	$10,932	$9,794
Accruing loans 90 days or more past due	2,095	609	269	1,023	1,291
Troubled debt restructurings	7,119	5,602	1,459	—	—

TOTAL NON-PERFORMING ASSETS	$22,806	$20,353	$13,027	$11,955	$11,085

Income on non-accrual loans not recorded	$814	$771	$674	$615	$139

Non-performing as a percent of loans	5.94%	5.62%	3.41%	2.88%	2.51%

Other real estate owned	$3,751	$4,682	$4,869	$3,068	$3,229

OREO as a percent of loans	0.98%	1.29%	1.27%	0.74%	0.73%

Allowance as a percent of non-performing loans	35.43%	34.17%	51.29%	53.67%	49.95%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2013, 2012 and 2011 were $13,591,793, $14,141,887 and $11,398,698, respectively.

This table details the impaired loans by category for years ending 2013, 2012 and 2011.

	AT DECEMBER 31,
	2013	2012	2011
Commercial, financial and agricultural	$11,469,394	$11,431,714	$7,763,051
Real estate - construction	136,271	141,917	1,134,329
Real estate - mortgage	1,865,718	2,258,167	2,065,784
Consumer	120,410	310,089	435,534

Total loans	$13,591,793	$14,141,887	$11,398,698

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

At December 31, 2013, loans totaling $40,836,320 were included on the Company’s watch list compared to $42,731,860 at December 31, 2012. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2013, the Company classified all of its securities as available-for-sale. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the carrying value of securities from 2011 through 2013 and the maturity distribution at December 31, 2013, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2013	2012	2011
SECURITIES AVAILABLE FOR SALE
U. S. Government Agencies	$316,305	$269,194	$234,356
Mortgage Backed Securities	16,476	36,386	32,435
State, County and Municipal Obligations	96,259	105,301	93,655
Other Securities	3,026	3,093	3,093

TOTAL SECURITIES AVAILABLE FOR SALE	$432,066	$413,974	$363,539

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$11,438	4.46%	$79,883	2.36%	$241,460	2.48%
State, County and Municipal(2)	2,429	4.98%	13,602	5.01%	26,163	5.62%	54,065	4.84%
Other Securities	—	0.00%	—	0.00%	—	0.00%	3,025	5.20%

TOTAL AVAILABLE-FOR-SALE	$2,429	4.98%	$25,040	4.76%	$106,046	3.16%	$298,550	2.94%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the available-for-sale portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2013. This change is not used in the Tier 1 capital calculation.

The above table shows an increase in the U. S. Government Agencies securities and a decrease in the Mortgage Backed Securities and State, County and Municipal classifications. The increase was due to the Company’s effort to increase yields while maintaining credit quality and to purchase securities for our commercial repurchase agreement program with certain customers. As a result of this commercial repurchase agreement program, the Company increased its margin on the balances in this program. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of it funds not needed for loan demand in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2013 due to customers desiring to stay short and liquid with their deposits and increased in 2012 due to the pricing strategy of the Company to manage liquidity needs. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2013		2012		2011
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$120,457		$107,130		$98,131
Interest-bearing demand	240,524	0.22%	191,930	0.39%	170,323	0.47%
Savings	49,933	0.15%	44,777	0.22%	40,365	0.33%
Time deposits	239,104	0.55%	248,886	0.74%	234,892	0.97%

	$650,018	0.30%	$592,723	0.55%	$543,711	0.59%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2013
3 months or less	$31,679
3 through 12 months	75,692
1 year to 3 years	17,515
over 3 years	—

$124,886

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2013	2012	2011
Short-term borrowings
Year-end balance	$82,421	$73,307	$120,220
Weighted average rate	0.67%	0.95%	0.95%

Maximum month-end balance	$151,929	$103,355	$136,110

Year to date average balance	$80,393	$79,002	$114,000
Weighted average rate	0.77%	0.95%	0.94%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2013, the Company had the capacity to borrow up to $145,282,544 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2013, the Company reduced its borrowings from the FHLB to $33,500,000 and its Federal Funds Purchased increased to $27,500,000. In 2012, the Company maintained its borrowing at $68,500,000 from the FHLB and decreased its Federal Funds Purchased to zero. In 2013, the balances in Securities Sold Under Agreement to Repurchase increased $9,114,016, or 12.4%. In 2012, these balances decreased to $73,306,765, a decrease of $46,913,668, or 39.0%.

At the end of 2013, the Company had long-term debt in the amount of $33,500,000 to the FHLB for advances and $126,498 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2013 is listed below.

(in thousands)
2013
Less than one year	$13,508
One year to three years	13
Over three years	20,105

Total long-term borrowings	$33,626

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2011 through 2013 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2013	FROM ‘12	2012	FROM ‘11	2011
NON-INTEREST INCOME
Service charges on deposit accounts	$3,885	4.94%	$3,702	0.35%	$3,689
Other operating income	3,931	6.24%	3,700	-1.41%	3,753

TOTAL NON-INTEREST INCOME	$7,816	5.59%	$7,402	-0.54%	$7,442

NON-INTEREST EXPENSE
Salaries and employee benefits	$13,111	-4.56%	$13,737	-2.28%	$14,057
Occupancy expense, including equipment	4,396	-2.05%	4,488	4.15%	4,309
Other operating expense	7,221	-8.30%	7,875	-0.04%	7,878

TOTAL NON-INTEREST EXPENSE	$24,728	-5.26%	$26,100	-0.55%	$26,244

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

During 2013, non-interest income increased by $414,323, or 5.59%, when compared to 2012. An increase in other income and service charge income from checking accounts was partially offset by a decrease in proceeds from gains on sales of investment securities.

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

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2013, non-interest expense decreased by $1,372,356, or 5.3%, to $24,727,611. Included in this decrease was a reduction in salaries and benefits in the amount of $626,336, or 4.6% and a decrease in occupancy expense in the amount of $91,704, or 2.0%. The decrease in occupancy expense is related to cost savings and the closing of a branch in Meridian, Mississippi in 2013.

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

In 2013, the Company’s efficiency ratio was 67.52%, compared to 70.73% in 2012 and 68.51% in 2011. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income. The overall increase in the efficiency ratio over the past three years reflects increases in non-interest expense associated with managing the growth in assets during the period.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $17,794,280 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 19.84%, 19.57% and 15.43% in 2013, 2012 and 2011, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2013, the Company experienced an increase in deposits and an increase in loans outstanding. The decrease in investment securities is mainly the result of the decrease in market value brought about by the increase in medium term investment interest rates. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can be increased by offering more competitive rates and superior service to our customers.

The Company paid off $45 million of FHLB advances that matured during 2013 and will continue to pay off advances at maturity if they are no longer needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. The entire investment securities portfolio is classified in the available-for-sale category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2013, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2013 and 2012.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2013			2012
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$370,769	$(10,465)	-2.75%	$381,234	$(26,065)	-6.40%
Taxable securities	328,797	71,724	27.90%	257,073	26,296	11.39%
Tax-exempt securities	101,543	(2,105)	-2.03%	103,648	9,246	9.79%
Federal funds sold and other	14,881	(6,205)	-29.43%	21,086	1,265	6.38%

TOTAL USES	$815,990	$52,949	6.94%	$763,041	$10,742	1.43%

FUNDING SOURCES

Noninterest-bearing deposits	$120,457	$13,327	12.44%	$107,130	$8,999	9.17%
Interest-bearing demand and savings deposits	290,457	53,750	22.71%	236,707	26,888	12.81%
Time deposits	239,104	(9,782)	-3.93%	248,886	13,994	5.96%
Short-term borrowings	5,411	2,511	86.59%	2,900	870	42.86%
Commercial repo	80,393	1,391	1.76%	79,002	(32,968)	-29.44%
Long-term debt	58,048	(14,308)	-19.77%	72,356	(10,146)	-12.30%

TOTAL SOURCES	$793,870	$46,889	6.23%	$753,096	$7,637	1.01%

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

During 2013, total capital increased primarily due to earnings that were in excess of dividends.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2013, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2013	2012	2011
Tier 1 capital
Shareholders’ equity	$66,266	$88,869	$86,082
Less: Intangibles	(3,150)	(3,150)	(3,229)
Add/less: Unrealized loss/(gain) on securities	21,249	(4,348)	(4,443)

TOTAL TIER 1 CAPITAL	$84,365	$81,371	$78,410

Total capital
Tier 1 capital	$84,365	$81,371	$78,410
Allowable allowance for loan losses	6,517	6,008	6,030

TOTAL CAPITAL	$90,882	$87,379	$84,440

RISK WEIGHTED ASSETS	$519,766	$479,658	$481,784

AVERAGE ASSETS (FOURTH QUARTER)	$875,659	$848,966	$828,295

RISK BASED RATIOS TIER 1	16.23%	16 .96%	16.27%

TOTAL CAPITAL	17.49%	18 .22%	17.53%

LEVERAGE RATIOS	9.63%	9.58%	9 .47%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still increasing the dividend payout ratio to approximately 59.9% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations of the Company as of December 31, 2013.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	Over 5 Years

Long Term Debt	$33,500	$13,500	$—	$20,000	$—
Operating Leases	1,967	453	757	757	—
Other Long-term Liabilities	126	8	13	105	—

Total	$35,593	$13,961	$770	$20,862	$—

Long-term debt obligations represent borrowings from the FHLB that have an original maturity in excess of one year. Operating leases are primarily for the lease of ATM machines and other leases for mailing equipment. The equipment leases are for various terms. The other long-term liabilities are those obligations of the Company under the Agribusiness Enterprise Loan Program of the State of Mississippi.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2013 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$282,344	$136,015
Total rate sensitive liabilities	480,271	141,354

Net gap	$(197,927)	$(5,339)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2013 and 2012.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2013

(in thousands)

	2014	2015	2016	2017	2018	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$95,488	$43,725	$72,563	$58,242	$55,638	$14,795	$340,451	$341,472
Average Int Rate	5 .58%	6.26%	5.28%	5 .13%	4.66%	6.10%	6.36%
Floating Rate	$27,418	$1,275	$318	$4,611	$4,270	$14,325	$52,217	$52,217
Average Int Rate	4 .36%	4.17%	3.93%	5 .64%	4.41%	5.04%	4.66%
Investment securities
Fixed Rate	$2,429	$4,241	$3,984	$7,975	$8,841	$401,570	$429,040	$395,410
Average Int Rate	4 .98%	4.96%	4.69%	3 .99%	5.40%	4.08%	3.31%
Floating Rate						$3,025	$3,025	$2,766
Average Int Rate						5.20%	5.20%
Other earning assets
Fixed Rate	$684						$684	$684
Average Int Rate	0 .25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$498,458	$33,234	$2,359	$57	$97	$0	$534,205	$534,419
Average Int Rate	0 .31%	0.60%	0.55%	0 .55%	0.55%	0.00%	0.41%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate	$13,500				$20,000		$33,500	$34,622
Average Int Rate	1 .33%				2.53%		2.05%
Floating Rate	$82,421						$82,421	$82,421
Average Int Rate	0 .67%						0.67%

AS OF DECEMBER 31, 2012

(in thousands)

	2013	2014	2015	2016	2017	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$81,620	$70,011	$37,618	$74,860	$31,746	$22,162	$318,017	$318,196
Average Int Rate	6.07%	6.50%	6.33%	5.70%	4.99%	6.68%	6.36%
Floating Rate	$19,427	$12,273	$472	$252	$4,646	$14,051	$51,121	$51,121
Average Int Rate	4.72%	4.74%	4.15%	4.53%	5.71%	5.10%	4.91%
Investment securities
Fixed Rate	$2,083	$2,450	$5,172	$23,569	$15,442	$362,165	$410,880	$418,101
Average Int Rate	3.90%	4.92%	4.88%	3.34%	5.13%	3.19%	3.31%
Floating Rate						$3,093	$3,093	$2,807
Average Int Rate						4.16%	4.16%
Other earning assets
Fixed Rate	$16,229						$16,229	$16,229
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$574,970	$48,440	$3,970	$13	$56	$0	$522,603	$522,816
Average Int Rate	0.31%	0.64%	0.79%	0.60%	0.60%	0.00%	0.41%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate	$45,000	$3,500				$20,000	$68,500	$70,845
Average Int Rate	3.37%	4.67%				2.53%	3.19%
Floating Rate	$73,307						$73,307	$73,307
Average Int Rate	0.95%						0.95%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2013. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2013

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$55,750	$59,863	$226,143	$27,581	$369,337
Investment securities	225,910	76,152	53,588	42,526	398,176
Interest Bearing Due From Bank Accounts	684	—	—	—	684

TOTAL INTEREST BEARING ASSETS	$282,344	$136,015	$279,731	$70,107	$768,197

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$231,542	$—	$—	$—	$231,542
Savings and Money Market deposits	69,957	—	—	—	69,957
Time deposits	58,851	137,854	35,740	—	232,445
Short term borrowings	109,921	—	—	—	109,921
Long term borrowings	10,000	3,500	20,126	—	33,626

TOTAL INTEREST BEARING LIABILITIES	$480,271	$141,354	$55,866	$—	$677,491

Rate sensitive gap	$(197,927)	$(5,339)	$223,865	$70,107	$90,706
Rate sensitive cumulative gap	(197,927)	(203,266)	20,599	90,706	—
Cumulative gap as a percentage of total earning assets	-25.77%	-26.46%	2.68%	11.81%

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

The above rate sensitivity analysis places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of the Company’s deposit base history, the shortfall of the negative rate sensitive gap position would be reduced in the 1-to-90 day time frame. It is the goal of the Company to achieve a cumulative gap ratio of plus or minus 15% for all periods under one year, with maximum acceptable limits of plus or minus 20%. Quarterly, management discusses with the ALCO and the board of directors the gap position in relation to the established goals, highlights any reasons for variances from the goals and suggests changes to better align the Company’s position with the established goals. When reviewing the Company’s position, impacting factors and suggested changes, the board of directors also considers other corporate objectives, including increasing core deposits and increasing profitability, before implementing changes intended to align the Company’s position with the established goals. While the board of directors continues to closely monitor the Company’s negative gap position, at this time, management does not anticipate making any significant changes to the Company’s operating practices in order to mitigate the negative gap position.

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the one-year period as of December 31, 2013. This negative gap position was mainly due to: (1) the interest-bearing and savings deposits being classified in the 1-90 day category; (2) approximately 84.6% of certificates of deposit maturing during the next twelve months; and (3) a significant portion of the Company’s loans maturing after one year.

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

Short term interest rates decreased in 2011 and remained low in 2012 and 2013 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank. However during 2013, medium term interest rates increased in anticipation of the ending of bond buying program by the Federal Reserve Bank. Overall, the effect on the Company was marginal. The Company’s net interest margin in 2013 was 3.58% and in 2012 was 3.93%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,987	$7,992	$8,078	$8,059
Interest Expense	1,232	1,185	826	837

Net Interest Income	6,755	6,807	7,252	7,222
Provision for Loan Losses	175	574	1,080	375
Non-interest Income	1,681	1,929	2,183	2,023
Non-interest Expense	6,557	6,147	5,850	6,174
Income Taxes	290	410	497	573

Net Income	$1,414	$1,605	$2,008	$2,123

Per common share:
Basic	$0.29	$0.33	$0.41	$0.44
Diluted	$0.29	$0.33	$0.41	$0.44

Cash Dividends	$0.22	$0.22	$0.22	$0.22

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$8,899	$9,003	$8,275	$8,211
Interest Expense	1,511	1,457	1,397	1,344

Net Interest Income	7,388	7,546	6,878	6,867
Provision for Loan Losses	536	330	463	217
Non-interest Income	1,610	1,637	1,841	2,314
Non-interest Expense	6,410	6,674	6,273	6,743
Income Taxes	389	427	354	481

Net Income	$1,663	$1,752	$1,629	$1,740

Per common share:
Basic	$0.34	$0.36	$0.34	$0.36
Diluted	$0.34	$0.36	$0.33	$0.36

Cash Dividends	$0.22	$0.22	$0.22	$0.22

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock trades on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 6, 2014, the common stock’s closing price on NASDAQ was $18.12. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2012	High	Low	Dividends Declared (per common share)
January - March	$20.63	$17.51	0.22
April - June	19.99	18.01	0.22
July - September	19.90	18.13	0.22
October - December	19.84	17.55	0.22

2013	High	Low	Dividends Declared (per common share)
January - March	$19.80	$18.55	0.22
April - June	20.17	17.50	0.22
July - September	18.80	17.63	0.22
October - December	19.30	17.75	0.22

On March 6, 2014, shares of the Company’s common stock were held of record by approximately 452 shareholders.

DIVIDENDS

Dividends totaled $0.88 per share for 2013 and 2012.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2008 and that all dividends were reinvested.

Performance Graph

December 31, 2008 - December 31, 2013

	12/29/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013
Citizens Holding Company	100.00	110.23	108.39	94.21	109.46	109.74
NASDAQ Market Index	100.00	145.34	171.70	170.34	200.57	281.14
Morningstar Regional Banks	100.00	88.51	107.76	97.00	115.23	159.88

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

Vice President, Marketing Officer

Darrel Bates

Vice President

Jean T. Fulton

Vice President, Internal Auditor

Gayle Sharp

Vice President, Loan Operations Manager

Brad Copeland

Vice President

Mark Majure

Vice President

Vicki Brown

Vice President, BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Archie Anderson

Vice President

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

Greg Jackson

Accounting Officer

Pat Stokes

Assistant Cashier

Ashley Peebles

Assistant Vice President

Customer Service Manager

Elizabeth Owen

Assistant Vice President, Director of

Human Resources, Chief Risk Officer

Deborah Ladd

Item Processing Officer

Linda Goforth

Electronic Banking Officer

Scott Lewis

Assistant Vice President

Information Security Officer

Patti Rickles

ACH Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Sue Fisher

Assistant Cashier

Deposit Operations Officer

Sebastopol Branch

Connie Comans

President

Union Branch

Robert C. Palmer, Jr.

President

Marianne Strickland

Assistant Cashier

Kosciusko Branch

Steve Potts

Vice President

David Blair

Vice President

Scooba and DeKalb Branches

Reggie Moore

Assistant Vice President

Jan White

Branch Operations Officer

Forest Branch

Richard Latham

Vice President

Dymple Winstead

Assistant Vice President

Decatur Branch

Camp Keith

Vice President, Senior Consumer

Credit Officer, Contingency Officer

Louisville Branch

Bruce Lee

President

Marion Gardner

Assistant Cashier

Lynn Graham

Branch Operations Officer

Starkville Branch

Stan Acy

Regional Commercial Lender

Charles Byrd

Assistant Cashier, Appraisal Review Specialist

Rhonda Edmondson

Assistant Cashier

Collinsville Branch

Mike Shelby

Vice President

Meridian Eastgate

Charles Young

Regional Commercial Lender

Vikki Gunter

Assistant Vice President

Meridian Broadmoor

Justin Branstetter

Assistant Vice President

Annette Brooks

Assistant Cashier

Hattiesburg Branch

Travis Moore

Regional President

Blake Walker

President, Hattiesburg Market

Flowood Branch

Billy Cook

Vice President

Biloxi Cedar Lake

Brandon Sherwood

Gulf Coast President

Tammy Warren

Assistant Vice President

Mortgage Loan Officer

Mortgage Loan Department

Charlene Deweese

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

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Carolyn K. McKee

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	5419 Hwy 25 Ste. Q	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi Cedar Lakes	Hattiesburg Branch	Flowood Branch
1765 Popps Ferry Road	6222 Highway 98	5419 Highway 25, Suite Q
Biloxi, MS 39532	Hattiesburg, MS 39402	Flowood, MS 39232
228.594.6913	601.264.4425	601.992.7688

Phone Teller	Internet Banking
1.800.397.0344	http://www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 22, 2014, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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