Form 10-K, Exhibit 13
period 2014-12-31
CITIZENS HOLDING CO /MS/
filed 2015-03-13
CIK 1075706

Exhibit 13

Letter to the Stockholders

I am very pleased to report your company’s accomplishments for 2014. We experienced growth in earnings, assets and deposits as we also expanded our markets and services. These factors all work together to enhance the value of your investment. In 2014 earnings increased 4.2% from the previous year equating to basic per share earnings of $1.53 compared to $1.47 for 2013. The total assets of the bank increased 5.5% while deposits increased by 6.3%. I am very pleased with our growth accomplishments in the current economic market that we are operating in.

A significant part of our overall growth is attributable to the positive accomplishments in our south Mississippi markets. Along with our Hattiesburg branch, we now operate two full service branches in Biloxi. These branches are staffed by competent bankers that represent the bank very well in their respective markets. In addition to market growth, we continue to develop products that take advantage of current technology and provide convenient customer access.

The Board and senior management recognize that we have a strong and healthy capital position and fully intend to deploy that capital strategically in any opportunity that will enhance and maximize your investment. We are constantly seeking ways to improve our existing operations while expanding into new products, services and markets. While growth is a vital component of a healthy company, we strive to be prudent and cautious in the addition of quality assets and in our decisions regarding growth and capital investments.

I am fully aware of the need to properly grow our company. But at the same time, I am also fully aware of the foundation that this company stands on. Without the legacy of generations of loyal customers, employees and stockholders that we have, future growth and new opportunities would be unattainable. While we attempt to grow the company, we will never fail to recognize the core of who and what we are. Your support of our efforts is never taken lightly or for granted and all decisions are made with the intent of maximizing your investment.

I am thankful for our heritage and legacy as a company and I am truly encouraged about our future as well. As the economy continues to improve, we will continue to adapt and prudently grow the company.

I am truly grateful for the employees, customers, and stockholders of this bank, and it is an honor to serve each of you. As always, I appreciate your support in the continuing success of this great company.

Sincerely,

Greg McKee
President & CEO

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2014 and 2013 and for the

Years Ended December 31, 2014, 2013 and 2012

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income (Loss)	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8–9

Notes to Consolidated Financial Statements	10–63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated statements of condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. We have also audited the Company’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

To the Board of Directors and Stockholders

Citizens Holding Company

Page Two

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

Ridgeland, Mississippi
March 6, 2015

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2014 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on this assessment, management believes that, as of December 31, 2014, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2014, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2014.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 6, 2015

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2014 and 2013

ASSETS	2014	2013
Cash and due from banks	$22,405,730	$16,040,195
Interest bearing deposits with other banks	61,481,223	684,100
Securities available for sale, at fair value (amortized cost of $178,392,462 in 2014 and $432,065,590 in 2013)	179,745,130	398,176,402
Securities held to maturity, at book value (fair value of $216,745,438 in 2014 and $0 in 2013)	206,817,169	—
Loans, net of allowance for loan losses of $6,542,326 in 2014 and $8,077,499 in 2013	384,417,508	384,104,766
Bank premises, furniture, fixtures and equipment, net	19,240,230	18,623,154
Other real estate owned, net	4,051,561	3,751,168
Accrued interest receivable	3,869,937	4,132,053
Cash surrender value of life insurance	22,347,601	22,208,962
Intangible assets, net	3,149,657	3,149,657
Other assets	13,534,935	22,198,442

Total assets	$921,060,681	$873,068,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$145,729,932	$120,424,895
Interest bearing deposits	550,363,962	534,204,901

Total deposits	696,093,894	654,629,796

Securities sold under agreement to repurchase	114,426,770	82,420,781
Federal funds purchased	—	27,500,000
Federal Home Loan Bank advances	20,000,000	33,500,000
Accrued interest payable	190,717	199,513
Deferred compensation payable	7,209,694	6,719,948

Other liabilities	1,281,820	1,832,659

Total liabilities	839,202,895	806,802,697

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,877,614 shares issued and outstanding at 2014 and 4,870,114 shares issued and outstanding at 2013	975,482	974,023
Additional paid-in capital	3,861,717	3,748,176
Accumulated other comprehensive loss, net of tax benefit of ($5,283,048) in 2014 and ($12,640,667) in 2013	(8,880,620)	(21,248,521)

Retained earnings	85,901,207	82,792,524

Total stockholders’ equity	81,857,786	66,266,202

Total liabilities and stockholders’ equity	$921,060,681	$873,068,899

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Interest income
Interest and fees on loans	$20,081,852	$20,610,580	$23,244,808
Interest on securities
Taxable	8,226,508	7,949,437	7,326,516
Non-taxable	3,022,992	3,504,084	3,751,909
Other interest	49,398	51,994	64,580

Total interest income	31,380,750	32,116,095	34,387,813

Interest expense
Deposits	1,754,909	1,944,997	2,710,082
Other borrowed funds	1,263,386	2,135,460	2,998,939

Total interest expense	3,018,295	4,080,457	5,709,021

Net interest income	28,362,455	28,035,638	28,678,792

Provision for loan losses	(923,397)	(2,204,366)	(1,545,797)

Net interest income after provision for loan losses	27,439,058	25,831,272	27,132,995

Non-interest income
Service charges on deposit accounts	3,932,691	3,884,997	3,702,425
Other service charges and fees	2,096,836	1,953,263	1,840,211
Net gains on sales of securities	14,542	423,388	459,934
Other income	2,118,435	1,554,454	1,399,209

Total non-interest income	8,162,504	7,816,102	7,401,779

Non-interest expense
Salaries and employee benefits	13,095,023	13,110,603	13,736,939
Occupancy expense	2,129,193	2,016,965	2,007,513
Equipment expense	3,065,842	2,379,167	2,480,323
Other expense	8,033,654	7,220,876	7,875,192

Total non-interest expense	26,323,712	24,727,611	26,099,967

Income before income taxes	9,277,850	8,919,763	8,434,807

Income tax expense	1,828,091	1,769,903	1,650,808

Net income	$7,449,759	$7,149,860	$6,783,999

Net income per share – basic	$1.53	$1.47	$1.40

Net income per share – diluted	$1.53	$1.47	$1.39

Average shares outstanding
Basic	4,870,114	4,868,263	4,857,798

Diluted	4,870,749	4,869,767	4,865,865

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Net income	$7,449,759	$7,149,860	$6,783,999

Other comprehensive income (loss)

Unrealized holding gains (losses) on available-for-sale securities	35,256,397	(40,399,686)	307,841
Income tax effect	(13,150,636)	15,069,083	(114,825)

Net unrealized gains (losses)	22,105,761	(25,330,603)	193,016

Unrealized losses on securities transferred to from available-for-sale to held-to-maturity	(17,061,438)	—	—
Amortization of net unrealized losses transferred during the period	1,545,103	—	—
Income tax effect	5,787,593	—	—

	(9,728,742)	—	—

Reclassification adjustment for gains included in net income	(14,542)	(423,388)	(459,934)
Income tax effect	5,424	157,924	171,555

Net gains included in net income	(9,118)	(265,464)	(288,379)

Total other comprehensive income (loss)	12,367,901	(25,596,067)	(95,363)

Comprehensive income (loss)	$19,817,660	$(18,446,207)	$6,688,636

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2014, 2013, and 2012

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2011	4,843,911	$968,782	$3,247,208	$4,442,909	$77,420,318	$86,079,217
Net income	—	—	—	—	6,783,999	6,783,999
Dividends paid ($0.88 per share)	—	—	—	—	(4,276,282)	(4,276,282)
Options exercised	17,500	3,500	253,925	—	—	257,425
Stock compensation expense	—	—	119,834	—	—	119,834
Other comprehensive income, net	—	—	—	(95,363)	—	(95,363)

Balance, December 31, 2012	4,861,411	972,282	3,620,967	4,347,546	79,928,035	88,868,830
Net income	—	—	—	—	7,149,860	7,149,860
Dividends paid ($0.88 per share)	—	—	—	—	(4,285,371)	(4,285,371)
Options exercised	8,703	1,700	127,250	—	—	128,950
Other comprehensive loss, net	—	—	—	(25,596,067)	—	(25,596,067)

Balance, December 31, 2013	4,870,114	973,982	3,748,217	(21,248,521)	82,792,524	66,266,202
Net income	—	—	—	—	7,449,759	7,449,759
Dividends paid ($0.89 per share)	—	—	—	—	(4,341,076)	(4,341,076)
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	115,000	—	—	115,000
Other comprehensive income, net	—	—	—	12,367,901	—	12,367,901

Balance, December 31, 2014	4,877,614	$975,482	3,861,717	(8,880,620)	85,901,207	$81,857,786

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Cash flows from operating activities
Net income	$7,449,759	$7,149,860	$6,783,999
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,190,393	1,140,753	1,149,029
Amortization of intangibles	—	—	76,955
Amortization of premiums and accretion of discounts on investment securities, net	405,017	717,749	850,887
Stock compensation expense	115,000	—	119,834
Provision for loan losses	923,397	2,204,366	1,545,797
Gain on sale of securities	(14,542)	(423,388)	(459,934)
Federal Home Loan Bank stock dividends	(8,400)	(11,400)	(13,100)
Deferred income taxes	307,920	(850,100)	(536,374)
Excess tax benefit on stock options	—	(14,566)	(12,167)
Net writedown on other real estate owned	824,059	276,400	309,797
Decrease (increase) in accrued interest receivable	262,116	533,815	(220,484)
Increase in cash surrender value life insurance	(784,425)	(1,017,032)	(809,867)
Gain on BOLI death benefits	(623,774)	—	—
Decrease in accrued interest payable	(8,796)	(121,959)	(50,902)
Increase in deferred compensation liability	489,746	802,286	831,727
Net change in other operating assets and liabilities	(837,072)	824,044	1,522,053

Net cash provided by operating activities	9,690,398	11,210,828	11,087,250

Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	12,944,631	81,916,607	256,825,697
Proceeds from sales of securities available-for-sale	18,004,518	41,974,017	5,583,382
Purchases of investment securities available-for-sale	—	(142,276,646)	(313,234,435)
Purchases of bank premises, furniture, fixtures and equipment	(1,807,469)	(338,615)	(295,878)
Proceeds from sale of other real estate owned	1,749,721	2,091,610	1,574,051
Net (increase) decrease in interest bearing deposits with other banks	(60,797,123)	15,544,647	(12,238,226)
Proceeds from redemption of Federal Home Loan Bank Stock	1,292,600	1,052,000	442,800
Purchases of Federal Home Loan Bank Stock	—	(438,600)	(282,700)
Proceeds from death benefits of bank owned life insurance	1,269,560	—	—
Net (increase) decrease in loans	(4,110,312)	(25,809,560)	17,400,787

Net cash used by investing activities	(31,453,874)	(26,284,540)	(44,224,522)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013, and 2012

2 of 2

	2014	2013	2012
Cash flows from financing activities
Net increase in deposits	$41,464,098	$12,080,458	$70,211,203
Net increase (decrease) in federal funds purchased	(27,500,000)	27,500,000	—
Net change in securities sold under agreement to repurchase	32,005,989	9,114,016	(46,913,668)
Proceeds from exercise of stock options	—	128,950	257,425
Excess tax benefit on stock option exercises	—	14,566	12,167
Dividends paid to stockholders	(4,341,076)	(4,285,371)	(4,276,282)
Federal Home Loan Bank advance proceeds	—	10,000,000	—
Federal Home Loan Bank advance payments	(13,500,000)	(45,000,000)	—

Net cash provided by financing activities	28,129,011	9,552,619	19,290,845

Net increase (decrease) in cash and due from banks	6,365,535	(5,521,093)	(13,846,427)

Cash and due from banks, beginning of year	16,040,195	21,561,288	35,407,715

Cash and due from banks, end of year	$22,405,730	$16,040,195	$21,561,288

Supplemental disclosures of cash flow information

Cash paid for Interest	$3,027,090	$4,202,416	$5,760,923

Income taxes	$2,460,014	$2,357,215	$2,442,092

Noncash disclosures

Real estate acquired by foreclosure	$2,874,173	$1,436,923	$1,697,450

Transfers from available-for-sale to held-to-maturity	$222,322,423	$—	$—

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (the “Bank”) operates under a state bank charter and provides general banking services. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. Citizens Holding Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is central and southern counties of Mississippi and the surrounding areas. Services are provided at several branch offices.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The average reserve required by the Federal Reserve Bank at December 31, 2014 and 2013 was $0 and $2,015,000, respectively.

Interest-bearing deposits with other banks mature within one year and are carried at cost.

Investment Securities

In accordance with the investments topic of the Accounting Standards Codification (“ASC”), securities are classified as “available-for-sale,” “held-to-maturity” or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no trading securities.

Securities Available-for-Sale

Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available-for-sale (“AFS”). Securities available-for-sale are reported at fair value, with unrealized gains and losses reported, net of related income tax effect, as a separate component of stockholders’ equity.

Securities Held to Maturity

Securities that are held-to-maturity (“HTM”) are those securities that the Corporation has the positive intent and ability to hold until maturity. These securities cannot be sold in response to the risk factors discussed above for available for sale securities. These securities are reported at book value. The securities currently classified as held to maturity were transferred from AFS in April 2014. Any unrealized loss at that time is being amortized over the remaining life of the securities at the same rate as the discount is being accreted on the new balance, resulting in a zero income effect.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

Troubled debt restructurings (“TDR”) are those for which concessions have been granted to the borrower due to a deterioration of the borrower’s financial condition. Such concessions may include reduction in interest rates or deferral of interest or principal payments. In evaluating whether to restructure a loan, management analyzes the long-term financial condition of the borrower, including guarantor and collateral support, to determine whether the proposed concessions will increase the likelihood of repayment of principal and interest. TDR are classified as performing, unless they are on nonaccrual status of 90 days or more delinquent, in which case they are considered nonperforming.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2014, all core deposit intangibles had been fully amortized. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

Comprehensive Income (Loss)

Comprehensive income includes net earnings reported in the consolidated statements of income, changes in unrealized gain (loss) on securities available-for-sale and changes in unrealized losses on securities transferred from AFS to HTM reported as a component of stockholders’ equity. Unrealized gain (loss) on securities available-for-sale and changes in unrealized losses on securities transferred from AFS to HTM, net of related income taxes, are the only components of accumulated other comprehensive income for the Company.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options. The effect of the dilutive shares for the years 2014, 2013 and 2012 is illustrated in the following table.

	2014	2013	2012

Basic weighted average shares outstanding	4,870,114	4,868,263	4,857,798
Dilutive effect of stock options	635	1,504	8,067

Dilutive weighted average shares outstanding	4,870,749	4,869,767	4,865,865

Net income	$7,449,759	$7,149,860	$6,783,999

Net income per share-basic	$1.53	$1.47	$1.40
Net income per share-diluted	$1.53	$1.47	$1.39

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $769,081, $621,216 and $636,652 for the years ended December 31, 2014, 2013 and 2012, respectively.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold. Securities, generally United States Government, federal agency and state county municipal securities, pledged as collateral under these financing arrangements cannot be sold or re-pledged by the secured party.

Reclassifications

Certain information for 2012 and 2013 has been reclassified to conform to the financial presentation for 2014. Such reclassifications had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2014, the Company had outstanding grants under three stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan, which expired in 2009, the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Compensation expense for grants of restricted stock is accounted for using the fair market value of the Company’s stock on the date the restricted shares are awarded. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 18 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2014 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2014 and 2013 were as follows:

2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$77,996,980	$—	$2,035,905	$75,961,075
Mortgage-backed securities	12,501,990	824,844	—	13,326,834
State, County, Municipals	84,896,091	3,048,489	360,082	87,584,498
Other investments	2,997,401	—	124,678	2,872,723

Total	$178,392,462	$3,873,333	$2,520,665	$179,745,130

2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$316,305,125	$98,740	$33,587,465	$282,816,400
Mortgage-backed securities	16,476,430	719,825	29,861	17,166,394
State, County, Municipals	96,258,584	2,309,291	3,140,470	95,427,405
Other investments	3,025,451	—	259,248	2,766,203

Total	$432,065,590	$3,127,856	$37,017,044	$398,176,402

During the second quarter of 2014, the Corporation transferred securities with an amortized cost of $222,322,423 from the AFS classification to HTM. This transfer was completed after consideration of the Corporation’s ability and intent to hold these securities to maturity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The fair value of the securities transferred as of the date of transfer was $205,260,985 with a net unrealized loss of $17,061,438. In accordance with ASC 320-10-35-16, the discount on each security that resulted from this transfer is amortized over the remaining lives of the individual securities. Any unrealized holding losses on the date of the transfer are not recognized in net income but remain in accumulated other comprehensive loss. In accordance with ASC 320-10-15-10d, the unrealized loss amounts in accumulated other comprehensive loss are amortized simultaneously against interest income as the discount is accreted on the transferred securities. There is no effect on net income as the discount accretion offsets the accumulated other comprehensive loss amortization.

The amortized cost and estimated fair value of HTM securities and the corresponding amounts of gross unrecognized gains and losses were as follows:

2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity Obligations of U.S. Government agencies	$206,817,169	$9,928,269	$—	$216,745,438

Total	$206,817,169	$9,928,269	$—	$216,745,438

As of December 31, 2013, the Corporation had not classified any securities as HTM.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS and HTM investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 and 2013.

A summary of unrealized loss information for AFS securities, categorized by security type follows (in thousands):

December 31, 2014	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$—	$—	$75,961	$2,036	$75,961	$2,036
Mortgage backed securities	—	—	—	—	—	—
State, County, Municipal	697	3	14,980	357	15,677	360
Other investments	—	—	2,873	125	2,873	125

Total	$697	$3	$93,814	$2,518	$94,511	$2,521

December 31, 2013	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$255,350	$29,954	$26,367	$3,633	$281,717	$33,587
Mortgage backed securities	3,581	30	—	—	3,581	30
State, County, Municipal	20,131	1,461	10,014	1,680	30,145	3,141
Other investments	—	—	2,766	259	2,766	259

Total	$279,062	$31,445	$39,147	$5,572	$318,209	$37,017

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

Investment Securities.

The Company’s unrealized losses on its Obligations of United States Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of an upward trend in interest rates, mainly in the mid-term sector. None of the unrealized losses disclosed in the previous table are related to credit deterioration. The Company has determined that none of the securities in this classification are other-than-temporarily impaired at December 31, 2014 or 2013.

Other investments.

The Company’s unrealized loss on other investments relates to an investment in a pooled trust preferred security. The decline in value of the pooled trust preferred security is related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions. However, due to the reductions in defaults and deferrals during the year, the unrealized losses have improved from $259,248 in 2013 to $124,678 in 2014. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2014 or 2013. This security is not subject to any of the restrictions put forth under the Volcker Rule that was brought about by the passage of the Dodd-Frank Act.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The amortized cost and estimated fair value of securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

AFS	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$3,619,965	$3,644,097
Due after one year through five years	11,886,005	12,165,884
Due after five years through ten years	73,014,502	72,750,584
Due after ten years	89,871,990	91,184,565

Total	$178,392,462	$179,745,130

HTM	Amortized Cost	Fair Value
Securities HTM
Due after five years through ten years	$27,599,235	$28,395,635
Due after ten years	179,217,934	188,349,803

Total	$206,817,169	$216,745,438

Investment securities with fair values of $156,226,081 and $133,977,764 at December 31, 2014 and 2013, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2014	2013	2012
Gross realized gains	$206,258	$1,039,793	$459,934
Gross realized losses	191,716	616,405	—

	$14,542	$423,388	$459,934

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $1,347,600 and $2,633,300 at December 31, 2014 and 2013, respectively, and is included in other assets. The Company has purchased stock and had stock redeemed in 2014 and 2013 at the par value of $100 per share.

While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Dallas reported profits for 2014 and 2013, as of 2014 and 2013, was in compliance with its regulatory capital and liquidity requirements, and in 2014 and 2013, continued to pay dividends on its stock and make redemptions at the par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2014 or 2013.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Loans

The composition of loans, net at December 31, 2014 and 2013 is as follows:

	2014	2013
	(In Thousands)
Real Estate:
Land Development and Construction	$43,233	$27,224
Farmland	26,463	29,634
1-4 Family Mortgages	104,170	105,489
Commercial Real Estate	151,746	145,369

Total Real Estate Loans	325,612	307,716

Business Loans:
Commercial and Industrial Loans	38,333	55,813
Farm Production and other Farm Loans	1,035	1,308

Total Business Loans	39,368	57,121

Consumer Loans:
Credit Cards	1,075	1,087
Other Consumer Loans	25,440	26,744

Total Consumer Loans	26,515	27,831

Total Gross Loans	391,495	392,668

Unearned income	(535)	(485)
Allowance for loan losses	(6,542)	(8,078)

Loans, net	$384,418	$384,105

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $34.3 million and $54.8 million of the loans outstanding at December 31, 2014 and 2013, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2014 is presented in the following table.

Balance outstanding at December 31, 2013	$1,326,327

Principal additions	3,770,089

Principal reductions	(957,059)

Balance outstanding at December 31, 2014	$4,139,357

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2014	2013
	(in thousands)
Real Estate:
Land Development and Construction	$92	$136
Farmland	222	352
1-4 Family Mortgages	1,905	1,866
Commercial Real Estate	9,444	8,894

Total Real Estate Loans	11,663	11,248

Business Loans:
Commercial and Industrial Loans	70	2,224
Farm Production and other Farm Loans	—	—

Total Business Loans	70	2,224

Consumer Loans:
Credit Cards	—	—
Other Consumer Loans	133	120

Total Consumer Loans	133	120

Total Non-Accrual Loans	$11,854	$13,592

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $819,524, $813,710 and $770,509 in 2014, 2013 and 2012, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2014 was as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$578	$—	$578	$42,655	$43,233	$—
Farmland	889	17	906	25,557	26,463	—
1-4 Family Mortgages	4,606	837	5,443	98,727	104,170	131
Commercial Real Estate	2,211	4,471	6,682	145,064	151,746	724

Total Real Estate Loans	8,284	5,325	13,609	312,003	325,612	855

Business Loans:
Commercial and Industrial Loans	115	3	118	38,215	38,333	3
Farm Production and other Farm Loans	22	—	22	1,013	1,035	—

Total Business Loans	137	3	140	39,228	39,368	3

Consumer Loans:
Credit Cards	27	6	33	1,042	1,075	6
Other Consumer Loans	1,179	53	1,232	24,208	25,440	16

Total Consumer Loans	1,206	59	1,265	25,250	26,515	22

Total Loans	$9,627	$5,387	$15,014	$376,481	$391,495	$880

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2014	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$92	$—	$92	$92	$92	$114
Farmland	798	104	694	798	108	575
1-4 Family Mortgages	2,554	1,685	869	2,554	143	2,210
Commercial Real Estate	9,444	895	8,549	9,444	1,642	9,169

Total Real Estate Loans	12,888	2,684	10,204	12,888	1,985	12,068

Business Loans:
Commercial and Industrial Loans	70	30	40	70	40	1,147
Farm Production and other Farm Loans	—	—	—	—	—	—

Total Business Loans	70	30	40	70	40	1,147

Consumer Loans:
Other Consumer Loans	121	121	—	121	—	120

Total Consumer Loans	121	121	—	121	—	120

Total Loans	$13,079	$2,835	$10,244	$13,079	$2,025	$13,335

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table presents troubled debt restructurings segregated by class (in thousands, except number of loans):

December 31, 2014	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	4	$6,850	$4,741

Total	4	$6,850	$4,741

December 31, 2013	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	5	$9,261	$7,119

Total	5	$9,261	$7,119

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Totals at January 1, 2014	5	$7,119
Additional loans with concessions
Reductions due to:
Charge-off	1	(2,028)
Principal paydowns		(350)

Total at December 31, 2014	4	$4,741

The allocated allowance for loan losses attributable to restructured loans was $174,274 and $1,196,274 at December 31, 2014 and 2013, respectively.

The Company had no remaining availability under commitments to lend additional funds on these troubled debt restructurings at December 31, 2014.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2014.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2014 (in thousands):

Grades	Satisfactory 1, 2, 3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$41,431	$424	$1,378	$—	$—	$43,233
Farmland	23,993	708	1,762	—	—	26,463
1-4 Family Mortgages	86,969	5,351	11,850	—	—	104,170
Commercial Real Estate	126,881	13,558	11,307	—	—	151,746

Total Real Estate Loans	279,274	20,041	26,297	—	—	325,612

Business Loans:
Commercial and Industrial Loans	37,890	232	211	—	—	38,333
Farm Production and other Farm Loans	1,035	—	—	—	—	1,035

Total Business Loans	38,925	232	211	—	—	39,368

Consumer Loans:
Credit Cards	1,069	—	6	—	—	1,075
Other Consumer Loans	24,889	177	358	16	—	25,440

Total Consumer Loans	25,958	177	364	16	—	26,515

Total Loans	$344,157	$20,450	$26,872	$16	$—	$391,495

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2013:

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

The allowance on the majority of the loan portfolio is calculated using a historical chargeoff percentage applied to the current loan balances by loan segment. This historical period is the average of the previous five years with the most current years weighted to show the effect of the most recent chargeoff activity. This percentage is also adjusted for economic factors such as unemployment and general business conditions, both local and nationwide.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2014	2013	2012
Real Estate:
Land Development and Construction	$241,853	$(15,787)	$87,917
Farmland	52,731	14,915	(2,386)
1-4 Family Mortgages	22,205	152,756	220,591
Commercial Real Estate	42,582	513,841	854,847

Total Real Estate Loans	359,371	665,725	1,160,969

Business Loans:
Commercial and Industrial Loans	2,038,953	350,740	(936)
Farm Production and other Farm Loans	—	(1,700)	3,436

Total Business Loans	2,038,953	349,040	2,500

Consumer Loans:
Credit Cards	11,482	17,726	9,441
Other Consumer Loans	49,022	48,387	100,030

Total Consumer Loans	60,504	66,113	109,471

Total Net Chargeoffs	$2,458,828	$1,080,878	$1,272,940

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014, 2013 and 2012:

2014	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,706,011	$2,767,409	$604,337	$8,077,757

Provision for loan losses	855,511	145,359	(77,473)	923,397

Chargeoffs	560,298	2,050,939	121,093	2,732,330

Recoveries	200,927	11,986	60,589	273,502

Net Chargeoffs	359,371	2,038,953	60,504	2,458,828

Ending Balance	$5,202,151	$873,815	$466,360	$6,542,326

Period end allowance allocated to:
Loans individually evaluated for impairment	$1,984,671	$40,083	$—	$2,024,754

Loans collectively evaluated for impairment	3,217,480	833,732	466,360	4,517,572

Ending Balance	$5,202,151	$873,815	$466,360	$6,542,326

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

2013	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,629,559	$1,554,698	$770,012	$6,954,269

Provision for loan losses	742,177	1 ,561,751	(99,562)	2,204,366

Chargeoffs	763,914	375,498	135,302	1,274,714

Recoveries	98,189	26,458	69,189	193,836

Net Chargeoffs	665,725	349,040	66,113	1,080,878

Ending Balance	$4,706,011	$2,767,409	$604,337	$8,077,757

Period end allowance allocated to:
Loans individually evaluated for impairment	$1,224,874	$1,071,729	$—	$2,296,603

Loans collectively evaluated for impairment	3,481,137	1,695,680	604,337	5,781,154

Ending Balance	$4,706,011	$2,767,409	$604,337	$8,077,757

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

2012	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,176,475	$1,672,467	$832,470	$6,681,412

Provision for loan losses	1,614,053	(115,269)	47,013	1,545,797

Chargeoffs	1,218,879	55,390	229,926	1,504,195

Recoveries	57,910	52,890	120,455	231,255

Net Chargeoffs	1,160,969	2,500	109,471	1,272,940

Ending Balance	$4,629,559	$1,554,698	$770,012	$6,954,269

Period end allowance allocated to:
Loans individually evaluated for impairment	$1,038,521	$54,706	$—	$1,093,227

Loans collectively evaluated for impairment	3,591,038	1,499,992	770,012	5,861,042

Ending Balance	$4,629,559	$1,554,698	$770,012	$6,954,269

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The Company’s recorded investment in loans as of December 31, 2013 and 2012 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2014	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$12,888	$70	$121	$13,079

Loans collectively evaluated for impairment	312,724	39,298	26,394	378,416

	$325,612	$39,368	$26,515	$391,495

2013	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$11,248	$2,224	$120	$13,592

Loans collectively evaluated for impairment	296,468	54,897	27,711	379,076

	$307,716	$57,121	$27,831	$392,668

Note 6. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2014 and 2013:

	2014	2013
Land and buildings	$24,085,233	$23,291,103
Furniture, fixtures and equipment	15,161,067	14,257,831

	39,246,300	37,548,934

Less accumulated depreciation	20,006,070	18,925,780

Total	$19,240,230	$18,623,154

Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $1,190,393, $1,140,753 and $1,149,029, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Deposits

The composition of deposits as of December 31, 2014 and 2013 is as follows:

	2014	2013
Non-interest bearing	$145,729,932	$120,424,895
NOW and money market accounts	268,567,815	248,015,410
Savings deposits	60,253,788	53,745,787
Time deposits, $100,000 or more	121,360,214	124,886,164
Other time deposits	100,182,145	107,557,540

Total	$696,093,894	$654,629,796

The scheduled maturities of time deposits at December 31, 2014 are as follows:

Year Ending December 31,	Amount
2015	$179,539,727
2016	38,921,215
2017	2,715,789
2018	197,779
2019	167,849

$221,542,359

Interest expense for time deposits over $100,000 was approximately $671,000, $754,000 and $996,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($1,347,600 included in other assets at December 31, 2014) and qualifying first mortgages and other loans. As of December 31, 2014, the balance in qualifying first mortgages and other loans was $162,313,563. At December 31, 2014 and 2013, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at		Interest Rate	Final Maturity
December 31,
2014	2013
$—	$10,000,000	0.16	January 21, 2014
—	3,500,000	4.67	December 16, 2014
20,000,000	20,000,000	2.53	January 09, 2018

$20,000,000	$33,500,000

The scheduled payments for the next five years are as follows:

Year Due	Payment
2015	—
2016	—
2017	—
2018	20,000,000
2019	—

$20,000,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2014	2013	2012
BOLI insurance	$562,732	$657,273	$567,440
Mortgage loan origination fees	342,765	367,573	486,136
Other income	1,212,938	529,608	345,633

Total other income	$2,118,435	$1,554,454	$1,399,209

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the year ended December 31:

Other Expense	2014	2013	2012
Intangible amortization	$—	$—	$76,955
Advertising	769,081	621,216	636,652
Office supplies	774,961	563,706	487,581
Legal and audit fees	416,339	393,997	458,731
FDIC and state assessments	771,097	69,282	1,270,792
Telephone expense	408,646	442,781	430,695
Loan collection expense	621,227	554,542	378,576
Other losses	930,401	462,475	354,279
Debit card / ATM expense	330,612	830,396	815,960
Travel and convention	184,723	200,684	194,541
Other expenses	2,826,567	3,081,797	2,770,430

Total other expense	$8,033,654	$7,220,876	$7,875,192

Other losses in 2014, 2013 and 2012 include the write-down on OREO in the amount of $694,207, $276,400 and $309,797, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Taxes

The consolidated provision for income taxes consists of the following:

	2014	2013	2012
Currently payable
Federal	$1,399,794	$2,335,959	$1,917,068
State	120,377	284,044	270,114

	1,520,171	2,620,003	2,187,182
Deferred tax expense (benefit)	307,920	(850,100)	(536,374)

Income tax expense	$1,828,091	$1,769,903	$1,650,808

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2014	2013	2012
Federal taxes based on statutory rate	$3,154,469	$3,032,719	$2,867,834
State income taxes, net of federal benefit	79,449	187,469	178,275
Tax-exempt investment interest	(1,006,536)	(1,159,571)	(1,231,567)
Other, net	(399,291)	(290,714)	(163,734)

Income tax expense	$1,828,091	$1,769,903	$1,650,808

At December 31, 2014 and 2013, net deferred tax assets consist of the following:

	2014	2013
Deferred tax assets
Allowance for loan losses	$2,440,150	$3,012,907
Deferred compensation liability	3,005,808	2,506,541
Intangible assets	92,276	154,037
Unrealized loss on securities available-for-sale	—	12,640,667
Unrealized loss on securities transferred to HTM	5,787,593	—
Other	570,076	689,235

Total	11,895,903	19,003,387
Deferred tax liabilities
Premises and equipment	1,149,615	1,056,263
Unrealized gain on available-for-sale securities	504,545	—
Other	113,002	152,844

Total	1,767,162	1,209,107

Net deferred tax asset	$10,128,741	$17,794,280

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The net deferred tax asset of $10,128,741 and $17,794,280 at December 31, 2014 and 2013, respectively, is included in other assets. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2014, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2014, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2011 through 2014. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2011 through 2014.

Note 11. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012, is as follows:

Balance Sheets

December 31, 2014 and 2013

	2014	2013
Assets
Cash (1)	$1,688,497	$1,750,766
Investment in bank subsidiary (1)	79,797,988	64,188,216
Other assets (1)	371,301	327,220

Total assets	$81,857,786	$66,266,202

Liabilities
Other liabilities	$—	$—

Stockholders’ equity	81,857,786	66,266,202

Total liabilities and stockholders’ equity	$81,857,786	$66,266,202

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

Income Statements

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Interest income (1)	$2,140	$2,140	$3,348

Other income
Dividends from bank subsidiary (1)	4,371,900	4,332,000	4,332,000
Equity in undistributed earnings of bank subsidiary (1)	3,241,870	2,898,509	2,603,735
Other income	1,676	—	—

Total other income	7,615,446	7,230,509	6,939,083

Other expense	263,598	136,317	252,278

Income before income taxes	7,351,848	7,096,332	6,686,805
Income tax benefit	(97,610)	(53,528)	(97,194)

Net income	$7,449,759	$7,149,860	$6,783,999

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
Cash flows from operating activities
Net income	$7,449,759	$7,149,860	$6,783,999
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(3,241,870)	(2,898,509)	(2,603,735)
Stock compensation expense	115,000	—	119,834
Increase in other assets	(44,082)	(1,032)	(40,774)
Decrease in other liabilities	—	(400)	—

Net cash provided by operating activities	4,278,807	4,249,919	4,259,324

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

	2014	2013	2012
Cash flows from financing activities
Dividends paid to stockholders	$(4,341,076)	$(4,285,371)	$(4,276,282)
Proceeds from stock option exercises	—	128,950	257,425

Net cash used by financing activities	(4,341,076)	(4,156,421)	(4,018,857)

Net increase in cash	(62,269)	93,498	240,467

Cash, beginning of year	1,750,766	1,657,268	1,416,801

Cash, end of year	$1,688,497	$1,750,766	$1,657,268

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

Deposits from related parties at December 31, 2014 and 2013 approximated $6,587,915 and $3,698,844, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2014 and 2013, commitments related to unused lines of credit were $50,242,705 and $40,701,380, respectively, and standby letters of credit were $2,855,480 and $2,809,330, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

Note 14. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2015	$523,406
2016	448,922
2017	414,122
2018	414,122
2019	414,122

$2,214,694

The total rental expense included in the income statements for the years ended December 31, 2014, 2013 and 2012 is $104,384, $150,333 and $177,416, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to 6 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2014, 2013 and 2012, the Company’s contributions were $485,251, $511,984 and $778,724, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $174,509, $157,017 and $26,862 for the plan years ended December 31, 2014, 2013 and 2012, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Net expenses related to this plan were $514,635, $804,755 and $882,904 for the plan years ended December 31, 2014, 2013 and 2012, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2014, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

As of December 31, 2014 and 2013, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio

As of December 31, 2014
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$94,131,074	17.84%	$42,219,926	8%	$	N/A	—
Citizens Bank	92,071,276	17.46%	42,190,221	8		52,737,777	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$87,588,748	16.60%	$21,109,963	4		N/A	—
Citizens Bank	85,528,950	16.22%	21,095,111	4		31,642,666	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$87,588,748	9.60%	$36,487,785	4		N/A	—
Citizens Bank	85,528,950	9.71%	35,247,045	4		44,058,806	5

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2013
Total Capital (to Risk-Weighted Assets)
Citizens Holding Company	$90,881,652	17.49%	$41,581,280	8%	$	N/A	—
Citizens Bank	88,800,245	17.09%	41,559,111	8		51,948,889	10%
Tier I Capital (to Risk-Weighted Assets)
Citizens Holding Company	$84,365,066	16.23%	$20,790,640	4		N/A	—
Citizens Bank	82,287,080	15.84%	20,779,556	4		31,169,333	6
Tier I Capital (to Average Assets)
Citizens Holding Company	$84,365,066	9.63%	$35,026,360	4		N/A	—
Citizens Bank	82,287,080	9.40%	35,013,482	4		43,766,853	5

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Investment Securities

Fair values for investment securities, available-for-sale and held-to-maturity, are based on quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments (Level 2). When neither quoted prices nor comparable instruments are available, unobservable inputs are needed to form an expected future cash flow analysis to establish fair values (Level 3).

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2014:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$75,961,075	$—	$75,961,075
Mortgage-backed securities	—	13,326,834	—	13,326,834
State, County, Municipals	—	87,584,498	—	87,584,498
Other Investments	—	—	2,872,723	2,872,723

	$—	$176,872,407	$2,872,723	$179,745,130

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2013:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$282,816,400	$—	$282,816,400
Mortgage-backed securities	—	17,166,394	—	17,166,394
State, County, Municipals	—	95,427,405	—	95,427,405
Other Investments	—	—	2,766,203	2,766,203

	$—	$395,410,199	$2,766,203	$398,176,402

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2014 and 2013.

	2014	2013
Balance at January 1	$2,766,203	$2,806,253
Principal payments received	(31,824)	(68,012)
Unrealized gains included in other comprehensive income	138,344	27,962

Balance at December 31	$2,872,723	$2,766,203

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at reporting date

As of December 31, 2014 and 2013, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2014 and 2013 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2014
Impaired loans	$—	$—	$8,218,696	$8,218,696
Other real estate owned	—	—	3,309,824	3,309,824

	$—	$—	$11,528,520	$11,528,520

December 31, 2013
Impaired loans	$—	$—	$8,782,923	$8,782,923
Other real estate owned	—	—	645,468	645,468

	$—	$—	$9,428,391	$9,428,391

Impaired loans with a carrying value of $10,243,082 and $11,079,526 had an allocated allowance for loan losses of $2,024,754 and $2,296,603 at December 31, 2014 and 2013, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $694,207 and $276,400 was necessary and was recorded during the year ended December 31, 2014 and 2013, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2014 and 2013:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2014		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$22,405,730	$22,405,730	$—	$—	$22,405,730
Interest bearing deposits with banks	61,481,223	61,481,223	—	—	61,481,223
Securities available-for-sale	179,745,130	—	176,872,407	2,872,723	179,745,130
Securities held-to-maturity	206,817,168	—	216,745,438	—	216,745,438
Net loans	384,417,508	—	—	386,206,117	386,206,117

Financial liabilities
Deposits	$696,093,894	$474,551,535	$—	$221,685,000	$696,236,535
Federal Home Loan Bank advances	20,000,000	—	—	20,804,047	20,804,047
Securities Sold under Agreement to Repurchase	114,426,770	114,426,770	—	—	114,426,770

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2013		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$16,040,195	$16,040,195	$—	$—	$16,040,195
Interest bearing deposits with banks	684,100	684,100	—	—	684,100
Securities available-for-sale	432,065,590	—	395,410,199	2,766,203	398,176,402
Net loans	384,104,766	—	—	385,646,132	385,646,132

Financial liabilities
Deposits	$654,629,796	$422,186,092	$—	$232,602,224	$654,788,316
Federal Home Loan Bank advances	33,500,000	—	—	34,622,359	34,622,359
Securities Sold under Agreement to Repurchase	82,420,781	82,420,781	—	—	82,420,781

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

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

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. The following assumptions were used in estimating the fair value of the options granted in 2012. No options were granted in 2014 or 2013 therefore no calculations were required in 2014 or 2013 to determine fair values.

DIRECTORS

Assumption	2012
Dividend yield	4.7%
Risk-free interest rate	0.78%
Expected life	8.2 years
Expected volatility	78.29%
Calculated value per option	$8.88
Forfeitures	0%

The Corporation has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Corporation intends to use for all future equity grants until the termination of the 2013 Plan.

During the first quarter of 2014, the Corporation’s directors received restricted stock grants totaling 7,500 shares of common stock at a then market value of $18.40 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares was $138,000 and will be recognized over the one year restriction period at a cost of $11,500 per month less deferred taxes of $4,290 per month. During 2014, the Corporation recorded $115,000 in expense and $42,900 in deferred taxes related to these restricted shares.

At December 31, 2014, there were 7,500 shares non-vested with $22,500 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

Following is a summary of the status of the plans for the years ending December 31, 2014, 2013 and 2012:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2012	102,000	$21.00	135,500	$19.96
Granted	13,500	18.76	—	—
Exercised	(3,000)	15.00	(14,500)	14.65
Expired	(1,500)	15.00	(13,000)	18.09

Outstanding at December 31, 2012	111,000	$20.97	108,000	$20.90

Granted	—	—	—	—
Exercised	(3,000)	16.40	(7,000)	14.91
Expired	(4,500)	16.40	(19,000)	18.11

Outstanding at December 31, 2013	103,500	$21.30	82,000	$22.06

Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(7,500)	22.25	(35,500)	21.95

Outstanding at December 31, 2014	96,000	$21.23	46,500	$22.14

Options exercisable at:
December 31, 2014	96,000	$21.23	46,500	$22.14

Weighted average fair value of Options granted during years ended
December 31, 2012		$8.88		$—

December 31, 2013		$—		$—

December 31, 2014		$—		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2014, 2013 and 2012

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

	Options	Weighted	Weighted Average
Range of Exercise Prices	Outstanding	Average Price	Life Remaining
$15.01 to $20.00	36,000	18.79	4 years, 1 month
$20.01 to $22.50	61,000	21.16	2 years, 8 months
$22.51 and above	45,500	24.18	2 years, 6 months

Total	142,500	$21.53	2 years, 11 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2014 was $26,265 and the intrinsic value of the Employees’ Plan at December 31, 2014 was $2,145 for a total intrinsic value at December 31, 2014 of $28,410. Additionally, the total intrinsic value of options exercised during 2014 and 2013 was $0 and $39,050, respectively.

There were no options granted during 2014 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2014, 2013 and 2012

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2014, 2013 and 2012. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted.

Over the past three years, the Company has experienced growth in total assets and total deposits as management has capitalized on opportunities for organic growth within our market area and the addition of two branches in 2014. Despite a decrease in 2013, total assets increased over the three-year period by $67.1 million or 7.9%. In the three-year period, net income decreased in 2012 and then increased in 2013 and again in 2014. Although the cost of deposits decreased in all three years, the interest received on earning assets decreased at a faster rate and the net interest margin decreased in all three years. Loan loss provisions in 2014 decreased after increasing in 2013. Regardless of the decreases in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2014, the Company’s assets increased by $47,991,781, or 5.5%, from 2013, loans increased by $312,742, or 0.1% and total deposits increased by $41,464,098, or 6.3%. Loans increased in 2014 due to the Company’s expansion into new market areas that offset soft loan demand. Certificates of deposit ended 2014 at $221,542,359, or 4.7% lower than 2013. Demand, NOW, savings and money market accounts increased $52,111,655, or 12.3%, to $474,551,535 at December 31, 2014.

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

In 2014, the Company’s net income after taxes increased to $7,449,759, an increase of $299,899 from 2013. Net interest income increased in 2014 primarily due to the reduction in interest paid on FHLB advances. This increase was offset by the increase in non-interest expense in excess of the increase in non-interest income. Net income for 2014 produced, on a fully diluted basis, earnings per share of $1.53 compared to $1.47 in 2013 and $1.39 for 2012.

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

The Company’s return on average assets (“ROA”) was 0.84% in 2014, compared to 0.81% in 2013 and 0.81% in 2012. The Company’s return on average equity (“ROE”) was 10.17% in 2014, 9.00% in 2013 and 7.71% in 2012. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 9.58% in 2012 to 9.63% in 2013 and decreased to 9.60% in 2014. The ROE in 2014, 2013 and 2012 is a function of the level of net income during those years. The changes in ROA were also a result of the Company’s income decreasing in 2012 and increasing in 2013 and again in 2014 and also affected by the change in total assets during these time periods. The Company set the annual dividend payout rate to approximately 58.17% of 2014 earnings per share, as compared to 59.86% in 2013 and 62.86% in 2012. The leverage capital ratio of 9.60% in 2014 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

The Company currently classifies a portion of its debt securities as AFS as they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax. Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2014	2013	2012	2011	2010
Summary of Earnings

Total Interest Income	$31,380	$32,116	$34,388	$36,974	$38,138
Total Interest Expense	3,018	4,080	5,709	6,642	8,726
Provision for loan losses	923	2,204	1,546	2,995	2,456
Non-interest income	8,163	7,816	7,402	7,442	7,409
Non-interest expense	26,324	24,728	26,100	26,244	25,120
Income tax expense	1,828	1,770	1,651	1,317	2,082
Net Income	7,450	7,150	6,784	7,218	7,163

Per Share Data

Earnings-basic	$1.53	$1.47	$1.40	$1.49	$1.48
Earnings-diluted	1.53	1.47	1.39	1.49	1.48
Cash dividends	0.89	0.88	0.88	0.88	0.85
Book value at year end	16.78	13.61	18.28	17.77	15.77

Selected Year End Actual Balances

Loans, net of unearned income	$390,960	$392,183	$368,891	$389,262	$421,876
Allowance for loan losses	6,542	8,077	6,954	6,681	6,379
Investment Securities	386,562	398,176	420,908	374,508	324,730
Earning assets	833,845	785,592	802,220	760,744	741,383
Total assets	921,061	873,069	880,840	853,945	818,233
Deposits	696,094	654,630	642,549	572,338	537,430
Long term borrowings	20,000	33,626	68,674	68,677	84,760
Shareholders’ equity	81,858	66,266	88,869	86,079	76,295

Selected Year End Average Balances

Loans, net of unearned income	$389,720	$371,200	$381,597	$407,748	$437,563
Allowance for loan losses	7,902	7,078	7,056	6,594	5,939
Investment securities	396,806	419,461	360,721	325,179	302,571
Earning assets	798,432	801,549	766,663	753,042	762,993
Total assets	884,688	882,285	842,456	829,177	839,212
Deposits	682,444	650,931	592,723	543,711	556,798
Long term borrowings	35,593	58,192	72,553	82,576	86,378
Shareholders’ equity	73,219	79,458	87,972	82,254	78,776

	2014	2012	2011	2010	2009

Selected Ratios

Return on average assets	0.84%	0.81%	0.81%	0.87%	0.85%
Return on average equity	10.17%	9.00%	7.71%	8.78%	9.09%
Dividend payout ratio	58.17%	59.86%	62.86%	59.06%	57.43%
Equity to year end assets	8.89%	7.59%	10.09%	10.08%	9.32%
Total risk-based capital to risk-adjusted assets	17.84%	17.49%	18.22%	17.53%	16.37%
Leverage capital ratio	9.60%	9.63%	9.58%	9.47%	9.01%
Efficiency ratio	70.09%	67.52%	70.73%	68.51%	65.52%

NET OPERATING INCOME

Net operating income for 2014 increased by 4.2% to $7,449,759 or $1.53 per share-basic and -diluted, from $7,149,860, or $1.47 per share-basic and -diluted for 2013. The provision for loan losses for 2014 was $923,397 compared to the provision of $2,204,366 in 2013. The decrease in the loan loss provision for 2014 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $346,402, or 4.4%, and non-interest expense increased by $1,596,101 or 6.5%, in 2014. Non-interest income for 2014 increased primarily due to an increase in service fees on deposit accounts and other service charges and the receipt of insurance proceeds that was the result of the death of a bank officer that was insured with bank owned life insurance. Non-interest expense increased due to increased writedowns on other real estate, an increase in regulatory and compliance costs, an increase in banking equipment related service costs and an increase in office supplies.

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

Net interest income on a tax equivalent basis was $29,411,000, $29,195,000 and $30,719,000 for the years 2014, 2013 and 2012, respectively. Net interest margin was 3.60%, 3.58% and 3.79% for the same periods. During 2014, the yields on interest earning assets declined slightly less than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. In 2014, interest-bearing assets increased by $1.8 million, or 0.2% and interest bearing liabilities declined by $6.1 million, or 0.9%. For the year ended December 31, 2014, the average yield on earnings assets was 3.96%, a decrease of 12 basis points compared to the average yield at December 31, 2013. The average rate paid on interest-bearing liabilities was 0.45%, a decrease of 15 basis points compared to the average rate at December 31, 2013.

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

During this three-year period, loan demand was weak in 2012 before improving in 2013 and 2014. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $21.2 million at December 31, 2012, $22.2 million at

December 31, 2013 and $22.3 million at December 31, 2014. In 2014, the increase in cash surrender value was reduced by the receipt of insurance proceeds that resulted from the death of an insured bank officer. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2014, 2013 and 2012.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Loans:
Loans, net of unearned(1)	$389,217	$370,769	$381,234	$20,082	$20,611	$23,245	5.16%	5.56%	6.08%

Investment Securities
Taxable	318,850	328,797	257,073	8,227	7,949	7,327	2.58%	2.42%	2.85%
Tax-exempt	91,933	101,543	103,648	4,071	4,697	5,030	4.43%	4.63%	4.85%

Total Investment Securities	410,783	430,340	360,721	12,298	12,646	12,357	2.99%	2.94%	3.43%

Federal Funds Sold and Other	17,806	14,882	21,086	49	52	65	0.23%	0.35%	0.31%

Total Interest Earning Assets(1)(2)	817,806	815,991	763,041	32,429	33,309	35,667	3.96%	4.08%	4.66%

Non-Earning Assets	66,882	66,294	79,415

Total Assets	$884,688	$882,285	$842,456

Deposits:
Interest-bearing Demand
Deposits(3)	$262,142	$240,524	$191,930	$550	$561	$739	0.21%	0.23%	0.39%
Savings	58,053	50,846	44,777	100	111	90	0.12%	0.22%	0.20%
Time	227,390	239,104	248,886	1,105	1,307	1,839	0.49%	0.55%	0.74%

Total Deposits	547,585	530,474	485,593	1,755	1,979	2,668	0.32%	0.37%	0.55%

Borrowed Funds
Short-term Borrowings	84,813	85,804	79,002	573	666	754	0.68%	0.78%	0.95%
Long-term Borrowings	35,593	58,048	75,256	690	1,469	2,244	1.91%	2.53%	2.98%

Total Borrowed Funds	120,406	143,852	154,258	1,263	2,135	2,998	1.05%	1.48%	1.94%

Total Interest-Bearing
Liabilities(3)	667,991	674,326	639,851	3,018	4,114	5,666	0.45%	0.61%	0.89%

Non-Interest Bearing Liabilities
Demand Deposits	134,859	120,457	107,130
Other Liabilities	8,619	8,044	7,503
Shareholders’ Equity	73,219	79,458	87,972

Total Liabilities and Shareholders’ Equity	$884,688	$882,285	$842,456

Interest Rate Spread							3.51%	3.47%	3.77%

Net Interest Margin				$29,411	$29,195	$30,719	3.60%	3.58%	3.79%

Less
Tax Equivalent Adjustment				1,048	1,193	1,278

Net Interest Income				$28,363	$28,002	$30,317

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.
(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2014, 2013, and 2012.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2014	2013	2012
Average interest earning assets	$817,806	$815,991	$763,041
Average interest bearing liabilities	667,991	674,326	639,851

Net average interest earning assets	$149,815	$141,665	$123,190

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2012 through 2014. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2014 Change from 2013			2013 Change from 2012
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$952	(1,481)	$(529)	$(582)	$(2,053)	$(2,635)
Taxable Securities	(257)	535	278	1,734	(1,111)	623
Non-Taxable Securities	(426)	(200)	(626)	(97)	(235)	(332)
Federal Funds Sold and Other	7	(10)	(3)	(17)	6	(11)

TOTAL INTEREST INCOME	$276	$(1,156)	$(880)	$1,038	$(3,393)	$(2,355)

INTEREST EXPENSE

Interest-bearing demand deposits	$45	(56)	(11)	$106	$(318)	(212)
Savings Deposits	9	(20)	(11)	8	(31)	(23)
Time Deposits	(57)	(145)	(202)	(53)	(478)	(531)
Short-term borrowings	(7)	(86)	(93)	53	(141)	(88)
Long-term borrowings	(429)	(350)	(779)	(435)	(340)	(775)

TOTAL INTEREST EXPENSE	$(439)	$(657)	(1,096)	$(321)	$(1,308)	(1,629)

NET INTEREST INCOME	$715	$(499)	$216	$1,359	$(2,085)	$(726)

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

Loan demand in the Company’s market improved in 2013 and 2014 after declining in 2012 due to economic conditions. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able in 2014 to increase the amount of loans outstanding. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 has lessened. Real estate mortgage loans originated by the Company decreased by 1.3%, or $1,319,331 in 2014, by 8.9%, or $10,347,060, in 2013 and by 13.6%, or $18,150,577, in 2012 when compared to the prior year. The decrease in mortgage loans in all years reflects the weakness in the local housing markets after seeing normal growth in the previous years.

Commercial and agricultural loans decreased by $15,586,507, or 6.7% in 2014, increased by $22,476,553 or 10.6% in 2013 and increased by $6,229,238, or 3.0% in 2012. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans declined by $1,316,141, or 4.7% in 2014, $1,560,119, or 5.3% in 2013 and $7,681,230, or 21.1% in 2012, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2014	2013	2012	2011	2010
Commercial, financial and agricultural	$217,577	$232,124	$211,155	$203,458	$217,143
Real estate - construction	43,233	27,224	12,755	13,481	21,838
Real estate - mortgage	104,170	105,489	115,837	133,987	143,627
Consumer	26,515	27,831	29,391	38,540	39,491

TOTAL LOANS	$391,495	$392,668	$369,138	$389,466	$422,099

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2013

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$24,850	$185,466	$7,261	$217,577
Real estate - construction	14,068	15,476	13,689	$43,233
Real estate - mortgage	20,519	65,825	17,826	$104,170
Consumer	12,824	13,134	557	$26,515

Total loans	$72,261	$279,901	$39,333	$391,495

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$262,723	$26,399
Variable rates	17,178	12,934

Total loans	$279,901	$39,333

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2012, 2013 and 2014. The ratio of net loans charged off to average loans was 0.63% in 2014, 0.29% in 2013 and 0.33% in 2012. The chargeoffs in 2012, 2013 and 2014 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2014 was $923,397 compared to $2,204,366 in 2013 and $1,545,797 in 2012. The decrease in the provision for 2014 was mainly due to management’s assessment of incurred losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of our portfolio. At the end of 2014, the total allowance for loan losses was $6,542,326, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2014	2013	2012	2011	2010
BALANCE AT BEGINNING OF YEAR	$8,078	$6,954	$6,681	$6,379	$5,526

LOANS CHARGED-OFF

Commercial, financial and agricultural	2,213	915	920	1,523	593
Real estate - construction	249	1	99	67	176
Real estate - mortgage	149	223	250	922	636
Consumer	121	135	235	306	410

TOTAL CHARGE-OFFS	2,732	1,274	1,504	2,818	1,815

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	79	38	69	21	108
Real estate - construction	7	16	11	6	—
Real estate - mortgage	126	71	29	11	12
Consumer	61	69	122	87	92

TOTAL RECOVERIES	273	194	231	125	212

Net loans charged-off	2,459	1,080	1,273	2,693	1,603
Additions charged to operating expense	923	2,204	1,546	2,995	2,456

BALANCE AT END OF YEAR	$6,542	$8,078	$6,954	$6,681	$6,379

Loans, net of unearned, at year end	$390,960	$392,183	$368,891	$389,262	$421,876

Ratio of allowance to loans at year end	1.67%	2.06%	1.89%	1.72%	1.51%

Average loans - net of unearned	$389,720	$371,200	$381,597	$407,748	$437,563

Ratio of net loans charged-off to average loans	0.63%	0.29%	0.33%	0.66%	0.37%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2014	2013	2012	2011	2010
Commercial, financial and agricultural	$4,352	$5,565	$3,965	$3,453	$3,047
Real estate - construction	806	495	351	285	434
Real estate - mortgage	918	1,413	1,868	2,111	1,930
Consumer	466	604	770	832	968

Total	$6,542	$8,077	$6,954	$6,681	$6,379

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2014	2013	2012	2011	2010
Commercial, financial and agricultural	55.58%	59.11%	57.20%	52.24%	51.44%
Real estate - construction	11.04%	6.93%	3.46%	3.46%	5.17%
Real estate - mortgage	26.61%	26.86%	31.38%	34.40%	34.03%
Consumer	6.77%	7.09%	7.96%	9.90%	9.36%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, increased in 2013 even though the Company’s credit standards tightened, loan demand weakened and the competition for loans increased. In 2014, loans decreased due to increased competition for available loans and the Company maintained its tightened credit standards. The highest percentage increase in 2014 occurred in the construction real estate category, primarily due to an increase in the demand in this market. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2014 was 1.04% compared to 0.96% in 2013. OREO decreased in 2013 after increasing in 2012 due to a larger amount of foreclosures in 2011 and the sale of several parcels that were acquired in foreclosure and a write-down of several parcels to fair market value during 2012 and 2013.

Loans on non-accrual status amounted to $11,854,274 in 2014 as compared to $13,591,793 in 2013 and $14,141,887 in 2012. Interest income forgone on loans classified as non-accrual in 2014 was $819,524 as compared to $813,710 in 2013 and $770,509 in 2012. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2014	2013	2012	2011	2010
PRINCIPAL BALANCE

Non-accrual	$11,854	$13,592	$14,142	$11,299	$10,932
Accruing loans 90 days or more past due	880	2,095	609	269	1,023
Troubled debt restructurings	4,741	7,119	5,602	1,459	—

TOTAL NON-PERFORMING ASSETS	$17,475	$22,806	$20,353	$13,027	$11,955

Income on non-accrual loans not recorded	$820	$814	$771	$674	$615

Non-performing as a percent of loans	4.46%	5.81%	5.51%	3.34%	2.83%

Other real estate owned	$4,052	$3,751	$4,682	$4,869	$3,068

OREO as a percent of loans	1.04%	0.96%	1.27%	1.25%	0.73%

Allowance as a percent of non-performing loans	37.44%	35.42%	34.17%	51.29%	53.35%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2014, 2013 and 2012 were $13,079,337, $13,591,793 and $14,141,887, respectively.

This table details the impaired loans by category for years ending 2014, 2013 and 2012.

	AT DECEMBER 31,
	2014	2013	2012
Commercial, financial and agricultural	$10,312,674	$11,469,394	$11,431,714
Real estate - construction	91,540	136,271	141,917
Real estate - mortgage	2,554,284	1,865,718	2,258,167
Consumer	120,839	120,410	310,089

Total loans	$13,079,337	$13,591,793	$14,141,887

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

At December 31, 2014, loans totaling $31,921,730 were included on the Company’s watch list compared to $40,836,320 at December 31, 2013. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2014, the Company classified its securities as AFS or HTM. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. HTM Securities are reported at amortized book value. The Company does not hold any securities classified as held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2012 through 2014 and the maturity distribution at December 31, 2014, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2014	2013	2012
SECURITIES AVAILABLE FOR SALE
U. S. Government Agencies	$77,997	$316,305	$269,194
Mortgage Backed Securities	12,502	16,476	36,386
State, County and Muncipal Obligations	84,896	96,259	105,301
Other Securities	2,997	3,026	3,093

TOTAL SECURITIES AVAILABLE FOR SALE	$178,392	$432,066	$413,974

	2014	2013	2012
SECURITIES HELD TO MATURITY
U. S. Government Agencies	$206,817	$—	$—

TOTAL SECURITIES HELD TO MATURITY	$206,817	$—	$—

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$—	0.00%	$49,433	2.24%	$28,564	2.79%
Mortgage Backed Securities	—	0.00%	—	0.00%	—	0.00%	12,502	3.91%
State, County and Municipal(2)	3,620	5.14%	11,886	4.95%	23,582	5.32%	45,808	4.68%
Other Securities	—	0.00%	—	0.00%	—	0.00%	2,997	7.71%

TOTAL AVAILABLE-FOR-SALE	$3,620	4.98%	$11,886	4.76%	$73,015	3.16%	$89,871	2.94%

HELD-TO-MATURITY
U. S. Government Agencies(1)	$—	0.00%	$—	0.00%	$27,599	3.02%	$179,218	3.76%

TOTAL HELD-TO-MATURITY	$—	0.00%	$—	0.00%	$27,599	3.02%	$179,218	3.76%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2014. This change is not used in the Tier 1 capital calculation.

The above table shows a decrease in the United States Government Agencies securities and a decrease in the Mortgage Backed Securities and State, County and Municipal classifications. The decrease was due to the Company’s effort to reduce other borrowings using proceeds from calls and maturities rather than maintaining or increasing investment securities. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of it funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2014 and 2013 due to customers desiring to stay short and liquid with their deposits. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2014		2013		2012
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$134,859		$120,457		$107,130
Interest-bearing demand	262,142	0.21%	240,524	0.22%	191,930	0.39%
Savings	58,053	0.12%	50,846	0.15%	44,777	0.22%
Time deposits	227,390	0.49%	239,104	0.55%	248,886	0.74%

	$682,444	0.25%	$650,931	0.30%	$592,723	0.55%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2014
3 months or less	$29,883
3 through 12 months	70,475
1 year to 3 years	20,902
over 3 years	100

$121,360

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2014	2013	2012
Short-term borrowings
Year-end balance	$114,427	$82,421	$73,307
Weighted average rate	0.68%	0.67%	0.95%

Maximum month-end balance	$118,622	$151,929	$103,355

Year to date average balance	$82,856	$80,393	$79,002
Weighted average rate	0.66%	0.77%	0.95%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2014, the Company had the capacity to borrow up to $187,313,563 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2014, the Company reduced its borrowings from the FHLB to $20,000,000 and its Federal Funds Purchased decreased to $0. In 2013, the Company reduced its borrowing to $33,500,000 from the FHLB and increased its Federal Funds Purchased to $27,500,000. In 2014, the balances in Securities Sold Under Agreement to Repurchase increased $32,005,989, or 38.8% to $114,426,770. In 2013, these balances increased to $82,420,781, an increase of $9,114,016, or 12.4%.

At the end of 2014, the Company had long-term debt in the amount of $20,000,000 to the FHLB for advances and $65,213 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2014 is listed below.

(in thousands)
2014
Less than one year	$2
One year to three years	7
Over three years	20,056

Total long-term borrowings	$20,065

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2012 through 2014 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2014	FROM ‘13	2013	FROM ‘12	2012
NON-INTEREST INCOME
Service charges on deposit accounts	$3,933	1.24%	$3,885	4.94%	$3,702
Other operating income	4,230	7.61%	3,931	6.24%	3,700

TOTAL NON-INTEREST INCOME	$8,163	4.44%	$7,816	5.59%	$7,402

NON-INTEREST EXPENSE
Salaries and employee benefits	$13,095	-0.12%	$13,111	-4.56%	$13,737
Occupancy expense, including equipment	5,195	18.18%	4,396	-2.05%	4,488
Other operating expense	8,034	11.26%	7,221	-8.30%	7,875

TOTAL NON-INTEREST EXPENSE	$26,324	6.45%	$24,728	-5.26%	$26,100

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

During 2014, non-interest income increased by $346,402, or 4.44%, when compared to 2013. An increase in other income and service charge income from checking accounts was partially offset by a decrease in proceeds from gains on sales of investment securities. Other income increased mainly due to the receipt of proceeds of an insurance policy that insured the life of a bank officer that died in 2014.

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

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2014, non-interest expense increased by $1,596,101, or 6.5%, to $26,323,712. Included in this increase was a reduction in salaries and benefits in the amount of $15,580, or 0.1%, an increase in occupancy expense in the amount of $798,903, or 18.2% and an increase in other expense in the amount of $812,778, or 11.3%. The increase in occupancy expense is related to increased banking equipment service costs and the increase in other expense was in large part due to increased regulatory and compliance costs.

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

In 2014, the Company’s efficiency ratio was 70.09%, compared to 67.52% in 2013 and 70.73% in 2012. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $10,128,741 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 19.70%, 19.84% and 19.57% in 2014, 2013 and 2012, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2014, the Company experienced an increase in deposits and a decrease in loans outstanding. The decrease in investment securities is mainly the result of calls and maturities during the year being used to pay down other borrowings or to increase the amount of interest bearing balances at due from banks. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can continue to be increased by offering competitive rates and superior service to our customers.

The Company paid off $13.5 million of FHLB advances that matured during 2014 and will continue to pay off advances at maturity if they are no longer needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as AFS. Approximately 46%, or $179,745,130 of the investment securities portfolio is classified in the AFS category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2014, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2014 and 2013.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2014			2013
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$389,217	$18,448	4.98%	$370,769	$(10,465)	-2.75%
Taxable securities	318,850	(9,947)	-3.03%	328,797	71,724	27.90%
Tax-exempt securities	91,933	(9,610)	-9.46%	101,543	(2,105)	-2.03%
Federal funds sold and other	17,806	2,925	19.66%	14,881	(6,205)	-29.43%

TOTAL USES	$817,806	$1,816	0.22%	$815,990	$52,949	6.94%

FUNDING SOURCES

Noninterest-bearing deposits	$134,859	$14,402	11.96%	$120,457	$13,327	12.44%
Interest-bearing demand and savings deposits	319,474	29,017	9.99%	290,457	53,750	22.71%
Time deposits	227,390	(11,714)	-4.90%	239,104	(9,782)	-3.93%
Short-term borrowings	1,957	(3,454)	-63.83%	5,411	2,511	86.59%
Commercial repo	82,856	2,463	3.06%	80,393	1,391	1.76%
Long-term debt	35,593	(22,455)	-38.68%	58,048	(14,308)	-19.77%

TOTAL SOURCES	$802,129	$8,259	1.10%	$753,096	$46,889	1.01%

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

During 2014, total capital increased primarily due to earnings that were in excess of dividends.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2014, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2014	2013	2012
Tier 1 capital
Shareholders’ equity	$81,858	$66,266	$88,869
Less: Intangibles	(3,150)	(3,150)	(3,150)
Add/less: Unrealized loss/(gain) on securities	8,881	21,249	(4,348)

TOTAL TIER 1 CAPITAL	$87,589	$84,365	$81,371

Total capital
Tier 1 capital	$87,589	$84,365	$81,371
Allowable allowance for loan losses	6,542	6,517	6,008

TOTAL CAPITAL	$94,131	$90,882	$87,379

RISK WEIGHTED ASSETS	$527,749	$519,766	$479,658

AVERAGE ASSETS (FOURTH QUARTER)	$912,195	$875,659	$848,966

RISK BASED RATIOS TIER 1	16.60%	16.23%	16.96%

TOTAL CAPITAL	17.84%	17.49%	18.22%

LEVERAGE RATIOS	9.60%	9.63%	9.58%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in our service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining the dividend payout ratio to approximately 58% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations, excluding deposits, of the Company as of December 31, 2014.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1-3 Years	3-5 Years	Over 5 Years

Long Term Debt	$20,000	$—	$—	$20,000	$—
Operating Leases	2,214	523	863	828	—
Other Long-term Liabilities	65	2	7	56	—

Total	$22,279	$525	$870	$20,884	$—

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2014 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$388,480	$136,015
Total rate sensitive liabilities	392,702	126,004

Net gap	$(4,222)	$10,011

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2014 and 2013.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2014

(in thousands)

	2015	2016	2017	2018	2019	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$68,076	$65,820	$51,163	$41,910	$103,831	$26,398	$357,198	$359,427
Average Int Rate	5.37%	5.59%	5.22%	4.90%	4.58%	4.86%	5.06%
Floating Rate	$4,185	$4,282	$863	$2,462	$9,571	$12,934	$34,297	$34,297
Average Int Rate	4.41%	3.79%	4.26%	4.33%	3.33%	4.97%	4.23%
Investment securities
Fixed Rate	$3,081	$4,219	$6,186	$5,986	$7,997	$354,743	$382,212	$393,618
Average Int Rate	4.88%	4.56%	3.83%	5.27%	4.21%	3.64%	3.73%
Floating Rate						$2,997	$2,997	$2,873
Average Int Rate						7.71%	7.71%
Other earning assets
Fixed Rate	$61,481						$61,481	$61,481
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$495,154	$38,921	$2,716	$198	$168	$0	$537,157	$537,315
Average Int Rate	0.29%	0.59%	0.55%	0.55%	0.55%	0.00%	0.41%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate				$20,000			$20,000	$20,804
Average Int Rate				2.53%			2.53%
Floating Rate	$114,427						$114,427	$114,427
Average Int Rate	0.68%						0.68%

AS OF DECEMBER 31, 2013

(in thousands)

	2014	2015	2016	2017	2018	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$95,488	$43,725	$72,563	$58,242	$55,638	$14,795	$340,451	$341,472
Average Int Rate	5.58%	6.26%	5.28%	5.13%	4.66%	6.10%	6.36%
Floating Rate	$27,418	$1,275	$318	$4,611	$4,270	$14,325	$52,217	$52,217
Average Int Rate	4.36%	4.17%	3.93%	5.64%	4.41%	5.04%	4.66%
Investment securities
Fixed Rate	$2,429	$4,241	$3,984	$7,975	$8,841	$401,570	$429,040	$395,410
Average Int Rate	4.98%	4.96%	4.69%	3.99%	5.40%	4.08%	3.31%
Floating Rate						$3,025	$3,025	$2,766
Average Int Rate						5.20%	5.20%
Other earning assets
Fixed Rate	$684						$684	$684
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$498,458	$33,234	$2,359	$57	$97	$0	$534,205	$534,419
Average Int Rate	0.31%	0.60%	0.55%	0.55%	0.55%	0.00%	0.41%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate	$13,500				$20,000		$33,500	$34,622
Average Int Rate	1.33%				2.53%		2.05%
Floating Rate	$82,421						$82,421	$82,421
Average Int Rate	0.67%						0.67%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2014. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2014

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$39,374	$59,863	$226,143	$27,581	$352,961
Investment securities	287,625	76,152	53,588	42,526	459,891
Interest Bearing Due From Bank Accounts	61,481	—	—	—	61,481

TOTAL INTEREST BEARING ASSETS	$388,480	$136,015	$279,731	$70,107	$874,333

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$145,730	$—	$—	$—	$145,730
Savings and Money Market deposits	78,918	—	—	—	78,918
Time deposits	53,627	126,004	41,913	—	221,544
Short term borrowings	114,427	—	—	—	114,427
Long term borrowings	—	—	20,065	—	20,065

TOTAL INTEREST BEARING LIABILITIES	$392,702	$126,004	$61,978	$—	$580,684

Rate sensitive gap	$(4,222)	$10,011	$217,753	$70,107	$293,649
Rate sensitive cumulative gap	(4,222)	5,789	223,542	293,649	—
Cumulative gap as a percentage of total earning assets	-0.48%	0.66%	25.57%	33.59%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90 day period as of December 31, 2014. This negative gap position was mainly due to: (1) a largest amount of investment securities that have call dates within that period, (2) the interest-bearing and savings deposits being classified in the 1-90 day category; (3) approximately 81.0% of certificates of deposit maturing during the next twelve months; and (4) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a asset sensitive position when evaluating the maturities of interest-bearing items. Thus, a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on the Company’s earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by structuring deposit rates to entice customers to shorten the maturities of their time deposits. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Short term interest rates have remained low in 2012, 2013 and 2014 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank. However during 2013, medium term interest rates increased in anticipation of the ending of bond buying program by the Federal Reserve Bank before decreasing again in 2014. Overall, the effect on the Company was marginal. The Company’s net interest margin in 2014 was 3.60% and in 2013 was 3.58%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,946	$7,926	$7,829	$7,679
Interest Expense	729	734	758	797

Net Interest Income	7,217	7,192	7,071	6,882
Provision for Loan Losses	361	212	205	145
Non-interest Income	1,783	2,484	2,056	1,840
Non-interest Expense	6,369	7,046	6,439	6,470
Income Taxes	473	325	585	445

Net Income	$1,797	$2,093	$1,898	$1,662

Per common share:
Basic	$0.37	$0.43	$0.39	$0.34
Diluted	$0.37	$0.43	$0.39	$0.34

Cash Dividends	$0.22	$0.22	$0.22	$0.23

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,987	$7,992	$8,078	$8,059
Interest Expense	1,232	1,185	826	837

Net Interest Income	6,755	6,807	7,252	7,222
Provision for Loan Losses	175	574	1,080	375
Non-interest Income	1,681	1,929	2,183	2,023
Non-interest Expense	6,557	6,147	5,850	6,174
Income Taxes	290	410	497	573

Net Income	$1,414	$1,605	$2,008	$2,123

Per common share:
Basic	$0.29	$0.33	$0.41	$0.44
Diluted	$0.29	$0.33	$0.41	$0.44

Cash Dividends	$0.22	$0.22	$0.22	$0.22

Market Price and Dividend Information

MARKET PRICE

The Company’s common stock trades on The NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 5, 2015, the common stock’s closing price on NASDAQ was $19.24. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2013	High	Low	Dividends Declared (per common share)
January - March	$19.80	$18.52	0.22
April - June	20.61	17.50	0.22
July - September	19.67	17.63	0.22
October - December	20.67	17.63	0.22

2014	High	Low	Dividends Declared (per common share)
January - March	$19.34	$17.94	0.22
April - June	19.94	18.25	0.22
July - September	19.50	18.28	0.22
October - December	19.75	18.54	0.23

On March 5, 2015, shares of the Company’s common stock were held of record by approximately 454 shareholders.

DIVIDENDS

Dividends totaled $0.89 per share for 2014 and $0.88 per share for 2013.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2009 and that all dividends were reinvested.

Performance Graph

December 31, 2009 - December 31, 2014

	2009	2010	2011	2012	2013	2014
Citizens Holding Company	100.00	98.33	85.47	99.30	99.56	109.02
NASDAQ Market Index	100.00	118.02	117.04	137.47	192.62	221.02
Morningstar Regional Banks	100.00	121.75	109.60	130.20	180.64	194.77

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee

President and CEO

Robert T. Smith

Senior Vice President, CFO

Erdis Chaney

Vice President, Senior Deposit Officer

Ledale Reynolds

Vice President and CIO

Ray Stone

Vice President, Senior Credit Officer

Mark Taylor

Vice President, COO, Trust Officer

Randy Cheatham

Vice President

Jackie Hester

Vice President, Marketing Officer

Darrel Bates

Vice President

Jean T. Fulton

Vice President, Internal Auditor

Gayle Sharp

Vice President, Loan Operations Manager

Brad Copeland

Vice President

Mark Majure

Vice President, Loan Review Officer

Vicki Brown

Vice President, BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Stacy Arnold

Vice President, Compliance Officer

Joshua Sullivan

Vice President, Senior Credit Analyst

Tim Stewart

Vice President

Sommer Vick

Assistant Vice President

Assistant Trust Officer

Beth Branning

Assistant Vice President

Tommy Jackson

Assistant Vice President

Mitch Peden

Assistant Vice President,

Information Services Manager

Mark Flake

Assistant Vice President,

Network Services Manager

Pat Stokes

Assistant Vice President

Operations Officer

Scott Lewis

Assistant Vice President

Information Security Officer

Sam Mars

Assistant Vice President

Ashley Peebles

Assistant Vice President

Customer Service Manager

Elizabeth Owen

Assistant Vice President, Director of

Human Resources, Chief Risk Officer

Tammy Pope

Accounting Officer

Greg Jackson

Accounting Officer

Deborah Ladd

Item Processing Officer

Sandra Curtis

Assistant Cashier, Teller Administrator

Patti Rickles

ACH Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Sue Fisher

Assistant Vice President

Deposit Operations Officer

Sebastopol Branch

Connie Comans

President

Union and Decatur Branches

Camp Keith

Vice President, Senior Consumer

Credit Officer

Marianne Strickland

Assistant Cashier, Branch Operations Officer

Kosciusko Branch

Steve Potts

Vice President

David Blair, Mortgage Loan Officer

Vice President

Scooba and DeKalb Branches

Reggie Moore

Assistant Vice President

Jan White

Branch Operations Officer

Forest Branch

Richard Latham

Vice President

Dymple Winstead

Assistant Vice President

Louisville Branch

Bruce Lee

President

Marion Gardner

Assistant Cashier

Lynn Graham

Assistant Vice President

Branch Operations Officer

Starkville Branch

Jay Hines

Vice President, Regional Commercial Lender

Charles Byrd

Vice President, Appraisal Review Officer

Rhonda Edmonson

Assistant Vice President

Branch Operations Officer

Collinsville Branch

Mike Shelby

Vice President

Meridian Eastgate

Charles Young

Vice President, Regional Commercial Lender

Vikki Gunter

Assistant Vice President

Meridian Broadmoor

Justin Branstetter

Assistant Vice President

Annette Brooks

Assistant Cashier, Branch Operations Officer

Hattiesburg Branch

Travis Moore

Regional President

Blake Walker

President, Hattiesburg Market

Tammy Wedgeworth

Loan Administration Officer

Flowood Branch

David Peters

Vice President, Mortgage Loan Officer

Biloxi Cedar Lake

Brandon Sherwood

Gulf Coast President

Sharon Pollina

Assistant Vice President

Loan Administration Officer

Tammy Warren

Assistant Vice President

Mortgage Loan Officer

Mortgage Loan Department

Charlene Deweese

Assistant Cashier, Mortgage Loan Officer

102

BOARD OF DIRECTORS

Don Fulton	Craig Dungan, MD
Corporate PERT Coordinator	Physician
W. G. Yates and Sons Construction Co.	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
Special Assistant Attorney General	President & Chief Executive Officer
State of Mississippi	Citizens Holding Company and The Citizens Bank

David A. King	David P. Webb
Proprietor	Attorney
Philadelphia Motor Company	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Herbert A. King	A. T. Williams
Civil Engineer	Certified Public Accountant
King Engineering Associates, Inc.	A. T. Williams, CPA

Adam Mars	Terrell E. Winstead
Business Manager	Chief Financial Officer
Mars, Mars, Mars & Chalmers	Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Mark Taylor

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

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 28, 2015, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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