Form 10-K, Exhibit 13
period 2015-12-31
CITIZENS HOLDING CO /MS/
filed 2016-03-15
CIK 1075706

Exhibit 13

2016

Stockholders,

As we reflect on 2015, I am pleased to report your company’s accomplishments. We experienced growth in several financial areas, and I am proud of your company’s performance in 2015

To summarize our financial results, earnings increased 1.9% from the previous year. This equates to basic per share earnings of $1.56 compared to $1.53 in 2014. The bank’s total assets increased 5.7% to $973.5 million. In 2015, our deposits increased by 8.2% and net loans increased 10.1% from 2014. Shareholder dividends increased 4.5%.

In addition to positive financial growth, we continued to invest in our employees, technology systems, and products to better serve you and our customers. We constantly strive to make our operations more efficient to maximize your investment. While we did not expand to new markets or branches in 2015, we continued to see strong growth in some of our newer markets.

Our organization is positioned well to take advantage of any market growth opportunities the board and leadership deem prudent.

In 2015, we were once again named a “Top 200 Community Bank” in the United States by American Banker magazine. This recognition is one I am always proud to accept. We began as a community bank in 1908, and we continue to embrace that important aspect of service today. While we have expanded to new communities over the last 108 years, we remain committed to corporately and individually serving our communities through charitable efforts, civic and community organizations, and a promise to know customers by name. As technology evolves and continuously changes the banking industry, we are steadfast in our mission to serve the people who make up our communities—you and your family.

In closing, I have often said that a company needs great stockholders, great customers, and great employees to be successful, and we are blessed with all three. It is an honor to serve all of you, and I look forward to a strong 2016.

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2015 and 2014 and for the

Years Ended December 31, 2015, 2014 and 2013

CONTENTS

Report of Independent Registered Public Accounting Firm	1

Management’s Assessment of Internal Control over Financial Reporting	3

Consolidated Financial Statements

Consolidated Statements of Condition	4

Consolidated Statements of Income	5

Consolidated Statements of Comprehensive Income (Loss)	6

Consolidated Statements of Changes in Stockholders’ Equity	7

Consolidated Statements of Cash Flows	8 – 9

Notes to Consolidated Financial Statements	10 – 64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated statements of condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. We have also audited the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

Ridgeland, Mississippi March 8, 2016

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

Management, under the direction of the chief executive officer and chief financial officer, assessed the Company’s internal control over financial reporting as of December 31, 2015 based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on this assessment, management believes that, as of December 31, 2015, the Company maintained effective internal control over financial reporting.

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

HORNE LLP, the Company’s Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2015, as stated in their report, beginning on page 1, which expresses an unqualified opinion on the Company’s internal control over financial reporting as of December 31, 2015.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 8, 2016

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2015 and 2014

ASSETS	2015	2014
Cash and due from banks	$14,947,690	$22,405,730
Interest bearing deposits with other banks	42,267,777	61,481,223
Securities available for sale, at fair value (amortized cost of $267,308,756 in 2015 and $178,392,462 in 2014)	267,264,403	179,745,130
Securities held to maturity, at book value (fair value of $169,045,835 in 2015 and $216,745,438 in 2014)	161,043,404	206,817,169
Loans, net of allowance for loan losses of $6,473,703 in 2015 and $6,542,326 in 2014	423,108,391	384,417,508
Bank premises, furniture, fixtures and equipment, net	18,655,691	19,240,230
Other real estate owned, net	3,572,744	4,051,561
Accrued interest receivable	3,928,106	3,869,937
Cash surrender value of life insurance	23,133,644	22,347,601
Deferred tax assets	9,165,417	10,128,741
Other assets	6,417,275	6,555,851

Total assets	$973,504,542	$921,060,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$148,724,257	$145,729,932
Interest bearing deposits	604,680,531	550,363,962

Total deposits	753,404,788	696,093,894

Securities sold under agreement to repurchase	104,298,182	114,426,770
Federal Home Loan Bank advances	20,000,000	20,000,000
Accrued interest payable	179,995	190,717
Deferred compensation payable	7,718,624	7,209,694

Other liabilities	1,477,617	1,281,820

Total liabilities	887,079,206	839,202,895

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,875,079 shares issued and outstanding at December 31, 2015 and 4,877,614 shares issued and outstanding at December 31, 2014	975,016	975,482
Additional paid-in capital	3,617,279	3,861,717
Accumulated other comprehensive loss, net of tax benefit of ($4,233,473) in 2015 and ($5,283,048) in 2014	(7,116,319)	(8,880,620)

Retained earnings	88,949,360	85,901,207

Total stockholders’ equity	86,425,336	81,857,786

Total liabilities and stockholders’ equity	$973,504,542	$921,060,681

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Interest income
Interest and fees on loans	$20,040,315	$20,081,852	$20,610,580
Interest on securities
Taxable	8,026,808	8,226,508	7,949,437
Non-taxable	2,802,915	3,022,992	3,504,084
Other interest	94,721	49,398	51,994

Total interest income	30,964,759	31,380,750	32,116,095

Interest expense
Deposits	1,843,717	1,754,909	1,944,997
Other borrowed funds	1,233,162	1,263,386	2,135,460

Total interest expense	3,076,879	3,018,295	4,080,457

Net interest income	27,887,880	28,362,455	28,035,638

Provision for loan losses	(556,687)	(923,397)	(2,204,366)

Net interest income after provision for loan losses	27,331,193	27,439,058	25,831,272

Non-interest income
Service charges on deposit accounts	3,866,537	3,932,691	3,884,997
Other service charges and fees	2,284,262	2,096,836	1,953,263
Net gains on sales of securities	17,503	14,542	423,388
Other income	2,159,407	2,118,435	1,554,454

Total non-interest income	8,327,709	8,162,504	7,816,102

Non-interest expense
Salaries and employee benefits	13,295,211	13,095,023	13,110,603
Occupancy expense	2,160,198	2,129,193	2,016,965
Equipment expense	3,065,042	3,065,842	2,379,167
Other expense	7,070,516	8,033,654	7,220,876

Total non-interest expense	25,590,967	26,323,712	24,727,611

Income before income taxes	10,067,935	9,277,850	8,919,763

Income tax expense	2,479,034	1,828,091	1,769,903

Net income	$7,588,901	$7,449,759	$7,149,860

Net income per share – basic	$1.56	$1.53	$1.47

Net income per share – diluted	$1.56	$1.53	$1.47

Average shares outstanding
Basic	4,872,064	4,870,114	4,868,263

Diluted	4,874,141	4,870,749	4,869,767

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Net income	$7,588,901	$7,449,759	$7,149,860

Other comprehensive income (loss)

Unrealized holding (losses) gains on available-for-sale securities	(1,379,518)	35,256,397	(40,399,686)
Income tax effect	514,561	(13,150,636)	15,069,083

Net unrealized (losses) gains	(864,957)	22,105,761	(25,330,603)

Unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	(17,061,438)	—
Amortization of net unrealized losses transferred during the period	4,210,897	1,545,103	—
Income tax effect	(1,570,664)	5,787,593	—

	2,640,233	(9,728,742)	—

Reclassification adjustment for gains included in net income	(17,503)	(14,542)	(423,388)
Income tax effect	6,528	5,424	157,924

Net gains included in net income	(10,975)	(9,118)	(265,464)

Total other comprehensive income (loss)	1,764,301	12,367,901	(25,596,067)

Comprehensive income (loss)	$9,353,202	$19,817,660	$(18,446,207)

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2015, 2014, and 2013

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2012	4,861,411	972,282	$3,620,967	$4,347,546	$79,928,035	$88,868,830
Net income	—	—	—	—	7,149,860	7,149,860
Dividends paid ($0.88 per share)	—	—	—	—	(4,285,371)	(4,285,371)
Options exercised	8,703	1,700	127,250	—	—	128,950
Other comprehensive income, net	—	—	—	(25,596,067)	—	(25,596,067)

Balance, December 31, 2013	4,870,114	973,982	3,748,217	(21,248,521)	82,792,524	66,266,202
Net income	—	—	—	—	7,449,759	7,449,759
Dividends paid ($0.89 per share)	—	—	—	—	(4,341,076)	(4,341,076)
Restricted Stock Granted	7,500	1,500	(1,500)	—	—	—
Stock compensation Expense	—	—	115,000	—	—	115,000
Other comprehensive loss, net	—	—	—	12,367,901	—	12,367,901

Balance, December 31, 2014	4,877,614	975,482	3,861,717	(8,880,620)	85,901,207	81,857,786
Net income	—	—	—	—	7,588,901	7,588,901
Dividends paid ($0.93 per share)	—	—	—	—	(4,540,748)	(4,540,748)
Stock Repurchased	(19,035)	(3,807)	(386,398)			(390,205)
Options Exercised	1,500	341	26,659	—	—	27,000
Excess Tax Benefits	—	—	1,001	—	—	1,001
Restricted stock granted	15,000	3,000	(3,000)	—	—	—
Stock compensation expense	—	—	117,300	—	—	117,300
Other comprehensive income, net	—	—	—	1,764,301	—	1,764,301

Balance, December 31, 2015	4,875,079	$975,016	3,617,279	(7,116,319)	88,949,360	$86,425,336

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Cash flows from operating activities
Net income	$7,588,901	$7,449,759	$7,149,860
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,040,207	1,190,393	1,140,753
Amortization of premiums and accretion of discounts on investment securities, net	1,208,954	405,017	717,749
Stock compensation expense	117,300	115,000	—
Provision for loan losses	556,687	923,397	2,204,366
Gain on sale of securities	(17,503)	(14,542)	(423,388)
Federal Home Loan Bank stock dividends	(4,500)	(8,400)	(11,400)
Deferred income tax (benefit) loss	(86,251)	307,920	(850,100)
Excess tax benefit on stock options	—	—	(14,566)
Net writedown on other real estate owned	156,053	824,059	276,400
(Increase) decrease in accrued interest receivable	(58,124)	262,116	533,815
Increase in cash surrender value life insurance	(786,043)	(784,425)	(1,017,032)
Gain on BOLI death benefits	—	(623,774)	—
Decrease in accrued interest payable	(10,722)	(8,796)	(121,959)
Increase in deferred compensation liability	508,930	489,746	802,286
Net change in other operating assets and liabilities	188,128	(837,072)	824,044

Net cash provided by operating activities	10,402,017	9,690,398	11,210,828

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	41,493,768	12,944,631	81,916,607
Proceeds from calls of securities held-to-maturity	47,853,733	—	—
Proceeds from sales of securities available-for-sale	5,758,795	18,004,518	41,974,017
Purchases of investment securities available-for-sale	(135,229,379)	—	(142,276,646)
Purchases of bank premises, furniture, fixtures and equipment	(455,668)	(1,807,469)	(338,615)
Proceeds from sale of other real estate owned	1,192,328	1,749,721	2,091,610
Net decrease (increase) in interest bearing deposits with other banks	19,213,446	(60,797,123)	15,544,647
Proceeds from redemption of Federal Home Loan Bank Stock	150,700	1,292,600	1,052,000
Purchases of Federal Home Loan Bank Stock	—	—	(438,600)
Proceeds from death benefits of bank owned life insurance	—	1,269,560	—
Net increase in loans	(40,117,134)	(4,110,312)	(25,809,560)

Net cash used by investing activities	(60,139,411)	(31,453,874)	(26,284,540)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2015, 2014, and 2013

2 of 2

	2015	2014	2013
Cash flows from financing activities
Net increase in deposits	$57,310,894	$41,464,098	$12,080,458
Net (decrease) increase in federal funds purchased	—	(27,500,000)	27,500,000
Net change in securities sold under agreement to repurchase	(10,128,588)	32,005,989	9,114,016
Proceeds from exercise of stock options	27,000	—	128,950
Stock repurchase	(390,205)	—	—
Excess tax benefit on stock option exercises	1,001	—	14,566
Dividends paid to stockholders	(4,540,748)	(4,341,076)	(4,285,371)
Federal Home Loan Bank advance proceeds	—	—	10,000,000
Federal Home Loan Bank advance payments	—	(13,500,000)	(45,000,000)

Net cash provided by financing activities	42,279,354	28,129,011	9,552,619

Net (decrease) increase in cash and due from banks	(7,458,040)	6,365,535	(5,521,093)

Cash and due from banks, beginning of year	22,405,730	16,040,195	21,561,288

Cash and due from banks, end of year	$14,947,690	$22,405,730	$16,040,195

Supplemental disclosures of cash flow information

Cash paid for Interest	$3,087,601	$3,027,090	$4,202,416

Income taxes	$2,301,698	$2,460,014	$2,357,215

Noncash disclosures

Real estate acquired by foreclosure	$869,564	$2,874,173	$1,436,923

Transfers from available-for-sale to held-to-maturity	$—	$222,322,423	$—

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

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

Nature of Business

The Citizens Bank of Philadelphia, Mississippi (the “Bank”) operates under a state bank charter and provides general banking services. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. The Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is east central and southern counties of Mississippi and the surrounding areas. Services are provided at several branch offices.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The Company was not required to maintain an average reserve balance by the Federal Reserve Bank at December 31, 2015 and 2014.

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

Securities Held to Maturity

Securities that are held-to-maturity (“HTM”) are those securities that the Company has the positive intent and ability to hold until maturity. These securities cannot be sold in response to the risk factors discussed above for available for sale securities. These securities are reported at book value. The securities currently classified as held to maturity were transferred from AFS in April 2014. Any unrealized loss at that time is being amortized over the remaining life of the securities at the same rate as the discount is being accreted on the new balance, resulting in a zero income effect.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

The Company periodically reviews its securities for impairment based upon a number of factors, including but not limited to, length of time and extent to which the fair value has been less than cost, the likelihood of the security’s ability to recover any decline in its fair value, financial condition of the underlying issuer, ability of the issuer to meet contractual obligations and ability to retain the security for a period of time sufficient to allow for recovery in fair value. Impairments on securities are recognized when management, based on its analysis, deems the impairment to be other-than-temporary. Disclosures about unrealized losses in the Company’s securities portfolio that have not been recognized as other-than-temporary impairments are provided in Note 3.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

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

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates the allowance for loan loss by applying an average historical charge-off percentage by loan segment and over a 20 quarter period of time with the most current quarters weighted to show the effect of the most recent chargeoff activity to the current loan balances in the corresponding loan segment. Additionally, for loan balances over $100,000, specific reserves on an individual loan basis may be applied in addition to the allowance calculated using the model. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is greatly improved.

Large groups of small-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2015, all core deposit intangibles had been fully amortized. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2015, 2014 and 2013 is illustrated in the following table.

	2015	2014	2013

Basic weighted average shares outstanding	4,872,064	4,870,114	4,868,263
Dilutive effect of stock options	2,077	635	1,504

Dilutive weighted average shares outstanding	4,874,141	4,870,749	4,869,767

Net income	$7,588,901	$7,449,759	$7,149,860

Net income per share-basic	$1.56	$1.53	$1.47
Net income per share-diluted	$1.56	$1.53	$1.47

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $793,282, $769,081 and $621,216 for the years ended December 31, 2015, 2014 and 2013, respectively.

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

Reclassifications

Certain information for 2013 and 2014 has been reclassified to conform to the financial presentation for 2015. Such reclassifications had no effect on net income or stockholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2015, the Company had outstanding grants under three stock-based compensation plans, which are the 1999 Employees’ Long-Term Incentive Plan, which expired in 2009, the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Compensation expense for grants of restricted stock is accounted for using the fair market value of the Company’s stock on the date the restricted shares are awarded. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 18 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2015 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has issued Accounting Standards Update (ASU) No. 2016-01, Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities, which finalizes Proposed ASU Nos. 2013-220 and 2013-221 and seeks to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. Among the many targeted improvements to U.S. GAAP in ASU No. 2016-01 are (1) requiring equity investments, except those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net incomes; (2) simplifying the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (3) eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; and (4) clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. Further, ASU No. 2016-01 applies to all entities that hold financial assets or owe financial liabilities. For public business entities, the amendments in ASU No. 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application by public business entities to financial statements of fiscal years or interim periods that have not

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

yet been issued or, by all other entities, that have not yet been made available for issuance of certain amendments identified in this Update are permitted as of the beginning of the fiscal year of adoption. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position.

FASB has issued an Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), intended to improve financial reporting about leasing transactions. The ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the guidance in the ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. For public business entities, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position.

FASB has issued Accounting Standards Update (ASU) No. 2015-16, Business Combinations (Topic 805)—Simplifying the Accounting for Measurement-Period Adjustments, which finalizes Proposed ASU No. 2015-260, and simplifies the accounting for adjustments made to provisional amounts recognized in a business combination. First, ASU No. 2015-16 requires that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer also should record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. Second, for public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. Moreover, the amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this ASU, with earlier application permitted for financial statements that have not been issued. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2015 and 2014 were as follows:

2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$83,826,411	$1,100	$1,577,145	$82,250,366
Mortgage-backed securities	92,602,875	467,693	1,348,603	91,721,965
State, County, Municipals	87,948,336	2,609,469	181,442	90,376,363
Other investments	2,931,134	—	15,425	2,915,709

Total	$267,308,756	$3,078,262	$3,122,615	$267,264,403

2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$77,996,980	$—	$2,035,905	$75,961,075
Mortgage-backed securities	12,501,990	824,844	—	13,326,834
State, County, Municipals	84,896,091	3,048,489	360,082	87,584,498
Other investments	2,997,401	—	124,678	2,872,723

Total	$178,392,462	$3,873,333	$2,520,665	$179,745,130

During the second quarter of 2014, the Company transferred securities with an amortized cost of $222,322,423 from the AFS classification to HTM. This transfer was completed after consideration of the Company’s ability and intent to hold these securities to maturity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The fair value of the securities transferred as of the date of transfer was $205,260,985 with a net unrealized loss of $17,061,438. In accordance with ASC 320-10-35-16, the discount on each security that resulted from this transfer is amortized over the remaining lives of the individual securities. Any unrealized holding losses on the date of the transfer are not recognized in net income but remain in accumulated other comprehensive loss. In accordance with ASC 320-10-15-10d, the unrealized loss amounts in accumulated other comprehensive loss are amortized simultaneously against interest income as the discount is accreted on the transferred securities. There is no effect on net income as the discount accretion offsets the accumulated other comprehensive loss amortization. The unamortized unrealized loss, before deferred taxes, was $11,305,438 and $15,516,336 at December 31, 2015 and 2014, respectively.

The amortized cost and estimated fair value of HTM securities and the corresponding amounts of gross unrecognized gains and losses were as follows:

2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity Obligations of U.S. Government agencies	$161,043,404	$8,002,431	$—	$169,045,835

Total	$161,043,404	$8,002,431	$—	$169,045,835

2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity Obligations of U.S. Government agencies	$206,817,169	$9,928,269	$—	$216,745,438

Total	$206,817,169	$9,928,269	$—	$216,745,438

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS and HTM investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2015 and 2014.

A summary of unrealized loss information for AFS securities, categorized by security type follows (in thousands):

December 31, 2015	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$50,915	$716	$26,335	$861	$77,250	$1,577
Mortgage backed securities	83,001	1,349	—	—	83,001	1,349
State, County, Municipal	2,393	10	12,623	172	15,016	182
Other investments	—	—	2,916	15	2,916	15

Total	$136,309	$2,075	$41,874	$1,048	$178,183	$3,123

December 31, 2014	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$—	$—	$75,961	$2,036	$75,961	$2,036
State, County, Municipal	697	3	14,980	357	15,677	360
Other investments	—	—	2,873	125	2,873	125

Total	$697	$3	$93,814	$2,518	$94,511	$2,521

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

Investment Securities.

The Company’s unrealized losses on its Obligations of United States Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of an upward trend in interest rates, mainly in the mid-term sector. None of the unrealized losses disclosed in the previous table are related to credit deterioration. The Company has determined that none of the securities in this classification are other-than-temporarily impaired at December 31, 2015 or December 31, 2014.

Other investments.

The Company’s unrealized loss on other investments relates to an investment in a pooled trust preferred security. The decline in value of the pooled trust preferred security is related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions. However, due to the reductions in defaults and deferrals during the year, the unrealized losses have improved from $124,678 in 2014 to $15,425 in 2015. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2015 or December 31, 2014. This security is not subject to any of the restrictions put forth under the Volcker Rule that was brought about by the passage of the Dodd-Frank Act.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The amortized cost and estimated fair value of securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

AFS	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$3,008,448	$3,028,887
Due after one year through five years	13,587,885	13,985,525
Due after five years through ten years	80,749,532	80,346,720
Due after ten years	169,962,891	169,903,271

Total	$267,308,756	$267,264,403

HTM	Amortized Cost	Fair Value
Securities HTM
Due after five years through ten years	$37,052,187	$38,528,059
Due after ten years	123,991,217	130,517,776

Total	$161,043,404	$169,045,835

Investment securities with fair values of $201,482,967 and $156,226,081 at December 31, 2015 and December 31, 2014, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2015	2014	2013
Gross realized gains	$142,422	$206,258	$1,039,793
Gross realized losses	124,919	191,716	616,405

	$17,503	$14,542	$423,388

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $1,202,900 and $1,347,600 at December 31, 2015 and December 31, 2014, respectively, and is included in other assets. The Company has had stock redeemed in 2015 and 2014 at the par value of $100 per share.

While the Federal Home Loan Banks have been negatively impacted by the current economic conditions, the Federal Home Loan Bank of Dallas reported profits for 2015 and 2014, as of 2015 and 2014, was in compliance with its regulatory capital and liquidity requirements, and in 2015 and 2014, continued to pay dividends on its stock and make redemptions at the par value. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2015 or December 31, 2014.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

The composition of loans, net at December 31, 2015 and 2014 is as follows:

	2015	2014
	(In Thousands)
Real Estate:
Land Development and Construction	$33,133	$43,233
Farmland	23,293	26,463
1-4 Family Mortgages	104,046	104,170
Commercial Real Estate	180,691	151,746

Total Real Estate Loans	341,163	325,612

Business Loans:
Commercial and Industrial Loans	61,425	38,333
Farm Production and other Farm Loans	1,055	1,035

Total Business Loans	62,480	39,368

Consumer Loans:
Credit Cards	1,061	1,075
Other Consumer Loans	25,564	25,440

Total Consumer Loans	26,625	26,515

Total Gross Loans	430,268	391,495

Unearned income	(686)	(535)
Allowance for loan losses	(6,474)	(6,542)

Loans, net	$423,108	$384,418

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $37.3 million and $34.3 million of the loans outstanding at December 31, 2015 and December 31, 2014, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2015 is presented in the following table.

Balance outstanding at December 31, 2014	$4,139,357

Principal additions	2,648,168

Principal reductions	(1,166,551)

Balance outstanding at December 31, 2015	$5,620,974

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2015	2014
	(in thousands)
Real Estate:
Land Development and Construction	$75	$92
Farmland	158	222
1-4 Family Mortgages	2,464	1,905
Commercial Real Estate	11,662	9,444

Total Real Estate Loans	14,359	11,663

Business Loans:
Commercial and Industrial Loans	28	70

Total Business Loans	28	70

Consumer Loans:
Other Consumer Loans	36	133

Total Consumer Loans	36	133

Total Non-Accrual Loans	$14,423	$11,854

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $732,268, $819,524 and $813,710 in 2015, 2014 and 2013, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2015 was as follows (in thousands):

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days	Days Past	Total Past	Current	Total	Days
	Past Due	Due	Due Loans	Loans	Loans	Past Due
Real Estate:
Land Development and Construction	$1,126	$21	$1,147	$31,986	$33,133	$21
Farmland	947	4	951	22,342	23,293	4
1-4 Family Mortgages	5,131	573	5,704	98,342	104,046	—
Commercial Real Estate	4,015	6,748	10,763	169,928	180,691	—

Total Real Estate Loans	11,219	7,346	18,565	322,598	341,163	25

Business Loans:
Commercial and Industrial Loans	245	12	257	61,168	61,425	12
Farm Production and other Farm Loans	12	—	12	1,043	1,055	—

Total Business Loans	257	12	269	62,211	62,480	12

Consumer Loans:
Credit Cards	12	9	21	1,040	1,061	9
Other Consumer Loans	1,017	30	1,047	24,517	25,564	30

Total Consumer Loans	1,029	39	1,068	25,557	26,625	39

Total Loans	$12,505	$7,397	$19,902	$410,366	$430,268	$76

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2014 was as follows (in thousands):

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days Past Due	Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Days Past Due
Real Estate:
Land Development and Construction	$578	$—	$578	$42,655	$43,233	$—
Farmland	889	17	906	25,557	26,463	—
1-4 Family Mortgages	4,606	837	5,443	98,727	104,170	131
Commercial Real Estate	2,211	4,471	6,682	145,064	151,746	724

Total Real Estate Loans	8,284	5,325	13,609	312,003	325,612	855

Business Loans:
Commercial and Industrial Loans	115	3	118	38,215	38,333	3
Farm Production and other Farm Loans	22	—	22	1,013	1,035	—

Total Business Loans	137	3	140	39,228	39,368	3

Consumer Loans:
Credit Cards	27	6	33	1,042	1,075	6
Other Consumer Loans	1,179	53	1,232	24,208	25,440	16

Total Consumer Loans	1,206	59	1,265	25,250	26,515	22

Total Loans	$9,627	$5,387	$15,014	$376,481	$391,495	$880

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2015	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$75	$—	$75	$75	$75	$85
Farmland	679	69	610	679	54	739
1-4 Family Mortgages	3,103	1,754	1,349	3,103	183	2,829
Commercial Real Estate	11,662	1,409	10,253	11,662	2,685	10,552

Total Real Estate Loans	15,519	3,232	12,287	15,519	2,997	14,205

Business Loans:
Commercial and Industrial Loans	28	28	—	28	—	49
Farm Production and other Farm Loans	—	—	—	—	—	—

Total Business Loans	28	28	—	28	—	49

Consumer Loans:
Other Consumer Loans	36	36	—	36	—	78

Total Consumer Loans	36	36	—	36	—	78

Total Loans	$15,583	$3,296	$12,287	$15,583	$2,997	$14,332

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table presents troubled debt restructurings segregated by class (in thousands, except number of loans):

December 31, 2015	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$3,858

Total	3	$4,871	$3,858

December 31, 2014	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	4	$6,850	$4,741

Total	4	$6,850	$4,741

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Totals at January 1, 2015	4	$4,741
Additional loans with concessions
Reductions due to:
Charge-off	1	(349)
Principal paydowns		(534)

Total at December 31, 2015	3	$3,858

The allocated allowance for loan losses attributable to restructured loans was $174,274 at December 31, 2015 and 2014.

The Company had no remaining availability under commitments to lend additional funds on these troubled debt restructurings at December 31, 2015.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The Company utilizes a risk grading matrix to assign a risk grade to each of its loans when originated and is updated as factors related to the strength of the loan changes. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows.

Grade 1. MINIMAL RISK - These loans are without loss exposure to the Company. This classification is reserved for only the best, well secured loans to borrowers with significant capital strength, low leverage, stable earnings and growth and other readily available financing alternatives. This type of loan would also include loans secured by a program of the government.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2015.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2015 (in thousands):

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
Grades	1, 2, 3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$31,889	$202	$1,042	$—	$—	$33,133
Farmland	21,084	989	1,220	—	—	23,293
1-4 Family Mortgages	88,425	4,874	10,747	—	—	104,046
Commercial Real Estate	155,898	12,286	12,507	—	—	180,691

Total Real Estate Loans	297,296	18,351	25,516	—	—	341,163

Business Loans:
Commercial and Industrial Loans	60,918	377	130	—	—	61,425
Farm Production and other Farm Loans	1,055	—	—	—	—	1,055

Total Business Loans	61,973	377	130	—	—	62,480

Consumer Loans:
Credit Cards	1,052	—	9	—	—	1,061
Other Consumer Loans	24,666	111	777	7	3	25,564

Total Consumer Loans	25,718	111	786	7	3	26,625

Total Loans	$384,987	$18,839	$26,432	$7	$3	$430,268

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2014:

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
Grades	1, 2, 3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$41,431	$424	$1,378	$—	$—	$43,233
Farmland	23,993	708	1,762	—	—	26,463
1-4 Family Mortgages	86,969	5,351	11,850	—	—	104,170
Commercial Real Estate	126,881	13,558	11,307	—	—	151,746

Total Real Estate Loans	279,274	20,041	26,297	—	—	325,612

Business Loans:
Commercial and Industrial Loans	37,890	232	211	—	—	38,333
Farm Production and other Farm Loans	1,035	—	—	—	—	1,035

Total Business Loans	38,925	232	211	—	—	39,368

Consumer Loans:
Credit Cards	1,069	—	6	—	—	1,075
Other Consumer Loans	24,889	177	358	16	—	25,440

Total Consumer Loans	25,958	177	364	16	—	26,515

Total Loans	$344,157	$20,450	$26,872	$16	$—	$391,495

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2015	2014	2013
Real Estate:
Land Development and Construction	$(8,700)	$241,853	$(15,787)
Farmland	(5,156)	52,731	14,915
1-4 Family Mortgages	149,014	22,205	152,756
Commercial Real Estate	415,413	42,582	513,841

Total Real Estate Loans	550,571	359,371	665,725

Business Loans:
Commercial and Industrial Loans	1,585	2,038,953	350,740
Farm Production and other Farm Loans	—	—	(1,700)

Total Business Loans	1,585	2,038,953	349,040

Consumer Loans:
Credit Cards	15,493	11,482	17,726
Other Consumer Loans	57,661	49,022	48,387

Total Consumer Loans	73,154	60,504	66,113

Total Net Chargeoffs	$625,310	$2,458,828	$1,080,878

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2015, 2014 and 2013:

	Real	Business
2015	Estate	Loans	Consumer	Total

Beginning Balance	$5,202,151	$873,815	$466,360	$6,542,326

Provision for loan losses	587,315	(228,982)	198,354	556,687

Chargeoffs	625,556	32,258	164,091	821,905

Recoveries	74,985	30,673	90,937	196,595

Net Chargeoffs	550,571	1,585	73,154	625,310

Ending Balance	$5,238,895	$643,248	$591,560	$6,473,703

Period end allowance allocated to:
Loans individually evaluated for impairment	$2,996,708	$—	$—	$2,996,708

Loans collectively evaluated for impairment	2,242,187	643,248	591,560	3,476,995

Ending Balance	$5,238,895	$643,248	$591,560	$6,473,703

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The Company’s recorded investment in loans as of December 31, 2015 and 2014 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2015	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$15,519	$28	$36	$15,583

Loans collectively evaluated for impairment	325,644	62,452	26,589	414,685

	$341,163	$62,480	$26,625	$430,268

2014	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$12,888	$70	$121	$13,079

Loans collectively evaluated for impairment	312,724	39,298	26,394	378,416

	$325,612	$39,368	$26,515	$391,495

Note 5. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2015 and December 31, 2014:

	2015	2014
Land and buildings	$24,206,122	$24,085,233
Furniture, fixtures and equipment	15,459,401	15,161,067

	39,665,523	39,246,300

Less accumulated depreciation	21,009,832	20,006,070

Total	$18,655,691	$19,240,230

Depreciation expense for the years ended December 31, 2015, 2014 and 2013, respectively, was $1,040,207, $1,190,393 and $1,140,753.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

The composition of deposits as of December 31, 2015 and December 31, 2014 is as follows:

	2015	2014
Non-interest bearing	$148,724,257	$145,729,932
NOW and money market accounts	323,381,170	268,567,815
Savings deposits	70,534,886	60,253,788
Time deposits, $100,000 or more	116,023,999	121,360,214
Other time deposits	94,740,476	100,182,145

Total	$753,404,788	$696,093,894

The scheduled maturities of time deposits at December 31, 2015 are as follows:

Year Ending December 31,	Amount
2015	$163,727,234
2016	44,348,971
2017	2,459,254
2018	194,387
2019	34,629

$210,764,475

Interest expense for time deposits over $100,000 was approximately $626,000, $671,000 and $754,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($1,202,900 included in other assets at December 31, 2015) and qualifying first mortgages and other loans. As of December 31, 2015, the balance in qualifying first mortgages and other loans was $166,840,812. At December 31, 2015 and December 31, 2014, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at		Interest Rate	Final Maturity
December 31,
2015	2014
$20,000,000	$20,000,000	2.53	January 9, 2018

The scheduled payments for the next five years are as follows:

Year Due	Payment
2016	—
2017	—
2018	$20,000,000
2019	—
2020	—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2015	2014	2013
BOLI insurance	$568,000	$562,732	$657,273
Mortgage loan origination fees	362,611	342,765	367,573
Other income	1,228,546	1,212,938	529,608

Total other income	$2,159,157	$2,118,435	$1,554,454

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the year ended December 31:

Other Expense	2015	2014	2013
Advertising	$793,282	$769,081	$621,216
Office supplies	591,177	774,961	563,706
Legal and audit fees	408,066	416,339	393,997
FDIC and state assessments	751,979	771,097	69,282
Telephone expense	431,761	408,646	442,781
Loan collection expense	205,549	621,227	554,542
Other losses	243,172	930,401	462,475
Debit card / ATM expense	337,476	330,612	830,396
Travel and convention	247,416	184,723	200,684
Other expenses	3,060,638	2,826,567	3,081,797

Total other expense	$7,070,516	$8,033,654	$7,220,876

Other losses in 2015, 2014 and 2013 include the write-down on OREO in the amount of $0, $694,207 and $276,400, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes

The consolidated provision for income taxes consists of the following:

	2015	2014	2013
Currently payable
Federal	$2,288,766	$1,399,794	$2,335,959
State	276,519	120,377	284,044

	2,565,285	1,520,171	2,620,003
Deferred (benefit) tax expense	(86,251)	307,920	(850,100)

Income tax expense	$2,479,034	$1,828,091	$1,769,903

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2015	2014	2013
Federal taxes based on statutory rate	$3,423,098	$3,154,469	$3,032,719
State income taxes, net of federal benefit	182,503	79,449	187,469
Tax-exempt investment interest	(928,246)	(1,006,536)	(1,159,571)
Other, net	(198,321)	(399,291)	(290,714)

Income tax expense	$2,479,034	$1,828,091	$1,769,903

At December 31, 2015 and December 31, 2014, net deferred tax assets consist of the following:

	2015	2014
Deferred tax assets
Allowance for loan losses	$2,414,691	$2,440,150
Deferred compensation liability	3,187,914	3,005,808
Intangible assets	30,516	92,276
Unrealized loss on securities available-for-sale	16,544	—
Unrealized loss on securities transferred to HTM	4,216,929	5,787,593
Other	538,744	570,076

Total	10,405,338	11,895,903
Deferred tax liabilities
Premises and equipment	1,123,247	1,149,615
Unrealized gain on available-for-sale securities	—	504,545
Other	116,674	113,002

Total	1,239,921	1,767,162

Net deferred tax asset	$9,165,417	$10,128,741

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

The net deferred tax asset of $9,165,417 and $10,128,741 at December 31, 2015 and 2014, respectively. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2015, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2015, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2012 through 2015. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2012 through 2015.

Note 10. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2015 and December 31, 2014, and for the years ended December 31, 2015, 2014 and 2013, is as follows:

Balance Sheets

December 31, 2015 and 2014

	2015	2014
Assets
Cash (1)	$2,196,895	$1,688,497
Investment in bank subsidiary (1)	83,753,973	79,797,988
Other assets (1)	474,468	371,301

Total assets	$86,425,336	$81,857,786

Liabilities
Other liabilities	$—	$—

Stockholders’ equity	86,425,336	81,857,786

Total liabilities and stockholders’ equity	$86,425,336	$81,857,786

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

Income Statements

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Interest income (1)	$1,896	$2,140	$2,140

Other income
Dividends from bank subsidiary (1)	5,568,900	4,371,900	4,332,000
Equity in undistributed earnings of bank subsidiary (1)	2,191,684	3,241,870	2,898,509
Other income	—	1,676	—

Total other income	7,762,480	7,615,446	7,230,509

Other expense	275,744	263,598	136,317

Income before income taxes	7,486,736	7,351,848	7,096,332
Income tax benefit	(102,165)	(97,610)	(53,528)

Net income	$7,588,901	$7,449,759	$7,149,860

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Cash flows from operating activities
Net income	$7,588,901	$7,449,759	$7,149,860
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(2,191,684)	(3,241,870)	(2,898,509)
Stock compensation expense	117,300	115,000	—
Increase in other assets	(103,168)	(44,082)	(1,032)
Decrease in other liabilities	—	—	(400)

Net cash provided by operating activities	5,411,349	4,278,807	4,249,919

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

	2015	2014	2013
Cash flows from financing activities
Dividends paid to stockholders	$(4,540,748)	$(4,341,076)	$(4,285,371)
Repurchase of company stock	(390,205)	—	—
Excess tax benefit from equity grants	1,001	—	—
Proceeds from stock option exercises	27,000	—	128,950

Net cash used by financing activities	(4,902,951)	(4,341,076)	(4,156,421)

Net increase in cash	508,398	(62,269)	93,498

Cash, beginning of year	1,688,497	1,750,766	1,657,268

Cash, end of year	$2,196,895	$1,688,497	$1,750,766

The Bank is required to obtain approval from state regulators before paying dividends.

Note 11. Related Party Transactions

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

Deposits from related parties at December 31, 2015 and December 31, 2014 approximated $7,934,526 and $6,587,915, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2015 and December 31, 2014, commitments related to unused lines of credit were $44,358,972 and $50,242,705, respectively, and standby letters of credit were $2,860,480 and $2,855,480, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

Legal Proceedings

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. While management believes that the final resolution of pending legal proceedings will not have a material impact on the Company’s business, prospects, financial position or results of operations, the final resolution of such proceedings could have a material adverse effect.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Continued

Concentration of Risk

The Company makes agricultural, agribusiness, commercial, residential and consumer loans primarily in eastern central and southern Mississippi. A substantial portion of the customers’ abilities to honor their contracts is dependent on their business and the agricultural economy in the area.

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

Note 13. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2016	$285,808
2017	66,925
2018	26,721
2019	19,622
2020	19,306

$418,382

The total rental expense included in the income statements for the years ended December 31, 2015, 2014 and 2013 is $111,684, $104,384 and $150,333, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2015, 2014 and 2013, the Company’s contributions were $496,363, $485,251 and $511,984, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $179,552, $174,509 and $157,017 for the plan years ended December 31, 2015, 2014 and 2013, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $640,291, $514,635 and $804,755 for the plan years ended December 31, 2015, 2014 and 2013, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2015, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

The FRB, FDIC and other federal banking agencies have established risk-based capital adequacy guidelines. These guidelines are intended to provide a measure of a bank’s capital adequacy that reflects the degree of risk associated with a bank’s operations.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. Since December 31, 1992, the federal banking agencies have required a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items of 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items of 4%.

The Dodd-Frank Act requires the FRB, the Office of the Comptroller of the Currency (“OCC”) and the FDIC to adopt regulations imposing a continuing “floor” on the risk based capital requirements. In December 2010, the Basel Committee released a final framework for a strengthened set of capital requirements, known as “Basel III”. In July 2013, each of the U.S. federal banking agencies adopted final rules relevant to us: (1) the Basel III regulatory capital reforms; and (2) the “standardized approach of Basel II for non-core banks and bank holding companies, such as the Bank and the Company. The capital framework under Basel III will replace the existing regulatory capital rules for all banks, savings associations and U.S. bank holding companies with greater than $500 million in total assets, and all savings and loan holding companies.

Beginning January 1, 2015 the Bank began to comply with the Basel III rules, although the rules will not be fully phased-in until January 1, 2019. Among other things, the final Basel III rules will impact regulatory capital ratios of banking organizations in the following manner, when fully phased in:

•	Create a new requirement to maintain a ratio of common equity Tier 1 capital to total risk-weighted assets of not less than 4.5%;

•	Increase the minimum leverage ratio to 4% for all banking organizations (currently 3% for certain banking organizations);

•	Increase the minimum Tier 1 risk-based capital ratio from 4% to 6%; and

•	Maintain the minimum total risk-based capital ratio at 8%.

In addition, the Basel III rules, when fully phased-in, will subject a banking organization to certain limitations on capital distributions and discretionary bonus payments to executive officers if the organization did not maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of its total risk-weighted assets. The effect of the capital conservation buffer, when fully phased-in, will be to increase the minimum common equity Tier 1 capital ratio to 7%, the minimum Tier 1 risk-based capital ratio to 8.5% and the minimum total risk-based capital ratio to 10.5% for banking organizations seeking to avoid the limitations on capital distributions and discretionary bonus payments to executive officers.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

The Basel III rules also changed the capital categories for insured depository institutions for purposes of prompt corrective action. Under the rules, to be well capitalized, an insured depository institution must maintain a minimum common equity Tier 1 capital ratio of at least 6.5%, a Tier 1 risk-based capital ratio of at least 8%, a total risk-based capital ratio of at least 10.0%, and a leverage capital ratio of at least 5%. In addition, the Basel III rules established more conservative standards for including an instrument in regulatory capital and imposed certain deductions from and adjustments to the measure of common equity Tier 1 capital.

As of December 31, 2015 and 2014, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios (amounts in thousands):

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2015
Citizens Holding Company
Tier 1 leverage ratio	$90,392	9.26%	$48,822	5.00%	$39,058	4.00%
Common Equity tier 1 capital ratio	90,392	9.26%	63,469	6.50%	43,940	4.50%
Tier 1 risk-based capital ratio	90,392	16.37%	44,175	8.00%	33,131	6.00%
Total risk-based capital ratio	96,866	17.54%	55,219	10.00%	44,175	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$87,721	8.99%	$48,800	5.00%	$39,040	4.00%
Common Equity tier 1 capital ratio	87,721	8.99%	63,440	6.50%	43,920	4.50%
Tier 1 risk-based capital ratio	87,721	15.89%	44,150	8.00%	33,113	6.00%
Total risk-based capital ratio	94,194	17.07%	55,188	10.00%	44,150	8.00%

December 31, 2014
Citizens Holding Company
Tier 1 leverage ratio	$87,589	9.60%	$45,610	5.00%	$36,488	4.00%
Common Equity tier 1 capital ratio	—	0.00%	—	0.00%	—	0.00%
Tier 1 risk-based capital ratio	87,589	16.60%	31,665	6.00%	21,110	4.00%
Total risk-based capital ratio	94,131	17.84%	52,775	10.00%	42,220	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$85,529	9.71%	$44,059	5.00%	$35,247	4.00%
Common Equity tier 1 capital ratio	—	0.00%	—	0.00%	—	0.00%
Tier 1 risk-based capital ratio	85,529	16.22%	31,643	6.00%	21,095	4.00%
Total risk-based capital ratio	92,071	17.46%	52,738	10.00%	42,190	8.00%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Fair Values of Financial Instruments

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2015:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$82,250,366	$—	$82,250,366
Mortgage-backed securities	—	91,721,965	—	91,721,965
State, County, Municipals	—	90,376,363	—	90,376,363
Other Investments	—	—	2,915,709	2,915,709

	$—	$264,348,694	$2,915,709	$267,264,403

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2014:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$75,961,075	$—	$75,961,075
Mortgage-backed securities	—	13,326,834	—	13,326,834
State, County, Municipals	—	87,584,498	—	87,584,498
Other Investments	—	—	2,872,723	2,872,723

	$—	$176,872,407	$2,872,723	$179,745,130

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2015 and December 31, 2014.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2015	2014
Balance at January 1	$2,872,723	$2,766,203
Principal payments received	(75,182)	(31,824)
Unrealized gains included in other comprehensive income	118,168	138,344

Balance at December 31	$2,915,709	$2,872,723

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$—	$—

As of December 31, 2015 and December 31, 2014, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2015 and 2014 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2015
Impaired loans	$—	$—	$8,926,364	$8,926,364
Other real estate owned	—	—	538,262	538,262

	$—	$—	$9,464,626	$9,464,626

December 31, 2014
Impaired loans	$—	$—	$8,218,696	$8,218,696
Other real estate owned	—	—	3,309,824	3,309,824

	$—	$—	$11,528,520	$11,528,520

Impaired loans with a carrying value of $12,286,822 and $10,243,082 had an allocated allowance for loan losses of $2,996,708 and $2,024,754 at December 31, 2015 and December 31, 2014, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $0 and $694,207 was necessary and was recorded during the year ended December 31, 2015 and December 31, 2014, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2015 and December 31, 2014:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2015		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$14,947,690	$14,947,690	$—	$—	$14,947,690
Interest bearing deposits with banks	42,267,777	42,267,777	—	—	42,267,777
Securities available-for-sale	267,264,403	—	264,348,694	2,915,709	267,264,403
Securities held-to-maturity	161,043,404	—	169,045,835	—	169,045,835
Net loans	423,108,391	—	—	425,096,569	425,096,569

Financial liabilities
Deposits	$753,404,788	$542,640,313	$—	$210,890,430	$753,530,743
Federal Home Loan Bank advances	20,000,000	—	—	20,534,935	20,534,935
Securities Sold under Agreement to Repurchase	104,298,182	104,298,182	—	—	104,298,182

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2014		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$22,405,730	$22,405,730	$—	$—	$22,405,730
Interest bearing deposits with banks	61,481,223	61,481,223	—	—	61,481,223
Securities available-for-sale	179,745,130	—	176,872,407	2,872,723	179,745,130
Securities held-to-maturity	206,817,168	—	216,745,438	—	216,745,438
Net loans	384,417,508	—	—	386,206,117	386,206,117

Financial liabilities
Deposits	$696,093,894	$474,551,535	$—	$221,685,000	$696,236,535
Federal Home Loan Bank advances	20,000,000	—	—	20,804,047	20,804,047
Securities Sold under Agreement to Repurchase	114,426,770	114,426,770	—	—	114,426,770

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

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

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2015 or 2014 therefore no calculations were required in 2015 or 2014 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants post the adoption and approval of the 2013 Plan.

During 2015, the Company’s directors received restricted stock grants totaling 7,500 shares of common stock at a then market value of $18.86 per share and in 2014 received 7,500 shares of common stock at a then market value of $18.40 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2015 was $141,450 and will be recognized over the one-year restriction period at a cost of $11,788 per month less deferred taxes of $4,397 per month. The grant date fair value of the shares granted in 2014 was $138,000 and was recognized over the one-year restriction period at a cost of $11,500 per month less deferred taxes of $4,290 per month. During 2015 and 2014, the Company recorded expense of $117,300 and $115,000 and recorded deferred taxes in the amounts of $44,250 and $42,900, respectively, related to these restricted shares.

At December 31, 2015, there were 7,500 shares non-vested with $47,150 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2015, 2014 and 2013:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2013	111,000	$20.97	108,000	$20.90
Granted	—	—	—	—
Exercised	(3,000)	16.40	(7,000)	14.91
Expired	(4,500)	16.40	(19,000)	18.11

Outstanding at December 31, 2013	103,500	$20.97	82,000	$20.90

Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(7,500)	22.25	(35,500)	21.95

Outstanding at December 31, 2014	96,000	$21.30	46,500	$22.06

Granted	—	—	—	—
Exercised	—	—	(1,500)	18.00
Expired	(9,000)	20.00	(2,200)	21.05

Outstanding at December 31, 2015	87,000	$21.35	23,000	$23.46

Options exercisable at:
December 31, 2015	87,000	$21.35	23,000	$23.46

Weighted average fair value of Options granted during years ended
December 31, 2013		$—		$—
December 31, 2014		$—		$—
December 31, 2015		$—		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2015, 2014 and 2013

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

	Options	Weighted	Weighted Average
Range of Exercise Prices	Outstanding	Average Price	Life Remaining
$15.01 to $20.00	25,500	18.40	4 years, 5 months
$20.01 to $22.50	39,000	21.23	3 years, 1 month
$22.51 and above	45,500	24.18	1 years, 6 months

Total	110,000	$21.79	2 years, 9 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2015 was $232,995 and the intrinsic value of the Employees’ Plan at December 31, 2015 was $5,980 for a total intrinsic value at December 31, 2015 of $238,975. Additionally, the total intrinsic value of options exercised during 2015 and 2014 was $1,950 and $0, respectively.

There were no options granted during 2015 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2015, 2014 and 2013

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2015, 2014 and 2013. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Over the past three years, the Company has experienced growth in total assets and total deposits as management has capitalized on opportunities for organic growth within the Company’s market area and the addition of two branches in 2014. Total assets increased over the three-year period by $92.7 million or 10.5%. In the three-year period, net income increased every year in the three-year period ended December 31, 2015. Although the cost of deposits decreased in all three years, the interest received on earning assets decreased at a faster rate and the net interest margin decreased in all three years. Loan loss provisions in 2015 and 2014 decreased after increasing in 2013. Regardless of the decreases in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2015 as compared to 2014, the Company’s total assets increased by $52,443,861, or 5.7%, loans increased by $38,690,883, or 10.1%, and total deposits increased by $57,310,894, or 8.2%. Loans increased in 2015 due to the Company’s expansion into new market areas that offset soft loan demand in other regions of the Company’s service area. Certificates of deposit ended 2015 at $210,764,475, or 4.9% lower than 2014. Demand, NOW, savings and money market accounts increased $68,088,778, or 14.4% from December 31, 2014 to $542,640,313 at December 31, 2015.

During 2014 as compared to 2013, the Company’s total assets increased by $47,991,781, or 5.5%, loans increased by $312,742, or 0.1% and total deposits increased by $41,464,098, or 6.3%. Loans increased in 2014 due to the Company’s expansion into new market areas that offset soft loan demand. Certificates of deposit ended 2014 at $221,542,359, or 4.7% lower than 2013. Demand, NOW, savings and money market accounts increased $52,365,443, or 12.4%, to $474,551,535 at December 31, 2014.

In 2015, the Company’s net income after taxes increased to $7,588,901, an increase of $139,142 from 2014. Net interest income decreased in 2015 primarily due to the reduction in interest income in both loans and investment securities. This decrease was offset by the decrease in non-interest expense and the increase in non-interest income. Net income for 2015 produced, on a fully diluted basis, earnings per share of $1.56 compared to $1.53 in 2014 and $1.47 for 2013.

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

The Company’s return on average assets (“ROA”) was 0.80% in 2015, compared to 0.84% in 2014 and 0.81% in 2013. The Company’s return on average equity (“ROE”) was 9.01% in 2015, 10.17% in 2014 and 9.00% in 2013. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 9.63% in 2013 to 9.60% in 2014 and decreased to 9.26% in 2015. The ROE in 2015, 2014 and 2013 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s income increasing in 2013, 2014 and again in 2015 and also affected by the change in total assets during these time periods. The Company set the annual dividend payout rate to approximately 59.62% of 2015 earnings per share, as compared to 58.17% in 2014 and 59.86% in 2013. The leverage capital ratio of 9.26% in 2015 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

Allowance for Loan Losses

The accounting policy most important to the presentation of the Company’s financial statements relates to the allowance for loan loss and the related provision for loan losses. The allowance for loan losses is available to absorb probable credit losses inherent in the entire loan portfolio. The appropriate level of the allowance is based on a monthly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including collective impairment as recognized under ASC Subtopic 450-20, Loss Contingencies. The collective impairment is calculated based on loans grouped by similar risk characteristics. Another component of the allowance is losses on loans assessed as impaired under ASC Subtopic 310-10, Loan Impairments. The balance of these loans determined to be impaired under ASC Subtopic 310-10 and their related allowance is included in management’s estimation and analysis of the allowance for loan losses. For a discussion of other considerations in establishing the allowance for loan losses and the Company’s and the Bank’s loan policies and procedures for addressing credit risk, please refer to the disclosures in this Item under the heading “Provision for Loan Losses and Asset Quality.”

Other Than Temporary Impairment

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

Other Real Estate

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

Intangible Assets

Goodwill resulting from business combinations prior to January 1, 2009 represents the excess of the purchase price over the estimated fair value of the net assets acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead reviewed for impairment when there is evidence to suggest that the estimated fair value of the net assets is lower than the carrying value, or at a minimum of once a year. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill was the only intangible asset with an indefinite life on the Company’s balance sheet. Other intangible assets consisted of core deposit and acquired customer relationship intangible assets arising from the Company’s acquisition of the Citizens Bank and Trust Company of Louisville, Mississippi. These assets are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which were determined to be 15 years.

Stock Based Compensation

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

Income Taxes

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

Please refer to Note 1, “Summary of Significant Accounting Policies,” to the Consolidated Financial Statements of the Company included in this Annual Report for a detailed discussion of other significant accounting policies affecting the Company.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2015	2014	2013	2012	2011
Summary of Earnings

Total Interest Income	$30,965	$31,380	$32,116	$34,388	$36,974
Total Interest Expense	3,077	3,018	4,080	5,709	6,642
Provision for loan losses	556	923	2,204	1,546	2,995
Non-interest income	8,327	8,163	7,816	7,402	7,442
Non-interest expense	25,591	26,324	24,728	26,100	26,244
Income tax expense	2,479	1,828	1,770	1,651	1,317
Net Income	7,589	7,450	7,150	6,784	7,218

Per Share Data

Earnings-basic	$1.56	$1.53	$1.47	$1.40	$1.49
Earnings-diluted	1.56	1.53	1.47	1.39	1.49
Cash dividends	0.93	0.89	0.88	0.88	0.88
Book value at year end	17.73	16.78	13.61	18.28	17.77

Selected Year End Actual Balances

Loans, net of unearned income	$429,582	$390,960	$392,183	$368,891	$389,262
Allowance for loan losses	6,474	6,542	8,077	6,954	6,681
Investment Securities	428,308	386,562	398,176	420,908	374,508
Earning assets	894,765	833,845	785,592	802,220	760,744
Total assets	973,505	921,061	873,069	880,840	853,945
Deposits	753,405	696,094	654,630	642,549	572,338
Long term borrowings	20,000	20,000	33,626	68,674	68,677
Shareholders’ equity	86,425	81,858	66,266	88,869	86,079

Selected Year End Average Balances

Loans, net of unearned income	$412,161	$389,720	$371,200	$381,597	$407,748
Allowance for loan losses	6,637	7,902	7,078	7,056	6,594
Investment securities	421,729	396,806	419,461	360,721	325,179
Earning assets	863,830	798,432	801,549	766,663	753,042
Total assets	945,270	884,688	882,285	842,456	829,177
Deposits	725,116	682,444	650,931	592,723	543,711
Long term borrowings	20,056	35,593	58,192	72,553	82,576
Shareholders’ equity	84,250	73,219	79,458	87,972	82,254

	2015	2014	2013	2012	2011

Selected Ratios

Return on average assets	0.80%	0.84%	0.81%	0.81%	0.87%
Return on average equity	9.01%	10.17%	9.00%	7.71%	8.78%
Dividend payout ratio	59.62%	58.17%	59.86%	62.86%	59.06%
Equity to year end assets	8.88%	8.89%	7.59%	10.09%	10.08%
Total risk-based capital to risk-adjusted assets	17.54%	17.84%	17.49%	18.22%	17.53%
Leverage capital ratio	9.26%	9.60%	9.63%	9.58%	9.47%
Efficiency ratio	68.69%	70.09%	67.52%	70.73%	68.51%

NET OPERATING INCOME

Net operating income for 2015 increased by 1.9% to $7,588,901 or $1.56 per share-basic and -diluted, from $7,449,759, or $1.53 per share-basic and -diluted for 2014. The provision for loan losses for 2015 was $556,687 as compared to $923,397 in 2014. The decrease in the loan loss provision for 2015 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $164,955, or 2.0%, and non-interest expense decreased by $732,745 or 2.8%, in 2015. Non-interest income for 2015 increased primarily due to an increase in ATM transaction service charges offset partially by a decrease in overdraft charges. Non-interest expense decreased due to a decrease in writedowns on other real estate, loan collection expense, depreciation expense, office supplies and increases in salaries and benefits.

Net operating income for 2014 increased by 4.2% to $7,449,759 or $1.53 per share-basic and -diluted, from $7,149,860, or $1.47 per share-basic and -diluted for 2013. The provision for loan losses for 2014 was $923,397 as compared to $2,204,366 in 2013. The decrease in the loan loss provision for 2014 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $346,402, or 4.4%, and non-interest expense increased by $1,596,101 or 6.5%, in 2014. Non-interest income for 2014 increased primarily due to an increase in service fees on deposit accounts and other service charges and the receipt of insurance proceeds that was the result of the death of a bank officer that was insured with bank owned life insurance. Non-interest expense increased due to increased writedowns on other real estate, an increase in regulatory and compliance costs, an increase in banking equipment related service costs and an increase in office supplies.

Net operating income for 2013 increased by 6.0% to $7,149,860 or $1.47 per share-basic and -diluted, from $6,783,999, or $1.40 per share-basic and $1.39 per share-diluted for 2012. The provision for loan losses for 2013 was $2,204,366 compared to the provision of $1,545,797 in 2012. The increase in the loan loss provision for 2013 was mainly due to management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income increased by $414,323, or 5.6%, and non-interest expense decreased by $1,372,356 or 5.3%, in 2013. Non-interest income for 2013 increased primarily due to an increase in service fees on deposit accounts and other service charges. Non-interest expense decreased due to a decrease in salaries and benefits and a decrease in regulatory costs. The decrease in salaries and benefits is related to a reduction in the number of employees and the reduction in 401(k) matching for officers and employees.

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

Net interest income on a tax equivalent basis was $28,879,000, $29,411,000 and $29,195,000 for the years 2015, 2014 and 2013, respectively. Net interest margin was 3.33%, 3.60% and 3.58% for the same periods. During 2015, the yields on interest earning assets declined less than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. In 2015 as compared to 2014, interest-bearing assets increased by $50.4 million, or 6.2% and interest bearing liabilities increased by $41.088 million, or 6.2%. For the year ended December 31, 2015, the average yield on earnings assets was 3.68%, a decrease of 28 basis points compared to the average yield at December 31, 2014. The average rate paid on interest-bearing liabilities was 0.43%, a decrease of 2 basis points compared to the average rate at December 31, 2014.

During 2014, the yields on interest earning assets declined slightly less than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. In 2014 as compared to 2013, interest-bearing assets increased by $1.8 million, or 0.2% and interest bearing liabilities declined by $6.1 million, or 0.9%. For the year ended December 31, 2014, the average yield on earnings assets was 3.96%, a decrease of 12 basis points compared to the average yield at December 31, 2013. The average rate paid on interest-bearing liabilities was 0.45%, a decrease of 15 basis points compared to the average rate at December 31, 2013.

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

During this three-year period, loan demand improved in all periods. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

During 2003, the Company purchased $11.4 million of additional bank-owned life insurance. The income received by the Company on these policies increased the Company’s total investment to approximately $22.2 million at December 31, 2013, $22.3 million at December 31, 2014 and $23.1 million at December 31, 2015. The additional purchases were made to provide a future funding source for certain of the Company’s deferred compensation arrangements. Such insurance also offers more attractive yields than other investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2015, 2014 and 2013.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Loans:
Loans, net of unearned(1)	$411,687	$389,217	$370,769	$20,055	$20,082	$20,611	4.87%	5.16%	5.56%

Investment Securities
Taxable	335,538	318,850	328,797	8,027	8,227	7,949	2.39%	2.58%	2.42%
Tax-exempt	85,597	91,933	101,543	3,756	4,071	4,697	4.39%	4.43%	4.63%

Total Investment Securities	421,135	410,783	430,340	11,783	12,298	12,646	2.80%	2.99%	2.94%

Federal Funds Sold and Other	35,336	17,806	14,882	90	49	52	0.25%	0.23%	0.35%

Total Interest Earning Assets(1)(2)	868,158	817,806	815,991	31,928	32,429	33,309	3.68%	3.96%	4.08%

Non-Earning Assets	77,112	66,882	66,294

Total Assets	$945,270	$884,688	$882,285

Deposits:
Interest-bearing Demand
Deposits (3)	$300,636	$262,142	$240,524	$693	$550	$561	0.23%	0.21%	0.23%
Savings	64,967	58,053	50,846	83	100	111	0.12%	0.17%	0.22%
Time	216,488	227,390	239,104	1,040	1,105	1,307	0.48%	0.49%	0.55%

Total Deposits	582,091	547,585	530,474	1,816	1,755	1,979	0.31%	0.32%	0.37%

Borrowed Funds
Short-term Borrowings	106,988	84,813	85,804	720	573	666	0.67%	0.68%	0.78%
Long-term Borrowings	20,000	35,593	58,048	513	690	1,469	2.53%	1.94%	2.53%

Total Borrowed Funds	126,988	120,406	143,852	1,233	1,263	2,135	0.97%	1.05%	1.48%

Total Interest-Bearing
Liabilities (3)	709,079	667,991	674,326	3,049	3,018	4,114	0.43%	0.45%	0.61%

Non-Interest Bearing Liabilities
Demand Deposits	142,322	134,859	120,457
Other Liabilities	9,619	8,619	8,044
Shareholders’ Equity	84,250	73,219	79,458

Total Liabilities and Shareholders’ Equity	$945,270	$884,688	$882,285

Interest Rate Spread							3.25%	3.51%	3.47%

Net Interest Margin				$28,879	$29,411	$29,195	3.33%	3.60%	3.58%

Less
Tax Equivalent Adjustment				967	1,048	1,193

Net Interest Income				$27,912	$28,363	$28,002

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.
(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2015, 2014, and 2013.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2015	2014	2013
Average interest earning assets	$868,158	$817,806	$815,991
Average interest bearing liabilities	709,079	667,991	674,326

Net average interest earning assets	$159,079	$149,815	$141,665

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2013 through 2015. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2015 Change from 2014			2014 Change from 2013
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$1,094	(1,121)	$(27)	$(582)	$(2,053)	$(2,635)
Taxable Securities	399	(599)	(200)	1,734	(1,111)	623
Non-Taxable Securities	(278)	(37)	(315)	(97)	(235)	(332)
Federal Funds Sold and Other	44	(3)	41	(17)	6	(11)

TOTAL INTEREST INCOME	$1,259	$(1,760)	$(501)	$1,038	$(3,393)	$(2,355)

INTEREST EXPENSE

Interest-bearing demand deposits	$89	54	143	$106	$(318)	(212)
Savings Deposits	8	(25)	(17)	8	(31)	(23)
Time Deposits	(52)	(13)	(65)	(53)	(478)	(531)
Short-term borrowings	149	(2)	147	53	(141)	(88)
Long-term borrowings	(395)	218	(177)	(435)	(340)	(775)

TOTAL INTEREST EXPENSE	$(201)	$232	31	$(321)	$(1,308)	(1,629)

NET INTEREST INCOME	$1,460	$(1,992)	$(532)	$1,359	$(2,085)	$(726)

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

Loan demand in the Company’s market improved in 2013, 2014 and 2015 after economic conditions began to show some improvement. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able in 2014 and 2015 to increase the amount of loans outstanding. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 has lessened. Real estate mortgage loans originated by the Company decreased by 0.1%, or $124,295 in 2015, by 1.3%, or $1,319,331, in 2014 and by 8.9%, or $10,347,060, in 2013 when compared to the prior year. The decrease in mortgage loans in all years reflects the weakness in the local housing markets after seeing normal growth in the previous years.

Commercial and agricultural loans increased by $48,886,679, or 22.5% in 2015, decreased by $16,054,858 or 6.9% in 2014 and increased by $21,885,761, or 10.3% in 2013. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans increased by $110,443, or 0.4% in 2015 after declining $192,299, or 0.7% in 2014 and $2,477,767, or 8.6% in 2013, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2015	2014	2013	2012	2011
Commercial, financial and agricultural	$266,464	$217,577	$233,632	$211,746	$203,458
Real estate - construction	33,133	43,233	27,224	12,755	13,481
Real estate - mortgage	104,046	104,170	105,489	115,837	133,987
Consumer	26,625	26,515	26,323	28,800	38,540

TOTAL LOANS	$430,268	$391,495	$392,668	$369,138	$389,466

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2015

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$75,930	$183,246	$7,288	$266,464
Real estate - construction	7,900	24,848	385	$33,133
Real estate - mortgage	22,079	66,917	15,050	$104,046
Consumer	12,907	13,092	626	$26,625

Total loans	$118,816	$288,103	$23,349	$430,268

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$275,630	$9,372
Variable rates	12,473	13,977

Total loans	$288,103	$23,349

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

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The allowance for loan losses represents an amount that in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for loan losses is subject to close regulatory review from the FDIC and the Mississippi Department of Banking and Consumer Finance and is also a factor in each agency’s determination of the Company’s capital adequacy. The estimation of losses in the Company’s loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers and economic conditions in the Company’s market area.

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2013, 2014 and 2015. The ratio of net loans charged off to average loans was 0.15% in 2015, 0.63% in 2014 and 0.29% in 2013. The chargeoffs in 2013, 2014 and 2015 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2015 was $556,687 compared to $923,397 in 2014 and $2,204,366 in 2013. The decrease in the provision for 2015 and 2014 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. At the end of 2015, the total allowance for loan losses was $6,473,703, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2015	2014	2013	2012	2011
BALANCE AT BEGINNING OF YEAR	$6,542	$8,078	$6,954	$6,681	$6,379

LOANS CHARGED-OFF

Commercial, financial and agricultural	457	2,213	915	920	1,523
Real estate - construction	—	249	1	99	67
Real estate - mortgage	201	149	223	250	922
Consumer	164	121	135	235	306

TOTAL CHARGE-OFFS	822	2,732	1,274	1,504	2,818

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	45	79	38	69	21
Real estate - construction	9	7	16	11	6
Real estate - mortgage	52	126	71	29	11
Consumer	91	61	69	122	87

TOTAL RECOVERIES	197	273	194	231	125

Net loans charged-off	625	2,459	1,080	1,273	2,693
Additions charged to operating expense	557	923	2,204	1,546	2,995

BALANCE AT END OF YEAR	$6,474	$6,542	$8,078	$6,954	$6,681

Loans, net of unearned, at year end	$429,582	$390,960	$392,183	$368,891	$389,262

Ratio of allowance to loans at year end	1.51%	1.67%	2.06%	1.89%	1.72%

Average loans - net of unearned	$412,172	$389,720	$371,200	$381,597	$407,748

Ratio of net loans charged-off to average loans	0.15%	0.63%	0.29%	0.33%	0.66%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2015	2014	2013	2012	2011
Commercial, financial and agricultural	$4,710	$4,352	$5,565	$3,965	$3,453
Real estate - construction	402	806	495	351	285
Real estate - mortgage	770	918	1,413	1,868	2,111
Consumer	592	466	604	770	832

Total	$6,474	$6,542	$8,077	$6,954	$6,681

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2015	2014	2013	2012	2011
Commercial, financial and agricultural	61.93%	55.58%	59.50%	57.36%	52.24%
Real estate - construction	7.70%	11.04%	6.93%	3.46%	3.46%
Real estate - mortgage	24.18%	26.61%	26.86%	31.38%	34.40%
Consumer	6.19%	6.77%	6.70%	7.80%	9.90%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, increased in 2015 even though the Company maintained tight credit standards, loan demand remained weak and the competition for loans was strong. In 2014 as compared to 2013, loans decreased due to increased competition for available loans and the Company’s rigorous credit standards. The highest percentage increase in 2015 occurred in the commercial real estate category, primarily due to an increase in the demand in this market. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2015 was 0.90% compared to 1.04% in 2014. OREO decreased in 2015 after increasing in 2014 due to fewer foreclosures in 2015 and the sale of several parcels that were acquired in foreclosure in previous years.

Loans on non-accrual status amounted to $14,422,613 in 2015 as compared to $11,854,274 in 2014 and $13,591,793 in 2013. Interest income forgone on loans classified as non-accrual in 2015 was $732,268 as compared to $819,524 in 2014 and $813,710 in 2013. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2015	2014	2013	2012	2011
PRINCIPAL BALANCE

Non-accrual	$14,423	$11,854	$13,592	$14,142	$11,299
Accruing loans 90 days or more past due	76	880	2,095	609	269
Troubled debt restructurings	3,858	4,741	7,119	5,602	1,459

TOTAL NON-PERFORMING LOANS	$18,357	$17,475	$22,806	$20,353	$13,027

Income on non-accrual loans not recorded	$732	$820	$814	$771	$674

Non-performing as a percent of loans	4.26%	4.46%	5.81%	5.51%	3.34%

Other real estate owned	$3,573	$4,052	$3,751	$4,682	$4,869

OREO as a percent of loans	0.90%	1.04%	0.96%	1.27%	1.25%

Allowance as a percent of non-performing loans	35.29%	37.44%	35.42%	34.17%	51.29%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management considers the Company’s nonaccrual loans as being impaired under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2015, 2014 and 2013 were $15,581,418, $13,079,337 and $13,591,793, respectively.

This table details the impaired loans by category for years ending 2015, 2014 and 2013.

	AT DECEMBER 31,
	2015	2014	2013
Commercial, financial and agricultural	$12,368,556	$10,312,674	$11,469,394
Real estate - construction	75,070	91,540	136,271
Real estate - mortgage	3,102,372	2,554,284	1,865,718
Consumer	35,420	120,839	120,410

Total loans	$15,581,418	$13,079,337	$13,591,793

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

At December 31, 2015, loans totaling $30,932,030 were included on the Company’s watch list compared to $31,921,730 at December 31, 2014. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2015, the Company classified its securities as AFS or HTM. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. HTM Securities are reported at amortized book value. The Company does not hold any securities classified as held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2013 through 2015 and the maturity distribution at December 31, 2015, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2015	2014	2013
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$82,250	$77,997	$316,305
Mortgage Backed Securities	91,722	12,502	16,476
State, County and Muncipal Obligations	90,376	84,896	96,259
Other Securities	2,916	2,997	3,026

TOTAL SECURITIES AVAILABLE-FOR-SALE	$267,264	$178,392	$432,066

	2015	2014	2013
SECURITIES HELD-TO-MATURITY
U. S. Government Agencies	$161,043	$206,817	$—

TOTAL SECURITIES HELD-TO-MATURITY	$161,043	$206,817	$—

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$—	0.00%	$52,476	2.31%	$29,774	2.59%
Mortgage Backed Securities	—	0.00%	—	0.00%	5,010	2.32%	86,712	2.25%
State, County and Municipal(2)	3,029	4.42%	13,985	5.05%	22,861	5.17%	50,501	4.42%
Other Securities	—	0.00%	—	0.00%	—	0.00%	2,916	6.85%

TOTAL AVAILABLE-FOR-SALE	$3,029	4.42%	$13,985	5.05%	$80,347	3.12%	$169,903	3.04%

HELD-TO-MATURITY
U. S. Government Agencies(1)	$—	0.00%	$—	0.00%	$37,052	3.12%	$123,991	3.81%

TOTAL HELD-TO-MATURITY	$—	0.00%	$—	0.00%	$37,052	3.12%	$123,991	3.81%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2015. This change is not used in the Tier 1 capital calculation.

As detailed in Table 9, the security portfolio increased $43.1 million or 11.2% in 2015, decreased $46.9 million or 10.8% in 2014 and increased $18.1 million or 4.4% in 2013. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2015 and 2014 due to customers desiring to stay short and liquid with their deposits. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2015		2014		2013
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$148,724		$134,859		$120,457
Interest-bearing demand	323,381	0.21%	262,142	0.21%	240,524	0.22%
Savings	70,535	0.12%	58,053	0.12%	50,846	0.15%
Time deposits	210,765	0.49%	227,390	0.49%	239,104	0.55%

	$753,405	0.25%	$682,444	0.25%	$650,931	0.30%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2015
3 months or less	$30,940
3 through 12 months	62,585
1 year to 3 years	22,499
over 3 years	0

$116,024

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2015	2014	2013
Short-term borrowings
Year-end balance	$104,298	$114,427	$82,421
Weighted average rate	0.68%	0.68%	0.67%

Maximum month-end balance	$136,833	$118,622	$151,929

Year to date average balance	$106,928	$82,856	$80,393
Weighted average rate	0.66%	0.66%	0.77%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2015, the Company had the capacity to borrow up to $166,840,812 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. In 2015, the Company retained its borrowings from the FHLB at $20,000,000 and its Federal Funds Purchased at $0. In 2014, the Company reduced its borrowing to $20,000,000 from the FHLB and decreased its Federal Funds Purchased to $0. In 2015, the balances in Securities Sold Under Agreement to Repurchase decreased $10,128,588, or 8.9% to $104,298,182. In 2014, these balances increased to $114,426,770, an increase of $32,005,989, or 38.8%.

At the end of 2015, the Company had long-term debt in the amount of $20,000,000 to the FHLB for advances and $48,017 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2015 is listed below.

(in thousands)
2015
Less than one year	$—
One year to three years	20,003
Over three years	45

Total long-term borrowings	$20,048

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2013 through 2015 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2015	FROM ‘14	2014	FROM ‘13	2013
NON-INTEREST INCOME
Service charges on deposit accounts	$3,867	-1.68%	$3,933	1.24%	$3,885
Other operating income	4,460	5.44%	4,230	7.61%	3,931

TOTAL NON-INTEREST INCOME	$8,327	2.01%	$8,163	4.44%	$7,816

NON-INTEREST EXPENSE
Salaries and employee benefits	$13,295	1.53%	$13,095	-0.12%	$13,111
Occupancy expense, including equipment	5,225	0.58%	5,195	18.18%	4,396
Other operating expense	7,071	-11.99%	8,034	11.26%	7,221

TOTAL NON-INTEREST EXPENSE	$25,591	-2.78%	$26,324	6.45%	$24,728

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

During 2015 as compared to 2014, non-interest income increased by $164,955, or 2.01%, when compared to 2014. An increase in other income partially offset a decrease in service charge income from checking accounts.

During 2014 as compared to 2013, non-interest income increased by $346,402, or 4.44%, when compared to 2013. An increase in other income and service charge income from checking accounts was partially offset by a decrease in proceeds from gains on sales of investment securities. Other income increased mainly due to the receipt of proceeds of an insurance policy that insured the life of a bank officer that died in 2014.

During 2013, non-interest income increased by $414,323, or 5.59%, when compared to 2012. An increase in other income and service charge income from checking accounts was partially offset by a decrease in proceeds from gains on sales of investment securities.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2015 as compared to 2014, non-interest expense decreased by $732,745, or 2.8%, to $25,590,967. Included in this decrease was a reduction in other expense in the amount of $963,138, or 12.0% partially offset by an increase in salaries and benefits in the amount of $200,188, or 1.5% and an increase in occupancy expense in the amount of $30,205, or 0.6%. The increase in occupancy expense is related to increased banking equipment service costs and the decrease in other expense was in large part due to decreased loan collection expense and writedowns on other real estate.

In 2014 as compared to 2013, non-interest expense increased by $1,596,101, or 6.5%, to $26,323,712. Included in this increase was a reduction in salaries and benefits in the amount of $15,580, or 0.1%, an increase in occupancy expense in the amount of $798,903, or 18.2% and an increase in other expense in the amount of $812,778, or 11.3%. The increase in occupancy expense is related to increased banking equipment service costs and the increase in other expense was in large part due to increased regulatory and compliance costs.

In 2013, non-interest expense decreased by $1,372,356, or 5.3%, to $24,727,611. Included in this decrease was a reduction in salaries and benefits in the amount of $626,336, or 4.6% and a decrease in occupancy expense in the amount of $91,704, or 2.0%. The decrease in occupancy expense is related to cost savings and the closing of a branch in Meridian, Mississippi in 2013.

In 2015, the Company’s efficiency ratio was 68.69%, compared to 70.09% in 2014 and 67.52% in 2013. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $9,165,417 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 24.62%, 19.70% and 19.84% in 2015, 2014 and 2013, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2015 as compared to 2014, the Company experienced an increase in deposits and an increase in loans outstanding. The increase in investment securities is mainly the result of the desire to invest funds not needed for funding current loan obligations. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can continue to be increased by offering competitive rates and superior service to the Bank’s customers.

The Company maintained its $20,000,000 of FHLB advances that will mature during 2018 and will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as AFS. Approximately 62%, or $267,264,403 of the investment securities portfolio is classified in the AFS category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2015, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2015 and 2014.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2015			2014
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$411,687	$22,470	5.77%	$389,217	$18,448	4.98%
Taxable securities	335,537	16,687	5.23%	318,850	(9,947)	-3.03%
Tax-exempt securities	85,597	(6,336)	-6.89%	91,933	(9,610)	-9.46%
Federal funds sold and other	35,336	17,530	98.45%	17,806	2,925	19.66%

TOTAL USES	$868,157	$50,351	6.16%	$817,806	$1,816	0.22%

FUNDING SOURCES

Noninterest-bearing deposits	$142,322	$7,463	5.53%	$134,859	$14,402	11.96%
Interest-bearing demand and savings deposits	365,603	46,129	14.44%	319,474	29,017	9.99%
Time deposits	216,488	(10,902)	-4.79%	227,390	(11,714)	-4.90%
Short-term borrowings	60	(1,897)	-96.93%	1,957	(3,454)	-63.83%
Commercial repo	106,928	24,072	29.05%	82,856	2,463	3.06%
Long-term debt	20,048	(15,545)	-43.67%	35,593	(22,455)	38.68%

TOTAL SOURCES	$851,449	$49,320	6.15%	$802,129	$8,259	1.10%

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

The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (“FDICIA”), required federal regulatory agencies to define capital tiers. These tiers are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, a “well-capitalized” institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, a leverage ratio of at least 5.00% and not be under a capital directive order. These ratios generally measure the percentage of a bank’s capital to all or certain categories of assets. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Company’s financial statements. If a bank is only adequately capitalized, regulatory approval is required before the bank may accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, and the institution is required to submit a capital restoration plan.

During 2015 as compared to 2014, total capital increased primarily due to earnings that were in excess of dividends.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2015, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2015	2014	2013
Tier 1 capital
Shareholders’ equity	$86,425	$81,858	$66,266
Less: Intangibles	(3,150)	(3,150)	(3,150)
Add/less: Unrealized loss/(gain) on securities	7,117	8,881	21,249

TOTAL TIER 1 CAPITAL	$90,392	$87,589	$84,365

Total capital
Tier 1 capital	$90,392	$87,589	$84,365
Allowable allowance for loan losses	6,474	6,542	6,517

TOTAL CAPITAL	$96,866	$94,131	$90,882

RISK WEIGHTED ASSETS	$552,186	$527,749	$519,766

AVERAGE ASSETS (FOURTH QUARTER)	$976,448	$912,195	$875,659

TIER 1 LEVERAGE RATIO	9.26%	9.60%	9.63%

COMMON EQUITY TIER 1 CAPITAL RATIO	9.26%	—	—

TIER 1 RISK-BASED CAPITAL RATIO	16.37%	16.60%	16.23%

TOTAL RISK-BASED CAPITAL RATIO	17.54%	17.84%	17.49%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining the dividend payout ratio to approximately 60% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations, excluding deposits, of the Company as of December 31, 2015.

	Payments Due by Period
	(in thousands)
		Less than	1-3	3-5	Over 5
Contractual Obligations	Total	1 year	Years	Years	Years

Long Term Debt	$20,000	$—	$20,000	$—	$—
Operating Leases	419	286	94	39	—
Other Long-term Liabilities	48	—	3	45	—

Total	$20,467	$286	$20,097	$84	$—

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2015 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$325,280	$75,798
Total rate sensitive liabilities	551,863	110,079

Net gap	$(226,583)	$(34,281)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2015 and December 31, 2014.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2015

(in thousands)

	2016	2017	2018	2019	2020	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$107,985	$52,320	$48,199	$97,077	$78,034	$9,372	$392,987	$394,289
Average Int Rate	5.37%	5.59%	5.22%	4.90%	4.58%	4.86%	5.06%
Floating Rate	$10,832	$891	$3,032	$6,819	$1,730	$13,977	$37,281	$37,281
Average Int Rate	3.62%	4.25%	4.52%	3.45%	5.36%	4.85%	4.22%
Investment securities
Fixed Rate	$3,008	$2,828	$3,173	$4,400	$56,780	$355,232	$425,421	$433,394
Average Int Rate	4.42%	4.76%	5.15%	4.54%	2.25%	3.44%	3.32%
Floating Rate						$2,931	$2,931	$2,916
Average Int Rate						4.08%	4.08%
Other earning assets
Fixed Rate	$42,268						$42,268	$42,268
Average Int Rate	0.50%						0.50%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$557,644	$44,349	$2,459	$194	$35	$0	$604,681	$604,806
Average Int Rate	0.28%	0.57%	0.56%	0.55%	0.55%	0.00%	0.31%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate			$20,000				$20,000	$20,535
Average Int Rate			2.53%				2.53%
Floating Rate	$104,298						$104,298	$104,298
Average Int Rate	0.68%						0.68%

AS OF DECEMBER 31, 2014

(in thousands)

	2015	2016	2017	2018	2019	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$68,076	$65,820	$51,163	$41,910	$103,831	$26,398	$357,198	$359,427
Average Int Rate	5.37%	5.59%	5.22%	4.90%	4.58%	4.86%	5.06%
Floating Rate	$4,185	$4,282	$863	$2,462	$9,571	$12,934	$34,297	$34,297
Average Int Rate	4.41%	3.79%	4.26%	4.33%	3.33%	4.97%	4.23%
Investment securities
Fixed Rate	$3,081	$4,219	$6,186	$5,986	$7,997	$354,743	$382,212	$393,618
Average Int Rate	4.88%	4.56%	3.83%	5.27%	4.21%	3.64%	3.73%
Floating Rate						$2,997	$2,997	$2,873
Average Int Rate						7.71%	7.71%
Other earning assets
Fixed Rate	$61,481						$61,481	$61,481
Average Int Rate	0.25%						0.25%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$495,154	$38,921	$2,716	$198	$168	$0	$537,157	$537,315
Average Int Rate	0.29%	0.59%	0.55%	0.55%	0.55%	0.00%	0.41%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate				$20,000			$20,000	$20,804
Average Int Rate				2.53%			2.53%
Floating Rate	$114,427						$114,427	$114,427
Average Int Rate	0.68%						0.68%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2015. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2015

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$46,655	$72,161	$288,103	$23,349	$430,268
Investment securities	236,357	3,637	99,745	88,613	428,352
Interest Bearing Due From Bank Accounts	42,268	—	—	—	42,268

TOTAL INTEREST BEARING ASSETS	$325,280	$75,798	$387,848	$111,962	$900,888

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$300,857	$—	$—	$—	$300,857
Savings and Money Market deposits	93,060	—	—	—	93,060
Time deposits	53,648	110,079	47,037	—	210,764
Short term borrowings	104,298	—	—	—	104,298
Long term borrowings	—	—	20,048	—	20,048

TOTAL INTEREST BEARING LIABILITIES	$551,863	$110,079	$67,085	$—	$729,027

Rate sensitive gap	$(226,583)	$(34,281)	$320,763	$111,962	$171,861
Rate sensitive cumulative gap	(226,583)	(260,864)	59,899	171,861	—
Cumulative gap as a percentage of total earning assets	-25.15%	-28.96%	6.65%	19.08%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90-day period as of December 31, 2015. This negative gap position was mainly due to: (1) a largest amount of investment securities that have call dates within that period; (2) the interest-bearing and savings deposits being classified in the 1-90-day category; (3) approximately 77.7% of certificates of deposit maturing during the next twelve months; and (4) a significant portion of the Company’s loans maturing after one year.

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

Short term interest rates have remained low in 2013, 2014 and most of 2015 in connection with decreases in the target Federal Funds rate by the Federal Reserve Bank. In December 2015, the Federal Reserve Bank increased its target Federal Funds rate to 50 basis points. During 2013, medium term interest rates increased in anticipation of the ending of bond buying program by the Federal Reserve Bank before decreasing again in 2014. After the rate increase in 2015, medium term rates began to decline again. Overall, the effect on the Company was marginal. The Company’s net interest margin in 2015 was 3.33% and in 2014 was 3.60%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,706	$7,696	$7,789	$7,774
Interest Expense	751	736	765	825

Net Interest Income	6,955	6,960	7,024	6,949
Provision for Loan Losses	184	82	142	148
Non-interest Income	1,752	1,852	2,017	2,706
Non-interest Expense	6,487	6,321	6,475	6,308
Income Taxes	442	581	587	869

Net Income	$1,594	$1,828	$1,837	$2,330

Per common share:
Basic	$0.33	$0.37	$0.38	$0.48
Diluted	$0.33	$0.37	$0.38	$0.48

Cash Dividends	$0.23	$0.23	$0.23	$0.24

	2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,946	$7,926	$7,829	$7,679
Interest Expense	729	734	758	797

Net Interest Income	7,217	7,192	7,071	6,882
Provision for Loan Losses	361	212	205	145
Non-interest Income	1,783	2,484	2,056	1,840
Non-interest Expense	6,369	7,046	6,439	6,470
Income Taxes	473	325	585	445

Net Income	$1,797	$2,093	$1,898	$1,662

Per common share:
Basic	$0.37	$0.43	$0.39	$0.34
Diluted	$0.37	$0.43	$0.39	$0.34

Cash Dividends	$0.22	$0.22	$0.22	$0.23

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 2, 2016, the common stock’s closing price on NASDAQ was $22.95. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2014	High	Low	Dividends Declared (per common share)
January - March	$19.34	$17.94	0.22
April - June	19.94	18.25	0.22
July - September	19.50	18.28	0.22
October - December	19.75	18.54	0.23

2015	High	Low	Dividends Declared (per common share)
January - March	$19.72	$17.10	0.23
April - June	22.85	17.70	0.23
July - September	22.25	19.06	0.23
October - December	23.72	20.51	0.24

On March 2, 2016, shares of the Company’s common stock were held of record by approximately 445 shareholders.

DIVIDENDS

Dividends totaled $0.93 per share for 2015 and $0.89 per share for 2014.

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

The following chart shows the Company repurchases of shares for the three-month period ended December 31, 2015:

Company Purchases of Equity Securities

	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares That May Yet be Purchased Under the Plans or Programs (1)
October 1, 2015 - October 31, 2015	—	$—	—	180,965
November 1, 2015 - November 30, 2015	—	—	—	180,965
December 1, 2015 - December 31, 2015	—	—	—	180,965

Total	—	$—	—	180,965

(1)

This number reflects the amount of shares of the Company’s common stock that were available for purchase under its 200,000 share repurchase program authorized by the Company’s Board of Directors in August 2014.

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2010 and that all dividends were reinvested.

Performance Graph

December 31, 2010 - December 31, 2015

	2010	2011	2012	2013	2014	2015
Citizens Holding Company	100.00	86.92	100.99	101.25	110.88	141.95
NASDAQ Market Index	100.00	99.17	116.48	163.21	187.27	200.31
Morningstar Regional Banks	100.00	90.02	106.94	148.37	159.97	167.70

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee

President and CEO

Robert T. Smith

Senior Vice President, CFO

Erdis Chaney

Vice President, Senior Deposit Officer

Ledale Reynolds

Vice President and CIO

Ray Stone

Vice President, Senior Credit Officer

Mark Taylor

Vice President, COO, Trust Officer

Randy Cheatham

Vice President, Security Officer

Jackie Hester

Vice President, Marketing Officer

Darrel Bates

Vice President

Jean T. Fulton

Vice President, Internal Auditor

Gayle Sharp

Vice President, Loan Operations Manager

Brad Copeland

Vice President

Mark Majure

Vice President, Loan Review Officer

Vicki Brown

Vice President, BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Stacy Arnold

Vice President, Compliance Officer

Joshua Sullivan

Vice President, Senior Credit Analyst

Elizabeth Owen

Vice President, Director of

Human Resources, Chief Risk Officer

Sommer Vick

Assistant Vice President

Assistant Trust Officer

Beth Branning

Assistant Vice President

Mitch Peden

Assistant Vice President,

Information Services Manager

Mark Flake

Assistant Vice President,

Network Services Manager

Pat Stokes

Assistant Vice President

Operations Officer

Scott Lewis

Assistant Vice President

Information Security Officer

Sam Mars

Assistant Vice President

Ashley Peebles

Assistant Vice President

Director of Deposit Services

Tammy Pope

Accounting Officer

Greg Jackson

Accounting Officer

Deborah Ladd

Item Processing Officer

Sandra Curtis

Assistant Cashier, Teller Administrator

Temika Triplett

Assistant Cashier, Electronic Services Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Sue Fisher

Assistant Vice President

Deposit Operations Officer

Sebastopol Branch

Connie Comans

President

Union and Decatur Branches

Camp Keith

Vice President, Senior Consumer

Credit Officer

Marianne Strickland

Assistant Cashier, Branch Operations Officer

Kosciusko Branch

Teresa Patterson

Vice President

David Blair, Mortgage Loan Officer

Vice President

Scooba and DeKalb Branches

Reggie Moore

Assistant Vice President

Jan White

Branch Operations Officer

Forest Branch

Richard Latham

Vice President

Louisville Branch

Bruce Lee

President

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

Branch Operations Officer

Meridian Broadmoor

Annette Brooks

Assistant Cashier, Branch Operations Officer

Hattiesburg Branch

Travis Moore

Regional President

Chad Hill

Vice President, Branch Manager

Tammy McAlpin

Commercial Loan Portfolio Manager

Flowood Branch

David Peters

Vice President, Mortgage Loan Officer

Biloxi Cedar Lake

Brandon Sherwood

Gulf Coast President

Sharon Pollina

Assistant Vice President

Loan Administration Officer

Tammy Warren

Assistant Vice President

Mortgage Loan Officer

Biloxi Lemoyne

Katie Hancock

Assistant Vice President, Branch Manager

Mortgage Loan Department

Charlene Deweese

Assistant Vice President

Mortgage Loan Officer

104

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

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL STOCKHOLDER MEETING

The Annual Stockholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 26, 2016, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

STOCK REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

FORM 10-K

The Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available without charge to stockholder’s upon request to the Treasurer of the Citizens Holding Company.

FINANCIAL CONTACT

Robert T. Smith

Treasurer and Chief Financial Officer

P.O. 209

Philadelphia, Mississippi 39350

Additional information can be obtained from the Company’s website at www.citizensholdingcompany.com.