Form 10-K, Exhibit 13
period 2016-12-31
CITIZENS HOLDING CO /MS/
filed 2017-03-15
CIK 1075706

Exhibit 13 – 2016 Annual Report to Shareholders

Dear Valued Stockholder:

On behalf of the Board of Directors and management of The Citizens Bank, I am pleased to present for your review our Annual Report. Within these pages lies the financial story of your bank as we continue to grow and prosper. I believe you will find that our performance continues to reflect the sound banking principles on which we operate each day.

The year just concluded saw this institution move forward in numerous areas; We celebrated our 10th anniversary of being listed on NASDAQ, a strategically important position for our corporate culture. A major milestone was achieved when our total assets exceeded the one billion dollar mark. We also received approval to relocate our branch in Biloxi which will open in mid-2017. We opened a Loan Production Office in Oxford designed to serve all of north Mississippi, although Lafayette County’s growth rate should certainly allow us to grow quickly in that market.

The Citizens Bank was once again named a Top 200 Community Bank in the United States, and the only Mississippi-based bank to have earned that honor. This rating is based on our three-year Return on Average Equity and signals our financial strength in support of service to our customers.

We continue to invest in our personnel to ensure that our bankers are well-trained and knowledgeable in every industry regard. We have added a Commercial Lender to serve in the origination, underwriting and servicing of all SBA Loan offerings, and other personnel continue receive training in regulatory issues, technology and security, products and customer service. This will allow our personnel, across the board, to better serve our customers and to create opportunities for promotions within the bank.

As you are aware, our sense of corporate citizenship remains ever-evolving. During 2016, we implemented a user-friendly technology called KnowBe4’s, which helps our customers protect their identity and the identities of their children. We are an active participant in the “Banker In Every Classroom” program and our Cash $tash debit card initiative raised more than $26,000 for schools within the markets we serve. In addition to that, The Citizens Bank provided $14,000 in scholarship funds to high school upperclassmen in 13 counties, and we were active in the Teacher Appreciation Week in honor of teachers and administrators.

With all of this being said, we know that 2017 will bring another fresh set of opportunities and challenges. Please know that your senior management team stands ready to address each as they arise. The Citizens Bank will continue to grow its footprint, prepare its bankers to succeed and to excel in our role as a true community bank.

Sincerely,

Greg McKee

President and CEO

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2016 and 2015 and for the

Years Ended December 31, 2016, 2015 and 2014

CONTENTS

Report of Independent Registered Public Accounting Firm	1 – 3

Management’s Assessment of Internal Control over Financial Reporting	4 – 5

Consolidated Financial Statements

Consolidated Statements of Condition	6

Consolidated Statements of Income	7

Consolidated Statements of Comprehensive Income (Loss)	8

Consolidated Statements of Changes in Shareholders’ Equity	9

Consolidated Statements of Cash Flows	10 – 11

Notes to Consolidated Financial Statements	12 – 65

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited the accompanying consolidated balance sheets of Citizens Holding Company and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework updated by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 8, 2017, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Ridgeland, MS

March 8, 2017

CONSTRUCTION | FINANCIAL INSTITUTIONS | FRANCHISE | GOVERNMENT SERVICES

HEALTH CARE | PUBLIC & MIDDLE MARKET | WEALTH ADVISORS

To the Board of Directors and Shareholders

Citizens Holding Company

Philadelphia, Mississippi

We have audited Citizens Holding Company and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework updated by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

CONSTRUCTION | FINANCIAL INSTITUTIONS | FRANCHISE | GOVERNMENT SERVICES

HEALTH CARE | PUBLIC & MIDDLE MARKET | WEALTH ADVISORS

To the Board of Directors and Shareholders

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework updated by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016 and our report dated March 8, 2017 expressed an unqualified opinion.

Ridgeland, MS

March 8, 2017

Citizens Holding Company

Philadelphia, MS 39350

Report on Management’s Assessment of Internal Control over Financial Reporting

Citizens Holding Company (the “Company”) is responsible for the preparation, integrity and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with accounting principles generally accepted in the United States and necessarily include some amounts that are based on management’s best estimates and judgments.

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. The Company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden, and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Citizens Holding Company

Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2016, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2016, the Company’s system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. HORNE LLP, the Company’s independent registered public accounting firm that has audited the Company’s financial statements included in this annual report, has issued an attestation report on the Company’s internal control over financial reporting which is included herein.

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 8, 2017

CITIZENS HOLDING COMPANY

Consolidated Statements of Condition

December 31, 2016 and 2015

ASSETS	2016	2015
Cash and due from banks	$21,688,557	$14,947,690
Interest bearing deposits with other banks	48,603,182	42,267,777
Securities available for sale, at fair value (amortized cost of $513,220,290 in 2016 and $267,308,756 in 2015)	496,124,574	267,264,403
Securities held to maturity, at book value (fair value of $0 in 2016 and $169,045,835 in 2015)	—	161,043,404
Loans, net of allowance for loan losses of $3,902,796 in 2016 and $6,473,703 in 2015	390,148,343	423,108,391
Bank premises, furniture, fixtures and equipment, net	18,664,084	18,655,691
Other real estate owned, net	4,443,010	3,572,744
Accrued interest receivable	4,720,189	3,928,106
Cash surrender value of life insurance	23,890,333	23,133,644
Deferred tax assets	10,634,669	9,165,417
Other assets	6,294,966	6,417,275

Total assets	$1,025,211,907	$973,504,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$149,512,941	$148,724,257
Interest bearing deposits	610,639,399	604,680,531

Total deposits	760,152,340	753,404,788

Securities sold under agreement to repurchase	150,282,913	104,298,182
Federal Home Loan Bank advances	20,000,000	20,000,000
Accrued interest payable	199,368	179,995
Deferred compensation payable	8,209,427	7,718,624

Other liabilities	1,308,464	1,477,617

Total liabilities	940,152,512	887,079,206

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,882,579 shares issued and outstanding at December 31, 2016 and 4,875,079 shares issued and outstanding at December 31, 2015	976,516	975,016
Additional paid-in capital	3,802,204	3,617,279
Accumulated other comprehensive loss, net of tax benefit of ($6,376,702) in 2016 and ($4,233,473) in 2015	(10,719,014)	(7,116,319)

Retained earnings	90,999,689	88,949,360

Total stockholders’ equity	85,059,395	86,425,336

Total liabilities and stockholders’ equity	$1,025,211,907	$973,504,542

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2016, 2015, and 2014

	2016	2015	2014
Interest income
Interest and fees on loans	$19,012,157	$20,040,315	$20,081,852
Interest on securities
Taxable	7,589,532	8,026,808	8,226,508
Non-taxable	3,382,064	2,802,915	3,022,992
Other interest	185,188	94,721	49,398

Total interest income	30,168,941	30,964,759	31,380,750

Interest expense
Deposits	1,843,983	1,843,717	1,754,909
Other borrowed funds	1,253,574	1,233,162	1,263,386

Total interest expense	3,097,557	3,076,879	3,018,295

Net interest income	27,071,384	27,887,880	28,362,455

Provision for loan losses	65,056	(556,687)	(923,397)

Net interest income after provision for loan losses	27,136,440	27,331,193	27,439,058

Non-interest income
Service charges on deposit accounts	3,788,984	3,866,537	3,932,691
Other service charges and fees	2,440,819	2,284,262	2,096,836
Net gains on sales of securities	112,881	17,503	14,542
Other income	1,348,916	2,159,407	2,118,435

Total non-interest income	7,691,600	8,327,709	8,162,504

Non-interest expense
Salaries and employee benefits	13,696,985	13,295,211	13,095,023
Occupancy expense	2,079,529	2,160,198	2,129,193
Equipment expense	3,028,654	3,065,042	3,065,842
Other expense	7,674,483	7,070,516	8,033,654

Total non-interest expense	26,479,651	25,590,967	26,323,712

Income before income taxes	8,348,389	10,067,935	9,277,850

Income tax expense	1,611,735	2,479,034	1,828,091

Net income	$6,736,654	$7,588,901	$7,449,759

Net income per share – basic	$1.38	$1.56	$1.53

Net income per share – diluted	$1.38	$1.56	$1.53

Average shares outstanding
Basic	4,865,968	4,872,064	4,870,114

Diluted	4,875,638	4,874,141	4,870,749

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016, 2015, and 2014

	2016	2015	2014
Net income	$6,736,654	$7,588,901	$7,449,759

Other comprehensive income (loss)

Unrealized holding (losses) gains on available-for-sale securities	(16,938,482)	(1,379,518)	35,256,397
Income tax effect	6,318,053	514,561	(13,150,636)

Net unrealized (losses) gains	(10,620,429)	(864,957)	22,105,761

Unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	(17,061,438)
Amortization of net unrealized losses transferred during the period	11,305,439	4,210,897	1,545,103
Income tax effect	(4,216,929)	(1,570,664)	5,787,593

	7,088,510	2,640,233	(9,728,742)

Reclassification adjustment for gains included in net income	(112,881)	(17,503)	(14,542)
Income tax effect	42,105	6,528	5,424

Net gains included in net income	(70,776)	(10,975)	(9,118)

Total other comprehensive (loss) income	(3,602,695)	1,764,301	12,367,901

Comprehensive income	$3,133,959	$9,353,202	$19,817,660

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2016, 2015, and 2014

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2013	4,870,114	$973,982	$3,748,217	$(21,248,521)	$82,792,524	$66,266,202
Net income	—	—	—	—	7,449,759	7,449,759
Dividends paid ($0.89 per share)	—	—	—	—	(4,341,076)	(4,341,076)
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	115,000	—	—	115,000
Other comprehensive income, net	—	—	—	12,367,901	—	12,367,901

Balance, December 31, 2014	4,877,614	975,482	3,861,717	(8,880,620)	85,901,207	81,857,786
Net income	—	—	—	—	7,588,901	7,588,901
Dividends paid ($0.93 per share)	—	—	—	—	(4,540,748)	(4,540,748)
Stock repurchased	(19,035)	(3,807)	(386,398)	—	—	(390,205)
Options exercised	1,500	341	26,659	—	—	27,000
Excess tax benefits	—	—	1,001	—	—	1,001
Restricted stock granted	15,000	3,000	(3,000)	—	—	—
Stock compensation expense	—	—	117,300	—	—	117,300
Other comprehensive loss, net	—	—	—	1,764,301	—	1,764,301

Balance, December 31, 2015	4,875,079	975,016	3,617,279	(7,116,319)	88,949,360	86,425,336
Net income	—	—	—	—	6,736,654	6,736,654
Dividends paid ($0.96 per share)	—	—	—	—	(4,686,325)	(4,686,325)
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	186,425	—	—	186,425
Other comprehensive income, net	—	—	—	(3,602,695)	—	(3,602,695)

Balance, December 31, 2016	4,882,579	$976,516	$3,802,204	$(10,719,014)	$90,999,689	$85,059,395

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2015, and 2014

	2016	2015	2014
Cash flows from operating activities
Net income	$6,736,654	$7,588,901	$7,449,759
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	980,514	1,040,207	1,190,393
Amortization of premiums and accretion of discounts on investment securities, net	2,536,692	1,208,954	405,017
Stock compensation expense	186,425	117,300	115,000
Provision for loan losses	(65,056)	556,687	923,397
Gain on sale of securities	(112,881)	(17,503)	(14,542)
Federal Home Loan Bank stock dividends	(13,000)	(4,500)	(8,400)
Deferred income tax expense (benefit)	673,977	(86,251)	307,920
Net writedown on other real estate owned	226,828	156,053	824,059
(Increase) decrease in accrued interest receivable	(792,128)	(58,124)	262,116
Increase in cash surrender value life insurance	(756,689)	(786,043)	(784,425)
Gain on BOLI death benefits	—	—	(623,774)
Increase (decrease) in accrued interest payable	19,373	(10,722)	(8,796)
Increase in deferred compensation liability	490,803	508,930	489,746
Net change in other operating assets and liabilities	(32,599)	188,128	(837,072)

Net cash provided by operating activities	10,078,913	10,402,017	9,690,398

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	130,181,028	41,493,768	12,944,631
Proceeds from calls of securities held-to-maturity	172,359,945	47,853,733	—
Proceeds from sales of securities available-for-sale	764,023	5,758,795	18,004,518
Purchases of investment securities available-for-sale	(379,291,499)	(135,229,379)	—
Purchases of bank premises, furniture, fixtures and equipment	(988,907)	(455,668)	(1,807,469)
Proceeds from sale of other real estate owned	1,090,031	1,192,328	1,749,721
Net (increase) decrease in interest bearing deposits with other banks	(6,335,405)	19,213,446	(60,797,123)
Proceeds from redemption of Federal Home Loan Bank Stock	—	150,700	1,292,600
Purchases of Federal Home Loan Bank Stock	(3,600)	—	—
Proceeds from death benefits of bank owned life insurance	—	—	1,269,560
Net decrease (increase) in loans	30,837,979	(40,117,134)	(4,110,312)

Net cash used by investing activities	(51,386,405)	(60,139,411)	(31,453,874)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2016, 2015, and 2014

2 of 2

	2016	2015	2014
Cash flows from financing activities
Net increase in deposits	$6,749,953	$57,310,894	$41,464,098
Net decrease in federal funds purchased	—	—	(27,500,000)
Net change in securities sold under agreement to repurchase	45,984,731	(10,128,588)	32,005,989
Proceeds from exercise of stock options	—	27,000	—
Stock repurchase	—	(390,205)	—
Excess tax benefit on stock option exercises	—	1,001	—
Dividends paid to stockholders	(4,686,325)	(4,540,748)	(4,341,076)
Federal Home Loan Bank advance payments	—	—	(13,500,000)

Net cash provided by financing activities	48,048,359	42,279,354	28,129,011

Net increase (decrease) in cash and due from banks	6,740,867	(7,458,040)	6,365,535

Cash and due from banks, beginning of year	14,947,690	22,405,730	16,040,195

Cash and due from banks, end of year	$21,688,557	$14,947,690	$22,405,730

Supplemental disclosures of cash flow information

Cash paid for Interest	$3,078,184	$3,087,601	$3,027,090

Income taxes	$1,692,201	$2,301,698	$2,460,014

Noncash disclosures

Real estate acquired by foreclosure	$2,187,125	$869,564	$2,874,173

Noncash investing activity

Transfers of securities from available-for-sale to held-to-maturity	$—	$—	$222,322,423

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The Company was not required to maintain an average reserve balance by the Federal Reserve Bank at December 31, 2016 and 2015.

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

Securities Available-for-Sale

Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as available-for-sale (“AFS”). Securities available-for-sale are reported at fair value, with unrealized gains and losses reported, net of related income tax effect, as a separate component of shareholders’ equity.

Securities Held to Maturity

Securities that are held-to-maturity (“HTM”) are those securities that the Company has the positive intent and ability to hold until maturity. These securities cannot be sold in response to the risk factors discussed above for available for sale securities. These securities are reported at book value. Securities that were classified as held to maturity were transferred from AFS in April 2014. Unrealized loss at that time was amortized over the remaining life of the securities at the same rate as the discount is being accreted on the new balance, resulting in a zero income effect. As of December 31, 2016, all securities classified as HTM have been called.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. The amortization of premiums and accretion of discounts are recognized in interest income.

The Company periodically reviews its securities for impairment based upon a number of factors, including but not limited to, length of time and extent to which the fair value has been less than cost, the likelihood of the security’s ability to recover any decline in its fair value, financial condition of the underlying issuer, ability of the issuer to meet contractual obligations and ability to retain the security for a period of time sufficient to allow for recovery in fair value. Impairments on securities are recognized when management, based on its analysis, deems the impairment to be other-than-temporary. Disclosures about unrealized losses in the Company’s securities portfolio that have not been recognized as other-than-temporary impairments are provided in Note 2.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2016, all core deposit intangibles had been fully amortized. Goodwill and other intangible assets with indefinite lives are not amortized, but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

Comprehensive Income (Loss)

Comprehensive income includes net earnings reported in the consolidated statements of income, changes in unrealized gain (loss) on securities available-for-sale and changes in unrealized losses on securities transferred from AFS to HTM reported as a component of shareholders’ equity. Unrealized gain (loss) on securities available-for-sale and changes in unrealized losses on securities transferred from AFS to HTM, net of related income taxes, were the only components of accumulated other comprehensive income for the Company. At December 31, 2016, all HTM securities had been called and therefore there were no remaining unrealized losses on securities transferred from AFS to HTM.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2016, 2015 and 2014 is illustrated in the following table.

	2016	2015	2014

Basic weighted average shares outstanding	4,865,968	4,872,064	4,870,114
Dilutive effect of stock options	9,670	2,077	635

Dilutive weighted average shares outstanding	4,875,638	4,874,141	4,870,749

Net income	$6,736,654	$7,588,901	$7,449,759

Net income per share-basic	$1.38	$1.56	$1.53
Net income per share-diluted	$1.38	$1.56	$1.53

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $783,303, $793,282 and $769,081 for the years ended December 31, 2016, 2015 and 2014, respectively.

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

Reclassifications

Certain information for 2014 and 2015 has been reclassified to conform to the financial presentation for 2016. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2016, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for the option grants is determined based on the estimated fair value of the stock options on the applicable grant date. Compensation expense for grants of restricted stock is accounted for using the fair market value of the Company’s stock on the date the restricted shares are awarded. Further, compensation expense is based on an estimate of the number of grants expected to vest and is recognized over the grants’ implied vesting period of 6 months and 1 day. Expense associated with the Company’s stock based compensation is included in salaries and benefits on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 17 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2016 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax expense, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. For public companies, these amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The adoption is not expected to have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial instruments. The existing incurred loss model will be replaced with a current expected credit loss (“CECL”) model for both originated and acquired financial instruments carried at amortized cost and off-balance sheet credit exposures, including loans, loan commitments, held-to-maturity debt securities, financial guarantees, net investment in

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

leases, and most receivables. Recognized amortized cost financial assets will be presented at the net amount expected to be collected through an allowance for credit losses. Expected credit losses on off-balance sheet credit exposures will be recognized through a liability. Expected credit losses on available-for-sale (“AFS”) debt securities will also be recognized through an allowance, however the allowance for an individual AFS debt security will be limited to the amount by which fair value is below amortized cost. Unlike current guidance, which requires certain favorable changes in expected cash flows to be accreted into interest income, both favorable and unfavorable changes in expected credit losses (and therefore the allowance) will be recognized through credit loss expense as they occur. With the exception of purchased financial assets with a more than insignificant amount of credit deterioration since origination, for which the initial allowance will be added to the purchase price of the assets, the initial allowance on financial assets subject to the scope (whether originated or acquired) will be recognized through credit loss expense. Expanded disclosures will also be required. Transition will generally be on a modified retrospective basis, with certain prospective application transition provisions for securities for which other-than-temporary impairment had previously been recognized and for assets that had previously been accounted for in accordance with Subtopic 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. The ASU is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company does not intend to early adopt. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements and does not expect the impact to be significant.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2016 and 2015 were as follows:

2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$207,080,794	$—	$7,114,186	$199,966,608
Mortgage-backed securities	152,765,924	340,419	4,841,633	148,264,710
State, County, Municipals	150,503,811	1,269,356	6,851,017	144,922,150
Other investments	2,869,761	101,345	—	2,971,106

Total	$513,220,290	$1,711,120	$18,806,836	$496,124,574

2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities available-for-sale Obligations of U.S. Government agencies	$83,826,411	$1,100	$1,577,145	$82,250,366
Mortgage-backed securities	92,602,875	467,693	1,348,603	91,721,965
State, County, Municipals	87,948,336	2,609,469	181,442	90,376,363
Other investments	2,931,134	—	15,425	2,915,709

Total	$267,308,756	$3,078,262	$3,122,615	$267,264,403

During the second quarter of 2014, the Company transferred securities with an amortized cost of $222,322,423 from the AFS classification to HTM. This transfer was completed after consideration of the Company’s ability and intent to hold these securities to maturity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The fair value of the securities transferred as of the date of transfer was $205,260,985 with a net unrealized loss of $17,061,438. In accordance with ASC 320-10-35-16, the discount on each security that resulted from this transfer is amortized over the remaining lives of the individual securities. Any unrealized holding losses on the date of the transfer are not recognized in net income but remain in accumulated other comprehensive loss. In accordance with ASC 320-10-15-10d, the unrealized loss amounts in accumulated other comprehensive loss are amortized simultaneously against interest income as the discount is accreted on the transferred securities. There is no effect on net income as the discount accretion offsets the accumulated other comprehensive loss amortization. The unamortized unrealized loss, before deferred taxes, was $-0- and $11,305,438 at December 31, 2016 and 2015, respectively.

There were no HTM securities as of December 31, 2016. The amortized cost and estimated fair value of HTM securities and the corresponding amounts of gross unrecognized gains and losses for December 31, 2015 were as follows:

2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities held-to-maturity Obligations of U.S. Government agencies	$161,043,404	$8,002,431	$—	$169,045,835

Total	$161,043,404	$8,002,431	$—	$169,045,835

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016 and 2015.

A summary of unrealized loss information for AFS securities, categorized by security type follows (in thousands):

December 31, 2016	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$195,363	$6,753	$4,604	$362	$199,967	$7,115
Mortgage backed securities	117,438	4,183	24,353	658	141,791	4,841
State, County, Municipal	95,088	6,663	3,092	188	98,180	6,851

Total	$407,889	$17,599	$32,049	$1,208	$178,183	$18,807

December 31, 2015	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$50,915	$716	$26,335	$861	$77,250	$1,577
Mortgage backed securities	83,001	1,349	—	—	83,001	1,349
State, County, Municipal	2,393	10	12,623	172	15,016	182
Other investments	—	—	2,916	15	2,916	15

Total	$136,309	$2,075	$41,874	$1,048	$178,183	$3,123

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

Investment Securities.

The Company’s unrealized losses on its Obligations of United States Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of an upward trend in interest rates, mainly in the mid-term sector. None of the unrealized losses disclosed in the previous table are related to credit deterioration. The Company has determined that none of the securities in this classification are other-than-temporarily impaired at December 31, 2016.

Other Investments.

The Company’s unrealized loss on other investments at December 31, 2015 related to an investment in a pooled trust preferred security. The decline in value of the pooled trust preferred security is related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions. However, due to the reductions in defaults and deferrals during the year, the unrealized gain or loss has improved from a $15,425 loss in 2015 to a $101,345 gain in 2016. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2016 or December 31, 2015. This security is not subject to any of the restrictions put forth under the Volcker Rule that was brought about by the passage of the Dodd-Frank Act.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The amortized cost and estimated fair value of securities at December 31, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

AFS	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$6,333,181	$6,370,921
Due after one year through five years	30,059,503	30,278,557
Due after five years through ten years	126,336,589	122,562,724
Due after ten years	350,491,017	336,912,372

Total	$513,220,290	$496,124,574

Investment securities with fair values of $226,633,330 and $201,482,967 at December 31, 2016 and December 31, 2015, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2016	2015	2014
Gross realized gains	$112,881	$142,422	$206,258
Gross realized losses	—	124,919	191,716

	$112,881	$17,503	$14,542

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $1,219,500 and $1,202,900 at December 31, 2016 and December 31, 2015, respectively, and is included in other assets. The Company has had stock redeemed in 2015 at the par value of $100 per share.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

The composition of loans, net at December 31, 2016 and 2015 is as follows (in thousands):

	2016	2015
Real Estate:
Land Development and Construction	$23,793	$33,133
Farmland	18,175	23,293
1-4 Family Mortgages	97,812	104,046
Commercial Real Estate	180,880	180,691

Total Real Estate Loans	320,660	341,163

Business Loans:
Commercial and Industrial Loans	53,761	61,425
Farm Production and Other Farm Loans	765	1,055

Total Business Loans	54,526	62,480

Consumer Loans:
Credit Cards	1,156	1,061
Other Consumer Loans	18,310	25,564

Total Consumer Loans	19,466	26,625

Total Gross Loans	394,652	430,268

Unearned Income	(601)	(686)
Allowance for Loan Losses	(3,903)	(6,474)

Loans, net	$390,148	$423,108

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $38.0 million and $37.3 million of the loans outstanding at December 31, 2016 and December 31, 2015, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2016 is presented in the following table.

Balance outstanding at December 31, 2015	$2,396,191

Principal additions	155,000

Principal reductions	(2,230,765)

Balance outstanding at December 31, 2016	$320,426

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows (in thousands):

	2016	2015
Real Estate:
Land Development and Construction	$133	$75
Farmland	234	158
1-4 Family Mortgages	1,954	2,464
Commercial Real Estate	6,293	11,662

Total Real Estate Loans	8,614	14,359

Business Loans:
Commercial and Industrial Loans	239	28

Total Business Loans	239	28

Consumer Loans:
Other Consumer Loans	26	36

Total Consumer Loans	26	36

Total Nonaccrual Loans	$8,879	$14,423

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $651,560, $732,268 and $819,524 in 2016, 2015 and 2014, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2016 was as follows (in thousands):

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days Past Due	Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Days Past Due
Real Estate:
Land Development and Construction	$208	$78	$286	$23,507	$23,793	$—
Farmland	584	65	649	17,526	18,175	—
1-4 Family Mortgages	2,993	596	3,589	94,223	97,812	179
Commercial Real Estate	6,491	185	6,676	174,204	180,880	—

Total Real Estate Loans	10,276	924	11,200	309,460	320,660	179

Business Loans:
Commercial and Industrial Loans	66	186	252	53,509	53,761	—
Farm Production and Other Farm Loans	—	—	—	765	765	—

Total Business Loans	66	186	252	54,274	54,526	—

Consumer Loans:
Credit Cards	7	3	10	1,146	1,156	—
Other Consumer Loans	788	27	815	17,495	18,310	27

Total Consumer Loans	795	30	825	18,641	19,466	27

Total Loans	$11,137	$1,140	$12,277	$382,375	$394,652	$206

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all the amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. In determining which loans to evaluate for impairment, management looks at past due loans, bankruptcy filings and any situation that might lend itself to cause a borrower to be unable to repay the loan according to the original contract terms on those loans in excess of $100,000. If a loan is determined to be impaired and the collateral is deemed to be insufficient to fully repay the loan, a specific reserve will be established. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2016	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$—	$—	$—	$—	$—	$—
Farmland	163	—	163	163	28	119
1-4 Family Mortgages	1,448	—	1,448	1,448	252	2,276
Commercial Real Estate	5,327	—	5,327	5,327	469	8,495

Total Real Estate Loans	6,938	—	6,938	6,938	749	10,890

Business Loans:
Commercial and Industrial Loans	126	—	126	126	38	33
Farm Production and Other Farm Loans	—	—	—	—	—	—

Total Business Loans	126	—	126	126	38	33

Total Loans	$7,064	$—	$7,064	$7,064	$787	$10,923

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table presents troubled debt restructurings segregated by class (in thousands, except number of loans):

December 31, 2016	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$3,288

Total	3	$4,871	$3,288

December 31, 2015	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$3,858

Total	3	$4,871	$3,858

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Totals at January 1, 2016	3	$3,858
Additional loans with concessions
Reductions due to:
Principal paydowns		(570)

Total at December 31, 2016	3	$3,288

The allocated allowance for loan losses attributable to restructured loans was $174,274 at December 31, 2016 and 2015.

The Company had no remaining availability under commitments to lend additional funds on these troubled debt restructurings at December 31, 2016.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

Grade 6. OTHER LOANS ESPECIALLY MENTIONED (“OLEM”) - Loans in this category are fundamentally sound but possess some weaknesses. OLEM loans have potential weaknesses, which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date. These loans have an identifiable weakness in credit, collateral, or repayment ability but there is no expectation of loss.

Grade 7. SUBSTANDARD ASSETS - Assets classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness based upon objective evidence. Assets classified as substandard are characterized by the distinct possibility that the

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2016.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2016 (in thousands):

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$23,038	$186	$569	$—	$—	$23,793
Farmland	16,448	776	951	—	—	18,175
1-4 Family Mortgages	86,043	1,754	10,015	—	—	97,812
Commercial Real Estate	161,323	11,072	8,485	—	—	180,880

Total Real Estate Loans	286,852	13,788	20,020	—	—	320,660

Business Loans:
Commercial and Industrial Loans	51,985	1,427	349	—	—	53,761
Farm Production and Other Farm Loans	727	28	10	—	—	765

Total Business Loans	52,712	1,455	359	—	—	54,526

Consumer Loans:
Credit Cards	1,153	—	3	—	—	1,156
Other Consumer Loans	18,027	149	132	2	—	18,310

Total Consumer Loans	19,180	149	135	2	—	19,466

Total Loans	$358,744	$15,392	$20,514	$2	$—	$394,652

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2015 (in thousands):

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$31,889	$202	$1,042	$—	$—	$33,133
Farmland	21,084	989	1,220	—	—	23,293
1-4 Family Mortgages	88,425	4,874	10,747	—	—	104,046
Commercial Real Estate	155,898	12,286	12,507	—	—	180,691

Total Real Estate Loans	297,296	18,351	25,516	—	—	341,163

Business Loans:
Commercial and Industrial Loans	60,918	377	130	—	—	61,425
Farm Production and Other Farm Loans	1,055	—	—	—	—	1,055

Total Business Loans	61,973	377	130	—	—	62,480

Consumer Loans:
Credit Cards	1,052	—	9	—	—	1,061
Other Consumer Loans	24,666	111	777	7	3	25,564

Total Consumer Loans	25,718	111	786	7	3	26,625

Total Loans	$384,987	$18,839	$26,432	$7	$3	$430,268

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2016	2015	2014
Real Estate:
Land Development and Construction	$(17,677)	$(8,700)	$241,853
Farmland	(934)	(5,156)	52,731
1-4 Family Mortgages	154,387	149,014	22,205
Commercial Real Estate	2,387,956	415,413	42,582

Total Real Estate Loans	2,523,732	550,571	359,371

Business Loans:
Commercial and Industrial Loans	(8,230)	1,585	2,038,953
Farm Production and other Farm Loans	—	—	—

Total Business Loans	(8,230)	1,585	2,038,953

Consumer Loans:
Credit Cards	9,285	15,493	11,482
Other Consumer Loans	(18,936)	57,661	49,022

Total Consumer Loans	(9,651)	73,154	60,504

Total Net Chargeoffs	$2,505,851	$625,310	$2,458,828

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2016, 2015 and 2014:

	Real	Business
2016	Estate	Loans	Consumer	Total

Beginning Balance	$5,238,895	$643,248	$591,560	$6,473,703

Provision for possible loan losses	401,971	(393,924)	(73,103)	(65,056)

Chargeoffs	2,567,499	8,035	65,311	2,640,845

Recoveries	43,767	16,265	74,962	134,994

Net chargeoffs	2,523,732	(8,230)	(9,651)	2,505,851

Ending Balance	$3,117,134	$257,554	$528,108	$3,902,796

Period end allowance allocated to:
Loans individually evaluated for impairment	$749,090	$37,803	$—	$786,893

Loans collectively evaluated for impairment	2,368,044	219,751	528,108	3,115,903

Ending Balance	$3,117,134	$257,554	$528,108	$3,902,796

	Real	Business
2015	Estate	Loans	Consumer	Total

Beginning Balance	$5,202,151	$873,815	$466,360	$6,542,326

Provision for possible loan losses	587,315	(228,982)	198,354	556,687

Chargeoffs	625,556	32,258	164,091	821,905

Recoveries	74,985	30,673	90,937	196,595

Net chargeoffs	550,571	1,585	73,154	625,310

Ending Balance	$5,238,895	$643,248	$591,560	$6,473,703

Period end allowance allocated to:
Loans individually evaluated for impairment	$2,996,708	$—	$—	$2,996,708

Loans collectively evaluated for impairment	2,242,187	643,248	591,560	3,476,995

Ending Balance	$5,238,895	$643,248	$591,560	$6,473,703

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

2014	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$4,706,011	$2,767,409	$604,337	$8,077,757

Provision for possible loan losses	855,511	145,359	(77,473)	923,397

Chargeoffs	560,298	2,050,939	121,093	2,732,330

Recoveries	200,927	11,986	60,589	273,502

Net chargeoffs	359,371	2,038,953	60,504	2,458,828

Ending Balance	$5,202,151	$873,815	$466,360	$6,542,326

Period end allowance allocated to:
Loans individually evaluated for impairment	$1,984,671	$40,083	$—	$2,024,754

Loans collectively evaluated for impairment	3,217,480	833,732	466,360	4,517,572

Ending Balance	$5,202,151	$873,815	$466,360	$6,542,326

The Company’s recorded investment in loans as of December 31, 2016 and 2015 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2016	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for specific impairment	$6,938	$126	$—	$7,064

Loans collectively evaluated for general impairment	313,722	54,400	19,466	387,588

	$320,660	$54,526	$19,466	$394,652

2015	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for specific impairment	$15,519	$28	$36	$15,583

Loans collectively evaluated for general impairment	325,644	62,452	26,589	414,685

	$341,163	$62,480	$26,625	$430,268

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2016 and December 31, 2015:

	2016	2015
Land and buildings	$25,022,259	$24,206,122
Furniture, fixtures and equipment	15,632,170	15,459,401

	40,654,429	39,665,523

Less accumulated depreciation	21,990,345	21,009,832

Total	$18,664,084	$18,655,691

Depreciation expense for the years ended December 31, 2016, 2015 and 2014, respectively, was $980,514, $1,040,207 and $1,190,393.

Note 6. Deposits

The composition of deposits as of December 31, 2016 and December 31, 2015 is as follows:

	2016	2015
Non-interest bearing	$149,512,941	$148,724,257
NOW and money market accounts	340,180,286	323,381,170
Savings deposits	73,745,005	70,534,886
Time deposits, $250,000 or more	43,060,799	44,479,055
Other time deposits	153,653,309	166,285,420

Total	$760,152,340	$753,404,788

The scheduled maturities of time deposits at December 31, 2016 are as follows:

Year Ending December 31,	Amount
2017	$158,732,838
2018	35,638,287
2019	2,262,553
2020	55,801
2021	24,629

$196,714,108

Interest expense for time deposits over $250,000 was approximately $236,000, $240,000 and $250,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($1,219,500 included in other assets at December 31, 2016) and qualifying first mortgages and other loans. As of December 31, 2016, the balance in qualifying first mortgages and other loans was $123,592,789. At December 31, 2016 and December 31, 2015, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at		Interest Rate	Final Maturity
December 31,
2016	2015
$20,000,000	$20,000,000	2.53	January 9, 2018

The scheduled payments for the next five years are as follows:

Year Due	Payment
2017	—
2018	$20,000,000
2019	—
2020	—
2021	—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2016	2015	2014
BOLI Insurance	$511,854	$568,000	$562,732
Mortgage Loan Origination Income	451,476	362,611	342,765
Other Income	385,586	1,228,796	1,212,938

Total Other Income	$1,348,916	$2,159,407	$2,118,435

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Operating Expense	2016	2015	2014
Advertising	$783,303	$793,282	$769,081
Office Supplies	702,705	591,177	774,961
Legal and Audit Fees	497,986	408,066	416,339
FDIC and State Assessment	702,705	751,979	771,097
Telephone Expense	446,628	431,761	408,646
Postage and Freight	499,611	478,764	466,360
Loan Collection Expense	380,093	205,549	621,227
Other Losses	445,792	243,172	930,401
Debit Card/ATM expense	378,748	337,476	330,612
Travel and Convention	254,229	247,416	184,723
Other expenses	2,582,683	2,581,874	2,360,207

Total Other Expense	$7,674,483	$7,070,516	$8,033,654

Other losses in 2016, 2015 and 2014 include the write-down on OREO in the amount of $220,419, $0 and $694,207, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes

The consolidated provision for income taxes consists of the following:

	2016	2015	2014
Currently payable
Federal	$884,743	$2,288,766	$1,399,794
State	53,015	276,519	120,377

	937,758	2,565,285	1,520,171
Deferred tax expense (benefit)	673,977	(86,251)	307,920

Income tax expense	$1,611,735	$2,479,034	$1,828,091

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2016	2015	2014
Federal taxes based on statutory rate	$2,838,452	$3,423,098	$3,154,469
State income taxes, net of federal benefit	46,972	182,503	79,449
Tax-exempt investment interest	(1,133,970)	(928,246)	(1,006,536)
Other, net	(139,720)	(198,321)	(399,291)

Income tax expense	$1,611,735	$2,479,034	$1,828,091

At December 31, 2016 and December 31, 2015, net deferred tax assets consist of the following:

	2016	2015
Deferred tax assets
Allowance for loan losses	$1,455,743	$2,414,691
Deferred compensation liability	3,375,924	3,187,914
Intangible assets	—	30,516
Unrealized loss on securities available-for-sale	6,376,702	16,544
Unrealized loss on securities transferred to HTM	—	4,216,929
Other	576,946	538,744

Total	11,785,315	10,405,338
Deferred tax liabilities
Premises and equipment	1,042,833	1,123,247
Other	107,813	116,674

Total	1,150,646	1,239,921

Net deferred tax asset	$10,634,669	$9,165,417

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

The net deferred tax asset was $10,634,669 and $9,165,417 at December 31, 2016 and 2015, respectively. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2016, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2016, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2013 through 2016. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2013 through 2016.

Note 10. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2016 and December 31, 2015, and for the years ended December 31, 2016, 2015 and 2014, is as follows:

Balance Sheets

December 31, 2016 and 2015

	2016	2015
Assets
Cash (1)	$1,444,895	$2,196,895
Investment in bank subsidiary (1)	82,996,430	83,753,973
Other assets (1)	618,070	474,468

Total assets	$85,059,395	$86,425,336

Liabilities
Other liabilities	$—	$—

Shareholders’ equity	85,059,395	86,425,336

Total liabilities and shareholders’ equity	$85,059,395	$86,425,336

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

Income Statements

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Interest income (1)	$2,379	$1,896	$2,140

Other income
Dividends from bank subsidiary (1)	4,104,001	5,568,900	4,371,900
Equity in undistributed earnings of bank subsidiary (1)	2,845,152	2,191,684	3,241,870
Other income	—	—	1,676

Total other income	6,951,532	7,762,480	7,615,446

Other expense	355,256	275,744	263,598

Income before income taxes	6,596,276	7,486,736	7,351,848
Income tax benefit	(140,378)	(102,165)	(97,610)

Net income	$6,736,654	$7,588,901	$7,449,759

(1)	Eliminates in consolidation.

Statements of Cash Flows

Years Ended December 31, 2016, 2015 and 2014

	2016	2015	2014
Cash flows from operating activities
Net income	$6,736,654	$7,588,901	$7,449,759
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of Bank	(2,845,152)	(2,191,684)	(3,241,870)
Stock compensation expense	186,425	117,300	115,000
Increase in other assets	(143,602)	(103,168)	(44,082)

Net cash provided by operating activities	3,934,325	5,411,349	4,278,807

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

	2016	2015	2014
Cash flows from financing activities
Dividends paid to shareholders	$(4,686,325)	$(4,540,748)	$(4,341,076)
Repurchase of company stock	—	(390,205)	—
Excess tax benefit from equity grants	—	1,001	—
Proceeds from stock option exercises	—	27,000	—

Net cash used by financing activities	(4,686,325)	(4,902,951)	(4,341,076)

Net increase in cash	(752,000)	508,398	(62,269)

Cash, beginning of year	2,196,895	1,688,497	1,750,766

Cash, end of year	$1,444,895	$2,196,895	$1,688,497

The Bank is required to obtain approval from state regulators before paying dividends.

Note 11. Related Party Transactions

The Company had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, significant shareholders, principal officers, their immediate families, and affiliated companies in which they are principal shareholders (commonly referred to as related parties). In management’s opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and do not involve more than the normal risk of collectability at the time of the transaction.

Activity in related party loans is detailed in tabular form in Note 5 of the notes to the Financial Statements.

Deposits from related parties at December 31, 2016 and December 31, 2015 approximated $7,755,582 and $7,934,526, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2016 and December 31, 2015, commitments related to unused lines of credit were $37,194,220 and $44,358,972, respectively, and standby letters of credit were $3,456,180 and $2,860,480, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

Note 13. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2017	$252,922
2018	189,903
2019	189,410
2020	163,162
2021	163,162

$958,559

The total rental expense included in the income statements for the years ended December 31, 2016, 2015 and 2014 is $118,805, $111,684 and $104,384, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2016, 2015 and 2014, the Company’s contributions were $520,488, $496,363 and $485,251, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $183,824, $179,552 and $174,509 for the plan years ended December 31, 2016, 2015 and 2014, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $584,319, $640,291 and $514,635 for the plan years ended December 31, 2016, 2015 and 2014, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2016, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

As of December 31, 2016 and 2015, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios (amounts in thousands):

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2016
Citizens Holding Company
Tier 1 leverage ratio	$92,629	9.22%	$50,258	5.00%	$40,207	4.00%
Common Equity tier 1 capital ratio	92,629	9.22%	65,336	6.50%	45,232	4.50%
Tier 1 risk-based capital ratio	92,629	17.92%	41,354	8.00%	31,016	6.00%
Total risk-based capital ratio	96,532	18.67%	51,693	10.00%	41,354	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$90,566	9.02%	$50,229	5.00%	$40,183	4.00%
Common Equity tier 1 capital ratio	90,566	9.02%	65,298	6.50%	45,206	4.50%
Tier 1 risk-based capital ratio	90,566	17.53%	41,329	8.00%	30,997	6.00%
Total risk-based capital ratio	94,469	18.29%	51,661	10.00%	41,329	8.00%

December 31, 2015
Citizens Holding Company
Tier 1 leverage ratio	$90,392	9.26%	$48,822	5.00%	$39,058	4.00%
Common Equity tier 1 capital ratio	90,392	9.26%	63,469	6.50%	43,940	4.50%
Tier 1 risk-based capital ratio	90,392	16.37%	44,175	8.00%	33,131	6.00%
Total risk-based capital ratio	96,866	17.54%	55,219	10.00%	44,175	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$87,721	8.99%	$48,800	5.00%	$39,040	4.00%
Common Equity tier 1 capital ratio	87,721	8.99%	63,440	6.50%	43,920	4.50%
Tier 1 risk-based capital ratio	87,721	15.89%	44,150	8.00%	33,113	6.00%
Total risk-based capital ratio	94,194	17.07%	55,188	10.00%	44,150	8.00%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2016:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$199,966,608	$—	$199,966,608
Mortgage-backed securities	—	148,264,710	—	148,264,710
State, County, Municipals	—	144,922,150	—	144,922,150
Other Investments	—	—	2,971,106	2,971,106

	$—	$493,153,468	$2,971,106	$496,124,574

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2015:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$82,250,366	$—	$82,250,366
Mortgage-backed securities	—	91,721,965	—	91,721,965
State, County, Municipals	—	90,376,363	—	90,376,363
Other Investments	—	—	2,915,709	2,915,709

	$—	$264,348,694	$2,915,709	$267,264,403

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2016 and December 31, 2015.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2016	2015
Balance at January 1	$2,915,709	$2,872,723
Principal payments received	(69,631)	(75,182)
Unrealized gains included in other comprehensive income	125,028	118,168

Balance at December 31	$2,971,106	$2,915,709

As of December 31, 2016 and December 31, 2015, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2016 and 2015 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2016
Impaired loans	$—	$—	$3,591,516	$3,591,516
Other real estate owned	—	—	1,893,949	1,893,949

	$—	$—	$5,485,465	$5,485,465

December 31, 2015
Impaired loans	$—	$—	$8,926,364	$8,926,364
Other real estate owned	—	—	538,262	538,262

	$—	$—	$9,464,626	$9,464,626

Impaired loans with a carrying value of $7,064,185 and $12,286,822 had an allocated allowance for loan losses of $786,893 and $2,996,708 at December 31, 2016 and December 31, 2015, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $220,419 and $0 was necessary and was recorded during the year ended December 31, 2016 and December 31, 2015, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2016 and December 31, 2015:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2016		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$21,688,557	$21,688,557	$—	$—	$21,688,557
Interest bearing deposits with banks	48,603,182	48,603,182	—	—	48,603,182
Securities available-for-sale	496,124,574	—	493,153,468	2,971,106	496,124,574
Net loans	390,148,343	—	—	391,106,337	391,106,337

Financial liabilities
Deposits	$760,152,340	$563,440,632	$—	$196,859,851	$760,300,483
Federal Home Loan Bank advances	20,000,000	—	—	20,283,999	20,283,999
Securities Sold under Agreement to Repurchase	150,282,913	150,282,913	—	—	150,282,913

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2015		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$14,947,690	$14,947,690	$—	$—	$14,947,690
Interest bearing deposits with banks	42,267,777	42,267,777	—	—	42,267,777
Securities available-for-sale	267,264,403	—	264,348,694	2,915,709	267,264,403
Securities held-to-maturity	161,043,404	—	169,045,835	—	169,045,835
Net loans	423,108,391	—	—	425,096,569	425,096,569

Financial liabilities
Deposits	$753,404,788	$542,640,313	$—	$210,890,430	$753,530,743
Federal Home Loan Bank advances	20,000,000	—	—	20,534,935	20,534,935
Securities Sold under Agreement to Repurchase	104,298,182	104,298,182	—	—	104,298,182

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

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

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2016 or 2015, therefore no calculations were required in 2016 or 2015 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.

During 2016, the Company’s directors received restricted stock grants totaling 7,500 shares of common stock at a then market value of $21.51 per share and in 2015 received 7,500 shares of common stock at a then market value of $18.86 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2016 was $161,325 and will be recognized over the one-year restriction period at a cost of $13,444 per month less deferred taxes of $4,397 per month. The grant date fair value of the shares granted in 2015 was $141,450 and was recognized over the one-year restriction period at a cost of $11,788 per month less deferred taxes of $5,016 per month.

During 2015, 7,500 shares of restricted stock was granted to the Chief Executive Officer (CEO) that would vest according to a stock performance schedule over the next five years. The stock performance for the Company met the goal for the first year and the CEO became vested in 20%, or 1,500 shares of the restricted stock at an expense of $31,725.

During 2016 and 2015, the Company recorded expense of $186,425 and $117,300 and recorded deferred taxes in the amounts of $57,700 and $44,250, respectively, related to all of the restricted shares.

At December 31, 2016, there were 13,500 shares non-vested with $53,775 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2016, 2015 and 2014:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2014	103,500	$20.97	82,000	$20.90
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(7,500)	16.40	(35,500)	21.95

Outstanding at December 31, 2014	96,000	$21.30	46,500	$22.06

Granted	—	—	—	—
Exercised	—	—	(1,500)	18.00
Expired	(9,000)	20.00	(22,000)	21.95

Outstanding at December 31, 2015	87,000	$21.35	23,000	$23.46

Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(9,000)	23.70	(23,000)	23.46

Outstanding at December 31, 2016	78,000	$21.08	—	$—

Options exercisable at:
December 31, 2016	78,000	$21.08	—	$—

Weighted average fair value of Options granted during years ended
December 31, 2014		$—		$—
December 31, 2015		$—		$—
December 31, 2016		$—		$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2016, 2015 and 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

	Options	Weighted	Weighted Average
Range of Exercise Prices	Outstanding	Average Price	Life Remaining
$15.01 to $20.00	25,500	18.40	3 years, 5 months
$20.01 to $22.50	39,000	21.23	2 years, 1 month
$22.51 and above	13,500	25.72	3 years, 4 months

Total	78,000	$21.08	2 years, 9 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2016 was $372,060 and the intrinsic value of the Employees’ Plan at December 31, 2016 was $0 for a total intrinsic value at December 31, 2016 of $372,060. Additionally, the total intrinsic value of options exercised during 2016 and 2015 was $0 and $1,950, respectively.

There were no options granted during 2016 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2016, 2015 and 2014

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2016, 2015 and 2014. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Over the past three years, the Company has experienced growth in total assets and total deposits as management has capitalized on opportunities for organic growth within the Company’s market area and the addition of two branches in 2014 and a loan production office in 2016. Total assets increased over the three-year period by $152.143 million or 17.4%. In the three-year period, net income increased the first two years of the three-year period ended December 31, 2016 before decreasing in 2016. Although the cost of deposits decreased in all three years, the interest received on earning assets decreased at a faster rate and the net interest margin decreased in all three years. Loan loss provisions decreased in all three years from 2014 to 2016. Regardless of the decreases in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2016 as compared to 2015, the Company’s total assets increased by $51,707,365, or 5.3%, loans decreased by $32,960,048, or 7.8%, and total deposits increased by $6,747,552, or 0.9%. Loans decreased in 2016 due to payments on large loans and soft loan demand in the Company’s service area. Certificates of deposit ended 2016 at $196,714,108, or 6.7% lower than 2015. Demand, NOW, savings and money market accounts increased $20,797,919, or 3.8% from December 31, 2015 to $563,438,232 at December 31, 2016.

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

In 2016, the Company’s net income after taxes decreased to $6,736,654, a decrease of $852,247 from 2015. Net interest income decreased in 2016 primarily due to the reduction in interest income on loans. A decrease in non-interest income and the increase in non-interest expense also contributed to the decrease in net income for 2016. Net income for 2016 produced, on a fully diluted basis, earnings per share of $1.38 compared to $1.56 in 2015 and $1.53 for 2014.

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

The Company’s return on average assets (“ROA”) was 0.68% in 2016, compared to 0.80% in 2015 and 0.84% in 2014. The Company’s return on average equity (“ROE”) was 7.34% in 2016, 9.01% in 2015 and 10.17% in 2014. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 9.60% in 2014 to 9.26% in 2015 and decreased to 9.22% in 2016. The ROE in 2016, 2015 and 2014 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s income increasing in 2014 and in 2015 before decreasing in 2016 and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 69.57% of 2016 earnings per share, as compared to 59.62% in 2015 and 58.17% in 2014. The leverage capital ratio of 9.22% in 2016 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

The Company’s net sales, revenues and income from continuing operations are not directly affected by inflation and changing prices although these factors could influence our customers’ ability to repay loans or cause them to withdraw deposits. The impact of a slowdown in loan repayments could be felt in both liquidity and income. It could affect liquidity by reducing the amount of cash available for new loans and income by increasing the amount of the provision for loan loss expense due to loans that are charged off.

Liquidity is discussed in more detail beginning on page 90 of this report under the heading, Liquidity and Rate Sensitivity. The Company did not have any commitments at December 31, 2016 that would require a material expenditure of capital resources.

The Company is not aware of any developments that would have material impact on its revenues or net income. Interest rate increases are being projected for 2017 and beyond but it is difficult to know the frequency and size of these increases. A measured increase in interest rates could have the effect of increasing revenues and net income.

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

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report, including, but not limited to, statements found in Item 1, “Business,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Citizens Holding Company (the “Company”) notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Company’s wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), include, but are not limited to, the following:

•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

•	adverse changes in asset quality and loan demand, and the potential insufficiency of the allowance for loan losses;

•	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates;

•

extensive regulation, changes in the legislative and regulatory environment that negatively impact the Company and the Bank through increased operating expenses and the potential for regulatory enforcement actions, claims and litigation;

•	increased competition from other financial institutions and the risk of failure to achieve our business strategies;

•

events affecting our business operation, including the effectiveness of our risk management framework, our reliance on third party vendors, the risk of security breaches and potential fraud, and the impact of technological advances;

•	our ability to maintain sufficient capital and to raise additional capital when needed;

•	our ability to maintain adequate liquidity to conduct business and meet our obligations;

•

expectations about overall economic strength and the performance of the economy in the Company’s market area events that adversely affect our reputation, and the resulting potential adverse impact on our business operations;

•

risks arising from owning our common stock, such as volatility and trading volume, our ability to pay dividends, the regulatory limitations on stock ownership, and the provisions in our governing documents that may make it more difficult for another party to obtain control of us; and

•	other risks detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2016	2015	2014	2013	2012
Summary of Earnings

Total Interest Income	$30,169	$30,965	$31,380	$32,116	$34,388
Total Interest Expense	3,098	3,077	3,018	4,080	5,709
Provision for loan losses	(65)	556	923	2,204	1,546
Non-interest income	7,692	8,327	8,163	7,816	7,402
Non-interest expense	26,480	25,591	26,324	24,728	26,100
Income tax expense	1,612	2,479	1,828	1,770	1,651
Net Income	6,737	7,589	7,450	7,150	6,784

Per Share Data

Earnings-basic	$1.38	$1.56	$1.53	$1.47	$1.40
Earnings-diluted	1.38	1.56	1.53	1.47	1.39
Cash dividends	0.96	0.93	0.89	0.88	0.88
Book value at year end	17.42	17.73	16.78	13.61	18.28

Selected Year End Actual Balances

Loans, net of unearned income	$394,051	$429,582	$390,960	$392,183	$368,891
Allowance for loan losses	3,903	6,474	6,542	8,077	6,954
Investment Securities	496,125	428,308	386,562	398,176	420,908
Earning assets	935,957	894,765	833,845	785,592	802,220
Total assets	1,025,212	973,505	921,061	873,069	880,840
Deposits	760,152	753,405	696,094	654,630	642,549
Long term borrowings	20,000	20,000	20,000	33,626	68,674
Shareholders’ equity	85,059	86,425	81,858	66,266	88,869

Selected Year End Average Balances

Loans, net of unearned income	$409,367	$412,161	$389,720	$371,200	$381,597
Allowance for loan losses	5,051	6,637	7,902	7,078	7,056
Investment securities	475,714	421,729	396,806	419,461	360,721
Earning assets	917,366	863,830	798,432	801,549	766,663
Total assets	996,266	945,270	884,688	882,285	842,456
Deposits	766,264	725,116	682,444	650,931	592,723
Long term borrowings	20,042	20,056	35,593	58,192	72,553
Shareholders’ equity	91,766	84,250	73,219	79,458	87,972

	2016	2015	2014	2013	2012

Selected Ratios

Return on average assets	0.68%	0.80%	0.84%	0.81%	0.81%
Return on average equity	7.34%	9.01%	10.17%	9.00%	7.71%
Dividend payout ratio	69.57%	59.62%	58.17%	59.86%	62.86%
Equity to year end assets	8.30%	8.88%	8.89%	7.59%	10.09%
Total risk-based capital to risk-adjusted assets	18.67%	17.54%	17.84%	17.49%	18.22%
Leverage capital ratio	9.22%	9.26%	9.60%	9.63%	9.58%
Efficiency ratio	71.49%	68.69%	70.09%	67.52%	70.73%

NET OPERATING INCOME

Net operating income for 2016 decreased by 11.2% to $6,736,656 or $1.38 per share-basic and -diluted, from $7,588,901 or $1.56 per share-basic and -diluted for 2015. The provision for loan losses for 2016 was a negative $65,056 as compared to positive $556,687 in 2015. The decrease in the loan loss provision for 2016 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions and the decrease in the balance of loans outstanding. Non-interest income decreased by $636,109, or 7.6%, and non-interest expense increased by $888,684 or 3.5%, in 2016. Non-interest income for 2016 decreased primarily due to a decrease in gains from the sale of repossessed assets offset partially by an increase in other service charges and fees. Non-interest expense increased due to a increase in salaries and benefits writedowns on other real estate, loan collection expense, office supplies and increases in.

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

Net interest income on a tax equivalent basis was $28,299,000, $28,879,000 and $29,411,000 for the years 2016, 2015 and 2014, respectively. Net interest margin was 3.07%, 3.33% and 3.60% for the same periods. During 2016, the yields on interest earning assets declined more than the rates paid on interest bearing deposits. In 2016 as compared to 2015, interest-bearing assets increased by $51.3 million, or 5.9% and interest bearing liabilities increased by $39.6 million, or 5.6%. For the year ended December 31, 2016, the average yield on earnings assets was 3.40%, a decrease of 28 basis points compared to the average yield at December 31, 2015. The average rate paid on interest-bearing liabilities was 0.41%, a decrease of 2 basis points compared to the average rate at December 31, 2015.

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

During 2014, the yields on interest earning assets declined slightly less than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. In 2014 as compared to 2013, interest-bearing assets increased by $1.8 million, or 0.2% and interest-bearing liabilities declined by $6.1 million, or 0.9%. For the year ended December 31, 2014, the average yield on earning assets was 3.96%, a decrease of 12 basis points compared to the average yield of 4.08% at December 31, 2013. The average rate paid on interest-bearing liabilities was 0.45%, a decrease of 15 basis points compared to the average rate of 0.60% at December 31, 2013.

During this three-year period, loans outstanding increased in 2015 and declined in both 2014 and 2016. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2016, 2015 and 2014.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2016	2015	2014	2016	2015	2014	2016	2015	2014
Loans:
Loans, net of unearned(1)	$408,922	$411,687	$389,217	$19,012	$20,040	$20,082	4.65%	5.16%	5.16%

Investment Securities
Taxable	353,794	335,538	318,850	7,590	8,027	8,227	2.15%	2.39%	2.58%
Tax-exempt	121,358	85,597	91,933	4,581	3,770	4,071	3.77%	4.40%	4.43%

Total Investment Securities	475,152	421,135	410,783	12,171	11,797	12,298	2.56%	2.80%	2.99%

Federal Funds Sold and Other	36,071	35,336	17,806	185	95	49	0.51%	0.27%	0.28%

Total Interest Earning Assets(1)(2)	920,145	868,158	817,806	31,368	31,932	32,429	3.40%	3.68%	3.97%

Non-Earning Assets	76,121	77,112	66,882

Total Assets	$996,266	$945,270	$884,688

Deposits:
Interest-bearing Demand
Deposits (3)	$345,438	$300,636	$262,142	$730	$693	$550	0.21%	0.23%	0.21%
Savings	72,127	64,967	58,053	122	111	100	0.12%	0.17%	0.17%
Time	202,261	216,488	227,390	992	1,040	1,105	0.49%	0.48%	0.49%

Total Deposits	619,826	582,091	547,585	1,844	1,844	1,755	0.30%	0.32%	0.32%

Borrowed Funds
Short-term Borrowings	108,884	106,988	84,813	740	720	573	0.68%	0.67%	0.68%
Long-term Borrowings	20,000	20,000	35,593	514	513	690	2.53%	2.53%	1.94%

Total Borrowed Funds	128,884	126,988	120,406	1,254	1,233	1,263	0.97%	0.97%	1.05%

Total Interest-Bearing
Liabilities (3)	748,710	709,079	667,991	3,098	3,077	3,018	0.41%	0.43%	0.45%

Non-Interest Bearing Liabilities
Demand Deposits	146,438	142,322	134,859
Other Liabilities	9,352	9,619	8,619
Shareholders’ Equity	91,766	84,250	73,219

Total Liabilities and Shareholders’ Equity	$996,266	$945,270	$884,688

Interest Rate Spread							2.99%	3.24%	3.51%

Net Interest Margin				$28,270	$28,855	$29,411	3.07%	3.33%	3.60%

Less
Tax Equivalent Adjustment				1,199	967	1,048

Net Interest Income				$27,071	$27,888	$28,363

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.
(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2016, 2015, and 2014.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2016	2015	2014
Average interest earning assets	$920,145	$868,158	$817,806
Average interest bearing liabilities	748,710	709,079	667,991

Net average interest earning assets	$171,435	$159,079	$149,815

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2014 through 2016. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

(in thousands)

	2016 Change from 2015			2015 Change from 2014
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(129)	(899)	$(1,028)	$1,094	$(1,121)	$(27)
Taxable Securities	392	(829)	(437)	399	(599)	(200)
Non-Taxable Securities	1,350	(539)	811	(278)	(37)	(315)
Federal Funds Sold and Other	4	86	90	44	(3)	41

TOTAL INTEREST INCOME	$1,617	$(2,181)	$(564)	$1,259	$(1,760)	$(501)

INTEREST EXPENSE

Interest-bearing demand deposits	$95	(58)	37	$89	$54	143
Savings Deposits	9	2	11	8	(25)	(17)
Time Deposits	(70)	22	(48)	(52)	(13)	(65)
Short-term borrowings	13	7	20	149	(2)	147
Long-term borrowings	—	1	1	(395)	218	(177)

TOTAL INTEREST EXPENSE	$46	$(25)	21	$(201)	$232	31

NET INTEREST INCOME	$1,570	$(2,155)	$(585)	$1,460	$(1,992)	$(532)

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

The Company has stated in its loan policy the following objectives for its loan portfolio:

•	to make loans after sound and thorough credit analysis;

•	to properly document all loans;

•	to eliminate loans from the portfolio that are underpriced, high risk or difficult and costly to administer;

•	to seek good relationships with the customer;

•	to avoid undue concentrations of loans; and

•	to keep non-accrual loans to a minimum by aggressive collection policies.

Loan demand in the Company’s market improved in 2014 and 2015 after economic conditions began to show some improvement before becoming soft again in 2016. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able in 2014 and 2015 to increase the amount of loans outstanding. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 has lessened. Real estate mortgage loans originated by the Company decreased by 6.0%, or $6,233,615 in 2016, by 0.1%, or $124,295, in 2015 and by 1.3%, or $1,319,331, in 2014 when compared to the prior year. The decrease in mortgage loans in all years reflects the weakness in the local housing markets after seeing normal growth in the previous years.

Real estate construction loans decreased by $9,340,302, or 28.19% in 2016 to $23,792,518 when compared to the $33,132,820 at December 31, 2015. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. There is also a large amount of demand for these types of loans.

Commercial and agricultural loans decreased by $12,882,886, or 4.9% in 2016, increased by $48,886,679 or 22.5% in 2015 and decreased by $16,054,858, or 6.9% in 2014. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans decreased by $7,159,006, or 26.9% in 2016 after increasing $110,443, or 0.4% in 2015 and decreasing $192,299, or 0.7% in 2014, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2016	2015	2014	2013	2012
Commercial, financial and agricultural	$253,581	$266,464	$217,577	$233,632	$211,746
Real estate - construction	23,793	33,133	43,233	27,224	12,755
Real estate - mortgage	97,812	104,046	104,170	105,489	115,837
Consumer	19,466	26,625	26,515	26,323	28,800

TOTAL LOANS	$394,652	$430,268	$391,495	$392,668	$369,138

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2016

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$48,469	$186,793	$18,319	$253,581
Real estate - construction	8,147	15,497	149	$23,793
Real estate - mortgage	16,528	64,378	16,906	$97,812
Consumer	7,053	11,904	509	$19,466

Total loans	$80,197	$278,572	$35,883	$394,652

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$259,410	$20,546
Variable rates	19,162	15,337

Total loans	$278,572	$35,883

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2014, 2015 and 2016. The ratio of net loans charged off to average loans was 0.61% in 2016, 0.15% in 2015 and 0.63% in 2014. The chargeoffs in 2014, 2015 and 2016 reflect the weakness of the economy and the continuing local and national high unemployment. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2016 was a negative $65,056 compared to $556,687 in 2015 and $923,397 in 2014. The decrease in the provision for 2016 and 2015 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. At the end of 2016, the total allowance for loan losses was $3,902,796, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2016	2015	2014	2013	2012
BALANCE AT BEGINNING OF YEAR	$6,474	$6,542	$8,078	$6,954	$6,681

LOANS CHARGED-OFF

Commercial, financial and agricultural	2,397	457	2,213	915	920
Real estate - construction	—	—	249	1	99
Real estate - mortgage	179	201	149	223	250
Consumer	65	164	121	135	235

TOTAL CHARGE-OFFS	2,641	822	2,732	1,274	1,504

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	18	45	79	38	69
Real estate - construction	18	9	7	16	11
Real estate - mortgage	24	52	126	71	29
Consumer	75	91	61	69	122

TOTAL RECOVERIES	135	197	273	194	231

Net loans charged-off	2,506	625	2,459	1,080	1,273
Additions charged to operating expense	(65)	557	923	2,204	1,546

BALANCE AT END OF YEAR	$3,903	$6,474	$6,542	$8,078	$6,954

Loans, net of unearned, at year end	$394,051	$429,582	$390,960	$392,183	$368,891

Ratio of allowance to loans at year end	0.99%	1.51%	1.67%	2.06%	1.89%

Average loans - net of unearned	$409,367	$412,172	$389,720	$371,200	$381,597

Ratio of net loans charged-off to average loans	0.61%	0.15%	0.63%	0.29%	0.33%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2016	2015	2014	2013	2012
Commercial, financial and agricultural	$2,434	$4,710	$4,352	$5,565	$3,965
Real estate - construction	120	402	806	495	351
Real estate - mortgage	821	770	918	1,413	1,868
Consumer	528	592	466	604	770

Total	$3,903	$6,474	$6,542	$8,077	$6,954

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2016	2015	2014	2013	2012
Commercial, financial and agricultural	64.25%	61.93%	55.58%	59.50%	57.36%
Real estate - construction	6.03%	7.70%	11.04%	6.93%	3.46%
Real estate - mortgage	24.78%	24.18%	26.61%	26.86%	31.38%
Consumer	4.93%	6.19%	6.77%	6.70%	7.80%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, decreased in 2016 as the Company maintained tight credit standards, loan demand remained weak and the competition for loans was strong. In 2015 as compared to 2014, loans increased due to an in commercial, financial and agricultural loans. During 2016, loans in all classifications decreased. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2016 was 1.13% compared to 0.83% in 2015. OREO increased in 2016 after decreasing in 2015 due to more foreclosures in 2016 partially offset by the sale of several parcels that were acquired in foreclosure in previous years.

Loans on non-accrual status amounted to $8,879,393 in 2016 as compared to $14,422,613 in 2015 and $11,854,274 in 2014. Interest income forgone on loans classified as non-accrual in 2016 was $651,560 as compared to $732,268 in 2015 and $819,524 in 2014. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2016	2015	2014	2013	2012
PRINCIPAL BALANCE

Non-accrual	$8,879	$14,423	$11,854	$13,592	$14,142
Accruing loans 90 days or more past due	206	76	880	2,095	609
Troubled debt restructurings	3,288	3,858	4,741	7,119	5,602

TOTAL NON-PERFORMING LOANS	$12,373	$18,357	$17,475	$22,806	$20,353

Income on non-accrual loans not recorded	$652	$732	$820	$814	$771

Non-performing as a percent of loans	3.14%	4.26%	4.46%	5.81%	5.51%

Other real estate owned	$4,443	$3,573	$4,052	$3,751	$4,682

OREO as a percent of loans	1.13%	0.83%	1.04%	0.96%	1.27%

Allowance as a percent of non-performing loans	31.54%	35.27%	37.44%	35.42%	34.17%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management evaluates the Company’s loans for impairment under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2016, 2015 and 2014 were $7,064,185, $15,581,418 and $13,079,337, respectively.

This table details the impaired loans by category for years ending 2015, 2014 and 2013.

	AT DECEMBER 31,
	2016	2015	2014
Commercial, financial and agricultural	$5,615,902	$12,368,556	$10,312,674
Real estate - construction	—	75,070	91,540
Real estate - mortgage	1,448,283	3,102,372	2,554,284
Consumer	—	35,420	120,839

Total loans	$7,064,185	$15,581,418	$13,079,337

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

At December 31, 2016, loans totaling $23,720,295 were included on the Company’s watch list compared to $30,932,030 at December 31, 2015. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2016, the Company classified its securities as AFS. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2014 through 2016 and the maturity distribution at December 31, 2016, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2016	2015	2014
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$207,081	$83,826	$77,997
Mortgage Backed Securities	152,766	92,603	12,502
State, County and Municipal Obligations	150,504	87,948	84,896
Other Securities	2,870	2,931	2,997

TOTAL SECURITIES AVAILABLE-FOR-SALE	$513,221	$267,308	$178,392

	2016	2015	2014
SECURITIES HELD-TO-MATURITY
U. S. Government Agencies	$—	$161,043	$206,817

TOTAL SECURITIES HELD-TO-MATURITY	$—	$161,043	$206,817

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$10,000	1.75%	$102,895	1.93%	$94,186	2.31%
Mortgage Backed Securities	—	0.00%	—	0.00%	5,077	2.20%	147,689	2.28%
State, County and Municipal(2)	6,333	5.13%	20,060	5.42%	18,365	4.50%	105,746	3.29%
Other Securities	—	0.00%	—	0.00%	—	0.00%	2,870	2.08%

TOTAL AVAILABLE-FOR-SALE	$6,333	5.13%	$30,060	5.05%	$126,337	3.12%	$350,491	3.04%

HELD-TO-MATURITY
U. S. Government Agencies(1)	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%

TOTAL HELD-TO-MATURITY	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2016. This change is not used in the Tier 1 capital calculation.

As detailed in Table 9, the security portfolio increased $84.9 million or 19.8% in 2016, increased $43.1 million or 11.2% in 2015 and decreased $46.9 million or 10.8% in 2014. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2016 and 2015 due to customers desiring to stay short and liquid with their deposits. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2016		2015		2014
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$146,438		$142,322		$134,859
Interest-bearing demand	345,438	0.21%	300,636	0.23%	262,142	0.21%
Savings	71,127	0.12%	65,670	0.13%	58,053	0.17%
Time deposits	202,261	0.49%	216,488	0.48%	227,390	0.49%

	$765,264	0.25%	$725,116	0.25%	$682,444	0.25%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2016
3 months or less	$27,033
3 through 12 months	60,731
1 year to 3 years	19,076
over 3 years	0

$106,840

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2016	2015	2014
Short-term borrowings
Year-end balance	$150,283	$104,298	$114,427
Weighted average rate	0.68%	0.68%	0.68%

Maximum month-end balance	$203,549	$136,833	$118,622

Year to date average balance	$108,884	$106,928	$82,856
Weighted average rate	0.68%	0.66%	0.66%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2016, the Company had the capacity to borrow up to $168,592,789 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2016 and 2015, the Company retained its borrowings from the FHLB at $20,000,000 and its Federal Funds Purchased at $0. In 2016, the balances in Securities Sold Under Agreement to Repurchase increased $45,984,730, or 44.1% to $150,282,913. In 2015, these balances decreased to $104,298,182, a decrease of $10,128,588, or 8.9%.

At the end of 2016, the Company had long-term debt in the amount of $20,000,000 to the FHLB for advances and $35,069 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2016 is listed below.

(in thousands)
2016
Less than one year	$—
One year to three years	20,000
Over three years	35

Total long-term borrowings	$20,035

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2014 through 2016 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

	% CHANGE			% CHANGE
	2016	FROM ‘15	2015	FROM ‘14	2014
NON-INTEREST INCOME
Service charges on deposit accounts	$3,789	-2.02%	$3,867	-1.68%	$3,933
Other operating income	3,903	-12.49%	4,460	5.44%	4,230

TOTAL NON-INTEREST INCOME	$7,692	-7.63%	$8,327	2.01%	$8,163

NON-INTEREST EXPENSE
Salaries and employee benefits	$13,697	3.02%	$13,295	1.53%	$13,095
Occupancy expense, including equipment	5,108	-2.24%	5,225	0.58%	5,195
Other operating expense	7,675	8.54%	7,071	-11.99%	8,034

TOTAL NON-INTEREST EXPENSE	$26,480	3.47%	$25,591	-2.78%	$26,324

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

During 2016 as compared to 2015, non-interest income decreased by $649,394, or 7.79%, when compared to 2015. A decrease in other income and service charges on deposit accounts was partially offset by an increase in other service charges and fees and net gains on the sale of securities. Other income was down primarily due to a large recovery on the sale of repossessed assets in 2015 was not duplicated in 2016.

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

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2016 as compared to 2015, non-interest expense increased by $888,683, or 3.5%, to $26,479,650. Included in this increase was an increase in salaries and benefits in the amount of $401,774, or 3.0% and in other expense in the amount of $603,966, or 8.5% partially offset by a decrease in occupancy expense in the amount of $117,057, or 2.2%. The increase in other expense was in large part due to increased loan collection expense and writedowns on other real estate.

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

In 2016, the Company’s efficiency ratio was 71.49%, compared to 68.69% in 2015 and 70.09% in 2014. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $10,634,669 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 19.31%, 24.62% and 19.70% in 2016, 2015 and 2014, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2016 as compared to 2015, the Company experienced an increase in deposits and a decrease in loans outstanding. The increase in investment securities is mainly the result of the desire to invest funds not needed for funding current loan obligations. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long term borrowings from the FHLB, when deposit growth is not adequate to meet its short term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits can continue to be increased by offering competitive rates and superior service to the Bank’s customers.

The Company maintained its $20,000,000 of FHLB advances that will mature during 2018 and will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as AFS. All of the $496,124,574 in the investment securities portfolio is classified in the AFS category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2016, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2016 and 2015.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2016			2015
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$409,367	$(2,320)	-0.56%	$411,687	$22,470	5.77%
Taxable securities	352,611	17,074	5.09%	335,537	16,687	5.23%
Tax-exempt securities	123,103	37,506	43.82%	85,597	(6,336)	-6.89%
Federal funds sold and other	36,071	735	2.08%	35,336	17,530	98.45%

TOTAL USES	$921,152	$52,995	6.10%	$868,157	$50,351	6.16%

FUNDING SOURCES

Noninterest-bearing deposits	$146,438	$4,116	2.89%	$142,322	$7,463	5.53%
Interest-bearing demand and savings deposits	395,565	29,962	8.20%	365,603	46,129	14.44%
Time deposits	202,261	(14,227)	-6.57%	216,488	(10,902)	-4.79%
Short-term borrowings	47	(13)	-21.67%	60	(1,897)	-96.93%
Commercial repo	108,884	1,956	1.83%	106,928	24,072	29.05%
Long-term debt	20,042	(6)	-0.03%	20,048	(15,545)	-43.67%

TOTAL SOURCES	$873,237	$21,788	2.56%	$851,449	$49,320	6.15%

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

During 2016 as compared to 2015, total capital increased primarily due to earnings that were in excess of dividends.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2016, as noted below in Table 14 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2016	2015	2014
Tier 1 capital
Shareholders’ equity	$85,060	$86,425	$81,858
Less: Intangibles	(3,150)	(3,150)	(3,150)
Add/less: Unrealized loss/(gain) on securities	10,719	7,117	8,881

TOTAL TIER 1 CAPITAL	$92,629	$90,392	$87,589

Total capital
Tier 1 capital	$92,629	$90,392	$87,589
Allowable allowance for loan losses	3,903	6,474	6,542

TOTAL CAPITAL	$96,532	$96,866	$94,131

RISK WEIGHTED ASSETS	$516,925	$552,186	$527,749

AVERAGE ASSETS (FOURTH QUARTER)	$1,005,163	$976,448	$912,195

TIER 1 LEVERAGE RATIO	9.22%	9.26%	9.60%

COMMON EQUITY TIER 1 CAPITAL RATIO	9.22%	9.26%	—

TIER 1 RISK-BASED CAPITAL RATIO	17.92%	16.37%	16.60%

TOTAL RISK-BASED CAPITAL RATIO	18.67%	17.54%	17.84%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining the dividend payout ratio to approximately 62% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations, excluding deposits, of the Company as of December 31, 2016.

	Payments Due by Period
	(in thousands)
		Less than	1-3	3-5	Over 5
Contractual Obligations	Total	1 year	Years	Years	Years

Long Term Debt	$20,000	$—	$20,000	$—	$—
Operating Leases	958	253	379	326	—
Other Long-term Liabilities	35	—	—	6	29

Total	$20,993	$253	$20,379	$332	$29

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

OVERVIEW

The definition of market risk is the possibility of loss that could result from adverse changes in market prices or interest rates. The Company has taken steps to assess the amount of risk that is associated with its asset and liability structure. The Company measures the potential risk on a regular basis and makes changes to its strategies to manage these risks. The Board of Directors reviews important policy limits each month, with a more detailed risk analysis completed on a quarterly basis. These measurement tools are important in allowing the Company to manage market risk and to plan effective strategies to respond to any adverse changes in risk. The Company does not participate in some of the financial instruments that are inherently subject to substantial market risk. All of the financial instruments entered into by the Company are for purposes other than trading. All information presented in this report are denominated in U. S. dollars.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2016 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$175,540	$93,455
Total rate sensitive liabilities	307,717	109,534

Net gap	$(132,177)	$(16,079)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2016 and December 31, 2015.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2016

(in thousands)

	2017	2018	2019	2020	2021	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$76,690	$38,268	$74,886	$70,308	$75,947	$20,546	$356,645	$353,099
Average Int Rate	4.64%	5.37%	4.82%	4.58%	4.42%	3.37%	4.62%
Floating Rate	$3,508	$2,000	$4,749	$1,200	$11,213	$15,337	$38,007	$38,007
Average Int Rate	3.76%	4.28%	3.39%	4.94%	2.49%	4.90%	3.86%
Investment securities
Fixed Rate	$2,422	$2,602	$2,554	$12,762	$66,778	$423,232	$510,350	$493,154
Average Int Rate	2.66%	3.04%	3.61%	2.74%	1.90%	2.25%	2.23%
Floating Rate						$2,971	$2,971	$2,971
Average Int Rate						2.08%	2.08%
Other earning assets
Fixed Rate	$48,603						$48,603	$48,603
Average Int Rate	0.50%						0.50%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$572,657	$35,638	$2,263	$56	$25	$0	$610,639	$610,785
Average Int Rate	0.27%	0.62%	0.59%	0.55%	0.55%	0.00%	0.29%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate		$20,000					$20,000	$20,284
Average Int Rate			2.53%				2.53%
Floating Rate	$150,283						$150,283	$150,283
Average Int Rate	0.68%						0.68%

AS OF DECEMBER 31, 2015

(in thousands)

	2016	2017	2018	2019	2020	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$107,985	$52,320	$48,199	$97,077	$78,034	$9,372	$392,987	$394,289
Average Int Rate	5.37%	5.59%	5.22%	4.90%	4.58%	4.86%	5.06%
Floating Rate	$10,832	$891	$3,032	$6,819	$1,730	$13,977	$37,281	$37,281
Average Int Rate	3.62%	4.25%	4.52%	3.45%	5.36%	4.85%	4.22%
Investment securities
Fixed Rate	$3,008	$2,828	$3,173	$4,400	$56,780	$355,232	$425,421	$433,394
Average Int Rate	4.42%	4.76%	5.15%	4.54%	2.25%	3.44%	3.32%
Floating Rate						$2,931	$2,931	$2,916
Average Int Rate						4.08%	4.08%
Other earning assets
Fixed Rate	$42,268						$42,268	$42,268
Average Int Rate	0.50%						0.50%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$557,644	$44,349	$2,459	$194	$35	$0	$604,681	$604,806
Average Int Rate	0.28%	0.57%	0.56%	0.55%	0.55%	0.00%	0.31%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate			$20,000				$20,000	$20,535
Average Int Rate			2.53%				2.53%
Floating Rate	$104,298						$104,298	$104,298
Average Int Rate	0.68%						0.68%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2016. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2016

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$34,334	$55,740	$263,554	$27,112	$380,740
Investment securities	92,603	37,715	93,944	271,863	496,125
Interest Bearing Due From Bank Accounts	48,603	—	—	—	48,603

TOTAL INTEREST BEARING ASSETS	$175,540	$93,455	$357,498	$298,975	$925,468

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$78,782	$—	$105,042	$131,303	$315,127
Savings and Money Market deposits	29,388	—	51,220	18,190	98,798
Time deposits	49,264	109,534	37,916	—	196,714
Short term borrowings	150,283	—	—	—	150,283
Long term borrowings	—	—	20,036	—	20,036

TOTAL INTEREST BEARING LIABILITIES	$307,717	$109,534	$214,214	$149,493	$780,958

Rate sensitive gap	$(132,177)	$(16,079)	$143,284	$149,482	$144,510
Rate sensitive cumulative gap	(132,177)	(148,256)	(4,972)	144,510	—
Cumulative gap as a percentage of total earning assets	-14.28%	-16.02%	-0.54%	15.61%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90-day period as of December 31, 2016. This negative gap position was mainly due to: (1) a largest amount of investment securities that have call dates within that period; (2) the commercial repurchase accounts being classified in the 1 to 90 day category; (3) approximately 80.7% of certificates of deposit maturing during the next twelve months; and (4) a significant portion of the Company’s loans maturing after one year.

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

Short term interest rates have remained low in 2014, 2015 and most of 2016 in connection with the target Federal Funds rate by the Federal Reserve Bank. In December 2015, the Federal Reserve Bank increased its target Federal Funds rate to 50 basis points and again in December 2016 to 75 basis points. After the rate increase in 2015, medium term rates began to decline but rose again after the presidential election in November 2016. Overall, the effect on the Company has been marginal. The Company’s net interest margin in 2016 was 3.07% and in 2015 was 3.33%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,580	$7,625	$7,574	$7,390
Interest Expense	769	755	754	820

Net Interest Income	6,811	6,870	6,820	6,570
Provision for Loan Losses	61	(147)	184	(163)
Non-interest Income	1,815	1,908	2,080	1,889
Non-interest Expense	6,644	6,655	6,558	6,622
Income Taxes	395	491	406	320

Net Income	$1,526	$1,779	$1,752	$1,680

Per common share:
Basic	$0.31	$0.36	$0.36	$0.34
Diluted	$0.31	$0.36	$0.36	$0.34

Cash Dividends	$0.24	$0.24	$0.24	$0.24

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,706	$7,696	$7,789	$7,774
Interest Expense	751	736	765	825

Net Interest Income	6,955	6,960	7,024	6,949
Provision for Loan Losses	184	82	142	148
Non-interest Income	1,752	1,852	2,017	2,706
Non-interest Expense	6,487	6,321	6,475	6,308
Income Taxes	442	581	587	869

Net Income	$1,594	$1,828	$1,837	$2,330

Per common share:
Basic	$0.33	$0.37	$0.38	$0.48
Diluted	$0.33	$0.37	$0.38	$0.48

Cash Dividends	$0.23	$0.23	$0.23	$0.24

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 2, 2017, the common stock’s closing price on NASDAQ was $24.50. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

2015	High	Low	Dividends Declared (per common share)
January - March	$19.72	$17.10	0.23
April - June	22.85	17.70	0.23
July - September	22.25	19.06	0.23
October - December	23.72	20.51	0.24

2016	High	Low	Dividends Declared (per common share)
January - March	$25.42	$20.76	0.24
April - June	22.85	21.04	0.24
July - September	25.35	21.21	0.24
October - December	25.85	22.70	0.24

On March 2, 2017, shares of the Company’s common stock were held of record by approximately 446 shareholders.

DIVIDENDS

Dividends totaled $0.96 per share for 2016 and $0.93 per share for 2015.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2011 and that all dividends were reinvested.

Performance Graph

December 31, 2011 - December 31, 2016

	2011	2012	2013	2014	2015	2016
Citizens Holding Company	100.00	116.19	116.49	127.56	163.31	185.48
NASDAQ Market Index	100.00	117.45	164.57	188.84	201.98	219.89
Morningstar Regional Banks	100.00	118.79	164.82	177.71	186.29	252.37

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee

President and CEO

Robert T. Smith

Senior Vice President, CFO

Mark Taylor

Senior Vice President, COO, Trust Officer

Ray Stone

Senior Vice President, Senior Credit Officer

Erdis Chaney

Vice President, Senior Deposit Officer

Ledale Reynolds

Vice President and CIO

Jackie Hester

Vice President, Marketing Officer

Darrel Bates

Vice President

Jean T. Fulton

Vice President, Internal Auditor

Gayle Sharp

Vice President, Loan Operations Manager

Brad Copeland

Vice President

Mark Majure

Vice President, Loan Review Officer

Vicki Brown

Vice President, BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Stacy Arnold

Vice President, Compliance Officer

Joshua Sullivan

Vice President, Senior Credit Analyst

Elizabeth Owen

Vice President, Director of

Human Resources, Chief Risk Officer

Sommer Vick

Assistant Vice President

Assistant Trust Officer

Beth Branning

Assistant Vice President

Mitch Peden

Assistant Vice President,

Information Services Manager

Mark Flake

Assistant Vice President,

Network Services Manager

Pat Stokes

Assistant Vice President

Operations Officer

Scott Lewis

Assistant Vice President

Information Security Officer

Sam Mars

Assistant Vice President

Ashley Peebles

Assistant Vice President

Director of Deposit Services

Shon Kirkland

Assistant Vice-President, Security Officer

Tammy Pope

Accounting Officer

Greg Jackson

Accounting Officer

Deborah Ladd

Item Processing Officer

Sandra Curtis

Assistant Cashier, Teller Administrator

Temika Triplett

Assistant Cashier, Electronic Services Officer

Craig Stevens

Deposit Operations Manager

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Sue Fisher

Assistant Vice President

Deposit Operations Officer

Sebastopol Branch

Connie Comans

President

Union and Decatur Branches

Marianne Strickland

Assistant Cashier, Branch Operations Officer

Susan Brown

Deposit Operations Officer

Kosciusko Branch

Teresa Patterson

Vice President, Branch Manager

David Blair, Mortgage Loan Officer

Vice President

Scooba and DeKalb Branches

Reggie Moore

Assistant Vice President

Jan White

Branch Operations Officer

Forest Branch

Richard Latham

Vice President

Louisville Branch

Bruce Lee

President

Lynn Graham

Assistant Vice President

Branch Operations Officer

Starkville Branch

Bobby Little

Vice President, Regional Commercial Lender

Charles Byrd

Vice President, Appraisal Review Officer

Rhonda Edmonson

Assistant Vice President

Branch Operations Officer

Collinsville Branch

Mike Shelby

Vice President

Meridian Eastgate

Charles Young

Vice President, Regional Commercial Lender

Walter Dyminski

Vice President, Regional Commercial Lender

Vikki Gunter

Assistant Vice President

Branch Operations Officer

Meridian Broadmoor

Jay Hines

Vice President, Regional Commercial Lender

Annette Brooks

Assistant Cashier, Branch Operations Officer

Hattiesburg Branch

Travis Moore

Regional President

Chad Hill

Vice President, Branch Manager

Tammy McAlpin

Commercial Loan Portfolio Manager

Flowood Branch

David Peters

Vice President, Mortgage Loan Officer

Biloxi Cedar Lake

Brandon Sherwood

Gulf Coast President

Biloxi Lemoyne

Katie Hancock

Assistant Vice President, Branch Manager

Tammy Warren

Assistant Vice President

Mortgage Loan Officer

Mortgage Loan Department

Charlene Deweese

Assistant Vice President

Mortgage Loan Officer

Oxford Loan Production Office

Marion Boyd

Vice President, Regional Commercial Lender

105

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

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Mark Taylor

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	5419 Hwy 25 Ste. Q	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi Cedar Lakes	Hattiesburg Branch	Flowood Branch
1765 Popps Ferry Road	6222 Highway 98	5419 Highway 25, Suite Q
Biloxi, MS 39532	Hattiesburg, MS 39402	Flowood, MS 39232
228.594.6913	601.264.4425	601.992.7688

Oxford Loan Production	Phone Teller	Internet Banking
304 Enterprise Dr., Ste A	1.800.397.0344	http://www.thecitizensbankphila.com
Oxford, MS 38655

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL SHAREHOLDER MEETING

The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 25, 2017, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

STOCK REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

FORM 10-K

The Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available without charge to shareholder’s upon request to the Treasurer of the Citizens Holding Company.

FINANCIAL CONTACT

Robert T. Smith

Treasurer and Chief Financial Officer

P.O. 209

Philadelphia, Mississippi 39350

Additional information can be obtained from the Company’s website at www.citizensholdingcompany.com.