Form 10-K, Exhibit 13
period 2017-12-31
CITIZENS HOLDING CO /MS/
filed 2018-03-15
CIK 1075706

Exhibit 13 – 2017 Annual Report to Shareholders

Dear Valued Stockholder:

I am pleased to present the results for 2017. We had many positive accomplishments during the past year and were able to successfully meet some major challenges as the year progressed. As you review the financial performance of this institution during 2017, I am sure that you will recognize that we experienced some extraordinary adjustments that resulted in reduced earnings. Because of the Tax Cuts and Jobs Act of 2017, the Bank, as required, reevaluated its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. Although it is expected to positively impact the Bank’s future after-tax earnings, the reduction in the federal corporate tax rate negatively impacted the Bank’s fourth quarter 2017 results.

By virtually any standard, 2017 was another good year. We have been active beyond the walls of the bank, investing resources, volunteer hours and expertise in a host of organizations including the Boys & Girls Club, Diamond Dreams baseball for physically and mentally challenged children, the American Cancer Society, United Way and many more. Additionally, we continue our legacy of supporting area education through in-school programs, scholarships and recognitions of students.

During 2017, we introduced new technologies that enhanced our customers’ banking experience. During 2018 our Interactive Teller Machines (ITMs) will be added to additional branch locations. Our ATM/ITM customers will have the option to connect to a TCB Live Teller in a real-time video connection or choose to conduct a traditional ATM transaction. TCB Live Tellers are available from 7 a.m. until 5:30 p.m., Monday through Friday. We also introduced an innovative personal payment service called C2C People Pay. Customers can send and receive money by email or text message using their computer, smart phone or tablet.

Identity theft is the fastest-growing crime in America, and The Citizens Bank is constantly at work to safeguard our customers’ personal and financial data as we invest in new technology and personnel dedicated to doing so. Additional threat detection and monitoring systems have been added to our network infrastructure, providing continuous threat intelligence.

In November, The Citizens Bank opened our newest branch location in Biloxi, giving us entry into a dynamic new market. We were also pleased to be highlighted as a “2017 Business To Watch in U.S. Finance” by A1 Magazine, in a Tyler Tips article.

In closing, I have often said that a company needs great stockholders, great customers and great employees to be successful, and we are blessed with all three. I thank you for your continuing participation in the growth and prosperity of The Citizens Bank. It is an honor to serve all of you and I look forward to a successful 2018.

Sincerely,

Greg McKee

President and CEO

Exhibit 13

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2017 and 2016 and for the

Years Ended December 31, 2017, 2016 and 2015

CONTENTS

Report of Independent Registered Public Accounting Firm	1 – 3

Management’s Assessment of Internal Control over Financial Reporting	4 – 5

Consolidated Financial Statements

Consolidated Statements of Condition	6

Consolidated Statements of Income	7

Consolidated Statements of Comprehensive Income (Loss)	8

Consolidated Statements of Changes in Shareholders’ Equity	9

Consolidated Statements of Cash Flows	10 – 11

Notes to Consolidated Financial Statements	12 – 66

[HORNE LETTERHEAD]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and the Board of Directors of Citizens Holding Company

Opinion on Financial Statement

We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and Subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2018, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HORNE LLP

We have served as the Company’s auditor since 1998.

Memphis, Tennessee

March 15, 2018

[HORNE LETTERHEAD]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and the Board of Directors of Citizens Holding Company

Opinion on the Internal Control Over Financial Reporting

We have audited Citizens Holding Company and subsidiary internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria for effective internal control over financial reporting described in the Internal Control – Integrated Framework, (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the consolidated financial statements as of December 31, 2017 and our report dated March 15, 2018 expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Report on Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the

Shareholders and Board of Directors

Citizens Holding Company

March 15, 2018

maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ HORNE LLP

Memphis, Tennessee

March 15, 2018

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

Citizens Holding Company

Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2017, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2017, the Company’s system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. HORNE LLP, the Company’s independent registered public accounting firm that has audited the Company’s financial statements included in this annual report, has issued an attestation report on the Company’s internal control over financial reporting which is included herein.

/s/ Greg McKee	/s/ Robert T. Smith

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 15, 2018

CITIZENS HOLDING COMPANY

Consolidated Statements of Financial Condition

December 31, 2017 and 2016

ASSETS	2017	2016
Cash and due from banks	$17,962,990	$21,688,557
Interest bearing deposits with other banks	1,532,420	48,603,182
Securities available for sale, at fair value (amortized cost of $516,006,296 in 2017 and $513,220,290 in 2016)	505,046,377	496,124,574
Loans, net of allowance for loan losses of $3,019,228 in 2017 and $3,902,796 in 2016	402,390,574	390,148,343
Bank premises, furniture, fixtures and equipment, net	20,571,551	18,664,084
Other real estate owned, net	3,980,127	4,443,010
Accrued interest receivable	4,450,723	4,720,189
Cash surrender value of life insurance	24,612,779	23,890,333
Deferred tax assets	5,362,750	10,634,669
Other assets	7,185,537	6,294,966

Total assets	$993,095,828	$1,025,211,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$159,291,356	$149,512,941
Interest bearing deposits	561,394,143	610,639,399

Total deposits	720,685,499	760,152,340

Securities sold under agreement to repurchase	142,497,938	150,282,913
Federal Funds Purchased	1,500,000	—
Federal Home Loan Bank advances	30,000,000	20,000,000
Accrued interest payable	198,183	199,368
Deferred compensation payable	8,620,890	8,209,427

Other liabilities	1,142,278	1,308,464

Total liabilities	904,644,788	940,152,512

Stockholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,894,705 shares issued and outstanding at December 31, 2017 and 4,882,579 shares issued and outstanding at December 31, 2016	978,941	976,516
Additional paid-in capital	4,103,139	3,802,204
Accumulated other comprehensive loss, net of tax benefit of ($2,734,500) in 2017 and ($6,376,702) in 2016	(8,225,419)	(10,719,014)

Retained earnings	91,594,379	90,999,689

Total stockholders’ equity	88,451,040	85,059,395

Total liabilities and stockholders’ equity	$993,095,828	$1,025,211,907

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2017, 2016, and 2015

	2017	2016	2015
Interest income
Interest and fees on loans	$18,733,676	$19,012,157	$20,040,315
Interest on securities
Taxable	8,178,526	7,589,532	8,026,808
Non-taxable	3,319,234	3,382,064	2,802,915
Other interest	273,379	185,188	94,721

Total interest income	30,504,815	30,168,941	30,964,759

Interest expense
Deposits	1,921,904	1,843,983	1,843,717
Other borrowed funds	1,420,635	1,253,574	1,233,162

Total interest expense	3,342,539	3,097,557	3,076,879

Net interest income	27,162,276	27,071,384	27,887,880

Provision for loan losses	543,138	65,056	(556,687)

Net interest income after provision for loan losses	27,705,414	27,136,440	27,331,193

Non-interest income
Service charges on deposit accounts	4,238,525	3,788,984	3,866,537
Other service charges and fees	2,637,947	2,440,819	2,284,262
Net gains on sales of securities	104,708	112,881	17,503
Other income	1,314,964	1,348,916	2,159,407

Total non-interest income	8,296,144	7,691,600	8,327,709

Non-interest expense
Salaries and employee benefits	14,772,438	13,696,985	13,295,211
Occupancy expense	2,174,839	2,079,529	2,160,198
Equipment expense	3,209,677	3,028,654	3,065,042
Other expense	8,070,465	7,674,483	7,070,516

Total non-interest expense	28,227,419	26,479,651	25,590,967

Income before income taxes	7,774,139	8,348,389	10,067,935

Income tax expense	4,070,591	1,611,735	2,479,034

Net income	$3,703,548	$6,736,654	$7,588,901

Net income per share – basic	$0.76	$1.38	$1.56

Net income per share – diluted	$0.76	$1.38	$1.56

Average shares outstanding
Basic	4,878,691	4,865,968	4,872,064

Diluted	4,895,848	4,875,638	4,874,141

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2017, 2016, and 2015

	2017	2016	2015
Net income	$3,703,548	$6,736,654	$7,588,901
Other comprehensive income (loss)

Unrealized holding gains (losses) on available-for-sale securities	6,240,505	(16,938,482)	(1,379,518)
Income tax effect	(2,080,129)	6,318,053	514,561

Net unrealized gains (losses)	4,160,376	(10,620,429)	(864,957)

Unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—
Amortization of net unrealized losses transferred during the period	—	11,305,439	4,210,897
Income tax effect	—	(4,216,929)	(1,570,664)

	—	7,088,510	2,640,233

Reclassification adjustment for gains included in net income	(104,708)	(112,881)	(17,503)
Income tax effect	26,125	42,105	6,528

Net gains included in net income	(78,583)	(70,776)	(10,975)

Total other comprehensive income (loss)	4,081,793	(3,602,695)	1,764,301

Comprehensive income	$7,785,341	$3,133,959	$9,353,202

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2017, 2016, and 2015

				Accumulated
	Number		Additional	Other
	of Shares	Common	Paid-In	Comprehensive	Retained
	Issued	Stock	Capital	Income (Loss)	Earnings	Total
Balance, January 1, 2015	4,877,614	975,482	$3,861,717	$(8,880,620)	$85,901,207	$81,857,786
Net income	—	—	—	—	7,588,901	7,588,901
Dividends paid ($0.93 per share)	—	—	—	—	(4,540,748)	(4,540,748)
Stock repurchased	(19,035)	(3,807)	(386,398)			(390,205)
Optionsexercised	1,500	341	26,659	—	—	27,000
Excess tax benefits	—	—	1,001	—	—	1,001
Restricted stock granted	15,000	3,000	(3,000)	—	—	—
Stock compensation expense	—	—	117,300	—	—	117,300
Other comprehensive income, net	—	—	—	1,764,301	—	1,764,301

Balance, December 31, 2015	4,875,079	975,016	3,617,279	(7,116,319)	88,949,360	86,425,336
Net income	—	—	—	—	6,736,654	6,736,654
Dividends paid ($0.96 per share)	—	—	—	—	(4,686,325)	(4,686,325)
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	186,425	—	—	186,425
Other comprehensive loss, net	—	—	—	(3,602,695)	—	(3,602,695)

Balance, December 31, 2016	4,882,579	976,516	3,802,204	(10,719,014)	90,999,689	85,059,395
Net income	—	—	—	—	3,703,548	3,703,548
Dividends paid ($0.96 per share)	—	—	—	—	(4,697,056)	(4,697,056)
Options exercised	4,626	925	91,700	—	—	92,625
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	210,735	—	—	210,735
AOCI reclassification	—	—	—	(1,588,198)	1,588,198	—
Other comprehensive income, net	—	—	—	4,081,793	—	4,081,793

Balance, December 31, 2017	4,894,705	$978,941	4,103,139	(8,225,419)	91,594,379	$88,451,040

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2017, 2016, and 2015

	2017	2016	2015
Cash flows from operating activities
Net income	$3,703,548	$6,736,654	$7,588,901
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,003,381	980,514	1,040,207
Amortization of premiums and accretion of discounts on investment securities, net	3,316,537	2,536,692	1,208,954
Stock compensation expense	210,735	186,425	117,300
Provision for loan losses	(543,138)	(65,056)	556,687
Gain on sale of securities	(104,707)	(112,881)	(17,503)
Federal Home Loan Bank stock dividends	(22,000)	(13,000)	(4,500)
Deferred income tax expense (benefit)	3,885,194	673,977	(86,251)
Net writedown on other real estate owned	413,740	226,828	156,053
Decrease (increase) in accrued interest receivable	269,466	(792,128)	(58,124)
Increase in cash surrender value life insurance	(722,446)	(756,689)	(786,043)
(Decrease) Increase in accrued interest payable	(1,185)	19,373	(10,722)
Increase in deferred compensation liability	411,463	490,803	508,930
Net change in other operating assets and liabilities	(1,200,936)	(32,599)	188,128

Net cash provided by operating activities	10,619,652	10,078,913	10,402,017

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	42,390,364	130,181,028	41,493,768
Proceeds from calls of securities held-to-maturity	—	172,359,945	47,853,733
Proceeds from sales of securities available-for-sale	114,060,844	764,023	5,758,795
Purchases of investment securities available-for-sale	(162,449,043)	(379,291,499)	(135,229,379)
Purchases of bank premises, furniture, fixtures and equipment	(2,910,848)	(988,907)	(455,668)
Proceeds from sale of other real estate owned	137,722	1,090,031	1,192,328
Net (increase) decrease in interest bearing deposits with other banks	47,070,762	(6,335,405)	19,213,446
Proceeds from redemption of
Federal Home Loan Bank Stock	—	—	150,700
Purchases of Federal Home Loan Bank Stock	(498,700)	(3,600)	—
Net decrease (increase) in loans	(11,787,672)	30,837,979	(40,117,134)

Net cash provided (used) by investing activities	26,013,429	(51,386,405)	(60,139,411)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2017, 2016, and 2015

2 of 2

	2017	2016	2015
Cash flows from financing activities
Net (decrease) increase in deposits	$(39,469,242)	$6,749,953	$57,310,894
Net increase in federal funds purchased	1,500,000	—	—
Net change in securities sold under agreement to repurchase	(7,784,975)	45,984,731	(10,128,588)
Proceeds from exercise of stock options	92,625	—	27,000
Stock repurchase	—	—	(390,205)
Excess tax benefit on stock option exercises	—	—	1,001
Dividends paid to stockholders	(4,697,056)	(4,686,325)	(4,540,748)
Federal Home Loan Bank advances	10,000,000	—	—

Net cash provided by financing activities	(40,358,648)	48,048,359	42,279,354

Net increase (decrease) in cash and due from banks	(3,725,567)	6,740,867	(7,458,040)

Cash and due from banks, beginning of year	21,688,557	14,947,690	22,405,730

Cash and due from banks, end of year	$17,962,990	$21,688,557	$14,947,690

Supplemental disclosures of cash flow information

Cash paid for

Interest	$3,343,724	$3,078,184	$3,087,601

Income taxes	$1,781,790	$1,692,201	$2,301,698

Noncash disclosures

Real estate acquired by foreclosure	$88,579	$2,187,125	$869,564

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. The Company was not required to maintain an average reserve balance by the Federal Reserve Bank at December 31, 2017 and 2016.

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

Securities Held to Maturity

Securities that are held-to-maturity (“HTM”) are those securities that the Company has the positive intent and ability to hold until maturity. These securities cannot be sold in response to the risk factors discussed above for available for sale securities. These securities are reported at book value. As of December 31, 2017 and 2016, there were no securities classified as HTM.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2017, all core deposit intangibles had been fully amortized. Goodwill and other intangible assets with indefinite lives are not amortized but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense. At December 31, 2017 and 2016, the Company had $3,149,657 in goodwill included in other assets.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2017, 2016 and 2015 is illustrated in the following table.

	2017	2016	2015

Basic weighted average shares outstanding	4,878,691	4,865,968	4,872,064
Dilutive effect of stock options	17,157	9,670	2,077

Dilutive weighted average shares outstanding	4,895,848	4,875,638	4,874,141

Net income	$3,703,548	$6,736,654	$7,588,901

Net income per share-basic	$0.76	$1.38	$1.56
Net income per share-diluted	$0.76	$1.38	$1.56

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $649,612, $783,303 and $793,282 for the years ended December 31, 2017, 2016 and 2015, respectively.

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

Reclassifications

Certain information for 2015 and 2016 has been reclassified to conform to the financial presentation for 2017. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2017, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation—Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 17 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2017 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax expense, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. The Company has elected to account for forfeitures in compensation cost when they occur as permitted by the ASU. For public companies, these amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The adoption did not have a material impact on the consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial instruments. The existing incurred loss model will be replaced with a current expected credit loss (“CECL”) model for both originated and acquired financial

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

instruments carried at amortized cost and off-balance sheet credit exposures, including loans, loan commitments, held-to-maturity debt securities, financial guarantees, net investment in leases, and most receivables. Recognized amortized cost financial assets will be presented at the net amount expected to be collected through an allowance for credit losses. Expected credit losses on off-balance sheet credit exposures will be recognized through a liability. Expected credit losses on available-for-sale (“AFS”) debt securities will also be recognized through an allowance, however the allowance for an individual AFS debt security will be limited to the amount by which fair value is below amortized cost. Unlike current guidance, which requires certain favorable changes in expected cash flows to be accreted into interest income, both favorable and unfavorable changes in expected credit losses (and therefore the allowance) will be recognized through credit loss expense as they occur. With the exception of purchased financial assets with a more than insignificant amount of credit deterioration since origination, for which the initial allowance will be added to the purchase price of the assets, the initial allowance on financial assets subject to the scope (whether originated or acquired) will be recognized through credit loss expense. Expanded disclosures will also be required. Transition will generally be on a modified retrospective basis, with certain prospective application transition provisions for securities for which other-than-temporary impairment had previously been recognized and for assets that had previously been accounted for in accordance with Subtopic 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. The ASU is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company does not intend to early adopt. The Company is currently evaluating the impact of adopting this new guidance on its consolidated financial statements and does not expect the impact to be significant.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which is an update to FASB Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers” (“ASC 606”). ASU 2014-09 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. In August 2015, the FASB issued ASU 2015-14, which deferred the effective date of this standard to annual and interim periods beginning after December 15, 2017. While the Company is currently evaluating the impact ASU 2014-09 will have on its financial position and results of operations, and its financial statement disclosures, the recognition of revenue for a majority of the Company’s income streams, including interest income earned on loans and leases, is governed by other accounting standards and is specifically excluded from the coverage of ASC 606. The Company’s revenue covered by ASC 606, the most significant of which is service charges on deposit accounts, are generally based on day-to-day contracts with Company customers and is not impacted by the new guidance. The Company adopted the standard in the first quarter of 2018 and, at the time of this filing, does not expect to record a cumulative effect adjustment to the opening retained earnings as any adjustment was determined to be immaterial. The Company will include newly applicable revenue disclosures in future filings.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

In February 2018, FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220)” (“ASU 2018-02”). The amendments in ASU 2018-02 allow a reclassification from accumulated other comprehensive income to retained earnings to eliminate the stranded tax effects in accumulated other comprehensive income resulting from the Tax Cuts and Jobs Act. ASU 2018-02 will be effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period, for public companies for reporting periods for which financial statements have not yet been issued. The Company elected to early adopt ASU 2018-02 and, as a result, reclassified $1,588,198 from accumulated other comprehensive income to retained earnings as of December 31, 2017. The reclassification impacted the Consolidated Balance Sheet and the Consolidated Statement of Changes in Shareholders’ Equity as of and for the twelve months ended December 31, 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2017 and 2016 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2017	Cost	Gains	Losses	Fair Value

Securities available-for-sale
Obligations of U.S. Government agencies	$180,647,580	$—	$4,199,022	$176,448,558
Mortgage-backed securities	213,707,125	43,197	5,327,265	208,423,057
State, County, Municipals	118,786,297	849,364	2,535,126	117,100,535
Other investments	2,865,294	208,933	—	3,074,227

Total	$516,006,296	$1,101,494	$12,061,413	$505,046,377

		Gross	Gross
	Amortized	Unrealized	Unrealized
2016	Cost	Gains	Losses	Fair Value

Securities available-for-sale
Obligations of U.S. Government agencies	$207,080,794	$—	$7,114,186	$199,966,608
Mortgage-backed securities	152,765,924	340,419	4,841,633	148,264,710
State, County, Municipals	150,503,811	1,269,356	6,851,017	144,922,150
Other investments	2,869,761	101,345	—	2,971,106

Total	$513,220,290	$1,711,120	$18,806,836	$496,124,574

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 and 2016.

A summary of unrealized loss information for AFS securities, categorized by security type follows (in thousands):

December 31, 2017	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$15,681,866	223,535	$160,766,691	3,975,488	$176,448,557	4,199,023
Mortgage backed securities	88,499,852	1,613,091	116,753,236	3,714,175	205,253,088	5,327,266
State, County, Municipal	7,117,600	59,041	66,973,174	2,476,084	74,090,774	2,535,125

Total	$111,299,318	1,895,667	$344,493,101	10,165,747	$455,792,419	12,061,414

December 31, 2016	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$195,362,908	6,752,521	$4,603,700	361,665	$199,966,608	7,114,186
Mortgage backed securities	117,437,836	4,182,916	24,353,553	658,717	141,791,389	4,841,633
State, County, Municipal	95,088,225	6,663,280	3,092,183	187,737	98,180,408	6,851,017

Total	$407,888,969	17,598,717	$32,049,436	1,208,119	$439,938,405	18,806,836

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

Investment Securities.

The Company’s unrealized losses on its Obligations of United States Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of an upward trend in interest rates, mainly in the mid-term sector. None of the unrealized losses disclosed in the previous table are related to credit deterioration. The Company has determined that none of the securities in this classification are other-than-temporarily impaired at December 31, 2017.

Other Investments.

The Company at December 31, 2017 and 2016, owned an investment in a pooled trust preferred security. In the past the value of the pooled trust preferred security was related to the deterioration of the markets for these types of securities brought about by the lowered credit ratings and past deferrals and defaults of the underlying issuing financial institutions. However, due to the reductions in defaults and deferrals since 2015, the unrealized gain or loss has improved from a $15,425 loss in 2015 to a $101,345 gain in 2016 and then to a $208,933 gain in 2017. The Company owns a senior tranche of this security and therefore has a higher degree of which future deferrals and defaults would be required before the cash flow for the Company’s tranche is negatively impacted. The Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell at a price less than amortized cost prior to maturity. Given these factors, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2017 or December 31, 2016. This security is not subject to any of the restrictions put forth under the Volcker Rule that was brought about by the passage of the Dodd-Frank Act.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The amortized cost and estimated fair value of securities at December 31, 2017, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

AFS	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$3,398,727	$3,421,576
Due after one year through five years	75,887,288	74,589,829
Due after five years through ten years	55,691,854	54,740,055
Due after ten years	381,028,427	372,294,917

Total	$516,006,296	$505,046,377

Investment securities with fair values of $223,005,409 and $226,633,330 at December 31, 2017 and December 31, 2016, respectively, were pledged as collateral for public deposits.

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2017	2016	2015
Gross realized gains	$633,244	$112,881	$142,422
Gross realized losses	528,536	—	124,919

Net realized gains	$104,708	$112,881	$17,503

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $1,740,200 and $1,219,500 at December 31, 2017 and December 31, 2016, respectively, and is included in other assets. The Company purchased stock in 2016 and 2017 at the par value of $100 per share.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

The composition of loans, net at December 31, 2017 and 2016 is as follows (in thousands):

	2017	2016
Real Estate:
Land Development and Construction	$25,923	$23,793
Farmland	16,905	18,175
1-4 Family Mortgages	95,925	97,812
Commercial Real Estate	191,736	180,880

Total Real Estate Loans	330,489	320,660

Business Loans:
Commercial and Industrial Loans	58,204	53,761
Farm Production and Other Farm Loans	922	765

Total Business Loans	59,126	54,526

Consumer Loans:
Credit Cards	1,310	1,156
Other Consumer Loans	14,680	18,310

Total Consumer Loans	15,990	19,466

Total Gross Loans	405,605	394,652

Unearned Income	(195)	(601)
Allowance for Loan Losses	(3,019)	(3,903)

Loans, net	$402,391	$390,148

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $48.7 million and $38.0 million of the loans outstanding at December 31, 2017 and December 31, 2016, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2017 is presented in the following table.

Balance outstanding at December 31, 2016	$320,426

Principal additions	39,250

Principal reductions	(54,318)

Balance outstanding at December 31, 2017	$305,358

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows (in thousands):

	2017	2016
Real Estate:
Land Development and Construction	$—	$133
Farmland	366	234
1-4 Family Mortgages	2,131	1,954
Commercial Real Estate	4,891	6,293

Total Real Estate Loans	7,388	8,614

Business Loans:
Farm Loans	32	—
Commercial and Industrial Loans	78	239

Total Business Loans	110	239

Consumer Loans:
Other Consumer Loans	84	26

Total Consumer Loans	84	26

Total Nonaccrual Loans	$7,582	$8,879

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $412,915, $651,560 and $732,268 in 2017, 2016 and 2015, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2017 was as follows (in thousands):

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days Past Due	Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Days Past Due
Real Estate:
Land Development and Construction	$281	$—	$281	$25,642	$25,923	$—
Farmland	93	—	93	16,812	16,905	—
1-4 Family Mortgages	2,657	—	2,657	93,268	95,925	—
Commercial Real Estate	2,585	862	3,447	188,289	191,736	807

Total Real Estate Loans	5,616	862	6,478	324,011	330,489	807

Business Loans:
Commercial and Industrial Loans	32	—	32	58,172	58,204	—
Farm Production and Other Farm Loans	19	—	19	903	922	—

Total Business Loans	51	—	51	59,075	59,126	—

Consumer Loans:
Credit Cards	25	6	31	1,279	1,310	6
Other Consumer Loans	422	—	422	14,258	14,680	—

Total Consumer Loans	447	6	453	15,537	15,990	6

Total Loans	$6,114	$868	$6,982	$398,623	$405,605	$813

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2017	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$—	$—	$—	$—	$—	$—
Farmland	—	—	—	—	—	62
1-4 Family Mortgages	303	—	303	303	46	875
Commercial Real Estate	4,093	—	4,093	4,093	397	4,710

Total Real Estate Loans	4,396	—	4,396	4,396	443	5,647

Business Loans:
Commercial and Industrial Loans	—	—	—	—	—	—
Farm Production and Other Farm Loans	—	—	—	—	—	—

Total Business Loans	—	—	—	—	—	—

Total Loans	$4,396	$—	$4,396	$4,396	$443	$5,647

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table presents troubled debt restructurings segregated by class (in thousands, except number of loans):

December 31, 2017	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$3,047

Total	3	$4,871	$3,047

December 31, 2016	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$3,288

Total	3	$4,871	$3,288

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Totals at January 1, 2017	3	$3,288
Additional loans with concessions
Reductions due to:
Principal paydowns		(241)

Total at December 31, 2017	3	$3,047

The allocated allowance for loan losses attributable to restructured loans was $174,274 at December 31, 2017 and 2016.

The Company had no remaining availability under commitments to lend additional funds on these troubled debt restructurings at December 31, 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2017 (in thousands):

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$23,720	$2,116	$87	$—	$—	$25,923
Farmland	15,496	377	1,032	—	—	16,905
1-4 Family Mortgages	82,227	5,615	8,083	—	—	95,925
Commercial Real Estate	143,271	41,833	6,632	—	—	191,736

Total Real Estate Loans	264,714	49,941	15,834	—	—	330,489

Business Loans:
Commercial and Industrial Loans	55,081	2,990	133	—	—	58,204
Farm Production and Other Farm Loans	853	9	60	—	—	922

Total Business Loans	55,934	2,999	193	—	—	59,126

Consumer Loans:
Credit Cards	1,304	—	6	—	—	1,310
Other Consumer Loans	14,414	71	137	58	—	14,680

Total Consumer Loans	15,718	71	143	58	—	15,990

Total Loans	$336,366	$53,011	$16,170	$58	$—	$405,605

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2017	2016	2015
Real Estate:
Land Development and Construction	$97,685	$(17,677)	$(8,700)
Farmland	—	(934)	(5,156)
1-4 Family Mortgages	40,682	154,387	149,014
Commercial Real Estate	—	2,387,956	415,413

Total Real Estate Loans	138,367	2,523,732	550,571

Business Loans:
Commercial and Industrial Loans	164,191	(8,230)	1,585
Farm Production and other Farm Loans	—	—	—

Total Business Loans	164,191	(8,230)	1,585

Consumer Loans:
Credit Cards	(6,654)	9,285	15,493
Other Consumer Loans	44,526	(18,936)	57,661

Total Consumer Loans	37,872	(9,651)	73,154

Total Net Chargeoffs	$340,430	$2,505,851	$625,310

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2017, 2016 and 2015:

	Real	Business
2017	Estate	Loans	Consumer	Total

Beginning Balance	$3,117,134	$257,554	$528,108	$3,902,796

Provision for possible loan losses	(827,052)	253,418	30,496	(543,138)

Chargeoffs	168,841	165,685	102,567	437,093

Recoveries	30,474	1,494	64,695	96,663

Net chargeoffs	138,367	164,191	37,872	340,430

Ending Balance	$2,151,715	$346,781	$520,732	$3,019,228

Period end allowance allocated to:
Loans individually evaluated for impairment	$442,589	$—	$—	$442,589

Loans collectively evaluated for impairment	1,709,126	346,781	520,732	2,576,639

Ending Balance	$2,151,715	$346,781	$520,732	$3,019,228

	Real	Business
2016	Estate	Loans	Consumer	Total

Beginning Balance	$5,238,895	$643,248	$591,560	$6,473,703

Provision for possible loan losses	401,971	(393,924)	(73,103)	(65,056)

Chargeoffs	2,567,499	8,035	65,311	2,640,845

Recoveries	43,767	16,265	74,962	134,994

Net chargeoffs	2,523,732	(8,230)	(9,651)	2,505,851

Ending Balance	$3,117,134	$257,554	$528,108	$3,902,796

Period end allowance allocated to:
Loans individually evaluated for impairment	$749,090	$37,803	$—	$786,893

Loans collectively evaluated for impairment	2,368,044	219,751	528,108	3,115,903

Ending Balance	$3,117,134	$257,554	$528,108	$3,902,796

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

2015	Real Estate	Business Loans	Consumer	Total

Beginning Balance	$5,202,151	$873,815	$466,360	$6,542,326

Provision for possible loan losses	587,315	(228,982)	198,354	556,687

Chargeoffs	625,556	32,258	164,091	821,905

Recoveries	74,985	30,673	90,937	196,595

Net chargeoffs	550,571	1,585	73,154	625,310

Ending Balance	$5,238,895	$643,248	$591,560	$6,473,703

Period end allowance allocated to:
Loans individually evaluated for impairment	$2,996,708	$—	$—	$2,996,708

Loans collectively evaluated for impairment	2,242,187	643,248	591,560	3,476,995

Ending Balance	$5,238,895	$643,248	$591,560	$6,473,703

The Company’s recorded investment in loans as of December 31, 2017 and 2016 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2017	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$4,396	$—	$—	$4,396

Loans collectively evaluated for impairment	326,093	59,126	15,990	401,209

	$330,489	$59,126	$15,990	$405,605

	Real	Business
2016	Estate	Loans	Consumer	Total
Loans individually evaluated for impairment	$6,938	$126	$—	$7,064

Loans collectively evaluated for impairment	313,722	54,400	19,466	387,588

	$320,660	$54,526	$19,466	$394,652

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2017 and December 31, 2016:

	2017	2016
Land and buildings	$27,610,855	$25,022,259
Furniture, fixtures and equipment	15,954,422	15,632,170

	43,565,277	40,654,429

Less accumulated depreciation	22,993,726	21,990,345

Total	$20,571,551	$18,664,084

Depreciation expense for the years ended December 31, 2017, 2016 and 2015, respectively, was $1,003,381, $980,514 and $1,040,207.

Note 6. Deposits

The composition of deposits as of December 31, 2017 and December 31, 2016 is as follows:

	2017	2016
Non-interest bearing	$159,291,356	$149,512,941
NOW and money market accounts	306,047,053	340,180,286
Savings deposits	77,784,876	73,745,005
Time deposits, $250,000 or more	36,237,241	43,060,799
Other time deposits	141,324,973	153,653,309

Total	$720,685,499	$760,152,340

The scheduled maturities of time deposits at December 31, 2017 are as follows:

Year Ending December 31,	Amount
2018	$140,515,847
2019	32,469,001
2020	2,978,646
2021	18,542
2022	1,580,178

$177,562,214

Interest expense for time deposits over $250,000 was approximately $243,000, $236,000 and $240,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($1,740,200 included in other assets at December 31, 2017) and qualifying first mortgages and other loans. As of December 31, 2017, the balance in qualifying first mortgages and other loans was $169,925,797. At December 31, 2017 and December 31, 2016, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at		Interest Rate	Final Maturity
December 31,
2017	2016
$20,000,000	$20,000,000	2.53	January 9, 2018
10,000,000	—	1.60	January 5, 2018

The scheduled payments for the next five years are as follows:

Year Due	Payment
2018	$30,000,000
2019	—
2020	—
2021	—
2022	—

As of the date of this report, the Company had paid off all FHLB advances at their respective maturities and currently do not have any outstanding advances. Although the Company does not plan to secure another FHLB advance in the near future, it will do so if warranted by the liquidity needs at that time.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2017	2016	2015
BOLI Insurance	$528,425	$511,854	$568,000
Mortgage Loan Origination Income	340,395	451,476	362,611
Other Income	446,144	385,586	1,228,796

Total Other Income	$1,314,964	$1,348,916	$2,159,407

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Operating Expense	2017	2016	2015
Advertising	$649,612	$783,303	$793,282
Office Supplies	1,008,541	702,705	591,177
Legal and Audit Fees	515,273	497,986	408,066
FDIC and State Assessment	417,047	702,705	751,979
Telephone Expense	529,747	446,628	431,761
Postage and Freight	544,722	499,611	478,764
Loan Collection Expense	471,779	380,093	205,549
Other Losses	463,415	445,792	243,172
Debit Card/ATM expense	413,058	378,748	337,476
Travel and Convention	254,594	254,229	247,416
Other expenses	2,802,677	2,582,683	2,581,874

Total Other Expense	$8,070,465	$7,674,483	$7,070,516

Other losses in 2017, 2016 and 2015 include the write-down on OREO in the amount of $234,042, $220,419 and $0, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes

The consolidated provision for income taxes consists of the following:

	2017	2016	2015
Currently payable
Federal	$257,886	$884,743	$2,288,766
State	(72,489)	53,015	276,519

	185,397	937,758	2,565,285
Deferred tax expense (benefit)	3,885,194	673,977	(86,251)

Income tax expense	$4,070,591	$1,611,735	$2,479,034

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2017	2016	2015
Federal taxes based on statutory rate	$2,643,207	$2,838,452	$3,423,098
State income taxes, net of federal benefit	(47,843)	46,972	182,503
Tax-exempt investment interest	(1,074,443)	(1,133,970)	(928,246)
Revaluation of net deferred tax assets as a result of the Tax Cuts and Jobs Act	2,558,859	—	—
Other, net	(9,189)	(139,719)	(198,321)

Income tax expense	$4,070,591	$1,611,735	$2,479,034

The Tax Cuts and Jobs Act (the “Tax Act”), enacted on December 22, 2017, among other things, permanently lowered the statutory federal corporate tax rate from 35% to 21%, effective for tax years including or beginning January 1, 2018. Under the guidance of ASC 740, “Income Taxes” (“ASC 740”), the Company revalued its net deferred tax assets on the date of enactment based on the reduction in the overall future tax benefit expected to be realized at the lower tax rate implemented by the new legislation. After reviewing the Company’s inventory of deferred tax assets and liabilities on the date of enactment and giving consideration to the future impact of the lower corporate tax rates and other provisions of the new legislation, the Company’s revaluation of its net deferred tax assets was $2,588,859, which was included in “Income tax expense” in the Consolidated Statements of Income. Although in the normal course of business the Company is required to make estimates and assumptions for certain tax items which cannot be fully determined at period end, the Company did not identify items for which the income tax effects of the Tax Act have not been completed as of December 31, 2017 and, therefore, considers its accounting for the tax effects of the Tax Act on its deferred tax assets and liabilities to be complete as of December 31, 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

At December 31, 2017 and December 31, 2016, net deferred tax assets consist of the following:

	2017	2016
Deferred tax assets
Allowance for loan losses	$753,297	$1,455,743
Deferred compensation liability	2,150,913	3,375,924
Alternative minimum tax	667,280	—
Unrealized loss on securities available-for-sale	2,734,500	6,376,702
Other	608,913	576,946

Total	6,914,903	11,785,315
Deferred tax liabilities
Premises and equipment	1,358,165	1,042,833
Other	193,988	107,813

Total	1,552,153	1,150,646

Net deferred tax asset	$5,362,750	$10,634,669

The net deferred tax asset was $5,362,750 and $10,634,669 at December 31, 2017 and 2016, respectively. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2017, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2017, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2014 through 2017. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2014 through 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2017 and December 31, 2016, and for the years ended December 31, 2017, 2016 and 2015, is as follows:

Balance Sheets

December 31, 2017 and 2016

	2017	2016
Assets
Cash (1)	$2,369,429	$1,444,895
Investment in bank subsidiary (1)	85,729,466	82,996,430
Other assets (1)	352,145	618,070

Total assets	$88,451,040	$85,059,395

Liabilities
Other liabilities	$—	$—

Shareholders’ equity	88,451,040	85,059,395

Total liabilities and shareholders’ equity	$88,451,040	$85,059,395

(1)	Fully or partially eliminates in consolidation.

Income Statements

Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Interest income (1)	$1,902	$2,379	$1,896

Other income
Dividends from bank subsidiary (1)	5,472,000	4,104,001	5,568,900
Equity in undistributed earnings of bank subsidiary (1)	(1,348,757)	2,845,152	2,191,684
Other income	—	—	—

Total other income	4,123,243	6,949,153	7,760,584

Other expense	459,935	355,256	275,744

Income before income taxes	3,665,210	6,596,276	7,486,736
Income tax benefit	(38,338)	(140,378)	(102,165)

Net income	$3,703,548	$6,736,654	$7,588,901

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

Statements of Cash Flows

Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015
Cash flows from operating activities
Net income	$3,703,548	$6,736,654	$7,588,901
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed loss (earnings) of the Bank	1,348,757	(2,845,152)	(2,191,684)
Stock compensation expense	210,735	186,425	117,300
(Decrease) increase in other assets	265,925	(143,602)	(103,168)

Net cash provided by operating activities	5,528,965	3,934,325	5,411,349

Cash flows from financing activities
Dividends paid to shareholders	$(4,697,056)	$(4,686,325)	$(4,540,748)
Repurchase of company stock	—	—	(390,205)
Excess tax benefit from equity grants	—	—	1,001
Proceeds from stock option exercises	92,625	—	27,000

Net cash used by financing activities	(4,604,431)	(4,686,325)	(4,902,952)

Net increase in cash	924,534	(752,000)	508,397

Cash, beginning of year	1,444,895	2,196,895	1,688,498

Cash, end of year	$2,369,429	$1,444,895	$2,196,895

The Bank is required to obtain approval from state regulators before paying dividends.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Activity in related party loans is detailed in tabular form in Note 4 of the notes to the Financial Statements.

Deposits from related parties at December 31, 2017 and December 31, 2016 approximated $6,482,221 and $7,755,582, respectively.

Note 12. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2017 and December 31, 2016, commitments related to unused lines of credit were $46,405,869 and $37,194,220, respectively, and standby letters of credit were $2,842,010 and $3,456,180, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2018	$292,169
2019	242,776
2020	216,528
2021	216,528
2022	216,528

$1,184,529

The total rental expense included in the income statements for the years ended December 31, 2017, 2016 and 2015 is $107,418, $118,805 and $111,684, respectively.

Note 14. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2017, 2016 and 2015, the Company’s contributions were $538,495, $520,488 and $496,363, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $189,966, $183,824 and $179,552 for the plan years ended December 31, 2017, 2016 and 2015, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $521,991, $584,319 and $640,291 for the plan years ended December 31, 2017, 2016 and 2015, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2017, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

Beginning January 1, 2015, the Bank began to comply with the Basel III rules, although the rules will not be fully phased-in until January 1, 2019. Among other things, the final Basel III rules will impact regulatory capital ratios of banking organizations in the following manner, when fully phased in:

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

As of December 31, 2017 and 2016, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios (amounts in thousands):

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2017
Citizens Holding Company
Tier 1 leverage ratio	$93,527	9.17%	$51,005	5.00%	$40,804	4.00%
Common Equity tier 1 capital ratio	93,527	9.17%	66,307	6.50%	45,905	4.50%
Tier 1 risk-based capital ratio	93,527	17.93%	41,737	8.00%	31,303	6.00%
Total risk-based capital ratio	96,546	18.51%	52,171	10.00%	41,737	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$89,243	8.75%	$50,978	5.00%	$40,782	4.00%
Common Equity tier 1 capital ratio	89,243	8.75%	66,271	6.50%	45,880	4.50%
Tier 1 risk-based capital ratio	89,243	17.12%	41,708	8.00%	31,281	6.00%
Total risk-based capital ratio	92,262	17.70%	52,136	10.00%	41,708	8.00%

December 31, 2016
Citizens Holding Company
Tier 1 leverage ratio	$92,629	9.22%	$50,258	5.00%	$40,207	4.00%
Common Equity tier 1 capital ratio	92,629	9.22%	65,336	6.50%	45,232	4.50%
Tier 1 risk-based capital ratio	92,629	17.92%	41,354	8.00%	31,016	6.00%
Total risk-based capital ratio	96,532	18.67%	51,693	10.00%	41,354	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$90,566	9.02%	$50,229	5.00%	$40,183	4.00%
Common Equity tier 1 capital ratio	90,566	9.02%	65,298	6.50%	45,206	4.50%
Tier 1 risk-based capital ratio	90,566	17.53%	41,329	8.00%	30,997	6.00%
Total risk-based capital ratio	94,469	18.29%	51,661	10.00%	41,329	8.00%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2017:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$176,448,558	$—	$176,448,558
Mortgage-backed securities	—	208,423,057	—	208,423,057
State, County, Municipals	—	117,100,535	—	117,100,535
Other Investments	—	—	3,074,227	3,074,227

	$—	$501,972,150	$3,074,227	$505,046,377

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2016:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$199,966,608	$—	$199,966,608
Mortgage-backed securities	—	148,264,710	—	148,264,710
State, County, Municipals	—	144,922,150	—	144,922,150
Other Investments	—	—	2,971,106	2,971,106

	$—	$493,153,468	$2,971,106	$496,124,574

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2017 and December 31, 2016.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2017	2016
Balance at January 1	$2,971,106	$2,915,709
Principal payments received	(4,466)	(69,631)
Unrealized gains included in other comprehensive income	107,587	125,028

Balance at December 31	$3,074,227	$2,971,106

As of December 31, 2017 and December 31, 2016, management determined, based on the current credit ratings, known defaults and deferrals by the underlying banks and the degree to which future defaults and deferrals would be required to occur before the cash flow for the Company’s tranche is negatively impacted, that no other-than-temporary impairment exists.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2017 and 2016 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2017
Impaired loans	$—	$—	$544,502	$544,502
Other real estate owned	—	—	1,307,250	1,307,250

	$—	$—	$1,851,752	$1,851,752

December 31, 2016
Impaired loans	$—	$—	$3,591,516	$3,591,516
Other real estate owned	—	—	1,893,949	1,893,949

	$—	$—	$5,485,465	$5,485,465

Impaired loans with a carrying value of $4,396,293 and $7,064,185 had an allocated allowance for loan losses of $442,589 and $786,893 at December 31, 2017 and December 31, 2016, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $234,042 and $220,419 was necessary and was recorded during the year ended December 31, 2017 and December 31, 2016, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

Federal Funds Sold and Securities Sold Under Agreement to Repurchase

Due to the short-term nature of these instruments, the carrying amount is equal to the fair value.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2017 and December 31, 2016:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2017		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$17,962,990	$17,962,990	$—	$—	$17,962,990
Interest bearing deposits with banks	1,532,420	1,532,420	—	—	1,532,420
Securities available-for-sale	505,046,377	—	501,972,150	3,074,227	505,046,377
Net loans	402,390,574	—	—	401,706,081	401,706,081

Financial liabilities
Deposits	$720,685,499	$543,123,284	$—	$177,698,280	$720,821,564
Federal Home Loan Bank advances	30,000,000	—	—	30,005,541	30,005,541
Securities Sold under Agreement to Repurchase	142,497,938	142,497,938	—	—	142,497,938

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2016		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$21,688,557	$21,688,557	$—	$—	$21,688,557
Interest bearing deposits with banks	48,603,182	48,603,182	—	—	48,603,182
Securities available-for-sale	496,124,574	—	493,153,468	2,971,106	496,124,574
Net loans	390,148,343	—	—	391,106,337	391,106,337

Financial liabilities
Deposits	$760,152,340	$563,440,632	$—	$196,859,851	$760,300,483
Federal Home Loan Bank advances	20,000,000	—	—	20,283,999	20,283,999
Securities Sold under Agreement to Repurchase	150,282,913	150,282,913	—	—	150,282,913

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock Based Compensation

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2016. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2017 or 2016, therefore no calculations were required in 2017 or 2016 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.

During 2017, the Company’s directors received restricted stock grants totaling 7,500 shares of common stock at a then market value of $24.03 per share and in 2016 received 7,500 shares of common stock at a then market value of $21.51 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2017 was $180,225 and will be recognized over the one-year restriction period at a cost of $15,019 per month less deferred taxes of $3,747 per month. The grant date fair value of the shares granted in 2016 was $161,325 and was recognized over the one-year restriction period at a cost of $13,444 per month less deferred taxes of $4,397 per month.

During 2015, 7,500 shares of restricted stock was granted to the Chief Executive Officer (CEO) that would vest according to a stock performance schedule over the next five years. The stock performance for the Company met the goal for 2016 and the CEO became vested in 20%, or 1,500 shares of the restricted stock at an expense of $31,725. Again in 2017, the Company met 20% of its goal and the CEO became vested in an additional 1,500 shares of the restricted stock at an expense of $36,810.

During 2017 and 2016, the Company recorded expense of $210,735 and $186,425 and recorded deferred taxes in the amounts of $43,395 and $57,700, respectively, related to all of the restricted shares.

At December 31, 2017, there were 12,000 shares non-vested with $60,075 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2017, 2016 and 2015:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2015	96,000	$21.30	46,500	$22.06
Granted	—	—	—	—
Exercised	—	—	(1,500)	18.00
Expired	(9,000)	20.00	(22,000)	21.95

Outstanding at December 31, 2015	87,000	$21.35	23,000	$23.46

Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(9,000)	23.70	(23,000)	23.46

Outstanding at December 31, 2016	78,000	$21.08	—	$—

Granted	—	—	—	—
Exercised	(6,000)	20.94	—	—
Expired	(9,000)	22.00	—	—

Outstanding at December 31, 2017	63,000	$20.96	—	$—

Options exercisable at:
December 31, 2017	63,000	$20.96	—	$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2017, 2016 and 2015

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

	Options	Weighted	Weighted Average
Range of Exercise Prices	Outstanding	Average Price	Life Remaining
$15.01 to $20.00	24,000	18.43	2 years, 6 months
$20.01 to $22.50	25,500	20.83	1 year, 11 months
$22.51 and above	13,500	25.72	2 years, 4 months

Total	63,000	$20.96	2 years, 3 months

The intrinsic value of options granted under the Directors’ Plan at December 31, 2017 was $169,785 and the intrinsic value of the Employees’ Plan at December 31, 2017 was $0 for a total intrinsic value at December 31, 2017 of $169,785. Additionally, the total intrinsic value of options exercised during 2017 and 2016 was $18,825 and $0, respectively.

There were no options granted during 2017 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2017, 2016 and 2015

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2017, 2016 and 2015. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Over the past three years, the Company has experienced growth in total assets and total deposits as management has capitalized on opportunities for organic growth within the Company’s market area and the addition of a loan production office in 2016. Total assets increased over the three-year period by $72.0 million or 7.8%. In the three-year period, net income decreased in the periods ended December 31, 2017 and 2016 after increasing in 2015. Although the cost of deposits remained stable in all three years, the interest received on earning assets continued to decrease and the net interest margin decreased in all three years. Loan loss provisions decreased in all three years from 2015 to 2017. Regardless of the decreases in the interest margins, management believes it has made appropriate provisions for loan losses.

During 2017 as compared to 2016, the Company’s total assets decreased by $32,116,079, or 3.1%, loans increased by $12,242,231, or 3.1%, and total deposits decreased by $39,466,841, or 5.2%. Loans increased in 2017 due to the addition of a loan production office in North Mississippi and the addition of additional loan officers in the Company’s service area. Certificates of deposit ended 2017 at $177,562,214, or 9.7% lower than 2016. Demand, NOW, savings and money market accounts increased $20,314,947, or 3.6% from December 31, 2016 to $543,123,285 at December 31, 2017.

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

In 2017, the Company’s net income after taxes decreased to $3,703,548, a decrease of $3,033,106 from 2016. The bulk of this decline was an increase in income taxes that resulted from the Tax Cuts and Jobs Act of 2017 that was signed into law on December 22, 2017. This change in the corporate tax rate required the Company to revalue its net deferred tax assets at the new rate of 21% and to adjust those taxes through the income tax expense on the income statement. This resulted in an increase in the income tax expense related to this in the amount of $2,588,859. Net interest income increased in 2017 primarily due to an increase in interest income on interest earning assets and a decrease in the provision for loan losses. An increase in non-interest income partially offset the increase in non-interest expense which contributed to the decrease in net income for 2017. Net income for 2017 produced, on a fully diluted basis after the deferred tax asset adjustment, earnings per share of $1.38 compared to $0.76 in 2017 and $1.38 for 2016.

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

The Company’s return on average assets (“ROA”) was 0.62% in 2017, compared to 0.86% in 2016 and 0.80% in 2015. The Company’s return on average equity (“ROE”) was 7.01% in 2017, 7.34% in 2016 and 9.01% in 2015. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 9.26% in 2015 to 9.22% in 2016 and decreased to 9.17% in 2017. The ROE in 2017, 2016 and 2015 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s income increasing in 2015 before decreasing in 2016 and 2017 and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 126.32% of 2017 earnings per share, as compared to 69.57% in 2015 and 59.62% in 2015. The leverage capital ratio of 9.17% in 2017 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

The Company’s net interest income, non-interest income and income from continuing operations are not directly affected by inflation and changing prices although these factors could influence our customers’ ability to repay loans or cause them to withdraw deposits. The impact of a slowdown in loan repayments could be felt in both liquidity and income. It could affect liquidity by reducing the amount of cash available for new loans and income by increasing the amount of the provision for loan loss expense due to loans that are charged off.

Liquidity is discussed in more detail beginning on page 90 of this report under the heading, Liquidity and Rate Sensitivity. The Company did not have any commitments at December 31, 2017 that would require a material expenditure of capital resources.

The Company is not aware of any developments that would have material impact on its revenues or net income. Interest rate increases are being projected for 2018 and beyond but it is difficult to know the frequency and size of these increases. A measured increase in interest rates could have the effect of increasing revenues and net income.

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

Stock Based Compensation

The Company recognizes stock compensation expenses in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”). Generally, all options granted to employees and directors fully vest six months and one day after the date of grant, rather than vesting in tranches over a specified period. The Company utilizes the Black-Scholes valuation model to determine the fair value of stock options. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation—Stock Compensation” (“ASC 718”). The Black-Scholes model requires the use of certain assumptions, including the volatility of the Company’s stock price, the expected life of the option, the expected dividend rate and the discount rate. The Company does not currently expect to change the model or its methods for determining the assumptions underlying the valuation of future stock option grants. For more information on the Company’s stock options and the assumptions used to calculate the expense of such options, please refer to Note 1, “Summary of Significant Accounting Policies,” and Note 17, “Stock Based Compensation” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2017	2016	2015	2014	2013
Summary of Earnings

Total Interest Income	$30,505	$30,169	$30,965	$31,380	$32,116
Total Interest Expense	3,343	3,098	3,077	3,018	4,080
Provision for loan losses	(543)	(65)	556	923	2,204
Non-interest income	8,296	7,692	8,327	8,163	7,816
Non-interest expense	28,227	26,480	25,591	26,324	24,728
Income tax expense	4,070	1,612	2,479	1,828	1,770
Net Income	3,704	6,737	7,589	7,450	7,150

Per Share Data

Earnings-basic	$0.76	$1.38	$1.56	$1.53	$1.47
Earnings-diluted	0.76	1.38	1.56	1.53	1.47
Cash dividends	0.96	0.96	0.93	0.89	0.88
Book value at year end	18.07	17.42	17.73	16.78	13.61

Selected Year End Actual Balances

Loans, net of unearned income	$406,605	$394,051	$429,582	$390,960	$392,183
Allowance for loan losses	3,019	3,903	6,474	6,542	8,077
Investment Securities	505,046	496,125	428,308	386,562	398,176
Earning assets	910,283	935,957	894,765	833,845	785,592
Total assets	993,096	1,025,212	973,505	921,061	873,069
Deposits	720,685	760,152	753,405	696,094	654,630
Long term borrowings	20,000	20,000	20,000	20,000	33,626
Shareholders’ equity	88,451	85,059	86,425	81,858	66,266

Selected Year End Average Balances

Loans, net of unearned income	$395,217	$409,367	$412,161	$389,720	$371,200
Allowance for loan losses	3,586	5,051	6,637	7,902	7,078
Investment securities	511,133	475,714	421,729	396,806	419,461
Earning assets	929,260	917,366	863,830	798,432	801,549
Total assets	1,013,177	996,266	945,270	884,688	882,285
Deposits	762,983	766,264	725,116	682,444	650,931
Long term borrowings	20,000	20,042	20,056	35,593	58,192
Shareholders’ equity	90,230	91,766	84,250	73,219	79,458

	2017	2016	2015	2014	2013

Selected Ratios

Return on average assets	0.62%	0.68%	0.80%	0.84%	0.81%
Return on average equity	7.01%	7.34%	9.01%	10.17%	9.00%
Dividend payout ratio	126.32%	69.57%	59.62%	58.17%	59.86%
Equity to year end assets	8.91%	8.30%	8.88%	8.89%	7.59%
Total risk-based capital to risk-adjusted assets	18.51%	18.67%	17.54%	17.84%	17.49%
Leverage capital ratio	9.17%	9.22%	9.26%	9.60%	9.63%
Efficiency ratio	76.35%	71.49%	68.69%	70.09%	67.52%

NET INCOME

Net income for 2017 decreased by 45.0% to $3,703,548 or $0.76 per share-basic and -diluted, from $6,736,654 or $1.38 per share-basic and -diluted for 2016. The provision for loan losses for 2017 was a negative $543,138 as compared to negative $65,056 in 2016. The increase in the negative loan loss provision for 2017 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions and low level of prior years’ loan losses offset by the increase in the balance of loans outstanding. Non-interest income increased by $604,544, or 7.9%, and non-interest expense increased by $1,747,768 or 6.6%, in 2017. Non-interest income for 2017 increased primarily due to an increase in other service charges and fees. Non-interest expense increased due to an increase in salaries and benefits, loan collection expense and office supplies.

Net income for 2016 decreased by 11.2% to $6,736,656 or $1.38 per share-basic and -diluted, from $7,588,901 or $1.56 per share-basic and -diluted for 2015. The provision for loan losses for 2016 was a negative $65,056 as compared to positive $556,687 in 2015. The decrease in the loan loss provision for 2016 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions and the decrease in the balance of loans outstanding. Non-interest income decreased by $636,109, or 7.6%, and non-interest expense increased by $888,684 or 3.5%, in 2016. Non-interest income for 2016 decreased primarily due to a decrease in gains from the sale of repossessed assets offset partially by an increase in other service charges and fees. Non-interest expense increased due to an increase in salaries and benefits writedowns on other real estate, loan collection expense and office supplies.

Net income for 2015 increased by 1.9% to $7,588,901 or $1.56 per share-basic and -diluted, from $7,449,759, or $1.53 per share-basic and -diluted for 2014. The provision for loan losses for 2015 was $556,687 as compared to $923,397 in 2014. The decrease in the loan loss provision for 2015 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $164,955, or 2.0%, and non-interest expense decreased by $732,745 or 2.8%, in 2015. Non-interest income for 2015 increased primarily due to an increase in ATM transaction service charges offset partially by a decrease in overdraft charges. Non-interest expense decreased due to a decrease in writedowns on other real estate, loan collection expense, depreciation expense, office supplies and increases in salaries and benefits.

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

Net interest income on a tax equivalent basis was $28,339,000, $28,270,000 and $28,855,000 for the years 2017, 2016 and 2015, respectively. Net interest margin was 3.01%, 3.07% and 3.33% for the same periods. During 2017, the yields on interest earning assets declined and the rates paid on interest bearing deposits increased slightly. In 2017 as compared to 2016, interest-bearing assets increased by $21.9 million, or 2.4% and interest-bearing liabilities increased by $13.1 million, or 1.7%. For the year ended December 31, 2017, the average yield on earnings assets was 3.36%, a decrease of 4 basis points compared to the average yield at December 31, 2016. The average rate paid on interest-bearing liabilities was 0.44%, an increase of 3 basis points compared to the average rate at December 31, 2016.

During 2016, the yields on interest earning assets declined less than the rates paid on interest bearing deposits. In 2016 as compared to 2015, interest-bearing assets increased by $51.3 million, or 5.9% and interest-bearing liabilities increased by $39.6 million, or 5.6%. For the year ended December 31, 2016, the average yield on earnings assets was 3.40%, a decrease of 28 basis points compared to the average yield at December 31, 2015. The average rate paid on interest-bearing liabilities was 0.41%, a decrease of 2 basis points compared to the average rate at December 31, 2015.

During 2015, the yields on interest earning assets declined less than the rates paid on interest bearing deposits with the largest decrease occurring in the rates paid on certificates of deposit. In 2015 as compared to 2014, interest-bearing assets increased by $50.4 million, or 6.2% and interest-bearing liabilities increased by $41.088 million, or 6.2%. For the year ended December 31, 2015, the average yield on earnings assets was 3.68%, a decrease of 28 basis points compared to the average yield at December 31, 2014. The average rate paid on interest-bearing liabilities was 0.43%, a decrease of 2 basis points compared to the average rate at December 31, 2014.

During this three-year period, loans outstanding increased in 2015, declined in 2016 and rose again in 2017. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2017, 2016 and 2015.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Loans:
Loans, net of unearned(1)	$394,684	$408,922	$411,687	$18,782	$19,012	$20,040	4.76%	4.65%	5.16%

Investment Securities
Taxable	392,626	353,794	335,538	8,178	7,590	8,027	2.08%	2.15%	2.39%
Tax-exempt	129,709	121,358	85,597	4,448	4,581	3,770	3.43%	3.77%	4.40%

Total Investment Securities	522,335	475,152	421,135	12,626	12,171	11,797	2.42%	2.56%	2.80%

Federal Funds Sold and Other	24,999	36,071	35,336	274	185	95	1.09%	0.51%	0.27%

Total Interest Earning Assets(1)(2)	942,018	920,145	868,158	31,682	31,368	31,932	3.36%	3.40%	3.68%

Non-Earning Assets	71,159	76,121	77,112

Total Assets	$1,013,177	$996,266	$945,270

Deposits:
Interest-bearing Demand
Deposits (3)	$347,260	$345,438	$300,636	$806	$730	$693	0.23%	0.21%	0.23%
Savings	74,923	72,127	64,967	133	122	111	0.14%	0.12%	0.17%
Time	189,359	202,261	216,488	983	992	1,040	0.52%	0.49%	0.48%

Total Deposits	611,542	619,826	582,091	1,922	1,844	1,844	0.31%	0.30%	0.32%

Borrowed Funds
Short-term Borrowings	130,248	108,884	106,988	907	740	720	0.70%	0.68%	0.67%
Long-term Borrowings	20,000	20,000	20,000	514	514	513	2.53%	2.53%	2.53%

Total Borrowed Funds	150,248	128,884	126,988	1,421	1,254	1,233	0.95%	0.97%	0.97%

Total Interest-Bearing
Liabilities (3)	761,790	748,710	709,079	3,343	3,098	3,077	0.44%	0.41%	0.43%

Non-Interest Bearing Liabilities
Demand Deposits	150,689	146,438	142,322
Other Liabilities	10,468	9,352	9,619
Shareholders’ Equity	90,230	91,766	84,250

Total Liabilities and Shareholders’ Equity	$1,013,177	$996,266	$945,270

Interest Rate Spread							2.92%	2.99%	3.24%

Net Interest Margin				$28,339	$28,270	$28,855	3.01%	3.07%	3.33%

Less
Tax Equivalent Adjustment				1,177	1,199	967

Net Interest Income				$27,162	$27,071	$27,888

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.

(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2017, 2016, and 2015.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2017	2016	2015
Average interest earning assets	$942,018	$920,145	$868,158
Average interest bearing liabilities	761,790	748,710	709,079

Net average interest earning assets	$180,228	$171,435	$159,079

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2015 through 2017. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 34%.

TABLE 4 – VOLUME/RATE ANALYSIS

	(in thousands) 2017 Change from 2016			2016 Change from 2015
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(678)	448	$(230)	$(129)	$(899)	$(1,028)
Taxable Securities	809	(221)	588	392	(829)	(437)
Non-Taxable Securities	286	(419)	(133)	1,350	(539)	811
Federal Funds Sold and Other	(121)	210	89	4	86	90

TOTAL INTEREST INCOME	$297	$17	$314	$1,617	$(2,181)	$(564)

INTEREST EXPENSE

Interest-bearing demand deposits	$4	72	76	$95	$(58)	37
Savings Deposits	4	7	11	9	2	11
Time Deposits	(67)	58	(9)	(70)	22	(48)
Short-term borrowings	149	18	167	13	7	20
Long-term borrowings	—	—	—	—	1	1

TOTAL INTEREST EXPENSE	$90	$155	245	$47	$(26)	21

NET INTEREST INCOME	$207	$(138)	$69	$1,570	$(2,155)	$(585)

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

Loan demand in the Company’s market improved after economic conditions began to show some improvement. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able in 2015 and 2017 to increase the amount of loans outstanding. The impact on the housing market caused by the opening of a casino on the nearby Choctaw Indian Reservation in 1995 has lessened. Real estate mortgage loans originated by the Company decreased by 1.9%, or $1,887,518 in 2017, by 6.0%, or $6,233,615, in 2016 and by 0.1%, or $124,295, in 2015 when compared to the prior year. The decrease in mortgage loans in all years reflects the weakness in the local housing markets and customers desire to lock in mortgage rates with a 30 year maturity.

Real estate construction loans increased by $2,130,518, or 9.0% in 2017 to $25,9923,036 when compared to the $23,792,518 at December 31, 2016. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. There is also a large amount of demand for these types of loans.

Commercial and agricultural loans decreased by $14,186,547, or 5.6% in 2017, increased by $12,882,886 or 4.9% in 2016 and decreased by $48,886,679, or 22.5% in 2015. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of the loans in this category.

Consumer loans decreased by $3,475,943, or 17.9% in 2017 and $7,159,006, or 26.9% in 2016 and after increasing $110,443, or 0.4% in 2015, compared to the prior year. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2017	2016	2015	2014	2013
Commercial, financial and agricultural	$267,767	$253,581	$266,464	$217,577	$233,632
Real estate - construction	25,923	23,793	33,133	43,233	27,224
Real estate - mortgage	95,925	97,812	104,046	104,170	105,489
Consumer	15,990	19,466	26,625	26,515	26,323

TOTAL LOANS	$405,605	$394,652	$430,268	$391,495	$392,668

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2017

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$61,833	$183,309	$22,625	$267,767
Real estate - construction	9,486	13,407	3,030	$25,923
Real estate - mortgage	16,278	62,729	16,918	$95,925
Consumer	7,212	8,392	386	$15,990

Total loans	$94,809	$267,837	$42,959	$405,605

SENSITIVITY TO CHANGES IN INTEREST RATES
	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$240,671	$21,409
Variable rates	27,166	21,550

Total loans	$267,837	$42,959

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2015, 2016 and 2017. The ratio of net loans charged off to average loans was 0.09% in 2017, 0.61% in 2016 and 0.15% in 2015. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2017 was a negative $543,138 compared to a negative $65,056 in 2016 and $556,687 in 2015. The decrease in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. At the end of 2017, the total allowance for loan losses was $3,019,228, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2017	2016	2015	2014	2013
BALANCE AT BEGINNING OF YEAR	$3,903	$6,474	$6,542	$8,078	$6,954

LOANS CHARGED-OFF

Commercial, financial and agricultural	166	2,397	457	2,213	915
Real estate - construction	112	—	—	249	1
Real estate - mortgage	57	179	201	149	223
Consumer	102	65	164	121	135

TOTAL CHARGE-OFFS	437	2,641	822	2,732	1,274

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	2	18	45	79	38
Real estate - construction	14	18	9	7	16
Real estate - mortgage	16	24	52	126	71
Consumer	64	75	91	61	69

TOTAL RECOVERIES	96	135	197	273	194

Net loans charged-off	341	2,506	625	2,459	1,080
Additions charged to operating expense	(543)	(65)	557	923	2,204

BALANCE AT END OF YEAR	$3,019	$3,903	$6,474	$6,542	$8,078

Loans, net of unearned, at year end	$405,410	$394,051	$429,582	$390,960	$392,183

Ratio of allowance to loans at year end	0.74%	0.99%	1.51%	1.67%	2.06%

Average loans - net of unearned	$395,216	$409,367	$412,172	$389,720	$371,200

Ratio of net loans charged-off to average loans	0.09%	0.61%	0.15%	0.63%	0.29%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2017	2016	2015	2014	2013
Commercial, financial and agricultural	$1,942	$2,434	$4,710	$4,352	$5,565
Real estate - construction	139	120	402	806	495
Real estate - mortgage	417	821	770	918	1,413
Consumer	521	528	592	466	604

Total	$3,019	$3,903	$6,474	$6,542	$8,077

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2017	2016	2015	2014	2013
Commercial, financial and agricultural	66.02%	64.25%	61.93%	55.58%	59.50%
Real estate - construction	6.39%	6.03%	7.70%	11.04%	6.93%
Real estate - mortgage	23.65%	24.78%	24.18%	26.61%	26.86%
Consumer	3.94%	4.93%	6.19%	6.77%	6.70%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, increased in 2017 even though the Company maintained tight credit standards and the competition for loans was strong. Commercial, financial and agricultural loans along with real estate construction loans increased and real estate mortgage and consumer loans decreased. In 2016 as compared to 2015, loans in all classifications decreased. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2017 was 0.98% compared to 1.13% in 2016. OREO decreased in 2017 after increasing in 2016 due to more foreclosures in 2016 and by the sale of several parcels that were acquired in foreclosure in previous years.

Loans on non-accrual status amounted to $7,582,017 in 2017 as compared to $8,879,393 in 2016 and $14,422,613 in 2015. Interest income forgone on loans classified as non-accrual in 2017 was $412,915 as compared to $651,560 in 2016 and $732,268 in 2015. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2017	2016	2015	2014	2013
PRINCIPAL BALANCE

Non-accrual	$7,582	$8,879	$14,423	$11,854	$13,592
Accruing loans 90 days or more past due	807	206	76	880	2,095
Troubled debt restructurings	3,047	3,288	3,858	4,741	7,119

TOTAL NON-PERFORMING LOANS	$11,436	$12,373	$18,357	$17,475	$22,806

Income on non-accrual loans not recorded	$413	$652	$732	$820	$814

Non-performing as a percent of loans	2.82%	3.14%	4.26%	4.46%	5.81%

Other real estate owned	$3,980	$4,443	$3,573	$4,052	$3,751

OREO as a percent of loans	0.98%	1.13%	0.83%	1.04%	0.96%

Allowance as a percent of non-performing loans	26.40%	31.54%	35.27%	37.44%	35.42%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management evaluates the Company’s loans for impairment under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2017, 2016 and 2015 were $4,396,293, $7,064,185 and $15,581,418, respectively.

This table details the impaired loans by category for years ending 2017, 2016 and 2015.

	AT DECEMBER 31,
	2017	2016	2015
Commercial, financial and agricultural	$4,093,052	$5,615,902	$12,368,556
Real estate - construction	—	—	75,070
Real estate - mortgage	303,241	1,448,283	3,102,372
Consumer	—	—	35,420

Total loans	$4,396,293	$7,064,185	$15,581,418

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

At December 31, 2017, loans totaling $18,700,847 were included on the Company’s watch list compared to $23,720,295 at December 31, 2016. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2017, the Company classified its securities as AFS. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2015 through 2017 and the maturity distribution at December 31, 2017, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2017	2016	2015
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$180,648	$207,081	$83,826
Mortgage Backed Securities	213,707	152,766	92,603
State, County and Municipal Obligations	118,786	150,504	87,948
Other Securities	2,865	2,870	2,931

TOTAL SECURITIES AVAILABLE-FOR-SALE	$516,006	$513,221	$267,308

	2017	2016	2015
SECURITIES HELD-TO-MATURITY
U. S. Government Agencies	$—	$—	$161,043

TOTAL SECURITIES HELD-TO-MATURITY	$—	$—	$161,043

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$59,000	1.86%	$40,701	1.96%	$80,947	2.21%
Mortgage Backed Securities	—	0.00%	5,051	2.16%	—	0.00%	208,656	2.29%
State, County and Municipal(2)	3,399	6.95%	11,836	4.94%	14,991	3.84%	88,560	3.20%
Other Securities	—	0.00%	—	0.00%	—	0.00%	2,865	2.78%

TOTAL AVAILABLE-FOR-SALE	$3,399	5.13%	$75,887	5.05%	$55,692	3.12%	$381,028	3.04%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 34% and a state tax rate of 5%.

The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2017. This change is not used in the Tier 1 capital calculation.

As detailed in Table 9, the security portfolio increased $2.8 million or 0.5% in 2017, increased $84.9 million or 19.8% in 2016 and decreased $43.1 million or 11.2% in 2015. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2017 and 2016 due to customers desiring to stay short and liquid with their deposits. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $100,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2017		2016		2015
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$150,689		$146,438		$142,322
Interest-bearing demand	347,260	0.23%	345,438	0.21%	300,636	0.23%
Savings	74,923	0.14%	71,127	0.12%	65,670	0.13%
Time deposits	189,359	0.52%	202,261	0.49%	216,488	0.48%

	$762,231	0.25%	$765,264	0.25%	$725,116	0.25%

MATURITY RANGES OF TIME DEPOSITS

OF $100,000 OR MORE

AS OF DECEMBER 31, 2017
3 months or less	$44,424
3 through 12 months	96,092
1 year to 3 years	35,412
over 3 years	1,635

$177,563

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2017	2016	2015
Short-term borrowings
Year-end balance	$153,998	$150,283	$104,298
Weighted average rate	0.75%	0.68%	0.68%

Maximum month-end balance	$203,549	$203,549	$136,833

Year to date average balance	$130,248	$108,884	$106,928
Weighted average rate	0.75%	0.68%	0.66%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2017, the Company had the capacity to borrow up to $214,925,797 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2017 the Company had borrowed $30,000,000 from the FHLB $1,500,000 in Federal Funds Purchased compared to $20,000,000 borrowed from the FHLB and $0 borrowed in Federal Funds Purchased at December 31, 2016. In 2017, the balances in Securities Sold Under Agreement to Repurchase decreased $7,784,975, or 5.2% to $142,497,938. In 2016, these balances increased to $150,282,913, an increase of $45,984,730, or 44.1%.

At the end of 2017, the Company had long-term debt in the amount of $20,000,000 to the FHLB for advances and $24,755 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2017 is listed below.

(in thousands)
2017
Less than one year	$20,000
One year to three years	4
Over three years	21

Total long-term borrowings	$20,025

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2015 through 2017 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

		% CHANGE		% CHANGE
	2017	FROM ‘16	2016	FROM ‘15	2015
NON-INTEREST INCOME
Service charges on deposit accounts	$4,239	11.88%	$3,789	-2.02%	$3,867
Other operating income	4,057	3.95%	3,903	-12.49%	4,460

TOTAL NON-INTEREST INCOME	$8,296	7.85%	$7,692	-7.63%	$8,327

NON-INTEREST EXPENSE
Salaries and employee benefits	$14,772	7.85%	$13,697	3.02%	$13,295
Occupancy expense, including equipment	5,385	5.42%	5,108	-2.24%	5,225
Other operating expense	8,070	5.15%	7,675	8.54%	7,071

TOTAL NON-INTEREST EXPENSE	$28,227	6.60%	$26,480	3.47%	$25,591

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

During 2017 as compared to 2016, non-interest income increased by $604,544, or 7.86%, when compared to 2016. An increase in other income and service charges on deposit accounts and in other service charges and fees was partially offset by a decrease in net gains on the sale of securities and other income.

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

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2017 as compared to 2016, non-interest expense increased by $1,747,768, or 6.6%, to $28,227,419. Included in this increase was an increase in salaries and benefits in the amount of $1,075,453, or 7.9% and in other expense in the amount of $395,982, or 5.2% and an increase in occupancy expense in the amount of $276,333, or 5.4%. The increase in other expense was in large part due to increased loan collection expense, increase in office supply expense caused by upgrades to bank branches and writedowns on other real estate.

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

In 2017, the Company’s efficiency ratio was 76.35%, compared to 71.49% in 2016 and 68.69% in 2015. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $5,362,750 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 52.36%, 19.31% and 24.62% in 2017, 2016 and 2015, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans and the impact on deferred tax assets due to tax reform. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2017 as compared to 2016, the Company experienced a decrease in deposits and an increase in loans outstanding. The increase in investment securities is mainly the result of the desire to invest funds not needed for funding current loan obligations and the desire to move funds from short term low yielding interest bearing deposits with other banks. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long- term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.

The Company increased its FHLB advances to $30,000,000 at year end, all of which will mature during 2018. The Company will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as AFS. All of the $505,046,377 in the investment securities portfolio is classified in the AFS category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2017, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2017 and 2016.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2017			2016
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$395,217	$(14,150)	-3.46%	$409,367	$(2,320)	-0.56%
Taxable securities	384,721	32,110	9.11%	352,611	17,074	5.09%
Tax-exempt securities	126,412	3,309	2.69%	123,103	37,506	43.82%
Federal funds sold and other	24,999	(11,072)	-30.70%	36,071	735	2.08%

TOTAL USES	$931,349	$10,197	1.11%	$921,152	$52,995	6.10%

FUNDING SOURCES

Noninterest-bearing deposits	$150,689	$4,251	2.90%	$146,438	$4,116	2.89%
Interest-bearing demand and savings deposits	422,935	27,370	6.92%	395,565	29,962	8.20%
Time deposits	189,359	(12,902)	-6.38%	202,261	(14,227)	-6.57%
Short-term borrowings	2,312	2,265	4819.15%	47	(13)	-21.67%
Commercial repo	127,937	19,053	17.50%	108,884	1,956	1.83%
Long-term debt	20,029	(13)	-0.06%	20,042	(6)	-0.03%

TOTAL SOURCES	$913,261	$40,024	4.58%	$873,237	$21,788	2.56%

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

During 2017 as compared to 2016, total capital increased even though total dividends were in excess of book earnings due to the issuance of stock in the form of restricted stock or option exercises in the amount of $300,935 and the transfer of stranded AOCI in the amount of $1,588,198 that resulted from the Tax Cut and Jobs Act of 2017.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2017, as noted below in Table 14—Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2017	2016	2015
Tier 1 capital
Shareholders’ equity	$88,452	$85,060	$86,425
Less: Intangibles	(3,150)	(3,150)	(3,150)
Add/less: Unrealized loss/(gain) on securities	8,225	10,719	7,117

TOTAL TIER 1 CAPITAL	$93,527	$92,629	$90,392

Total capital
Tier 1 capital	$93,527	$92,629	$90,392
Allowable allowance for loan losses	3,019	3,903	6,474

TOTAL CAPITAL	$96,546	$96,532	$96,866

RISK WEIGHTED ASSETS	$521,708	$516,925	$552,186

AVERAGE ASSETS (FOURTH QUARTER)	$1,020,107	$1,005,163	$976,448

TIER 1 LEVERAGE RATIO	9.17%	9.22%	9.26%

COMMON EQUITY TIER 1 CAPITAL RATIO	9.17%	9.22%	9.26%

TIER 1 RISK-BASED CAPITAL RATIO	17.93%	17.92%	16.37%

TOTAL RISK-BASED CAPITAL RATIO	18.51%	18.67%	17.54%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining the dividend payout ratio to approximately 85% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations, excluding deposits, of the Company as of December 31, 2017.

	Payments Due by Period
	(in thousands)
		Less than	1-3	3-5	Over 5
Contractual Obligations	Total	1 year	Years	Years	Years

Long Term Debt	$20,000	$20,000	$—	$—	$—
Operating Leases	1,184	292	459	433	—
Other Long-term Liabilities	25	—	4	21	—

Total	$21,209	$20,292	$463	$454	$—

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2017 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$164,315	$67,024
Total rate sensitive liabilities	319,020	95,981

Net gap	$(154,705)	$(28,957)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15—Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2017 and December 31, 2016.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2017

(in thousands)

	2018	2019	2020	2021	2022	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$82,965	$72,897	$58,986	$72,193	$39,682	$26,954	$353,677	$352,992
Average Int Rate	4.64%	4.89%	4.59%	4.40%	4.64%	3.23%	4.53%
Floating Rate	$3,086	$4,345	$8,896	$10,022	$815	$21,550	$48,714	$48,714
Average Int Rate	4.31%	4.11%	4.75%	3.18%	5.26%	5.38%	4.63%
Investment securities
Fixed Rate	$2,414	$1,877	$8,107	$26,894	$107,667	$366,182	$513,141	$502,181
Average Int Rate	4.98%	5.05%	2.96%	1.96%	2.09%	2.61%	2.50%
Floating Rate						$2,865	$2,865	$3,074
Average Int Rate						2.78%	2.78%
Other earning assets
Fixed Rate	$1,532						$1,532	$1,532
Average Int Rate	0.50%						0.50%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$524,167	$32,649	$2,979	$19	$1,580	$0	$561,394	$561,530
Average Int Rate	0.27%	0.62%	0.59%	0.55%	0.55%	0.00%	0.29%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate	$30,000						$30,000	$30,006
Average Int Rate	2.22%						2.22%
Floating Rate	$142,498						$142,498	$142,498
Average Int Rate	0.99%						0.99%

AS OF DECEMBER 31, 2016

(in thousands)

	2017	2018	2019	2020	2021	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$76,690	$38,268	$74,886	$70,308	$75,947	$20,546	$356,645	$353,099
Average Int Rate	4.64%	5.37%	4.82%	4.58%	4.42%	3.37%	4.62%
Floating Rate	$3,508	$2,000	$4,749	$1,200	$11,213	$15,337	$38,007	$38,007
Average Int Rate	3.76%	4.28%	3.39%	4.94%	2.49%	4.90%	3.86%
Investment securities
Fixed Rate	$2,422	$2,602	$2,554	$12,762	$66,778	$423,232	$510,350	$493,154
Average Int Rate	2.66%	3.04%	3.61%	2.74%	1.90%	2.25%	2.23%
Floating Rate						$2,971	$2,971	$2,971
Average Int Rate						2.08%	2.08%
Other earning assets
Fixed Rate	$48,603						$48,603	$48,603
Average Int Rate	0.50%						0.50%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$572,657	$35,638	$2,263	$56	$25	$0	$610,639	$610,785
Average Int Rate	0.27%	0.62%	0.59%	0.55%	0.55%	0.00%	0.29%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate		$20,000					$20,000	$20,284
Average Int Rate		2.53%					2.53%
Floating Rate	$150,283						$150,283	$150,283
Average Int Rate	0.68%						0.68%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16—Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2017. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2017

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$68,185	$57,875	$243,373	$24,517	$393,950
Investment securities	94,598	9,149	94,288	307,012	505,047
Interest Bearing Due From Bank Accounts	1,532	—	—	—	1,532

TOTAL INTEREST BEARING ASSETS	$164,315	$67,024	$337,661	$331,529	$900,529

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$69,942	$—	$93,255	$25,948	$189,145
Savings and Money Market deposits	31,787	—	53,091	135,757	220,635
Time deposits	44,793	95,981	36,789	—	177,563
Short term borrowings	152,498	—	—	—	152,498
Long term borrowings	20,000	—	25	—	20,025

TOTAL INTEREST BEARING LIABILITIES	$319,020	$95,981	$183,160	$161,705	$759,866

Rate sensitive gap	$(154,705)	$(28,957)	$154,501	$169,824	$140,663
Rate sensitive cumulative gap	(154,705)	(183,662)	(29,161)	140,663	—
Cumulative gap as a percentage of total earning assets	-17.18%	-20.39%	-3.24%	15.62%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90-day period as of December 31, 2017. This negative gap position was mainly due to: (1) a largest amount of investment securities that have call dates within that period; (2) the commercial repurchase accounts being classified in the 1 to 90 day category; (3) approximately 79.3% of certificates of deposit maturing during the next twelve months; and (4) a significant portion of the Company’s loans maturing after one year.

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

Short term interest rates have remained low in 2015, 2016 and most of 2017 in connection with the target Federal Funds rate by the Federal Reserve Bank. In December 2015, the Federal Reserve Bank increased its target Federal Funds rate to 50 basis points and again in December 2016 to 75 basis points. After the rate increase in 2015, medium term rates began to decline but rose again after the presidential election in November 2016. Since the inauguration, rates have begun to rise due to inflation fears caused by an economy that has begun to show signs of growth. Overall, the effect on the Company has been marginal. The Company’s net interest margin in 2017 was 3.01% and in 2016 was 3.07%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,469	$7,842	$7,544	$7,673
Interest Expense	807	830	825	881

Net Interest Income	6,662	7,012	6,719	6,792
Provision for Loan Losses	(151)	(30)	(74)	(288)
Non-interest Income	1,934	2,123	2,127	2,090
Non-interest Expense	7,109	6,911	6,887	7,321
Income Taxes	201	471	425	2,974

Net Income	$1,437	$1,783	$1,608	$(1,125)

Per common share:
Basic	$0.29	$0.37	$0.33	$(0.23)
Diluted	$0.29	$0.36	$0.33	$(0.23)

Cash Dividends	$0.24	$0.24	$0.24	$0.24

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,580	$7,625	$7,574	$7,390
Interest Expense	769	755	754	820

Net Interest Income	6,811	6,870	6,820	6,570
Provision for Loan Losses	61	(147)	184	(163)
Non-interest Income	1,815	1,908	2,080	1,889
Non-interest Expense	6,644	6,655	6,558	6,622
Income Taxes	395	491	406	320

Net Income	$1,526	$1,779	$1,752	$1,680

Per common share:
Basic	$0.31	$0.36	$0.36	$0.34
Diluted	$0.31	$0.36	$0.36	$0.34

Cash Dividends	$0.24	$0.24	$0.24	$0.24

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 2, 2018, the common stock’s closing price on NASDAQ was $21.95. The following table sets forth the high and low sales prices for the common stock as reported on NASDAQ, as well as the dividends declared, in each quarter in the past two fiscal years.

			Dividends Declared
2016	High	Low	(per common share)
January - March	$25.42	$20.76	0.24
April - June	22.85	21.04	0.24
July - September	25.35	21.21	0.24
October - December	25.85	22.70	0.24

2017	High	Low	Dividends Declared (per common share)
January - March	$26.61	$22.75	0.24
April - June	26.00	23.00	0.24
July - September	26.00	23.20	0.24
October - December	25.50	22.65	0.24

On March 2, 2018, shares of the Company’s common stock were held of record by approximately 412 shareholders.

DIVIDENDS

Dividends totaled $0.96 per share for 2017 and 2016.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2012 and that all dividends were reinvested.

Performance Graph

December 31, 2012 - December 31, 2017

	2012	2013	2014	2015	2016	2017
Citizens Holding Company	100.00	100.26	109.79	140.56	159.63	148.54
NASDAQ Market Index	100.00	140.12	160.78	171.97	187.22	242.71
Morningstar Regional Banks	100.00	138.74	149.60	156.82	212.44	231.79

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

Robert T. Smith

Senior Vice President, CFO

Mark Taylor

Senior Vice President, COO, Trust Officer

Ray Stone

Senior Vice President, Chief Credit Officer

Erdis Chaney

Vice President, Senior Deposit Officer

Ledale Reynolds

Vice President and CIO

Jackie Hester

Vice President, Marketing Officer

Darrel Bates

Vice President, Collections Manager

Jean T. Fulton

Vice President, Internal Auditor

Gayle Sharp

Vice President, Loan Operations Manager

Brad Copeland

Vice President, Branch Manager

Mark Majure

Vice President, Loan Review Officer

Vicki Brown

Vice President, BSA Officer

Bob Posey

Vice President

Mike Chandler

Vice President

Stacy Arnold

Vice President, Compliance Officer

Joshua Sullivan

Vice President, Senior Credit Analyst

Liz Owen

Vice President, Director of

Human Resources, Chief Risk Officer

Walter Dyminski

Vice President, Regional Commercial Lender

Ashley Peebles

Vice President, Director of Deposit Services

Sommer Vick

Assistant Vice President, Assistant Trust Officer

Beth Branning

Assistant Vice President

Mitch Peden

Assistant Vice President, Information Services Manager

Mark Flake

Assistant Vice President, Network Services Manager

Pat Stokes

Assistant Vice President, Operations Officer

Scott Lewis

Assistant Vice President, Information Security Officer

Sam Mars

Assistant Vice President, Loan Officer

Shon Kirkland

Assistant Vice President, Security Officer/

Facilities Manager

Charles Wilkerson

Assistant Vice President, Loan Operations Officer

Tammy Pope

Accounting Officer

Greg Jackson

Accounting Officer

Deborah Ladd

Item Processing Officer

Sandra Curtis

Assistant Cashier, Teller Administrator

Temika Triplett

Assistant Cashier, Electronic Services Officer

Craig Stevens

Deposit Operations Officer

Carthage Branch

Mike Brooks

President

Billy Cook

Vice President

Sue Fisher

Assistant Vice President, Deposit Operations Officer

Sebastopol Branch

Connie Comans

President

Union and Decatur Branches

Susan Brown

Deposit Operations Officer

Kosciusko Branch

Teresa Patterson

Vice President, Branch Manager

David Blair, Mortgage Loan Officer

Vice President

Scooba and DeKalb Branches

Reggie Moore

Assistant Vice President, Branch Manager

Jan White

Branch Operations Officer

Forest Branch

Richard Latham

Vice President

Lawanda McCaughn

Deposit Operation Officer

Louisville Branch

Bruce Lee

President

Lynn Graham

Assistant Vice President, Branch Operations Officer

Starkville Branch

Charles Byrd

Vice President, Appraisal Review Officer

Rhonda Edmonson

Assistant Vice President, Branch Operations Manager

Collinsville Branch

Mike Shelby

Vice President, Branch Manager

Meridian Eastgate and Broadmoor Branches

Jay Hines

Vice President, Loan Officer

Vikki Gunter

Assistant Vice President, Branch Operations Officer

Annette Brooks

Assistant Cashier, Branch Operations Officer

Hattiesburg Branch

Chad Hill

Vice President, Branch Manager

Tammy McAlpin

Commercial Loan Portfolio Manager

Flowood Branch

David Peters

Vice President, Mortgage Loan Officer

Biloxi Cedar Lake and Lemoyne Branches

Travis Moore

Regional President

Brandon Sherwood

Gulf Coast President

Tammy Warren

Assistant Vice President, Mortgage Loan Officer

Katie Hancock

Assistant Vice President, Branch Manager

Mortgage Loan Department

Charlene Deweese

Assistant Vice President, Mortgage Loan Officer

Oxford Loan Production Office

Marion Boyd

Vice President, Regional Commercial Lender

BOARD OF DIRECTORS

Don Fulton	Craig Dungan, MD
Retired	Physician
W. G. Yates and Sons Construction Co.	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
Special Assistant Attorney General	President & Chief Executive Officer
State of Mississippi	Citizens Holding Company and The Citizens Bank

David A. King	David P. Webb
Proprietor	Attorney
Philadelphia Motor Company	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Herbert A. King	A. T. Williams
Civil Engineer	Certified Public Accountant
King Engineering Associates, Inc.	A. T. Williams, CPA

Adam Mars	Terrell E. Winstead
Business Manager	Chief Financial Officer
Mars, Mars & Mars	Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Mark Taylor

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	5419 Hwy 25 Ste. Q	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi Cedar Lakes	Hattiesburg Branch	Flowood Branch
1830 Popps Ferry Road	6222 Highway 98	5419 Highway 25, Suite Q
Biloxi, MS 39532	Hattiesburg, MS 39402	Flowood, MS 39232
228.594.6913	601.264.4425	601.992.7688

Oxford Loan Production	Phone Teller	Internet Banking
304 Enterprise Dr., Ste A	1.800.397.0344	http://www.thecitizensbankphila.com
Oxford, MS 38655

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL SHAREHOLDER MEETING

The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 24, 2018, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

STOCK REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

FORM 10-K

The Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, is available without charge to shareholders upon request to the Treasurer of the Citizens Holding Company.

FINANCIAL CONTACT

Robert T. Smith

Treasurer and Chief Financial Officer

P.O. 209

Philadelphia, Mississippi 39350

Additional information can be obtained from the Company’s website at www.citizensholdingcompany.com.