Form 10-K, Exhibit 13
period 2018-12-31
CITIZENS HOLDING CO /MS/
filed 2019-03-15
CIK 1075706

Exhibit 13 – 2018 Annual Report to Shareholders

Date

Dear Valued Stockholder:

On behalf of your Board of Directors, I am pleased to present to you the 2018 Annual Report of The Citizens Bank. Within these numbers is the continuing story of your bank’s progress and growth; and by virtually any standard our performance this past year was very good. Not only does The Citizens Bank remain a leader in the State of Mississippi, but is also in the good company of the strongest, most secure banks in the nation.

First and foremost, let me provide two key measures of our bank’s growth in 2018: Deposits increased by $35.5 million, or 4.9% while Loans increased by $23.8 million or 5.9%. These numbers reflect continued confidence in the deposit services we offer and indicates a pleasing uptick in lending activity that has been somewhat suppressed in recent years. The question we pose to ourselves…every year…is to define what it is that sets us apart and allows us to have prosperity beyond our peer banks.

We believe our customers, both consumer and commercial, want to do business with bankers who are knowledgeable, attentive and sincere in their efforts. Our wealth of good employees meet these criteria with singular purpose and a common thread of commitment to helping our customers reach lifetime goals. These employees conduct themselves under the premise of the Golden Rule: treating our customers as they would like to be treated.

Quality service is perhaps the most over-promised and under-delivered dynamic in business. The Citizens Bank, however, takes service seriously as we know that is what sets us apart. By working diligently to provide relationship-based, service-driven banking, our customers are truly being well served. Our C2C Service Standards define the commitment our employees share.

The Citizens Bank continues its sense of corporate citizenship and, in 2018, fulfilled commitments to support the communities in which we operate. Individually and collectively, we understand our role as an independent bank demands that we embrace the needs of the community in civic, charitable, educational, youth and economic development organizations. Our bankers often assume leadership roles in these organizations and our employees are generous with their time and resources to enhance the quality of life we share with friends and neighbors.

In recent years, identity theft and phishing have become far too common, threatening the financial well-being of virtually everyone in America. The Citizens Bank has invested in technologies that can help detect and deter phishing efforts and, through other technologies, we are reducing the opportunity for identity theft.

Of course, our core business of banking requires us to consistently address our existing products and financial services, and to introduce new services that enhance the banking experience of our customers and makes life a little easier. And, while personal service remains the signature of The Citizens Bank, we will continue to view, create and introduce technologies that accomplish those goals.

I thank you for your continuing support of The Citizens Bank. It is an honor to serve you and I look forward to a successful 2019.

Sincerely,

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2018 and 2017 and for the

Years Ended December 31, 2018, 2017 and 2016

CONTENTS

Report of Independent Registered Public Accounting Firm	1 – 3

Management’s Assessment of Internal Control over Financial Reporting	4 – 5

Consolidated Financial Statements

Consolidated Statements of Condition	6

Consolidated Statements of Income	7

Consolidated Statements of Comprehensive (Loss) Income	8

Consolidated Statements of Changes in Shareholders’ Equity	9

Consolidated Statements of Cash Flows	10 – 11

Notes to Consolidated Financial Statements	12 – 63

[HORNE LLP LETTERHEAD]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and the Board of Directors of Citizens Holding Company

Opinion on Financial Statement

We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements (collectively, referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, are in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the Company’s internal control over financial reporting as ofDecember 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2019, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 1998.

/s/ HORNE LLP

Memphis, Tennessee

March 15, 2019

[HORNE LLP LETTERHEAD]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and the Board of Directors of Citizens Holding Company

Opinion on the Internal Control Over Financial Reporting

We have audited Citizens Holding Company and subsidiary’s (the “Company”) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria for effective internal control over financial reporting described in the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the consolidated financial statements as of December 31, 2018 and our report dated March 15, 2019 expressed an unqualified opinion.

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

March 15, 2019

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

March 15, 2019

[CITIZENS HOLDING COMPANY LETTERHEAD]

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

Citizens Holding Company

Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2018, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2018, the Company’s system of internal control over financial reporting is effective and meets the criteria of the “Internal Control – Integrated Framework”. HORNE LLP, the Company’s independent registered public accounting firm that has audited the Company’s financial statements included in this annual report, has issued an attestation report on the Company’s internal control over financial reporting which is included herein.

/s/ Greg L. McKee	/s/ Robert T. Smith

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 15, 2019

CITIZENS HOLDING COMPANY

Consolidated Statements of Financial Condition

December 31, 2018 and 2017

ASSETS	2018	2017
Cash and due from banks	$12,592,130	$17,962,990
Interest bearing deposits with other banks	8,079,742	1,532,420
Securities available for sale, at fair value (amortized cost of $464,699,289 in 2018 and $516,006,296 in 2017)	444,746,454	505,046,377
Loans, net of allowance for loan losses of $3,371,695 in 2018 and $3,019,228 in 2017	425,905,093	402,390,574
Bank premises, furniture, fixtures and equipment, net	19,717,305	20,571,551
Other real estate owned, net	3,440,148	3,980,127
Accrued interest receivable	4,165,783	4,450,723
Cash surrender value of life insurance	25,383,931	24,612,779
Deferred tax assets	6,633,539	5,362,750
Other assets	7,965,952	7,185,537

Total assets	$958,630,077	$993,095,828

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$170,029,729	$159,291,356
Interest bearing deposits	586,191,781	561,394,143

Total deposits	756,221,510	720,685,499

Securities sold under agreement to repurchase	107,965,505	142,497,938
Federal Funds Purchased	—	1,500,000
Federal Home Loan Bank advances	—	30,000,000
Accrued interest payable	470,710	198,183
Deferred compensation payable	9,052,972	8,620,890

Other liabilities	1,053,063	1,142,278

Total liabilities	874,763,760	904,644,788

Shareholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 4,904,530 shares issued and outstanding at December 31, 2018 and 4,894,705 shares issued and outstanding at December 31, 2017	980,906	978,941
Additional paid-in capital	4,298,499	4,103,139
Accumulated other comprehensive loss, net of tax benefit of ($4,978,232) in 2018 and ($2,734,500) in 2017	(14,974,603)	(8,225,419)

Retained earnings	93,561,515	91,594,379

Total shareholders’ equity	83,866,317	88,451,040

Total liabilities and shareholders’ equity	$958,630,077	$993,095,828

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2018, 2017, and 2016

	2018	2017	2016
Interest income
Interest and fees on loans	$20,241,255	$18,733,676	$19,012,157
Interest on securities
Taxable	8,344,788	8,178,526	7,589,532
Non-taxable	2,579,431	3,319,234	3,382,064
Other interest	193,258	273,379	185,188

Total interest income	31,358,732	30,504,815	30,168,941

Interest expense
Deposits	2,810,968	1,921,904	1,843,983
Other borrowed funds	1,647,724	1,420,635	1,253,574

Total interest expense	4,458,692	3,342,539	3,097,557

Net interest income	26,900,040	27,162,276	27,071,384

(Provision for) reversal of loan losses	(333,990)	543,138	65,056

Net interest income after (provision for) reversal of loan losses	26,566,050	27,705,414	27,136,440

Non-interest income
Service charges on deposit accounts	4,562,293	4,238,525	3,788,984
Other service charges and fees	2,878,865	2,637,947	2,440,819
Net gains on sales of securities	11,047	104,708	112,881
Other income	1,147,561	1,314,964	1,348,916

Total non-interest income	8,599,766	8,296,144	7,691,600

Non-interest expense
Salaries and employee benefits	14,530,499	14,772,438	13,696,985
Occupancy expense	2,016,758	2,174,839	2,079,529
Equipment expense	3,713,073	3,209,677	3,028,654
Other expense	7,404,629	8,070,465	7,674,483

Total non-interest expense	27,664,959	28,227,419	26,479,651

Income before income taxes	7,500,857	7,774,139	8,348,389

Income tax expense	827,730	4,070,591	1,611,735

Net income	$6,673,127	$3,703,548	$6,736,654

Net income per share – basic	$1.36	$0.76	$1.38

Net income per share – diluted	$1.36	$0.76	$1.38

Average shares outstanding
Basic	4,889,420	4,878,691	4,865,968

Diluted	4,899,218	4,895,848	4,875,638

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive (Loss) Income

Years Ended December 31, 2018, 2017, and 2016

	2018	2017	2016
Net income	$6,673,127	$3,703,548	$6,736,654
Other comprehensive (loss) income

Unrealized holding (losses) gains on available-for-sale securities	(8,981,869)	6,240,505	(16,938,482)
Income tax effect	2,240,976	(2,080,129)	6,318,053

Net unrealized (losses) gains	(6,740,893)	4,160,376	(10,620,429)

Unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	—	—
Amortization of net unrealized losses transferred during the period	—	—	11,305,439
Income tax effect	—	—	(4,216,929)

	—	—	7,088,510

Reclassification adjustment for gains included in net income	(11,047)	(104,708)	(112,881)
Income tax effect	2,756	26,125	42,105

Net gains included in net income	(8,291)	(78,583)	(70,776)

Total other comprehensive (loss) income	(6,749,184)	4,081,793	(3,602,695)

Comprehensive (loss) income	$(76,057)	$7,785,341	$3,133,959

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2018, 2017, and 2016

				Accumulated
	Number		Additional	Other
	of Shares	Common	Paid-In	Comprehensive	Retained
	Issued	Stock	Capital	Income (Loss)	Earnings	Total
Balance, January 1, 2016	4,875,079	$975,016	$3,617,279	$(7,116,319)	$88,949,360	$86,425,336
Net income	—	—	—	—	6,736,654	6,736,654
Dividends paid ($0.93 per share)	—	—	—	—	(4,686,325)	(4,686,325)
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	186,425	—	—	186,425
Other comprehensive income, net	—	—	—	(3,602,695)	—	(3,602,695)

Balance, December 31, 2016	4,882,579	976,516	3,802,204	(10,719,014)	90,999,689	85,059,395
Net income	—	—	—	—	3,703,548	3,703,548
Dividends paid ($0.96 per share)	—	—	—	—	(4,697,056)	(4,697,056)
Options exercised	4,626	925	91,700	—	—	92,625
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	210,735	—	—	210,735
AOCI reclassification	—	—	—	(1,588,198)	1,588,198	—
Other comprehensive income, net	—	—	—	4,081,793	—	4,081,793

Balance, December 31, 2017	4,894,705	978,941	4,103,139	(8,225,419)	91,594,379	88,451,040
Net income	—	—	—	—	6,673,127	6,673,127
Dividends paid ($0.96 per share)	—	—	—	—	(4,705,991)	(4,705,991)
Options exercised	2,325	465	26,535	—	—	27,000
Restricted stock granted	7,500	1,500	(1,500)	—	—	—
Stock compensation expense	—	—	170,325	—	—	170,325
Other comprehensive income, net	—	—	—	(6,749,184)	—	(6,749,184)

Balance, December 31, 2018	4,904,530	$980,906	$4,298,499	$(14,974,603)	$93,561,515	$83,866,317

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2018, 2017, and 2016

	2018	2017	2016
Cash flows from operating activities
Net income	$6,673,127	$3,703,548	$6,736,654
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	936,632	1,003,381	980,514
Amortization of premiums and accretion of discounts on investment securities, net	3,282,985	3,316,537	2,536,692
Stock compensation expense	170,325	210,735	186,425
Provision for (reversal of) loan losses	333,990	(543,138)	(65,056)
Gain on sale of securities	(11,047)	(104,707)	(112,881)
Federal Home Loan Bank stock dividends	(37,000)	(22,000)	(13,000)
Deferred income tax expense	972,944	3,885,194	673,977
Net writedown on other real estate owned	—	413,740	226,828
Decrease (increase) in accrued interest receivable	284,940	269,466	(792,128)
Increase in cash surrender value life insurance	(771,152)	(722,446)	(756,689)
Increase (decrease) in accrued interest payable	272,527	(1,185)	19,373
Increase in deferred compensation liability	432,082	411,463	490,803
Net change in other operating assets and liabilities	(368,550)	(1,200,936)	(32,599)

Net cash provided by operating activities	12,171,803	10,619,652	10,078,913

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	40,964,130	42,390,364	130,181,028
Proceeds from calls of securities held-to-maturity	—	—	172,359,945
Proceeds from sales of securities available-for-sale	17,620,939	114,060,844	764,023
Purchases of investment securities available-for-sale	(10,550,000)	(162,449,043)	(379,291,499)
Purchases of bank premises, furniture, fixtures and equipment	(346,386)	(2,910,848)	(988,907)
Proceeds from sales of bank premises, furniture, fixtures and equipment	264,000	—	—
Proceeds from sale of other real estate owned	811,957	137,722	1,090,031
Net (increase) decrease in interest bearing deposits with other banks	(6,547,322)	47,070,762	(6,335,405)
Purchases of Federal Home Loan Bank Stock	(476,200)	(498,700)	(3,600)
Net (increase) decrease in loans	(24,108,368)	(11,787,672)	30,837,979

Net cash provided by (used by) investing activities	17,632,750	26,013,429	(51,386,405)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2018, 2017, and 2016

2 of 2

	2018	2017	2016
Cash flows from financing activities
Net increase (decrease) in deposits	$35,536,011	$(39,469,242)	$6,749,953
Net (decrease) increase in federal funds purchased	(1,500,000)	1,500,000	—
Net (decrease) increase in securities sold under agreement to repurchase	(34,532,433)	(7,784,975)	45,984,731
Proceeds from exercise of stock options	27,000	92,625	—
Dividends paid to shareholders	(4,705,991)	(4,697,056)	(4,686,325)
Net (decrease) increase in Federal Home Loan Bank advances	(30,000,000)	10,000,000	—

Net cash (used in) provided by financing activities	(35,175,413)	(40,358,648)	48,048,359

Net (decrease) increase in cash and due from banks	(5,370,860)	(3,725,567)	6,740,867

Cash and due from banks, beginning of year	17,962,990	21,688,557	14,947,690

Cash and due from banks, end of year	$12,592,130	$17,962,990	$21,688,557

Supplemental disclosures of cash flow information

Cash paid for

Interest	$4,186,165	$3,343,724	$3,078,184

Income taxes	$410,000	$1,781,790	$1,692,201

Noncash disclosures

Real estate acquired by foreclosure	$259,859	$88,579	$2,187,125

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Nature of Business

Citizens Holding Company (referred to herein as the “Company”) owns and operates The Citizens Bank of Philadelphia (the “Bank”). In addition to full service commercial banking, the Bank offers title insurance services through its subsidiary, Title Services LLC. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. The Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is east central, several southern and northern counties of Mississippi and the surrounding areas. Services are provided at multiple branch offices.

Basis of Financial Statement Presentation

The accounting policies of the Company and its subsidiary conform to generally accepted accounting principles (“GAAP”) in the United States of America and to general practices within the banking industry. The consolidated financial statements of the Company include the accounts of the Bank and its subsidiary (collectively, the “Company”). All significant intercompany transactions have been eliminated in consolidation.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Securities Held to Maturity

Securities that are held-to-maturity (“HTM”) are those securities that the Company has the positive intent and ability to hold until maturity. These securities cannot be sold in response to the risk factors discussed above for available for sale securities. These securities are reported at book value. As of December 31, 2018 and 2017, there were no securities classified as HTM.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Intangible Assets

Intangible assets include core deposits purchased and goodwill. Core deposit intangibles are amortized on a straight-line basis over their estimated economic lives ranging from 5 to 10 years. At December 31, 2018, all core deposit intangibles had been fully amortized. Goodwill and other intangible assets with indefinite lives are not amortized but are tested at least annually for impairment. Fair values are determined based on market valuation multiples for the Company and comparable businesses based on the assets and cash flow of the Bank, the Company’s only reportable segment. If impairment has occurred, the goodwill or other intangible asset is reduced to its estimated fair value through a charge to expense. At December 31, 2018 and 2017, the Company had $3,149,657 in goodwill included in other assets.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Comprehensive (Loss) Income

Comprehensive (loss) income includes net earnings reported in the consolidated statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of shareholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, was the only component of accumulated other comprehensive income for the Company.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2018, 2017 and 2016 is illustrated in the following table.

	2018	2017	2016

Basic weighted average shares outstanding	4,889,420	4,878,691	4,865,968
Dilutive effect of stock options	9,798	17,157	9,670

Dilutive weighted average shares outstanding	4,899,218	4,895,848	4,875,638

Net income	$6,673,127	$3,703,548	$6,736,654

Net income per share-basic	$1.36	$0.76	$1.38
Net income per share-diluted	$1.36	$0.76	$1.38

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $639,684, $649,612 and $783,303 for the years ended December 31, 2018, 2017 and 2016, respectively.

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

Reclassifications

Certain information for 2016 and 2017 has been reclassified to conform to the financial presentation for 2018. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2018, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation—Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 17 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2018 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

Adoption of New Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in GAAP. The new standard was effective for the Company on January 1, 2018. Adoption of ASU 2014-09 did not have a material impact on the Company’s consolidated financial statements and related disclosures as the Company’s primary sources of revenues are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of ASU 2014-09. The Company’s revenue recognition pattern for revenue streams within the scope of ASU 2014-09, including but not limited to service charges on deposit accounts and gains/losses on the sale of OREO, did not change significantly from current practice. The standard permits the use of either the full retrospective or modified retrospective transition method. The Company elected to use the modified retrospective transition method which requires application of ASU 2014-09 to uncompleted contracts at the date of adoption however, periods prior to the date of adoption will not be retrospectively revised as the impact of the ASU on uncompleted contracts at the date of adoption was not material.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The guidance affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 was effective for the Company on January 1, 2018 and did not have a material impact on the Company’s consolidated financial statements and related disclosures as the Company does not hold any equity securities that are within the scope of ASU 2016-01. ASU 2016-01 also eliminates the disclosure of assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of certain financial instruments prior to its changing to the exit price upon adoption of this standard in the first quarter of 2018. This ASU did not have any other implications to the Company at the time of adoption.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 is intended to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the Consolidated Statement of Cash Flows, including (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (6) distributions received from equity method investees, (7) beneficial interests in securitization transactions and (8) separately identifiable cash flows and application of the predominance principle. The ASU was effective for the Company on January 1, 2018 and only impacts the presentation of specific items within the Consolidated Statement of Cash Flows and did not have a material impact to the Company.

In January 2017, FASB issued ASU 2017-01, “Business Combinations (Topic 805), Clarifying the Definition of a Business” (“ASU 2017-01”), that changes the definition of a business when evaluating whether transactions should be accounted for as the acquisition of assets or the acquisition of a business. ASU 2017-01 requires an entity to evaluate if substantially all of the fair value of the assets acquired are concentrated in a single asset or a group of similar identifiable assets; if so, the acquired assets or group of similar identifiable assets is not considered a business. In addition, the guidance requires that, to be considered a business, the acquired assets must include an input and a substantive process that together significantly contribute to the ability to create output. The ASU removes the evaluation of whether a market participant could replace any of the missing elements. ASU 2017-01 was effective for the Company on January 1, 2018 and is to the be applied under a prospective approach. The Company expects the adoption of this new guidance to impact the determination of whether future acquisitions are considered business combinations.

In February 2018, FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220)” (“ASU 2018-02”). The amendments in ASU 2018-02 allow a reclassification from accumulated other comprehensive income to retained earnings to eliminate the stranded tax effects in accumulated other comprehensive income resulting from the Tax Cuts

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

and Jobs Act. ASU 2018-02 will be effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted, including adoption in any interim period, for public companies for reporting periods for which financial statements have not yet been issued. The Company early adopted ASU 2018-02 as of December 31, 2017 and, as a result, reclassified $1,588,198 from accumulated other comprehensive income to retained earnings as of December 31, 2017. The reclassification impacted the Consolidated Statements of Financial Condition and the Consolidated Statements of Changes in Shareholders’ Equity as of and for the twelve months ended December 31, 2017.

Newly Issued, But Not Yet Effective Accounting Standards

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued this ASU to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet by lessees for those leases classified as operating leases under current U.S. GAAP and disclosing key information about leasing arrangements. The new standard was adopted by the Company on January 1, 2019. ASU 2016-02 provides for a modified retrospective transition approach requiring lessees to recognize and measure leases on the balance sheet at the beginning of either the earliest period presented or as of the beginning of the period of adoption. The Company has elected to apply ASU 2016-02 as of the beginning of the period of adoption (January 1, 2019) and will not restate comparative periods. The Company expects that the adoption of ASU 2016-02 will result in the recognition of lease liabilities totaling $700,000 to $900,000 and the recognition of right-of-use assets totaling $700,000 to $900,000, which results in a 2- to 3-basis point decrease in the tier 1 capital to risk weighted assets ratio as of the date of adoption. The initial balance sheet gross up upon adoption is primarily related to operating leases of certain pieces of equipment. The Company has no material leasing arrangements for which it is the lessor of property or equipment. The Company has made an accounting policy election to not apply the recognition requirements in the new standard to short-term leases. The Company has elected to apply the package of practical expedients allowed by the new standard under which the Company need not reassess whether any expired or existing contracts are or contain leases, the Company need not reassess the lease classification for any expired or existing lease, and the Company need not reassess initial direct costs for any existing leases. The Company has also elected to use the practical expedient to make an accounting policy election for leases of certain underlying assets to include both lease and nonlease components as a single component and account for it as a lease. Adoption of ASU 2016-02 is not expected to materially change the Company’s recognition of lease expense in future periods.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 makes significant changes to the accounting for credit losses on financial instruments and disclosures about them. The new current expected credit loss (CECL) impairment model will require an estimate of expected credit losses, measured over the contractual life of an instrument, which considers reasonable and supportable forecasts of future economic conditions in addition

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

to information about past events and current conditions. The standard provides significant flexibility and requires a high degree of judgment with regards to pooling financial assets with similar risk characteristics, determining the contractual terms of said financial assets and adjusting the relevant historical loss information in order to develop an estimate of expected lifetime losses. In addition, ASU 2016-13 amends the accounting for credit losses on debt securities and purchased financial assets with credit deterioration. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 31, 2019, and interim periods within those years for public business entities that are SEC filers. The Company will adopt ASU 2016-13 on January 1, 2020. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018, however, the Company does not currently plan to early adopt the ASU. ASU 2016-13 permits the use of estimation techniques that are practical and relevant to the Company’s circumstances, as long as they are applied consistently over time and faithfully estimate expected credit losses in accordance with the standard. The ASU lists several common credit loss methods that are acceptable such as a discounted cash flow method, loss-rate method and probability of default/loss given default (PD/LGD) method. Depending on the nature of each identified pool of financial assets with similar risk characteristics, the Company currently plans on implementing a PD/LGD method or a loss-rate method to estimate expected credit losses. The Company expects ASU 2016-13 to have a significant impact on the Company’s accounting policies, internal controls over financial reporting and footnote disclosures. The Company has assessed its data and system needs and has begun designing its financial models to estimate expected credit losses in accordance with the standard. Further development, testing and evaluation of said models is required to determine the impact that adoption of this standard will have on the financial condition and results of operations of the Company.

In March 2017, FASB issued ASU 2017-08, “Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities” (“ASU 2017-08”). ASU 2017-08 requires the amortization period for certain callable debt securities held at a premium to be the earliest call date. ASU 2017-08 will be effective for interim and annual periods beginning after December 15, 2018. The Company is evaluating the effect that ASU 2017-08 will have on its financial position and results of operations and its financial statement disclosures.

In August 2018, FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). ASU 2018-13 is intended to improve the disclosures on fair value measurements by eliminating, amending and adding certain disclosure requirements. These changes are intended to reduce costs for preparers while providing more useful information for financial statement users. ASU 2018-13 will be effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the effect that ASU 2018-13 will have on its financial position and results of operations and its financial statement disclosures.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2018 and 2017 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2018	Cost	Gains	Losses	Fair Value

Securities available-for-sale
Obligations of U.S.
Government agencies	$99,365,930	$—	$3,388,147	$95,977,783
Mortgage-backed securities	259,742,501	4,921	12,373,269	247,374,153
State, County, Municipals	105,590,858	67,888	4,264,228	101,394,518

Total	$464,699,289	$72,809	$20,025,644	$444,746,454

		Gross	Gross
	Amortized	Unrealized	Unrealized
2017	Cost	Gains	Losses	Fair Value

Securities available-for-sale
Obligations of U.S.
Government agencies	$180,647,580	$—	$4,199,022	$176,448,558
Mortgage-backed securities	213,707,125	43,197	5,327,265	208,423,057
State, County, Municipals	118,786,297	849,364	2,535,126	117,100,535
Other investments	2,865,294	208,933	—	3,074,227

Total	$516,006,296	$1,101,494	$12,061,413	$505,046,377

During the 2nd quarter of 2018, management reclassified Small Business Administration Pools (“SBAP”) that are backed by mortgages from the Obligation of U.S. Government agencies portfolio to the Mortgage backed securities portfolio. This resulted in a reclassification of $76,518,180 in securities and did not have an impact on shareholders’ equity or net income.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018 and 2017.

A summary of unrealized loss information for AFS securities, categorized by security type follows (in thousands):

December 31, 2018	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$—	—	$95,977,783	3,388,147	$95,977,783	3,388,147
Mortgage backed securities	12,257,636	179,281	234,928,705	12,193,988	247,186,341	12,373,269
State, County, Municipal	12,623,964	285,275	76,535,741	3,978,953	89,159,705	4,264,228

Total	$24,881,600	464,556	$407,442,229	19,561,088	$432,323,829	20,025,644

December 31, 2017	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$15,681,866	223,535	$160,766,691	3,975,487	$176,448,557	4,199,022
Mortgage backed securities	88,499,852	1,613,091	116,753,236	3,714,175	205,253,088	5,327,266
State, County, Municipal	7,117,600	59,041	66,973,174	2,476,084	74,090,774	2,535,125

Total	$111,299,318	1,895,667	$344,493,101	10,165,746	$455,792,419	12,061,413

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

Investment Securities.

The Company’s unrealized losses on its Obligations of United States Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of an upward trend in interest rates, mainly in the mid-term sector. The Company does not intend to sell any of the securities in an unrealized loss position, and it is not more likely than not that the Company will be required to sell any such security prior to the recovery of its amortized cost basis, which may be at maturity. Furthermore, even though a number of these securities have been in a continuous unrealized loss position for a period greater than twelve months, the Company is collecting principal and interest from the respective issuers as scheduled. None of the unrealized losses disclosed in the previous table are related to credit deterioration. As such, the Company did not record any other-than-temporary impairment for the years ended December 31, 2018 or 2017.

Other Investments.

The Company, at December 31, 2017, owned an investment in a pooled trust preferred security. During 2018, the Company sold the pooled trust preferred security and no longer has any of these type of investments in its portfolio. The impact of the transaction is further detailed in Note 16.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The amortized cost and estimated fair value of securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$1,875,288	$1,877,665
Due after one year through five years	91,948,838	89,121,194
Due after five years through ten years	32,801,788	31,718,293
Due after ten years	78,330,873	74,655,149
Residential mortgage backed securities	187,776,954	179,235,806
Commercial mortgage backed securities	71,965,548	68,138,347

Total	$464,699,289	$444,746,454

Investment securities with fair values of $357,231,440 and $373,956,804 at December 31, 2018 and December 31, 2017, respectively, were pledged as collateral for public deposits and securities sold under agreement to repurchase.

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2018	2017	2016
Gross realized gains	$171,376	$633,244	$112,881
Gross realized losses	160,329	528,536	—

Net realized gains	$11,047	$104,708	$112,881

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $2,253,400 and $1,740,200 at December 31, 2018 and December 31, 2017, respectively, and is included in other assets. The Company purchased stock in 2018 and 2017 at the par value of $100 per share.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

The composition of loans, net at December 31, 2018 and 2017 is as follows (in thousands):

	2018	2017
Real Estate:
Land Development and Construction	$41,134	$25,923
Farmland	14,498	16,905
1-4 Family Mortgages	88,747	95,925
Commercial Real Estate	203,595	191,736

Total Real Estate Loans	347,974	330,489

Business Loans:
Commercial and Industrial Loans	66,421	58,204
Farm Production and Other Farm Loans	907	922

Total Business Loans	67,328	59,126

Consumer Loans:
Credit Cards	1,648	1,310
Other Consumer Loans	12,372	14,680

Total Consumer Loans	14,020	15,990

Total Gross Loans	429,322	405,605

Unearned Income	(45)	(195)
Allowance for Loan Losses	(3,372)	(3,019)

Loans, net	$425,905	$402,391

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $67.5 million and $48.7 million of the loans outstanding at December 31, 2018 and December 31, 2017, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2018 is presented in the following table.

Balance outstanding at December 31, 2017	$3,117,526

Principal additions	518,154

Principal reductions	(567,729)

Balance outstanding at December 31, 2018	$3,067,951

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows (in thousands):

	2018	2017
Real Estate:
Land Development and Construction	$—	$—
Farmland	200	366
1-4 Family Mortgages	1,831	2,131
Commercial Real Estate	7,612	4,891

Total Real Estate Loans	9,643	7,388

Business Loans:
Commercial and Industrial Loans	76	78
Farm Production and Other Farm Loans	31	32

Total Business Loans	107	110

Consumer Loans:
Other Consumer Loans	89	84

Total Consumer Loans	89	84

Total Nonaccrual Loans	$9,839	$7,582

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $428,644, $412,915 and $651,560 in 2018, 2017 and 2016, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2018 is as follows (in thousands):

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days Past Due	Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Days Past Due
Real Estate:
Land Development and Construction	$1,494	$54	$1,548	$39,586	$41,134	$54
Farmland	779	29	808	13,690	14,498	—
1-4 Family Mortgages	3,456	330	3,786	84,961	88,747	—
Commercial Real Estate	1,059	2,981	4,040	199,555	203,595	—

Total Real Estate Loans	6,788	3,394	10,182	337,792	347,974	54

Business Loans:
Commercial and Industrial Loans	1,672	21	1,693	64,728	66,421	—
Farm Production and Other Farm Loans	9	—	9	898	907	—

Total Business Loans	1,681	21	1,702	65,626	67,328	—

Consumer Loans:
Credit Cards	16	4	20	1,628	1,648	4
Other Consumer Loans	212	33	245	12,127	12,372	15

Total Consumer Loans	228	37	265	13,755	14,020	19

Total Loans	$8,697	$3,452	$12,149	$417,173	$429,322	$73

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2017 is as follows (in thousands):

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Impaired loans as of December 31, by class of loans, are as follows (in thousands):

2018	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$—	$—	$—	$—	$—	$—
Farmland	269	269	—	269	—	135
1-4 Family Mortgages	1,153	1,062	91	1,153	27	728
Commercial Real Estate	10,601	5,209	3,675	8,884	374	6,489

Total Real Estate Loans	12,023	6,540	3,766	10,306	401	7,352

Total Loans	$12,023	$6,540	$3,766	$10,306	$401	$7,352

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

2017	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$—	$—	$—	$—	$—	$—
Farmland	—	—	—	—	—	62
1-4 Family Mortgages	303	—	303	303	46	875
Commercial Real Estate	5,616	—	4,093	4,093	397	4,710

Total Real Estate Loans	5,919	—	4,396	4,396	443	5,647

Total Loans	$5,919	$—	$4,396	$4,396	$443	$5,647

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table presents troubled debt restructurings segregated by class (in thousands, except number of loans):

December 31, 2018	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$2,782

Total	3	$4,871	$2,782

December 31, 2017	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$3,047

Total	3	$4,871	$3,047

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Total at January 1, 2016	3	$3,858
Reductions due to:
Principal paydowns		(570)

Total at January 1, 2017	3	3,288
Reductions due to:
Principal paydowns		(241)

Total at January 1, 2018	3	3,047
Reductions due to:
Principal paydowns		(265)

Total at December 31, 2018	3	$2,782

The allocated allowance for loan losses attributable to restructured loans was $174,274 at December 31, 2018 and 2017.

The Company had no remaining availability under commitments to lend additional funds on these troubled debt restructurings at December 31, 2018.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2018.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2018 (in thousands):

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$39,726	$840	$568	$—	$—	$41,134
Farmland	13,248	339	911	—	—	14,498
1-4 Family Mortgages	79,659	1,751	7,337	—	—	88,747
Commercial Real Estate	172,217	17,938	13,440	—	—	203,595

Total Real Estate Loans	304,850	20,868	22,256	—	—	347,974

Business Loans:
Commercial and Industrial Loans	63,994	81	2,346	—	—	66,421
Farm Production and Other Farm Loans	876	—	31	—	—	907

Total Business Loans	64,870	81	2,377	—	—	67,328

Consumer Loans:
Credit Cards	1,628	—	20	—	—	1,648
Other Consumer Loans	12,181	65	71	55	—	12,372

Total Consumer Loans	13,809	65	91	55	—	14,020

Total Loans	$383,529	$21,014	$24,724	$55	$—	$429,322

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2018	2017	2016
Real Estate:
Land Development and Construction	$55,908	$97,685	$(17,677)
Farmland	2,702	—	(934)
1-4 Family Mortgages	51,303	40,682	154,387
Commercial Real Estate	(197,839)	—	2,387,956

Total Real Estate Loans	(87,926)	138,367	2,523,732

Business Loans:
Commercial and Industrial Loans	11,683	164,191	(8,230)

Total Business Loans	11,683	164,191	(8,230)

Consumer Loans:
Credit Cards	36,494	(6,654)	9,285
Other Consumer Loans	21,272	44,526	(18,936)

Total Consumer Loans	57,766	37,872	(9,651)

Total Net Chargeoffs	$(18,477)	$340,430	$2,505,851

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2018, 2017 and 2016:

	Real	Business
2018	Estate	Loans	Consumer	Total

Beginning Balance	$2,151,715	$346,781	$520,732	$3,019,228

Provision for (reversal of) loan losses	605,040	(113,257)	(157,793)	333,990

Chargeoffs	223,403	18,963	145,943	388,309

Recoveries	311,329	7,280	88,177	406,786

Net chargeoffs	(87,926)	11,683	57,766	(18,477)

Ending Balance	$2,844,681	$221,841	$305,173	$3,371,695

Period end allowance allocated to:
Loans individually evaluated for impairment	$401,347	$—	$—	$401,347

Loans collectively evaluated for impairment	2,443,334	221,841	305,173	2,970,348

Ending Balance	$2,844,681	$221,841	$305,173	$3,371,695

	Real	Business
2017	Estate	Loans	Consumer	Total

Beginning Balance	$3,117,134	$257,554	$528,108	$3,902,796

(Reversal of) provision for loan losses	(827,052)	253,418	30,496	(543,138)

Chargeoffs	168,841	165,685	102,567	437,093

Recoveries	30,474	1,494	64,695	96,663

Net chargeoffs	138,367	164,191	37,872	340,430

Ending Balance	$2,151,715	$346,781	$520,732	$3,019,228

Period end allowance allocated to:
Loans individually evaluated for impairment	$442,589	$—	$—	$442,589

Loans collectively evaluated for impairment	1,709,126	346,781	520,732	2,576,639

Ending Balance	$2,151,715	$346,781	$520,732	$3,019,228

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

2016	Real Estate	Business Loans	Consumer	Total
Beginning Balance	$5,238,895	$643,248	$591,560	$6,473,703

Provision for (reversal of) loan losses	401,971	(393,924)	(73,103)	(65,056)

Chargeoffs	2,567,499	8,035	65,311	2,640,845

Recoveries	43,767	16,265	74,962	134,994

Net chargeoffs	2,523,732	(8,230)	(9,651)	2,505,851

Ending Balance	$3,117,134	$257,554	$528,108	$3,902,796

Period end allowance allocated to:
Loans individually evaluated for impairment	$749,090	$37,803	$—	$786,893

Loans collectively evaluated for impairment	2,368,044	219,751	528,108	3,115,903

Ending Balance	$3,117,134	$257,554	$528,108	$3,902,796

The Company’s recorded investment in loans as of December 31, 2018 and 2017 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows (in thousands):

2018	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$10,306	$—	$—	$10,306

Loans collectively evaluated for impairment	337,668	67,328	14,020	419,016

	$347,974	$67,328	$14,020	$429,322

	Real	Business
2017	Estate	Loans	Consumer	Total
Loans individually evaluated for impairment	$4,396	$—	$—	$4,396

Loans collectively evaluated for impairment	326,093	59,126	15,990	401,209

	$330,489	$59,126	$15,990	$405,605

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Bank Premises, Furniture, Fixtures and Equipment

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2018 and December 31, 2017:

	2018	2017
Land and buildings	$27,051,942	$27,610,855
Furniture, fixtures and equipment	6,012,214	15,954,422

	33,064,156	43,565,277

Less accumulated depreciation	13,346,851	22,993,726

Total	$19,717,305	$20,571,551

Certain items within furniture, fixtures and equipment were deemed to be fully depreciated and no longer in use and were purged from furniture, fixtures and equipment during 2018.

Depreciation expense for the years ended December 31, 2018, 2017 and 2016, respectively, was $936,632, $1,003,381, and $980,514.

Note 6. Deposits

The composition of deposits as of December 31, 2018 and December 31, 2017 is as follows:

	2018	2017
Non-interest bearing	$170,029,729	$159,291,356
NOW and money market accounts	298,220,430	306,047,053
Savings deposits	76,735,710	77,784,876
Time deposits, $250,000 or more	65,406,835	36,237,241
Other time deposits	145,828,806	141,324,973

Total	$756,221,510	$720,685,499

The scheduled maturities of time deposits at December 31, 2018 are as follows:

Year Ending December 31,	Amount
2019	$128,490,421
2020	36,889,571
2021	28,375,850
2022	2,865,242
2023	14,614,557

$211,235,641

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Federal Home Loan Bank Advances

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($2,253,400 included in other assets at December 31, 2018) and qualifying first mortgages and other loans. As of December 31, 2018, the balance in qualifying first mortgages and other loans was $171,252,131. At December 31, 2018 and December 31, 2017, advances from the FHLB, along with their rate and maturity date, consist of the following:

Advance Amount at
December 31,		Interest	Final
2018	2017	Rate	Maturity
$—	$20,000,000	2.53	January 9, 2018
—	10,000,000	1.60	January 5, 2018

The scheduled payments for the next five years are as follows:

Year Due	Payment
2019	$—
2020	—
2021	—
2022	—
2023	—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Other Income and Other Expense

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2018	2017	2016

BOLI Insurance	$495,290	$528,425	$511,854
Mortgage Loan Origination Income	362,712	340,395	451,476
Other Income	289,559	446,144	385,586

Total Other Income	$1,147,561	$1,314,964	$1,348,916

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Operating Expense	2018	2017	2016
Advertising	$639,684	$649,612	$783,303
Office Supplies	975,428	1,008,541	702,705
Legal and Audit Fees	560,594	515,273	497,986
FDIC and State Assessment	350,502	417,047	702,705
Telephone Expense	520,081	529,747	446,628
Postage and Freight	566,723	544,722	499,611
Loan Collection Expense	287,921	471,779	380,093
Other Losses	243,461	463,415	445,792
Debit Card/ATM expense	470,606	413,058	378,748
Travel and Convention	207,007	254,594	254,229
Other expenses	2,582,622	2,802,677	2,582,683

Total Other Expense	$7,404,629	$8,070,465	$7,674,483

Other losses in 2018, 2017 and 2016 include the write-down on OREO in the amount of $-0-, $234,042 and $220,419, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Income Taxes

The consolidated provision for income taxes consists of the following:

	2018	2017	2016
Current (benefit) payable
Federal	$(180,733)	$257,886	$884,743
State	35,519	(72,489)	53,015

	(145,214)	185,397	937,758
Deferred tax expense	972,944	3,885,194	673,977

Income tax expense	$827,730	$4,070,591	$1,611,735

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2018	2017	2016
Federal taxes based on statutory rate	$1,575,180	$2,643,207	$2,838,452
State income taxes, net of federal benefit	133,013	(47,843)	46,972
Tax-exempt investment interest	(486,893)	(1,074,443)	(1,133,970)
Revaluation of net deferred tax assets as a result of the Tax Cuts and Jobs Act	—	2,558,859	—
Other, net	(393,570)	(9,189)	(139,719)

Income tax expense	$827,730	$4,070,591	$1,611,735

The Tax Cuts and Jobs Act (the “Tax Act”), enacted on December 22, 2017, among other things, permanently lowered the statutory federal corporate tax rate from 35% to 21%, effective for tax years including or beginning January 1, 2018. Under the guidance of ASC 740, “Income Taxes” (“ASC 740”), the Company revalued its net deferred tax assets on the date of enactment based on the reduction in the overall future tax benefit expected to be realized at the lower tax rate implemented by the new legislation. After reviewing the Company’s inventory of deferred tax assets and liabilities on the date of enactment and giving consideration to the future impact of the lower corporate tax rates and other provisions of the new legislation, the Company’s revaluation of its net deferred tax assets was $2,558,859, which was included in “Income tax expense” in the Consolidated Statements of Income for the year ended December 31, 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

At December 31, 2018 and December 31, 2017, net deferred tax assets consist of the following:

	2018	2017
Deferred tax assets
Allowance for loan losses	$841,238	$753,297
Deferred compensation liability	2,418,290	2,150,913
Alternative minimum tax credit	—	667,280
Unrealized loss on securities available-for-sale	4,978,232	2,734,500
Other	435,102	608,913

Total	8,672,862	6,914,903
Deferred tax liabilities
Premises and equipment	1,856,404	1,358,165
Other	182,919	193,988

Total	2,039,323	1,552,153

Net deferred tax asset	$6,633,539	$5,362,750

The net deferred tax asset was $6,633,539 and $5,362,750 at December 31, 2018 and 2017, respectively. The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2018, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2018, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2015 through 2017. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2015 through 2017.

.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2018 and December 31, 2017, and for the years ended December 31, 2018, 2017 and 2016, is as follows:

Balance Sheets

December 31, 2018 and 2017

	2018	2017
Assets
Cash (1)	$1,595,939	$2,369,429
Investment in bank subsidiary (1)	82,002,089	85,729,466
Other assets (1)	268,289	352,145

Total assets	$83,866,317	$88,451,040

Liabilities
Other liabilities	$—	$—

Shareholders’ equity	83,866,317	88,451,040

Total liabilities and shareholders’ equity	$83,866,317	$88,451,040

(1)	Fully or partially eliminates in consolidation.

Income Statements

Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
Interest income (1)	$2,255	$1,902	$2,379

Other income
Dividends from bank subsidiary (1)	3,990,000	5,472,000	4,104,001
Equity in undistributed earnings (loss) of bank subsidiary (1)	3,021,807	(1,348,757)	2,845,152
Other income	—	—	—

Total other income	7,011,807	4,123,243	6,949,153

Other expense	445,938	459,935	355,256

Income before income taxes	6,568,124	3,665,210	6,596,276
Income tax benefit	(105,003)	(38,338)	(140,378)

Net income	$6,673,127	$3,703,548	$6,736,654

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

Statements of Cash Flows

Years Ended December 31, 2018, 2017 and 2016

	2018	2017	2016
Cash flows from operating activities
Net income	$6,673,127	$3,703,548	$6,736,654
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of the Bank	(3,021,807)	1,348,757	(2,845,152)
Stock compensation expense	170,325	210,735	186,425
Increase (decrease) in other assets	83,856	265,925	(143,602)

Net cash provided by operating activities	3,905,501	5,528,965	3,934,325

Cash flows from financing activities
Dividends paid to shareholders	$(4,705,991)	$(4,697,056)	$(4,686,325)
Proceeds from stock option exercises	27,000	92,625	—

Net cash used in financing activities	(4,678,991)	(4,604,431)	(4,686,325)

Net (decrease) increase in cash	(773,490)	924,534	(752,000)

Cash, beginning of year	2,369,429	1,444,895	2,196,895

Cash, end of year	$1,595,939	$2,369,429	$1,444,895

The Bank is required to obtain approval from state regulators before paying dividends.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Related Party Transactions

The Company had, and may have in the future, banking transactions in the ordinary course of business with directors, significant shareholders, principal officers, their immediate families, and affiliated companies in which they are principal shareholders (commonly referred to as related parties). In management’s opinion, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and do not involve more than the normal risk of collectability at the time of the transaction.

Activity in related party loans is detailed in tabular form in Note 4 of the notes to the Financial Statements.

Deposits from related parties at December 31, 2018 and December 31, 2017 approximated $5,605,733 and $6,553,975, respectively.

Note 12. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2018 and December 31, 2017, commitments related to unused lines of credit were $58,835,208 and $46,405,869, respectively, and standby letters of credit were $2,516,810 and $2,842,010, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Legal Proceedings

We are a party to various legal proceedings such as claims and lawsuits arising in the course of our normal business activities. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2018 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on our business, results of operations or financial condition.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Lease Commitment and Total Rental Expense

The Company has operating leases under non-cancellable operating lease agreements for banking facilities and equipment. Future minimum rental payments due under the leases are as follows:

Years Ending December 31,	Amounts
2019	$291,676
2020	216,528
2021	216,528
2022	216,528
2023	47,508

$988,768

The total rental expense included in the income statements for the years ended December 31, 2018, 2017 and 2016 is $76,096, $107,418 and $118,805, respectively.

Note 14. Benefit Plans

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2018, 2017 and 2016, the Company’s contributions were $590,002, $538,495 and $520,488, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $194,146, $189,966 and $183,824 for the plan years ended December 31, 2018, 2017 and 2016, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $535,489, $521,991 and $584,319 for the plan years ended December 31, 2018, 2017 and 2016, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2018, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

Beginning January 1, 2015, the Bank began to comply with the Basel III rules, which became effective on January 1, 2019. Among other things, the Basel III rules impact regulatory capital ratios of banking organizations in the following manner:

•	Create a new requirement to maintain a ratio of common equity Tier 1 capital to total risk-weighted assets of not less than 4.5%;

•	Increase the minimum leverage ratio to 4% for all banking organizations (currently 3% for certain banking organizations);

•	Increase the minimum Tier 1 risk-based capital ratio from 4% to 6%; and

•	Maintain the minimum total risk-based capital ratio at 8%.

In addition, the Basel III rules will subject a banking organization to certain limitations on capital distributions and discretionary bonus payments to executive officers if the organization did not maintain a capital conservation buffer of common equity Tier 1 capital in an amount greater than 2.5% of its total risk-weighted assets. The capital conservation buffer increases the minimum common equity Tier 1 capital ratio to 7%, the minimum Tier 1 risk-based capital ratio to 8.5% and the minimum total risk-based capital ratio to 10.5% for banking organizations seeking to avoid the limitations on capital distributions and discretionary bonus payments to executive officers.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

As of December 31, 2018 and 2017, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios (amounts in thousands):

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2018
Citizens Holding Company
Tier 1 leverage ratio	$95,691	9.93%	$48,191	5.00%	$38,553	4.00%
Common Equity tier 1 capital ratio	95,691	9.93%	62,648	6.50%	43,372	4.50%
Tier 1 risk-based capital ratio	95,691	17.41%	43,966	8.00%	32,974	6.00%
Total risk-based capital ratio	99,063	18.03%	54,957	10.00%	43,966	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$93,827	9.74%	$48,178	5.00%	$38,542	4.00%
Common Equity tier 1 capital ratio	93,827	9.74%	62,631	6.50%	43,360	4.50%
Tier 1 risk-based capital ratio	93,827	17.08%	43,944	8.00%	32,958	6.00%
Total risk-based capital ratio	97,199	17.69%	54,930	10.00%	43,944	8.00%

December 31, 2017
Citizens Holding Company
Tier 1 leverage ratio	$93,527	9.17%	$51,005	5.00%	$40,804	4.00%
Common Equity tier 1 capital ratio	93,527	9.17%	66,307	6.50%	45,905	4.50%
Tier 1 risk-based capital ratio	93,527	17.93%	41,737	8.00%	31,303	6.00%
Total risk-based capital ratio	96,546	18.51%	52,171	10.00%	41,737	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$89,243	8.75%	$50,978	5.00%	$40,782	4.00%
Common Equity tier 1 capital ratio	89,243	8.75%	66,271	6.50%	45,880	4.50%
Tier 1 risk-based capital ratio	89,243	17.12%	41,708	8.00%	31,281	6.00%
Total risk-based capital ratio	92,262	17.70%	52,136	10.00%	41,708	8.00%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

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

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company used the following methods and assumptions to estimate the fair value of financial instruments that are measured at fair value on a recurring basis:

Investment Securities

The fair values of debt securities available for sale are determined by third party matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

As of December 31, 2017, the Company owned certain beneficial interests in one collateralized debt obligation secured by community bank trust preferred securities. These interests do not trade in a liquid market, and therefore, market quotes are not a reliable indicator of their ultimate realizability. The Company utilized a discounted cash flow model using inputs of (1) market yields of trust-preferred securities as the discount rate and (2) expected cash flows which are estimated using assumptions related to defaults, deferrals and prepayments to determine the fair values of these beneficial interests. Many of the factors that adjust the timing and extent of cash flows are based on judgment and not directly observable in the markets. Therefore, these fair

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

values were classified as Level 3 valuations for accounting and disclosure purposes. Since observable transactions in these securities are extremely rare, the Company used assumptions that a market participant would use in valuing these instruments. These assumptions primarily include cash flow estimates and market discount rates. The cash flow estimates are sensitive to the assumptions related to the ability of the issuers to pay the underlying trust preferred securities according to their terms. The market discount rates depend on transactions, which are rare given the lack of interest of investors in these types of beneficial interests.

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2018:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$95,977,783	$—	$95,977,783
Mortgage-backed securities	—	247,374,153	—	247,374,153
State, County, Municipals	—	101,394,518	—	101,394,518

	$—	$444,746,454	$—	$444,746,454

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2017:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$176,448,558	$—	$176,448,558
Mortgage-backed securities	—	208,423,057	—	208,423,057
State, County, Municipals	—	117,100,535	—	117,100,535
Other Investments	—	—	3,074,227	3,074,227

	$—	$501,972,150	$3,074,227	$505,046,377

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following table reports the activity in assets measured at fair value on a recurring basis using significant unobservable inputs, during the years ended December 31, 2018 and December 31, 2017.

	Fair Value Measurements Using Significant Unobservable Inputs
	(Level 3)
	2018	2017
Balance at January 1	$3,074,227	$2,971,106
Sales	$(2,865,294)
Principal payments received	—	(4,466)
Unrealized loss included in other comprehensive income	(208,933)	107,587

Balance at December 31	$—	$3,074,227

The Company recorded no gains or losses in earnings for the period ended December 31, 2018 and 2017 that were attributable to the change in unrealized gains or losses relating to assets still held at the reporting date.

Impaired Loans

Loans considered impaired are reserved for at the time the loan is identified as impaired taking into account the fair value of the collateral less estimated selling costs. Collateral may be real estate and/or business assets including but not limited to, equipment, inventory and accounts receivable. The fair value of real estate is determined based on appraisals by qualified licensed appraisers. The fair value of the business assets is generally based on amounts reported on the business’s financial statements. Appraised and reported values may be adjusted based on management’s historical knowledge, changes in market conditions from the time of valuation and management knowledge of the client and the client’s business. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified Level 3. The unobservable inputs may vary depending on the individual assets with the fair value of real estate based on appraised value being the predominant approach. The Company reviews the certified appraisals for appropriateness and adjusts the value downward to consider selling, closing and liquidation costs, which typically approximates 25% of the appraised value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

Other real estate owned

OREO is primarily comprised of real estate acquired in partial or full satisfaction of loans. OREO is recorded at its estimated fair value less estimated selling and closing costs at the date of transfer, with any excess of the related loan balance over the fair value less expected selling costs charged to the ALLL. Subsequent changes in fair value are reported as adjustments to the carrying amount and are recorded against earnings. The Company outsources the valuation of OREO with material balances to third party appraisers. The Company reviews the third-party appraisal for appropriateness and adjusts the value downward to consider selling and closing costs, which typically approximate 25% of the appraised value.

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2018 and 2017 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2018
Impaired loans	$—	$—	$3,364,538	$3,364,538
Other real estate owned	—	—	188,609	188,609

	$—	$—	$3,553,147	$3,553,147

December 31, 2017
Impaired loans	$—	$—	$544,502	$544,502
Other real estate owned	—	—	1,307,250	1,307,250

	$—	$—	$1,851,752	$1,851,752

Impaired loans with a carrying value of $3,364,538 and $544,502 had an allocated allowance for loan losses of $401,347 and $442,589 at December 31, 2018 and December 31, 2017, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustment to OREO in the amount of $-0- and $234,042 was necessary and was recorded during the year ended December 31, 2018 and December 31, 2017, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2018 and December 31, 2017:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2018		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$12,592,130	$12,592,130	$—	$—	$12,592,130
Interest bearing deposits with banks	8,079,742	8,079,742	—	—	8,079,742
Securities available-for-sale	444,746,454	—	444,746,454	—	444,746,454
Net loans	425,905,093	—	—	420,992,074	420,992,074

Financial liabilities
Deposits	$756,221,510	$544,985,869	$210,477,092	$—	$755,462,961
Securities Sold under
Agreement to Repurchase	107,965,505	107,965,505	—	—	107,965,505

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2017		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$17,962,990	$17,962,990	$—	$—	$17,962,990
Interest bearing deposits with banks	1,532,420	1,532,420	—	—	1,532,420
Securities available-for-sale	505,046,377	—	501,972,150	3,074,227	505,046,377
Net loans	402,390,574	—	—	401,706,081	401,706,081

Financial liabilities
Deposits	$720,685,499	$543,123,284	$177,698,280	$—	$720,821,564
Federal Home Loan Bank advances	30,000,000	30,005,541	—	—	30,005,541
Securities Sold under Agreement to Repurchase	142,497,938	142,497,938	—	—	142,497,938

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Stock Based Compensation

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2018. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2018 or 2017, therefore no calculations were required in 2018 or 2017 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.

During 2018, the Company’s directors received restricted stock grants totaling 7,500 shares of common stock at a then market value of $22.05 per share and in 2017 received 7,500 shares of common stock at a then market value of $24.03 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2018 was $165,375 and will be recognized over the one-year restriction period at a cost of $13,781 per month less deferred taxes of $3,439 per month. The grant date fair value of the shares granted in 2017 was $180,225 and was recognized over the one-year restriction period at a cost of $15,019 per month less deferred taxes of $3,748 per month.

During 2015, 7,500 shares of restricted stock was granted to the Chief Executive Officer (CEO) that would vest according to a stock performance schedule over the next five years. The stock performance for the Company met the goal for 2016 and the CEO became vested in 20%, or 1,500 shares of the restricted stock at an expense of $31,725. Again in 2017, the Company met 20% of its goal and the CEO became vested in an additional 1,500 shares of the restricted stock at an expense of $36,810. The stock performance for the Company did not meet the goal in 2018 and no corresponding expense was recorded.

During 2018 and 2017, the Company recorded expense of $170,325 and $210,735 and recorded deferred taxes in the amounts of $42,496 and $43,395, respectively, related to all of the restricted shares.

At December 31, 2018, there were 12,000 shares non-vested with $55,125 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2018, 2017 and 2016:

	Directors’ Plan		Employees’ Plan
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2016	87,000	$21.35	23,000	$23.46
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(9,000)	23.70	(23,000)	23.46

Outstanding at December 31, 2016	78,000	$21.08	—	$—

Granted	—	—	—	—
Exercised	(6,000)	20.94	—	—
Expired	(9,000)	22.00	—	—

Outstanding at December 31, 2017	63,000	$20.96	—	$—

Granted	—	—	—	—
Exercised	(6,000)	18.00	—	—
Expired	(4,500)	18.00	—	—

Outstanding at December 31, 2018	52,500	$21.55	—	$—

Options exercisable at:
December 31, 2018	52,500	$21.55	—	$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2018, 2017 and 2016

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

	Options	Weighted	Weighted Average
Range of Exercise Prices	Outstanding	Average Price	Life Remaining
$15.01 to $20.00	13,500	18.76	3 years, 4 months
$20.01 to $22.50	25,500	20.83	1 year, 5 months
$22.51 and above	13,500	25.72	1 year, 4 months

Total	52,500	$21.55	1 years, 11 months

The intrinsic value of options outstanding under the Directors’ Plan at December 31, 2018 was $43,470. Additionally, the total intrinsic value of options exercised during 2018 and 2017 was $24,300 and $18,825, respectively.

There were no options granted during 2018 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of

December 31, 2018, 2017 and 2016

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2018, 2017 and 2016. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Over the past three years, the Company has experienced growth in total loans as management has capitalized on opportunities for organic growth within the Company’s market area and the addition of a loan production office in 2016. Total loans increased over the three-year period by $35.8 million or 9.2%. In the three-year period, net income decreased by $100 thousand or 0.9%. As competition for deposits has increased, the cost of deposits has also increased. The yield on earning assets hasn’t increased at the same rate as interest bearing liabilities. Management continues to focus on growing non-interest income while containing costs to the extent possible to help offset shrinking margins. Due to the loan growth over the period, management has increased the provision for loan losses to help manage risks. All of these factors are driving the net income results and continue to be a focus of management moving forward.

During 2018 as compared to 2017, the Company’s total assets decreased by $34,465,750, or 3.5%, loans increased by $23,514,519, or 5.8%, and total deposits increased by $35,536,011, or 4.9%. Loans increased in 2018 due to an increased focus on loan production in the Company’s service area, including the loan production office in North Mississippi. Certificates of deposit ended 2018 at $211,235,641, or 19.0% higher than 2017. Demand, NOW, savings and money market accounts increased $1,862,584, or 0.3% from December 31, 2017 to $544,985,869 at December 31, 2018.

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

In 2018, the Company’s net income after taxes increased to $6,673,127, an increase of $2,929,803 from 2017. The bulk of this increase was from the Tax Cuts and Jobs Act of 2017 that was signed into law on December 22, 2017 that negatively impacted 2017 earnings. This resulted in an increase in the income tax expense related to this in the amount of $2,588,859 in 2017. Net interest income after the provision for loan losses decreased in 2018 primarily due to an increase in interest expense on interest bearing liabilities and an increase in the provision for loan losses. An increase in non-interest income coupled with the decrease in non-interest expense helped offset the decrease in net interest income. Net income for 2018 produced, on a fully diluted basis, earnings per share of $1.36 compared to $0.76, after the deferred tax adjustment, for 2017.

In 2017, the Company’s net income after taxes decreased to $3,703,548, a decrease of $3,033,106 from 2016. The bulk of this decline was an increase in income taxes that resulted from the Tax Cuts and Jobs Act of 2017 that was signed into law on December 22, 2017. This change in the corporate tax rate required the Company to revalue its net deferred tax assets at the new rate of 21% and to adjust those taxes through the income tax expense on the income statement. This resulted in an increase in the income tax expense related to this in the amount of $2,588,859. Net interest income increased in 2017 primarily due to an increase in interest income on interest earning assets and a decrease in the provision for loan losses. An increase in non-interest income partially offset the increase in non-interest expense which contributed to the decrease in net income for 2017. Net income for 2017 produced, on a fully diluted basis after the deferred tax asset adjustment, earnings per share of $0.76 compared to $0.76 in 2017 and $1.38 for 2016.

The Company’s return on average assets (“ROA”) was 0.69% in 2018, compared to 0.37% in 2017 and 0.86% in 2016. The Company’s return on average equity (“ROE”) was 7.95% in 2018, 4.10% in 2017 and 7.34% in 2016. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 9.22% in 2016 to 9.17% in 2017 and increased to 9.74% in 2018. The ROE in 2018, 2017 and 2016 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s net income in those years and also affected by the decrease in total assets during these time periods. The Company set the annual dividend payout rate to approximately 70.59% of 2018 earnings per share, as compared to 126.32% in 2016 and 69.57% in 2016. The leverage capital ratio of 9.74% in 2018 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

Liquidity is discussed in more detail beginning on page 90 of this report under the heading, Liquidity and Rate Sensitivity. The Company did not have any commitments at December 31, 2018 that would require a material expenditure of capital resources.

The Company is not aware of any developments that would have material impact on its revenues or net income. Interest rate increases being projected for 2019 are unknown at this time but it is difficult to know the frequency and size of interest rate movements. A measured increase in interest rates could have the effect of increasing revenues and net income.

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

Stock Based Compensation

The Company recognizes stock compensation expenses in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). The Company sponsors stock plans which most commonly include restricted stock and stock options. The Company accounts for stock based compensation under the fair value recognition provisions whereby compensation cost is measure based on the fair value of the award at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period. The fair value of restructured stock is determined based on the closing price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model. For more information on the Company’s stock options and the assumptions used to calculate the expense of such options, please refer to Note 1, “Summary of Significant Accounting Policies,” and Note 17, “Stock Based Compensation” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report, including, but not limited to, statements found in Item 1, “Business,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Citizens Holding Company (the “Company”) notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Company’s wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), include, but are not limited to, the following:

•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

•	adverse changes in asset quality and loan demand, the potential insufficiency of the allowance for loan losses and our ability to foreclose on delinquent mortgages;

•	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates;

•

extensive regulation, changes in the legislative and regulatory environment that negatively impact the Company and the Bank through increased operating expenses and the potential for regulatory enforcement actions, claims or litigation;

•	increased competition from other financial institutions and the risk of failure to achieve our business strategies;

•

events affecting our business operations, including the effectiveness of our risk management framework, the accuracy of our estimates, our reliance on third party vendors, the risk of security breaches and potential fraud, and the impact of technological advances;

•	our ability to maintain sufficient capital and to raise additional capital when needed;

•	our ability to maintain adequate liquidity to conduct business and meet our obligations;

•

events affecting our ability to compete effectively and achieve our strategies, such as the risk of failure to achieve the revenue increases expected to result from our acquisitions, branch additions and in new product and service offerings, our ability to control expenses and our ability to attract and retain skilled people;

•	events that adversely affect our reputation, and the resulting potential adverse impact on our business operations;

•

risks arising from owning our common stock, such as the volatility and trading volume, our ability to pay dividends, the regulatory limitations on stock ownership, and provisions in our governing documents that may make it more difficult for another party to obtain control of us; and

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2018	2017	2016	2015	2014
Summary of Earnings

Total Interest Income	$31,359	$30,505	$30,169	$30,965	$31,380
Total Interest Expense	4,459	3,343	3,098	3,077	3,018
Provision for loan losses	334	(543)	(65)	556	923
Non-interest income	8,599	8,296	7,692	8,327	8,163
Non-interest expense	27,665	28,227	26,480	25,591	26,324
Income tax expense	828	4,070	1,612	2,479	1,828
Net Income	6,673	3,704	6,737	7,589	7,450

Per Share Data

Earnings-basic	$1.36	$0.76	$1.38	$1.56	$1.53
Earnings-diluted	1.36	0.76	1.38	1.56	1.53
Cash dividends	0.96	0.96	0.96	0.93	0.89
Book value at year end	17.09	18.07	17.42	17.73	16.78

Selected Year End Actual Balances

Loans, net of unearned income	$429,277	$406,605	$394,051	$429,582	$390,960
Allowance for loan losses	3,372	3,019	3,903	6,474	6,542
Investment Securities	444,746	505,046	496,125	428,308	386,562
Earning assets	885,416	910,283	935,957	894,765	833,845
Total assets	958,630	993,096	1,025,212	973,505	921,061
Deposits	756,222	720,685	760,152	753,405	696,094
Long term borrowings	15	20,000	20,000	20,000	20,000
Shareholders’ equity	83,866	88,451	85,059	86,425	81,858

Selected Year End Average Balances

Loans, net of unearned income	$418,136	$395,217	$409,367	$412,161	$389,720
Allowance for loan losses	3,002	3,586	5,051	6,637	7,902
Investment securities	484,298	511,133	475,714	421,729	396,806
Earning assets	911,175	929,260	917,366	863,830	798,432
Total assets	971,893	1,013,177	996,266	945,270	884,688
Deposits	760,992	762,983	766,264	725,116	682,444
Long term borrowings	19	20,000	20,042	20,056	35,593
Shareholders’ equity	83,907	90,230	91,766	84,250	73,219

	2018	2017	2016	2015	2014
Selected Ratios

Return on average assets	0.69%	0.37%	0.68%	0.80%	0.84%
Return on average equity	7.95%	4.10%	7.34%	9.01%	10.17%
Dividend payout ratio	70.59%	126.32%	69.57%	59.62%	58.17%
Equity to year end assets	8.75%	8.91%	8.30%	8.88%	8.89%
Total risk-based capital to risk-adjusted assets	17.69%	18.51%	18.67%	17.54%	17.84%
Leverage capital ratio	9.74%	9.17%	9.22%	9.26%	9.60%
Efficiency ratio	75.99%	76.35%	71.49%	68.69%	70.09%

NET INCOME

Net income for 2018 increased by 0.9% to $6,673,127 or $1.36 per share-basic and -diluted, from $3,703,548 or $0.76 per share-basic and -diluted for 2017. The provision for loan losses for 2018 was a positive $333,990 as compared to negative $543,138 in 2017. The increase in the loan loss provision for 2018 was mainly due to the increase in the balance of loans outstanding coupled with management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $303,189, or 3.7%, and non-interest expense decreased by $562,460 or 2.0%, in 2018. Non-interest income for 2018 increased primarily due to an increase in service charges on deposit accounts and other service charges and fees offset by a decrease in other income. Non-interest expense decreased due to a decrease in salaries and benefits, loan collection expense, other losses and a reduction in other expenses.

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

Net income for 2016 decreased by 11.2% to $6,736,654 or $1.38 per share-basic and -diluted, from $7,588,901 or $1.56 per share-basic and -diluted for 2015. The provision for loan losses for 2016 was a negative $65,056 as compared to positive $556,687 in 2015. The decrease in the loan loss provision for 2016 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions and the decrease in the balance of loans outstanding. Non-interest income decreased by $636,109, or 7.6%, and non-interest expense increased by $888,684 or 3.5%, in 2016. Non-interest income for 2016 decreased primarily due to a decrease in gains from the sale of repossessed assets offset partially by an increase in other service charges and fees. Non-interest expense increased due to an increase in salaries and benefits writedowns on other real estate, loan collection expense and office supplies.

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

Net interest income on a tax equivalent basis was $27,806,000, $28,339,000 and $28,270,000 for the years 2018, 2017 and 2016, respectively. Net interest margin was                3.05%, 3.01% and 3.07% for the same periods. During 2018, the yields on interest earning assets and the rates paid on interest bearing deposits increased. In 2018 as compared to 2017, interest-bearing assets decreased by $24.9 million, or 2.7% and interest-bearing liabilities decreased by $41.2 million, or 5.6%. For the year ended December 31, 2018, the average yield on earnings assets was 3.54%, an increase of 18 basis points compared to the average yield at December 31, 2017. The average rate paid on interest-bearing liabilities was 0.62%, an increase of 18 basis points compared to the average rate at December 31, 2017.

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

During this three-year period, loans outstanding decreased in 2016 and increased in 2017 and 2018. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2018, 2017 and 2016.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2018	2017	2016	2018	2017	2016	2018	2017	2016
Loans:
Loans, net of unearned(1)	$417,624	$394,684	$408,922	$20,287	$18,782	$19,012	4.86%	4.76%	4.65%

Investment Securities
Taxable	376,392	392,626	353,794	8,345	8,178	7,590	2.22%	2.08%	2.15%
Tax-exempt	107,906	129,709	121,358	3,445	4,448	4,581	3.19%	3.43%	3.77%

Total Investment Securities	484,298	522,335	475,152	11,790	12,626	12,171	2.43%	2.42%	2.56%

Federal Funds Sold and Other	9,253	24,999	36,071	157	274	185	1.70%	1.09%	0.51%

Total Interest Earning Assets(1)(2)	911,175	942,018	920,145	32,234	31,682	31,368	3.54%	3.36%	3.40%

Non-Earning Assets	69,971	71,159	76,121

Total Assets	$981,146	$1,013,177	$996,266

Deposits:
Interest-bearing Demand
Deposits (3)	$325,192	$347,260	$345,438	$1,131	$806	$730	0.35%	0.23%	0.21%
Savings	79,281	74,923	72,127	113	133	122	0.14%	0.14%	0.12%
Time	191,836	189,359	202,261	1,536	983	992	0.80%	0.52%	0.49%

Total Deposits	596,309	611,542	619,826	2,780	1,922	1,844	0.47%	0.31%	0.30%

Borrowed Funds
Short-term Borrowings	116,787	130,248	108,884	1,648	907	740	1.41%	0.70%	0.68%
Long-term Borrowings	—	20,000	20,000	—	514	514	0.00%	2.53%	2.53%

Total Borrowed Funds	116,787	150,248	128,884	1,648	1,421	1,254	1.41%	0.95%	0.97%

Total Interest-Bearing Liabilities (3)	713,096	761,790	748,710	4,428	3,343	3,098	0.62%	0.44%	0.41%

Non-Interest Bearing Liabilities
Demand Deposits	164,682	150,689	146,438
Other Liabilities	10,208	10,468	9,352
Shareholders’ Equity	83,907	90,230	91,766

Total Liabilities and Shareholders’ Equity	$971,893	$1,013,177	$996,266

Interest Rate Spread							2.92%	2.92%	2.99%

Net Interest Margin				$27,806	$28,339	$28,270	3.05%	3.01%	3.07%

Less
Tax Equivalent Adjustment				906	1,177	1,199

Net Interest Income				$26,900	$27,162	$27,071

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.

(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2018, 2017, and 2016.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2018	2017	2016
Average interest earning assets	$911,175	$942,018	$920,145
Average interest bearing liabilities	713,096	761,790	748,710

Net average interest earning assets	$198,079	$180,228	$171,435

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2016 through 2018. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields.    Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 21% and 34% in 2018 and 2017, respectively.

TABLE 4 – VOLUME/RATE ANALYSIS

	(in thousands) 2018 Change from 2017			2017 Change from 2016
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$1,114	391	$1,505	$(678)	$448	$(230)
Taxable Securities	(360)	527	167	809	(221)	588
Non-Taxable Securities	(696)	(307)	(1,003)	286	(419)	(133)
Federal Funds Sold and Other	(267)	150	(117)	(121)	210	89

TOTAL INTEREST INCOME	$(209)	$761	$552	$296	$18	$314

INTEREST EXPENSE

Interest-bearing demand deposits	$(77)	402	325	$4	$72	76
Savings Deposits	6	(26)	(20)	4	7	11
Time Deposits	20	533	553	(67)	58	(9)
Short-term borrowings	(190)	931	741	149	18	167
Long-term borrowings	—	(514)	(514)	—	—	—

TOTAL INTEREST EXPENSE	$(241)	$1,326	1,085	$90	$155	245

NET INTEREST INCOME	$32	$(565)	$(533)	$206	$(137)	$69

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

Loan demand in the Company’s market improved after economic conditions began to show some improvement. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able, in 2017 and 2018, to increase the amount of loans outstanding. The overall loan demand in the Company’s operating markets has been robust in certain sectors. Commercial, financial and agricultural has seen the most growth with an increase of 6.6%, or 17,652,732, in 2018, by 5.6%, or $14,186,547, in 2017 and decreased by 4.9%, or $12,882,886, in 2016. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of this loan segment.

Real estate mortgage loans originated by the Company decreased by 7.5%, or $7,177,384 in 2018, by 1.9%, or $1,887,518, in 2017 and by 6.0%, or $6,233,615, in 2016 when compared to the prior years. The decrease in mortgage loans in all years reflects the weakness in the local housing markets coupled with increased competition in the mortgage market.

Real estate construction loans increased by $15,210,472, or 58.7% in 2018 to $41,133,508 when compared to the $25,923,036 at December 31, 2017 and by 2,130, or 0.8% when compared to 2016. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. There was a large amount of demand for these types of loans in the Company’s service area during 2018.

Consumer loans decreased by $1,969,249 or 12.3% in 2018, $3,475,943, or 17.9% in 2017 and $7,159,006, or 26.9% in 2016, compared to the prior years. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2018	2017	2016	2015	2014
Commercial, financial and agricultural	$285,420	$267,767	$253,581	$266,464	$217,577
Real estate - construction	41,134	25,923	23,793	33,133	43,233
Real estate - mortgage	88,747	95,925	97,812	104,046	104,170
Consumer	14,021	15,990	19,466	26,625	26,515

TOTAL LOANS	$429,322	$405,605	$394,652	$430,268	$391,495

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2018

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$57,059	$191,401	$36,960	$285,420
Real estate - construction	11,809	25,524	3,801	$41,134
Real estate - mortgage	18,943	55,199	14,605	$88,747
Consumer	6,501	7,185	335	$14,021

Total loans	$94,312	$279,309	$55,701	$429,322

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$323,432	$34,948
Variable rates	35,513	32,012

Total loans	$358,945	$66,960

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2016, 2017 and 2018. The ratio of net loans charged off to average loans was 0.00% in 2018, 0.09% in 2017 and 0.61% in 2016. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2018 was a positive $333,990 compared to a negative $543,138 in 2017 and negative $65,056 in 2016. The change in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. At the end of 2018, the total allowance for loan losses was $3,371,695, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2018	2017	2016	2015	2014
BALANCE AT BEGINNING OF YEAR	$3,019	$3,903	$6,474	$6,542	$8,078

LOANS CHARGED-OFF

Commercial, financial and agricultural	35	166	2,397	457	2,213
Real estate - construction	74	112	—	—	249
Real estate - mortgage	133	57	179	201	149
Consumer	146	102	65	164	121

TOTAL CHARGE-OFFS	388	437	2,641	822	2,732

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	219	2	18	45	79
Real estate - construction	19	14	18	9	7
Real estate - mortgage	81	16	24	52	126
Consumer	88	64	75	91	61

TOTAL RECOVERIES	407	96	135	197	273

Net loans charged-off	(19)	341	2,506	625	2,459
Additions charged to operating expense	334	(543)	(65)	557	923

BALANCE AT END OF YEAR	$3,372	$3,019	$3,903	$6,474	$6,542

Loans, net of unearned, at year end	$429,277	$406,605	$394,051	$429,582	$390,960

Ratio of allowance to loans at year end	0.79%	0.74%	0.99%	1.51%	1.67%

Average loans - net of unearned	$418,136	$395,217	$409,367	$412,161	$389,720

Ratio of net loans charged-off to average loans	0.00%	0.09%	0.61%	0.15%	0.63%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2018	2017	2016	2015	2014
Commercial, financial and agricultural	$2,309	$1,942	$2,434	$4,710	$4,352
Real estate - construction	192	139	120	402	806
Real estate - mortgage	566	417	821	770	918
Consumer	305	521	528	592	466

Total	$3,372	$3,019	$3,903	$6,474	$6,542

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2018	2017	2016	2015	2014
Commercial, financial and agricultural	66.48%	66.02%	64.25%	61.93%	55.58%
Real estate - construction	9.58%	6.39%	6.03%	7.70%	11.04%
Real estate - mortgage	20.67%	23.65%	24.79%	24.18%	26.61%
Consumer	3.27%	3.94%	4.93%	6.19%	6.77%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, increased in 2018 even though the Company maintained tight credit standards and the competition for loans was strong. Commercial, financial and agricultural loans along with real estate construction loans increased and real estate mortgage and consumer loans decreased. In 2017 as compared to 2016, loans in all classifications decreased. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2018 was 0.80% compared to 0.98% in 2017. OREO decreased in 2018 after increasing in 2017 due to more foreclosures in 2017 and by the sale of several parcels that were acquired in foreclosure in previous years.

Loans on non-accrual status amounted to $9,838,870 in 2018 as compared to $7,582,017 in 2017 and $8,879,393 in 2016. Interest income forgone on loans classified as non-accrual in 2018 was $428,644 as compared to $412,915 in 2017 and $651,560 in 2016. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2018	2017	2016	2015	2014
PRINCIPAL BALANCE

Non-accrual	$9,839	$7,582	$8,879	$14,423	$11,854
Accruing loans 90 days or more past due	73	807	206	76	880
Troubled debt restructurings	2,782	3,047	3,288	3,858	4,741

TOTAL NON-PERFORMING LOANS	$12,694	$11,436	$12,373	$18,357	$17,475

Income on non-accrual loans not recorded	$429	$413	$652	$732	$820

Non-performing as a percent of loans	2.96%	2.82%	3.14%	4.26%	4.46%

Other real estate owned	$3,440	$3,980	$4,443	$3,573	$4,052

OREO as a percent of loans	0.80%	0.98%	1.13%	0.83%	1.04%

Allowance as a percent of non-performing loans	26.56%	26.40%	31.54%	35.27%	37.44%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management evaluates the Company’s loans for impairment under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2018, 2017 and 2016 were $10,305,681, $4,396,293 and $7,064,185, respectively.

This table details the impaired loans by category for years ending 2018, 2017 and 2016.

	AT DECEMBER 31,
	2018	2017	2016
Commercial, financial and agricultural	$9,153,423	$4,093,052	$5,615,902
Real estate - mortgage	1,152,258	303,241	1,448,283

Total loans	$10,305,681	$4,396,293	$7,064,185

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

At December 31, 2018, loans totaling $26,251,510 were included on the Company’s watch list compared to $18,700,847 at December 31, 2017. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2018, the Company classified all of its securities as AFS. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2016 through 2018 and the maturity distribution at December 31, 2018, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2018	2017	2016
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$99,366	$180,648	$207,081
Mortgage Backed Securities	259,742	213,707	152,766
State, County and Municipal Obligations	105,591	118,786	150,504
Other Securities	—	2,865	2,870

TOTAL SECURITIES AVAILABLE-FOR-SALE	$464,699	$516,006	$513,221

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies(1)	$—	0.00%	$84,330	1.85%	$15,036	2.22%	$—	0.00%
Mortgage Backed Securities	—	0.00%	4,951	2.19%	254,791	2.45%	—	0.00%
State, County and Municipal(2)	1,875	4.28%	7,619	3.65%	17,766	2.84%	78,331	2.71%

TOTAL AVAILABLE-FOR-SALE	$1,875	4.28%	$96,900	2.01%	$287,593	2.46%	$78,331	2.71%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 21% and a state tax rate of 5%.

The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2018. This change is not used in the Tier 1 capital calculation.

As detailed in Table 9, the security portfolio decreased $60.7 million or 11.9% in 2018, increased $2.8 million or 0.5% in 2017 and increased $84.9 million or 19.8% in 2016. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2018 and 2017 due to customers desiring to stay short and liquid with their deposits. During this time, all other segments of deposits increased.

A three-year schedule of average deposits by type and maturities of time deposits greater than $250,000 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2018		2017		2016
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$164,682		$150,689		$146,438
Interest-bearing demand	325,192	0.35%	347,260	0.23%	345,438	0.21%
Savings	79,281	0.14%	74,923	0.14%	71,127	0.12%
Time deposits	191,836	0.80%	189,359	0.52%	202,261	0.49%

	$760,991	0.47%	$762,231	0.25%	$765,264	0.25%

MATURITY RANGES OF TIME DEPOSITS

OF $250,000 OR MORE

AS OF DECEMBER 31, 2018
3 months or less	$21,251
3 through 12 months	21,426
1 year to 3 years	14,458
over 3 years	4,522

$61,657

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2018	2017	2016
Short-term borrowings
Year-end balance	$107,966	$153,998	$150,283
Weighted average rate	1.20%	0.75%	0.68%

Maximum month-end balance	$140,115	$201,427	$203,549

Year to date average balance	$116,787	$130,248	$108,884
Weighted average rate	1.41%	0.75%	0.68%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2018, the Company had the capacity to borrow up to $216,252,131 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2018 the Company had borrowed $-0- from the FHLB and $-0- in Federal Funds Purchased compared to $20,000,000 borrowed from the FHLB and $-0- borrowed in Federal Funds Purchased at December 31, 2017. In 2018, the balances in Securities Sold Under Agreement to Repurchase decreased $34,532,432, or 24.2% to $107,965,505. In 2017, these balances decreased to $142,497,938, a decrease of $7,784,975, or 5.2%.

At the end of 2018, the Company had long-term debt in the amount of $-0- to the FHLB for advances and $14,647 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2018 is listed below.

(in thousands)
2018
Less than one year	$—
One year to three years	15
Over three years	—

Total long-term borrowings	$15

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2016 through 2018 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

		% CHANGE		% CHANGE
	2018	FROM ‘17	2017	FROM ‘16	2016
NON-INTEREST INCOME
Service charges on deposit accounts	$4,562	7.62%	$4,239	11.88%	$3,789
Other operating income	4,037	-0.49%	4,057	3.95%	3,903

TOTAL NON-INTEREST INCOME	$8,599	3.65%	$8,296	7.85%	$7,692

NON-INTEREST EXPENSE
Salaries and employee benefits	$14,530	-1.64%	$14,772	7.85%	$13,697
Occupancy expense, including equipment	5,730	6.41%	5,385	5.42%	5,108
Other operating expense	7,405	-8.24%	8,070	5.15%	7,675

TOTAL NON-INTEREST EXPENSE	$27,665	-1.99%	$28,227	6.60%	$26,480

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

During 2018 as compared to 2017, non-interest income increased by $303,189, or 3.65%, when compared to 2017. An increase in service charges on deposit accounts and other service charges and fees was partially offset by a decrease in other income and net gains on sales of securities.

During 2017 as compared to 2016, non-interest income increased by $604,544, or 7.86%, when compared to 2016. An increase in service charges on deposit accounts and in other service charges and fees and was partially offset by a decrease net gains on the sale of securities and other income.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2018 as compared to 2017, non-interest expense decreased by $562,460, or 2.0%, to $27,664,959. Included in this decrease was a decrease in salaries and benefits in the amount of $241,939, or 1.6%, occupancy expense in the amount of $144,756, or 6.7%, other expense in the amount of $665,836, or 8.3% partially offset by an increase in equipment expense in the amount of $490,071, or 15.3%. The increase in equipment expense was primarily due to strategic investments in technology over the past few years. The decrease in other expense was in large part due to decreased loan collection expense and a decrease in other losses attributable to writedowns on other real estate.

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

In 2018, the Company’s efficiency ratio was 75.99%, compared to 76.35% in 2017 and 71.49% in 2016. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $6,633,539 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 11.04%, 52.36% and 19.31% in 2018, 2017 and 2016, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 21%, 34% and 34% in 2018, 2017 and 2016, respectively, is interest on tax-exempt securities and loans and the impact on deferred tax assets due to tax reform. Further tax information is disclosed in Note 10, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2018 as compared to 2017, the Company experienced an increase in deposits in excess of the increase in loans outstanding. The decrease in investment securities is mainly the result of the desire to invest funds for current loan obligations. The Company relies upon non-core sources of funding, such as Federal Funds Purchased and short and long- term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.

The Company had no FHLB advances outstanding at year end as part of our strategy to rely more on core deposits than wholesale funding. However, the Company will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not currently solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are securities classified as AFS. All of the $444,746,454 in the investment securities portfolio is classified in the AFS category, and is available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2018, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2018 and 2017.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2018			2017
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$418,136	$22,919	5.80%	$395,217	$(14,150)	-3.46%
Taxable securities	376,392	(8,329)	-2.16%	384,721	32,110	9.11%
Tax-exempt securities	107,906	(18,506)	-14.64%	126,412	3,309	2.69%
Federal funds sold and other	—	(24,999)	-100.00%	24,999	(11,072)	-30.70%

TOTAL USES	$902,434	$(28,915)	-3.10%	$931,349	$10,197	1.11%

FUNDING SOURCES

Noninterest-bearing deposits	$164,682	$13,993	9.29%	$150,689	$4,251	2.90%
Interest-bearing demand and
savings deposits	404,473	(18,462)	-4.37%	422,935	27,370	6.92%
Time deposits	191,836	2,477	1.31%	189,359	(12,902)	-6.38%
Short-term borrowings	21,479	19,167	829.02%	2,312	2,265	4819.15%
Commercial repo	95,308	(32,629)	-25.50%	127,937	19,053	17.50%
Long-term debt	—	(20,029)	-100.00%	20,029	(13)	-0.06%

TOTAL SOURCES	$877,778	$(35,483)	-3.89%	$913,261	$40,024	4.58%

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

During 2018 as compared to 2017, total capital increased even though total dividends were in excess of book earnings due to the issuance of stock in the form of restricted stock or option exercises in the amount of $300,935 and the transfer of stranded AOCI in the amount of $1,588,198 that resulted from the Tax Cut and Jobs Act of 2018.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2018, as noted below in Table 14—Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2018	2017	2016
Tier 1 capital
Shareholders’ equity	$83,866	$88,452	$85,060
Less: Intangibles	(3,150)	(3,150)	(3,150)
Add/less: Unrealized loss/(gain) on securities	14,975	8,225	10,719

TOTAL TIER 1 CAPITAL	$95,691	$93,527	$92,629

Total capital
Tier 1 capital	$95,691	$93,527	$92,629
Allowable allowance for loan losses	3,372	3,019	3,903

TOTAL CAPITAL	$99,063	$96,546	$96,532

RISK WEIGHTED ASSETS	$549,828	$521,708	$516,925

AVERAGE ASSETS (FOURTH QUARTER)	$963,820	$1,020,107	$1,005,163

TIER 1 LEVERAGE RATIO	9.93%	9.17%	9.22%

COMMON EQUITY TIER 1 CAPITAL RATIO	9.93%	9.17%	9.22%

TIER 1 RISK-BASED CAPITAL RATIO	17.40%	17.93%	17.92%

TOTAL RISK-BASED CAPITAL RATIO	18.02%	18.51%	18.67%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining the dividend payout ratio to approximately 70% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.

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

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations, excluding deposits, of the Company as of December 31, 2018.

	Payments Due by Period
	(in thousands)
		Less than	1-3	3 - 5	Over 5
Contractual Obligations	Total	1 year	Years	Years	Years

Operating Leases	$990	$292	$650	$48	$—
Other Long-term Liabilities	15	—	15	—	—

Total	$1,005	$292	$665	$48	$—

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

OVERVIEW

The definition of market risk is the possibility of loss that could result from adverse changes in market prices or interest rates. The Company has taken steps to assess the amount of risk that is associated with its asset and liability structure. The Company measures the potential risk on a regular basis and makes changes to its strategies to manage these risks. The Board of Directors reviews important policy limits each month, with a more detailed risk analysis completed on a quarterly basis. These measurement tools are important in allowing the Company to manage market risk and to plan effective strategies to respond to any adverse changes in risk. The Company does not participate in some of the financial instruments that are inherently subject to substantial market risk. All of the financial instruments entered into by the Company are for purposes other than trading. All information presented in this report are denominated in U.S. dollars.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2018 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$179,419	$62,658
Total rate sensitive liabilities	259,915	102,819

Net gap	$(80,496)	$(40,161)

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15—Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2018 and December 31, 2017.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2018

(in thousands)

	2019	2020	2021	2022	2023	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$81,808	$54,416	$70,950	$32,780	$83,478	$34,948	$358,380	$353,467
Average Int Rate	4.89%	4.80%	4.49%	4.72%	4.96%	3.58%	4.67%
Floating Rate	$6,408	$18,742	$8,564	$589	$1,210	$32,012	$67,525	$67,525
Average Int Rate	5.54%	5.84%	4.99%	6.50%	6.05%	5.78%	5.68%
Investment securities
Fixed Rate	$1,875	$2,440	$11,648	$56,074	$26,738	$365,924	$464,699	$444,746
Average Int Rate	4.28%	3.55%	2.07%	1.97%	1.90%	2.52%	2.42%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate	$8,080						$8,080	$8,080
Average Int Rate	1.69%						1.69%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$503,446	$36,890	$28,376	$2,865	$14,615	$0	$586,192	$585,433
Average Int Rate	0.55%	1.41%	2.88%	2.23%	2.75%	0.00%	0.78%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$107,966						$107,966	$107,966
Average Int Rate	1.20%						1.20%

AS OF DECEMBER 31, 2017

(in thousands)

	2018	2019	2020	2021	2022	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$82,965	$72,897	$58,986	$72,193	$39,682	$26,954	$353,677	$352,992
Average Int Rate	4.64%	4.89%	4.59%	4.40%	4.64%	3.23%	4.53%
Floating Rate	$3,086	$4,345	$8,896	$10,022	$815	$21,550	$48,714	$48,714
Average Int Rate	4.31%	4.11%	4.75%	3.18%	5.26%	5.38%	4.63%
Investment securities
Fixed Rate	$2,414	$1,877	$8,107	$26,894	$107,667	$366,182	$513,141	$502,181
Average Int Rate	4.98%	5.05%	2.96%	1.96%	2.09%	2.61%	2.50%
Floating Rate						$2,865	$2,865	$3,074
Average Int Rate						2.78%	2.78%
Other earning assets
Fixed Rate	$1,532						$1,532	$1,532
Average Int Rate	0.50%						0.50%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$524,167	$32,649	$2,979	$19	$1,580	$0	$561,394	$561,530
Average Int Rate	0.27%	0.62%	0.59%	0.55%	0.55%	0.00%	0.29%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate	$30,000						$30,000	$30,006
Average Int Rate	2.22%						2.22%
Floating Rate	$142,498						$142,498	$142,498
Average Int Rate	0.99%						0.99%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 16—Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2018. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2018

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$80,582	$56,103	$248,469	$30,479	$415,633
Investment securities	90,757	6,555	71,187	276,247	444,746
Interest Bearing Due From Bank Accounts	8,080	—	—	—	8,080

TOTAL INTEREST BEARING ASSETS	$179,419	$62,658	$319,656	$306,726	$868,459

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$6,945	$20,837	$111,129	$27,782	$166,693
Savings and Money Market deposits	98,489	—	142,015	134,453	374,957
Time deposits	46,515	81,982	82,739	—	211,236
Short term borrowings	107,966	—	15	—	107,981
Long term borrowings	—	—	—	—	—

TOTAL INTEREST BEARING LIABILITIES	$259,915	$102,819	$335,898	$162,235	$860,867

Rate sensitive gap	$(80,496)	$(40,161)	$(16,242)	$144,491	$7,592
Rate sensitive cumulative gap	(80,496)	(120,657)	(136,899)	7,592	—
Cumulative gap as a percentage of
total earning assets	-9.27%	-13.89%	-15.76%	0.87%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90-day period as of December 31, 2018. This negative gap position was mainly due to: (1) a large amount of investment securities that have call dates within that period; (2) the commercial repurchase accounts being classified in the 1 to 90 day category; (3) approximately 60.8% of certificates of deposit maturing during the next twelve months; and (4) a significant portion of the Company’s loans maturing after one year.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company continues to be in a liability sensitive position when evaluating the maturities of interest-bearing items. Thus, a decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on the Company’s earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by structuring deposit rates to entice customers to lenghten the maturities of their time deposits. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Short term interest rates remained low in 2016, but started increasing in 2017 and all of 2018 in connection with the target Federal Funds rate by the Federal Reserve Bank. In December 2015, the Federal Reserve Bank increased its target Federal Funds rate to 50 basis points and again in December 2016 to 75 basis points. After the rate increase in 2016, medium term rates began to decline but rose again after the presidential election in November 2016. Since the inauguration, rates have begun to rise due to inflation fears caused by an economy that has begun to show signs of growth. Overall, the effect on the Company has been marginal. The Company’s net interest margin in 2018 was 3.05% and in 2017 was 3.01%.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,600	$7,778	$7,888	$8,093
Interest Expense	795	826	1,169	1,669

Net Interest Income	6,805	6,952	6,719	6,424
Provision for Loan Losses	(237)	89	289	193
Non-interest Income	2,100	2,078	2,221	2,200
Non-interest Expense	7,048	6,946	6,895	6,776
Income Taxes	322	306	260	(60)

Net Income	$1,772	$1,689	$1,496	$1,715

Per common share:
Basic	$0.36	$0.35	$0.31	$0.35
Diluted	$0.36	$0.35	$0.31	$0.35

Cash Dividends	$0.24	$0.24	$0.24	$0.24

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,469	$7,842	$7,544	$7,673
Interest Expense	807	830	825	881

Net Interest Income	6,662	7,012	6,719	6,792
Provision for Loan Losses	(151)	(30)	(74)	(288)
Non-interest Income	1,934	2,123	2,127	2,090
Non-interest Expense	7,109	6,911	6,887	7,321
Income Taxes	201	471	425	2,974

Net Income	$1,437	$1,783	$1,608	$(1,125)

Per common share:
Basic	$0.29	$0.37	$0.33	$(0.23)
Diluted	$0.29	$0.36	$0.33	$(0.23)

Cash Dividends	$0.24	$0.24	$0.24	$0.24

Amounts of income tax expense recorded during the fourth quarter of 2017 include a $2,559 charge to income tax expense for the revaluation of the net deferred tax asset as a result of the Tax Cut and Jobs Act. The reduction of income tax expense in the fourth quarter of 2018 is to adjust income taxes to the actual annual effective rate.

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 4, 2019, the common stock’s closing price on NASDAQ was $21.00.

On March 4, 2019, shares of the Company’s common stock were held of record by approximately 412 shareholders.

DIVIDENDS

Dividends totaled $0.96 per share for 2018 and 2017.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2013 and that all dividends were reinvested.

Performance Graph

December 31, 2013 - December 31, 2018

	2013	2014	2015	2016	2017	2018
Citizens Holding Company	100.00	109.51	140.20	159.23	148.16	140.73
NASDAQ Market Index	100.00	114.75	122.74	133.62	173.22	168.30
Morningstar Regional Banks	100.00	107.70	111.61	150.53	163.46	137.08

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

Mark Taylor

Senior Vice President, COO, Trust Officer

Ray Stone

Senior Vice President, Chief Credit Officer

Ledale Reynolds

Senior Vice President and CIO

Liz Owen

Senior Vice President, Director of

Human Resources, Chief Risk Officer

Erdis Chaney

Vice President, Senior Deposit Officer

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

Phillip Branch

Vice President

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

Starkville Branch

Rhonda Edmonson

Assistant Vice President, Branch Manager

Collinsville Branch

Mike Shelby

Vice President, Branch Manager

Meridian Eastgate and Broadmoor Branches

Jay Hines

Vice President, Regional Commercial Lender

Vikki Gunter

Assistant Vice President, Branch Operations Officer

Hattiesburg Branch

Chad Hill

Vice President, Branch Manager

Tammy McAlpin

Commercial Loan Portfolio Manager

Flowood Branch

Billy Cook

Vice President, Manager

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

Assistant Vice President, Mortgage Loan Officer

Oxford Loan Production Office

Marion Boyd

Vice President, Regional Commercial Lender

BOARD OF DIRECTORS

Don Fulton

Retired

W. G. Yates and Sons Construction Co.

Donald L. Kilgore

Special Assistant Attorney General

State of Mississippi

David A. King

Proprietor

Philadelphia Motor Company

Herbert A. King

Civil Engineer

King Engineering Associates, Inc.

Adam Mars

Business Manager

Mars, Mars & Mars

Craig Dungan, MD

Physician

Meridian Gastroenterology PLLC

Greg L. McKee

President & Chief Executive Officer

Citizens Holding Company and The Citizens Bank

David P. Webb

Attorney

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

A. T. Williams

Certified Public Accountant

A. T. Williams, CPA

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
Oxford, MS 38655

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL SHAREHOLDER MEETING

The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 23, 2019, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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