Form 10-K, Exhibit 13
period 2019-12-31
CITIZENS HOLDING CO /MS/
filed 2020-03-13
CIK 1075706

Exhibit 13 – 2019 Annual Report to Shareholders

TO OUR STOCKHOLDERS

I am pleased to present the annual report and a summary of the Company’s accomplishments for 2019. We experienced positive trends in several areas that should enhance the value of your investment. These positive trends include growth, both internally, and externally due to the acquisition of Charter Bank.

During 2019 total loans increased internally by 9.23% while deposits grew by 3.07%. The acquisition brought external growth and increased total assets by another $157.1 million. Due to combined internal growth and the acquisition, the bank ended 2019 with $1.195 billion in total assets and total capital of $110.8 million. I am very pleased with our growth accomplishments for the year.

Along with the already stated asset growth, we added some valuable members to our Gulf Coast team and to the overall bank team. It has been very encouraging to see the interaction of these individuals and the integration of processes that has happened over the last few months. This combination will give the Bank five good branch locations across the Coast. This begins a network of convenience for existing and future customer relationships. The Gulf Coast division is well positioned to be an enhancement in many ways for the Bank. This should enable the Bank to carry our brand of banking further into more Mississippi communities.

In November, we were saddened to learn that Steve Webb passed away. Steve was a former Director, President, CEO and Chairman of Citizens Bank and Citizens Holding Company. During his tenure he oversaw the formation of the Holding Company and growth of the Bank, both geographically and in asset size. I have been a beneficiary of Steve’s work and legacy. The bank and I have had a great foundation to stand on as we grow and prosper, and Steve was an integral part of that foundation. I am thankful to Steve for the lessons he taught and his accomplishments that made us a better company.

I hope it is evident to the owners of this great company that the Board of Directors and staff are continually analyzing any opportunity that would further maximize your investment. As the financial services landscape continues to change, we will continue to evolve in technology, personnel and products in order to remain relevant within the market. But we will do that with the same commitment to integrity, customer service and sound business practices that have been in place since 1908.

As I have stated many times, because we are blessed with great stockholders, great customers and great employees, our Company continues to prosper. I appreciate your continued participation and support in all we do to improve the Company.

It is an honor to be able to serve you and I look forward to what we can accomplish together in 2020.

Sincerely,

Greg McKee

President and CEO

Exhibit 13

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2019 and 2018 and for the

Years Ended December 31, 2019, 2018 and 2017

CONTENTS

Report of Independent Registered Public Accounting Firm	1 – 3

Management’s Assessment of Internal Control over Financial Reporting	4 – 5

Consolidated Financial Statements

Consolidated Statements of Financial Condition	6

Consolidated Statements of Income	7

Consolidated Statements of Comprehensive Income (Loss)	8

Consolidated Statements of Changes in Shareholders’ Equity	9

Consolidated Statements of Cash Flows	10 – 11

Notes to Consolidated Financial Statements	12 – 72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and the Board of Directors of Citizens Holding Company

Opinion on Financial Statement

We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements (collectively, referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, are in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 13, 2020, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

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

March 13, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and the Board of Directors of Citizens Holding Company

Opinion on the Internal Control Over Financial Reporting

We have audited Citizens Holding Company and subsidiary’s (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria for effective internal control over financial reporting described in the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the consolidated statements of financial condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements and our report dated March 13, 2020 expressed an unqualified opinion.

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

March 13, 2020

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

Citizens Holding Company

Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2019, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2019, the Company’s system of internal control over financial reporting was effective. HORNE LLP, the Company’s independent registered public accounting firm that has audited the Company’s financial statements included in this annual report, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 which is included herein.

/s/ Greg L. McKee	/s/ Robert T. Smith

Greg L. McKee	Robert T. Smith
President and Chief Executive Officer	Treasurer and Chief Financial Officer

March 13, 2020

CITIZENS HOLDING COMPANY

Consolidated Statements of Financial Condition

December 31, 2019 and 2018

(in thousands, except share data)

ASSETS	2019	2018
Cash and due from banks	$15,937	$12,592
Interest bearing deposits with other banks	58,557	8,080
Federal funds sold	1,600	—
Securities available for sale, at fair value	464,383	444,746
Loans, net of allowance for loan losses of $3,755 in 2019 and $3,372 in 2018	573,312	425,905
Bank premises, furniture, fixtures and equipment, net	24,672	19,717
Other real estate owned, net	3,552	3,440
Accrued interest receivable	4,181	4,166
Cash surrender value of life insurance	25,088	25,384
Deferred tax assets	3,684	6,634
Other assets	20,468	7,966

Total assets	$1,195,434	$958,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$190,406	$170,030
Interest bearing deposits	708,590	586,192

Total deposits	898,996	756,222

Securities sold under agreement to repurchase	170,410	107,965
Accrued interest payable	1,128	471
Deferred compensation payable	9,453	9,053

Other liabilities	2,647	1,053

Total liabilities	1,082,634	874,764

Shareholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,578,131 shares issued and outstanding at December 31, 2019 and 4,904,530 shares issued and outstanding at December 31, 2018	1,116	981
Additional paid-in capital	17,883	4,298
Accumulated other comprehensive loss, net of tax benefit of ($262) in 2019 and ($4,978) in 2018	(789)	(14,975)

Retained earnings	94,590	93,562

Total shareholders’ equity	112,800	83,866

Total liabilities and shareholders’ equity	$1,195,434	$958,630

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2019, 2018, and 2017

(in thousands, except share and per share data)

	2019	2018	2017
Interest income
Interest and fees on loans	$24,652	$20,241	$18,734
Interest on securities
Taxable	7,993	8,345	8,179
Non-taxable	1,808	2,579	3,319
Other interest	908	193	273

Total interest income	35,361	31,358	30,505

Interest expense
Deposits	7,719	2,811	1,922
Other borrowed funds	2,003	1,648	1,421

Total interest expense	9,722	4,459	3,343

Net interest income	25,639	26,899	27,162

(Provision for) reversal of loan losses	(573)	(334)	543

Net interest income after (provision for) reversal of loan losses	25,066	26,565	27,705

Non-interest income
Service charges on deposit accounts	4,413	4,562	4,239
Other service charges and fees	3,129	2,879	2,638
Net gains on sales of securities	191	11	105
Other income	2,015	1,148	1,315

Total non-interest income	9,748	8,600	8,297

Non-interest expense
Salaries and employee benefits	14,883	14,530	14,772
Occupancy expense	2,099	2,017	2,175
Equipment expense	3,146	3,713	3,210
Other expense	7,430	7,404	8,070

Total non-interest expense	27,558	27,664	28,227

Income before income taxes	7,256	7,501	7,775

Income tax expense	1,354	828	4,071

Net income	$5,902	$6,673	$3,704

Net income per share – basic	$1.17	$1.36	$0.76

Net income per share – diluted	$1.17	$1.36	$0.76

Weighted average shares outstanding
Basic	5,063,736	4,889,420	4,878,691

Diluted	5,066,103	4,899,218	4,895,848

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31, 2019, 2018, and 2017

(in thousands)

	2019	2018	2017
Net income	$5,902	$6,673	$3,704
Other comprehensive income (loss)

Unrealized holding gains (losses) on available-for-sale securities	19,093	(8,982)	6,241
Income tax effect	(4,764)	2,240	(2,080)

Net unrealized gains (losses)	14,329	(6,742)	4,161

Reclassification adjustment for gains included in net income	(191)	(11)	(105)
Income tax effect	48	3	26

Net gains included in net income	(143)	(8)	(79)

Total other comprehensive income (loss)	14,186	(6,750)	4,082

Comprehensive income (loss)	$20,088	$(77)	$7,786

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2019, 2018, and 2017

(in thousands, except per share data)

				Accumulated
	Number		Additional	Other
	of Shares	Common	Paid-In	Comprehensive	Retained
	Issued	Stock	Capital	Loss	Earnings	Total
Balance, January 1, 2017	4,882,579	$976	$3,802	$(10,719)	$91,000	$85,059
Net income	—	—	—	—	3,704	3,704
Dividends paid ($0.96 per share)	—	—	—	—	(4,697)	(4,697)
Options exercised	4,626	1	92	—	—	93
Restricted stock granted	7,500	2	(2)	—	—	—
Stock compensation expense	—	—	211	—	—	211
AOCI reclassification	—	—	—	(1,588)	1,588	—
Other comprehensive income, net	—	—	—	4,082	—	4,082

Balance, December 31, 2017	4,894,705	979	4,103	(8,225)	91,595	88,452
Net income	—	—	—	—	6,673	6,673
Dividends paid ($0.96 per share)	—	—	—	—	(4,706)	(4,706)
Options exercised	2,325	—	27	—	—	27
Restricted stock granted	7,500	2	(2)	—	—	—
Stock compensation expense	—	—	170	—	—	170
Other comprehensive loss, net	—	—	—	(6,750)	—	(6,750)

Balance, December 31, 2018	4,904,530	981	4,298	(14,975)	93,562	83,866
Net income	—	—	—	—	5,902	5,902
Dividends paid ($0.96 per share)	—	—	—	—	(4,874)	(4,874)
Common stock issued in connection with acquisition	666,101	133	13,424	—	—	13,557
Restricted stock granted	7,500	2	(2)	—	—	—
Stock compensation expense	—	—	163	—	—	163
Other comprehensive income, net	—	—	—	14,186	—	14,186

Balance, December 31, 2019	5,578,131	$1,116	$17,883	$(789)	$94,590	$112,800

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2019, 2018, and 2017

1 of 2

(in thousands)

	2019	2018	2017
Cash flows from operating activities
Net income	$5,902	$6,673	$3,704
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	912	937	1,003
Amortization of premiums and accretion of discounts on investment securities, net	5,294	3,283	3,317
Stock compensation expense	163	170	211
Provision for (reversal of) loan losses	573	334	(543)
Gain on sale of securities	(191)	(11)	(105)
Gain from death benefit proceeds on BOLI	(371)	—	—
Net gain on sale of other real estate owned	(311)	—	—
Deferred income tax expense	459	973	3,885
Net writedown on other real estate owned	—	—	414
Decrease in accrued interest receivable	382	285	269
Increase in cash surrender value life insurance	(709)	(771)	(722)
Increase (decrease) in accrued interest payable	166	273	(1)
Increase in deferred compensation liability	400	432	411
Net change in other operating assets and liabilities	(722)	(407)	(1,224)

Net cash provided by operating activities	11,947	12,171	10,619

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	59,189	40,964	42,390
Proceeds from sales of securities available-for-sale	122,171	17,620	114,061
Purchases of investment securities available-for-sale	(160,591)	(10,550)	(162,449)
Increase in federal funds sold	(1,600)	—	—
Death benefit proceeds from bank-owned life insurance	1,549	—	—
Purchases of bank premises, furniture, fixtures and equipment	(1,042)	(346)	(2,911)
Proceeds from sales of bank premises, furniture, fixtures and equipment	—	264	—
Proceeds from sale of other real estate owned	584	812	138
Net (increase) decrease in interest bearing deposits with other banks	(48,927)	(6,547)	47,071
Net cash paid in acquisition of business	(317)	—	—

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2019, 2018, and 2017

2 of 2

(in thousands)

	2019	2018	2017
Purchases of Federal Home Loan Bank Stock	—	(476)	(499)

Net increase in loans	(44,678)	(24,108)	(11,788)

Net cash (used by) provided by investing activities	(73,662)	17,633	26,013

Cash flows from financing activities
Net increase (decrease) in deposits	$16,459	$35,536	$(39,469)
Net (decrease) increase in federal funds purchased	—	(1,500)	1,500
Net increase (decrease) in securities sold under agreement to repurchase	62,444	(34,532)	(7,785)
Proceeds from exercise of stock options	—	27	93
Dividends paid to shareholders	(4,874)	(4,706)	(4,697)
Net (decrease) increase in Federal Home

Loan Bank advances	(8,969)	(30,000)	10,000

Net cash provided by (used in) financing activities	65,060	(35,175)	(40,358)

Net increase (decrease) in cash and due from banks	3,345	(5,371)	(3,726)

Cash and due from banks, beginning of year	12,592	17,963	21,689

Cash and due from banks, end of year	$15,937	$12,592	$17,963

Supplemental disclosures of cash flow information

Cash paid for

Interest	$9,065	$4,186	$3,344

Income taxes	$685	$410	$1,782

Noncash disclosures

Issuance of common stock for acquisition of business	$13,557	$—	$—

Real estate acquired by foreclosure	$385	$260	$89

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

(in thousands, except share and per share data)

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

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

Securities Held to Maturity

Securities that are held-to-maturity (“HTM”) are those securities that the Company has the positive intent and ability to hold until maturity. These securities cannot be sold in response to the risk factors discussed above for available for sale securities. These securities are reported at book value. As of December 31, 2019 and 2018, there were no securities classified as HTM.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

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

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates the allowance for loan loss by applying an average historical charge-off percentage by loan segment and over a 20 quarter period of time with the most current quarters weighted to show the effect of the most recent chargeoff activity to the current loan balances in the corresponding loan segment. Additionally, for loan balances over $100, specific reserves on an individual loan basis may be applied in addition to the allowance calculated using the model. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is greatly improved.

Large groups of small-balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Business Combinations, Accounting for Credit-Deteriorated Purchased Loans and Related Assets

Business combinations are accounted for by applying the acquisition method in accordance with ASC 805, “Business Combinations.” Under the acquisition method, identifiable assets acquired and liabilities assumed and any non-controlling interest in the acquiree at the acquisition date are measured at their fair values as of that date and are recognized separately from goodwill. Results of operations of the acquired entities are included in the Consolidated Statements of Income from the date of acquisition. Acquisition costs incurred by the Company are expensed as incurred.

Loans purchased in business combinations with evidence of credit deterioration since origination and for which it is probable that all contractually required payments will not be collected are considered to be credit-impaired. Purchased credit deteriorated loans are accounted for in accordance with ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”), and initially measured at fair value, which includes estimated future credit losses expected to be incurred over the life of the loans. Increases in expected cash flows to be collected on these loans are recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are recognized as an impairment.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

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

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings reported in the consolidated statements of income and changes in unrealized gain (loss) on securities available-for-sale reported as a component of shareholders’ equity. Unrealized gain (loss) on securities available-for-sale, net of related income taxes, was the only component of accumulated other comprehensive income for the Company.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2019, 2018 and 2017 is illustrated in the following table.

	2019	2018	2017

Basic weighted average shares outstanding	5,063,736	4,889,420	4,878,691
Dilutive effect of stock options	2,367	9,798	17,157

Dilutive weighted average shares outstanding	5,066,103	4,899,218	4,895,848

Net income	$5,902	$6,673	$3,704

Net income per share-basic	$1.17	$1.36	$0.76
Net income per share-diluted	$1.17	$1.36	$0.76

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $551, $640 and $650 for the years ended December 31, 2019, 2018 and 2017, respectively.

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

Reclassifications

Certain information for 2017 and 2018 has been reclassified to conform to the financial presentation for 2019. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2019, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation—Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.” See Note 19 for further details regarding the Company’s stock-based compensation.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2019 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

Adoption of New Accounting Standards

ASU 2016-02 “Leases” (Topic 842)” (“ASU 2016-02”) requires lessees and lessors recognize lease assets and lease liabilities on the balance sheet and disclose key information about leasing arrangements. ASU 2016-02 was effective for the Company on January 1, 2019. ASU 2016-02 provides for a modified retrospective transition approach requiring lessees to recognize and measure leases on the balance sheet at the beginning of either the earliest period presented or as of the beginning of the period of adoption with the option to elect certain practical expedients. The Company has elected to apply ASU 2016-02 as of the beginning of the period of adoption (January 1, 2019) and have not restated comparative periods. Of the optional practical expedients available under ASU 2016-02, all that apply have been adopted.

The Company’s operating leases relate primarily to branch properties and related equipment. As a result of implementing ASU 2016-02, we recognized an operating lease right-of-use (“ROU”) asset of $1,009 and an operating lease liability of $1,009 on January 1, 2019, with no impact on our consolidated statements of income or condensed consolidated statement of cash flows compared to the prior lease accounting model. The ROU asset and liability are recorded in other assets and other liabilities, respectively, in the consolidated statements of financial condition. See Note 8. Premises and Equipment for additional information.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Newly Issued, But Not Yet Effective Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 makes significant changes to the accounting for credit losses on financial instruments and disclosures about them. The new current expected credit loss (CECL) impairment model will require an estimate of expected credit losses, measured over the contractual life of an instrument, which considers reasonable and supportable forecasts of future economic conditions in addition to information about past events and current conditions. The standard provides significant flexibility and requires a high degree of judgment with regards to pooling financial assets with similar risk characteristics, determining the contractual terms of said financial assets and adjusting the relevant historical loss information in order to develop an estimate of expected lifetime losses. In addition, ASU 2016-13 amends the accounting for credit losses on debt securities and purchased financial assets with credit deterioration. The amendments in ASU 2016-13 were originally effective for fiscal years beginning after December 31, 2019, and interim periods within those years for public business entities that are SEC filers. However, in October 2019, the FASB approved deferral of the effective date for ASU 2016-13 for certain companies. The new effective date for the Company is January 1, 2023. ASU 2016-13 permits the use of estimation techniques that are practical and relevant to the Company’s circumstances, as long as they are applied consistently over time and faithfully estimate expected credit losses in accordance with the standard. The ASU lists several common credit loss methods that are acceptable such as a discounted cash flow method, loss-rate method and probability of default/loss given default (PD/LGD) method. Depending on the nature of each identified pool of financial assets with similar risk characteristics, the Company currently plans on implementing a PD/LGD method or a loss-rate method to estimate expected credit losses. The Company expects ASU 2016-13 to have a significant impact on the Company’s accounting policies, internal controls over financial reporting and footnote disclosures. The Company has assessed its data and system needs and has begun designing its financial models to estimate expected credit losses in accordance with the standard. Further development, testing and evaluation of said models is required to determine the impact that adoption of this standard will have on the financial condition and results of operations of the Company.

ASU 2018-13 “Fair Value Measurement (Topic 820) – Changes in the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”) removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Management is currently evaluating the impact this ASU will have on the Company’s financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In January 2017, FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350)” (“ASU 2017-04”). ASU 2017-04 amends and simplifies current goodwill impairment testing by eliminating certain testing under the current provisions. Under the new guidance, an entity should perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying value and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if a quantitative impairment test is necessary. ASU 2017-04 becomes effective for the company for periods beginning after December 15, 2022. Management is currently evaluating the impact this ASU will have on the Company’s financial statements.

In December 2019, the FASB issued Accounting Standards Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes to simplify various aspects of the current guidance to promote consistent application of the standard among reporting entities by moving certain exceptions to the general principles. The amendments are effective for fiscal years beginning after December 15, 2020, with early adoption permitted. Management is currently evaluating the impact this ASU will have on the Company’s financial statements.

Note 2. Business Combinations

(dollar amounts in thousands, except share and per share data)

Acquisition of Charter Bank

Effective October 1, 2019, the Company completed its acquisition of Charter Bank (“Charter”) in a transaction valued at approximately $19,668. The Company issued 666,101 shares of common stock and paid approximately $6,110 to Charter stockholders for 100% voting equity interest in Charter. On October 1, 2019, Charter operated 4 banking locations on the Mississippi Gulf Coast.

The Company recorded approximately $10,719 in intangible assets which consist of goodwill of $9,953 and a core deposit intangible of $766. Goodwill resulted from a combination of revenue enhancements from expansion in existing markets and efficiencies resulting from operational synergies. The fair value of the core deposit intangible is being amortized on a straight-line basis over the estimated useful life, currently expected to be 7 years.

The Company recorded approximately $558 in expenses related to the merger in 2019. Merger expenses were expensed as incurred and are included in other expense in the consolidated statements of income.

The following table summarizes the allocation of purchase price to assets and liabilities acquired in connection with the Company’s acquisition of Charter based on their fair values on October 1, 2019.

Purchase Price:
Shares issued to common shareholders	666,101
Purchase price per share	$20.35

Value of stock paid		$13,555
Cash consideration paid		6,110
Cash paid for fractional shares		3

Total Purchase Price		$19,668
Net Assets Acquired:
Stockholders’ equity at transaction date	$11,383
Increase (decrease) to net assets as a result of fair value adjustments to assets acquired and liabilities assumed:
Securities	(237)
Loans, including loans held for sale	(347)
Premises and equipment	(1,252)
Intangible assets	575
Other assets	(272)
Deposits	(135)

Total Net Assets Acquired		9,715

Goodwill resulting from merger		$9,953

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The following table summarizes the fair value on October 1, 2019 of assets acquired and liabilities assumed at acquisition date in connection with the merger with Charter.

Cash and cash equivalents	$7,343
Investment securities available for sale	26,607
Loans	103,665
Premises and equipment	4,813
Intangible assets	10,719
Other assets	3,957

Total assets	157,104

Deposits	126,316
Borrowings	8,969
Other liabilities	2,151

Total liabilities	$137,436

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

Supplemental Pro Forma Condensed Consolidated Results of Operations

The following unaudited pro forma condensed consolidated financial information presents the results of operations for the twelve months ended December 31, 2019 and 2018 of the Company as though the Charter merger had been completed as of January 1, 2018. The unaudited estimated pro forma information combines the historical results of Charter with the Company’s historical consolidated results and includes adjustments reflecting the estimated impact of certain fair value adjustments for the periods presented. The pro forma information is not necessarily indicative of what would have occurred had the acquisitions taken place on January 1, 2018. The pro forma information does not include the effect of any cost-saving or revenue-enhancing strategies. Merger expenses are reflected in the period in which they were incurred.

	(Unaudited)
	Year Ended
	December 31,
	2019	2018
Net interest income - pro forma	$29,237	$32,206
Noninterest income - pro forma	$10,090	$9,014
Noninterest expense - pro forma	$35,075	$32,714
Net income - pro forma	$2,692	$6,982
Earnings per share - pro forma
Basic	$0.53	$1.43
Diluted	$0.53	$1.43

For the three months ended December 31, 2019, Charter, the acquiree, had net interest income of $1,021, non-interest income of $720 and income before income taxes of $1,362 included in the consolidated statements of income for the year ended December 31, 2019.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Securities

(in thousands)

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2019 and 2018 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2019	Cost	Gains	Losses	Fair Value

Securities available-for-sale
Obligations of U.S.
Government agencies	$97,400	$—	$289	$97,111
Mortgage-backed securities	308,310	640	2,050	306,900
State, County, Municipals	59,724	708	60	60,372

Total	$465,434	$1,348	$2,399	$464,383

		Gross	Gross
	Amortized	Unrealized	Unrealized
2018	Cost	Gains	Losses	Fair Value

Securities available-for-sale
Obligations of U.S.
Government agencies	$99,366	$—	$3,388	$95,978
Mortgage-backed securities	259,742	5	12,373	247,374
State, County, Municipals	105,591	67	4,264	101,394

Total	$464,699	$72	$20,025	$444,746

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019 and 2018.

A summary of unrealized loss information for AFS securities, categorized by security type follows:

December 31, 2019	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$76,682	217	$20,429	72	$97,111	289
Mortgage backed securities	101,730	871	76,630	1,179	178,360	2,050
State, County, Municipal	8,280	37	3,731	23	12,011	60

Total	$186,692	1,125	$100,790	1,274	$287,482	2,399

December 31, 2018	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$—	—	$95,978	3,388	$95,978	3,388
Mortgage backed securities	12,258	179	234,929	12,194	247,187	12,373
State, County, Municipal	12,624	285	76,536	3,979	89,160	4,264

Total	$24,882	464	$407,443	19,561	$432,325	20,025

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

The Company’s unrealized losses on its Obligations of United States Government agencies, Mortgage backed securities and State, County and Municipal bonds are the result of an upward trend in interest rates, mainly in the mid-term sector. The Company does not intend to sell any of the securities in an unrealized loss position, and it is not more likely than not that the Company will be required to sell any such security prior to the recovery of its amortized cost basis, which may be at maturity. Furthermore, even though a number of these securities have been in a continuous unrealized loss position for a period greater than twelve months, the Company is collecting principal and interest from the respective issuers as scheduled. None of the unrealized losses disclosed in the previous table are related to credit deterioration. As such, the Company did not record any other-than-temporary impairment for the years ended December 31, 2019 or 2018.

The amortized cost and estimated fair value of securities at December 31, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$345	$345
Due after one year through five years	89,920	89,681
Due after five years through ten years	18,678	18,808
Due after ten years	48,181	48,649
Residential mortgage backed securities	259,309	258,415
Commercial mortgage backed securities	49,001	48,485

Total	$465,434	$464,383

Investment securities with fair values of $413,275 and $357,231 at December 31, 2019 and December 31, 2018, respectively, were pledged as collateral for public deposits and securities sold under agreement to repurchase.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Continued

Gross realized gains and losses are included in net gains on sales of securities. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2019	2018	2017
Gross realized gains	$414	$171	$633
Gross realized losses	223	160	528

Net realized gains	$191	$11	$105

Note 4. Federal Home Loan Bank Stock

(in thousands)

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $3,083 and $2,253 at December 31, 2019 and December 31, 2018, respectively, and is included in other assets. The Company purchased stock in 2019 and 2018 at the par value of $100 per share.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Non Purchased Loans

(In Thousands, Except Number of Loans)

“Purchased” loans are those acquired in any of the Company’s previous acquisitions. “Non purchased” loans include all of the Company’s other loans. For purposes of this Note 5, all references to “loans” mean non purchased loans.

The composition of loans, net at December 31, 2019 and 2018 is as follows:

	2019	2018
Real Estate:
Land Development and Construction	$66,428	$41,134
Farmland	15,595	14,498
1-4 Family Mortgages	87,631	88,747
Commercial Real Estate	207,604	203,595

Total Real Estate Loans	377,258	347,974

Business Loans:
Commercial and Industrial Loans	84,611	66,421
Farm Production and Other Farm Loans	683	907

Total Business Loans	85,294	67,328

Consumer Loans:
Credit Cards	1,833	1,648
Other Consumer Loans	12,060	12,372

Total Consumer Loans	13,893	14,020

Total Gross Loans	476,445	429,322

Unearned Income	(8)	(45)
Allowance for Loan Losses	(3,755)	(3,372)

Loans, net	$472,682	$425,905

The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews these policies and procedures and submits them to the Company’s Board of Directors for its approval when needed, but no less frequently than annually. A reporting system supplements the review process by

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $77,700 and $67,500 of the loans outstanding at December 31, 2019 and 2018, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors, significant shareholders and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2019 is presented in the following table.

Balance outstanding at December 31, 2018	$2,941

Principal additions	190

Principal reductions	(2,744)

Balance outstanding at December 31, 2019	$387

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2019	2018
Real Estate:
Land Development and Construction	$111	$—
Farmland	232	200
1-4 Family Mortgages	2,160	1,831
Commercial Real Estate	9,082	7,612

Total Real Estate Loans	11,585	9,643

Business Loans:
Commercial and Industrial Loans	338	76
Farm Production and Other Farm Loans	10	31

Total Business Loans	348	107

Consumer Loans:
Other Consumer Loans	60	89

Total Consumer Loans	60	89

Total non-accrual Loans	$11,993	$9,839

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $555, $429 and $413 in 2019, 2018 and 2017, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2019 is as follows:

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days Past Due	Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Days Past Due
Real Estate:
Land Development and Construction	$736	$—	$736	$65,692	$66,428	$—
Farmland	171	39	210	15,385	15,595	39
1-4 Family Mortgages	3,116	777	3,893	83,738	87,631	147
Commercial Real Estate	8,511	2,080	10,591	197,013	207,604	18

Total Real Estate Loans	12,534	2,896	15,430	361,828	377,258	204

Business Loans:
Commercial and Industrial Loans	586	312	898	83,713	84,611	52
Farm Production and Other Farm Loans	17	—	17	666	683	—

Total Business Loans	603	312	915	84,379	85,294	52

Consumer Loans:
Credit Cards	45	18	63	1,770	1,833	18
Other Consumer Loans	172	42	214	11,846	12,060	—

Total Consumer Loans	217	60	277	13,616	13,893	18

Total Loans	$13,354	$3,268	$16,622	$459,823	$476,445	$274

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2018 is as follows:

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days	Days	Total Past	Current	Total	Days
	Past Due	Past Due	Due Loans	Loans	Loans	Past Due
Real Estate:
Land Development and Construction	$1,494	$54	$1,548	$39,586	$41,134	$54
Farmland	779	29	808	13,690	14,498	—
1-4 Family Mortgages	3,456	330	3,786	84,961	88,747	—
Commercial Real Estate	1,059	2,981	4,040	199,555	203,595	—

Total Real Estate Loans	6,788	3,394	10,182	337,792	347,974	54

Business Loans:
Commercial and Industrial Loans	1,672	21	1,693	64,728	66,421	—
Farm Production and Other Farm Loans	9	—	9	898	907	—

Total Business Loans	1,681	21	1,702	65,626	67,328	—

Consumer Loans:
Credit Cards	16	4	20	1,628	1,648	4
Other Consumer Loans	212	33	245	12,127	12,372	15

Total Consumer Loans	228	37	265	13,755	14,020	19

Total Loans	$8,697	$3,452	$12,149	$417,173	$429,322	$73

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all the amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. In determining which loans to evaluate for impairment, management looks at past due loans, bankruptcy filings and any situation that might lend itself to cause a borrower to be unable to repay the loan according to the original contract terms on those loans in excess of $100. If a loan is determined to be impaired and the collateral is deemed to be insufficient to fully repay the loan, a specific reserve will be established. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans or portions thereof, are charged-off when deemed uncollectible.

Impaired loans as of December 31, by class of loans, are as follows:

2019	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$111	$58	$53	$111	$16	$56
Farmland	252	252	—	252	—	261
1-4 Family Mortgages	839	740	99	839	28	996
Commercial Real Estate	11,506	5,949	3,840	9,789	566	9,337

Total Real Estate Loans	12,708	6,999	3,992	10,991	610	10,649

Business:
Commercial and Industrial	144	—	144	144	72	72

Total Business Loans	144	—	144	144	72	72

Total Loans	$12,852	$6,999	$4,136	$11,135	$682	$10,721

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table presents troubled debt restructurings segregated by class:

December 31, 2019	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$2,495

Total	3	$4,871	$2,495

December 31, 2018	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commercial real estate	3	$4,871	$2,782

Total	3	$4,871	$2,782

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Total at January 1, 2017	3	$3,288
Reductions due to:
Principal paydowns		(241)

Total at January 1, 2018	3	3,047
Reductions due to:
Principal paydowns		(265)

Total at January 1, 2019	3	2,782
Reductions due to:
Principal paydowns		(287)

Total at December 31, 2019	3	$2,495

The allocated allowance for loan losses attributable to restructured loans was $-0- and $174 at December 31, 2019 and 2018, respectively.

The Company had no commitments to lend additional funds on these troubled debt restructurings at December 31, 2019.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2019.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2019:

	Satisfactory 1,2,3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$64,112	$1,682	$634	$—	$—	$66,428
Farmland	14,533	331	731	—	—	15,595
1-4 Family Mortgages	79,068	1,917	6,646	—	—	87,631
Commercial Real Estate	169,270	21,266	17,068	—	—	207,604

Total Real Estate Loans	326,983	25,196	25,079	—	—	377,258

Business Loans:
Commercial and Industrial Loans	80,289	128	4,194	—	—	84,611
Farm Production and Other Farm Loans	669	—	4	—	10	683

Total Business Loans	80,958	128	4,198	—	10	85,294

Consumer Loans:
Credit Cards	1,770	—	63	—	—	1,833
Other Consumer Loans	11,907	59	53	41	—	12,060

Total Consumer Loans	13,677	59	116	41	—	13,893

Total Loans	$421,618	$25,383	$29,393	$41	$10	$476,445

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2018:

	Satisfactory 1,2,3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$39,726	$840	$568	$—	$—	$41,134
Farmland	13,248	339	911	—	—	14,498
1-4 Family Mortgages	79,659	1,751	7,337	—	—	88,747
Commercial Real Estate	172,217	17,938	13,440	—	—	203,595

Total Real Estate Loans	304,850	20,868	22,256	—	—	347,974

Business Loans:
Commercial and Industrial Loans	63,994	81	2,346	—	—	66,421
Farm Production and Other Farm Loans	876	—	31	—	—	907

Total Business Loans	64,870	81	2,377	—	—	67,328

Consumer Loans:
Credit Cards	1,628	—	20	—	—	1,648
Other Consumer Loans	12,181	65	71	55	—	12,372

Total Consumer Loans	13,809	65	91	55	—	14,020

Total Loans	$383,529	$21,014	$24,724	$55	$—	$429,322

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Purchased Loans

(In Thousands)

For purposes of this Note 6, all references to “loans” means purchased loans.

The following is a summary of purchased loans at December 31:

	2019	2018
Real Estate:
Land Development and Construction	$14,722	$—
Farmland	510	—
1-4 Family Mortgages	35,952	—
Commercial Real Estate	32,436	—

Total Real Estate Loans	83,620	—

Business Loans:
Commercial and Industrial Loans	14,153	—
Farm Production and Other Farm Loans	884	—

Total Business Loans	15,037	—

Consumer Loans:
Credit Cards	—	—
Other Consumer Loans	1,973	—

Total Consumer Loans	1,973	—

Total Gross Loans	100,630	—
Unearned Income	—	—

Loans, net of unearned income	$100,630	$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2019 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$528	$—	$528	$14,194	$14,722	$—
Farmland	—	—	—	510	510	—
1-4 Family Mortgages	444	—	444	35,508	35,952	—
Commercial Real Estate	603	—	603	31,833	32,436	—

Total Real Estate Loans	1,576	—	965	82,044	83,620	—

Business Loans:
Commercial and Industrial Loans	379	3	382	13,771	14,153	—
Farm Production and Other Farm Loans	—	—	—	884	884	—

Total Business Loans	379	3	382	14,655	15,037	—

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	49	8	57	1,916	1,973	—

Total Consumer Loans	49	8	57	1,916	1,973	—

Total Loans	$2,003	$11	$2,014	$98,615	$100,630	$—

There were no non credit deteriorated loans that were subsequently impaired and recognized in conformity with ASC 310 as of December 31, 2019.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

The following table details the amount of gross loans by loan grade which are consistent with the Company’s loan grades, and class for the year ended December 31, 2019:

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$13,890	$789	$43	$—	$—	$14,722
Farmland	510	—	—	—	—	510
1-4 Family Mortgages	33,737	1,535	680	—	—	35,952
Commercial Real Estate	30,780	1,656	—	—	—	32,436

Total Real Estate Loans	78,917	3,980	723	—	—	83,620

Business Loans:
Commercial and Industrial Loans	13,545	608	—	—	—	14,153
Farm Production and Other Farm Loans	884	—	—	—	—	884

Total Business Loans	14,429	608	—	—	—	15,037

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	1,937	36	—	—	—	1,973

Total Consumer Loans	1,937	36	—	—	—	1,973

Total Loans	$95,283	$4,624	$723	$—	$—	$100,630

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

Loans purchased in business combinations that exhibited, at the date of acquisition, evidence of deterioration of the credit quality since origination, such that it was probable that all contractually required payments would not be collected, were as follows as of December 31, 2019:

	2019	2018
Real Estate:
Land Development and Construction	$43	$—
Farmland	—	—
1-4 Family Mortgages	706	—
Commercial Real Estate	—	—

Total Real Estate Loans	749	—

Total PCD Loans	$749	$—

Non-accrual loans of $33 are included in the 1-4 Family Mortgages at December 31, 2019.

The following table presents the fair value of loans determined to be impaired at the time of acquisition:

Total Purchased Credit Deteriorated Loans
Contractually-required principal	$993
Nonaccretable difference	(68)

Cash flows expected to be collected	925
Accretable yield	(36)

Fair Value	$889

Changes in the accretable yield of loans purchased with deteriorated credit quality were as follows:

Balance at January 1, 2019	$—
Additions through acquisition	(36)
Reclasses from nonaccretable difference	12
Accretion	8
Charge-off	—

Balance at December 31, 2019	$(16)

There were no loans classified as TDRs purchased as part of the acquisition of Charter.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

The following table presents the fair value of loans purchased from Charter as of the October 1, 2019 acquisition date:

October 1, 2019
At acquisition date:
Contractually-required principal	$104,127
Nonaccretable difference	(68)
Cash flows expected to be collected	104,059
Accretable yield	(394)

Fair Value	$103,665

Note 7. Allowance for Loan Losses

(in thousands)

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31:

	Real	Business
2019	Estate	Loans	Consumer	Total

Beginning Balance	$2,845	$222	$305	$3,372

Provision for loan losses	231	247	95	573

Chargeoffs	115	107	138	360

Recoveries	114	9	47	170

Net chargeoffs	1	98	91	190

Ending Balance	$3,075	$371	$309	$3,755

Period end allowance allocated to:
Loans individually evaluated for impairment	$610	$72	$—	$682

Loans collectively evaluated for impairment	2,465	299	309	3,073

Ending Balance	$3,075	$371	$309	$3,755

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Continued

	Real	Business
2018	Estate	Loans	Consumer	Total

Beginning Balance	$2,151	$347	$521	$3,019

Provision for (reversal of) loan losses	606	(113)	(159)	334

Chargeoffs	223	19	145	387

Recoveries	311	7	88	406

Net chargeoffs	(88)	12	57	(19)

Ending Balance	$2,845	$222	$305	$3,372

Period end allowance allocated to:
Loans individually evaluated for impairment	$401	$—	$—	$401

Loans collectively evaluated for impairment	2,444	222	305	2,971

Ending Balance	$2,845	$222	$305	$3,372

	Real	Business
2017	Estate	Loans	Consumer	Total

Beginning Balance	$3,117	$258	$528	$3,903

Provision for (reversal of) loan losses	(827)	254	30	(543)

Chargeoffs	169	166	102	437

Recoveries	30	1	65	96

Net chargeoffs	139	165	37	341

Ending Balance	$2,151	$347	$521	$3,019

Period end allowance allocated to:
Loans individually evaluated for impairment	$442	$—	$—	$442

Loans collectively evaluated for impairment	1,709	347	521	2,577

Ending Balance	$2,151	$347	$521	$3,019

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Continued

The Company’s recorded investment in loans as of December 31, 2019 and 2018 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows:

2019	Real Estate	Business Loans	Consumer	Total

Loans individually evaluated for impairment	$10,991	$144	$—	$11,135

Loans collectively evaluated for impairment	449,138	100,187	15,866	564,937

Acquired with deteriorated credit quality	749	—	—	749

	$460,878	$100,331	$15,866	$577,075

	Real	Business
2018	Estate	Loans	Consumer	Total
Loans individually evaluated for impairment	$10,306	$—	$—	$10,306

Loans collectively evaluated for impairment	337,668	67,328	14,020	419,016

	$347,974	$67,328	$14,020	$429,322

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2019	2018	2017
Real Estate:
Land Development and Construction	$(18)	$56	$98
Farmland	—	3	—
1-4 Family Mortgages	32	51	41
Commercial Real Estate	(13)	(198)	—

Total Real Estate Loans	1	(88)	139

Business Loans:
Commercial and Industrial Loans	98	12	165

Total Business Loans	98	12	165

Consumer Loans:
Credit Cards	34	36	(7)
Other Consumer Loans	57	21	44

Total Consumer Loans	91	57	37

Total Net Chargeoffs (Recoveries)	$190	$(19)	$341

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Bank Premises, Furniture, Fixtures and Equipment

(in thousands)

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2019 and December 31, 2018:

	2019	2018
Land and buildings	$33,791	$27,052
Furniture, fixtures and equipment	8,447	6,012

	42,238	33,064

Less accumulated depreciation	17,566	13,347

Total	$24,672	$19,717

Depreciation expense for the years ended December 31, 2019, 2018 and 2017, respectively, was $899, $937, and $1,003.

The Company leases certain premises and equipment under operating leases. At December 31, 2019, the Company had lease liabilities and ROU assets totaling $771 related to these leases. Lease liabilities and ROU assets are reflected in other liabilities and other assets, respectively. For the twelve months ended December 31, 2019, the weighted average remaining lease term for operating leases was 1.2 years and the weighted average discount rate used in the measurement of operating lease liabilities was 3.3%.

Lease costs were as follows:

Twelve Months Ended
December 31, 2019
(in thousands)
Operating lease cost	$370
Short-term lease cost	23
Variable lease cost	—

$393

There were no sale and leaseback transactions, leverage leases or lease transactions with related parties during the twelve months ended December 31, 2019.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Continued

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is as follows:

December 31, 2019
Lease payments due:
Within one year	$348
After one year but within two years	312
After two years but within three years	139
After three year but within four years	2
After four years but within five years	—
After five years	—

Total undiscounted cash flows	801
Discount on cash flows	(30)

Total lease liability	$771

Note 9. Goodwill and Other Intangible Assets

(in thousands)

Changes in the carrying amount of goodwill during the years ended December 31, 2019 and 2018 were as follows:

Total
Balance at December 31, 2018	$3,150
Addition to goodwill from Charter acquisition	9,953

Balance at December 31, 2019	$13,103

The additions to goodwill in 2019 from the Charter acquisition represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in the relevant transaction. The Company is in the process of completing Charter’s final tax return, core processor conversion and analyzing potential unknown liabilities; as a result, the recorded balance of goodwill attributable to the Charter acquisition is subject to change in future periods.

The following table provides a summary of finite-lived intangible assets as of the dates presented:

	2019	2018
Core deposit intangible	$766	$—
Accumulated amortization	(27)	—

Total finite-lived intangible assets	$739	$—

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

Core deposit intangible amortization expense for the years ended December 31, 2019, 2018 and 2017 was $27, $-0- and $-0-, respectively. The estimated amortization expense of finite-lived intangible assets for the five succeeding fiscal years is summarized as follows:

Year ending December 31,	Amount
2020	$109
2021	109
2022	109
2023	109
2024	109
Thereafter	194

$739

Note 10. Deposits

(in thousands)

The composition of deposits as of December 31, 2019 and December 31, 2018 is as follows:

	2019	2018
Non-interest bearing	$190,406	$170,030
NOW and money market accounts	369,354	298,220
Savings deposits	83,065	76,736
Time deposits, $250,000 or more	74,098	65,407
Other time deposits	182,073	145,829

Total	$898,996	$756,222

The scheduled maturities of time deposits at December 31, 2019 are as follows:

Year Ending December 31,	Amount
2020	$137,630
2021	59,641
2022	27,709
2023	15,912
2024	15,279

$256,171

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Federal Home Loan Bank Advances

(in thousands)

Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock ($3,083 included in other assets at December 31, 2019) and qualifying first mortgages and other loans. As of December 31, 2019, the balance in qualifying first mortgages and other loans was $177,592.

There were no outstanding FHLB advances at December 31, 2019 or December 31, 2018.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Other Income and Other Expense

(in thousands)

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2019	2018	2017

BOLI Insurance	$471	$495	$528
Mortgage Loan Origination Income	320	363	340
Other Income	1,224	290	447

Total Other Income	$2,015	$1,148	$1,315

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Operating Expense	2019	2018	2017
Advertising	$551	$640	$650
Office Supplies	973	975	1,009
Professional fees	1,668	561	515
FDIC and State Assessment	274	350	417
Telephone Expense	501	520	530
Postage and Freight	(49)	567	545
Loan Collection Expense	286	288	472
Other Losses	73	243	463
Debit Card/ATM expense	551	471	413
Travel and Convention	200	207	255
Other expenses	2,402	2,582	2,801

Total Other Expense	$7,430	$7,404	$8,070

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Income Taxes

(in thousands)

Income tax expense consists of the following:

	2019	2018	2017
Current payable (benefit)
Federal	$806	$(181)	$258
State	89	36	(72)

	895	(145)	186
Deferred tax expense	459	973	3,885

Income tax expense	$1,354	$828	$4,071

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2019	2018	2017
Federal taxes based on statutory rate	$1,524	$1,575	$2,643
State income taxes, net of federal benefit	145	133	(48)
Tax-exempt investment interest	(309)	(487)	(1,074)
Revaluation of net deferred tax assets as a result of the Tax Cuts and Jobs Act	—	—	2,559
Other, net	(6)	(394)	(9)

Income tax expense	$1,354	$828	$4,071

The Tax Cuts and Jobs Act (the “Tax Act”), enacted on December 22, 2017, among other things, permanently lowered the statutory federal corporate tax rate from 35% to 21%, effective for tax years including or beginning January 1, 2018. Under the guidance of ASC 740, “Income Taxes” (“ASC 740”), the Company revalued its net deferred tax assets on the date of enactment based on the reduction in the overall future tax benefit expected to be realized at the lower tax rate implemented by the new legislation. After reviewing the Company’s inventory of deferred tax assets and liabilities on the date of enactment and giving consideration to the future impact of the lower corporate tax rates and other provisions of the new legislation, the Company’s revaluation of its net deferred tax assets was $2,559, which was included in “Income tax expense” in the Consolidated Statements of Income for the year ended December 31, 2017.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Continued

At December 31, 2019 and December 31, 2018, net deferred tax assets consist of the following:

	2019	2018
Deferred tax assets
Allowance for loan losses	$937	$841
Deferred compensation liability	2,488	2,419
Net operating loss carryforward	1,000	—
Other real estate owned	819	435
Acquisition fair value adjustments	130	—
Unrealized loss on securities available-for-sale	262	4,978
Other	6	—

Total	5,642	8,673
Deferred tax liabilities
Premises and equipment	1,603	1,856
Core deposit intangible	184	—
Other	171	183

Total	1,958	2,039

Net deferred tax asset	$3,684	$6,634

The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2019, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2019, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2016 through 2018. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2016 through 2018.

The Company acquired federal net operating losses as part of its Charter acquisition, with varying expiration periods. The federal net operating losses (“NOLs”) acquired were $4,848, including $2,060 created prior to 2018 and $2,788 created during 2019. As part of the Tax Act, the federal NOLs created by Charter during 2019 have an indefinite carryforward period. The federal NOLs created prior to 2018 begin to expire in 2028 and are expected to be fully utilized.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Summarized Financial Information of Citizens Holding Company

(in thousands)

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2019 and December 31, 2018, and for the years ended December 31, 2019, 2018 and 2017, is as follows:

Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Cash (1)	$1,736	$1,596
Investment in bank subsidiary (1)	110,892	82,002
Other assets (1)	172	268

Total assets	$112,800	$83,866

Liabilities
Other liabilities	$—	$—

Shareholders’ equity	112,800	83,866

Total liabilities and shareholders’ equity	$112,800	$83,866

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Continued

Income Statements

Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
Interest income (1)	$2	$2	$2

Other income
Dividends from bank subsidiary (1)	11,242	3,990	5,472
Equity in undistributed earnings (loss) of bank subsidiary (1)	(4,965)	3,022	(1,349)
Other income	—	—	—

Total other income	6,277	7,012	4,123

Other expense	462	446	459

Income before income taxes	5,817	6,568	3,666
Income tax benefit	(85)	(105)	(38)

Net income	$5,902	$6,673	$3,704

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Continued

Statements of Cash Flows

Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
Cash flows from operating activities
Net income	$5,902	$6,673	$3,704
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed loss (earnings) of the Bank	4,965	(3,022)	1,349
Stock compensation expense	163	170	211
Increase in other assets	97	84	266

Net cash provided by operating activities	11,127	3,905	5,530

Cash flows from investing activities
Net cash paid in acquisition activities	$(6,113)	$—	$—

Net cash used in investing activities	(6,113)	—	—
Cash flows from financing activities
Dividends paid to shareholders	$(4,874)	$(4,706)	$(4,697)
Proceeds from stock options	—	27	93

Net cash used in financing activities	(4,874)	(4,679)	(4,604)

Net increase (decrease) in cash	140	(774)	926

Cash, beginning of year	1,596	2,370	1,444

Cash, end of year	$1,736	$1,596	$2,370

The Bank is required to obtain approval from state regulators before paying dividends.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Related Party Transactions

(in thousands)

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

Deposits from related parties at December 31, 2019 and December 31, 2018 approximated $5,406 and $5,606, respectively.

Note 16. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

(in thousands)

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2019 and December 31, 2018, commitments related to unused lines of credit were $94,009 and $58,835, respectively, and standby letters of credit were $2,436 and $2,517, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

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

Legal Proceedings

We are a party to various legal proceedings such as claims and lawsuits arising in the course of our normal business activities. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2019 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on our business, results of operations or financial condition.

Concentration of Risk

The Company makes commercial, residential and consumer loans throughout the state of Mississippi. A substantial portion of the customers’ abilities to honor their contracts is dependent on their business and the agricultural economy in the state.

Although the Company’s loan portfolio is diversified, there is a relationship in this state and our operating regions between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the allowance for loan losses. See Note 5 for a summary of loans by type.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Benefit Plans

(in thousands)

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2019, 2018 and 2017, the Company’s contributions were $605, $590 and $538, respectively.

In connection with the acquisition of Charter, the Company assumed the Charter Bank 401(k) Plan. The plan was terminated by Charter immediately prior to the acquisition where the Charter employees had the choice to rollover their account balance into the Company’s plan, rollover their account balance into another account or take a distribution. The final distribution of account balances has occurred. There was no impact on the Company’s consolidated financial statements as of and for the years ended December 31, 2019 associated with the plan.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $173, $194 and $190 for the plan years ended December 31, 2019, 2018 and 2017, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $586, $535 and $522 for the plan years ended December 31, 2019, 2018 and 2017, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Regulatory Matters

(in thousands)

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company.

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2019, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

As of December 31, 2019 and 2018, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Citizens Holding Company
Tier 1 leverage ratio	$98,733	8.33%	$59,270	5.00%	$47,416	4.00%
Common Equity tier 1 capital ratio	98,733	8.33%	77,051	6.50%	53,343	4.50%
Tier 1 risk-based capital ratio	98,733	13.86%	56,972	8.00%	42,729	6.00%
Total risk-based capital ratio	102,488	14.39%	71,215	10.00%	56,972	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$96,824	8.18%	$59,206	5.00%	$47,365	4.00%
Common Equity tier 1 capital ratio	96,824	8.18%	76,968	6.50%	53,285	4.50%
Tier 1 risk-based capital ratio	96,824	13.60%	56,958	8.00%	42,719	6.00%
Total risk-based capital ratio	100,579	14.13%	71,198	10.00%	56,958	8.00%

December 31, 2018
Citizens Holding Company
Tier 1 leverage ratio	$95,691	9.93%	$48,191	5.00%	$38,553	4.00%
Common Equity tier 1 capital ratio	95,691	9.93%	62,648	6.50%	43,372	4.50%
Tier 1 risk-based capital ratio	95,691	17.41%	43,966	8.00%	32,974	6.00%
Total risk-based capital ratio	99,063	18.03%	54,957	10.00%	43,966	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$93,827	9.74%	$48,178	5.00%	$38,542	4.00%
Common Equity tier 1 capital ratio	93,827	9.74%	62,631	6.50%	43,360	4.50%
Tier 1 risk-based capital ratio	93,827	17.08%	43,944	8.00%	32,958	6.00%
Total risk-based capital ratio	97,199	17.69%	54,930	10.00%	43,944	8.00%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Fair Values of Financial Instruments

(in thousands)

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2019:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$97,111	$—	$97,111
Mortgage-backed securities	—	306,900	—	306,900
State, County, Municipals	—	60,372	—	60,372

	$—	$464,383	$—	$464,383

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2018:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S.
Government agencies	$—	$95,978	$—	$95,978
Mortgage-backed securities	—	$247,374	—	247,374
State, County, Municipals	—	$101,394	—	101,394

	$—	$444,746	$—	$444,746

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2019 and 2018 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2019
Impaired loans	$—	$—	$4,576	$4,576

	$—	$—	$4,576	$4,576

December 31, 2018
Impaired loans	$—	$—	$3,365	$3,365
Other real estate owned	—	—	189	189

	$—	$—	$3,554	$3,554

Impaired loans with a carrying value of $5,003 and $3,365 had an allocated allowance for loan losses of $427 and $401 at December 31, 2019 and December 31, 2018, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that no fair value adjustments to OREO was necessary or recorded during the year ended December 31, 2019 and December 31, 2018, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2019 and December 31, 2018:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2019		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$15,937	$15,937	$—	$—	$15,937
Interest bearing deposits with banks	58,557	58,557	—	—	58,557
Federal funds sold	1,600	1,600	—	—	1,600
Securities available-for-sale	464,383	—	464,383	—	464,383
Net loans	573,312	—	—	569,640	569,640

Financial liabilities
Deposits	$898,996	$642,825	$258,100	$—	$900,925
Securities Sold under
Agreement to Repurchase	170,410	170,410	—	—	170,410

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2018		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$12,592	$12,592	$—	$—	$12,592
Interest bearing deposits with banks	8,080	8,080	—	—	8,080
Securities available-for-sale	444,746	—	444,746	—	444,746
Net loans	425,905	—	—	420,992	420,992
Financial liabilities

Deposits	$756,222	$544,986	$210,477	$—	$755,463
Securities Sold under
Agreement to Repurchase	107,965	107,965	—	—	107,965

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Stock Based Compensation

(in thousands, except share data)

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2019. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2019 or 2018, therefore no calculations were required in 2019 or 2018 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.

During 2019, the Company’s directors received restricted stock grants totaling 7,500 shares of common stock at a then market value of $21.53 per share and in 2018 received 7,500 shares of common stock at a then market value of $22.05 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2019 was $161 and will be recognized over the one-year restriction period at a cost of $13 per month less deferred taxes of $3 per month. The grant date fair value of the shares granted in 2018 was $165 and was recognized over the one-year restriction period at a cost of $14 per month less deferred taxes of $3 per month.

During 2015, 7,500 shares of restricted stock was granted to the Chief Executive Officer (CEO) that would vest according to a stock performance schedule over the next five years. The stock performance for the Company met the goal for 2016 and the CEO became vested in 20%, or 1,500 shares of the restricted stock at an expense of $32. Again in 2017, the Company met 20% of its goal and the CEO became vested in an additional 1,500 shares of the restricted stock at an expense of $37. The stock performance for the Company did not meet the goal in 2019 or 2018 and no corresponding expense was recorded.

During 2019 and 2018, the Company recorded expense of $163 and $170 and recorded deferred taxes in the amounts of $41 and $42, respectively, related to all of the restricted shares.

At December 31, 2019, there were 12,000 shares non-vested with $54 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2019, 2018 and 2017:

	Directors’ Plan
	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2017	78,000	$21.08
Granted	—	—
Exercised	(6,000)	20.94
Expired	(9,000)	22.00

Outstanding at December 31, 2017	63,000	$20.96

Granted	—	—
Exercised	(6,000)	18.00
Expired	(4,500)	18.00

Outstanding at December 31, 2018	52,500	$21.55

Granted	—	—
Exercised	—	—
Expired	(12,000)	21.75

Outstanding at December 31, 2019	40,500	$21.49

Options exercisable at:
December 31, 2019	40,500	$21.49

CITIZENS HOLDING COMPANY

Years Ended December 31, 2019, 2018 and 2017

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

	Options	Weighted	Weighted Average
Range of Exercise Prices	Outstanding	Average Price	Life Remaining
$15.01 to $20.00	13,500	18.76	2 years, 4 months
$20.01 to $22.50	13,500	20.02	1 year, 4 months
$22.51 and above	13,500	25.72	4 months

Total	40,500	$21.49	1 years, 4 months

The intrinsic value of options outstanding under the Directors’ Plan at December 31, 2019 was $52. Additionally, the total intrinsic value of options exercised during 2019 and 2018 was $-0- and $24, respectively.

There were no options granted during 2019 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

as of December 31, 2019, 2018 and 2017

(in thousands)

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2019, 2018 and 2017. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Over the past three years, the Company has experienced growth in total loans as management has capitalized on opportunities for organic growth within the Company’s market area. Total loans increased over the three-year period by $170,462 or 41.9%. Of the loan growth, $104,127 was purchased in the acquisition of Charter and $66,335, or 16.3%, was organic growth. In the three-year period, net income increased by $2,198 or 59.3%. A large part of this net income growth was due to the tax consequences recorded in the year ended 2017 related to the Tax Act, discussed further in Note 12. Income Taxes. Excluding the impact of the Tax Act of $2,559 in 2017, net income has decreased $361 or 9.7%. As competition for deposits has increased, the cost of deposits has also increased. The yield on earning assets hasn’t increased at the same rate as interest bearing liabilities. Management continues to focus on growing non-interest income while containing costs to the extent possible to help offset shrinking margins. Due to the loan growth over the period, management has increased the provision for loan losses to help manage risks. All of these factors are driving the net income results and continue to be a focus of management moving forward.

During 2019 as compared to 2018, the Company’s total assets increased by $236,804, or 24.7%, loans increased by $147,753, or 34.4%, and total deposits increased by $142,774, or 18.9%. Loans increased in 2019 due to an increased focus on loan production in the Company’s service area coupled with the acquisition of Charter. Certificates of deposit ended 2019 at $256,171, or 21.3% higher than 2018. Demand, NOW, savings and money market accounts increased $97,839, or 12.9% from December 31, 2018 to $642,825 at December 31, 2019.

During 2018 as compared to 2017, the Company’s total assets decreased by $34,465, or 3.5%, loans increased by $23,515, or 5.8%, and total deposits increased by $35,536, or 4.9%. Loans increased in 2018 due to an increased focus on loan production in the Company’s service area, including the loan production office in North Mississippi. Certificates of deposit ended 2018 at $211,236, or 19.0% higher than 2017. Demand, NOW, savings and money market accounts increased $1,863, or 0.3% from December 31, 2017 to $544,986 at December 31, 2018.

In 2019, the Company’s net income after taxes decreased to $5,902, a decrease of $771 from 2018. This decrease was primarily due to a decrease in the Company’s net interest margin caused by an increase in cost funds in excess of the increase in yields on earning assets. An increase in non-interest income coupled with the decrease in non-interest expense helped offset the decrease in net interest income. Net income for 2019 produced, on a fully diluted basis, earnings per share of $1.17 compared to $1.36 for 2018.

In 2018, the Company’s net income after taxes increased to $6,673, an increase of $2,930 from 2017. The bulk of this increase was from the Tax Act of 2017 that was signed into law on December 22, 2017 that negatively impacted 2017 earnings. This resulted in an increase in the income tax expense related to this in the amount of $2,559 in 2017. Net interest income after the provision for loan losses decreased in 2018 primarily due to an increase in interest expense on interest bearing liabilities and an increase in the provision for loan losses. An increase in non-interest income coupled with the decrease in non-interest expense helped offset the decrease in net interest income. Net income for 2018 produced, on a fully diluted basis, earnings per share of $1.36 compared to $0.76, after the deferred tax adjustment, for 2017.

The Company’s return on average assets (“ROA”) was 0.51% in 2019, compared to 0.69% in 2018 and 0.37% in 2017. The Company’s return on average equity (“ROE”) was 6.13% in 2019, 7.95% in 2018 and 4.10% in 2017. During these periods, leverage capital ratios (the ratio of equity to average total assets) increased from 9.17% in 2017 to 9.74% in 2018 and decreased to 8.18% in 2019. The ROE in 2019, 2018 and 2017 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s net income in those years and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 82.05% of 2019 earnings per share, as compared to 70.59% in 2018 and 126.32% in 2017. The leverage capital ratio of 8.18% in 2019 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.

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

Liquidity is discussed in more detail beginning on page 94 of this report under the heading, Liquidity and Rate Sensitivity. The Company did not have any commitments at December 31, 2019 that would require a material expenditure of capital resources.

The Company is not aware of any developments that would have material impact on its revenues or net income. Interest rate movements are currently projected to be stable for 2020 but it is difficult to know the frequency and size of interest rate movements, if any. A measured increase in interest rates could have the effect of increasing revenues and net income.

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

Loans purchased in acquisitions or mergers with evidence of credit deterioration since origination are accounted for under ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310-30”). ASC 310-30 prohibits the carryover of an allowance for loan losses for loans purchased in which the acquirer concludes that it will not collect the contractual amount. As a result, these loans are carried at values which represent management’s estimate of the future cash flows of these loans. Increases in expected cash flow to be collected from the contractual cash flows are required to be recognized as an adjustment of the loan’s yield over its remaining life, while decreases in expected cash flows are required to be recognized as an impairment. A more detailed discussion of loans accounted for under ASC 310-30, which were acquired in connection with our mergers, including our acquisitions of Charter, is set forth below under the heading “Provision for Loan Losses and Asset Quality” and in Note 6, “Purchased Loans” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data.

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

Business Combinations, Accounting for Purchased Loans

The Company accounts for its acquisitions under ASC 805, “Business Combinations,” which requires the use of the acquisition method of accounting. All identifiable assets acquired, including loans, and liabilities assumed are recorded at fair value and recognized separately from goodwill. For a purchased loan, no allowance for loan losses is recorded on the acquisition date because the fair value measurements incorporate assumptions regarding credit risk. This applies even to a purchased loan with evidence of credit deterioration since origination pursuant to ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC 310- 30”). Generally speaking, rather than carry over an allowance for loan losses, as part of the acquisition we establish a “Day 1 Fair Value” of a purchased loan or pools of purchased loans sharing common risk characteristics, which equals the outstanding balance of a purchased loan or 77 pool on the acquisition date less any credit and/or yield discount applied against the purchased loan or pool of loans. In other words, these loans or pools of loans are carried at values which represent our estimate of their future cash flows. After the acquisition date, a purchased loan or pool of loans will either meet or exceed the performance expectations established in determining the Day 1 Fair Values or deteriorate from such expected performance. If the cash flows expected to be collected on a purchased loan or pool of loans decreases from expectations established in determining the Day 1 Fair Values or since our most recent review of such portfolio’s performance, then the decrease is recognized as an impairment, and the Company provides for such loan or pool in the provision for loan losses in its consolidated statement of income; ultimately, the Company may partially or fully charge-off the carrying value thereof. If performance expectations are exceeded such that we increase our expectations of cash flows to be collected on the loan or pool, then the Company reverses any previous provision for such loan or pool and, if it continues to exceed expectations subsequent to the reversal of any previously-established provision, then we adjust the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life, which has a positive impact on interest income.

Additional detail about our loans acquired in connection with our mergers, including our acquisition of Charter, is set forth below under the heading “Risk Management - Allowance for Loan Losses” and in Note 6, “Purchased Loans” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, in this report.

Intangible Assets

Goodwill resulting from business combinations represents the excess of the purchase price over the estimated fair value of the net assets acquired. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead reviewed for impairment when there is evidence to suggest that the estimated fair value of the net assets is lower than the carrying value, or at a minimum of once a year. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill was the only intangible asset with an indefinite life on the Company’s balance sheet. Other intangible assets consisted of core deposit intangibles arising from the Company’s acquisition of Charter. These assets are initially measured at fair value and then are amortized on a straight-line method over their estimated useful lives, which were determined to be 7 years.

Stock Based Compensation

The Company recognizes stock compensation expenses in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). The Company sponsors stock plans which most commonly include restricted stock and stock options. The Company accounts for stock based compensation under the fair value recognition provisions whereby compensation cost is measure based on the fair value of the award at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period. The fair value of restructured stock is determined based on the closing price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model. For more information on the Company’s stock options and the assumptions used to calculate the expense of such options, please refer to Note 1, “Summary of Significant Accounting Policies,” and Note 20, “Stock Based Compensation” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

TABLE 1 - FIVE YEAR SUMMARY OF CONSOLIDATED STATEMENTS AND RELATED

STATISTICS (in thousands, except per share and ratio amounts)

	2019	2018	2017	2016	2015
Summary of Earnings

Total Interest Income	$35,361	$31,359	$30,505	$30,169	$30,965
Total Interest Expense	9,722	4,459	3,343	3,098	3,077
Provision for loan losses	573	334	(543)	(65)	556
Non-interest income	9,748	8,599	8,296	7,692	8,327
Non-interest expense	27,558	27,665	28,227	26,480	25,591
Income tax expense	1,354	828	4,070	1,612	2,479
Net Income	5,902	6,673	3,704	6,737	7,589

Per Share Data

Earnings-basic	$1.17	$1.36	$0.76	$1.38	$1.56
Earnings-diluted	1.17	1.36	0.76	1.38	1.56
Cash dividends	0.96	0.96	0.96	0.96	0.93
Book value at year end	20.22	17.09	18.07	17.42	17.73

Selected Year End Actual Balances

Loans, net of unearned income	$577,067	$429,277	$406,605	$394,051	$429,582
Allowance for loan losses	3,755	3,372	3,019	3,903	6,474
Investment Securities	464,383	444,746	505,046	496,125	428,308
Earning assets	1,105,103	885,416	910,283	935,957	894,765
Total assets	1,195,434	958,630	993,096	1,025,212	973,505
Deposits	898,996	756,222	720,685	760,152	753,405
Long term borrowings	6	15	20,000	20,000	20,000
Shareholders’ equity	112,800	83,866	88,451	85,059	86,425

Selected Year End Average Balances

Loans, net of unearned income	$561,483	$418,136	$395,217	$409,367	$412,161
Allowance for loan losses	3,667	3,002	3,586	5,051	6,637
Investment securities	458,522	484,298	511,133	475,714	421,729
Earning assets	1,068,683	911,175	929,260	917,366	863,830
Total assets	1,164,570	971,893	1,013,177	996,266	945,270
Deposits	929,598	760,992	762,983	766,264	725,116
Long term borrowings	10	19	20,000	20,042	20,056
Shareholders’ equity	96,295	83,907	90,230	91,766	84,250

	2019	2018	2017	2016	2015
Selected Ratios

Return on average assets	0.51%	0.69%	0.37%	0.68%	0.80%
Return on average equity	6.13%	7.95%	4.10%	7.34%	9.01%
Dividend payout ratio	82.05%	70.59%	126.32%	69.57%	59.62%
Equity to year end assets	9.44%	8.75%	8.91%	8.30%	8.88%
Total risk-based capital to risk-adjusted assets	14.13%	17.69%	18.51%	18.67%	17.54%
Leverage capital ratio	8.18%	9.74%	9.17%	9.22%	9.26%
Efficiency ratio	77.88%	75.99%	76.35%	71.49%	68.69%

NET INCOME

Net income for 2019 decreased by 11.6% to $5,902 or $1.17 per share-basic and -diluted, from $6,673 or $1.36 per share-basic and -diluted for 2018. The provision for loan losses for 2019 was $573 as compared to $334 in 2018. The increase in the loan loss provision for 2019 was mainly due to the increase in the balance of loans outstanding coupled with management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $1,148, or 13.4%, and non-interest expense decreased by $106 or 0.4%, in 2019. Non-interest income for 2019 increased primarily due to the result of gains from security sales and other real estate coupled with death benefit proceeds from a bank-owned life insurance policy offset by a decrease in mortgage loan origination income. Non-interest expense decreased mainly due to a refund of excess prepaid postage and continued cost containment focus throughout the Company, partially offset by an increase in salaries and benefits related to the Charter acquisition.

Net income for 2018 increased by 0.9% to $6,673 or $1.36 per share-basic and -diluted, from $3,704 or $0.76 per share-basic and -diluted for 2017. The provision for loan losses for 2018 was a positive $334 as compared to negative $543 in 2017. The increase in the loan loss provision for 2018 was mainly due to the increase in the balance of loans outstanding coupled with management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Non-interest income increased by $303, or 3.7%, and non-interest expense decreased by $562 or 2.0%, in 2018. Non-interest income for 2018 increased primarily due to an increase in service charges on deposit accounts and other service charges and fees offset by a decrease in other income. Non-interest expense decreased due to a decrease in salaries and benefits, loan collection expense, other losses and a reduction in other expenses.

Net income for 2017 decreased by 45.0% to $3,704 or $0.76 per share-basic and -diluted, from $6,737 or $1.38 per share-basic and -diluted for 2016. The provision for loan losses for 2017 was a negative $543 as compared to negative $65 in 2016. The increase in the negative loan loss provision for 2017 was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions and low level of prior years’ loan losses offset by the increase in the balance of loans outstanding. Non-interest income increased by $605, or 7.9%, and non-interest expense increased by $1,748 or 6.6%, in 2017. Non-interest income for 2017 increased primarily due to an increase in other service charges and fees. Non-interest expense increased due to an increase in salaries and benefits, loan collection expense and office supplies.

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

Net interest income on a tax equivalent basis was $29,897, $27,806 and $28,339 for the years 2019, 2018 and 2017, respectively. Net interest margin was 2.77%, 3.05% and 3.01% for the same periods. During 2019, the yields on interest earning assets and the rates paid on interest bearing deposits increased. In 2019 as compared to 2018, interest-bearing assets increased by $167,713, or 18.4% and interest-bearing liabilities increased by $145,753, or 20.5%. For the year ended December 31, 2019, the average yield on earnings assets was 3.77%, an increase of 23 basis points compared to the average yield at December 31, 2018. The average rate paid on interest-bearing liabilities was 1.26%, an increase of 64 basis points compared to the average rate at December 31, 2018.

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

During this three-year period, loans outstanding increased in 2017, 2018 and 2019. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.

Table 2 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2019, 2018 and 2017.

TABLE 2 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2019	2018	2017	2019	2018	2017	2019	2018	2017
Loans:
Loans, net of unearned(1)	$560,888	$417,624	$394,684	$29,427	$20,287	$18,782	5.25%	4.86%	4.76%

Investment Securities
Taxable	388,490	376,392	392,626	7,993	8,345	8,178	2.06%	2.22%	2.08%
Tax-exempt	78,843	107,906	129,709	2,423	3,445	4,448	3.07%	3.19%	3.43%

Total Investment Securities	467,333	484,298	522,335	10,416	11,790	12,626	2.23%	2.43%	2.42%

Federal Funds Sold and Other	50,666	9,253	24,999	854	157	274	1.69%	1.70%	1.09%

Total Interest Earning Assets(1)(2)	1,078,887	911,175	942,018	40,697	32,234	31,682	3.77%	3.54%	3.36%

Non-Earning Assets	85,683	69,971	71,159

Total Assets	$1,164,570	$981,146	$1,013,177

Deposits:
Interest-bearing Demand
Deposits (3)	$381,635	$325,192	$347,260	$3,468	$1,131	$806	0.91%	0.35%	0.23%
Savings	79,886	79,281	74,923	130	113	133	0.16%	0.14%	0.14%
Time	274,597	191,836	189,359	5,226	1,536	983	1.90%	0.80%	0.52%

Total Deposits	736,118	596,309	611,542	8,824	2,780	1,922	1.20%	0.47%	0.31%

Borrowed Funds
Short-term Borrowings	121,951	116,787	130,248	1,976	1,648	907	1.62%	1.41%	0.70%
Long-term Borrowings	—	—	20,000	—	—	514	0.00%	0.00%	2.53%

Total Borrowed Funds	121,951	116,787	150,248	1,976	1,648	1,421	1.62%	1.41%	0.95%

Total Interest-Bearing Liabilities (3)	858,069	713,096	761,790	10,800	4,428	3,343	1.26%	0.62%	0.44%

Non-Interest Bearing Liabilities
Demand Deposits	192,672	164,682	150,689
Other Liabilities	17,534	10,208	10,468
Shareholders’ Equity	96,295	83,907	90,230

Total Liabilities and Shareholders’ Equity	$1,164,570	$971,893	$1,013,177

Interest Rate Spread							2.51%	2.92%	2.92%

Net Interest Margin				$29,897	$27,806	$28,339	2.77%	3.05%	3.01%

Less
Tax Equivalent Adjustment				654	906	1,177

Net Interest Income				$29,243	$26,900	$27,162

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 2 does not include the dividend paying stock of the Federal Home Loan Bank.

(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 3 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2019, 2018, and 2017.

TABLE 3 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)

	2019	2018	2017
Average interest earning assets	$1,078,887	$911,175	$942,018
Average interest bearing liabilities	858,069	713,096	761,790

Net average interest earning assets	$220,818	$198,079	$180,228

Table 4 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2017 through 2019. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 21% in 2019 and 2018, respectively.

TABLE 4 – VOLUME/RATE ANALYSIS

	(in thousands) 2019 Change from 2018			2018 Change from 2017
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$6,959	2,181	$9,140	$1,114	$391	$1,505
Taxable Securities	268	(620)	(352)	(360)	527	167
Non-Taxable Securities	(928)	(94)	(1,022)	(696)	(307)	(1,003)
Federal Funds Sold and Other	703	(6)	697	(267)	150	(117)

TOTAL INTEREST INCOME	$7,002	$1,461	$8,463	$(209)	$761	$552

INTEREST EXPENSE

Interest-bearing demand deposits	$196	2,141	2,337	$(77)	$402	325
Savings Deposits	1	16	17	6	(26)	(20)
Time Deposits	663	3,027	3,690	20	533	553
Short-term borrowings	73	255	328	(190)	931	741
Long-term borrowings	—	—	—	—	(514)	(514)

TOTAL INTEREST EXPENSE	$933	$5,439	6,372	$(241)	$1,326	1,085

NET INTEREST INCOME	$6,070	$(3,979)	$2,091	$32	$(565)	$(533)

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

Loan demand in the Company’s market improved after economic conditions began to show some improvement. Although the Company continues to face intense competition for available loans from other financial institutions and the current economic conditions have improved slightly, the Company was able, in 2018 and 2019, to increase the amount of loans outstanding. Additionally, the acquisition of Charter added a significant amount of loans to the Company’s portfolio in 2019. The overall loan demand in the Company’s operating markets has been robust in certain sectors. Commercial, financial and agricultural has seen the most growth with an increase of 25.3%, or $77,353, in 2019, by 6.6%, or $17,653, in 2018 and by 5.9%, or $14,186, in 2017. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of this loan segment.

Real estate mortgage loans originated by the Company increased by 37.4%, or $33,267 in 2019 and decreased by 7.5%, or $7,177 in 2018, and by 1.9%, or $1,888, in 2017 when compared to the prior years. The increase in mortgage loans in 2019 was mainly driven by the acquisition of Charter coupled with expansion to more metropolitan markets and the decrease in prior years reflects the weakness in some of the Company’s local housing markets coupled with increased competition in the mortgage market.

Real estate construction loans increased by $40,063, or 97.4% in 2019 to $81,197 when compared to the $41,134 at December 31, 2018 and by $15,210, or 58.7% when compared to 2017. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. There was a large amount of demand for these types of loans in the Company’s service area during 2019 coupled with the acquisition of Charter.

Consumer loans increased by $2,054 or 14.6% in 2019 and decreased by $1,969 or 12.3% in 2018, and $3,476, or 17.9% in 2017, compared to the prior years. The Company believes that changes in consumer purchasing habits and the increase in loan sources have affected the growth of this segment of loans.

Table 5 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 5 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2019	2018	2017	2016	2015
Commercial, financial and agricultural	$357,789	$285,420	$267,767	$253,581	$266,464
Real estate - construction	81,197	41,134	25,923	23,793	33,133
Real estate - mortgage	122,014	88,747	95,925	97,812	104,046
Consumer	16,075	14,021	15,990	19,466	26,625

TOTAL LOANS	$577,075	$429,322	$405,605	$394,652	$430,268

Table 6 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 6 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2019

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total
Commercial, financial and agricultural	$66,360	$228,981	$62,448	$357,789
Real estate - construction	26,021	48,088	7,088	$81,197
Real estate - mortgage	22,466	73,243	26,305	$122,014
Consumer	5,973	9,167	935	$16,075

Total loans	$120,820	$359,463	$96,776	$577,059

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS
Fixed rates	$419,139	$60,129
Variable rates	57,008	37,036

Total loans	$476,147	$97,165

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2017, 2018 and 2019. The ratio of net loans charged off to average loans was 0.03% in 2019, 0.00% in 2018 and 0.09% in 2017. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2019 was an expense of $573 compared to an expense of $334 in 2018 and reversal of expense of $543 in 2017. The change in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. At the end of 2019, the total allowance for loan losses was $3,755, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 7 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 7 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2019	2018	2017	2016	2015
BALANCE AT BEGINNING OF YEAR	$3,372	$3,019	$3,903	$6,474	$6,542

LOANS CHARGED-OFF

Commercial, financial and agricultural	176	35	166	2,397	457
Real estate - construction	—	74	112	—	—
Real estate - mortgage	46	133	57	179	201
Consumer	138	146	102	65	164

TOTAL CHARGE-OFFS	361	388	437	2,641	822

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	91	219	2	18	45
Real estate - construction	18	19	14	18	9
Real estate - mortgage	14	81	16	24	52
Consumer	47	88	64	75	91

TOTAL RECOVERIES	171	407	96	135	197

Net loans charged-off	190	(19)	341	2,506	625
Additions charged to operating expense	573	334	(543)	(65)	557

BALANCE AT END OF YEAR	$3,755	$3,372	$3,019	$3,903	$6,474

Loans, net of unearned, at year end	$577,067	$429,277	$406,605	$394,051	$429,582

Ratio of allowance to loans at year end	0.65%	0.79%	0.74%	0.99%	1.51%

Average loans - net of unearned	$561,483	$418,136	$395,217	$409,367	$412,161

Ratio of net loans charged-off to average loans	0.03%	0.00%	0.09%	0.61%	0.15%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2019	2018	2017	2016	2015
Commercial, financial and agricultural	$2,499	$2,309	$1,942	$2,434	$4,710
Real estate - construction	375	192	139	120	402
Real estate - mortgage	572	566	417	821	770
Consumer	309	305	521	528	592

Total	$3,755	$3,372	$3,019	$3,903	$6,474

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2019	2018	2017	2016	2015
Commercial, financial and agricultural	62.00%	66.48%	66.02%	64.25%	61.93%
Real estate - construction	14.07%	9.58%	6.39%	6.03%	7.70%
Real estate - mortgage	21.14%	20.67%	23.65%	24.79%	24.18%
Consumer	2.79%	3.27%	3.94%	4.93%	6.19%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 5, increased in 2019 even though the Company maintained tight credit standards and the competition for loans was strong. All loan segments increased during 2019, primarily due to the acquisition of Charter coupled with solid organic growth. In 2018 as compared to 2017, commercial, financial and agricultural along with real estate construction loans increased and real estate mortgage and consumer loans decreased. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 8 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2019 was 0.62% compared to 0.80% in 2018. OREO increased in 2019 after decreasing in 2018 due to more foreclosures in 2019 partially offset by the sale of several parcels during 2019.

Loans on non-accrual status amounted to $12,026 in 2019 as compared to $9,839 in 2018 and $7,582 in 2017. Interest income forgone on loans classified as non-accrual in 2019 was $555 as compared to $429 in 2018 and $413 in 2017. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 8 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2019	2018	2017	2016	2015
PRINCIPAL BALANCE

Non-accrual	$12,026	$9,839	$7,582	$8,879	$14,423
Accruing loans 90 days or more past due	274	73	807	206	76
Troubled debt restructurings	2,495	2,782	3,047	3,288	3,858

TOTAL NON-PERFORMING LOANS	$14,795	$12,694	$11,436	$12,373	$18,357

Income on non-accrual loans not recorded	$555	$429	$413	$652	$732

Non-performing as a percent of loans	2.56%	2.96%	2.82%	3.14%	4.26%

Other real estate owned	$3,552	$3,440	$3,980	$4,443	$3,573

OREO as a percent of loans	0.62%	0.80%	0.98%	1.13%	0.83%

Allowance as a percent of non-performing loans	25.38%	26.56%	26.40%	31.54%	35.27%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management evaluates the Company’s loans for impairment under ASC Subtopic 310-10. The balances of impaired (including non-accruals) loans for the years 2019, 2018 and 2017 were $11,135, $10,306 and $4,396, respectively.

This table details the impaired loans by category for years ending 2019, 2018 and 2017.

	AT DECEMBER 31,
	2019	2018	2017
Commercial, financial and agricultural	$10,296	$9,153	$4,093
Real estate - mortgage	839	1,152	303

Total loans	$11,135	$10,305	$4,396

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

At December 31, 2019, loans totaling $30,756 were included on the Company’s watch list compared to $26,252 at December 31, 2018. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2019, the Company classified all of its securities as AFS. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.

Table 9 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2017 through 2019 and the maturity distribution at December 31, 2019, by classification.

TABLE 9 – SECURITIES

(in thousands)

	2019	2018	2017
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$97,400	$99,366	$180,648
Mortgage Backed Securities	308,310	259,742	213,707
State, County and Municipal Obligations	59,724	105,591	118,786
Other Securities	—	—	2,865

TOTAL SECURITIES AVAILABLE-FOR-SALE	$465,434	$464,699	$516,006

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U.S. Government Agencies(1)	$—	0.00%	$88,814	1.86%	$8,586	2.32%	$—	0.00%
Mortgage Backed Securities	—	0.00%	4,849	2.19%	—	0.00%	303,461	2.31%
State, County and Municipal(2)	345	3.13%	1,106	1.82%	10,092	2.93%	48,181	2.67%

TOTAL AVAILABLE-FOR-SALE	$345	3.13%	$94,769	1.88%	$18,678	2.65%	$351,642	2.36%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 21% and a state tax rate of 5%.

The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2018. This change is not used in the Tier 1 capital calculation.

As detailed in Table 9, the security portfolio increased $735 or 0.2% in 2019, decreased $51,307 or 9.9% in 2018 and increased $2,800 or 0.5% in 2017. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits increased in 2019 and 2018 due to an increase in rates paid by the Company caused by competition in our operating markets. During this time span, we continue to see an increase in other deposit segments as well, except for Interest-bearing demand in 2018.

A three-year schedule of average deposits by type and maturities of time deposits greater than $250 is presented in Table 10 – Deposit Information.

TABLE 10 – DEPOSIT INFORMATION

	(in thousands, except percentages)
	2019		2018		2017
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$192,672		$164,682		$150,689
Interest-bearing demand	381,635	0.91%	325,192	0.35%	347,260	0.23%
Savings	79,886	0.16%	79,281	0.14%	74,923	0.14%
Time deposits	274,597	1.90%	191,836	0.80%	189,359	0.52%

	$928,790	1.20%	$760,991	0.47%	$762,231	0.31%

MATURITY RANGES OF TIME DEPOSITS

OF $250,000 OR MORE

AS OF DECEMBER 31, 2019
3 months or less	$22,392
3 through 12 months	16,203
1 year to 3 years	20,856
over 3 years	9,897

$69,348

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

TABLE 11 - SHORT-TERM BORROWINGS

(in thousands)

	As of December 31,
	2019	2018	2017
Short-term borrowings
Year-end balance	$170,410	$107,966	$153,998
Weighted average rate	1.05%	1.20%	0.75%

Maximum month-end balance	$181,347	$140,115	$201,427

Year to date average balance	$121,951	$116,787	$130,248
Weighted average rate	1.62%	1.41%	0.75%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2019, the Company had the capacity to borrow up to $222,592 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2019 and 2018, the Company had borrowed $-0- from the FHLB and $-0- in Federal Funds Purchased. In 2019, the balances in Securities Sold Under Agreement to Repurchase increased $62,444, or 57.8% to $170,410. In 2018, these balances decreased to $107,966, a decrease of $46,032, or 29.9%.

At the end of 2019, the Company had long-term debt in the amount of $-0- to the FHLB for advances and $6 payable to the State of Mississippi for advances under the Mississippi Agribusiness Enterprise Loan Program. This program provides interest-free loans to banks to fund loans to qualifying farmers. Farmers that qualify for the program receive 20% of their loan at zero interest. When the loan is repaid, the State of Mississippi receives 20% of the principal payment, which is equal to the amount advanced by the state, and the Company retains the balance of the principal payment.

The remaining maturity schedule of the long-term debt at December 31, 2019 is listed below.

(in thousands)
2019
Less than one year	$—
One year to three years	6
Over three years	—

Total long-term borrowings	$6

NON-INTEREST INCOME AND EXPENSE

Table 12 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2017 through 2019 and percentage changes between such years.

TABLE 12 - NON-INTEREST INCOME & EXPENSE

(in thousands)

		% CHANGE		% CHANGE
	2019	FROM ‘18	2018	FROM ‘17	2017
NON-INTEREST INCOME
Service charges on deposit accounts	$4,413	-3.27%	$4,562	7.62%	$4,239
Other operating income	5,335	32.12%	4,038	-0.49%	4,058

TOTAL NON-INTEREST INCOME	$9,748	13.35%	$8,600	3.65%	$8,297

NON-INTEREST EXPENSE
Salaries and employee benefits	$14,883	2.43%	$14,530	-1.64%	$14,772
Occupancy expense, including equipment	5,245	-8.46%	5,730	6.41%	5,385
Other operating expense	7,430	0.35%	7,404	-8.25%	8,070

TOTAL NON-INTEREST EXPENSE	$27,558	-0.38%	$27,664	-1.99%	$28,227

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

During 2019 as compared to 2018, non-interest income increased by $1,148, or 13.4%, when compared to 2018. An increase in other operating income and net gains on sales of securities was partially offset by a decrease in other income and net gains on sales of securities.

During 2018 as compared to 2017, non-interest income increased by $303, or 3.7%, when compared to 2017. An increase in service charges on deposit accounts and other service charges and fees was partially offset by a decrease in other income and net gains on sales of securities.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2019 as compared to 2018, non-interest expense decreased by $106, or 0.4%, to $27,558. Included in this decrease was a decrease in occupancy expense of $485 or 8.5% partially offset by an increase in salaries and benefits in the amount of $353, or 2.4%, and other expense in the amount of $26, or 0.4%. The decrease in occupancy expense was primarily due to a to a refund of excess prepaid postage and continued cost containment focus throughout the Company. The increase in salaries and benefits was due to the Charter acquisition.

In 2018 as compared to 20167 non-interest expense decreased by $562, or 2.0%, to $27,665. Included in this decrease was a decrease in salaries and benefits in the amount of $242, or 1.6%, occupancy expense in the amount of $145, or 6.7%, other expense in the amount of $666, or 8.3%, partially offset by an increase in equipment expense in the amount of $490, or 15.3%. The increase in equipment expense was primarily due to strategic investments in technology over the past few years. The decrease in other expense was in large part due to decreased loan collection expense and other losses attributable to writedowns on other real estate.

In 2019, the Company’s efficiency ratio was 77.88%, compared to 75.99% in 2018 and 76.35% in 2017. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $3,684 is considered realizable without the use of extraordinary tax planning strategies.

The Company’s effective tax rate was 18.66%, 11.04% and 52.36% in 2019, 2018 and 2017, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 21%, 21% and 34% in 2019, 2018 and 2017, respectively, is interest on tax-exempt securities and loans and the impact on deferred tax assets due to tax reform. Further tax information is disclosed in Note 12, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; commercial repurchase agreements; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2019 as compared to 2018, the Company experienced an increase in deposits and repurchase agreements in excess of the increase in loans outstanding. The increase in investment securities is mainly the result of the desire to invest excess funds outside of new loans. The Company relies upon non-core sources of funding, such as commercial repurchase agreements, Federal Funds Purchased and short and long- term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.

The Company had no FHLB advances outstanding at year end as part of our strategy to rely more on core deposits than wholesale funding. However, the Company will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not currently solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are securities classified as AFS. All of the $464,383 in the investment securities portfolio is classified in the AFS category, and any securities not pledged are available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2019, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 13 - Funding Uses and Sources details the main components of cash flows for 2019 and 2018.

TABLE 13 - FUNDING USES AND SOURCES

(in thousands)

	2019			2018
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$560,888	$142,752	34.14%	$418,136	$22,919	5.80%
Taxable securities	388,490	12,098	3.21%	376,392	(8,329)	-2.16%
Tax-exempt securities	78,843	(29,063)	-26.93%	107,906	(18,506)	-14.64%
Federal funds sold and other	50,666	41,413	447.56%	9,253	(15,746)	-62.99%

TOTAL USES	$1,078,887	$167,200	18.34%	$911,687	$(19,662)	-2.11%

FUNDING SOURCES

Noninterest-bearing deposits	$192,672	$27,990	17.00%	$164,682	$13,993	9.29%
Interest-bearing demand and
savings deposits	461,521	57,048	14.10%	404,473	(18,462)	-4.37%
Time deposits	274,597	82,761	43.14%	191,836	2,477	1.31%
Short-term borrowings	1,483	(19,996)	-93.10%	21,479	19,167	829.02%
Commercial repo	124,344	29,036	30.47%	95,308	(32,629)	-25.50%
Long-term debt	—	—	—	—	(20,029)	-100.00%

TOTAL SOURCES	$1,054,617	$176,839	20.15%	$877,778	$(35,483)	-3.89%

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

During 2019 as compared to 2018, total capital decreased due to the purchase of Charter, in which the consideration paid was 80% stock and 20% cash partially offset by earnings in excess of dividends paid.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2019, as noted below in Table 14—Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 14 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2019	2018	2017
Tier 1 capital
Shareholders’ equity	$112,800	$83,866	$88,452
Less: Intangibles	(13,856)	(3,150)	(3,150)
Less: DTA related to NOLs	(1,000)	—	—
Add/less: Unrealized loss/(gain) on securities	789	14,975	8,225

TOTAL TIER 1 CAPITAL	$98,733	$95,691	$93,527

Total capital
Tier 1 capital	$98,733	$95,691	$93,527
Allowable allowance for loan losses	3,755	3,372	3,019

TOTAL CAPITAL	$102,488	$99,063	$96,546

RISK WEIGHTED ASSETS	$712,154	$549,828	$521,708

AVERAGE ASSETS (FOURTH QUARTER)	$1,185,397	$963,820	$1,020,107

TIER 1 LEVERAGE RATIO	8.33%	9.93%	9.17%

COMMON EQUITY TIER 1 CAPITAL RATIO	8.33%	9.93%	9.17%

TIER 1 RISK-BASED CAPITAL RATIO	13.86%	17.40%	17.93%

TOTAL RISK-BASED CAPITAL RATIO	14.39%	18.02%	18.51%

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

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance sheet arrangements are further detailed in Note 14, “Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks,” in the notes to the Company’s Consolidated Financial Statements included in this Annual Report.

CONTRACTUAL OBLIGATIONS

The following table summarizes the contractual obligations, excluding deposits and securities sold under agreement to repurchase, of the Company as of December 31, 2019.

	Payments Due by Period
	(in thousands)
		Less than	1-3	3 - 5	Over 5
Contractual Obligations	Total	1 year	Years	Years	Years

Operating Leases	$801	$348	$451	$2	$—
Other Long-term Liabilities	6	—	6	—	—

Total	$807	$348	$457	$2	$—

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2019 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$193,301	$180,773
Total rate sensitive liabilities	265,622	92,671

Net gap	$(72,321)	$88,102

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

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 15—Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2019 and December 31, 2018.

TABLE 15 - INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 2019

(in thousands)

	2020	2021	2022	2023	2024	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$90,909	$85,660	$48,416	$110,943	$83,211	$60,129	$479,268	$475,595
Average Int Rate	4.95%	4.77%	4.87%	5.00%	5.25%	4.33%	4.90%
Floating Rate	$25,758	$14,582	$3,049	$3,274	$10,345	$37,036	$94,044	$94,044
Average Int Rate	5.30%	3.99%	4.97%	4.90%	4.91%	5.47%	5.10%
Investment securities
Fixed Rate	$345	$10,000	$53,481	$25,566	$5,722	$370,320	$465,434	$464,383
Average Int Rate	3.13%	1.75%	1.92%	1.80%	2.08%	2.41%	2.30%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$60,157						$60,157	$60,157
Average Int Rate	1.58%						1.58%
Interest-bearing deposits
Fixed Rate	$591,785	$59,641	$27,709	$15,912	$15,279		$710,326	$710,195
Average Int Rate	0.93%	1.99%	2.61%	2.37%	2.74%		1.16%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$170,410						$170,410	$170,410
Average Int Rate	1.10%						1.10%

AS OF DECEMBER 31, 2018

(in thousands)

	2019	2020	2021	2022	2023	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$81,808	$54,416	$70,950	$32,780	$83,478	$34,948	$358,380	$353,467
Average Int Rate	4.89%	4.80%	4.49%	4.72%	4.96%	3.58%	4.67%
Floating Rate	$6,408	$18,742	$8,564	$589	$1,210	$32,012	$67,525	$67,525
Average Int Rate	5.54%	5.84%	4.99%	6.50%	6.05%	5.78%	5.68%
Investment securities
Fixed Rate	$1,875	$2,440	$11,648	$56,074	$26,738	$365,924	$464,699	$444,746
Average Int Rate	4.28%	3.55%	2.07%	1.97%	1.90%	2.52%	2.42%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate	$8,080						$8,080	$8,080
Average Int Rate	1.69%						1.69%
Floating Rate
Average Int Rate
Interest-bearing deposits
Fixed Rate	$503,446	$36,890	$28,376	$2,865	$14,615		$586,192	$585,433
Average Int Rate	0.55%	1.41%	2.88%	2.23%	2.75%		0.78%
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

TABLE 16 - RATE SENSITIVITY GAP AT DECEMBER 31, 2019

(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS

Loans	$83,881	$103,548	$346,914	$28,410	$562,753
Investment securities	49,563	77,225	180,110	162,491	469,389
Interest Bearing Due From Bank Accounts	58,257	—	—	—	58,257
Federal funds sold	1,600	—	—	—	1,600

TOTAL INTEREST BEARING ASSETS	$193,301	$180,773	$527,024	$190,901	$1,091,999

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$32,616	$20,161	$107,525	$26,881	$187,183
Savings and Money Market deposits	150,845	—	155,369	147,943	454,157
Time deposits	65,120	72,510	118,410	—	256,040
Short term borrowings	17,041	—	102,247	51,123	170,411
Long term borrowings	—	—	—	—	—

TOTAL INTEREST BEARING LIABILITIES	$265,622	$92,671	$483,551	$225,947	$1,067,791

Rate sensitive gap	$(72,321)	$88,102	$43,473	$(35,046)	$24,208
Rate sensitive cumulative gap	(72,321)	15,781	59,254	24,208	—
Cumulative gap as a percentage of total earning assets	-6.62%	1.45%	5.43%	2.22%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90-day period as of December 31, 2019. This negative gap position was mainly due to: (1) a large amount of investment securities that have call dates within that period; (2) a significant amount of non-maturity deposits classified within that period; (3) approximately 25.4% of certificates of deposit maturing during that period; and (4) 82.8% of the Company’s loans maturing after that period.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company to be in an asset sensitive position when evaluating the maturities of interest-bearing items. Thus, an increase in the interest rate environment would enhance earnings, while a decrease in interest rates would have the opposite effect on the Company’s earnings. The Company has attempted to mitigate the impact of its interest rate position by increasing the amount of its variable rate loans and also by structuring deposit rates to entice customers to lengthen the maturities of their time deposits. The effect of any changes in interest rates on the Company would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

Short term interest rates remained historically low in 2017, but started increasing in 2017 and all of 2018 but then starting decreasing in the second half of 2019 in connection with the target Federal Funds rate by the Federal Reserve Bank. The movement in the short term interest rates impact the Company’s decisions in regards to pricing the Company’s products and services. The short term interest rates have had impact on the Company’s earnings as we positioned our balance sheet for rising rates in 2018 and that was halted in mid-2019. Therefore, this caused an increase in our deposit costs without the corresponding increase in earning asset yields. The Company is focused on positioning the balance sheet to remain more neutral to interest rates during these uncertain times. In 2018, the Company was significantly liability sensitive and has been able to turn the balance sheet to asset sensitive over foreseeable future with a focus on getting closer to neutral through investing the Company’s excess funds into longer-term loans and investment securities. The Company’s net interest margin in 2019 was 2.77% and in 2018 was 3.05% due to the aforementioned facts.

Quarterly Financial Trends

	(in thousands, except per share amounts) 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$8,383	$8,651	$8,444	$9,883
Interest Expense	2,174	2,444	2,525	2,578

Net Interest Income	6,209	6,207	5,919	7,305
Provision for Loan Losses	195	265	12	101
Non-interest Income	2,047	2,072	2,506	3,122
Non-interest Expense	6,639	6,323	6,868	7,728
Income Taxes	195	320	212	627

Net Income	$1,227	$1,371	$1,333	$1,971

Per common share:
Basic	$0.25	$0.28	$0.27	$0.35
Diluted	$0.25	$0.28	$0.27	$0.35

Cash Dividends	$0.24	$0.24	$0.24	$0.24

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest Income	$7,600	$7,778	$7,888	$8,093
Interest Expense	795	826	1,169	1,669

Net Interest Income	6,805	6,952	6,719	6,424
Provision for Loan Losses	(237)	89	289	193
Non-interest Income	2,100	2,078	2,221	2,200
Non-interest Expense	7,048	6,946	6,895	6,776
Income Taxes	322	306	260	(60)

Net Income	$1,772	$1,689	$1,496	$1,715

Per common share:
Basic	$0.36	$0.35	$0.31	$0.35
Diluted	$0.36	$0.35	$0.31	$0.35

Cash Dividends	$0.24	$0.24	$0.24	$0.24

Amounts of income tax expense recorded during the fourth quarter of 2017 include a $2,559 charge to income tax expense for the revaluation of the net deferred tax asset as a result of the Tax Cut and Jobs Act. The reduction of income tax expense in the fourth quarter of 2018 is to adjust income taxes to the actual annual effective rate.

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 3, 2020, the common stock’s closing price on NASDAQ was $20.56.

On March 3, 2020, shares of the Company’s common stock were held of record by approximately 490 shareholders.

DIVIDENDS

Dividends totaled $0.96 per share for 2019 and 2018.

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

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2014 and that all dividends were reinvested.

Performance Graph

December 31, 2014 - December 31, 2019

	2014	2015	2016	2017	2018	2019
Citizens Holding Company	100.00	128.03	145.40	135.29	128.51	140.28
NASDAQ Market Index	100.00	106.96	116.45	150.96	146.67	200.49
Morningstar Regional Banks	100.00	93.77	120.37	142.21	125.41	152.82

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

Mike Chandler

Vice President

Stacy Arnold

Vice President, Compliance Officer

Tabbetha Calvert

Vice President, BSA Officer

Joshua Sullivan

Vice President, Senior Credit Analyst

Phillip Branch

Vice President, Comptroller

Ashley Peebles

Vice President, Director of Deposit Services

Sommer Vick

Assistant Vice President, Assistant Trust Officer

Beth Branning

Assistant Vice President

Mitch Peden

Assistant Vice President, Information Services Manager

Pam Garrett

Network Services Manager

Pat Stokes

Assistant Vice President, Operations Officer

Scott Lewis

Assistant Vice President, Information Security Officer

Sam Mars

Assistant Vice President, Loan Officer

Shon Kirkland

Assistant Vice President, Security Officer/

Facilities Manager

Charles Wilkerson

Assistant Vice President, Loan Operations Officer

Greg Jackson

Accounting Officer

Reaghan Jenkins

Accounting Officer

Deborah Ladd

Item Processing Officer

Sandra Curtis

Assistant Cashier, Teller Administrator

Temika Triplett

Assistant Cashier, Electronic Services Officer

Craig Stevens

Deposit Operations Officer

Grant Comans

Assistance Vice President, Branch Manager

Jamie Shotts

Vice President, Appraisal Review Officer

Carthage Branch

Billy Cook

Vice President

Tonya Dorman

Deposit Operations Officer

Sebastopol Branch

Connie Comans

Branch President

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

Market President – Winston County

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

Commercial Loan Portfolio Manager

Flowood Branch

Billy Cook

Vice President, Manager

Daniel Webb

Assistance Vice President, Loan Officer

Biloxi Cedar Lake and Lemoyne Branches

Travis Moore

Regional Commercial Lender

Brandon Sherwood

Regional Commercial Lender

Tammy Warren

Assistant Vice President, Mortgage Loan Officer

Katie Hancock

Vice President, Branch Manager

Mortgage Loan Department

Charlene Deweese

Assistant Vice President, Mortgage Loan Officer

Oxford Loan Production Office

Marion Boyd

Vice President, Regional Commercial Lender

Pascagoula Branch

Gregory E. Cronin

Gulf Coast President

Ford Kinsey

Vice President, Senior Credit Officer

Pam Lindsey

Vice President, Senior Bank Officer

Paulette Roberts

Vice President, Senior Operations Officer

Amber Thomas

Vice President, Commercial Lender

Chandra McClendon

Loan Operations Officer

Julius Bosco III

Loan Compliance Officer

Pam Pierce

Human Resources Officer

Theresa Jenkins

Community Retail Officer

Ocean Springs Branch

Brad Grayson

Vice President, Commercial Lender

Melissa Ceasar

Community Retail Officer

Sharon Wetzel

Vice President, Information Technology Officer

Gulfport Branch

Reagan Bridley

Vice President, Commercial Lender

Thomas Graham

Vice President, Mortgage Loan Officer

Biloxi Medical Towers Branch

Mandy Dawson

Treasury Management Officer

Patrick Ricci

Vice President, Commercial Lender

BOARD OF DIRECTORS

Don Fulton

Retired

W. G. Yates and Sons Construction Co.

Donald L. Kilgore

Special Assistant Attorney General

State of Mississippi

David A. King

Proprietor

Philadelphia Motor Company

Herbert A. King

Civil Engineer

King Engineering Associates, Inc.

Adam Mars

Business Manager

Mars, Mars & Mars

Gregory E. Cronin

Gulf Coast President

Citizens Holding Company and The Citizens Bank

Craig Dungan, MD

Physician

Meridian Gastroenterology PLLC

Greg L. McKee

President & Chief Executive Officer

Citizens Holding Company and The Citizens Bank

David P. Webb

Attorney

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

A. T. Williams

Certified Public Accountant

A. T. Williams, CPA

Terrell E. Winstead

Chief Financial Officer

Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Mark Taylor

Secretary

Robert T. Smith

Treasurer and Chief Financial Officer

Gregory E. Cronin

Gulf Coast President

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	5419 Hwy 25 Ste. Q	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi Cedar Lakes	Hattiesburg Branch	Flowood Branch
1830 Popps Ferry Road	6222 Highway 98	5419 Highway 25, Suite Q
Biloxi, MS 39532	Hattiesburg, MS 39402	Flowood, MS 39232
228.594.6913	601.264.4425	601.992.7688

Oxford Loan Production	Biloxi Medical Branch	Gulfport Branch
304 Enterprise Dr., Ste A	1721 Medical Park Dr.	12008 Hwy 49
Oxford, MS 38655	Biloxi, MS 39532	Gulfport, MS 39503

BANKING LOCATIONS - Continued

Pascagoula Branch	Ocean Springs Branch	Phone Teller
1519 Jackson Ave	2702 Bienville Blvd	1.800.397.0344
Pascagoula, MS 39567	Ocean Springs, MS 39564

Internet and Mobile Banking

http.//www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL SHAREHOLDER MEETING

The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 28, 2020, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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