Form 10-K, Exhibit 13
period 2020-12-31
CITIZENS HOLDING CO /MS/
filed 2021-03-12
CIK 1075706

Exhibit 13 – 2020 Annual Report to Shareholders

CITIZENS HOLDING COMPANY
Philadelphia, Mississippi
Consolidated Financial Statements
As of December 31, 2020 and 2019 and for the
Years Ended December 31, 2020, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To Shareholders and the Board of Directors of Citizens Holding Company
Opinion on Financial Statement
We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, are in conformity with accounting principles generally accepted in the United States of America.
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
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses
As described in Notes 1 and 7 to the financial statements, the Company’s allowance for loan losses is a valuation allowance that reflects the Company’s estimation of incurred losses in its loan portfolio to the extent they are both probable and reasonable to estimate. The allowance for loan losses was $4,735,000 at December 31, 2020, which consists of two components; the allowance for loans individually evaluated for impairment (“specific reserves”) and the allowance for loans collectively evaluated for impairment (“general reserves”).
The Company’s general reserves include reserves based on historical charge-off
factors and qualitative general reserve factors. The component for qualitative general reserve factors involves an evaluation of items which are not yet reflected in the factors for historical charge-offs including changes in: lending policies and procedures, economic and business conditions, nature and volume of the portfolio, lending staff, volume and severity of delinquent loans, loan review systems, collateral values, and concentrations of credit. The evaluation of these items results in qualitative general reserve factors, which contribute significantly to the general reserve component of the estimate of the allowance for loan losses.
We identified management’s estimate of the aggregate effect of the qualitative reserve factors on the allowance for loan losses as a critical audit matter as it involved subjective auditor judgment. Management’s determination of qualitative general reserve factors involved especially subjective judgment because management’s estimate relies on qualitative analysis to determine the quantitative impact the items have on the allowance.
The primary procedures we performed to address this critical audit matter included:
Evaluated the design and tested the operating effectiveness of controls over the determination of items used to estimate the qualitative general reserve factors, including controls addressing:

•	The data used as the basis for the adjustments relating to qualitative general reserve factors.

•	Management’s determination of loans excluded from qualitative general reserve factors calculation.

•	Management’s review of the qualitative and quantitative conclusions related to the qualitative general reserve factors and the resulting allocation to the allowance.
Substantively tested the general reserves related to qualitative general reserve factors which primarily included:

•	Evaluation of the completeness and accuracy of data inputs used as a basis for the adjustments relating to the qualitative general reserve factors.

•	Evaluation of loans excluded from the qualitative general reserve calculation for propriety of classification.

•
Evaluation of the reasonableness of management’s judgments related to the qualitative and quantitative assessment of the data used in the determination of qualitative general reserve factors and the resulting allocation to the allowance. Our evaluation considered the weight of confirming and disconfirming evidence from internal and external sources, loan portfolio performance and third-party data, and whether management’s assumptions were applied consistently period to period.

/s/ HORNE LLP
We have served as the Company’s auditor since 1998.
Memphis, Tennessee
March 12, 2021

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

Citizens Holding Company
Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2020, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2020, the Company’s system of internal control over financial reporting was effective.

/s/ Greg L. McKee	/s/ Phillip R. Branch

Greg L. McKee	Phillip R. Branch
President and Chief Executive Officer	Treasurer and Chief Financial Officer
March 12, 2021

CITIZENS HOLDING COMPANY
Consolidated Statements of Financial Condition
December 31, 2020 and 2019
(in thousands, except share data)

	2020	2019
ASSETS
Cash and due from banks	$16,840	$15,937
Interest bearing deposits with other banks	25,468	58,557
Federal funds sold	—	1,600
Securities available for sale, at fair value	678,749	464,383
Loans, net of allowance for loan losses of $4,735 in 2020 and $3,755 in 2019	647,521	573,312
Bank premises, furniture, fixtures and equipment, net	25,630	24,672
Other real estate owned, net	3,073	3,552
Accrued interest receivable	5,983	4,181
Cash surrender value of life insurance	25,814	25,088
Deferred tax assets	1,548	3,684
Identifiable intangible assets, net	13,660	13,856
Other assets	6,406	6,612

Total assets	$1,450,692	$1,195,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$276,033	$190,406
Interest bearing deposits	819,156	708,590

Total deposits	1,095,189	898,996

Securities sold under agreement to repurchase	196,272	170,410
Federal Home Loan Bank (FHLB) advances	25,000	—
Accrued interest payable	522	1,128
Deferred compensation payable	9,665	9,453
Other liabilities	4,496	2,647

Total liabilities	1,331,144	1,082,634

Shareholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,587,070 shares issued and outstanding at December 31, 2020 and 5,578,131 shares issued and outstanding at December 31, 2019	1,118	1,116
Additional paid-in capital	18,134	17,883
Accumulated other comprehensive income (loss), net of tax (expense) benefit of ($1,376) in 2020 and $262 in 2019	4,138	(789)
Retained earnings	96,158	94,590

Total shareholders’ equity	119,548	112,800

Total liabilities and shareholders’ equity	$1,450,692	$1,195,434

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Income
Years Ended December 31, 2020, 2019, and 2018
(in thousands, except share and per share data)

	2020	2019	2018
Interest income
Interest and fees on loans	$30,941	$24,652	$20,241
Interest on securities
Taxable	7,837	7,993	8,345
Non-taxable	1,501	1,808	2,579
Other interest	282	908	193

Total interest income	40,561	35,361	31,358

Interest expense
Deposits	6,556	7,719	2,811
Other borrowed funds	871	2,003	1,648

Total interest expense	7,427	9,722	4,459

Net interest income	33,134	25,639	26,899

Provision for loan losses	(1,485)	(573)	(334)

Net interest income after provision for loan losses	31,649	25,066	26,565

Non-interest income
Service charges on deposit accounts	3,352	4,413	4,562
Other service charges and fees	3,606	3,129	2,879
Net gains on sales of securities	829	191	11
Other income	2,673	2,015	1,148

Total non-interest income	10,460	9,748	8,600

Non-interest expense
Salaries and employee benefits	17,476	14,883	14,530
Occupancy expense	4,156	2,099	2,017
Equipment expense	3,204	3,146	3,713
Other expense	8,590	7,430	7,404

Total non-interest expense	33,426	27,558	27,664

Income before income taxes	8,683	7,256	7,501
Income tax expense	1,752	1,354	828

Net income	$6,931	$5,902	$6,673

Net income per share – basic	$1.24	$1.17	$1.36

Net income per share – diluted	$1.24	$1.17	$1.36

Weighted average shares outstanding
Basic	5,577,352	5,063,736	4,889,420

Diluted	5,579,916	5,066,103	4,899,218

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Comprehensive Income (Loss)
Years Ended December 31, 2020, 2019, and 2018
(in thousands)

	2020	2019	2018
Net income	$6,931	$5,902	$6,673

Other comprehensive income (loss)

Unrealized holding gains (losses) on available-for-sale securities	7,394	19,093	(8,982)
Income tax effect	(1,845)	(4,764)	2,240

Net unrealized gains (losses)	5,549	14,329	(6,742)

Reclassification adjustment for gains included in net income	(829)	(191)	(11)
Income tax effect	207	48	3

Net gains included in net income	(622)	(143)	(8)

Total other comprehensive income (loss)	4,927	14,186	(6,750)

Comprehensive income (loss)	$11,858	$20,088	$(77)

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2020, 2019, and 2018
(in thousands, except share data)

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, January 1, 2018	4,894,705	$979	$4,103	$(8,225)	$91,595	$88,452
Net income	—	—	—	—	6,673	6,673
Dividends paid ($0.96 per share)	—	—	—	—	(4,706)	(4,706)
Options exercised	2,325	—	27	—	—	27
Restricted stock granted	7,500	2	(2)	—	—	—
Stock compensation expense	—	—	170	—	—	170
Other comprehensive loss, net	—	—	—	(6,750)	—	(6,750)

Balance, December 31, 2018	4,904,530	981	4,298	(14,975)	93,562	83,866
Net income	—	—	—	—	5,902	5,902
Dividends paid ($0.96 per share)	—	—	—	—	(4,874)	(4,874)
Common stock issued in connection with acquisition	666,101	133	13,424	—	—	13,557
Restricted stock granted	7,500	2	(2)	—	—	—
Stock compensation expense	—	—	163	—	—	163
Other comprehensive income, net	—	—	—	14,186	—	14,186

Balance, December 31, 2019	5,578,131	1,116	17,883	(789)	94,590	112,800
Net income	—	—	—	—	6,931	6,931
Dividends paid ($0.96 per share)	—	—	—	—	(5,363)	(5,363)
Options exercised	5,189	1	85			86
Restricted stock granted	8,250	2	(2)	—	—	—
Restricted stock forfeited	(4,500)	(1)	1			—
Stock compensation expense	—	—	167	—	—	167
Other comprehensive income, net	—	—	—	4,927	—	4,927

Balance, December 31, 2020	5,587,070	$1,118	$18,134	$4,138	$96,158	$119,548

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Cash Flows
Years Ended December 31, 2020, 2019, and 2018
1 of 2
(in thousands)

	2020	2019	2018
Cash flows from operating activities
Net income	$6,931	$5,902	$6,673
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,121	912	937
Amortization of premiums and accretion of discounts on investment securities, net	7,286	5,294	3,283
Stock compensation expense	167	163	170
Provision for loan losses	1,485	573	334
Gain on sale of securities	(829)	(191)	(11)
Gain from death benefit proceeds on BOLI	—	(371)	—
Gain on sale of fixed assets	(74)	—	—
Net gain on sale of other real estate owned	(105)	(311)	—
Deferred income tax expense	498	459	973
Writedown on other real estate owned	230	—	—
(Increase) decrease in accrued interest receivable	(1,802)	382	285
Increase in cash surrender value life insurance	(726)	(709)	(771)
(Decrease) increase in accrued interest payable	(606)	166	273
Increase in deferred compensation liability	212	400	432
Net change in other operating assets and liabilities	255	(722)	(407)

Net cash provided by operating activities	14,043	11,947	12,171

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	237,705	59,189	40,964
Proceeds from sales of securities available-for-sale	188,324	122,171	17,620
Proceeds from sale of FHLB stock	2,913	—	—
Purchases of investment securities available-for-sale	(640,289)	(160,591)	(10,550)
Decrease (increase) in federal funds sold	1,600	(1,600)	—
Death benefit proceeds from bank-owned life insurance	—	1,549	—
Purchases of bank premises, furniture, fixtures and equipment	(2,019)	(1,042)	(346)
Proceeds from sales of bank premises, furniture, fixtures and equipment	124	—	264
Proceeds from sale of other real estate owned	1,899	584	812

CITIZENS HOLDING COMPANY
Consolidated Statements of Cash Flows
Years Ended December 31, 2020, 2019, and 2018
2 of 2
(in thousands)

	2020	2019	2018
Net decrease (increase) in interest bearing deposits with other banks	33,089	(48,927)	(6,547)
Net cash paid in acquisition of business	—	(317)	—
Purchases of FHLB stock	(1,025)	—	(476)
Net increase in loans	(77,239)	(44,678)	(24,108)

Net cash (used by) provided by investing activities	(254,918)	(73,662)	17,633

Cash flows from financing activities
Net increase in deposits	$196,193	$16,459	$35,536
Net decrease in federal funds purchased	—	—	(1,500)
Net increase (decrease) in securities sold under agreement to repurchase	25,862	62,444	(34,532)
Proceeds from exercise of stock options	86	—	27
Dividends paid to shareholders	(5,363)	(4,874)	(4,706)
Net increase (decrease) increase in FHLB advances	25,000	(8,969)	(30,000)

Net cash provided by (used in) financing activities	241,778	65,060	(35,175)

Net increase (decrease) in cash and due from banks	903	3,345	(5,371)

Cash and due from banks, beginning of year	15,937	12,592	17,963

Cash and due from banks, end of year	$16,840	$15,937	$12,592

Supplemental disclosures of cash flow information
Cash paid for
Interest	$8,033	$9,065	$4,186

Income taxes	$1,539	$685	$410

Noncash disclosures
Issuance of common stock for acquisition of business	$—	$13,557	$—

Real estate acquired by foreclosure	$1,546	$385	$260

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Nature of Business and Summary of Significant Accounting Policies

(in thousands, except share and per share data)
Nature of Business
Citizens Holding Company (referred to herein as the “Company”) owns and operates The Citizens Bank of Philadelphia (the “Bank”). In addition to full service commercial banking, the Bank offers title insurance services through its subsidiary, Title Services LLC. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. The Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is east central Mississippi, along with southern and northern counties of Mississippi and their surrounding areas. Services are provided at multiple branch offices.
Risks and Uncertainties
The outbreak of
COVID-19
has adversely impacted a broad range of industries in which the Company’s customers operate and could impair their ability to fulfill their financial obligations to the Company. The World Health Organization has declared
COVID-19
to be a global pandemic indicating that almost all public commerce and related business activities must be, to varying degrees, curtailed with the goal of decreasing the rate of new infections. The spread of the outbreak has caused significant disruptions in the U.S. economy and has disrupted banking and other financial activity in the areas in which the Company operates. While there has been no material impact to the Company’s employees to date,
COVID-19
could also potentially create widespread business continuity issues for the Company.
Congress, the President, and the Federal Reserve have taken several actions designed to cushion the economic fallout. Most notably, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law at the end of March 2020 as an over $2 trillion legislative package. The goal of the CARES Act is to prevent a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. The package also includes extensive emergency funding for hospitals and providers. In addition to the general impact of
COVID-19,
certain provisions of the CARES Act as well as other recent legislative and regulatory relief efforts are expected to have a material impact on the Company’s operations.
The Company’s business is dependent upon the willingness and ability of its employees and customers to conduct banking and other financial transactions. If the global response to contain
COVID-19
escalates further or is unsuccessful, the Company could experience a material adverse effect on its business, financial condition, results of operations and cash flows. While it is not possible to know the full extent that the impact of
COVID-19,
and resulting measures to curtail its spread, will have on the Company’s operations, the Company is disclosing potentially material items of which it is aware.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Financial position and results of operations
The Company’s fee income has been, and could continue to be, reduced due to
COVID-19. In
keeping with guidance from regulators, the Company is actively working with
COVID-19
affected customers to waive fees from a variety of sources, such as, but not limited to, insufficient funds and overdraft fees, ATM fees, account maintenance fees, etc. These reductions in fees are thought, at this time, to be temporary in conjunction with the length of the expected
COVID-19
related economic crisis. At this time, the Company is unable to project the materiality of such an impact, but recognizes the breadth of the economic impact is likely to impact its fee income in future periods.
The Company’s interest income could be reduced due to
COVID-19. In
keeping with guidance from regulators, the Company is actively working with
COVID-19
affected borrowers to defer their payments and fees. While interest and fees will still accrue to income, through normal GAAP accounting, should eventual credit losses on these deferred payments emerge, interest income and fees accrued would need to be reversed. In such a scenario, interest income in future periods could be negatively impacted. At this time, the Company is unable to project the materiality of such an impact, but recognizes the breadth of the economic impact may affect its borrowers’ ability to repay in future periods.
Capital and liquidity
While the Company believes that it has sufficient capital to withstand an extended economic recession brought about by
COVID-19,
its reported and regulatory capital ratios could be adversely impacted by further credit losses and loss of fee income.
The Company maintains access to multiple sources of liquidity. If an extended recession caused large numbers of the Company’s deposit customers to withdraw their funds, the Company might become more reliant on volatile or more expensive sources of funding. Wholesale funding markets have remained open to us, but rates for short term funding have recently been volatile. If funding costs are elevated for an extended period of time, it could have an adverse effect on the Company’s net interest margin.
Asset valuation
Currently, the Company does not expect
COVID-19
to affect its ability to account timely for the assets on its consolidated statements of financial condition; however, this could change in future periods. While certain valuation assumptions and judgments will change to account for pandemic-related circumstances such as widening credit spreads, the Company does not anticipate significant changes in methodology used to determine the fair value of assets measured in accordance with GAAP.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

COVID-19
could cause a decline in the Company’s stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to perform a goodwill impairment test and result in an impairment charge being recorded for that period. In the event that the Company concludes that all or a portion of its goodwill is impaired, a non-cash
charge for the amount of such impairment would be recorded to earnings. Such a charge would have no impact on tangible capital or regulatory capital.
Lending operations and accommodations to borrowers
In keeping with regulatory guidance to work with borrowers during this unprecedented situation and as outlined in the CARES Act, the Company has been executing a payment deferral program for its commercial lending clients that are adversely affected by the pandemic. Depending on the demonstrated need of the client, the Company is deferring either the full loan payment or the principal component of the loan payment for 60 or 90 days. As of December 31, 2020, the Company had 9 loans with aggregate principal balances totaling $12,258 which were modified under this guidance. In accordance with interagency guidance issued in March 2020, these short-term deferrals are not considered troubled debt restructurings.
With the passage of the Paycheck Protection Program (“PPP”), administered by the Small Business Administration (“SBA”), the Company is actively participating in assisting its customers with applications for resources through the program. PPP loans have a two-year
term and earn interest at 1%. The Company believes that the majority of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. The Company closed 590 SBA PPP loans representing $48,830 in funding and starting in the fourth quarter of 2020, the SBA began forgiving these loans. The Company currently has 446 loans with a total balance of $29,523 still outstanding at December 31, 2020. It is the Company’s understanding that loans funded through the PPP program are fully guaranteed by the U.S. government. Should those circumstances change, the Company could be required to establish additional allowance for credit loss through additional credit loss expense charged to earnings.
Further, in sensitivity and service to its communities during this unprecedented time, the Company is waiving certain late payments and service charges.
Credit
The Company is working with customers directly affected by
COVID-19. The
Company is prepared to offer short-term assistance in accordance with regulator guidelines. As a result of the current economic environment caused by the
COVID-19
virus, the Company is engaging in more frequent communication with borrowers to better understand their situation and the challenges faced, allowing it to respond proactively as needs and issues arise. Should economic conditions worsen, the Company could experience further increases in its allowance for loan losses and record additional credit loss expense. It is possible that the Company’s asset quality measures could worsen at future measurement periods if the effects of
COVID-19
are prolonged.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

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
Segment Reporting
We have determined that all of our lending divisions meet the aggregation criteria of ASC 280, Segment Reporting, since all offer similar products and services, operate with similar processes, have similar customers and are collectively reviewed by the chief operating decision maker. No other services are material for presentation as a separate segment.
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
Years Ended December 31, 2020, 2019 and 2018
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
“held-to-maturity”
or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no held to maturity or trading securities.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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
Leases
ASU
2016-02,
“Leases (Topic 842),” became effective for the Company on January 1, 2019. The Company adopted FASB ASC Topic 842 utilizing the modified retrospective transition approach prescribed by ASU
2018-11,
“Leases (Topic 842): Targeted Improvements”. The Company did not elect to adopt the package of practical expedients, which includes reassessing whether any expired or existing contracts are or contain leases, reassessing the lease classification and reassessing initial direct costs. Also, the Company did not elect to adopt the hindsight practical expedient therefore maintaining the lease terms previously determined under FASB ASC Topic 840, “Leases”. The Company made an accounting policy election to not recognize short-term leases (12 months or less) on the balance sheet. The Company accounts for the lease and nonlease components separately as such amounts are readily determinable.
Once the Company identifies and determines certain contracts are leases according to FASB ASC Topic 842, the Company classifies it as an operating or a finance lease and recognizes a right-of-use
asset and a lease liability at the lease commencement date. The lease liability represents the present value of the lease payments that remain unpaid as of the commencement date and the right-of-use
asset is the initial lease liability recognized for the lease plus any lease payments made to the lessor at or before the commencement date as well as any initial direct costs less any lease incentives received.
The Company’s operating leases primarily consist of building and land leases. The Company recognizes lease rent expense on a straight-line basis over the term of the lease contract and records it as noninterest expense in net occupancy – premises for building and land leases. The Company’s amortization of the right-of-use
asset is the difference between the straight-line lease expense and the interest expense recognized on the lease liability during the period. The Company’s lease liabilities are measured as the present value of the remaining lease payments throughout the lease term.
In order to calculate its
right-of-use
assets and lease liabilities, FASB ASC Topic 842 requires the Company to use the rate of interest implicit in the lease when readily determinable. If the rate implicit in the lease is not readily determinable, the Company is required to use its incremental borrowing rate, which is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term in a similar economic environment. Since the implicit interest rate for most of its building and land leases were not readily determinable, the Company used its incremental borrowing rate.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

The Company’s short-term leases primarily include automated teller machines. For short-term leases, the Company recognizes lease expense on a straight-line basis over the lease term. As previously stated, the Company has elected not to include short-term leases on its balance sheet.
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
Years Ended December 31, 2020, 2019 and 2018
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
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Net Income Per Share
Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2020, 2019 and 2018 is illustrated in the following table.

	2020	2019	2018

Basic weighted average shares outstanding	5,577,352	5,063,736	4,889,420
Dilutive effect of stock options	2,564	2,367	9,798

Dilutive weighted average shares outstanding	5,579,916	5,066,103	4,899,218

Net income	$6,931	$5,902	$6,673

Net income per share-basic	$1.24	$1.17	$1.36
Net income per share-diluted	$1.24	$1.17	$1.36
Advertising Costs
Advertising costs are charged to expense when incurred. Advertising expense was $642, $551 and $640 for the years ended December 31, 2020, 2019 and 2018, respectively.
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
by the secured party.
Reclassifications
Certain information for 2019 has been reclassified to conform to the financial presentation for 2020. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued
Stock-Based Compensation
At December 31, 2020, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation - Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.”
Subsequent Events
The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2020 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.
Adoption of New Accounting Standards
In January 2017, the FASB issued ASU
2017-04, “Intangibles
- Goodwill and Other (Topic 350) - Simplifying the Test for Goodwill Impairment” (“ASU
2017-04”). ASU
2017-04
simplifies the accounting for goodwill impairment for all entities by requiring impairment charges to be based on the first step in the previous two-step
impairment test. Under the new guidance, if a reporting unit’s carrying amount exceeds its fair value, an entity will record an impairment charge based on that difference. The impairment charge will be limited to the amount of goodwill allocated to that reporting unit. The standard eliminates the prior requirement to calculate a goodwill impairment charge using Step 2, which requires an entity to calculate any impairment charge by comparing the implied fair value of goodwill with its carrying amount. ASU
2017-04
was effective for the Corporation on January 1, 2020 and did not have a material impact on the Corporation’s financial statements.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued
ASU
2019-13
“Fair Value Measurement (Topic 820) – Changes in the Disclosure Requirements for Fair Value Measurement” (“ASU
2019-13”)
removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 fair value measurement methodologies, the policy for timing of transfers between levels and the valuation processes for Level 3 fair value measurements. It also adds a requirement to disclose changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 measurements. For certain unobservable inputs, entities may disclose other quantitative information in lieu of the weighted average if the other quantitative information would be a more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. ASU
2019-13
is effective for annual and interim periods beginning after December 15, 2019. ASU
2019-13
was effective for the Corporation on January 1, 2020 and did not have a material impact on the Corporation’s financial statements.
In March 2020, various regulatory agencies, including the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation, (“the agencies”) issued an interagency statement on loan modifications and reporting for financial institutions working with customers affected by
COVID-19.
The interagency statement was effective immediately and impacted accounting for loan modifications. Under Accounting Standards Codification
310-40,
“Receivables – Troubled Debt Restructurings by Creditors,” (“ASC
310-40”),
a restructuring of debt constitutes a troubled debt restructuring (“TDR”) if the creditor, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. The agencies confirmed with the staff of the FASB that short-term modifications made on a good faith basis in response to
COVID-19
to borrowers who were current prior to any relief, are not to be considered TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented. This interagency guidance is expected to have a material impact on the Corporation’s financial statements; however, this impact cannot be quantified at this time.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Continued

Newly Issued, But Not Yet Effective Accounting Standards
In June 2016, the FASB issued ASU
2016-13,
“
Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
” (“ASU
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
Income Taxes (Topic 740)
: Simplifying the Accounting for Income Taxes to simplify various aspects of the current guidance to promote consistent application of the standard among reporting entities by moving certain exceptions to the general principles. The amendments are effective for fiscal years beginning after December 15, 2020, with early adoption permitted. Management does not expect a material impact to the Company’s consolidated financial statements upon adoption.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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
Years Ended December 31, 2020, 2019 and 2018
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
(in thousands)
The amortized cost and estimated fair value of securities
available-for-sale
and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2020 and 2019 were as follows:

2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S.
Government agencies	$11,870	$191	$—	$12,061
Mortgage-backed securities	560,033	4,550	2,600	561,983
State, County, Municipals	100,823	3,410	36	104,197
Other securities	500	8	—	508

Total	$673,226	$8,159	$2,636	$678,749

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S.
Government agencies	$97,400	$—	$289	$97,111
Mortgage-backed securities	308,310	640	2,050	306,900
State, County, Municipals	59,724	708	60	60,372

Total	$465,434	$1,348	$2,399	$464,383

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2020 and 2019.
A summary of unrealized loss information for AFS securities, categorized by security type follows:

December 31, 2020	Less than 12 months		2 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage backed securities	$278,162	$2,600	$—	$—	$278,162	$2,600
State, County, Municipal	6,541	36	—	—	6,541	36

Total	$284,703	$2,636	$—	$—	$284,703	$2,636

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

December 31, 2019	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S.
Government agencies	$76,682	$217	$20,429	$72	$97,111	$289
Mortgage backed securities	101,730	871	76,630	1,179	178,360	2,050
State, County, Municipal	8,280	37	3,731	23	12,011	60

Total	$186,692	$1,125	$100,790	$1,274	$287,482	$2,399

The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. The Company does not intend to sell any of the securities in an unrealized loss position, and it is more likely than not that the Company will not be required to sell any such security prior to the recovery of its amortized cost basis, which may be at maturity. None of the unrealized losses disclosed in the previous table are related to credit deterioration. As such, the Company did not record any other-than-temporary impairment for the years ended December 31, 2020 or 2019.
The amortized cost and estimated fair value of securities at December 31, 2020, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$—	$—
Due after one year through five years	3,594	3,701
Due after five years through ten years	20,538	21,446
Due after ten years	89,061	91,619
Residential mortgage backed securities	536,215	537,027
Commercial mortgage backed securities	23,818	24,956

Total	$673,226	$678,749

Investment securities with fair values of $558,955 and $413,275 at December 31, 2020 and December 31, 2019, respectively, were pledged as collateral for public deposits and securities sold under agreement to repurchase.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.	Continued

Gross realized gains and losses are included in net gains on sales of securities in the Consolidated Statements of Income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2020	2019	2018
Gross realized gains	$1,656	$414	$171
Gross realized losses	827	223	160

Net realized gains	$829	$191	$11

Note 4.	Federal Home Loan Bank Stock
(in thousands)
The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $1,223 and $3,083 at December 31, 2020 and December 31, 2019, respectively, and is included in other assets in the Consolidated Statements of Financial Condition. The Company purchased stock in 2020 and 2019 at the par value of $100 per share.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Non Purchased Loans
(In Thousands, Except Number of Loans)
“Purchased” loans are those acquired in any of the Company’s previous acquisitions. “Non purchased” loans include all of the Company’s other loans. For purposes of this Note 5, all references to “loans” mean non purchased loans.
The composition of loans, net at December 31, 2020 and 2019 is as follows:

	2020	2019
Real Estate:
Land Development and Construction (1)	$42,677	$66,428
Farmland	15,616	15,595
1-4 Family Mortgages	94,280	87,631
Commercial Real Estate	306,875	207,604

Total Real Estate Loans	459,448	377,258

Business Loans:
Commercial and Industrial Loans (2)	115,679	84,611
Farm Production and Other Farm Loans	541	683

Total Business Loans	116,220	85,294

Consumer Loans:
Credit Cards	1,878	1,833
Other Consumer Loans	10,929	12,060

Total Consumer Loans	12,807	13,893

Total Gross Loans	588,475	476,445

Unearned Income	(1)	(8)
Allowance for Loan Losses	(4,735)	(3,755)

Loans, net	$583,739	$472,682

(1)	Reclassifications to other loan segments due to changes in loan risk characteristics that occurred in 2020.
(2)	Includes PPP loans of $29,523 and $-0- as of December 31, 2020 and December 31, 2019, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

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
(“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $88,986 and $77,700 of the loans outstanding at December 31, 2020 and 2019, respectively, were variable rate loans.
In the ordinary course of business, the Company has granted loans to certain directors, significant shareholders and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2020 is presented in the following table.

Balance outstanding at December 31, 2019	$387

Principal additions	690

Principal reductions	(231)

Balance outstanding at December 31, 2020	$846

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

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
Year-end
non-accrual
loans, segregated by class of loans, were as follows:

	2020	2019
Real Estate:
Land Development and Construction	$308	$111
Farmland	287	232
1-4 Family Mortgages	1,809	2,160
Commercial Real Estate	5,600	9,082

Total Real Estate Loans	8,004	11,585

Business Loans:
Commercial and Industrial Loans	413	338
Farm Production and Other Farm Loans	9	10

Total Business Loans	422	348

Consumer Loans:
Other Consumer Loans	33	60

Total Consumer Loans	33	60

Total non-accrual Loans	$8,459	$11,993

In the event that
non-accrual
loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $383, $555 and $429 in 2020, 2019 and 2018, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2020 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$112	$—	$112	$42,565	$42,677	$—
Farmland	183	75	258	15,358	15,616	—
1-4 Family Mortgages	1,301	246	1,547	92,733	94,280	—
Commercial Real Estate	1,407	700	2,107	304,768	306,875	—

Total Real Estate Loans	3,003	1,021	4,024	455,424	459,448	—

Business Loans:
Commercial and Industrial Loans	97	405	502	115,177	115,679	5
Farm Production and Other Farm Loans	2	—	2	539	541	—

Total Business Loans	99	405	504	115,716	116,220	5

Consumer Loans:
Credit Cards	25	9	34	1,844	1,878	9
Other Consumer Loans	66	—	66	10,863	10,929	—

Total Consumer Loans	91	9	100	12,707	12,807	9

Total Loans	$3,193	$1,435	$4,628	$583,847	$588,475	$14

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2019 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$736	$—	$736	$65,692	$66,428	$—
Farmland	171	39	210	15,385	15,595	39
1-4 Family Mortgages	3,116	777	3,893	83,738	87,631	147
Commercial Real Estate	8,511	2,080	10,591	197,013	207,604	18

Total Real Estate Loans	12,534	2,896	15,430	361,828	377,258	204

Business Loans:
Commercial and Industrial Loans	586	312	898	83,713	84,611	52
Farm Production and Other Farm Loans	17	—	17	666	683	—

Total Business Loans	603	312	915	84,379	85,294	52

Consumer Loans:
Credit Cards	45	18	63	1,770	1,833	18
Other Consumer Loans	172	42	214	11,846	12,060	—

Total Consumer Loans	217	60	277	13,616	13,893	18

Total Loans	$13,354	$3,268	$16,622	$459,823	$476,445	$274

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

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
charged-off
when deemed uncollectible.
Impaired loans as of December 31, by class of loans, are as follows:

2020	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:

Land Development and Construction	$308	$256	$52	$308	$13	$210
Farmland	111	111	—	111	—	182
1-4 Family Mortgages	1,016	1,012	4	1,016	1	928
Commercial Real Estate	6,021	3,323	2,504	5,827	768	7,808

Total Real Estate Loans	7,456	4,702	2,560	7,262	782	9,127

Business:
Commercial and Industrial	413	54	359	413	125	279

Total Business Loans	413	54	359	413	125	279

Total Loans	$7,869	$4,756	$2,919	$7,675	$907	$9,405

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

2019	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$111	$58	$53	$111	$16	$56
Farmland	252	252	—	252	—	261
1-4 Family Mortgages	839	740	99	839	28	996
Commercial Real Estate	11,506	5,949	3,840	9,789	566	9,337

Total Real Estate Loans	12,708	6,999	3,992	10,991	610	10,649

Business:
Commercial and Industrial	144	—	144	144	72	72

Total Business Loans	144	—	144	144	72	72

Total Loans	$12,852	$6,999	$4,136	$11,135	$682	$10,721

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

The Company did not have any new troubled debt restructurings as of December 31, 2020, 2019, and 2018, respectively.
Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Total at January 1, 2018	3	$3,047
Reductions due to:
Principal paydowns		(265)

Total at December 31, 2018	3	2,782
Reductions due to:
Principal paydowns		(287)

Total at December 31, 2019	3	2,495
Reductions due to:
Principal paydowns		(382)

Total at December 31, 2020	3	$2,113

The allocated allowance for loan losses attributable to restructured loans was
$-0-
at December 31, 2020 and 2019, respectively.
The Company had no commitments to lend additional funds on these troubled debt restructurings at December 31, 2020.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

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
These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2020.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2020:

	Satisfactory 1,2,3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$41,775	$120	$782	$—	$—	$42,677
Farmland	14,801	95	720	—	—	15,616
1-4 Family Mortgages	85,203	3,210	5,867	—	—	94,280
Commercial Real Estate	258,339	35,769	12,767	—	—	306,875

Total Real Estate Loans	400,118	39,194	20,136	—	—	459,448

Business Loans:
Commercial and Industrial Loans	109,525	4,409	1,738	—	7	115,679
Farm Production and Other Farm Loans	512	—	20	—	9	541

Total Business Loans	110,037	4,409	1,758	—	16	116,220

Consumer Loans:
Credit Cards	1,845	—	33	—	—	1,878
Other Consumer Loans	10,820	43	41	25	—	10,929

Total Consumer Loans	12,665	43	74	25	—	12,807

Total Loans	$522,820	$43,646	$21,968	$25	$16	$588,475

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2019:

	Satisfactory 1,2,3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$64,112	$1,682	$634	$—	$—	$66,428
Farmland	14,533	331	731	—	—	15,595
1-4 Family Mortgages	79,068	1,917	6,646	—	—	87,631
Commercial Real Estate	169,270	21,266	17,068	—	—	207,604

Total Real Estate Loans	326,983	25,196	25,079	—	—	377,258

Business Loans:
Commercial and Industrial Loans	80,289	128	4,194	—	—	84,611
Farm Production and Other Farm Loans	669	—	4	—	10	683

Total Business Loans	80,958	128	4,198	—	10	85,294

Consumer Loans:
Credit Cards	1,770	—	63	—	—	1,833
Other Consumer Loans	11,907	59	53	41	—	12,060

Total Consumer Loans	13,677	59	116	41	—	13,893

Total Loans	$421,618	$25,383	$29,393	$41	$10	$476,445

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Purchased Loans
(In Thousands)
For purposes of this Note 6, all references to “loans” means purchased loans.
The following is a summary of purchased loans at December 31:

	2020	2019
Real Estate:
Land Development and Construction	$6,153	$14,722
Farmland	520	510
1-4 Family Mortgages	23,306	35,952
Commercial Real Estate	24,237	32,436

Total Real Estate Loans	54,216	83,620

Business Loans:
Commercial and Industrial Loans	7,871	14,153
Farm Production and Other Farm Loans	755	884

Total Business Loans	8,626	15,037

Consumer Loans:
Other Consumer Loans	940	1,973

Total Consumer Loans	940	1,973

Total Gross Loans	63,782	100,630

Total Purchased Loans	$63,782	$100,630

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2020 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$332	$—	$332	$5,821	$6,153	$—
Farmland	—	—	—	520	520	—
1-4 Family Mortgages	401	—	401	22,905	23,306	—
Commercial Real Estate	—	—	—	24,237	24,237	—

Total Real Estate Loans	733	—	733	53,483	54,216	—

Business Loans:
Commercial and Industrial Loans	849	—	849	7,022	7,871	—
Farm Production and Other Farm Loans	—	—	—	755	755	—

Total Business Loans	849	—	849	7,777	8,626	—

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	35	—	35	905	940	—

Total Consumer Loans	35	—	35	905	940	—

Total Loans	$1,617	$—	$1,617	$62,165	$63,782	$—

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2019 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$528	$—	$528	$14,194	$14,722	$—
Farmland	—	—	—	510	510	—
1-4 Family Mortgages	444	—	444	35,508	35,952	—
Commercial Real Estate	603	—	603	31,833	32,436	—

Total Real Estate Loans	1,575	—	1,575	82,045	83,620	—

Business Loans:
Commercial and Industrial Loans	379	3	382	13,771	14,153	—
Farm Production and Other Farm Loans	—	—	—	884	884	—

Total Business Loans	379	3	382	14,655	15,037	—

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	49	8	57	1,916	1,973	—

Total Consumer Loans	49	8	57	1,916	1,973	—

Total Loans	$2,003	$11	$2,014	$98,616	$100,630	$—

There were no non credit deteriorated loans that were subsequently impaired and recognized in conformity with ASC 310 as of December 31, 2020 or 2019.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Continued

The following table details the amount of gross loans by loan grade, which are consistent with the Company’s loan grades, and class for the year ended December 31, 2020:

	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$5,364	$766	$23	$—	$—	$6,153
Farmland	357	163	—	—	—	520
1-4 Family Mortgages	21,116	1,655	535	—	—	23,306
Commercial Real Estate	22,469	1,484	284	—	—	24,237

Total Real Estate Loans	49,306	4,068	842	—	—	54,216

Business Loans:
Commercial and Industrial Loans	7,121	397	353	—	—	7,871
Farm Production and Other Farm Loans	755	—	—	—	—	755

Total Business Loans	7,876	397	353	—	—	8,626

Consumer Loans:
Other Consumer Loans	862	29	35	—	14	940

Total Consumer Loans	862	29	35	—	14	940

Total Loans	$58,044	$4,494	$1,230	$—	$14	$63,782

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2019:

	Satisfactory 1,2,3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$13,890	$789	$43	$—	$—	$14,722
Farmland	510	—	—	—	—	510
1-4 Family Mortgages	33,737	1,535	680	—	—	35,952
Commercial Real Estate	30,780	1,656	—	—	—	32,436

Total Real Estate Loans	78,917	3,980	723	—	—	83,620

Business Loans:
Commercial and Industrial Loans	13,545	608	—	—	—	14,153
Farm Production and Other Farm Loans	884	—	—	—	—	884

Total Business Loans	14,429	608	—	—	—	15,037

Consumer Loans:
Credit Cards	—	—	—	—	—	—
Other Consumer Loans	1,937	36	—	—	—	1,973

Total Consumer Loans	1,937	36	—	—	—	1,973

Total Loans	$95,283	$4,624	$723	$—	$—	$100,630

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6.	Continued

Loans purchased in business combinations that exhibited, at the date of acquisition, evidence of deterioration of the credit quality since origination, such that it was probable that all contractually required payments would not be collected, were as follows as of December 31:

	2020	2019
Real Estate:
Land Development and Construction	$8	$43
1-4 Family Mortgages	25	706

Total Real Estate Loans	33	749

Business Loans:
Commercial and Industrial Loans	305	—

Total Business Loans	305	—

Total PCD Loans	$338	$749

Non-accrual
loans of $25 and 33 are included in the
1-4
Family Mortgages at December 31, 2020 and 2019, respectively.
The following table presents the fair value of loans determined to be impaired at the time of acquisition:

Total Purchased Credit Deteriorated Loans

Contractually-required principal	$993
Nonaccretable difference	(68)

Cash flows expected to be collected	925
Accretable yield	(36)

Fair Value	$889

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31:

2020	Real Estate	Business Loans	Consumer	Total
Beginning Balance	$3,075	$371	$309	$3,755
Provision for loan losses	1,072	422	(9)	1,485
Chargeoffs	384	229	104	717
Recoveries	122	47	43	212

Net chargeoffs	262	182	61	505

Ending Balance	$3,885	$611	$239	$4,735

Period end allowance allocated to:
Loans individually evaluated for impairment	$782	$125	$—	$907
Loans collectively evaluated for impairment	3,103	486	239	3,828

Ending Balance	$3,885	$611	$239	$4,735

2019	Real Estate	Business Loans	Consumer	Total
Beginning Balance	$2,845	$222	$305	$3,372
Provision for loan losses	231	247	95	573
Chargeoffs	115	107	138	360
Recoveries	114	9	47	170

Net chargeoffs	1	98	91	190

Ending Balance	$3,075	$371	$309	$3,755

Period end allowance allocated to:
Loans individually evaluated for impairment	$610	$72	$—	$682
Loans collectively evaluated for impairment	2,465	299	309	3,073

Ending Balance	$3,075	$371	$309	$3,755

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Continued

2018	Real Estate	Business Loans	Consumer	Total
Beginning Balance	$2,151	$347	$521	$3,019
Provision for (reversal of) loan losses	606	(113)	(159)	334
Chargeoffs	223	19	145	387
Recoveries	311	7	88	406

Net chargeoffs	(88)	12	57	(19)

Ending Balance	$2,845	$222	$305	$3,372

Period end allowance allocated to:
Loans individually evaluated for impairment	$401	$—	$—	$401
Loans collectively evaluated for impairment	2,444	222	305	2,971

Ending Balance	$2,845	$222	$305	$3,372

The Company’s recorded investment in loans as of December 31, 2020 and 2019 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows:

2020	Real Estate	Business Loans	Consumer	Total
Loans individually evaluated for impairment	$7,262	$413	$—	$7,675
Loans collectively evaluated for impairment	506,368	124,128	13,748	644,244
Acquired with deteriorated credit quality	33	305	—	338

	$513,663	$124,846	$13,748	$652,257

2019	Real Estate	Business Loans	Consumer	Total
Loans individually evaluated for impairment	$10,991	$144	$—	$11,135
Loans collectively evaluated for impairment	449,138	100,187	15,866	565,191
Acquired with deteriorated credit quality	749	—	—	749

	$460,878	$100,331	$15,866	$577,075

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7.	Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2020	2019	2018
Real Estate:
Land Development and Construction	$(6)	$(18)	$56
Farmland	—	—	3
1-4 Family Mortgages	243	32	51
Commercial Real Estate	25	(13)	(198)

Total Real Estate Loans	262	1	(88)

Business Loans:
Commercial and Industrial Loans	182	98	12

Total Business Loans	182	98	12

Consumer Loans:
Credit Cards	39	34	36
Other Consumer Loans	22	57	21

Total Consumer Loans	61	91	57

Total Net Chargeoffs (Recoveries)	$505	$190	$(19)

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Bank Premises, Furniture, Fixtures and Equipment
(in thousands)
Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2020 and December 31, 2019:

	2020	2019
Land and buildings	$33,651	$33,791
Furniture, fixtures and equipment	7,105	8,447

	40,756	42,238
Less accumulated depreciation	15,126	17,566

Total	$25,630	$24,672

Depreciation expense for the years ended December 31, 2020, 2019 and 2018, respectively, was $1,012, $899, and $937.
The Company leases certain premises and equipment under operating leases. At December 31, 2020, the Company had lease liabilities and ROU assets totaling $2,339 related to these leases. Lease liabilities and ROU assets are reflected in other liabilities and other assets, respectively. For the year ended December 31, 2020, the weighted average remaining lease term for operating leases was .6 years and the weighted average discount rate used in the measurement of operating lease liabilities was 5.58%.
Lease costs were as follows:

	December 31, 2020	December 31, 2019
(in thousands)
Operating lease cost	$473	$370
Short-term lease cost	23	23
Variable lease cost	—	—

	$496	$393

There were no sale and leaseback transactions, leverage leases or lease transactions with related parties during the year ended December 31, 2020 and 2019.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Continued

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is as follows:

December 31, 2020

Lease payments due:
Within one year	$2,177
After one year but within two years	139
After two years but within three years	2
After three year but within four years	—
After four years but within five years	—
After five years	—

Total undiscounted cash flows	2,318
Discount on cash flows	21

Total lease liability	$2,339

Note 9.	Goodwill and Other Intangible Assets
(in thousands)
Changes in the carrying amount of goodwill during the years ended December 31, 2020 and 2019 were as follows:

Total
Balance at December 31, 2018	$3,150
Addition to goodwill from Charter acquisition	9,953

Balance at December 31, 2019	13,103
Measurement period adjustment to goodwill from charter acquisition	(73)

Balance at December 31, 2020	$13,030

The additions to goodwill in 2019 from the Charter acquisition represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed in the relevant transaction. The Company performed a goodwill impairment test for 2020 and concluded that the fair value of Charter acquisition substantially exceeded the book value and no impairment charge was required.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.	Continued

The following table provides a summary of finite-lived intangible assets as of the dates presented:

	2020	2019
Core deposit intangible	$739	$766
Accumulated amortization	(109)	(27)

Total finite-lived intangible assets	$630	$739

Core deposit intangible amortization expense for the years ended December 31, 2020, 2019 and 2018 was $109, $27 and
$-0-,
respectively. The estimated amortization expense of finite-lived intangible assets for the five succeeding fiscal years is summarized as follows:

Year Ending December 31,	Amount
2021	$109
2022	109
2023	109
2024	109
2025	109
Thereafter	85

$630

Note 10.	Deposits
(in thousands)
The composition of deposits as of December 31, 2020 and December 31, 2019 is as follows:

	2020	2019
Non-interest bearing	$276,033	$190,406
NOW and money market accounts	480,650	369,354
Savings deposits	104,869	83,065
Time deposits, $250,000 or more	71,344	74,098
Other time deposits	162,293	182,073

Total	$1,095,189	$898,996

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Continued

The scheduled maturities of time deposits at December 31, 2020 are as follows:

Year Ending December 31,	Amount
2021	$151,033
2022	48,684
2023	17,603
2024	13,069
2025	3,248

$233,637

Note 11.	Federal Home Loan Bank Advances
(in thousands)
Advances from the FHLB have a maturity date of January 25, 2021. Interest is payable monthly at an interest rate of 0.16%. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock and qualifying first mortgages and other loans. As of December 31, 2020, the balance in qualifying first mortgages and other loans was $167,285.
There were $25,000 and
$-0-
in outstanding FHLB advances at December 31, 2020 and 2019, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.	Other Income and Other Expense
(in thousands)
The following is a detail of the major income classifications that are included in other income under non-interest
income on the income statement for the year ended December 31:

Other Income	2020	2019	2018

BOLI Insurance	$506	$471	$495
Mortgage Loan Origination Income	1,310	320	363
Other Income	857	1,224	290

Total Other Income	$2,673	$2,015	$1,148

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Operating Expense	2020	2019	2018

Advertising	$642	$551	$640
Office Supplies	1,171	973	975
Professional fees	1,027	1,668	561
FDIC and State Assessment	669	274	350
Telephone Expense	578	501	520
Postage and Freight	548	(49)	567
Loan Collection Expense	236	286	288
Other Losses	291	73	243
Debit Card/ATM expense	612	551	471
Travel and Convention	129	200	207
Other expenses	2,687	2,402	2,582

Total Other Expense	$8,590	$7,430	$7,404

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Income Taxes
(in thousands)
Income tax expense consists of the following:

	2020	2019	2018
Current payable (benefit)
Federal	$872	$806	$(181)
State	382	89	36

	1,254	895	(145)

Deferred tax expense	498	459	973

Income tax expense	$1,752	$1,354	$828

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2020	2019	2018
Federal taxes based on statutory rate	$1,823	$1,524	$1,575
State income taxes, net of federal benefit	326	145	133
Tax-exempt investment interest	(280)	(309)	(487)
Income related to bank-owned life insurance	(126)	—	—
Other, net	9	(6)	(394)

Income tax expense	$1,752	$1,354	$8,28

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13.	Continued

At December 31, 2020 and December 31, 2019, net deferred tax assets consist
of the following:

	2020	2019
Deferred tax assets
Allowance for loan losses	$1,181	$937
Deferred compensation liability	2,485	2,488
Net operating loss carryforward	267	1,000
Other real estate owned	488	819
Acquisition fair value adjustments	76	130
Unrealized loss on securities available-for-sale	—	262
Other	206	6

Total	4,703	5,642
Deferred tax liabilities
Premises and equipment	1,622	1,603
Unrealized gain on securities available-for-sale	1,376	—
Core deposit intangible	157	184
Other	—	171

Total	3,155	1,958

Net deferred tax asset	$1,548	$3,684

The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.
As of December 31, 2020, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2020, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.
The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2017 through 2019. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2017 through 2019.
The Company acquired federal net operating losses as part of its Charter acquisition, with varying expiration periods. The federal net operating losses (“NOLs”) acquired were $2,302, including $241 created during 2019. The Company used $824 of the NOL during 2020. As part of the Tax Act, the federal NOLs created by Charter during 2019 have an indefinite carryforward period.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Summarized Financial Information of Citizens Holding Company
(in thousands)
Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2020 and December 31, 2019, and for the years ended December 31, 2020, 2019 and 2018, is as follows:
Balance Sheets
December 31, 2020 and 2019

	2020	2019
Assets
Cash (1)	$2,197	$1,736
Investment in bank subsidiary (1)	117,078	110,892
Other assets (1)	273	172

Total assets	$119,548	$112,800

Liabilities
Other liabilities	$—	$—

Shareholders’ equity	119,548	112,800

Total liabilities and shareholders’ equity	$119,548	$112,800

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Continued

Income Statements
Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Interest income (1)	$2	$2	$2

Other income
Dividends from bank subsidiary (1)	6,099	11,242	3,990
Equity in undistributed earnings gain (loss) of bank subsidiary (1)	1,260	(4,965)	3,022
Other income	—	—	—

Total other income	7,359	6,277	7,012

Other expense	524	462	446

Income before income taxes	6,835	5,817	6,568
Income tax benefit	(96)	(85)	(105)

Net income	$6,931	$5,902	$6,673

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Continued

Statements of Cash Flows
Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities
Net income	$6,931	$5,902	$6,673
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of the Bank	(1,260)	4,965	(3,022)
Stock compensation expense	167	163	170
Increase in other assets	(100)	97	84

Net cash provided by operating activities	5,738	11,127	3,905

Cash flows from investing activities
Net cash paid in acquisition activities	$—	$(6,113)	$—

Net cash used in investing activities	—	(6,113)	—

Cash flows from financing activities
Dividends paid to shareholders	$(5,363)	$(4,874)	$(4,706)
Proceeds from stock options	86	—	27

Net cash used in financing activities	(5,277)	(4,874)	(4,679)

Net increase (decrease) in cash	461	140	(774)

Cash, beginning of year	1,736	1,596	2,370

Cash, end of year	$2,197	$1,736	$1,596

The Bank is required to obtain approval from state regulators before paying dividends.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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
Deposits from related parties at December 31, 2020 and December 31, 2019 approximated $7,190 and $5,406, respectively.

Note 16.	Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks
(in thousands)
Commitments to Extend Credit
In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2020 and December 31, 2019, commitments related to unused lines of credit were $138,185 and $94,009, respectively, and standby letters of credit were $4,565 and $2,436, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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
Legal Proceedings
We are a party to various legal proceedings such as claims and lawsuits arising in the course of our normal business activities. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2020 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on our business, results of operations or financial condition.
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
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.	Benefit Plans
(in thousands)
The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching
contributions. Employees are eligible after one year of service. For 2020, 2019 and 2018, the Company’s contributions were $712, $605 and $590, respectively.
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
Deferred Compensation Plans
The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $142, $173 and $194 for the plan years ended December 31, 2020, 2019 and 2018, respectively.
The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $607, $586 and $535 for the plan years ended December 31, 2020, 2019 and 2018, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
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
Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance
sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2020, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
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
Years Ended December 31, 2020, 2019 and 2018
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18.	Continued

As of December 31, 2020 and 2019, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		Minimum Capital Requirement to be Well Capitalized		Minimum Capital Requirement to be Adequately Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2020
Citizens Holding Company
Tier 1 leverage ratio	$101,640	7.22%	$70,344	5.00%	$56,275	4.00%
Common Equity tier 1 capital ratio	101,640	7.22%	91,448	6.50%	63,310	4.50%
Tier 1 risk-based capital ratio	101,640	12.55%	64,780	8.00%	48,585	6.00%
Total risk-based capital ratio	106,375	13.14%	80,975	10.00%	64,780	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$99,170	7.05%	$70,326	5.00%	$56,261	4.00%
Common Equity tier 1 capital ratio	99,170	7.05%	91,423	6.50%	63,293	4.50%
Tier 1 risk-based capital ratio	99,170	12.25%	64,759	8.00%	48,569	6.00%
Total risk-based capital ratio	103,905	12.84%	80,948	10.00%	64,759	8.00%

December 31, 2019
Citizens Holding Company
Tier 1 leverage ratio	$98,733	8.33%	$59,270	5.00%	$47,416	4.00%
Common Equity tier 1 capital ratio	98,733	8.33%	77,051	6.50%	53,343	4.50%
Tier 1 risk-based capital ratio	98,733	13.86%	56,972	8.00%	42,729	6.00%
Total risk-based capital ratio	102,488	14.39%	71,215	10.00%	56,972	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$96,824	8.18%	$59,206	5.00%	$47,365	4.00%
Common Equity tier 1 capital ratio	96,824	8.18%	76,968	6.50%	53,285	4.50%
Tier 1 risk-based capital ratio	96,824	13.60%	56,958	8.00%	42,719	6.00%
Total risk-based capital ratio	100,579	14.13%	71,198	10.00%	56,958	8.00%

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.	Fair Values of Financial Instruments
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.	Continued
The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2020:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S. Government agencies	$—	$12,061	$—	$12,061
Mortgage-backed securities	—	561,983	—	561,983
State, County, Municipals	—	104,197	—	104,197
Other securities	—	508	—	508

	$—	$678,749	$—	$678,749

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2019:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S. Government agencies	$—	$97,111	$—	$97,111
Mortgage-backed securities	—	306,900	—	306,900
State, County, Municipals	—	60,372.00	—	60,372

	$—	$464,383	$—	$464,383

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.	Continued

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
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.	Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2020 and 2019 and were still held at those respective dates:

	in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2020
Impaired loans	$—	$—	$2,013	$2,013

	$—	$—	$2,013	$2,013

December 31, 2019
Impaired loans	$—	$—	$4,576	$4,576

	$—	$—	$4,576	$4,576

Impaired loans with a carrying value of $2,920 and $5,003 had an allocated allowance for loan losses of $907 and $427 at December 31, 2020 and December 31, 2019, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.
After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that no fair value adjustments to OREO was necessary or recorded during the year ended December 31, 2020 and December 31, 2019, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19.	Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2020 and December 31, 2019:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2020		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$16,840	$16,840	$—	$—	$16,840
Interest bearing deposits with banks	25,468	25,468	—	—	25,468
Federal funds sold	—	—	—	—	—
Securities available-for-sale	678,749	—	678,749	—	678,749
Net loans	647,521	—	—	638,362	638,362
Financial liabilities
Deposits	1,095,189	861,552	234,909	—	1,096,461
Securities Sold under Agreement to Repurchase	196,272	196,272	—	—	196,272
Federal Home Loan					—
Bank advances	25,000	25,000	—	—	25,000

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2019		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$15,937	$15,937	$—	$—	$15,937
Interest bearing deposits with banks	58,557	58,557	—	—	58,557
Federal funds sold	1,600	1,600	—	—	1,600
Securities available-for-sale	464,383	—	464,383	—	464,383
Net loans	573,312	—	—	569,640	569,640
Financial liabilities
Deposits	898,996	642,825	258,100	—	900,925
Securities Sold under Agreement to Repurchase	170,410	170,410	—	—	170,410

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.	Stock Based Compensation
(in thousands, except share data)
The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2020. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.
The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2020 or 2019, therefore no calculations were required in 2020 or 2019 to determine fair values.
The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.
During 2020, the Company’s directors received restricted stock grants totaling 8,250 shares of common stock at a then market value of $20.49 per share and in 2019 received 7,500 shares of common stock at a then market value of $21.53 per share. These grants vest over a one-year
period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2020 was $169 and will be recognized ratably over the one-year
vesting period. The grant date fair value of the shares granted in 2019 was $161 and was recognized ratably over the one-year
vesting period.
During 2015, 7,500 shares of restricted stock was granted to the Chief Executive Officer (CEO) that would vest according to a stock performance schedule over the next five years. The stock performance for the Company met the goal for 2016 and the CEO became vested in 20%, or 1,500 shares of the restricted stock at an expense of $32. Again in 2017, the Company met 20% of its goal and the CEO became vested in an additional 1,500 shares of the restricted stock at an expense of $37. The stock performance for the Company did not meet the goal in 2020, 2019 or 2018 and no corresponding expense was recorded. Additionally, the remaining 4,500 shares of restricted stock were forfeited as of June 22, 2020, the expiration of the five-year vesting period.
During 2020 and 2019, the Company recorded expense of $167 and $163 related to all of the restricted shares.
At December 31, 2020, there were 8,250 shares
non-vested
with $56 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.	Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2020, 2019 and 2018:

	Directors’ Plan
	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2018	63,000	$20.96
Granted	—	—
Exercised	(6,000)	18.00
Expired	(4,500)	18.00

Outstanding at December 31, 2018	52,500	$21.55
Granted	—	—
Exercised	—	—
Expired	(12,000)	21.75

Outstanding at December 31, 2019	40,500	$21.49
Granted	—	—
Exercised	(7,500)	19.26
Expired	(13,500)	25.72

Outstanding at December 31, 2020	19,500	$19.42

Options exercisable at:
December 31, 2020	19,500	$19.42

CITIZENS HOLDING COMPANY
Years Ended December 31, 2020, 2019 and 2018
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20.	Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining

$15.01 to $20.00	9,000	18.76	1 years, 4 months
$20.01 to $22.50	10,500	20.02	4 months

Total	19,500	$19.42	9 months

The intrinsic value of options outstanding under the Directors’ Plan at December 31, 2020 was $29. Additionally, the total intrinsic value of options exercised during 2020 and 2019 was $9 and
$-0-,
respectively.
There were no options granted during 2020 or 2019 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2020, 2019 and 2018
(in thousands)
OVERVIEW
The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2020, 2019 and 2018. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.
The Company has been committed to meeting the banking financial needs of its customers and communities for over 110 years. During the
COVID-19
pandemic, the Company remained focused on providing support, advice and solutions to meet its customers’ unique needs. As a result, the Company experienced strong revenue growth with total revenue increasing $5,912 or 13.11% to $51,021 at December 31, 2020 compared to $45,109 at December 31, 2019.
Net income for the year was $6,931, an increase of $1,029, or 17.43% compared to $5,902 at December 31, 2019. The majority of the increase in net income is related to an increase in net interest income partially offset by additional provision for loan losses and non-interest
expense.
The Company continued to maintain and expand customer relationships as reflected by the loan growth of $75,182 or 13.03%, and growth in deposits of $196,193 or 21.82% to $1,095,189 at December 31, 2020. Excluding PPP loans with a total balance of $29,523 at December 31, 2020, total loans increased $45,666, or 7.91%, compared to December 31, 2019.
As a result of the
COVID-19
pandemic, continued low interest rates decreased the yield on the loans as well as the securities portfolio but were partially offset by lower costs on interest-bearing deposits along with an increased volume of loans, excluding PPP loans which earn 1% interest, thus further compressing our margin.
Due to the loan growth over the period, management has increased the provision for loan losses to help manage the risks of loan growth along with the additional increased credit risks related to the pandemic. All of these factors are driving the net income results and continue to be a focus of management moving forward.
During the second quarter of 2020, the Company participated as a lender in the Small Business Administration’s (“SBA”) and U.S. Department of Treasury’s Paycheck Protection Program (“PPP”) as established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loans are generally 100% guaranteed by the SBA. At December 31, 2020, the balance of PPP loans was $29,523 and the Company had recognized $1,172 in PPP fee income for the year ended December 31, 2020.

The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The Tier 1 capital ratio for the Company and Bank was 12.55% and 12.25%, respectively, at December 31, 2020. The Company’s capital position reflects the consistent profitability of its diversified financial services businesses.
The Company’s return on average assets (“ROA”) was 0.52% in 2020, compared to 0.51% in 2019 and 0.69% in 2018. The Company’s return on average equity (“ROE”) was 5.88% in 2020, 6.13% in 2019 and 7.95% in 2018. During these periods, leverage capital ratios (the ratio of equity to average total assets) decreased from 9.93% in 2018 to 8.33% in 2019 to 7.22% in 2020. The ROE in 2020, 2019 and 2018 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s net income in those years and also affected by the increase in total assets during these time periods. The Company set the annual dividend payout rate to approximately 77.42% of 2020 earnings per share, as compared to 82.05% in 2019 and 70.59% in 2018. The leverage capital ratio of 7.05% in 2020 remains above the regulatory requirement of 5% to be considered “well capitalized” under applicable Federal Deposit Insurance Corporation (the “FDIC”) guidelines for the Bank.
Management has continued its practice of maintaining excess funding capacity to provide the Company with adequate liquidity for its ongoing operations. In this regard, the Company benefits from its strong deposit base, its highly liquid investment portfolio, and its access to funding from a variety of external funding sources such as federal funds lines and FHLB advances. Liquidity is discussed in more detail beginning on page 98 of this report under the heading,
Liquidity and Rate Sensitivity
. The Company did not have any commitments at December 31, 2020 that would require a material expenditure of capital resources.
The Company is not aware of any developments that would have material impact on its revenues or net income outside of the pandemic. Interest rates are currently projected to remain at historical lows for 2021 to help stimulate the economy due to the
COIVD-19
pandemic. The Company continues to be proactive in dealing with the effects of the pandemic to its employees, customers and communities. Although the ultimate impact of the crisis cannot be accurately predicted at this point, the Company believes that it is well-capitalized and has the financial stability to continue to serve its customers and communities during this unprecedented time.

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
Allowance for Loan Losses
The accounting policy most important to the presentation of the Company’s financial statements relates to the allowance for loan loss and the related provision for loan losses. The allowance for loan losses is available to absorb probable credit losses inherent in the entire loan portfolio. The appropriate level of the allowance is based on a monthly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including collective impairment as recognized under ASC Subtopic
450-20,
Loss Contingencies
. The collective impairment is calculated based on loans grouped by similar risk characteristics. Another component of the allowance is losses on loans assessed as impaired under ASC Subtopic
310-10,
Loan Impairments
. The balance of these loans determined to be impaired under ASC Subtopic
310-10
and their related allowance is included in management’s estimation and analysis of the allowance for loan losses. For a discussion of other considerations in establishing the allowance for loan losses and the Company’s and the Bank’s loan policies and procedures for addressing credit risk, please refer to the disclosures in this Item under the heading “Provision for Loan Losses and Asset Quality.”
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
Business Combinations, Accounting for Purchased Loans
The Company accounts for its acquisitions under ASC 805, “Business Combinations,” which requires the use of the acquisition method of accounting. All identifiable assets acquired, including loans, and liabilities assumed are recorded at fair value and recognized separately from goodwill. For a purchased loan, no allowance for loan losses is recorded on the acquisition date because the fair value measurements incorporate assumptions regarding credit risk. This applies even to a purchased loan with evidence of credit deterioration since origination pursuant to ASC

310-30,
“Loans and Debt Securities Acquired with Deteriorated Credit Quality” (“ASC
310-30”).
Generally speaking, rather than carry over an allowance for loan losses, as part of the acquisition we establish a “Day 1 Fair Value” of a purchased loan or pools of purchased loans sharing common risk characteristics, which equals the outstanding balance of a purchased loan or pool on the acquisition date less any credit and/or yield discount applied against the purchased loan or pool of loans. In other words, these loans or pools of loans are carried at values which represent our estimate of their future cash flows. After the acquisition date, a purchased loan or pool of loans will either meet or exceed the performance expectations established in determining the Day 1 Fair Values or deteriorate from such expected performance. If the cash flows expected to be collected on a purchased loan or pool of loans decreases from expectations established in determining the Day 1 Fair Values or since our most recent review of such portfolio’s performance, then the decrease is recognized as an impairment, and the Company provides for such loan or pool in the provision for loan losses in its consolidated statement of income; ultimately, the Company may partially or fully charge-off
the carrying value thereof. If performance expectations are exceeded such that we increase our expectations of cash flows to be collected on the loan or pool, then the Company reverses any previous provision for such loan or pool and, if it continues to exceed expectations subsequent to the reversal of any previously-established provision, then we adjust the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life, which has a positive impact on interest income.
Additional detail about our loans acquired in connection with our mergers, including our acquisition of Brand, is set forth below under the heading “Risk Management - Allowance for Loan Losses” and in Note 6, “Purchased Loans” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, in this report.
Please refer to Note 1, “Nature of Business and Summary of Significant Accounting Policies,” to the Consolidated Financial Statements of the Company included in this Annual Report for a detailed discussion of other significant accounting policies affecting the Company.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
In addition to historical information, this report contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report, including, but not limited to, statements found in Item 1, “Business,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Citizens Holding Company (the “Company”) notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Company’s wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), include, but are not limited to, the following:

•	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;

•	adverse changes in asset quality and loan demand, and the potential insufficiency of the allowance for loan losses and our ability to foreclose on delinquent mortgages;

•
the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates including, but not limited to, the negative impacts and disruptions resulting from the
COVID-19
pandemic;

•
extensive regulation, changes in the legislative and regulatory environment that negatively impact the Company and the Bank through increased operating expenses and the potential for regulatory enforcement actions, claims, or litigation;

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
NET INCOME
Net income for 2020 increased by 17.43% to $6,931 or $1.24 per share-basic and -diluted, from $5,902 or $1.17 per share-basic and -diluted for 2019. The provision for loan losses for 2020 was $1,485 as compared to $573 in 2019. The increases in the provision for loan losses in each quarter of 2020 compared to the same quarters in 2019 are primarily a result of the stable loan growth during the year along with qualitative adjustments for uncertainty of market conditions brought about by the
COVID-19
pandemic.
Non-interest
income increased by $712, or 7.30%, and
non-interest
expense increased by $5,868 or 21.29%, in 2020.
Non-interest
income for 2020 increased primarily due to the result of increase in mortgage loan origination income due to a decrease in long-term mortgages rates, increase in gains from security sales to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio, partially offset by a decrease in overdraft income due to the savings trend related to the
COVID-19
pandemic.
Non-interest
expense increased mainly due to an increase in
non-recurring
COVID-19
safety measures such as: PPE, laptops, and branch safety measures. In addition, the Company also incurred with an increase in regulatory related expenses and core service contracts after the merger conversion in the second quarter of 2020. Also, a full year of recurring expenses from the Charter acquisition contributed to the increase of non-interest
expense.
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

Net interest income on a tax equivalent basis was $33,699, $29,897 and $27,806 for the years 2020, 2019 and 2018, respectively. Net interest margin was 2.72%, 2.77% and 3.05% for the same periods. During 2020, the yields on interest earning assets and the rates paid on interest bearing deposits decreased. In 2020 as compared to 2019, interest-bearing assets increased by $156,334, or 14.50% and interest-bearing liabilities increased by $109,494, or 12.76%. For the year ended December 31, 2020, the average yield on earnings assets was 3.33%, a decrease of 44 basis points compared to the average yield at December 31, 2019. The average rate paid on interest-bearing liabilities was 0.76%, a decrease of 50 basis points compared to the average rate at December 31, 2019.
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
During this three-year period, loans outstanding increased in 2018, 2019 and 2020. Loans generally provide the Company with yields that are greater than the yields on typical investment securities.
Table 1 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2020, 2019 and 2018.

TABLE 1 – AVERAGE BALANCE SHEETS AND INTEREST RATES
(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2020	2019	2018	2020	2019	2018	2020	2019	2018
Loans:
Loans, net of unearned (1)	$622,309	$560,888	$417,624	$30,980	$29,427	$20,287	4.98%	5.25%	4.86%

Investment Securities
Taxable	498,016	388,490	376,392	7,837	7,993	8,345	1.57%	2.06%	2.22%
Tax-exempt	69,591	78,843	107,906	2,027	2,423	3,445	2.91%	3.07%	3.19%

Total Investment Securities	567,607	467,333	484,298	9,864	10,416	11,790	1.74%	2.23%	2.43%

Federal Funds Sold and Other	45,305	50,666	9,253	250	854	157	0.55%	1.69%	1.70%

Total Interest Earning Assets (1)(2)	1,235,221	1,078,887	911,175	41,094	40,697	32,234	3.33%	3.77%	3.54%

Non-Earning Assets	101,292	85,683	69,971

Total Assets	$1,336,513	$1,164,570	$981,146

Deposits:
Interest-bearing Demand Deposits (3)	$449,828	$381,635	$325,192	$3,062	$3,468	$1,131	0.68%	0.91%	0.35%
Savings	93,886	79,886	79,281	111	130	113	0.12%	0.16%	0.14%
Time	231,832	274,597	191,836	3,351	5,226	1,536	1.45%	1.90%	0.80%

Total Deposits	775,546	736,118	596,309	6,524	8,824	2,780	0.84%	1.20%	0.47%

Borrowed Funds
Short-term Borrowings	192,017	121,951	116,787	871	1,976	1,648	0.45%	1.62%	1.41%
Long-term Borrowings	—	—	—	—	—	—	0.00%	0.00%	0.00%

Total Borrowed Funds	192,017	121,951	116,787	871	1,976	1,648	0.45%	1.62%	1.41%

Total Interest-Bearing Liabilities (3)	967,563	858,069	713,096	7,395	10,800	4,428	0.76%	1.26%	0.62%

Non-Interest Bearing Liabilities
Demand Deposits	236,881	192,672	164,682
Other Liabilities	14,294	17,534	10,208
Shareholders’ Equity	117,775	96,295	93,160

Total Liabilities and Shareholders’ Equity	$1,336,513	$1,164,570	$981,146

Interest Rate Spread							2.56%	2.51%	2.92%

Net Interest Margin				$33,699	$29,897	$27,806	2.72%	2.77%	3.05%

Less
Tax Equivalent Adjustment				565	654	906

Net Interest Income				$33,134	$29,243	$26,900

(1)
Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the
“Non-Earning
Assets” balance above.

(2)	Earning Assets in Table 1 does not include the dividend paying stock of the Federal Home Loan Bank.
(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 2 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2020, 2019, and 2018.
TABLE 2 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)
	2020	2019	2018

Average interest earning assets	$1,235,221	$1,078,887	$911,175
Average interest bearing liabilities	967,563	858,069	713,096

Net average interest earning assets	$267,658	$220,818	$198,079

Table 3 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2018 through 2020. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation.
Non-accruing
loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt
securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 21% and a state tax rate of 5% in 2020 and 2019, respectively.
TABLE 3 – VOLUME/RATE ANALYSIS

	(in thousands)
	2020 Change from 2019			2019 Change from 2018
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$3,222	(1,669)	$1,553	$6,959	$2,181	$9,140
Taxable securities	2,253	(2,454)	(201)	268	(620)	(352)
Non-Taxable securities	(284)	(67)	(351)	(928)	(94)	(1,022)
Federal funds sold and other	(90)	(514)	(604)	703	(6)	697

TOTAL INTEREST INCOME	$5,101	$(4,704)	$397	$7,002	$1,461	$8,463

INTEREST EXPENSE

Interest-bearing demand deposits	$620	(1,026)	(406)	$196	$2,141	2,337
Savings deposits	23	(42)	(19)	1	16	17
Time deposits	(814)	(1,061)	(1,875)	663	3,027	3,690
Short-term borrowings	1,135	(2,241)	(1,106)	73	255	328

TOTAL INTEREST EXPENSE	$964	$(4,370)	(3,406)	$933	$5,439	6,372

NET INTEREST INCOME	$4,137	$(334)	$3,803	$6,070	$(3,979)	$2,091

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
Loan demand in the Company’s market remained stable for the year even with the negative economic impact of the
COVID-19
pandemic. Although the Company continues to face intense competition for available loans from other financial institutions, the Company was able, in 2020 and 2019, to increase the amount of loans outstanding. Additionally, the PPP loans added a significant amount of loans to the Company’s portfolio in 2020. The overall loan demand in the Company’s operating markets has been stable in certain sectors. Commercial, financial and agricultural has seen the most growth with an increase of 31.95%, or $114,305, in 2020, by 25.3%, or $77,353, in 2019 and by 6.6%, or $17,653, in 2018. Included in this portfolio segment is the Company’s PPP loans of $29,523. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the growth of this loan segment.
Real estate mortgage loans originated by the Company decreased by 3.63%, or $4,430 in 2020 and increased by 37.4%, or $33,267, in 2019, and decreased by 7.5%, or $7,177, in 2018 when compared to the prior years. The increase in mortgage loans in 2019 was mainly driven by the acquisition of Charter coupled with expansion to more metropolitan markets and the decrease in 2020 and 2018 years reflects the weakness in some of the Company’s local housing markets coupled with increased competition in the mortgage market.

Real estate construction loans decreased by $32,366, or (39.86%) in 2020 to $48,831 when compared to the $81,197 at December 31, 2019 and increased by $7,697 or 18.71% when compared to 2018. Of the overall decrease for the year, the Company had a reclassification of $54,023 from real estate construction to other loan segments. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. Demand was stable for construction loans during the 2020 fiscal year despite the impact due to the
COVID-19
pandemic.
Consumer loans decreased by $2,327 or 14.48% in 2020 and increased by $2,054 or 14.6% in 2019, and decreased by $1,969, or 12.3% in 2018, compared to the prior years. The Company believes the
COVID-19
pandemic has caused a pause of consumer spending due to the economic impact of the pandemic.
Table 4 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 5, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.
TABLE 4 – LOANS OUTSTANDING
(in thousands)

	AT DECEMBER 31,
	2020	2019	2018	2017	2016

Commercial, financial and agricultural	$472,094	$357,789	$285,420	$267,767	$253,581
Real estate - construction	48,831	81,197	41,134	25,923	23,793
Real estate - mortgage	117,584	122,014	88,747	95,925	97,812
Consumer	13,748	16,075	14,021	15,990	19,466

TOTAL LOANS	$652,257	$577,075	$429,322	$405,605	$394,652

Table 5 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.
TABLE 5 – LOAN LIQUIDITY
LOAN MATURITIES AT DECEMBER 31, 2020

	1 YEAR OR LESS	1 - 5 YEARS	OVER 5 YEARS	Total

Commercial, financial and agricultural	$69,949	$305,828	$96,317	$472,094
Real estate - construction	10,457	33,946	4,428	$48,831
Real estate - mortgage	20,330	76,059	21,195	$117,584
Consumer	5,202	8,065	481	$13,748

Total loans	$105,938	$423,898	$122,421	$652,257

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5 YEARS	OVER 5 YEARS

Fixed rates	$487,792	$75,479
Variable rates	39,569	49,417

Total loans	$527,361	$124,896

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
The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2020, 2019 and 2018. The ratio of net loans charged off to average loans was 0.08% in 2020, 0.03% in 2019 and 0.00% in 2018. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.
The provision for loan losses in 2020 was an expense of $1,485 compared to an expense of $573 in 2019 and an expense of $334 in 2018. The change in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. Additionally, during the second quarter of 2020 management made qualitative adjustments for the uncertainty of market conditions brought about by the
COVID-19
pandemic that contributed to a majority of the provision increase coupled with stable loan growth. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. At the end of 2020, the total allowance for loan losses was $4,735, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.
Activity in the allowance for loan losses is reflected in Table 6 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off
loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.
TABLE 6 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
(in thousands except for percentage amounts)

	2020	2019	2018	2017	2016

BALANCE AT BEGINNING OF YEAR	$3,755	$3,372	$3,019	$3,903	$6,474

LOANS CHARGED-OFF

Commercial, financial and agricultural	272	176	35	166	2,397
Real estate - construction	37	—	74	112	—
Real estate - mortgage	304	46	133	57	179
Consumer	104	138	146	102	65

TOTAL CHARGE-OFFS	717	360	388	437	2,641

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	65	91	219	2	18
Real estate - construction	43	18	19	14	18
Real estate - mortgage	61	14	81	16	24
Consumer	43	47	88	64	75

TOTAL RECOVERIES	212	170	407	96	135

Net loans charged-off	505	190	(19)	341	2,506
Additions charged to operating expense	1,485	573	334	(543)	(65)

BALANCE AT END OF YEAR	$4,735	$3,755	$3,372	$3,019	$3,903

Loans, net of unearned, at year end	$652,256	$577,067	$429,277	$406,605	$394,051

Ratio of allowance to loans at year end	0.73%	0.65%	0.79%	0.74%	0.99%

Average loans - net of unearned	$622,805	$561,483	$418,136	$395,217	$409,367

Ratio of net loans charged-off to average loans	0.08%	0.03%	0.00%	0.09%	0.61%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(in thousands)

	AT DECEMBER 31,
	2020	2019	2018	2017	2016

Commercial, financial and agricultural	$3,576	$2,692	$2,295	$1,550	$2,139
Real estate - construction	267	192	139	120	402
Real estate - mortgage	653	566	417	821	770
Consumer	239	305	521	528	592

Total	$4,735	$3,755	$3,372	$3,019	$3,903

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2020	2019	2018	2017	2016

Commercial, financial and agricultural	72.38%	62.00%	66.48%	66.02%	64.25%
Real estate - construction	7.49%	14.07%	9.58%	6.39%	6.03%
Real estate - mortgage	18.03%	21.14%	20.67%	23.65%	24.78%
Consumer	2.11%	2.79%	3.27%	3.94%	4.93%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 4, increased in 2020 even though the Company maintained tight credit standards and the negative economic impact of the
COVID-19.
All loan segments decreased from 2019 except for the commercial, financial and agricultural loan segment. In 2019 as compared to 2018, all loan segments increased primarily due to the acquisition of Charter coupled with solid organic growth. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.
Non-performing
assets and the relative percentages of such assets to loan balances are presented in Table 7 –
Non-performing
Assets.
Non-performing
loans include
non-accrual
loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual
when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2020 was 0.47% compared to 0.62% in 2019. OREO decreased in 2020 after increasing in 2019 due to sales of several parcels in 2020 partially offset by foreclosures in 2020.
Loans on
non-accrual
status amounted to $8,484 in 2020 as compared to $12,026 in 2019 and $9,839 in 2018. Interest income forgone on loans classified as non-accrual
in 2020 was $383 as compared to $555 in 2019 and $429 in 2018. Upon the classification of a loan as non-accrual,
all interest accrued on the loan prior to the time it is classified as non-accrual
is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 7 – NON-PERFORMING ASSETS
(in thousands, except percentages)

	As of December 31,
	2020	2019	2018	2017	2016
PRINCIPAL BALANCE

Non-accrual	$8,484	$12,026	$9,839	$7,582	$8,879
Accruing loans 90 days or more past due	14	274	73	807	206
Troubled debt restructurings	2,113	2,495	2,782	3,047	3,288

TOTAL NON-PERFORMING LOANS	$10,611	$14,795	$12,694	$11,436	$12,373

Income on non-accrual loans not recorded	$395	$555	$429	$413	$652

Non-performing as a percent of loans	1.63%	2.56%	2.96%	2.82%	3.14%

Other real estate owned	$3,073	$3,552	$3,440	$3,980	$4,443

OREO as a percent of loans	0.47%	0.62%	0.80%	0.98%	1.13%

Allowance as a percent of non-performing loans	44.62%	25.38%	26.56%	26.40%	31.54%
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
loans for the years 2020, 2019 and 2018 were $7,675, $11,135 and $10,305, respectively.

This table details the impaired loans by category for years ending 2020, 2019 and 2018.

	AT DECEMBER 31,
	2020	2019	2018

Commercial, financial and agricultural	$6,659	$10,296	$9,153
Real estate - mortgage	1,016	839	1,152

Total loans	$7,675	$11,135	$10,305

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
At December 31, 2020, loans totaling $25,146 were included on the Company’s watch list compared to $30,756 at December 31, 2019. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.
SECURITIES
At December 31, 2020, the Company classified all of its securities as AFS. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.
Table 8 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2018 through 2020 and the maturity distribution at December 31, 2020, by classification.

TABLE 8 – SECURITIES
(in thousands)

	2020	2019	2018
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$11,870	$97,400	$99,366
Mortgage Backed Securities	560,033	308,310	259,742
State, County and Municipal Obligations	100,823	59,724	105,591
Other Securities	500	—	—

TOTAL SECURITIES AVAILABLE-FOR-SALE	$673,226	$465,434	$464,699

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield
AVAILABLE-FOR-SALE
U. S. Government Agencies	$—	—	$—	—	$6,903	2.31%	$4,967	1.74%
Mortgage Backed Securities (1)	—	—	4,749	2.50%	19,857	1.34%	535,427	0.14%
State, County and Municipal (2)	—	—	3,594	3.26%	13,635	2.68%	83,594	2.50%
Other Securities	—	—	—	—	—	—	500	—

TOTAL AVAILABLE-FOR-SALE	$—	—	$8,343	2.83%	$40,395	1.96%	$624,488	0.47%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 21% and a state tax rate of 5%.
The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2020. This change is not used in the Tier 1 capital calculation.
As detailed in Table 8, the security portfolio increased $207,792 or 44.64% in 2020, increased $735 or 0.02% in 2019 and decreased $51,307 or (9.9%) in 2018. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.
DEPOSITS
The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing
and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2020 as a result of low interest rates and increases in other deposit products as a result of the
COVID-19
pandemic. Time deposits increased in 2019 and 2018 due to an increase in rates paid by the Company caused by competition in our operating markets.
A three-year schedule of average deposits by type and maturities of time deposits greater than $250 is presented in Table 9 – Deposit Information.
TABLE 9 – DEPOSIT INFORMATION
(in thousands, except percentages)

	2020		2019		2018
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Noninterest-bearing	$236,881		$192,672		$164,682
Interest-bearing demand	449,828	0.68%	381,635	0.91%	325,192	0.35%
Savings	93,886	0.12%	79,886	0.16%	79,281	0.14%
Time deposits	231,832	1.44%	274,597	1.90%	191,836	0.80%

	$1,012,427	0.84%	$928,790	1.20%	$760,991	0.47%

MATURITY RANGES OF TIME DEPOSITS
OF $250 OR MORE

AS OF DECEMBER 31, 2020

3 months or less	$16,789
3 through 12 months	35,167
1 year to 3 years	11,166
over 3 years	8,222

$71,344

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

TABLE 10
-
SHORT-TERM
BORROWINGS
(in thousands)

	As of December 31,
	2020	2019	2018
Short-term borrowings
Year-end balance	$221,272	$170,410	$107,966
Weighted average rate	0.39%	1.05%	1.20%

Maximum month-end balance	$265,177	$181,347	$140,115

Year to date average balance	$192,017	$121,951	$116,787
Weighted average rate	0.45%	1.62%	1.41%
The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2020, the Company had the capacity to borrow up to $167,285 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2020 the Company had borrowed $25,000 from the FHLB and
$-0-
in Federal Funds Purchased. At December 31, 2019, the Company had borrowed
$-0-
from the FHLB and
$-0-
in Federal Funds Purchased. In 2020, the balances in Securities Sold Under Agreement to Repurchase increased $25,862, or 15.18% to $196,272. In 2019, these balances increased to $170,410, an increase of $62,444, or 57.8%.
At the end of 2020, the Company had
$-0-
in long-term debt to the FHLB for advances or any other institution.
NON-INTEREST
INCOME AND EXPENSE
Table 11 -
Non-Interest
Income and Expense illustrates the Company’s
non-interest
income and expense from 2018 through 2020 and percentage changes between such years.
TABLE 11
-
NON-INTEREST
INCOME & EXPENSE
(in thousands)

	2020	% CHANGE FROM ‘19	2019	% CHANGE FROM ‘18	2018

NON-INTEREST INCOME
Service charges on deposit accounts	$3,352	-24.04%	$4,413	-3.27%	$4,562
Other operating income	7,108	33.23%	5,335	32.12%	4,038

TOTAL NON-INTEREST INCOME	$10,460	7.30%	$9,748	13.35%	$8,600

NON-INTEREST EXPENSE
Salaries and employee benefits	$17,476	17.42%	$14,883	2.43%	$14,530
Occupancy expense, including equipment	7,360	40.32%	5,245	-8.46%	5,730
Other operating expense	8,590	15.61%	7,430	0.35%	7,404

TOTAL NON-INTEREST EXPENSE	$33,426	21.29%	$27,558	-0.38%	$27,664

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
During 2020 as compared to 2019,
non-interest
income increased by $712, or 7.30%. An increase in other operating income mainly attributed to increases in mortgage loan origination income and net gains on sales of securities, partially offset by a decrease in overdraft income.
During 2019 as compared to 2018,
non-interest
income increased by $1,148, or 13.4%. An increase in other operating income and net gains on sales of securities was partially offset by a decrease in service charges on deposits.
Non-interest
expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2020 as compared to 2019, non-interest
expense increased by $5,868, or 21.29%, to $33,426. Included in this increase was an increase in occupancy expense of $2,115 or 40.32%. Additionally, an increase in salaries and benefits in the amount of $2,593, or 17.42%, and other expense in the amount of $1,160, or 15.61%. The increase in occupancy expense was primarily due to non-recurring
COVID-19
safety measures such as: PPE, laptops, and branch safety measures. In addition, the Company also incurred an increase in regulatory related expenses and core service contracts after the merger conversion in the second quarter of 2020. The increase in salaries and benefits was due to the Charter acquisition October 1, 2019.
In 2019 as compared to 2018,
non-interest
expense decreased by $106, or 0.4%, to $27,558. Included in this decrease was a decrease in occupancy expense of $485 or 8.5% partially offset by an increase in salaries and benefits in the amount of $353, or 2.4%, and other expense in the amount of $26, or 0.4%. The decrease in occupancy expense was primarily due to a to a refund of excess prepaid postage and continued cost containment focus throughout the Company. The increase in salaries and benefits was due to the Charter acquisition on October 1, 2019.
In 2020, the Company’s efficiency ratio was 78.29%, compared to 77.88% in 2019 and 75.99% in 2018. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest
expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest
income.
INCOME TAXES
The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $1,548 is considered realizable and no valuation allowance is considered necessary.

The Company’s effective tax rate was 20.18%, 18.66% and 11.04% % in 2020, 2019 and 2018, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 21% in 2020, 2019 and 2018, respectively, is interest on tax-exempt
securities and loans. Further tax information is disclosed in Note 13, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.
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
The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; commercial repurchase agreements; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In 2020 as compared to 2019, the Company experienced an increase in deposits and repurchase agreements in excess of the increase in loans outstanding. The increase in investment securities is mainly the result of the desire to invest excess funds outside of new loans. The Company relies upon non-core
sources of funding, such as commercial repurchase agreements, Federal Funds Purchased and short and long- term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.
The Company had $25,000 of FHLB advances outstanding at year end. The Company will continue to use advances if they are needed to maintain the Company’s liquidity position.
The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not currently solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are securities classified as AFS. All of the $678,749 in the investment securities portfolio is classified in the AFS category, and any securities not pledged are available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2020, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 12 - Funding Uses and Sources details the main components of cash flows for 2020 and 2019.
TABLE 12 - FUNDING USES AND SOURCES
(in thousands)

	2020			2019
	Average Balance	Increase/ (decrease) Amount	Percent	Average Balance	Increase/ (decrease) Amount	Percent
FUNDING USES

Loans, net of unearned income	$622,309	$61,421	10.95%	$560,888	$142,752	34.14%
Taxable securities	498,016	109,526	28.19%	388,490	12,098	3.21%
Tax-exempt securities	69,591	(9,252)	-11.73%	78,843	(29,063)	-26.93%
Federal funds sold and other	45,305	(5,361)	-10.58%	50,666	41,413	447.56%

TOTAL USES	$1,235,221	$156,334	14.49%	$1,078,887	$167,200	17.95%

FUNDING SOURCES
Noninterest-bearing deposits	$236,881	$44,209	22.95%	$192,672	$27,990	17.00%
Interest-bearing demand and
savings deposits	543,714	82,193	17.81%	461,521	57,048	14.10%
Time deposits	231,832	(42,765)	-15.57%	274,597	82,761	43.14%
Short-term borrowings	10,318	8,835	595.75%	1,483	(19,996)	-93.10%
Commercial repo	181,699	57,355	46.13%	124,344	29,036	30.47%
Long-term debt	—	—	—	—	—	—

TOTAL SOURCES	$1,204,444	$149,827	14.21%	$1,054,617	$176,839	19.36%

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

During 2020 as compared to 2019, total risk-based capital decreased due to assets outpacing earnings.
Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2020, as noted below in Table 13 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.
TABLE 13 – CAPITAL RATIOS
(in thousands, except percentage amounts)

	At December 31,
	2020	2019	2018
Tier 1 capital
Shareholders’ equity	$119,548	$112,800	$83,866
Less: Intangibles	(13,502)	(13,856)	(3,150)
Less: DTA related to NOLs	(267)	(1,000)	—
Add/less: Unrealized loss/(gain) on securities	(4,139)	789	14,975

TOTAL TIER 1 CAPITAL	$101,640	$98,733	$95,691

Total capital
Tier 1 capital	$101,640	$98,733	$95,691
Allowable allowance for loan losses	4,735	3,755	3,372

TOTAL CAPITAL	$106,375	$102,488	$99,063

RISK WEIGHTED ASSETS	$809,754	$712,154	$549,828

AVERAGE ASSETS (FOURTH QUARTER)	$1,406,885	$1,185,397	$963,820

TIER 1 LEVERAGE RATIO	7.22%	8.33%	9.93%

COMMON EQUITY TIER 1 CAPITAL RATIO	7.22%	8.33%	9.93%

TIER 1 RISK-BASED CAPITAL RATIO	12.55%	13.86%	17.40%

TOTAL RISK-BASED CAPITAL RATIO	13.14%	14.39%	18.02%

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

OFF-BALANCE
SHEET ARRANGEMENTS
In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance
sheet arrangements are further detailed in Note 16,
“Off-Balance
Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks,” in the notes to the Company’s Consolidated Financial Statements included in this Annual Report.
CONTRACTUAL OBLIGATIONS
Long-term debt obligations represent borrowings from the FHLB that have an original maturity in excess of one year. The only other significant obligations, other than obligations under deposit contracts and short-term borrowing, were for operating leases for banking facilities. Operating leases are primarily for the lease of branches, ATM machines and other necessary equipment. The equipment leases are for various terms.

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
Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2020 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$206,190	$305,309
Total rate sensitive liabilities	258,994	140,107

Net gap	$(52,804)	$165,202

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
Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 14 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2020 and December 31, 2019.

TABLE 14 - INTEREST RATE SENSITIVITY
AS OF DECEMBER 31, 2020
(in thousands)

	2021	2022	2023	2024	2025	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$91,241	$85,106	$88,745	$100,155	$122,545	$75,479	$563,271	$557,032
Average Int Rate	4.74%	3.48%	4.63%	5.14%	4.01%	4.00%	4.35%
Floating Rate	$12,223	$7,700	$4,469	$13,150	$2,027	$49,417	$88,986	$88,986
Average Int Rate	3.52%	4.63%	3.88%	4.57%	4.49%	4.62%	4.42%
Investment securities
Fixed Rate	$0	$5,375	$228	$240	$2,501	$664,882	$673,226	$678,749
Average Int Rate	0.00%	2.41%	1.80%	1.99%	3.89%	0.56%	2.30%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$25,468						$25,468	$25,468
Average Int Rate	0.98%						0.98%

Interest-bearing deposits
Fixed Rate	$736,611	$48,684	$17,603	$13,069	$3,189		$819,156	$820,487
Average Int Rate	0.67%	1.67%	1.42%	2.04%	0.68%		1.16%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$221,272						$221,272	$221,272
Average Int Rate	0.39%						0.39%

AS OF DECEMBER 31, 2019
(in thousands)

	2020	2021	2022	2023	2024	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$90,909	$85,660	$48,416	$110,943	$83,211	$60,129	$479,268	$475,595
Average Int Rate	4.95%	4.77%	4.87%	5.00%	5.25%	4.33%	4.67%
Floating Rate	$25,758	$14,582	$3,049	$3,274	$10,345	$37,036	$94,044	$94,044
Average Int Rate	5.30%	3.99%	4.97%	4.90%	4.91%	5.47%	5.68%
Investment securities
Fixed Rate	$345	$10,000	$53,481	$25,566	$5,722	$370,320	$465,434	$464,383
Average Int Rate	3.13%	1.75%	1.92%	1.80%	2.08%	2.41%	2.42%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$60,157						$60,157	$60,157
Average Int Rate	1.58%						1.58%

Interest-bearing deposits
Fixed Rate	$591,785	$59,641	$27,709	$15,912	$15,279		$710,326	$710,195
Average Int Rate	0.93%	1.99%	2.61%	2.37%	2.74%		0.78%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$170,410						$170,410	$170,410
Average Int Rate	1.10%						1.10%
Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 15 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2020. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 15
-
RATE SENSITIVITY GAP AT DECEMBER 31, 2020
(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total

INTEREST EARNING ASSETS

Loans	$84,899	$117,177	$423,500	$16,372	$641,948
Investment securities	95,823	188,132	233,317	157,552	674,824
Interest Bearing Due From Bank Accounts	25,468	—	—	—	25,468
Federal funds sold	—	—	—	—	—

TOTAL INTEREST BEARING ASSETS	$206,190	$305,309	$656,817	$173,924	$1,342,240

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$11,387	$34,161	$182,189	$45,547	$273,284
Savings and Money Market deposits	158,263	—	224,953	204,498	587,714
Time deposits	44,717	105,946	82,917	—	233,580
Short term borrowings	44,627	—	117,764	58,882	221,273
Long term borrowings	—	—	—	—	—

TOTAL INTEREST BEARING LIABILITIES	$258,994	$140,107	$607,823	$308,927	$1,315,851

Rate sensitive gap	$(52,804)	$165,202	$48,994	$(135,003)	$26,389
Rate sensitive cumulative gap	(52,804)	112,398	161,392	26,389	—
Cumulative gap as a percentage of total earning assets	-3.93%	8.37%	12.02%	1.97%
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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to
90-day
period as of December 31, 2020. This negative gap position was mainly due to: (1) a large amount of investment securities that have call dates within that period; (2) a significant amount of non-maturity
deposits classified within that period; and (3) approximately 19.14% of certificates of deposit maturing during that period.
The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company to be in an asset sensitive position when evaluating the maturities of interest-bearing items. Thus, an increase in the interest rate environment would enhance earnings, while a decrease in interest rates would have the opposite effect on the Company’s earnings. Due to the pandemic the Company does not believe interest rates will go any lower than the rates currently are, therefore; the Company has attempted to mitigate the impact of its interest rate position by structuring deposit rates to entice customers to lengthen the maturities of their time deposits.
The
COVID-19
pandemic has significantly affected the financial markets and has resulted in a number of actions by the Federal Reserve Bank (“FRB”). Market interest rates have declined significantly. On March 3, 2020, the ten-year
Treasury yield fell below 1.00% for the first time, and the FRB reduced the target federal funds rate by 50 basis points to a range of 1.00% to 1.25%. On March 15, 2020, the FRB further reduced the target federal funds rate by 100 basis points to a range of 0.00% to 0.25% and announced a $700 billion quantitative easing program in response to the expected economic downturn caused by the
COVID-19
pandemic. The FRB reduced the interest that it pays on excess reserves from 1.60% to 1.10% on March 3, 2020, and then to 0.10% on March 15, 2020. The movement in the short term interest rates impact the Company’s decisions in regards to pricing the Company’s products and services. The short term interest rates have had an impact on the Company’s earnings as we positioned our balance sheet for rising rates. Therefore, this caused an increase in our deposit costs without the corresponding increase in earning asset yields. The Company is focused on positioning the balance sheet to remain more neutral to interest rates during these uncertain times. In 2020 and 2019, the Company was asset sensitive with a focus on getting closer to neutral through investing the Company’s excess funds into longer-term loans and investment securities. The Company’s net interest margin in 2020 was 2.72% and in 2019 was 2.77% due to the aforementioned facts.

Market Price and Dividend Information
MARKET PRICE INFORMATION
The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On March 1, 2021, the common stock’s closing price on NASDAQ was $20.00.
On March 1, 2021, shares of the Company’s common stock were held of record by approximately 486 shareholders.
DIVIDENDS
Dividends totaled $0.96 per share for 2020 and 2019.
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

STOCK PERFORMANCE GRAPH
The following performance graph compares the performance of the Company’s common stock to the NASDAQ Composite Index and the Morningstar Regional Bank index (a peer group of other regional bank holding companies) for the Company’s reporting period. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at December 31, 2015 and that all dividends were reinvested.
Performance Graph
December 31, 2015 - December 31, 2020

	2015	2016	2017	2018	2019	2020

Citizens Holding Company	100.00	113.57	105.68	100.38	109.57	109.57
NASDAQ Market Index	100.00	108.87	141.13	137.12	187.44	271.64
Morningstar Regional Banks	100.00	128.37	151.66	133.74	162.97	144.00
There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Greg McKee
President and CEO

Phillip R. Branch
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
Vice President, Branch Manager

Meridian Eastgate and Broadmoor Branches

Jay Hines
Vice President, Regional Commercial Lender

Tammara Hopson,
Deposit Operations Officer

Hattiesburg Branch

Chad Hill
Vice President, Branch Manager

Tammy McAlpin
Commercial Loan Portfolio Manager

Flowood Branch

George Gammon III
Metro Jackson President

Cory Bass
Assistant Vice President, Accounting Officer

Ridgeland Branch

Daniel Webb
Assistance Vice President

Biloxi Cedar Lake and Lemoyne Branches

Travis Moore
Vice President, Regional Commercial Lender

Brandon Sherwood
Regional Commercial Lender

Tammy Warren
Assistant Vice President, Mortgage Loan Officer

Katie Hancock
Vice President, Branch Manager

Patrick Ricci
Vice President, Commercial Lender

Mandy Dawson
Treasury Management Officer

Mortgage Loan Department

Charlene Deweese
Assistant Vice President, Mortgage Loan Officer

Oxford Branch

Grant Boone
Oxford City President

Marion Boyd
Vice President, Regional Commercial Lender

Meg Smith
Branch Operations Officer

Pascagoula Branch

Gregory E. Cronin
Gulf Coast President

Ford Kinsey
Vice President, Senior Credit Officer

Pam Lindsey
Vice President, Senior Bank Officer

Paulette Roberts
Vice President, Senior Operations Officer

Amber Thomas
Vice President, Commercial Lender

Julius Bosco III
Loan Compliance Officer

Pam Pierce
Human Resources Administrator

Theresa Jenkins
Community Retail Officer

Ocean Springs Branch

Melissa Ceasar
Community Retail Officer

Sharon Wetzel
Vice President, Information Technology Officer

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
Citizens Holding Company and The Citizens Bank

David P. Webb
Attorney
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

Jane Crosswhite
Executive Vice President
Williams Brothers Inc.

Terrell E. Winstead
Executive Vice President
Molpus Woodlands Group

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King Chairman Greg L. McKee President and Chief Executive Officer Mark Taylor Secretary Phillip R. Branch Treasurer and Chief Financial Officer Gregory E. Cronin Gulf Coast President

BANKING LOCATIONS

Philadelphia Main Office
521 Main Street
Philadelphia, MS 39350
601.656.4692

Westside Branch
912 West Beacon Street
Philadelphia, MS 39350
601.656.4692

Northside Branch
802 Pecan Avenue
Philadelphia, MS 39350
601.656.4692

Eastside Branch
599 East Main Street
Philadelphia, MS 39350
601.656.4692

Union Branch
502 Bank Street
Union, MS 39365
601.774.9231

Starkville Branch
201 Highway 12 West
Starkville, MS 39759
662.323.1420

Carthage Main Office
301 West Main Street
Carthage, MS 39051
601.257.4525

Biloxi Cedar Lakes
1830 Popps Ferry Road
Biloxi, MS 39532
228.594.6913

Oxford Branch
902 Sisk Avenue, Ste E
Oxford, MS 38655

Collinsville Branch
9065 Collinsville Road
Collinsville, MS 39325
601.626.7608

Flowood Branch
2845 Lakeland Drive 247
Flowood, MS 39232
601.992.7688

Sebastopol Branch
24 Pine Street
Sebastopol, MS 39359
601.625.7447

DeKalb Branch
176 Main Avenue
DeKalb, MS 39328
601.743.2115

Kosciusko Branch
775 North Jackson Street
Kosciusko, MS 39090
662.289.4356

Scooba Branch
27597 Highway 16 East
Scooba, MS 39358
662.476.8431

Meridian Eastgate
1825 Hwy 39 North
Meridian, MS 39301
601.693.8367

Hattiesburg Branch
6222 Highway 98
Hattiesburg, MS 39402
601.264.4425

Gulfport Branch
12008 Hwy 49
Gulfport, MS 39503

Decatur Branch
15330 Hwy 15 South
Decatur, MS 39327
601.635.2321

Forest Branch
Woodland Drive North
Forest, MS 39074
601.469.3424

Louisville-Main Branch
100 East Main Street
Louisville, MS 39339
662.773.6261

Noxapater Branch
45 East Main Street
Noxapater, MS 39346
662.724.4261

Louisville-Industrial Branch
803 South Church Street
Louisville, MS 39339
662.773.6261

Biloxi Lemoyne Boulevard
15309 Lemoyne Boulevard
Biloxi, MS 39532
228.207.2343

Meridian Broadmoor
5015 Highway 493
Meridian. MS 39305
601.581.1541

Ridgeland Branch
320 Highway 51 North
Ridgeland, MS 39157
601.519.4020

Pascagoula Branch
1519 Jackson Ave
Pascagoula, MS 39567

BANKING LOCATIONS
- Continued

Ocean Springs Branch 2702 Bienville Blvd Ocean Springs, MS 39564 Internet and Mobile Banking http.//www.thecitizensbankphila.com	Phone Teller 1.800.397.0344

FINANCIAL INFORMATION
CORPORATE HEADQUARTERS
521 Main Street
P.O. Box 209
Philadelphia, MS 39350
601.656.4692
ANNUAL SHAREHOLDER MEETING
The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 27, 2021, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.
STOCK REGISTRAR AND TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
FORM
10-K
The Company’s most recent Annual Report on Form
10-K,
filed with the Securities and Exchange Commission, is available without charge to shareholders upon request to the Treasurer of the Citizens Holding Company.
FINANCIAL CONTACT
Phillip R. Branch
Treasurer and Chief Financial Officer
P.O. 209
Philadelphia, Mississippi 39350
Additional information can be obtained from the Company’s website at www.citizensholdingcompany.com.