Form 10-K, Exhibit 13
period 2021-12-31
CITIZENS HOLDING CO /MS/
filed 2022-03-11
CIK 1075706

Exhibit 13 – 2021 Annual Report to Shareholders

CITIZENS HOLDING COMPANY
Philadelphia, Mississippi
Consolidated Financial Statements
As of December 31, 2021
and
2020 and for the
Years Ended December 31, 2021, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Citizens Holding Company
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and subsidiary (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively, referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, are in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
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

Allowance for Loan Losses
As described in Notes 1 and 6 to the financial statements, the Company’s allowance for loan losses, (“allowance”), is a valuation allowance that reflects the Company’s estimation of incurred losses in its loan portfolio to the extent they are both probable and reasonable to estimate. The allowance for loan losses was $4,513,000 at December 31, 2021, which consists of two components; the allowance for loans individually evaluated for impairment (“specific reserves”) and the allowance for loans collectively evaluated for impairment (“general reserves”).
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
March 11, 2022

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

Citizens Holding Company
Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2021, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2021, the Company’s system of internal control over financial reporting was effective.

/s/ Greg L. McKee	/s/ Phillip R. Branch

Greg L. McKee	Phillip R. Branch
President and Chief Executive Officer	Treasurer and Chief Financial Officer
March 11, 2022

CITIZENS HOLDING COMPANY
Consolidated Statements of Financial Condition
December 31, 2021 and 2020
(in thousands, except share data)
ASSETS	2021	2020
Cash and due from banks	$10,673	$16,840
Interest bearing deposits with other banks	68,563	25,468

Cash and cash equivalents	79,236	42,308
Securities available for sale, at fair value	631,835	678,749
Loans held for investment (LHFI), net of unearned income	571,847	652,256
Less allowance for loan losses, LHFI	4,513	4,735

Net LHFI	567,334	647,521
Bank premises, furniture, fixtures and equipment, net	26,661	25,630
Other real estate owned, net	2,475	3,073
Accrued interest receivable	4,171	5,983
Cash surrender value of life insurance	25,679	25,814
Deferred tax assets, net	6,279	1,548
Identifiable intangible assets, net	13,551	13,660
Other assets	4,088	6,406

Total assets	$1,361,309	$1,450,692

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing deposits	$302,707	$276,033
Interest bearing deposits	809,185	819,156

Total deposits	1,111,892	1,095,189
Securities sold under agreement to repurchase	112,760	196,272
Federal Home Loan Bank (FHLB) advances	—	25,000
Borrowings on secured line of credit	18,000	—
Accrued interest payable	328	522
Deferred compensation payable	9,543	9,665
Other liabilities	2,886	4,496

Total liabilities	1,255,409	1,331,144

Shareholders’ equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,595,320 shares issued and outstanding at December 31, 2021 and 5,587,070 shares issued and outstanding at December 31, 2020	1,120	1,118
Additional paid-in capital	18,293	18,134
Accumulated other comprehensive (loss) income, net of tax benefit (expense) of $3,921 in 2021 and ($1,376) in 2020	(11,795)	4,138
Retained earnings	98,282	96,158

Total shareholders’ equity	105,900	119,548

Total liabilities and shareholders’ equity	$1,361,309	$1,450,692

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Income
Years Ended December 31, 2021, 2020, and 2019
(in thousands, except share and per share data)
	2021	2020	2019
Interest income
Interest and fees on loans	$31,207	$30,941	$24,652
Interest on securities
Taxable	4,440	7,837	7,993
Non-taxable	2,800	1,501	1,808
Other interest	62	282	908

Total interest income	38,509	40,561	35,361
Interest expense
Deposits	4,260	6,556	7,719
Other borrowed funds	755	871	2,003

Total interest expense	5,015	7,427	9,722

Net interest income	33,494	33,134	25,639
Provision for loan losses	1,409	1,485	573

Net interest income after provision for loan losses	32,085	31,649	25,066
Non-interest income
Service charges on deposit accounts	3,499	3,352	4,413
Other service charges and fees	4,281	3,606	3,129
Net gains on sales of securities	1,378	829	191
Other income	3,030	2,673	2,015

Total non-interest income	12,188	10,460	9,748
Non-interest expense
Salaries and employee benefits	18,460	17,476	14,883
Occupancy expense	3,193	3,105	2,593
Equipment expense	3,942	4,255	2,652
Other real estate expense	914	230	—
Other expense	8,839	8,360	7,430

Total non-interest expense	35,348	33,426	27,558

Income before income taxes	8,925	8,683	7,256
Income tax expense	1,431	1,752	1,354

Net income	$7,494	$6,931	$5,902

Net income per share – basic	$1.34	$1.24	$1.17

Net income per share – diluted	$1.34	$1.24	$1.17

Weighted average shares outstanding
Basic	5,584,396	5,577,352	5,063,736

Diluted	5,584,483	5,579,916	5,066,103

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Comprehensive (Loss) Income
Years Ended December 31, 2021, 2020, and 2019
(in thousands)

	2021	2020	2019
Net income	$7,494	$6,931	$5,902
Other comprehensive (loss) income
Unrealized holding (losses) gains on available-for-sale securities	(22,608)	5,736	18,711
Income tax effect	5,641	(1,431)	(4,668)

Net unrealized (losses) gains	(16,967)	4,305	14,043

Reclassification adjustment for gains included in net income	1,378	829	191
Income tax effect	(344)	(207)	(48)

Net gains included in net income	1,034	622	143

Total other comprehensive (loss) income	(15,933)	4,927	14,186

Comprehensive (loss) income	$(8,439)	$11,858	$20,088

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Changes in Shareholders’ Equity
Years Ended December 31, 2021, 2020, and 2019
(in thousands, except share data)

				Accumulated
	Number		Additional	Other
	of Shares	Common	Paid-In	Comprehensive	Retained
	Issued	Stock	Capital	(Loss) Income	Earnings	Total
Balance, January 1, 2019	4,904,530	$981	$4,298	$(14,975)	$93,562	$83,866
Net income	—	—	—	—	5,902	5,902
Dividends paid ($0.96 per share)	—	—	—	—	(4,874)	(4,874)
Common stock issued in connection with acquisition	666,101	133	13,424	—	—	13,557
Restricted stock granted	7,500	2	(2)	—	—	—
Stock compensation expense	—	—	163	—	—	163
Other comprehensive income, net	—	—	—	14,186	—	14,186

Balance, December 31, 2019	5,578,131	1,116	17,883	(789)	94,590	112,800
Net income	—	—	—	—	6,931	6,931
Dividends paid ($0.96 per share)	—	—	—	—	(5,363)	(5,363)
Options exercised	5,189	1	85	—	—	86
Restricted stock granted	8,250	2	(2)	—	—	—
Restricted stock forfeited	(4,500)	(1)	1	—	—	—
Stock compensation expense	—	—	167	—	—	167
Other comprehensive income, net	—	—	—	4,927	—	4,927

Balance, December 31, 2020	5,587,070	1,118	18,134	4,138	96,158	119,548
Net income	—	—	—	—	7,494	7,494
Dividends paid ($0.96 per share)	—	—	—	—	(5,370)	(5,370)
Restricted stock granted	8,250	2	(2)	—	—	—
Stock compensation expense	—	—	161	—	—	161
Other comprehensive loss, net	—	—	—	(15,933)	—	(15,933)

Balance, December 31, 2021	5,595,320	$1,120	$18,293	$(11,795)	$98,282	$105,900

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Cash Flows
Years Ended December 31, 2021, 2020, and 2019
1 of 2
(in thousands)
	2021	2020	2019
Cash flows from operating activities
Net income	$7,494	$6,931	$5,902
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,173	1,121	912
Amortization of premiums and accretion of discounts on investment securities, net	6,629	7,286	5,294
Stock compensation expense	161	167	163
Provision for loan losses	1,409	1,485	573
Gain on sale of securities	(1,378)	(829)	(191)
Gain from death benefit proceeds on BOLI	(357)	—	(371)
Loss (gain) on sale of fixed assets	13	(74)	—
Net gain on sale of other real estate owned	(323)	(105)	(311)
Deferred income tax expense	566	498	459
Writedown on other real estate owned	914	230	—
Decrease (increase) in accrued interest receivable	1,812	(1,802)	382
Increase in cash surrender value life insurance	(670)	(726)	(709)
(Decrease) increase in accrued interest payable	(194)	(606)	166
(Decrease) increase in deferred compensation liability	(122)	212	400
Net change in other operating assets and liabilities	364	255	828

Net cash provided by operating activities	17,491	14,043	13,497

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	150,879	237,705	59,189
Proceeds from sales of securities available-for-sale	500,685	188,324	122,171
Proceeds from sale of FHLB stock	4,447	2,913	—
Purchases of investment securities available-for-sale	(631,131)	(640,289)	(160,591)
Decrease (increase) in federal funds sold	—	1,600	(1,600)
Death benefit proceeds from bank-owned life insurance	1,162	—	1,549
Purchases of bank premises, furniture, fixtures and equipment	(2,599)	(2,019)	(1,042)
Proceeds from sales of bank premises, furniture, fixtures and equipment	492	124	—
Proceeds from sale of other real estate owned	3,257	1,899	584

CITIZENS HOLDING COMPANY
Consolidated Statements of Cash Flows
Years Ended December 31, 2021, 2020, and 2019
2 of 2
(in thousands)
	2021	2020	2019
Net cash paid in acquisition of business	—	—	(317)
Purchases of FHLB stock	(4,103)	(1,025)	—
Net change in loans	75,527	(77,239)	(44,678)

Net cash provided by (used in) investing activities	98,616	(288,007)	(24,735)

Cash flows from financing activities
Net change in deposits	$16,703	$196,193	$16,459
Net (decrease) increase in securities sold under agreement to repurchase	(83,512)	25,862	62,444
Proceeds from borrowings on secured line of credit	18,000	—	—
Proceeds from exercise of stock options	—	86	—
Dividends paid to shareholders	(5,370)	(5,363)	(4,874)
Net (decrease) increase in FHLB advances	(25,000)	25,000	(8,969)

Net cash (used in) provided by financing activities	(79,179)	241,778	65,060

Net increase (decrease) in cash and due from banks	36,928	(32,186)	53,822
Cash and cash equivalents, beginning of year	42,308	74,494	20,672

Cash and cash equivalents, end of year	$79,236	$42,308	$74,494

Supplemental disclosures of cash flow information
Cash paid for Interest	$5,209	$8,033	$9,065

Income taxes	$515	$1,539	$685

Noncash disclosures Issuance of common stock for acquisition of business	$—	$—	$13,557

Real estate acquired by foreclosure	$3,250	$1,546	$385

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies

(in thousands, except share and per share data)
Nature of Business
Citizens Holding Company (referred to herein as the “Company”) owns and operates The Citizens Bank of Philadelphia (the “Bank”). In addition to full service commercial banking, the Bank offers title insurance services through its affiliate, Title Services LLC. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. The Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is east central Mississippi, along with southern and northern counties of Mississippi and their surrounding areas. Services are provided at multiple branch offices.
Basis of Financial Statement Presentation
The accounting policies of the Company and its subsidiary conform to generally accepted accounting principles (“GAAP”) in the United States of America and to general practices within the banking industry. The consolidated financial statements of the Company include the accounts of the Bank and its affiliate (collectively, the “Company”). All significant intercompany transactions have been eliminated in consolidation.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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
Cash, Due from Banks and Interest Bearing Deposits with Other Banks
For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. Effective March 26, 2020, the Federal Reserve reduced reserve requirement ratios to zero percent, eliminating the reserve requirements for all depository institutions, in order to provide liquidity in the banking system to support lending to households and businesses due to the
COVID-19
pandemic.
Interest-bearing deposits with other banks mature within one year and are carried at cost.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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
LHFI and Allowance for Loan Losses
LHFI are loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned income and an allowance for loan losses. The Company has no loans held-for-sale.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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
The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates the allowance for loan loss by applying an average historical charge-off
percentage by loan segment and over a
20-quarter
period of time with the most current quarters weighted to show the effect of the most recent chargeoff activity to the current loan balances in the corresponding loan segment. Additionally, for substandard loan relationships with balances over $100, specific reserves on an individual loan basis may be applied. The specific reserve is then added to the general reserve calculated using the model. The general reserve is calculated only on loans that have not been individually assessed for a specific reserve. This specific reserve is determined by an extensive review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is greatly improved.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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
non-interest
income.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share
Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2021, 2020 and 2019 is illustrated in the following table.

	2021	2020	2019
Basic weighted average shares outstanding	5,584,396	5,577,352	5,063,736
Dilutive effect of stock options	87	2,564	2,367

Dilutive weighted average shares outstanding	5,584,483	5,579,916	5,066,103

Net income	$7,494	$6,931	$5,902

Net income per share-basic	$1.34	$1.24	$1.17
Net income per share-diluted	$1.34	$1.24	$1.17
Advertising Costs
Advertising costs are charged to expense when incurred. Advertising expense was $573, $642 and $551 for the years ended December 31, 2021, 2020 and 2019, respectively.
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
by the secured party.
Reclassifications
Certain information for 2020 has been reclassified to conform to the financial presentation for 2021. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation
At December 31, 2021, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation—Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718, “Compensation – Stock Compensation.”
Subsequent Events
The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2021 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.
Adoption of New Accounting Standards
In December 2019, the FASB issued Accounting Standards Update
No. 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes to simplify various aspects of the current guidance to promote consistent application of the standard among reporting entities by moving certain exceptions to the general principles. ASU
2019-12
was effective for the Company on January 1, 2021 and did not have a material impact on the Company’s financial statements.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities
(in thousands)
The amortized cost and estimated fair value of securities
available-for-sale
and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive (loss) income at December 31, 2021 and 2020 were as follows:

2021	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$4,969	$—	$269	$4,700
Mortgage-backed securities	411,729	42	12,180	399,591
State, County, Municipals	230,359	700	4,008	227,051
Other securities	500	—	7	493

Total	$647,557	$742	$16,464	$631,835

2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$11,870	$191	$—	$12,061
Mortgage-backed securities	560,033	4,550	2,600	561,983
State, County, Municipals	100,823	3,410	36	104,197
Other securities	500	8	—	508

Total	$673,226	$8,159	$2,636	$678,749

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2021 and 2020.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

A summary of unrealized loss information for AFS securities, categorized by security type follows:

December 31, 2021	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Obligations of U.S. Government agencies	$4,700	$269	$—	$—	$4,700	$269
Mortgage backed securities	376,644	11,535	19,986	645	396,630	12,180
State, County, Municipal	175,520	3,997	1,119	11	176,639	4,008

Total	$556,864	$15,801	$21,105	$656	$577,969	$16,457

December 31, 2020	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage backed securities	$278,162	$2,600	$—	$—	$278,162	$2,600
State, County, Municipal	6,541	36	—	—	6,541	36

Total	$284,703	$2,636	$—	$—	$284,703	$2,636

The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. The Company does not intend to sell any of the securities in an unrealized loss position, and it is more likely than not that the Company will not be required to sell any such security prior to the recovery of its amortized cost basis, which may be at maturity. None of the unrealized losses disclosed in the previous table are related to credit deterioration. As such, the Company did not record any other-than-temporary impairment for the years ended December 31, 2021 or 2020.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The amortized cost and estimated fair value of securities at December 31, 2021, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Securities AFS
Due in one year or less	$216	$217
Due after one year through five years	1,895	1,924
Due after five years through ten years	4,226	4,287
Due after ten years	229,491	225,816
Residential mortgage backed securities	332,779	323,736
Commercial mortgage backed securities	78,950	75,855

Total	$647,557	$631,835

Investment securities with carrying amounts of $371,190 and $558,955 at December 31, 2021 and December 31, 2020, respectively, were pledged as collateral for public deposits and securities sold under agreement to repurchase.
Gross realized gains and losses are included in net gains on sales of securities in the Consolidated Statements of Income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2021	2020	2019
Gross realized gains	$4,257	$1,656	$414
Gross realized losses	2,879	827	223

Net realized gains	$1,378	$829	$191

Note 3. Federal Home Loan Bank Stock
(in thousands)
The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $889 and $1,223 at December 31, 2021 and December 31, 2020, respectively, and is included in other assets in the Consolidated Statements of Financial Condition. The Company purchased stock in 2021 and 2020 at the par value of $100 per share.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Non Purchased Loans
(In Thousands, Except Number of Loans)
“Purchased” loans are those acquired in any of the Company’s previous acquisitions. “Non purchased” loans include all of the Company’s other loans. For purposes of this Note 4, all references to “loans” mean non purchased loans and include in LHFI in the consolidated statements of financial condition.
The composition of LHFI, net at December 31, 2021 and 2020 is as follows:

	2021 (1)	2020
Real Estate:
Land Development and Construction	$71,898	$42,677
Farmland	13,114	15,616
1-4 Family Mortgages	98,525	94,280
Commercial Real Estate	281,239	306,875

Total Real Estate Loans	464,776	459,448
Business Loans:
Commercial and Industrial Loans (2)	92,501	115,679
Farm Production and Other Farm Loans	621	541

Total Business Loans	93,122	116,220
Consumer Loans:
Credit Cards	1,963	1,878
Other Consumer Loans	11,986	10,929

Total Consumer Loans	13,949	12,807

Total Gross Loans	571,847	588,475
Unearned Income	—	(1)
Allowance for Loan Losses	(4,513)	(4,735)

Loans, net	$567,334	$583,739

(1)	Reclassifications from acquired loans to loans held for investment.
(2)	Includes Paycheck Protection Program (“PPP”) loans of $5,789 and $29,523 as of December 31, 2021 and December 31, 2020, r

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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
(“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Residential real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $105,251 and $88,986 of the loans outstanding at December 31, 2021 and 2020, respectively, were variable rate loans.
In the ordinary course of business, the Company has granted loans to certain directors, significant shareholders and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2021 is presented in the following table.

Balance outstanding at December 31, 2020	$846
Principal additions	3,061
Principal reductions	(24)

Balance outstanding at December 31, 2021	$3,883

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

	2021	2020
Real Estate:
Land Development and Construction	$171	$308
Farmland	118	287
1-4 Family Mortgages	1,891	1,809
Commercial Real Estate	1,249	5,600

Total Real Estate Loans	3,429	8,004
Business Loans:
Commercial and Industrial Loans	386	413
Farm Production and Other Farm Loans	3	9

Total Business Loans	389	422
Consumer Loans:
Other Consumer Loans	8	33

Total Consumer Loans	8	33

Total non-accrual Loans	$3,826	$8,459

In the event that
non-accrual
loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $281, $383 and $555 in 2021, 2020 and 2019, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2021 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$6	$—	$6	$71,892	$71,898	$—
Farmland	130	33	163	12,951	13,114	—
1-4 Family Mortgages	1,678	292	1,970	96,555	98,525	140
Commercial Real Estate	157	570	727	280,512	281,239	—

Total Real Estate Loans	1,971	895	2,866	461,910	464,776	140
Business Loans:
Commercial and Industrial Loans	205	376	581	91,920	92,501	—
Farm Production and Other Farm Loans	3	—	3	618	621	—

Total Business Loans	208	376	584	92,538	93,122	—
Consumer Loans:
Credit Cards	35	12	47	1,916	1,963	12
Other Consumer Loans	76	2	78	11,908	11,986	2

Total Consumer Loans	111	14	125	13,824	13,949	14

Total Loans	$2,290	$1,285	$3,575	$568,272	$571,847	$154

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2020 is as follows:

	Loans 30-89 Days Past Due	Loans 90 or more Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or more Days Past Due
Real Estate:
Land Development and Construction	$112	$—	$736	$65,692	$42,677	$—
Farmland	183	75	210	15,385	15,616	—
1-4 Family Mortgages	1,301	246	3,893	83,738	94,280	—
Commercial Real Estate	1,407	700	10,591	197,013	306,875	—

Total Real Estate Loans	3,003	1,021	15,430	361,828	459,448	—
Business Loans:
Commercial and Industrial Loans	97	405	502	115,177	115,679	5
Farm Production and Other Farm Loans	2	—	2	539	541	—

Total Business Loans	99	405	504	115,716	116,220	5
Consumer Loans:
Credit Cards	25	9	34	1,844	1,878	9
Other Consumer Loans	66	—	66	10,863	10,929	—

Total Consumer Loans	91	9	100	12,707	12,807	9

Total Loans	$3,193	$1,435	$16,034	$490,251	$588,475	$14

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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
when deemed uncollectible.
Impaired loans as of December 31, by class of loans, are as follows:

2021	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$171	$171	$—	$171	$—	$240
Farmland	33	33	—	33	—	72
1-4 Family Mortgages	767	767	—	767	—	892
Commercial Real Estate	1,294	1,019	112	1,131	3	3,479

Total Real Estate Loans	2,265	1,990	112	2,102	3	4,683
Business:
Commercial and Industrial	304	72	160	232	36	323

Total Business Loans	304	72	160	232	36	323
Total Loans	$2,569	$2,062	$272	$2,334	$39	$5,006

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

2020	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment
Real Estate:
Land Development and Construction	$308	$256	$52	$308	$13	$210
Farmland	111	111	—	111	—	182
1-4 Family Mortgages	1,016	1,012	4	1,016	1	928
Commercial Real Estate	6,021	3,323	2,504	5,827	768	7,808

Total Real Estate Loans	7,456	4,702	2,560	7,262	782	9,128
Business:
Commercial and Industrial	413	54	359	413	125	279

Total Business Loans	413	54	359	413	125	279
Total Loans	$7,869	$4,756	$2,919	$7,675	$907	$9,407

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The Company did not have any new troubled debt restructurings as of December 31, 2021, 2020, and 2019, respectively.
Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number of Loans	Recorded Investment
Total at January 1, 2019	3	$2,782
Reductions due to:
Principal paydowns		(287)

Total at December 31, 2019	3	2,495
Reductions due to:
Principal paydowns		(382)

Total at December 31, 2020	3	2,113
Reductions due to:
Reclassification to OREO	2	(1,788)
Principal paydowns		(112)

Total at December 31, 2021	1	$213

The allocated allowance for loan losses attributable to restructured loans was
$-0-
at December 31, 2021 and 2020, respectively.
The Company had no commitments to lend additional funds on these troubled debt restructurings at December 31, 2021.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The Company utilizes a risk grading matrix to assign a risk grade to each of its loans when originated and is updated as factors related to the strength of the loan changes. Loans are graded on a scale of 1 to 9. A description of the general characteristics of the 9 risk grades is as follows.
Grade 1. MINIMAL RISK—These loans are without loss exposure to the Company. This classification is reserved for only the best, well secured loans to borrowers with significant capital strength, low leverage, stable earnings and growth and other readily available financing alternatives. This type of loan would also include loans secured by a program of the government.
Grade 2. MODEST RISK—These loans include borrowers with solid credit quality and moderate risk of loss. These loans may be fully secured by certificates of deposit with another reputable financial institution, or secured by readily marketable securities with acceptable margins.
Grade 3. AVERAGE RISK—This is the rating assigned to most of the loans held by the Company. This includes loans with average loss exposure and average overall quality. These loans should liquidate through possessing adequate collateral and adequate earnings of the borrower. In addition, these loans are properly documented and are in accordance with all aspects of the current loan policy.
Grade 4. ACCEPTABLE RISK—Borrower generates sufficient cash flow to fund debt service but most working asset and capital expansion needs are provided from external sources. Profitability and key balance sheet ratios are usually close to peers but one or more may not align with peers.
Grade 5. MANAGEMENT ATTENTION—Borrower has potential weaknesses resulting from performance trends or management concerns. The financial condition of the borrower has taken a negative turn and may be temporarily strained. Cash flow is weak but cash reserves remain adequate to meet debt service. Management weakness is evident.
Grade 6. OTHER LOANS ESPECIALLY MENTIONED (“OLEM”)—Loans in this category are fundamentally sound but possess some weaknesses. OLEM loans have weaknesses, which may, if not checked or corrected, weaken the asset or inadequately protect the Bank’s credit position at some future date. These loans have an identifiable weakness in credit, collateral, or repayment ability but there is no expectation of loss.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

Grade 7. SUBSTANDARD ASSETS—Assets classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Assets classified as substandard must have a well-defined weakness based upon objective evidence. Assets classified as substandard are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a substandard classification even if there is little likelihood of total loss.
Grade 8. DOUBTFUL—A loan classified as doubtful has all the weaknesses of a substandard classification and the added characteristic that the weakness makes collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable or improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors that may work to the advantage and strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. A doubtful classification could reflect the fact that the primary source of repayment is gone and serious doubt exists as to the quality of a secondary source of repayment.
Grade 9. LOSS—Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may occur in the future. Also included in this classification is the defined loss portion of loans rated substandard assets and doubtful assets.
These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2021.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2021:

	Satisfactory 1,2,3,4	Special Mention 5,6	Substandard 7	Doubtful 8	Loss 9	Total Loans
Real Estate:
Land Development and Construction	$69,758	$1,547	$593	$—	$—	$71,898
Farmland	12,365	297	452	—	—	13,114
1-4 Family Mortgages	89,120	3,590	5,815	—	—	98,525
Commercial Real Estate	238,561	8,055	34,623	—	—	281,239

Total Real Estate Loans	409,804	13,489	41,483	—	—	464,776
Business Loans:
Commercial and Industrial Loans	85,138	1,483	5,877	—	3	92,501
Farm Production and Other Farm Loans	606	—	12	—	3	621

Total Business Loans	85,744	1,483	5,889	—	6	93,122
Consumer Loans:
Credit Cards	1,916	—	47	—	—	1,963
Other Consumer Loans	11,903	20	58	3	2	11,986

Total Consumer Loans	13,819	20	105	3	2	13,949

Total Loans	$509,367	$14,992	$47,477	$3	$8	$571,847

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Purchased Loans
(In Thousands)
For purposes of this Note 5, all references to “loans” means purchased loans.
During the fourth quarter of 2021 all purchased loans of $38,703 were reclassified into LHFI.
The following is a summary of purchased loans at December 31:

2020
Real Estate:
Land Development and Construction	$6,153
Farmland	520
1-4 Family Mortgages	23,306
Commercial Real Estate	24,237

Total Real Estate Loans	54,216
Business Loans:
Commercial and Industrial Loans	7,871
Farm Production and Other Farm Loans	755

Total Business Loans	8,626
Consumer Loans:
Other Consumer Loans	940

Total Consumer Loans	940

Total Gross Loans	63,782
Total Purchased Loans	$63,782

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

There were no non credit deteriorated loans that were subsequently impaired and recognized in conformity with ASC 310 as of December 31, 2020.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Loans purchased in business combinations that exhibited, at the date of acquisition, evidence of deterioration of the credit quality since origination, such that it was probable that all contractually required payments would not be collected, were as follows as of December 31:

2020
Real Estate:
Land Development and Construction	$8
1-4 Family Mortgages	25

Total Real Estate Loans	33
Business Loans:
Commercial and Industrial Loans	305

Total Business Loans	305
Total PCD Loans	$338

Non-accrual
loans of $25 are included in the
1-4
Family Mortgages at December 31, 2020.
The following table presents the fair value of loans determined to be impaired at the time of acquisition:

Total Purchased Credit Deteriorated Loans
Contractually-required principal	$993
Nonaccretable difference	(68)

Cash flows expected to be collected	925
Accretable yield	(36)

Fair Value	$889

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

N
ote 6. Allowance for Loan Losses
(in thousands)
The allowance for loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management’s best estimate of probable losses that will occur within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio.
The allowance on the majority of the loan portfolio is calculated using a historical chargeoff percentage applied to the current loan balances by loan segment. This historical period is the average of the previous 20 quarters with the most current quarters weighted to show the effect of the most recent chargeoff activity. This percentage is also adjusted for economic factors such as unemployment and general business conditions, both local and nationwide.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31:

2021	Real Estate	Business Loans	Consumer	Total
Beginning Balance	$3,885	$611	$239	$4,735
Provision for loan losses	231	199	979	1,409
Chargeoffs	628	183	1,327	2,138
Recoveries	134	18	355	507

Net chargeoffs	494	165	972	1,631

Ending Balance	$3,622	$645	$246	$4,513

Period end allowance allocated to:
Loans individually evaluated for impairment	$3	$36	$—	$39
Loans collectively evaluated for impairment	3,619	609	246	4,474

Ending Balance	$3,622	$645	$246	$4,513

2020	Real Estate	Business Loans	Consumer	Total
Beginning Balance	$3,075	$371	$309	$3,755
Provision for (reversal of) loan losses	1,072	422	(9)	1,485
Chargeoffs	384	229	104	717
Recoveries	122	47	43	212

Net chargeoffs	262	182	61	505

Ending Balance	$3,885	$611	$239	$4,735

Period end allowance allocated to:
Loans individually evaluated for impairment	$782	$125	$—	$907
Loans collectively evaluated for impairment	3,103	486	239	3,828

Ending Balance	$3,885	$611	$239	$4,735

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

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

The Company’s recorded investment in loans as of December 31, 2021 and 2020 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows:

2021	Real Estate	Business Loans	Consumer	Total
Loans individually evaluated for impairment	$2,102	$232	$—	$2,334
Loans collectively evaluated for impairment	462,674	92,890	13,949	569,513

	$464,776	$93,122	$13,949	$571,847

2020	Real Estate	Business Loans	Consumer	Total
Loans individually evaluated for impairment	$7,262	$413	$—	$7,675
Loans collectively evaluated for impairment	506,368	124,128	13,748	644,244
Acquired with deteriorated credit quality	33	305	—	338

	$513,663	$124,846	$13,748	$652,257

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2021	2020	2019
Real Estate:
Land Development and Construction	$27	$(6)	$(18)
Farmland	(1)	—	—
1-4 Family Mortgages	(76)	243	32
Commercial Real Estate	544	25	(13)

Total Real Estate Loans	494	262	1

Business Loans:
Commercial and Industrial Loans	165	182	98

Total Business Loans	165	182	98

Consumer Loans:
Credit Cards	19	39	34
Other Consumer Loans	953	22	57

Total Consumer Loans	972	61	91

Total Net Chargeoffs	$1,631	$505	$190

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Bank Premises, Furniture, Fixtures and Equipment
(in thousands)
Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2021 and December 31, 2020:

	2021	2020
Land and buildings	$35,108	$33,651
Furniture, fixtures and equipment	6,911	7,105

	42,019	40,756
Less accumulated depreciation	15,358	15,126

Total	$26,661	$25,630

Depreciation expense for the years ended December 31, 2021, 2020 and 2019, respectively, was $1,064, $1,012, and $899.
The Company leases certain premises and equipment under operating leases. At December 31, 2021, the Company had lease liabilities and right-of-use
(“ROU”) assets totaling $544 related to these leases. Lease liabilities and ROU assets are reflected in other liabilities and other assets, respectively. For the year ended December 31, 2021, the weighted average remaining lease term for operating leases was 2.4 years and the weighted average discount rate used in the measurement of operating lease liabilities was 1.23%.
Lease costs were as follows:

	December 31, 2021	December 31, 2020
(in thousands)
Operating lease cost	$364	$473
Short-term lease cost	23	23

	$387	$496

There were no sale and leaseback transactions, leverage leases or lease transactions with related parties during the year ended December 31, 2021 and 2020.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Continued

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is as follows:

December 31, 2021
Lease payments due:
Within one year	$200
After one year but within two years	65
After two years but within three years	64
After three year but within four years	65
After four years but within five years	66
After five years	73

Total undiscounted cash flows	533
Discount on cash flows	(9)

Total lease liability	$524

Note 8. Goodwill and Other Intangible Assets
(in thousands)
Changes in the carrying amount of goodwill during the years ended December 31, 2021 were as follows:

Total
Balance at December 31, 2019	$13,103
Measurement period adjustment to goodwill from acquisition	(73)

Balance at December 31, 2020	13,030
Additions to goodwill and other adjustments	—

Balance at December 31, 2021	$13,030

The period adjustment to goodwill in 2020 from the acquisition of Charter Bank (“Charter”) represents adjustments on the excess of the purchase price over the fair value of assets acquired and liabilities assumed in the relevant transaction. There were no changes to goodwill during the year ended December 31, 2021. The Company performed a goodwill impairment test for 2021 and concluded that the fair value of Charter acquisition substantially exceeded the book value and no impairment charge was required.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Continued

The following table provides a summary of finite-lived intangible assets as of the dates presented:

	2021	2020
Core deposit intangible	$630	$739
Accumulated amortization	(109)	(109)

Total finite-lived intangible assets	$521	$630

Core deposit intangible amortization expense for the years ended December 31, 2021, 2020 and 2019 was $109, $109 and $27, respectively. The estimated amortization expense of finite-lived intangible assets for the five succeeding fiscal years is summarized as follows:

Year Ending December 31,	Amount
2022	$109
2023	109
2024	109
2025	109
2026	85
Thereafter	—

$521

Note 9. Deposits
(in thousands)
The composition of deposits as of December 31, 2021 and December 31, 2020 is as follows:

	2021	2020
Non-interest bearing	$302,707	$276,033
NOW and money market accounts	451,809	480,650
Savings deposits	127,217	104,869
Time deposits, $ 250,000 or more	68,270	71,344
Other time deposits	161,889	162,293

Total	$1,111,892	$1,095,189

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

The scheduled maturities of time deposits at December 31, 2021 are as follows:

Year Ending December 31,	Amount
2022	$152,402
2023	37,498
2024	32,734
2025	3,107
2026	4,418

$230,159

Note 10. Short-Term Borrowings
(in thousands)
Short-term borrowings as of December 31 are summarized as follows:

	2021	2020
Securities sold under agreements to repurchase	$112,760	$196,272
Federal funds purchased	—	—
Federal Home Loan Bank short-term advances	—	25,000

Total short-term borrowings	$112,760	$221,272

Securities sold under agreements to repurchase (“repurchase agreements”) represent funds received from customers, generally on an overnight or continuous basis, which are collateralized by investment securities owned or, at times, borrowed and re-hypothecated
by the Company. The securities used as collateral consist primarily of U.S. Government agency mortgage-backed securities, U.S. Government agency collateralized mortgage obligations, obligations of U.S. Government agencies, and obligations of states and political subdivisions. All securities are maintained by the Company’s safekeeping agents. These securities are reviewed by the Company on a daily basis, and the Company may be required to provide additional collateral due to changes in the fair market value of these securities. The terms of the Company’s repurchase agreements are continuous but may be canceled at any time by the Company or the customer.
Federal funds purchased are short term borrowings, generally overnight borrowings, between financial institutions that are generally used to maintain reserve requirements at the Federal Reserve Bank or elsewhere.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

FHLB short-term advances are borrowings with original maturities of less than one year. Interest is payable monthly. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock and qualifying first mortgages and other loans. As of December 31, 2021 and 2020, the balance in qualifying first mortgages and other loans was $221,088 and $167,285 respectively.
The average balances and cost of funds of short-term borrowings for the years ending December 31 are summarized as follows:

	Average Balances		Cost of Funds
	2021	2020	2021	2020
Securities sold under agreements to repurchase	$129,207	$181,699	0.30%	0.46%
Federal funds purchased	19	919	0.72%	0.44%
Federal Home Loan Bank short-term advances	6,056	9,399	0.14%	0.15%

Total short-term borrowings	$135,282	$192,017	0.30%	0.45%

Note 11. Long-Term Debt
(in thousands)
Long-term debt as of December 31, 2021 and 2020 is summarized as follows:

	2021	2020
Secured line of credit	$18,000	$—

Total long-term debt	$18,000	$—

Secured line of credit
On June 9, 2021, the Company obtained a secured revolving line of credit (“Line”) in the amount of $20,000 with First Horizon Bank. The proceeds of the Line were used to enhance the Bank’s capital structure. The Line bears interest at a floating interest rate linked to WSJ Prime Rate with an initial interest rate of 3.25%, which is payable quarterly on the first day of each calendar quarter, commencing on July 1, 2021, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due. The Line also bears an unused line fee at a rate equal to 0.25%, applied to the unused balance of the Line. The Line is fully secured by the common stock of the Bank. The Line matures on June 9, 2023, at which time all unpaid interest and principal is due and payable. The Company had availability of $2,000 of unused funds of the secured line of credit at December 31, 2021.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

The aggregate stated maturities of long-term debt outstanding at December 31, 2021, are summarized as follows:

Year Ending December 31,	Amount
2022	$—
2023	18,000
2024	—
2025	—
2026	—
Thereafter	—

$18,000

Note 12. Other Income and Other Expense
(in thousands)
The following is a detail of the major income classifications that are included in other income under non-interest
income on the income statement for the year ended December 31:

Other Income	2021	2020	2019
BOLI Insurance	$517	$506	$471
Mortgage Loan Origination Income	1,305	1,310	320
Other Income	1,208	857	1,224

Total Other Income	$3,030	$2,673	$2,015

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Continued

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Operating Expense	2021	2020	2019
Advertising	$573	$642	$551
Office supplies	1,007	1,171	973
Professional fees	1,039	1,027	1,668
FDIC and state assessment	879	669	274
Technology expense	520	578	501
Postage and freight	618	548	(49)
Loan collection expense	89	236	286
Other losses	295	291	73
Debit card/ATM expense	733	612	551
Write down on OREO	914	230	—
Other expenses	2,172	2,356	2,602

Total Other Expense	$8,839	$8,360	$7,430

Note 13. Income Taxes
(in thousands)
Income tax expense consists of the following:

	2021	2020	2019
Current payable (benefit)
Federal	$525	$872	$806
State	340	382	89

	865	1,254	895
Deferred tax expense	566	498	459

Income tax expense	$1,431	$1,752	$1,354

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Continued

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2021	2020	2019
Federal taxes based on statutory rate	$1,874	$1,823	$1,524
State income taxes, net of federal benefit	336	326	145
Tax-exempt investment interest	(593)	(280)	(309)
Income related to bank-owned life insurance	(218)	(126)	—
Other, net	32	9	(6)

Income tax expense	$1,431	$1,752	$1,354

At December 31, 2021 and December 31, 2020, net deferred tax assets consist of the following:

	2021	2020
Deferred tax assets
Allowance for loan losses	$1,293	$1,181
Deferred compensation liability	2,429	2,485
Net operating loss carryforward	94	267
Other real estate owned	469	488
Acquisition fair value adjustments	23	76
Unrealized loss on securities available-for-sale	3,921	—
Other	—	206

Total	8,229	4,703
Deferred tax liabilities
Premises and equipment	1,686	1,622
Unrealized gain on securities available-for-sale	—	1,376
Core deposit intangible	130	157
Other	134	—

Total	1,950	3,155

Net deferred tax asset	$6,279	$1,548

The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Continued

As of December 31, 2021, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2021, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.
The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2018 through 2020. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2018 through 2020.
The Company acquired federal net operating losses as part of its Charter acquisition, with varying expiration periods. The federal net operating losses (“NOLs”) acquired were $2,302. The Company used $824 of the NOL during 2021 and 2020. As part of the Tax Cuts and Jobs Act of 2017, the federal NOLs created by Charter during 2019 have an indefinite carryforward period.
Note 14. Summarized Financial Information of Citizens Holding Company
(in thousands)
Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2021 and December 31, 2020, and for the years ended December 31, 2021, 2020 and 2019, is as follows:
Balance Sheets
December 31, 2021 and 2020

	2021	2020
Assets
Cash (1)	$427	$2,197
Investment in bank subsidiary (1)	123,140	117,078
Other assets (1)	333	273

Total assets	$123,900	$119,548

Liabilities
Secured line of Credit	$18,000	$—
Shareholders’ equity	105,900	119,548

Total liabilities and shareholders’ equity	$123,900	$119,548

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Continued

Income Statements
Years Ended December 31, 2021, 2020 and 2019

	2021	2020	2019
Interest income (1)	$1	$2	$2

Other income
Dividends from bank subsidiary (1)	4,104	6,099	11,242
Equity in undistributed earnings gain(loss) of bank subsidiary (1)	3,995	1,260	(4,965)

Total other income	8,099	7,359	6,277

Other expense	820	526	462

Income before income taxes	7,280	6,835	5,817
Income tax benefit	(214)	(96)	(85)

Net income	$7,494	$6,931	$5,902

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Continued

Statements of Cash Flows
Years Ended December 31, 2021, 2020 and 2019

	2021	2020	2019
Cash flows from operating activities
Net income	$7,494	$6,931	$5,902
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed (earnings) loss of the Bank	(3,995)	(1,260)	4,965
Stock compensation expense	161	167	163
(Increase) decrease in other assets	(60)	(100)	97

Net cash provided by operating activities	3,600	5,738	11,127

Cash flows from investing activities
Net cash paid in acquisition activities	$—	$—	$(6,113)
Increase in ownership in subsidiary	(18,000)	—	—

Net cash used in investing activities	(18,000)	—	(6,113)

Cash flows from financing activities
Dividends paid to shareholders	$(5,370)	$(5,363)	$(4,874)
Proceeds from borrowings on secured line of credit	18,000	—	—
Proceeds from stock options	—	86	—

Net cash provided by (used in) financing activities	12,630	(5,277)	(4,874)

Net (decrease) increase in cash	(1,770)	461	140

Cash, beginning of year	2,197	1,736	1,596

Cash, end of year	$427	$2,197	$1,736

The Bank is required to obtain approval from state regulators before paying dividends.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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
Deposits from related parties at December 31, 2021 and December 31, 2020 approximated $133,441 and $7,190, respectively.
The Company and its subsidiary have business dealings with companies owned by directors and beneficial shareholders of the Company. One director is a partner of the law firm that provides general counsel to the Company. Legal and other fees paid to this law firm for the years ended December 31, 2021, 2020, and 2019 were $128, $79, and $300, respectively. Additionally, one director is associated with a business which provides insurance to the Company in which the amounts paid for this service in 2021, 2020, and 2019 were $280, $229, and $106, respectively.
Note 16.
Off-Balance
Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks
(in thousands)
Commitments to Extend Credit
In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2021 and December 31, 2020, commitments related to unused lines of credit were $112,292 and $138,185, respectively, and standby letters of credit were $4,432 and $4,565, respectively. The fair value of such commitments is not materially different than stated values.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Continued

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
Legal Proceedings
We are a party to various legal proceedings such as claims and lawsuits arising in the course of our normal business activities. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2021 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on our business, results of operations or financial condition.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Benefit Plans
(in thousands)
The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching
contributions. Employees are eligible after one year of service. For 2021, 2020 and 2019, the Company’s contributions were $720, $712 and $605, respectively.
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
Deferred Compensation Plans
The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $146, $142 and $173 for the plan years ended December 31, 2021, 2020 and 2019, respectively.
The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $788, $607 and $586 for the plan years ended December 31, 2021, 2020 and 2019, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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
Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance
sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2021, that the Company and the Bank meet all capital adequacy requirements to which they are subject.
The Federal Reserve Bank (“FRB”), Federal Deposit Insurance Corporation (“FDIC”) and other federal banking agencies have established risk-based capital adequacy guidelines. These guidelines are intended to provide a measure of a bank’s capital adequacy that reflects the degree of risk associated with a bank’s operations.
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

As of December 31, 2021 and 2020, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

	Actual		Minimum Capital Requirement to be Well Capitalized		Minimum Capital Requirement to be Adequately Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2021
Citizens Holding Company
Tier 1 leverage ratio	$104,181	7.80%	$66,789	5.00%	$53,431	4.00%
Common Equity tier 1 capital ratio	104,181	7.80%	86,826	6.50%	60,110	4.50%
Tier 1 risk-based capital ratio	104,181	13.16%	63,322	8.00%	47,492	6.00%
Total risk-based capital ratio	108,694	13.73%	79,153	10.00%	63,322	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$121,421	9.09%	$66,776	5.00%	$53,421	4.00%
Common Equity tier 1 capital ratio	121,421	9.09%	86,808	6.50%	60,098	4.50%
Tier 1 risk-based capital ratio	121,421	15.34%	63,314	8.00%	47,486	6.00%
Total risk-based capital ratio	125,934	15.91%	79,143	10.00%	63,314	8.00%
December 31, 2020
Citizens Holding Company
Tier 1 leverage ratio	$101,640	7.22%	$70,344	5.00%	$56,275	4.00%
Common Equity tier 1 capital ratio	101,640	7.22%	91,448	6.50%	63,310	4.50%
Tier 1 risk-based capital ratio	101,640	12.55%	64,780	8.00%	48,585	6.00%
Total risk-based capital ratio	106,375	13.14%	80,975	10.00%	64,780	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$99,170	7.05%	$70,326	5.00%	$56,261	4.00%
Common Equity tier 1 capital ratio	99,170	7.05%	91,423	6.50%	63,293	4.50%
Tier 1 risk-based capital ratio	99,170	12.25%	64,759	8.00%	48,569	6.00%
Total risk-based capital ratio	103,905	12.84%	80,948	10.00%	64,759	8.00%

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2021:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S. Government agencies	$—	$4,700	$—	$4,700
Mortgage-backed securities	—	399,591	—	399,591
State, County, Municipals	—	227,051	—	227,051
Other securities	—	493	—	493

	$—	$631,835	$—	$631,835

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2020:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S. Government agencies	$—	$12,061	$—	$12,061
Mortgage-backed securities	—	561,983	—	561,983
State, County, Municipals	—	104,197.00	—	104,197
Other securities	—	508	—	508

	$—	$678,749	$—	$678,749

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
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

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2021 and 2020 and were still held at those respective dates:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2021
Impaired loans	$—	$—	$109	$109
Other real estate owned	—	—	1,121	1,121

	$—	$—	$1,230	$1,230

December 31, 2020
Impaired loans	$—	$—	$2,013	$2,013

	$—	$—	$2,013	$2,013

Impaired loans with a carrying value of $112 and $2,920 had an allocated allowance for loan losses of $3 and $907 at December 31, 2021 and December 31, 2020, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.
After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustments to OREO in the amount of $836 and
$-0-
was necessary and recorded during the year ended December 31, 2021 and December 31, 2020, respectively.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2021 and December 31, 2020:

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2021		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$10,673	$10,673	$—	$—	$10,673
Interest bearing deposits with banks	68,563	68,563	—	—	68,563
Securities available-for-sale	631,835	—	631,835	—	631,835
Net loans	567,334	—	—	554,351	554,351
Financial liabilities
Deposits	1,111,892	881,733	230,590	—	1,112,323
Securities Sold under Agreement to Repurchase	112,760	112,760	—	—	112,760
Borrowings on secured line of credit	18,000	18,000	—	—	18,000

	Carrying Value	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs	Total Fair Value
2020		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$16,840	$16,840	$—	$—	$16,840
Interest bearing deposits with banks	25,468	25,468	—	—	25,468
Securities available-for-sale	678,749	—	678,749	—	678,749
Net loans	647,521	—	—	638,362	638,362
Financial liabilities
Deposits	1,095,189	861,552	234,909	—	1,096,461
Securities Sold under Agreement to Repurchase	196,272	196,272	—	—	196,272
Federal Home Loan
Bank advances	25,000	25,000	—	—	25,000

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Stock Based Compensation
(in thousands, except share data)
The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to
210,000 s
hares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2021. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.
The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2021 or 2020, therefore no calculations were required in 2021 or 2020 to determine fair values.
The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.
During 2021, the Company’s directors received restricted stock grants totaling 8,250 shares of common stock at a then market value of $18.96 per share and in 2020 received 8,250 shares of common stock at a then market value of $20.49 per share. These grants vest over a one-year
period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2021 was $156 and will be recognized ratably over the one-year
vesting period. The grant date fair value of the shares granted in 2020 was $169 and was recognized ratably over the one-year
vesting period.
During 2015, 7,500 shares of restricted stock was granted to the Chief Executive Officer (CEO) that would vest according to a stock performance schedule over the next five years. The stock performance for the Company met the goal for 2016 and the CEO became vested in 20%, or 1,500 shares of the restricted stock at an expense of $
32.
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
During 2021 and 2020, the Company recorded expense of $161 and $167 related to all of the restricted shares.
At December 31, 2021, there were 8,250 shares
non-vested
with $52 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2021, 2020 and 2019:

	Directors’ Plan
	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2019	52,500	$21.55
Granted	—	—
Exercised	—	—
Expired	(12,000)	21.75

Outstanding at December 31, 2019	40,500	$21.49
Granted	—	—
Exercised	(7,500)	19.26
Expired	(13,500)	25.72

Outstanding at December 31, 2020	19,500	$19.42
Granted	—	—
Exercised	—	—
Expired	(10,500)	20.02

Outstanding at December 31, 2021	9,000	$18.76

Options exercisable at:
December 31, 2021	9,000	$18.76

CITIZENS HOLDING COMPANY
Years Ended December 31, 2021, 2020 and 2019
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20. Continued

The following table presents the outstanding stock options granted in relation to the option price and the weighted average maturity.

Range of Exercise Prices	Options Outstanding	Weighted Average Price	Weighted Average Life Remaining
$15.01 to $20.00	9,000	$18.76	4 months

Total	9,000	$18.76	4 months

The intrinsic value of options outstanding under the Directors’ Plan at December 31, 2021 was
$-0-.
Additionally, the total intrinsic value of options exercised during 2021 and 2020 was
$-0-
and
$-0-,
respectively.
There were no options granted during 2021 or 2020 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
as of December 31, 2021, 2020 and 2019
(in thousands)
OVERVIEW
The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2021, 2020 and 2019. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.
Net income for the year ended December 31, 2021 was $7,494, an increase of $563, or 8.12% compared to $6,931 at December 31, 2020. Net income increased year-over-year primarily due to management’s focus on lowering cost of interest-bearing deposits to help mitigate margin compression coupled with improving noninterest revenue streams.
The Company continued to maintain and expand customer relationships as reflected by the deposit growth of $16,703 or 1.53% to $1,111,892 at December 31, 2021 compared to $1,095,189 at December 31, 2020. Total noninterest-bearing deposits increased $26,674, or 9.66%, to $302,707 at December 31, 2021, compared to $276,033 at December 31, 2020. Along with increasing noninterest-bearing deposits for the year, management was able to reprice and reduce the cost of funds by 26 basis points (“bps”) from 76 bps at December 31, 2020 to 50 bps at December 31, 2021. Year-over-year interest expense decreased by $2,412, or (32.48%) as a result of management’s repricing and reduction of higher cost interest-bearing deposits.
The
COVID-19
pandemic and actions taken to mitigate the spread of it had, and may continue to have, an adverse impact on economic activity globally, nationally and locally, including the geographical area in which the Company operates and industries in which the Company extends credit. Economic activity for 2021 increased as certain restrictions were lifted following increased
COVID-19
vaccination rates; however, restrictions remain in place for many areas and the long-term effectiveness of the vaccine and the full impact of the
COVID-19
pandemic on economies and financial markets remains unknown. Additionally, the
COVID-19
pandemic has significantly affected the financial markets and resulted in a number of actions by the Federal Reserve Bank (“FRB”) during 2020 and continued in 2021. Market interest rates declined to and remain at historical lows. During 2020, the ten-year
Treasury yield fell below 1.00% for the first time, and the FRB reduced the target federal funds rate to a range of 0.00% to 0.25% and announced a $700 billion quantitative easing program in response to the expected economic downturn caused by the
COVID-19
pandemic. The FRB reduced the interest that it pays on excess reserves from 1.60% to 0.10% during the first quarter of 2020. These rates have continued into 2021. The prolonged reduction in interest rates has had, and is expected to continue to have, an adverse effect on net interest income and margins and profitability for financial institutions, including the Company.

Due to the significant capital and liquidity deployed as a result of the pandemic, competition for quality loans tightened. As a result, loan growth for the year was negative. Provision for loan losses for 2021 decreased compared to the prior year by $76, or (5.12%). The decrease is mainly attributed to negative loan growth offset due to the reclassification of purchased loans to LHFI and specific provisioning required for an impaired relationship that occurred during the year coupled with increases in qualitative factors due to the continued affects of the pandemic.
The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. During the second quarter of 2021, the Company obtained a $20,000 secured revolving line of credit with First Horizon Bank (“FHN”) to enhance the Bank’s capital structure by injecting $18,000 into the Bank. As result, The Bank’s leverage capital ratio increased from 7.05% at December 31, 2020 to 9.09% at December 31, 2021. The Tier 1 capital ratio for the Company and Bank was 13.16% and 15.34%, respectively, at December 31, 2021. The Company’s capital position reflects the consistent profitability of its diversified financial services businesses.
The Company’s return on average assets (“ROA”) was 0.53% in 2021, compared to 0.52% in 2020 and 0.51% in 2019. The Company’s return on average equity (“ROE”) was 6.74% in 2021, 5.89% in 2020 and 6.13% in 2019. During the 2019 to 2020 period, the Company’s leverage capital ratios (the ratio of equity to average total assets) decreased from 8.33% in 2019 to 7.22% in 2020, but then recovered slightly to 7.80% in 2021. The ROE in 2021, 2020 and 2019 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s net income in those years and also affected by the increase or decrease in total assets during these time periods. The Company set the annual dividend payout rate to approximately 71.64% of 2021 earnings per share, as compared to 77.42% in 2020 and 82.05% in 2019.
Management has continued its practice of maintaining excess funding capacity to provide the Company with adequate liquidity for its ongoing operations. In this regard, the Company benefits from its strong deposit base, its highly liquid investment portfolio, and its access to funding from a variety of external funding sources such as federal funds lines and FHLB advances. Liquidity is discussed in more detail beginning on page 90 of this report under the heading,
Liquidity and Rate Sensitivity
. The Company’s only commitment at December 31, 2021 that would require a material expenditure of capital resources is the outstanding $18,000 FHN secured line of credit balance.
The Company is not aware of any developments that would have material impact on its revenues or net income outside of the pandemic. Interest rates are currently projected to increase over the next year to help mitigate inflation that has affected the economy due to the
COIVD-19
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
Additional detail about our loans acquired in connection with our mergers, including our acquisition of Brand, is set forth below under the heading “Risk Management—Allowance for Loan Losses” and in Note 6, “Purchased Loans” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, in this report.
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
NET INCOME
Net income for 2021 increased by 8.12% to $7,494 or $1.34 per share-basic and -diluted, from $6,931 or $1.24 per share-basic and -diluted for 2020. The provision for loan losses for 2021 was $1,409 as compared to $1,485 in 2020. The decrease in the provision is mainly attributed to negative loan growth offset due to the reclassification of the purchased loans to LHFI and specific provisioning required for one impaired relationship coupled with increases in qualitatively factors due to the continued affects of the pandemic. Noninterest income increased by $1,728, or 16.52%, and non-interest
expense increased by $1,922 or 5.75%, in 2021.
Non-interest
income for 2021 increased primarily as a result of increased interchange fees coupled with gains on the sale of OREO and investment securities. Noninterest expense increased mainly due to an increase in salaries and benefits, regulatory related expenses, the write-down of OREO, and the continued investment in customer facing and internal technology.
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
Non-interest
income for 2020 increased primarily due to the result of increase in mortgage loan origination income due to a decrease in long-term mortgages rates, increase in gains from security sales to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio, partially offset by a decrease in overdraft income due to the savings trend related to the
COVID-19
pandemic.
Non-interest
expense increased mainly due to an increase in
non-recurring
COVID-19
safety measures such as: Personal protective equipment (“PPE”), laptops, and branch safety measures. In addition, the Company also incurred with an increase in regulatory related expenses and core service contracts after the merger conversion in the second quarter of 2020. Also, a full year of recurring expenses from the Charter acquisition contributed to the increase of non-interest
expense
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

Net interest income on a tax equivalent basis was $34,339, $33,699 and $29,897 for the years 2021, 2020 and 2019, respectively. Net interest margin was 2.60%, 2.72% and 2.77% for the same periods. During 2021, the yields on interest earning assets and the rates paid on interest bearing deposits decreased. In 2021 as compared to 2020, interest-bearing assets increased by $83,771, or 6.78% and interest-bearing liabilities increased by $19,562, or 2.02%. For the year ended December 31, 2021, the average yield on earnings assets was 2.98%, a decrease of 35 basis points compared to the average yield at December 31, 2020. The average rate paid on interest-bearing liabilities was 0.50%, a decrease of 26 basis points compared to the average rate at December 31, 2020.
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
During this three-year period, loans outstanding increased in 2020 and 2019. In 2021 loans decreased significantly due to increased competition and stagnant loan demand due to the continued affects of the pandemic. Loans generally provide the Company with yields that are greater than the yields on typical investment securities. Additionally, the taxable securities yield drove a majority of the decline in the interest earning assets yield with the yield decreasing significantly due to historical low rates and increased prepayments on mortgage-backed securities. Management offset the decrease in the investment securities yield by repricing and reducing interest-bearing deposits.
Table 1 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2021, 2020 and 2019.

TABLE 1 – AVERAGE BALANCE SHEETS AND INTEREST RATES
(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2021	2020	2019	2021	2020	2019	2021	2020	2019
Loans:
Loans, net of unearned (1)	$628,618	$622,309	$560,888	$31,327	$30,980	$29,427	4.98%	4.98%	5.25%
Investment Securities
Taxable	496,946	498,016	388,490	4,440	7,837	7,993	0.89%	1.57%	2.06%
Tax-exempt	148,977	69,591	78,843	3,499	2,027	2,423	2.35%	2.91%	3.07%

Total Investment Securities	645,923	567,607	467,333	7,939	9,864	10,416	1.23%	1.74%	2.23%
Federal Funds Sold and Other	44,451	45,305	50,666	55	250	854	0.12%	0.55%	1.69%

Total Interest Earning Assets (1)(2)	1,318,992	1,235,221	1,078,887	39,321	41,094	40,697	2.98%	3.33%	3.77%

Non-Earning Assets	92,813	101,292	85,683

Total Assets	$1,411,805	$1,336,513	$1,164,570

Deposits:
Interest-bearing Demand Deposits (3)	$487,894	$449,828	$381,635	$1,324	$3,062	$3,468	0.27%	0.68%	0.91%
Savings	118,063	93,886	79,886	120	111	130	0.10%	0.12%	0.16%
Time	245,886	231,832	274,597	2,783	3,351	5,226	1.13%	1.45%	1.90%

Total Deposits	851,843	775,546	736,118	4,227	6,524	8,824	0.50%	0.84%	1.20%
Borrowed Funds
Short-term Borrowings	135,282	192,017	121,951	402	871	1,976	0.30%	0.45%	1.62%
Long-term Borrowings	9692	—	—	353	—	—	3.64%	0.00%	0.00%

Total Borrowed Funds	144,974	192,017	121,951	755	871	1,976	0.52%	0.45%	1.62%

Total Interest-Bearing Liabilities (3)	996,817	967,563	858,069	4,982	7,395	10,800	0.50%	0.76%	1.26%
Non-Interest Bearing Liabilities
Demand Deposits	291,248	236,881	192,672
Other Liabilities	14,179	14,294	17,534
Shareholders’ Equity	119,253	117,775	96,295

Total Liabilities and Shareholders’ Equity	$1,421,497	$1,336,513	$1,164,570

Interest Rate Spread							2.48%	2.56%	2.51%

Net Interest Margin				$34,339	$33,699	$29,897	2.60%	2.72%	2.77%
Less
Tax Equivalent Adjustment				845	565	654

Net Interest Income				$33,494	$33,134	$29,243

(1)
Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the
“Non-Earning
Assets” balance above.

(2)	Earning Assets in Table 1 does not include the dividend paying stock of the Federal Home Loan Bank.
(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 2 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2021, 2020, and 2019.
TABLE 2 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)
	2021	2020	2019
Average interest earning assets	$1,318,992	$1,235,221	$1,078,887
Average interest bearing liabilities	996,817	967,563	858,069

Net average interest earning assets	$322,175	$267,658	$220,818

Table 3 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2019 through 2021. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation.
Non-accruing
loans are included in the average loan balances used in determining the yields. Interest income on tax-exempt
securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 21% and a state tax rate of 5% in 2021 and 2020, respectively.
TABLE 3 – VOLUME/RATE ANALYSIS

	(in thousands)
	2021 Change from 2020			2020 Change from 2019
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME
Loans	$314	33	$347	$6,959	$2,181	$9,140
Taxable securities	(17)	(3,380)	(3,397)	268	(620)	(352)
Non-Taxable securities	2,312	(840)	1,472	(928)	(94)	(1,022)
Federal funds sold and other	(5)	(190)	(195)	703	(6)	697

TOTAL INTEREST INCOME	$2,605	$(4,378)	$(1,773)	$7,002	$1,461	$8,463

INTEREST EXPENSE
Interest-bearing demand deposits	$259	(1,997)	(1,738)	$196	$2,141	2,337
Savings deposits	29	(20)	9	1	16	17
Time deposits	203	(771)	(568)	663	3,027	3,690
Short-term borrowings	(257)	(212)	(469)	73	255	328
Long-term borrowings	—	353	353	—	—	—

TOTAL INTEREST EXPENSE	$233	$(2,646)	(2,413)	$933	$5,439	6,372

NET INTEREST INCOME	$2,371	$(1,731)	$640	$6,070	$(3,979)	$2,091

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
Loan demand in the Company’s market was stagnant for the year as a result of the continued negative economic impact of the
COVID-19
pandemic. The Company continues to face intense competition with aggressive loan terms for available loans from other financial institutions. Consequently, the Company had negative loan growth for 2021 with loans outstanding decreasing year-over-year. A majority of the decrease in loans is in the commercial, financial and agricultural segment, with a decline in loans of $84,619, or (17.92%), in 2021. Excluding PPP loans of $5,789 at December 31, 2021 and $29,523 at December 31, 2020 the decrease in 2021 was $60,885, or (13.76%). Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the current demand and terms of this loan segment.
Real estate mortgage loans originated by the Company decreased by (16.21%), or $19,059 in 2021 and decreased by (3.63%), or $4,430, in 2020, and increased by 37.49%, or $33,267, in 2019 when compared to the prior years. The increase in mortgage loans in 2019 was mainly driven by the acquisition of Charter coupled with expansion to more metropolitan markets and the decrease in 2021 and 2020 years reflects the weakness in some of the Company’s local housing markets coupled with increased competition in the mortgage market.

Real estate construction loans increased by $23,067, or 47.24% in 2021 to $71,898 when compared to the $48,831 at December 31, 2020 and decreased by $32,366 or (39.86%) when compared to 2019. Of the overall decrease for 2020, the Company had a reclassification of $54,023 from real estate construction to other loan segments. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. Demand has started to recover for construction loans during the 2021 fiscal year despite the impact due to the
COVID-19
pandemic.
Consumer loans increased by $201 or 1.46% in 2021 and decreased by $2,327 or (14.48%) in 2020, and increased by $2,054, or 14.65% in 2019, compared to the prior years. The Company believes the
COVID-19
pandemic coupled with inflation pressure and supply chain issues has caused consumer spending to be stagnant.
Table 4 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.
TABLE 4 – LOANS OUTSTANDING
(in thousands)

	AT DECEMBER 31,
	2021	2020	2019	2018	2017
Commercial, financial and agricultural	$387,475	$472,094	$357,789	$285,420	$267,767
Real estate - construction	71,898	48,831	81,197	41,134	25,923
Real estate - mortgage	98,525	117,584	122,014	88,747	95,925
Consumer	13,949	13,748	16,075	14,021	15,990

TOTAL LOANS	$571,847	$652,257	$577,075	$429,322	$405,605

Table 5 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.
TABLE 5 – LOAN LIQUIDITY
LOAN MATURITIES AT DECEMBER 31, 2021

	1 YEAR	1 - 5	5 - 15	AFTER 15
	OR LESS	YEARS	YEARS	YEARS	Total
Commercial, financial and agricultural	$56,190	$242,719	$68,793	$19,773	$387,475
Real estate - construction	16,242	35,438	12,357	7,861	$71,898
Real estate - mortgage	14,146	68,314	16,065	—	$98,525
Consumer	4,805	8,324	820	—	$13,949

Total loans	$91,383	$354,795	$98,035	$27,634	$571,847

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5	OVER 5
	YEARS	YEARS
Fixed rates	$401,699	$64,897
Variable rates	44,479	60,772

Total loans	$446,178	$125,669

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
The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2021, 2020 and 2019. The ratio of net loans charged off to average loans was 0.26% in 2021, 0.08% in 2020 and 0.03% in 2019. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.
The provision for loan losses in 2021 was an expense of $1,409 compared to $1,485 in 2020 and $573 in 2019. The change in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. The current year’s provision is mainly attributed to an impaired relationship that required a specific reserve in the third quarter of 2021. Additionally, during the fourth quarter of 2021 management reclassified the remaining purchased loans from the Charter

Bank merger to LHFI. These events were offset by the decline in loan balances throughout 2021. At the end of 2021, the total allowance for loan losses was $4,513, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.
Activity in the allowance for loan losses is reflected in Table 6 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off
loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.
TABLE 6 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)
	2021	2020	2019	2018	2017
BALANCE AT BEGINNING OF YEAR	$4,735	$3,755	$3,372	$3,019	$3,903
LOANS CHARGED-OFF
Commercial, financial and agricultural	775	272	176	35	166
Real estate—construction	36	37	—	74	112
Real estate—mortgage	—	304	46	133	57
Consumer	1,327	104	138	146	102

TOTAL CHARGE-OFFS	2,138	717	360	388	437

CHARGE-OFFS RECOVERED
Commercial, financial and agricultural	67	65	91	219	2
Real estate—construction	9	43	18	19	14
Real estate—mortgage	76	61	14	81	16
Consumer	355	43	47	88	64

TOTAL RECOVERIES	507	212	170	407	96

Net loans charged-off	1,631	505	190	(19)	341
Additions charged to operating expense	1,409	1,485	573	334	(543)

BALANCE AT END OF YEAR	$4,513	$4,735	$3,755	$3,372	$3,019

Loans, net of unearned, at year end	$571,847	$652,256	$577,067	$429,277	$406,605
Ratio of allowance to loans at year end	0.79%	0.73%	0.65%	0.79%	0.74%
Average loans—net of unearned	$629,186	$622,805	$561,483	$418,136	$395,217
Ratio of net loans charged-off to average loans	0.26%	0.08%	0.03%	0.00%	0.09%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)
	AT DECEMBER 31,
	2021	2020	2019	2018	2017
Commercial, financial and agricultural	$3,009	$3,576	$2,692	$2,295	$1,550
Real estate—construction	464	267	192	139	120
Real estate—mortgage	794	653	566	417	821
Consumer	246	239	305	521	528

Total	$4,513	$4,735	$3,755	$3,372	$3,019

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2021	2020	2019	2018	2017
Commercial, financial and agricultural	67.76%	72.38%	62.00%	66.48%	66.02%
Real estate—construction	12.57%	7.49%	14.07%	9.58%	6.39%
Real estate—mortgage	17.23%	18.03%	21.14%	20.67%	23.65%
Consumer	2.44%	2.11%	2.79%	3.27%	3.94%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 4, decreased in 2021 as a result of the increased competition and aggressive loan terms. All loan segments except commercial, financial and agricultural decreased in 2020. In 2019 as compared to 2018, all loan segments increased primarily due to the acquisition of Charter coupled with solid organic growth. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.
Non-performing
assets and the relative percentages of such assets to loan balances are presented in Table 7 –
Non-performing
Assets.
Non-performing
loans include
non-accrual
loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual
when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2021 was 0.43% compared to 0.47% in 2020. OREO decreased in 2021 and in 2020 due to sales of several parcels in both 2021 and 2020 partially offset by foreclosures in 2020. The Company also had OREO write-downs of $914 for 2021 and $230 for 2020.
Loans on
non-accrual
status amounted to $3,826 in 2021 as compared to $8,484 in 2020 and $12,026 in 2019. Interest income forgone on loans classified as non-accrual
in 2021 was $281 as compared to $395 in 2020 and $555 in 2019. Upon the classification of a loan as non-accrual,
all interest accrued on the loan prior to the time it is classified as non-accrual
is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 7 –
NON-PERFORMING
ASSETS

(in thousands, except percentages)
	As of December 31,
	2021	2020	2019	2018	2017
PRINCIPAL BALANCE
Non-accrual	$3,826	$8,484	$12,026	$9,839	$7,582
Accruing loans 90 days or more past due	154	14	274	73	807
Troubled debt restructurings	213	2,113	2,495	2,782	3,047

TOTAL NON-PERFORMING LOANS	$4,193	$10,611	$14,795	$12,694	$11,436

Income on non-accrual loans not recorded	$281	$395	$555	$429	$413
Non-performing as a percent of loans	0.73%	1.63%	2.56%	2.96%	2.81%
Non-accrual as a percent of loans	0.67%	1.30%	2.08%	2.29%	1.86%
Other real estate owned	$2,475	$3,073	$3,552	$3,440	$3,980
OREO as a percent of loans	0.43%	0.47%	0.62%	0.80%	0.98%
Allowance as a percent of non-performing loans	107.63%	44.62%	25.38%	26.56%	26.40%
Allowance as a percent of non-accrual loans	117.96%	55.81%	31.22%	34.27%	39.82%
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
The balances of impaired loans for the years 2021, 2020 and 2019 were $2,334, $7,675 and $11,135, respectively.

This table details the impaired loans by category for years ending 2021, 2020 and 2019.

	AT DECEMBER 31,
	2021	2020	2019
Commercial, financial and agricultural	$1,396	$6,659	$10,296
Real estate—construction	171	—	—
Real estate—mortgage	767	1,016	839

Total loans	$2,334	$7,675	$11,135

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
At December 31, 2021, loans totaling $47,500 were included on the Company’s watch list compared to $25,146 at December 31, 2020. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.
SECURITIES
At December 31, 2021, the Company classified all of its securities as AFS. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Company does not hold any securities classified as held to maturity or held for trading purposes.
Table 8 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2019 through 2021 and the maturity distribution at December 31, 2021, by classification.

TABLE 8 – SECURITIES

(in thousands)
	2021	2020	2019
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$4,969	$11,870	$97,400
Mortgage Backed Securities	411,729	560,033	308,310
State, County and Municipal Obligations	230,359	100,823	59,724
Other Securities	500	500	—

TOTAL SECURITIES AVAILABLE-FOR-SALE	$647,557	$673,226	$465,434

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield	Actual Balance	Average Yield

AVAILABLE-FOR-SALE
U. S. Government Agencies	$—	—	$—	—	$—	—	$4,969	1.74%
Mortgage Backed Securities (1)	—	—	—	—	21,964	1.39%	389,765	1.36%
State, County and Municipal (2)	216	1.73%	1,895	3.10%	4,228	3.44%	224,020	2.38%
Other Securities	—	—	—	—	—	—	500	—

TOTAL AVAILABLE-FOR-SALE	$216	1.73%	$1,895	3.10%	$26,192	1.72%	$619,254	1.73%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.
(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 21% and a state tax rate of 5%.
The change in the carrying value of the AFS portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2021. This change is not used in the Tier 1 capital calculation.
As detailed in Table 8, the security portfolio decreased $25,669 or (3.81%) in 2021, increased $207,792 or 44.64% in 2020 and increased $735 or 0.02% in 2019. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.
DEPOSITS
The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing
and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits increased in 2021 as a result of an interest rate promotion offered in the first quarter of 2021. Additionally, due to record savings and government stimulus that occurred due to the
COVID-19
pandemic increases in other deposit products occurred in 2021. Time deposits decreased in 2020 compared to 2019 due to low interest rates as a result of the
COVID-19
pandemic.
A three-year schedule of average deposits by type and maturities of time deposits greater than $250 is presented in Table 9 – Deposit Information.
TABLE 9 – DEPOSIT INFORMATION
(in thousands, except percentages)

	2021		2020		2019
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest-bearing	$291,248		$236,881		$192,672
Interest-bearing demand	487,894	0.27%	449,828	0.68%	381,635	0.91%
Savings	118,063	0.10%	93,886	0.12%	79,886	0.16%
Time deposits	245,886	1.13%	231,832	1.45%	274,597	1.90%

	$1,143,091	0.50%	$1,012,427	0.84%	$928,790	1.20%

MATURITY RANGES OF TIME DEPOSITS
OF $250 OR MORE

AS OF DECEMBER 31, 2021
3 months or less	$26,641
3 through 12 months	21,516
1 year to 3 years	11,072
over 3 years	9,041

$68,270

The Company, in its normal course of business, will acquire large time deposits, generally from public entities, with a variety of maturities. These funds are acquired on a bid basis and are considered to be part of the deposit base of the Company.
BORROWINGS
Aside from the core deposit base and large denomination time deposits mentioned above, the remaining funding sources utilized by the Company include short-term and long-term borrowings. Short-term borrowings consist of Federal Funds Purchased from other financial institutions on an overnight basis, short-term advances from the FHLB and securities sold under agreement to repurchase. Long-term borrowings are advances from the FHLB with an initial maturity of greater than one year and the FHN secured line of credit.

TABLE 10
-
SHORT-TERM
BORROWINGS
(in thousands)

	As of December 31,
	2021	2020	2019
Short-term borrowings
Year-end balance	$112,760	$221,272	$170,410
Weighted average rate	0.36%	0.39%	1.05%
Maximum month-end balance	$219,876	$265,177	$181,347
Year to date average balance	$135,282	$192,017	$121,951
Weighted average rate	0.30%	0.45%	1.62%
The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2021, the Company had the capacity to borrow up to $221,088 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2021 the Company had borrowed
$-0-
from the FHLB and
$-0-
in Federal Funds Purchased. At December 31, 2020, the Company had borrowed $25,000 from the FHLB and
$-0-
in Federal Funds Purchased. In 2021, the balances in Securities Sold Under Agreement to Repurchase decreased $83,512, or (42.55%) to $112,760. In 2020, these balances increased to $196,272, an increase of $25,862, or 15.18% from 2019.

(in thousands)
2021
Less than one year	$—
One year to three years	18,000
Over three years	—

Total long-term borrowings	$18,000

At the end of 2021, the Company had
$-0-
in long-term debt to the FHLB for advances. The Company did have long-term debt of $18,000 outstanding and an additional $2,000 available balance at December 31, 2021 to FHN through a secured line of credit. See Note 11 for details of the long-term debt.

NON-INTEREST
INCOME AND EXPENSE
Table 11 -
Non-Interest
Income and Expense illustrates the Company’s
non-interest
income and expense from 2019 through 2021 and percentage changes between such years.
TABLE 11
-
NON-INTEREST
INCOME & EXPENSE
(in thousands)

		% CHANGE		% CHANGE
	2021	FROM ‘20	2020	FROM ‘19	2019
NON-INTEREST INCOME
Service charges on deposit accounts	$3,499	4.39%	$3,352	-24.04%	$4,413
Other operating income	8,689	22.24%	7,108	33.23%	5,335

TOTAL NON-INTEREST INCOME	$12,188	16.52%	$10,460	7.30%	$9,748

NON-INTEREST EXPENSE
Salaries and employee benefits	$18,460	5.63%	$17,476	17.42%	$14,883
Occupancy expense, including equipment	7,135	-3.06%	7,360	40.32%	5,245
Other operating expense	9,753	13.54%	8,590	15.61%	7,430

TOTAL NON-INTEREST EXPENSE	$35,348	5.75%	$33,426	21.29%	$27,558

Non-interest
income typically consists of service charges on checking accounts, including debit card fees, and other financial services. With continued pressure on interest rates, the Company has sought to increase its non-interest
income through the expansion of fee income and the development of new services. Currently, the Company’s main sources of non-interest
income are service charges on checking accounts, interchange fees, safe deposit box rentals, mortgage loan origination income, credit life insurance premiums and title insurance service fees.
During 2021 as compared to 2020,
non-interest
income increased by $1,728, or 16.52%. An increase in other operating income mainly attributed to increases in interchange fees and net gains on sales of securities, partially offset by a decrease in mortgage loan origination income.
During 2020 as compared to 2019,
non-interest
income increased by $712, or 7.30%. An increase in other operating income mainly attributed to increases in mortgage loan origination income and net gains on sales of securities, partially offset by a decrease in overdraft income.
Non-interest
expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2021 as compared to 2020, non-interest
expense increased by $1,922, or 5.75%, to $35,348. Included in this increase was an increase in salaries and benefits in the amount of $984, or 5.63% and other expense in the amount of $1,163 or 13.54%. Write-downs on OREO of $914, an increase of $684 from 2020 of $230 makes up a majority of the increase in other expense. Occupancy expense decreased in 2021 compared to 2020 for $225, or (3.06%) to $7,135 from $7,360.

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
In 2021, the Company’s efficiency ratio was 78.24%, compared to 78.29% in 2020 and 77.88% in 2019. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest
expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest
income.
INCOME TAXES
The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $6,279 is considered realizable and no valuation allowance is considered necessary.
The Company’s effective tax rate was 16.03%, 20.18% and 18.66% % in 2021, 2020 and 2019, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 21% in 2021, 2020 and 2019, respectively, is interest on tax-exempt
securities and loans. Further tax information is disclosed in Note 13, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.
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
The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; commercial repurchase agreements; Federal Funds Purchased; and short-term and long-term borrowing from the FHLB. In both 2021 and 2020, the Company experienced an increase in deposits and repurchase agreements in excess of the increase in loans outstanding. The increase in investment securities is mainly the result of the need to invest excess funds outside of new loans. The Company relies upon non-core
sources of funding, such as commercial repurchase agreements, Federal Funds Purchased and short and long-term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long-term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.
The Company had
$-0-
and $25,000 of FHLB advances outstanding at year end of 2021 and 2020, respectively. The Company will continue to use advances if they are needed to maintain the Company’s liquidity position.
The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not currently solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are securities classified as AFS. All of the $631,835 in the investment securities portfolio is classified in the AFS category at December 31, 2021, and any securities not pledged are available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2021, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.
Table 12 - Funding Uses and Sources details the main components of cash flows for 2021 and 2020.
TABLE 12
-
FUNDING USES AND SOURCES
(in thousands)

	2021			2020
	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$628,618	$6,309	1.01%	$622,309	$61,421	10.95%
Taxable securities	496,946	(1,070)	-0.21%	498,016	109,526	28.19%
Tax-exempt securities	148,977	79,386	114.08%	69,591	(9,252)	-11.73%
Federal funds sold and other	44,451	(854)	-1.89%	45,305	(5,361)	-10.58%

TOTAL USES	$1,318,992	$83,771	6.78%	$1,235,221	$156,334	14.49%

FUNDING SOURCES
Noninterest-bearing deposits	$291,248	$54,367	22.95%	$236,881	$44,209	22.95%
Interest-bearing demand and savings deposits	605,957	62,243	11.45%	543,714	82,193	17.81%
Time deposits	245,886	14,054	6.06%	231,832	(42,765)	-15.57%
Short-term borrowings	6,075	(4,243)	-41.12%	10,318	8,835	595.75%
Commercial repo	129,207	(52,492)	-28.89%	181,699	57,355	46.13%
Long-term debt	9,692	9,692	—	—	—	—

TOTAL SOURCES	$1,288,065	$83,621	6.94%	$1,204,444	$149,827	14.21%

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
During 2021 as compared to 2020, total risk-based capital increased due to increased earnings and the strategic reduction of higher cost interest-bearing deposits.
Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2021, as noted below in Table 13—Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 13 – CAPITAL RATIOS
(in thousands, except percentage amounts)

	At December 31,
	2021	2020	2019
Tier 1 capital
Shareholders’ equity	$105,900	$119,548	$112,800
Less: Intangibles	(13,420)	(13,502)	(13,856)
Less: DTA related to NOLs	(94)	(267)	(1,000)
Add/less: Unrealized loss/(gain) on securities	11,795	(4,139)	789

TOTAL TIER 1 CAPITAL	$104,181	$101,640	$98,733

Total capital
Tier 1 capital	$104,181	$101,640	$98,733
Allowable allowance for loan losses	4,513	4,735	3,755

TOTAL CAPITAL	$108,694	$106,375	$102,488

RISK WEIGHTED ASSETS	$791,529	$809,754	$712,154

AVERAGE ASSETS (FOURTH QUARTER)	$1,335,780	$1,406,885	$1,185,397

TIER 1 LEVERAGE RATIO	7.80%	7.22%	8.33%

COMMON EQUITY TIER 1 CAPITAL RATIO	7.80%	7.22%	8.33%

TIER 1 RISK-BASED CAPITAL RATIO	13.16%	12.55%	13.86%

TOTAL RISK-BASED CAPITAL RATIO	13.73%	13.14%	14.39%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining the dividend payout ratio to approximately 75% of earnings per share. The Company does not currently have any commitments for capital expenditures that would require the Company to raise additional capital by means other than retained earnings. The Company does not plan to change this strategy unless needed to support future acquisition activity.
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

CONTRACTUAL OBLIGATIONS
Long-term debt obligations represent borrowings from the FHLB that have an original maturity in excess of one year along with the secured line of credit described in Note 11.The only other significant obligations, other than obligations under deposit contracts and short-term borrowing, were for operating leases for banking facilities. Operating leases are primarily for the lease of branches, ATM machines and other necessary equipment. The equipment leases are for various terms.

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
Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2021 ($ in thousands):

	Interest Sensitive Within
	90 days	One year
Total rate sensitive assets	$181,344	$138,005
Total rate sensitive liabilities	247,514	72,765

Net gap	$(66,170)	$65,240

The analysis shows a negative gap position over the next three-month period, which would typically indicate that the Company would benefit somewhat from a decrease in market interest rates in the very short term. However, this is due to the noninterest-bearing deposits and, therefore; rate increases would be beneficial to the Company. Management believes the Company is well positioned from an interest rate risk perspective for any rate movements, up or down.
Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 14—Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2021 and December 31, 2020.

TABLE 14 - INTEREST RATE SENSITIVITY
AS OF DECEMBER 31, 2021
(in thousands)

	2022	2023	2024	2025	2026	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$86,477	$70,633	$72,739	$84,030	$87,820	$64,897	$466,596	$453,886
Average Int Rate	4.50%	4.61%	5.01%	4.05%	3.77%	3.96%	4.30%
Floating Rate	$4,892	$6,893	$22,578	$1,737	$8,379	$60,772	$105,251	$105,251
Average Int Rate	4.31%	3.62%	3.96%	4.24%	3.90%	4.57%	4.31%
Investment securities
Fixed Rate	$217	$225	—	$1,535	$136	$644,947	$647,060	$631,835
Average Int Rate	1.73%	1.87%	—	4.66%	2.78%	2.39%	2.40%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$68,563						$68,563	$68,563
Average Int Rate	0.08%						0.08%
Interest-bearing deposits
Fixed Rate	$731,503	$37,498	$32,734	$3,057	$4,393		$809,185	$809,276
Average Int Rate	0.32%	0.78%	1.00%	0.66%	0.48%		0.37%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$112,760	$18,000					$130,760	$130,760
Average Int Rate	0.36%	3.59%					0.80%

AS OF DECEMBER 31, 2020
(in thousands)

	2021	2022	2023	2024	2025	Thereafter	Carrying Value	Fair Value
Loans
Fixed Rate	$91,241	$85,106	$88,745	$100,155	$122,545	$75,479	$563,271	$557,032
Average Int Rate	4.74%	3.48%	4.63%	5.14%	4.01%	4.00%	4.35%
Floating Rate	$12,223	$7,700	$4,469	$13,150	$2,027	$49,417	$88,986	$88,986
Average Int Rate	3.52%	4.63%	3.88%	4.57%	4.49%	4.62%	4.42%
Investment securities
Fixed Rate		$5,375	$228	$240	$2,501	$664,882	$673,226	$678,749
Average Int Rate		2.41%	1.80%	1.99%	3.89%	0.56%	2.30%
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
Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 15 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2021. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 15
-
RATE SENSITIVITY GAP AT DECEMBER 31, 2021
(in thousands, except percentage amounts)

	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 years	Total
INTEREST EARNING ASSETS
Loans	$96,302	$99,117	$344,159	$27,950	$567,528
Investment securities	16,479	38,888	145,764	447,687	648,818
Interest Bearing Due From Bank Accounts	68,563	—	—	—	68,563
Federal funds sold	—	—	—	—	—

TOTAL INTEREST BEARING ASSETS	$181,344	$138,005	$489,923	$475,637	$1,284,909

INTEREST BEARING LIABILITIES
Interest bearing demand deposits	$99,289	$—	$132,385	$165,482	$397,156
Savings and Money Market deposits	57,311	—	93,606	31,380	182,297
Time deposits	79,638	72,765	77,732	—	230,135
Short term borrowings	11,276	—	67,656	33,828	112,760
Long term borrowings	—	—	—	—	—

TOTAL INTEREST BEARING LIABILITIES	$247,514	$72,765	$371,379	$230,690	$922,348

Rate sensitive gap	$(66,170)	$65,240	$118,544	$244,947	$362,561
Rate sensitive cumulative gap	(66,170)	(930)	117,614	362,561	—
Cumulative gap as a percentage of total earning assets	-5.15%	-0.07%	9.15%	28.22%
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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to
90-day
period as of December 31, 2021. This negative gap position was mainly due to: (1) a large cash balance at the balance sheet date that has not been reinvested at the time of the balance sheet date; (2) a significant amount of non-maturity
deposits classified within that period; and (3) approximately 34.60% of certificates of deposit maturing during that period.
The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company to be in an asset sensitive position when evaluating the maturities of interest-bearing items. Thus, an increase in the interest rate environment would enhance earnings, while a decrease in interest rates would have the opposite effect on the Company’s earnings. At the current stage in the pandemic with interest rates at historical lows and inflation pressure starting to affect the economic recovery, the Company foresees interest rates will increase in the coming year. As a result, the Company is in position to benefit from interest rate hikes due to the amount of assets set to reprice during the coming year, and due to the fact interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.
The
COVID-19
pandemic has significantly affected the financial markets and has resulted in a number of actions by the Federal Reserve Bank (“FRB”). Market interest rates have declined significantly. On March 3, 2020, the ten-year
Treasury yield fell below 1.00% for the first time, and the FRB reduced the target federal funds rate by 50 basis points to a range of 1.00% to 1.25%. On March 15, 2020, the FRB further reduced the target federal funds rate by 100 basis points to a range of 0.00% to 0.25% and announced a $700 billion quantitative easing program in response to the expected economic downturn caused by the
COVID-19
pandemic. The FRB reduced the interest that it pays on excess reserves from 1.60% to 1.10% on March 3, 2020, and then to 0.10% on March 15, 2020. The movement in the short-term interest rates impact the Company’s decisions in regards to pricing the Company’s products and services. The short-term interest rates have had an impact on the Company’s earnings as we were able to reprice a majority of our interest-bearing deposits for total interest expense cost savings of $2,412 compared to 2020. The Company is focused on positioning the balance sheet to become more asset sensitive to interest rates due to the expectation of interest rate hikes in the coming year to help mitigate inflation concerns. In 2021, the Company was asset sensitive with a focus on sustaining the Company’s asset sensitive position to be able take advantage of rate hikes in the coming year. The Company’s net interest margin in 2021 was 2.60% and in 2020 was 2.72% due to the aforementioned facts.

Market Price and Dividend Information
MARKET PRICE INFORMATION
The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On February 28, 2022, the common stock’s closing price on NASDAQ was $17.95.
On February 28, 2022, shares of the Company’s common stock were held of record by approximately 481 shareholders.
DIVIDENDS
Dividends totaled $0.96 per share for 2021 and 2020.
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

STOCK PERFORMANCE GRAPH
The following graph shows a comparison of the cumulative total stockholder return on our common stock with the cumulative total returns of the NASDAQ Composite Index and the S&P 500 Regional Banks index. The S&P 500 Regional Banks index replaces the Morningstar Regional Banks Index in this analysis and going forward, as Morningstar has changed its methodology for its index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes during the last five fiscal years ended December 31, 2021. Data for the NASDAQ Composite Index and S&P 500 Regional Banks index assume reinvestment of dividends. Stockholder returns over the indicated period are based on historical data and should not be considered indicative of future stockholder returns.
Performance Graph
December 31, 2016 - December 31, 2021

	2016	2017	2018	2019	2020	2021
Citizens Holding Company	100.00	93.05	88.39	96.48	96.48	90.88
NASDAQ Market Index	100.00	129.64	125.96	172.18	249.51	304.85
S&P 500 Regional Banks	100.00	117.43	96.08	130.11	124.21	174.55

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Pam Garrett
Greg McKee	Network Services Manager
President and CEO
Pat Stokes
Phillip R. Branch	Assistant Vice President, Operations Officer
Senior Vice President, CFO
Scott Lewis
Mark Taylor	Assistant Vice President, Information Security Officer
Senior Vice President, COO, Trust Officer
Sam Mars
Ray Stone	Assistant Vice President
Senior Vice President, Chief Credit Officer
Shon Kirkland
Ledale Reynolds	Assistant Vice President, Security Officer/ Facilities Manager
Senior Vice President and CIO

Liz Owen	Charles Wilkerson
Senior Vice President, Director of	Assistant Vice President, Loan Operations Officer
Human Resources, Chief Risk Officer
Greg Jackson
Jackie Hester	Accounting Officer
Vice President, Marketing Officer
Reaghan Jenkins
Pam Lewis	Accounting Officer
Assistant Vice President, Collections Manager
Deborah Ladd
Jean T. Fulton	Item Processing Officer
Vice President, Internal Auditor
Sandra Curtis
Brad Copeland	Assistant Cashier, Teller Administrator
Vice President, Branch Manager
Temika Triplett
Mark Majure	Assistant Cashier, Electronic Services Officer
Vice President, Loan Review Officer
Grant Comans
Bob Posey	Assistance Vice President, Branch Manager
Vice President
Jamie Shotts
Mike Chandler	Vice President, Appraisal Review Officer
Vice President
Carthage Branch
Stacy Arnold
Vice President, Compliance Officer	Billy Cook
Vice President
Tabbetha Calvert
Vice President, BSA Officer	Tonya Dorman
Deposit Operations Officer
Joshua Sullivan
Vice President, Senior Credit Analyst	Sebastopol Branch

Ashley Peebles	Connie Comans
Vice President, Director of Deposit Services	Branch President

Sommer Vick	Union and Decatur Branches
Assistant Vice President, Assistant Trust Officer
Susan Brown
Mitch Peden	Deposit Operations Officer
Assistant Vice President, Information Services Manager
Kosciusko Branch

Teresa Patterson
Vice President, Branch Manager

Scooba and DeKalb Branches	Biloxi Cedar Lake and Lemoyne Branches

Reggie Moore	Travis Moore
Assistant Vice President, Branch Manager	Vice President, Regional Commercial Lender

Jan White	Tammy Warren
Branch Operations Officer	Assistant Vice President, Mortgage Loan Officer

Forest Branch	Katie Hancock
Vice President, Branch Manager
Lawanda McCaughn
Deposit Operation Officer	Mandy Dawson
Treasury Management Officer
Louisville Branch
Mortgage Loan Department
Bruce Lee
Market President – Winston County	Charlene Deweese
Assistant Vice President, Mortgage Loan Officer
Lynn Graham
Assistant Vice President, Branch Operations Officer	Oxford Branch

Starkville Branch	Marion Boyd
Vice President, Regional Commercial Lender
Rhonda Edmonson
Assistant Vice President, Branch Manager	Pascagoula Branch

Collinsville Branch	Gregory E. Cronin
Gulf Coast President
Mike Shelby
Vice President, Branch Manager	Ford Kinsey
Vice President, Senior Credit & Special Assets Officer

Meridian Eastgate and Broadmoor Branches
Paulette Roberts
Jay Hines	Vice President, Senior Operations Officer
Vice President, Regional Commercial Lender
Amber Thomas
Tammara Hopson,	Vice President, Commercial Lender
Deposit Operations Officer
Julius Bosco III
Hattiesburg Branch	Loan Compliance Officer

Chad Hill	Theresa Jenkins
Vice President, Branch Manager	Community Retail Officer

Tammy McAlpin	Ocean Springs Branch
Commercial Loan Portfolio Manager
Melissa Ceasar
Flowood Branch	Community Retail Officer

George Gammon III	Sharon Wetzel
Metro Jackson President	Vice President, Information Technology Officer

Cory Bass	Reagan Bridley
Assistant Vice President, Accounting Officer	Vice President, Commercial Lender

Ridgeland Branch	Thomas Graham
Vice President, Mortgage Loan Officer
Daniel Webb
Assistance Vice President

Katrena Thompson
Branch Operation Officer

BOARD OF DIRECTORS

Jason Voyles	Craig Dungan, MD
President & Chief Executive Officer	Physician
Spectrum Capital, LLC	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
Special Assistant Attorney General	President & Chief Executive Officer
State of Mississippi	Citizens Holding Company and The Citizens Bank

David A. King
Proprietor	David P. Webb
Philadelphia Motor Company	Attorney
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Herbert A. King
Civil Engineer
King Engineering Associates, Inc.	Jane Crosswhite
Executive Vice President
Adam Mars	Williams Brothers Inc.
Business Manager
Mars, Mars & Mars	Terrell E. Winstead
Executive Vice President
Gregory E. Cronin	Molpus Woodlands Group
Gulf Coast President
Citizens Holding Company and The Citizens Bank

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King
Chairman

Greg L. McKee
President and Chief Executive Officer

Mark Taylor
Secretary

Phillip R. Branch
Treasurer and Chief Financial Officer

Gregory E. Cronin
Gulf Coast President

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	2845 Lakeland Drive	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	l00 East Main Street
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	803 South Church Street
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.774.9231	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Meridian Broadmoor
301 West Main Street	1825 Hwy 39 North	5015 Highway 493
Carthage, MS 39051	Meridian, MS 39301	Meridian. MS 39305
601.257.4525	601.693.8367	601.581.1541

Biloxi Cedar Lakes	Hattiesburg Branch	Ridgeland Branch
1830 Popps Ferry Road	6222 Highway 98	320 Highway 51 North
Biloxi, MS 39532	Hattiesburg, MS 39402	Ridgeland, MS 39157
228.594.6913	601.264.4425	601.519.4020

Oxford Branch	Gulfport Branch	Pascagoula Branch
902 Sisk Avenue, Ste E	12008 Hwy 49	1519 Jackson Ave
Oxford, MS 38655	Gulfport, MS 39503	Pascagoula, MS 39567

BANKING LOCATIONS
- Continued
Ocean Springs Branch

Phone Teller
2702 Bienville Blvd              1.800.397.0344
Ocean Springs, MS 39564
Internet and Mobile Banking
http.//www.thecitizensbankphila.com

FINANCIAL INFORMATION
CORPORATE HEADQUARTERS
521 Main Street
P.O. Box 209
Philadelphia, MS 39350
601.656.4692
ANNUAL SHAREHOLDER MEETING
The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 26, 2022, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.
STOCK REGISTRAR AND TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
FORM
10-K
The Company’s most recent Annual Report on Form
10-K,
filed with the Securities and Exchange Commission, is available without charge to shareholders upon request to the Treasurer of the Citizens Holding Company.
FINANCIAL CONTACT
Phillip R. Branch
Treasurer and Chief Financial Officer
P.O. 209
Philadelphia, Mississippi 39350
Additional information can be obtained from the Company’s website at https://www.thecitizensbankphila.com/investor-relations/.