Form 10-K, Exhibit 13
period 2022-12-31
CITIZENS HOLDING CO /MS/
filed 2023-03-16
CIK 1075706

Exhibit 13 – 2022 Annual Report to Shareholders

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2022 and 2021 and for the

Years Ended December 31, 2022, 2021 and 2020

CONTENTS

Report of Independent Registered Public Accounting Firm (Horne LLP, Memphis, TN PCAOB ID #: 171)	1-2

Management’s Assessment of Internal Control over Financial Reporting	3 – 4

Consolidated Financial Statements

Consolidated Statements of Financial Condition	5

Consolidated Statements of Income	6

Consolidated Statements of Comprehensive (Loss) Income	7

Consolidated Statements of Changes in Shareholders’ Equity	8

Consolidated Statements of Cash Flows	9 – 10

Notes to Consolidated Financial Statements	11 – 67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Citizens Holding Company

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and Subsidiary (the "Company") as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive (loss) income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes to the consolidated financial statements (collectively, referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with PCAOB standards. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting in accordance with PCAOB standards. Accordingly, we express no such opinion.

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

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan Losses

As described in Notes 1 and 5 to the financial statements, the Company's allowance for loan losses, (“allowance”), is a valuation allowance that reflects the Company's estimation of incurred losses in its loan portfolio to the extent they are both probable and reasonable to estimate. The allowance for loan losses was $5,264,000 at December 31, 2022, which consists of two components; the allowance for loans individually evaluated for impairment and the allowance for loans collectively evaluated for impairment ("general reserves").

The Company's general reserves include reserves based on historical charge-off factors and qualitative general reserve factors. The component for qualitative general reserve factors involves an evaluation of items which are not yet reflected in the factors for historical charge-offs including changes in: lending policies and procedures, economic and business conditions, nature and volume of the portfolio, lending staff, volume and severity of delinquent loans, loan review systems, collateral values, and concentrations of credit. The evaluation of these items results in qualitative general reserve factors, which contribute significantly to the general reserve component of the estimate of the allowance for loan losses.

We identified management’s estimate of the aggregate effect of the qualitative reserve factors on the allowance for loan losses as a critical audit matter as it involved subjective auditor judgment. Management's determination of qualitative general reserve factors involved especially subjective judgment because management's estimate relies on qualitative analysis to determine the quantitative impact the items have on the allowance.

The primary procedures we performed to address this critical audit matter included:

●	Evaluation of loans excluded from the qualitative general reserve calculation for propriety of classification.

●	Evaluation of the completeness and accuracy of data inputs used as a basis for the adjustments relating to the qualitative general reserve factors.

●

Evaluation of the reasonableness of management's judgments related to the qualitative general reserve factors through a quantitative and quantitative assessment of the data used in the determination of qualitative general reserve factors and the resulting allocation to the allowance. Our evaluation considered the weight of confirming and disconfirming evidence from internal and external sources, loan portfolio performance and third-party data, and whether management’s significant assumptions were applied consistently period to period.

●

Evaluation of how management addressed estimation uncertainty in determining the qualitative general reserve factors through considering alternative assumptions or outcomes, and how management determined the final qualitative factor adjustments were reasonable.

/s/ Horne LLP

We have served as the Company's auditor since 1998.

Memphis, Tennessee

March 16, 2023

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

Citizens Holding Company

Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2022, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2022, the Company’s system of internal control over financial reporting was effective.

Greg L. McKee	Phillip R. Branch
Chief Executive Officer	Treasurer and Chief Financial Officer

March 16, 2023

CITIZENS HOLDING COMPANY
Consolidated Statements of Financial Condition
December 31, 2022 and 2021
(in thousands, except share data)

	2022	2021
ASSETS
Cash and due from banks	$26,948	$10,673
Interest bearing deposits with other banks	1,646	68,563
Cash and cash equivalents	28,594	79,236
Investment securities held-to-maturity, at amortized cost	406,590	-
Securities available for sale, at fair value	201,322	631,835
Loans held for investment ("LHFI"), net of unearned income	585,591	571,847
Less allowance for loan losses, LHFI	5,264	4,513
Net LHFI	580,327	567,334
Bank premises, furniture, fixtures and equipment, net	27,705	26,661
Other real estate owned, net	1,179	2,475
Accrued interest receivable	4,864	4,171
Cash surrender value of life insurance	25,724	25,679
Deferred tax assets, net	29,574	6,279
Identifiable intangible assets, net	13,442	13,551
Other assets	4,682	4,088

Total assets	$1,324,003	$1,361,309

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing deposits	$299,112	$302,707
Interest bearing deposits	827,290	809,185

Total deposits	1,126,402	1,111,892

Securities sold under agreement to repurchase	127,574	112,760
Borrowings on secured line of credit	18,000	18,000
Accrued interest payable	732	328
Deferred compensation payable	9,868	9,543
Other liabilities	2,402	2,886

Total liabilities	1,284,978	1,255,409

Shareholders' equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,603,570 shares issued and outstanding at December 31, 2022 and 5,595,320 shares issued and outstanding at December 31, 2021	1,122	1,120
Additional paid-in capital	18,448	18,293
Accumulated other comprehensive (loss), net of tax benefit of $29,355 in 2022 and $3,921 in 2021	(83,070)	(11,795)
Retained earnings	102,525	98,282

Total shareholders' equity	39,025	105,900

Total liabilities and shareholders' equity	$1,324,003	$1,361,309

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Income
Years Ended December 31, 2022, 2021, and 2020
(in thousands, except share and per share data)

	2022	2021	2020
Interest income
Interest and fees on loans	$27,198	$31,207	$30,941
Interest on securities
Taxable	8,075	4,440	7,837
Non-taxable	4,040	2,800	1,501
Other interest	388	62	282
Total interest income	39,701	38,509	40,561

Interest expense
Deposits	2,538	4,260	6,556
Other borrowed funds	2,254	755	871
Total interest expense	4,792	5,015	7,427
Net interest income	34,909	33,494	33,134

Provision for loan losses	124	1,409	1,485
Net interest income after provision for loan losses	34,785	32,085	31,649

Non-interest income
Service charges on deposit accounts	3,896	3,499	3,352
Other service charges and fees	4,268	4,281	3,606
Net gains on sales of securities	-	1,378	829
Other income	2,721	3,030	2,673
Total non-interest income	10,885	12,188	10,460

Non-interest expense
Salaries and employee benefits	17,649	18,460	17,476
Occupancy expense	3,195	3,193	3,105
Equipment expense	4,216	3,942	4,255
Write down on other real estate	42	914	230
Other expense	9,067	8,839	8,360
Total non-interest expense	34,169	35,348	33,426

Income before income taxes	11,501	8,925	8,683
Income tax expense	1,881	1,431	1,752
Net income	$9,620	$7,494	$6,931
Net income per share – basic	$1.72	$1.34	$1.24
Net income per share – diluted	$1.72	$1.34	$1.24
Weighted average shares outstanding
Basic	5,592,668	5,584,396	5,577,352
Diluted	5,592,668	5,584,483	5,579,916

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Comprehensive (Loss) Income
Years Ended December 31, 2022, 2021, and 2020
(in thousands)

	2022	2021	2020
Net income	$9,620	$7,494	$6,931

Other comprehensive (loss) income

Unrealized holding (losses) gains on available-for-sale securities	(96,677)	(22,608)	5,736
Income tax effect	24,121	5,641	(1,431)
Net unrealized (losses) gains	(72,556)	(16,967)	4,305

Amortization of net unrealized losses transferred during the period	1,707	-	-
Income tax effect	(426)	-	-
Net unrealized losses	1,281	-	-

Reclassification adjustment for gains included in net income	-	1,378	829
Income tax effect	-	(344)	(207)
Net gains included in net income	-	1,034	622

Total other comprehensive (loss) income	(71,275)	(15,933)	4,927

Comprehensive (loss) income	$(61,655)	$(8,439)	$11,858

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2022, 2021, and 2020
(in thousands, except share data)

				Accumulated
	Number		Additional	Other
	of Shares	Common	Paid-In	Comprehensive	Retained
	Issued	Stock	Capital	(Loss) Income	Earnings	Total
Balance, January 1, 2020	5,578,131	$1,116	$17,883	$(789)	$94,590	$112,800
Net income	-	-	-	-	6,931	6,931
Dividends paid ($0.96 per share)	-	-	-	-	(5,363)	(5,363)
Options exercised	5,189	1	85	-	-	86
Restricted stock granted	8,250	2	(2)	-	-	-
Restricted stock forfeited	(4,500)	(1)	1			-
Stock compensation expense	-	-	167	-	-	167
Other comprehensive income, net	-	-	-	4,927	-	4,927
Balance, December 31, 2020	5,587,070	1,118	18,134	4,138	96,158	119,548
Net income	-	-	-	-	7,494	7,494
Dividends paid ($0.96 per share)	-	-	-	-	(5,370)	(5,370)
Restricted stock granted	8,250	2	(2)	-	-	-
Stock compensation expense	-	-	161	-	-	161
Other comprehensive loss, net	-	-	-	(15,933)	-	(15,933)
Balance, December 31, 2021	5,595,320	1,120	18,293	(11,795)	98,282	105,900
Net income	-	-	-	-	9,620	9,620
Dividends paid ($0.96 per share)	-	-	-	-	(5,377)	(5,377)
Restricted stock granted	8,250	2	(2)	-	-	-
Stock compensation expense	-	-	157	-	-	157
Other comprehensive loss, net	-	-	-	(71,275)	-	(71,275)
Balance, December 31, 2022	5,603,570	$1,122	$18,448	$(83,070)	$102,525	$39,025

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY
Consolidated Statements of Cash Flows
Years Ended December 31, 2022, 2021, and 2020
1 of 2
(in thousands)

	2022	2021	2020
Cash flows from operating activities
Net income	$9,620	$7,494	$6,931
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,275	1,173	1,121
Amortization of premiums and accretion of discounts on investment securities, net	3,247	6,629	7,286
Stock compensation expense	157	161	167
Provision for loan losses	124	1,409	1,485
Gain on sale of securities	-	(1,378)	(829)
Gain from death benefit proceeds on BOLI	(192)	(357)	-
(Gain) loss on sale of fixed assets	(322)	13	(74)
Impairment loss on fixed assets	208	-	-
Net gain on sale of other real estate owned	(27)	(323)	(105)
Deferred income tax expense	401	566	498
Writedown on other real estate owned	42	914	230
(Increase) decrease in accrued interest receivable	(694)	1,812	(1,802)
Increase in cash surrender value life insurance	(665)	(670)	(726)
Increase (decrease) in accrued interest payable	403	(194)	(606)
Increase (decrease) in deferred compensation liability	325	(122)	212
Net change in other operating assets and liabilities	(142)	364	255

Net cash provided by operating activities	13,760	17,491	14,043

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	$39,399	$150,879	$237,705
Proceeds from calls, paydowns and maturities of securities held-to-maturity	8,371	-	-
Proceeds from sales of securities available-for-sale	-	500,685	188,324
Purchases of investment securities available-for-sale	(122,120)	(631,131)	(640,289)
Proceeds from sale of FHLB stock	-	4,447	2,913
Decrease in federal funds sold	-	-	1,600
Death benefit proceeds from bank-owned life insurance	812	1,162	-
Purchases of bank premises, furniture, fixtures and equipment	(2,642)	(2,599)	(2,019)

CITIZENS HOLDING COMPANY
Consolidated Statements of Cash Flows
Years Ended December 31, 2022, 2021, and 2020
2 of 2
(in thousands)

	2022	2021	2020
Proceeds from sales of bank premises, furniture, fixtures and equipment	546	492	124
Proceeds from sale of other real estate owned	1,331	3,257	1,899
Purchases of FHLB stock	(880)	(4,103)	(1,025)
Net change in loans	(13,166)	75,527	(77,239)

Net cash (used in) provided by investing activities	(88,349)	98,616	(288,007)

Cash flows from financing activities
Net change in deposits	$14,510	$16,703	$196,193
Net increase (decrease) in securities sold under agreement to repurchase	14,814	(83,512)	25,862
Proceeds from borrowings on secured line of credit	-	18,000	-
Proceeds from exercise of stock options	-	-	86
Dividends paid to shareholders	(5,377)	(5,370)	(5,363)
Net (decrease) increase in FHLB advances	-	(25,000)	25,000

Net cash provided by (used in) financing activities	23,947	(79,179)	241,778

Net (decrease) increase in cash and due from banks	(50,642)	36,928	(32,186)

Cash and cash equivalents, beginning of year	79,236	42,308	74,494

Cash and cash equivalents, end of year	$28,594	$79,236	$42,308

Supplemental disclosures of cash flow information
Cash paid for
Interest	$4,388	$5,209	$8,033
Income taxes	$1,490	$515	$1,539

Noncash disclosures
Real estate acquired by foreclosure	$49	$3,250	$1,546

The accompanying notes are an integral part of these financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies

(in thousands, except share and per share data)

Nature of Business

Citizens Holding Company (referred to herein as the “Holding Company”) owns and operates The Citizens Bank of Philadelphia (the “Bank”). In addition to full service commercial banking, the Bank offers title insurance services through its affiliate, Title Services LLC. During 2022, Title Services LLC ceased operations. As a state bank, the Bank is subject to regulations of the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Company. The Company is also subject to the regulations of the Federal Reserve. The area served by the Bank is east central Mississippi, along with southern and northern counties of Mississippi and their surrounding areas. Services are provided at multiple branch offices.

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

Segment Reporting

We have determined that all of our lending divisions meet the aggregation criteria of Accounting Standards Codification (“ASC”) 280, Segment Reporting, since all offer similar products and services, operate with similar processes, have similar customers and are collectively reviewed by the chief operating decision maker. No other services are material for presentation as a separate segment.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

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

Cash, Due from Banks and Interest Bearing Deposits with Other Banks

For the purpose of reporting cash flows, cash and due from banks includes cash on hand and demand deposits. Cash flows from loans originated by the Company, deposits, and federal funds purchased and sold are reported net in the statement of cash flows. The Company is required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of deposits. Effective March 26, 2021, the Federal Reserve reduced reserve requirement ratios to zero percent, eliminating the reserve requirements for all depository institutions.

Interest-bearing deposits with other banks mature within one year and are carried at cost.

Investment Securities

In accordance with the investments topic of the ASC, securities are classified as “available-for-sale (“AFS”),” “held-to-maturity (“HTM”)” or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no trading securities.

Securities Available-for-Sale

Securities that are held for indefinite periods of time or used as part of the Company’s asset/liability management strategy and that may be sold in response to interest rate changes, changes in prepayment risk, the need to increase regulatory capital and other similar factors are classified as AFS. Securities available-for-sale are reported at fair value, with unrealized gains and losses reported, net of related income tax effect, as a separate component of shareholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

The Company evaluates its investment portfolio for other-than-temporary-impairment (“OTTI”) on a quarterly basis in accordance with ASC 320, “Investments - Debt and Equity Securities.” Impairment is assessed at the individual security level. The Company considers an investment security impaired if the fair value of the security is less than its cost or amortized cost basis. Impairment is considered to be other-than-temporary if the Company intends to sell the investment security or if the Company does not expect to recover the entire amortized cost basis of the security before the Company is required to sell the security or the security’s maturity. When impairment of an equity security is considered to be other-than-temporary, the security is written down to its fair value and an impairment loss is recorded as a loss within noninterest income in the Consolidated Statements of Income. When impairment of a debt security is considered to be other-than-temporary, the security is written down to its fair value. The amount of OTTI recorded as a loss within noninterest income depends on whether an entity intends to sell the debt security and whether it is more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis. If an entity intends to, or has decided to, sell the debt security or more likely than not will be required to sell the security before recovery of its amortized cost basis, OTTI must be recognized in earnings in an amount equal to the entire difference between the security’s amortized cost basis and its fair value. If an entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis, OTTI is separated into the amount representing credit loss and the amount related to all other market factors. The amount related to credit loss is recognized in earnings and is calculated as the difference between the estimate of discounted future cash flows and the amortized cost basis of the security. A number of qualitative and quantitative factors, including but not limited to the financial condition of the underlying issuer and current and projected deferrals or defaults, are considered by management in the estimate of the discounted future cash flows. The remaining difference between the fair value and the amortized cost basis of the security is considered the amount related to other market factors and is recognized in other comprehensive income, net of applicable taxes.

Securities Held-to-Maturity

HTM securities are carried at amortized cost and represent those securities that the Company both intends and has the ability to hold to maturity.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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

The allowance for loan losses is established through a provision for loan losses charged against net income. Loans determined to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb estimated probable losses on existing loans that may become uncollectible. In order to determine an adequate level of allowance, management utilizes a model that calculates the allowance for loan loss by applying an average historical charge-off percentage by loan segment over a 20-quarter period of time with the most current quarters weighted to show the effect of the most recent chargeoff activity to the current loan balances in the corresponding loan segment. Additionally, for substandard loan relationships with balances over $100, specific reserves on an individual loan basis may be applied. The specific reserve is then added to the general reserve calculated using the model. The general reserve is calculated only on loans that have not been individually assessed for a specific reserve. This specific reserve is determined by review of the borrower’s credit history, capacity to pay, adequacy of collateral and general economic conditions related to the respective loan. This specific reserve will stay in place until such time that the borrower’s obligation is satisfied or the loan is greatly improved.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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

Leases

ASU 2016-02, “Leases (Topic 842),” became effective for the Company on January 1, 2020. The Company adopted FASB ASC Topic 842 utilizing the modified retrospective transition approach prescribed by ASU 2018-11, “Leases (Topic 842): Targeted Improvements”. The Company did not elect to adopt the package of practical expedients, which includes reassessing whether any expired or existing contracts are or contain leases, reassessing the lease classification and reassessing initial direct costs. Also, the Company did not elect to adopt the hindsight practical expedient therefore maintaining the lease terms previously determined under FASB ASC Topic 840, “Leases”. The Company made an accounting policy election to not recognize short-term leases (12 months or less) on the balance sheet. The Company accounts for the lease and nonlease components separately as such amounts are readily determinable.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Comprehensive (Loss) Income

Comprehensive (loss) income includes net earnings reported in the consolidated statements of income, changes in unrealized gain (loss) on securities available-for-sale and the amount of unrealized losses recorded upon the transfer of AFS securities to HTM securities, net of amortization, reported as a component of shareholders’ equity. Unrealized gain (loss) on AFS securities, net of related income taxes, and unrealized losses from the transfer of AFS securities to HTM securities are the primary components of accumulated other comprehensive (loss) income for the Company.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2022, 2021 and 2020 is illustrated in the following table.

	2022	2021	2020

Basic weighted average shares outstanding	5,592,668	5,584,396	5,577,352
Dilutive effect of stock options	-	87	2,564

Dilutive weighted average shares outstanding	5,592,668	5,584,483	5,579,916

Net income	$9,620	$7,494	$6,931

Net income per share-basic	$1.72	$1.34	$1.24
Net income per share-diluted	$1.72	$1.34	$1.24

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $610, $573 and $642 for the years ended December 31, 2022, 2021 and 2020, respectively.

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

Reclassifications

Certain information for 2021 has been reclassified to conform to the financial presentation for 2022. Such reclassifications had no effect on net income or shareholders’ equity.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Stock-Based Compensation

At December 31, 2022, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation - Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718.

Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no significant events occurred after December 31, 2022 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

Adoption of New Accounting Standards

There were no new accounting standards adopted by the Company during the year ended December 31, 2022.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Continued

Newly Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). ASU 2016-13 makes significant changes to the accounting for credit losses on financial instruments and disclosures about them. The new current expected credit loss (CECL) impairment model will require an estimate of expected credit losses, measured over the contractual life of an instrument, which considers reasonable and supportable forecasts of future economic conditions in addition to information about past events and current conditions. Additionally, ASU 2016-13 amends the accounting for credit losses on debt securities and purchased financial assets with credit deterioration. The amendments in ASU 2016-13 were originally effective for fiscal years beginning after December 31, 2020, and interim periods within those years for public business entities that are SEC filers. However, in October 2020, the FASB approved deferral of the effective date for ASU 2016-13 for certain companies.

The new effective date for the Company is January 1, 2023. ASU 2016-13 permits the use of estimation techniques that are practical and relevant to the Company’s circumstances, as long as they are applied consistently over time and faithfully estimate expected credit losses in accordance with the standard. The ASU lists several common credit loss methods that are acceptable such as a discounted cash flow method, loss-rate method and probability of default/loss given default (PD/LGD) method. Depending on the nature of each identified pool of financial assets with similar risk characteristics, the Company currently plans on implementing a PD/LGD method or a loss-rate method to estimate expected credit losses. The Company expects ASU 2016-13 to have a significant impact on the Company’s accounting policies, internal controls over financial reporting and footnote disclosures. The Company has chosen to utilize the loss-rate method for the majority of the loan portfolio, including commercial loans, residential real estate loans, commercial real estate loans and consumer loans. The Company will utilize the weighted average remaining maturity (“WARM”) method for the credit card and overdraft portfolios due to the nature of the loans being less complex. The Company continues to assess the impact of CECL on the financial statements but the initial impact is estimated to be between $1,000 and $1,500. This will be recorded as an adjustment to retained earnings during 2023 and the Company has elected to phase-in the impact for regulatory capital purposes over the next 3 years.

In March 2022, the Financial Accounting Standards Board (“FASB) issued Accounting Standards Update No. 2022-02, Financial Instruments (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This amendment has two main provisions, (1) eliminates the accounting guidance for TDRs by creditors in Subtopic 310-40, Receivables-Troubled Debt Restructurings by Creditors and (2) requires the Company to disclose current-period gross writeoffs by year of origination. The effective date for the Company is January 1, 2023 and the Company does not believe this update will have a material impact on the financial statements.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Investment Securities

(in thousands)

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive (loss) income at December 31, 2022 and 2021 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2022	Cost	Gains	Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$107,055	$-	$10,083	$96,972
State, County, Municipals	134,906	-	30,993	103,913
Other securities	500	-	63	437
Total	$242,461	$-	$41,139	$201,322

		Gross	Gross
	Amortized	Unrealized	Unrealized
2021	Cost	Gains	Losses	Fair Value
Securities available-for-sale
Obligations of U.S. Government agencies	$4,969	$-	$269	$4,700
Mortgage-backed securities	411,729	42	12,180	399,591
State, County, Municipals	230,359	700	4,008	227,051
Other securities	500	-	7	493
Total	$647,557	$742	$16,464	$631,835

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

The amortized cost and estimated fair value of securities HTM and the corresponding amounts of gross unrealized gains and losses at December 31, 2022 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2022	Cost	Gains	Losses	Fair Value
Securities held-to-maturity
Obligations of U.S. Government agencies	$4,002	$-	$367	$3,635
Mortgage-backed securities	309,748	-	24,654	285,094
State, County, Municipals	92,840	-	6,277	86,563
Total	$406,590	$-	$31,298	$375,292

There were no securities held-to-maturity at December 31, 2021.

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS and HTM investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2022 and 2021.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

A summary of unrealized loss information for AFS and HTM securities, categorized by security type follows:

December 31, 2022
Available-for-sale	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage backed securities	$70,652	$3,838	$26,320	$6,245	$96,972	$10,083
State, County, Municipal	45,200	9,027	58,713	21,966	103,913	30,993
Other securities	-	-	437	63	437	63

Total	$115,852	$12,865	$85,470	$28,274	$201,322	$41,139

Held-to-maturity	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S. Government agencies	$-	$-	$3,635	$367	$3,635	$367
Mortgage backed securities	17,882	1,333	267,212	23,321	285,094	24,654
State, County, Municipal	15,059	781	71,504	5,496	86,563	6,277

Total	$32,941	$2,114	$342,351	$29,184	$375,292	$31,298

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

December 31, 2021
Available-for-sale	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Obligations of U.S. Government agencies	$4,700	$269	$-	$-	$4,700	$269
Mortgage backed securities	376,644	11,535	19,986	645	396,630	12,180
State, County, Municipal	175,520	4,008	119	-	175,639	4,008
Other securities	-	-	493	7	493	7

Total	$556,864	$15,812	$20,598	$652	$577,462	$16,464

The unrealized losses shown above are due to increases in market rates over the yields available at the time of purchase of the underlying securities and not credit quality. The Company does not intend to sell any of the securities in an unrealized loss position, and it is more likely than not that the Company will not be required to sell any such security prior to the recovery of its amortized cost basis, which may be at maturity. None of the unrealized losses disclosed in the previous tables are related to credit deterioration. As such, the Company did not record any other-than-temporary impairment for the years ended December 31, 2022 or 2021.

The amortized cost and estimated fair value of securities at December 31, 2022, by contractual maturity and investment type, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$721	$657	$-	$-
Due after one year through five years	3,152	3,042	-	-
Due after five years through ten years	5,275	4,853	-	-
Due after ten years	126,258	95,798	96,842	90,198
Residential mortgage backed securities	94,226	84,481	250,615	230,771
Commercial mortgage backed securities	12,829	12,491	59,133	54,323

Total	$242,461	$201,322	$406,590	$375,292

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Continued

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2021
Due in one year or less	$216	$217	$-	$-
Due after one year through five years	1,895	1,924	-	-
Due after five years through ten years	4,226	4,287	-	-
Due after ten years	229,491	225,816	-	-
Residential mortgage backed securities	332,779	323,736	-	-
Commercial mortgage backed securities	78,950	75,855	-	-

Total	$647,557	$631,835	$-	$-

Investment securities with carrying amounts of $462,954 and $371,190 at December 31, 2022 and December 31, 2021, respectively, were pledged as collateral for public deposits and securities sold under agreement to repurchase.

Gross realized gains and losses are included in net gains on sales of securities in the Consolidated Statements of Income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2022	2021	2020
Gross realized gains	$-	$4,257	$1,656
Gross realized losses	-	2,879	827

Net realized gains	$-	$1,378	$829

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Federal Home Loan Bank Stock

(in thousands)

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $1,786 and $889 at December 31, 2022 and December 31, 2021, respectively, and is included in other assets in the Consolidated Statements of Financial Condition. The Company purchased stock in 2022 and 2021 at the par value of $100 per share.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Loans

(In Thousands, Except Number of Loans)

The composition of LHFI, net at December 31, 2022 and 2021 is as follows:

	2022	2021
Real Estate:
Land Development and Construction	$52,731	$71,898
Farmland	11,437	13,114
1-4 Family Mortgages	92,148	98,525
Commercial Real Estate	316,541	281,239
Total Real Estate Loans	472,857	464,776

Business Loans:
Commercial and Industrial Loans (1)	96,500	92,501
Farm Production and Other Farm Loans	504	621
Total Business Loans	97,004	93,122

Consumer Loans:
Credit Cards	2,738	1,963
Other Consumer Loans	12,992	11,986
Total Consumer Loans	15,730	13,949

Total Gross Loans	585,591	571,847

Unearned Income	-	-
Allowance for Loan Losses	(5,264)	(4,513)

Loans, net	$580,327	$567,334

(1)	Includes Paycheck Protection Program ("PPP") loans of $80 and $5,789 as of December 31, 2022 and December 31, 2021, respectively.

footnote

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

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

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Residential real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $104,261 and $105,251 of the loans outstanding at December 31, 2022 and 2021, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors, significant shareholders and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2022 is presented in the following table.

Balance outstanding at December 31, 2021	$3,884

Principal additions	145

Principal reductions	(3,106)

Balance outstanding at December 31, 2022	$923

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

In addition to the loans outstanding above, the Company has an outstanding letter of credit with one of the Company’s directors with availability of $2,275 at December 31, 2022 and 2021. The letter of credit was not drawn on during 2022 or 2021. The letter of credit was made on substantially the same terms as comparable transactions with other unaffiliated persons.

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

Year-end non-accrual loans, segregated by class of loans, were as follows:

	2022	2021
Real Estate:
Land Development and Construction	$-	$171
Farmland	117	118
1-4 Family Mortgages	1,720	1,891
Commercial Real Estate	846	1,249
Total Real Estate Loans	2,683	3,429

Business Loans:
Commercial and Industrial Loans	281	386
Farm Production and Other Farm Loans	-	3
Total Business Loans	281	389

Consumer Loans:
Other Consumer Loans	24	8
Total Consumer Loans	24	8

Total Non-accrual Loans	$2,988	$3,826

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $354, $281 and $383 in 2022, 2021 and 2020, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2022 is as follows:

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days	Days	Total Past	Current	Total	Days
	Past Due	Past Due	Due Loans	Loans	Loans	Past Due
Real Estate:
Land Development and Construction	$-	$4	$4	$52,727	$52,731	$4
Farmland	38	30	68	11,369	11,437	-
1-4 Family Mortgages	1,799	439	2,238	89,910	92,148	95
Commercial Real Estate	933	486	1,419	315,122	316,541	-
Total Real Estate Loans	2,770	959	3,729	469,128	472,857	99

Business Loans:
Commercial and Industrial Loans	109	277	386	96,114	96,500	-
Farm Production and Other Farm Loans	4	-	4	500	504	-
Total Business Loans	113	277	390	96,614	97,004	-

Consumer Loans:
Credit Cards	56	12	68	2,670	2,738	12
Other Consumer Loans	66	23	89	12,903	12,992	-
Total Consumer Loans	122	35	157	15,573	15,730	12

Total Loans	$3,005	$1,271	$4,276	$581,315	$585,591	$111

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

An age analysis of past due loans, segregated by class of loans, as of December 31, 2021 is as follows:

						Accruing
		Loans				Loans
	Loans	90 or more				90 or more
	30-89 Days	Days	Total Past	Current	Total	Days
	Past Due	Past Due	Due Loans	Loans	Loans	Past Due
Real Estate:
Land Development and Construction	$6	$-	$6	$71,892	$71,898	$-
Farmland	130	33	163	12,951	13,114	-
1-4 Family Mortgages	1,678	292	1,970	96,555	98,525	140
Commercial Real Estate	157	570	727	280,512	281,239	-
Total Real Estate Loans	1,971	895	2,866	461,910	464,776	140

Business Loans:
Commercial and Industrial Loans	205	376	581	91,920	92,501	-
Farm Production and Other Farm Loans	3	-	3	618	621	-
Total Business Loans	208	376	584	92,538	93,122	-

Consumer Loans:
Credit Cards	35	12	47	1,916	1,963	12
Other Consumer Loans	76	2	78	11,908	11,986	2
Total Consumer Loans	111	14	125	13,824	13,949	14

Total Loans	$2,290	$1,285	$3,575	$568,272	$571,847	$154

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

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

Impaired loans as of December 31, by class of loans, are as follows:

		Recorded	Recorded
	Unpaid	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
2022	Balance	Allowance	Allowance	Investment	Allowance	Investment
Real Estate:

Land Development and Construction	$-	$-	$-	$-	$-	$86
Farmland	30	30	-	30	-	32
1-4 Family Mortgages	190	190	-	190	-	479
Commercial Real Estate	3,023	795	2,066	2,861	116	1,996
Total Real Estate Loans	3,243	1,015	2,066	3,081	116	2,593

Business:
Commercial and Industrial	304	196	-	196	-	214
Total Business Loans	304	196	-	196	-	214

Total Loans	$3,547	$1,211	$2,066	$3,277	$116	$2,807

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

		Recorded	Recorded
	Unpaid	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
2021	Balance	Allowance	Allowance	Investment	Allowance	Investment
Real Estate:
Land Development and Construction	$171	$171	$-	$171	$-	$240
Farmland	33	33	-	33	-	72
1-4 Family Mortgages	767	767	-	767	-	892
Commercial Real Estate	1,294	1,019	112	1,131	3	3,479
Total Real Estate Loans	2,265	1,990	112	2,102	3	4,683

Business:
Commercial and Industrial	304	72	160	232	36	323
Total Business Loans	304	72	160	232	36	323

Total Loans	$2,569	$2,062	$272	$2,334	$39	$5,006

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The Company classified one new commercial real estate loan as a TDR for the year ended December 31, 2022 and no new TDRs were added in 2021 and 2020, respectively.

Changes in the Company’s troubled debt restructurings are set forth in the table below:

	Number	Recorded
	of Loans	Investment
Total at January 1, 2021	3	$2,495
Reductions due to:
Principal paydowns		(382)
Total at December 31, 2021	3	2,113
Reductions due to:
Reclassification to OREO	2	(1,788)
Principal paydowns		(112)
Total at December 31, 2022	1	213
Additions	1	2,078
Reductions due to:
Principal paydowns		(109)

Total at December 31, 2023	1	$2,182

The allocated allowance for loan losses attributable to restructured loans was $116 and -0- at December 31, 2022 and 2021, respectively.

The Company had no commitments to lend additional funds on these TDRs at December 31, 2022.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

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

Grade 5. MANAGEMENT ATTENTION - Borrower has potential weaknesses resulting from performance trends or management concerns. The financial condition of the borrower has taken a negative turn and may be temporarily strained. Cash flow is weak but cash reserves remain adequate to meet debt service. Management weakness is evident.

Grade 6. OTHER LOANS ESPECIALLY MENTIONED (“OLEM”) - Loans in this category are fundamentally sound but possess some weaknesses. OLEM loans have weaknesses, which may, if not checked or corrected, weaken the asset or inadequately protect the Bank's credit position at some future date. These loans have an identifiable weakness in credit, collateral, or repayment ability but there is no expectation of loss.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2022.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2022:

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$50,015	$2,427	$289	$-	$-	$52,731
Farmland	10,832	269	336	-	-	11,437
1-4 Family Mortgages	85,861	1,816	4,471	-	-	92,148
Commercial Real Estate	274,901	7,975	33,665	-	-	316,541
Total Real Estate Loans	421,609	12,487	38,761	-	-	472,857

Business Loans:
Commercial and Industrial Loans	91,016	4,902	577	-	5	96,500
Farm Production and Other Farm Loans	491	-	13	-	-	504
Total Business Loans	91,507	4,902	590	-	5	97,004

Consumer Loans:
Credit Cards	2,670	-	68	-	-	2,738
Other Consumer Loans	12,934	7	51	-	-	12,992
Total Consumer Loans	15,604	7	119	-	-	15,730

Total Loans	$528,720	$17,396	$39,470	$-	$5	$585,591

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Continued

The following table details the amount of gross loans by loan grade and class for the year ended December 31, 2021:

		Special
	Satisfactory	Mention	Substandard	Doubtful	Loss	Total
	1,2,3,4	5,6	7	8	9	Loans
Real Estate:
Land Development and Construction	$69,758	$1,547	$593	$-	$-	$71,898
Farmland	12,365	297	452	-	-	13,114
1-4 Family Mortgages	89,120	3,590	5,815	-	-	98,525
Commercial Real Estate	238,561	8,055	34,623	-	-	281,239
Total Real Estate Loans	409,804	13,489	41,483	-	-	464,776

Business Loans:
Commercial and Industrial Loans	85,138	1,483	5,877	-	3	92,501
Farm Production and Other Farm Loans	606	-	12	-	3	621
Total Business Loans	85,744	1,483	5,889	-	6	93,122

Consumer Loans:
Credit Cards	1,916	-	47	-	-	1,963
Other Consumer Loans	11,903	20	58	3	2	11,986
Total Consumer Loans	13,819	20	105	3	2	13,949

Total Loans	$509,367	$14,992	$47,477	$3	$8	$571,847

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Allowance for Loan Losses

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

The following table details activity in the allowance for loan losses by portfolio segment for the years ended December 31:

	Real	Business
2022	Estate	Loans	Consumer	Total
Beginning Balance	$3,622	$645	$246	$4,513
Provision for loan losses	279	96	(251)	124
Chargeoffs	8	61	110	179
Recoveries	261	33	512	806
Net chargeoffs	(253)	28	(402)	(627)
Ending Balance	$4,154	$713	$397	$5,264

Period end allowance allocated to:
Loans individually evaluated for impairment	$116	$-	$-	$116
Loans collectively evaluated for impairment	4,038	713	397	5,148
Ending Balance	$4,154	$713	$397	$5,264

	Real	Business
2021	Estate	Loans	Consumer	Total
Beginning Balance	$3,885	$611	$239	$4,735
Provision for loan losses	231	199	979	1,409
Chargeoffs	628	183	1,327	2,138
Recoveries	134	18	355	507
Net chargeoffs	494	165	972	1,631
Ending Balance	$3,622	$645	$246	$4,513

Period end allowance allocated to:
Loans individually evaluated for impairment	$3	$36	$-	$39
Loans collectively evaluated for impairment	3,619	609	246	4,474
Ending Balance	$3,622	$645	$246	$4,513

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

	Real	Business
2020	Estate	Loans	Consumer	Total
Beginning Balance	$3,075	$371	$309	$2,334
Provision for loan losses	1,072	422	(9)	1,485
Chargeoffs	384	229	104	717
Recoveries	122	47	43	212
Net chargeoffs	262	182	61	505
Ending Balance	$3,885	$611	$239	$4,735

Period end allowance allocated to:
Loans individually evaluated for impairment	$782	$125	$-	$907
Loans collectively evaluated for impairment	3,103	486	239	3,828
Ending Balance	$3,885	$611	$239	$4,735

The Company’s recorded investment in loans as of December 31, 2022 and 2021 related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Company’s impairment methodology was as follows:

	Real	Business
2022	Estate	Loans	Consumer	Total
Loans individually evaluated for impairment	$3,081	$196	$-	$3,277
Loans collectively evaluated for impairment	469,776	96,808	15,730	582,314
	$472,857	$97,004	$15,730	$585,591

	Real	Business
2021	Estate	Loans	Consumer	Total
Loans individually evaluated for impairment	$2,102	$232	$-	$2,334
Loans collectively evaluated for impairment	462,674	92,890	13,949	569,513
	$464,776	$93,122	$13,949	$571,847

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Continued

Net chargeoffs (recoveries), segregated by class of loans, were as follows:

	2022	2021	2020
Real Estate:
Land Development and Construction	$(14)	$27	$(6)
Farmland	(1)	(1)	-
1-4 Family Mortgages	(71)	(76)	243
Commercial Real Estate	(167)	544	25
Total Real Estate Loans	(253)	494	262

Business Loans:
Commercial and Industrial Loans	31	165	182
Farm Production and Other Farm Loans	(3)	-	-
Total Business Loans	28	165	182

Consumer Loans:
Credit Cards	46	19	39
Other Consumer Loans	(448)	953	22
Total Consumer Loans	(402)	972	61

Total net (recoveries) chargeoffs	$(627)	$1,631	$505

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Bank Premises, Furniture, Fixtures and Equipment

(in thousands)

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2022 and December 31, 2021:

	2022	2021
Land and buildings	$35,120	$35,108
Furniture, fixtures and equipment	8,522	6,911
	43,642	42,019
Less accumulated depreciation	15,937	15,358

Total	$27,705	$26,661

Depreciation expense for the years ended December 31, 2022, 2021 and 2020, respectively, was $1,166, $1,064, and $1,012.

The Company leases certain premises and equipment under operating leases. At December 31, 2022, the Company had lease liabilities and right-of-use (“ROU”) assets totaling $316 related to these leases. Lease liabilities and ROU assets are reflected in other liabilities and other assets, respectively. For the year ended December 31, 2022, the weighted average remaining lease term for operating leases was 2.5 years and the weighted average discount rate used in the measurement of operating lease liabilities was 1.86%.

Lease costs were as follows:

	December 31, 2022	December 31, 2021
(in thousands)
Operating lease cost	$144	$364
Short-term lease cost	-	23
Variable lease cost	-	-
	$144	$387

There were no sale and leaseback transactions, leverage leases or lease transactions with related parties during the year ended December 31, 2022 and 2021.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Continued

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is as follows:

December 31, 2022

Lease payments due:
Within one year	$62
After one year but within two years	64
After two years but within three years	65
After three year but within four years	66
After four years but within five years	67
After five years	6
Total undiscounted cash flows	330
Discount on cash flows	(14)
Total lease liability	$316

Note 7. Goodwill and Other Intangible Assets

(in thousands)

Changes in the carrying amount of goodwill during the years ended December 31, 2022 were as follows:

Total
Balance at December 31, 2020	$13,030
Addition to goodwill from acquisition	-
Balance at December 31, 2021	13,030
Addition to goodwill from acquisition	-
Balance at December 31, 2022	$13,030

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7. Continued

There were no changes to goodwill during the year ended December 31, 2022. The Company performed a goodwill impairment test for 2022 and concluded that no impairment charge was required.

The following table provides a summary of finite-lived intangible assets as of the dates presented:

	2022	2021
Core deposit intangible	$521	$630
Accumulated amortization	(109)	(109)
Total finite-lived intangible assets	$412	$521

Core deposit intangible amortization expense for the years ended December 31, 2022, 2021 and 2020 was $109, $109 and $27, respectively. The estimated amortization expense of finite-lived intangible assets for the five succeeding fiscal years is summarized as follows:

Year Ending
December 31,	Amount
2023	109
2024	109
2025	109
2026	85
$412

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Deposits

(in thousands)

The composition of deposits as of December 31, 2022 and December 31, 2021 is as follows:

	2022	2021
Non-interest bearing	$299,112	$302,707
NOW and money market accounts	515,337	451,809
Savings deposits	133,030	127,217
Time deposits, $250,000 or more	44,370	68,270
Other time deposits	134,553	161,889
Total	$1,126,402	$1,111,892

The scheduled maturities of time deposits at December 31, 2022 are as follows:

Year Ending
December 31,	Amount
2023	$108,238
2024	52,258
2025	12,101
2026	3,340
2027	2,986
$178,923

Note 9. Short-Term Borrowings

(in thousands)

Short-term borrowings as of December 31 are summarized as follows:

	2022	2021
Securities sold under agreements to repurchase	$127,574	$112,760
Federal funds purchased	-	-
Federal Home Loan Bank short-term advances	-	-
Total short-term borrowings	$127,574	$112,760

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Continued

Federal funds purchased are short term borrowings, generally overnight borrowings, between financial institutions that are generally used to maintain reserve requirements at the Federal Reserve Bank or elsewhere.

FHLB short-term advances are borrowings with original maturities of less than one year. Interest is payable monthly. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock and qualifying first mortgages and other loans. As of December 31, 2022 and 2021, the balance in qualifying first mortgages and other loans was $160,488 and $221,088 respectively.

The average balances and cost of funds of short-term borrowings for the years ending December 31 are summarized as follows:

	Average Balances		Cost of Funds
	2022	2021	2022	2021
Securities sold under agreements to repurchase	$113,893	$129,207	1.06%	0.30%
Federal funds purchased	779	19	2.70%	0.72%
Federal Home Loan Bank short-term advances	7,111	6,056	1.50%	0.14%
Total short-term borrowings	$121,783	$135,282	1.10%	0.30%

Note 10. Long-Term Debt

(in thousands)

Long-term debt as of December 31, 2022 and 2021 is summarized as follows:

	2022	2021
Secured line of credit	$18,000	$18,000
Total long-term debt	$18,000	$18,000

Secured line of credit

On June 9, 2021, the Company obtained a secured revolving line of credit (“Line”) in the amount of $20,000 with First Horizon Bank. The proceeds of the Line were used to enhance the Bank’s capital structure. The Line bears interest at a floating interest rate linked to WSJ Prime Rate with an initial interest rate of 3.25%, which is payable quarterly on the first day of each calendar quarter, commencing on July 1, 2022, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due. The Line also bears an unused line fee at a rate equal to 0.25%, applied to the unused balance of the Line. The Line is fully secured by the common stock of the Bank. The Line matures on June 9, 2023, at which time all unpaid interest and principal is due and payable. The Company had availability of $2,000 of unused funds of the secured line of credit at December 31, 2022.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Continued

The aggregate stated maturities of long-term debt outstanding at December 31, 2022, are summarized as follows:

Year Ending
December 31,	Amount
2023	$18,000
Thereafter	-
$18,000

Note 11. Other Income and Other Expense

(in thousands)

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2022	2021	2020

BOLI Insurance	$444	$517	$506
Mortgage Loan Origination Income	652	1,305	1,310
Other Income	1,625	1,208	857

Total Other Income	$2,721	$3,030	$2,673

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Continued

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Expense	2022	2021	2020

Advertising	$610	$573	$642
Office supplies	1,016	1,007	1,171
Professional fees	1,144	1,039	1,027
FDIC and state assessment	830	879	669
Technology expense	441	520	578
Postage and freight	588	618	548
Loan collection expense	28	89	236
Other losses	442	295	291
Debit card/ATM expense	799	733	612
Other expenses	3,169	3,086	2,586

Total Other Expense	$9,067	$8,839	$8,360

Note 12. Income Taxes

(in thousands)

Income tax expense consists of the following:

	2022	2021	2020
Current payable
Federal	$993	$525	$872
State	487	340	382
	1,480	865	1,254

Deferred tax expense	401	566	498

Income tax expense	$1,881	$1,431	$1,752

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Continued

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2022	2021	2020
Federal taxes based on statutory rate	$2,415	$1,874	$1,823
State income taxes, net of federal benefit	384	336	326
Tax-exempt investment interest	(836)	(593)	(280)
Income related to bank-owned life insurance	(159)	(218)	(126)
Other, net	77	32	9

Income tax expense	$1,881	$1,431	$1,752

At December 31, 2022 and December 31, 2021, net deferred tax assets consist of the following:

	2022	2021
Deferred tax assets
Allowance for loan losses	$1,313	$1,293
Deferred compensation liability	2,491	2,429
Net operating loss carryforward	-	94
Other real estate owned	261	469
Acquisition fair value adjustments	-	23
Unrealized loss on securities available-for-sale	27,617	3,921
Other	51	-
Total	31,733	8,229

Deferred tax liabilities
Premises and equipment	1,908	1,686
Core deposit intangible	102	130
Other	147	134
Total	2,159	1,950
Net deferred tax asset	$29,574	$6,279

The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Continued

As of December 31, 2022, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2022, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2019 through 2021. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2019 through 2021.

The Company acquired federal net operating losses as part of its Charter acquisition, with varying expiration periods. The federal net operating losses (“NOLs”) acquired were $2,302. The Company used $447 and $671 of the NOL during 2022 and 2021, respectively.

Note 13. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2022 and December 31, 2021, and for the years ended December 31, 2022, 2021 and 2020, is as follows:

Balance Sheets

December 31, 2022 and 2021

	2022	2021
Assets
Cash (1)	$526	$427
Investment in bank subsidiary (1)	56,373	123,140
Other assets (1)	444	333
Total assets	$57,343	$123,900

Liabilities
Secured line of credit	$18,000	$18,000
Accrued interest payable	318	-
Total liabilities	$18,318	$18,000

Shareholders’ equity	39,025	105,900
Total liabilities and shareholders’ equity	$57,343	$123,900

(1)	Fully or partially eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Continued

Income Statements

Years Ended December 31, 2022, 2021 and 2020

	2022	2021	2020
Interest income(1)	$-	$1	$2

Other income
Dividends from bank subsidiary(1)	6,128	4,104	6,099
Equity in undistributed earnings of bank subsidiary(1)	4,546	3,995	1,260
Other income	21	-	-
Total other income	10,695	8,099	7,359
Other expense	1,417	820	526
Income before income taxes	9,278	7,280	6,835
Income tax benefit	(342)	(214)	(96)
Net income	$9,620	$7,494	$6,931

(1)	Eliminates in consolidation.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Continued

Statements of Cash Flows

Years Ended December 31, 2022, 2021 and 2020

	2022	2021	2020
Cash flows from operating activities
Net income	$9,620	$7,494	$6,931
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of the Bank	(4,546)	(3,995)	(1,260)
Stock compensation expense	157	161	167
Increase in other assets	(94)	(60)	(100)
Increase in other liabilities	318	-	-
Net cash provided by operating activities	5,455	3,600	5,738

Cash flows from investing activities
Decrease (increase) in ownership in subsidiary	$38	$(18,000)	$-
Increase in other real estate owned	(38)	-	-
Proceeds from sale of other real estate owned	21	-	-
Net cash provided by (used in) investing activities	21	(18,000)	-

Cash flows from financing activities
Dividends paid to shareholders	$(5,377)	$(5,370)	$(5,363)
Proceeds from borrowings on secured line of credit	-	18,000	-
Proceeds from stock options	-	-	86
Net cash (used in) provided by financing activities	(5,377)	12,630	(5,277)
Net increase (decrease) in cash	99	(1,770)	461
Cash, beginning of year	427	2,197	1,736
Cash, end of year	$526	$427	$2,197

The Bank is required to obtain approval from state regulators before paying dividends.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Related Party Transactions

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

Deposits from related parties at December 31, 2022 and December 31, 2021 approximated $157,642 and $133,441, respectively.

The Company and its subsidiary have business dealings with companies owned by directors and beneficial shareholders of the Company. One director is a partner of the law firm that provides general counsel to the Company. Legal and other fees paid to this law firm for the years ended December 31, 2022, 2021, and 2020 were $49, $128, and $79, respectively. Additionally, one director is associated with a business which provides insurance to the Company in which the amounts paid for this service in 2022, 2021, and 2020 were $273, $280, and $229, respectively.

Note 15. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

(in thousands)

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2022 and December 31, 2021, commitments related to unused lines of credit were $75,602 and $112,292, respectively, and standby letters of credit were $5,438 and $4,432, respectively. The fair value of such commitments is not materially different than stated values.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Continued

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

Legal Proceedings

We are a party to various legal proceedings such as claims and lawsuits arising in the course of our normal business activities. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2022 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on our business, results of operations or financial condition.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Benefit Plans

(in thousands)

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2022, 2021 and 2020, the Company’s contributions were $696, $720 and $712, respectively.

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $162, $146 and $142 for the plan years ended December 31, 2022, 2021 and 2020, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $725, $788 and $607 for the plan years ended December 31, 2022, 2021 and 2020, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Regulatory Matters

(in thousands)

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company.

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2022, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

The Dodd-Frank Act requires the FRB, the Office of the Comptroller of the Currency (“OCC”) and the FDIC to adopt regulations imposing a continuing “floor” on the risk based capital requirements. In December 2010, the Basel Committee released a final framework for a strengthened set of capital requirements, known as "Basel III". In July 2013, each of the U.S. federal banking agencies adopted final rules relevant to us: (1) the Basel III regulatory capital reforms; and (2) the "standardized approach of Basel II for non-core banks and bank holding companies, such as the Bank and the Company. The capital framework under Basel III will replace the existing regulatory capital rules for all banks, savings associations and U.S. bank holding companies with greater than $500 million in total assets, and all savings and loan holding companies.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

Beginning January 1, 2015, the Bank began to comply with the Basel III rules, which became effective on January 1, 2020. Among other things, the Basel III rules impact regulatory capital ratios of banking organizations in the following manner:

●	Create a new requirement to maintain a ratio of common equity Tier 1 capital to total risk-weighted assets of not less than 4.5%;
●	Increase the minimum leverage ratio to 4% for all banking organizations (currently 3% for certain banking organizations);
●	Increase the minimum Tier 1 risk-based capital ratio from 4% to 6%; and
●	Maintain the minimum total risk-based capital ratio at 8%.

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17. Continued

As of December 31, 2022 and 2021, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2022
Citizens Holding Company
Tier 1 leverage ratio	$108,756	7.96%	$68,352	5.00%	$54,682	4.00%
Common Equity tier 1 capital ratio	108,756	13.19%	88,858	6.50%	61,517	4.50%
Tier 1 risk-based capital ratio	108,756	13.19%	65,951	8.00%	49,463	6.00%
Total risk-based capital ratio	114,020	13.83%	82,438	10.00%	65,951	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$126,105	9.23%	$68,333	5.00%	$54,667	4.00%
Common Equity tier 1 capital ratio	126,105	15.34%	88,833	6.50%	61,500	4.50%
Tier 1 risk-based capital ratio	126,105	15.34%	65,759	8.00%	49,320	6.00%
Total risk-based capital ratio	131,370	15.98%	82,199	10.00%	65,759	8.00%

December 31, 2021
Citizens Holding Company
Tier 1 leverage ratio	$104,181	7.80%	$66,789	5.00%	$53,431	4.00%
Common Equity tier 1 capital ratio	104,181	13.16%	86,826	6.50%	60,110	4.50%
Tier 1 risk-based capital ratio	104,181	13.16%	63,322	8.00%	47,492	6.00%
Total risk-based capital ratio	108,694	13.73%	79,153	10.00%	63,322	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$121,421	9.09%	$66,776	5.00%	$53,421	4.00%
Common Equity tier 1 capital ratio	121,421	15.34%	86,808	6.50%	60,098	4.50%
Tier 1 risk-based capital ratio	121,421	15.34%	63,314	8.00%	47,486	6.00%
Total risk-based capital ratio	125,934	15.91%	79,143	10.00%	63,314	8.00%

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Fair Values of Financial Instruments

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2022:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Mortgage-backed securities	$-	$96,972	$-	$96,972
State, County, Municipals	-	103,913	-	103,913
Other securities	-	437	-	437
	$-	$201,322	$-	$201,322

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2021:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Obligations of U.S. Government agencies	$-	$4,700	$-	$4,700
Mortgage-backed securities	-	399,591	-	399,591
State, County, Municipals	-	227,051	-	227,051
Other securities	-	493	-	493
	$-	$631,835	$-	$631,835

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

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

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2022 and 2021 and were still held at those respective dates:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2022
Impaired loans	$-	$-	$2,074	$2,074

	$-	$-	$2,074	$2,074

December 31, 2021
Impaired loans	$-	$-	$109	$109
Other real estate owned	-	-	1,121	1,121

	$-	$-	$1,230	$1,230

Impaired loans with a carrying value of $2,190 and $112 had an allocated allowance for loan losses of $116 and $3 at December 31, 2022 and December 31, 2021, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustments to OREO in the amount of $-0- and $836 was necessary and recorded during the year ended December 31, 2022 and December 31, 2021, respectively.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2022 and December 31, 2021:

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant	Total
	Carrying	Identical	Observable	Unobservable	Fair
	Value	Assets	Inputs	Inputs	Value
2022		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$26,948	$26,948	$-	$-	$26,948
Interest bearing deposits with banks	1,646	1,646	-	-	1,646
Securities held-to-maturity	406,590	-	375,292	-	375,292
Securities available-for-sale	201,322	-	201,322	-	201,322
Net loans	580,327	-	-	541,173	541,173
Financial liabilities
Deposits	1,126,402	947,479	178,902	-	1,126,381
Securities Sold under Agreement to Repurchase	127,574	127,574	-	-	127,574
Borrowings on secured line of credit	18,000	18,000	-	-	18,000

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant	Total
	Carrying	Identical	Observable	Unobservable	Fair
	Value	Assets	Inputs	Inputs	Value
2021		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$10,673	$10,673	$-	$-	$10,673
Interest bearing deposits with banks	68,563	68,563	-	-	68,563
Securities held-to-maturity	-	-	-	-	-
Securities available-for-sale	631,835	-	631,835	-	631,835
Net loans	567,334	-	-	554,351	554,351
Financial liabilities
Deposits	1,111,892	881,733	230,590	-	1,112,323
Securities Sold under Agreement to Repurchase	112,760	112,760	-	-	112,760
Borrowings on secured line of credit	18,000	18,000	-	-	18,000

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Stock Based Compensation

(in thousands, except share data)

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2022. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2022 or 2021, therefore no calculations were required in 2022 or 2021 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.

During 2022, the Company’s directors received restricted stock grants totaling 8,250 shares of common stock at a then market value of $19.05 per share and in 2021 received 8,250 shares of common stock at a then market value of $18.96 per share. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2022 was $157 and will be recognized ratably over the one-year vesting period. The grant date fair value of the shares granted in 2021 was $156 and was recognized ratably over the one-year vesting period.

During 2022 and 2021, the Company recorded expense of $157 and $161 related to all of the restricted shares.

At December 31, 2022, there were 8,250 shares non-vested with $52 in unrecognized stock-based compensation expense related to the 2013 Plan.

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2022, 2021 and 2020:

	Directors’ Plan
		Weighted
	Number	Average
	of	Exercise
	Shares	Price
Outstanding at January 1, 2020	40,500	$21.49
Granted	-	-
Exercised	(7,500)	19.26
Expired	(13,500)	25.72

Outstanding at December 31, 2020	19,500	$19.42
Granted	-	-
Exercised	-	-
Expired	(10,500)	20.02

Outstanding at December 31, 2021	9,000	$18.76
Granted	-	-
Exercised	-	-
Expired	(9,000)	18.76

Outstanding at December 31, 2022	-	$-

Options exercisable at:
December 31, 2022	-	$-

CITIZENS HOLDING COMPANY

Years Ended December 31, 2022, 2021 and 2020

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19. Continued

The intrinsic value of options outstanding under the Directors’ Plan at December 31, 2022 was $-0-. Additionally, the total intrinsic value of options exercised during 2022 and 2021 was $-0- and $-0-, respectively.

There were no options granted during 2022 or 2021 under the 2013 Plan.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2022, 2021 and 2020

(in thousands)

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2022, 2021 and 2020. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Net income for the year ended December 31, 2022 was $9,620, an increase of $2,126, or 28.37% compared to $7,494 at December 31, 2021. Net income increased year-over-year primarily due to the aggressive interest rate increases by the Federal Reserve Bank during 2022. Management was able to increase net interest margin (“NIM”) by 20 bps year-over-year.

The Company continued to maintain and expand customer relationships as reflected by the deposit growth of $14,510 or 1.30% to $1,126,402 at December 31, 2022 compared to $1,111,892 at December 31, 2021. The deposit increase was primarily driven by Negotiable Order of Withdrawal (“NOW”) accounts which grew $72,278, or 18.20%, when compared to December 31, 2021. Along with increasing deposits for the year, management was able to maintain a low cost of funds even as rates rose significantly, with 50 bps at December 31, 2021 compared to 49 bps at December 31, 2022. Year-over-year interest expense decreased by $224, or (4.50%) as a result of management’s repricing and reduction of higher cost interest-bearing deposits.

The actions taken to mitigate the economic impact of the COVID-19 pandemic during 2020 and 2021, including but not limited to the Paycheck Protection Program, the Federal Reserve Bank (“FRB”) slashing rates to 0 bps immediately, multiple rounds of economic stimulus in the trillions of dollars all while limiting the amount of economic output that could occur caught up with the economy in 2022 causing record levels of inflation across the globe. This created a situation in which both the FRB and the legislature had to act quickly to reverse course by cutting off the stimulus and hiking interest rates at historic levels. Throughout 2022, the FRB hiked the federal funds rate by 425 bps in addition to methodically shrinking its balance sheet in an effort to slow the economy and ultimately inflation. While the Company’s balance sheet was well positioned for rising rates and did ultimately benefit, the amount of uncertainty that was created throughout the year has and will continue to slow economic activity in the markets we serve. The housing market came to a halt in the fourth quarter of 2022 and there was minimal commercial activity as well. While we were ultimately able to grow loans year over year, this was primarily from construction projects that were started in 2020 and 2021. As the Company heads into 2023, there is still uncertainty around the economic outlook and the activity may be somewhat sparse in the Company’s operating markets due to the current interest rates.

Additionally, at the end of 2022 and heading into 2023, deposit competition has increased dramatically, driving up the cost of funding. The Company could see decreased margins in 2023 as a result of these increased costs coupled with lower loan demand and lower bond yields. 2023 could be a challenging year but the Company is well positioned should economic activity pick back up.

The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The Bank’s leverage capital ratio increased from 9.09% at December 31, 2021 to 9.23% at December 31, 2022. The Tier 1 capital ratio for the Company and Bank was 13.34% and 15.34%, respectively, at December 31, 2022. The Company’s capital position reflects the consistent profitability of its diversified financial services businesses.

The Company’s return on average assets (“ROA”) was 0.72% in 2022, compared to 0.53% in 2021 and 0.52% in 2020. The Company’s return on average equity (“ROE”) was 15.30% in 2022, 6.74% in 2021 and 5.89% in 2020. During the 2020 to 2022 period, the Company’s leverage capital ratios (the ratio of equity to average total assets) increased from 7.22% in 2020 to 7.80% in 2021 to 7.96% in 2022. The ROE in 2022, 2021 and 2020 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s net income in those years and also affected by the increase or decrease in total assets during these time periods. The Company set the annual dividend payout rate to approximately 55.81% of 2022 earnings per share, as compared to 71.64% in 2021 and 77.42% in 2020.

Management has continued its practice of maintaining excess funding capacity to provide the Company with adequate liquidity for its ongoing operations. In this regard, the Company benefits from its strong deposit base, its liquid investment portfolio, and its access to funding from a variety of external funding sources such as federal funds lines and FHLB advances. Liquidity is discussed in more detail under the heading, Liquidity and Rate Sensitivity. The Company’s only commitment at December 31, 2022 that would require a material expenditure of capital resources is the outstanding $18,000 FHN secured line of credit balance.

The Company is not aware of any developments that would have a material impact on its revenues or net income outside of the recessionary risks inherent entering 2023. Interest rates are currently projected to remain relatively flat over the next year to help mitigate inflation that has affected the economy due to the amount of money supply injected into the economy as a result of the COIVD-19 pandemic. The Company works to be proactive in monitoring the recessionary risks and impacts to its employees, customers and communities. Although the ultimate outcome cannot be accurately predicted at this point, the Company believes that it is well-capitalized and has the financial stability to continue to serve its customers and communities.

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

Allowance for Loan Losses

The accounting policy most important to the presentation of the Company’s financial statements relates to the allowance for loan loss and the related provision for loan losses. The allowance for loan losses is available to absorb probable credit losses inherent in the entire loan portfolio. The appropriate level of the allowance is based on a monthly analysis of the loan portfolio and represents an amount that management deems adequate to provide for inherent losses, including collective impairment as recognized under ASC Subtopic 450-20, Loss Contingencies. The collective impairment is calculated based on loans grouped by similar risk characteristics. Another component of the allowance is losses on loans assessed as impaired under ASC Subtopic 310-10, Loan Impairments. The balance of these loans determined to be impaired under ASC Subtopic 310-10 and their related allowance is included in management's estimation and analysis of the allowance for loan losses. For a discussion of other considerations in establishing the allowance for loan losses and the Company’s and the Bank’s loan policies and procedures for addressing credit risk, please refer to the disclosures in this Item under the heading “Provision for Loan Losses and Asset Quality.”

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

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report, including, but not limited to, statements found in Item 1, “Business,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Citizens Holding Company (the “Company”) notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Company’s wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), include, but are not limited to, the following:

●	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;
●	adverse changes in asset quality and loan demand, and the potential insufficiency of the allowance for loan losses and our ability to foreclose on delinquent mortgages;
●

the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates including, but not limited to, the negative impacts and disruptions resulting from the COVID-19 pandemic;

●	natural disasters, civil unrest, epidemics (including any re-emergence of the COVID-19 pandemic) and other catastrophic events in the Company’s geographic area;
●	the impact of increasing inflation rates on the general economic, market or business conditions;
●

extensive regulation, changes in the legislative and regulatory environment that negatively impact the Company and the Bank through increased operating expenses and the potential for regulatory enforcement actions, claims, or litigation;

●	increased competition from other financial institutions and the risk of failure to achieve our business strategies;
●

events affecting our business operations, including the effectiveness of our risk management framework, the accuracy of our estimates, our reliance on third party vendors, the risk of security breaches and potential fraud, and the impact of technological advances;

●	climate change and societal responses to climate change could adversely affect the Company’s business and results of operations, including indirectly through impact to its customers;
●	our ability to maintain sufficient capital and to raise additional capital when needed;
●	our ability to maintain adequate liquidity to conduct business and meet our obligations;
●

events affecting our ability to compete effectively and achieve our strategies, such as the risk of failure to achieve the revenue increases expected to result from our acquisitions, branch additions and in new product and service offerings, our ability to control expenses and our ability to attract and retain skilled people;

●	events that adversely affect our reputation, and the resulting potential adverse impact on our business operations;
●	increased cybersecurity risk, including network breaches, business disruptions or financial losses;
●

risks arising from owning our common stock, such as the volatility and trading volume, our ability to pay dividends, the regulatory limitations on stock ownership, and provisions in our governing documents that may make it more difficult for another party to obtain control of us; and

●	other risks detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

NET INCOME

Net income for 2022 increased by 28.37% to $9,620 or $1.72 per share-basic and -diluted, from $7,494 or $1.34 per share-basic and -diluted for 2021. The provision for loan losses for 2022 was $124 as compared to $1,409 in 2021. The decrease in the provision is mainly attributed to the fact that the Company was in a large net recovery position for the year ended December 31, 2022 partially offset with increases in qualitative factors due to the FRB’s restrictive monetary policy coupled with recessionary risks for the near future. Noninterest income decreased by $1,304, or (10.70%), and non-interest expense decreased by $1,180 or (3.34%), in 2022. Non-interest income for 2022 decreased primarily as a result of a decrease in the net gains on sales of securities partially offset by increased interchange fees and overdraft fees. Noninterest expense decreased mainly due to a decrease in salaries and benefits and write-downs of OREO partially offset by the continued investment in customer facing and internal technology.

Net income for 2021 increased by 8.12% to $7,494 or $1.34 per share-basic and -diluted, from $6,931 or $1.24 per share-basic and -diluted for 2020. The provision for loan losses for 2021 was $1,409 as compared to $1,485 in 2020. The decrease in the provision is mainly attributed to negative loan growth offset due to the reclassification of the purchased loans to LHFI and specific provisioning required for one impaired relationship coupled with increases in qualitative factors due to the continued effects of the pandemic. Noninterest income increased by $1,728, or 16.52%, and non-interest expense increased by $1,922 or 5.75%, in 2021.  Non-interest income for 2021 increased primarily as a result of increased interchange fees coupled with gains on the sale of OREO and investment securities. Noninterest expense increased mainly due to an increase in salaries and benefits, regulatory related expenses, the write-down of OREO, and the continued investment in customer facing and internal technology.

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

Net interest income on a tax equivalent basis was $36,049, $34,340 and $33,699 for the years 2022, 2021 and 2020, respectively. Net interest margin was 2.80%, 2.60% and 2.72% for the same periods. In 2022 as compared to 2021, interest-bearing assets decreased by $81,283, or (6.38%) and interest-bearing liabilities increased by $29,324, or 2.39%. For the year ended December 31, 2022, the average yield on earnings assets was 3.17%, an increase of 19 basis points compared to the average yield at December 31, 2021. The average rate paid on interest-bearing liabilities was 0.49%, a decrease of 1 basis point compared to the average rate at December 31, 2021.

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

During this three-year period, loans outstanding increased in 2020 and 2022. In 2021 loans decreased significantly due to increased competition and stagnant loan demand due to the continued effects of the pandemic. Loans generally provide the Company with yields that are greater than the yields on typical investment securities. Additionally, the taxable securities yield drove a majority of the increase in the interest earning assets yield with the yield increasing significantly due to historic rate increases during 2022 which drove decreased prepayments on mortgage-backed securities.

Table 1 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the fiscal years ended December 31, 2022, 2021 and 2020.

TABLE 1 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2022	2021	2020	2022	2021	2020	2022	2021	2020
Loans:
Loans, net of unearned(1)	$586,435	$628,618	$622,309	$27,311	$31,327	$30,980	4.66%	4.98%	4.98%

Investment Securities
Taxable	465,386	496,946	498,016	8,066	4,441	7,837	1.73%	0.89%	1.57%
Tax-exempt	210,895	148,977	69,591	5,059	3,498	2,027	2.40%	2.35%	2.91%
Total Investment Securities	676,281	645,923	567,607	13,125	7,939	9,864	1.94%	1.23%	1.74%

Federal Funds Sold and Other	23,574	44,451	45,305	370	55	250	1.57%	0.12%	0.55%

Total Interest Earning Assets(1)(2)	1,286,290	1,318,992	1,235,221	40,806	39,321	41,094	3.17%	2.98%	3.33%

Non-Earning Assets	56,944	93,090	101,292

Total Assets	$1,343,234	$1,412,082	$1,336,513

Deposits:
Interest-bearing Demand Deposits (3)	$486,636	$487,894	$449,828	$929	$1,324	$3,062	0.19%	0.27%	0.68%
Savings	133,739	118,063	93,886	133	120	111	0.10%	0.10%	0.12%
Time	202,315	245,886	231,832	1,442	2,783	3,351	0.71%	1.13%	1.45%
Total Deposits	822,690	851,843	775,546	2,504	4,227	6,524	0.30%	0.50%	0.84%

Borrowed Funds
Short-term Borrowings	121,783	135,282	192,017	1,338	401	871	1.10%	0.30%	0.45%
Long-term Borrowings	18,000	9,692	-	915	353	-	5.08%	3.64%	0.00%
Total Borrowed Funds	139,783	144,974	192,017	2,253	754	871	1.61%	0.52%	0.45%
Total Interest-Bearing Liabilities (3)	962,473	996,817	967,563	4,757	4,981	7,395	0.49%	0.50%	0.76%

Non-Interest Bearing Liabilities
Demand Deposits	305,247	289,883	236,881
Other Liabilities	12,624	14,193	14,294
Shareholders' Equity	62,890	111,189	117,775
Total Liabilities and Shareholders' Equity	$1,343,234	$1,412,082	$1,336,513

Interest Rate Spread							2.68%	2.48%	2.56%

Net Interest Margin				$36,049	$34,340	$33,699	2.80%	2.60%	2.72%

Less
Tax Equivalent Adjustment				1,140	846	565

Net Interest Income				$34,909	$33,494	$33,134

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 1 does not include the dividend paying stock of the Federal Home Loan Bank.

(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 2 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2022, 2021, and 2020.

TABLE 2 – NET AVERAGE INTEREST EARNING ASSETS

	(in thousands)
	2022	2021	2020

Average interest earning assets	$1,286,290	$1,318,992	$1,235,221
Average interest bearing liabilities	962,473	996,817	967,563

Net average interest earning assets	$323,817	$322,175	$267,658

Table 3 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2020 through 2022. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax‑exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 21% and a state tax rate of 5% in 2022 and 2021, respectively.

TABLE 3 – VOLUME/RATE ANALYSIS

(in thousands)

	2022 Change from 2021			2021 Change from 2020
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$(2,102)	$(1,914)	$(4,016)	$314	$33	$347
Taxable securities	(282)	3,907	3,625	(10)	(3,386)	(3,396)
Non-Taxable securities	1,454	107	1,561	1,864	(393)	1,471
Federal funds sold and other	(26)	341	315	(1)	(194)	(195)

TOTAL INTEREST INCOME	$(956)	$2,441	$1,485	$2,167	$(3,940)	$(1,773)

INTEREST EXPENSE

Interest-bearing demand deposits	$(3)	$(392)	$(395)	$103	$(1,841)	$(1,738)
Savings deposits	16	(3)	13	25	(16)	9
Time deposits	(493)	(848)	(1,341)	159	(727)	(568)
Short-term borrowings	(40)	977	937	(168)	(302)	(470)
Long-term borrowings	303	259	562	353	-	353

TOTAL INTEREST EXPENSE	$(218)	$(6)	$(224)	$472	$(2,886)	$(2,414)

NET INTEREST INCOME	$(738)	$2,447	$1,709	$1,696	$(1,055)	$641

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

The Company has stated in its loan policy the following objectives for its loan portfolio:

●	to make loans after sound and thorough credit analysis;

●	to properly document all loans;

●	to eliminate loans from the portfolio that are underpriced, high risk or difficult and costly to administer;

●	to seek good relationships with the customer;

●	to avoid undue concentrations of loans; and

●	to keep non-accrual loans to a minimum by aggressive collection policies.

Loan demand in some of the Company’s market was robust but remained stagnant in other markets. The Company continues to face intense competition with aggressive loan terms for available loans from other financial institutions. However, the Company had positive loan growth for 2022 with loans outstanding increasing year-over-year. A majority of the increase in loans is in the commercial, financial and agricultural segment, with an increase in loans of $37,732, or 9.74%, in 2022. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the current demand and terms of this loan segment.

Real estate mortgage loans originated by the Company decreased by (6.70%), or $6,602 in 2022 and decreased by (16.21%), or $19,059, in 2021, and decreased by (3.63%), or $4,430, in 2020 when compared to the prior years. The decrease in 2022 reflects the impact of higher loan rates and the decrease in 2021 and 2020 reflects the weakness in some of the Company’s local housing markets coupled with increased competition in the mortgage market.

Real estate construction loans decreased by $19,167, or (26.66%) in 2022 to $52,731 when compared to the $71,898 at December 31, 2021 and increased by $23,067 or 47.24% when compared to 2020. Of the overall decrease for 2022, a number of large construction projects were completed during the year and reclassified to other loan types. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. Demand has started to recover for construction loans during the 2022 fiscal year despite the recessionary concerns.

Consumer loans increased by $1,781 or 12.77% in 2022 and increased by $201 or 1.46% in 2021, and decreased by $2,327, or (14.48%) in 2020, compared to the prior years. The Company believes inflation pressure, supply chain issues and the spend down of consumer savings has caused consumer spending to start to pick up.

Table 4 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 4 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2022	2021	2020	2019	2018

Commercial, financial and agricultural	$425,207	$387,475	$472,093	$357,781	$285,375
Real estate - construction	52,731	71,898	48,831	81,197	41,134
Real estate - mortgage	91,923	98,525	117,584	122,014	88,747
Consumer	15,730	13,949	13,748	16,075	14,021

TOTAL LOANS	$585,591	$571,847	$652,256	$577,067	$429,277

Table 5 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 5 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2022

	1 YEAR	1 - 5	5 - 15	AFTER 15
	OR LESS	YEARS	YEARS	YEARS	Total

Commercial, financial and agricultural	$66,697	$265,366	$59,141	$34,003	$425,207
Real estate - construction	24,380	28,351	-	-	$52,731
Real estate - mortgage	11,744	65,465	14,714	-	$91,923
Consumer	5,488	9,207	1,035	-	$15,730

Total loans	$108,309	$368,389	$74,890	$34,003	$585,591

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5	OVER 5
	YEARS	YEARS

Fixed rates	$426,161	$55,169
Variable rates	50,902	53,358

Total loans	$477,063	$108,528

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

The allowance for loan losses is established through a provision for loan losses charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the provision for loan losses for each of 2022, 2021 and 2020. The ratio of net loans charged off (recovered) to average loans was (0.11%) in 2022, 0.26% in 2021 and 0.08% in 2020. Management evaluates the adequacy of the allowance for loan loss on a monthly basis and makes adjustments to the allowance based on this analysis.

The provision for loan losses in 2022 was an expense of $124 compared to $1,409 in 2021 and $1,485 in 2020. The change in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. The current year’s lower provision is mainly attributed to a large amount of recoveries on a relationship that was deemed impaired in the third quarter of 2021. At the end of 2022, the total allowance for loan losses was $5,264, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the allowance for loan losses is reflected in Table 6 – Analysis of Allowance for Loan Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 6 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)

	2022	2021	2020	2019	2018

BALANCE AT BEGINNING OF YEAR	$4,513	$4,735	$3,755	$3,372	$3,019

LOANS CHARGED-OFF

Commercial, financial and agricultural	65	775	272	176	35
Real estate - construction	-	36	37	-	74
Real estate - mortgage	4	-	304	46	133
Consumer	110	1,327	104	138	146

TOTAL CHARGE-OFFS	179	2,138	717	360	388

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	205	67	65	91	219
Real estate - construction	14	9	43	18	19
Real estate - mortgage	75	76	61	14	81
Consumer	512	355	43	47	88

TOTAL RECOVERIES	806	507	212	170	407

Net loans charged-off	(627)	1,631	505	190	(19)
Additions charged to operating expense	124	1,409	1,485	573	334

BALANCE AT END OF YEAR	$5,264	$4,513	$4,735	$3,755	$3,372

Loans, net of unearned, at year end	$585,591	$571,847	$652,256	$577,067	$429,277

Ratio of allowance to loans at year end	0.90%	0.79%	0.73%	0.65%	0.79%

Average loans - net of unearned	$587,034	$629,186	$622,805	$561,483	$418,136

Ratio of net loans charged-off to average loans	-0.11%	0.26%	0.08%	0.03%	0.00%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

(in thousands)

	AT DECEMBER 31,
	2022	2021	2020	2019	2018

Commercial, financial and agricultural	$3,524	$3,009	$3,576	$2,692	$2,295
Real estate - construction	478	464	267	192	139
Real estate - mortgage	865	794	653	566	417
Consumer	397	246	239	305	521

Total	$5,264	$4,513	$4,735	$3,755	$3,372

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2022	2021	2020	2019	2018

Commercial, financial and agricultural	72.61%	67.76%	72.38%	62.00%	66.48%
Real estate - construction	9.00%	12.57%	7.49%	14.07%	9.58%
Real estate - mortgage	15.70%	17.23%	18.03%	21.14%	20.67%
Consumer	2.69%	2.44%	2.11%	2.79%	3.27%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 4, increased in 2022 as a result of the increased demand in our high growth markets. All loan segments except commercial, financial and agricultural decreased in 2021 except for a slight increase in consumer loans. The allowance for loan losses is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 7 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2022 was 0.20% compared to 0.43% in 2021. OREO decreased in 2022 and in 2021 due to sales of several parcels in both 2022 and 2021 partially offset by foreclosures. The Company also had OREO write-downs of $42 for 2022 and $914 for 2021.

Loans on non-accrual status amounted to $2,988 in 2022 as compared to $3,826 in 2021 and $12,026 in 2020. Interest income forgone on loans classified as non-accrual in 2022 was $354 as compared to $281 in 2021 and $395 in 2020. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 7 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2022	2021	2020	2019	2018
PRINCIPAL BALANCE

Non-accrual	$2,988	$3,826	$8,484	$12,026	$9,839
Accruing loans 90 days or more past due	111	154	14	274	73
Troubled debt restructurings	2,182	213	2,113	2,495	2,782

TOTAL NON-PERFORMING LOANS	$5,281	$4,193	$10,611	$14,795	$12,694

Income on non-accrual loans not recorded	$354	$281	$383	$555	$429

Non-performing as a percent of loans	0.90%	0.73%	1.63%	2.56%	2.96%

Non-accrual as a percent of loans	0.51%	0.67%	1.30%	2.08%	2.29%

Other real estate owned	$1,179	$2,475	$3,073	$3,552	$3,440

OREO as a percent of loans	0.20%	0.43%	0.47%	0.62%	0.80%

Allowance as a percent of non-performing loans	99.68%	107.63%	44.62%	25.38%	26.56%

Allowance as a percent of non-accrual loans	176.17%	117.96%	55.81%	31.22%	34.27%

ASC Subtopic 310-10, Loan Impairments outlines the guidance for evaluating impaired loans. These statements changed the methods of estimating the loan loss allowance for problem loans. In general, when management determines that principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows. Management evaluates the Company’s loans for impairment under ASC Subtopic 310-10. The balances of impaired loans for the years 2022, 2021 and 2020 were $3,277, $2,334 and $7,675, respectively.

This table details the impaired loans by category for years ending 2022, 2021 and 2020.

	AT DECEMBER 31,
	2022	2021	2020

Commercial, financial and agricultural	$3,088	$1,396	$6,659
Real estate - construction	-	171	-
Real estate - mortgage	189	767	1,016

Total loans	$3,277	$2,334	$7,675

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

At December 31, 2022, loans totaling $39,451 were included on the Company’s watch list compared to $47,500 at December 31, 2021. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2022, the Company classified its securities as AFS or HTM. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. HTM securities are reported at book value. The Company does not hold any securities classified as held for trading purposes.

Table 8 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2020 through 2022 and the maturity distribution at December 31, 2022, by classification.

TABLE 8 – SECURITIES

(in thousands)

	2022	2021	2020
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$-	$4,969	$11,870
Mortgage Backed Securities	107,055	411,729	560,033
State, County and Municipal Obligations	134,906	230,359	100,823
Other Securities	500	500	500

TOTAL SECURITIES AVAILABLE-FOR-SALE	$242,461	$647,557	$673,226

	2022	2021	2020
SECURITIES HELD-TO-MATURITY
U. S. Government Agencies	$4,002	$-	$-
Mortgage Backed Securities	309,748	-	-
State, County and Municipal Obligations	92,840	-	-

TOTAL SECURITIES HELD-TO-MATURITY	$406,590	$-	$-

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual	Average	Actual	Average	Actual	Average	Actual	Average
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
AVAILABLE-FOR-SALE
Mortgage Backed Securities(1)	$-	-	$6,896	4.12%	$14,772	3.13%	$85,387	2.68%
State, County and Municipal(2)	221	1.82%	3,152	4.04%	5,275	3.15%	126,258	2.54%
Other Securities	500	0.00%	-	0.00%	-	0.00%	-	0.00%

TOTAL AVAILABLE-FOR-SALE	$721	0.56%	$10,048	4.10%	$20,047	3.14%	$211,645	2.60%

HELD-TO-MATURITY
U. S. Government Agencies(1)	$-	0.00%	$-	0.00%	$-	0.00%	$4,002	1.74%
Mortgage Backed Securities(1)	-	0.00%	-	0.00%	18,726	1.21%	291,022	1.49%
State, County and Municipal(2)	-	0.00%	-	0.00%	-	0.00%	92,840	1.89%

TOTAL HELD-TO-MATURITY	$-	0.00%	$-	0.00%	$18,726	1.21%	$387,864	1.59%

(1) The maturities for the mortgage backed securities included in this line item are based on final maturity.

(2) Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 21% and a state tax rate of 5%.

The change in the carrying value of the securities portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2022. This change is not used in the Tier 1 capital calculation.

As detailed in Table 8, the security portfolio increased $1,495 or 0.23% in 2022, decreased $25,669 or (3.81%) in 2021 and increased $207,792 or 44.64% in 2020. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits decreased in 2022 as a result of customers repositioning their deposits to liquid accounts in anticipation of rate increases. Management anticipates a reallocation of transactional deposits to time deposits in the first half of 2023. Time deposits increased in 2021 compared to 2020 due to a deposit special the Company issued during the first half of 2021.

A three-year schedule of average deposits by type and maturities of time deposits greater than $250 is presented in Table 9 – Deposit Information.

TABLE 9 – DEPOSIT INFORMATION

(in thousands, except percentages)

	2022		2021		2020
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

Noninterest-bearing	$305,247		$289,883		$236,881
Interest-bearing demand	486,636	0.19%	487,894	0.27%	449,828	0.68%
Savings	133,739	0.10%	118,063	0.10%	93,886	0.12%
Time deposits	202,315	0.71%	245,886	1.13%	231,832	1.45%

	$1,127,937	0.30%	$1,141,726	0.50%	$1,012,427	0.84%

MATURITY RANGES OF TIME DEPOSITS

OF $250 OR MORE

AS OF DECEMBER 31, 2022

3 months or less	$9,092
3 through 12 months	18,973
1 year to 3 years	14,762
over 3 years	1,543

$44,370

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

TABLE 10 ‑ SHORT‑TERM BORROWINGS

(in thousands)

	As of December 31,
	2022	2021	2020
Short-term borrowings
Year-end balance	$127,574	$112,760	$221,272
Weighted average rate	1.05%	0.36%	0.39%

Maximum month-end balance	$161,319	$219,876	$265,177

Year to date average balance	$121,783	$135,282	$192,017
Weighted average rate	1.10%	0.30%	0.45%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2022, the Company had the capacity to borrow up to $205,488 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2022 the Company had borrowed $-0- from the FHLB and $-0- in Federal Funds Purchased. At December 31, 2021, the Company had borrowed $-0- from the FHLB and $-0- in Federal Funds Purchased. In 2022, the balances in Securities Sold Under Agreement to Repurchase increased $14,814, or 13,14%, to $127,574 from 2021. In 2021, these balances decreased to $112,760, a decrease of ($83,512), or (42.55%), from 2020.

(in thousands)
2022
Less than one year	$18,000
One year to three years	-
Over three years	-

Total long-term borrowings	$18,000

At the end of 2022, the Company had $-0- in long-term debt to the FHLB for advances. The Company did have long-term debt of $18,000 outstanding and an additional $2,000 available balance at December 31, 2022 to FHN through a secured line of credit. See Note 10 for details of the long-term debt.

NON-INTEREST INCOME AND EXPENSE

Table 11 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2020 through 2022 and percentage changes between such years.

TABLE 11 ‑ NON-INTEREST INCOME & EXPENSE

(in thousands)

		% CHANGE		% CHANGE
	2022	FROM '21	2021	FROM '20	2020

NON-INTEREST INCOME
Service charges on deposit accounts	$3,896	11.35%	$3,499	4.39%	$3,352
Other operating income	6,989	-19.56%	8,689	22.24%	7,108

TOTAL NON-INTEREST INCOME	$10,885	-10.69%	$12,188	16.52%	$10,460

NON-INTEREST EXPENSE
Salaries and employee benefits	$17,649	-4.39%	$18,460	5.63%	$17,476
Occupancy expense, including equipment	7,411	3.87%	7,135	-3.06%	7,360
Other operating expense	9,109	-6.60%	9,753	13.54%	8,590

TOTAL NON-INTEREST EXPENSE	$34,169	-3.34%	$35,348	5.75%	$33,426

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

During 2022 as compared to 2021, non-interest income decreased by ($1,303), or (10.70%). The decrease in other operating income mainly attributed to decreases in net gains on sales of securities, partially offset by an increase in service charges on deposit accounts, primarily interchange fees and overdraft fees.

During 2021 as compared to 2020, non-interest income increased by $1,728, or 16.52%. An increase in other operating income mainly attributed to increases in interchange fees and net gains on sales of securities, partially offset by a decrease in mortgage loan origination income.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2022 as compared to 2021, non-interest expense decreased by ($1,179), or (3.34%), to $34,169. Included in this increase was a decrease in salaries and benefits in the amount of ($811), or (4.39%) and other expense in the amount of ($645) or (6.61%). Write-downs on OREO of $42, a decrease of $872 from 2021 of $914 makes up a majority of the increase in other expense. Occupancy expense increased in 2022 compared to 2021 for $276, or 3.87% to $7,411 from $7,135.

In 2021 as compared to 2020, non-interest expense increased by $1,922, or 5.75%, to $35,348. Included in this increase was an increase in salaries and benefits in the amount of $984, or 5.63% and other expense in the amount of $1,163 or 13.54%. Write-downs on OREO of $914, an increase of $684 from 2021 of $230 makes up a majority of the increase in other expense. Occupancy expense decreased in 2022 compared to 2021 for $225, or (3.06%) to $7,135 from $7,360.

In 2022, the Company’s efficiency ratio was 78.24%, compared to 78.29% in 2021 and 77.88% in 2020. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $29,574 is considered realizable and no valuation allowance is considered necessary.

The Company’s effective tax rate was 16.36%, 16.03% and 20.18% % in 2022, 2021 and 2020, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 21% in 2022, 2021 and 2020, respectively, is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 12, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; commercial repurchase agreements; Federal Funds Purchased; and short-term and long-term borrowings from the FHLB. In both 2022 and 2021, the Company experienced an increase in deposits and repurchase agreements in excess of the increase in loans outstanding. The increase in investment securities is mainly the result of the need to invest excess funds outside of new loans. The Company relies upon non-core sources of funding, such as commercial repurchase agreements, Federal Funds Purchased and short and long-term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long-term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.

The Company had $-0- of FHLB advances outstanding at year end of 2022 and 2021. The Company will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The Company does not currently solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are securities classified as AFS. $201,322 of the total investment securities of $607,912 is classified in the AFS category at December 31, 2022, and any securities not pledged are available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position on a monthly basis. At December 31, 2022, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 12 - Funding Uses and Sources details the main components of cash flows for 2022 and 2021.

TABLE 12 – FUNDING USES AND SOURCES

(in thousands)

	2022			2021

	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$586,435	$(42,183)	-6.71%	$628,618	$6,309	1.00%
Taxable securities	465,386	(31,560)	-6.35%	496,946	(1,070)	-0.22%
Tax-exempt securities	210,895	61,918	41.56%	148,977	79,386	53.29%
Federal funds sold and other	23,574	(20,877)	-46.97%	44,451	(854)	-1.92%

TOTAL USES	$1,286,290	$(32,702)	-2.48%	$1,318,992	83,771	6.35%

FUNDING SOURCES

Noninterest-bearing deposits	$305,247	$15,364	5.30%	$289,883	53,002	18.28%
Interest-bearing demand and savings deposits	620,375	14,418	2.38%	605,957	62,243	10.27%
Time deposits	202,315	(43,571)	-17.72%	245,886	14,054	5.72%
Short-term borrowings	7,890	1,815	29.88%	6,075	(4,242)	-69.83%
Commercial repo	113,893	(15,314)	-11.85%	129,207	(52,492)	-40.63%
Long-term debt	18,000	8,308	-	9,692	9,692	100.00%

TOTAL SOURCES	$1,267,720	$(18,980)	-1.47%	$1,288,065	$83,622	6.49%

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

During 2022 as compared to 2021, total risk-based capital increased due to increased earnings.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2022, as noted below in Table 13 - Capital Ratios. To be classified as well-capitalized, the Company and Bank must maintain the ratios described above.

TABLE 13 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
	2022	2021	2020
Tier 1 capital
Shareholders' equity	$39,025	$105,900	$119,548
Less: Intangibles	(13,340)	(13,420)	(13,502)
Less: DTA related to NOLs	-	(94)	(267)
Add/less: Unrealized loss/(gain) on securities	83,071	11,795	(4,139)

TOTAL TIER 1 CAPITAL	$108,756	$104,181	$101,640

Total capital
Tier 1 capital	$108,756	$104,181	$101,640
Allowable allowance for loan losses	5,264	4,513	4,735

TOTAL CAPITAL	$114,020	$108,694	$106,375

RISK WEIGHTED ASSETS	$824,382	$791,529	$809,754

AVERAGE ASSETS (FOURTH QUARTER)	$1,367,042	$1,335,780	$1,406,885

TIER 1 LEVERAGE RATIO	7.96%	7.80%	7.22%

COMMON EQUITY TIER 1 CAPITAL RATIO	13.19%	13.16%	12.55%

TIER 1 RISK-BASED CAPITAL RATIO	13.19%	13.16%	12.55%

TOTAL RISK-BASED CAPITAL RATIO	13.83%	13.73%	13.14%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining a reasonable dividend payout ratio, which is 56%, 71% and 77% in years ending 2022, 2021, 2020, respectively. The Company does have the secured line of credit commitment due in 2023 that will require the Company to make strategic decisions in regards to refinancing the line of credit or raising additional capital to pay off the debt. The Company is currently weighing a variety of options in regards to the upcoming commitment.

OFF-BALANCE SHEET ARRANGEMENTS

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. These off-balance sheet arrangements are further detailed in Note 15, “Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks,” in the notes to the Company’s Consolidated Financial Statements included in this Annual Report.

CONTRACTUAL OBLIGATIONS

Long-term debt obligations represent borrowings from the FHLB that have an original maturity in excess of one year along with the secured line of credit described in Note 10. The only other significant obligations, other than obligations under deposit contracts and short-term borrowings, were for operating leases for banking facilities. Operating leases are primarily for the lease of branches, ATM machines and other necessary equipment. The equipment leases are for various terms.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2022 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$106,667	$135,446
Total rate sensitive liabilities	238,808	72,038

Net gap	$(132,141)	$63,408

The analysis shows a negative gap position over the next three-month period, which would typically indicate that the Company would benefit somewhat from a decrease in market interest rates in the very short term. However, this is primarily due to repricing assumptions surrounding interest-bearing transaction accounts that don’t necessarily reprice statically and, therefore; rate increases would be beneficial to the Company. Management believes the Company is well positioned from an interest rate risk perspective for any rate movements, up or down.

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 14 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present the majority of principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2022 and December 31, 2021.

TABLE 14 - INTEREST RATE SENSITIVITY

AS OF DECEMBER 31, 2022

(in thousands)

							Carrying	Fair
	2023	2024	2025	2026	2027	Thereafter	Value	Value
Loans
Fixed Rate	$102,366	$64,629	$94,071	$78,136	$86,960	$55,169	$481,330	$436,912
Average Int Rate	4.82%	5.15%	4.49%	4.34%	4.40%	4.29%	4.58%
Floating Rate	$6,308	$28,622	$1,430	$7,637	$6,905	$53,358	$104,261	$104,261
Average Int Rate	6.82%	6.84%	6.42%	7.23%	5.95%	5.32%	6.03%
Investment securities
Fixed Rate	$657	$6,893	2,180	$832	$140	$638,284	$648,987	$576,614
Average Int Rate	1.82%	4.12%	0.04	3.61%	2.75%	3.36%	3.37%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$1,646						$1,646	$1,646
Average Int Rate	1.57%						1.57%

Interest-bearing deposits
Fixed Rate	$756,606	$52,258	$12,101	$3,340	$2,985		$827,290	$827,269
Average Int Rate	0.29%	1.96%	0.43%	0.49%	0.63%		0.40%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$145,574						$145,574	$145,574
Average Int Rate	1.61%						1.61%

AS OF DECEMBER 31, 2021

(in thousands)

							Carrying	Fair
	2022	2023	2024	2025	2026	Thereafter	Value	Value
Loans
Fixed Rate	$86,477	$70,633	$72,739	$84,030	$87,820	$64,897	$466,596	$453,886
Average Int Rate	4.50%	4.61%	5.01%	4.05%	3.77%	3.96%	0.00%
Floating Rate	$4,892	$6,893	$22,578	$1,737	$8,379	$60,772	$105,251	$105,251
Average Int Rate	4.31%	3.62%	3.96%	4.24%	3.90%	4.57%	0.00%
Investment securities
Fixed Rate	$217	$225	-	$1,535	$136	$644,947	$647,060	$631,835
Average Int Rate	1.73%	1.87%	-	4.66%	2.78%	2.39%	0.00%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$68,563						$68,563	$68,563
Average Int Rate	0.08%						0.08%

Interest-bearing deposits
Fixed Rate	$731,503	$37,498	$32,734	$3,057	$4,393		$809,185	$809,276
Average Int Rate	0.32%	0.78%	1.00%	0.66%	0.48%		0.00%
Floating Rate
Average Int Rate
Other int-bearing liabilities
Fixed Rate
Average Int Rate
Floating Rate	$112,760	$18,000					$130,760	$130,760
Average Int Rate	0.36%	3.59%					0.80%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 15 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2022. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 15 ‑ RATE SENSITIVITY GAP AT DECEMBER 31, 2022

(in thousands, except percentage amounts)

	1 - 90	91 - 365	1 - 5	Over
	Days	Days	Years	5 years	Total

INTEREST EARNING ASSETS

Loans	$91,921	$103,288	$363,708	$26,674	$585,591
Investment securities	13,100	32,158	159,729	516,319	721,306
Interest bearing deposits with other banks	1,646	-	-	-	1,646

TOTAL INTEREST BEARING ASSETS	$106,667	$135,446	$523,437	$542,993	$1,308,543

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$116,834	$-	$156,477	$195,597	$468,908
Savings and Money Market deposits	55,016	-	91,629	32,814	179,459
Time deposits	36,200	72,038	70,685	-	178,923
Short term borrowings	12,758	-	76,544	38,272	127,574
Long term borrowings	18,000	-	-	-	18,000

TOTAL INTEREST BEARING LIABILITIES	$238,808	$72,038	$395,335	$266,683	$972,864

Rate sensitive gap	$(132,141)	$63,408	$128,102	$276,310	$335,679
Rate sensitive cumulative gap	(132,141)	(68,733)	59,369	335,679	-
Cumulative gap as a percentage of total earning assets	-10.10%	-5.25%	4.54%	25.65%

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

The rate sensitivity gap table illustrates that the Company had a large negative cumulative gap position for the 1 to 90-day period as of December 31, 2022. This negative gap position was mainly due to: (1) a significant amount of non-maturity deposits classified within that period and (2) approximately 20.23% of certificates of deposit maturing during that period.

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company to be in a liability sensitive position when evaluating the maturities of interest-bearing items. Thus, an increase in the interest rate environment would have a negative impact to earnings, while a decrease in interest rates would have the opposite effect on the Company’s earnings. At the current stage of the economy with interest rates having increased quicker than any time in the past few decades and inflation pressure starting to subside, the Company foresees interest rates will remain fairly flat in the coming year. During 2022, the Company raised interest bearing asset rates but was able to hold interest bearing liabilities low until the fourth quarter and as a result, the Company will likely see margin compression during 2023 as deposit costs have started to increase and will likely continue through the first half of 2023.

The COVID-19 pandemic during 2020 and 2021 required some quick actions by the FRB to attempt to limit the recessionary impact of the pandemic. As a result of the actions taken during those years, the FRB had to reverse course in 2022 in a significant way to reduce the money supply in the economy and take a more restrictive stance. Market interest rates have increased 425 bps during 2022, which is the fastest rate increases on a percentage basis in decades. At the beginning of 2022, the ten-year Treasury yield was 1.63%. As of December 31, 2022, the ten-year Treasury yield was 3.88%. This was a result of the aforementioned 425 bps of tightening the FRB did throughout 2022. The movement in the short-term interest rates impact the Company’s decisions in regards to pricing the Company’s products and services. The short-term interest rates have had an impact on the Company’s earnings as we were able to reprice a majority of our interest-bearing assets while holding deposit costs down for most of 2022. The Company is focused on positioning the balance sheet to become more rate neutral to interest rates due to the expectation of relatively flat interest rates in the coming year as the data is showing the FRB’s aggressive actions have helped reduce inflation. In 2022, the Company was able take advantage of rate hikes and the Company’s net interest margin in 2022 was 2.80% compared to 2.60% in 2021.

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the NASDAQ Global Market (“NASDAQ”) under the symbol “CIZN”. On February 28, 2023, the common stock’s closing price on NASDAQ was $15.50.

On February 28, 2023, shares of the Company’s common stock were held of record by approximately 466 shareholders.

DIVIDENDS

Dividends totaled $0.96 per share for 2022 and 2021.

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

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total stockholder return on our common stock with the cumulative total returns of the NASDAQ Composite Index and the S&P 500 Regional Banks index. The S&P 500 Regional Banks index replaces the Morningstar Regional Banks Index in this analysis and going forward, as Morningstar has changed its methodology for its index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes during the last five fiscal years ended December 31, 2022. Data for the NASDAQ Composite Index and S&P 500 Regional Banks index assume reinvestment of dividends. Stockholder returns over the indicated period are based on historical data and should not be considered indicative of future stockholder returns.

Performance Graph

December 31, 2017 - December 31, 2023

	2017	2018	2019	2020	2021	2022

Citizens Holding Company	100.00	94.99	103.69	103.69	97.67	75.63
NASDAQ Market Index	100.00	97.16	132.81	192.47	235.15	158.65
S&P 500 Regional Banks	100.00	81.82	110.80	105.77	148.65	110.72

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Stacy M. Brantley	Pam Garrett
President and CEO	Network Services Manager

Phillip R. Branch	Pat Stokes
Senior Vice President, CFO	Assistant Vice President, Operations Officer

Mark Taylor	Scott Lewis
Senior Vice President, COO, Trust Officer	Vice President, Information Security Officer

Ray Stone	Shon Kirkland
Senior Vice President, Chief Credit Officer	Assistant Vice President, Security Officer/
Facilities Manager
Ledale Reynolds
Senior Vice President and CIO	Charles Wilkerson
Assistant Vice President, Loan Operations Officer
Liz Owen
Senior Vice President, Director of	Greg Jackson
Human Resources, Chief Risk Officer	Accounting Officer

Jackie Hester	Reaghan Jenkins
Vice President, Marketing Officer	Accounting Officer

Pam Lewis	Deborah Ladd
Assistant Vice President, Collections Manager	Item Processing Officer

Jean T. Fulton	Sandra Curtis
Vice President, Internal Auditor	Assistant Vice President, Teller Administrator

Brad Copeland	Temika Triplett
Vice President, Branch Manager	Assistant Vice President, Electronic Services Officer

Mark Majure	Grant Comans
Vice President, Loan Review Officer	Assistance Vice President, Branch Manager

Bob Posey	Jamie Shotts
Vice President	Vice President, Appraisal Review Officer

Brice Richardson	Carthage Branch
Vice President, Branch Manager
Billy Cook
Stacy Arnold	Vice President
Vice President, Compliance Officer
Tonya Dorman
Tabbetha Calvert	Deposit Operations Officer
Vice President, BSA Officer
Sebastopol Branch
Joshua Sullivan
Vice President, Senior Credit Analyst	Connie Comans
Branch President
Ashley Peebles
Vice President, Director of Deposit Services	Union and Decatur Branches

Sommer Vick	Susan Brown
Vice President, Controller	Assistant Vice President, Deposit Operations Officer

Mitch Peden	Kosciusko Branch
Vice President, Information Services Manager
Teresa Patterson
Stacy Chisolm	Vice President, Branch Manager
IT Service Desk Manager

Scooba and DeKalb Branches	Biloxi Cedar Lake and Lemoyne Branches

Reggie Moore	Travis Moore
Assistant Vice President, Branch Manager	Vice President, Regional Commercial Lender

Jan White	Tammy Warren
Assistant Vice President, Branch Operations Officer	Assistant Vice President, Mortgage Loan Officer

Forest Branch	Katie Hancock
Vice President, Branch Manager
Lawanda McCaughn
Deposit Operations Officer	Mandy Dawson
Treasury Management Officer
Louisville Branch
Mortgage Loan Department
Bruce Lee
Market President – Winston County	Charlene Deweese
Assistant Vice President, Mortgage Loan Officer
Lynn Graham
Assistant Vice President, Branch Operations Officer	Oxford Branch

Starkville Branch	Marion Boyd
Oxford City President
Rhonda Edmonson
Assistant Vice President, Branch Manager	Larry Veasey
Vice President, Regional Commercial Lender
Collinsville Branch
Pascagoula Branch
Mike Shelby
Vice President, Branch Manager	Gregory E. Cronin
Gulf Coast President
Meridian Eastgate Branch
Ford Kinsey
Jay Hines	Vice President, Senior Credit & Special Assets Officer
Vice President, Loan Officer
Amber Thomas
Tammara Hopson,	Vice President, Commercial Lender
Deposit Operations Officer
Julius Bosco III
Hattiesburg Branch	BSA Specialist

Chad Hill	Theresa Jenkins
Vice President, Branch Manager	Community Retail Officer

Tammy McAlpin	Ocean Springs Branch
Commercial Loan Portfolio Manager
Melissa Ceasar
Flowood Branch	Assistant Vice President, Community Retail Officer

George Gammon III	Sharon Wetzel
Metro Jackson President	Vice President, Information Technology Officer

Ridgeland Branch	Reagan Bridley
Vice President, Commercial Lender
Daniel Webb
Assistance Vice President	Thomas Graham
Vice President, Mortgage Loan Officer
Katrena Thompson
Branch Operation Officer

BOARD OF DIRECTORS

Stacy M. Brantley	Craig Dungan, MD
President & Chief Executive Officer	Physician
The Citizens Bank	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
Special Assistant Attorney General	President & Chief Executive Officer
State of Mississippi	Citizens Holding Company

David A. King	David P. Webb
Proprietor	Attorney
Philadelphia Motor Company	Baker, Donelson, Bearman, Caldwell &
Berkowitz, PC
Herbert A. King
Civil Engineer	Jane Crosswhite
King Engineering Associates, Inc.	Executive Vice President
Williams Brothers Inc.
Adam Mars
Business Manager	Terrell E. Winstead
Mars, Mars & Mars	Executive Vice President
Molpus Woodlands Group
Gregory E. Cronin
Gulf Coast President	Jason Voyles
Citizens Holding Company and	President & Chief Executive Officer
The Citizens Bank	Spectrum Capital, LLC

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Greg L. McKee

President and Chief Executive Officer

Mark Taylor

Secretary

Phillip R. Branch

Treasurer and Chief Financial Officer

Gregory E. Cronin

Gulf Coast President

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	2845 Lakeland Drive	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Northside Branch	Sebastopol Branch	Louisville-Main Branch
802 Pecan Avenue	24 Pine Street	906 South Columbus Avenue
Philadelphia, MS 39350	Sebastopol, MS 39359	Louisville, MS 39339
601.656.4692	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	1760 South Church Avenue
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.656.4879	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Ocean Springs Branch
301 West Main Street	1825 Hwy 39 North	2702 Bienville Blvd
Carthage, MS 39051	Meridian, MS 39301	Ocean Springs, MS 39564
601.257.4525	601.693.8367	228.875.3933

Biloxi Cedar Lakes	Hattiesburg Branch	Ridgeland Branch
1830 Popps Ferry Road	6222 Highway 98	320 Highway 51 North
Biloxi, MS 39532	Hattiesburg, MS 39402	Ridgeland, MS 39157
228.594.6913	601.264.4425	601.519.4020

Oxford Branch	Gulfport Branch	Pascagoula Branch
902 Sisk Avenue, Ste E	12008 Hwy 49	1519 Jackson Ave
Oxford, MS 38655	Gulfport, MS 39503	Pascagoula, MS 39567

BANKING LOCATIONS - Continued

Phone Teller

1.800.397.0344

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