Form 10-K, Exhibit 13
period 2023-12-31
CITIZENS HOLDING CO /MS/
filed 2024-03-29
CIK 1075706

Exhibit 13 – 2023 Annual Report to Shareholders

CITIZENS HOLDING COMPANY

Philadelphia, Mississippi

Consolidated Financial Statements

As of December 31, 2023 and 2022 and for the

Years Ended December 31, 2023, 2022 and 2021

CONTENTS

Report of Independent Registered Public Accounting Firm (Horne LLP, Memphis, TN PCAOB ID #: 171)	1-2

Management’s Assessment of Internal Control over Financial Reporting	3 – 4

Consolidated Financial Statements

Consolidated Statements of Financial Condition	5

Consolidated Statements of Income	6

Consolidated Statements of Comprehensive Income (Loss)	7

Consolidated Statements of Changes in Shareholders’ Equity	8

Consolidated Statements of Cash Flows	9 – 10

Notes to Consolidated Financial Statements	11 – 65

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Citizens Holding Company

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Citizens Holding Company and Subsidiary (the "Company") as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive (loss) income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively, referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with PCAOB standards. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting in accordance with PCAOB standards. Accordingly, we express no such opinion.

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

Adoption of Accounting Pronouncements

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for the allowance for credit losses ("ACL") in 2023 due to the adoption of ASC 326.

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

Allowance for Credit Losses - Loans

Description of the Matter

As described in Notes 1 and 5 to the financial statements, the Company's ACL is a valuation allowance that reflects the Company's best estimate of expected credit losses inherent within the Company's loans held for investment portfolio and is maintained at a level believed adequate by management to absorb credit losses inherent in the entire loan portfolio in accordance with Accounting Standards Codification ASC 326: Financial Instruments – Credit Losses. The ACL is measured over the contractual life of loans held for investment and is estimated using relevant available information relating to past events, current conditions, and reasonable and supportable forecasts, as well as qualitative adjustments. The ACL was $6,551,000 at December 31, 2023.

The Company's measurement of expected credit losses of loans on a pool basis when the loans share similar risk characteristics is based off historical data that is adjusted, as necessary, for both internal and external qualitative factors where there are differences in the historical loss data used by the Company and current or projected future conditions. Consideration of the relevant qualitative factors are used to bring the ACL to the level management believes is appropriate based on factors that are otherwise unaccounted for in the quantitative process. The ACL also includes reserves for loans evaluated on an individual basis. Management applies judgment in the determination of the qualitative factors and reserves assigned on an individual basis to estimate the ACL.

The ACL was identified by us as a critical audit matter because of the extent of auditor judgment applied and significant audit effort to evaluate the significant subjective and complex judgments made by management including the judgment required in evaluating management's determination of the qualitative factors.

How We Addressed the Matter in Our Audit

The primary audit procedures we performed in response to this critical audit matter included:

●	Obtained an understanding of the Company's process for establishing the ACL, including determination of the qualitative factors and reserve assumptions for loans evaluated on an individual basis, and evaluated the process utilized by management to challenge the model results and determine the best estimate of the ACL as of the statement of financial condition date.

●	Assessed reasonableness of model methodology and key modeling assumptions, as well as the appropriateness of management's qualitative framework, and reserve assumptions for loans evaluated on an individual basis.

●	Performed specific substantive tests of the model utilized, qualitative factors and the reserve assumptions for loans evaluated on an individual basis. We evaluated if qualitative factors were applied based on a comprehensive framework and compared the adjustments utilized by management to both internal portfolio metrics and external macroeconomic data (as applicable) to support adjustments and evaluate trends in such adjustments. Within our reserve testing for loans evaluated on an individual basis, we evaluated management's assumptions, including collateral valuations. In addition, we evaluated the Company's estimate of the overall ACL giving consideration to the Company's borrowers, loan portfolio, and macroeconomic trends, independently obtained and compared such information to comparable financial institutions and considered whether new or contrary information existed.

/s/ HORNE LLP

We have served as the Company's auditor since 1998.

Memphis, Tennessee

March 29, 2024

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

Citizens Holding Company

Page Two

Management, with the participation of the Company’s principal executive officer and principal financial officer, conducted an assessment of the effectiveness of the Company’s system of internal control over financial reporting as of December 31, 2023, based on criteria for effective internal control over financial reporting described in the “Internal Control – Integrated Framework,” (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as of December 31, 2023, the Company’s system of internal control over financial reporting was effective.

Stacy Brantley	Phillip R. Branch
Chief Executive Officer	Treasurer and Chief Financial Officer

March 16, 2023

CITIZENS HOLDING COMPANY

Consolidated Statements of Financial Condition

December 31, 2023 and 2022

(in thousands, except share data)

	2023	2022
ASSETS
Cash and due from banks	$14,553	$26,948
Interest bearing deposits with other banks	79,923	1,646
Cash and cash equivalents	94,476	28,594
Securities available-for-sale, at fair value	177,795	201,322
Investment securities held-to-maturity, at amortized cost	387,799	406,590
Loans held for investment ("LHFI"), net	640,945	585,316
Less allowance for credit losses, LHFI	6,551	5,264
Net LHFI	634,394	580,052
Bank premises, furniture, fixtures and equipment, net	27,073	27,705
Other real estate owned, net	1,234	1,179
Accrued interest receivable	5,231	4,864
Cash surrender value of life insurance	26,284	25,724
Deferred tax assets, net	28,008	29,574
Identifiable intangible assets, net	13,331	13,442
Other assets	8,972	4,682

Total assets	$1,404,597	$1,323,728

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing deposits	$264,528	$299,112
Interest bearing deposits	905,549	827,290

Total deposits	1,170,077	1,126,402

Short-term borrowings	158,086	127,574
Borrowings on secured line of credit	18,000	18,000
Accrued interest payable	1,243	732
Deferred compensation payable	9,929	9,868
Other liabilities	4,489	2,127

Total liabilities	1,361,824	1,284,703

Shareholders' equity
Common stock, $.20 par value, authorized 22,500,000 shares; 5,616,438 shares issued and outstanding at December 31, 2023 and 5,603,570 shares issued and outstanding at December 31, 2022	1,123	1,122
Additional paid-in capital	18,585	18,448
Accumulated other comprehensive loss, net of tax benefit of $25,362 in 2023 and $29,355 in 2022	(76,289)	(83,070)
Retained earnings	99,354	102,525

Total shareholders' equity	42,773	39,025

Total liabilities and shareholders' equity	$1,404,597	$1,323,728

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Income

Years Ended December 31, 2023, 2022, and 2021

(in thousands, except share and per share data)

	2023	2022	2021
Interest income
Interest and fees on loans	$32,777	$27,198	$31,207
Interest on securities
Taxable	8,957	8,075	4,440
Non-taxable	4,184	4,040	2,800
Other interest	3,366	388	62
Total interest income	49,284	39,701	38,509

Interest expense
Deposits	12,254	2,538	4,260
Other borrowed funds	7,152	2,254	755
Total interest expense	19,406	4,792	5,015
Net interest income	29,878	34,909	33,494

Provision for credit losses	669	124	1,409
Net interest income after provision for credit losses	29,209	34,785	32,085

Non-interest income
Service charges on deposit accounts	3,788	3,896	3,499
Other service charges and fees	4,449	4,268	4,281
Net (losses) gains on sales of securities	(1,986)	-	1,378
Other income	2,497	2,721	3,030
Total non-interest income	8,748	10,885	12,188

Non-interest expense
Salaries and employee benefits	18,583	17,649	18,460
Occupancy expense	3,143	3,195	3,193
Equipment expense	4,692	4,216	3,942
Write down on other real estate	-	42	914
Other expense	9,759	9,067	8,839
Total non-interest expense	36,177	34,169	35,348

Income before income taxes	1,780	11,501	8,925
Income tax (benefit) expense	(74)	1,881	1,431
Net income	$1,854	$9,620	$7,494
Net income per share – basic	$0.33	$1.72	$1.34
Net income per share – diluted	$0.33	$1.72	$1.34
Weighted average shares outstanding
Basic	5,600,964	5,592,668	5,584,396
Diluted	5,600,964	5,592,668	5,584,483

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Comprehensive (Loss) Income

Years Ended December 31, 2023, 2022, and 2021

(in thousands)

	2023	2022	2021
Net income	$1,854	$9,620	$7,494

Other comprehensive income (loss)

Securities available-for-sale
Unrealized holding gains (losses) during the period	7,340	(96,677)	(22,608)
Income tax effect	(1,831)	24,121	5,641
Net unrealized gains (losses)	5,509	(72,556)	(16,967)

Amortization of net unrealized losses on securities transferred from AFS to HTM	4,546	1,707	-
Income tax effect	(1,134)	(426)	-
Net unrealized losses amortized on securities transferred from AFS to HTM	3,412	1,281	-

Derivative Instruments
Unrealized holding losses during the period	(866)	-	-
Income tax effect	215	-	-
Net unrealized losses	(651)	-	-

Reclassification adjustment for (losses) gains included in net income	(1,984)	-	1,378
Income tax effect	495	-	(344)
Net (losses) gains included in net income	(1,489)	-	1,034

Total other comprehensive income (loss)	6,781	(71,275)	(15,933)

Comprehensive income (loss)	$8,635	$(61,655)	$(8,439)

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Changes in Shareholders' Equity

Years Ended December 31, 2023, 2022, and 2021

(in thousands, except share data)

				Accumulated
	Number		Additional	Other
	of Shares	Common	Paid-In	Comprehensive	Retained
	Issued	Stock	Capital	(Loss) Income	Earnings	Total
Balance, January 1, 2021	5,587,070	1,118	18,134	4,138	96,158	$119,548
Net income	-	-	-	-	7,494	7,494
Dividends paid ($0.96 per share)	-	-	-	-	(5,370)	(5,370)
Restricted stock granted	8,250	2	(2)	-	-	-
Stock compensation expense	-	-	161	-	-	161
Other comprehensive loss, net	-	-	-	(15,933)	-	(15,933)
Balance, December 31, 2021	5,595,320	1,120	18,293	(11,795)	98,282	105,900
Net income	-	-	-	-	9,620	9,620
Dividends paid ($0.96 per share)	-	-	-	-	(5,377)	(5,377)
Restricted stock granted	8,250	2	(2)	-	-	-
Stock compensation expense	-	-	157	-	-	157
Other comprehensive loss, net	-	-	-	(71,275)	-	(71,275)
Balance, December 31, 2022	5,603,570	1,122	18,448	(83,070)	102,525	39,025
FASB ASU 2016-13 adoption adjustment	-	-	-	-	(983)	(983)
Net income	-	-	-	-	1,854	1,854
Dividends paid ($0.72 per share)	-	-	-	-	(4,042)	(4,042)
Restricted stock granted	12,868	1	(1)	-	-	-
Stock compensation expense	-	-	138	-	-	138
Other comprehensive income, net	-	-	-	6,781	-	6,781
Balance, December 31, 2023	5,616,438	$1,123	$18,585	$(76,289)	$99,354	$42,773

The accompanying notes are an integral part of these statements.

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2023, 2022, and 2021

1 of 2

(in thousands)

	2023	2022	2021
Cash flows from operating activities
Net income	$1,854	$9,620	$7,494
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,437	1,275	1,173
Amortization of premiums and accretion of discounts on investment securities, net	2,777	3,247	6,629
Stock compensation expense	138	157	161
Provision for credit losses	669	124	1,409
Loss (gain) on sale of securities	1,986	-	(1,378)
Gain from death benefit proceeds on BOLI	-	(192)	(357)
(Gain) loss on sale of fixed assets	(279)	(322)	13
Impairment loss on fixed assets	-	208	-
Net gain on sale of other real estate owned	-	(27)	(323)
Deferred income tax expense	(362)	401	566
Writedown on other real estate owned	-	42	914
(Increase) decrease in accrued interest receivable	(366)	(694)	1,812
Increase in cash surrender value life insurance	(560)	(665)	(670)
Increase (decrease) in accrued interest payable	511	403	(194)
Increase (decrease) in deferred compensation liability	61	325	(122)
Net change in other operating assets and liabilities	(2,343)	(142)	364

Net cash provided by operating activities	5,523	13,760	17,491

Cash flows from investing activities
Proceeds from calls, paydowns and maturities of securities available-for-sale	$11,332	$39,399	$150,879
Proceeds from calls, paydowns and maturities of securities held-to-maturity	21,377	8,371	-
Proceeds from sales of securities available-for-sale	14,748	-	500,685
Purchases of investment securities available-for-sale	-	(122,120)	(631,131)
Proceeds from sale of FHLB stock	-	-	4,447
Death benefit proceeds from bank-owned life insurance	-	812	1,162
Purchases of bank premises, furniture, fixtures and equipment	(718)	(2,642)	(2,599)

CITIZENS HOLDING COMPANY

Consolidated Statements of Cash Flows

Years Ended December 31, 2023, 2022, and 2021

2 of 2

(in thousands)

	2023	2022	2021
Proceeds from sales of bank premises, furniture, fixtures and equipment	207	546	492
Proceeds from sale of other real estate owned	324	1,331	3,257
Purchases of FHLB stock	(317)	(880)	(4,103)
Net change in loans	(56,739)	(13,166)	75,527

Net cash (used in) provided by investing activities	(9,786)	(88,349)	98,616

Cash flows from financing activities
Net change in deposits	$43,675	$14,510	$16,703
Net increase (decrease) in securities sold under agreement to repurchase	30,512	14,814	(83,512)
Proceeds from borrowings on secured line of credit	-	-	18,000
Dividends paid to shareholders	(4,042)	(5,377)	(5,370)
Net decrease in FHLB advances	-	-	(25,000)

Net cash provided by (used in) financing activities	70,145	23,947	(79,179)

Net increase (decrease) in cash and due from banks	65,882	(50,642)	36,928

Cash and cash equivalents, beginning of year	28,594	79,236	42,308

Cash and cash equivalents, end of year	$94,476	$28,594	$79,236

Supplemental disclosures of cash flow information
Cash paid for
Interest	$18,895	$4,388	$5,209
Income taxes	$1,950	$1,490	$515

Noncash disclosures
Real estate acquired by foreclosure	$286	$49	$3,250

The accompanying notes are an integral part of these financial statements.

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

Estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses (“ACL”) and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the ACL and valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and to value foreclosed real estate, future additions to the allowance or adjustments to the valuation may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s ACL and valuations of foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance or to make adjustments to the valuation based on their judgments about information available to them at the time of their examination. Due to these factors, it is reasonably possible that the ACL and valuation of foreclosed real estate may change materially in the near term.

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

Investment Securities

In accordance with the investments topic of the ASC, securities are classified as “available-for-sale (“AFS”)”, “held-to-maturity (“HTM”)” or “trading”. Fair values for securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Gains or losses on the sale of securities are determined using the specific identification method. Currently, the Company has no trading securities.

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

The Company also evaluates available-for-sale investment securities in an unrealized loss position on a quarterly basis. If the Company intends to sell the security or it is more likely than not that it will be required to sell before recovery, the entire unrealized loss is recorded as a loss within noninterest income in the Consolidated Statements of Income with a corresponding adjustment to the amortized cost basis of the security. If the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security before recovery of its amortized cost basis, the Company evaluates if any of the unrealized loss is related to a potential credit loss. The amount, if any, related to credit loss is recognized in earnings as a provision for credit loss (“PCL”) and a corresponding ACL is established; each is calculated as the difference between the estimate of discounted future cash flows and the amortized cost basis of the security. A number of qualitative and quantitative factors, including the financial condition of the underlying issuer, current and projected deferrals or defaults and credit ratings by nationally recognized statistical rating agencies are considered by management in the estimate of the discounted future cash flows. The remaining difference between the fair value and the amortized cost basis of the security is considered the amount related to other market factors and is recognized in other comprehensive income, net of applicable taxes.

Note 1. Continued

Securities Held-to-Maturity

HTM securities are carried at amortized cost and represent those securities that the Company both intends and has the ability to hold to maturity.

The Company evaluates its ACL on the held-to-maturity investment portfolio on a quarterly basis in accordance with Financial Accounting Standards Board (“FASB”) ASC 326, “Financial Instruments - Credit Losses (“ASC 326”; ASC 326 is also referred to as “CECL”). Expected credit losses on debt securities classified as held-to-maturity are measured on a collective basis by major security type. The estimates of expected credit losses are based on historical default rates, investment grades, current conditions, and reasonable and supportable forecasts about the future. The allowance is increased through PCL and decreased by charge-offs, net of recoveries of amounts previously charged-off.

LHFI and Allowance for Credit Losses

LHFI are loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of unearned income and an ACL. The Company has no loans held-for-sale.

Unearned origination fees include deferred fees net of deferred direct incremental loan origination cost. Unearned origination fees attributable to loans held with a maturity of more than one year is recognized as income or expense over the life of the loan.

Unearned discounts on installment loans are recognized as income over the terms of the loans by a method that approximates the interest method. Unearned origination fees and interest on commercial loans are recognized based on the principal amount outstanding. For all other loans, interest is accrued daily on the outstanding balances. For nonperforming loans, interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful. Cash collections on these loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance has been collected. The Company generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest income on other nonaccrual loans is recognized only to the extent of interest payments.

Upon discontinuance of the accrual of interest on a loan, any previously accrued but unpaid interest is reversed against interest income.

Note 1. Continued

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Generally, the recognition of interest on mortgage and commercial and industrial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Consumer and other retail loans are typically charged-off no later than the time the loan is 120 days past due. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. Loans may be placed on nonaccrual regardless of whether or not such loans are considered past due. All interest accrued for the current year, but not collected, for loans that are placed on nonaccrual or charged-off is reversed against interest income, the amount of which was immaterial for the years ended December 31, 2023, 2022 and 2021. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Interest income recognized on nonaccrual loans was immaterial for the year ended December 31, 2023. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The ACL is an estimate of expected losses inherent within the Company’s loans held for investment portfolio and is maintained at a level believed adequate by management to absorb credit losses inherent in the entire loan portfolio in accordance with ASC 326. Management evaluates the adequacy of the ACL on a quarterly basis. Expected credit loss inherent in non-cancellable off-balance-sheet credit exposures is accounted for as a separate liability in the Consolidated Statements of Financial Condition. The ACL for loans held for investment, as reported in the Company’s Consolidated Statements of Financial Condition, is adjusted by a PCL, which is reported in earnings, and reduced by net charge-offs. Loan losses are charged against the ACL when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The credit loss estimation process involves procedures to appropriately consider the unique characteristics of the Company’s loan portfolio segments. Credit quality is assessed and monitored by evaluating various attributes, and the results of those evaluations are utilized in underwriting new loans and in the Company’s process for the estimation of expected credit losses. Credit quality monitoring procedures and indicators can include an assessment of problem loans, the types of loans, historical loss experience, new lending products, emerging credit trends, changes in the size and character of loan categories and other factors, including the Company’s risk rating system, regulatory guidance and economic conditions, such as the unemployment rate and GDP growth in the markets in which the Company operates, as well as trends in the market values of underlying collateral securing loans, all as determined based on input from management, loan review staff and other sources. This evaluation is complex and inherently subjective, as it requires estimates by management that are inherently uncertain and therefore susceptible to significant revision as more information becomes available. In future periods, evaluations of the overall loan portfolio, in light of the factors and forecasts then prevailing, may result in significant changes in the ACL and PCL in those future periods.

The methodology for estimating the amount of expected credit losses reported in the ACL has two basic components: first, a collective or pooled component for estimating expected credit losses for pools of loans that share similar risk characteristics; and second, an asset-specific component involving individual loans that do not share risk characteristics with other loans and the measurement of expected credit losses for such individual loans.

Note 1. Continued

Loans Evaluated on a Collective (Pool) Basis

The ACL for loans that share similar risk characteristics with other loans is calculated on a collective or pool basis, where such loans are segregated into loan portfolio segments based upon similarity of credit risk. The Company’s primary loan portfolio segments are as follows:

Real Estate – Land Development and Construction - The Company’s construction loan portfolio consists of loans for the construction of single family residential properties, multi-family properties and commercial projects. Maturities for construction loans generally range from 6 to 12 months for residential properties and from 24 to 36 months for non-residential and multi-family properties. The source of repayment of a construction loan comes from the sale or lease of newly-constructed property, although often construction loans are repaid with the proceeds of a commercial real estate loan that the Company makes to the owner or lessor of the newly-constructed property.

Real Estate - Farmland - are “owner-occupied” loans in which the owner develops a property with the intention of locating its farming operations there. Payments on these loans are dependent on the successful development and management of the business as well as the borrower’s ability to generate sufficient operating revenue to repay the loan. In some instances, in addition to the mortgage on the underlying real estate of the business, farmland loans are secured by other non-real estate collateral, such as equipment or other assets used in the business. In addition to owner-occupied commercial real estate loans, the Company offers loans in which the owner develops a property where the source of repayment of the loan will come from the sale or lease of the developed property. These loans are referred to as “non-owner occupied” farmland loans.

Real Estate - 1-4 Family Mortgage - This segment of the Company’s loan portfolio includes loans secured by first or second liens on residential real estate in which the property is the principal residence of the borrower, as well as loans secured by residential real estate in which the property is rented to tenants or is otherwise not the principal residence of the borrower. Loans for the preparation of residential real property prior to construction are also included in this segment. Finally, this segment includes home equity loans or lines of credit and term loans secured by first and second mortgages on the residences of borrowers who elect to use the accumulated equity in their homes for purchases, refinances, home improvements, education and other personal expenditures. The Company attempts to minimize the risk associated with residential real estate loans by scrutinizing the financial condition of the borrower; typically, the maximum loan-to-value ratio is also limited.

Real Estate - Commercial Real Estate - are “owner-occupied” loans in which the owner develops a property with the intention of locating its business there. Payments on these loans are dependent on the successful development and management of the business as well as the borrower’s ability to generate sufficient operating revenue to repay the loan. In some instances, in addition to the mortgage on the underlying real estate of the business, commercial real estate loans are secured by other non-real estate collateral, such as equipment or other assets used in the business. In addition to owner-occupied commercial real estate loans, the Company offers loans in which the owner develops a property where the source of repayment of the loan will come from the sale or lease of the developed property, for example, retail shopping centers, hotels and storage facilities. These loans are referred to as “non-owner occupied” commercial real estate loans. The Company also offers commercial real estate loans to developers of commercial properties for purposes of site acquisition and preparation and other development prior to actual construction (referred to as “commercial land development loans”). Non-owner occupied commercial real estate loans and commercial land development loans are dependent on the successful completion of the project and may be affected by adverse conditions in the real estate market or the economy as a whole.

Note 1. Continued

Business Loans - Commercial and Industrial Loans - Commercial loans are customarily granted to established local business customers in the Company’s market area on a collateralized basis to meet their credit needs. Maturities are typically short term in nature and are commensurate with the secondary source of repayment that serves as the Company’s collateral. Although commercial loans may be collateralized by equipment or other business assets, the repayment of this type of loan depends primarily on the creditworthiness and projected cash flow of the borrower (and any guarantors). Thus, the chief considerations when assessing the risk of a commercial loan are the local business borrower’s ability to sell its products/services, thereby generating sufficient operating revenue to repay the Company under the agreed upon terms and conditions, and the general business conditions of the local economy or other market that the business serves.

Business Loans – Farm Production and Other Farm Loans - Farm Production and Other Farm loans are customarily granted to established local farming customers in the Company’s market area on a collateralized basis to meet their credit needs. Maturities are typically short term in nature and are commensurate with the secondary source of repayment that serves as the Company’s collateral. Although farm loans may be collateralized by equipment or other business assets, the repayment of this type of loan depends primarily on the creditworthiness and projected cash flow of the borrower (and any guarantors). Thus, the chief considerations when assessing the risk of a commercial loan are the local business borrower’s ability to sell its products/services, thereby generating sufficient operating revenue to repay the Company under the agreed upon terms and conditions, and the general business conditions of the local economy or other market that the business serves.

Consumer Loans and Credit Cards - Installment loans to individuals are granted to individuals for the purchase of personal goods. Loss or decline of income by the borrower due to unplanned occurrences represents the primary risk of default to the Company. In the event of default, a shortfall in the value of the collateral may pose a loss in this loan category. Before granting a consumer loan, the Company assesses the applicant’s credit history and ability to meet existing and proposed debt obligations. Although the applicant’s creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. The Company obtains a lien against the collateral securing the loan and holds title until the loan is repaid in full.

In determining the ACL on loans evaluated on a collective basis, the Company categorizes loan pools based on loan type and/or risk rating. The Company uses four CECL models: (1) a loss rate model, based on CRE price index, real GDP, and U.S. unemployment for Real Estate – Land Development and Construction, Farmland, 1-4 Family Mortgages, and Commercial Real Estate, (2) a loss rate model, based on U.S. unemployment and nominal GDP for Commercial and Industrial Loans and Farm Production and Other Farm Loans, (3) a loss rate model, based on Moody’s Expected Consumer Credit Loss Model for Consumer Loans, and (4) a WARM model, based on company loss history for Credit Cards and Overdrafts.

Note 1. Continued

The historical loss rates calculated as described above are adjusted, as necessary, for both internal and external qualitative factors where there are differences in the historical loss data of the Company and current or projected future conditions. Internal factors include lending expertise, risk tolerance measured through lending policy requirements, and quality of the loan review system. External factors include current and reasonable and supportable forecasted economic conditions, impact of competition and changes in collateral values. These factors are used to adjust the historical loss rates (as described above) to ensure that they reflect management’s expectation of future conditions based on a reasonable and supportable forecast period. To the extent the lives of the loans in the portfolio extend beyond the period for which a reasonable and supportable forecast can be made, the Company uses a reversion period of four quarters and reverts to the historical mean on a straight-line basis over the remaining life of the loans.

Loans Evaluated on an Individual Basis

For loans that do not share similar risk characteristics with other loans, an individual analysis is performed to determine the expected credit loss. If the respective loan is collateral dependent (that is, when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral), the expected credit loss is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral. The fair value of collateral is initially based on external appraisals. Generally, collateral values for loans for which measurement of expected losses is dependent on the fair value of such collateral are updated every twelve months, either from external third parties or in-house certified appraisers. Third-party appraisals are obtained from a pre-approved list of independent, local appraisal firms. The fair value of the collateral derived from external appraisal is then adjusted for the estimated cost to sell if repayment or satisfaction of a loan is dependent on the sale (rather than only on the operation) of the collateral. Other acceptable methods for determining the expected credit losses for individually evaluated loans (typically used when the loan is not collateral dependent) is a discounted cash flow approach or, if applicable, an observable market price. Once the expected credit loss amount is determined, an allowance equal to such expected credit loss is included in the ACL.

The Company considers the loans disclosed as individually evaluated in Note 5, “Allowance for credit losses (“ACL”) and LHFI” as collateral dependent with the type of collateral being real estate.

The Company maintains a separate ACL on unfunded loan commitments, which is included in the “Other liabilities” line item on the Consolidated Statements of Financial Condition. Changes in such allowance are recorded in the “Other noninterest expense” line item on the Consolidated Statements of Income. Management estimates the amount of expected losses on unfunded loan commitments by calculating a likelihood of funding over the contractual period for exposures that are not unconditionally cancellable by the Company and applying the loss factors used in the ACL on loans methodology described above to unfunded commitments for each loan type. No credit loss estimate is reported for off-balance-sheet credit exposures that are unconditionally cancellable by the Company.

Note 1. Continued

Prior to the adoption of ASC 326 on January 1, 2023, the allowance was calculated under the guidance on collective impairment as recognized under ASC 450, “Contingencies.” Collective impairment was calculated based on loans grouped by grade. Another component of the allowance was losses on loans assessed as impaired under ASC 310, “Receivables” (“ASC 310”). The balance of these loans and their related allowance was included in management’s estimation and analysis of the ACL.

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

Leases

Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842),” became effective for the Company on January 1, 2020. The Company adopted FASB ASC Topic 842 utilizing the modified retrospective transition approach prescribed by ASU 2018-11, “Leases (Topic 842): Targeted Improvements”. The Company did not elect to adopt the package of practical expedients, which includes reassessing whether any expired or existing contracts are or contain leases, reassessing the lease classification and reassessing initial direct costs. Also, the Company did not elect to adopt the hindsight practical expedient therefore maintaining the lease terms previously determined under FASB ASC Topic 840, “Leases”. The Company made an accounting policy election to not recognize short-term leases (12 months or less) on the Statements of Financial Condition. The Company accounts for the lease and nonlease components separately as such amounts are readily determinable.

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

The Company’s operating leases primarily consist of building and land leases. The Company recognizes lease rent expense on a straight-line basis over the term of the lease contract and records it as noninterest expense in occupancy expense. The Company’s amortization of the right-of-use asset is the difference between the straight-line lease expense and the interest expense recognized on the lease liability during the period. The Company’s lease liabilities are measured as the present value of the remaining lease payments throughout the lease term.

Note 1. Continued

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

The Company’s short-term leases primarily include automated teller machines. For short-term leases, the Company recognizes lease expense on a straight-line basis over the lease term. As previously stated, the Company has elected not to include short-term leases on its statement of financial condition.

Other Real Estate Owned

Other real estate owned (“OREO”) consists of properties repossessed by the Company on foreclosed loans. These assets are stated at fair value at the date acquired less estimated costs to sell. Losses arising from the acquisition of such property are charged against the ACL. Declines in value resulting from subsequent revaluation of the property or losses resulting from disposition of such property are expensed as incurred. Revenue and expenses from operations of OREO are reflected as other income (expense).

Cash Surrender Value of Life Insurance

The Company has purchased life insurance contracts on certain employees and directors. Certain of such policies were acquired to fund deferred compensation arrangements with employees and directors. The cash surrender value of the Company owned policies is carried at the actual cash surrender value of the policy at the statement of financial condition date. Changes in the value of the policies are classified in non-interest income.

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

Note 1. Continued

Fair Value Measurements:

ASC 820, “Fair Value Measurements and Disclosures,” provides guidance for using fair value to measure assets and liabilities and also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to a valuation based on quoted prices in active markets for identical assets and liabilities (Level 1), moderate priority to a valuation based on quoted prices in active markets for similar assets and liabilities and/or based on assumptions that are observable in the market (Level 2), and the lowest priority to a valuation based on assumptions that are not observable in the market (Level 3). See Note 19, “Fair Value Measurements,” for further details regarding the Company’s methods and assumptions used to estimate the fair values of the Company’s financial assets and liabilities.

Derivative Instruments and Hedging Activities

The Company utilizes derivative financial instruments as part of its ongoing efforts to manage its interest rate risk exposure as well as to meet the needs of its customers. Derivative financial instruments are included in the Consolidated Statements of Financial Condition line item “Other assets” or “Other liabilities” at fair value in accordance with ASC 815.

Fair value hedges are utilized to mitigate the exposure to future interest rate risk. For the Company’s derivatives designated as fair value hedges, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged liability attributable to the hedged risk are recognized in current earnings. The gain or loss on the derivative instrument is presented on the same line item as the earnings effect of the hedged item.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings reported in the consolidated statements of income, changes in unrealized gain (loss) on securities available-for-sale and the amount of unrealized losses recorded upon the transfer of AFS securities to HTM securities, net of amortization, reported as a component of shareholders’ equity. Unrealized gain (loss) on AFS securities, net of related income taxes, and unrealized losses from the transfer of AFS securities to HTM securities are the primary components of accumulated other comprehensive income (loss) for the Company.

Net Income Per Share

Net income per share-basic is computed by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share-diluted is based on the weighted average number of shares of common stock outstanding for the periods, including the dilutive effect of the Company’s outstanding stock options and restricted stock grants. The effect of the dilutive shares for the years 2023, 2022 and 2021 is illustrated in the following table.

Note 1. Continued

	2023	2022	2021

Basic weighted average shares outstanding	5,600,964	5,592,668	5,584,396
Dilutive effect of stock options	-	-	87

Dilutive weighted average shares outstanding	5,600,964	5,592,668	5,584,483

Net income	$1,854	$9,620	$7,494

Net income per share-basic	$0.33	$1.72	$1.34
Net income per share-diluted	$0.33	$1.72	$1.34

Advertising Costs

Advertising costs are charged to expense when incurred. Advertising expense was $566, $610 and $573 for the years ended December 31, 2023, 2022 and 2021, respectively.

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

Reclassifications

Certain information for 2022 has been reclassified to conform to the financial presentation for 2023. Such reclassifications had no effect on net income or shareholders’ equity.

Stock-Based Compensation

At December 31, 2023, the Company had outstanding grants under two stock-based compensation plans, which are the 1999 Directors’ Stock Compensation Plan and the 2013 Incentive Compensation Plan. Compensation expense for option grants and restricted stock awards is determined based on the estimated fair value of the stock options and restricted stock on the applicable grant or award date. The Company has elected to account for forfeitures in compensation cost when they occur as permitted under the guidance in ASC 718, “Compensation - Stock Compensation” (“ASC 718”). Expense associated with the Company’s stock-based compensation is included under the line item “Salaries and employee benefits” on the Consolidated Statements of Income. The Company recognizes compensation expense for all share-based payments to employees in accordance with ASC 718.

Note 1. Continued

Impact of Recently-Issued Accounting Standards and Pronouncements:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This update to ASC 326, Financial Instruments - Credit Losses, significantly changed the way entities recognize impairment on many financial assets by requiring immediate recognition of estimated credit losses expected to occur over the asset’s remaining life. FASB describes this impairment recognition model as the current expected credit loss model and believes the CECL model will result in more timely recognition of credit losses since the CECL model incorporates expected credit losses versus incurred credit losses. The scope of FASB’s CECL model includes loans, held-to-maturity debt instruments, lease receivables, loan commitments and financial guarantees that are not accounted for at fair value. Additionally, ASU 2016-13 amended the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. In the remainder of these Notes to Consolidated Financial Statements, references to “CECL” or to “FASB ASU 2016-13” shall mean the accounting standards and principles set forth in ASC 326 after giving effect to ASU 2016-13 and the clarifications thereto discussed in the next paragraph.

The Company adopted ASU 2016-13 and all related subsequent amendments thereto effective January 1, 2023 using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. To implement CECL, entities are required to apply a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company recorded a one-time cumulative-effect adjustment as disclosed in the table below.

	December 31, 2022	Impact of FASB ASU	January 1, 2023
	(as reported)	2016-13 Adoption	(adjusted)
Assets:
ACL	$(5,264)	$(634)	$(5,898)
Deferred tax assets, net	29,574	327	29,901
Liabilities:
ACL on off-balance sheet exposures	-	677 [2]	677
Shareholders' equity:
Retained earnings	$102,525	$(984)	$101,541

[2]

The allowance for credit losses on unfunded loan commitments is included in "Other liabilities" in the accompanying consolidated balance sheet. The related provision for credit losses on unfunded loan commitments is included in "Provision for credit losses" in the accompanying consolidated statements of income for the three and nine months ended December 31, 2023.

Additionally, the Company made an accounting policy election to exclude accrued interest receivable from the amortized cost basis of loans and thus the measurement of the ACL in the Company’s loan portfolio. Accrued interest receivable on loans is reported as a component of accrued interest receivable on the Consolidated Statements of Financial Condition and totaled $2,397 and $1,981 at December 31, 2023 and December 31, 2022, respectively, and is excluded from estimated credit losses.

Note 2. Investment Securities

(in thousands)

The amortized cost and estimated fair value of securities available-for-sale and the corresponding amounts of gross unrealized gains and losses recognized in accumulated other comprehensive (loss) income at December 31, 2023 and 2022 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2023	Cost	Gains	Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$94,255	$-	$9,883	$84,372
State, County, Municipals	118,815	2	25,839	92,978
Other securities	500	-	55	445
Total	$213,570	$2	$35,777	$177,795

		Gross	Gross
	Amortized	Unrealized	Unrealized
2022	Cost	Gains	Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$107,055	$-	$10,083	$96,972
State, County, Municipals	134,906	-	30,993	103,913
Other securities	500	-	63	437
Total	$242,461	$-	$41,139	$201,322

The amortized cost and estimated fair value of securities HTM and the corresponding amounts of gross unrealized gains and losses at December 31, 2023 were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
2023	Cost	Gains	Losses	Fair Value
Securities held-to-maturity
Obligations of U.S. Government agencies	$4,065	$-	$375	$3,690
Mortgage-backed securities	290,803	-	29,011	261,792
State, County, Municipals	92,931	33	3,028	89,936
Total	$387,799	$33	$32,414	$355,418

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

The following tables show the gross unrealized losses and fair value of the Company’s investments classified as AFS and HTM investments with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2023 and 2022.

A summary of unrealized loss information for AFS and HTM securities, categorized by security type follows:

December 31, 2023
Available-for-sale	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage backed securities	$3,330	$28	$78,553	$9,855	$81,883	$9,883
State, County, Municipal	1,282	5	91,197	25,834	92,479	25,839
Other securities	-	-	445	55	445	55

Total	$4,612	$33	$170,195	$35,744	$174,807	$35,777

Held-to-maturity	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of U.S. Government agencies	$-	$-	$3,690	$375	$3,690	$375
Mortgage backed securities	-	-	261,791	29,011	261,791	29,011
State, County, Municipal	-	-	86,390	3,028	86,390	3,028

Total	$-	$-	$351,871	$32,414	$351,871	$32,414

Note 2. Continued

December 31, 2022
Available-for-sale	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Mortgage backed securities	$70,652	$3,838	$26,320	$6,245	$96,972	$10,083
State, County, Municipal	45,200	9,027	58,713	21,966	103,913	30,993
Other securities	-	-	437	63	437	63

Total	$115,852	$12,865	$85,470	$28,274	$201,322	$41,139

Held-to-maturity	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Obligations of U.S. Government agencies	$-	$-	$3,635	$367	$3,635	$367
Mortgage backed securities	17,882	1,333	267,212	23,321	285,094	24,654
State, County, Municipal	15,059	781	71,504	5,496	86,563	6,277

Total	$32,941	$2,114	$342,351	$29,184	$375,292	$31,298

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

The amortized cost and estimated fair value of securities at December 31, 2023, by contractual maturity and investment type, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2023
Due in one year or less	$500	$445	$-	$-
Due after one year through five years	2,880	2,797	-	-
Due after five years through ten years	5,547	5,284	-	-
Due after ten years	110,388	84,897	96,996	93,626
Residential mortgage backed securities	81,820	72,305	232,902	211,313
Commercial mortgage backed securities	12,435	12,067	57,901	50,479

Total	$213,570	$177,795	$387,799	$355,418

Note 2. Continued

	Available-for-sale		Held-to-maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
December 31, 2022
Due in one year or less	$721	$657	$-	$-
Due after one year through five years	3,152	3,042	-	-
Due after five years through ten years	5,275	4,853	-	-
Due after ten years	126,258	95,798	96,842	90,198
Residential mortgage backed securities	94,226	84,481	250,615	230,771
Commercial mortgage backed securities	12,829	12,491	59,133	54,323

Total	$242,461	$201,322	$406,590	$375,292

Investment securities with carrying amounts of $532,768 and $462,954 at December 31, 2023 and December 31, 2022, respectively, were pledged as collateral for public deposits and securities sold under agreement to repurchase.

Gross realized gains and losses are included in net (losses) gains on sales of securities in the Consolidated Statements of Income. Total gross realized gains and gross realized losses from the sale of investment securities for each of the years ended December 31 were:

	2023	2022	2021
Gross realized gains	$-	$-	$4,257
Gross realized losses	(1,986)	-	(2,879)

Net realized (losses) gains	$(1,986)	$-	$1,378

Note 3. Federal Home Loan Bank Stock

(in thousands)

The Company, as a member of the Federal Home Loan Bank of Dallas (“FHLB”) system, owns stock in the organization. No ready market exists for the stock, and it has no quoted market value. The Company’s investment in the FHLB is carried at cost of $2,199 and $1,786 at December 31, 2023 and December 31, 2022, respectively, and is included in “Other Assets” in the Consolidated Statements of Financial Condition. The Company purchased stock in 2023 and 2022 at the par value of $100 per share.

Note 4. Loans

(In Thousands, Except Number of Loans)

The composition of LHFI, net at December 31, 2023 and 2022 is as follows:

	2023	2022
Real Estate:
Land Development and Construction	$66,942	$52,731
Farmland	10,825	11,437
1-4 Family Mortgages	95,161	92,148
Commercial Real Estate	358,226	316,541
Total Real Estate Loans	531,154	472,857

Business Loans:
Commercial and Industrial Loans	93,060	96,500
Farm Production and Other Farm Loans	424	504
Total Business Loans	93,484	97,004

Consumer Loans:
Credit Cards	3,377	2,738
Other Consumer Loans	14,013	12,992
Total Consumer Loans	17,390	15,730

Total Gross Loans	642,028	585,591

Unearned Origination Fees	(1,083)	(275)
Allowance for Loan Losses	(6,551)	(5,264)

Loans, net	$634,394	$580,052

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

Note 4. Continued

Loans are made principally to customers in the Company’s market. The Company’s lending policy provides that loans collateralized by real estate are normally made with loan-to-value (“LTV”) ratios of 80 percent or less. Commercial loans are typically collateralized by property, equipment, inventories or receivables with LTV ratios from 50 percent to 80 percent. Residential real estate mortgage loans are collateralized by personal residences with LTV ratios of 80 percent or less. Consumer loans are typically collateralized by real estate, vehicles and other consumer durable goods. Approximately $152,262 and $104,261 of the loans outstanding at December 31, 2023 and 2022, respectively, were variable rate loans.

In the ordinary course of business, the Company has granted loans to certain directors, significant shareholders and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. Activity in related party loans during 2023 is presented in the following table.

Balance outstanding at December 31, 2022	$923

Principal additions	584

Principal reductions	(45)

Balance outstanding at December 31, 2023	$1,462

In addition to the loans outstanding above, the Company has an outstanding letter of credit with one of the Company’s directors with availability of $2,275 at December 31, 2022. The letter of credit was not drawn on during 2022 or 2023 and is no longer oultstanding at December 31, 2023. The letter of credit was made on substantially the same terms as comparable transactions with other unaffiliated persons.

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

Note 4. Continued

Nonaccrual and Past Due LHFI

The amortized cost basis of period-end, nonaccrual and past due LHFI, segregated by class, were as follows:

	Nonaccrual With No Allowance for Credit Loss	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
December 31, 2023
Loans secured by real estate:
Land Development and Construction	$-	$-	$-
Farmland	-	95	-
1-4 Family Mortgages	-	1,670	-
Commercial Real Estate	399	504	-
Total Real Estate Loans	399	2,269	-
Business Loans:
Commercial and Industrial Loans	124	267	4
Farm Production and Other Farm Loans	-	-	-
Total Business Loans	124	267	-
Consumer Loans:
Other Consumer Loans	-	40	-
Credit Cards	-	-	12
Total Consumer Loans	-	40	12
Total	$523	$2,576	$16

Note 4. Continued

The following disclosures are presented under GAAP in effect prior to the adoption of CECL. The Company has included these disclosures to address the applicable prior period.

	Nonaccrual	Loans Past Due 90 Days or More Still Accruing
December 31, 2022
Loans secured by real estate:
Land Development and Construction	$-	$4
Farmland	117	-
1-4 Family Mortgages	1,720	-
Commercial Real Estate	846	95
Total Real Estate Loans	2,683	99
Business Loans:
Commercial and Industrial Loans	281	-
Farm Production and Other Farm Loans	-	-
Total Business Loans	281	-
Consumer Loans:
Other Consumer Loans	24	-
Credit Cards	-	12
Total Consumer Loans	24	12
Total	$2,988	$111

In the event that non-accrual loans had performed in accordance with their original terms, the Company would have recognized additional interest income of approximately $431, $354 and $281 in 2023, 2022 and 2021, respectively.

Note 4. Continued

An aging analysis of past due loans, segregated by class of loans, as of December 31, 2023 is as follows:

December 31, 2023	30 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current Loans	Total
Loans secured by real estate:
Land Development and Construction	$32	$-	$32	$66,910	$66,942
Farmland	90	-	90	10,735	10,825
1-4 Family Mortgages	1,024	179	1,203	93,958	95,161
Commercial Real Estate	1,080	67	1,147	357,079	358,226
Total Real Estate Loans	2,226	246	2,472	528,682	531,154
Business Loans:
Commercial and Industrial Loans	54	270	324	92,736	93,060
Farm Production and Other Farm Loans	-	-	-	424	424
Total Business Loans	54	270	324	93,160	93,484
Consumer Loans:
Credit Cards	65	12	77	3,300	3,377
Other Consumer Loans	116	-	116	13,897	14,013
Total Consumer Loans	181	12	193	17,197	17,390
Total	$2,461	$528	$2,989	$639,039	$642,028

An aging analysis of past due loans, segregated by class of loans, as of December 31, 2022 is as follows:

December 31, 2022	30 - 89 Days Past Due	Greater Than 89 Days Past Due	Total Past Due	Current Loans	Total
Loans secured by real estate:
Land Development and Construction	$-	$4	$4	$52,727	$52,731
Farmland	38	30	68	11,369	11,437
1-4 Family Mortgages	1,799	439	2,238	89,910	92,148
Commercial Real Estate	933	486	1,419	315,122	316,541
Total Real Estate Loans	2,770	959	3,729	469,128	472,857
Business Loans:
Commercial and Industrial Loans	109	277	386	96,114	96,500
Farm Production and Other Farm Loans	4	-	4	500	504
Total Business Loans	113	277	390	96,614	97,004
Consumer Loans:
Credit Cards	56	12	89	2,649	2,738
Other Consumer Loans	66	23	68	12,924	12,992
Total Consumer Loans	122	35	157	15,573	15,730
Total	$3,005	$1,271	$4,276	$581,315	$585,591

Note 4. Continued

Prior to the adoption of FASB ASC Topic 326, the Company’s individually evaluated impaired LHFI included all commercial substandard relationships of $100 or more, which were specifically reviewed for impairment and deemed impaired, and all LHFI classified as troubled-debt restructurings (“TDRs”) in accordance with FASB ASC Subtopic 310-10-50-20 “Impaired Loans.”  Once a LHFI was deemed to be impaired, the full difference between book value and the most likely estimate of the collateral’s net realizable value was charged off or a specific reserve was established.

$124 of interest income was recognized in the income statement on impaired LHFI for the periods ended December 31, 2023. The amount was immaterial for the period ended December 31, 2022.

The following disclosures are presented under GAAP in effect prior to the adoption of CECL that are no longer applicable or required. The Company has included these disclosures to address the applicable prior periods.

Loans formerly accounted for under FASB ASC 310-20, “Nonrefundable Fees and Other Cost” (“ASC 310-20”), and which are impaired loans recognized in conformity with ASC 310, “Receivables” (“ASC 310”), segregated by class, were as follows as of December 31, 2022:

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

Note 4. Continued

Loan Modifications

The Company adopted ASU 2022-02, Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures on January 1, 2023. The amendments in this ASU were applied prospectively, and therefore, loan modification and charge off information is provided only for those items occurring after the January 1, 2023 adoption date.

Based on the guidance in ASU 2022-02, a loan modification or refinancing results in a new loan if the terms of the new loan are at least as favorable to the lender as the terms with customers with similar collection risks that are not refinancing or restructuring their loans and the modification to the terms of the loans are more than minor. If a loan modification or refinancing does not result in a new loan, it is classified as a loan modification. There are additional disclosures for the modification of loans with borrowers experiencing financial difficulty that results in a direct change in the timing or amount of contractual cash flows. The disclosures are applicable to situations where there is principal forgiveness, interest rate reductions, other-than-insignificant payment delays, term extensions or a combination of any of these terms. If the Company modifies any loans to borrowers in financial distress that involves principal forgiveness, the amount of principal forgiven is charged off against the ACL.

The Company had no loan modifications to borrowers experiencing financial difficulties in 2023.

At December 31, 2023, LHFI classified as modified loans totaled $2,224. At December 31, 2023, modified loans were primarily comprised of interest rate concessions. The Company had $-0- in unused commitments on modified loans at December 31, 2023.

The allocated ACL attributable to modified loans was $142 at December 31, 2023. The Company had no commitments to lend additional funds on these loans as of December 31, 2023.

There were no loans modified within the last twelve months for which there was a payment default during the twelve months ended December 31, 2023.

At December 31, 2023 and December 31, 2022, the amortized cost of loans secured by Real Estate – 1-4 Family Mortgage in the process of foreclosure was $-0- and $-0-, respectively.

Note 4. Continued

Collateral-Dependent Loans

The following tables present the amortized cost basis of collateral-dependent loans by class of loans and collateral type as of December 31, 2023:

December 31, 2023	Stocks	Inventory	Real Estate	Receivables	Total
Loans secured by real estate:
Land Development and Construction	$-	$-	$-	$-	$-
1-4 Family Mortgages	-	-	81	-	81
Commercial Real Estate	-	-	2,399	-	2,399
Total Real Estate Loans	-	-	2,480	-	2,480
Business Loans:
Commercial and Industrial Loans	1,280	92	-	32	1,404
Farm Production and Other Farm Loans	-	-	-	-	-
Total Business Loans	1,280	92	-	32	1,404

Total	$1,280	$92	$2,480	$32	$3,884

A loan is collateral dependent when the borrower is experiencing financial difficulty and repayment of the loan is expected to be provided substantially through the sale of the collateral. The following provides a qualitative description by class of loan of the collateral that secures the Company’s collateral-dependent LHFI:

●

Loans secured by real estate – Loans within these loan classes are secured by liens on real estate properties. There have been no significant changes to the collateral that secures these financial assets during the period.

●

Business loans – Loans within this loan class are primarily secured by inventory, accounts receivables, equipment and other non-real estate collateral. There have been no significant changes to the collateral that secures these financial assets during the period.

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

Grade 4. ACCEPTABLE RISK - Borrower generates sufficient cash flow to fund debt service but most working asset and capital expansion needs are provided from external sources. Profitability and key statement of balance sheet ratios are usually close to peers but one or more may not align with peers.

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

These internally assigned grades are updated on a continual basis throughout the course of the year and represent management’s most updated judgment regarding grades at December 31, 2023.

Note 4. Continued

The following table details the amortized cost basis of LHFI, segregated by loan origination year, grade and class, as of December 31, 2023:

Term Loans Amortized Cost Basis by Origination Year
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving Loans	Total Loans
Loans secured by real estate:
Land Development and Construction
Satisfactory - Categories 1-4	$23,439	$3,514	$1,173	$13,160	$860	$226	$23,282	$65,654
Special Mention - Category 5 & 6	-	348	679	-	-	-	-	1,027
Substandard - Category 7	-	261	-	-	-	-	-	261
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	-	-	-	-	-	-	-	-
Total Land Development and Construction	23,439	4,123	1,852	13,160	860	226	23,282	66,942

Farmland
Satisfactory - Categories 1-4	1,929	1,520	1,143	1,395	3,003	492	995	10,477
Special Mention - Category 5 & 6	-	-	80	-	129	37	-	246
Substandard - Category 7	-	32	6	4	17	43	-	102
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	-	-	-	-	-	-	-	-
Total Farmland	1,929	1,552	1,229	1,399	3,149	572	995	10,825

1-4 Family Mortgages
Satisfactory - Categories 1-4	14,355	18,980	11,305	10,988	9,353	5,163	19,976	90,120
Special Mention - Category 5 & 6	497	184	93	464	296	157	76	1,767
Substandard - Category 7	275	34	274	262	79	1,918	351	3,193
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	-	-	-	-	81	-	-	81
Total 1-4 Family Mortgages	15,127	19,198	11,672	11,714	9,809	7,238	20,403	95,161

Commercial Real Estate
Satisfactory - Categories 1-4	82,361	51,185	58,021	52,120	24,368	29,836	17,920	315,811
Special Mention - Category 5 & 6	9,172	2,414	2,193	917	4,481	288	3,855	23,320
Substandard - Category 7	-	67	3,636	-	264	15,128	-	19,095
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	-	-	-	-	-	-	-	-
Total Commercial Real Estate	91,533	53,666	63,850	53,037	29,113	45,252	21,775	358,226
Total Real Estate Loans	132,028	78,539	78,603	79,310	42,931	53,288	66,455	531,154
Business Loans:
Commercial and Industrial Loans
Satisfactory - Categories 1-4	28,036	18,428	4,415	14,052	5,988	7,390	10,136	88,445
Special Mention - Category 5 & 6	23	116	-	246	-	441	2,141	2,967
Substandard - Category 7	-	16	83	-	4	720	825	1,648
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	-	-	-	-	-	-	-	-
Total Commercial & Industrial	28,059	18,560	4,498	14,298	5,992	8,551	13,102	93,060

Farm Production and Other Farm Loans
Satisfactory - Categories 1-4	109	162	-	-	-	91	62	424
Special Mention - Category 5 & 6	-	-	-	-	-	-	-	-
Substandard - Category 7	-	-	-	-	-	-	-	-
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	-	-	-	-	-	-	-	-
Total Farm Production & Other Farm	109	162	-	-	-	91	62	424
Total Business Loans	28,168	18,722	4,498	14,298	5,992	8,642	13,164	93,484
Consumer Loans:
Satisfactory - Categories 1-4	7,368	3,071	1,188	586	836	185	367	13,601
Special Mention - Category 5 & 6	2	-	-	-	3	-	-	5
Substandard - Category 7	337	37	31	-	-	-	-	405
Doubtful - Category 8	-	-	-	-	-	-	-	-
Loss 9	2	-	-	-	-	-	-	2
Total Consumer Loans	7,709	3,108	1,219	586	839	185	367	14,013

Credit Cards
Performing	-	-	-	-	-	-	3,365	3,365
Nonperforming	-	-	-	-	-	-	12	12
Total Credit Card	-	-	-	-	-	-	3,377	3,377
Gross LHFI	$167,905	$100,369	$84,320	$94,194	$49,762	$62,115	$83,363	$642,028
Less Unearned Origination Fees								(1,083)
Less ACL								(6,551)
Net LHFI								$634,394

Note 4. Continued

There were no revolving loans converted to term loans during the year ended December 31, 2023.

The following disclosures are presented under GAAP in effect prior to the adoption of CECL. The Company has included these disclosures to address the applicable prior period.

A discussion of the Company’s policies regarding internal risk-rating of loans is discussed above and is applicable to these tables. The following table presents the Company’s loan portfolio by internal risk-rating grades as of December 31, 2022:

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

Note 5. ACL on LHFI

(in thousands)

The Company’s ACL methodology for LHFI is based upon guidance within ASC Subtopic 326-20 as well as applicable regulatory guidance. The ACL is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Credit quality within the LHFI portfolio is regularly monitored by Management and is reflected within the ACL for loans. The ACL is an estimate of expected losses inherent within the Company’s existing LHFI portfolio. The ACL for LHFI is adjusted through the PCL, LHFI and reduced by the charge off of loan amounts, net of recoveries.

The methodology for estimating the amount of expected credit losses reported in the ACL has two basic components: a collective, or pooled, component for estimated expected credit losses for pools of loans that share similar risk characteristics, and an asset-specific component involving individual loans that do not share risk characteristics with other loans and the measurement of expected credit losses for such individual loans. In estimating the ACL for the collective component, loans are segregated into loan pools based on loan product types and similar risk characteristics.

Note 5. Continued

The loans secured by real estate segment includes loans for both commercial and residential properties. The underwriting process for these loans includes analysis of the financial position and strength of both the borrower and guarantor, experience with similar projects in the past, market demand and prospects for successful completion of the proposed project within the established budget and schedule, values of underlying collateral, availability of permanent financing, maximum loan-to-value ratios, minimum equity requirements, acceptable amortization periods and minimum debt service coverage requirements, based on property type. The borrower’s financial strength and capacity to repay their obligations remain the primary focus of underwriting. Financial strength is evaluated based upon analytical tools that consider historical and projected cash flows and performance in addition to a financial analysis of any proposed project. Additional support offered by guarantors is also considered. Ultimate repayment of these loans is sensitive to interest rate changes, general economic conditions, liquidity and availability of long-term financing.

The business loan segment includes loans within the Company’s geographic markets made to many types of businesses for various purposes, such as short term working capital loans that are usually secured by accounts receivable and inventory and term financing for equipment and fixed asset purchases that are secured by those assets. The Company’s credit underwriting process for commercial and industrial loans includes analysis of historical and projected cash flows and performance, evaluation of financial strength of both borrowers and guarantors as reflected in current and detailed financial information and evaluation of underlying collateral to support the credit.

The consumer LHFI portfolio segment is comprised of loans that are centrally underwritten based on a credit scoring system as well as an evaluation of the borrower’s repayment capacity, credit, and collateral. Property appraisals are obtained to assist in evaluating collateral. Loan-to value and debt-to-income ratios, loan amount, and lien position are also considered in assessing whether to originate a loan. These borrowers are particularly susceptible to downturns in economic trends such as conditions that negatively affect housing prices and demand and levels of unemployment.

The following table provides a description of each of the Company’s portfolio segments, loan classes, loan pools and the ACL methodology and loss drivers:

Portfolio Segment	Loan Class	Methodology	Loss Drivers
Loans secured by real estate
	Land Development and Construction	Loss Rate	CRE Price Index, Real GDP, US Unemployment
	Farmland	Loss Rate	CRE Price Index, Real GDP, US Unemployment
	1-4 Family Mortgages	Loss Rate	CRE Price Index, Real GDP, US Unemployment
	Commercial Real Estate	Loss Rate	CRE Price Index, Real GDP, US Unemployment

Business loans
	Commercial and Industrial Loans	Loss Rate	US Unemployment, Nominal GDP
	Farm Production and Other Farm Loans	Loss Rate	US Unemployment, Nominal GDP

Consumer loans
	Consumer Loans	Loss Rate	Moody's Expected Consumer Credit Loss Model
	Credit Cards	WARM	Company loss history
	Overdraft	WARM	Company loss history

Note 5. Continued

The Loss Rate model is designed to operate at the portfolio segment level. These segments are relatively homogenous groups of loans with similar characteristics. Based on the average inputs of each segment, the model then calculates both quarterly and lifetime loss rates for the entire segment by loan. The lifetime loss rate is then multiplied by the amortized cost of each loan within a class to get a quantitative reserve.

The Company chose the Weighted Average Remaining Maturity (“WARM”) method for two loan classes that are relatively non-complex. The WARM methodology factors in the remaining life of each applicable loan class that must be calculated to be used within the quantitative model.

The Company determined that reasonable and supportable forecasts could be made for a twelve-month period for all of its loan pools. To the extent the lives of the loans in the LHFI portfolio extend beyond this forecast period, the Company uses a reversion period of four quarters and reverts to the historical mean on a straight-line basis over the remaining life of the loans. The econometric models currently in production reflect segment or pool level sensitivities of probability of default to changes in macroeconomic variables. By measuring the relationship between defaults and changes in the economy, the quantitative reserve incorporates reasonable and supportable forecasts of future conditions that will affect the value of its assets, as required by FASB ASC Topic 326.

In addition to the items mentioned above, the Company incorporates qualitative factors into the ACL methodology, including the following:

●	Lending expertise
●	Risk tolerance measured through lending policy requirements
●	Quality of the loan review system
●	Changes in collateral valuations
●	External factors within the Company’s operating region, including economic conditions
●	Impact of competition

The qualitative reserve is calculated by taking the quantitative reserve rate and multiplying this rate by the qualitative factor (“Q-factor”) scalar. The Q-factor scalar takes the average of all the Q-factors selected for a specific loan class. Each Q-factor is given a rating between 0 to 100 basis points (“bps”), with the 0 being no risk to 100 bps being the highest risk impact. Each Q-factor is evaluated and adjusted quarterly using both internal and external reports and data.

Note 5. Continued

The following table details activity in the ACL by portfolio segment for the twelve months ended December 31, 2023:

	Real	Business
	Estate	Loans	Consumer	Total
Beginning Balance, January 1, 2023	$4,154	$713	$397	$5,264
FASB ASU 2016-13 adoption adjustment	665	56	(86)	635
PCL	626	(189)	27	464
Chargeoffs	22	83	148	253
Recoveries	218	39	184	441
Net recoveries	(196)	44	(36)	(188)
Ending Balance December 31, 2023	$5,641	$536	$374	$6,551
Period end allowance allocated to:
Loans individually evaluated for impairment	$56	$-	$86	$142
Loans collectively evaluated for impairment	5,585	536	288	6,409
Ending Balance, December 31, 2023	$5,641	$536	$374	$6,551
December 31, 2023
Loans individually evaluated for specific impairment	$2,399	$1,404	$224	$4,027
Loans collectively evaluated for general impairment	528,755	92,080	17,166	638,001
	$531,154	$93,484	$17,390	$642,028

The following table details activity in the ACL by portfolio segment, based on the Company’s former allowance methodology prior to the adoption of ASC 326, for the twelve months ended December 31, 2022:

	Real	Business
	Estate	Loans	Consumer	Total
Beginning Balance, January 1, 2022	$3,622	$645	$246	$4,513
PCL	279	96	(251)	124
Chargeoffs	8	61	110	179
Recoveries	261	33	512	806
Net chargeoffs (recoveries)	(253)	28	(402)	(627)
Ending Balance December 31, 2022	$4,154	$713	$397	$5,264
Period end allowance allocated to:
Loans individually evaluated for impairment	$116	$-	$-	$116
Loans collectively evaluated for impairment	4,038	713	397	5,148
Ending Balance, December 31, 2022	$4,154	$713	$397	$5,264
December 31, 2022
Loans individually evaluated for specific impairment	$3,081	$196	$-	$3,277
Loans collectively evaluated for general impairment	469,776	96,808	15,730	582,314
	$472,857	$97,004	$15,730	$585,591

The Company recorded a PCL of $669 during 2023, as compared to a PCL of $124 recorded in 2022. The Company’s ACL model considers economic projections, primarily the national unemployment rate, recessionary risks, gross domestic product (GDP) and commercial real estate (CRE) price fluctuations.

Note 5. Continued

The following table represents gross charge-offs by year of origination for the date presented:

							Revolving	Total Charge-
	2023	2022	2021	2020	2019	Prior	Loans	Offs
Gross Charge-Offs
December 31, 2023
Loans secured by real estate:
Commercial Real Estate	$-	$-	$-	$-	$5	$17	$-	$22
Total Real Estate Loans	-	-	-	-	5	17	-	22

Business Loans
Commercial and Industrial Loans	5	-	-	-	-	78	-	83
Total Business Loans	5	-	-	-	-	78	-	83

Total Consumer Loans	12	28	6	4	-	-	-	50

Total Credit Card	-	-	-	-	-	-	98	98

Total gross charge-offs	$17	$28	$6	$4	$5	$95	$98	$253

ACL for Off-Balance Sheet Credit Exposure

The Company maintains a separate ACL for Off-Balance Sheet Credit Exposure, which is included in the “Other liabilities” line item on the Consolidated Statements of Financial Condition. The Company estimates the amount of expected losses on off-balance sheet credit exposure by calculating a likelihood of funding over the contractual period for exposures that are not unconditionally cancellable by the Company and applying the loss factors used in the ACL on loans methodology described above to unfunded commitments for each loan type. No credit loss estimate is reported for off-balance-sheet credit exposures that are unconditionally cancellable by the Company.

The following table provides a roll-forward of the ACL for off-balance sheet credit exposure for the period presented:

For the Twelve Months
Ended December 31,
2023
ACL for off-balance sheet credit exposure:
Beginning balance	$-
FASB ASU 2016-13 adoption adjustment	677
PCL for off-balance sheet credit exposure	205
Ending Balance	$882

The Company recorded a PCL for off-balance sheet credit exposure for the twelve months ended December 31, 2023 of $205. The Company’s ACL model considers economic projections, primarily the national unemployment rate, recessionary risks, GDP and CRE price fluctuations. The provision during the year was primarily driven by increased recessionary risk due to inflationary pressures partially offset by a decrease in unfunded loan commitments.

Note 6. Derivative Instruments

The Company uses certain derivative instruments to meet the needs of customers as well as to manage the interest rate risk associated with certain transactions.

Derivatives designated as fair value hedges

Fair value hedges protect against changes in the fair value of an asset, liability, or firm commitment. The Company enters into interest rate swap agreements to manage interest rate exposure on certain of the Company’s fixed-rate investment portfolio. The agreements convert the fixed interest rates to variable interest rates.

The following table provides a summary of the Company's derivatives designated as fair value hedges as of the dates presented:

	Statement of Financial	December 31,2023		December 31, 2022
	Condition Location	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivative Assets:
Interest rate swaps	Other Assets	$66,600	$865	$-	$-

The following table presents the effects of the Company’s fair value hedge relationships on the Consolidated Statements of Income for the periods presented:

		Amount of Gain (Loss) Recognized in Income
	Income Statement	Twelve Months Ended December 31,
	Location	2023	2022
Derivative assets:
Interest rate swaps - investment securities	Interest Income	$286	$-
Derivative assets - hedged items:
Interest rate swaps - investment securities	Interest Income	$(286)	$-

Note 7. Bank Premises, Furniture, Fixtures and Equipment

(in thousands)

Bank premises, furniture, fixtures and equipment consist of the following at December 31, 2023 and December 31, 2022:

	2023	2022
Land and buildings	$35,304	$35,120
Furniture, fixtures and equipment	7,921	8,522
	43,225	43,642
Less accumulated depreciation	16,152	15,937

Total	$27,073	$27,705

Note 7. Continued

Depreciation expense for the years ended December 31, 2023, 2022 and 2021, respectively, was $1,328, $1,166, and $1,064.

The Company leases certain premises and equipment under operating leases. At December 31, 2023, the Company had lease liabilities and right-of-use (“ROU”) assets totaling $490 related to these leases. Lease liabilities and ROU assets are reflected in other liabilities and other assets, respectively. For the year ended December 31, 2023, the weighted average remaining lease term for operating leases was 4.2 years and the weighted average discount rate used in the measurement of operating lease liabilities was 1.45%.

Lease costs for the twelve months ended December 31 were:

	December 31, 2023	December 31, 2022
(in thousands)
Operating lease cost	$163	$144
	$163	$144

There were no sale and leaseback transactions, leverage leases or lease transactions with related parties during the year ended December 31, 2023 and 2022.

A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total operating lease liability is as follows:

December 31, 2023

Lease payments due:
Within one year	$124
After one year but within two years	$124
After two years but within three years	124
After three year but within four years	124
After four years but within five years	30
After five years	-
Total undiscounted cash flows	525
Discount on cash flows	(35)
Total lease liability	$490

Note 8. Goodwill and Other Intangible Assets

(in thousands)

Changes in the carrying amount of goodwill during the years ended December 31 were as follows

Total
Balance at December 31, 2021	$13,030
Addition to goodwill from acquisition	-
Balance at December 31, 2022	13,030
Addition to goodwill from acquisition	-
Balance at December 31, 2023	$13,030

There were no changes to goodwill during the year ended December 31, 2023. The Company performed a goodwill impairment test for 2023 and concluded that no impairment charge was required.

The following table provides a summary of finite-lived intangible assets as of the dates presented:

	2023	2022
Core deposit intangible	$412	$521
Accumulated amortization	(111)	(109)
Total finite-lived intangible assets	$301	$412

Core deposit intangible amortization expense for the years ended December 31, 2023, 2022 and 2021 was $109, $109 and $109, respectively. The estimated amortization expense of finite-lived intangible assets for the five succeeding fiscal years is summarized as follows:

Year Ending
December 31,	Amount
2024	111
2025	111
2026	79
$301

Note 9. Deposits

(in thousands)

The composition of deposits as of December 31, 2023 and December 31, 2022 is as follows:

	2023	2022
Non-interest bearing	$264,528	$299,112
NOW and money market accounts	546,329	515,337
Savings deposits	112,693	133,030
Time deposits, $250,000 or more	59,226	44,370
Other time deposits	187,301	134,553
Total	$1,170,077	$1,126,402

The scheduled maturities of time deposits at December 31, 2023 are as follows:

Year Ending
December 31,	Amount
2024	$194,894
2025	16,844
2026	17,230
2027	13,312
2028 and thereafter	4,247
$246,527

Note 10. Short-Term Borrowings

(in thousands)

Short-term borrowings as of December 31 are summarized as follows:

	2023	2022
Securities sold under agreements to repurchase	$158,086	$127,574
Federal funds purchased	-	-
Federal Home Loan Bank short-term advances	-	-
Total short-term borrowings	$158,086	$127,574

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

Note 10. Continued

Federal funds purchased are short term borrowings, generally overnight borrowings, between financial institutions that are generally used to maintain reserve requirements at the Federal Reserve Bank or elsewhere.

FHLB short-term advances are borrowings with original maturities of less than one year. Interest is payable monthly. Pursuant to collateral agreements with the FHLB, advances are collateralized by all of the Bank’s FHLB stock and qualifying first mortgages and other loans. As of December 31, 2023 and 2022, the balance in qualifying first mortgages and other loans was $179,107 and $160,488 respectively.

The average balances and cost of funds of short-term borrowings for the years ending December 31 are summarized as follows:

	Average Balances		Cost of Funds
	2023	2022	2023	2022
Securities sold under agreements to repurchase	$144,729	$113,893	3.76%	1.06%
Federal funds purchased	826	779	5.34%	2.70%
Federal Home Loan Bank short-term advances	1,940	7,111	4.76%	1.50%
Total short-term borrowings	$147,495	$121,783	3.78%	1.10%

Note 11. Long-Term Debt

(in thousands)

Long-term debt as of December 31, 2023 and 2022 is summarized as follows:

	2023	2022
Secured line of credit	$18,000	$18,000
Total long-term debt	$18,000	$18,000

Secured line of credit

On June 9, 2021, the Company obtained a secured revolving line of credit (“Line”) in the amount of $20,000 with First Horizon Bank. The proceeds of the Line were used to enhance the Bank’s capital structure. The Line bears interest at a floating interest rate linked to WSJ Prime Rate with an initial interest rate of 8.50%, which is payable quarterly on the first day of each calendar quarter, commencing on July 1, 2022, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due. The Line also bears an unused line fee at a rate equal to 0.25%, applied to the unused balance of the Line. The Line is fully secured by the common stock of the Bank. The Line matures on June 9, 2024, at which time all unpaid interest and principal is due and payable. As of September 30, 2023 the Company did not meet the Return on Average Assets covenant set forth in the applicable loan agreement of 50 basis points on a rolling four quarter basis. The Company failed the return on average assets covenant with a four quarter rolling average of 47 basis points. The loan agreement does not provide a grace or cure period for the default, which would constitute a default in 2023.

Note 11. Continued

However, the Company met all other requirements set forth in the agreement as of December 31, 2023.

The aggregate stated maturities of long-term debt outstanding at December 31, 2023, are summarized as follows:

Year Ending
December 31,	Amount
2024	$18,000
Thereafter	-
$18,000

Note 12. Other Income and Other Expense

(in thousands)

The following is a detail of the major income classifications that are included in other income under non-interest income on the income statement for the year ended December 31:

Other Income	2023	2022	2021

BOLI insurance	$483	$444	$517
Mortgage loan origination income	306	652	1,305
Other income	1,708	1,625	1,208

Total Other income	$2,497	$2,721	$3,030

The following is a detail of the major expense classifications that comprise the other expense line item in the income statement for the years ended December 31:

Other Expense	2023	2022	2021

Advertising	$566	$610	$573
Office supplies	1,020	1,016	1,007
Professional fees	1,137	1,144	1,039
FDIC and state assessment	934	830	879
Technology expense	438	441	520
Postage and freight	584	588	618
Loan collection expense	73	28	89
Other losses	524	442	295
Debit card/ATM expense	890	799	733
Other expenses	3,593	3,169	3,086

Total Other Expense	$9,759	$9,067	$8,839

Note 13. Income Taxes

(in thousands)

Income tax expense consists of the following:

	2023	2022	2021
Current payable
Federal	$73	$993	$525
State	215	487	340
	288	1,480	865

Deferred tax (benefit) expense	(362)	401	566

Income tax (benefit) expense	$(74)	$1,881	$1,431

The differences between income taxes calculated at the federal statutory rate and income tax expense were as follows:

	2023	2022	2021
Federal taxes based on statutory rate	$374	$2,415	$1,874
State income taxes, net of federal benefit	159	384	336
Tax-exempt investment interest	(543)	(836)	(593)
Income related to bank-owned life insurance	(165)	(159)	(218)
Other, net	101	77	32

Income tax (benefit) expense	$(74)	$1,881	$1,431

Note 13. Continued

At December 31, 2023 and December 31, 2022, net deferred tax assets consisted of the following:

	2023	2022
Deferred tax assets
ACL	$1,854	$1,313
Deferred compensation liability	2,503	2,491
Other real estate owned	251	261
Unrealized loss on securities available-for-sale	25,146	27,617
Other	488	51
Total	30,242	31,733
Deferred tax liabilities
Premises and equipment	1,941	1,908
Core deposit intangible	75	102
Other	218	147
Total	2,234	2,159
Net deferred tax asset	$28,008	$29,574

The Company has evaluated the need for a valuation allowance related to the above deferred tax assets and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

As of December 31, 2023, the Company has no unrecognized tax benefits related to federal and state income tax matters. As of December 31, 2023, the Company has not accrued for interest and penalties related to uncertain tax positions. It is the Company’s policy to recognize interest or penalties related to income tax matters in income tax expense.

The Company and the Bank file a consolidated United States federal income tax return. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2021 through 2023. The Company and Bank’s state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2021 through 2023.

The Company acquired federal net operating losses as part of an acquisition, with varying expiration periods. The federal net operating losses (“NOLs”) acquired were $2,302. The Company utilized the remaining $447 of the NOLs in 2022. No NOLs remained in 2023.

Note 14. Summarized Financial Information of Citizens Holding Company

Summarized financial information of Citizens Holding Company, excluding the Bank, at December 31, 2023 and December 31, 2022, and for the years ended December 31, 2023, 2022 and 2021, is as follows:

Balance Sheets

December 31, 2023 and 2022

	2023	2022
Assets
Cash (1)	$234	$526
Investment in bank subsidiary (1)	60,061	56,373
Other assets (1)	478	444
Total assets	$60,773	$57,343

Liabilities
Secured line of credit	$18,000	$18,000
Accrued interest payable	-	318
Total liabilities	$18,000	$18,318

Shareholders’ equity	42,773	39,025
Total liabilities and shareholders’ equity	$60,773	$57,343

(1)	Fully or partially eliminates in consolidation.

Income Statements

Years Ended December 31, 2023, 2022 and 2021

	2023	2022	2021
Interest income(1)	$-	$-	$1

Other income
Dividends from bank subsidiary(1)	5,383	6,128	4,104
Equity in undistributed earnings of bank subsidiary(1)	(2,110)	4,546	3,995
Other income	7	21	-
Total other income	3,280	10,695	8,099
Other expense	1,872	1,417	820
Income before income taxes	1,408	9,278	7,280
Income tax benefit	(446)	(342)	(214)
Net income	$1,854	$9,620	$7,494

(1)	Eliminates in consolidation.

Note 14. Continued

Statements of Cash Flows

Years Ended December 31, 2023, 2022 and 2021

	2023	2022	2021
Cash flows from operating activities
Net income	$1,854	$9,620	$7,494
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed loss (earnings) of the Bank	2,109	(4,546)	(3,995)
(Gain) on sale of real estate acquired in foreclosure	(21)	-	-
Writedown on Other Real Estate	37	-	-
Stock compensation expense	140	157	161
Increase in other assets	(32)	(94)	(60)
Increase (decrease) in other liabilities	(320)	318	-
Net cash provided by operating activities	3,767	5,455	3,600

Cash flows from investing activities
Decrease (increase) in ownership in subsidiary	$-	$38	$(18,000)
Increase in other real estate owned	(38)	(38)	-
Proceeds from sale of other real estate owned	21	21	-
Net cash (used in) provided by investing activities	(17)	21	(18,000)

Cash flows from financing activities
Dividends paid to shareholders	$(4,042)	$(5,377)	$(5,370)
Proceeds from borrowings on secured line of credit	-	-	18,000
Net cash (used in) provided by financing activities	(4,042)	(5,377)	12,630
Net (decrease) increase in cash	(292)	99	(1,770)
Cash, beginning of year	526	427	2,197
Cash, end of year	$234	$526	$427

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

Deposits from related parties at December 31, 2023 and December 31, 2022 approximated $172,597 and $157,642, respectively.

The Company and its subsidiary have business dealings with companies owned by directors and beneficial shareholders of the Company. One director is a partner of the law firm that provides general counsel to the Company. Legal and other fees paid to this law firm for the years ended December 31, 2023, 2022, and 2021 were $62, $49, and $128, respectively. Additionally, one director is associated with a business which provides insurance to the Company in which the amounts paid for this service in 2023, 2022, and 2021 were $265, $273, and $280, respectively.

Note 16. Off-Balance Sheet Financial Instruments, Commitments and Contingencies and Concentrations of Risks

(in thousands)

Commitments to Extend Credit

In the ordinary course of business, the Company makes various commitments and incurs certain contingent liabilities to fulfill the financing needs of its customers. These commitments and contingent liabilities include commitments to extend credit and issue standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statements of financial condition. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2023 and December 31, 2022, commitments related to unused lines of credit were $99,369 and $75,602, respectively, and standby letters of credit were $16,089 and $5,438, respectively. The fair value of such commitments is not materially different than stated values. As some of these commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed credit worthiness of the borrower. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Note 16: Continued

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

Legal Proceedings

We are a party to various legal proceedings such as claims and lawsuits arising in the course of our normal business activities. Although the ultimate outcome of all claims and lawsuits outstanding as of December 31, 2023 cannot be ascertained at this time, it is the opinion of management that these matters, when resolved, will not have a material adverse effect on our business, results of operations or financial condition.

Concentration of Risk

The Company makes commercial, residential and consumer loans throughout the state of Mississippi. A substantial portion of the customers’ abilities to honor their contracts is dependent on their business and the agricultural economy in the state.

Although the Company’s loan portfolio is diversified, there is a relationship in this state and our operating regions between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company’s lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Credit losses from loans related to the agricultural economy are consistent with credit losses experienced in the portfolio as a whole. The concentration of credit in the regional agricultural economy is taken into consideration by management in determining the ACL. See Note 4 for a summary of loans by type.

Note 17. Benefit Plans

(in thousands)

The Company provides its employees with a profit sharing and savings plan, which allows employees to direct a percentage of their compensation into a tax deferred retirement account, subject to statutory limitations. To encourage participation, the Company provides a 50 percent matching contribution for up to a maximum of 3 percent of each participant’s compensation, plus discretionary non-matching contributions. Employees are eligible after one year of service. For 2023, 2022 and 2021, the Company’s contributions were $720, $696 and $720, respectively.

Note 17. Continued

Deferred Compensation Plans

The Company provides a deferred compensation plan covering its directors. Participants in the deferred compensation plan can defer a portion of their compensation for payment after attaining age 70. Life insurance contracts have been purchased which may be used to fund payments under the plan. Expenses related to this plan were $174, $162 and $146 for the plan years ended December 31, 2023, 2022 and 2021, respectively.

The Company has also entered into deferred compensation arrangements with certain officers that provide for payments to such officers or their survivors after retirement. Life insurance policies have been purchased that may be used to fund all or a portion of the payments under these arrangements. The obligations of the Company under both the directors and officers deferred compensation arrangements are expensed on a systematic basis over the remaining expected service period of the individual directors and officers. Expenses related to this plan were $940, $725 and $788 for the plan years ended December 31, 2023, 2022 and 2021, respectively.

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

Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines involving quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total capital and Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2023, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

Note 18. Continued

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

Note 18. Continued

As of December 31, 2023 and 2022, the most recent regulatory notification categorized the Bank as well capitalized. There have been no conditions or events that would cause changes to the capital structure of the Company since this notification. To continue to be categorized as well capitalized under the regulatory framework for prompt corrective action, the Company would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed below, in comparison with actual capital amounts and ratios:

					Minimum Capital
			Minimum Capital		Requirement to be
			Requirement to be		Adequately
	Actual		Well Capitalized		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2023
Citizens Holding Company
Tier 1 leverage ratio	$106,544	7.43%	$71,680	5.00%	$57,344	4.00%
Common Equity tier 1 capital ratio	106,544	7.43%	93,185	6.50%	64,512	4.50%
Tier 1 risk-based capital ratio	106,544	11.95%	71,353	8.00%	53,515	6.00%
Total risk-based capital ratio	113,239	12.70%	89,192	10.00%	71,353	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$123,832	8.64%	$71,653	5.00%	$57,322	4.00%
Common Equity tier 1 capital ratio	123,832	8.64%	93,149	6.50%	64,488	4.50%
Tier 1 risk-based capital ratio	123,832	13.89%	71,315	8.00%	53,486	6.00%
Total risk-based capital ratio	130,526	14.64%	89,144	10.00%	71,315	8.00%

December 31, 2022
Citizens Holding Company
Tier 1 leverage ratio	$108,756	7.96%	$68,352	5.00%	$54,682	4.00%
Common Equity tier 1 capital ratio	108,756	13.19%	88,858	6.50%	61,517	4.50%
Tier 1 risk-based capital ratio	108,756	13.19%	65,951	8.00%	49,463	6.00%
Total risk-based capital ratio	114,020	13.83%	82,438	10.00%	65,951	8.00%
The Citizens Bank of Philadelphia
Tier 1 leverage ratio	$126,105	9.23%	$68,333	5.00%	$54,667	4.00%
Common Equity tier 1 capital ratio	126,105	15.34%	88,833	6.50%	61,500	4.50%
Tier 1 risk-based capital ratio	126,105	15.34%	65,759	8.00%	49,320	6.00%
Total risk-based capital ratio	131,370	15.98%	82,199	10.00%	65,759	8.00%

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

Derivative Instruments

Most of the Company’s derivative contracts are actively traded in over-the-counter markets and are valued using discounted cash flow models which incorporate observable market based inputs including current market interest rates, credit spreads, and other factors. Such instruments are categorized within Level 2 of the fair value hierarchy and include interest rate swaps. The Company’s interest rate lock commitments are valued using current market prices for mortgage-backed securities with similar characteristics, adjusted for certain factors including servicing and risk.

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2023:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Derivative instruments	$-	$865	$-	$865
Securities available for sale
Mortgage-backed securities	-	84,372	-	84,372
State, County, Municipals	-	92,978	-	92,978
Other securities	-	445	-	445
	$-	$178,660	$-	$178,660

The following table presents investment securities that are measured at fair value on a recurring basis as of December 31, 2022:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
Securities available for sale
Mortgage-backed securities	-	96,972	-	96,972
State, County, Municipals	-	103,913	-	103,913
Other securities	-	437	-	437
	$-	$201,322	$-	$201,322

Note 19. Continued

Individually Evaluated Loans

For loans that do not share similar risk characteristics with other loans, an individual analysis is performed to determine the expected credit loss. If the respective loan is collateral dependent (that is, when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral), the expected credit loss is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral. The fair value of collateral is initially based on external appraisals. Generally, collateral values for loans for which measurement of expected losses is dependent on the fair value of such collateral are updated every twelve months, either from external third parties or in-house certified appraisers. Third-party appraisals are obtained from a pre-approved list of independent, local appraisal firms. The fair value of the collateral derived from external appraisal is then adjusted for the estimated cost to sell if repayment or satisfaction of a loan is dependent on the sale (rather than only on the operation) of the collateral. Other acceptable methods for determining the expected credit losses for individually evaluated loans (typically used when the loan is not collateral dependent) is a discounted cash flow approach or, if applicable, an observable market price. Once the expected credit loss amount is determined, an allowance equal to such expected credit loss is included in the ACL. Since not all valuation inputs are observable, these nonrecurring fair value determinations are classified as Level 3. Individually evaluated loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors previously identified.

Other real estate owned

OREO is primarily comprised of real estate acquired in partial or full satisfaction of loans. OREO is recorded at its estimated fair value less estimated selling and closing costs at the date of transfer, with any excess of the related loan balance over the fair value less expected selling costs charged to the ACL. Subsequent changes in fair value are reported as adjustments to the carrying amount and are recorded against earnings. The Company outsources the valuation of OREO with material balances to third party appraisers. The Company reviews the third-party appraisal for appropriateness and adjusts the value downward to consider selling and closing costs, which typically approximate 25% of the appraised value. Given that fair value, when recorded, is determined based on appraisals by qualified licensed appraisers and adjusted for management’s estimates of costs to sell, values for OREO are classified as Level 3.

Note 19. Continued

The following table presents assets measured at fair value on a nonrecurring basis during December 31, 2023 and 2022 and were still held at those respective dates:

	Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Totals
December 31, 2023
Loans individually evaluated for impairment	$-	$-	$2,082	$2,082
Other real estate owned	-	-	260	260
	$-	$-	$2,342	$2,342

December 31, 2022
Loans individually evaluated for impairment	$-	$-	$2,074	$2,074

Total	$-	$-	$2,074	$2,074

Individually evaluated loans with a carrying value of $2,224 and $2,190 had an allocated ACL of $142 and $116 at December 31, 2023 and December 31, 2022, respectively. The allocated allowance is based on the carrying value of the impaired loan and the fair value of the underlying collateral less estimated costs to sell.

After monitoring the carrying amounts for subsequent declines or impairment after foreclosure, management determined that a fair value adjustments to OREO in the amount of $0 and $-0- was necessary and recorded during the year ended December 31, 2023 and December 31, 2022, respectively.

Note 19. Continued

The following represents the carrying value and estimated fair value of the Company’s financial instruments at December 31, 2023 and December 31, 2022:

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant	Total
	Carrying	Identical	Observable	Unobservable	Fair
	Value	Assets	Inputs	Inputs	Value
2023		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$14,553	$14,553	$-	$-	$14,553
Interest bearing deposits with banks	79,923	79,923	-	-	79,923
Securities held-to-maturity	387,799	-	355,418	-	355,418
Securities available-for-sale	177,795	-	177,795	-	177,795
Net LHFI	634,394	-	-	606,273	606,273
Derivative instruments	865	-	865	-	865
Financial liabilities
Deposits	1,170,077	923,551	221,882	-	1,145,433
Short-term borrowings	158,086	158,086	-	-	158,086
Borrowings on secured line of credit	18,000	18,000	-	-	18,000

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant	Total
	Carrying	Identical	Observable	Unobservable	Fair
	Value	Assets	Inputs	Inputs	Value
2022		(Level 1)	(Level 2)	(Level 3)
Financial assets
Cash and due from banks	$26,948	$26,948	$-	$-	$26,948
Interest bearing deposits with banks	1,646	1,646	-	-	1,646
Securities held-to-maturity	406,590	-	375,292	-	375,292
Securities available-for-sale	201,322	-	201,322	-	201,322
Net loans	580,052	-	-	541,173	541,173
Financial liabilities
Deposits	1,126,402	947,479	178,902	-	1,126,381
Short-term Borrowings	127,574	127,574	-	-	127,574
Borrowings on secured line of credit	18,000	18,000	-	-	18,000

Note 20. Stock Based Compensation

(in thousands, except share data)

The Company has a directors’ stock compensation plan and had an employees’ long-term incentive plan. Under the directors’ plan, the Company may grant options for up to 210,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Options granted are exercisable after six months and expire after 10 years. The employee plan expired on April 13, 2009, no options have been granted since this date and all previously granted options either expired or were exercised as of December 31, 2023. The options previously granted under the employee plan expire 10 years from the grant date. The exercise price is equal to the market price of the Company’s stock on the date of grant.

The fair value of each option granted is estimated on the date of the grant using the Black-Sholes option-pricing model. No options were granted in 2023 or 2022, therefore no calculations were required in 2023 or 2022 to determine fair values.

The Company has adopted the 2013 Incentive Compensation Plan (the “2013 Plan”), which the Company has used for all equity grants after the adoption and approval of the 2013 Plan.

During 2023, the Company’s directors received restricted stock grants totaling 9,000 shares of common stock at a then market value of $12.48 per share and in 2022 received 8,250 shares of common stock at a then market value of $19.05 per share. The Chief Executive Officer (“CEO) also received restricted stock grants totaling 3,868 common stock at a then market value of $15.51. These grants vest over a one-year period during which time the recipients have rights to vote the shares and to receive dividends. The grant date fair value of these shares granted in 2023 was $138 and will be recognized ratably over the one-year vesting period. The grant date fair value of the shares granted in 2022 was $157 and was recognized ratably over the one-year vesting period.

During 2023 and 2022, the Company recorded expense of $138 and $157 related to all of the restricted shares.

At December 31, 2023, there were 9,000 shares non-vested with $52 in unrecognized stock-based compensation expense related to the 2013 Plan.

Note 20. Continued

Following is a summary of the status of the stock options remaining under the plans for the years ending December 31, 2023, 2022 and 2021:

Directors’ Plan
Weighted
	Number	Average
	of	Exercise
	Shares	Price
Outstanding at January 1, 2021	19,500	$19.42
Granted	-	-
Exercised	-	-
Expired	(10,500)	20.02

Outstanding at December 31, 2021	9,000	$18.76
Granted	-	-
Exercised	-	-
Expired	(9,000)	18.76

Outstanding at December 31, 2022	-	$-
Granted	-	-
Exercised	-	-
Expired	-	-

Outstanding at December 31, 2023	-	$-

Options exercisable at:
December 31, 2023	-	$-

Note 20. Continued

The intrinsic value of options outstanding under the Directors’ Plan at December 31, 2023 was $-0-. Additionally, the total intrinsic value of options exercised during 2023 and 2022 was $-0- and $-0-, respectively.

There were no options granted during 2023 or 2022 under the 2013 Plan.

Note 21. Subsequent Events

Sale Leaseback

The Company executed a sale leaseback of three separate locations on January 16, 2024. The Company recognized a net gain of $4,535 in January 2024 related to the sales.

These leases will be recognized as operating leases and will be accounted for in 2024.

Revolving Credit Line

Due to not meeting the Return on Average Assets covenant set forth in our revolving line of credit agreement with First Horizon, the Company was in violation of the agreement as of December 31, 2023. The Company obtained a waiver of the debt covenant in January 2024, however, First Horizon did not waive its rights regarding any future covenant breaches. As part of the waiver agreement, in January 2024, the Company deposited $1,800 with First Horizon, and the line of credit was reduced to $18,000.

Other Subsequent Events

The Company has evaluated, for consideration of recognition or disclosure, subsequent events that have occurred through the date of issuance of its financial statements, and has determined that no other significant events occurred after December 31, 2023 but prior to the issuance of these financial statements that would have a material impact on its Consolidated Financial Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2023, 2022 and 2021

(in thousands)

OVERVIEW

The following information discusses the financial condition and results of operations of Citizens Holding Company (the “Company”) as of December 31, 2023, 2022 and 2021. In this discussion, all references to the activities, operations or financial performance of the Company reflect the Company’s activities, operations and financial performance through its wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), unless otherwise specifically noted. The Company’s financial statements and accompanying notes should be read in conjunction with this Management’s Discussion and Analysis.

Net income for the year ended December 31, 2023 was $1,854, a decrease of ($7,766), or (80.73%) compared to $9,620 at December 31, 2022. Net income decreased year-over-year primarily due to the interest rate increases by the Federal Reserve Bank during 2022 and 2023, which in turn caused deposits to reprice higher.

The Company continued to maintain and expand customer relationships as reflected by the deposit growth of $43,675, or 3.88%, to $1,170,077 at December 31, 2023 compared to $1,126,402 at December 31, 2022. The deposit increase was primarily driven by Negotiable Order of Withdrawal (“NOW”) and Money Market (“MMDA”) accounts which grew $30,992, or 6.01%, when compared to December 31, 2022.

The actions taken to mitigate the economic impact of the COVID-19 pandemic during 2020 and 2021, including but not limited to the Paycheck Protection Program, the Federal Reserve Bank (“FRB”) slashing rates to 0 bps immediately, multiple rounds of economic stimulus in the trillions of dollars all while limiting the amount of economic output that could occur caught up with the economy in 2022 and early 2023 causing record levels of inflation across the globe. While inflation started to subside throughout 2023, it still remains elevated above the FRB’s 2% target. Throughout 2022 and 2023, the FRB hiked the federal funds rate by 525 bps in addition to methodically shrinking its balance sheet in an effort to slow the economy and ultimately inflation. Since the latter part of 2023, the FRB has been on pause to assess the impact of their efforts to slow the economy. As we head into 2024, the FRB and the markets have forecasted rate cuts sometime in 2024, likely the second half of the year. While the interest rate outlook remains uncertain, the Company’s balance sheet is well positioned for falling rates and would benefit if the FRB does in fact cut rates.

The housing market came to a halt in the fourth quarter of 2022 and there was minimal housing activity in 2023 as well due to a lack of supply coupled with the fact that many homeowners refinanced their homes at much lower rates causing home selling to slow to historic lows. However, the commercial real estate market remained modestly robust throughout 2023 and heading into 2024. We were able to grow loans year over year, primarily in the land development and construction and commercial real estate categories. As we head into 2024, the Company’s pipeline remains positive and the economic outlook would be favorable in the Company’s operating markets should the forecasts hold true.

Additionally, deposit competition remains elevated but there are signs of softening in certain markets. This drove up funding costs in 2023 but as we head into 2024, the Company saw margin expansion in late 2023 and we expect that trend to continue in 2024 due to the FRB pausing rate hikes and our focus on higher yielding assets, primarily loans.

The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The Bank’s leverage capital ratio decreased from 9.23% at December 31, 2022 to 8.64% at December 31, 2023. The Tier 1 capital ratio for the Company and Bank was 7.43% and 8.64%, respectively, at December 31, 2023.

The Company’s return on average assets (“ROA”) was 0.14% in 2023, compared to 0.72% in 2022 and 0.53% in 2021. The Company’s return on average equity (“ROE”) was 4.89% in 2023, 15.30% in 2022 and 6.74% in 2021. During the 2021 to 2023 period, the Company’s leverage capital ratios (the ratio of equity to average total assets) were 7.80% in 2021, 7.96% in 2022, and 7.43% in 2023. The ROE in 2022, 2021 and 2020 is a function of the level of net income and equity balances during those years. The changes in ROA were also a result of the Company’s net income in those years and also affected by the change in total assets during these time periods. The Company set the annual dividend payout rate to approximately 218.18% of 2023 earnings per share, as compared to 55.81% in 2022 and 71.64% in 2021.

Management has continued its practice of maintaining excess funding capacity to provide the Company with adequate liquidity for its ongoing operations. In this regard, the Company benefits from its strong deposit base and its access to funding from a variety of external funding sources such as federal funds lines and FHLB advances. Liquidity is discussed in more detail under the heading, Liquidity and Rate Sensitivity. The Company’s only commitment at December 31, 2023 that would require a material expenditure of capital resources is the outstanding $18,000 FHN secured line of credit balance.

The Company is not aware of any developments that would have a material impact on its revenues or net income outside of the recessionary risks inherent entering 2024. Interest rates are currently projected to go down in the second half of 2024. As previously mentioned, the Company’s liability-sensitive balance sheet is well-positioned for rate cuts, should they materialize. Also, the Company works to be proactive in monitoring the recessionary risks and impacts to its employees, customers and communities. Although the ultimate outcome cannot be accurately predicted at this point, the Company believes that it is well-capitalized and has the financial stability to continue to serve its customers and communities.

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

Allowance for Credit Losses

Described more fully in our audited financial statements in Part I of this annual report, especially Note 1, Impact of Recently-Issued Accounting Standards and Pronouncements and Note 5, ACL on LHFI, on January 1, 2023, the Company adopted ASC 326. This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit.

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

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs, plans, expectations, assumptions and on information currently available to management. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate” and similar expressions used in this report that do not relate to historical facts are intended to identify forward-looking statements. These statements appear in a number of places in this report, including, but not limited to, statements found in Item 1, “Business,” and in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Citizens Holding Company (the “Company”) notes that a variety of factors could cause its actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the business of the Company and the Company’s wholly-owned subsidiary, The Citizens Bank of Philadelphia, Mississippi (the “Bank”), include, but are not limited to, the following:

●	expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions;
●	adverse changes in asset quality and loan demand, and the potential insufficiency of the ACL and our ability to foreclose on delinquent mortgages;
●	the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates;
●	natural disasters, civil unrest, epidemics and other catastrophic events in the Company’s geographic area;
●	the impact of increasing inflation rates on the general economic, market or business conditions;
●

extensive regulation, changes in the legislative and regulatory environment that negatively impact the Company and the Bank through increased operating expenses and the potential for regulatory enforcement actions, claims, or litigation;

●	increased competition from other financial institutions, in particular with respect to deposits, and the risk of failure to achieve our business strategies;
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

●	risks associated with national and global events, such as the conflict between Russia and Ukraine and supply chain disruptions;
●	risks associated with the failures of Silicon Valley Bank, Signature Bank and First Republic Bank, which have resulted in significant market volatility and less confidence in depository institutions;
●	internal and external factors affecting net interest margin; and
●	other risks detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

NET INCOME

Net income for 2023 decreased by (80.73%) to $1,854 or $0.33 per share-basic and -diluted, from $9,620 or $1.72 per share-basic and -diluted for 2022. The PCL for 2023 was $669 as compared to $124 in 2022. The increase in the provision is mainly attributed to the fact that the Company was in a smaller net recovery position for the year ended December 31, 2023 partially offset with increases in qualitative factors due to the FRB’s restrictive monetary policy coupled with recessionary risks for the near future. Noninterest income decreased by $151, or (1.39%), and non-interest expense increased by $3,994 or 11.69%, in 2023. Non-interest income for 2023 decreased primarily as a result of a decrease in the net gains on sales of securities partially offset by increased interchange fees and overdraft fees. Non-interest expenses increased mainly due to an increase in salaries and employee benefits and a net loss on securities sold.

Net income for 2022 increased by 28.37% to $9,620 or $1.72 per share-basic and -diluted, from $7,494 or $1.34 per share-basic and -diluted for 2021. The PCL for 2022 was $124 as compared to $1,409 in 2021. The decrease in the provision is mainly attributed to the fact that the Company was in a large net recovery position for the year ended December 31, 2022 partially offset with increases in qualitative factors due to the FRB’s restrictive monetary policy coupled with recessionary risks for the near future. Noninterest income decreased by $1,304, or (10.70%), and non-interest expense decreased by $1,180 or (3.34%), in 2022. Non-interest income for 2022 decreased primarily as a result of a decrease in the net gains on sales of securities partially offset by increased interchange fees and overdraft fees. Noninterest expense decreased mainly due to a decrease in salaries and benefits and write-downs of OREO partially offset by the continued investment in customer facing and internal technology.

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

Net interest income on a tax equivalent basis was $31,186, $36,049 and $34,340 for the years 2023, 2022 and 2021, respectively. Net interest margin was 2.45%, 2.80% and 2.60% for the same periods. In 2023 as compared to 2022, interest-bearing assets increased by $97,998, or 8.22% and interest-bearing liabilities increased by $108,771, or 11.18%. For the year ended December 31, 2023, the average yield on earnings assets was 3.97%, an increase of 80 basis points compared to the average yield at December 31, 2022. The average rate paid on interest-bearing liabilities in 2023 was 1.90%, an increase of 141 basis point compared to the average rate at December 31, 2022.

During 2022 as compared to 2021, interest-bearing assets decreased by $81,283, or (6.38%) and interest-bearing liabilities increased by $29,324, or 2.39%. For the year ended December 31, 2022, the average yield on earnings assets was 3.17%, an increase of 19 basis points compared to the average yield at December 31, 2021. The average rate paid on interest-bearing liabilities was 0.49%, a decrease of 1 basis point compared to the average rate at December 31, 2021.

During this three-year period, loans outstanding increased in 2022 and 2023. In 2021 loans decreased significantly due to increased competition and stagnant loan demand due to the continued effects of the pandemic. Loans generally provide the Company with yields that are greater than the yields on typical investment securities. Additionally, the taxable securities yield drove a majority of the increase in the interest earning assets yield with the yield increasing significantly due to rate increases during 2023 which drove decreased prepayments on mortgage-backed securities.

Table 1 – Average Balance Sheets and Interest Rates sets forth average balance sheet data, including all major categories of interest-earning assets and interest-bearing liabilities, together with the interest earned or interest paid and the average yield or average rate paid on each such category for the years ended December 31, 2023, 2022 and 2021.

TABLE 1 – AVERAGE BALANCE SHEETS AND INTEREST RATES

(in thousands)

	Average Balance			Income/Expense			Average Yield/Rate
	2023	2022	2021	2023	2022	2021	2023	2022	2021
Loans:
Loans, net of unearned(1)	$587,785	$586,435	$628,618	$33,101	$27,311	$31,327	5.63%	4.66%	4.98%

Investment Securities
Taxable	432,029	465,386	496,946	10,287	8,066	4,441	2.38%	1.73%	0.89%
Tax-exempt	199,661	210,895	148,977	4,184	5,059	3,498	2.10%	2.40%	2.35%
Total Investment Securities	631,690	676,281	645,923	14,471	13,125	7,939	2.29%	1.94%	1.23%

Federal Funds Sold and Other	55,366	23,574	44,451	2,981	370	55	5.38%	1.57%	0.12%

Total Interest Earning Assets(1)(2)	1,274,841	1,286,290	1,318,992	50,553	40,806	39,321	3.97%	3.17%	2.98%

Non-Earning Assets	78,466	56,944	93,090

Total Assets	$1,353,307	$1,343,234	$1,412,082

Deposits:
Interest-bearing Demand
Deposits (3)	$520,486	$486,636	$487,894	$6,369	$929	$1,324	1.22%	0.19%	0.27%
Savings	120,300	133,739	118,063	348	133	120	0.29%	0.10%	0.10%
Time	212,655	202,315	245,886	5,498	1,442	2,783	2.59%	0.71%	1.13%
Total Deposits	853,441	822,690	851,843	12,215	2,504	4,227	1.43%	0.30%	0.50%

Borrowed Funds
Short-term Borrowings	147,496	121,783	135,282	5,651	1,338	401	3.83%	1.10%	0.30%
Long-term Borrowings	18,000	18,000	9,692	1,501	915	353	8.34%	5.08%	3.64%
Total Borrowed Funds	165,496	139,783	144,974	7,152	2,253	754	4.32%	1.61%	0.52%
Total Interest-Bearing
Liabilities (3)	1,018,937	962,473	996,817	19,367	4,757	4,981	1.90%	0.49%	0.50%

Non-Interest Bearing Liabilities
Demand Deposits	281,820	305,247	289,883
Other Liabilities	11,651	12,624	14,193
Shareholders' Equity	40,899	62,890	111,189
Total Liabilities and
Shareholders' Equity	$1,353,307	$1,343,234	$1,412,082

Interest Rate Spread							2.07%	2.68%	2.48%

Net Interest Margin				$31,186	$36,049	$34,340	2.45%	2.80%	2.60%

Less
Tax Equivalent Adjustment				1,308	1,140	846

Net Interest Income				$29,878	$34,909	$33,494

(1)

Overdrafts on demand deposit accounts are not included in the average volume calculation as they are not considered interest earning assets by the Company. They are included in the “Non-Earning Assets” balance above.

(2)	Earning Assets in Table 1 does not include the dividend paying stock of the Federal Home Loan Bank.

(3)	Demand deposits are not included in the average volume calculation as they are not interest bearing liabilities. They are included within the non-interest bearing liabilities section above.

Table 2 – Net Average Interest Earning Assets illustrates net interest earning assets and liabilities for 2023, 2022, and 2021.

TABLE 2 – NET AVERAGE INTEREST EARNING ASSETS

(in thousands)

	2023	2022	2021

Average interest earning assets	$1,274,841	$1,286,290	$1,318,992
Average interest bearing liabilities	1,018,937	962,473	996,817

Net average interest earning assets	$255,904	$323,817	$322,175

Table 3 – Volume/Rate Analysis depicts the effect on interest income and interest expense of changes in volume and changes in rate from 2021 through 2023. Variances, which were attributable to both volume and rate, are allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Non-accruing loans are included in the average loan balances used in determining the yields. Interest income on tax‑exempt securities and loans has been adjusted to a tax equivalent basis using a federal income tax rate of 21% and a state tax rate of 5% in 2023 and 2022, respectively.

TABLE 3 – VOLUME/RATE ANALYSIS

		(in thousands)
	2023 Change from 2022			2022 Change from 2021
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME

Loans	$63	$5,727	$5,790	$(2,102)	$(1,914)	$(4,016)
Taxable securities	(578)	2,799	2,221	(282)	3,907	3,625
Non-Taxable securities	(269)	(606)	(875)	1,454	107	1,561
Federal funds sold and other	499	2,112	2,611	(26)	341	315

TOTAL INTEREST INCOME	$(286)	$10,033	$9,747	$(956)	$2,441	$1,485

INTEREST EXPENSE

Interest-bearing demand deposits	$65	$5,375	$5,440	$(3)	$(392)	$(395)
Savings deposits	(13)	228	215	16	(3)	13
Time deposits	74	3,982	4,056	(493)	(848)	(1,341)
Short-term borrowings	283	4,030	4,313	(40)	977	937
Long-term borrowings	-	586	586	303	259	562

TOTAL INTEREST EXPENSE	$407	$14,203	$14,610	$(218)	$(6)	$(224)

NET INTEREST INCOME	$(693)	$(4,170)	$(4,863)	$(738)	$2,447	$1,709

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

Loan demand in some of the Company’s market was robust but remained stagnant in other markets. The Company continues to face intense competition with aggressive loan terms for available loans from other financial institutions. However, the Company had positive loan growth for 2023 with loans outstanding increasing year-over-year. A majority of the increase in loans is in the commercial, financial and agricultural segment, with an increase in loans of $37,437, or 8.80%, in 2023. Commercial, financial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management believes the lending practices, policies and procedures applicable to this loan category are adequate to manage any risk represented by the current demand and terms of this loan segment.

Real estate mortgage loans originated by the Company increased by 3.41%, or $3,130 in 2023 and decreased by (6.70%), or $6,602, in 2022, and decreased by (16.21%), or $19,059, in 2021 when compared to the prior years. The increase in 2023 reflects the impact of more steady rate increases as opposed to a large spike in the prior year and the decrease in 2022 and 2021 reflects the weakness in some of the Company’s local housing markets coupled with increased competition in the mortgage market.

Real estate construction loans increased by $14,210, or 26.95% in 2023 to $66.941 when compared to the $52,731 at December 31, 2022 and decreased by $19,167, or (26.66%) when compared to 2021. Of the overall increase for 2023, a number of large construction projects were completed during the year and refinanced to other loan types. Real estate construction loans are usually short term in nature and are dependent on construction activity in the Company’s service area. Demand has started to recover for construction loans during the 2023 fiscal year despite the recessionary concerns.

Consumer loans increased by $1,660 or 10.55% in 2023 and increased by $1,781 or 12.77% in 2022, and increased by $201 or 1.46% in 2021, compared to the prior years. The Company believes inflation pressure, supply chain issues and the spend down of consumer savings has caused consumer spending to start to pick up.

Table 4 – Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 4, “Loans,” to the Company’s Consolidated Financial Statements included in this Annual Report.

TABLE 4 – LOANS OUTSTANDING

(in thousands)

	AT DECEMBER 31,
	2023	2022	2021	2020	2019

Commercial, financial and agricultural	$462,644	$425,207	$387,475	$472,093	$357,781
Real estate - construction	66,941	52,731	71,898	48,831	81,197
Real estate - mortgage	95,053	91,923	98,525	117,584	122,014
Consumer	17,390	15,730	13,949	13,748	16,075

TOTAL LOANS	$642,028	$585,591	$571,847	$652,256	$577,067

Table 5 – Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule or repricing frequency of all loans. Also presented are fixed and variable rate loans maturing after one year.

TABLE 5 – LOAN LIQUIDITY

LOAN MATURITIES AT DECEMBER 31, 2023

	1 YEAR	1 - 5	5 - 15	AFTER 15
	OR LESS	YEARS	YEARS	YEARS	Total

Commercial, financial and agricultural	$101,917	$295,399	$42,205	$23,123	$462,644
Real estate - construction	29,203	35,913	1,825	-	$66,941
Real estate - mortgage	15,460	64,274	14,055	1,264.00	$95,053
Consumer	7,413	9,261	716	-	$17,390

Total loans	$153,993	$404,847	$58,801	$24,387	$642,028

SENSITIVITY TO CHANGES IN INTEREST RATES

	1 - 5	OVER 5
	YEARS	YEARS

Fixed rates	$457,762	$32,004
Variable rates	101,078	51,184

Total loans	$558,840	$83,188

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

PROVISION FOR CREDIT LOSSES AND ASSET QUALITY

The ACL represents an amount that in management’s judgment will be adequate to absorb estimated probable losses within the existing loan portfolio. Loans that management determines to be uncollectible are charged against the ACL, and subsequent recoveries, if any, are credited to the allowance. Management’s judgment in determining the adequacy of the allowance is based on evaluations of the collectability of specific loans and prior loss experience. Other factors considered by management include specific economic events, general economic conditions and trends, and loan portfolio mix and growth. The allowance for credit losses is subject to close regulatory review from the FDIC and the Mississippi Department of Banking and Consumer Finance and is also a factor in each agency’s determination of the Company’s capital adequacy. The estimation of losses in the Company’s loan portfolio is susceptible to changes resulting from changes in the financial condition of individual borrowers and economic conditions in the Company’s market area.

The ACL is established through a PCL charged against net income. This expense is determined by a number of factors, including historical loan losses, assessment of specific credit weaknesses within the portfolio, assessment of the prevailing economic climate, and other factors that may affect the overall condition of the loan portfolio. Management utilized these factors to determine the PCL for each of 2023, 2022 and 2021. The ratio of net loans charged off (recovered) to average loans was (0.03%) in 2023, (0.11%) in 2022 and 0.26% in 2021. Management evaluates the adequacy of the ACL on a monthly basis and makes adjustments to the allowance based on this analysis.

The PCL in 2023 was an expense of $669 compared to $124 in 2022 and $1,409 in 2021. The change in the provision for all three years was mainly due to management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions. The provision for off-balance sheet credit exposure during the year was primarily driven by increased recessionary risk due to inflationary pressures partially offset by a decrease in unfunded loan commitments. The Company uses a model that takes into account historical charge-offs and recoveries and applies that to certain loan segments of the Company’s portfolio. The current year’s higher provision is mainly attributed to higher interest rates on new loans and the current economic climate. At the end of 2023, the total ACL was $6,133, an amount that management believes to be sufficient to cover estimated probable losses in the loan portfolio.

Activity in the ACL is reflected in Table 6 – Analysis of Allowance for Credit Losses. The Company’s policy is to charge-off loans when in management’s opinion the loan is deemed uncollectible. Even after it is charged off, however, the Company makes concerted efforts to maximize recovery of such loan.

TABLE 6 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

(in thousands except for percentage amounts)
	2023	2022	2021	2020	2019

BALANCE AT BEGINNING OF YEAR	$5,264	$4,513	$4,735	$3,755	$3,372

CECL Adjustment	$635

LOANS CHARGED-OFF

Commercial, financial and agricultural	83	65	775	272	176
Real estate - construction	2	-	36	37	-
Real estate - mortgage	20	4	-	304	46
Consumer	148	110	1,327	104	138

TOTAL CHARGE-OFFS	253	179	2,138	717	360

CHARGE-OFFS RECOVERED

Commercial, financial and agricultural	261	205	67	65	91
Real estate - construction	8	14	9	43	18
Real estate - mortgage	106	75	76	61	14
Consumer	66	512	355	43	47

TOTAL RECOVERIES	441	806	507	212	170

Net loans charged-off	(188)	(627)	1,631	505	190
Additions charged to operating expense	464	124	1,409	1,485	573

BALANCE AT END OF YEAR	$6,551	$5,264	$4,513	$4,735	$3,755

Loans, net of unearned, at year end	$642,028	$585,591	$571,847	$652,256	$577,067

Ratio of allowance to loans at year end	1.02%	0.90%	0.79%	0.73%	0.65%

Average loans - net of unearned	$588,382	$587,034	$629,186	$622,805	$561,483

Ratio of net loans charged-off to average loans	-0.03%	-0.11%	0.26%	0.08%	0.03%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(in thousands)
	AT DECEMBER 31,
	2023	2022	2021	2020	2019

Commercial, financial and agricultural	$3,444	$4,275	$3,760	$3,354	$3,672
Real estate - construction	515	478	464	267	192
Real estate - mortgage	2,293	865	794	653	566
Consumer	299	397	246	239	305

Total	$6,551	$6,015	$5,264	$4,513	$4,735

COMPOSITION OF LOAN PORTFOLIO BY TYPE

	AT DECEMBER 31,
	2023	2022	2021	2020	2019

Commercial, financial and agricultural	72.06%	72.61%	67.76%	72.38%	62.00%
Real estate - construction	10.43%	9.00%	12.57%	7.49%	14.07%
Real estate - mortgage	14.81%	15.70%	17.23%	18.03%	21.14%
Consumer	2.71%	2.69%	2.44%	2.11%	2.79%

	100.00%	100.00%	100.00%	100.00%	100.00%

Loan balances outstanding, as illustrated in Table 4, increased in 2023 as a result of the increased demand in our high growth markets. All loan segments except commercial, financial and agricultural decreased in 2022 except for a slight increase in consumer loans. The ACL is allocated to the various categories based on the historical loss percentage for each segment of loan and any specific reserves that might be assigned to those loans.

Non-performing assets and the relative percentages of such assets to loan balances are presented in Table 7 – Non-performing Assets. Non-performing loans include non-accrual loans, loans delinquent 90 days or more based on contractual terms and troubled debt restructurings. Management classifies loans as non-accrual when it believes that collection of interest is doubtful. This typically occurs when payments are past due over 90 days, unless the loans are well secured and in the process of collection. Another measurement of asset quality is OREO, which represents properties acquired by the Company through foreclosure following loan defaults by customers. The percentage of OREO to total loans at December 31, 2023 was 0.19% compared to 0.20% in 2022. OREO decreased in 2023 and in 2022 due to sales of several parcels in both 2023 and 2022 partially offset by foreclosures. The Company also had OREO write-downs of $42 for 2022 and $914 for 2021.

Loans on non-accrual status amounted to $2,576 in 2023 as compared to $2,988 in 2022 and $3,826 in 2021. Interest income forgone on loans classified as non-accrual in 2023 was $431 as compared to $354 in 2022 and $281 in 2021. Upon the classification of a loan as non-accrual, all interest accrued on the loan prior to the time it is classified as non-accrual is reversed and interest accruals are suspended until such time that the loan is in compliance with its terms and deemed collectable.

TABLE 7 – NON-PERFORMING ASSETS

(in thousands, except percentages)

	As of December 31,
	2023	2022	2021	2020	2019
PRINCIPAL BALANCE

Non-accrual	$2,576	$2,988	$3,826	$8,484	$12,026
Accruing loans 90 days or more past due	16	111	154	14	274
Loan modifications	2,000	2,182	213	2,113	2,495

TOTAL NON-PERFORMING LOANS	$4,592	$5,281	$4,193	$10,611	$14,795

Income on non-accrual loans not recorded	$431	$354	$281	$383	$555

Non-performing as a percent of loans	0.72%	0.90%	0.73%	1.63%	2.56%

Non-accrual as a percent of loans	0.40%	0.51%	0.67%	1.30%	2.08%

Other real estate owned	$1,234	$1,179	$2,475	$3,073	$3,552

OREO as a percent of loans	0.19%	0.20%	0.43%	0.47%	0.62%

Allowance as a percent of non-performing loans	142.66%	99.68%	107.63%	44.62%	25.38%

Allowance as a percent of non-accrual loans	254.31%	176.17%	117.96%	55.81%	31.22%

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This update to Accounting Standards Codification Topic (“ASC”) 326, Financial Instruments - Credit Losses (“ASC 326”), significantly changed the way entities recognize impairment on many financial assets by requiring immediate recognition of estimated credit losses expected to occur over the asset’s remaining life. FASB describes this impairment recognition model as the current expected credit loss (“CECL”) model and believes the CECL model will result in more timely recognition of credit losses since the CECL model incorporates expected credit losses versus incurred credit losses. The balances of impaired loans for the years 2023, 2022 and 2021 were $4,027, $3,277 and $2,334, respectively.

This table details the impaired loans by category as of December 31, 2023, 2022 and 2021.

	AT DECEMBER 31,
	2023	2022	2021

Commercial, financial and agricultural	$1,404	$3,088	$1,396
Real estate - construction	2,399	-	171
Real estate - mortgage	224	189	767

Total loans	$4,027	$3,277	$2,334

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

At December 31, 2023, loans totaling $24,451 were included on the Company’s watch list compared to $39,451 at December 31, 2022. The majority of these loans are real estate loans that, although adequately collateralized, have experienced frequent delinquencies in scheduled payments. The inclusion of loans on this list does not indicate a greater risk of loss; rather it indicates that the loan possesses one of the several characteristics described above warranting increased oversight by management.

SECURITIES

At December 31, 2023, the Company classified its securities as AFS or HTM. AFS securities are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. HTM securities are reported at book value. The Company does not hold any securities classified as held for trading purposes.

Table 8 – Securities and Securities Maturity Schedule summarizes the amortized cost of securities from 2021 through 2023 and the maturity distribution at December 31, 2023, by classification.

TABLE 8 – SECURITIES

(in thousands)
	2023	2022	2021
SECURITIES AVAILABLE-FOR-SALE
U. S. Government Agencies	$-	$-	$4,969
Mortgage Backed Securities	94,255	107,055	411,729
State, County and Municipal Obligations	118,815	134,906	230,359
Other Securities	500	500	500

TOTAL SECURITIES AVAILABLE-FOR-SALE	$213,570	$242,461	$647,557

	2023	2022	2021
SECURITIES HELD-TO-MATURITY
U. S. Government Agencies	$4,065	$4,002	$-
Mortgage Backed Securities	290,802	309,748	-
State, County and Municipal Obligations	92,932	92,840	-

TOTAL SECURITIES HELD-TO-MATURITY	$387,799	$406,590	$-

SECURITIES MATURITY SCHEDULE

	1 year or less		1 to 5 years		5 to 10 years		over 10 years
	Actual	Average	Actual	Average	Actual	Average	Actual	Average
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
AVAILABLE-FOR-SALE
Mortgage Backed Securities(1)	$6,823	4.11%	$-	0.00%	$19,026	2.97%	$68,406	2.70%
State, County and Municipal(2)	-	0.00%	2,880	3.03%	5,547	2.70%	110,388	2.15%
Other Securities	500	0.00%	-	0.00%	-	0.00%	-	0.00%

TOTAL AVAILABLE-FOR-SALE	$7,323	3.83%	$2,880	3.03%	$24,573	2.91%	$178,794	2.36%

HELD-TO-MATURITY
U. S. Government Agencies(1)	$-	0.00%	$-	0.00%	$-	0.00%	$4,065	3.68%
Mortgage Backed Securities(1)	-	0.00%	-	0.00%	18,726	3.60%	272,076	3.34%
State, County and Municipal(2)	-	0.00%	-	0.00%	-	0.00%	92,932	3.81%

TOTAL HELD-TO-MATURITY	$-	0.00%	$-	0.00%	$18,726	0.00%	$369,073	3.46%

(1)	The maturities for the mortgage backed securities included in this line item are based on final maturity.

(2)	Average yields were calculated on tax equivalent basis using a marginal federal income tax rate of 21% and a state tax rate of 5%.

The change in the carrying value of the securities portfolio is due to market value fluctuations resulting from the changing interest rate environment during 2023. This change is not used in the Tier 1 capital calculation.

As detailed in Table 8, the security portfolio decreased $47,561 or (7.33%) in 2023, increased $1,495 or 0.23% in 2022 and decreased $25,669 or (3.81%) in 2021. The Company strives to maximize the yields on its portfolio while balancing pledging needs and managing risk. The Company seeks to invest most of its funds not needed for loan demand or the reduction of other borrowings in higher yielding securities and not in the lower yielding federal funds sold.

DEPOSITS

The Company offers a wide variety of deposit services to individual and commercial customers, such as non-interest-bearing and interest-bearing checking accounts, savings accounts, money market deposit accounts and time deposits. The deposit base is the Company’s major funding source for earning assets. Time deposits increased in 2023 as a result of customers repositioning their deposits in anticipation of rate increases. Time deposits decreased in 2022 compared to 2021 due to a deposit special the Company issued during the first half of 2021.

A three-year schedule of average deposits by type and maturities of time deposits greater than $250 is presented in Table 9 – Deposit Information.

TABLE 9 – DEPOSIT INFORMATION

(in thousands, except percentages)

	2023		2022		2021
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

Noninterest-bearing	$281,820		$305,247		$289,883
Interest-bearing demand	520,486	1.22%	486,636	0.19%	487,894	0.27%
Savings	120,300	0.29%	133,739	0.10%	118,063	0.10%
Time deposits	212,655	2.59%	202,315	0.71%	245,886	1.13%

	$1,135,261	1.43%	$1,127,937	0.30%	$1,141,726	0.50%

MATURITY RANGES OF TIME DEPOSITS

OF $250 OR MORE

AS OF DECEMBER 31, 2023

3 months or less	$13,329
3 through 12 months	40,592
1 year to 3 years	3,397
over 3 years	1,908

$59,226

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

TABLE 10 ‑ SHORT‑TERM BORROWINGS

(in thousands)

	As of December 31,
	2023	2022	2021
Short-term borrowings
Year-end balance	$158,086	$127,574	$112,760
Weighted average rate	3.58%	1.05%	0.36%

Maximum month-end balance	$182,489	$161,319	$219,876

Year to date average balance	$147,496	$121,783	$135,282
Weighted average rate	3.83%	1.10%	0.30%

The Company borrows funds for short periods from the FHLB as an alternative to Federal Funds Purchased. The Company foresees short-term borrowings to be a continued source of liquidity and likely will continue to use these borrowings as a method to fund short-term needs. At December 31, 2023, the Company had the capacity to borrow up to $179,000 from the FHLB and other financial institutions in the form of Federal Funds Purchased. The Company generally will use these types of borrowings if loan demand is greater than the growth in deposits. At December 31, 2023 the Company had borrowed $-0- from the FHLB and $-0- in Federal Funds Purchased. At December 31, 2022, the Company had borrowed $-0- from the FHLB and $-0- in Federal Funds Purchased. In 2023, the balances in Securities Sold Under Agreement to Repurchase increased $30,512, or 23.92%, to $158,086 from 2022. In 2022, these balances decreased to $127,574, an increase of $14,814, or 13.14%, from 2021.

(in thousands)
2023
Less than one year	$18,000
One year to three years	-
Over three years	-

Total long-term borrowings	$18,000

At the end of 2023, the Company had $-0- in long-term debt to the FHLB for advances. The Company did have long-term debt of $18,000 outstanding and an additional $2,000 available balance at December 31, 2023 to FHN through a secured line of credit. See Note 11 for details of the long-term debt.

NON-INTEREST INCOME AND EXPENSE

Table 11 - Non-Interest Income and Expense illustrates the Company’s non-interest income and expense from 2021 through 2023 and percentage changes between such years.

TABLE 11 ‑ NON-INTEREST INCOME & EXPENSE

(in thousands)

		% CHANGE		% CHANGE
	2023	FROM '22	2022	FROM '21	2021

NON-INTEREST INCOME
Service charges on deposit accounts	$3,788	-2.77%	$3,896	11.35%	$3,499
Other operating income	4,960	-29.03%	6,989	-19.56%	8,689

TOTAL NON-INTEREST INCOME	$8,748	-19.63%	$10,885	-10.69%	$12,188

NON-INTEREST EXPENSE
Salaries and employee benefits	$18,583	5.29%	$17,649	-4.39%	$18,460
Occupancy expense, including equipment	7,835	5.72%	7,411	3.87%	7,135
Other operating expense	9,759	7.14%	9,109	-6.60%	9,753

TOTAL NON-INTEREST EXPENSE	$36,177	5.88%	$34,169	-3.34%	$35,348

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

During 2023 as compared to 2022, non-interest income decreased by ($2,137), or (19.63%). The decrease in other operating income mainly attributed to the loss on securities during the year in addition to decreases in service charges on deposit accounts, primarily interchange fees and overdraft fees.

During 2022 as compared to 2021, non-interest income decreased by ($1,303), or (10.70%). The decrease in other operating income mainly attributed to decreases in net gains on sales of securities, partially offset by an increase in service charges on deposit accounts, primarily interchange fees and overdraft fees.

Non-interest expenses consist of salaries and benefits, occupancy expense and other overhead expenses incurred by the Company in the transaction of its business. In 2023 as compared to 2022, non-interest expense increased by $2,008, or 5.88%, to $36,177. Included in this increase was an increase in salaries and benefits in the amount of $934, or 5.29% and other expense in the amount of $650 or 7.14%. This increase is primarily driven by the additional overhead acquired during the year.

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

In 2023, the Company’s efficiency ratio was 93.95%, compared to 78.24% in 2022 and 78.29% in 2021. The efficiency ratio is calculated to measure the cost of generating one dollar of revenue. The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income, on a fully tax equivalent basis, and non-interest income.

INCOME TAXES

The Company records a provision for income taxes currently payable, along with a provision for deferred taxes to be realized in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The deferred tax amount of $28,008 is considered realizable and no valuation allowance is considered necessary.

The Company’s effective tax rate was (4.16%), 16.36% and 16.03% in 2023, 2022 and 2021, respectively. The major difference between the effective tax rate applied to the Company’s financial statement income and the federal statutory rate of 21% in 2023, 2022 and 2021, respectively, is interest on tax-exempt securities and loans. Further tax information is disclosed in Note 13, “Income Taxes” to the Company’s Consolidated Financial Statements included in this Annual Report.

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

The Company’s predominant sources of funding include: core deposits (consisting of both commercial and individual deposits); proceeds from maturities of securities; repayments of loan principal and interest; commercial repurchase agreements; Federal Funds Purchased; and short-term and long-term borrowings from the FHLB. In both 2023 and 2022, the Company experienced an increase in deposits and repurchase agreements in excess of the increase in loans outstanding. The increase in investment securities is mainly the result of the need to invest excess funds outside of new loans. The Company relies upon non-core sources of funding, such as commercial repurchase agreements, Federal Funds Purchased and short and long-term borrowings from the FHLB, when deposit growth is not adequate to meet its short-term needs. While the strategy of using these wholesale funding sources is adequate to cover liquidity deficiencies in the short term, the Company’s goal is to increase core deposits as a source of long-term funding. Management does not intend to rely on borrowings from the FHLB as the first choice as a source of funds but prefers to increase core deposits through increased competition for available deposits. Management believes that core deposits will increase by offering competitive rates and superior service to the Bank’s customers.

When the Company has more funds than it needs for its short-term liquidity needs, the Company increases its investment portfolio, increases the balances in interest bearing due from bank accounts or sells federal funds. It is management’s policy to maintain an adequate portion of its portfolio of assets and liabilities on a short-term basis to ensure rate flexibility and to meet loan funding and liquidity needs. When deposits decline or do not grow sufficiently to fund loan demand, management will seek funding either through federal funds purchased or advances from the FHLB.

The Company had $-0- of FHLB advances outstanding at year end of 2023 and 2022. The Company will continue to use advances if they are needed to maintain the Company’s liquidity position.

The deposit base is diversified between individual and commercial accounts, which the Company believes helps it avoid dependence on large concentrations of funds. The primary sources of liquidity on the asset side of the balance sheet are interest bearing deposits with other banks and securities classified as AFS. $177,787 of the total investment securities of $565,594 is classified in the AFS category at December 31, 2023, and any securities not pledged are available to be sold, should liquidity needs arise. Management, through its Asset Liability Committee (“ALCO”), and the Board review the Company’s liquidity position monthly. At December 31, 2023, both the ALCO and the Board of Directors determined that the Company’s liquidity position was adequate.

Table 12 - Funding Uses and Sources details the main components of cash flows for 2023 and 2022.

TABLE 12 – FUNDING USES AND SOURCES

(in thousands)

		2023			2022

	Average	Increase/(decrease)		Average	Increase/(decrease)
	Balance	Amount	Percent	Balance	Amount	Percent
FUNDING USES

Loans, net of unearned income	$587,785	$1,350	0.23%	$586,435	$(42,183)	-7.19%
Taxable securities	432,029	(33,357)	-7.17%	465,386	(31,560)	-6.78%
Tax-exempt securities	199,661	(11,234)	-5.33%	210,895	61,918	29.36%
Federal funds sold and other	55,366	31,792	134.86%	23,574	(20,877)	-88.56%

TOTAL USES	$1,274,841	$(11,449)	-0.89%	$1,286,290	(32,702)	-2.54%

FUNDING SOURCES

Noninterest-bearing deposits	$281,820	$(23,427)	-7.67%	$305,247	15,364	5.03%
Interest-bearing demand and savings deposits	640,786	20,411	3.29%	620,375	14,418	2.32%
Time deposits	212,655	10,340	5.11%	202,315	(43,571)	-21.54%
Short-term borrowings	147,495	25,712	21.11%	121,783	111,466	91.53%
Long-term borrowings	18,000	-	0.00%	18,000	18,000	100.00%

TOTAL SOURCES	$1,300,756	$33,036	2.61%	$1,267,720	$115,677	9.12%

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

CAPITAL RESOURCES

As a small bank holding company, the Company is not subject to reporting regulatory capital. However, the Bank is subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

The Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (“FDICIA”), required federal regulatory agencies to define capital tiers. These tiers are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, a “well-capitalized” institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, a total capital ratio of at least 10.00%, a leverage ratio of at least 5.00% and not be under a capital directive order. These ratios generally measure the percentage of a bank’s capital to all or certain categories of assets. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Bank’s financial statements and ultimately the Company. If a bank is only adequately capitalized, regulatory approval is required before the bank may accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion are limited, and the institution is required to submit a capital restoration plan.

During 2023 as compared to 2022, total risk-based capital decreased due to decreased earnings.

Management believes the Company and the Bank meet all the capital requirements to be well-capitalized under the guidelines established by FDICIA as of December 31, 2023, as noted below in Table 13 - Capital Ratios. To be classified as well-capitalized, the

Bank must maintain the ratios described above.

TABLE 13 – CAPITAL RATIOS

(in thousands, except percentage amounts)

	At December 31,
The Bank	2023	2022	2021
Tier 1 capital
Shareholders' equity	$60,061	$56,374	$123,140
Less: Intangibles	(13,256)	(13,340)	(13,420)
Less: DTA related to NOLs	-	-	(94)
Add/less: Unrealized loss/(gain) on securities	77,027	83,071	11,795

TOTAL TIER 1 CAPITAL	$123,832	$126,105	$121,421

Total capital
Tier 1 capital	$123,832	$126,105	$121,421
Allowable allowance for credit losses	6,695	5,264	4,513

TOTAL CAPITAL	$130,527	$131,369	$125,934

RISK WEIGHTED ASSETS	$898,698	$824,382	$791,170

AVERAGE ASSETS (FOURTH QUARTER)	$1,433,061	$1,367,042	$1,335,515

TIER 1 LEVERAGE RATIO	8.64%	9.22%	9.09%

COMMON EQUITY TIER 1 CAPITAL RATIO	13.78%	15.30%	15.35%

TIER 1 RISK-BASED CAPITAL RATIO	13.78%	15.30%	15.35%

TOTAL RISK-BASED CAPITAL RATIO	14.52%	15.94%	15.92%

	At December 31,
Citizens Holding Company	2023	2022	2021
Tier 1 capital
Shareholders' equity	$42,773	$39,025	$105,900
Less: Intangibles	(13,256)	(13,340)	(13,420)
Less: DTA related to NOLs	-	-	(94)
Add/less: Unrealized loss/(gain) on securities	77,027	83,071	11,795

TOTAL TIER 1 CAPITAL	$106,544	$108,756	$104,181

Total capital
Tier 1 capital	$106,544	$108,756	$104,181
Allowable allowance for credit losses	6,695	5,264	4,513

TOTAL CAPITAL	$113,239	$114,020	$108,694

RISK WEIGHTED ASSETS	$891,916	$824,382	$791,529

AVERAGE ASSETS (FOURTH QUARTER)	$1,433,608	$1,367,042	$1,335,780

TIER 1 LEVERAGE RATIO	7.43%	7.96%	7.80%

COMMON EQUITY TIER 1 CAPITAL RATIO	11.95%	13.19%	13.16%

TIER 1 RISK-BASED CAPITAL RATIO	11.95%	13.19%	13.16%

TOTAL RISK-BASED CAPITAL RATIO	12.70%	13.83%	13.73%

Management’s strategy with respect to capital levels is to maintain a sufficient amount of capital to allow the Company to respond to growth and acquisition opportunities in the Bank’s service area. Over the past three years, the Company has been able to increase the amount of its capital, through retention of earnings, while still maintaining a reasonable dividend payout ratio, which is 218.02%, 56% and 71% in years ending 2023, 2022, 2021, respectively. The Company does have the secured line of credit commitment due in 2024 that will require the Company to make strategic decisions in regards to refinancing the line of credit or raising additional capital to pay off the debt. The Company is currently weighing a variety of options in regards to the upcoming commitment.

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

In addition to the quarterly interest rate risk report, the Company employs a number of tools to measure interest rate risk. One tool is static gap analysis, which matches assets with specified maturities to liabilities with corresponding maturities. Although management believes that this does not provide a complete picture of the Company’s exposure to interest rate risk, it does highlight significant short-term repricing volume mismatches. The following table presents the Company’s rate sensitivity static gap analysis at December 31, 2023 ($ in thousands):

	Interest Sensitive Within
	90 days	One year

Total rate sensitive assets	$210,852	$177,187
Total rate sensitive liabilities	473,917	145,011

Net gap	$(263,065)	$32,176

The analysis shows a negative gap position over the next three-month period, which would typically indicate that the Company would benefit somewhat from a decrease in market interest rates in the very short term. Management believes the Company is well positioned from an interest rate risk perspective for downward rate movements, but will continue to focus on the risk of higher rates for longer.

Management believes that static gap analysis does not fully capture the impact of interest rate movements on interest sensitive assets and liabilities. Thus, the Company also measures interest rate risk by analyzing interest rate sensitivity and the rate sensitivity gap. Table 14 - Interest Rate Sensitivity provides additional information about the financial instruments that are sensitive to changes in interest rates. This tabular disclosure is limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates or changes in management’s expectations or intentions relating to the Company’s financial statements. The information in the interest rate sensitivity table below reflects contractual interest rate pricing dates and contractual maturity dates. For indeterminate maturity deposit products (money market, NOW and savings accounts), the tables present the majority of principal cash flows in the shortest term. Although these deposits may not reprice within this time frame, the depositors of such funds have the ability to reprice. Weighted average floating rates are based on the rate for that product as of December 31, 2023 and December 31, 2022.

TABLE 14 - INTEREST RATE SENSITIVITY

AS OF DECEMBER 31, 2023

(in thousands)

							Carrying	Fair
	2024	2025	2026	2027	2028	Thereafter	Value	Value
Loans
Fixed Rate	$120,456	$92,873	$73,558	$85,585	$85,290	$32,004	$489,766	$454,011
Average Int Rate	7.08%	8.07%	7.61%	5.36%	7.63%	6.61%	7.11%
Floating Rate	$33,538	$7,807	$6,733	$28,156	$24,845	$51,183	$152,262	$152,262
Average Int Rate	5.44%	5.33%	6.15%	7.85%	8.18%	8.54%	7.40%
Investment securities
Fixed Rate	$6,767	$1,468	$821	$135	$374	$556,029	$565,594	$533,213
Average Int Rate	4.11%	3.84%	3.15%	2.63%	4.63%	2.96%	2.98%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$79,923						$79,923	$79,923
Average Int Rate	5.38%						5.38%

Interest-bearing deposits
Fixed Rate	$747,533	$16,844	$2,697	$2,901	$4,247		$774,222	$774,222
Average Int Rate	0.29%	0.81%	0.80%	0.86%	1.58%		0.31%
Floating Rate	$131,327						$131,327	$131,327
Average Int Rate	4.73%						4.73%
Other int-bearing
liabilities
Fixed Rate			$14,533	$10,411			$24,944	$28,230
Average Int Rate			4.80%	4.68%			4.75%
Floating Rate	$158,086						$158,086	$158,086
Average Int Rate	3.76%						3.76%

AS OF DECEMBER 31, 2022

(in thousands)

							Carrying	Fair
	2023	2024	2025	2026	2027	Thereafter	Value	Value
Loans
Fixed Rate	$102,366	$64,629	$94,071	$78,136	$86,960	$55,169	$481,330	$436,912
Average Int Rate	4.82%	5.15%	4.49%	4.34%	4.40%	4.29%	0.00%
Floating Rate	$6,308	$28,622	$1,430	$7,637	$6,905	$53,358	$104,261	$104,261
Average Int Rate	6.82%	6.84%	6.42%	7.23%	5.95%	5.32%	0.00%
Investment securities
Fixed Rate	$657	$6,893	2,180	$832	$140	$638,284	$648,987	$576,614
Average Int Rate	1.82%	4.12%	0.04	3.61%	2.75%	3.36%	0.00%
Floating Rate
Average Int Rate
Other earning assets
Fixed Rate
Average Int Rate
Floating Rate	$1,646						$1,646	$1,646
Average Int Rate	1.57%						1.57%

Interest-bearing deposits
Fixed Rate	$756,606	$52,258	$12,101	$3,340	$2,985		$827,290	$827,269
Average Int Rate	0.29%	1.96%	0.43%	0.49%	0.63%		0.00%
Floating Rate
Average Int Rate
Other int-bearing
liabilities
Fixed Rate
Average Int Rate
Floating Rate	$145,574						$145,574	$145,574
Average Int Rate	1.61%						1.61%

Rate sensitivity gap analysis is another tool management uses to measure interest rate risk. The rate sensitivity gap is the difference between the repricing of interest-earning assets and the repricing of interest-bearing liabilities within certain defined time frames. The Company’s interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Table 15 - Rate Sensitivity Gap reflects interest-earning assets and interest-bearing liabilities by maturity distribution as of December 31, 2023. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

TABLE 15 ‑ RATE SENSITIVITY GAP AT DECEMBER 31, 2023

(in thousands, except percentage amounts)

	1 - 90	91 - 365	1 - 5	Over
	Days	Days	Years	5 years	Total

INTEREST EARNING ASSETS

Loans	$118,666	$141,058	$369,860	$11,731	$641,315
Investment securities	12,263	36,129	136,693	484,386	669,471
Interest bearing deposits with other banks	79,923	-	-	-	79,923

TOTAL INTEREST BEARING ASSETS	$210,852	$177,187	$506,553	$496,117	$1,390,709

INTEREST BEARING LIABILITIES

Interest bearing demand deposits	$189,908	$-	$129,325	$161,657	$480,890
Savings and Money Market deposits	57,930	-	91,967	27,695	177,592
Time deposits	49,993	145,011	51,837	102	246,943
Short term borrowings	158,086	-	-	-	158,086
Long term borrowings	18,000	-	-	-	18,000

TOTAL INTEREST BEARING LIABILITIES	$473,917	$145,011	$273,129	$189,454	$1,081,511

Rate sensitive gap	$(263,065)	$32,176	$233,424	$306,663	$309,198
Rate sensitive cumulative gap	(263,065)	(230,889)	2,535	309,198	-
Cumulative gap as a percentage of total earning assets	-18.92%	-16.60%	0.18%	22.23%

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

The interest rate sensitivity and rate sensitivity gap tables, taken together, indicate that the Company to be in a liability sensitive position when evaluating the maturities of interest-bearing items. Thus, an increase in the interest rate environment would have a negative impact to earnings, while a decrease in interest rates would have the opposite effect on the Company’s earnings. At the current stage of the economy with interest rates having increased quicker than any time in the past few decades and inflation pressure starting to subside, the Company foresees interest rates will remain fairly flat in the coming year. During 2023, the Company raised interest bearing asset rates but was unable to hold interest bearing liabilities low. However, the Company expects to see margin expansion as deposit costs will likely lower in 2024.

The COVID-19 pandemic during 2020 and 2021 required some quick actions by the FRB to attempt to limit the recessionary impact of the pandemic. As a result of the actions taken during those years, the FRB had to reverse course in 2022 and 2023 in a significant way to reduce the money supply in the economy and take a more restrictive stance. Market interest rates have increased 100 bps during 2023, which is the fastest rate increases on a percentage basis in decades. At the beginning of 2023, the ten-year Treasury yield was 3.88%. As of December 31, 2023, the ten-year Treasury yield was 3.86%. The movement in the short-term interest rates impact the Company’s decisions in regards to pricing the Company’s products and services. The short-term interest rates have had an impact on the Company’s earnings as we were able to reprice a majority of our interest-bearing assets while holding deposit costs down for most of 2022. The Company is focused on positioning the balance sheet to become more rate neutral to interest rates due to the expectation of relatively flat interest rates in the coming year as the data is showing the FRB’s aggressive actions have helped reduce inflation.

Market Price and Dividend Information

MARKET PRICE INFORMATION

The Company’s common stock trades on the OTCQX Best Market (“OTCQX”) under the symbol “CIZN”. On February 28, 2024, the common stock’s closing price on OTCQX was $7.78.

On February 28, 2024, shares of the Company’s common stock were held of record by approximately 456 shareholders.

DIVIDENDS

Dividends totaled $0.72 and $0.96 per share for 2023 and 2022.

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

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total stockholder return on our common stock with the cumulative total returns of the NASDAQ Composite Index and the S&P 500 Regional Banks index. The S&P 500 Regional Banks index replaces the Morningstar Regional Banks Index in this analysis and going forward, as Morningstar has changed its methodology for its index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes during the last five fiscal years ended December 31, 2023. Data for the NASDAQ Composite Index and S&P 500 Regional Banks index assume reinvestment of dividends. Stockholder returns over the indicated period are based on historical data and should not be considered indicative of future stockholder returns.

Performance Graph

December 31, 2018 - December 31, 2023

	2018	2019	2020	2021	2022	2023

Citizens Holding Company	100.00	109.16	109.16	102.82	79.62	48.03
NASDAQ Market Index	100.00	136.69	198.10	242.03	163.28	236.17
S&P 500 Regional Banks	100.00	135.42	129.28	181.68	135.32	106.07

There can be no assurance that the Company’s common stock performance will continue in the future with the same or similar trends depicted in the performance graph above. The Company does not and will not make or endorse any predictions as to future stock performance.

THE CITIZENS BANK OFFICERS

Stacy M. Brantley	Pam Lewis
President and CEO	Assistant Vice President, Collections Manager

Phillip R. Branch	Sandra Curties
Senior Vice President, CFO	Assistant Vice President, Teller Administrator

Mark Taylor	Temika Triplett
Senior Vice President, COO, Trust Officer	Assistant Vice President, Electronic Services Officer

Liz Owen	Greg Jackson
Senior Vice President, Director of	Accounting Officer
Human Resources, Chief Risk Officer
Reaghan Jenkins
Ledale Reynolds	Accounting Officer
Senior Vice President and CIO
Deborah Ladd
Joshua Sullivan	Item Processing Officer
Senior Vice President, Senior Credit Officer
Pam Garrett
Jackie Hester	Assistant Vice President, IT Project Manager
Vice President, Marketing Officer
Stacy Chisolm
Jean Fulton	IT Service Desk Manager
Vice President, Internal Auditor
Debra Yates
Mark Majure	Executive Assistant to the President/CEO
Vice President, Loan Review Officer
Shirley McDaniel
Bob Posey	Loan Processing Officer
Vice President, Loan Officer
Westside Branch
Stacy Arnold
Vice President, Compliance Officer	Brice Richardson
Vice President, Branch Manager
Ashley Peebles
Vice President, Director of Deposit Services	Eastside Branch

Jamie Shotts	Brad Copeland
Vice President, Appraisal Review Officer	Vice President, Branch Manager

Sommer Vick	Carthage Branch
Vice President, Controller
Billy Cook
Mitch Peden	Vice President, Loan Officer
Vice President, Information Services Manager
Tonya J. Dorman
Scott Lewis	Deposit Operations Officer
Vice President, Information Secuirty Officer
Sebastopol Branch
Sam Mars
Vice President, Regional Commercial Banker	Connie Comans
President, Loan Officer
Shon Kirkland
Assistant Vice President, Security Officer, Facilities Manager	Dekalb & Scooba Branch

Charles Wilkerson	Reginald Moore
Assistant Vice President, Loan Operations Officer	Assistant Vice President, Branch Manager

Grant Comans	Jan White
Assistant Vice President, Branch Manager	Assistant Vice President, Branch Operations Officer

Decatur Branch	Tammy McAlpin
Commercial Loan, Portfolio Manager
Susan Brown
Assistant Vice President, Deposit Operations Officer	Biloxi Cedar Lake Branch

Kosciusko Branch	Travis Moore
Vice President, Regional Commercial Lender
Teresa Patterson
Vice President, Branch Manager	Katie Hancock
Vice President, Branch Manager
Meridian Eastgate Branch
Tabbetha Calvert
James V. Hines	Vice President, BSA Officer
Vice President, Loan Officer
Oxford Branch
Tammara Hopson
Deposit Operations Officer	Corey Addy
Oxford City President
Forest Branch
Marion Boyd
Lawanda McCaughn	Senior Vice President, Chief Business Development Officer
Deposit Operations Officer
Charles Larry Veasey
Louisville, Industrial & Noxapater Branch	Vice President, Regional Commercial Lender

Bruce Lee	Angela Ducote
Market President, Loan Officer	Assistant Vice President, Consumer Banker

Lynn Graham	Rose Alderson
Assistant Vice President, Branch Operations Officer	Branch Operations and Retail Banking Officer

Collinsville Branch	Pascagoula Branch

Mike Shelby	Greg Cronin
Vice President, Branch Manager	Regional President, Coastal-South Mississippi

Starkville Branch	Ford Kinsey
Senior Vice President, Chief Credit Officer
Lee Burrell
Vice President, Regional Commercial Lender	Amber Thomas
Vice President, Commercial Banker
Rhonda Edmonson
Assistant Vice President, Branch Manager	Theresa Jenkins
Assistant Vice President, Branch Manager
Flowood Branch
Ocean Springs Branch
George Gammon III
Regional President, North-West Mississippi	Reagan Bridley
Vice President, Commercial Banker
Warner Cannada
Vice President, Regional Commercial Banker	Sharon Wetzel
Vice President, Information Technology Officer
Monica L. Hammack
Assistant Vice President, Branch Manager	Melissa Cooper
Assistant Vice President
Hattiesburg Branch
Mortgage Loan Division
Chad Hill
Vice President, Branch Manager	Tom Graham
Vice President, Mortage Loan Officer, Gulfport
Ridgeland branch
Charlene DeWeese
Daniel Webb	Assistant Vice President, Mortgage Loan Officer, Philadelphia Annex
Assistant Vice President, Loan Officer
Tammy Warren
Assistant Vice President, Mortgage Loan Officer, Biloxi Cedar Lake Branch

BOARD OF DIRECTORS

Stacy M. Brantley	Craig Dungan, MD
President & Chief Executive Officer	Physician
Citizens Holding Company and The Citizens Bank	Meridian Gastroenterology PLLC

Donald L. Kilgore	Greg L. McKee
General Counsel	Retired President & Chief Executive Officer
to Tribal Chief Cyrus Ben	Citizens Holding Company and The Citizens Bank

David A. King	David P. Webb
Proprietor	Attorney
Philadelphia Motor Company	Baker, Donelson, Bearman, Caldwell &
Berkowitz, PC
Herbert A. King
Civil Engineer	Jane Crosswhite
King Engineering Associates, Inc.	Executive Vice President
Williams Brothers Inc.
Adam Mars
Business Manager	Terrell E. Winstead
Mars, Mars & Mars	Executive Vice President
Molpus Woodlands Group
Gregory E. Cronin
Gulf Coast President	Jason Voyles
Citizens Holding Company and The Citizens Bank	President & Chief Executive Officer
Spectrum Capital, LLC

CITIZENS HOLDING COMPANY OFFICERS

Herbert A. King

Chairman

Stacy M. Brantley

President and Chief Executive Officer

Mark Taylor

Secretary

Phillip R. Branch

Treasurer and Chief Financial Officer

BANKING LOCATIONS

Philadelphia Main Office	Collinsville Branch	Decatur Branch
521 Main Street	9065 Collinsville Road	15330 Hwy 15 South
Philadelphia, MS 39350	Collinsville, MS 39325	Decatur, MS 39327
601.656.4692	601.626.7608	601.635.2321

Westside Branch	Flowood Branch	Forest Branch
912 West Beacon Street	2845 Lakeland Drive	247 Woodland Drive North
Philadelphia, MS 39350	Flowood, MS 39232	Forest, MS 39074
601.656.4692	601.992.7688	601.469.3424

Ridgeland Branch	Sebastopol Branch	Louisville-Main Branch
320 Highway 51 North	24 Pine Street	906 South Columbus Avenue
Ridgeland, MS 39157	Sebastopol, MS 39359	Louisville, MS 39339
601.519.4020	601.625.7447	662.773.6261

Eastside Branch	DeKalb Branch	Noxapater Branch
599 East Main Street	176 Main Avenue	45 East Main Street
Philadelphia, MS 39350	DeKalb, MS 39328	Noxapater, MS 39346
601.656.4692	601.743.2115	662.724.4261

Union Branch	Kosciusko Branch	Louisville-Industrial Branch
502 Bank Street	775 North Jackson Street	1760 South Church Avenue
Union, MS 39365	Kosciusko, MS 39090	Louisville, MS 39339
601.656.4879	662.289.4356	662.773.6261

Starkville Branch	Scooba Branch	Biloxi Lemoyne Boulevard
201 Highway 12 West	27597 Highway 16 East	15309 Lemoyne Boulevard
Starkville, MS 39759	Scooba, MS 39358	Biloxi, MS 39532
662.323.1420	662.476.8431	228.207.2343

Carthage Main Office	Meridian Eastgate	Ocean Springs Branch
301 West Main Street	1825 Hwy 39 North	2702 Bienville Blvd
Carthage, MS 39051	Meridian, MS 39301	Ocean Springs, MS 39564
601.257.4525	601.693.8367	228.875.3933

Biloxi Cedar Lakes	Hattiesburg Branch	Pascagoula Branch
1830 Popps Ferry Road	6222 Highway 98	1519 Jackson Ave
Biloxi, MS 39532	Hattiesburg, MS 39402	Pascagoula, MS 39567
228.594.6913	601.264.4425

Oxford Branch	Gulfport Branch
902 Sisk Avenue, Ste E	12008 Hwy 49
Oxford, MS 38655	Gulfport, MS 39503

BANKING LOCATIONS - Continued

Phone Teller

1.800.397.0344

Internet and Mobile Banking

http.//www.thecitizensbankphila.com

FINANCIAL INFORMATION

CORPORATE HEADQUARTERS

521 Main Street

P.O. Box 209

Philadelphia, MS 39350

601.656.4692

ANNUAL SHAREHOLDER MEETING

The Annual Shareholder meeting of the Citizens Holding Company, Inc. will be held Tuesday, April 23, 2024, at 4:30 P.M. in the lobby of the main office of The Citizens Bank, 521 Main Street, Philadelphia, Mississippi.

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

P.O. Box 209

Philadelphia, Mississippi 39350

Additional information can be obtained from the Company’s website at https://www.thecitizensbankphila.com/investor-relations/.